                                                                    EXHIBIT 99.3
                            ASSET PURCHASE AGREEMENT
                                  BY AND AMONG
                          CENTRAL MAINE POWER COMPANY
                         THE UNION WATER-POWER COMPANY
                       CUMBERLAND SECURITIES CORPORATION
                         CENTRAL SECURITIES CORPORATION

                                      AND

                         NATIONAL ENERGY HOLDINGS, INC.


                                JANUARY 6, 1998

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----


                                   ARTICLE I

                                 IDEFINITIONS





     1.1.    Definitions......................................................1


                                  ARTICLE II

                               PURCHASE AND SALE
     2.1.    The Sale........................................................16
     2.2.    Excluded Assets.................................................16
     2.3.    Assumed Liabilities.............................................17
     2.4.    Excluded Liabilities............................................21


                                  ARTICLE III

                                PURCHASE PRICE


     3.1.    Purchase Price..................................................23
     3.2.    Purchase Price Adjustment.......................................25
     3.3.    Allocation of Purchase Price....................................26
     3.4.    Proration.......................................................27


                                  ARTICLE IV

                                  THE CLOSING

     4.1.    Time and Place of Closing.......................................28
     4.2.    Payment of Purchase Price.......................................28
     4.3.    Deliveries By Sellers...........................................28
     4.4.    Deliveries by the Buyer.........................................29


                                  ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     5.1.    Organization; Authority.........................................30
     5.2.    Authority Relative to This Agreement............................30
     5.3.    Consents and Approvals; No Violation............................30
     5.4.    Financial Statements............................................31
     5.5.    Absence of Certain Changes or Events............................32
     5.6.    Title and Related Matters.......................................32
     5.7.    Leases..........................................................33
     5.8.    Environmental Matters...........................................33



     5.9    Labor Matters....................................................34
     5.10.  ERISA; Benefit Plans.............................................34
     5.11.  Real Estate......................................................35
     5.12.  Condemnation.....................................................35
     5.13.  Certain Contracts and Arrangements...............................35
     5.14.  Legal Proceedings, etc...........................................36
     5.15.  Permits..........................................................37
     5.16.  Regulation as a Utility..........................................37
     5.17.  Taxes............................................................37
     5.18.  Continuing Site Agreement Standards..............................40
     5.19.  Representations Regarding CertainPurchased Assets................40

                                  ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

     6.1.   Organization.....................................................46
     6.2.   Authority Relative to This Agreement.............................46
     6.3.   Consents and Approvals; No Violation.............................47
     6.4.   Regulation as a Utility..........................................48
     6.5.   Availability of Funds............................................48

                                  ARTICLE VII

                           COVENANTS OF THE PARTIES

      7.1.  Conduct of Business of the Sellers...............................48
      7.2.  Access to Information............................................50
      7.3.  Expenses.........................................................52
      7.4.  Further Assurances...............................................52
      7.5.  Public Statements................................................56
      7.6.  Consents and Approvals...........................................56
      7.7.  Fees and Commissions.............................................57
      7.8.  Tax Matters......................................................58
      7.9.  Supplements to Schedules.........................................66
     7.10.  Employees........................................................66
     7.11.  Risk of Loss.....................................................70
     7.12.  Observation, Inspection and Participation........................71
     7.13.  Cape Station.....................................................72
     7.14.  Competitive Market...............................................74
     7.15.  Additional Acquisitions..........................................74
     7.16.  Lockwood Hydroelectric Generating Station;
              Right to Purchase Wood Chipper.................................75
     7.17.  Confidential Information.........................................75

                                 ARTICLE VIII

                              CLOSING CONDITIONS

     8.1.    Conditions to Each Party's Obligations to
               Effect the Transactions.......................................77
     8.2.    Conditions to Obligations of the Buyer..........................78
     8.3.    Conditions to Obligations of the Sellers........................81
     8.4.    Exclusion of Purchased Assets and Assumed
               Liabilities; Adjustment to Purchase Price.....................83

                                  ARTICLE IX

                                INDEMNIFICATION

     9.1.    Indemnification.................................................86
     9.2.    Defense of Claims...............................................88



                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

     10.1.  Termination......................................................91
     10.2.  Procedure and Effect of Termination..............................92


                                  ARTICLE XI

                           MISCELLANEOUS PROVISIONS

     11.1.  Amendment and Modification.......................................93
     11.2.  Waiver of Compliance; Consents...................................93
     11.3.  No Survival......................................................93
     11.4.  Notices..........................................................94
     11.5.  Assignment.......................................................94
     11.6.  Governing Law....................................................95
     11.7.  Counterparts.....................................................95
     11.8.  Interpretation...................................................95
     11.9.  Schedules and Exhibits...........................................95
     11.10.  Entire Agreement................................................96
     11.11.  No Punitive or Consequential Damages............................96
     11.12.  Expedited Determination of Price Adjustments
               for Certain Assets............................................96

  EXHIBITS

  A   Bill of Sale (1.1(a)(5))

  B   Continuing Site/Interconnection Agreement (1.1(a)(16))

  C   FIRPTA Affidavit (1.1(a)(26)(A))

  D   Instrument of Assumption (1.1(a)(37))

  E   Transitional Hydro Power Sales Agreement (1.1(a)(66))

  F   Transitional System Sale of Energy, Capacity and Related Services
       Agreement (1.1(a)(66))

  G   Parent Guaranty (8.3(g))

                            ASSET PURCHASE AGREEMENT

      ASSET PURCHASE AGREEMENT, dated as of January 6, 1998, by and among CENTRAL MAINE POWER COMPANY, a Maine corporation ("CMP"), THE UNION WATER-POWER COMPANY, a Maine corporation ("UWPC"), CUMBERLAND SECURITIES CORPORATION, a Maine corporation ("Cumberland"), CENTRAL SECURITIES CORPORATION, a Maine corporation ("Central") (CMP, UWPC, Cumberland and Central being referred to collectively herein as the "Sellers") and NATIONAL ENERGY HOLDINGS, INC., a Delaware corporation (the "Buyer").

      WHEREAS, the Sellers own certain assets which collectively comprise an integrated generation system consisting of the Fossil Assets, the Hydroelectric Assets and the Biomass Assets (each as defined herein and collectively the "Purchased Assets");

      WHEREAS, the Sellers conducted an auction of such generation system, and the Buyer submitted a bid for the Fossil Assets, the Hydroelectric Assets and the Biomass Assets and was selected as the winning bidder for such generation system;

      WHEREAS, the Buyer believes that there are economic advantages to the Buyer in owning and operating such generation system as an entirety;

      WHEREAS, the Buyer and the Sellers desire to provide herein for the purchase and sale of such generation system;

      WHEREAS, a material inducement for the Buyer and the Sellers of the purchase and sale provided for herein is the simultaneous execution of the Transitional Power Sales Agreements (as defined herein) and the Continuing Site Agreement (as defined herein);

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                  DEFINITIONS
                                  -----------

       1.1.    Definitions.  (a)  As used in this Agreement, the following terms
               -----------
  have the meanings specified in this Section 1.1(a).

          (1)  Intentionally omitted.

          (2) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          (3) "Allowance" means an authorization by the Administrator of the United States Environmental Protection Agency under the Acid Rain Program to emit sulfur dioxide during or after a specified time period.

          (4)  "Bid Date" means December 10, 1997.

          (5) "Bill of Sale" means the Bill of Sale to be delivered by a Seller at the Closing with respect to the Purchased Assets of such Seller which constitute personal property and which are to be transferred to the Buyer at the Closing, substantially in the form of Exhibit A hereto.

          (5A) "Black & Veatch Reports" means:

                    (i) Black & Veatch, Independent Technical and Environmental
            Assessment of Hydroelectric Generation Assets for Central Maine Power Company, July 18, 1997.

                    (ii) Black & Veatch, Independent Engineering and
            Environmental Assessment of Biomass Generation Assets for Central Maine Power Company, July 31, 1997.

                    (iii) Black & Veatch, Independent Engineering and Environmental Assessment of Fossil Generation Assets for Central Maine Power Company, July 31, 1997.

          (6) "Biomass Assets" means all of the outstanding common stock, par value $1.00 per share, of Aroostook Valley Electric Company ("AVEC"), a Maine corporation, which is the owner of the wood-fired generating facility located in Fort Fairfield, Maine.

          (7) "Business Day" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in Maine, Florida or New York are authorized by law or other governmental action to close.

          (8) "Buyer Representatives" means the Buyer's accountants, counsel, environmental consultants, financial advisors and other authorized representatives.

          (8A) "Cape Equipment" means the following items of equipment located at Cape Station: Outdoor Metal Clad Switchgear Assembly; CT Control Section; Auxiliary Equipment Section (Oil Pumps and Starting Motors); Combustion Turbine

  Section; Generator Section with Breakers; Intake and Exhaust Pumps and the Fuel Transfer Pumps.

          (9) "Cape Station" means the electric generation facilities known as the Cape Station located in South Portland, Maine.

          (10) "Capital Expenditures" means those capital expenditures which are identified as capital expenditures on Schedule 7.1.

          (11) "CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended.

          (12)  "Closing" means the closing of the sale of the Purchased Assets.

          (13) "Closing Date" means the date and time at which the Closing actually occurs.

          (14)  "Code" means the Internal Revenue Code of 1986, as amended.

          (15)  Intentionally omitted.

          (16)  "Continuing Site Agreement" means the Continuing
  Site/Interconnection Agreement, dated of even date herewith, between the Buyer and CMP in the form of Exhibit B hereto.

          (17) "Easements" means the reservations of easements to be included in the deeds of conveyance with respect to the Purchased Assets, substantially as set forth in Schedule 5.11 hereto.

          (18) "Emission Reduction Credits" means credits, in units that are established by the environmental regulatory agency with jurisdiction over the facility that has obtained the credits, resulting from a reduction in the emissions of air pollutants from an emitting source or facility (including, without limitation, and to the extent allowable under applicable law, reductions from shut-downs, control of emissions beyond that required by applicable law and fuel switching), that have been or may be certified by the Maine Department of Environmental Protection as complying with the law and regulations of the State of Maine governing the establishment of such credits. Emission Reduction Credits include certified air emissions reductions, as described above, regardless of whether the regulatory agency certifying such reductions designates such certified air emissions reductions by a name other than "emissions reduction credits".

          (19) "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

          (20) "Environmental Laws" means all Federal, state and local laws (including common laws), regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to protection, preservation or restoration of human health, the environment or natural resources, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances.

          (21) "Environmental Matters" means any accusation, allegation, notice of violation, claim, demand, liability, obligation, penalty, sanction, fee, fine, cost, damage, expense of counsel or expert or consultant fees, abatement or order or direction (conditional or otherwise) by any governmental authority or any person for personal injury (including death), tangible or intangible property damage, damage to the environment or natural resources, pollution, contamination or other adverse effects on the environment arising under Environmental Laws.

          (22) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (23) "Estimated Adjustment Amount" means the Sellers' good faith reasonable estimate of an Adjustment Amount for the Closing, calculated in accordance with Section 3.2(b) hereof.

          (24) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (25)  "Federal Power Act" means the Federal Power Act of 1935.

          (26)  "FERC" means the Federal Energy Regulatory Commission.

          (26A) "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax Act Certification and Affidavit substantially in the form of Exhibit C hereto.

          (27) "Fossil Assets" means, subject to the Easements and Section 2.2, all of the Sellers' right, title and interest in, to and under: (a) the real property shown in blue or by vertical lines on the Project Maps (but excluding any real estate and buildings associated with Cape Station) and the personal property, tangible or intangible, constituting Units 1-3 of Wyman Station and Mason Station, and, subject to Section 7.13(a) hereof, the Cape Equipment, as well as (b) CMP's entire joint ownership interest (and associated rights) in Unit 4 of Wyman Station, in each case used principally for generation purposes in connection with, or, as determined pursuant to the Separation Document, necessary for the ownership, operation or maintenance (substantially consistent with the Sellers' historical ownership, operation and use thereof) of the generating stations at, any of Units 1-3 of Wyman Station and Mason Station including, but not limited to, the following assets owned by the
  Sellers:

                    (i) the Real Estate (including all buildings, structures and other improvements thereon) shown in blue or by vertical lines on the Project Maps, listed and limited in Schedule 5.11 (but excluding any Excluded Assets), and the real estate leases listed and limited in Schedule 5.11, in each case associated with any of Units 1-3 of Wyman Station and Mason Station (but excluding any real estate associated with Cape Station) (the "Fossil Facilities Real Property");

                    (ii) all inventories of fuels, supplies, materials and
            capitalized spares (a partial listing of which, as of the date hereof, is included in Schedule 1.1(a)(27)) located on or in transit to any of the Fossil Facilities Real Property on the Closing Date;

                    (iii) the machinery, equipment, furniture and other personal property located on any of the Fossil Facilities Real Property on the Closing Date, including, without limitation, the items of personal property included in Schedule 1.1(a)(27) as being associated with any of Units 1-3 of Wyman Station and Mason Station, and, subject to Section 7.13(a) hereof, the Cape Equipment;

                    (iv) the vehicles, boats and trailers utilized by any of the
            Sellers as of the Closing Date exclusively in connection with any of Units 1-3 of Wyman Station and Mason Station (a partial listing of which, as of the date hereof, is included in Schedule 1.1(a)(27));

                    (v) the contracts, agreements and personal property leases listed on Schedule 5.13 which are
            associated with any of Units 1-3 of Wyman Station and Mason Station and which are assignable;

                    (vi) the Transferable Permits listed on Schedule 1.1(a)(65)
            and described therein as being associated with any of Units 1-3 of Wyman Station and Mason Station and their supporting documents, including, but not limited to, applications, exhibits and drawings;

                    (vii) all books, operating records, engineering or design plans, specifications, procedures and similar items of any of the Sellers relating specifically to any of Units 1-3 of Wyman Station and Mason Station, other than books of account;

                    (viii) the Allowances and/or Emission Reduction Credits associated with any of Units 1-3 of Wyman Station and Mason Station as set forth on Schedule 1.1(a)(27) and, to the extent not utilized by the Sellers prior to the Closing Date, any conservation and renewable energy credits pursuant to the Clean Air Act for the Sellers' agreements with non-utility generators, which credits are associated with Unit 3 of Wyman Station;

                    (ix) any assets purchased or to be purchased by any of the
            Sellers pursuant to Section 7.4(e) associated with any of Units 1-3 of Wyman Station and Mason Station;

                    (x) CMP's entire interest in Unit 4 of Wyman Station as set forth in the Wyman Agreements, subject to CMP's rights and obligations under the Unit Exchange Agreement between CMP and the Northeast Utilities Companies, and CMP's associated rights in and to the categories of assets described in clauses (i)-(ix) hereof relating to Unit 4 of Wyman Station; and

                    (xi) all trade secrets, patents and patentable inventions
            owned by any of the Sellers, to the extent necessary for the ownership, operation and maintenance of the assets described in clauses (i)-(x) of this Section 1.1(a)(27).

          (28) "Good Utility Practice" means any of the applicable practices, methods and acts

              (a) required of the party to whom Good Utility Practice is being applied under regulations of the National Electric Safety Code, the New England Power Pool ("NEPOOL"), the Northeast Power

            Coordinating Council (a regional reliability governing body), the North American Electric Reliability Council, the System Operator (the central dispatching agency responsible for Seller's control area operations), the Maine Satellite, or the successor of any of them, whether or not the party whose conduct is at issue is a member thereof;

              (b) required by the policies and standards of the party being expected to apply Good Utility Practice relating to emergency operations at such party's facilities; or

              (c) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period;

  which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost to the party being expected to apply Good Utility Practice, consistent with law, regulation, good business practices, generation, transmission, and distribution reliability, safety and expedition. Good Utility Practice is intended to include practices, methods, or acts generally accepted in the region, and is not intended to be limited to optimum practices, methods, or acts to the exclusion of all others. Good Utility Practice does not include intentional disregard of contractual commitments, even if those commitments are uneconomic under current market conditions.

          For purposes of this definition, "Maine Satellite" shall mean the Maine Energy Control Center, or its successor, which operates as an agent of or satellite to the System Operator, accountable for orchestrating all switching, voltage control and restoration of all System Operator critical facilities and inter-satellite tie lines, and the supervision and coordination of control of generation, transmission and distribution facilities, within its jurisdictional boundaries in Maine.

          (29) "Hazardous Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined in any applicable Environmental Law as or included in the definition of "hazardous substances," "hazardous chemicals," "hazardous wastes," "hazardous materials," "hazardous matter," "restricted hazardous materials," "extremely hazardous substances" or "toxic substances"; or (c) any other chemical, material or substance, the discharge, emission or release of which is prohibited, limited or regulated by any applicable Environmental Law.

          (30) "Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended.

          (31)  Intentionally omitted.

          (32) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            (33)  "Hydroelectric Assets" means, subject to the Easements and
  Section 2.2, all of the Sellers' right, title and interest in, to and under:
  (a) the real property shown in blue or by vertical lines on the Project Maps and the personal property, tangible or intangible, owned by the Sellers and constituting thirty hydroelectric generating stations listed on Schedule 1.1(a)(33) as part of the Hydroelectric Assets (but excluding the associated storage dams and reservoirs except as specifically included below), and (b), subject to Section 7.16(a) hereof, the Sellers' interest in the entity owning the Lockwood hydroelectric generating station, in each case used principally for generation purposes in connection with, or, as determined pursuant to the Separation Document, necessary for the ownership, operation or maintenance (substantially consistent with the Sellers' historical ownership, operation and maintenance thereof) of, such thirty generating stations and which are located within the applicable FERC project license boundary, including, but not limited to, the following assets owned by the Sellers:

                    (i) the Real Estate (including all buildings, structures and other improvements thereon) shown in blue or by vertical lines on the Project Maps, listed and limited in Schedule 5.11 (but excluding any Excluded Assets) and the real estate leases listed and limited in Schedule 5.11, in each case described therein as associated with any of the Hydroelectric Assets (the "Hydroelectric Real Property");

                    (ii) inventories of supplies, materials and capitalized
            spares (a partial listing of which, as of the date hereof, is included in Schedule 1.1(a)(33)) located on or in transit to any of the Hydroelectric Real Property on the Closing Date;

                    (iii) the machinery, equipment, furniture and other personal property located on any of the Hydroelectric Real Property on the Closing Date, including, without limitation, the items of personal property included in

            Schedule 1.1(a)(33) as being associated with the Hydroelectric
            Assets;

                    (iv) the vehicles, boats and trailers utilized by any of the
            Sellers as of the Closing Date exclusively in connection with the Hydroelectric Assets (a partial listing of which, as of the date hereof, is included in Schedule 1.1(a)(33));

                    (v) the contracts, agreements and personal property leases listed and limited on Schedule 5.13 which are associated with the Hydroelectric Assets and which are assignable;

                    (vi) the Transferable Permits listed on Schedule 1.1(a)(65)
            and described therein as being associated with the Hydroelectric Assets and their supporting documents, including without limitation applications, exhibits and drawings;

                    (vii) all books, operating records, engineering or design plans, specifications, procedures and similar items of any of the Sellers relating specifically to the Hydroelectric Assets other than books of account;

                    (viii)  subject to Section 7.16(a) hereof, the KHR Stock;

                    (ix) the 14% partnership interest held by CMP in Gulf Island
            Pond Oxygenation Project, a Maine general partnership, which owns and operates an oxygenation facility on the Androscoggin River in Greene, Maine;

                    (x) CMP's and/or UWPC's rights to vote with respect to flow releases under the Androscoggin River Headwater Benefits Agreement, dated as of June 1, 1983, and the Kennebec River Headwater Benefits Agreement, dated as of July 19, 1988, including the Flagstaff overdraft provision;

                    (xi) any assets purchased or to be purchased by the Sellers pursuant to Section 7.4(e) associated with the Hydroelectric Assets; and

                    (xii) all trade secrets, patents and patentable inventions owned by any of the Sellers, to the extent necessary for the ownership, operation and maintenance of the assets described in clauses (i)-(xi) of this Section 1.1(a)(33).

          (34) "Income Tax" means any Federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes but excluding sales, use, rental, license, transfer, ad valorem and property Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based upon, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

          (35) "Indenture" means the General and Refunding Mortgage Indenture, dated as of April 15, 1976, between CMP and State Street Bank and Trust Company, as trustee, as supplemented and amended to the date hereof.

          (36) "Independent Accounting Firm" means Arthur Andersen & Co. or such other independent accounting firm of national reputation mutually appointed by the Sellers and the Buyer.

          (37) "Instrument of Assumption" means the Instrument of Assumption substantially in the form of Exhibit D hereto relating to the assumption by the Buyer of the liabilities and obligations of the Sellers described therein.

          (38) "KHR Stock" means all of the common stock, par value $100 per share, of Kennebec Hydro Resources, Inc. ("KHR"), a Maine corporation, the sole asset of which is a 50% general partnership interest in The Merimil Limited Partnership, a Delaware limited partnership, the sole assets of which are (i) the Lockwood hydroelectric generating station, including any associated Real Estate, Permits, Environmental Permits, contracts, etc., and
  (ii) the Merimil Power Contract.

          (39) "Knowledge" means the actual and conscious knowledge of the members of management of CMP, after reasonable inquiry by them of selected employees of the Sellers whom they believe, in good faith, to be the persons generally responsible for the subject matters to which the knowledge is pertinent.

          (40)  Intentionally omitted.

          (41) "Maintenance Expenditures" means those maintenance expenditures which are identified as maintenance expenditures on Schedule 7.1.

          (42) "Maintenance and Capital Expenditures Amount" means the aggregate amount of all funds actually expended on, or for which liabilities were accrued with respect to,

  Maintenance Expenditures and Capital Expenditures by any of the Sellers, if any, during the period beginning on the date hereof and ending on the Closing Date.

          (43) "Mason Station" means the electric generation facilities known as the Mason Station and located in Wiscasset, Maine.

          (44) "Material Adverse Effect" means any change in or effect on the Purchased Assets after the Bid Date that is, individually or in the aggregate, materially adverse to the physical condition of (as compared to the physical condition thereof on the Bid Date), or the ability to operate (as compared to the operation thereof prior to the Bid Date), the Purchased Assets, taken as a whole, other than any such materially adverse change in or effect on the Purchased Assets which is cured (including by the payment of money) by the Sellers before the Termination Date.

          (45) "Merimil Power Contract" means the Power Purchase Agreement for MilStar Manufacturing Corporation, dated as of February 1, 1984 by and between CMP and Merimil LP, as amended by the first and second amendments thereto.

          (46)  "MPUC" means the Maine Public Utilities Commission.

          (47)  "NPDES" means the National Pollutant Discharge Elimination
  System.

          (48)  Intentionally omitted.

          (49)  Intentionally omitted.

          (50) "Permitted Encumbrances" means: (i) those Encumbrances and exceptions to the title to the Purchased Assets set forth in Schedule 5.11 ;
  (ii) the Easements (provided that such Easements do not render title unmarketable (in accordance with the provisions of Schedule 5.11 hereof) or prevent adequate access to, or materially interfere with the continuing use, operation or maintenance (consistent with the Sellers' historical use, operation and maintenance thereof) of, the Purchased Assets to which they relate); (iii) all exceptions, restrictions, easements, charges, licenses, leases, rights of way and encumbrances which are matters of record or are set forth in an applicable FERC project license, except for such encumbrances which secure indebtedness; (iv) with respect to any date before the Closing Date, Encumbrances created by the Indenture or the agreements listed in
  Schedule 1.1(a)(57); (v) with respect to any date prior to the Closing Date, Encumbrances incurred in connection with the Seller's purchase of properties or assets after the date of the September 30, 1997 Unaudited Balance Sheet securing all or a portion of the purchase price therefor;

  (vi) with respect to any date prior to the Closing Date, Encumbrances permitted by the Indenture; (vii) statutory liens for current taxes or assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings; (viii) with respect to any date prior to the Closing Date, mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business; (ix) zoning, entitlement, conservation restriction and other land use and environmental regulations by governmental authorities; and (x) such other liens, imperfections in or failures of title, charges, easements, restrictions and encumbrances, whether or not of record which do not materially detract from the value of the Purchased Assets as currently used or materially interfere with the use, operation or maintenance of the Purchased Assets in a manner substantially consistent with the Sellers' historical use, operation and maintenance thereof and as to which a title insurance company selected by the Buyer is willing, without special premium, to provide affirmative coverage.

          (51) "Person" means any individual, partnership, limited liability company, limited liability partnership, joint venture, corporation, trust, unincorporated organization and any governmental entity or any department or agency thereof.

          (52)  Intentionally omitted.

          (53A) "Project Maps" means the plans and maps listed on Schedule 1.1(a)(53A) provided by the Sellers depicting the Fossil Facilities Real Property and the Hydroelectric Facilities Real Property in blue or by vertical lines, and non-project related lands for hydroelectric stations and fossil facilities in yellow or by diagonal lines.

          (53) "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow escape into or through the environment.

          (54)  "SEC" means the Securities and Exchange Commission.

          (55) "SEC Reports" means the reports, schedules, registration statements and definitive proxy materials filed by any of the Sellers with the SEC under the Exchange Act, the Securities Act or the Holding Company Act.

          (56)  "Securities Act" means the Securities Act of 1933, as amended.

          (57)  "Seller Required Consents" means those consents listed on
  Schedule 1.1(a)(57) attached hereto.

          (58)  "Sellers' Agreements" means those agreements listed on Schedule
  5.13 and the Agreement between CMP and Local No. 1837, International Brotherhood of Electrical Workers ("IBEW"), dated as of May 1, 1995 (the "IBEW Agreement").

          (59) "Separation Document" means the Separation Document required to be prepared under the terms of the Continuing Site Agreement.

          (60) "Severance Amount" means $10 million (relating to the costs of any of the Sellers for voluntary early retirements and pre-Closing employee severance packages).

          (61) "Subsidiary" when used in reference to any other Person means any entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of such entity are owned directly or indirectly by such other Person.

          (62) "Tax Affiliate" means, with respect to all periods prior to the Closing Date, any entity that is a member of (a) an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) eligible to file a consolidated U.S. Federal Income Tax Return, or (b) a group of corporations eligible to file a consolidated or combined Tax Return for state, local or foreign purposes (each a "Consolidated Group"), if KHR or AVEC could be held liable for the Taxes of such entity or Consolidated Group.

          (63) "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state or local or foreign taxing authority, including, but not limited to, income, excise, property, sales, use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

          (64) "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any authority with respect to Taxes.

          (65) "Transferable Permits" means those Permits and Environmental Permits (and any applications pertaining thereto) which by their terms or under applicable law are transferable by the Sellers to the Buyer without the approval of the governmental authorities that issued such Permits and Environmental Permits and are set forth and described as such in Schedule 1.1(a)(65).

          (66) "Transitional Power Sales Agreements" means the Transitional Hydro Power Sales Agreement, in the form of Exhibit E hereto, and the Transitional System Sale of Energy, Capacity and Related Services Agreement, in the form of Exhibit F hereto, each dated as of the date of this Agreement, pursuant to which the Buyer agrees to sell to CMP, and CMP agrees to purchase from the Buyer, energy and capacity as provided therein.

          (67)  Intentionally omitted.

          (68)  Intentionally omitted.

          (69) "WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988.

          (70)  Intentionally omitted.

          (71) "Wyman Agreements" means (i) the William F. Wyman Unit No. 4 Agreement for Joint Ownership, Construction and Operation, dated as of November 1, 1974, by and among CMP, Bangor Hydro-Electric Company, Maine Public Service Company, Boston Edison Company, Fitchburg Gas and Electric Light Company, Montaup Electric Company, New England Power Company, New Bedford Gas and Edison Light Company, Newport Electric Corporation, Public Service Company of New Hampshire, Central Vermont Public Service Corporation, Green Mountain Power Corporation, City of Burlington Electric Department, Village of Lyndonville Electric Department, and Massachusetts Municipal Wholesale Electric Company, as amended by Amendments Nos. 1, 2 and 3 dated, respectively, June 30, 1975, August 16, 1976 and December 31, 1978, and (ii) The William F. Wyman Unit No. 4 Transmission Agreement, dated as of November 1, 1974, by and among CMP and the other parties to the agreement described in clause (i) above.

          (72) "Wyman Station" means the electric generating facilities known as the W.F. Wyman Station (sometimes referred to as Yarmouth Station) and located in Yarmouth, Maine.

      (b) Each of the following terms has the meaning specified in the Section set forth opposite such term:



    Term                                           Section
    ----                                           -------

    Adjustment Amount                              3.2(b)
    Adjustment Statement                           3.2(b)
    Assumed Liabilities                            2.3(b)
    Audited Balance Sheet                          5.4
    AVEC                                           1.1(a)(6)
    Benefit Plans                                  5.10(a)
    Buyer                                          Recitals
    Buyer Benefit Plan                             7.10(e)
    Buyer Required Regulatory Approvals            6.3(b)


    Term                                           Section
    ----                                           -------
    Buyer's Window                                 7.10(a)
    Consolidated Group                             1.1(a)(62)
    Closing Conditions                             4.1
    Defect of Title                                7.4(h)
    Direct Claim                                   9.2(c)
    Election                                       7.8(d)(1)(i)
    Employees                                      7.10
    Environmental Permits                          5.8(a)
    EPA                                            5.3(b)
    Excluded Assets                                2.2
    Excluded Liabilities                           2.4
    Final Order                                    8.1(c)
    Fossil Facilities Real Property                1.1(a)(27)(i)
    Gulf Interest                                  5.19(f)
    Gulf Partnership                               5.19(f)
    Other Gulf Interests                           5.19(f)
    Hydroelectric Real Property                    1.1(a)(33)(i)
    IBEW                                           1.1(a)(58)
    IBEW Agreement                                 1.1(a)(58)
    IE Permits                                     5.19(m)
    Indemnifiable Loss                             9.1(a)
    Indemnifying Party                             9.1(d)
    Indemnitee                                     9.1(c)
    Indirect Entity                                5.19(f)
    Information                                    7.2(b)
    Inventory Adjustment Amount                    3.2(b)
    KHR                                            1.1(a)(38)
    Local Working Conditions                       7.10(b)
    LURC                                           5.3(b)
    Maine Satellite                                1.1(a)(28)(a)
    Merimil GP Interest                            5.19(e)
    Merimil LP                                     5.19(e)
    Merimil LP Interest                            5.19(e)
    MDEP                                           5.3(b)
    Modified ADSP                                  7.8(d)(1)(ii)
    NEPOOL                                         1.1(a)(28)(a)
    Parent                                         8.3(g)
    Parent Guaranty                                8.3(g)
    Permits                                        5.15(a)
    Preliminary Purchase Price                     4.2
           Prior Welfare Plans                     7.10(d)
    Purchase Price                                 3.1(b)
    Purchased Assets                               Recitals
    Real Estate                                    5.11
    Replacement Welfare Plans                      7.10(d)
    Sellers                                        Recitals
    Sellers' Representatives                       7.12(c)
    Sellers' Technical Interconnection             7.4(i)
     Requirements for Generation
    Seller Required Regulatory Approvals           5.3(b)
    Sellers' Tax Returns                           7.8(d)(2)(ii)
    Site Representatives                           7.12(a)


    Term                                           Section
    ----                                           -------
    Straddle Period                                7.8(d)(2)(ii)
    System Operator                                1.1(a)(28)(a)
    Tax Contest                                    7.8(d)(4)(i)
    Termination Date                               10.1(b)
    Third Party Claim                              9.2(a)
    Transferred Employee                           7.10(a)
    Transferred Non-Union Employees                7.10(c)
    Unaudited Balance Sheet                        5.4
    UWPC                                           Recitals
    Wyman 4 Interest                               5.19(h)
    Other Wyman 4 Interests                        5.19(h)


                                    ARTICLE II

                               PURCHASE AND SALE
                               -----------------

       2.1.  The Sale.
             --------

          Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing the Sellers will sell, assign, convey, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from Sellers, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the Sellers' right, title and interest in, to and under the real and personal property, tangible or intangible, owned by the Sellers and constituting the Purchased Assets.

       2.2.  Excluded Assets.  Notwithstanding any provisions herein to the
             ---------------
  contrary, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

          (a) all cash, cash equivalents, bank deposits, accounts receivable, regulatory assets, and any income, sales, payroll or other tax receivables, and, other than as specifically included in the Hydroelectric Assets, any interests in any hydroelectric storage facilities owned by CMP or UWPC;

          (b) certificates of deposit, shares of stock (subject to Section 7.16
       (a) hereof, other than the KHR Stock and the Biomass Assets) securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities (other than those described in Sections 1.1(a)(27)(x) and 1.1(a)(33)(ix) hereof);

          (c) the names "Central Maine Power Company," "Central Maine Power," and "CMP," and any trade names, trademarks, service marks or logos incorporating any of such names, as well as any other trade names, trademarks, service marks, logos, copyrights, and, (except for such as are specifically included in the Purchased Assets by the terms hereof) trade secrets, patents and patentable inventions owned by the Sellers; provided, however that the Buyer shall be authorized to continue to use for internal purposes only and not for public use, materials bearing such names, trademarks or logos (such as employee manuals) used by the Sellers prior to the Closing Date until such materials are reprinted or otherwise replaced;

          (d) the transmission, distribution, substation and communication facilities and related support equipment, including, but not limited, to those described or referred to in Schedule 2.2(d), the precise delineation and composition of which shall be subject to the Separation Document;

          (e) subject to Section 7.16(b) hereof, the wood chipper associated with the Biomass Assets;

          (f) any refund or credit (i) related to real or personal property, excise, sales or use Taxes paid by the Sellers prior to the Closing Date in respect of the Purchased Assets, or paid after the Closing Date but relating to periods prior to the Closing Date, whether such refund is received as a payment or as a credit against future real or personal property, excise, sales or use Taxes payable, or (ii) arising under any Sellers' Agreement and relating to a period before the Closing Date;

          (g) except to the extent required by law, all personnel records relating to employees of the Purchased Assets who become employees of the Buyer; and

          (h) any amounts payable or which become payable pursuant to claims asserted by any of the Sellers with respect to periods prior to the Closing Date relating to the Purchased Assets.

       2.3.  Assumed Liabilities.
             -------------------

          (a) On the Closing Date, the Buyer shall deliver to the Sellers the Instrument of Assumption pursuant to which the Buyer shall assume and agree to discharge, when due, all of the liabilities and obligations of the Sellers, direct or indirect, known or unknown, absolute or contingent, which arise on or after the Closing Date and principally relate to the Purchased Assets or which arose prior to the Closing Date and are specifically referred to in this Section 2.3(a), other than Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof. Without limitation of the foregoing, the following liabilities and obligations shall be included in the Assumed Liabilities:

                    (i) all liabilities and obligations of the Sellers under (a)
            the Sellers' Agreements, the real property leases, and the Transferable Permits comprising a part of the Purchased Assets in accordance with the terms thereof, (b) the contracts, leases and other agreements comprising a part of the Purchased Assets which would be required to be disclosed on Schedule 5.13 but for the exceptions provided in clauses (iii) and (iv) of Section 5.13(a) of this Agreement, in accordance with the terms thereof, and (c) the contracts, leases and other agreements entered into by the Sellers with respect to the Purchased Assets after the date hereof consistent with the terms of this Agreement (including, without limitation, agreements with respect to liabilities for real or personal property Taxes on any of the Purchased Assets entered into by any Seller and any local government); except in each case, to the extent such liabilities and obligations, but for a breach or default by a Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default;

                    (ii) all liabilities and obligations in respect of Taxes for which the Buyer is liable pursuant to Section 7.8;

                    (iii) any liabilities and obligations associated with the Purchased Assets for which the Buyer has indemnified the Sellers pursuant to Section 9.1;

                    (iv) all liabilities and obligations with respect to the
            Sellers' Employees who are employed by the Buyer after the Closing Date and for which the Buyer is responsible pursuant to Section 7.10;

                    (v) any liability, obligation or responsibility under or
            related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (a) any violation or alleged violation of Environmental Law after the Closing Date, with respect to the ownership or operation of the Purchased Assets; (b) compliance with applicable Environmental Laws after the Closing Date with respect to the ownership or operation of the

            Purchased Assets; (c) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, or migrating from the Purchased Assets after the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at the Purchased Assets; provided, however, that the liabilities described in Section 2.4(iv) hereof shall not be included herein;(d) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the off-site disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, of Hazardous Substances, after the Closing Date, in connection with the ownership or operation of the Purchased Assets; (e) the investigation and/or remediation of Hazardous Substances that are present or have been released at, on, in, under, or migrating from the Purchased Assets after the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at the Purchased Assets; provided, however, that the liabilities described in Section 2.4(iv) hereof shall not be included herein;(f) the investigation and/or remediation of Hazardous Substances that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, after the Closing Date, in connection with the ownership or operation of the Purchased Assets, at any off-site location; provided, that nothing set forth in this subsection shall require the Buyer to assume any liabilities that are expressly excluded in Section 2.4; and (g) any violation or alleged violation of Environmental Law, and any loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by (i) negligent acts or omissions by the Buyer at any of the Purchased Assets on or after the date of this Agreement and prior to the Closing Date; (ii) acts or omissions by the Buyer at any of the Purchased Assets after the Closing Date which cause a condition not in violation of Environmental Law or not in need of remediation under Environmental Law on the Closing Date to be in violation of Environmental Law or in need of remediation under Environmental Law (including, without limitation, the Release or destabilization of Hazardous Substances which are in a stable or contained state and are in compliance with all applicable Environmental Laws on the Closing Date); or (iii) negligent acts or omissions by the Buyer at any of the Purchased Assets after the Closing Date that exacerbate or aggravate any condition in violation of Environmental Law or in need of remediation under Environmental Law on the Closing Date, to the extent of any such negligent exacerbation or aggravation; provided, however, that the mere discovery by the Buyer of a condition in violation of Environmental Law or in need of remediation under Environmental Law on the Closing Date (including, without limitation, the discovery of a Hazardous Substance in violation of Environmental Law or in need of remediation under Environmental Law), in and of itself and without any negligent act or omission by the Buyer, shall not be included in this clause (g). The fact that any matter is not specifically described in the Black & Veatch Reports or in Schedule 5.8 shall create, for purposes hereof, the presumption that such matter is included within this Section 2.3(a)(v);

                    (vi) all liabilities incurred by any of the Sellers for
            payment of Maintenance Expenditures and Capital Expenditures associated with the Purchased Assets but only to the extent such liabilities were not included in the Maintenance and Capital Expenditures Amount;

                    (vii) with respect to the Purchased Assets, (a) any Tax that may be imposed by any state or local government on the ownership, sale, operation, or use of the Purchased Assets on or after the Closing Date, including real or personal property Taxes except as otherwise provided in Section 7.8, (b) any software license transfer, reissuance or similar costs relating to any of the Purchased Assets, and (c) Permitted Encumbrances; and

                    (viii) subject to Sections 2.4(v) and 3.1(d) hereof, any unvested liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) to provide post-retirement benefits other than pensions following the Closing Date to persons employed prior to the Closing Date by any of the Sellers and employed by the Buyer or any of its Affiliates after the Closing Date.

          (b) All of the foregoing liabilities and obligations to be assumed by the Buyer under

       Section 2.3(a) (excluding any Excluded Liabilities) are referred to herein as the "Assumed Liabilities." It is understood and agreed that nothing in this Section 2.3 shall constitute a waiver or release of any claims arising out of the contractual relationships between any of the Sellers and the Buyer.

       2.4.  Excluded Liabilities.  The Buyer shall not assume or be obligated
             --------------------
  to pay, perform or otherwise discharge the following liabilities or obligations:

                    (i) any liabilities or obligations of any of the Sellers in respect of any Excluded Assets or other assets of the Sellers which are not Purchased Assets;

                    (ii) any liabilities or obligations in respect of Taxes for which any of the Sellers are liable pursuant to Section 7.8;

                    (iii) any liabilities, obligations, or responsibilities relating to the disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, by the Sellers, of Hazardous Substances that were generated at the Purchased Assets, at any off-site location, where the disposal, storage, transportation, discharge, Release, recycling or the arrangement for such activities at said off-site location occurred prior to the Closing Date, provided that for purposes of this Section, "off-site location" includes any location to which Hazardous Substances disposed of or Released at the Purchased Assets prior to the Closing Date have migrated;

                    (iv) any liabilities, obligations or responsibilities under or related to former, current or future Environmental Laws or the common law, whether such liability, obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (a) any violation or alleged violation of Environmental Law, prior to the Closing Date, with respect to the ownership or operation of the Purchased Assets; (b) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest after the Closing Date), caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets on or prior to the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets; and (c) the investigation and/or remediation (whether or not such investigation or remediation commenced before the Closing Date or commences after the Closing
            Date) of Hazardous Substances that are present or have been Released prior to the Closing Date at, on, in, under, adjacent to or migrating from the Purchased Assets, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets. Notwithstanding the foregoing, the liabilities and obligations described in Section 2.3(a)(v)(g) hereof shall not be included in the Excluded Liabilities. The fact that any matter is not specifically described in the Black & Veatch Reports or in Schedule 5.8 shall create, for purposes hereof, the presumption that such matter is not included within this Section 2.4(a)(iv);

                    (v) any liabilities or obligations (whether absolute,
            accrued, contingent or otherwise, and whether due or to become due) of a nature that, under generally accepted accounting principles or the FERC Uniform System of Accounts would be reflected in a balance sheet of a Seller or disclosed in the notes thereto if prepared on or before the Closing Date, (other than those described in Section 2.3(a)(viii) hereof) including without limitation post-retirement benefits for employees of the Sellers to the extent vested on or prior to the Closing Date;

                    (vi) any liabilities or obligations of the Sellers with
            respect to commitments for the purchase or sale of power or fuel, other than under any Sellers' Agreement or as provided in Section
            3.2 hereof;

              (vii) any liabilities of Merimil LP relating to periods prior to the Closing Date and arising under the Merimil Power Contract; provided, however, that nothing contained herein shall release or impair any claims that the Sellers may have affecting interests in Merimil LP of Persons other than the Buyer or KHR; and

                    (viii) any liabilities or obligations relating to any personal injury, discrimination, harassment, wrongful discharge or other wrongful employment practice, unfair labor practice, claims for benefits (including claims arising under ERISA or workers' compensation laws), or similar claim or cause of action (a) filed with or pending before any court or administrative agency or asserted on or arising out of acts or omissions of any Seller on or before the Closing Date, (b) filed with any court or administrative agency or asserted after the Closing Date by or on behalf of any employee who is not hired by the Buyer as of the Closing Date (except that the Buyer shall be responsible for any claim or cause of action based on a direct act or omission by the Buyer), (c) any liabilities or obligations for compensation of employees of the Sellers (including, without limitation, bonuses and benefits) relating to the period preceding the Closing Date, or (d) any such potential claim or incident set forth in Schedule 2.4.

      All such liabilities and obligations not being assumed pursuant to Section
  2.4 are herein called the "Excluded Liabilities".

      The parties agree and acknowledge that the Sellers shall be entitled exclusively to control any litigation, administrative or regulatory proceeding, and any investigation or remediation activities (including without limitation any environmental mitigation or remediation activities), arising out of or related to any Excluded Liabilities, and the Buyer agrees to promptly notify the Sellers of the institution or commencement of any of the foregoing and to cooperate fully with the Sellers in connection therewith; provided, that all such remediation activities conducted after the Closing Date shall be coordinated with the Buyer and conducted in a manner as not to unreasonably interfere with Buyer's activities at the Purchased Assets (including, without limitation, Buyer's operation and maintenance of the Purchased Assets).

                                   ARTICLE III

                                 PURCHASE PRICE
                                 --------------

       3.1.  Purchase Price.
             --------------

          (a) The purchase price for the Purchased Assets shall be an amount equal to the sum of (i) $846,000,000 (which includes the amounts set forth in Section 3.1(b) and is subject to adjustment pursuant to Section 3.1(c) and Section 3.1(e) hereof), (ii) the Adjustment Amount, and (iii) any amounts paid pursuant to Section 7.4(e) hereof (the sum of the amounts described in clauses (i)-(iii) hereby referred to as the "Purchase Price").

          (b) The Purchase Price includes the following amounts: (i) the Severance Amount, (ii) $18,000,000 associated with UWPC-owned facilities at the Lewiston Falls Project, (iii) $63,000,000 associated with the Transitional Power Sales Agreements, (iv) $6,000,000 associated with the KHR Stock, and (v) $1,000,000 associated with the Cape Equipment under
       Section 7.13(a) hereof.

          (c) If the Sellers exercise their right to substitute the Lockwood hydroelectric generating station for the KHR Stock pursuant to Section 7.16(a) hereof, then the amount in clause (i) of Section 3.1(a) shall be reduced by $2 million. If the Sellers do not exercise such right, the Purchase Price shall be reduced by an amount equal to fifty percent (50%) of any indebtedness for borrowed money of Merimil L.P., and (without duplication) 100% of any indebtedness for borrowed money of KHR, outstanding on the Closing Date. Similarly, the Purchase Price shall also be reduced by an amount equal to the indebtedness for borrowed money of AVEC outstanding on the Closing Date. It is the parties' intention that the transfer of the KHR Stock and the Biomass Assets would not result in the Buyer incurring, directly or indirectly, any liabilities it would not have incurred had the assets of such entities been conveyed to the Buyer subject only to Assumed Liabilities, and the parties agree that the Purchase Price shall be further adjusted appropriately in order to effectuate such intention.

          (d) On the Closing Date, a portion of the Purchase Price equal to the amount determined prior to the Closing Date by Actuarial Science Associates (and subject to review by the Buyer's representatives), pursuant to SFAS 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions", to be sufficient to fund the liability arising after the Closing Date with respect to periods prior to the Closing Date for the unvested portion of post-retirement benefits other than pensions, for persons to be employed by the Buyer or any of its Affiliates following the Closing Date and who were employees of the Sellers or any of their Affiliates on the Closing Date, shall be placed in an interest-bearing escrow account. Such amount (or a portion thereof), including any interest earned thereon, shall be released to the Buyer, promptly following the execution by the Buyer and the IBEW of the first collective bargaining agreement between them following the Closing Date, to the extent such liabilities remain under the terms of any agreement or benefit plan, as determined by Actuarial

       Science Associates. Any remaining amount in such escrow account shall thereupon be remitted to the Sellers, who shall have no further obligation to the Buyer with respect to such liabilities.

          (e) If the Buyer exercises its right to purchase the wood chipper associated with the Biomass Assets pursuant to Section 7.16(b) hereof, then the amount in clause (i) of Section 3.1(a) shall be increased by $200,000.


       3.2.  Purchase Price Adjustment.
             -------------------------

          (a) No later than five (5) Business Days before the Closing Date CMP shall notify the Buyer in writing of the Estimated Adjustment Amount.

          (b) Within thirty (30) days after the Closing, CMP shall prepare and deliver to the Buyer a statement (the "Adjustment Statement") which reflects (i) the net book value, as reflected on the books of the Sellers as of the Closing Date, of all fuel inventory (FERC account no. 151), stores inventory (FERC account no. 154) and non-capitalized spares used at or in connection with the Purchased Assets (the "Inventory Adjustment Amount"), and (ii) the Maintenance and Capital Expenditures Amount applicable to the Purchased Assets. The Inventory Adjustment Amount and the Maintenance and Capital Expenditures Amount are referred to collectively as the "Adjustment Amount". The Adjustment Statement shall be prepared using the same generally accepted accounting principles, policies and methods as the Sellers have historically used in connection with the calculation of the items reflected on the Adjustment Statement. The Buyer agrees to cooperate with CMP in connection with the preparation of the Adjustment Statement and related information, and shall provide to CMP such books, records and information as may be reasonably requested from time to time.

          (c) The Buyer may dispute the Inventory Adjustment Amount or the Maintenance and Capital Expenditures Amount; provided, however, that the Buyer shall notify CMP in writing of the disputed amount, and the basis of such dispute, within ten (10) Business Days of the Buyer's receipt of the Adjustment Statement. In the event of a dispute with respect to any part of an Adjustment Amount, the Buyer and CMP shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Buyer and CMP are unable to reach a resolution of such differences within thirty (30) days of receipt of the Buyer's written notice of dispute to CMP, the Buyer and CMP shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the parties, within thirty (30) days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Buyer and the Sellers so that the Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm that is unsuccessfully disputed by the Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm.

          (d) Within ten (10) Business Days after the Buyer's receipt of the Adjustment Statement, if the Adjustment Amount is less than the Estimated Adjustment Amount, the Sellers shall refund the difference to the Buyer, and if the Adjustment Amount is greater than the Estimated Adjustment Amount the Buyer shall pay the difference to the Sellers. If there is a dispute with respect to any amount on the Adjustment Statement, the Buyer shall immediately pay to the Sellers any undisputed amounts (to the extent not previously paid), and within five (5) Business Days after the final determination of any amounts on the Adjustment Statement, the Buyer shall pay to the Sellers an amount equal to (x) the Adjustment Amount as finally determined to be payable with respect to the Adjustment Statement less (y) the sum of the Estimated Adjustment Amount and any additional undisputed amount theretofore paid by the Buyer to the Sellers; provided, however, that if such amount shall be less than zero then the Sellers will pay to the Buyer the amount by which such amount is less than zero. Any amount paid or refunded under this Section 3.2(d) shall be paid or refunded with interest for the period commencing on the Closing Date through the date of payment, calculated at the "prime rate" for domestic banks as published in The Wall Street Journal (Northeast Edition) in the
                             -----------------------
       "Money Rates" section on the Closing Date, in cash by Federal or other wire transfer of immediately available funds.

       3.3.  Allocation of Purchase Price.  Each of the Buyer and the Sellers
             ----------------------------
  agree to file Internal Revenue Service Form 8594 with their Federal Income Tax returns for the taxable year that includes the Closing Date, and to file all Federal, state, local and foreign Tax Returns in accordance with an allocation of the Purchase Price among the tax categories of the Purchased Assets to be agreed upon prior to the Closing Date, that shall include an allocation of $63 million to the Transitional Power Sales Agreements. Each of the Buyer and the Sellers shall report the transactions contemplated by this Agreement for Federal Income Tax and all other tax purposes in a manner consistent with such agreed-upon allocation. Each of the Buyer and the Sellers agree to provide the others promptly with any other information required to complete Form 8594. Each of the Buyer and the Sellers shall notify and provide the others with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed-upon allocation of the Purchase Price.

       3.4.  Proration.
             ---------

          (a) The Buyer and the Sellers agree that all of the items normally prorated, including those listed below, relating to the business and operation of the Purchased Assets will be prorated as of the Closing Date, with the Sellers liable with respect to Purchased Assets being sold by them to the extent such items relate to any time period through the Closing Date, and the Buyer liable to the extent such items relate to periods subsequent to the Closing Date with, to the extent practicable, a cash settlement on the Closing Date:

                    (i) personal property and real estate taxes, assessments and other charges, if any, by the municipality, on the basis of the municipality's fiscal year, on or with respect to the business and operation of the Purchased Assets;

                    (ii) rent, taxes and other items payable by or to a Seller under any of the Sellers' Agreements assigned to and assumed by the Buyer hereunder which are associated with the Purchased Assets;

                    (iii) any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit associated with the Purchased Assets;

                    (iv) sewer rents and charges for water, telephone,
            electricity and other utilities; and

                    (v) fixed monthly charges to NEPOOL.

          (b) In connection with the prorations referred to in (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual taxes or fees for the preceding year (or appropriate period) for which actual taxes or fees are available and such taxes or fees shall be reprorated upon request of the affected Sellers, on the one hand, or the Buyer, on the other hand, made within sixty (60) days of the date that the actual amounts become available. Each Seller and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4.

                                  ARTICLE IV

                                  THE CLOSING
                                  -----------

       4.1.  Time and Place of Closing.  Upon the terms and subject to the
             -------------------------
  satisfaction of the conditions contained in Article VIII of this Agreement (the "Closing Conditions"), the Closing will take place at the offices of Pierce Atwood, One Monument Square, Portland, Maine on such date as the parties may agree, which date shall be as soon as practicable, but, subject to Sections 7.4 and 8.4 hereof, no later than thirty (30) Business Days, following the date on which all of the Closing Conditions have been satisfied or waived (but in no event earlier than sixty (60) days after the end of the Buyer's Window with respect to Employees other than those described in the penultimate sentence of the first paragraph of Section 7.10(a) hereof); or at such other place or time as the parties may agree.

       4.2.  Payment of Purchase Price.  Upon the terms and subject to the
             -------------------------
  satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the Buyer will pay or cause to be paid to the Sellers at the Closing an amount in United States dollars equal to the sum of (i) the amount set forth in Section 3.1(a)(i) hereof (as adjusted pursuant to Sections 3.1(c) and (e), 7.4, 7.11, 7.13(a) and 8.4 hereof), (ii) the Estimated Adjustment Amount, and (iii) any amounts expended by the Sellers pursuant to Section 7.4(e) hereof (not including any expense, other than the purchase price for such leased asset, of the Sellers in connection with the purchase thereof) (as adjusted pursuant to Sections 7.4, 7.11 and 8.4 hereof) (the "Preliminary Purchase Price"), by wire transfer of immediately available funds or by such other means as are agreed upon by the Sellers and the Buyer. The balance of the Purchase Price (or, alternatively, any amounts owing by the Sellers to Buyer), in each case determined in accordance with Section 3.2 hereof, shall be paid as provided in said Section 3.2.

       4.3.  Deliveries By Sellers.  At Closing, subject to Sections 7.4, 7.11
             ---------------------
  and 8.4 hereof, the appropriate Sellers will deliver the following to the
  Buyer:

          (a) Bills of Sale, duly executed by the appropriate Sellers, for the personal property included in the Purchased Assets;

          (b) All consents, waivers or approvals obtained by any of the Sellers with respect to the Purchased Assets, the transfer of any Transferable Permit related to the Purchased Assets, or the consummation of the transactions connected to the sale of the Purchased Assets contemplated by this Agreement, to the extent specifically required hereunder;

          (c) An opinion of counsel and certificate (as contemplated by Section 8.2) with respect to the Purchased Assets;

          (d) One or more deeds of conveyance of the Real Estate related to the Purchased Assets to the Buyer, reserving the applicable Easements, without covenants or warranty of title, duly executed and acknowledged by the appropriate Sellers and in recordable form, together with transfer tax declarations with respect to such conveyances;

          (e) FIRPTA Affidavits executed by the appropriate Sellers;

          (f) All such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary or desirable to transfer to the Buyer the Purchased Assets in accordance with this Agreement and, where necessary or desirable, in recordable form; and

          (g) Such other agreements, documents, instruments and writings as are required to be delivered by any of the Sellers at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

       4.4.  Deliveries by the Buyer.  At the Closing, the Buyer will deliver
             -----------------------
  the following to the appropriate Sellers:

          (a) The Preliminary Purchase Price, by wire transfer of immediately available funds or such other means as are agreed upon by the Sellers and the Buyer;

          (b) An opinion of counsel and certificate (as contemplated by Section 8.3) with respect to the Purchased Assets;

          (c) The Instrument of Assumption with respect to the Assumed Liabilities, duly executed by the Buyer;

          (d) All such other instruments of assumption as shall, in the reasonable opinion of any Seller and its counsel, be necessary or desirable for the Buyer to assume the Assumed Liabilities related to the Purchased Assets being sold by such Seller in accordance with this Agreement; and

          (e) Such other agreements, documents, instruments and writings as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                 ---------------------------------------------

      The Sellers jointly and severally represent and warrant to the Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

       5.1.  Organization; Authority.  Each Seller is a corporation duly
             -----------------------
  organized, validly existing and in good standing under the laws of the State of Maine and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted.

       5.2.  Authority Relative to This Agreement.  Each Seller has full
             ------------------------------------
  corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each Seller and no other corporate proceedings on the part of the Sellers are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller, and assuming the accuracy of the Buyer's representations and warranties contained in this Agreement, subject to the receipt of the Seller Required Regulatory Approvals, the Seller Required Consents and the Buyer Required Regulatory Approvals, constitutes a valid and binding agreement of each Seller, enforceable against the Sellers in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

       5.3.  Consents and Approvals; No Violation.
             ------------------------------------

          (a) Except as set forth in Schedule 1.1(a)(57), and other than obtaining the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Sellers nor the sale by the Sellers of the Purchased Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of any Seller; (ii) result in a default or creation of a lien (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any Seller is a party or by which any Seller or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller, or any of its assets, which violation would have a Material Adverse Effect.

          (b) Except as set forth in Schedule 1.1(a)(65) and except for (i) any required approvals under the Federal Power Act, (ii) any approvals required under Title 35-A of the Maine Revised Statutes or otherwise from the MPUC, (iii) the approval, if required, of the SEC pursuant to the Holding Company Act, (iv) the filings by the Sellers and the Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (v) any approval required of the Maine Department of Environmental Protection ("MDEP"), the United States Environmental Protection Agency ("EPA"), the Maine Land Use Regulatory Commission ("LURC"), the United States Army Corps of Engineers or other governmental agency pursuant to any Environmental Law (the filings and approvals referred to in Schedule 1.1(a)(65) and clauses (i) through (v) are collectively referred to as the "Seller Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which become applicable to the Sellers or the Purchased Assets as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged.

       5.4.  Financial Statements.  CMP has made available to the Buyer its
             --------------------
  audited balance sheet as of December 31, 1996

  (the "Audited Balance Sheet"), and its unaudited balance sheets as of March 31, June 30 and September 30, 1997 (collectively, the "Unaudited Balance Sheets"). The Audited Balance Sheet (including the related notes thereto) presents fairly, in all material respects, as of December 31, 1996 the financial position of CMP in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein. The Unaudited Balance Sheets (including the notes thereto) present fairly, in all material respects, as of the respective dates thereof, the financial position of CMP in conformity with generally accepted accounting principles applied on a consistent basis except as otherwise noted therein and subject to normal year end adjustments.

       5.5.  Absence of Certain Changes or Events.  Except (i) as set forth in
             ------------------------------------
  Schedule 5.5, in the SEC Reports filed prior to the Bid Date or in the information memorandum and reference manuals previously delivered by the Sellers to the Buyer, and (ii) as otherwise contemplated by this Agreement, since the date of the September 30, 1997 Unaudited Balance Sheet there has not been: (a) any Material Adverse Effect; (b) any damage, destruction or casualty loss, whether covered by insurance or not, which had a Material Adverse Effect; (c) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing) by the Sellers, which is material to the business or operations of the Purchased Assets and the Sellers' obligations under which are included in the Assumed Liabilities, except agreements, commitments or transactions in the ordinary course of business or as contemplated herein; or (d) any change by the Sellers in accounting methods, principles or practices in a manner that affects the liabilities described in Section 2.4(v) hereof except as required by generally accepted accounting principles.

       5.6.  Title and Related Matters.  Except for Permitted Encumbrances and
             -------------------------
  matters arising under the Permits and Environmental Permits set forth or referred to in Schedule 1.1(a)(65), each Seller has good and marketable record title insurable as such by a reputable title insurance company at Buyer's sole cost and expense for each of the Purchased Assets constituting Real Estate being sold by it. Except for Permitted Encumbrances, each Seller has or will have, as of the Closing Date, good and valid title to the other Purchased Assets which it purports to own that are reflected in the September 30, 1997 Unaudited Balance Sheet (other than those which have been disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances.

       5.7.  Leases.  Schedule 5.11 lists all real property leases under which
             ------
  any of the Sellers is a lessee or lessor and which (x) are to be transferred and assigned to the Buyer on the Closing Date, and (y) (i) provide for annual payments of more than $500,000 or (ii) are otherwise material to the ownership or operation of the Purchased Assets. Except as set forth in Schedule 5.11, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect, there are no existing defaults by any Seller or (to the Seller's Knowledge) any other party thereto thereunder, and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default by any Seller thereunder. The aggregate annual amount of payments or other liabilities under all real property leases which are included in the Purchased Assets and which are not listed on
  Schedule 5.11 does not exceed $1 million.

       5.8.  Environmental Matters.  Except as disclosed in Schedule 5.8, in the
             ---------------------
  SEC Reports filed prior to the Bid Date, in the Black & Veatch Reports or in the information memorandum and reference manuals previously delivered by the Sellers to the Buyer:

          (a) The Sellers hold, and are in substantial compliance with, all material permits, licenses and governmental authorizations ("Environmental Permits") required for the Sellers to conduct, as now conducted, the business and operations of the Purchased Assets under applicable Environmental Laws, and the Sellers are otherwise in compliance with applicable Environmental Laws with respect to the business and operations of the Purchased Assets and the Sellers have not received any written notice of any violation of any Environmental Law;

          (b) The Sellers have not received any written request for information, or been notified that any Seller is a potentially responsible party, under CERCLA or any similar State law with respect to any on-site location included within the Purchased Assets;

          (c) The Sellers have not entered into or agreed to any consent decree or order, and are not subject to any judgment, decree, or judicial order with respect to any of the Purchased Assets relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law; and

          (d) The representations and warranties made in this Section 5.8 and in
       Section 5.19(i) are the Sellers' exclusive representations and warranties relating to Environmental Matters.

       5.9.  Labor Matters.  The Sellers have previously made available to the
             -------------
  Buyer copies of all collective bargaining agreements to which any Seller is a party or is subject and which relate to the business or operations of the Purchased Assets. Solely (in each of the following clauses (a) through (e)) with respect to the business or operations of the Purchased Assets, except to the extent set forth in Schedule 5.9, in the SEC Reports filed prior to the Bid Date or in the information memorandum and reference manuals previously delivered by the Sellers to the Buyer, and except for such matters as will not have a Material Adverse Effect or are not included in the Assumed Liabilities
  (a) the Sellers are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) the Sellers have not received written notice of any unfair labor practice complaint against any Seller pending before the National Labor Relations Board; (c) there is no labor strike, slowdown or stoppage actually pending or threatened against or affecting any Seller; (d) the Sellers have not received notice that any representation petition respecting the employees of any Seller has been filed with the National Labor Relations Board; and (e) no arbitration proceeding arising out of or under collective bargaining agreements is pending against any Seller.

       5.10. ERISA; Benefit Plans.
             --------------------

             (a) Schedule 5.10(a) lists all deferred compensation, pension, profit-sharing and retirement plans, including multiemployer plans, and all material bonus and other employee benefit or fringe benefit plans maintained or with respect to which contributions are made by the Sellers in respect of employees employed at the Purchased Assets which are included in the Assumed Liabilities ("Benefit Plans"). Accurate and complete copies of all such Benefit Plans have been made available to the Buyer.

             (b) Except as set forth in Schedule 5.10(b), the Sellers have fulfilled their obligations under the applicable minimum funding requirements of Section 302 of ERISA and Section 412 of the Code, if any, with respect to each Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code. The Sellers have not incurred any liability under Section 4062(b) of ERISA to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan which is subject to Title IV of ERISA. Except as set forth in Schedule 5.10(b), the Internal Revenue Service has issued a letter for each Benefit Plan which is an employee pension benefit plan determining that such plan is exempt from United States Federal Income Tax under Sections 401(a) and 501(a) of the Code, and there has been no material defect in the operation of any such Plan since the date of any such determination letter which, if not timely corrected, is likely to result in the disqualification of such Plan by the IRS, and no withdrawal liability has been incurred by or asserted against the Sellers with respect to any employee pension benefit plan which is a multiemployer plan. No reportable event (as described in Section 4043 of ERISA) as to which the 30-day notice requirement has not been waived, has occurred. There are no pending or threatened actions with respect to any employee benefit plan that could reasonably be expected to have a Material Adverse Effect.

       5.11. Real Estate.  Schedule 5.11 contains references to deeds providing
             -----------
  descriptions of, and the Project Maps provide information indicating the location of, the real property owned or leased by the Sellers (or as to which the Sellers hold other rights) and included in the Purchased Assets (the "Real Estate"). Schedule 5.11 also describes certain other Encumbrances on the Real Estate. Copies of any current Project Maps in the Sellers' possession or copies of documents referred to on Schedule 5.11 and in the possession of the Sellers with respect to such real property have heretofore been made available by the Seller to the Buyer. Schedule 5.11 includes certain real property abutting certain generation facilities of the Sellers and real property held by the Sellers for future use, which is not intended to be included in the Purchased Assets and which the parties will cause to be severed from the Real Estate (for retention by the Sellers) on or prior to the Closing Date. No fee ownership, lease, right of way, easement, site license or other license or right in real property, other than the Real Estate, is necessary for the Buyer to own, operate or maintain the Purchased Assets substantially as historically owned, operated and maintained by the Sellers.

       5.12. Condemnation.  Except as set forth in Schedule 5.12, neither the
             ------------
  whole nor any part of the Real Estate or any other real property or rights leased, used or occupied by the Sellers in connection with the ownership or operation of the Purchased Assets is subject to any pending suit for condemnation or other taking by any public authority, and no such condemnation or other taking has been threatened.

       5.13. Certain Contracts and Arrangements.
             ----------------------------------

          (a) Except (i) as listed in Schedule 5.13 or any document referred to in any other Schedule to this Agreement (irrespective of whether it is described as a contract, agreement, lease, commitment, understanding or instrument), (ii) for contracts, agreements, personal property leases, commitments, understandings or instruments which will expire prior to the Closing Date, (iii) for certain agreements entitling the Sellers to utilize or have access to roads leading to certain of the Real Estate, (iv) for agreements with suppliers entered into in the ordinary course of business that can be terminated without material penalty upon not more than 6 months' notice, and (v) the fuel supply contracts relating to the Biomass Assets, the Sellers are not a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the ownership or operation of the Purchased Assets and which is included in the Assumed Liabilities.

          (b) Each material Sellers' Agreement (i) constitutes a valid and binding obligation of each Seller which is a party to it and to the Knowledge of the Sellers, constitutes a valid and binding obligation of the other parties thereto, (ii) is in full force and effect, and (iii) except as disclosed in Schedule 1.1(a)(57) may be transferred to the Buyer pursuant to this Agreement without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder.

          (c) Except as set forth in Schedule 5.13, there is not, under any of the Sellers' Agreements, any default or event which, with notice or lapse of time or both, would constitute a default on the part of a Seller or, to the Knowledge of the Sellers, any other party thereto, except such events of default and other events as to which requisite waivers or consents have been obtained.

       5.14. Legal Proceedings, etc.   Except as set forth in Schedule 5.14, in
             -----------------------
  the SEC Reports filed prior to the Bid Date or in the information memorandum and reference manuals previously delivered by the Sellers to the Buyer, and except for matters which are Excluded Liabilities, there are no claims, actions, proceedings or investigations pending or, to the Sellers' Knowledge, threatened against or relating to the Sellers and pertaining to the Purchased Assets before any court, governmental or regulatory authority or body acting in an adjudicative capacity. Except as set forth in Schedule 5.14, in the SEC Reports filed prior to the Bid Date or in the information memorandum and reference manuals previously delivered by the Sellers to the Buyer and except for matters which are Excluded Liabilities, no Seller is subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority pertaining to the Purchased Assets.

       5.15.        Permits.
                    -------

          (a) "Permits" means all material permits, licenses, franchises and other governmental authorizations, consents and approvals relating to the Sellers' ownership or operation of the Purchased Assets, other than with respect to Environmental Laws. The Sellers have all Permits necessary to own and operate the Purchased Assets as presently owned and operated. Except as set forth in Schedule 5.8 hereof, the Sellers have not received any written notification that any Seller is in violation of any of such Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to it and pertaining to the Purchased Assets. Except as set forth in
       Schedule 5.8, the Sellers are in compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to them, except for violations which, in the aggregate, do not have a Material Adverse Effect.

          (b) Schedule 1.1(a)(65) sets forth all Permits and Environmental Permits, other than Transferable Permits, which, if not held or maintained (individually or in the aggregate) could reasonably be expected to impede Buyer's ownership, operation or maintenance of any Purchased Asset substantially as it has historically been owned, operated or maintained by the Sellers.

       5.16. Regulation as a Utility.  CMP is a "holding company" within the
             -----------------------
  meaning of the Holding Company Act, but is exempt from all of the provisions thereof except Section 9(a)(2). CMP is subject to regulation by the FERC, by the Maine Public Utilities Commission and, to a limited extent, by the Connecticut Department of Public Utility Control.

       5.17. Taxes.
             -----

          (a) With respect to the Purchased Assets, other than the KHR Stock, and the Biomass Assets, (i) all Tax Returns required to be filed have been filed, and (ii) all Taxes shown to be due on such Tax Returns have been paid in full. Except as set forth in Schedule 5.17, no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of the Sellers in respect of the Purchased Assets (excluding the KHR Stock and the Biomass Assets), which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 5.17 is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 5.17, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Purchased Assets (excluding the KHR Stock and the Biomass Assets) for any period. Except to the extent set forth in Section 5.17, none of the Purchased Assets (excluding the KHR Stock and the Biomass Assets) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code (except for the $10,250,000 Town of Yarmouth Pollution Control Bonds (Central Maine Power Company, 1977 Series A) and the $1,000,000 Town of Yarmouth Pollution Control Revenue Bonds (Central Maine Power Company, 1978 Series A) and none of the Purchased Assets (excluding the KHR Stock and the Biomass Assets) is subject to any lease made pursuant to Section 168(f)(8) of the Code. Except to the extent set forth in Schedule 5.17, there are no liens for Taxes not yet due upon any of the Purchased Assets (excluding the KHR Stock and the Biomass Assets).

          (b) With respect to the sale of the KHR Stock and the Biomass Assets:

                    (i) with regard to AVEC and KHR, CMP has (A) duly and timely filed with the appropriate governmental authorities all Consolidated Tax Returns (the "CMP Consolidated Tax Returns") required to be filed by CMP and such CMP Consolidated Tax Returns are true, correct and complete in all material respects, and (B) duly and timely paid in full all Taxes due with respect to AVEC and KHR;

                    (ii) each of KHR and AVEC has complied in all respects with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes;

                    (iii) except to the extent set forth in Schedule 5.17, no United States Federal, state or local or foreign audits or other administrative proceedings are presently pending, proposed or threatened (in each case in writing) with regard to any Taxes or Tax Returns of KHR or AVEC;

                    (iv) except to the extent set forth in Schedule 5.17, there are no liens for Taxes not yet due upon any property or assets of KHR or AVEC;

                    (v) all deficiencies of Taxes asserted in writing or, to the knowledge of the Seller, otherwise asserted with respect to KHR or AVEC or any of their respective predecessors as a result of an audit, examination, investigation or similar proceeding have been paid or are being contested in good faith through appropriate proceedings;

                    (vi) there are no powers of attorney in effect relating to
            Taxes of KHR or AVEC that relate to Taxes for any post-closing period;

                    (vii) except as set forth in Schedule 5.17, (A) no consent has been made with respect to KHR or AVEC under Section 341 of the Code, (B) none of the assets of KHR, AVEC or The Merimil Limited Partnership is "tax-exempt use property" within the meaning of
            Section 168(h) of the Code or tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code and (C) none of the assets of KHR, AVEC or The Merimil Limited Partnership is subject to any lease made pursuant to Section 168(f)(8) of the Code;

                    (viii) except as set forth in Schedule 5.17, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any items of Tax of AVEC, KHR or The Merimil Limited Partnership and none of such companies has requested any extension of time within which to file any Tax Return, which return has not yet been filed;

                    (ix) Sellers have delivered to Buyer (A) true, correct and complete copies of schedules to CMP Consolidated Tax Returns delineating the income and deductions of AVEC and KHR, and (B) if obtainable by the Sellers, true, correct and complete copies of partnership returns of Merimil LP, for all periods commencing on or after January 1, 1994 as well as all examination reports and statements of deficiencies assessed against or with respect to, or agreed to by, any of the foregoing companies;

                    (x) each of AVEC, KHR and The Merimil Limited Partnership
            has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid to any employee of such company or to any other party;

                    (xi) each of AVEC, KHR and The Merimil Limited Partnership has registered to do business in the State of Maine, and no such company has in fact done business in any State other than in Maine;

                    (xii) none of AVEC, KHR and The Merimil Limited Partnership has entered into any agreement that under certain circumstances could obligate it to make payments that would be non-deductible under Section 280G of the Code; and

                    (xiii) there is no dispute or claim as to the Tax liability of any other person as to which one or more of AVEC, KHR or The Merimil Limited Partnership has an indemnification obligation.

       5.18. Continuing Site Agreement Standards.  As of the Closing Date, the
             -----------------------------------
  Purchased Assets will meet the standards with respect thereto contained in the Continuing Site Agreement.

       5.19. Representations Regarding Certain Purchased Assets.
             --------------------------------------------------

          (a) The authorized capital stock of AVEC consists of 10,000 shares of common stock, par value $1 per share, of which 10,000 shares constitute the AVEC Stock, held by the Sellers, are duly authorized, validly issued and outstanding, fully paid and nonassessable. Except for the AVEC Stock, there are no shares of capital stock or other equity securities of AVEC outstanding. The AVEC Stock has not been issued in violation of, and none of the AVEC Stock is subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights.
       There are no outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which Sellers or AVEC are or may become obligated to issue, sell, purchase, return or redeem any share of capital stock or other securities of AVEC or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of AVEC. There are no equity securities of AVEC reserved for issuance for any purpose. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of AVEC may vote. Sellers are the record and beneficial owners of the AVEC Stock.

          (b) The authorized capital stock of KHR consists of 40,000 shares of common stock, par value $100 per share, of which 40,000 shares constitute the KHR Stock, are duly authorized, validly issued and outstanding, fully paid and nonassessable. Except for the KHR Stock, there are no shares of capital stock or other equity securities of KHR outstanding. The KHR Stock has not been issued in violation of, and none of the KHR Stock is subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights. There are no outstanding warrants, options, rights,

       "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which the Sellers or KHR are or may become obligated to issue, sell, purchase, return or redeem any share of capital stock or other securities of KHR or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of KHR. There are no equity securities of KHR reserved for issuance for any purpose. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of KHR may vote. Sellers are the record and beneficial owners of the KHR Stock.

          (c) The sole asset of KHR is a 50% general partnership interest (the "Merimil GP Interest") in The Merimil Limited Partnership ("Merimil LP"), the sole assets of which are (i) the Lockwood hydroelectric generating station and (ii) the Merimil Power Contract. The Merimil GP Interest, and an aggregate 50% limited partnership interest held by a number of individual holders (the "Merimil LP Interest"), represent all the outstanding general and limited partnership interests in Merimil LP. There are no outstanding options, rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement)
       (i) pursuant to which Merimil LP or any Seller is or may become obligated to issue, sell, purchase, return or redeem any general or limited partnership interests in Merimil LP or (ii) that give any person the right to receive any benefits or rights similar to holders of general partnership interests or limited partnership interests in Merimil LP.

          (d) Sellers own a 14% general partnership interest (the "Gulf Interest") in Gulf Island Pond Oxygenation Project, a Maine general partnership ("Gulf Partnership"), the sole asset of which is an oxygenation facility on the Androscoggin River in Greene, Maine. To Sellers' Knowledge, the Gulf Interest, and 86% aggregate partnership interests held by three holders (the "Other Gulf Interests"), represent all the outstanding partnership interests in Gulf Partnership. To Sellers' Knowledge, there are no outstanding options, rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which Gulf Partnership or any Seller is or may become obligated to issue, sell, purchase, return or redeem any partnership interests in Gulf Partnership or (ii) that give any person the right to receive any benefits or rights similar to holders of partnership interests in Gulf Partnership. Sellers are the record and beneficial owners of the Gulf Interest.

          (e) Sellers own a 59.1547% joint ownership interest in common (the "Wyman 4 Interest") in Wyman Unit No. 4. The Wyman 4 Interest, and 40.8453% ownership interest in common held by thirteen (13) other Persons (the "Other Wyman 4 Interest"), represent all the outstanding joint ownership interests in Wyman Unit No. 4. There are no outstanding options, rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which any Seller or the holder or any Other Wyman 4 Interest is or may become obligated to issue, sell, purchase, return or redeem any joint ownership interests in Wyman Unit No. 4 or (ii) that give any person the right to receive any benefits or rights similar to holders of joint ownership interests in Wyman Unit No. 4. Sellers are the record and beneficial owners of the Wyman 4 Interest.

          (f) Sellers have made available to the Buyer:

              (i) with respect to AVEC, balance sheets for the period ending
            December 31, 1996 and March 31, 1997, June 30, 1997 and September 30, 1997; the December 31, 1996 balance sheet has been audited for purposes of FERC Form 1 and such balance sheet(including the notes thereto) presents fairly in all material respects, as of December 31, 1996, the financial position of AVEC in conformity with the FERC Uniform System of Accounting;

              (ii) with respect to KHR, unaudited balance sheets for the period ending December 31, 1996 and as of March 31, 1997, June 30, 1997 and September 30, 1997;

              (iii) with respect to Merimil, a balance sheet for the period ending December 31, 1996, which balance sheet is audited for tax purposes only; and

              (iv) with respect to Gulf Partnership, balance sheets for the period ending December 31, 1996 and as of March 31, 1997, June 30, 1997 and September 30, 1997; the December 31, 1996 balance sheet is audited for tax purposes only. AVEC, KHR, Wyman Unit No. 4 and Merimil are referred to collectively as the "Indirect Entities".

          Except to the extent disclosed in the balance sheets described in (i)-
       (iv) above, each Indirect Entity or, to the Sellers' Knowledge, Gulf, has no liability, debt, commitment or obligation of any kind which, in accordance with generally accepted accounting principles, should be provided for or disclosed in a footnote to such balance sheet.

          Except (i) as set forth in Schedule 5.5, in the SEC Reports filed prior to the Bid Date or in the information memorandum and reference manuals previously delivered by the Sellers to the Buyer, and (ii) as otherwise contemplated by this Agreement, since the date of the December 31, 1996 balance sheet for each of the Indirect Entities (other than Wyman Unit No. 4) and for Gulf Partnership, there has not been (a) any material adverse change in (including the incurrence of any liability, debt, commitment or obligation the absence of which is represented and warranted in the preceding sentence) or effect on the business or operations of such entity; (b) any damage, destruction or casualty loss which is material to the business or operations of such entity; (c) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing) which is material to the business or operations of such entity, except agreements, commitments or transactions in the ordinary course of business or as contemplated herein, in the case of Gulf Partnership, to Sellers' Knowledge.

          (g) Except for Permitted Encumbrances and matters arising under the Permits and Environmental Permits set forth in Schedule 1.1(a)(65), (i) each Indirect Entity and, to Sellers' Knowledge, Gulf Partnership, has good and marketable record title to the real estate owned by it, and to the other assets which it purports to own(other than those which have been disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances, and (ii) neither the whole nor any part of the real estate owned, leased, used or occupied by such Indirect Entity and, to Sellers' Knowledge, Gulf Partnership, is subject to any pending suit for condemnation or other taking by any public authority and no such condemnation or other taking has been threatened.

          (h) Schedule 5.11 lists all real property leases to which any Indirect Entity and, to Sellers' Knowledge, Gulf Partnership, is a lessee or lessor and which provide for annual payments of more than $500,000 or are otherwise material to the business or operations of the applicable Indirect Entity, or to Sellers' Knowledge, Gulf Partnership. Except as set forth in Schedule 5.11, all such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect, there are no existing defaults by any Indirect Entity or, to Sellers' Knowledge, Gulf Partnership or any other party thereto thereunder, and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default by any Indirect Entity or, to Sellers' Knowledge, Gulf Partnership, thereunder.

          (i) Except as set forth in Schedule 5.8, in the SEC Reports filed prior to the Bid Date, in the Black & Veatch Reports or in the information memorandum and reference manuals previously delivered by the Sellers to the Buyer, (i) each Indirect Entity and, to Sellers' Knowledge, Gulf Partnership, holds, and is in substantial compliance with all Environmental Permits required for such Indirect Entity or Gulf Partnership, as the case may be, to conduct, as now conducted, the business and operations of such Indirect Entity or Gulf Partnership, as the case may be, under applicable Environmental Laws, and each Indirect Entity and, to Sellers' Knowledge, Gulf Partnership, is otherwise in compliance with applicable Environmental Laws with respect to the business and operations of such Indirect Entity or Gulf Partnership, as the case may be, and such Indirect Entity has not received any written notice of any violation of any Environmental Law, (ii) no Indirect Entity or, to Sellers' Knowledge, Gulf Partnership, has received any written request for information, or been notified that such Indirect Entity or Gulf Partnership, as the case may be, is a potentially responsible party, under CERCLA or any similar State law with respect to any on-site location of such Indirect Entity included within the Purchased Assets, and (iii) no Indirect Entity or, to Sellers' Knowledge, Gulf Partnership, has entered into or agreed to any consent decree or order, nor is such Indirect Entity or, to Sellers' Knowledge, Gulf Partnership, subject to any judgment, decree, or judicial order with respect to any of its assets or relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law.

          (j) No Indirect Entity other than AVEC has any employees. No Indirect Entity has any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) or any post retirement benefit plans.

          (k) Except (i) as listed in Schedule 5.13 or any document referred to in any other Schedule to this Agreement (irrespective of whether it is described as a contract, agreement, lease, commitment, understanding or instrument), (ii) for contracts, agreements, personal property leases, commitments, understandings or instruments which will expire prior to the Closing Date, (iii) for certain agreements entitling the Sellers to utilize or have access to roads leading to certain of the Real Estate,
       (iv) for agreements with suppliers entered into in the ordinary course of business that can be terminated without material penalty upon not more than six months' notice, and (v) the fuel supply contracts relating to the Biomass Assets, no Indirect Entity or, to

       Sellers' Knowledge, Gulf Partnership, is a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the ownership or operation of such Indirect Entity or Gulf Partnership, as the case may be. Each material agreement referenced in this Section 5.19(n) to which an Indirect Entity or Gulf Partnership is a party (i) constitutes a valid and binding obligation of the respective Indirect Entity or, to Sellers' Knowledge, Gulf Partnership, and, to Sellers' Knowledge, constitutes a valid and binding obligation of the other parties thereto and (ii) is in full force and effect. Except as set forth in Schedule 5.13 and, with respect to Gulf Partnership, to Sellers' knowledge, there is not, under any of the agreements listed in such Schedule, any default or event which, with notice or lapse of time or both, would constitute a default on the part of an Indirect Entity or Gulf Partnership, as the case may be, except such events of default and other events as to which requisite waivers or consent have been obtained.

          (l) Except as set forth in Schedule 5.14, in the SEC Reports filed prior to the Bid Date or in the information memorandum and reference manuals previously delivered by the Sellers to the Buyer, and except for matters which are Excluded Liabilities, and, with respect to Gulf Partnership, to Sellers' Knowledge, there are no claims, actions, proceedings or investigations pending or, to Sellers' Knowledge, threatened against or relating to the business or operations of any Indirect Entity or Gulf Partnership, as the case may be, before any court, governmental or regulatory authority or body acting in an adjudicative capacity. Except as set forth in Schedule 5.14, in the SEC Reports filed prior to the Bid Date or in the information memorandum and reference manuals previously delivered by the Sellers to the Buyer and except for matters which are Excluded Liabilities, no Indirect Entity or, to Seller's Knowledge, Gulf Partnership, is subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority.

          (m) Each Indirect Entity and, to Sellers' Knowledge, Gulf Partnership, has all material permits, licenses, franchises and other governmental authorizations, consents and approvals (other than with respect to Environmental Laws) (collectively "IE permits") necessary to own and operate its business as presently owned and operated. Except as set forth in Schedule 5.8 and, with respect to Gulf Partnership to the Knowledge of Sellers', (i) no Indirect Entity or Gulf Partnership, as the case may be, has received any written notification that such Indirect Entity or Gulf Partnership, as the case may be, is in violation of any of such IE Permit, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to it, and (ii) each Indirect Entity and, to Sellers' Knowledge, Gulf Partnership, is in compliance with all IE Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to it. Schedule 1.1(a)(65) and, with respect to Gulf Partnership to the Knowledge of Sellers sets forth all Permits and Environmental Permits, other than Transferable Permits, which, if not held or maintained (individually or in the aggregate) could reasonably be expected to impede the ownership and operation of such entity's business substantially as it has been historically owned and operated.

  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS
  ARTICLE V, THE PURCHASED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS", AND THE SELLERS ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH PURCHASED ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

                                    ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                  -------------------------------------------

      The Buyer represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, as follows:

       6.1.  Organization.  The Buyer is a corporation duly organized, validly
             ------------
  existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. The Buyer has heretofore delivered to the Sellers complete and correct copies of its Certificate of Incorporation and Bylaws (or other similar governing documents), and any amendments thereto, as currently in effect.

       6.2.  Authority Relative to This Agreement.  The Buyer has full corporate
             -------------------------------------
  power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer, and assuming that this Agreement constitutes a valid and binding agreement of the Sellers, subject to the receipt of the Buyer Required Regulatory Approvals, the Seller Required Consents and the Seller Required Regulatory Approvals, this Agreement constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

       6.3.  Consents and Approvals; No Violation.
             ------------------------------------

          (a) Except as set forth in Schedule 6.3, and other than obtaining the Buyer Required Regulatory Approvals, the Seller Required Consents and the Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Buyer nor the purchase by the Buyer of the Purchased Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of the Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

          (b) Except for (i) qualification of the Buyer as an exempt wholesale generator under the Energy Policy Act of 1992, without restriction, including no restriction on sales to Affiliates, (ii) authorization to sell power under Section 205 of the Federal Power Act, including (A) authorizations required to implement sales under any wholesale sales agreements to be assigned to the Buyer, and (B) market-based rate approval, (iii) approval under Section 203 of the Federal Power Act to transfer contracts and other jurisdictional assets, (iv) approval by the FERC, under Part I of the Federal Power Act, of the transfer of the FERC project licenses related to, and necessary to operate, the Hydroelectric Assets, (v) any MPUC approval necessary for the Sellers to transfer the Purchased Assets in Maine and/or for the Buyer to purchase the Purchased Assets in Maine, (vi) the filing by the Buyer and the Sellers required by the HSR Act, and (vii) acceptance by FERC of the Continuing Site Agreement and the Transitional Power Sales Agreements (the filings and approvals referred to in clauses (i) through (vii) are collectively referred to as the "Buyer Required

       Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Buyer of the transactions contemplated hereby.

       6.4.  Regulation as a Utility.  The Buyer is not subject to regulation as
             -----------------------
  a public utility or public service company (or similar designation) by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing. The Buyer is one or more unregulated Affiliates of a public utility holding company exempt from registration under the Holding Company Act.

       6.5.  Availability of Funds.  The Buyer has sufficient funds available to
             ---------------------
  it or has received binding written commitments from financially sound financial institutions to provide sufficient funds on the Closing Date to pay the Purchase Price.

                                   ARTICLE VII

                            COVENANTS OF THE PARTIES
                            ------------------------

       7.1.  Conduct of Business of the Sellers.
             ----------------------------------

          (a) Except as described in Schedule 7.1, from the Bid Date to the Closing Date, the Sellers will operate the Purchased Assets (to the extent the Sellers have the legal right and authority to do so) according to their ordinary and usual course of business consistent with Good Utility Practice. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 7.1, prior to the Closing Date, without the prior written consent of the Buyer, the Sellers will not with respect to the Purchased Assets:

                    (i) create any Encumbrance (except Permitted Encumbrances)
            on the Purchased Assets, except in the ordinary course of Sellers' business or as required under Sellers' debt instruments and as will be removed on or prior to the Closing Date;

                    (ii) make any material change in the levels of fuel
            inventory and stores inventory customarily maintained by the Sellers with respect to the Purchased Assets except for such changes which are consistent with Good Utility Practice;

                    (iii) sell, lease (as lessor), transfer or otherwise dispose of, any of the Purchased Assets, other than assets used, consumed or replaced in the ordinary course of business consistent with Good Utility Practice;

                    (iv) materially amend any of the Sellers' Agreements other than in the ordinary and usual course of business, provided, however, that the Sellers shall be entitled to amend the IBEW Agreement except to the extent otherwise provided in Section 7.10 hereof;

                    (v) enter into or amend any material real or personal
            property Tax agreement, treaty or settlement;

                    (vi) make or approve any increase in the compensation
            payable by Sellers to any of the Non-Union Employees (including, without limitation, salary, bonuses and benefits) except for increases consistent with past practices as heretofore disclosed to the Buyer; provided, however, that the foregoing shall not restrict the granting by the Sellers of voluntary early retirement and severance packages in accordance with The Employee Transition Plan of Sellers;

                    (vii) enter into any contract, agreement, commitment or arrangement with an Affiliate of the Sellers that would be an Assumed Liability that extends beyond the Closing Date;

                    (viii) hire any new employee with total annual compensation (including, without limitation, salary or bonuses, and benefits contained in the employee benefit plans, programs and fringe benefit arrangements) in excess of current customary practice;

                    (ix) change any accounting methods, principles or practices in a manner that affects the liabilities described in Section 2.4(v), except as required in accordance with generally accepted accounting principles; or

                    (x) enter into any written or oral contract, agreement,
            commitment or arrangement with respect to any of the transactions set forth in the foregoing paragraphs (i) through (ix) or any agreement for the sale of power from any Purchased Asset that would be an Assumed Liability.

          (b) Without limiting the generality of the first sentence of Section 7.1, prior to the Closing Date, except with the prior written consent of the Buyer, the

       Sellers will exercise their reasonable best efforts, with respect to the Purchased Assets, to:

                    (i) consult with the Buyer as to the making of any material decisions or the taking of any material actions in matters other than in the ordinary course of business;

                    (ii) consult with the Buyer as to the making of any material decisions or the taking of any material actions involving major environmental decisions;

                    (iii) maintain the Purchased Assets in customary repair, working order and condition (reasonable wear and tear excepted) and, except as contemplated by Section 7.11, repair or replace any Purchased Assets damaged or destroyed by fire or other casualty;

                    (iv) keep in force at not less than their present limits all policies of insurance to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;

                    (v) maintain their customary business relationships with any lessor, licensor, customer or supplier of any Seller; and

                    (vi) promptly give notice to the Buyer upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of the Sellers contained in this Agreement (without regard to whether or not such breach constitutes or might constitute a Material Adverse Effect).

          (c) Notwithstanding anything in Section 7.1(a) or (b) to the contrary, the Sellers may, in their sole discretion, make (i) Maintenance Expenditures and Capital Expenditures, (ii) at the Sellers' expense, such other maintenance and capital expenditures as the Sellers deem necessary, and (iii) take any action that does not adversely affect (from the Buyer's perspective) the Purchased Assets or the Assumed Liabilities.

   7.2.  Access to Information.
         ---------------------

          (a) Between the date of this Agreement and the Closing Date, the Sellers will, during ordinary business hours and upon reasonable notice
       (i) give the Buyer and the Buyer Representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Purchased Assets unless such access would violate applicable law;
       (ii) permit the Buyer and its representatives who are acceptable to the Sellers to make such reasonable inspections thereof as the Buyer may reasonably request; (iii) furnish the Buyer with such financial and operating data and other information with respect to the Purchased Assets as the Buyer may from time to time reasonably request; (iv) furnish the Buyer a copy of each material report, Schedule or other document filed or received by them with respect to the Purchased Assets with the SEC, MPUC, MDEP, FERC or other relevant regulatory agency; provided, however, that
       (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) the Sellers shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) the Sellers need not supply the Buyer with any information which the Sellers, in their reasonable judgment, are under a legal obligation not to supply. Notwithstanding anything in this Section 7.2 to the contrary, (i) the Sellers will only furnish or provide such access to personnel and medical records as is required by law, and (ii) the Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, or underneath the Purchased Assets.

          (b) All information furnished to or obtained by the Buyer and the Buyer Representatives pursuant to this Section 7.2 shall be "Information" for purposes of Section 7.17 hereof.

          (c) Subject to the last two sentences of this paragraph (c), for a period of ten years after the Closing Date, the Sellers and their representatives shall have reasonable access to all of the books and records of the Purchased Assets transferred to the Buyer hereunder to the extent that such access may reasonably be required by the Sellers in connection with matters relating to or affected by the operation of the Purchased Assets prior to the Closing Date. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Sellers shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.2(c). If the Buyer shall desire to dispose of any such books and records prior to the expiration of such ten-year period, the Buyer shall, prior to such disposition, give the Sellers a reasonable opportunity, at the Sellers' expense, to segregate and remove such books and records as the Sellers may select.

          (d) Subject to the last two sentences of this paragraph (d), for a period of ten years after the

       Closing Date, the Buyer and Buyer Representatives shall have reasonable access to all of the books and records of the Purchased Assets retained by the Sellers to the extent that such access may reasonably be required by the Buyer in connection with matters relating to or affected by the operation of the Purchased Assets subsequent to the Closing Date; provided, however, that Sellers shall not be required to provide access to personnel or medical records except as required by law or required by the Buyer or its Affiliate in connection with the contest or defense of a personal injury, discrimination, wrongful discharge, unfair labor practice, ERISA or benefits claims or similar claim or cause of action. Such access shall be afforded by the Sellers upon receipt of reasonable advance notice and during normal business hours. In addition, the Sellers will cooperate in the defense of any action brought against the Buyer by a former employee of the Sellers. The Buyer shall be solely responsible for any costs or expenses incurred by it pursuant to this
       Section 7.2(d). If any Seller shall desire to dispose of any such books and records prior to the expiration of such ten-year period, such Seller shall, prior to such disposition, give the Buyer a reasonable opportunity at the Buyer's expense, to segregate and remove such books and records as the Buyer may select; provided, however, that the Sellers will use best efforts to preserve all employment and medical records of those employees who are hired by the Buyer as of the Closing Date, for a period of not less than ten (10) years from the Closing Date.

       7.3.  Expenses.  Except to the extent specifically provided herein,
             --------
  whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses, including, without limitation, any expenses associated with litigation arising out of this Agreement or any of the transactions contemplated hereunder.

       7.4.  Further Assurances.
             ------------------

          (a) Each of the parties hereto will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement. Notwithstanding anything in the previous sentence to the contrary, the Sellers and the Buyer shall use their best efforts to obtain all Permits and Environmental Permits necessary for the Buyer to purchase and operate the Purchased Assets substantially as such assets have historically been operated by the Sellers. From time to time after the date hereof, without further consideration, the Sellers will cooperate with the Buyer in its efforts to maximize any tax benefits associated with the Purchased Assets with respect to periods following the Closing Date and to minimize the tax costs associated with the transactions contemplated hereby, and will, at their own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer the Sellers' title to the Purchased Assets. From time to time after the date hereof, the Buyer will cooperate with the Sellers in their efforts to maximize any tax benefits associated with the Purchased Assets with respect to periods prior to the Closing Date and to minimize the tax costs associated with the transactions contemplated hereby, and will, at its own expense, execute and deliver such documents to the Sellers as the Sellers may reasonably request in order to more effectively consummate the sale of the Purchased Assets pursuant to this Agreement.

          (b) In the event that any Purchased Asset shall not have been conveyed to the Buyer at the Closing, the Sellers shall, subject to Section 7.4(c), use their best efforts to convey such asset to the Buyer as promptly as is practicable after the Closing. In the event that any Easement shall not have been retained by a Seller after the Closing, the Buyer shall use its best efforts to grant such Easement to such Seller as promptly as is practicable after the Closing. Nothing contained herein shall require the Sellers or the Buyer to institute any litigation or to pay or agree to pay any sum of money to convey such asset or grant such easement.

          (c) To the extent that the Sellers' rights under any Sellers' Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Sellers, at their expense, shall use their best efforts to obtain any such required consent(s) as promptly as possible. The Sellers and the Buyer agree that if any consent to an assignment of any Sellers' Agreement shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's rights and obligations under the Sellers' Agreement in question so that the Buyer would not in effect acquire the benefit of all such rights and obligations, the Sellers, to the maximum extent permitted by law and such Sellers' Agreement, shall after the Closing, unless the Sellers elect to comply with Section 7.4(e) hereof, appoint the Buyer to be the Sellers' agent with respect to such Sellers' Agreement, and the Sellers shall, to the maximum extent permitted by law and such Sellers' Agreement, enter into such reasonable arrangements with the Buyer as are necessary to provide the Buyer with the benefits and obligations of such Sellers' Agreement. The Sellers and the Buyer shall cooperate and shall each use their best efforts after the Closing to obtain all required consents to the assignment of such Sellers' Agreement to the Buyer. Nothing contained herein shall require the Sellers or the Buyer to institute any litigation or to pay or agree to pay any sum of money to obtain such consent, convey such asset or grant such easement.

          (d) Sellers and Buyer covenant and agree to negotiate and enter into in good faith such further agreements as may be necessary for operating the Purchased Assets after the Closing Date.

          (e) To the extent that any personal property lease, relating to any assets which are principally used by the Sellers for generation purposes at the Purchased Assets, cannot be assigned to the Buyer or is not subject to arrangements described in Section 7.4(c), the Sellers will use their best efforts to acquire the assets relating to such lease and to include them in the Purchased Assets before the Closing Date. Nothing contained herein shall require the Sellers to institute any litigation or to pay or agree to pay any sum of money to convey such asset.

          (f) To the extent that, as reflected or referenced in Section 5.11, certain of the real property described in Schedule 5.11 is not included in the Purchased Assets, the parties will take all action necessary to cause such real property to be retained by or reconveyed to the Sellers, together with such easements or other rights of access in favor of the Sellers across or with respect to the Real Estate as may be reasonably necessary in order for the Sellers and their successors and assigns to own and utilize such real property in the manner previously contemplated by the Sellers.

          (g) The parties agree and acknowledge that certain of the Permits issued by the FERC include assets included in the Purchased Assets as well as other assets of the Sellers which are not to be conveyed to the Buyer pursuant to this Agreement. In connection with the parties' performance of their obligations under Section 7.4(a) hereof, the parties agree to take all action necessary in order that any such Permit, when transferred to the Buyer, will be modified appropriately to reflect the retention by the Sellers of the assets to be retained by them and the retention by the Sellers of any necessary Permit with respect to such retained assets.

          (h) On or before the date that is 120 days after the date of this Agreement, the Buyer shall notify the Sellers of any defects in title that would make the Sellers unable to give title to the Real Estate as herein stipulated (any of which is called herein a "Defect of Title"); provided, however, that to the extent Real Estate is affected by a Separation Document, such period shall be extended until thirty (30) days after the completion of the relevant Separation Document. The Buyer shall be deemed to have waived any objection to any Defect of Title that existed as of the date of this Agreement if the Buyer fails to notify the Sellers of such Defect of Title on or before the end of such 120-day (or alternate) period. With respect to the existence of any Defect of Title that does not exist on the date of this Agreement, but which arises prior to Closing, the Buyer shall notify the Sellers of any such Defect of Title on or prior to the Closing. The Sellers shall have, at their option, a period of not more than 90 days after receipt of notice of such defect within which to remedy or cure any such Defect of Title to the reasonable satisfaction of the Buyer. If the Sellers elect to remedy or cure such Defect of Title, then the Closing shall be extended to the date that is five (5) business days after the expiration of such 90-day period; provided, however, that if the Sellers remedy or cure such Defect of Title to the reasonable satisfaction of the Buyer before the end of such 90-day period, the Sellers shall have the right to close earlier, by giving the Buyer written notice setting a Closing Date no sooner than five (5) business days after such notice. If such Defects of Title are not corrected or remedied to the reasonable satisfaction of the Buyer within such 90-day period, the Buyer shall elect, by written notice to the Sellers on or before the Closing Date, as the same may be extended, either (i) to accept title to the Real Estate subject to the uncured Defects of Title, (ii) to exclude the related Purchased Asset from the terms of this Agreement and, in either case, to adjust the Purchase Price in accordance with Section 11.12 hereto and to delete from the Maintenance and Capital Expenditures Amount and the Severance Amount the portion thereof that is attributable to such asset(s), or (iii) if such uncured Defect of Title constitutes a Material Adverse Effect, to terminate this Agreement, whereupon all obligations of the parties hereunder shall cease and neither party shall have any claim against the other by reason of this Agreement, except with respect to any provision hereof that expressly survives the termination of this Agreement.

          (i) Prior to the Closing the Sellers, at their sole expense, will upgrade the Purchased Assets to the extent necessary to comply with "Sellers' Technical

       Interconnection Requirements for Generation," set forth on Schedule B to the Continuing Site Agreement.

       7.5.  Public Statements.  Between the date of this Agreement and the
             -----------------
  Closing Date, the Sellers and the Buyer agree that they will consult with each other in advance of making any public announcement or press release, or otherwise disclosing any information relating to the execution of this Agreement or any transactions contemplated hereby, or otherwise relating to the Purchased Assets, and will negotiate in good faith with respect to the form, content and timing thereof and shall not issue any such release without the prior approval of the other party; provided, however, that each party reserves the right to make such statements as are required, in the opinion of its counsel, by applicable law.

       7.6.  Consents and Approvals.
             ----------------------

          (a) The Sellers and the Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

          (b) The Sellers and the Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documents, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use their respective best efforts to obtain the transfer or reissuance to the Buyer of all necessary Transferable Permits, consents, approvals and authorizations of all governmental bodies and (iv) use their respective best efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Seller Required Regulatory Approvals, the Seller Required Consents and the Buyer Required Regulatory Approvals) or for the Buyer to own, operate or maintain, on and after the Closing Date, the Purchased Assets substantially as such assets have been historically owned, operated and maintained by the Sellers prior to the date of this Agreement, or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which any Seller or the Buyer is a party or by which either of them is bound. The Sellers shall have the right to review and approve in advance all characterizations of the information relating to Purchased Assets; and each of the Sellers and the Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby.

          (c) The Sellers shall use their best efforts prior to and, if necessary, after the Closing Date to obtain the Seller Required Consents, and the Buyer shall use its best efforts prior to and, if necessary, after the Closing Date to obtain the Buyer Required Regulatory Approvals; provided, however, that no party shall be required to institute any litigation, or to pay or agree to pay any additional amount, in order to obtain any such consent or approval. If any such consent or approval is not obtained, the Sellers and the Buyer agree to cooperate in any reasonable arrangements (which may include, in the case of leased property, a sublease thereof) designed to provide for the Buyer all of the benefits (and to assure that the Sellers will be effectively relieved from related liabilities) under such contract, agreement, lease, commitment or right, including enforcement for the benefit of the Buyer, at the Sellers' expense, of any and all rights of the Sellers against the other party or parties thereto. Nothing in this Agreement shall be construed as an attempt or agreement to assign (1) any contract which is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given, or (2) any contract or claim as to which all the remedies for the enforcement thereof would not pass to the Buyer as an incident of the assignments provided for by this Agreement.

       7.7.  Fees and Commissions.  The Sellers and the Buyer each represent and
             --------------------
  warrant to the other that, except for SBC Warburg Dillon Read Inc., which is acting for and at the expense of the Sellers, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation. The Sellers and the Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than as described above) incurred by reason of any action taken by such party.

       7.8.  Tax Matters.
             -----------

          (a) All transfer and sales or use taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer, whether imposed on the Buyer or the Sellers, and the Buyer, at its own expense, will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales taxes, and, if required by applicable law, the Sellers will join in the execution of any such Tax Returns or other documentation and will take such positions in such returns as are reasonably requested by the Buyer.

          (b) With respect to Taxes to be prorated in accordance with Section
       3.4 of this Agreement only, the Buyer shall prepare and timely file all Tax Returns required to be filed with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes, whether imposed on the Buyer or the Sellers, shown to be due on such Tax Returns. The Buyer's preparation of any such Tax Returns shall be subject to the Sellers' approval, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Sellers' review and approval no later than fifteen (15) Business Days prior to the due date for filing such Tax Return. Within ten (10) Business Days after receipt of such Tax Return, the Sellers shall pay to the Buyer the Sellers' proportionate share of the amount shown as due on such Tax Return determined in accordance with Section 3.4 of this Agreement. Without duplication, the Sellers shall indemnify and hold the Buyer harmless from and against any and all Taxes which may be suffered or incurred relating to the ownership, sale, operation or use of the Purchased Assets prior to the Closing Date (including any liability for Taxes of the Sellers that becomes a liability of the Buyer under any bulk transfer law of any jurisdiction), but excluding Taxes for which Buyer is liable pursuant to
       Section 7.8(a) hereof, as well as any Income Taxes imposed on the Sellers resulting from the sale of the Purchased Assets to the Buyer.

          (c) Each of the Buyer and the Sellers shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 7.8(c) or pursuant to any other

       Section hereof providing for the sharing of information or review of any Tax Return or other Schedule relating to Taxes shall be kept confidential by the parties hereto except to the extent a party is legally compelled to disclose such information. Each party will take any and all commercially reasonable steps, act in good faith, and cooperate fully, to permit the other party to comply with its/their obligations and secure its/their rights to indemnification hereunder.

          (d)  KHR and AVEC Tax Matters.

                (1)  Section 338(h)(10) Election.

                         (i) With respect to the sale of the KHR Stock and the
                  Biomass Assets, the Sellers and the Buyer shall jointly make the election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated under the Code and any comparable election under state or local tax law (the "Election"). As soon as practicable after the Closing Date, with respect to such Election, the Sellers and the Buyer shall mutually prepare a Form 8023-A, with all attachments, and the Sellers and the Buyer shall sign such Form 8023-A. The Buyer and the Sellers shall also cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections schedules and other documents as may be required) to effect and preserve such Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state and local tax law) or any successor provisions. At the Buyer's request, the Seller shall cooperate with and assist the Buyer, to the extent permitted pursuant to such partnership agreement, in causing an election under Section 754 of the Code to be made with respect to any partnership where an interest therein is included in the Purchased Assets and where such interest is held by the Sellers, KHR or AVEC, such election to be effective for the taxable year of each of the partnerships that includes the Closing Date.

                         (ii) With respect to the Election, the Sellers and
                  Buyer shall in good faith determine the modified Aggregate Deemed Sales Price as defined in Section 1.338(h)(10)-1 of the Treasury Regulations (the "Modified ADSP") and allocate the Modified ADSP reasonably among the assets of KHR and of AVEC pursuant to Treasury Regulation (S) 1.338(h)(10)-1 or, in the event that Sellers and Buyer cannot reach an agreement as to the Modified ADSP and allocations, such determination shall be made pursuant to an appraisal prepared by an appraisal firm selected by the Buyer and the Sellers. The fees and disbursements of the appraisal firm shall be allocated equally between the Buyer and the Sellers. The parties shall take no action inconsistent with, or fail to take any action necessary for the validity of, the Election, and shall adopt and utilize the asset values determined from such reasonable allocation for the purpose of all Tax Returns filed by them, and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or otherwise with respect to such Tax Returns.

                (2) Return Filing, Payments, Refunds and Credits.
                    --------------------------------------------
            Notwithstanding anything to the contrary in Section 3.4 of this Agreement,

                         (i) For purposes of this Agreement, (a) the amount of
                  Taxes of KHR and AVEC attributable to the pre-Closing portion of any taxable period beginning before and ending after the Closing Date (the "Straddle Period") shall be determined based upon the cumulative monthly income statements of KHR and AVEC for all months ending prior to the Closing Date and, for the month in which the Closing Date occurs, the cumulative monthly income statement or the number of days prior to and including the Closing Date related to the number of days after the Closing Date; provided, however, that all gain relating to the Election shall be attributed to the period preceding the Closing Date and (b) for purposes of the Election, taxable income in the pre-Closing and post-Closing portions of the Straddle Period attributable to KHR's interests in the Merimil Limited Partnership, a Delaware limited partnership, shall be determined pursuant to the closing-of-the-books methodology.

                         (ii) The Sellers shall cause KHR and AVEC to join, for
                  all pre-Closing periods and the Straddle Period for which KHR and AVEC are required or eligible to do so, in all consolidated, combined or unitary Federal, state, or local Income Tax or franchise Tax Returns of the Sellers (or any Tax Affiliate for all pre-Closing periods ("Sellers' Tax Returns")), and shall, in each jurisdiction where this is required or permissible under applicable law, cause the taxable years of KHR and AVEC to terminate as of the Closing Date. The Sellers shall cause to be prepared and timely filed all such Sellers' Tax Returns (including, in all events and without limitation, all Income Taxes attributable to the making of the election) and shall cause to be paid all Taxes shown to be due on such Sellers' Tax Returns; provided, however, that in the case of a Sellers' Tax Return for the Straddle Period, the Buyer shall or shall cause KHR and AVEC to pay to the Sellers the portion of such Taxes shown to be due thereon attributable to KHR and AVEC for the post-Closing Date portion of the Straddle Period determined in accordance with Section 7.8(d)(2)(i).

                         (iii) The Buyer shall, or shall cause KHR and AVEC to, prepare and timely file all Income Tax Returns of KHR and AVEC, respectively, for all pre-Closing periods and the Straddle Period, other than those referred to in Section 7.8(d)(2)(ii), which Income Tax Returns were not due on or prior to the Closing Date, and shall cause to be timely paid all Taxes shown to be due on such Tax Returns. No later than ten days prior to the due date for the filing of each Income Tax Return referred to in this Section 7.(d)(2)(iii), the Sellers shall pay to the Buyer or to KHR and AVEC, respectively, the amount of Taxes shown as due thereon less any estimated Taxes paid by KHR and AVEC, respectively, during any pre-Closing periods or Pre-Closing portion of any Straddle Period; provided, however, that in the case of an Income Tax Return for a Straddle Period, the Sellers shall only be required to pay the Buyer or to KHR and AVEC the portion of such Taxes that is attributable to the pre-Closing Date portion of such Straddle Period, determined in accordance with
                  Section 7.8(d)(2)(i) less any estimated Taxes paid by KHR or AVEC during any pre-Closing periods or Pre-Closing portion of any Straddle Period. The Sellers shall fully cooperate with the Buyer, KHR and AVEC in accordance with past practice in the preparation of the Income Tax Returns referred to in this Section 7.8(d)(2)(iii).

                         (iv) The Buyer shall, or shall cause KHR and AVEC to,
                  prepare and timely file all Tax Returns of KHR and AVEC, respectively, for all pre-Closing periods and the Straddle Period, other than those Tax Returns referred to in Section 7.8(d)(2)(ii) and (iii), which Tax Returns were not due on or prior to the Closing Date, and shall cause to be timely paid all Taxes shown to be due thereon. No later than ten days prior to the due date for the filing of each Tax Return referred to in this Section 7.8(d)(2)(iv), the Sellers shall pay to Buyer or to KHR and AVEC, respectively, the amount shown as due thereon attributable to the pre-Closing Date portion of the Straddle Period less any estimated Taxes paid by KHR and AVEC, respectively, during the pre-Closing period. The Sellers shall fully cooperate with the Buyer, KHR and AVEC in accordance with past practice in the preparation of the Tax Returns referred to in this Section 7.8(d)(2)(iv).

                         (v) The Tax Returns referred to in Section
                  7.8(d)(2)(ii), (iii) and (iv) shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in the applicable law. The Buyer shall cause a copy of the relevant portions of any Tax Return that is required to be filed by the Buyer, KHR or AVEC under Section 7.8(d)(2)(iii) or (iv), together with all relevant workpapers and other information, to be made available to the Sellers for review and comment no later than fifteen (15) Business Days prior to the due date for the filing of such Tax Return (taking into account proper extensions). An exact copy of the relevant portions of any such Tax Return filed by the Buyer shall be provided to the Sellers no later than ten (10) days after such Tax Return is filed. Corresponding obligations shall apply to Sellers in respect of any tax return that is required to be filed by the Sellers under Section 7.8(d)(2)(ii) in connection with all pre-Closing periods and the Straddle Period.

                         (vi) Any refunds or credits of the Taxes of KHR or AVEC
                  plus any interest
                  received with respect thereto from the applicable taxing authorities for any pre-Closing period (including without limitation, refunds or credits arising from amended returns filed after the Closing Date) shall be for the account of the Sellers and, if received by the Buyer, KHR or AVEC shall be paid to the Sellers within ten days after the Buyer, KHR or AVEC receives such refund or after the relevant Tax Return is filed within which the credit is applied against the Buyer's, KHR's or AVEC's liability for Taxes for a period which begins after the Closing Date, net of any Taxes the Buyer, KHR or AVEC is required to pay on account of receiving such refund or credit (including a reasonable estimate of resulting future Tax costs.) The Sellers shall not take any position nor apply for any refund that will have a material and adverse effect on any post-Closing period Tax Return without the consent of the Buyer. Any refunds or credits of Taxes of KHR or AVEC for any Straddle Period shall be apportioned between the Sellers and the Buyer in the same manner as the liability for such Taxes is apportioned pursuant to Section 7.8(d)(2)(i).

                  (3)  Tax Indemnification.
                       -------------------

                         (i) Without duplication, the Sellers shall indemnify
                  and hold the Buyer, KHR and AVEC harmless from and against any and all Taxes (including interest and penalties) which may be suffered or incurred by them in respect of or relating to, directly or indirectly (v) Taxes resulting from the Election,
                  (w) Taxes of or attributable to KHR or AVEC for all pre-Closing periods, (x) Taxes of or attributable to KHR or AVEC with respect to the pre-Closing portion of the Straddle Period, (y) Taxes payable by KHR or AVEC with respect to any pre-Closing period or Straddle Period by reason of KHR or AVEC being severally liable for the Tax of any Tax Affiliate pursuant to Treasury Regulation (S) 1.1502-6 or any analogous state or local Tax law and (z) any liability for Taxes attributable to the breach by Sellers of any covenant or representation relating to Taxes in this Agreement.

                         (ii) Without duplication, the Buyer shall indemnify,
                  defend, and hold the Sellers
                  harmless from and against any and all Taxes (including interest and penalties) which may be suffered or incurred by it in respect of or relating to, directly or indirectly (i) Taxes of or attributable to KHR or AVEC with respect to all post-Closing periods, (ii) Taxes of or attributable to the post-Closing portion of any Straddle Period and (iii) any liability for Taxes attributable to breach by the Buyer of any covenant relating to Taxes of this Agreement.

                  (4)  Tax Contest.
                       -----------

                         (i) Each of the Sellers and the Buyer shall notify the
                  other party in writing within 30 days of receipt of written notice of any pending or threatened tax examination, audit or other administrative or judicial proceeding (a "Tax Contest") that could reasonably be expected to result in an indemnification obligation under this Section 7.8(d) of such other party pursuant to this Section 7.8(d). If the recipient of such notice of a Tax Contest fails to provide such notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest, but only to the extent, if any, that such failure or delay shall have precluded the indemnifying party's ability to defend against, settle, or satisfy any action, suit or proceeding against it, or any damage, loss, claim, or demand for which the indemnified party is entitled to indemnification hereunder.

                         (ii) If a Tax Contest relates to any period ending on
                  or prior to the Closing Date or to any Taxes for which the Sellers are liable in full hereunder, the Sellers shall at their expense control the defense and settlement of such Tax Contest. If such Tax Contest relates to any period beginning after the Closing Date or to any Taxes for which the Buyer is liable in full hereunder, Buyer shall at its own expense control the defense and settlement of such Tax Contest. The party not in control of the defense shall have the right to observe the conduct of any Tax Contest at its own expense, including through its own counsel and other professional experts. The Buyer and the Sellers shall jointly represent KHR or AVEC in any Tax Contest relating to a Straddle Period, and fees and expenses related to such representation shall be paid equally by the Buyer and the Sellers; provided, however, that if the Tax Contest relates solely to the pre-Closing portion of the Straddle Period, Sellers shall be solely responsible for such fees and expenses, and if the Tax Contest relates solely to the post-Closing portion of the Straddle Period, Buyer shall be solely responsible for such fees and expenses.

                         (iii)  Notwithstanding anything to the contrary in
                  Section 7.8(d)(4)(ii), to the extent that an issue raised in any Tax Contest controlled by one party or jointly controlled could materially affect the liability for Taxes of the other party, the controlling party shall not, and neither party in the case of joint control shall, enter into a final settlement without the consent of the other party, which consent shall not be unreasonably withheld. Where a party withholds its consent to any final settlement, that party may continue or initiate further proceedings, at its own expense, and the liability of the party that wished to settle (as between the consenting and the non-consenting party) shall not exceed the liability that would have resulted from the proposed final settlement (including interest, additions to tax, and penalties that have accrued at that time), and the non-consenting party shall indemnify the consenting party for such Taxes.

                (5) Disputes.  In the event that a dispute arises between the
                    --------
            Sellers and the Buyer as to the amount of Taxes or indemnification or any other matter relating to Taxes attributable to KHR or AVEC, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved 30 days thereafter, the parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by the Sellers and the Buyer. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten Business Days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

                (6) Tax Sharing Agreements.  Any Tax sharing agreement to which
                    ----------------------
            KHR or AVEC is a party shall be deemed terminated with respect to KHR or AVEC, respectively, on, and effective as of, the Closing Date, and no Person shall have any rights or obligations under such Tax sharing agreement with respect to KHR or AVEC after such termination.

                (7) Survival.  The obligations of the Buyer and Sellers under
                    --------
            this Section 7.8 shall survive the Closing and shall continue until the expiration of the applicable statute of limitations.

       7.9. Supplements to Schedules.  Prior to the Closing Date, the Sellers
            ------------------------
  shall supplement or amend the Schedules required by this Agreement with respect to any matter relating to the Purchased Assets hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the parties agree thereto in writing.

       7.10.    Employees.
                ---------

            (a) During the period beginning sixty (60) days following the date of this Agreement and ending on the date five (5) months from the date of this Agreement ("Buyer's Window"), the Buyer may offer employment, effective as of the Closing Date, to employees of the Sellers and their Affiliates who are presently employed principally in connection with the ownership and operation of the Purchased Assets and assigned to the departments listed in Schedule 7.10 and who are listed individually in a list previously provided by the Sellers to the Buyer (all such employees hereinafter referred to as "Employees"). Notwithstanding the foregoing, any such individual who, following the date hereof, changes job position of his/her own volition pursuant to the Sellers' existing internal job posting procedures and, as a result of such change, ceases to occupy such a position within one of the enumerated departments shall thereupon cease to be an Employee for purposes of this Section 7.10 and any replacement for such individual shall be considered an Employee and, with respect to any such replacement, the Buyer's Window shall be deemed to extend for a period of 30 days, commencing on the date on which the Buyer is notified of such replacement. To the extent permitted by law, the Sellers will provide reasonable access to information (excepting personnel and medical records) and individuals reasonably necessary to the Buyer in connection with Buyer's consideration of such offers.

            All such offers of employment shall be made (i) in accordance with all applicable laws and regulations, and (ii) for Employees represented by IBEW, in accordance with the IBEW Agreement (or any replacement or extension thereof as in effect at such time). Each person who becomes employed by the Buyer pursuant to this Section 7.10 shall be referred to herein as a "Transferred Employee."

            Without the prior consent of the Buyer, the Sellers will refrain, and will use their best efforts to cause their Affiliates to refrain, from offering employment for a period of five months following the date of this Agreement to any of the Employees. Without the prior written consent of CMP, the Buyer shall not solicit, directly or indirectly, for employment any employees of the Sellers or any of their Affiliates at any time beginning on the date hereof and up to and including the second anniversary of the Closing Date, other than offers to Employees made during the Buyer's Window. Sellers or any Affiliate of Sellers shall not, at any time beginning on the date of this Agreement and ending on the second anniversary of the Closing Date, solicit, directly or indirectly, for employment any Employee who accepted a position with the Buyer within the Buyer's Window or any other employee of Buyer or Buyer's Affiliates.

            (b) The parties agree and acknowledge that the IBEW Agreement expires on May 1, 1998, and that the Sellers are obligated to bargain in good faith with the IBEW with respect to a replacement or extension of such Agreement. Sellers are entitled to enter into such a negotiated replacement or extension agreement with the IBEW which may extend for a period of no more than 2 years beyond the Closing Date. No such replacement or extension agreement shall change any work rules in a manner materially less favorable to the employer of the IBEW Employees to be employed at the Purchased Assets than to the employer of other IBEW Employees. The Sellers agree to keep the Buyer regularly informed of the progress of negotiation with the IBEW with respect to the amendment or extension of the IBEW Agreement.

            With respect to Transferred Employees who are included in the collective bargaining units covered by the IBEW Agreement, on the Closing Date, the Buyer will assume the IBEW Agreement as it relates to IBEW Employees to be employed at the Purchased Assets and comply with all applicable obligations thereunder and will accept and fulfill all obligations under the IBEW Agreement, together with any revisions and/or extensions thereto.

            CMP has established local working conditions with the IBEW at each facility which are comprised of local agreements, copies of which the Buyer hereby acknowledges that it has had the opportunity to review, and local past practices ("Local Working Conditions"). Pursuant to the IBEW Agreement, the Buyer shall not be required to assume any Local Working Conditions but agrees that it shall fulfill all of its obligations under the IBEW Agreement with respect to the creation of, and bargaining over, new Local Working Conditions.

            (c) For the period commencing on the Closing Date and ending 12 months thereafter, the Buyer shall provide all Transferred Employees who
       (i) are not IBEW Employees ("Transferred Non-Union Employees"), and (ii) did not receive from the Sellers benefits under The Employee Transition Plan of Sellers, as approved by the MPUC, with total compensation (including, without limitation, salary, bonuses, and benefits contained in the employee benefit plans, programs and fringe benefit arrangements) which the Buyer in good faith believes is, in the aggregate, substantially equivalent in value to the total compensation provided to such employees by the Sellers or their Affiliates immediately prior to the Closing Date (except that Buyer shall not be required to provide compensation to such employees corresponding to any bonuses paid by any Seller or any of their Affiliates to the extent that such bonus is based upon the sale of any Purchased Asset).

            (d) As of the Closing Date, all Transferred Non-Union Employees shall cease to participate in the employee welfare benefit plans (as such term is defined in ERISA) maintained or sponsored by the Sellers or their Affiliates (the "Prior Welfare Plans") and shall, if applicable, commence to participate in welfare benefit plans of the Buyer or its Affiliates (the "Replacement Welfare Plans"). The Buyer shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to Transferred Non-Union Employees under the Replacement Welfare Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the Prior Welfare Plans and that have not been satisfied as of the Closing Date, and (ii) provide each Transferred Non-Union Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years). The Buyer and the Sellers shall use their commercially reasonable efforts to provide for continuity of coverage and benefits for flexible spending accounts for Transferred Non-Union Employees.

            (e) Transferred Non-Union Employees who did not receive from the Sellers or their Affiliates benefits under The Employee Transition Plan of Sellers, as approved by the MPUC, shall be given full credit for all prior service with the Sellers and their Affiliates for all purposes under all employee benefit plans, programs, and fringe benefit plans, programs, and fringe benefit arrangements of the Buyer ("Buyer Benefit Plans") in which they become participants. The prior service credit shall be given for purposes of eligibility, vesting and service related level of benefits. For purposes of benefit accrual, Transferred Non-Union Employees who did not receive from the Sellers or their Affiliates benefits under The Employee Transition Plan of Sellers, as approved by the MPUC, shall be given credit for all service with the Sellers and their Affiliates under all Buyer Benefit Plans, but the ultimate benefits provided under the Buyer Benefit Plans may be offset by those previously provided by the Sellers or their Affiliates or benefit plans of the Sellers or their Affiliates, or by the benefits accrued under the benefit plans of the Sellers or their Affiliates or otherwise committed to be provided by the Sellers or their Affiliates in the future.

            (f) To the extent allowable by law, the Buyer shall take any and all commercially reasonable action to cause the trustee of a tax-qualified defined contribution plan of the Buyer or one of its Affiliates, if requested to do so by a Transferred Non-Union Employee, to accept either a trustee to trustee transfer or a direct "rollover" of all or a portion of said employee's distribution from any defined contribution retirement plan of the Sellers or their Affiliates, including, without limitation, the Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees. Buyer shall make (or cause to be made) any and all reasonably necessary amendments to its employee benefit plans, programs, and fringe benefit plans, programs and arrangements necessary to give effect to its obligations under this Agreement, which amendments shall be delivered to Sellers prior to the Closing Date.

            (g) In addition to the Buyer's obligations with respect to the Severance Amount, the Buyer shall pay to each Transferred Non-Union Employee whose employment is involuntarily terminated by the Buyer or any of its Affiliates within two (2) years of the Closing Date, except where such employment is terminated for cause, unless such cause is beyond the control of the Transferred Non-Union Employee as in the case of a layoff for lack of work, the Enhanced Severance Benefit (as defined in the Sellers' Employee Transition Plan) that would have been provided to such individual upon such termination by the Sellers or their Affiliates under The Employee Transition Plan of Sellers, had such individual remained continuously employed by the Sellers or their Affiliates and had been eligible under, and covered by, such plan on the date of such termination; provided, however, that no such benefit shall be required to be paid by the Buyer to any such employee who received from the Sellers or their Affiliates the Enhanced Severance Benefit or the Enhanced Pension Benefit under The Employee Transition Plan of Sellers.

            (h) The Sellers agree to timely perform and discharge all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of their employees arising from the sale of the Purchased Assets to the Buyer up to and including the Closing Date for those employees who will become Transferred Employees effective as of the Closing Date. After the Closing Date, the Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees with respect to the Purchased Assets.

       7.11.    Risk of Loss.
                ------------

            (a) From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by the Sellers.

            (b) If, before the Closing Date all or any portion of the Purchased Assets are taken by eminent domain (or is the subject of a pending or (to the Knowledge of the Sellers) contemplated taking which has not been consummated), the Sellers shall notify the Buyer promptly in writing of such fact. Upon any such taking, the Buyer and the Sellers shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Sellers have notified the Buyer of such taking, then the Purchase Price shall be adjusted in accordance with Section 11.12.

            (c) If, before the Closing Date all or any material portion of the Purchased Assets are damaged or destroyed by fire or other casualty or is lost or stolen, the Sellers shall notify the Buyer promptly in writing of such fact. If the Sellers have not notified the Buyer of their intention to cure such damage, destruction, loss or theft within thirty (30) days after its occurrence, the Buyer and the Sellers shall negotiate in good faith to settle the loss resulting therefrom (including, without limitation, by making a fair and equitable adjustment to the Purchase Price), and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Sellers have notified the Buyer of such casualty, then the Purchase Price shall be adjusted in accordance with Section 11.12 hereof.

            (d) In the case of an adjustment to the Purchase Price pursuant to paragraph (b) or (c) hereof due to the taking of or damage to a Purchased Asset, the Maintenance and Capital Expenditure Amount and the Severance Amount shall be reduced by the amounts thereof attributable to such assets.

       7.12.    Observation, Inspection and Participation.
                -----------------------------------------

            (a) Between the date of this Agreement and the Closing Date, the Buyer shall be entitled to have a reasonable number of representatives, all of whom shall be employees of the Buyer or its Affiliates unless otherwise agreed by CMP in each instance ("Site Representatives") at any of the Purchased Assets, on a full or part time basis (whether on site or off site), as determined by the Buyer; provided, however, that (A) the presence and activities of the Site Representatives shall be conducted in a manner as not to interfere unreasonably with the operation of the Purchased Assets, or with the activities of the Sellers not related to the Purchased Assets, (B) the Site Representatives shall not have access to any information that is unavailable pursuant to Section 7.2. Reasonable office space and facilities shall be made available by the Sellers to such Site Representatives. Each Site Representative shall have the right to review budgets and expenditures, audit records (except for personnel and medical records unless required by law), inspect equipment, advise on repairs required for equipment, review permits, review the progress of outages, review maintenance and operating practices and otherwise observe all activities at the above mentioned facilities in each case to the extent related to the Purchased Assets and subject to the limitations contained in Section 7.12(b).

            (b) Between the date of this Agreement and the Closing Date, the Sellers shall exercise their reasonable best efforts to invite Site Representatives to attend meetings (whether internal or with third parties) in which the Sellers participate and which relate specifically to the physical operation or maintenance of the Purchased Assets; provided, however, that such obligation shall not extend to (i) meetings of the boards of directors, or any committees thereof, of any of the Sellers or their Affiliates, (ii) meetings with governmental or regulatory authorities which are not open to the public, provided that promptly following each such meeting Sellers shall inform the Buyer of the discussions at such meeting as they relate to the Purchased Assets,(iii) meetings as to which any participant not affiliated with any of the Sellers (or any of their Affiliates), at its own initiative, requests that Site Representatives not attend, provided that promptly following each such meeting Sellers shall inform the Buyer of the discussions at such meeting as they relate to the Purchased Assets, (iv) meetings of employees of the Sellers relating to the preparation of the Separation Document which are held during the sixty (60) day period commencing on the date of this Agreement, or (v) meetings the subject matter of which, in the Sellers' reasonable judgment, if disclosed to the Buyer, would likely be detrimental to the Sellers (including, without limitation, information relating to the Sellers' proposed business activities following the Closing Date or to contractual or other matters as to which the interests of the Sellers and the Buyer diverge). Site Representatives shall also be entitled to consult with the Sellers and make recommendations as to all activities relating to the management, operation, maintenance, construction, renewal, addition, replacement, modification and disposal of the Purchased Assets, including, without limitation, applications for authorizations, permits and licenses, and fuel procurement and transportation.

            (c) The Buyer shall exercise its reasonable best efforts to invite designated representatives of the Sellers to attend all meetings between the date of this Agreement and the Closing Date with third parties in which the Buyer participates and which relate specifically to any proceedings before the FERC with respect to this Agreement, the Continuing Site Agreement or the Transitional Power Sales Agreements or the transactions contemplated hereby or thereby.

       7.13.    Cape Station.
                ------------

                (a) (i)  Notwithstanding any other provision of this Agreement, the parties agree to defer the purchase and sale of the Cape Equipment to March 1, 2000 as provided in, and subject to, this subsection (a) and in connection therewith agree to reduce the Preliminary Purchase Price by $1,000,000.

                (ii) From the Closing Date until March 1, 2000 (the "Interim Period"), the Cape Equipment will be operated in accordance with Good Utility

            Practice and, consistent with past practice, under the direction and control of Sellers. Except as provided below with respect to the provision of labor, all costs of operation of the Cape Equipment during the Interim Period will be borne by Sellers, including fuel, property taxes, parts and any outside contractor work associated with maintenance or repairs that Sellers elect to perform on the Cape Equipment.

                (iii) Subject to agreement on a service agreement containing customary terms and conditions (with respect to which the parties agree to negotiate in good faith), Buyer agrees to provide labor from Mason or Wyman Station during the Interim Period, at no additional cost to Sellers, as requested from time to time by Sellers for start-up, lubrication and routine operation and maintenance of the Cape Equipment, to the extent the provision of such labor does not materially disrupt Buyer's operations at Mason or Wyman Station. In this connection, the Buyer acknowledges that during the Interim Period and while owned by Sellers, such units comprising the Cape Equipment shall be subject to dispatch as required from time to time by Sellers.

                (iv) If either of the two units comprising the Cape Equipment requires repair or maintenance which Sellers elect not to perform, Sellers shall promptly so inform Buyer in writing, and Buyer may elect within twenty (20) Business Days of receipt of said notice to purchase such unit at a price of $500,000 per unit. In such event, the purchase and sale of such unit shall be consummated within twenty (20) Business Days of Buyer's notice of election. If, after such a notice from Sellers, Buyer does not timely elect to purchase such unit, Sellers shall retain ownership of such unit and Buyer's obligation to provide labor under the service agreement shall cease as to such unit.

                (v) On March 1, 2000, Buyer shall purchase each unit at $500,000 per unit payable in cash, unless such unit was previously offered and not purchased by Buyer, in which case the Buyer shall not be obligated to purchase such unit.

                (vi) The parties agree that all other provisions of this Agreement shall be deemed modified to equitably adjust the obligations and rights of the parties to reflect the provisions of this Section 7.13(a). In particular, but without limitation of the foregoing, any time periods in this Agreement that are measured from the Closing Date shall, with respect to the purchase and sale of such unit(s), be measured from the actual date of the purchase and sale of such unit(s), and until consummation of such sale any such unit(s) shall be treated as an Excluded Asset for all purposes in this Agreement.

            (b) Prior to removal of the Cape Equipment purchased and to be removed by Buyer, the Sellers shall advise the Buyer and its agents of all known environmental contamination or safety hazards in those areas where the Buyer or its agents may reasonably be expected to have access. The Sellers shall indemnify the Buyer against any and all liabilities for hazardous substances at the Cape Station site, whether the presence of such hazardous substances was previously known or not, including, without limitation, all liabilities associated with the generation and disposal of hazardous substances waste resulting from the removal activities (e.g. asbestos, lead paint, contaminated soil or waste oil contained in the equipment to be removed).

      The Buyer shall implement good engineering practices and standard containment techniques to prevent the discharge of hazardous substances during such removal, and shall indemnify and hold the Sellers harmless from and against any and all liabilities, costs, damages and expenses arising out of the failure of the Buyer to implement and adhere to such practices and techniques or from Buyer's negligence in connection with its activities at Cape Station. The Sellers shall arrange for the transportation, manifesting and proper disposal, in accordance with applicable local, state and Federal regulations, of all hazardous substances generated as a result of such removal.

       7.14.    Competitive Market.  Prior to March 1, 2000, neither Buyer nor
                ------------------
  Sellers shall directly or indirectly take or cause to be taken any action designed or intended to repeal or amend in any way (S)3202 (1)-(3) of the Act to Restructure the State's Electric Industry, Ch. 316 P.L. 1997.

       7.15.    Additional Acquisitions. During the period from the date of this
                -----------------------
  Agreement to and including the Closing Date, neither the Buyer nor any of its Affiliates shall acquire or contract to acquire any electric generating facilities in New England (other than the Purchased Assets and any such assets that it has contractually committed to acquire prior to the date of this Agreement) if such acquisition or proposed acquisition might be expected to result in the failure of any closing condition contained in Section 8.1 or 8.2 hereof to be fulfilled due to market power considerations.

       7.16. (a) Lockwood Hydroelectric Generating Station. Within 120 days
                 -----------------------------------------
  of the date of this Agreement, Sellers shall have the right, at their option, to remove the KHR Stock as a Hydroelectric Asset and substitute, in its place, the Lockwood hydroelectric generating station in its entirety, including any associated Real Estate Permits, Environmental Permits, contracts, etc. Upon such removal and substitution, the Purchase Price shall be adjusted as provided in Section 3.1(c) hereof. If the KHR Stock is removed as a Hydroelectric Asset, it shall be an Excluded Asset for purposes of this Agreement and all references to it (other than as an Excluded Asset) shall be deemed to be deleted from this Agreement; provided that the representations and warranties contained in this Agreement concerning the business and operations of Merimil LP, shall be deemed to be modified to address direct ownership of the Lockwood hydroelectric generating station by the Sellers (including that the former partners of Merimil LP have no claim with respect to Merimil LP or the Lockwood hydroelectric generating station), and shall continue to be true and correct, except that the Merimil Power Contract shall have been terminated.

            (b)  Right to Purchase Wood Chipper. Within ninety (90) days of this
                 ------------------------------
  Agreement, the Buyer shall have the right to elect to purchase, on the Closing Date, the wood chipper associated with Biomass Assets. Upon such exercise, the Purchase Price shall be adjusted as provided in Section 3.1(e) hereof and the wood chipper shall be removed as an Excluded Asset and shall be designated as a Purchased Asset for purposes of this Agreement.

       7.17.     Confidential Information.
                 ------------------------

            (a) All oral and written information (collectively "Information") disclosed by any party or its representatives, whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding this Agreement, to any other party or its directors, officers and employees and representatives of its advisors (the persons to whom such disclosure is permissible being collectively called "Representatives"), shall (i) be kept confidential by such other party and its Representatives, and shall not be disclosed by such other party and its Representatives except as otherwise provided in this Agreement, (ii) not be used by any such other persons except as contemplated by this Agreement, and
  (iii) be treated with the same degree of care used in protecting its own confidential and proprietary information.

            (b) Each party hereto will inform its Representatives of the confidential nature of the other party's Information and shall cause each Representative to agree in writing to be bound by this Section 7.17. Each party hereto will be responsible for any breach of this Section 7.17 by its Representatives.

            (c) If any party is requested or required (by the terms of a valid and effective subpoena, order, civil investigative demand or other similar process or other written request issued by a court of competent jurisdiction or by a Federal, state or local governmental body or agency) to disclose any Information of the other party (or any of the terms, conditions or other facts with respect to the transactions contemplated by this Agreement which are not disclosed in this Agreement, the Continuing Site Agreement or the Transitional Power Sales Agreements), the obligated party shall (i) provide the other party with prompt notice of such request(s) and the documents requested so that the other party may seek an appropriate protective order and/or waive the obligated party's compliance with the provisions of this Section 7.17, and
  (ii) take such legally available steps, as the other party may reasonably request, to resist or narrow such request. If, in the absence of a protective order or the receipt of a waiver hereunder the obligated party is nonetheless, in the reasonable opinion of its legal counsel, compelled to disclose Information of the other party pursuant to any regulatory or judicial proceeding, the obligated party may disclose such Information to such tribunal without liability hereunder; provided, however, that the obligated party shall give the other party written notice of Information to be so disclosed as far in advance of its disclosure as is practicable, shall furnish only that portion of the Information which is legally required, and shall use its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portions of the Information required to be disclosed as the affected party designates.

            (d) The term "Information" does not include any information which
  (i) becomes generally available to and known by the public (other than as a result of a unilateral disclosure directly or indirectly made by the recipient party or its Representatives, (ii) becomes available to the recipient party on a non-confidential basis from a source other than the disclosing party or its Representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the disclosing party, or (iii) has already been independently acquired or developed by the recipient party without violating any confidentiality agreement with or other obligation of secrecy to the disclosing party.

            (e) From the date hereof through the Closing Date, Buyer shall have the right to disclose Information of Sellers with respect to the Purchased Assets to third parties in connection with planning for operations of the Purchased Assets following the Closing Date, provided that any such disclosure is made pursuant to confidentiality obligations equivalent to those provided in this Section 7.17 and only to third parties who have been identified to the Sellers prior to such disclosure. The Buyer shall be responsible for any breach of this Section 7.17(e) by any such third party.

            (f) If this Agreement is terminated in accordance with its terms, the recipient party will return promptly to the disclosing party all copies, extracts or other reproductions in whole or in part of the disclosing party's Information in the recipient party's possession or in the possession of its Representatives, and the recipient party will destroy all copies of any memoranda, notes, analyses, compilations, studies or other documents prepared by the recipient party or for the recipient party's use based on, containing or reflecting any Information. Such destruction shall, if requested, be certified in writing to the disclosing party by an authorized officer of the recipient party supervising such destruction.

            (g) If the Closing occurs, Buyer's confidentiality duties under this
  Section 7.17 with respect to Information pertaining to the Purchased Assets shall cease.

            (h) The parties agree that each shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Section 7.17, in addition to all other remedies available to such party at law or in equity.

            (i) This Section 7.17 supersedes the letter agreement dated June 5, 1997 between affiliates of the parties, which letter agreement is of no further force and effect, provided that Information disclosed by one party to the other party hereto prior to the date hereof shall be Information for all purposes of this Section 7.17.


                                 ARTICLE VIII

                              CLOSING CONDITIONS
                              ------------------

       8.1. Conditions to Each Party's Obligations to Effect the Transactions.
            -----------------------------------------------------------------
  The respective obligations of each party to effect the purchase and sale of the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated;

            (b) No preliminary or permanent injunction or other order or decree by any Federal or state court which prevents the consummation of the sale of the Purchased Assets contemplated hereby shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any State or Federal government or governmental agency in the United States which prohibits the consummation of the sale of the Purchased Assets;

            (c) All Federal, state and local government consents and approvals (including but not limited to legislative and administrative consents and approvals) required for the consummation of the sale of the Purchased Assets and the ownership, operation and maintenance by the Buyer thereof in a manner substantially consistent with the Sellers' historical ownership, operation and maintenance thereof, and the execution, delivery and performance by the parties thereto of the Continuing Site Agreement and the Transitional Power Sales Agreements, including, without limitation, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals shall have been obtained and become Final Orders (a "Final Order" means a final order after all opportunities for rehearing are exhausted and that has not been stayed, enjoined, appealed, set aside or suspended, with respect to which any required waiting period has expired, and as to which all conditions to effectiveness prescribed therein or otherwise by law have been satisfied) with such terms and conditions as shall have been imposed by the governmental entity issuing such Final Order unless the failure to obtain such consent or approval would not result in a Material Adverse Effect; and

            (d) The Seller Required Consents and all other consents and approvals for the consummation of the sale of the Purchased Assets contemplated hereby required under the terms of any note, bond, mortgage, indenture, contract or other agreement to which the Sellers or the Buyer, or any of their Affiliates, are a party shall have been obtained, other than those which if not obtained, would not, in the aggregate, have a Material Adverse Effect.

       8.2. Conditions to Obligations of the Buyer.  The obligation of the Buyer
            --------------------------------------
  to effect the purchase of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

            (a) There shall not have occurred and be continuing a Material Adverse Effect;

            (b) The Sellers shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Sellers on or prior to the Closing Date;

            (c) The Purchased Assets shall have been released from the lien of the Indenture and the agreements and instruments described in Schedule 1.1(a)(57) hereof and shall be free and clear of Encumbrances except Permitted Encumbrances;

            (d) The Buyer shall have received certificates from authorized officers of the Sellers, dated the Closing Date, to the effect that, to the best of such officers' Knowledge, the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied;

            (e) The Sellers shall have assigned to the Buyer all of their rights and obligations in the IBEW Agreement (or any extension, modification or replacement thereof) as such rights and obligations relate to union employees to be employed at or in conjunction with the Purchased Assets after the Closing Date;

            (f) The consents and approvals required to be obtained pursuant to
       Section 8.1(c) or (d) hereof shall not contain or be granted subject to terms or conditions which could reasonably be expected to have a Material Adverse Effect when compared to the terms and conditions presently applicable to the Purchased Assets;

            (g) The Buyer shall have received an opinion from Pierce Atwood, dated the Closing Date to the effect that:

                (1) Each Seller is a corporation organized, existing and in good standing under the laws of its state of incorporation, and each Seller has the corporate power and authority to execute and deliver this Agreement, the Transitional Power Sales Agreements, and the Continuing Site Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and such other agreements and the consummation of the sale of the Purchased Assets contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Sellers;

                (2) this Agreement, the Transitional Power Sales Agreements, and the Continuing Site Agreement
            have been executed and delivered by the Sellers and (assuming that the Seller Required Regulatory Approvals, the Seller Required Consents and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

                (3) the execution, delivery and performance of this Agreement, the Transitional Power Sales Agreements, and the Continuing Site Agreement by the Sellers will not constitute a violation of the Articles of Incorporation or Bylaws, as currently in effect, of any Seller;

                (4) the Bills of Sale and other documents described in Section
            4.3 are in proper form to transfer to the Buyer title to the Purchased Assets; and

                (5) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Sellers of the Closing other than (i) the Seller Required Regulatory Approvals and (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate have a Material Adverse Effect.

            As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the State of Maine, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by the Sellers and appropriate officers and directors of the Sellers and by public officials.

            (h) The obligations of the Sellers arising after the Closing Date pursuant to this Agreement (and the other agreements contemplated hereby) shall have been jointly and severally guaranteed, on an unlimited basis, by any entity which is an Affiliate of CMP to which a substantial portion of the Excluded Assets have been conveyed (or the parent corporation thereof).

            (i) All corporate and other proceedings to be taken by the Sellers in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer and its counsel shall have received all such certified or other copies of such documents as it or they may reasonably request.

       8.3. Conditions to Obligations of the Sellers.  The obligation of the
            ----------------------------------------
  Sellers to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

            (a) The Sellers shall have received the Preliminary Purchase Price from Buyer and the Buyer shall have performed and complied with in all material respects its covenants and agreements contained in this Agreement which are required to be performed on or prior to the Closing Date;

            (b) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

            (c) The Sellers shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 8.3(a) and (b) have been satisfied;

            (d) The Buyer shall have assumed, as set forth in Section 7.10, all of the applicable obligations under the IBEW Agreement (or any extension, modification or replacement thereof) as they relate to union employees to be employed at or in conjunction with the Purchased Assets after the Closing Date;

            (e) The consents and approvals required to be obtained pursuant to
       Section 8.1(c) or (d) hereof shall not contain, or be granted subject to, terms or conditions which, from the Sellers' perspective, materially and adversely affect the benefits to the Sellers under this Agreement or the transactions contemplated hereby;

            (f) All corporate and other proceedings to be taken by the Buyer in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Sellers and their counsel, and the Sellers and their counsel shall have received all such certified or other copies of such documents as it or they may reasonably request; and

            (g) The Sellers shall have received an opinion from Bernstein, Shur, Sawyer & Nelson, counsel for the Buyer, and (in the case of paragraphs
       (1) and (3) below) from Dennis Coyle, General Counsel to FPL Group, Inc., a Florida corporation (the "Parent") to the effect that:

                (1) Each of the Buyer and Parent is a corporation organized, existing and in good standing under the laws of the States of Delaware and Florida, respectively, and has the corporate power and authority to execute and deliver, as applicable, this Agreement, the Parent Guaranty in the form attached hereto as Exhibit G (the "Parent Guaranty"), the Transitional Power Sales Agreements and the Continuing Site Agreement and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement, the Parent Guaranty, the Transitional Power Sales Agreements and the Continuing Site Agreement and the consummation of the sale of the Purchased Assets contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Buyer;

                (2) This Agreement, the Transitional Power Sales Agreements, the
            Parent Guaranty and the Continuing Site Agreement have been executed and delivered by the Buyer and Parent (as applicable) and (assuming that the Seller Required Regulatory Approvals, the Seller Required Consents and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Buyer and Parent (as applicable), enforceable against the Buyer and Parent (as applicable) in accordance with their respective terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to the creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

                (3) The execution, delivery and performance of this Agreement, the Parent Guaranty, the Transitional Power Sales Agreements and the Continuing Site Agreement by the Buyer and Parent (as applicable) will not constitute a violation of the Certificate of Incorporation or by-laws (or other similar governing documents), as currently in effect, of the Buyer or Parent;

                (4) The Instruments of Assumption and other instruments
            described in Section 4.4 are in proper form and are effective for the Buyer to assume the Assumed Liabilities; and

                (5) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Buyer of the Closing or the execution, delivery and performance by Parent of the Parent Guaranty other than the Buyer Required Regulatory Approvals, all of such Buyer Required Regulatory Approvals having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority.

            As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States and the States of Florida or Maine, such counsel may rely upon opinions of counsel admitted to practice in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of facts upon certificates furnished by appropriate officers and directors of the Buyer, Parent and their respective Affiliates and by public officials.

       8.4. Exclusion of Purchased Assets and Assumed Liabilities; Adjustment to
            --------------------------------------------------------------------
  Purchase Price.  (a) In addition to the Sellers' rights to terminate this
  --------------
  Agreement pursuant to Section 10.1, a failure of any condition contained in Sections 8.1, 8.2 (to the extent such failure is beyond the Sellers' control) or 8.3 hereof to be met which, in the judgment of the Sellers, makes it inadvisable to convey any of the Purchased Assets to the Buyer on the Closing Date (other than such a failure arising out of any of the Buyer Required Regulatory Approvals described in Section 6.3(b)(iii)-(v) hereof prohibiting the transfer to the Buyer of any of the Purchased Assets, which is addressed in Section 8.4(b) hereof), the Sellers shall be entitled, at the Sellers' option, to remove such Purchased Assets (and all associated Assumed Liabilities) from the Closing, whereupon (A) other than as expressly provided in this Section 8.4(a), neither the Sellers nor the Buyer shall have any obligations, respectively, to sell or to purchase such assets (or to assume such liabilities), and (B) the parties' respective obligations and rights under the Continuing Site Agreement and the Transitional Power Sales Agreements shall be modified to reflect the removal of such Purchased Assets from the Closing. In such event, the Purchase Price payable at the Closing shall be adjusted so as to remove therefrom the lesser of (i) 125% of the amount which has been allocated to such assets pursuant to
  Section 11.12 hereof, or (ii) the amount which has been allocated to such assets pursuant to Section 11.12 hereof plus $9 million (but only to the extent such adjustment exceeds $100,000), and by deleting from the Purchase Price 100% of the portion of the Maintenance and Capital Expenditures Amount and the Severance Amount that is attributable to such assets. The exercise by the Sellers of the rights set forth in this Section 8.4(a) shall give rise to a right of the Buyer to elect, within 10 Business Days of such exercise by the Sellers, to terminate this Agreement if the removal of such assets from the Purchased Assets would have a Material Adverse Effect. Until the date which is six (6) months following the Closing Date, Sellers shall use their commercially reasonable efforts to remedy the failure of any such condition and to convey any such affected assets to the Buyer. To the extent that any such assets are so conveyed prior to the date which is six (6) months following the Closing Date, the Buyer shall pay to the Sellers an amount equal to the amount that was deducted from the Purchase Price and from the Maintenance and Capital Expenditures Amount and the Severance Amount pursuant to this Section 8.4(a) with respect to such conveyed assets. Upon such subsequent conveyance, the parties' respective rights and obligations under the Continuing Site Agreement and the Transitional Power Sales Agreements shall be modified to reflect the inclusion of such assets in the Purchased Assets. If such assets are not conveyed to Buyer within such six-month period, Sellers may thereafter solicit offers to purchase any such assets from third parties; provided that, from and after the date that is six months following
           -------- ----
  the Closing Date through but excluding March 1, 2000, (i) Sellers shall promptly notify Buyer in writing of any offer to purchase any such affected asset, and (ii) for a period of thirty days following the date of such notification, the Buyer shall have the right, in its sole discretion, to elect to purchase such affected asset at a price equal to the aggregate amount deducted from the Purchase Price, the Maintenance and Capital Expenditures Amount and the Severance Amount pursuant to this Section 8.4(a) with respect to such asset. Upon such subsequent conveyance, the parties' respective rights and obligations under the Continuing Site Agreement and the Transitional Power Sales Agreements shall be modified to reflect the inclusion of such assets in the Purchased Assets.

      (b) (i) In the event that, pursuant to any of the Buyer Required Regulatory Approvals described in Section

  6.3(b)(iii)-(v) hereof, the Sellers are unable to transfer to the Buyer on the Closing Date any of the Purchased Assets, the Buyer shall have the rights provided in this Section 8.4(b).

            (ii) In the event that such assets consist of any of the Bar Mills, North Gorham, Oakland, Bates Upper, Rice Rips, Union Gas, Hill Mill, Continental, Lower Kezar Falls, Upper Kezar Falls, Ledgemere, Bates Lower or Lower Androscoggin hydroelectric generating stations, the Purchase Price (and the Preliminary Purchase Price) shall be adjusted so as to remove therefrom an amount equal to (i) $9 million, plus (ii) $1.5 million multiplied by the Winter Net Claimed Capability (stated in MW) of the generating station(s) so removed as set forth in Schedule 1.1(a)(33).

  In the event that such assets consist of the Biomass Assets, the Purchase Price (and the Preliminary Purchase Price) shall be adjusted so as to remove therefrom $5 million.

            (iii) In the event that such assets consist of any of Wyman Station (including any associated Fossil Facilities Real Property), any of Mason Station (including any associated Fossil Facilities Real Property) or any of the Wyman, Harris, Monty, Gulf Island, Skelton, Brunswick, Williams, Weston, Shawmut, Hiram, Bonny Eagle, Cataract, West Buxton, Deer Rips or A-3 hydroelectric generating stations, the Buyer shall be entitled, at its option, either (i) to terminate this Agreement under Section 10.1(g) or (ii) to remove such Purchased Assets (and all associated Assumed Liabilities) from the Closing, in which event the Purchase Price (and the Preliminary Purchase Price) shall be adjusted so as to remove therefrom an amount equal to (A) $9 million (without duplication of the amount set forth in clause (i) of Section 8.4(b)(ii)) plus (B) in the case of any such asset which is a Hydroelectric Asset, $1.5 million multiplied by the Winter Net Claimed Capability (stated in
  MW) of the generating station(s) so removed as set forth in Schedule 1.1(a)(33), plus (C) in the case of any such asset which is a Fossil Asset, $1.0 million multiplied by the Winter Net Claimed Capability (stated in MW) of the generating station(s) so removed as set forth in Schedule 1.1(a)(27); provided, however, that for purposes hereof, notwithstanding such Schedule 1.1(a)(27), the Winter Net Claimed Capability of Mason Station shall be deemed to be 100 MW.

  The parties agree and acknowledge, however, that in no event shall the aggregate amount deducted from the Purchase Price pursuant to this Section 8.4(b) with respect to the Hydroelectric Assets exceed (i) the Purchase Price minus $9 million, (ii) divided by two, nor shall the aggregate amount to be deducted with respect to the Fossil Assets exceed (i) the Purchase Price minus $9 million, (ii) divided by two. In the event such adjustments are made to the Purchase Price, the Severance Amount and the Adjustment Amount shall be reduced to reflect the removal of the assets to which such amounts relate.

            (iv) In the event that the Buyer elects to purchase fewer than all of the Purchased Assets pursuant to this Section 8.4(b), and during the six
  (6) month period commencing on the Closing Date the Sellers are able to obtain the requisite regulatory approval(s) to transfer to the Buyer any of such removed assets, the Buyer agrees to purchase such assets from the Sellers, and thereupon to pay to the Sellers an amount equal to the amount that was deducted from the Purchase Price, the Adjustment Amount and the Severance Amount with respect to such conveyed assets; provided, however, that the $9 million deducted pursuant to clause (i) of Section 8.4(b)(ii) or clause (ii)
  (A) of Section 8.4(b)(iii) shall not be subject to repayment to the Sellers until and unless all Hydroelectric Assets and all Fossil Assets removed from the Purchased Assets pursuant to this Section 8.4(b) have been conveyed to the Buyer. In addition, the Sellers covenant and agree not to sell any of such removed assets to any Person other than the Buyer during such six (6) month period

            (v) If Purchased Assets are removed from the Closing pursuant to this Section 8.4(b), the parties' respective obligations and rights under the Continuing Site Agreement and the Transitional Power Sales Agreements shall be modified to reflect the removal of such Purchased Assets. If any removed assets are subsequently conveyed to the Buyer, the parties' respective rights and obligations under the Continuing Site Agreement and the Transitional Power Sales Agreements shall be modified to reflect the inclusion of such assets in the Purchased Assets.

                                   ARTICLE IX

                                INDEMNIFICATION
                                ---------------

       9.1. Indemnification.
            ---------------

            (a) Sellers will indemnify, defend and hold harmless the Buyer from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages (but excluding any consequential, special, indirect, punitive or incidental damages, including without limitation lost profits), obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) to the extent the foregoing are not covered by insurance (each, an "Indemnifiable Loss"), asserted against or suffered by the Buyer relating to, resulting from or arising out of (i) any breach by the Sellers of any representation or warranty (without regard to any qualifications with respect to Material Adverse Effect contained therein) contained in this Agreement or any covenant or agreement of the Sellers contained in Sections 7.1, 7.2(a), 7.6(c), 7.9, 7.11 or 7.16 of this Agreement or (ii) any breach by the Sellers of any covenant or agreement of the Sellers contained in Sections 2.4, 3.1(d), 3.2, 3.3, 3.4, 7.2(b), (c) or (d),
       7.3, 7.4, 7.5, 7.7, 7.8, 7.10, 7.12, 7.13, 7.14 or 7.17 of this Agreement or (iii) the Excluded Liabilities or (iv) any remediation activities conducted by the Sellers at any Purchased Asset after the Closing Date,

       provided, however, that in the case of any Indemnifiable Loss arising
       --------  -------
       under clause (i) of this Section 9.1(a), (X) such indemnification shall be effective only with respect to claims written notice of which is received by Sellers no later than the first anniversary of the Closing Date, (Y) no amounts shall be due and payable to the extent that, the aggregate amount of such Indemnifiable Losses is equal to $1 million or less and (Z) in no event shall the aggregate amount of all payments made by the Seller with respect to such Indemnifiable Losses exceed $100 million, and provided, further, that indemnification with respect to claims under Sections 7.5 or 7.12 of this Agreement shall be effective only with respect to claims written notice of which is received by the Indemnifying Party no later than the first anniversary of the Closing Date.

            (b) The Buyer will indemnify, defend and hold harmless the Sellers from and against any and all Indemnifiable Losses asserted against or suffered by the Sellers relating to, resulting from or arising out of (i) any breach by the Buyer of any representation or warranty contained in this Agreement or any covenant or agreement of the Buyer contained in Sections 7.6(c), 7.11 or 7.16 of this Agreement, (ii) any breach by the Buyer of any covenant or agreement of the Buyer contained in Sections 2.3, 3.1(d), 3.2, 3.3, 3.4, 7.2(b), (c) or (d), 7.3, 7.4, 7.5, 7.7, 7.8,
       7.10, 7.12, 7.13, 7.14, 7.15 or 7.17 of this Agreement, (iii) the Assumed
       Liabilities or (iv) any relationship resulting from Section 7.4(c) (other than arising from any breach by a Seller thereunder) provided, however,
                                                            --------  -------
       that in the case of any Indemnifiable Loss arising under clause (i) of this Section 9.1(b), (X) such indemnification shall remain in effect only with respect to claims written notice of which is received by Buyer no later than the first anniversary of the Closing Date, (Y) no amounts shall be due and payable to the extent that the aggregate amount of such Indemnifiable Losses is equal to $1 million or less and (Z) in no event shall the aggregate amount of all payments made by the Buyer with respect to such Indemnifiable Losses exceed $100 million, and provided, further, that indemnification with respect to claims under Sections 7.5 or 7.12 of this Agreement shall be effective only with respect to claims written notice of which is received by the Indemnifying Party no later than the first anniversary of the Closing Date.

            (c) Any Person entitled to receive indemnification under this Agreement (an "Indemnitee") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.

            (d) The expiration, termination or extinguishment of any covenant or agreement shall not affect the parties' obligations under this Section
       9.1 if the Indemnitee provided the person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

            (e) Other than as provided in Section 10.2 hereof, the rights and remedies of the Sellers and the Buyer under this ARTICLE IX are exclusive and in lieu of any and all other rights and remedies which the Sellers and the Buyer may have under this Agreement or otherwise for monetary relief with respect to (i) any breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement or (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be, and (iii) any relationship resulting from Section 7.4(c).

            The rights and obligations of indemnification under this Section 9.1 shall not be limited or subject to set-off based on any violation or alleged violation of any obligation under this Agreement or otherwise, including but not limited to breach or alleged breach by the Indemnitee of any representation, warranty, covenant or agreement contained in this Agreement.

       9.2. Defense of Claims.
            -----------------

            (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee's own expense.

            (b) If within ten (10) days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder, the Indemnifying Party may accept and agree to such offer, and shall give written notice to the Indemnitee to that effect.

            (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than ten (10) days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of thirty
       (30) days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) day period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

            (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate then in effect of the Bank of Boston), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 9.2(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage. The rights contained herein shall not be duplicative of any reductions effected pursuant to Section 9.1(c) hereof.

            (e) Subject to Section 9.1 (a)(iii)(x) and 9.1 (b)(iii)(x) hereof, a failure to give timely notice as provided in this Section 9.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

                                   ARTICLE X

                          TERMINATION AND ABANDONMENT
                          ---------------------------

       10.1.    Termination.
                -----------

            (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Sellers and the Buyer.

            (b) This Agreement may be terminated by the Sellers or the Buyer if the Closing contemplated hereby shall not have occurred on or before the first anniversary of the date of this Agreement (the "Termination Date");

       provided that the right to terminate this Agreement under this Section
       --------
       10.1(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and provided,
                                                                       --------
       further, that if on the first anniversary of the date of this Agreement
       -------
       the conditions to the Closing set forth in Section 8.1(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be the date which is eighteen months from the date of this Agreement.

            (c) Subject to the provisions of Section 8.4 hereof, this Agreement may be terminated by either the Sellers or the Buyer if (i) any governmental or regulatory body, the consent of which is a condition to the obligations of the Sellers and the Buyer to consummate the Closing shall have determined not to grant its or their consent and all appeals of such determination shall have been taken and have been unsuccessful,
       (ii) one or more courts of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or
       (iii) any statute, rule or regulation shall have been enacted by any State or Federal government or governmental agency in the United States which prohibits the consummation of the Closing.

            (d) This Agreement may be terminated by the Buyer, if there has been a material violation or breach by the Sellers of any agreement contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Buyer to effect the Closing impossible and such violation or breach has not been waived by the Buyer.

            (e) This Agreement may be terminated by the Sellers, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Sellers to effect the Closing impossible and such violation or breach has not been waived by the Sellers.

            (f) This Agreement may be terminated by either the Sellers or the Buyer in accordance with the provisions of Section 7.11(b) or (c).

            (g) This Agreement may be terminated by the Buyer in accordance with the provisions of Section 8.4.

       10.2.    Procedure and Effect of Termination.  In the event of
                -----------------------------------
  termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

            (a) none of the parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers or Affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in this
       Section 10.2 and in Sections 7.2(b), 7.3 and 7.7; and

            (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

  Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 10.1(d) or (e) hereof, the non-breaching party shall be entitled to recover from the breaching party (i) all costs incurred by the non-breaching party in connection with the preparation, negotiation and execution of this Agreement with the breaching party or the performance of this Agreement or the enforcement of this Agreement against the breaching party, including, without limitation, attorney's fees and fees and expenses of its financial and other advisors, and (ii) any other damages incurred by such non-breaching party in connection with or arising out of such breach. Notwithstanding any other term or provision of this Agreement or the other documents delivered pursuant to this Agreement, each of the parties hereby agrees that no party or the respective Affiliates, officers, directors, employees, agents or attorneys of such party shall be liable hereunder for any other profit, loss of capital, consequential, special, indirect, punitive or incidental damages that may be incurred by any other party as a result of any action or inaction by any other party hereunder or in connection with this Agreement or any agreement contemplated to be executed in connection with this agreement, and hereby knowingly, voluntarily and intentionally waives the right to seek any such damages.

                                  ARTICLE XI

                           MISCELLANEOUS PROVISIONS
                           ------------------------

       11.1.    Amendment and Modification.  Subject to applicable law, this
                --------------------------
  Agreement may be amended, modified or supplemented only by written agreement of the Sellers and the Buyer.

       11.2.    Waiver of Compliance; Consents.  Except as otherwise provided in
                ------------------------------
  this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding anything in this Agreement to the contrary, the condition set forth in Section 8.3(d) cannot be waived by the Sellers without the consent of the IBEW.

       11.3.    No Survival.  Subject to the provisions of Section 10.2, each
                -----------
  and every representation, warranty, covenant and obligation contained in this Agreement (other than (a) the covenants contained in Section 8.4 and in Articles X and XI (which covenants shall continue indefinitely) and those specifically described in Section 9.1(a) or (b) (which shall survive as provided therein), (b) the Sellers' representations and warranties contained in Article V and the Buyer's representations and warranties contained in
  Article VI (which representations and warranties shall survive the Closing for a period of one (1) year other than the representations and warranties contained in Section 5.17, which shall continue indefinitely), and (c) the provisions of Article IX hereof, which shall continue indefinitely) shall expire with, and be terminated and extinguished by, the consummation of the sale of the Purchased Assets and the transfer of the Assumed Liabilities pursuant to this Agreement and such representations, warranties and covenants shall not survive the Closing Date; and none of the Sellers, the Buyer or any officer, director, trustee or

  Affiliate of any of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant.

       11.4.    Notices.  All notices and other communications hereunder shall
                -------
  be in writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall
                            --------
  be effective only upon receipt thereof):

      If to the Sellers, to:
      Central Maine Power Company
      83 Edison Drive
      Augusta, Maine 04336
      Attention:  Gerald C. Poulin

      with a copy to:

      Pierce Atwood
      One Monument Square
      Portland, ME  04101
      Attention:  John W. Gulliver, Esq.

      LeBoeuf Lamb Greene & MacRae, LLP
      125 West 55/th/ Street
      New York, NY  10019-5389
      Attention:  Susan A. Marshall, Esq.

      If to the Buyer, to:

      National Energy Holdings, Inc.
      c/o FPL Group Capital
      700 Universe Boulevard
      Juno Beach, FL  32408
      Attention:  General Counsel

      With a copy to:

      Orrick, Herrington & Sutcliffe
      666 Fifth Avenue
      New York, NY  10103
      Attention:  Michael R. Meyers, Esq.

       11.5.    Assignment.  This Agreement and all of the provisions hereof
                ----------
  shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder; provided, however, that the Buyer may assign any or all of its rights, interests and obligations hereunder to one or more of its Affiliates (in which case the Buyer shall nonetheless remain jointly and severally responsible for the performance of all such obligations) so long as any such assignment does not adversely affect the availability or timing of any Federal, State or local government consent or approval required for the consummation of the sale of the Purchased Assets. Notwithstanding the foregoing, the rights and obligations of the Sellers (or any of them) pursuant to this Agreement may, with the Buyer's consent, which shall not be unreasonably withheld, delayed or conditioned, be assigned to, and assumed by, such entity or entities to which any or all of the Sellers or the Purchased Assets have been transferred subsequent to the date of this Agreement pursuant to any corporate reorganization, restructuring or similar transaction.

       11.6.    Governing Law.  This Agreement shall be governed by and
                -------------
  construed in accordance with the laws of the State of Maine (regardless of the laws that might otherwise govern under applicable Maine principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Any and all disputes arising out of or in connection with this Agreement shall be adjudicated in the Federal or state courts located in the State of New York, to whose jurisdiction the parties hereby irrevocably submit for such purposes. The parties agree to perform their duties pursuant to this Agreement, the Continuing Site Agreement and the Transitional Power Sales Agreements in good faith and in a commercially reasonable manner.

       11.7.    Counterparts.  This Agreement may be executed in two or more
                ------------
  counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       11.8.    Interpretation.  The Article and Section headings contained in
                --------------
  this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Neither party shall be deemed to have been the drafter of this Agreement, which is the product of detailed, arm's length negotiations between the parties and their respective counsel.

       11.9.    Schedules and Exhibits.  All Exhibits and Schedules referred to
                ----------------------
  herein are intended to be and hereby are specifically made a part of this Agreement. Any matters described or referred to in any Schedule shall be deemed included in any other relevant Schedule, irrespective of whether any express incorporation by reference is made therein.

       11.10.   Entire Agreement.  This Agreement including the Exhibits,
                ----------------
  Schedules, documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes any and all prior oral or written expressions, understandings or agreements between or among the parties with respect thereto. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than these expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that, other than as expressly set forth in this Agreement, there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to the Buyer pursuant to the terms of Section 7.17 (including without limitation the Information Memorandum, dated June, 1997, the reference manuals relating to the Purchased Assets, any other supplemental information or responses to data requests, or materials received from or reviewed at the Sellers' document center, in each case made available to the Buyer by the Sellers or SBC Warburg Dillon Read Inc.).

       11.11.   No Punitive or Consequential Damages. Notwithstanding anything
                ------------------------------------
  to the contrary contained in this Agreement in Article IX or otherwise, no party or its Affiliates shall seek or be liable for any punitive or consequential damages, including, but not limited to, loss of revenue or income, or loss of business reputation or opportunity relating to any breach or alleged breach of this Agreement.


       11.12.  Expedited Determination of Price Adjustments for Certain Assets.
               ---------------------------------------------------------------
  In the event a party exercises its rights pursuant to Sections 7.4, 7.11 and/or 8.4 to remove any Purchased Assets and/or to reduce the Purchase Price as provided therein, the dollar amount of the adjustment to the Purchase Price therefor shall be determined as follows:

            (a) Senior management of the parties shall attempt to agree upon the amount of any required adjustment(s) to the Purchase Price.

            (b) If Senior management has not agreed upon the amount of any required adjustment(s) to the Purchase Price within five (5) Business Days following notification by any party to the other party of the exercise of its rights under Section 7.4, 7.11 and/or 8.4, as the case may be, with respect to a Purchased Asset, the adjustment shall promptly be determined, at the request in writing of either party, by the Independent Accounting Firm, as follows:

            (i) Each of the parties shall have the right to obtain copies of the other party's documents to the same extent provided in F.R.Civ.P. Rule 34, which shall be produced within ten (10) Business Days of a written request of a party and shall be subject to the confidentiality provisions of Section 7.17. The Independent Accounting Firm shall determine any disputes among the parties regarding the scope of documents requested, in light of the desire of both parties to proceed on an expedited basis;

            (ii) If either party intends to utilize an expert, a report summarizing the expert's opinion and the bases therefor shall be furnished to the other party at least six (6) Business Days before the hearing referred to in clause (iv) below;

            (iii) At least three (3) Business Days before the hearing referred to in clause (iv) below, each of the parties shall furnish to the Independent Accounting Firm and to the other party (A) the dollar amount which it believes represents the portion of the Purchase Price that is most fairly applicable to each Purchased Asset so removed, or with respect to which the Purchase Price is to be adjusted, pursuant to Sections 7.4, 7.11 and/or 8.4, and (B) any written argument, exhibits and/or reports supporting the dollar amount(s) so presented;

            (iv) not less than twenty (20) Business Days and not more than twenty-five (25) Business Days after the request for a determination under clause (i) above, the Independent Accounting Firm shall conduct a one-day hearing at a location determined by said Firm, at which each party may present testimony, argument and/or rebuttal with respect to the pre-filed materials referred to in clause (iii) above. Each party may utilize half of the hearing day in any way it sees fit. Neither party will be entitled to cross-examine witnesses presented by the other party, but either party may suggest to the Independent Accounting Firm questions for any witnesses that may be presented; and

            (v) The Independent Accounting Firm shall, within five (5) Business Days following the hearing, select one of the dollar amounts submitted by the parties for each Purchased Asset that is removed, or with respect to which the Purchase Price is to be adjusted, pursuant to Sections 7.4,
       7.11 and/or 8.4, and shall inform the parties in writing of such selection.

            (c) The Independent Accounting Firm's authority shall be limited to selecting one of the dollar amounts so presented, and such Firm shall not be entitled to average such amounts or select any other amount(s).

            (d) The Independent Accounting Firm shall have no power to modify or change any provisions of this Agreement or any related agreements entered into pursuant to this Agreement. Decisions of the Independent Accounting Firm shall be final, binding and conclusive upon the parties. The fees and disbursements of the Independent Accounting Firm shall be borne by the party that presented a dollar amount(s) not selected by the Independent Accounting Firm.

      IN WITNESS WHEREOF, the Sellers and the Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

                                      CENTRAL MAINE POWER COMPANY



                                      By:   /s/ David T. Flanagan
                                         --------------------------------
                                         Name:  David T. Flanagan
                                         Title: President and CEO



                                      THE UNION WATER-POWER COMPANY



                                      By:   /s/ David E. Marsh
                                         --------------------------------
                                         Name:  David E. Marsh
                                         Title: Chairman



                                      CUMBERLAND SECURITIES CORPORATION


                                      By:   /s/ Arthur W. Adelberg
                                         --------------------------------
                                         Name:  Arthur W. Adelberg
                                         Title: Chairman

                                      CENTRAL SECURITIES CORPORATION


                                      By:   /s/ Arthur W. Adelberg
                                         --------------------------------
                                         Name:  Arthur W. Adelberg
                                         Title: Chairman



                                      NATIONAL ENERGY HOLDINGS, INC.


                                      By:   /s/ Thomas F. Kirk
                                         --------------------------------
                                         Name:  Thomas F. Kirk
                                         Title: Vice President

  CENTRAL MAINE POWER COMPANY
  THE UNION WATER-POWER COMPANY
  CUMBERLAND SECURITIES CORPORATION
  CENTRAL SECURITIES CORPORATION


  DISCLOSURE SCHEDULES
  TO
  ASSET PURCHASE AGREEMENT


      The contents of the following Schedules are (i) exceptions to the representations, warranties and covenants of the Sellers as set forth in the Asset Purchase Agreement (the "Agreement") or (ii) descriptions of assets and liabilities referred to in the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

      To the extent that any representation or warranty contained in the Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given, the inclusion of any matter in the following Schedules does not constitute a determination by the Sellers that such matters are material. Nor in such cases where a representation or warranty is given or other information is provided shall the disclosure of any matter in the following Schedules imply that any other, undisclosed matter having a greater value or other significance is material.

  The inclusion in the following Schedules of any matter or document shall not imply any representation, warranty or undertaking not expressly given in the Agreement nor shall such disclosure be taken as extending the scope of any of the representations or warranties. Nothing in the following Schedules constitutes an admission of any liability or obligation of the Sellers to any third party, nor an admission against the Sellers' interests.

                    SCHEDULE 1.1(a)(27) - FOSSIL FACILITIES


CMP's fossil generating assets consist of three oil-fired generating stations located in the mid-coast region of Maine. W. F. Wyman Station is located in Yarmouth and consists of four steam units; Mason Station is located in Wiscasset and contains five steam units; and Cape Station is located in South Portland and consists of two combustion-turbines. Except for W. F. Wyman Unit 4, all of the units are totally owned by CMP. CMP's ownership in W. F. Wyman Unit 4 is 59.1547%; the remainder is owned by 12 other Joint Owners ("J.O.'s") in New England.

The Winter Net Claimed Capability of each station, as defined in the NEPOOL Forecast of Capacity, Energy, Loads, and Transmission, 1997-2006 dated April 1, 1997, is shown below along with other pertinent information.


                        (I)   LIST OF FOSSIL FACILITIES


                                            Winter      CMP Ownership
                              Year         Capacity          (MW)
   Station      Unit No.     Built           (MW)                          Fuel

W. F. Wyman        1          1957           54                54         #6 Oil
                   2          1958           54                54         #6 Oil
                   3          1965          119               119         #6 Oil
                   4          1978          620               367         #6 Oil
                                            847               594

Mason/1/           1          1942           21                21         #6 Oil
                   2          1947           21                21         #6 Oil
                   3          1952           33                33         #6 Oil
                   4          1952           33                33         #6 Oil
                   5          1955           35                35         #6 Oil
                                            145               145

Cape               4          1970           21                21         #2 Oil
                   5          1970           21                21         #2 Oil
                                             42                42
Total                                     1,034               781
----------------------------

/1/ Mason units 1 & 2 were deactivated in 1981. Units 3, 4 & 5 were deactivated in 1991 and reactivated in 1997 to provide capacity for the NEPOOL region.

                     (ii)   LIST OF TYPICAL FOSSIL SYSTEMS

Unless otherwise stated, the following list of typical structures; steam generators; auxiliary systems; and electrical systems are included in the fossil assets.

F. WYMAN STATION:   Generating equipment and site facilities include an
auxiliary boiler; one concrete stack for Unit 4 (w/ steel flue); one combined, dual-flue, steel stack for Units 1, 2 and 3 and the auxiliary boiler; cooling water intake structure; sub-surface and surface cooling water discharges; diesel generator; two fresh water tanks and a fire protection pumphouse; three condensate tanks; one light oil tank; two heavy oil day tanks; five fuel oil storage tanks; dock and oil unloading facilities; a fuel oil additive bulk storage tank; process waste treatment ponds; one sanitary treatment facility; and two warehouse buildings.

Five (5) steel storage tanks, each with 192,000 barrels capacity (960,000 barrels total), provide bulk storage for residual fuel oil. Three tanks (#3, 4 and 5) are allocated to low sulfur (0.7%), high-pour fuel oil for Unit #4.
These tanks are fully insulated and have internal heaters. Tanks #1 & #2 store high sulfur (2.5%) fuel oil; neither tank is insulated but tank #2 has internal heaters. All the fuel oil piping, including indoors, is fully heat-traced and insulated so that high-pour (pour points >60F) can be handled. The systems for supplying low sulfur oil to Unit #4 and high sulfur to Units 1, 2 & 3 utilize separate piping, except for a common dock-to-tank farm line and steam supply and condensate return lines. Separate day tanks, adjacent to the powerhouse, are provided for Units 1, 2 , 3 and Unit 4.

A dock supplies access to ocean going barges and tankers via a channel which has a depth of approximately 34 feet below mean low water (MLW) level. The dock can accommodate ships up to 715 ft in length and with a bow-to-manifold distance of 350 ft.

MASON STATION: The generating units are located in one common powerhouse of reinforced concrete, brick, and steel construction. Generating equipment and site facilities include an auxiliary boiler; a 3-tank, diked fuel oil storage area; two above-ground fuel oil day tanks; three cooling water intake structures; a storage garage with office and meeting room; a 750 ft. dock; a rail spur; and miscellaneous storage buildings. The facility is connected to municipal water and sewer.

All five units burn residual fuel oil, although Units 1 & 2 burned coal in their initial year of service, and Unit 4 burned coal for part of 1960. The three
storage tanks have a combined capacity of 362,000 barrels.   One tank (100,000
bbls) is currently out-of-service. The other two tanks were inspected and repaired for return to service during the summer of 1997. The two 15,000 gallon above-ground day tanks were added in 1990, to replace underground tanks.

The dock has an overall length of 750 ft. and an approach depth of 31 ft. at Mean Low Water.

CAPE STATION:   The sale includes two GE Model MS5000M (Frame 5) combustion
turbines located outdoors which burn No. 2 fuel oil.   The sale includes the
generating units and all appurtenant equipment, which shall removed from the site by the Buyer.

                     (iii)   LIST OF MAJOR FOSSIL EQUIPMENT

                       W. F. WYMAN STATION - UNITS 1 & 2

BOILER                                          UNIT 1            UNIT 2
------
Manufacturer                                 Foster-Wheeler    Foster-Wheeler
Quantity                                             1                  1
Fuel Oil                                            #6                 #6
Steam Pounds/Hour                              490,000            490,000
Superheater Steam Pressure (PSI)                 1,360              1,360
Superheater Steam Temperature (/o/ F)              950                950
Boiler Draft                                  Balanced           Balanced
Year Started                                      1957               1958

FEEDWATER
Type of Feedwater Heaters                    Shell/Tube          Shell/Tube
Stages of Feedwater Heaters/Deaerators               4                  4

BOILER FEED PUMPS
-----------------
Manufacturer                                 Allis-Chalmers      Allis-Chalmers
Quantity - % Load Each                          2 - 100%           2 - 100%
Flowrate (GPM)                                   1,100              1,100
Total Design Head (Feet of H20)                  4,135              4,135
Pump RPM                                         3,580              3,580
Horsepower & Drive Type (Motor or Turbine)       1,500              1,500

TURBINE GENERATOR
-----------------
Manufacturer                                General Electric    General Electric
Serial Nos (Turbine/Generator)              112567 / 6978307    112568 / 6978308
Nameplate Output kW                             56,865             56,865
Operating Steam Pressure (PSI)                   1,250              1,250
Operating Steam Temperature (/o/ F)                950                950
Backpressure (" Hg Absolute)                      2.50               2.50
Generator RPM                                    3,600              3,600
Generator Volts                                 13,800             13,800
Generator kVA                                   47,059             47,059
Power Factor                                      0.85               0.85
Turbine Water Induction Prevention                 Yes                Yes

                   W. F. WYMAN STATION - UNITS 1 & 2 (CONT.)


CONDENSER                                UNIT 1                      UNIT 2
---------

Manufacturer                          Westinghouse                Westinghouse
Quantity                                      1                          1
Surface Area (Square Feet)               35,000                     35,000
Steam Load (Pounds/Hour)                275,000                    275,000
Cooling Water Flow (GPM)                 33,000                     33,000
Pressure (" Hg Absolute)                   1.52                       1.52
Approximate Number of Tubes               6,365                      6,365
Tube Material                             Cu-Ni                      Cu-Ni
Cooling Water Source                      Ocean                      Ocean

CONDENSATE PUMPS
----------------
Manufacturer                          Westinghouse                Westinghouse
Quantity - % Load Each                  1 - 100%                   1 - 100%
Flowrate (GPM)                              650                        650
Total Design Head (Feet of H20)             120                        120
Pump RPM                                  1,770                      1,770
Motor Horsepower                             30                         30

CIRC. COOLING WATER PUMPS
-------------------------
Manufacturer                          Westinghouse                Westinghouse
Quantity                                      2                          2
Flowrate (GPM)                           16,500                     16,500
Total Design Head (Feet of H20)              28                         28
Pump RPM                                    585                        585
Motor Horsepower                            150                        150


POLLUTION CONTROL
-----------------
Stack Height (Feet Above Ground)   One Flue Of 325 Ft Stack In Common W/ Unit 3
Particulate Control                                Multi-Cyclone
Particulate Disposal                                    Wet
NOX Reduction Technique             Low Nox Burners          Combustion Controls

Bottom Ash Collection System                            Wet
Continuous Emissions Monitoring
 System                                                 Yes


STEP-UP TRANSFORMERS
--------------------
Rating, kVA                              56,000                     56,000
Voltage - kV                           115/13.2                   115/13.2

                          W. F. WYMAN STATION - UNIT 3


BOILER                                                  UNIT 3
------
Manufacturer                            Combustion Engineering
Quantity                                                     1
Fuel Oil                                                    #6
Steam Pounds/Hour                                      840,000
Superheater Steam Pressure (PSI)                         1,890
Superheater Steam Temperature (/o/ F)                    1,005
Boiler Draft                                          Balanced
Year Started                                              1965

FEEDWATER
---------
Type of Feedwater Heaters                           Shell/Tube
Stages of Feedwater Heaters/Deaerators                       6

BOILER FEED PUMPS
-----------------
Manufacturer                                       Worthington
Quantity - % Load Each                                  2 - 60%
Flowrate (GPM)                                             963
Total Design Head (Feet of H20)                          5,630
Pump RPM                                                 3,580
Horsepower & Drive Type (Motor or Turbine)               1,750

TURBINE GENERATOR
-----------------
Manufacturer                                  General Electric
Serial Nos (Turbine / Generator)              70X246 / 180X246
Nameplate Output kW                                    121,180
Operating Steam Pressure (PSI)                           1,800
Operating Steam Temperature (/o/ F)                      1,000
Backpressure (" Hg Absolute)                              1.00
Generator RPM                                            3,600
Generator Volts                                         14,400
Generator kVA                                          133,689
Power Factor                                              0.85
Turbine Water Induction Prevention                         Yes

                     W. F. WYMAN STATION - UNIT 3 (CONT.)


CONDENSER                                               UNIT 3
---------
Manufacturer                                       Worthington
Quantity                                                     1
Surface Area (Square Feet)                              60,000
Steam Load (Pounds/Hour)                               500,000
Cooling Water Flow (GPM)                                48,000
Pressure (" Hg Absolute)                                  1.30
Approximate Number of Tubes                              9,380
Tube Material                                 Al-Brass & Cu-Ni
Cooling Water Source                                     Ocean

CONDENSATE PUMPS
----------------
Manufacturer                                       Worthington
Quantity - % Load Each                                 2 - 100%
Flowrate (GPM)                                           1,365
Total Design Head (Feet of H20)                            473
Pump RPM                                                 1,180
Motor Horsepower                                           200

CIRC. COOLING WATER PUMPS
-------------------------
Manufacturer                                       Worthington
Quantity                                                     2
Flowrate (GPM)                                          24,000
Total Design Head (Feet of H20)                             28
Pump RPM                                                   503
Motor Horsepower                                           200

POLLUTION CONTROL
-----------------
Stack Height (Feet Above Ground)             325  (2/nd/ FLUE)
Particulate Control                              Multi-Cyclone
Particulate Disposal                                       Wet
NOX Reduction Technique                      Staged Combustion
Bottom Ash Collection System                               Wet
Continuous Emissions Monitoring System                     Yes

STEP-UP TRANSFORMERS
--------------------
Rating, kVA / kVA                            125,000 / 140,000
Voltage - kV                                          115/13.8

                         W. F. WYMAN STATION - UNIT 4


BOILER                                                  UNIT 4
------
Manufacturer                                    Foster-Wheeler
Quantity                                                     1
Fuel Oil                                                    #6
Steam Pounds/Hour                                    4,400,000
Superheater Steam Pressure (PSI)                         2,620
Superheater Steam Temperature (/o/ F)                    1,005
Boiler Draft                                          Balanced
Year Started                                              1978

FEEDWATER
---------
Type of Feedwater Heaters                           Shell/Tube
Stages of Feedwater Heaters/Deaerators                       7

BOILER FEED PUMPS
-----------------
Manufacturer                                       Worthington
Quantity - % Load Each                                  2 - 60%
Flowrate (GPM)                                           5,270
Total Design Head (Feet of H20)                          7,420
Pump RPM                                                 5,630
HP & Drive Type (Motor or Turbine)              10,550 Turbine

BFP STEAM TURBINE DRIVES
------------------------
Manufacturer                                  General Electric
Quantity - % Load Each                                  2 - 60%
Flowrate (GPM)                                      88,700 pph
Total Design Head (Feet of H20)                   @ 179.5 psig
Pump RPM                                             5,630 max
Horsepower & Drive Type (Motor or Turbine)          11,324 max

STARTUP BOILER FEED PUMPS
-------------------------
Manufacturer                                     Byron Jackson
Quantity - % Load Each                          1 - Approx. 10%
Flowrate (GPM)                                           1,000
Total Design Head (Feet of H20)                          3,768
Pump RPM                                                 3,570
Motor drive: Make and Horsepower                    GE / 1,250

                     W. F. WYMAN STATION - UNIT 4 (CONT.)


TURBINE GENERATOR                                       UNIT 4
-----------------
Manufacturer                                  General Electric
Serial Nos.  (Turbine / Generator)           170X556 / 180X556
Nameplate Output kW                                    577,681
Operating Steam Pressure (PSI)                           2,400
Operating Steam Temperature (/o/ F)                      1,000
Backpressure (" Hg Absolute)                               1.5
Generator RPM                                            3,600
Generator Volts                                         22,000
Generator kVA                                          680,000
Power Factor                                              0.93
Turbine Water Induction Prevention                         Yes

CONDENSER
---------
Quantity/Manufacturer                         1/Foster-Wheeler
Surface Area (Square Feet)                             195,400
Steam Load (Pounds/Hour)                             2,911,460
Cooling Water Flow (GPM)                               229,000
Pressure (" Hg Absolute)                                  1.58
Approximate Number of Tubes                             23,325
Tube Material                                               Ti
Cooling Water Source                                     Ocean

CONDENSATE PUMPS
----------------
Manufacturer                                     Byron-Jackson
Quantity - % Load Each                                  3 - 50%
Flowrate (GPM)                                           3,225
Total Design Head (Feet of H20)                            640
Pump RPM                                                 1,170
Motor Horsepower                                           700

CIRC. COOLING WATER PUMPS
-------------------------
Manufacturer                                    Ingersoll-Rand
Quantity - % Load Each                                  3 - 40%
Flowrate (GPM)                                          80,000
Total Design Head (Feet of H20)                             47
Pump RPM                                                   514
Motor Horsepower                                         1,250

                SCHEDULE 1.1(A)(27) - FOSSIL FACILITIES (CONT.)

                 (III)   LIST OF MAJOR FOSSIL EQUIPMENT (CONT.)

                      W. F. WYMAN STATION - UNIT 4 (CONT.)


POLLUTION CONTROL                                       UNIT 4
-----------------

Stack Height (Feet Above Ground)                           421
Particulate Control                 Electrostatic Precipitator
Particulate Disposal                            Dry-Reinjected
NOX Reduction Technique          Staged Comb.w/ Overfire Air &
                                              Flue Gas Recirc.
Bottom Ash Collection System                               Dry
Continuous Emissions Monitoring System                     Yes

STEP-UP TRANSFORMERS
--------------------
Rating, kVA/kVA                                580,000/649,600
Voltage - kV                                          345/20.9

                           W. F. WYMAN STATION - SITE

                                                  UNIT 1        UNIT 2        UNIT 3                UNIT 4
TANK FARM                                                     Tanks 1 & 2                         Tanks 3, 4 & 5
---------                                                     -----------                         --------------
Total Storage Capacity (Barrels)                                  384,000                                576,000
Year Installed                                                       1957                       1974, 1978, 1978
Oil Type                                                               #6                                     #6
Heaters                                     TANK 1 - Suction Heater Only,                             Internal &
                                              TANK 2 - Suction & Internal                                Suction
Diked?                                                                Yes                                    Yes
Insulated?                                                             No                                    Yes

DAY TANKS
---------
Total Storage Capacity (Gallons)                                   48,000                                475,000
Year Installed                                                       1991                                   1978
Oil Type                                                               #6                                     #6
Heated?                                                               Yes                                    Yes
Diked?                                                                Yes                                    Yes
Insulated?                                                            Yes                                    Yes


NO. 2  OIL TANK
---------------
Total Storage Capacity (Gallons)                                                      150,000
Year Installed                                                                           1978
Heated?                                                                                    No
Diked?                                                                                    Yes
Insulated?                                                                                 No

DOCK
----
Total Length                                                                              447
Width (Feet)                                                                             38.5
Max Tanker Length (Feet)                                                                  715
Max Bow-to-Manifold Distance (Feet)                                                       350
Chan. Depth  (Ft, @ Mean Low Water)                                                        34
Year Constructed                                                                         1957

BOILER MAKEUP WATER SUPPLY
--------------------------
Source                                                                      Portland Water District-Public
Common On Site Storage (Gallons)                                                    1,050,000
Treatment Unit                                                      CARBON FILTER And DEMINERALIZING PLANT
Condensate Polisher                                                      No                  No      Yes


                       W. F. WYMAN STATION - SITE (CONT.)


CONDENSATE STORAGE TANKS                             UNITS 1, 2 & 3                   UNIT 4
------------------------
Total Storage Capacity (Gallons)                  250,000        125,000             400,000
Year Installed                                      1957            1965                1978
Material                                            Wood        Aluminum               Steel

POTABLE WATER SUPPLY
--------------------
Source                                                 Portland Water District-Public
Common On Site Storage (Gallons)                                1,050,000
Main Sizes (Inches)                                               8,12

FIRE PROTECTION SYSTEM
----------------------
Water Source                                           Portland Water District-Public
Quantity of Standpipes                                              2
Standpipe Storage (Gallons)                      1,050,000 - Common W/ Boiler Water Makeup
Primary Pump Capacity (GPM), Drive                            2,500, Electric
Secondary Pump Capacity (GPM),                                 2,500, Diesel
Drive
Grounds Protection                                                Hydrants
General Internal Station Protection                  Hose Stations                 Hose Stations
Protection for Burner Fronts                             Water                         Foam
Prot. for Fuel Oil Pumps & Heaters                       Water                         Water
Protection for Lube Oil Tanks                            Water                         CO2
Protection for Hydrogen Seal Oil Unit                    Water                         Foam
Protection for Main Transformers                         Water                         Water
Protection for Turbine/Generator                         -----                         Foam

SEWAGE TREATMENT
----------------
Type of System                                       On-Site Septic Tank / Sand Filter

PROCESS WASTE TREATMENT
-----------------------
Type                                                    Chemical Neutralizing System
Oil Removal?                                                         Yes
Quantity of Settling Ponds                                            2
Quantity of Neutralizing Ponds                                        2
Disposal To                                                    Lagoon / Ocean


                          MASON STATION - UNITS 1 & 2


BOILER                                           UNIT 1                       UNIT 2
------
Manufacturer                                Babcock & Wilcox             Babcock & Wilcox
Quantity                                           2                            2
Current Fuel                                    No. 6 oil                   No. 6 oil
Steam Pounds/Hour                             125,000 each                 125,000 each
Outlet Steam Pressure (PSI)                        600                         600
Outlet Steam Temperature (/o/ F)                   770                         770
Year Started                                      1941                        1947

FEEDWATER
---------
Low pressure feedwater heaters              1 FW shell & tube           1 FW shell & tube
Deaerator heater                            1 Cochrane Steam             1 Cochrane Steam
High pressure feedwater heater              1 FW shell & tube           1 FW shell & tube

BOILER FEED PUMPS
-----------------
Manufacturer                                Warren Steam Pump           Warren Steam Pump
Quantity - % Load Each                     2 -100% per boiler           2 -50% per boiler
Flowrate / Head (GPM/Ft)                         500/2080                   320/2070
Motor Horsepower                                   400                        300

TURBINE GENERATOR
-----------------
Qty - Manufacturer                        1 - General Electric         1 - General Electric
Serial No. (T / G)                            34695/5268499             80920/5727940
Nameplate Output kW                              20,000                    20,000
Inlet Steam Press./Temp (PSI// o/ F)            600/770                   600/770
Backpressure (" Hg Absolute)                      1.0                       1.0
Generator RPM                                    3,600                     3,600
Generator Volts                                 13,800                    13,800
Generator kVA                                   25,000                    25,000
Power Factor                                      0.80                      0.80

CONDENSER
---------
Manufacturer                                  Westinghouse                 Westinghouse
Surface Area (Square Feet)                      18,750                       20,000
Steam Load (Pounds/Hour)                       175,000                      175,000
Cooling Water Flow (GPM)                        21,150                       22,500
Tube Material                                  Al-Brass                     Al-Brass

                        MASON STATION - UNITS 3, 4, & 5

BOILER                                     UNIT 3                UNIT 4                UNIT 5
------
Manufacturer                          Babcock & Wilcox      Babcock & Wilcox      Babcock & Wilcox
Quantity                                     1                     1                     1
Current Fuel                             No. 6 Oil             No. 6 Oil             No. 6 Oil
Steam Pounds/Hour                          310,000               310,000               310,000
Outlet Steam Pressure (PSI)                    865                   865                   900
Outlet Steam Temperature (/o/ F)               910                   910                   910
Boiler Draft                              Balanced              Balanced              Balanced
Year Started                                  1952                  1952                  1955

FEEDWATER
---------
Type of Feedwater Heaters               Shell/Tube            Shell/Tube            Shell/Tube
Stages of Feedwater Heaters         3 LP, Incl DA, 1 HP   3 LP, Incl DA, 1 HP   3 LP, Incl DA, 1 HP
Type of Deaerator                          Spray                 Spray                 Spray

BOILER FEED PUMPS
-----------------
Manufacturer                          Ingersoll-Rand        Ingersoll-Rand        Ingersoll-Rand
Quantity - % Load Each                  2 - 60%               2 - 60%               2 - 60%
Flowrate (GPM)                             785                   785                   785
Total Design Head (Feet of H20)          2,955                 2,955                 2,955
Pump RPM                                 3,570                 3,570                 3,570
Motor Horsepower                           700                   700                   700

TURBINE GENERATOR
-----------------
Manufacturer                         General Electric      General Electric      General Electric
Quantity                                              1                     1                     1
Serial Nos. T/G                           93342/6862925         93377/6862959        108831/6943896
Nameplate Output kW                              33,000                33,000                33,000
Outlet Steam Pressure (PSI)                         825                   825                   825
Outlet Steam Temperature (/o/ F)                    900                   900                   900
Backpressure (" Hg Absolute)                       1.00                  1.00                  1.00
Generator RPM                                     3,600                 3,600                 3,600
Generator Volts                                  13,800                13,800                13,800
Generator kVA                                    35,294                35,294                35,294
Power Factor                                       0.85                  0.85                  0.85


                    MASON STATION - UNITS 3, 4, & 5 (CONT.)


CONDENSER                                 UNIT 3                UNIT 4                UNIT 5
---------
Manufacturer                           Westinghouse          Westinghouse          Westinghouse
Quantity                                          1                     1                      1
Surface Area (Square Feet)                   22,500                22,500                 25,000
Steam Load (Pounds/Hour)                    250,000               250,000                250,000
Cooling Water Flow (GPM)                     23,000                23,000                 25,600
Pressure (" Hg Absolute)                       1.94                  1.94                   1.80
Approximate Number of Tubes                   4,460                 4,460                  4,974
Tube Material                              Al-Brass              Al-Brass               Al-Brass

CONDENSATE PUMPS
----------------
Manufacturer                          Westinghouse          Westinghouse           Westinghouse
Quantity - % Load Each                     2 - 100%              2 - 100%               2 - 100%
Flowrate (GPM)                                 550                   550                    550
Total Design Head (Feet of H20)                110                   110                    120
Pump RPM                                       886                   886                  1,760
Motor Horsepower                                30                    30                     30

CIRC. WATER PUMPS
-----------------
Manufacturer                          Westinghouse          Westinghouse           Westinghouse
Quantity                                         1*                    1                      2
Flowrate (GPM)                              24,000                24,000                 13,300
Total Design Head (Feet of H20)                 30                    30                     26
Pump RPM                                       502                   502                    440
Motor Horsepower                               250                   250                    125
* 1 Spare for Units 3 & 4

POLLUTION CONTROL
-----------------
Stack Height (Feet Sea Level)              161                   161                    143
Particulate Control                   Multi-Cyclone         Multi-Cyclone         Multi-Cyclone
Particulate Disposal                       Wet                   Wet                   Wet
NOX Reduction Technique                   None                  None                   None
Bottom Ash Collection System               Wet                   Wet                   Wet
Continuous Emissions Monitoring          Opacity               Opacity               Opacity

                              MASON STATION - SITE


TANK FARM
---------
Quantity                                   3
Total Storage Capacity (Barrels)           360,000
Year Installed                             1941-1955
Oil Type                                   #6
Heated?                                    Suction Heaters Only
Diked?                                     Yes
Insulated?                                 No

DAY TANKS
---------
Quantity                                   2
Total Storage Capacity (Gallons)           30,000
Year Installed                             1990
Oil Type                                   #6
Heated?                                    Yes
Diked?                                     Yes
Insulated?                                 Yes

DOCK
----
Length (Feet)                              750
Max Tanker Depth  (Feet, @ MLW)            33
Year Installed                             1941

BOILER MAKEUP WATER SUPPLY
--------------------------
Source                                     Munic. Water Supply w/ Backup From Hilton Pond
Treatment Unit                             Carbon Filter / Demineralizing System

CONDENSATE STORAGE TANKS
------------------------
Total Storage Capacity (Gallons)           175,000
Year Installed                             1955
Material                                   Steel

                          MASON STATION - SITE (CONT.)

POTABLE WATER SUPPLY
--------------------
Source                                     Wiscasset Water District

MISC. COOLING WATER
-------------------
Source                                     Hilton Pond/Freshwater

FIRE PROTECTION SYSTEM
----------------------
Water Source                               Wiscasset Water District
Grounds Protection                         Hydrants
General Internal Station Protection        Hose Stations

SEWAGE TREATMENT
----------------
Type of System                             Municiple Sewer System

PROCESS WASTE TREATMENT
-----------------------
Type                                       Parallel Flow Chemical Neutralizing System
Oil Removal?                               Yes
Quantity of Settling Ponds                 2
Quantity of Neutralizing Ponds             2

                                  CAPE STATION

COMBUSTION TURBINE                           UNIT 4                         UNIT 5
------------------
Manufacturer                            General Electric               General Electric
Frame and Model                      Frame 5, Mod. 7L5A1PM44        Frame 5, Mod. 7L5A1PM44
Serial No.                                   214185                         214186
Compressor Stages                              16                             16
Turbine Stages                                  2                              2
Speed                                       5,100 RPM                      5,100 RPM
Output, net @ 80 F                          17,850 kW                      17,850 kW
Control System                             SPEEDTRONIC                    SPEEDTRONIC

SPEED REDUCER
-------------
Type                                     Double Helical                 Double Helical
Model                                        S524A4                         S524A4
Speed (Input/Output)                      5100 / 3600                    5100 / 3600

GENERATOR
---------
Model                                         ATB-2                          ATB-2
Rating, kVA / PF                          20,650 / 0.85                  20,650 / 0.85
Voltage / Frequency                      13,800 / 60 Hz                 13,800 / 60 Hz

EXCITER
-------
Type and Rating                           Static, 60 kW                  Static, 60 kW

MISC
----
Switchgear                             Outdoor, metal-clad            Outdoor, metal-clad
Fuel forwarding                             GE skids                       GE skids
Enclosure                               Outdoor enclosure              Outdoor enclosure
                                         w/ control cab                 w/ control cab
Black start diesel                    Model 12V71N, 600 HP           Model 12V71N, 600 HP

        (v)   LIST OF FOSSIL BOATS, VEHICLES AND MISCELLANEOUS EQUIPMENT

Vehicles
     CODE#       MAKE  YEAR   MODEL          STYLE         BODY      EQUIPMENT       BOOK VALUE   DEPARTMENT    C/L

         883027  GMC   1988  TC10703      1/2 Ton PK                                      $0.00  Mason Station  082

         883043  GMC   1988  TC10703      1/2 Ton PK                                      $0.00  Wyman Station  083

         883075  GMC   1988  TC20903      3/4 Ton PK                                      $0.00  Wyman Station  083

         884002  GMC   1988  TV31003       1 Ton C&C       Dump         Plow              $0.00  Wyman Station  083

         896005  GMC   1989  TC7D042       2 Ton C&C       Rack  Hydraulic Tailgate       $0.00  Wyman Station  083
         912015  GMC   1991  TM10905  1/2 Ton Compact Van                                 $0.00  Wyman Station  083

                 Book Value Based on September 1997 Investment

Boats
REG.  EXPIRATION    MAKE       SERIAL     YEAR  LENGTH  TYPE  HULL  FUEL  PROP  USE  WATER  HORSEPOWER  EXCISE  BOOK    ASSIGNED
----  ----------    ----       ------     ----  ------  ----  ----  ----  ----  ---  -----  ----------  ------  -----  ----------
6572S  12/31/97  Duranautic    3M7613     1976    17     1     3     1     1     6     1        88       12.50  $0.00  W.F. Wyman

CODES:
-----

     TYPE          HULL        FUEL        PROP        USE        WATER
     ----          ----        ----        ----        ---        -----
1.  Open         1.  Wood   1.  Gas     1.  Out     1.  Pleas   1.  Fresh
2.  Cabin        2.  Frgs   2.  Diesel  2.  In      2.  C Fish  2.  Salt
3.  Sail         3.  Alum   3.  Other   3.  In/Out  3.  C Pass  3.  Both
4.  Canoe        4.  Steel              4.  Other   4.  Rent
5.  H Boat       5.  Other                          5.  Dlr/Mf
6.  Other                                           6.  Other

        SCHEDULE 1.1(a)(27) - INFORMATION SYSTEMS HARDWARE AND SOFTWARE

  Software and Hardware Products to be Included in the Sale of the Generation
                                     Assets


FOSSIL FACILITIES Wyman      LICENSE TRANSFER STATUS            SOFTWARE VENDOR
 Steam:                         [To be completed]
SOFTWARE PRODUCT (SCHEDULE
 1.1 (A)(27))
Foxboro I/A System -                                   Foxboro
 Control System Units 3, 4
Bailey 90 - Control System                             Bailey
 Units 1, 2
Foxboro CEMS - Continuing                              Foxboro
 Emission Monitoring System
VAX/VMS version 5.5-2                                  DEC
VAX Mail                                               DEC
Recital 4GL Database                                   Recital
Access Technology 20/20                                Access Technology
 Spreadsheet
CHAMPS Maintenance                                     CHAMPS
 Management System
Server: Microsoft                                      Microsoft
 BackOffice 2.5
FrontPage 1.1                                          Microsoft
Internet Explorer 3.0                                  Microsoft
Index Server 1.1                                       Microsoft
Internet Information                                   Microsoft
 Server 2.0
Microsoft Exchange Server                              Microsoft
 4.0
SNA Server 3.0                                         Microsoft
Microsoft SQL Server 6.5                               Microsoft
SMS 1.2                                                Microsoft
Proxy Server 1.0                                       Microsoft

        SCHEDULE 1.1(a)(27) - INFORMATION SYSTEMS HARDWARE AND SOFTWARE


FOSSIL FACILITIES MASON      LICENSE TRANSFER STATUS            SOFTWARE VENDOR
 STATION:                       [To be completed]
SOFTWARE PRODUCT (SCHEDULE 1.1 (A)(27))
Continuing Emission                                    Environmental Systems Corporation
 Monitoring System (to be
 installed in the near
 future)

                HARDWARE PRODUCTS
                     FOSSIL
             (SCHEDULE 1.1 (A)(33))
Wyman - Digital Equipment Micro Vax 3500

Wyman - IBM PC Server 704

Wyman - Cisco 2501 Router, Addtran t-1 CSU, 3
 Cabletron SEHI - 24 ethernet hub, 1 Cabletron
 SEH-24 ethernet hub

Wyman - IBM PC Server 704
Mason - Cisco 2501 Router, NEC N6450 CSU

        (vii)   LIST OF FOSSIL ALLOWANCES AND EMISSION REDUCTION CREDITS


Wyman Station is required to meet several provisions of the 1990 Clean Air Act Amendments (CAAA). To date, all requirements have been met. CMP submitted a permit application to Maine DEP on August 28, 1996, to meet the Title V-Permits provisions of the CAAA. To date, Maine DEP has not processed that application. Beginning in the year 2000, each unit will be subject to sulfur dioxide allowance provisions that are part of Title IV of the CAAA. Title IV allocates allowances of sulfur dioxide (SO\\2\\) for Units 1, 2, 3, and 4 based on how each unit operated during the baseline period between 1985-1987. Each allowance permits the emission of one ton of SO\\2\\ from each unit. The Title IV SO\\2\\ allowances allocated to the Wyman units are as follows.


                          TITLE IV CAAA SO\\2\\ ALLOWANCES
      ALLOWANCES           UNIT 1        UNIT 2        UNIT 3     UNIT 4 (100%)

As of 1/1/2000              1,115         1,156         2,922      6,221
As of 1/1/2010                465           547         2,683      6,282


MASON STATION            Unit 3            Unit 4            Unit 5
As of 1/1/2000             2                  1                1
As of 1/1/2010             2                  1                1

                              Schedule 1.1(a)(27)

                        Fossil Capitalized Spare Parts

Location:  083 W. F. Wyman Steam Station
----------------------------------------

Item No. Sequence                    Description                          Stock Code Qty U/M
-------- --------                    -----------                          ---------- --- ---
 311990  0201-0203 Pump Deepwell Fresh Water                               91-1000   1   Ea.
 312990  0201-0203 Pump Parts-Rotating Elements For Boiler Feed            91-1010   1   Ea.
 314990  0201-0203 Cond. Air Ejector                                       91-1020   1   Ea.
 315990  0201-0203 Bushing-For Starting Transformer 1-2-3                  91-1050   1   Ea.
 312990     604    Pump Fuel Oil                                           91-1060   1   Ea.
                                     Sub-total:

Location:  084 W. F. Wyman Steam Station
----------------------------------------

Item No. Sequence                    Description                          Stock Code Qty U/M
-------- --------                    -----------                          ---------- --- ---
 312990  0301-0303 Inner Element For Boiler Feed Pumps                     91-1030   1   Ea.
 312990  0601-0603 Pump-High Pressure Fuel Oil-Rotary                      91-1080   1   Ea.
 312990  0801-0803 Burner Assembly-Combustion Engrg Air Cylinder           91-1070   1   Ea.
                                     Sub-total:

Location:  044 W. F. Wyman Steam Station (CMP Dollars)
------------------------------------------------------

Item No. Sequence                    Description                          Stock CodeQty  U/M
-------- --------                    -----------                          ---------- --- ---
 314490  0101-0104 Turbine Drive Servo Valve                               91-1273   1   Ea.
 312990  0101-0102 Fan-Axial Induced Draft Ty SAF Main Bearing             91-1741   1   Ea.
 312990  0201-0202 Fan-Axial Induced Draft Ty SAF Coupling                 91-1801   1   Ea.
 312990  0301-0302 Fan-Axial Induced Draft Ty SAF Hydr. Unit Blade Adj.    91-1821   1   Ea.
 312990  0401-0402 Fan-Axial Forced Draft Ty FAF Assembly Main Bearing     91-1831   1   Ea.

                      Schedule 1.1(a)(27) -- Fossil Facilities

 312990  0501-0502 Fan-Axial Forced Draft Ty FAF Coupling                  91-1891   1   Ea.
 312990  0601-0602 Fan-Axial Forced Draft Ty FAF Hydraulic Unit Blade Adj. 91-1921   1   Ea.
 314490  0301-0302 Turbo-Generator Part For Exciter Bearings               91-6706   1   Ea.
 314490  0401-0402 Turbo-Generator Part Turbine Bellows                    91-7663   1   Ea.
 314490  0501-0502 Turbo-Generator Part Turbine Bellows-48 inch            91-7664   1   Ea.
 314490  0701-0703 Turbo-Generator Turbine pad Bearing. No. 0622           91-8295   1   Ea.
 314490  0801-0802 Turbo-Gen. Parts For Turbine Stem.  Seq. 6929.          91-8442   1   Ea.
 314490     803    Turbo-Gen. Parts For Turbine Stem.  Seq. 6950.          91-8449   1   Ea.
 314490     805    Turbo-Gen. Parts For Turbine Stem.  Seq. 8058           91-8463   1   Ea.
 314490  0901-0902 Turbo-Gen. Parts Turbine Plate.  Seq. 0606.             91-8596   1   Ea.
 314490     903    Turbo-Gen. Parts Turbine Plate.  Seq. 0608.             91-8603   1   Ea.
                                     Sub-total:

Location:  082 Mason Station
----------------------------

Item No. Sequence                    Description                          Stock Code Qty U/M
-------- --------                    -----------                          ---------- --- ---
 312990  0902-0903 Boiler Feed Pump Rotor Asssembly                        91-0001   1   Ea.
 312990  1003-1004 Valve Part-Disc For 36 in. Butterfly Valve              91-0002   1   Ea.
 314990  1208-1216 GE High Pressure Turbine Casing For Units 3 & 4.        91-0003   1   Ea.
 315990  0502-0503 Turbine-Nozzle Diaphragm-17th Stage                     91-0004   1   Ea.
 315990  0603-0604 Turbine Steam Shield For Units 1 & 2                    91-0005   1   Ea.
 315990  0703-0704 Turbine Ring Pack Segment For Units 3-4-5.              91-0006   2   Set
 315990  0803-0804 Turbine-Set Of Packing Rings For Units 1 & 2.           91-0007   1   Ea.
 315990  1102-1103 Tube Bundle Generator Air Coolers For Unit 1.           91-0008   1   Ea.
 315990    3002    Thurst Bearing For Unit 1.                              91-0009   1   Set
 312990  1103-1105 Worm Gear-49 Tooth-For Air Preheater                    91-0010   1   Ea.
                                     Sub-total:                                         NOTE:

             NOTE:  Mason Station's capitalized spare parts were
            retired in place under a mass retirement in March 1994

                                 Total Steam:

       SCHEDULE 1.1(a)(33) -- INFORMATION SYSTEMS HARDWARE AND SOFTWARE

                    SCHEDULE 1.1(a)(33) - HYDRO FACILITIES

CMP has 31 conventional hydroelectric stations containing 92 units located on the Kennebec River, Androscoggin River, Saco River and five other smaller tributaries. The stations are operated and maintained in three area hydro areas
- Northern, Western, and Southern.

The Winter Net Claimed Capability of each station, as defined in the NEPOOL Forecast of Capacity, Energy, Loads, and Transmission, 1997-2006 dated April 1, 1997, is shown below along with other pertinent information.

                         (i)   LIST OF HYDRO FACILITIES


                                                        10-YEAR
                                                       AVERAGE NET                                      FERC
                                           WINTER      GENERATION                       INTERCONN.    LICENSE
                              NUMBER OF   CAPACITY        (GWH)       CURRENT             LEVEL      EXPIRATION
        STATION                 UNITS       (MW)                       DUTY                (KV)         DATE
-----------------------------------------------------------------------------------------------------------------
NORTHERN HYDRO
--------------
Kennebec River
--------------
Harris                            4           88             221    Weekly Cycle           115/13      12/31/2001
Wyman                             3           81             359    Weekly Cycle              115   12/31/1993/1/
Williams                          2           15              92    Daily Cycle             115/7      12/31/2017
Weston                            4           13              84    Run-of-River               34   12/31/1993/1/
Shawmut                           8           10              55    Run-of-River               34      01/31/2021
Lockwood (50%)/2/                 7            4              20    Run-of-River             12/4      04/30/2004
                                 28          211             831
Messalonskee Stream
-------------------
Oakland                           1            3               8    Run-of-River               34   12/31/1993/1/
Rice Rips                         1            2               5    Run-of-River                4   12/31/1993/1/
Union Gas                         1            2               4    Run-of-River               12   12/31/1993/1/
                                  3            7              17
Sebasticook River
-----------------
Fort Halifax                      2            2               7    Run-of-River               34   12/31/1993/1/
Total Northern Hydro             33          220             855

---------------
/1/ Currently operating under an annual license while awaiting a new license from FERC.
/2/ CMP owns 50% of Lockwood via its subsidiary Kennebec Hydro Resources as part of the Merimil Limited Partnership. CMP is selling its stock in KHR as part of this transaction.

                                                        10-YEAR
                                                       AVERAGE NET                                      FERC
                                           WINTER      GENERATION                       INTERCONN.    LICENSE
                              NUMBER OF   CAPACITY        (GWH)       CURRENT             LEVEL      EXPIRATION
        STATION                 UNITS       (MW)                       DUTY                (KV)         DATE
-----------------------------------------------------------------------------------------------------------------
WESTERN HYDRO
-------------
Androscoggin River
------------------
Gulf Island/3/                    3           23             126    Weekly Cycle               34   12/31/1993/4/
Deer Rips                         7            7              30    Weekly Cycle               34   12/31/1993/2/
A-3                               1            4              28    Weekly Cycle               34   12/31/1993/2/
Monty/3/                          2           28             131    Run-of-River               34      08/31/2026
Brunswick                         3           20              94    Run-of-River               34      02/28/2029
                                 16           82             409

Lewiston Canal/5/
-----------------
Bates Upper                       3            3               8    Run-of-River               12      08/31/2026
Hill Mill                         6            2               4    Run-of-River               12      08/31/2026
Lower Androscoggin                1            0               0    Run-of-River               12      08/31/2026
Bates Lower                       1            0               1    Run-of-River               12      08/31/2026
Continental                       5            1               4    Run-of-River               12      08/31/2026
                                 16            6              17

Total Western Hydro              32           88             426

---------------
/3/ The Gulf Island Project, FERC No. 2238, consists of Gulf Island, Deer Rips and Andro #3.
/4/ Currently operating under an annual license while awaiting a new license from FERC.
/5/ The Lewiston Falls Project, FERC No. 2302, consists of Monty and the
    Lewiston Canal facilities.

                                                        10-YEAR
                                                       AVERAGE NET                                      FERC
                                           WINTER      GENERATION                       INTERCONN.    LICENSE
                              NUMBER OF   CAPACITY        (GWH)       CURRENT             LEVEL      EXPIRATION
        STATION                 UNITS       (MW)                       DUTY                (KV)         DATE
-----------------------------------------------------------------------------------------------------------------
SOUTHERN HYDRO
--------------
Saco River
---------
Hiram                             2           12              52    Run-of-River               34      11/30/2022
Bonny Eagle                       6           10              48    Run-of-River               34   12/31/1993/6/
West Buxton                       6            7              34    Run-of-River               34      12/31/2017
Bar Mills                         2            4              21    Run-of-River               34      06/30/2005
Skelton                           2           20             105    Daily Cycle                34   12/31/1993/1/
Cataract/2/                       1            8              39    Run-of-River               34      11/30/2029
NKL/7/                            2            1               0    Run-of-River               12      11/30/2029
                                 21           62             299

Presumpscot River
-----------------
North Gorham                      2            2              10    Run-of-River               34      12/31/2034

Ossippee River
--------------
Upper Kezar Falls                 1            0               1    Run-of-River               12      09/30/2030
Lower Kezar Falls                 2            1               2    Run-of-River               12      09/30/2030
                                  3            1               3

Little Ossippee River
---------------------
Ledgemere                         1            0               1    Run-of-River               12      Exempt

Total Southern Hydro             27           65             313

Total Hydro                      92          373           1,594

---------------
/6/ Currently operating under an annual license while awaiting a new license from FERC.
/7/ The Cataract Project (FERC No. 2528) includes the Cataract and NKL stations.

                      (iii)   LIST OF TYPICAL HYDRO SYSTEMS


Unless otherwise stated, the following list of typical structures; reservoirs, dams, and waterways; waterwheels, turbines, and generators; auxiliary systems; and electrical systems are included in the hydro assets.

STRUCTURES:   Powerhouses, gate houses, pump houses, storage buildings, visitor centers, and minor structures including the associated installed equipment such as HVAC systems, fire protection systems, water supply systems, lighting and control systems, hoists and cranes, and installed shop equipment.

RESERVOIRS, DAMS, AND WATERWAYS:   Bridges, dams, spillways, abutments,
retaining walls, sluiceways, canals, intakes, forebays, penstocks, tunnels, surge tanks, gates, trash booms, bulkhead and monorail systems, gate handling systems, emergency generators and associated controls, fish passage facilities, lighting, power and control systems, tailrace structures, trash racks and rack rakes, and other associated equipment.

WATERWHEELS, TURBINES AND GENERATORS:   Foundations and structural supports;
turbines, including runner, scroll cases, and draft tubes; generators, including breakers, relays and controls; excitation systems, including static exciters, rheostats, carbon breakers and controls; and governor control systems, including pumps and controls.

AUXILIARY SYSTEMS:   Generator lube oil systems, high pressure thrust bearing
oil systems, auxiliary oil systems, bearing cooling water systems, transformer cooling water systems, station air systems, station alarm systems, emergency generator and controls, oil water separators, switchboard instruments and devices, vibration monitoring equipment, and motor control centers.

ELECTRICAL SYSTEMS:   Station service, including transformers and controls; DC
electrical, including station batteries; and control systems, including hardware and software.

                     (iii)   LIST OF MAJOR HYDRO EQUIPMENT

                                 HYDRO TURBINES

STATION               UNIT   MANUFACTURE     POSITION     TYPE     DESIGNHEAD  RHP        BUILT\OVERHAUL
Androscoggin #3         01  Allis Chalmers  Vertical    Propeller          32  5500            1986
Androscoggin Lower      01  J. Leffel       Vertical    Francis          12.5   345            1982
Bar Mills               01  J. Leffel       Vertical    Propeller          20  3000            1977
Bar Mills               02  J. Leffel       Vertical    Propeller          20  3000            1979
Bates Lower             01  Holyoke         Horizontal  Francis            22                  1984
Bates Upper             01  Holyoke         Horizontal  Francis            28                  1986
Bates Upper             02  Holyoke         Horizontal  Francis            28                  1980
Bates Upper             03  Holyoke         Horizontal  Francis            28                  1987
Bonny Eagle             01  S.M. Smith      Horizontal  Francis            38  2400            1989
Bonny Eagle             02  S.M. Smith      Horizontal  Francis            38  2400            1990
Bonny Eagle             03  S.M. Smith      Horizontal  Francis            38  2400            1983
Bonny Eagle             04  S.M. Smith      Horizontal  Francis            38  2400            1988
Bonny Eagle             05  S.M. Smith      Horizontal  Francis            38  2400            1987
Bonny Eagle             06  S.M. Smith      Horizontal  Francis            38  2400            1988
Brunswick               01  Allis Chalmers  Vertical    Propeller          37  1600            1982
Brunswick               02  Allis Chalmers  Horizontal  Tube               37  4646            1983
Brunswick               03  Allis Chalmers  Horizontal  Tube               37  4646            1983
Cataract                01  S.M. Smith      Vertical    Kaplan             44  9000            1989
Continential Mills      01  Holyoke         Vertical    Francis            22   530            1984
Continential Mills      02  Holyoke         Vertical    Francis            22   530            1983
Continential Mills      03  Holyoke         Vertical    Francis            22   530            1982
Continential Mills      05  Holyoke         Vertical    Francis            22   250            1981
Continential Mills      06  Holyoke         Vertical    Francis            22   250            1983
Deer Rips               01  Holyoke         Horizontal  Francis            31  1350            1983
Deer Rips               02  Holyoke         Horizontal  Francis            31  1350            1962
Deer Rips               03  Holyoke         Horizontal  Francis            31  1350            1971
Deer Rips               04  Holyoke         Horizontal  Francis            31  1350            1980
Deer Rips               05  Holyoke         Horizontal  Francis            31  1350            1979
Deer Rips               06  I.P. Morris     Vertical    Francis            31  2400            1986
Deer Rips               07  W.S. Morgan     Vertical    Francis            31  1500            1989
Fort Halifax            01  Holyoke         Horizontal  Francis            22  1700            1957

                     (iii)   LIST OF MAJOR HYDRO EQUIPMENT

                             HYDRO TURBINES (CONT.)

STATION               UNIT   MANUFACTURE     POSITION     TYPE     DESIGNHEAD  RHP        BUILT\OVERHAUL
Fort Halifax            02  Holyoke         Horizontal  Francis            22  1700            1978
Gulf Island             01  Allis Chalmers  Vertical    Francis            55  9000            1996
Gulf Island             02  Allis Chalmers  Vertical    Francis            55  1080            1984
Gulf Island             03  Allis Chalmers  Vertical    Francis            55  1080            1988
Harris                  01  Baldwin         Vertical    Francis           145  2100            1954
Harris                  02  Baldwin         Vertical    Francis           145  4200            1976
Harris                  03  Baldwin         Vertical    Francis           145  4200            1955
Harris                  04  S.M. Smith      Vertical    Francis           145  2320            1994
Hill Mill               01  Holyoke         Vertical    Francis            28                  1922
Hill Mill               02  Holyoke         Vertical    Francis            28                  1922
Hill Mill               03  Holyoke         Vertical    Francis            28                  1922
Hill Mill               04  Holyoke         Vertical    Francis            28                  1922
Hill Mill               05  Holyoke         Vertical    Francis            28                  1922
Hill Mill               06  Holyoke         Vertical    Francis            28                  1992
Hiram                   01  Allis Chalmers  Vertical    Francis            76  4985            1991
Hiram                   02  Dom. Eng.       Vertical    Francis            70  1150            1984
Ledgemere               01  Windham         Vertical    Kaplan                                 1988
Lockwood                01  J. Leffel/AM.   Vertical    Francis            21  1350            1988
Lockwood                02  J. Leffel/AM.   Vertical    Francis            21  1350            1989
Lockwood                03  J. Leffel/AM.   Vertical    Francis            21  1350            1988
Lockwood                04  J. Leffel/AM.   Vertical    Francis            21  1350            1990
Lockwood                05  J. Leffel/AM.   Vertical    Francis            21  1350            1989
Lockwood                06  J. Leffel/AM.   Vertical    Francis            21  1350            1990
Lockwood                07  DBS             Horizontal  Kaplan             21  3270            1989
Lower Kezar Falls       01  Windham         Vertical    Kaplan                                 1984
Middle Kezar Falls      01  Windham         Vertical    Propeller                              1990
Monty                   01  DBS             Vertical    Kaplan             52  1800            1990
Monty                   02  DBS             Vertical    Kaplan             52  1800            1990
NKL                     01  Holyoke         Horizontal  Francis                                1895
NKL                     02  Holyoke         Horizontal  Francis                                1895
North Gorham            01  S.M. Smith      Horizontal  Francis            34  1460            1987

                     (iii)   LIST OF MAJOR HYDRO EQUIPMENT

                             HYDRO TURBINES (CONT.)

STATION               UNIT   MANUFACTURE     POSITION     TYPE     DESIGNHEAD  RHP        BUILT\OVERHAUL
North Gorham           02  S.M. Smith      Horizontal  Francis            34  1460            1983
Oakland (M2)           01  W.S. Morgan     Vertical    Francis            67  4000            1980
Rice Rips (M3)         01  Allis Chalmers  Vertical    Francis            42  2800            1976
Shawmut                01  J.M. Voith      Horizontal  Francis          23.5  1200            1984
Shawmut                02  J.M. Voith      Horizontal  Francis          23.5  1200            1986
Shawmut                03  J.M. Voith      Horizontal  Francis          23.5  1200            1988
Shawmut                04  S.M. Smith      Horizontal  Francis          23.5  1200            1990
Shawmut                05  J.M. Voith      Horizontal  Francis          23.5  1200            1987
Shawmut                06  S.M. Smith      Horizontal  Francis          23.5  1200            1996
Shawmut                07  Allis Chalmers  Horizontal  Tube             22.6  2880            1982
Shawmut                08  Allis Chalmers  Horizontal  Tube             22.6  2880            1982
Skelton                01  S.M. Smith      Vertical    Kaplan             74  1335            1987
Skelton                02  S.M. Smith      Vertical    Kaplan             74  1335            1983
Union Gas (M5)         01  W.S. Morgan     Vertical    Francis            35  2100            1978
Upper Kezar Falls      01  S.M. Smith      Vertical    Kaplan             13   506            1943
West Buxton            01  S.M. Smith      Horizontal  Francis            27  1100            1989
West Buxton            02  S.M. Smith      Horizontal  Francis            27  1100            1982
West Buxton            03  S.M. Smith      Horizontal  Francis            27  1100            1983
West Buxton            04  S.M. Smith      Horizontal  Francis            27  1500            1994
West Buxton            05  S.M. Smith      Horizontal  Francis            27  1100            1990
West Buxton            06  I.P. Morris     Vertical    Propeller          27  5400            1984
Weston                 01  W.S. Morgan     Vertical    Francis            32  4250            1979
Weston                 02  W.S. Morgan     Vertical    Francis            32  4250            1983
Weston                 03  W.S. Morgan     Vertical    Francis            32  4250            1982
Weston                 04  S.M. Smith      Vertical    Francis            32  4600            1984
Williams               01  S.M. Smith      Vertical    Kaplan          38-44  1015            1972
Williams               02  S.M. Smith      Vertical    Kaplan          38-44  8300            1982
Wyman                  01  Allis Chalmers  Vertical    Francis           140  3400            1965
Wyman                  02  Allis Chalmers  Vertical    Francis           140  3400            1966
Wyman                  03  Allis Chalmers  Vertical    Francis           140  3400            1969

                     (iii)   LIST OF MAJOR HYDRO EQUIPMENT

                                HYDRO GOVERNORS

STATION               UNIT  MANUFACTURER    TYPE                DRIVE
Androscoggin #3         01  Allis Chalmers  Mech Hydraulic      motor
Androscoggin Lower      01  Woodward        Gate Shaft          motor
Bar Mills               01  Woodward        Gate Shaft          motor
Bar Mills               02  Woodward        Gate Shaft          motor
Bates Lower             01                  Hydraulic Actuator  motor
Bates Lower             02                  Hydraulic Actuator  motor
Bates Upper             01                  Hydraulic Actuator  motor
Bates Upper             02                  Hydraulic Actuator  motor
Bates Upper             03                  Hydraulic Actuator  motor
Bonny Eagle             01  Browning        Gear Drive          motor
Bonny Eagle             02  Browning        Gear Drive          motor
Bonny Eagle             03  Browning        Gear Drive          motor
Bonny Eagle             04  Browning        Gear Drive          motor
Bonny Eagle             05  Browning        Gear Drive          motor
Bonny Eagle             06  Browning        Gear Drive          motor
Brunswick               01  Woodward        Gate Shaft          motor
Brunswick               02  Leen            Hydraulic Actuator  motor/pump
Brunswick               03  Leen            Hydraulic Actuator  motor/pump
Cataract                01  Woodward        Actuator            motor
Continential Mills      01  Lombard         Mech Hydraulic      belt
Continential Mills      02  Lombard         Mech Hydraulic      belt
Continential Mills      03  Lombard         Mech Hydraulic      belt
Continential Mills      04  Holyoke         Mech Hydraulic      belt
Continential Mills      05  Holyoke         Mech Hydraulic      belt
Continential Mills      06  Holyoke         Mech Hydraulic      belt
Deer Rips               01  D.R. Rivett     Hydraulic Actuator  motor
Deer Rips               02  D.R. Rivett     Hydraulic Actuator  motor
Deer Rips               03  D.R. Rivett     Hydraulic Actuator  motor
Deer Rips               04  D.R. Rivett     Hydraulic Actuator  motor
Deer Rips               05  D.R. Rivett     Hydraulic Actuator  motor
Deer Rips               06  Pelton          Hydraulic           belt
Deer Rips               07  Woodward        Gate Shaft          belt
Deer Rips               08  Woodward        Gate Shaft          belt

                     (iii)   LIST OF MAJOR HYDRO EQUIPMENT

                            HYDRO GOVERNORS (CONT.)

STATION               UNIT  MANUFACTURER    TYPE                DRIVE
Fort Halifax            01  Woodward         Gate Shaft          motor
Fort Halifax            02  Holyoke          Actuator            motor
Gulf Island             01  Woodward         Gate Shaft          motor
Gulf Island             02  Woodward         Electric            motor
Gulf Island             03  Woodward         Electric            motor
Harris                  01  Woodward         Actuator            motor
Harris                  02  Woodward         Actuator            motor
Harris                  03  Woodward         Actuator            motor
Harris                  04  Woodward         Gate Shaft          motor
Hill Mill               01  Holyoke          Mech Hydraulic      motor
Hill Mill               02  Holyoke          Mech Hydraulic      motor
Hill Mill               03  Holyoke          Mech Hydraulic      motor
Hill Mill               04  Holyoke          Mech Hydraulic      motor
Hill Mill               05  Holyoke          Mech Hydraulic      motor
Hill Mill               06  Holyoke          Mech Hydraulic      motor
Hiram                   01  Andco            Linear              motor
Hiram                   02  Woodward         Gate Shaft          motor
Ledgemere               01                   Hydraulic Actuator  motor
Lockwood                01  Woodward         Electro Hydralic    motor
Lockwood                02  Woodward         Electro Hydralic    motor
Lockwood                03  Woodward         Electro Hydralic    motor
Lockwood                04  Woodward         Electro Hydralic    motor
Lockwood                05  Woodward         Electro Hydralic    motor
Lockwood                06  Woodward         Electro Hydralic    motor
Lockwood                07  Sulzer/Bell      Electro Hydralic    motor
Lower Kezar Falls       01  Woodward         Gate Shaft          motor
Middle Kezar Falls      01  Windam Electric  Hydraulic Actuator  motor
Monty                   01  Woodward         Electro Hydralic    motor
Monty                   02  Woodward         Electro Hydralic    motor
NKL                     01  Holyoke          Mechanical          motor
NKL                     02  Holyoke          Mechanical          motor
North Gorham            01  Browning         Gear Drive          motor
North Gorham            02  Browning         Gear Drive          motor
Oakland (M2)            01  Woodward         Gate Shaft          motor

                     (iii)   LIST OF MAJOR HYDRO EQUIPMENT

                            HYDRO GOVERNORS (CONT.)

STATION               UNIT MANUFACTURER      TYPE                    DRIVE
Rice Rips (M3)         01  Joyce/Dayton      Chain Drive Screw Jack  motor
Shawmut                01  Knox Norton       Hydraulic Actuator      motor/pump
Shawmut                02  Knox Norton       Hydraulic Actuator      motor/pump
Shawmut                03  Knox Norton       Hydraulic Actuator      motor/pump
Shawmut                04  Joyce/Dayton      Worm Drive Actuator     motor/belt
Shawmut                05  Boston Gear       Gear Drive              motor
Shawmut                06  Joyce/Dayton      Worm Drive Actuator     motor/belt
Shawmut                07  Leen              Hydraulic Actuator      gate
Shawmut                08  Leen              Hydraulic Actuator      gate
Skelton                01  Woodward          Actuator                motor
Skelton                02  Woodward          Actuator                motor
Union Gas (M5)         01  Woodward          Gate Shaft              motor
Upper Kezar Falls      01  Woodward          Gate Shaft              motor
West Buxton            01  General Electric  Gear Drive              motor
West Buxton            02  General Electric  Gear Drive              motor
West Buxton            03  Browning          Gear Drive              motor
West Buxton            04  Browning          Gear Drive              motor
West Buxton            05  Browning          Gear Drive              motor
West Buxton            06  Woodward          Electro Hydralic        motor
Weston                 01  Rexroth/CMP       Electro Hydralic        motor
Weston                 02  Rexroth/CMP       Electro Hydralic        motor
Weston                 03  Rexroth/CMP       Electro Hydralic        motor
Weston                 04  Lombard           Electric                motor
Williams               01  Woodward          Actuator                motor
Williams               02  Woodward          Actuator                motor
Wyman                  01  Woodward          Electro Hydralic        motor
Wyman                  02  Woodward          Gate Shaft              motor
Wyman                  03  Woodward          Gate Shaft              motor

                     (iii)   LIST OF MAJOR HYDRO EQUIPMENT

                                HYDRO GENERATORS

STATION               UNIT  MANUFACTURER       KW    AMPERAGE   PF              YEAR BUILT\LAST REWIND
Androscoggin #3         01  General Electric   3600       197   0.8                    1986
Androscoggin Lower      01  Westinghouse        250       230                          1950
Bar Mills               01  Westinghouse       2000       602   0.8                    1956
Bar Mills               02  Westinghouse       2000       602   0.8                    1956
Bates Lower             01  General Electric    450       434                          1925
Bates Upper             01  General Electric   1200      1442   0.9                    1912
Bates Upper             02  General Electric   1500      1805                          1912
Bates Upper             03  General Electric   1200      1442                          1912
Bonny Eagle             01  General Electric   1200       375   0.8                    1989
Bonny Eagle             02  General Electric   1200       375   0.8                    1988
Bonny Eagle             03  General Electric   1200       375   0.8                    1950
Bonny Eagle             04  General Electric   1200       375   0.8                    1982
Bonny Eagle             05  General Electric   1200       375   0.8                    1982
Bonny Eagle             06  General Electric   1200       375   0.8                    1982
Brunswick               01  Siemens-Allis     12600       646   0.9                    1982
Brunswick               02  Siemens-Allis      3500       180   0.9                    1983
Brunswick               03  Siemens-Allis      3500       180   0.9                    1983
Cataract                01  General Electric   6650       477   0.7                    1959
Continential Mills      01  General Electric    400       480   0.8                    1920
Continential Mills      02  General Electric    400       480   0.8                    1920
Continential Mills      03  General Electric    400       480   0.8                    1920
Continential Mills      05  General Electric    192       231   0.8                    1920
Continential Mills      06  General Electric    192       231   0.8                    1920
Deer Rips               01  General Electric    600        31   0.9                    1986
Deer Rips               02  General Electric    600      32.8    80                    1988
Deer Rips               03  General Electric    900        58   0.9                    1989
Deer Rips               04  General Electric    800        58   0.8                    1990
Deer Rips               05  General Electric    800        44   0.8                    1987
Deer Rips               06  Westinghouse       1800       130   0.8                    1992
Deer Rips               07  General Electric   1417       120   0.8                    1988
Fort Halifax            01  General Electric    750     152.7  0.68                    1941
Fort Halifax            02  General Electric    750       106     1                    1978
Gulf Island             01  General Electric   6400       420   0.8                 1926/1/
Gulf Island             02  General Electric   6400       420   0.8                    1945
Gulf Island             03  General Electric   9400       514   0.8                    1987
Harris                  01  General Electric  15000       697  1.01                    1954
Harris                  02  General Electric  30000      1395   0.9                    1954

                     (iii)   LIST OF MAJOR HYDRO EQUIPMENT

                            HYDRO GENERATORS (CONT.)

STATION               UNIT  MANUFACTURER       KW    AMPERAGE   PF             YEAR BUILT\LAST REWIND
Harris                  03  General Electric  30000      1395   0.9                    1955
Harris                  04  General Electric   1400       420   0.8                    1955
Hill Mill               01  General Electric    360       432                          1922
Hill Mill               02  General Electric    360       432                          1922
Hill Mill               03  General Electric    360       432                          1922
Hill Mill               04  General Electric    360       432                          1922
Hill Mill               05  General Electric    360       432                          1922
Hill Mill               06  General Electric    360       432                          1922
Hiram                   01  Allis Chalmers     3000       755   0.8                    1952
Hiram                   02  Siemens-Allis      8100       417   0.9                    1984
Ledgemere               01  General Electric    260
Lockwood                01  Westinghouse        800       144                          1987
Lockwood                02  Westinghouse        800       144                          1987
Lockwood                03  Westinghouse        800       144                          1987
Lockwood                04  Westinghouse        800       144                          1987
Lockwood                05  Westinghouse        800       144                          1987
Lockwood                06  Westinghouse        800       144                          1987
Lockwood                07  Electric Machinery           2450   109                    1987
Lower Kezar Falls       01  General Electric    250
Middle Kezar Falls      01  General Electric    200
Monty                   01  Mitsubishi        14220     731.5   0.9                    1990
Monty                   02  Mitsubishi        14220     731.5   0.9                    1990
NKL                     01  General Electric    540       520                          1895
NKL                     02  General Electric    500       481                          1895
North Gorham            01  Allis Chalmers     1125        79  0.75                    1990
North Gorham            02  Allis Chalmers     1125        79  0.75                    1991
Oakland (M2)            01  Allis Chalmers     2800       488   0.8                    1957
Rice Rips (M3)          01  General Electric   1600       278   0.8                    1918
Shawmut                 01  Fort Wayne          750     188.5     1                    1991
Shawmut                 02  Fort Wayne          750     188.5     1                    1996
Shawmut                 03  Fort Wayne          750     188.5     1                    1996
Shawmut                 04  General Electric    750     188.5     1                    1997
Shawmut                 05  General Electric    750     188.5     1                    1979
Shawmut                 06  General Electric    900       282   0.8                    1987
Shawmut                 07  Siemens-Allis      2000       308   0.9                    1982
Shawmut                 08  Siemens-Allis      2000       308   0.9                    1982
Skelton                 01  General Electric   8400      1000   0.7                    1947
Skelton                 02  General Electric   8400      1000   0.7                    1947

                     (iii)   LIST OF MAJOR HYDRO EQUIPMENT

                            HYDRO GENERATORS (CONT.)

STATION              UNIT  MANUFACTURER        KW    AMPERAGE   PF            YEAR BUILT\LAST REWIND
Union Gas (M5)         01  General Electric    1500       260   0.8                    1989
Upper Kezar Falls      01  General Electric     350
West Buxton            01  Westinghouse         650       163     1                    1982
West Buxton            02  Westinghouse         650       163     1                    1982
West Buxton            03  General Electric    1125       377  0.75                    1995
West Buxton            04  General Electric     750       188     1                    1996
West Buxton            05  General Electric     750       188     1                    1951
West Buxton            06  General Electric    4000       263   0.8                    1962
Weston                 01  General Electric  4312.5       299     1                    1988
Weston                 02  General Electric    3000       328     1                    1941
Weston                 03  General Electric    3000       328     1                    1987
Weston                 04  General Electric    3000       328     1                    1987
Williams               01  General Electric    7000       670  0.87                    1939
Williams               02  General Electric    6000       670  0.92                    1950
Wyman                  01  General Electric   24000      1115   0.9                    1955
Wyman                  02  General Electric    2400      1115   0.9                 1956/1/
Wyman                  03  General Electric    2400      1115   0.9                    1969

/1/Wyman 2 and Gulf Island 1 generator life extensions were performed in 1990 and 1996 respectively. Life extensions are scheduled when testing indicates that the windings are in reasonably sound condition but external insulation needs repairing and rewedging is required. The Rotor is removed, the winding cleaned, fieldpoles rebuilt and individual coils coated with an electrical insulating paint.

                                 HYDRO EXCITERS

STATION               MANUFACTURER      DESCRIPTION        TYPE              DATE INSTALLED
Androscoggin #3       General Electric  Exciter #1         Direct            1928
Androscoggin Lower    General Electic   Exciter #1         Direct            1950
Bar Mills             Westinghouse      Exciter #1         Direct            1956;SVR1988
Bar Mills             Westinghouse      Exciter #2         Direct            1956
Bates Lower           General Electic   Exciter #1         Belt              1925
Bates Lower           General Electic   Exciter #2         Belt              1925
Bates Upper           General Electic   Exciter #1         Belt              1912
Bates Upper           General Electic   Exciter #2         Belt              1912
Bates Upper           General Electic   Exciter #3         Belt              1912
Bonny Eagle           Basler            Exciter #1         Static            1991
Bonny Eagle           Basler            Exciter #2         Static            1992
Bonny Eagle           General Electric  Exciter #3         Static            1993
Bonny Eagle           CMP               Exciter #4         Static            1996
Bonny Eagle           Basler            Exciter #5         Static            1995
Bonny Eagle           CMP               Exciter #6         Static            1996
Brunswick             Siemens           Exciter #1         Static            1982
Brunswick             Siemens           Exciter #2         Static            1983
Brunswick             Siemens           Exciter #3         Static            1983
Cataract              General Electric  Exciter #1         Direct            1937;SVR1981
Continential Mills    General Electric  MotorGenerator #1  Belt              1920
Deer Rips             Basler            Exciter #1         Static            1986
Deer Rips             Basler            Exciter #2         Static            1986
Deer Rips             Basler            Exciter #3         Static            1989
Deer Rips             Basler            Exciter #4         Static            1990
Deer Rips             Basler            Exciter #5         Static            1987
Deer Rips             Basler            Exciter #6         Static            1992
Deer Rips             Basler            Exciter #7         Static            1988
Deer Rips             General Electric  Exciter #8 Hydro   Direct            1923
Fort Halifax          General Electric  Exciter #1         Belt              1908
Fort Halifax          General Electric  Exciter #2         Belt              1908
Gulf Island           General Electric  Exciter #1         Direct            1954;SVR1995
Gulf Island           General Electric  Exciter #2         Direct            1954;SVR1995
Gulf Island           General Electric  Exciter #3         Direct            1954;SVR1995

                             HYDRO EXCITERS (CONT.)

STATION             MANUFACTURER       DESCRIPTION        TYPE            DATE INSTALLED
Harris              General Electric   Exciter #1         Direct          1954;SVR1997
Harris              General Electric   Exciter #2         Direct          1954;SVR1996
Harris              General Electric   Exciter #3         Direct          1955;SVR1995
Harris              General Electric   Exciter #4         Direct          1955
Hill Mill           General Electric   MotorGenerator #1  Belt            1922
Hiram               Allis Chalmers     Exciter #1         Direct          1917;SVR1991
Hiram               Siemens            Exciter #2         Static          1984
Ledgemere           Made Inhouse       Exciter #1         Static
Lockwood            Basler             Exciter #1         Static          1994
Lockwood            Basler             Exciter #2         Static          1994
Lockwood            Basler             Exciter #3         Static          1994
Lockwood            Basler             Exciter #4         Static          1994
Lockwood            Basler             Exciter #5         Static          1994
Lockwood            Basler             Exciter #6         Static          1994
Lockwood            Siemens            Exciter #7         Static          1989
Lower Kerar Falls   Made Inhouse       Exciter #1         Static
Middle Kezar Falls  Made Inhouse       Exciter #1         Static
Monty               Westinghouse       Exciter #1         Static          1990
Monty               Westinghouse       Exciter #2         Static          1990
NKL
NKL
North Gorham        Allis Chalmers     Exciter #1         Direct          1925
North Gorham        Allis Chalmers     Exciter #2         Direct          1925
Oakland (M2)        Allis Chalmers     Exciter #1         Direct          1924
Rice Rips (M3)      General Electric   Exciter #1         Direct          1918
Shawmut             General Electric   Exciter #1         Static          1989
Shawmut             General Electric   Exciter #2         Static          1989
Shawmut             General Electric   Exciter #3         Static          1989
Shawmut             General Electric   Exciter #4         Static          1989
Shawmut             SIEM-ALLIS         Exciter #5         Static          1989
Shawmut             SIEM-ALLIS         Exciter #6         Static          1989
Shawmut             Siemens            Exciter #7         Static          1982
Shawmut             Siemens            Exciter #8         Static          1982
Skelton             General Electric   Exciter #1         Direct          1948;SVR1988

                             HYDRO EXCITERS (CONT.)

Skelton             General Electric   Exciter #2         Direct          1948;SVR1988
Union Gas (M5)      General Electric   Exciter #1         Direct          1924
Upper Kezar Falls   Made Inhouse       Exciter #1         Direct
West Buxton         Basler             Exciter #1         Static          1995
West Buxton         Basler             Exciter #2         Static          1995
West Buxton         General Electric   Exciter #3         Belt            1920;SVR1995
West Buxton         General Electric   Exciter #4         Belt            1907;SVR1995
West Buxton         Basler             Exciter #5         Static          1995
West Buxton         General Electric   Exciter #6         Direct          1927;SVR1995
Weston              General Electric   Exciter #1         Direct          1920;SVR1997
Weston              General Electric   Exciter #2         Direct          1920;SVR1997
Weston              General Electric   Exciter #3         Direct          1920;SVR1997
Weston              General Electric   Exciter #4         Direct          1923
Williams            General Electric   Exciter #1         Direct          1939;SRV1992
Williams            General Electric   Exciter #2         Direct          1950;SRV1992
Wyman               Basler             Exciter #1         Static          1996
Wyman               Basler             Exciter #2         Static          1997
Wyman               General Electric   Exciter #3         Direct          1930

     LEWISTON FALLS HYDROELECTRIC FACILITY (FERC #2302) (CMP/UWPC CO. LICENSES OF LEWISTON FALLS (MONTY CANAL)

     The following list of major equipment is equipment owned and operated by Union Water Power Company as a joint licensee/owner of the Lewiston Falls project with Central Maine Power Company. This equipment is associated with UWP's operation and maintenance of the Lewiston Canal System and Lewiston Falls Dam.


   TYPE            YEAR          DESCRIPTION                    LOCATION

  Truck            1978          Chevy C-50                  Lewiston Falls

  Truck            1992      Ford Club Pick-Up               Lewiston Falls

  Truck            1993       Ford 150 Pick-Up               Lewiston Falls

 Tractor           1987      John Deere JD 855               Lewiston Falls

Work Boat          1994       Custom-Made 25Hp               Lewiston Falls

        (v)   LIST OF HYDRO BOATS, VEHICLES AND MISCELLANEOUS EQUIPMENT

See Excel file "hydboat1" (spreadsheet Sch. 1.1(a)(32)) (LeBlanc) for worksheets on boats and vehicles/misc. equipment.

SCHEDULE 1.1(a)(33) -- INFORMATION SYSTEMS HARDWARE AND SOFTWARE

                        LIST OF CAPITALIZED SPARE PARTS

                 See Excel file doc. "generation spare parts"

SCHEDULE 1.1(a)(33) -- INFORMATION SYSTEMS HARDWARE AND SOFTWARE

                    SCHEDULE 1.1(a)(33) - HYDRO FACILITIES
                 (iii)  LIST OF MAJOR HYDRO EQUIPMENT (CONT.)


                    GULF ISLAND OXYGENATION PROJECT (GIPOP)

     Central Maine Power Company owns a 14% interest in the Gulf Island Oxygenation Project located in Greene, Maine. Major equipment owned by the partnership at the facility in Greene is described in the following Table.



EQUIPMENT               NUMBER       MANUFACTURER             NET                 TYPE            YEAR
                       OF UNITS                             CAPACITY                           INSTALLED
Oxygen Tanks                   2           --              13,000 gal.        Welded Steel           1991

Vaporizers                     4        Thermax             120,000         Model TF6410-HF          1991
                                                         lbs/day(max)
Oxygen Diffusers             324    Aersystems Inc.         73,000          Ceramic with SS          1991
                                                         lbs/day(typ.)       Steel Plenums
Control Building               1       Building             20 x 24          Pre-Eng. Metal          1991
                                   Technologies Inc.

       SCHEDULE 1.1(a)(33) -- INFORMATION SYSTEMS HARDWARE AND SOFTWARE


  HYDRO FACILITIES:         LICENSE TRANSFER STATUS     SOFTWARE VENDOR
SOFTWARE PRODUCT                [To be completed]
(SCHEDULE 1.1 (A)(27))
Real Time Hydro                                        Central Maine Power
Optimization Model
Hydro Database                                         Central Maine Power
Relay Database                                         Central Maine Power
Production Budget Planner                              Central Maine Power
RTU (remote terminal units)                            Leeds and Northrop
PLC                                                    GE Fanuc (the Lean
                                                        Company)
Panel Mate                                             Fluke
Fluke (oscilloscope)                                   Fluke
Canal Control Software                                 SDI Systems Inc.
(Union Water Power Co)

  CMP.Restructure.djc.Schedule 1 (LeBlanc) Hardware and Software

       SCHEDULE 1.1(a)(33) -- INFORMATION SYSTEMS HARDWARE AND SOFTWARE


                HARDWARE PRODUCTS
                 Hydro Stations
             (SCHEDULE 1.1 (a)(33))

PC 2693 River Modeling
PC 1631 SQL Tester
PC 1732 The EAR - Satellite Receiving
Bonny Eagle - Cisco 2505 Router, NEC N6450
CSU
Gulf Island - Cisco 2505 Router
Southern Hydro - Cisco 2505 Router, 2 NEC
N6450 CSUs, Generic 8 port ethernet hub
Western Hydro HQ - Cisco 2501 Router,
Cabletron SEHI - 24 ethernet hub
Weston Hydro - Cisco 2505 Router, NEC N6450
CSU

                   Schedule 1.1(a)(33) -- Capitalized Spare Parts


Location:  034 Northern Area Hydro - Wyman Hydro (007)
-----------------------------------------------------

Item No. Sequence                    Description                          Stock Code Qty U/M
-------- --------                    -----------                          ---------- --- ---
 332990  0101-0102 Heater side Taintor Gate                                91-9130   1   Ea.
 332990  0201-0202 Heater side Taintor Gate                                91-9130   1   Ea.
 332990  0201-0202 Heater Side Broom Gate                                  91-9132   1   Ea.
                                     Sub-total:



Location:  034 Northern Area Hydro - Shawmut Hydro (016)
-------------------------------------------------------

Item No. Sequence                    Description                          Stock Code Qty U/M
-------- --------                    -----------                          ---------- --- ---
 333390  0201-0202 Low Speed Gear & Shaft Assembly                         91-9000   1   Ea.
 333390  0101-0102 High Speed Pinion & Shaft Assembly                      91-9001   1   Ea.
                                     Sub-total:

Location:  Southern Area Hydro - Hiram Hydro (017)
-------------------------------------------------

Item No. Sequence                    Description                          Stock Code Qty U/M
-------- --------                    -----------                          ---------- --- ---
 333990  0101-0103 Shoe Guide Bearing #2 (Set of 10)                       91-9120   1   Set
 333990  0106-0108 Shoe Thrust Bearing #2 (Set of 10)                      91-9121   1   Set
 333990  0112-0114 Sleeve Main Shaft Lower Turbine Bearing                 91-9122   1   Ea.
 333990  0115-0116 Gate Wicket With Bushing #2                             91-9123   1   Ea.
 333990  0117-0118 Lever Gate Stem With Dowels Unit #2                     91-9124   1   Ea.
 333990  0109-0111 Rotor Pole & Coil Assembly #2                           91-9125   1   Ea.
                                     Sub-total:

                   Schedule 1.1(a)(33) -- Capitalized Spare Parts

Location:  Southern Area Hydro - Cataract Hydro (029)
----------------------------------------------------

Item No. Sequence                    Description                          Stock Code Qty U/M
-------- --------                    -----------                          ----- ---- --- ---
 332990  0101-0102 Cables-Fish Hopper                                      91-9160   1   Ea.
 332990  0201-0203 Elec. Freq. Drive Impulse GI-Adjustable                 91-9161   1   Ea.
                                     Sub-total:

Location:  Southern Area Hydro - West Buxton Hydro (019)
-------------------------------------------------------

Item No. Sequence                    Description                          Stock CodeQty  U/M
-------- --------                    -----------                          ----- ---- --- ---
 334990  0101-0102 Breaker Vacuum Tube                                     91-9150   1   Ea.


Location:  Southern Area Hydro - Skelton Hydro (028)
---------------------------------------------------

Item No. Sequence                    Description                          Stock Code Qty U/M
-------- --------                    -----------                          ----- ---- --- ---
 333990  0102-0103 Generator Air Cooler (Set of 2)                         91-9151   1   Set
 333990  0104-0107 Generator Thrust Bearing (Set of 4)                     91-9152   1   Set
 333990     201    Generator Thrust Bearings                               91-9153   1   Ea.
                                     Sub-total:

Location:  Southern Area Hydro - Bonny Eagle Hydro (018)
-------------------------------------------------------

Item No. Sequence                    Description                          Stock Code Qty U/M
-------- --------                    -----------                          ----- ---- --- ---
 333990     101    Transformer                                             91-9020   1   Ea.

                   Schedule 1.1(a)(33) -- Capitalized Spare Parts

Location:  Western Area Hydro - Brunswick Hydro (056)
----------------------------------------------------

Item No. Sequence                    Description                          Stock Code Qty U/M
-------- --------                    -----------                          ----- ---- --- ---

 333990  0101-0102 Gate Lever Turbine Part                                 91-9100   1   Ea.
 333990  0201-0202 Wicket Gate Turbine part                                91-9101   1   Ea.
 333990     301    Assy Scr Power Siemens Allis - Unit 1                   91-9102   1   Ea.
 333990     401    Assy Scr Power Siemens Allis - Unit 1                   91-9102   1   Ea.
 333990  0501-0502 Assy Scr Power Siemens Allis - Unit 1                   91-9102   1   Ea.
 333990  0601-0602 Assy Scr Power Siemens Allis - Unit 1                   91-9102   1   Ea.
 333990     603    Assy Scr Power Siemens Allis - Unit 1                   91-9102   1   Ea.
 333990     604    Assy Scr Power Siemens Allis - Unit 1                   91-9102   1   Ea.
 333990  0703-0706 Converter Exc DC-DC 125-24 Voc Siemens -  Units 2 & 3   91-9103   1   Ea.
 333990  0808-0811 Converter Exc DC-DC 125-24 Voc Siemens -  Units 2 & 3   91-9103   1   Ea.
 333990     812    Converter Exc DC-DC 125-24 Voc Siemens -  Units 2 & 3   91-9103   1   Ea.
 333990  1505-1506 Generator Part Guide Bearing Coupling - Units 2 & 3     91-9104   1   Ea.
 333990  1001-1003 Seal Oil Inner Generator Part - Units 2 & 3             91-9105   1   Ea.
 333990  1115-1119 Seal Oil Outer Generator Part - Units 2 & 3             91-9106   1   Ea.
 333990  1315-1319 Seal Oil Inner Generator Part - Units 2 & 3             91-9108   1   Ea.
 333990  1401-1403 Bearing End Cover Generator Part - Units 2 & 3.         91-9109   1   Ea.
 333990  1601-1602 Turbine Taper Bore Bearing                              91-9111   1   Ea.
                                     Sub-total:

Location:  Western Area Hydro - Monty Hydro (070)
------------------------------------------------

Item No. Sequence                    Description                          Stock Code Qty U/M
-------- --------                    -----------                          ----- ---- --- ---

 333990  1007-1009 Turbine Sleeve/Shaft                                    91-9140   1   Set
 333990  1001-1003 Turbine Guide Bearing (Set of 4)                        91-9141   1   Ea.
 333990  1004-1006 Turbine Wicket Gate & Stem                              91-9142   1   Ea.
 333990  1010-1012 Turbine Gate Stem Lever                                 91-9143   1   Ea.
 333990  1013-1014 Generator Stator Coil                                   91-9144   1   Ea.
 333990  1015-1018 Generator Stationary Wearing Parts Of Thrust Bearing    91-9145   1   Set
 333990  1019-1021 Generator Babbitted Shoe Parts For Guide Bearing        91-9146   1   Ea.
                                     Sub-total:
                                    Total Hydro:

         (v) List of Hydro Boats, Vehicles and Miscellaneous Equipment

                                  Hydro Boats

    Registr. Expir.         Serial                           Excise   Book
No.  Number  Date     Make  Number  Year Length Hull  HP       Tax    Value       Location
---  ------  ----     ----  ------  ---- ------ ----  --       ---    -----       --------
 1   3311X ########Homemade 900194  1994    22    3   25     $17.50  $19,647   Northern Hydro
 2   4173S ########Jon Boat 05L788  1988    14    3   10      $5.00     $692   Southern Hydro
 3   464LL ########Homemade 121294  1994    22    3   60     $17.50  $16,812   Western Hydro
 4   482LL ########Custom   950894  1994    22    3   50     $17.50  $16,958   Southern Hydro
 5   5244S ########Mirrocra   0974  1974    14    3   25      $6.50     $238   Northern Hydro
 6   5245S ########Mirrocra   0974  1974    14    3   10      $5.00     $238   Northern Hydro
 7   5246S ########Mirrocra   0974  1974    14    3    7      $5.00     $238   Northern Hydro
 8   5247S ########Mirrocra   0974  1974    14    3    7      $5.00     $238   Western Hydro
 9   5317V ########Mirrocra   0974  1977    14    3   25      $6.50       $0   Northern Hydro
10   5587R ########Crestlin   M751  1975    14    3   10      $5.00     $306   Southern Hydro
11   6203P ########Homemade 121075  1987    16    4  7 1/2    $6.50       $0   Northern Hydro
12   6204P ########Homemade 121094  1987    16    4   20      $6.50       $0   Northern Hydro
13   6206G ########Homemade 121127  1987    16    4   10      $6.50       $0   Northern Hydro
14   6392S ########Duranaut   3M74  1974    14    3    7      $5.00       $0   Northern Hydro
15   6393S ########Duranaut   4M74  1974    14    3    7      $5.00       $0   Northern Hydro
16   6394S ########CMPCO    124840  1966    14    4    7      $5.00       $0   Western Hydro
17   6395S ########CMPCO    124860  1965    20    4   25     $13.50       $0   Western Hydro
18   6612M ########Mirrocra   0787  1987    14    3   20      $5.00       $0   Northern Hydro
                                                              -----       --
                                                            $143.50  $55,367


Notes:
------
1. All boats are equipt with outboard motors.
2. With the exception of boats 9 and 18, all boats are of the open type.
3. With the exception of boat 6 (diesel), all boats are fueled from conventional gasoline.
4. Hull types are coded as follows: 1 = wood, 2 = fiberglass, 3 = aluminum, 4 = steel, 5 =
5. Book values are as of 12/96.

                  Hydro Vehicles and Miscellaneous Equipment

 No.  Code #  Make          Year Model          Style                     Body       Equipment          Value   Location
 ---  ------  ----          ---  -----          -----                     ----       ---------          -----   --------
  1   759701  Worthington   1975 160 Monorotor  Mobile Compressor                                            $0 Northern Area Hydro
  2   799702  Cleaver       1979 PSM-50         Mobile Steamer                                               $0 Northern Area Hydro
  3   826407  GMC           1982 C7D042         2 Ton C&C                 Rack                               $0 Northern Area Hydro
  4   877002  GMC           1987 TJ8C042        2 1/2 Ton C&C             Line       HD Derrick              $0 Northern Area Hydro
  5   889701  J Deere       1987 2355           Tractor                                                      $0 Northern Area Hydro
  6   893036  Chevrolet     1989 C10703         1/2 Ton PK                                                   $0 Northern Area Hydro
  7   894008  GMC           1989 TR31003        1 Ton C&C                 Utility                            $0 Northern Area Hydro
  8   904003  GMC           1990 TK30943        1 Ton C&C                 Utility                            $0 Northern Area Hydro
  9   906007  GMC           1990 TC7H042        2 Ton C&C 4x4             Dump       Snow Plow & Wing    $1,896 Northern Area Hydro
 10   912006  GMC           1991 TT10653        Compact PK Ext. 4x4                                          $0 Northern Area Hydro
 11   913029  GMC           1991 TK10703        1/2 Ton PK 4x4                                               $0 Northern Area Hydro
 12   914001  Chevrolet     1991 CC31003        1 Ton C&C Dual            Utility                            $0 Northern Area Hydro
 13   914002  Chevrolet     1991 CC31003        1 Ton C&C Dual            Utility                            $0 Northern Area Hydro
 14   923009  GMC           1992 TG31305        1 Ton Van                            Compartments          $907 Northern Area Hydro
 15   933006  GMC           1993 TK10903        1/2 Ton PK 4x4                                           $2,904 Northern Area Hydro
 16   933007  Chevrolet     1993 CG31305        3/4 Ton Van                          Compartments        $3,092 Northern Area Hydro
 17   933008  Chevrolet     1993 CG31305        3/4 Ton Van                          Compartments        $3,496 Northern Area Hydro
 18   949901  Calkins       1994 CX-1820-4250   Boat Trailer                                             $1,272 Northern Area Hydro
 19   953016  GMC           1995 TG31305        3/4 Ton Van 30S                      Compartments       $10,526 Northern Area Hydro
 20   979902  Yacht Club    1997 G15B           Boat Trailer                                                 $0 Northern Area Hydro
 21   799901  Snow-Go       1979 3666           Flat Bed Trl 3000#                                           $0 Southern Area Hydro
 22   839903  No.East       1983                Mobile Steamer                                               $0 Southern Area Hydro
 23   883005  GMC           1988 TK10703        1/2 Ton C&C 4x4           Utility                            $0 Southern Area Hydro
 24   884016  Chevrolet     1988 CR31003        1 Ton C&C                 Utility                            $0 Southern Area Hydro
 25   887001  GMC           1988 CJ8C042        2 1/2 Ton C&C             Line       HD Digger               $0 Southern Area Hydro
 26   894013  GMC           1989 TV31003        1 Ton C&C 4x4             Dump       Plow                    $0 Southern Area Hydro
 27   909702  Smith         1990 100            Mobile Compressor                                        $2,479 Southern Area Hydro
 28   909703  PowRGard      1990 TS50           Mobile Generator                                         $5,199 Southern Area Hydro
 29   914006  GMC           1991 TC31403        1 Ton C&C                 Utility                            $0 Southern Area Hydro

                  Hydro Vehicles and Miscellaneous Equipment

 30   929903  WellsCar      1992 TW101          Box Trailer                                              $1,082 Southern Area Hydro
 31   929906  Magic         1992 CD14T          Boat Trailer                                               $150 Southern Area Hydro
 32   949902  Calkins       1994 RX-1820-4250   Boat Trailer                                             $1,493 Southern Area Hydro
 33   954008                1995 TC30           1 Ton C&C Ext. Cab DW     Utility                       $13,142 Southern Area Hydro
 34   974001  Chevrolet     1997 C30943         1 Ton Ext. Cab            Utility                       $20,381 Southern Area Hydro
 35   975008  GMC           1997 TC6H042        1 1/2 Ton C&C gas         Rack                          $27,492 Southern Area Hydro
                                                                                                                (fish truck)
 36   975009  GMC           1997 TC6H042        1 1/2 Ton C&C gas         Rack                          $27,492 Southern Area Hydro
                                                                                                                (fish truck)
 37   973019  GMC           1997 TK10703        1/2 Ton PK 4x4                                          $18,202 Southern Area Hydro
 38   539901  Tanker        1953 115            Mobile Steamer                                               $0 Western Area Hydro
 39   779913  Worthing      1977 BTPFGFAXX      Mobile Compressor                                            $0 Western Area Hydro
 40   839904  Cox           1983                Boat Trailer                                                 $0 Western Area Hydro
 41   859702  PSM-50        1985                Mobile Steamer                                               $0 Western Area Hydro
 42   879910  Eric          1987                Box Trailer 3000#                                           $73 Western Area Hydro
 43   903001  GMC           1990 TG31305        1 Ton Van                            Compartments            $0 Western Area Hydro
 44   903062  GMC           1990 TG31305        1 Ton Van                            Compartments            $0 Western Area Hydro
 45   904004  GMC           1990 TC31003        1 Ton C&C                 Utility                            $0 Western Area Hydro
 46   909704  PowRGard      1990 TS130          Mobile Generator                                         $7,650 Western Area Hydro
 47   913040  GMC           1991 TG31305        1 Ton Van                            Compartments            $0 Western Area Hydro
 48   916006  GMC           1991 TC7H042        2 Ton C&C                 Dump Rack                          $0 Western Area Hydro
 49   919902  WellsCar      1991 TW101          Box Trailer                                                $897 Western Area Hydro
 50   926007  IHC           1992 4900           2 1/2 Ton C&C             Platform   Crane               $2,610 Western Area Hydro
 51   933009  Chevrolet     1993 CG31305        3/4 Ton Van                                              $3,496 Western Area Hydro
 52   949903  Calkins       1995 RX-1820-4250   Boat Trailer                                             $2,002 Western Area Hydro
 53   949904  Corey         1995 7x12           Flatbed Trailer 2000#                                    $1,557 Western Area Hydro
 54   954009  GMC           1995 TC30953        1 Ton C&C Ext. Cab DW     Utility                       $13,358 Western Area Hydro
 55   974005  Chevrolet     1997 TC31003        1 Ton C&C DW 60 CA        Utility                       $18,445 Western Area Hydro
 56   974007  GMC           1997 TK30903        1 Ton C&C 4x4             Utility    Plow               $21,104 Western Area Hydro

Notes:
 1.   Book values are as of 9/97.

                             Schedule 1.1(a)(53A)

                            Listing of Project Maps
                            -----------------------

Hydro Projects
--------------

                      Project                             Document Number                       Number of Maps
1.  Bonny Eagle                                       HYDBEAGL8072                                     3
2.  Bar Mills                                         HYDBMILL8015                                     1
3.  Brunswick                                         HYDBRUNS8020                                     2
4.  Cataract/NKL                                      HYDCAT8038                                       2
5.  Ft. Halifax                                       HYDFTH 8060                                      5
6.  Gulf Island/Deer Rips/A-3                         HYDGUIS8219                                      9
7.  Hiram                                             HYDHIR8017                                       3
8.  Harris                                            HYDINDP8091                                      5
9.  Kezar Falls (Upper & Lower)                       HYDKEZLO8003                                     4
10.  Ledgemere                                        HYDLEDGE8002                                     5
11.  Lewiston Falls (Monty/Lewiston Canal System)     HYDLEWF8055                                      5
12.  Lockwood                                         HYDLOCK8013                                      4
13.  North Gorham                                     NYDNGM8012                                       1
14.  Oakland                                          HYDOAKL8016                                      2
15.  Rice Rips                                        HYDRICE8020                                      1
16.  Shawmut                                          HYDSHAW8016                                      5
17.  Skelton                                          HYDSKEL8039                                      2
18.  Union Gas                                        HYDUNGAS8013                                     1
19.  West Buxton                                      HYDWBUXT8062                                     2
20.  Weston                                           HYDWES8102                                       5
21.  Williams                                         HYDWILL8050                                      5
22.  Wyman                                            HYDWYST8218                                      5

Fossil Projects
---------------

1.  Mason                                             FOSMAS8095                                       1
2.  W.F. Wyman                                        FOSWFW8051                                       5

                              SCHEDULE 1.1(a)(57)
                            SELLER REQUIRED CONSENTS


General and Refunding Mortgage Indenture between CMP and The First National Bank of Boston, Trustee (State Street Bank and Trust Company successor trustee) dated as of April 15, 1976, as amended and supplemented

Credit Agreement dated as of October 23, 1996, among CMP and certain banks (The First National Bank of Boston and The Bank of New York, Managing Agents), as amended

Loan Agreement between CMP and Finance Authority of Maine ("FAME"), dated as of October 19, 1994

Trust Indenture between FAME and Shawmut Bank, N.A., dated as of October 19,
1994

Limited Guaranty Agreement between AVEC and FAME, dated as of October 26, 1994

Mortgage, Security Agreement and Financing Statement between AVEC and FAME dated as of October 26, 1994

Security Agreement between AVEC and FAME dated as of October 26, 1994

Installment Sale Agreement between The Town of Yarmouth, Maine, and CMP, dated as of June 1, 1977 ($10,250,000 Polution Control Revenue Bonds, 1977 Series A)

Trust Indenture between The Town of Yarmouth, Maine, and Casco Bank & Trust Company, dated as of June 1, 1977(1977 Series A Revenue Bonds)

Installment Sale Agreement between The Town of Yarmouth Maine, and CMP dated as of December 1, 1978 ($1,000,000 Pollution Control Revenue Bonds, 1978 Series A)

Trust Indenture between the Town of Yarmouth, Maine, and Casco Bank & Trust Company, dated as of December 1, 1978 (1978 Series A Revenue Bonds)

Merimil Limited Partnership Agreement and related financing documents, including Mortgage and Security Agreement from The Merimil Limited Partnership to Norstar Bank of Maine (now Fleet Bank of Maine), dated December 5, 1986, securing Promissory Note in the original amount of $7,500,000; Collateral Assignment of Contracts and Security Agreement dated December 5, 1986, from Merimil to said bank; Financing Statement dated December 5, 1986, from Merimil to said bank; and Loan Modification Agreement dated as of January 31, 1989, between Merimil and Fleet Bank of Maine.

Modification Agreement dated as of January 31, 1989 between Merimil and Fleet Bank of Maine.

Unit Exchange Agreement with Northeast Utilities regarding 150 MW at Wyman station, Unit 4

Software Licenses, as noted on Schedule 1.1(a)(27) and (33).

Rights of First Refusal described on the following page

                              SCHEDULE 1.1(a)(65)


                   MISCELLANEOUS PERMITS (NON-ENVIRONMENTAL):

WYMAN STEAM:
FAA Stack Lighting (authorization)
Boiler Operating Permits (annual issuance by State of Maine)
Asbestos Removal Permits (time limit defined upon issuance)

MASON:
FAA for the microwave tower ("ownership" is Telecommunications not Mason) Boiler Operating Permits (4)

HYDROS:
Boiler Operating Permits (3 portable steam generators for clearing ice from gates)

AVEC:
Boiler Operating Permit
FAA Stack Lights
FCC Radio Licenses

31-Oct-97

                              SCHEDULE 1.1(a)(65)
                               HYDRO PERMITS*

PROJECT NAME                PERMIT HOLDER    LOCATION         TYPE OF PERMIT**            PERMIT NUMBER         EXPIRATION DATE
Bar Mills                   CMP              Saco             DEP Waste Discharge         W000581-57-A-R         5/24/1990
Bar Mills                   CMP              Saco             FERC License                2194                   6/30/2005
Bar Mills                   CMP              Saco             NPDES                       ME0001244
Bonny Eagle                 CMP              Saco             DEP 401 certification       L-17650-33-F-N
Bonny Eagle                 CMP              Saco             DEP Waste Discharge         W000579-57-A-R         5/24/1990
Bonny Eagle                 CMP              Saco             FERC License                2529                  12/31/1993
Bonny Eagle                 CMP              Saco             NPDES                       ME0001171
Brunswick                   CMP              Androscoggin     DEP 401 certification       03-4458-05030          2/28/2029
Brunswick                   CMP              Androscoggin     DEP Waste Discharge         W000571-57-B-R         1/04/1995
Brunswick                   CMP              Androscoggin     FERC License                2284                   2/28/2029
Brunswick                   CMP              Androscoggin     NPDES                       ME0022721
Cataract                    CMP              Saco             DEP 401 certification       L-016084-B-Z          11/30/2029
Cataract                    CMP              Saco             DEP Waste Discharge         W000584-57-B-R         4/24/1995
Cataract                    CMP              Saco             NPDES                       ME0001228
Cataract (includes East     CMP              Saco             FERC License                2528                  11/30/2029
& West Channel and
Springs & Bradbury)
Fort Halifax                CMP              Sebasticook      DEP 401 certification       L-17551-C-N

PROJECT NAME             NOTES
Bar Mills                Application filed 3/23/1990 (1)
Bar Mills
Bar Mills                Application filed 3/23/1990
Bonny Eagle              Will expire when new FERC license expires.  FERC application pending.
Bonny Eagle              Application filed 3/23/1990 (1)
Bonny Eagle              Application filed 12/16/1991 (4)
Bonny Eagle              Application filed 3/23/1990
Brunswick
Brunswick                (1)
Brunswick
Brunswick                Application filed 10/25/1989
Cataract
Cataract                 (1)
Cataract                 Application filed 11/27/1989
Cataract (includes East
& West Channel and
Springs & Bradbury)
Fort Halifax             Expires when new FERC license expires.

                                             Schedule 1.1(a)(65) Page 1 of 6

*  All Permits Assignable Upon Regulatory Approval
** Includes all Amendments and Modifications to Listed Permits, even though such amendments and modifications are not separately listed herein.
1. DEP has orally informed CMP that DEP no longer intends to issue individual waste discharge permits for CMP's hydroelectric facilities and has requested that CMP not file further application for these permits. DEP plans to initiate a "permit by rule" proceeding for such waste discharges.
2.   There is no longer a discharge. NPDES application should be withdrawn.
3. M-1,M-2,M-3 and M-5 are subject to pending FERC proceeding regarding whether they are FERC jurisdictional projects. They may not need a FERC license, in which case the application will be withdrawn.
4.   Operating under annual license.

                              SCHEDULE 1.1(a)(65)
                                HYDRO PERMITS*

PROJECT NAME            PERMIT HOLDER    LOCATION         TYPE OF PERMIT              PERMIT NUMBER        EXPIRATION DATE
Fort Halifax            CMP              Sebasticook      FERC License                2552                  12/31/1993
Fort Halifax            CMP              Sebasticook      NPDES
Gulf Island             CMP              Androscoggin     FERC License                2283                  12/31/1993
Gulf Island             CMP              Androscoggin     NPDES
Gulf Island (includes   CMP              Androscoggin     DEP 401 certification       Pending
G.I., Deer Rips, and
Andro #3)
Hiram                   CMP              Saco             DEP 401 certification       02/49-7780-05010      11/30/2022
Hiram                   CMP              Saco             DEP Waste Discharge         W000582-57-B-R         4/23/1996
Hiram                   CMP              Saco             FERC License                2530                  11/30/2022
Hiram                   CMP              Saco             NPDES                       ME0001147             12/31/1989
Indian Pond (Harris)    CMP              Kennebec         DEP Waste Discharge         W000572-57-B-R        12/21/1995
Indian Pond (Harris)    CMP              Kennebec         FERC License                2142                  12/31/2001
Indian Pond (Harris)    CMP              Kennebec         NPDES                       ME0001236
Kezar Falls             CMP              Ossipee          DEP 401 certification       L-11192-B-A           9/30/2030
Kezar Falls             CMP              Ossipee          FERC License                9340                  9/30/2030
Ledgemere               CMP              Little Ossipee   DEP 401 certification       L-010699-A-N
Ledgemere               CMP              Little Ossipee   FERC Exemption              8788

PROJECT NAME             NOTES
Fort Halifax             Application filed 11/21/1991 (4)
Fort Halifax             Application filed 3/18/1992
Gulf Island              Application filed 12/10/1991 (4)
Gulf Island              Application filed 1/31/1992
Gulf Island (includes    Application refiled 11/14/1996
G.I., Deer Rips, and
Andro #3)
Hiram
Hiram                    (1)
Hiram
Hiram                    Application filed 6/16/1989
Indian Pond (Harris)     (1)
Indian Pond (Harris)     Application to be filed 12/31/1999
Indian Pond (Harris)     Application filed 4/24/1990
Kezar Falls
Kezar Falls
Ledgemere                No Expiration Date
Ledgemere                No Expiration Date.  Notification of transfer to be filed by new owner.


                                                Schedule 1.1(a)(65) Page 2 of 6
*  All Permits Assignable Upon Regulatory Approval
** Includes all Amendments and Modifications to Listed Permits, even though such amendments and modifications are not separately listed herein.
1. DEP has orally informed CMP that DEP no longer intends to issue individual waste discharge permits for CMP's hydroelectric facilities and has requested that CMP not file further application for these permits. DEP plans to initiate a "permit by rule" proceeding for such waste discharges.
2.   There is no longer a discharge. NPDES application should be withdrawn.
3. M-1, M-2, M-3 and M-5 are subject to pending FERC proceeding regarding whether they are FERC jurisdictional projects. They may not need a FERC license, in which case the application will be withdrawn.
4.   Operating under annual license.

31-Oct-97

                              SCHEDULE 1.1(a)(65)

                               HYDRO PERMITS*

PROJECT NAME               PERMIT HOLDER    LOCATION            TYPE OF PERMIT**          PERMIT NUMBER        EXPIRATION DATE
Lewiston Falls             CMP/UWP          Androscoggin        DEP Waste Discharge       W007658-57-B-R       6/20/1995
Lewiston Falls             CMP/UWP          Androscoggin        FERC License              2302                 8/31/2026
Lewiston Falls             CMP/UWP          Androscoggin        NPDES                     ME0023621
Lewiston Falls             CMP              Lewiston Canal      NPDES
Lewiston Falls             CMP              Lewiston Canal      NPDES
Lewiston Falls             CMP              Lewiston Canal      NPDES
Lewiston Falls             CMP              Lewiston Canal      NPDES
Lewiston Falls             CMP              Lewiston Canal      NPDES
Lewiston Falls (includes   CMP/UWP          Androscoggin        DEP 401 certification     L-009206-35-A-N      8/31/2026
Lew. Falls, Bates Upper
& Lower, Andro Lower,
Lew. Canal)
Lockwood                   Merimil          Kennebec            DEP 401 certification     L-010121-A-N         4/30/2004
Lockwood                   Merimil          Kennebec            DEP Waste Discharge       W006703-53-A-N       8/30/1999
Lockwood                   Merimil          Kennebec            FERC License              2574                 4/30/2004
Lockwood                   Merimil          Kennebec            NPDES                     ME0023540
Messalonskee (includes     CMP              Messalonskee        DEP 401 certification     L-17585-D-N
M-1, M-2, M-3, M-5)

PROJECT NAME                  NOTES
Lewiston Falls                (1)
Lewiston Falls
Lewiston Falls                Application filed 10/25/1989
Lewiston Falls                Lewiston Canal; Application filed 10/18/1991
Lewiston Falls                Bates Upper; Application filed 10/18/1991
Lewiston Falls                Bates Lower; Application filed 9/16/1991
Lewiston Falls                Andro Lower; Application filed 6/25/1991
Lewiston Falls                Application filed 1/10/1992
Lewiston Falls (includes
Lew. Falls, Bates Upper
& Lower, Andro Lower,
Lew. Canal)
Lockwood
Lockwood                      Application filed 6/19/1990 (1)
Lockwood
Lockwood                      Application filed 11/4/1988
Messalonskee (includes        Will expire when new FERC license expires.
M-1, M-2, M-3, M-5)

                                                 Schedule 1.1(a)(65) Page 3 of 6

*  All Permits Assignable Upon Regulatory Approval
** Includes all Amendments and Modifications to Listed Permits, even though such amendments and modifications are not separately listed herein.
1. DEP has orally informed CMP that DEP no longer intends to issue individual waste discharge permits for CMP's hydroelectric facilities and has requested that CMP not file further application for these permits. DEP plans to initiate a "permit by rule" proceeding for such waste discharges.
2.   There is no longer a discharge. NPDES application should be withdrawn.
3. M-1,M-2,M-3 and M-5 are subject to pending FERC proceeding regarding whether they are FERC jurisdictional projects. They may not need a FERC license, in which case the application will be withdrawn.
4.   Operating under annual license.

31-Oct-97

                              SCHEDULE 1.1(a)(65)
                               HYDRO PERMITS*

PROJECT NAME               PERMIT HOLDER    LOCATION            TYPE OF PERMIT**          PERMIT NUMBER        EXPIRATION DATE
Messalonskee (includes     CMP              Messalonskee        FERC License (3)          2556, 2557, 2559     12/31/1993
M-1, M-2, M-3, M-5)
North Gorham               CMP              Presumpscot         DEP 401 certification     L-17475-A-N          1/01/2024
North Gorham               CMP              Presumpscot         FERC License              2519                 1/01/2024
North Gorham               CMP              Presumpscot         NPDES
Oakland (M-2)              CMP              Messalonskee        DEP Waste Discharge       W000585-57-H-R       5/24/1990
Oakland (M-2)              CMP              Messalonskee        NPDES                     ME0001163
Rice Rips (M-3)            CMP              Messalonskee        DEP Waste Discharge       W000577-57-B-R       8/03/1995
Rice Rips (M-3)            CMP              Messalonskee        NPDES                     ME0001252
Shawmut                    CMP              Kennebec            DEP 401 certification     08-7046-25120        1/31/2021
Shawmut                    CMP              Kennebec            DEP Waste Discharge       W000580-53-B-R       7/19/1995
Shawmut                    CMP              Kennebec            FERC License              2322                 1/31/2021
Shawmut                    CMP              Kennebec            NPDES                     ME0001201
Skelton                    CMP              Saco                DEP 401 certification     L-17483-33-F-N
Skelton                    CMP              Saco                DEP Waste Discharge       W000578-57-A-R       5/24/1990
Skelton                    CMP              Saco                FERC License              2527                 12/31/1993
Skelton                    CMP              Saco                NPDES                     ME0001180

PROJECT NAME                  NOTES
Messalonskee (includes        Application filed 11/25/1991 (4)
M-1, M-2, M-3, M-5)
North Gorham
North Gorham
North Gorham                  Application filed 12/31/1991
Oakland (M-2)                 Application filed 3/20/1990 (1)
Oakland (M-2)                 Application filed 3/22/1990
Rice Rips (M-3)               (1)
Rice Rips (M-3)               Application filed 4/23/1990
Shawmut
Shawmut                       (1)
Shawmut
Shawmut                       Application filed 3/21/1990
Skelton                       Will expire when new FERC license expires.
Skelton                       Application filed 1/19/1990 (1)
Skelton                       Application filed 12/9/1991 (4)
Skelton                       Application filed 1/19/1990

                                                 Schedule 1.1(a)(65) Page 4 of 6
*  All Permits Assignable Upon Regulatory Approval
** Includes all Amendments and Modifications to Listed Permits, even though such amendments and modifications are not separately listed herein.
1. DEP has orally informed CMP that DEP no longer intends to issue individual waste discharge permits for CMP's hydroelectric facilities and has requested that CMP not file further application for these permits. DEP plans to initiate a "permit by rule" proceeding for such waste discharges.
2.   There is no longer a discharge. NPDES application should be withdrawn.
3. M-1, M-2, M-3 and M-5 are subject to pending FERC proceeding regarding whether they are FERC jurisdictional projects. They may not need a FERC license, in which case the application will be withdrawn.
4.   Operating under annual license.

31-Oct-97

                              SCHEDULE 1.1(a)(65)
                               HYDRO PERMITS*

PROJECT NAME        PERMIT HOLDER    LOCATION          TYPE OF PERMIT**         PERMIT NUMBER      EXPIRATION DATE
Union Gas (M-5)     CMP              Messalonskee      DEP Waste Discharge      W000768-57-B-R     8/03/1995
Union Gas (M-5)     CMP              Messalonskee      NPDES                    ME0022021
West Buxton         CMP              Saco              DEP 401 certification    L-013212-A-N       12/31/2017
West Buxton         CMP              Saco              DEP Waste Discharge      W000576-53-B-R     3/28/1996
West Buxton         CMP              Saco              FERC License             2531               12/31/2017
West Buxton         CMP              Saco              NPDES                    ME00021491
Weston              CMP              Kennebec          DEP 401 certification    L-17472-A-N
Weston              CMP              Kennebec          DEP Waste Discharge      W000583-57-A-R     5/24/1990
Weston              CMP              Kennebec          FERC License             2325               12/31/1993
Weston              CMP              Kennebec          NPDES                    ME0001210
Williams            CMP              Kennebec          DEP 401 certification    L-011141-08-C-N    12/31/2017
Williams            CMP              Kennebec          DEP Waste Discharge      W000574-57-B-R     8/20/1995
Williams            CMP              Kennebec          FERC License             2335               12/31/2017
Williams            CMP              Kennebec          NPDES                    ME0001198
Wyman Hydro         CMP              Kennebec          DEP 401 certification    L-17333-D-N
Wyman Hydro         CMP              Kennebec          DEP Waste Discharge      W000573-57-B-R     7/19/1995

PROJECT NAME        NOTES
Union Gas (M-5)     (1)
Union Gas (M-5)     Application filed 3/20/1990
West Buxton
West Buxton         (1)
West Buxton
West Buxton         Application filed 4/23/1990
Weston              Will expire when new FERC license expires.
Weston              Application filed 4/19/1990 (1)
Weston              Application filed 11/19/1991 (4)
Weston              Application filed 4/19/1990
Williams
Williams            (1)
Williams
Williams            Application filed 4/25/1990
Wyman Hydro         Will expire when new FERC license expires.
Wyman Hydro         (1)

                                                 Schedule 1.1(a)(65) Page 5 of 6
*  All Permits Assignable Upon Regulatory Approval.
** Includes all Amendments and Modifications to Listed Permits, even though such amendments and modifications are not separately listed herein.
1. DEP has orally informed CMP that DEP no longer intends to issue individual waste discharge permits for CMP's hydroelectric facilities and has requested that CMP not file further application for these permits. DEP plans to initiate a "permit by rule" proceeding for such waste discharges.
2.   There is no longer a discharge. NPDES application should be withdrawn.
3. M-1, M-2, M-3 and M-5 are subject to pending FERC proceeding regarding whether they are FERC jurisdictional projects. They may not need a FERC license, in which case the application will be withdrawn.
4.   Operating under annual license.

31-Oct-97

                              SCHEDULE 1.1(a)(65)
                               HYDRO PERMITS*

PROJECT NAME   PERMIT HOLDER   LOCATION     TYPE OF PERMIT**     PERMIT NUMBER    EXPIRATION DATE    NOTES
Wyman Hydro    CMP             Kennebec     FERC License         2329             12/31/1993         Application filed 12/6/1991 (4)

Wyman Hydro    CMP             Kennebec     NPDES                ME0001155                           Application filed 4/24/1990

                                                 Schedule 1.1(a)(65) Page 6 of 6
*  All Permits Assignable Upon Regulatory Approval.
** Includes all Amendments and Modifications to Listed Permits, even though such amendments and modifications are not separately listed herein.
1. DEP has orally informed CMP that DEP no longer intends to issue individual waste discharge permits for CMP's hydroelectric facilities and has requested that CMP not file further application for these permits. DEP plans to initiate a "permit by rule" proceeding for such waste discharges.
2.   There is no longer a discharge. NPDES application should be withdrawn.
3. M-1, M-2, M-3 and M-5 are subject to pending FERC proceeding regarding whether they are FERC jurisdictional projects. They may not need a FERC license, in which case the application will be withdrawn.
4.   Operating under annual license.

                             SCHEDULE 1.1 (a)(65)
                                FOSSIL PERMITS*

PROJECT NAME           PERMIT HOLDER      LOCATION                       TYPE OF PERMIT**
Mason Station          CMP                                               Acid Rain Program Phase II Permit
                                                                         Application
Mason Station          CMP                                               EPA NPDES Permit
Mason Station          CMP                                               EPA Stormwater Permit Application
Mason Station          CMP                                               MDEP Air Emission License
Mason Station          CMP                                               MDEP Oil Discharge Prevention and
                                                                         Pollution Control License
Mason Station          CMP                                               MDEP Waste Discharge License
Wyman Station          CMP                                               Abbreviated License Application for
                                                                         Hazardous Waste Facility (Aerosol Can
                                                                         Puncturing and Recycling)
Wyman Station          CMP                                               Acid Rain Program Phase II Permit
                                                                         Application
Wyman Station          CMP                                               DEP 401 Certification
Wyman Steam            CMP                                               EPA Hazardous Waste Generator ID
                                                                         Number
Wyman Steam            CMP                                               EPA NPDES Permit
Wyman Steam            CMP                                               MDEP Air Emission
Wyman Steam            CMP                                               MDEP Oil Discharge Prevention and
                                                                         Pollution Control License
PROJECT NAME           PERMIT NUMBER            EXPIRATION DATE          NOTES
Mason Station                                                            Application filed 10/27/97
Mason Station          ME0000256                9/30/1991                Application filed 4/17/1990 (1)
                                                                         Application Filed 9/25/92
Mason Station
Mason Station          A-196-74-B-R             5/08/2000
Mason Station          O-341-91-B-R             7/15/1999
Mason Station          W-000599-43-D-R          7/18/2002
Wyman Station                                                            Application filed 5/8/97
Wyman Station                                                            Application Filed 12/19/95
Wyman Station          DEP 401 Certification
Wyman Steam            MED043250109                                      No Expiration Date
Wyman Steam            ME0000272                3/31/2001
Wyman Steam            A-388-71-A-R             12/27/2000
Wyman Steam            O-308-91-B-R             10/04/1998

                                                Schedule 11(a)(65) Page 1 of 2
*  All permits Assignable Upon Regulatory Approval
** Includes all Amendements and Modifications to Listed Permits, even though such amendements and modifications are not separately listed herein.
1. Application for NPDES permit filed with EPA. Existing permit in effect until action taken on the application.

                             SCHEDULE 1.1 (a)(65)
                                FOSSIL PERMITS*

PROJECT NAME           PERMIT HOLDER      LOCATION             TYPE OF PERMIT**
Wyman Steam            CMP                                     MDEP Site Location of Development
Wyman Steam            CMP                                     Permit
                                                               MDEP Waste Discharge License
PROJECT NAME           PERMIT NUMBER      EXPIRATION DATE      NOTES
Wyman Steam            L-834-24-H-M                            No Expiration Date.  Application for
                                                               transfer to be filed by purchaser and seller.
Wyman Steam            W000634-44-BR-R    1/28/1996            Timely application for renewal of license
                                                               submitted.  Expired license carries forward
                                                               until a new license is issued.

                                                Schedule 11(a)(65) Page 2 of 2
*  All permits Assignable Upon Regulatory Approval
** Includes all Amendements and Modifications to Listed Permits, even though such amendements and modifications are not separately listed herein.
1. Application for NPDES permit filed with EPA. Existing permit in effect until action taken on the application.

31-Oct-97

                              SCHEDULE 1.1(a)(65)
                              BIOMASS PERMITS*

PROJECT NAME   PERMIT HOLDER            LOCATION            TYPE OF PERMIT**                  PERMIT NUMBER      EXPIRATION DATE
AVEC           AVEC                                         Maine Air Emission License        A-181-72-F-A/R     3/24/2002
AVEC           AVEC                                         MDEP Wastewater Discharge         W007365-57-B-R     10/28/1999
                                                            License
AVEC           AVEC                                         Site Location of Development      L-10784-24-A-N
                                                            Order
AVEC           AVEC                                         Site Location of Development      L-10784-24-N-M
                                                            Order
AVEC           AVEC                                         USEPA NPDES Wastewater            ME0023329          6/21/2001
                                                            Discharge License & Individual
                                                            Permit for Stormwater
AVEC           AVEC                                         Wood ash Program Approval         S-20091-SE-A-N
AVEC           AVEC                                         Wood Ash Utilization Program      S-20091-62-A-N     1/10/1995
                                                            Approval (Solid Waste Order)
AVEC           AVEC                     Fort Fairfield      Underground Storage Tank          #18487
                                                            Registration
AVEC           AVEC (Albert Brewer)                         Wood Ash Utilization Program-     S-20192-56-A-P
                                                            Active Ash Utilization
                                                            Sites/Permits
AVEC           AVEC (Albon Roy)                             Wood Ash Utilization Program-     S-21213-SK-A-P
                                                            Active Ash Utilization
                                                            Sites/Permits
AVEC           AVEC (Bernice Henderson)                     Wood Ash Utilization Program-     S-20446-56-A-P
                                                            Active Ash Utilization
                                                            Sites/Permits
AVEC           AVEC (David Griffith)                        Wood Ash Utilization Program-     S-20197-56-A-P
                                                            Active Ash Utilization
                                                            Sites/Permits

PROJECT NAME      NOTES
AVEC
AVEC

AVEC              No Expiration Date

AVEC              No Expiration Date

AVEC


AVEC
AVEC              Still a valid permit. DEP has not issued a new permit to date.

AVEC              1 - 4000 gallon double-walled cathodically protected tank
                  (diesel fuel) installed 10/1/92
AVEC              No Expiration Date

AVEC              No Expiration Date

AVEC              No Expiration Date

AVEC              No Expiration Date

                                                 Schedule 1.1(a)(65) Page 1 of 7

*  All Permits Assignable Upon Regulatory Approval
** Includes all Amendments and Modifications to Listed Permits, even though such amendments and modifications are not separately listed herein.

31-Oct-97

                              SCHEDULE 1.1(a)(65)
                              BIOMASS PERMITS*

PROJECT NAME   PERMIT HOLDER            LOCATION       TYPE OF PERMIT**                      PERMIT NUMBER      EXPIRATION DATE
AVEC           AVEC (David Henderson)                  Wood Ash Utilization Program-           S-20091-56-A-N
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Doug Carlisle)                    Wood Ash Utilization Program-           S-20449-56-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Ed Plissey)                       Wood Ash Utilization Program-
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Eugene Pelkey)                    Wood Ash Utilization Program-           S-021660-SK-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Eugene Pelkey)                    Wood Ash Utilization Program-           S-021660-SK-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Giles Michaud)                    Wood Ash Utilization Program-           S-20293-56-B-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Giles Michaud)                    Wood Ash Utilization Program-           S-20293-56-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Greg Smith)                       Wood Ash Utilization Program-           S-20667-56-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Greg Ward)                        Wood Ash Utilization Program-           S-20691-56-C-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Greg Ward)                        Wood Ash Utilization Program-           S-20691-56-B-P
                                                       Active Ash Utilization Sites/Permits

PROJECT NAME        NOTES
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC
AVEC
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date


                                                 Schedule 1.1(a)(65) Page 2 of 7

*  All Permits Assignable Upon Regulatory Approval
** Includes all Amendments and Modifications to Listed Permits, even though such amendments and modifications are not separately listed herein.

31-Oct-97

                              SCHEDULE 1.1(a)(65)
                              BIOMASS PERMITS*

PROJECT NAME   PERMIT HOLDER               LOCATION    TYPE OF PERMIT**                        PERMIT NUMBER      EXPIRATION DATE
AVEC           AVEC (Greg Ward)                        Wood Ash Utilization Program-           S-20691-56-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Jody Pelkey)                      Wood Ash Utilization Program-           S-021704-SK-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Joe Rozynski)                     Wood Ash Utilization Program-
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (John Beckwith & Son)              Wood Ash Utilization Program-           S-20911-SK-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Jon Durepo)                       Wood Ash Utilization Program-           S-20948-SK-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Ken Hill)                         Wood Ash Utilization Program-           S-021714-SK-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Lynn White)                       Wood Ash Utilization Program-           S-20319-56-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Lynn White)                       Wood Ash Utilization Program-           S-20452-56-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Maine Public Service)             Wood Ash Utilization Program-           S-20212-56-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (McCain Foods)                     Wood Ash Utilization Program-
                                                       Active Ash Utilization Sites/Permits

PROJECT NAME        NOTES
AVEC                No Expiration Date
AVEC
AVEC
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC

                                                 Schedule 1.1(a)(65) Page 3 of 7

*  All Permits Assignable Upon Regulatory Approval
** Includes all Amendments and Modifications to Listed Permits, even though such amendments and modifications are not separately listed herein.

31-Oct-97

                              SCHEDULE 1.1(a)(65)
                              BIOMASS PERMITS*

PROJECT NAME   PERMIT HOLDER               LOCATION    TYPE OF PERMIT**                        PERMIT NUMBER      EXPIRATION DATE
AVEC           AVEC (Melvin Nehring)                   Wood Ash Utilization Program-           S-20164-61-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Mike Findlen)                     Wood Ash Utilization Program-           S-20891-56-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Mike LaVoie)                      Wood Ash Utilization Program-           S-20448-56-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Mike Tweedie)                     Wood Ash Utilization Program-           S-20713-56-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Mike/Joe Findlen)                 Wood Ash Utilization Program-           S-20891-56-B-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Peter Powers)                     Wood Ash Utilization Program-           S-20225-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Pierre LaPlant)                   Wood Ash Utilization Program-           S-20812-SK-B-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Pierre LaPlant)                   Wood Ash Utilization Program-           S-20812-SK-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Ramon Beaulieu)                   Wood Ash Utilization Program-
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Richard Hawksley)                 Wood Ash Utilization Program-           S-021670-SK-A-P
                                                       Active Ash Utilization Sites/Permits

PROJECT NAME        NOTES
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC
AVEC                No Expiration Date

                                                 Schedule 1.1(a)(65) Page 4 of 7

*  All Permits Assignable Upon Regulatory Approval
** Includes all Amendments and Modifications to Listed Permits, even though such amendments and modifications are not separately listed herein.

31-Oct-97

                              SCHEDULE 1.1(a)(65)
                              BIOMASS PERMITS*

PROJECT NAME   PERMIT HOLDER               LOCATION    TYPE OF PERMIT**                        PERMIT NUMBER      EXPIRATION DATE
AVEC           AVEC (Robert Bubar)                     Wood Ash Utilization Program-           S-20165-61-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Robert Pooler)                    Wood Ash Utilization Program-           S-021671-SK-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Roger Beaulieu)                   Wood Ash Utilization Program-
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Roger Bubar)                      Wood Ash Utilization Program-           S-20340-56-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Ronald Guerrette)                 Wood Ash Utilization Program-           S-021661-SK-A-N    11/05/2001
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Ronald Guerrette)                 Wood Ash Utilization Program-           S-021646-SK-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Ronald Moir)                      Wood Ash Utilization Program-           S-21326-SK-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Ruel Flannery)                    Wood Ash Utilization Program-           S-20261-56-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Sam Niblett)                      Wood Ash Utilization Program-           S-20229-56-B-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Sam Niblett)                      Wood Ash Utilization Program-           S-20229-56-C-P
                                                       Active Ash Utilization Sites/Permits

PROJECT NAME        NOTES
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC
AVEC                No Expiration Date
AVEC
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date

                                                 Schedule 1.1(a)(65) Page 5 of 7

*  All Permits Assignable Upon Regulatory Approval
** Includes all Amendments and Modifications to Listed Permits, even though such amendments and modifications are not separately listed herein.

31-Oct-97

                              SCHEDULE 1.1(a)(65)
                              BIOMASS PERMITS*

PROJECT NAME   PERMIT HOLDER               LOCATION    TYPE OF PERMIT**                        PERMIT NUMBER      EXPIRATION DATE
AVEC           AVEC (Sam Niblett)                      Wood Ash Utilization Program-           S-20229-56-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Steve Bubar)                      Wood Ash Utilization Program-           S-20853-SK-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Steve Ulman)                      Wood Ash Utilization Program-           S-07739-SI-C-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Tarry Knight)                     Wood Ash Utilization Program-           S-21162-SK-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Terry Gregg)                      Wood Ash Utilization Program-
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Thibeau Seed Farms)               Wood Ash Utilization Program-           S-20568-56-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Thibeau Seed Farms)               Wood Ash Utilization Program-           S-20568-56-B-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Thompson Potato Co.)              Wood Ash Utilization Program-           S-012588-SK-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Tom & Fred Bubar)                 Wood Ash Utilization Program-           S-20912-SK-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Walter & Mike Corey)              Wood Ash Utilization Program-           S-20318-56-A-P
                                                       Active Ash Utilization Sites/Permits

PROJECT NAME        NOTES
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date
AVEC                No Expiration Date

                                                 Schedule 1.1(a)(65) Page 6 of 7

*  All Permits Assignable Upon Regulatory Approval
** Includes all Amendments and Modifications to Listed Permits, even though such amendments and modifications are not separately listed herein.

31-Oct-97

                              SCHEDULE 1.1(a)(65)
                              BIOMASS PERMITS*

PROJECT NAME   PERMIT HOLDER               LOCATION    TYPE OF PERMIT**                        PERMIT NUMBER      EXPIRATION DATE
AVEC           AVEC (Warren Grass)                     Wood Ash Utilization Program-
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Wathen Farms Inc.)                Wood Ash Utilization Program-           S-20692-56-A-P
                                                       Active Ash Utilization Sites/Permits
AVEC           AVEC (Wathen Farms Inc.)                Wood Ash Utilization Program-           S-20692-SK-B-P
                                                       Active Ash Utilization Sites/Permits

PROJECT NAME        NOTES
AVEC
AVEC                No Expiration Date
AVEC                No Expiration Date

                                                 Schedule 1.1(a)(65) Page 7 of 7

*  All Permits Assignable Upon Regulatory Approval
** Includes all Amendments and Modifications to Listed Permits, even though such amendments and modifications are not separately listed herein.

31-Oct-97

                              SCHEDULE 1.1(a)(65)
                            SUBMERGED LANDS LEASES

-----------------------------------------------------------------------------------------------------------------------------------
TOWN                LICENSOR                      LICENSEE    DATE              DOCUMENT   DOCUMENT   NOTES
                                                                                  TYPE     CENTER #
-----------------------------------------------------------------------------------------------------------------------------------
CAPE STREAM

MASON STATION
WISCASSET           MAINE, STATE OF, BUREAU       CMP         MARCH 17, 1992    LEASE                 SUBMERGED LANDS, USE: WATER
                    OF PUBLIC LANDS                                                                   INTAKE & DISCHARGE, PIER
                                                                                                      FACILITIES; FACILITIES FOR
                                                                                                      AQUACULTURE & ENVIRONMENTAL
                                                                                                      STUDIES

                                                 Schedule 1.1(a)(65) Page 1 of 2

31-Oct-97

                              SCHEDULE 1.1(a)(65)
                            SUBMERGED LANDS LEASES

------------------------------------------------------------------------------------------------------------------------------------
TOWN              LICENSOR                   LICENSEE    DATE              DOCUMENT   DOCUMENT     NOTES
                                                                           TYPE       CENTER #
------------------------------------------------------------------------------------------------------------------------------------
WYMAN STATION

YARMOUTH          MAINE, STATE OF,           CMP         MARCH 17, 1992    LEASE      FOSWFW8004   SUBMERGED LANDS, USE: OIL BOOM
                  BUREAU OF PUBLIC LANDS

                                                 Schedule 1.1(a)(65) Page 2 of 2

                              SCHEDULE 1.1(a)(65)

                  MISCELLANEOUS PERMITS (NON-ENVIRONMENTAL):


WYMAN STEAM:
FAA Stack Lighting (authorization)
Boiler Operating Permits (annual issuance by State of Maine)
Asbestos Removal Permits (time limit defined upon issuance)

MASON:
FAA for the microwave tower ("ownership" is Telecommunications not Mason) Boiler Operating Permits (4)

HYDROS:
Boiler Operating Permits (3 portable steam generators for clearing ice from gates)

AVEC:
Boiler Operating Permit
FAA Stack Lights
FCC Radio Licenses

                        SCHEDULE 2.2d. EXCLUDED ASSETS


THE SELLERS WILL RETAIN OWNERSHIP OF CERTAIN ASSETS AS DESCRIBED HERE AND ON THE FOLLOWING PAGES OF THIS SCHEDULE. ADDITIONAL DETAILS ON THE SYSTEM DIAGRAMS ARE PROVIDED IN THE CONTINUING SITE/INTERCONNECTION AGREEMENT.


PRIMARY EQUIPMENT:
------------------

PRIMARY EQUIPMENT AND FACILITIES WILL BE EXCLUDED IN ACCORDANCE WITH THE SYSTEM DIAGRAMS AND SHALL CONSIST OF BREAKERS, TRANSFORMERS, BUSSES, CONDUCTORS, STRUCTURES, JUNCTION BOXES AND ANY OR ALL EQUIPMENT NEEDED, OR USEFUL, TO SUPPORT THE OPERATIONS, MAINTENANCE AND RELIABILITY OF THE TRANSMISSION AND DISTRIBUTION SYSTEM.

EXCLUDED LAND IS APPROXIMATELY DESCRIBED IN THE FOLLOWING PAGES.

UNRESTRICTED ACCESS SHALL MEAN AN EASEMENT TO ACCESS THE BUYER'S FACILITIES TO INSPECT, MAINTAIN, OPERATE, MODIFY, UPGRADE, REPLACE, REPAIR OR TEST ANY OF THE SELLERS' EQUIPMENT, INCLUDING, BUT NOT LIMITED TO, PRIMARY EQUIPMENT, PROTECTION SYSTEMS, REVENUE METERING, AND TELECOMMUNICATION SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT.

PROTECTION SYSTEMS:
-------------------

PROTECTION SYSTEMS SHALL CONSIST OF ALL ASSOCIATED EQUIPMENT, INCLUDING, BUT NOT LIMITED TO, PROTECTIVE RELAYS, PANELS AND SWITCHBOARD EQUIPMENT, CONTROLS, SWITCHES, TEST FACILITIES, INTERCONNECTING WIRING, CABLES, COMMUNICATION EQUIPMENT, POWER LINE CARRIER EQUIPMENT, TONE EQUIPMENT, AC AND DC PANEL BOARDS, FAULT RECORDERS, LINE TRAPS, CAPACITY COUPLING VOLTAGE TRANSFORMERS, AND OTHER RELATED EQUIPMENT NEEDED, OR USEFUL, FOR THE OPERATION, MAINTENANCE AND RELIABILITY OF THE SELLERS' TRANSMISSION AND DISTRIBUTION SYSTEM. BATTERIES FOR PROTECTIVE RELAY SYSTEMS ARE EXCLUDED WHERE NOTED.

REVENUE METERING:
-----------------

REVENUE METERING SHALL CONSIST OF ALL METERING NECESSARY TO MEASURE AND RECORD THE ENERGY FLOW FROM THE GENERATING PLANTS, INCLUDING, BUT NOT LIMITED TO, WATT-HOUR METERS (GENERATOR AND STATION SERVICE OR NET), PULSE RECORDERS AND ASSOCIATED PULSE DEVICES, TEST FACILITIES, ALL INTERCONNECTING WIRING AND INSTRUMENT TRANSFORMERS.

SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL:
------------------------------------------------

SCADA RTU'S SHALL CONSIST OF ALL INTERCONNECTING WIRING, TRANSDUCERS AND ASSOCIATED EQUIPMENT NEEDED FOR THE OPERATION OF THE TRANSMISSION AND GENERATING SYSTEM SCADA SYSTEMS ARE EXCLUDED IF THEY ARE USED FOR TRANSMISSION SYSTEM INFORMATION.

TELECOMMUNICATION SYSTEMS AND TELECOMMUNICATION NETWORK:
--------------------------------------------------------

800 MHZ RADIO SYSTEM - THE 800 MHZ RADIO SYSTEM CONSIST OF A SERIES OF LTR REPEATERS, VEHICULAR RADIOS, PORTABLE RADIOS, REMOTE CONTROLLERS, WAVEGUIDES, ANTENNAS, TOWERS AND TOWER FOUNDATIONS, AND ANY OTHER ASSOCIATED HARDWARE AND SOFTWARE USED TO SUPPORT T&D OPERATIONS, AND FEDERAL COMMUNICATIONS COMMISSION LICENSES. THIS SYSTEM WILL BE

RETAINED FOR EXCLUSIVE USE BY THE SELLERS TO SUPPORT T&D OPERATIONS PRESENTLY SUPPORTED BY THIS SYSTEM.

SHARED TELECOMMUNICATIONS NETWORK (STN) - THE STN IS A TELECOMMUNICATIONS TRANSMISSION SYSTEMS INTERCONNECTED WITH OTHER REGIONAL UTILITIES FOR INTRA AND INTER POWER SYSTEM PROTECTION, OPERATION AND ADMINISTRATION. THE STN SYSTEM CONSISTS OF MICROWAVE RADIO AND FIBER OPTIC SYSTEMS. THE MICROWAVE RADIO SYSTEM CONSISTS OF POWER SYSTEMS, BATTERIES, REMOTE TERMINAL UNITS, MULTIPLEXORS, CABINETS AND RACKS, TELEPHONES, FEDERAL COMMUNICATIONS COMMISSION LICENSES, TOWERS AND TOWER FOUNDATIONS, WAVEGUIDES, ANTENNAS, ANTENNA AND WAVEGUIDE HARDWARE AND ANY OTHER ASSOCIATED HARDWARE OR SOFTWARE USED TO SUPPORT T&D OPERATIONS. THE FIBER OPTIC SYSTEM INCLUDES MULITPLEXORS, FIBER MODEMS, CHANNEL BANKS, TELEPHONES, POWER SYSTEMS, BATTERIES, FIBER OPTIC CABLE, CABINETS AND RACKS AND ANY OTHER ASSOCIATED HARDWARE AND SOFTWARE USED TO SUPPORT T&D OPERATIONS. THE STN SYSTEM WILL BE RETAINED FOR EXCLUSIVE USE BY THE SELLERS TO SUPPORT T&D OPERATIONS PRESENTLY SUPPORTED BY THIS SYSTEM.

FIBER OPTICS SYSTEMS - THE FIBER OPTIC SYSTEMS CONSIST OF FIBER OPTIC CABLES, MULTIPLEXORS, CHANNEL BANKS, FIBER MODEMS, POWER SYSTEMS, BATTERIES, CABINETS AND RACKS, TELEPHONES, JUNGLEMUX EQUIPMENT, LIGHTWAVE EQUIPMENT AND ANY OTHER ASSOCIATED HARDWARE AND SOFTWARE USED TO SUPPORT T&D OPERATIONS. THIS TELECOMMUNICATIONS TRANSMISSION SYSTEM INTERCONNECTS OUR INTRA COMPANY LOCATIONS FOR SYSTEM PROTECTION, OPERATIONS AND ADMINISTRATIVE FUNCTIONS. THIS SYSTEM WILL BE RETAINED FOR EXCLUSIVE USE BY THE SELLERS TO SUPPORT T&D OPERATIONS PRESENTLY SUPPORTED BY THIS SYSTEM.

** THE ONLY PIECE OF FIBER OPTIC CABLE AND ASSOCIATED EQUIPMENT NOT EXCLUDED is the fiber cable between Lewiston Hydro Headquarters and Gulf Island.

An easement to operate, patrol, repair, maintain and replace equipment, structures and appurtenances related to the Telecommunications Systems and Network, is reserved to the Sellers.

                         SCHEDULE 2.2d. EXCLUDED ASSETS

          ANDROSCOGGIN #3, SUBSTATION #401, CMP SYSTEM DIAGRAM #216A:





PRIMARY EQUIPMENT:

All equipment and facilities per System Diagram #216A

Unrestricted access to all Sellers equipment and facilities


PROTECTION SYSTEMS:

None



REVENUE METERING:

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

        ANDROSCOGGIN LOWER,  SUBSTATION #402,  CMP SYSTEM DIAGRAM #224A:





PRIMARY EQUIPMENT:

All equipment and facilities per System Diagram #224A

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

None


REVENUE METERING:

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

          BAR MILLS HYDRO,  SUBSTATION #601, CMP SYSTEM DIAGRAM #362:





PRIMARY EQUIPMENT:

All equipment and facilities per System Diagram #362.

One acre of land to expand the substation to 200 ft x 200 ft  [Refer to Exhibit
  K Sheet 2]

Unrestricted access to all Sellers equipment and facilities


PROTECTION SYSTEMS:

None



REVENUE METERING:

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None


TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

    BATES LOWER/CONTINENTAL,  SUBSTATION #464/410, CMP SYSTEM DIAGRAM #228:





PRIMARY EQUIPMENT:

All equipment and facilities per System Diagram #228

Unrestricted access to all Sellers equipment and facilities



PROTECTION SYSTEMS:

None



REVENUE METERING:

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

            BATES UPPER,  SUBSTATION #465, CMP SYSTEM DIAGRAM #226:



PRIMARY EQUIPMENT:

All equipment and facilities per System Diagram #226

Unrestricted access to all Sellers equipment and facilities


PROTECTION SYSTEMS:

All protection systems associated with transformer No. 1 and transformer No. 2, and KT1L and KT2L


REVENUE METERING:

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

            BONNY EAGLE,  SUBSTATION #610, CMP SYSTEM DIAGRAM #314A:





PRIMARY EQUIPMENT:

All equipment and facilities associated with 34.5KV and 12KV substation and indoor equipment per System Diagram 314A

The land on the island around the substation which is excluded from the FERC license (very approximately 400 ft square). [Refer to Exhibit G Sheet 2]

Unrestricted access to all Sellers equipment and facilities


PROTECTION SYSTEMS:

All protective relaying and controls associated with the 34.5KV/12KV substation located in the generating station



REVENUE METERING:

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

SCADA RTU and all associated equipment



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

          BRUNSWICK HYDRO,  SUBSTATION #273, CMP SYSTEM DIAGRAM #170:




PRIMARY EQUIPMENT:

All equipment and facilities located within the 34.5KV/12KV substation per System Diagram #170

The land within the substation fence and approximately three feet beyond the fence to include the ground mat on all sides. [Refer to Exhibit K Sheet 1]

Unrestricted access to all Sellers equipment and facilities


PROTECTION SYSTEMS:

None



REVENUE METERING:

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

LMS and all associated equipment



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

                CAPE,  SUBSTATION #614, CMP SYSTEM DIAGRAM #336:





PRIMARY EQUIPMENT:

All equipment and facilities located within the 115KV/34.5KV substation per System Diagram #336

The land within the two substation fences and approximately ten feet beyond the outer fence on all sides. See attached drawing. [Ref. 306-20]

Unrestricted access to all Sellers equipment and facilities

All other facilities and equipment not otherwise listed in the definition of "Cape Equipment" in the Asset Purchase Agreement


PROTECTION SYSTEMS:

All protective relaying and controls associated with 115KV/34.5KV substation, except transformer No. 1 and KT1H

Station Battery


REVENUE METERING:

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

SCADA RTU and all associated equipment



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

           CATARACT HYDRO,  SUBSTATION #615, CMP SYSTEM DIAGRAM #356
          FACTORY ISLAND,   SUBSTATION #621, CMP SYSTEM DIAGRAM #356:



Primary Equipment:

All equipment and facilities within the 34.5KV/12KV substation per System
  Diagram #356

Control house building and all land not in the FERC license in the upper yard and along Bridge Street, to include Section 192 right of way corridor as shown on reference drawing. [Ref. Cataract Project Fig. 1]

50KVA station service transformer connected to Bus #3

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

Battery system

All protective relaying associated with 34.5KV/12KV substation


REVENUE METERING:

All revenue metering


SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

SCADA RTU and all associated equipment



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

          DEER RIPS HYDRO,  SUBSTATION #412, CMP SYSTEM DIAGRAM #216:




PRIMARY EQUIPMENT:

All equipment and facilities located within the 34.5KV/12KV substation per System Diagram #216

The land in the substation and ten feet beyond the fence on all sides, except the upriver side to include thirty feet beyond the existing fence. [Ref. Exhibit K Sheet 2]

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

All protective relaying and controls associated with the 34.5KV/12KV facilities located in the generating station



REVENUE METERING:

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

SCADA RTU and all associated equipment



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

            FORT HALIFAX,  SUBSTATION #819, CMP SYSTEM DIAGRAM #22:




Primary Equipment:

All equipment and facilities located within 34.5KV substation per System Diagram
  #22

One acre of land around the existing substation to include the existing substation, to be approximately 200 feet by 200 feet. [Ref. Exhibit K Sheet 1]

One acre of land, on south side of Sebastkook River, around the existing substation to include the existing substation, to be approximately 200 feet by 200 feet [Ref. Exhibit K Sheet 1]

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

All protective relaying and controls associated with K13-1 and K40-1 located in the generating station



REVENUE METERING:

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

SCADA RTU and all associated equipment



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

           LOCKWOOD HYDRO,  SUBSTATION #830, CMP SYSTEM DIAGRAM  #23:





PRIMARY EQUIPMENT:

All equipment and facilities per System Diagram #23

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

None



REVENUE METERING:

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

            GULF ISLAND,  SUBSTATION #417,  CMP SYSTEM DIAGRAM #202:




PRIMARY EQUIPMENT:

All equipment and facilities located within the 115KV substation

All equipment and facilities located within the 34.5KV substation yard per System Diagram #202

An L shaped piece of land to include the land within the so called 115 kv yard, the land within the so called 33 kv yard, the land extending ten feet beyond the fences of each and the land formed by extending lines from the ten foot extended fence lines of each. See attached drawing. [Exhibit K Sheet 1]

Access road to 115KV substation

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

All protective relaying and controls associated with 34.5KV facilities except
  KBS1/2 located in the generating station

REVENUE METERING:

All revenue metering


SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None

TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

Fiber optic cable between 115KV substation and Hydro Head Quarters

Digital radio link and associated equipment to 740 Main Street

                         SCHEDULE 2.2d. EXCLUDED ASSETS

            HARRIS HYDRO,  SUBSTATION #823,  CMP SYSTEM DIAGRAM #86:


PRIMARY EQUIPMENT:

All equipment and facilities located within the 115KV substation and all equipment related to 823D2 per System Diagram #86

115KV Bus and Line 222

The right to upgrade and enlarge the Seller's equipment within the existing substation to meet distribution needs.

Transformer No. 1 and No. 5

Switch 02, 02G, VT1, T1H, T1L, 05

Unrestricted access to all Sellers equipment and facilities

Camp Circuit off D1 Circuit

PROTECTION SYSTEMS:

All Protective relaying and controls associated with Line 222, 823D2 and No. 5 transformer located in the generating station


REVENUE METERING:

All revenue metering


SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

SCADA RTU and all associated equipment

TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

Cart 4 system

Microwave system

                         SCHEDULE 2.2d. EXCLUDED ASSETS

             HILL MILL,  SUBSTATION #404,  CMP SYSTEM DIAGRAM #227:




PRIMARY EQUIPMENT:

All equipment and facilities per System Diagram #227

Unrestricted access to all Sellers equipment and facilities

Transformer No. 1

PROTECTION SYSTEMS:

DT1L relaying



REVENUE METERING:

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

               HIRAM  SUBSTATION #419,  CMP SYSTEM DIAGRAM #318:




PRIMARY EQUIPMENT:

All equipment and facilities located within the 34.5KV/12KV substation per System Diagram #318

Ten feet of land around the existing substation [Exhibit G Sheet 1]

One acre of land to build a substation approximately 200 feet by 200 feet with access to existing transmission corridors located at top of hill near access road and main highway to East Hiram. [Exhibit G Sheet 1]

Unrestricted access to all Sellers equipment and facilities


PROTECTION SYSTEMS:

All protective relaying and controls associated with the 34.5KV substation breakers K91-3, K170-1, No. 3 transformer and 419D1 located in the generating station



REVENUE METERING:

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

SCADA RTU and all associated equipment



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

        KEZAR FALLS, SUBSTATION #S673 AND 677,  CMP SYSTEM DIAGRAM #319:



PRIMARY EQUIPMENT:

All equipment and facilities per System Diagram #319

Unrestricted access to all Sellers equipment and facilities


PROTECTION SYSTEMS:

None



REVENUE METERING:

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

             LEDGEMERE,  SUBSTATION #672, CMP SYSTEM DIAGRAM #315:





PRIMARY EQUIPMENT:

All equipment and facilities per System Diagram #315

Unrestricted access to all Sellers equipment and facilities


PROTECTION SYSTEMS:

None



REVENUE METERING:

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

             LEWISTON,  SUBSTATION #426,  CMP SYSTEM DIAGRAM #220:



PRIMARY EQUIPMENT:

Everything is excluded, except K144-1 including Bus side disconnects, per System
  Diagram #220

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

Everything is excluded except K144-1 relaying and control


REVENUE METERING:

None



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

     MASON STATION,  SUBSTATION #235,  CMP SYSTEM DIAGRAM #150, 150A, 150B:


PRIMARY EQUIPMENT:

All equipment and facilities within the 345KV/115KV and 34.5KV substation, except T1H, and T2H connecting to the 34.5KV Bus; except 051, 041, 031, 023 and 021 connecting to the 115KV Busses; per System Diagram 150 and 150A

The land within the existing substation and ten feet beyond the existing fence.

The maintenance building (currently used by line and meter and refered to as the Butler Building) and surrounding land to the substation, and out to the road and thirty feet on each side. [Ref. 503D-3-3]

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

All protective relaying, controls, communication equipment and metering associated with 345KV/115KV/34.5KV facilities located in the generating station

Station batteries


REVENUE METERING:

All revenue metering


SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

SCADA RTU and all associated equipment



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

Microwave equipment, tower and associated equipment

                         SCHEDULE 2.2d. EXCLUDED ASSETS

                     MONTY HYDRO,  CMP SYSTEM DIAGRAM #222:




PRIMARY EQUIPMENT:

All equipment and facilities per System Diagram #222

Unrestricted access to all Sellers equipment and facilities

426K12 Cable - Auxiliary Station Service Feeder

PROTECTION SYSTEMS:

None


REVENUE METERING

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

Copper cable to 134 Main used for communications

                         SCHEDULE 2.2d. EXCLUDED ASSETS

             NKL HYDRO,  SUBSTATION #679,  CMP SYSTEM DIAGRAM #355:




PRIMARY EQUIPMENT:

All equipment and facilities per System Diagram #355

Unrestricted access to all Sellers equipment and facilities


PROTECTION SYSTEMS:

None


REVENUE METERING

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

         NORTH GORHAM HYDRO,  SUBSTATION #637,  CMP SYSTEM DIAGRAM #308



PRIMARY EQUIPMENT:

All equipment and facilities within the 34.5KV substation per System Diagram
  #308

The existing substation land and the land extending three feet beyond the existing fence, plus the building next to substation and the access road between that building and the adjacent generator step up building. [Exhibit G Sheet 1]

The lot across the street from the existing substation which includes two
  Section 189 structures.  See attached diagram. [Exhibit G Sheet 1]

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

All protective relaying and controls associated with the 34.5KV substation located in the generating station and building next to substation



REVENUE METERING

All revenue metering

SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

SCADA RTU and all associated equipment



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

         OAKLAND HYDRO M-2,  SUBSTATION # 839,  CMP SYSTEM DIAGRAM #30:



PRIMARY EQUIPMENT:

All equipment and facilities located within the 34.5KV/12KV substation per System Diagram #30

The land within the FERC license on the West side of the road including the substation land. [Ref. Exhibit K Sheet 1]

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

48VDC substation battery



REVENUE METERING

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

         RICE RIPS HYDRO M3,  SUBSTATION #847,  CMP SYSTEM DIAGRAM #32:



Primary Equipment:

All equipment and facilities per System Diagram #32

The land within the substation and extending on all sides to ten feet beyond the existing fence. [Ref. Exhibit K Sheet 1]

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

None


REVENUE METERING

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS


        SHAWMUT HYDRO,  SUBSTATION # 852,  CMP SYSTEM DIAGRAM #34, 34A:



PRIMARY EQUIPMENT:

All equipment located within the 34.5KV/12KV substation per System Diagram #34

One acre of land to include the existing substation, to be approximately 200 feet by 200 feet, and to include 10 feet beyond the existing fence in a northwesterly direction, and 20 feet beyond the fence in a southeasterly direction. [Ref Exhibit G Sheet 3]

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

All protective relaying and controls associated with the 34.5KV/12KV substation located in control room in generating station


REVENUE METERING

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

New substation SCADA scheduled for 1997 installation



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

              SKELTON,  SUBSTATION #662,  CMP SYSTEM DIAGRAM #360:




PRIMARY EQUIPMENT:

All equipment and facilities per System Diagram #360

Transmission line lightning arrestor's on station steel structure

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

None


REVENUE METERING

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS


            UNION GAS M5,  SUBSTATION #859,  CMP SYSTEM DIAGRAM #24:





PRIMARY EQUIPMENT:

All equipment and facilities per System Diagram #24

Unrestricted access to all Sellers equipment and facilities


PROTECTION SYSTEMS:

None



REVENUE METERING

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS


         WEST BUXTON HYDRO,  SUBSTATION #672,  CMP SYSTEM DIAGRAM #364:



PRIMARY EQUIPMENT:

All equipment and facilities per System Diagram #364

Rights to expand on the surge tank and on Hydro's property

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

Section 183/157 current differential relaying located in upper station and associated 34.5KV external CT's located in both upper and lower stations


REVENUE METERING

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

Fiber optic cable used for relaying, SCADA and phones

                         SCHEDULE 2.2d. EXCLUDED ASSETS


            WESTON HYDRO,  SUBSTATION #866,  CMP SYSTEM DIAGRAM #36:



PRIMARY EQUIPMENT:

All equipment and facilities across the street from the Hydro within the 34.5KV substation boundary, except KT1H, Bus No. 1, and Transformer No. 1, per System Diagram #36.

All land at the T&D substation and including the attached land from South
  Channel that extends around the substation and to Weston Street and across Weston street. [Ref. Exhibit K Sheet 1]

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

All relaying and control panels located in the Hydro associated with the 34.5KV substation line breakers and distribution circuits



REVENUE METERING

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

SCADA RTU and all associated equipment



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

           WILLIAMS HYDRO,  SUBSTATION #867,  CMP SYSTEM DIAGRAM #80:




PRIMARY EQUIPMENT:

All 115KV equipment, except T2H and KG1 Bus side single pole disconnects per System Diagram #80

Land to include the existing distribution substation, extending at least ten feet beyond the existing fence in every direction and to total one acre, approximately 200 feet by 200 feet and abutting the 115 KV line. [Exhibit K Sheet 2]

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

Three overcurrent relays and auxiliary tripping relay used for the protection of the distribution feed from T3/4H



REVENUE METERING

All revenue metering



SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

None



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

None

                         SCHEDULE 2.2d. EXCLUDED ASSETS

  W.F. WYMAN STATION,  SUBSTATION #218,  CMP SYSTEM DIAGRAM #230, 230A, 230B:

PRIMARY EQUIPMENT:

Section 386 dead end structure on line section 386 per System Diagram 230B

Line trap, CCVT's, per System Diagram #230B

All equipment and facilities located within the 115KV/34.5KV substation, except
  K10, KG1, KG2, KG3, KT12H per System Diagram #230

All the land within the boundaries substation fence, and extending ten feet beyond the fence on all sides or up to the building walls.

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

Section 386 protection system located in power station

All protection systems, controls and metering located in the power plant, associated with the 115KV Bus, 115KV line sections, 34.5KV facilities located in relay room below control room and located in control room


All 12KV distribution facilities

REVENUE METERING

All revenue metering

SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

SCADA RTU and all associated equipment

TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

Microwave equipment

800MHZ radio equipment

                         SCHEDULE 2.2d. EXCLUDED ASSETS

            WYMAN HYDRO,  SUBSTATION #872,  CMP SYSTEM DIAGRAM #82:



PRIMARY EQUIPMENT:

All equipment and facilities located within the 115KV substation fence line, except 115KV gang operated switch Bus 1/2 and 12KV single pole disconnect switch on K7, per System Diagram #82

All land within the existing 115KV T&D substation and extending ten feet beyond the existing fence except the land shall extend 100 feet beyond the South fence line. [Ref. Exhibit K Sheet 1]

Unrestricted access to all Sellers equipment and facilities

PROTECTION SYSTEMS:

All 115KV Protection systems located in power station

Neutral CT's on generators step-up transformers

Unrestricted access to all Sellers equipment and facilities

REVENUE METERING

All revenue metering


SCADA, DATA ACQUISITION AND SUPERVISORY CONTROL EQUIPMENT:

SCADA RTU and all associated equipment



TELECOMMUNICATIONS SYSTEMS AND TELECOMMUNICATION NETWORK EQUIPMENT:

Fiber optic cable from Route 201 to substation and into plant

                  SCHEDULE 2.4 - POTENTIAL CLAIM OR INCIDENT



                                      NONE

                   SCHEDULE 5.5 - Certain Changes or Events

                                      None

                     Schedule 5.8 - Environmental Matters

Seller has identified the following potential instances of non-compliance arising under Environmental Permits and Environmental Laws:

     a.   AIR EXCESS EMISSIONS - WYMAN STATION AND BIOMASS ASSETS

          Pursuant to air quality permit requirements, the Seller has filed quarterly or more frequent emissions reports for certain criteria pollutants and opacity for the Fossil Assets and Biomass Assets. The reports must contain, among other information, time periods that air emissions exceeded any applicable emission rate required by an Environmental Permit ("Excess Emissions"). The reviewing regulatory agencies exercise discretion in pursuing any Excess Emissions as "violations."

          Although Excess Emissions have been periodically reported for by Fossil Assets and the Biomass Assets, since 1993 no such assets have been the subjects of a Notice of Non-compliance or a Notice of Violation based on an Excess Emission. The reported Excess Emissions at the Biomass Assets are, primarily, for opacity. The reported Excess Emissions at Wyman Station are, primarily, for opacity and NOx.

     b. PERMITS AND MAINE WASTE DISCHARGE LICENSES EXCEEDANCES - FOSSIL ASSETS, BIOMASS ASSETS AND HYDROELECTRIC ASSETS

          Pursuant to federal and state licenses, Seller has filed regular Discharge Monitoring Reports ("DMRs") documenting levels of pollutants authorized for discharge under those licenses for Fossil Assets, Biomass Assets, and Hydroelectric Assets. DMRs for Fossil Assets, Biomass Assets, and Hydroelectric Assets list occasional exceedances of some license limits for a limited number of parameters. In addition, there have been occasional failures to monitor for all parameters or failures to report. The reviewing regulatory agencies exercise discretion in pursuing any such exceedances and failures as "violations." As noted in section 3 of this schedule, a number of the exceedances and failures have been resolved through consent decrees or orders.

     c.   NPDES PERMIT - MASON STATION

          The NPDES permit for Mason Station includes numerous outfalls, but the permit does not list the outfall for intake screen wash water. That outfall is listed in the Maine Waste Discharge license for the facility.

     d.   NPDES AND MAINE WATER DISCHARGE REPORTING - CAPE STATION

          In the past, NPDES Permit No. ME0000264 and Maine Waste Discharge License #W000589-53-B-R have had separate reporting requirements. The NPDES Permit requires monthly monitoring to be reported quarterly.
          The Maine Waste

          Discharge License requires an annual report of monitoring. The discharge is treated stormwater. Due to administrative oversight and staff changes, the Seller did not monitor or file quarterly reports with the U.S. Environmental Protection Agency from August 1996 until June 1997. The Seller reported this issue to the U.S. Environmental Protection Agency Region 1, Office of Environmental Stewardship, which stated that this technical violation would not be subject to an enforcement action.

     e.   MAINE WASTE DISCHARGE LICENSES - HYDROELECTRIC ASSETS

          Seller has applied for or obtained Maine Waste Discharge Licenses for most of its thermal and occasional low-volume oil discharges associated with its Hydroelectric Assets (except for seven (7) facilities). The Maine Department of Environmental Protection requested that the Seller discontinue its practice of submitting applications for renewal upon expiration of license because the Department intends to license these types of discharges in an alternative fashion, either through a permit by rule, general permit, exemption, or otherwise. In response to the Department's request, waste discharge permits for a number of the generating stations have been allowed to lapse by their terms, and the Department has never requested the Seller to file applications for renewal. At this time, the Department has not begun formal rulemaking or adjudication to license hydroelectric facilities under the Maine Waste Discharge Law.

     f.   OIL SPILLS - FOSSIL ASSETS, BIOMASS ASSETS, AND HYDROELECTRIC ASSETS

          Seller has reported to various regulatory authorities a number of spills of petroleum products associated with its generating assets. Seller has not received a Notice of Non-compliance or a Notice of Violation based on these oil spills, unless otherwise listed in the documents previously made available to Buyer.

     g.   UNDERGROUND TANKS - BRUNSWICK HYDROELECTRIC STATION

          On the property of the Brunswick Station are two oil storage tanks in an aboveground bunker. The tanks are now out of service. The tanks
          are not registered as underground tanks.   Because the Maine
          Department of Environmental Protection staff believes the tanks cannot readily be inspected, the Department has notified the Seller that the tanks are underground tanks that should be registered with the Department.

          h. FEDERAL AND STATE EMERGENCY PLANNING AND COMMUNITY RIGHT-TO-KNOW ACTS -- HYDROELECTRIC ASSETS IN ANDROSCOGGIN COUNTY

          The federal and state Emergency Planning Community Right to Know Acts (EPCRAs) require owners and operators of certain regulated facilities to report to State and local emergency commissions certain chemical inventories of "hazardous chemicals" as defined under the Hazard Communication Rule promulgated under the Occupational Safety and Health Act of 1970
          (OSHA). The Secretary for the Androscoggin County Emergency Planning Committee, a "Local Emergency Planning Committee" under the EPCRAs, has requested that the Seller report its use of transformer and turbine oil covering a number of hydroelectric facilities located in Androscoggin County pursuant to Maine's chemical reporting requirements. The Seller has replied that it believes that transformers and turbines, which by design and end use contain oils or other material which may be "hazardous chemicals" are, in fact, "articles" exempt from the requirements of the OSHA Hazard Communication Rule and, therefore, are exempt from reporting in chemical inventory reports. Although this issue remains unresolved with this regulator, Seller believes its actions are consistent with industry practice and other local emergency response commissions.

          i. COMPLIANCE STATUS REPORTS AND COMPLIANCE TASK REPORTS - FOSSIL ASSETS, BIOMASS ASSETS AND HYDROELECTRIC ASSETS

          The Seller created a series of reports variously entitled "Compliance Status Reports," "Current Compliance Status Reports," "Compliance Task Reports" and "Completed Compliance Task Reports" for Fossil Assets, Biomass Assets and Hydroelectric Assets. These reports have been used for certain internal reporting requirements and reminders. They are not intended to be comprehensive listings of compliance requirements under Environmental Laws applicable to these assets. These reports may include instances of non-compliance but are not intended to document either compliance or non-compliance with Environmental Laws or Environmental Permits.

The Seller has identified the following potential properties at which Hazardous
     Substances may have come to rest in the environment.

M2 HYDRO SITE

          Seller is aware that Hazardous Substances may be located at or near its M2 Hydroelectric site as a result of lead and coal ash disposed by a tool foundry previously located at the site. Seller has voluntarily removed much of the contaminated material from the site and arranged for disposal in a lawful manner; Seller is awaiting approval from the Maine Department of Environmental Protection to conclude remedial activities.

WYMAN STATION

          i.  GIBSON CONTRACTORS SITE

          The Maine Department of Environmental Protection identified a portion of the property immediately adjacent to the fence line of the Wyman Station (known as the "Gibson Contractors Site") on its "1997 Maine Sites List Update." Dated March 1997, the list contains entries for 460 sites across the State of Maine. The

          Gibson Contractors Site may contain ash and other solid waste and possibly Hazardous Substances. The Gibson Contractors Site, however, has not been formally designated a Maine Uncontrolled Hazardous Substance Site and is outside the current fence line of the Wyman Station. The Gibson Contractors Site is currently listed by the Department for "no further action," meaning the Department has determined that it does not anticipate additional work at the site.

          ii.  FORMER ASH POND AND OIL SAWDUST/SANDGRIT AREA; TANK FARM

          Prior to the installation of Unit 4 in 1976, an unlined lagoon had been used for holding wastewater prior to discharge; the facility discharged wastewater, ash, tank drains, and ash to the lagoon for settling. In 1976, new lined lagoons were constructed over the unlined lagoon, which contained sediment. Hazardous Substances may be contained in the old lagoon. During excavation in 1992 in the tank farm area, approximately 50 cubic yards of contaminated soil was were removed. In sampling monitoring wells around the tank farm, PAHs were discovered in one well. Hazardous Substances may have come to rest in this area.

     c.   MASON STATION

          The Maine Department of Environmental Protection identified the "Mason Station" on its "1997 Maine Sites List Update." Dated March 1997, the list contains entries for 460 sites across the State of Maine. The Mason Station property or adjoining areas may contain ash, remnants of coal piles, petroleum products and possibly Hazardous Substances. The Mason Station site has not been formally designated a Maine Uncontrolled Hazardous Substance Site. Further, the list states the Department's determination of "no further action," meaning the Department has determined that it does not anticipate additional work at the site. The list also describes the site as referred to the Department's Bureau of Remediation and Waste Management, Division of Oil and Hazardous Facilities Regulation.

3. In the years specified below, the Seller entered into or agreed to the following consent decrees or orders, or is subject to the following judgments, decrees, or judicial orders relating to compliance with Environmental Laws or to investigation or cleanup of Hazardous Substances under Environmental Laws, that may continue to impose obligations on the Fossil Assets, Biomass Assets, or Hydroelectric Assets:

     a. 1993 Administrative Consent Agreement and Enforcement Order A-388-71-A (Maine Department of Environmental Protection) (Wyman Station) (Air Emissions License #1972)

     b. 1992 Administrative Consent Agreement and Enforcement Order (Maine Department of Environmental Protection) (Cape Station) (Air compliance issue)

     c.  1992  Administrative Consent Agreement and Enforcement Order A-

               388-71-A-R (Maine Department of Environmental Protection) (Wyman Station) (Air Emissions License #1972)

     d. 1989 Consent Order, Maine Board of Environmental Protection, Central Maine Power Company (Wyman Station) (Air and water compliance issues)

     e. 1989 Administrative Consent Agreement and Enforcement Order (Maine Department of Environmental Protection) (Mason Station) (Waste Discharge License #599)

     f. 1983 Administrative Enforcement Agreement and Board Order (Maine Department of Environmental Protection) (Mason Station) (Air Emission License)

                  SCHEDULE 5.9 - Material Employment Matters





                                     None.

                    SCHEDULE 5.10(A)-LIST OF EMPLOYEE PLANS


Retirement  Income Plan for Non-Union Employees (002)
Retirement Income Plan for Retired Union Employees (001)
Employee Welfare Benefits Plan for Retired Employees (502)
Retirement Income Plan for Non-Union Employees (002)
Savings and Investment Plan for Non-Union Employees (004)
Long Term Disability Income Plan for Non-Union Employees (504)
Employee Welfare Benefits Plan for Non-Union Employees (502)
Employee Sickness & Accident Plan for Non-Union Employees (501)
Business Travel Accident Plan for Non-Union  Employees (505)
Employee Assistance Program for Non-Union Employees (506)
Educational Assistance for Non-Union Employees  (510)
Retirement Income Plan for Part-Time Non-Union Employees (002)
Savings and Investment Plan for Part-Time Non-Union Employees (004)
Employee Welfare Benefits Plan for Part-Time Non-Union Employees (502)
Employee Sickness & Accident Plan for Part-Time Non-Union Employees (501) Business Travel Accident Plan for Part-Time Non-Union Employees (505)
Employees Assistance Program for Part-Time Non-Union Employees (506)
Educational Assistance for Part-Time Non-Union Employees (510)
Retirement Income Plan for Union Employees (001)
Savings and Investment Plan for Union Employees (005)
Long Term Disability Income Plan for Union Employees (504)
Employee Welfare Benefits Plan for Union Employees (502)
Employee Sickness & Accident Plan for Union Employees (501)
Business Travel Accident Plan for Union Employees (505)
Employee Assistance Program for Union Employees (506)
Educational Assistance for Union Employees (510)
Retirement Income Plan for Part-Time Union Employees (001)
Savings and Investment Plan for Part-Time Union Employees (005)
Employee Welfare Benefits Plan for Part-Time Union Employees (502)
Employee Sickness & Accident Plan for Part-Time Union Employees (501)
Business Travel Accident Plan for Part-Time Union Employees (505)
Employee Assistance Program for Part-Time Union employees (506)
Educational Assistance for Part-Time Union Employees (510)
--------------------------------------------------------------------------------
3 digit internal reference number

                   SCHEDULE 5.10(B) -  ERISA NON-COMPLIANCE



                                      NONE

                                 Schedule 5.11
                                 -------------

                                  REAL ESTATE

             SCHEDULE OF TITLE DOCUMENTS AND PERMITTED ENCUMBRANCES



  Any property described or identified in Section 2.2 hereof shall not be included in the Purchased Assets anything to the contrary contained herein notwithstanding.

Schedule 5.11 (A) Permitted Encumbrances includes without limitation the following:

1. All matters that would be disclosed by an examination of the title to the Real Estate at the applicable Registry of Deeds which do not materially detract from the value of the Purchased Assets as currently used or materially interfere with the present use of the Purchased Assets and neither secure indebtedness nor in the aggregate have a Material Adverse Effect.

2. All matters not of record which would be disclosed by an accurate survey and inspection of the Real Estate which do not materially detract from the value of the Purchased Assets as currently used or materially interfere with the present use of the Purchased Assets and neither secure indebtedness nor in the aggregate have a Material Adverse Effect.

3. All rights and easements owned or held by any Seller or any of its Affiliates relating to the transmission and distribution of electric energy and for communication purposes and all substations, now existing pursuant to instruments recorded at the applicable Registry of Deeds for the county where the real property is located.

4. Substations for transmission and distribution with area for expansion identified in Section 2.2, together with easements for all purposes, including without limitation access, utility services as described in 33 M.R.S.A. Sec. 458, and access to controls in accordance with Section 3.2 of the Continuing Site Agreement.

5. The Easements are generally as follows and in accordance with Section 3.2 of the Continuing Site Agreement [DESCRIPTIONS TO BE SUPPLIED IN SUPPLEMENTAL DOCUMENT]:

a. Transmission line corridors with the width and type of ownership (fee or easement) the same as that of the corridor outside each Purchased Asset. The retained easements will have rights in substantially the form attached hereto as Exhibit 5.11 A. Where the corridor width is not specified it shall be 35 feet from the centerline of the transmission line on each side.

b. Additional transmission line corridors identified generally in Section 2.2, the rights in which will be in substantially the form attached hereto as Exhibit 5.11 A, including without limitation easements for access and communications.

c. Easements for all distribution lines generally as currently existing with rights in substantially the form attached hereto as Exhibit 5.11 B, including without limitation easements for access and communications.

d. Easements for future distribution lines in locations that do not substantially interfere with Buyer's operations and with Buyer's consent, which consent shall not be unreasonably withheld. Such easement rights will be described in substantially the form attached hereto as Exhibit 5.11 B, including without limitation easements for access and communications.

e. Easements for all equipment including without limitation equipment for telecommunications, SCADA, revenue metering, protection systems, and related personal property identified as Excluded Assets in Section 2.2 and including without limitation easements for access, maintenance, repair and replacement of such equipment.

Schedule 5.11 (B) Fossil Facilities Real Property Documents List attached hereto. The list includes acquisition documents as well as encumbrance documents for each Seller's period of ownership. Please consult the Project Maps for the general location of and limits of the Fossil Facilities Real Property, the Hydroelectric Real Property, the Additional Assets, and the Excluded Assets.

Schedule 5.11 (C) Hydroelectric Real Property Documents List attached hereto. The list includes acquisition documents as well as encumbrance documents for each Seller's period of ownership. Please consult the Project Maps for the general location of and limits of the Fossil Facilities Real Property, the Hydroelectric Real Property, the Additional Assets, and the Excluded Assets.

                                                                  EXHIBIT 5.11 A

                                 WARRANTY DEED
                                  (EASEMENT)


KNOW ALL MEN BY THESE PRESENTS, THAT       , of        , County of       , State
of Maine, for consideration paid by CENTRAL MAINE POWER COMPANY, a Maine corporation having a mailing address of 83 Edison Drive, Augusta, Maine 04336, the receipt of which is hereby acknowledged, does hereby grant unto the said Central Maine Power Company, its successors and assigns, forever, with warranty covenants, the perpetual right and easement to erect, bury, construct, maintain, repair, rebuild, respace, replace, operate, patrol and remove above and below ground electric, communications and energy transmission lines consisting of suitable and sufficient poles, cables, pipes and towers with sufficient foundations together with lines extending upon, within and between the same for the transmission of energy and intelligence, together with all necessary fixtures, anchors, guys, crossarms, and other equipment and appurtenances, over, across, and under my land located in the Town of, County of, State of Maine. The location of said easement ("Premises") is more particularly described as follows:




     Also conveying to the Grantee, its successors and assigns, the right and easement, at any time or times, to cut and remove all trees and to clear and keep clear the Premises of all trees, timber, and bushes growing on the Premises by such means as the Grantee, its successors and assigns, may select.

     Also conveying to the Grantee, its successors and assigns, the right and easement at any and all times to enter on adjacent land of the Grantor, its successors, heirs and assigns, for the purpose of cutting or trimming and removing such tall tree or trees growing outside the limits of the Premises as, in falling, would, in the judgment of the Grantee, its successors and assigns, interfere with or endanger the operation and maintenance of any lines constructed on the Premises.

     The Grantor and         executors, successors, administrators, heirs and
assigns, covenants and agrees to and with the Grantee, its successors and assigns, that they will not erect or permit the erection or maintenance of any building, road, utilities or other structure of any kind or nature under or upon the Premises, and will not place any material on, or permit or allow any material of any kind or nature to accumulate on or be removed from the Premises if, in the reasonable opinion of the Grantee, its successors and assigns, such erection, maintenance or action would endanger or interfere with current or future use of said premises for utility purposes.



     IN WITNESS WHEREOF, the said        has hereunto set       hand(s) and
seal(s) this      day of        , 199     7.


Signed, Sealed and Delivered             Grantor, a _________corporation
  in presence of


__________________________________
_________________________
Witness                                       Printed name:
                                         Title:


STATE OF MAINE
                ss.                           _____________________,
        1997.


     The above named _______________, ________ of the Grantor corporation, personally appeared before me and acknowledged the above instrument to be his/her free act and deed in his/her said capacity and the free act and deed of said Grantor corporation.




                                         _____________________________
                                         Notary Public/Maine Attorney

                                         ______________________________
                                         Printed Name
                                         My commission expires:

                                                                  EXHIBIT 5.11 B

Form 1199-C
Rev 5/96


                           CORPORATION EASEMENT DEED


_____________________________________, a ______________________ (state and type)
corporation with a mailing address of _____________________________("GRANTOR"), for consideration given, grants to CENTRAL MAINE POWER COMPANY, a Maine corporation having an office at 83 Edison Drive, Augusta, Kennebec County, Maine 04336, and _____________________________________________________________________
Telephone Company, with a mailing address of ___________________________________ and their respective successors and assigns (collectively "GRANTEES"), with warranty covenants, the right and easement to erect, bury, maintain, rebuild, respace, operate, patrol and do all other actions involving electric and communication distribution equipment and facilities, consisting of poles, wires and cables, together with all necessary fixtures and appurtenances across and under the surface of the land and/or rights of Grantor in the Town of ___________ , __________________ County, Maine.

          The said equipment and facilities are part of a line commencing at pole/pad ________, _____________________________________________________________
(street and line), ____________________________________ (town), and extending in a ________________________________ direction, including, but not limited to, pole(s)/pad(s)  ___________________________________, to serve Grantor and others. This easement affects land and/or rights conveyed to the Grantor in a deed from _________, dated _________________________________, 19____, and recorded in the ______________ County Registry of Deeds in Book ____________, Page _________.

          The rights granted herein include the right to cut down and trim trees and other vegetation and to eliminate or modify the growth of trees, branches and other vegetation using formulations registered with the Environmental Protection Agency or its successor, which vegetation, in the judgment of Grantees, may interfere with the operation and maintenance of its equipment or facilities; and the right to restrict the construction of buildings, structures and improvements within 15 feet of its equipment and facilities; and the right to keep the surface of the ground above its underground cables and other electrical equipment free from structures, improvements and growth which, in the judgment of the Grantees, may interfere with the proper operation or maintenance of said underground cables; and the right to enter upon the land and/or rights of the Grantor for any and all of the foregoing purposes.

IN WITNESS WHEREOF, Grantor has caused its duly authorized representative to sign and seal this Deed on its behalf on _____________________________, 199____.


Signed, Sealed and Delivered
in the presence of:                     Grantor, a _______corporation


____________________________                   _________________________________
witness                             Printed Name:
                                    Title:


State of ____________________           ________________________________, 199___

_________________________ County, ss.


The above-named ______________________________________,_________________________
____________________ of the Grantor corporation, personally appeared before me and acknowledged this instrument to be his/her free act and deed in his/her said capacity, and the free act and deed of said Grantor corporation.

REGISTRY DATA
                                        ________________________________________
                                                Notary Public / Attorney
                                                      Printed Name:
                                        My Commission Expires:
                                        Project Number:

------------------------------------------------------------------------------------------------------------------------------------
Legend: ARCO:    Androscroggin Reservoir Company                      EPA:   Environmental Protection Agency
        Centse:  Central Securities                                   FERC:  Federal Energy Regulatory Commission
        CMP:     Central Maine Power Company                          GD:    guardian deed
        CTY:     County                                               IND:   Indenture
        Cumbsec: Cumberland Securities                                KWP:   Kennebec Water Power Company
        DEP:     Department of Environmental Protection               LURC:  Land Use Regulatory Commission
        Easmt:   easement                                             NPDES: National Pollutant Discharge Elimination System
        ED:      Eminent domain taking                                P&L:   power and light

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------
Legend: Q:             quitclaim deed
        QCC:           quitclaim with covenant deed
        RESV:          reservation
        R/W or R.O.W.: Right of Way
        T:             trustee deed
        UWP:           Union Water Power Company
        W:             warranty deed
        MILL ACT:      38 M.R.S.A. (S) 651 et seq.
------------------------------------------------------------

                    SCHEDULE 5.11 (B) FOSSIL FACILITIES REAL PROPERTY

    Documents listed may include both Project Real Property and Additional
             Assets Real Property that may be severed pursuant to
                 Section 7.4(f) and Excluded Assets that will
                      be severed pursuant to Section 2.2

------------------------------------------------------------------------------------------------------------------------------------
 TOWN          GRANTOR             GRANTEE              DATE             BOOK       PAGE      DOCUMENT     INTEREST
------------------------------------------------------------------------------------------------------------------------------------
MASON STATION*
--------------
This generating facility is located in the Town of Wiscasset on the Sheepscot River, and consists of 37+/- acres. the entrance gate to the site will serve as the boundary of the parcel to be sold and will not continue in a northerly direction in a general extension of the line through Hilton Pond to the shore of Hilton Cove. An easement twenty feet wide from Hilton Pond to Montsweag
Brook will be granted for the existing water pipe line.

WISCASSET-     CMP                 CUMBERSEC           JUNE 18, 1943    451            3         IND        FEE
Lincoln
WISCASSET-     BERRY, JOSEPH       CMP                 NOVEMBER 26,     444          148           W        EASMT
Lincoln        A.                                      1941
WISCASSET-     BRADFORD,           CMP                 JANUARY 22,      444          332           W        EASMT
Lincoln        HARRY, L.                               1942
WISCASSET-     BURGESS,            CMP                 DECEMBER 4,      439          418           W        FEE
Lincoln        NANNIE D.                               1940
WISCASSET-     BUTLER, HENRY       CMP                 DECEMBER 14,     439          477           W        FEE
Lincoln        F.                                      1940
WISCASSET-     CATON, SADIE A.     CMP                 JANUARY 24,      441            1          GD        FEE
Lincoln                                                1941
WISCASSET-     CATON, SADIE        CMP                 DECEMBER 11,     435          430           W        FEE
Lincoln        A., ET AL                               1940
WISCASSET-     BAILEY, MARION      CMP                 NOVEMBER 28,     444          147           W        EASMT
Lincoln        D.                                      1941
WISCASSET-     CMP                 FOOTER, ARTHUR      JANUARY 6,                                QCC        FEE
Lincoln                            L., ER AL           1941
WISCASSET-     CMP                 MAINE WATER         APRIL 1, 1975    838          216         QCC        FEE
Lincoln                            COMPANY
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------
 TOWN               NOTES
-------------------------------------------------------------------
MASON STATION*
--------------
WISCASSET-          SEE PLAN ENTITLED "LAY OUT OF LOTS,
Lincoln             CUMBERLAND SECURITIES CORP. LAND,
                    BIRCHPOINT RD., WISCAS SET, ME"
                    FEB. 1955.
WISCASSET-          RIPARIAN RIGHTS
Lincoln
WISCASSET-          RIPARIAN RIGHTS
Lincoln
WISCASSET-
Lincoln
WISCASSET-
Lincoln
WISCASSET-          6/9 INTEREST
Lincoln
WISCASSET-          4/9 INTEREST
Lincoln
WISCASSET-          RIPARIAN RIGHTS
Lincoln
WISCASSET-
Lincoln
WISCASSET-          TRIANGULAR PARCEL LOCATED ON
Lincoln             SOUTHWESTERLY SIDE OF BIRCH POINT RD.
------------------------------------------------------------------------------------------------------------------------------------

* Documents listed may include both Project                            31-Oct-97
  Real Property and Additional Assets Real
  Property that may be severed pursuant to
  Section 7.4(f) and Excluded Assets that
  will be severed pursuant to Section 2.2.



                                                    Schedule 511(B) Page 1 of 9

------------------------------------------------------------------------------------------------------------------------------------
 TOWN                  GRANTOR                   GRANTEE                      DATE                 BOOK    PAGE  DOCUMENT
------------------------------------------------------------------------------------------------------------------------------------
MASON STATION*
--------------
WISCASSET-Lincoln      CMP                       MAINE WATER COMPANY          JULY 22, 1975                        QCC
WISCASSET-Lincoln      CMP                       CUSHING, FRANK S., ET AL     JANUARY 19, 1970                     QCC
WISCASSET-Lincoln      CMP                       WISCASSET WATER DISTRICT     JULY 3, 1985                         QCC
WISCASSET-Lincoln      BAILEY, LOUISE I.         CMP                          NOVEMBER 10, 1941    440     389      W
WISCASSET-Lincoln      CMP                       MACQUESTON, ROBERT C.        FEBRUARY 4, 1960                     IND
WISCASSET-Lincoln      CMP                       NUTE, ETHEL L.               SEPTEMBER 2, 1941                     Q
WISCASSET-Lincoln      CMP                       BARKER, RICHARD N., ET AL    MARCH 3, 1955                         Q
WISCASSET-Lincoln      HOLBROOK, ELIZA W.,ET AL  CMP                          FEBRUARY 1, 1941     441      32      W
WISCASSET-Lincoln      JEWETT, ALLEN K.          CMP                          NOVEMBER 24, 1941    444     153      W
WISCASSET-Lincoln      McKENNEY, CARRIE G.       CMP                          DECEMBER 9, 1940     439     479      W
WISCASSET-Lincoln      MDEP                      CMP                                                               PERMIT
WISCASSET-Lincoln      MDEP                      CMP                                                               PERMIT

------------------------------------------------------------------------------------------------------------------------------------
TOWN                   INTEREST          NOTES
------------------------------------------------------------------------------------------------------------------------------------
MASON STATION*
--------------
WISCASSET-Lincoln      FEE               CORRECTIVE DEED TO APRIL 1, 1975 DEED RECORDED IN 838/216
WISCASSET-Lincoln      FEE
WISCASSET-Lincoln      FEE               EXCEPTED 40-FT RAILROAD SPUR LINE LOCATED ACROSS PARCEL CONVEYED
WISCASSET-Lincoln      FEE
WISCASSET-Lincoln      FEE & EASMT       NORTHERLY OF ROUTE 1; CMP RESERVED EASMT FOR PIPE LINE ACROSS PROPERTY FOR TRANSPORTATION
                                         OF WATER FROM MONTSWEAG BROOK TO HILTON POND; CONVEYED RIGHT TO USE SPRING ON SOUTHEASTERLY
                                         SIDE OF ROUTE 1; CONVEYED RIGHT FOR SEWER PIPE LINE & SEPTIC TANK ON GRANTOR'S LAND ON
                                         NORTHWESTERLY SIDE OF ROUTE 1.
WISCASSET-Lincoln      FEE
WISCASSET-Lincoln      FEE               SOUTHEASTERLY OF ROUTE 1
WISCASSET-Lincoln      FEE
WISCASSET-Lincoln      EASMT             RIPARIAN RIGHTS
WISCASSET-Lincoln      FEE
WISCASSET-Lincoln                        MDEP AIR EMISSION LICENSE #A-196-74-B-R
WISCASSET-Lincoln                        MDEP WASTE DISCHARGE LICENSE #W-000599-43-D-R

________________________________________________________________________________
* Documents listed may include both                                    31-Oct-97
  Project Real Property and Additional
  Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded
  Assets that will be severed pursuant to
  Section 2.2.

                                                    Schedule 5.11(B) Page 2 of 9

------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           GRANTOR             GRANTEE             DATE                BOOK      PAGE      DOCUMENT       INTEREST
------------------------------------------------------------------------------------------------------------------------------
MISSION STATION*
---------------
WISCASSET-Lincoln     CMP                 CURTIS, CARROLL     APRIL 14, 1960                          IND            FEE
                                          A.
WISCASSET-Lincoln     CMP                 PIERCE              JULY 1, 1996                            LEASE
                                          ASSOCIATES, INC.
WISCASSET-Lincoln     MAINE CENTRAL       CMP                 OCTOBER 3, 1941                       AGREEMENT
                      RAILROAD
WISCASSET-Lincoln     CUMBSEC             WISCASSET, TOWN OF  APRIL 17, 1963                           Q             EASMT
WISCASSET-Lincoln     WHITE, EDITH B.     CMP                 DECEMBER 27, 1940   435       448        W             FEE
                      (ERASTUS
                      FOOTE HEIRS)
WISCASSET-Lincoln     VENOS, FANNIE       CMP                 JANUARY 4, 1941     435       468        W             FEE
WISCASSET-Lincoln     FLOOD, ANNA A.,     CMP                 OCTOBER 27, 1942    449       105        Q             FEE
                      ET AL
WISCASSET-Lincoln     FLOOD, LEON G.      CMP                 OCTOBER 29, 1959    559        55        W             FEE
WISCASSET-Lincoln     FULLERTON,          CMP                 NOVEMBER 19, 1941   444       333        W             EASMT
                      MARY J.
WISCASSET-Lincoln     GROVER, FRED        CMP                 NOVEMBER 25, 1941   444       152        W             EASMT
                      G., ET AL
WISCASSET-Lincoln     HAM, MAURICE        CMP                 DECEMBER 8, 1941    444       334        W             EASMT
WISCASSET-Lincoln     HAMLIN,             CMP                 JANUARY 17, 1942    444       386        W             EASMT
                      RAYMOND D.
WISCASSET-Lincoln     DUTTON, ROSE A.     CMP                 NOVEMBER 25, 1941   444       149        W             EASMT
WISCASSET-Lincoln     LEWIS, IRVING R.    CMP                 JANUARY 7,          433       325        Q             FEE
                                                              1941
---------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              NOTES
---------------------------------------------------------------------------------------------------------------------------
MISSION STATION*
---------------
WISCASSET-Lincoln        3 PARCELS BORDERING MONTSWEAG BROOK;
                         EXCEPTED EASMT FOR USE OF 20-FT WIDE PRIVATE
                         ROAD ACROSS PARCELS; EXCEPTED ALL RIPARIAN
                         & WATER RIGHTS ON MONTSWEAG BROOK;
                         RESERVED PERPETUAL RIGHT TO OVERFLOW &
                         BACKFLOOD PARCELS #2 3; CONVEYED RIGHT TO
                         VIOLA MAY SEAVEY BEANE (HEIRS & ASSIGNS) TO
                         TAKE WATER FROM SPRING LOCATED ON PARCEL
                         #3; EXCEPTED RIGHTS FOR DISTRIBUTION LINES;
                         CONVEYED EASMT TO PASS & REPASS ALONG 20-FT
                         WIDE RIGHT OF WAY
WISCASSET-Lincoln        CONSTRUCTION & MAINTENANCE OF AQUCULTURE
                         FACILITY
WISCASSET-Lincoln        PERMISSION TO LAY & MAINTAIN 6" WATER PIPE
WISCASSET-Lincoln        UNDERGROUND DRAINAGE PIPE, EASMT TO BE 10
                         FT WIDE & 100 FT LONG
WISCASSET-Lincoln
WISCASSET-Lincoln
WISCASSET-Lincoln
WISCASSET-Lincoln
WISCASSET-Lincoln        RIPARIAN RIGHTS
WISCASSET-Lincoln        RIPARIAN RIGHTS
WISCASSET-Lincoln        RIPARIAN RIGHTS
WISCASSET-Lincoln        RIPARIAN RIGHTS
WISCASSET-Lincoln        RIPARIAN RIGHTS
WISCASSET-Lincoln        SPRING LOCATED ON PROPERTY WAS ALSO
                         CONVEYED

________________________________________________________________________________
*  Documents listed may include both Project Real                      31-Oct-97
   Property and Additional Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.


                                                    Schedule 5.11(B) Page 3 of 9

-------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY            GRANTOR                        GRANTEE    DATE                  BOOK      PAGE      DOCUMENT    INTEREST
-------------------------------------------------------------------------------------------------------------------------------
MASON STATION*
--------------
WISCASSET-Lincoln      MERRY, LINCOLN B,              CMP        JANUARY 13, 1942      440       492          W        EASMT
WISCASSET-Lincoln      NEW ENGLAND BRICK CO.          CMP        DECEMBER 18, 1940     439       476          Q        FEE
WISCASSET-Lincoln      LEWIS, IRVING R.               CMP        OCTOBER 30, 1959      559        57          W        FEE
WISCASSET-Lincoln      SEVEY, LAWRENCE R.             CMP        FEBRUARY 9, 1942      444       582          W        FEE
WISCASSET-Lincoln      ERSKINE, ALTON                 CMP        NOVEMBER 19, 1941     444       151          W        EASMT
WISCASSET-Lincoln      WILSON, E. D., ET. AL.         CMP        NOVEMBER 25, 1941     444       154          W        EASMT
WISCASSET-Lincoln      WING, HARRY E.                 CMP        JANUARY 14, 1942      444       335          W        EASMT
WISCASSET-Lincoln      WISCASSET, INHABITANTS OF      CMP        MARCH 14, 1942        440       561          W        EASMT
                       THE TOWN OF
WISCASSET-Lincoln      BAILEY, LOUISE I.              CMP        FEBRUARY 6, 1941      441        93          W        FEE
WISCASSET-Lincoln      FOOTER, ARTHUR L., ET AL       CMP        JANUARY 8, 1941       439       510          Q        FEE
WISCASSET-Lincoln      BAILEY, MELVIN A., ET AL       CMP        OCTOBER 30, 1959      559        54          W        FEE
WISCASSET-Lincoln      AMES, ALTON E.                 CMP        FEBRUARY 3, 1942      440       490          W        EASMT
WISCASSET-Lincoln      BAILEY, GLADYS E.              CMP        JANUARY 13, 1942      440       491          W        EASMT
WISCASSET-Lincoln      BAILEY, J. GOULD               CMP        NOVEMBER 24, 1941     444       146          W        EASMT
WISCASSET-Lincoln      BAILEY, LOUISE I.              CMP        JULY 5, 1946          466       337          W        FEE
WISCASSET-Lincoln      MDEP                           CMP                                                   PERMIT
WISCASSET-Lincoln      NICHOLS LEANDER B.             CMP        JANUARY 24, 1942      444       387          W        EASMT

-----------------------------------------------------------------
TOWN/COUNTY              NOTES
-----------------------------------------------------------------
MASON STATION*
--------------
WISCASSET-Lincoln        RIPARIAN RIGHTS
WISCASSET-Lincoln
WISCASSET-Lincoln
WISCASSET-Lincoln
WISCASSET-Lincoln        RIPARIAN RIGHTS
WISCASSET-Lincoln        RIPARIAN RIGHTS
WISCASSET-Lincoln        RIPARIAN RIGHTS
WISCASSET-Lincoln        RIPARIAN RIGHTS
WISCASSET-Lincoln
WISCASSET-Lincoln
WISCASSET-Lincoln
WISCASSET-Lincoln        RIPARIAN RIGHTS
WISCASSET-Lincoln        RIPARIAN RIGHTS
WISCASSET-Lincoln        RIPARIAN RIGHTS
WISCASSET-Lincoln
WISCASSET-Lincoln        MDEP OIL DISCHARGE PREVENTION #0-341-91-B-R
WISCASSET-Lincoln        RIPARIAN RIGHTS

________________________________________________________________________________
*  Documents listed may include both Project Real                      31-Oct-97
   Property and Additional Assets Real Property that may be severed pursuant to Section
   7.4(f) and Excluded Assets that will be
   severed pursuant to Section 2.2.


                                                    Schedule 5.11(B) Page 4 of 9

-----------------------------------------------------------------------------------------------------------------------------------
TOWN           GRANTOR             GRANTEE     DATE           BOOK     PAGE      DOCUMENT    INTEREST   NOTES
-----------------------------------------------------------------------------------------------------------------------------------
MANSON STATION*
---------------
WISCASSET-     EPA                 CMP                                            PERMIT                EPA NPDES PERMIT #ME0000256;
Lincoln                                                                                                 APP, FILED APRIL 17, 1990
WISCASSET-     MARINE, STATE       CMP         MARCH 17, 1992                     LEASE       EASMT     SUBMERGED LANDS, USE: WATER
Lincoln        OF, BUREAU OF                                                                            INTAKE & DISCHARGE, PIER
               PUBLIC LANDS                                                                             FACILITIES; FACILITIES FOR
                                                                                                        AQUACULTURE & ENVIRONMENTAL
                                                                                                        STUDIES
WOOLWICH-      JEWETT, ALLEN       CMP         NOVEMBER 24,    225      149         W         EASMT     RIPARIAN RIGHTS
Sagadahoc      K.                              1941
WOOLWICH-      BAILEY, J           CMP         NOVEMBER 28,    225      217         W         EASMT     RIPARIAN RIGHTS
Sagadahoc      GOULD, ET AL                    1941
WOOLWICH-      BUTLER, HENRY       CMP         NOVEMBER 4,     440      364         W         FEE       EASEMENT ALSO ACQUIRED FOR
Sagadahoc      F.                              1941                                                     RIPARIAN RIGHTS
WOOLWICH-      BAILEY, LOUISE      CMP         NOVEMBER 10,    224      361         Q         FEE       1 ROD WIDE STRIP OF LAND
Sagadahoc                                      1941                                                     BORDERING MONTSWEAG BROOK
WOOLWICH-      BRADFORD,           CMP         JANUARY 22,     225      215         W         EASMT     RIPARIAN RIGHTS
Sagadahoc      HARRY L.                        1942
WOOLWICH-      COLBY,              CMP         DECEMBER 15,    225      216         W         EASMT     RIPARIAN RIGHTS
Sagadahoc      MAURICE D.                      1941
WOOLWICH-      BEANE, VIOLA        CMP         NOVEMBER 13,    227       30         W         FEE
Sagadahoc      MAE                             1941
WOOLWICH-      BAILEY, PERCY       CMP         NOVEMBER 19,    225      151         W         EASMT     RIPARIAN RIGHTS
Sagadahoc      C.                              1941
WOOLWICH-      BAILEY,             CMP         NOVEMBER 24,    285      151         W         EASMT     RIPARIAN RIGHTS
Sagadahoc      ASBURY G.                       1941
WOOLWICH-      BAILEY, MARION      CMP         NOVEMBER 26,    225      149         W         EASMT     RIPARIAN RIGHTS
Sagadahoc      D.                              1941
WOOLWICH-      GROVER, FRED        CMP         NOVEMBER 19,    225      102         W         EASMT     RIPARIAN RIGHTS
Sagadahoc      G.                  CMP         1941
WOOLWICH-      BAILEY, J. GOULD    CMP         NOVEMBER 24,    225      150         W         EASMT     RIPARIAN RIGHTS
Sagadahoc                                      1941

________________________________________________________________________________
*    Documents listed may include both                                 31-Oct 97
     Project Real Property and Additional
     Assets Real Property that may be
     severed pursuant to Section 7.4(f)
     and Excluded Assets that will be
     severed pursuant to Section 2.2.


                                                    Schedule 5.11(B) Page 5 of 9

-----------------------------------------------------------------------------------------------------------------------------------
TOWN           GRANTOR             GRANTEE             DATE           BOOK      PAGE       DOCUMENT      INTEREST
-----------------------------------------------------------------------------------------------------------------------------------
WYMAN STEAM*
------------
This generation facility is located on Casco Bay in the Town of Yarmouth. Units #1, 2, 3 & 4 are situated at Birch Point.
Substantially all of the area for sale (100+/- acres) is zoned industrial.
YARMOUTH-      CMP, BANGOR                             DECEMBER 31,                        AGREEMENT
Cumberland     HYDRO, MAINE                            1978
               PUBLIC
               SERVICE, ET AL
YARMOUTH-      CMP                 BUTLER, LINDA       JULY 1, 1996                          LEASE       EASMT
Cumberland
YARMOUTH-      MAINE, STATE        CMP                 MARCH 17, 1992                        LEASE       EASMT
Cumberland     OF, BUREAU OF
               PUBLIC LANDS
YARMOUTH-      CMP                 TRAVERS, KEVIN      APRIL 1, 1996                         LEASE       EASMT
Cumberland
YARMOUTH-      CMP                 POULIN,             DECEMBER 1,                           LEASE       EASMT
Cumberland                         CHRISTOPHER R.      1996
YARMOUTH-      CMP                 YARMOUTH            MAY 1, 1959                         AGREEMENT
Cumberland                         WATER DISTRICT
YARMOUTH-      CMP                 YARMOUTH            JUNE 7, 1977                          IND
Cumberland                         WATER DISTRICT
YARMOUTH-      CMP                 YARMOUTH            OCTOBER 11,                           IND         EASMT
Cumberland                         WATER DISTRICT      1974
YARMOUTH-      MDEP                CMP                                                      PERMIT
Cumberland
YARMOUTH-      EPA                 CMP                                                      PERMIT
Cumberland
YARMOUTH-      EPA                 CMP                                                      PERMIT
Cumberland
YARMOUTH-      CMP, BANGOR                             AUGUST 16,                          AGREEMENT
Cumberland     HYDOR, MAINE                            1976
               PUBLIC
               SERVICE, ET AL
YARMOUTH-      CMP, BANGOR                             NOVEMBER 1,                         AGREEMENT
Cumberland     HYDOR, MAINE                            1974
               PUBLIC
               SERVICE, ET AL

-----------------------------------------------------------------------------------------------------------------------------------
TOWN                NOTES
-----------------------------------------------------------------------------------------------------------------------------------
WYMAN STEAM*
------------
YARMOUTH-           UNIT NO.4 - AMENDMENT NO.3 TO AGREEMENT
Cumberland          FOR JOINT OWNERSHIP
YARMOUTH-           SULE HOUSE AT SPRUCE POINT, COUSINS ISLAND
Cumberland          AS RESIDENCE
YARMOUTH-           SUBMERGED LANDS, USE: OIL BOOM
Cumberland
YARMOUTH-           ELM STREET SUBSTATION HOUSE, 153 WEST ELM
Cumberland          ST. FOR RESIDENTIAL ACTIVITIES
YARMOUTH-           GOODEY COTTAGE ON GILMAN RD AS RESIDENCE
Cumberland
YARMOUTH-           AMENDATORY AGREEMENT TO AGREEMENT DATED
Cumberland          3/26/58
YARMOUTH-           CONTRACT FOR WATER PIPELINE
Cumberland
YARMOUTH-           SUBMARINE WATER MAIN ACROSS CASCO BAY
Cumberland          BETWEEN DRINKWATER POINT AND SANDY POINT
YARMOUTH-           MDEP AIR EMISSION #A-388-71-A-R
Cumberland
YARMOUTH-           EPA NPDES PERMIT #ME0000272
Cumberland
YARMOUTH-           EPA HAZARDOUS WASTE GENERATOR
Cumberland          #MEDO43250109
YARMOUTH-           UNIT NO.4 - AMENDMENT NO.2 TO AGREEMENT
Cumberland          FOR JOINT OWNERSHIP
YARMOUTH-           UNIT NO.4 - TRANSMISSION AGREEMENT
Cumberland

________________________________________________________________________________
*    Documents listed may include both                                 31-Oct-97
     Project Real Property and Additional
     Assets Real Property that may be
     severed pursuant to Section 7.4(f) and
     Excluded Assets that will be severed
     pursuant to Section 2.2.


                                                    Schedule 5.11(B) Page 6 of 9

---------------------------------------------------------------------------------------------
TOWN           GRANTOR             GRANTEE            DATE              BOOK          PAGE
---------------------------------------------------------------------------------------------
WYMAN STEAM*
------------
YARMOUTH-      CMP                 YARMOUTH, TOWN     MAY 20, 1991
Cumberland                         OF
YARMOUTH-      CMP                 YARMOUTH, TOWN     MAY 17, 1991
Cumberland                         OF
YARMOUTH-      MDEP                CMP
Cumberland
YARMOUTH-      YARMOUTH            CMP                MAY 1, 1959
Cumberland     WATER DISTRICT
YARMOUTH-      HARRIGAN,           CMP                NOVEMBER 29,      12276             130
Cumberland     MARGARET A.                            1995
YARMOUTH-      CMP                 ENTWISLE, DAVID    NOVEMBER 27,       1227             132
Cumberland                         C., ET AL          1995
YARMOUTH-      MDEP                CMP
Cumberland
YARMOUTH-      CMP                 INGRAHAM,          NOVEMBER 16,      10417              95
Cumberland                         GARFIELD, ET AL    1992
YARMOUTH-      CMP                 YARMOUTH, TOWN     FEBRUARY 5,
Cumberland                         OF                 1991
YARMOUTH-      CMP, BANGOR                            NOVEMBER 1
Cumberland     HYDRO, MAINE                           1974
               PUBLIC
               SERVICE, ET AL
YARMOUTH-      HAMILTON,           CMP                JULY 9, 1955       2238             124
Cumberland     RALPH E., ET AL
YARMOUTH-      HOPKINSON,          CMP                JUNE 28, 1957      2373             337
Cumberland     DAVID B.
YARMOUTH-      BROWN, IVA E.       CMP                AUGUST 12,         2195              76
Cumberland                                            1954
YARMOUTH-      CLARKE, EARLE       CMP                APRIL 20, 1957     2345             454
Cumberland     A., ET AL
YARMOUTH-      FINK, NORMAN        CMP                FEBRUARY 8,        2217             390
Cumberland     S., ET AL                              1955
YARMOUTH-      CMP                 YARMOUTH, TOWN     MAY 17, 1991
Cumberland                         OF

----------------------------------------------------------------------------------------------------
TOWN           DOCUMENT           INTEREST           NOTES
----------------------------------------------------------------------------------------------------
WYMAN STEAM*
------------
YARMOUTH-      LEASE                                 LEASE OF BEACH AREA ON EASTERLY SIDE OF
Cumberland                                           HIGHWAY #13
YARMOUTH-    AGREEMENT             EASMT             AGREEMENT FOR CONSERVATION EASMT RELATING TO
Cumberland                                           MCCARTNEY STREET MIDDLE SCHOOL
YARMOUTH-      PERMIT                                MDEP WASTE DISCHARGE LICENSE #W000634-44-BR-R;
Cumberland                                           TIMELY APPLICATION FOR RENEWAL OF LICENSE
                                                     SUBMITTED. EXPIRED LICENSE CARRIES FORWARD
                                                     UNTIL A NEW LICENSE IS ISSUED.
YARMOUTH-    AGREEMENT                               AMENDATORY AGREEMENT TO AGREEMENT DATED
Cumberland                                           FEBRUARY 1, 1958
YARMOUTH-   RELEASE DEED           FEE               RELEASES ALL INTEREST IN PREMISES CMP
Cumberland                                           ACQUIRED IN BK 3373, PG 177, PARTICULARLY 150'X
                                                     150' PARCEL RESERVED THEREIN
YARMOUTH-      IND                 FEE               BOUNDARY AGREEMENT
Cumberland
YARMOUTH-     PERMIT                                 MDEP OIL DISCHARGE PREVENTION & POLLUTION
Cumberland                                           CONTROL LICENSE #O-308-91-B-R
YARMOUTH-      IND                 FEE               BOUNDARY AGREEMENT REGARDING PLACEMENT OF
Cumberland                                           GRANDVIEW AVE
YARMOUTH-    LICENSE                                 FOOTPATH FROM WHARF RD. TO ELM STREET
Cumberland
YARMOUTH-   AGREEMENT                                UNIT NO.4 - AGREEMENT FOR JOINT OWNERSHIP
Cumberland

YARMOUTH-      Q                   FEE
Cumberland
YARMOUTH-      Q                   FEE
Cumberland
YARMOUTH-      W                   FEE
Cumberland
YARMOUTH-      W                   FEE
Cumberland
YARMOUTH-      W                   FEE
Cumberland
YARMOUTH-      IND                 EASMT             CONSERVATION EASMT IN PERPETUITY, AS AN
Cumberland                                           ABSOLUTE & UNCONDITIONAL GIFT

________________________________________________________________________________
*   Documents listed may include both Project Real                     31-Oct-97
    Property and Additional Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.



                                                    Schedule 5.11(B) Page 7 of 9

-----------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   GRANTOR               GRANTEE               DATE               BOOK      PAGE
-----------------------------------------------------------------------------------------------------------
WYMAN STEAM*
------------
YARMOUTH-Cumberland           HOPKINSON,            CMP                   JULY 29, 1954      2186      426
                              RALPH S., ET AL
YARMOUTH-Cumberland           YARMOUTH              CMP                   FEBRUARY 1,
                              WATER DISTRICT                              1958
YARMOUTH-Cumberland           WOODLAND              CMP                   FEBRUARY 8,        2171      283
                              CAMP, INC.                                  1954
YARMOUTH-Cumberland           YARMOUTH,             CMP                   MAY 9, 1955        2224      233
                              TOWN OF
YARMOUTH-Cumberland           GRANT, HAROLD         CMP                   OCTOBER 18,        2210       67
                              D.                                          1954
YARMOUTH-Cumberland           YARMOUTH,             CMP                   AUGUST 30,         2188      205
                              TOWN OF                                     1954
YARMOUTH-Cumberland           GROVES, SETH          CMP                   JULY 12, 1954      2169      450
                              B., ET AL
YARMOUTH-Cumberland           CMP                   ANASTOS, PETER,       DECEMBER 22,
                                                    TRUSTEE               1995
YARMOUTH-Cumberland           HARRIGAN,             CMP                   FEBRUARY 14,       3373      177
                              THOMAS P., ET                               1973
                              AL
YARMOUTH-Cumberland           CMP                   YARMOUTH              MARCH 26, 1958
                                                    WATER DISTRICT
YARMOUTH-Cumberland           HINCKLEY,             CMP                   SEPTEMBER          2319      392
                              MYRNA I.                                    27, 1956
YARMOUTH-Cumberland           HOPKINSON,            CMP                   AUGUST 2, 1954     2166      455
                              RALPH H.
YARMOUTH-Cumberland           SOULE,                CMP                   NOVEMBER 3,        3333      279
                              MILDRED D. &                                1972
                              HARRY C.
YARMOUTH-Cumberland           SOULE                 CMP                   NOVEMBER 20,       3153      207
                              LAWRENCE W.,                                1970
                              ET AL
YARMOUTH-Cumberland           SOULE, DONALD         CMP                   FEBRUARY 18,       3161      379
                              E., ET AL                                   1971
YARMOUTH-Cumberland           SOULE, DONALD         CMP                   MAY 26, 1971       3174      680
                              E., ET AL

-----------------------------------------------------------------------------------------------------------
TOWN/COUNTY                  DOCUMENT              INTEREST               NOTES
-----------------------------------------------------------------------------------------------------------
WYMAN STEAM*
------------
YARMOUTH-Cumberland             W                  FEE
YARMOUTH-Cumberland           AGREEMENT                                   AGREEMENT FOR SUPPLYING FRESH WATER TO
                                                                          STEAM PLANT
YARMOUTH-Cumberland             W                  FEE
YARMOUTH-Cumberland             Q                  FEE
YARMOUTH-Cumberland             W                  FEE
YARMOUTH-Cumberland             Q                  FEE
YARMOUTH-Cumberland         ADMINISTRATOR'S        FEE                    1/3 INTEREST
                            DEED
YARMOUTH-Cumberland             QCC                FEE                    APPROX 4.54 ACRES
YARMOUTH-Cumberland             W                  FEE
YARMOUTH-Cumberland          IND/LEASE                                    LEASE OF VALVE HOUSE & USE OF 30-FT R/W FOR
                                                                          ACCESS
YARMOUTH-Cumberland             W                  FEE
YARMOUTH-Cumberland             W                  FEE
YARMOUTH-Cumberland             W                  FEE
YARMOUTH-Cumberland             W                  FEE
YARMOUTH-Cumberland             W                  FEE
YARMOUTH-Cumberland             W                  FEE

--------------------------------------------------------------------------------
*  Documents listed may include both                                  31-Oct-97
   Project Real Property and Additional
   Assets Real Property that may be
   severed pursuant to Section 7.4 (f)and
   Excluded Assets that will be severed
   pursuant to Section 2.2.



                                                   Schedule 5.11(B) Page 8 of 9

----------------------------------------------------------------------------------------------------------------------------------
TOWN           GRANTOR             GRANTEE             DATE                BOOK      PAGE      DOCUMENT       INTEREST
----------------------------------------------------------------------------------------------------------------------------------
WYMAN STEAM*
------------
YARMOUTH-      MORTON, HARRY       CMP                 DECEMBER 10,        2207      189           Q           FEE
Cumberland                                             1954
YARMOUTH-      MDEP                CMP                                                           PERMIT
Cumberland
YARMOUTH-      KINSMAN             CMP                 NOVEMBER 5,         2326        8        EXECUTOR'S     FEE
Cumberland     HELEN R.                                1956                                       DEED
YARMOUTH-      CMP, BANGOR                             JUNE 30, 1975                            AGREEMENT
Cumberland     HYDRO, MAINE
               PUBLIC
               SERVICE, ET AL
YARMOUTH-      HAMILTON            CMP                 JULY 11, 1955       2274      447           Q           FEE
Cumberland     RUTH E., ET AL
YARMOUTH-      GROVES, SETH        CMP                 JULY 12, 1954       2186       71           W           FEE
Cumberland     B., ET AL
YARMOUTH-      CMP                 U.S. OF AMERICA     OCTOBER 1,                                LEASE
Cumberland                                             1996
YARMOUTH-      SOULE,              CMP                 OCTOBER 22,         2445      310           W           FEE
Cumberland     MILDORED D., ET                         1958
               AT

----------------------------------------------------------------------------------------------------------------------------------
TOWN                NOTES
----------------------------------------------------------------------------------------------------------------------------------
WYMAN STEAM*
------------
YARMOUTH-
Cumberland
YARMOUTH-           MDEP SITE LOCATION OF DEVELOPMENT PERMIT #L
Cumberland          834-24-H-M; NO EXPIRATION DATE. APPLICATION FOR
                    TRANSFER TO BE FILED BY PURCHASER AND
                    SELLER
YARMOUTH-
Cumberland
YARMOUTH-           UNIT NO. 4 - AMENDMENT NO. 1 TO AGREEMENT
Cumberland          FOR JOINT OWNERSHIP
YARMOUTH-
Cumberland
YARMOUTH-           2/3 INTEREST
Cumberland
YARMOUTH-           COUSINS ISLAND LIGHT HOUSE
Cumberland
YARMOUTH-
Cumberland

_______________________________________________________________________________
*    Documents listed may include both Project                        31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.



                                                    Schedule 5.11(B) Page 9 of 9

          -----------------------------------------------------------------------------------------------------------------------
          Legend:  ARCO:    Androscroggin Reservoir Company              EPA:   Environmental Protection Agency
                   Centse:  Central Securities                           FERC:  Federal Energy Regulatory Commission
                   CMP:     Central Maine Power Company                  GD:    guardian deed
                   CTY:     County                                       IND:   Indenture
                   Cumbsec: Cumberland Securities                        KWP:   Kennebec Water Power Company
                   DEP:     Department of Environmental Protection       LURC:  Land Use Regulatory Commission
                   Easmt:   easement                                     NPDES: National Pollutant Discharge Elimination System
                   ED:      Eminent domain taking                        P&L:   power and light

          Legend:  Q:             quitclaim deed
                   QCC:           quitclaim with covenant deed
                   RESV:          reservation
                   R/W or R.O.W:  Right of Way
                   T:             trustee deed
                   UWP:           Union Water Power Company
                   W:             warranty deed
                   MILL ACT:      36 M.R.S.A. (S)851 et seq:
          -----------------------------------------------------------------------------------------------------------------------

                 SCHEDULE 5.11 (C) HYDROELECTRIC REAL PROPERTY
Documents listed may include both Project Real Property and Additional Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                         GRANTEE        DATE               BOOK        PAGE
-----------------------------------------------------------------------------------------------------------------------------------
BAR MILLS*
----------
This hydro project is located on the Saco River in the towns of Hollis and Buxton.
BUXTON-York         MCKENNEY, EFFIE
BUXTON-York         PEASE, FLOSSIE A.               CMP            AUGUST 22, 1957    1358        428
BUXTON-York         ROGERS FIBRE COMPANY INC.       CMP            MARCH 11, 1946     1053        165
BUXTON-York         ROGERS FIBRE COMPANY INC.       CMP            MARCH 11, 1946     1053        165
BUXTON-York         LYDALL EASTERN, INC.            CMP            AUGUST 13, 1962    2966        231
HOLLIS-York         WOODMAN, ANNIE E., ET AL        CMP            MARCH 30, 1956     1326         67
HOLLIS-York         GOFF, RALPH C. & MARION B.      CMP            JANUARY 31, 1957   1345        470
HOLLIS-York         SMITH, GEORGE H.                CMP            JANUARY 21, 1956   1302        598
HOLLIS-York         SCAMMAN, BENJAMIN R. & ETTA W.  CMP            JANUARY 23, 1995   1302        597
HOLLIS-York         EARLE, OLIVER E.                CMP            JANUARY 29, 1957   1345        468
HOLLIS-York         WAKEFIELD, SUZIE E.             CMP            JANUARY 9, 1956    1302        600
HOLLIS-York         CUMBERLAND CTY P & L                           DECEMBER 3, 1942    985        450

--------------------------------------------------------------------------------------------------
TOWN/COUNTY         DOCUMENT            INTEREST       NOTES
--------------------------------------------------------------------------------------------------
BAR MILLS*
----------
This hydro project is located on the Saco River in the towns of Hollis and Buxton.
BUXTON-York                                            FLOWAGE? GRANTOR'S NAME IS ON FERC MAPS, BUT
                                                       NO DEED COULD BE LOCATED.

BUXTON-York            W               EASMT           FLOWAGE
BUXTON-York           IND              EASMT           DAM & FLOWAGE
BUXTON-York           IND              EASMT           FLOWAGE
BUXTON-York           IND               FEE            DAM, FLOWAGE, RIPARIAN RIGHTS & MILL PRIVILEGES
HOLLIS-York            W               EASMT           FLOWAGE
HOLLIS-York            W               EASMT           FLOWAGE
HOLLIS-York            W               EASMT           FLOWAGE
HOLLIS-York            W               EASMT           FLOWAGE
HOLLIS-York            W               EASMT           FLOWAGE
HOLLIS-York            W               EASMT           FLOWAGE
HOLLIS-York            Q                FEE            ISLAND

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.

                                                  Schedule 5.11(C) Page 1 of 133

------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                       GRANTEE        DATE                 BOOK        PAGE
------------------------------------------------------------------------------------------------------
BAR MILLS*
----------
HOLLIS-York         CROCKETT, LUCY M.             CMP            DECEMBER 9, 1955     1302        599
HOLLIS-York         CUMBERLAND CTY P & L          CMP            DECEMBER 3, 1942      985        450
HOLLIS-York         BRADBURY, ETHEL E.            CMP            JUNE 14, 1956        1325        477
HOLLIS-York         GOFF, RALPH C. & MARION B.    CMP            JANUARY 31, 1957     1345        470
HOLLIS-York         MCKENNEY, GEORGE W.           CMP            SEPTEMBER 27, 1955   1290        270
HOLLIS-York         EUKITIS JOSEPH J.             CMP            AUGUST 8, 1995       1301         67
HOLLIS-York         CUMBERLAND CITY P & L         CMP            DECEMBER 3, 1942      965        450
HOLLIS-YORK         NPDES                         CMP
HOLLIS-York         FERC                          CMP
HOLLIS-York         DEP                           CMP

------------------------------------------------------------------------------------------------------
TOWN/COUNTY         DOCUMENT            INTEREST       NOTES
------------------------------------------------------------------------------------------------------
BAR MILLS*
----------
HOLLIS-York            W                 EASMT         FLOWAGE
HOLLIS-York            Q                 FEE           DAM, FLOWAGE, RIPARIAN RIGHTS
HOLLIS-York            W                 EASMT         FLOWAGE
HOLLIS-York            W                 EASMT         FLOWAGE
HOLLIS-York            Q                 FEE           ACCESS ROAD
HOLLIS-York            W                 FEE           ACCESS ROAD
HOLLIS-York            Q                 FEE           FLOWAGE & RIPARIAN RIGHTS
HOLLIS-York         PERMIT                             NPDES #ME0001244; APPL. FILED MARCH 23, 1990
HOLLIS-York         PERMIT                             FERC LICENSE #2194
HOLLIS-York         PERMIT                             DEP WASTE DISCHARGE #W000581-57-A-R;APPL.
                                                       FILED MARCH 23, 1990

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.

                                                  Schedule 5.11(C) Page 2 of 133

--------------------------------------------------------------------------------------------------------
TOWN/COUNTRY        GRANTOR                  GRANTEE                  DATE                BOOK      PAGE
----------------------------------------------------------------------------------------------------------
BONNY EAGLE*
------------
This hydro project is located on the Saco River in the towns of Buxtox, Hollis, and Standfish.

BUXTON-YORK         USHER,                   CUMBERLAND CITY          OCTOBER 19,          595      321
                    MARGARET N.              P & L                    1910
BUXTON-YORK         USHER,                   CUMBERLAND CITY          OCTOBER 19,          595      321
                    MARGARET N.              P & L                    1910
BUXTON-YORK         HALLEY, ABBIE J.         CUMBERLAND CITY          MAY 18, 1911         600      154
                                             P & L
BUXTON-YORK         CUMBERLAND CITY          CMP                      DECEMBER 3,          985      450
                    P & L                                             1942
HOLLIS-YORK         PUBLISHERS               PORTLAND                 APRIL 16, 1910       590      273
                    PAPER CO.                ELECTRIC CO.
HOLLIS-YORK         PUBLISHERS               PORTLAND                 APRIL 16, 1910       590      273
                    PAPER CO.                ELECTRIC CO.
HOLLIS-YORK         PUBLISHERS               PORTLAND                 APRIL 16, 1910       590      273
                    PAPER CO.                ELECTRIC CO.
HOLLIS-YORK         SNOW, ELLEN L.,          CUMBERLAND CITY          OCTOBER 10,          605      111
                    ET AL                    P & L                    1911
HOLLIS-YORK         LINNELL,                 CUMBERLAND CITY          SEPTEMBER            631      286
                    WILLIAM                  P & L                    15, 1914
                    SHEPHERD
HOLLIS-YORK         RUMERY, MARY             CUMBERLAND CITY          OCTOBER 10,          603      113
                    L. ET AL                 P & L                    1911
HOLLIS-YORK         REDLON, FRANK            CUMBERLAND CITY          JANUARY 3,           599       25
                    A., ET AL                P & L                    1911
HOLLIS-YORK         PUBLISHERS               PORTLAND                 APRIL 16, 1910       590      273
                    PAPER CO.                ELECTRIC CO.
HOLLIS-YORK         SWANTON,                 CMP                      DECEMBER 23,        1450      323
                    HENRY E.                                          1960
HOLLIS-YORK         DAVIS, WILLARD           CUMBERLAND CITY          JULY 25, 1911        600      332
                    S.                       P & L
HOLLIS-YORK         USHER,                   CUMBERLAND CITY          SEPTEMBER            605        5
                    PRESTON M., ET           P & L                    26, 1911
                    AL

----------------------------------------------------------------------------------------------------------
TOWN/COUNTY         DOCUMENT            INTEREST            NOTES
----------------------------------------------------------------------------------------------------------
BONNY EAGLE*
------------
BUXTON-YORK         QCC                 FEE                 CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF
                                                            12/3/42, B965/P450
BUXTON-YORK         QCC                 FEE                 CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF
                                                            12/3/42, B965/P450
BUXTON-YORK          W                  FEE                 CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF
                                                            12/3/42, B965/P450
BUXTON-YORK          Q                  FEE &               ALL PLANT, PROPERTY, DISTRIBUTION SYSTEMS,
                                        EASMT               TRANSMISSION LINES, ...REAL ESTATE, RIGHTS OF
                                                            WAY, DAM SITES, WATER POWER RIGHTS, FLOWAGE
                                                            AND RIPARIAN RIGHTS ...OF WHATEVER KIND AND
                                                            WHEREVER SITUATED ...
HOLLIS-YORK          W                  FEE                 CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY
                                                            DEED OF 8/9/12, B899/P118
HOLLIS-YORK          W                  FEE                 CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY
                                                            DEED OF 8/9/12, B899/P118
HOLLIS-YORK          W                  FEE                 CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY
                                                            DEED OF 8/9/12, B899/P118
HOLLIS-YORK          W                  EASMT               CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF
                                                            12/3/42, B985/P450
HOLLIS-YORK         QCC                 FEE                 CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF
                                                            12/3/42, B985/P450
HOLLIS-YORK          W                  FEE                 CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF
                                                            12/3/42, B985/P450
HOLLIS-YORK          W                  FEE                 CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF
                                                            12/3/42, B985/P450
HOLLIS-YORK          W                  FEE                 CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY
                                                            DEED OF 8/9/12, B899/P118
HOLLIS-YORK         QCC                 FEE

HOLLIS-YORK          W                  EASMT               CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF
                                                            12/3/42, B985/P450
HOLLIS-YORK          W                  EASMT               CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF
                                                            12/3/42, B985/P450

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                                 Schedule 5 11(C) Page 3 of 133

--------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                  GRANTEE                  DATE                BOOK      PAGE
----------------------------------------------------------------------------------------------------------
BONNY EAGLE*
------------
HOLLIS-York         REDLON, FRANK            CUMBERLAND CITY          OCTOBER 28,          595      380
                    A., ET AL                P & L                    1910
HOLLIS-York         PUBLISHERS               PORTLAND                 APRIL 16, 1910       590      273
                    PAPER CO.                ELECTRIC CO.
HOLLIS-York         CMP                      STURGIS,                 APRIL 7, 1975
                                             FRANKLIN R.
HOLLIS-York         PARSONS,                 CUMBERLAND CITY          SEPTEMBER            595      213
                    JAMES R.                 P & L                    13, 1971
HOLLIS-York         NASON, NATHAN            CUMBERLAND CITY          OCTOBER 11,          537      477
                    P.                       P & L                    1911
HOLLIS-York         CMP                      USHER, CARL G.           SEPTEMBER
                                                                      13, 1971
HOLLIS-York         RIDLON,                  CUMBERLAND CITY          AUGUST 29,           600      426
                    CLARENCE E.              P & L                    1911
HOLLIS-York         USHER, FANNIE            CUMBERLAND CITY          MAY 3, 1911          601       17
                    B.                       P & L
HOLLIS-York         USHER, ALVAH             CUMBERLAND CITY          MAY 3, 1911          601       18
                    C.                       P & L
HOLLIS-York         CMP                      STANDISH                 DECEMBER 30,
                                             TELEPHONE                1993
                                             COMPANY
HOLLIS-York         CUMBERLAND CITY          CMP                      DECEMBER 3,          985      450
                    P & L                                             1942
HOLLIS/STANDISH     CMP                      FERC                     DECEMBER 9,
-York/Cumberland                                                      1993
HOLLIS/STANDISH     NPDES                    CMP
-York/Cumberland
HOLLIS/STANDISH     FERC                     CMP
-York/Cumberland
HOLLIS/STANDISH     DEP                      CMP
-York/Cumberland
HOLLIS/STANDISH     DEP                      CMP
-York/Cumberland

-----------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY        DOCUMENT            INTEREST            NOTES
-----------------------------------------------------------------------------------------------------------------------------
BONNY EAGLE*
------------
HOLLIS-York            W               FEE                 CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF
                                                           12/3/42, B985/P 450
HOLLIS-York            W               FEE                 CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY DEED OF
                                                           8/9/12, B899/P118
HOLLIS-York          LEASE                                 AGRICULTURAL LEASE ON SAND POND RD.
HOLLIS-York            W               FEE                 CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF
                                                           12/3/42, B985/P 450
HOLLIS-York           GD               EASMT               CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF
                                                           12/3/42, B985/P 450
HOLLIS-York            Q               FEE                 PORTION OF PREMISES
HOLLIS-York            W               EASMT               CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF
                                                           12/3/42, B985/P 450
HOLLIS-York            W               EASMT               CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF
                                                           12/3/42, B985/P 450
HOLLIS-York            W               EASMT               CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF
                                                           12/3/42, B985/P 450
HOLLIS-York           LICENSE          EASMT               BULK POWER CABINET, TELE & FIBER OPTIC JUNCTION
HOLLIS-York            Q               FEE &
                                                           ALL PLANT, PROPERTY, DISTRIBUTION SYSTEMS,
                                       (EASMT)               TRANSMISSION LINES, ...REAL ESTATE, RIGHTS OF
                                                           WAY, DAM SITES, WATER POWER RIGHTS, FLOWAGE
                                                           AND RIPARIAN RIGHTS ...OF WHATEVER KIND AND
                                                           WHEREVER SITUATED ...
HOLLIS/STANDISH        AGREEMENT                           MANAGEMENT OF HISTORICAL AND
-York/Cumberland                                           ARCHAEOLOGICAL SITES
HOLLIS/STANDISH        PERMIT                              NPDES #ME0001171; APPL. FILED MARCH 23, 1990
-York/Cumberland
HOLLIS/STANDISH        PERMIT                              FERC LICENSE #2529; APPL. FILED DECEMBER 16, 1991
-York/Cumberland
HOLLIS/STANDISH        PERMIT                              DEP WASTE DISCHARGE #WOOO579-57-A-R; APPL.
-York/Cumberland                                           FILED MARCH 23, 1990
HOLLIS/STANDISH        PERMIT                              DEP 401 CERTIFICATION #L-17650-33-F-N; WILL EXPIRE
-York/Cumberland                                           WHEN NEW FERC LICENSE EXPIRES. FERC
                                                           APPLICATION PENDING.

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                                  Schedule 5 11(C) Page 4 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY       GRANTOR                     GRANTEE                        DATE                    BOOK       PAGE      DOCUMENT
-----------------------------------------------------------------------------------------------------------------------------------
BONNY EAGLE*
------------
LIMINGTON-York    CHASE, GEORGE L.            CMP                            OCTOBER 25, 1954         1269       547          W
LIMINGTON-York    CMP                         SIMONDS, JAMES G.              JANUARY 6, 1964                                  Q
LIMINGTON-York    CMP                         PEQUAWKET LAKE IMPROVEMENT     NOVEMBER 19, 1965                                Q
LIMINGTON-York    CMP                         MAINE, STATE OF, DOT           AUGUST 12, 1977                              IND/LEASE
LIMINGTON-York    NASON, MINNIE A.            CUMBERLAND CTY P & L           MAY 7, 1913               617       107          W
LIMINGTON-York    NASON, NATHAN P.            CUMBERLAND CTY P & L           DECEMBER 2, 1914          618       548          W
LIMINGTON-York    SMALL, LILLIAN H.           CUMBERLAND CTY P & L           SEPTEMBER 29, 1911        601       491          W
LIMINGTON-York    USHER, ELEATHA M.           CUMBERLAND CTY P & L           MAY 7, 1913               617       110          W
LIMINGTON-York    PUBLISHERS PAPER CO.        PORTLAND ELECTRIC CO.          APRIL 16, 1910            590       273          W
LIMINGTON-York    CMP                         SIMONDS, JAMES G.              NOVEMBER 18, 1964                               IND
LIMINGTON-York    PUBLISHERS PAPER CO.        PORTLAND ELECTRIC CO.          APRIL 16, 1910            590       273          W
LIMINGTON-York    WEBSTER, ROYAL S., ET AL    CUMBERLAND CTY P & L           FEBRUARY 16, 1912         606        59          W
LIMINGTON-York    WEBSTER, ROYAL S., ET AL    CUMBERLAND CTY P & L           NOVEMBER 27, 1911         605       295          W
LIMINGTON-York    CMP                         BLAKE, STANLEY R.              JUNE 1, 1994                                   LEASE
LIMINGTON-York    USHER, ELEATHA M.           CUMBERLAND CTY P & L           MAY 27, 1913              617       170          W
LIMINGTON-York    PUBLISHERS PAPER CO.        PORTLAND ELECTRIC CO.          APRIL 16, 1910            590       267         QCC
LIMINGTON-York    NASON, MINNIE A.            CUMBERLAND CTY P & L           MAY 27, 1913              617       168          W
LIMINGTON-York    HUBBARD, SILAS              CUMBERLAND CTY P & L           MAY 24, 1915              632       378          W

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY          INTEREST     NOTES
----------------------------------------------------------------------------------------------------------------------------------
BONNY EAGLE*
------------
LIMINGTON-York       FEE
LIMINGTON-York       FEE
LIMINGTON-York       FEE          PORTION OF PREMISES
LIMINGTON-York       EASMT        PUBLIC PICNIC AREA & SCENIC TURNOUT
LIMINGTON-York       EASMT        DEED CORRECTED BY BK 617 PG 168 DATED MAY 27, 1913; CMP RIGHTS ACQUIRED FROM CCP&L BY DEED
                                  OF 12/3/42, B985/P450
LIMINGTON-York       EASMT        CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
LIMINGTON-York       EASMT        CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
LIMINGTON-York       EASMT        CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
LIMINGTON-York       FEE          CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY DEED OF 8/9/12, B899/P118
LIMINGTON-York       FEE
LIMINGTON-York       FEE          CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY DEED OF 8/9/12, B899/P118
LIMINGTON-York       EASMT        CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
LIMINGTON-York       EASMT        CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
LIMINGTON-York                    CAMP SITE ON SACO RIVER
LIMINGTON-York       EASMT        CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
LIMINGTON-York       FEE          CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY DEED OF 8/9/12, B899/P118
LIMINGTON-York       EASMT        CORRECTIVE DEED OF BK 617 PG 107 DATED MAY 7, 1913;  CMP RIGHTS ACQUIRED FROM CCP&L BY DEED
                                  OF 12/3/42, B985/P450
LIMINGTON-York       EASMT        CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450

________________________________________________________________________________
*   Documents listed may include both                                  31-Oct-97
    Project Real Property and Additional
    Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded
    Assets that will be severed pursuant to
    Section 2.2.

                                                 Schedule 5.11(C) Page 5 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY             GRANTOR                      GRANTEE                   DATE                   BOOK       PAGE     DOCUMENT
----------------------------------------------------------------------------------------------------------------------------------
BONNY EAGLE*
-----------
LIMINGTON-York          NASON, NATHAN P.             CUMBERLAND CTY P & L      MAY 7, 1913             617        109        W
LIMINGTON-York          CHASE, JULIA E.              CUMBERLAND CTY P & L      OCTOBER 6, 1911         603         68        W
LIMINGTON-York          CHASE, JOHN F., ET AL        CUMBERLAND CTY P & L      NOVEMBER 27, 1912       612        482        W
LIMINGTON-York          BERRY, EUGENE E.             CUMBERLAND CTY P & L      SEPTEMBER 14, 1911      602        164        W
LIMINGTON-York          PUBLISHERS PAPER CO.         PORTLAND ELECTRIC CO.     APRIL 16, 1910          590        267       QCC
LIMINGTON-York          TAUL, ALEXANDER              PORTLAND ELECTRIC CO.     JULY 19, 1910           594          9        W
LIMINGTON-York          CUMBERLAND CTY P & L         CMP                       DECEMBER 3, 1942        985        450        Q
LIMINGTON-York          WESTERN MAINE POWER CO.      CMP                       DECEMBER 31, 1927       787        164        W
LIMINGTON-York          CMP                          SIMONDS, JAMES G.         APRIL 16, 1965                                Q
STANDISH-Cumberland     BOULTER, MARY T., ET AL      CUMBERLAND CTY P & L      AUGUST 6, 1915          952        223        W
STANDISH-Cumberland     RANLOFF, THEODORE            CUMBERLAND CTY P & L      SEPTEMBER 21, 1911      882        116        W
STANDISH-Cumberland     LEWIS, ROBERT V., ET AL      CMP                       AUGUST 20, 1953        2146        308        W
STANDISH-Cumberland     LEVITCH, IDA E.              CUMBERLAND CTY P & L      AUGUST 29, 1911         878        472        W
STANDISH-Cumberland     LEWIS, ROBERT V., ET AL      CMP                       AUGUST 20, 1953        2146        308        W
STANDISH-Cumberland     YORK, DELBERT E.             CUMBERLAND CTY P & L      AUGUST 29, 1911         878        471        W
STANDISH-Cumberland     LEWIS, ROBERT V., ET AL      CMP                       AUGUST 20, 1953        2146        308        W

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY            INTEREST        NOTES
-----------------------------------------------------------------------------------------------------------------------------------
BONNY EAGLE*
-----------
LIMINGTON-York         EASMT           CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
LIMINGTON-York         EASMT           CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
LIMINGTON-York         EASMT           CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
LIMINGTON-York         FEE             CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
LIMINGTON-York         FEE             CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY DEED OF 8/9/12, B899/P118
LIMINGTON-York         FEE             CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY DEED OF 8/9/12, B899/P118
LIMINGTON-York         FEE & EASMT     ALL PLANT, PROPERTY, DISTRIBUTION SYSTEMS, TRANSMISSION LINES, ... REAL ESTATE, RIGHTS OF
                                       WAY, DAM SITES, WATER POWER RIGHTS, FLOWAGE AND RIPARIAN RIGHTS ... OF WHATEVER KIND AND
                                       WHEREVER SITUATED ...
LIMINGTON-York         FEE             CORPORATE EXPANSION; OTHER TOWNS INCLUDED ARE BRIDGTON, LIMERICK, BROWNFIELD, STANDISH,
                                       DENMARK, WATERBORO
LIMINGTON-York         FEE             SOLD PROPERTY LYING WESTERLY OF A LINE PARALLEL WITH & 50' DISTANT FROM 234' CONTOUR ALONG
                                       WESTERLY SIDE OF SACO RIVER; RETAINED RIGHTS TO CONTROL WATER ON SACO RIVER
STANDISH-Cumberland    EASMT           CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland    EASMT           CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland    FEE
STANDISH-Cumberland    EASMT           CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland    FEE
STANDISH-Cumberland    EASMT           CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland    FEE

________________________________________________________________________________
*   Documents listed may include both                                  31-Oct-97
    Project Real Property and Additional
    Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded
    Assets that will be severed pursuant to
    Section 2.2.

                                               Schedule 5.11(C) Page 6 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY             GRANTOR                   GRANTEE                                 DATE                   BOOK       PAGE
------------------------------------------------------------------------------------------------------------------------------------
BONNY EAGLE*
------------
STANDISH-Cumberland     LIBBY, MARSHALL R.        CUMBERLAND CTY P & L                    OCTOBER 10, 1911         882      306
STANDISH-Cumberland     BROWN, FRANK E.           CUMBERLAND CTY P & L                    SEPTEMBER 15, 1911       882       68
STANDISH-Cumberland     PUBLISHERS PAPER CO.      PORTLAND ELECTRIC CO.                   APRIL 16, 1910           852      411
STANDISH-Cumberland     PUBLISHERS PAPER CO.      PORTLAND ELECTRIC CO.                   APRIL 16, 1910           852      403
STANDISH-Cumberland     HALEY, ABBIE J.           CUMBERLAND CTY P & L                    MAY 18, 1911             878       46
STANDISH-Cumberland     ESTES, SYLVANUS B.        CUMBERLAND CTY P & L                    OCTOBER 30, 1911         907        3
STANDISH-Cumberland     PARKER, ANNIE B.          CUMBERLAND CTY P & L                    AUGUST 6, 1915           958      189
STANDISH-Cumberland     USHER, MARGARET N.        CUMBERLAND CTY P & L                    OCTOBER 19, 1910         865      185
STANDISH-Cumberland     PUBLISHERS PAPER CO.      PORTLAND ELECTRIC CO.                   APRIL 16, 1910           852      411
STANDISH-Cumberland     CMP                       MAINE, STATE OF, HIGHWAY COMMISSION     MARCH 28, 1967
STANDISH-Cumberland     ELLIOTT, ROLENE P.        CUMBSEC                                 MAY 3, 1995            11905      356
STANDISH-Cumberland     PUBLISHERS PAPER CO.      PORTLAND ELECTRIC CO.                   APRIL 16, 1910           852      411
STANDISH-Cumberland     CMP                       CHARTIER & SON, INC.                    NOVEMBER 1, 1981
STANDISH-Cumberland     BURNHAM, EBEN S.          CUMBERLAND CTY P & L                    OCTOBER 10, 1911         882      307
STANDISH-Cumberland     CMP                       PHILBROOK, THOMAS L., ET AL             FEBRUARY 3, 1992
STANDISH-Cumberland     LIBBY, LEWIS B.           CUMBERLAND CTY P & L                    OCTOBER 10, 1911         882      308
STANDISH-Cumberland     PUBLISHERS PAPER CO.      PORTLAND ELECTRIC CO.                   APRIL 16, 1910           852      411

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY             DOCUMENT         INTEREST      NOTES
------------------------------------------------------------------------------------------------------------------------------------
BONNY EAGLE*
------------
STANDISH-Cumberland        W             EASMT         CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland        W             EASMT         CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       QCC            FEE           CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY DEED OF 8/9/12, B899/P118
STANDISH-Cumberland        W             FEE           CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY DEED OF 8/9/12, B899/P118
STANDISH-Cumberland        W             FEE           CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland        W             EASMT         CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland        W             EASMT         CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       QCC            FEE           CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       QCC            FEE           CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY DEED OF 8/9/12, B899/P118
STANDISH-Cumberland     IND/LEASE                      PUBLIC PICNIC AREA & SCENIC TURNOUT
STANDISH-Cumberland        W             FEE           PURCHASED FOR THE PURPOSES OF ESTABLISHING A BOAT LAUNCH
STANDISH-Cumberland       QCC            FEE           CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY DEED OF 8/9/12, B899/P118
STANDISH-Cumberland     IND/LEASE                      LAND LEASE
STANDISH-Cumberland        W             EASMT         CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland        W             FEE           PROPERTY CONVEYED SUBJECT TO EXISTING LEASE BETWEEN CMP AND CHARTIER & SON,
                                                       INC. DATED 11/1/81
STANDISH-Cumberland        W             EASMT         CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       QCC            FEE           CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY DEED OF 8/9/12, B899/P118

________________________________________________________________________________
* Documents listed may include both Project                            31-Oct-97
  Real Property and Additional Assets Real
  Property that may be severed pursuant to
  Section 7.4(f) and Excluded Assets that
  will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 7 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY             GRANTOR                   GRANTEE                                DATE                   BOOK       PAGE
------------------------------------------------------------------------------------------------------------------------------------
BONNY EAGLE*
------------
STANDISH-Cumberland     PUBLISHERS PAPER CO.      PORTLAND ELECTRIC CO.                  APRIL 16, 1910          852        411
STANDISH-Cumberland     PUBLISHERS PAPER CO.      PORTLAND ELECTRIC CO.                  APRIL 16, 1910          852        403
STANDISH-Cumberland     PUBLISHERS PAPER CO.      PORTLAND ELECTRIC CO.                  APRIL 16, 1910          852        403
STANDISH-Cumberland     PUBLISHERS PAPER CO.      PORTLAND ELECTRIC CO.                  APRIL 16, 1910          852        403
STANDISH-Cumberland     USHER, MARGARET N.        CUMBERLAND CTY P & L                   OCTOBER 19, 1910        865        185
STANDISH-Cumberland     CMP                       MAINE, STATE OF, DOT                   AUGUST 12, 1977
STANDISH-Cumberland     HALEY, ABBIE J.           CUMBERLAND CTY P & L                   OCTOBER 24, 1910        867        221
STANDISH-Cumberland     NASON, CYNTHIA E.         CUMBERLAND CTY P & L                   NOVEMBER 8, 1911        888        302
STANDISH-Cumberland     TRIPP, DAVID D.           CUMBERLAND CTY P & L                   SEPTEMBER 9, 1910       863        468
STANDISH-Cumberland     BERRY, EUGENE E., ET AL   CUMBERLAND CTY P & L                   SEPTEMBER 14, 1911      882         47
STANDISH-Cumberland     SAWYER, THOMAS E.         CUMBERLAND CTY P & L                   JUNE 22, 1912           894        367
STANDISH-Cumberland     BERRY, LEWIS W.           CUMBERLAND CTY P & L                   NOVEMBER 9, 1911        885        104
STANDISH-Cumberland     RIDLON, CLARENCE E.       CUMBERLAND CTY P & L                   AUGUST 29, 1911         878        473
STANDISH-Cumberland     YORK, ELBRIDGE G.         CUMBERLAND CTY P & L                   AUGUST 27, 1912         899        231
STANDISH-Cumberland     SMITH, ELIZABETH, ET AL   CUMBERLAND CTY P & L                   OCTOBER 30, 1911        885        316
STANDISH-Cumberland     BOULTER, CHARLES F.       CUMBERLAND CTY P & L                   SEPTEMBER 12, 1911      882        115
STANDISH-Cumberland     LIBBY, GROVER C.          CUMBERLAND CTY P & L                   MAY 23, 1914            933        235
STANDISH-Cumberland     CLAY, HELEN M. B.         CUMBERLAND CTY P & L                   JANUARY 31, 1912        887        348

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY             DOCUMENT         INTEREST    NOTES
------------------------------------------------------------------------------------------------------------------------------------
BONNY EAGLE*
------------
STANDISH-Cumberland      QCC             FEE         CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY DEED OF 8/9/12, B899/P118
STANDISH-Cumberland       W              FEE         CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY DEED OF 8/9/12, B899/P118
STANDISH-Cumberland       W              FEE         CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY DEED OF 8/9/12, B899/P118
STANDISH-Cumberland       W              FEE         CCP&L ACQUIRED FROM PORTLAND ELECTRIC BY DEED OF 8/9/12, B899/P118
STANDISH-Cumberland      QCC             FEE         CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       ED             EASMT       HIGHWAY TAKING BY MAINE DOT
STANDISH-Cumberland       W              FEE         CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       W              EASMT       CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       W              FEE         CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       W              EASMT       CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       W              FEE         CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       W              EASMT       CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       W              EASMT       CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       W              EASMT       CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       W              EASMT       CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       W              EASMT       CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       W              EASMT       CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland       GD             EASMT       CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476

________________________________________________________________________________
* Documents listed may include both Project                            31-Oct-97
  Real Property and Additional Assets Real
  Property that may be severed pursuant to
  Section 7.4(f) and Excluded Assets that
  will be severed pursuant to Section 2.2.

                                              Schedule 5.11(C) Page 8 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                       GRANTEE                            DATE                     BOOK      PAGE
------------------------------------------------------------------------------------------------------------------------------------
BONNY EAGLE*
------------
STANDISH-Cumberland      DAVIS, MELINTHA A.            CUMBERLAND CTY P & L               OCTOBER 19, 1911         885       289
STANDISH-Cumberland      DAVIS, MARTHA A., ET AL       CUMBERLAND CTY P & L               SEPTEMBER 21, 1911       882       117
STANDISH-Cumberland      CMP                           MAINE, STATE OF DOT                APRIL 17, 1990
STANDISH-Cumberland      CMP                           PHILBROOK, THOMAS & BARBARA        FEBRUARY 3, 1992
STANDISH-Cumberland      CUMBERLAND CTY P & L          CMP                                DECEMBER 3, 1942         985       450

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
------------------------------------------------------------------------------------------------------------------------------------
BONNY EAGLE*
------------
STANDISH-Cumberland          W          EASMT          CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland          W          EASMT          CMP RIGHTS ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B1699/P476
STANDISH-Cumberland         ED          FEE & EASMT    HIGHWAY TAKING BY MAINE DOT ALONG ROUTE 35
STANDISH-Cumberland          W          FEE            RETAINED RIGHTS TO FLOW PROPERTY; TRANSMIDIST, EASTEMENT RETAINED
STANDISH-Cumberland          Q          FEE & EASMT    ALL PLANT, PROPERTY, DISTRIBUTION SYSTEMS, TRANSMISSION LINES, ... REAL
                                                       ESTATE, RIGHTS OF WAY, DAM SITES, WATER POWER RIGHTS, FLOWAGE AND
                                                       RIPARIAN RIGHTS ... OF WHATEVER KIND AND WHEREVER SITUATED ...

________________________________________________________________________________
*    Documents listed may include both                                31-Oct-97
     Project and Additional Assets Real
     Property that may be severed
     pursuant to Section 7.4(f) and
     Excluded Assets that will be severed
     pursuant to Section 2.2.

                                            Schedule 5.11 (C) Page 9 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                       GRANTEE                                 DATE                BOOK      PAGE
------------------------------------------------------------------------------------------------------------------------------------
BRUNSWICK-TOPSHAM*
------------------
This hydro project is located on the Androscoggin River in the cities of Brunswick and Topsham. The project begins just below the
Pejepscot Dam and runs own to the U.S. Route 201 bridge.
BRUNSWICK-Cumberland     SCRIBNER, ANNIE E.            BRUNSWICK ELECTRIC LIGHT & POWER CO.    JUNE 17, 1909        834      421
BRUNSWICK-Cumberland     LEWIS INDUSTRIAL BUILDING     CMP                                     DECEMBER 19, 1957   2389      401
BRUNSWICK-Cumberland     CMP                           BRUNSWICK, TOWN OF                      JANUARY 18, 1994
BRUNSWICK-Cumberland     LEWIS INDUSTRIAL BUILDING     CMP                                     DECEMBER 19, 1957   2389      401
BRUNSWICK-Cumberland     MAINE, STATE OF, DEPARTMENT
                         OF MARINE RESOURCES           CMP                                     DECEMBER 29, 1977
BRUNSWICK-Cumberland     PENLEY, E. W.                 CMP                                     MARCH 25, 1965      2889       95
BRUNSWICK-Cumberland     OSHER, BERNARD                CMP                                     DECEMBER 5, 1979
BRUNSWICK-Cumberland     SCRIBNER, DAVID W.            BRUNSWICK ELECTRIC LIGHT & POWER CO.    JUNE 17, 1909        842      146
BRUNSWICK-Cumberland     ANDROSCOGGIN PULP CO.         BRUNSWICK ELECTRIC LIGHT & POWER CO.    OCTOBER 3, 1908      832      309
BRUNSWICK-Cumberland     SCRIBNER, DAVID A., ET AL     BRUNSWICK ELECTRIC LIGHT & POWER CO.    FEBRUARY 6, 1909     838      335
BRUNSWICK-Cumberland     CMP                           BRUNSWICK, TOWN OF                      APRIL 21, 1966
BRUNSWICK-Cumberland     LEWIS INDUSTRIAL BUILDING     CMP                                     DECEMBER 19, 1957   2389      401
BRUNSWICK-Cumberland     LEWIS INDUSTRIAL BUILDING     CMP                                     DECEMBER 19, 1957   2389      401

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
------------------------------------------------------------------------------------------------------------------------------------
BRUNSWICK-TOPSHAM*
------------------
BRUNSWICK-Cumberland     QCC            FEE            CMP ACQUIRED FROM BATH & BRUNSWICK LT. & PR. BY DEED OF 1/1/21, B1082/38
BRUNSWICK-Cumberland     QCC            FEE
BRUNSWICK-Cumberland     LEASE                         1.2 ACRE DAY USE/OVERLOOK AREA
BRUNSWICK-Cumberland     QCC            FEE
BRUNSWICK-Cumberland     AGREEMENT                     FISHWAY
BRUNSWICK-Cumberland     W              EASMT          RIGHTS OF ACCESS ACROSS GRANTOR PROPERTY
BRUNSWICK-Cumberland     IND            EASMT          EASMT TO CONSTRUCT ROADWAY, CONSTRUCT & INSTALL DUCT LINE AND SEWER LINE
BRUNSWICK-Cumberland     GD             FEE            CMP ACQUIRED FROM BATH & BRUNSWICK LT. & PR. BY DEED OF 1/1/21, B1082/38
BRUNSWICK-Cumberland     QCC            FEE            CMP ACQUIRED FROM BATH & BRUNSWICK LT. & PR. BY DEED OF 1/1/21, B1082/38
BRUNSWICK-Cumberland     QCC            FEE            CMP ACQUIRED FROM BATH & BRUNSWICK LT. & PR. BY DEED OF 1/1/21, B1082/38
BRUNSWICK-Cumberland     Q              FEE
BRUNSWICK-Cumberland     QCC            FEE
BRUNSWICK-Cumberland     QCC            FEE

________________________________________________________________________________
*    Documents listed may include both                                31-Oct-97
     Project and Additional Assets Real
     Property that may be severed
     pursuant to Section 7.4(f) and
     Excluded Assets that will be severed
     pursuant to Section 2.2.

                                           Schedule 5.11 (C) Page 10 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY       GRANTOR            GRANTEE         DATE         BOOK    PAGE    DOCUMENT    INTEREST    NOTES
------------------------------------------------------------------------------------------------------------------------------------
BRUNSWICK-TOPSHAM*
------------------
BRUNSWICK-        BRUNSWICK,         CMP             AUGUST 29                   AGREEMENT                FISHWAY VIEWING AREA
Cumberland        TOWN OF                            1980
BRUNSWICK-        BATH &             CMP             JANUARY 1,   1082      38       W        FEE         CORPORATE EXPANSION DEED
Cumberland        BRUNSWICK LT.                      1921
                  & PR.
BRUNSWICK/TOP     NPDES              CMP                                          PERMIT                  NPDES#ME0022721; APPL.
SHAM-                                                                                                     FILED OCTOBER 25, 1989
Cumberland/Sagad
ahoc
BRUNSWICK/TOP     DEP                CMP                                          PERMIT                  DEP 401 CERTIFICATION
SHAM-                                                                                                     #03-4458-05030
Cumberland/Sagad
ahoc
BRUNSWICK/TOP     DEP                CMP                                          PERMIT                  DEP WASTE DISCHARGE
SHAM-                                                                                                     #W000571-57-B-R
Cumberland/Sagad
ahoc
BRUNSWICK/TOP     FERC               CMP                                          PERMIT                  FERC LICENSE #2284
SHAM-
Cumberland/Sagad
ahoc
TOPSHAM-          MAINE, STATE       CMP             DECEMBER 29,                AGREEMENT                FISHWAY
Sagadahoc         OF,                                1977
                  DEPARTMENT
                  OF MARINE
                  RESOURCES
TOPSHAM-          CARLSON,           CMP             JUNE 1, 1978  491     335       W        FEE
Sagadahoc         CAMILLE R.
TOPSHAM-          POULTRY            CMP             FEBRUARY 6,   513     256       W        FEE
Sagadahoc         PROCESSING,                        1979
                  INC.
TOPSHAM-          PEJEPSCOT          CMP &           JUNE 1, 1926                AGREEMENT                TRI-PARTY AGRMNT--WATER
Sagadahoc         PAPER              ANDROSCOGGIN                                                         RTS, DAM & RIPA RIAN LAND
                  COMPANY, ET AL     WATER POWER CO
TOPSHAM-          CMP                TOPSHAM SEWER   DECEMBER 28,                   IND       EASMT       PERPETUAL R/W & EASEMT
Sagadahoc                            DISTRICT        1976                                                 FOR SEWER PIPE
TOPSHAM-          LEWIS              CMP             DECEMBER 19,  297     517      QCC       FEE
Sagadahoc         INDUSTRIAL                         1957
                  BUILDING

________________________________________________________________________________
*   Documents listed may include both Project Real Property            31-Oct-97
    and Additional Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2
                                                Schedule 5 11(C) Page 11 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY       GRANTOR            GRANTEE           DATE         BOOK    PAGE    DOCUMENT    INTEREST    NOTES
------------------------------------------------------------------------------------------------------------------------------------
BRUNSWICK-TOPSHAM*
------------------
TOPSHAM-          CMP                BALLARD,ALLAN J.  OCTOBER 5,   1380      69        Q       FEE
Sagadahoc                                              1995
TOPSHAM-          CMP                GIROUX, MICHAEL   DECEMBER 19,                    IND      EASMT
Sagadahoc                                              1990
TOPSHAM-          CMP                BELANGER,         OCTOBER 22,   657     203       IND      EASMT       ADJACENT TO BUT OUTSIDE
Sagadahoc                            JOSEPH & ANNE     1987                                                 THE BRUNSWICK HYDRO
                                                                                                            PROJECT
TOPSHAM-          CMP                CEASAR, LEE       MAY 27, 1997                 *AGREEMENT              PERMIT TO CUT AND
Sagadahoc                                                                                                   REMOVE WASTE WOOD


________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2
                                            Schedule 5.11(C) Page 12 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY             GRANTOR                         GRANTEE                       DATE                  BOOK   PAGE    DOCUMENT
-----------------------------------------------------------------------------------------------------------------------------------
CATARACT*
---------
This hydro project consists of three dams located on the Saco River in the cities of Biddeford and Saco: Bradbury Dam, Spring Dam, and Cataract Dam. Flowage rights are located in the towns of Buxton and Dayton, and also in the cities of Biddeford and Saco.
BIDDEFORD-York      PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L          SEPTEMBER 22, 1930     795    11           QCC
BIDDEFORD-York      CMP                             U.S. FISH & WILDLIFE, ET.AL.  MAY 24, 1994                            AGREEMENT
BIDDEFORD-York      SACO-LOWELL SHOPS               CMP                           JUNE 23, 1944         1017   409            Q
BIDDEFORD-York      CMP                             STORAGE REALTY CORP.          MARCH 18, 1971                             QCC
BIDDEFORD-York      SLOSBERG GERALD A.              CMP                           FEBRUARY 13, 1964     1584   269            W
BIDDEFORD-York      PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L          SEPTEMBER 22, 1930     795    11           QCC
BIDDEFORD-York      PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L          SEPTEMBER 22, 1930     795    11           QCC
BIDDEFORD-York      PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L          SEPTEMBER 22, 1930     795    11           QCC
BIDDEFORD-York      PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L          SEPTEMBER 22, 1930     795    11           QCC
BIDDEFORD-York      PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L          SEPTEMBER 22, 1930     795    11           QCC
BIDDEFORD-York      PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L          SEPTEMBER 22, 1930     795    11           QCC
BIDDEFORD-York      PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L          SEPTEMBER 22, 1930     795    11           QCC
BIDDEFORD-York      CMP                             MERC                          JANUARY 18, 1985                        AGREEMENT
BIDDEFORD-York      CMP                             MERC                          JANUARY 18, 1985                        AGREEMENT

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         INTEREST      NOTES
-----------------------------------------------------------------------------------------------------------------------------------
CATARACT*
---------
BIDDEFORD-York      FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BIDDEFORD-York                    SACO RIVER FISH PASSAGE AGREEMENT
BIDDEFORD-York      EASMT
BIDDEFORD-York      EASMT         RELOCATION OF ACCESS RIGHT OF WAY
BIDDEFORD-York      EASMT         ACCESS ROAD TO BRADBURY DAM
BIDDEFORD-York      FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BIDDEFORD-York      FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BIDDEFORD-York      FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BIDDEFORD-York      FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BIDDEFORD-York      FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BIDDEFORD-York      FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BIDDEFORD-York      FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BIDDEFORD-York                    RIPARIAN & PONDING CHARGES AGREEMENT; * EXP. DATE IN MEMO-AGRMT DATED 4/26/96
BIDDEFORD-York                    WATER DISCHARGE AGREEMENT; * EXP. DATE IN MEMO/AGRMT DATED 4/26/96

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that
    will be severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 13 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                         GRANTEE                       DATE                  BOOK   PAGE        DOCUMENT
-----------------------------------------------------------------------------------------------------------------------------------
CATARACT*
---------
BIDDEFORD-York      CMP                             MERC                          JANUARY 16, 1985                        AGREEMENT
BIDDEFORD-York      CMP                             MERC                          MAY 19, 1966                              *LEASE
BIDDEFORD-York      CMP                             BIDDEFORD, CITY OF            OCTOBER 25, 1991                        AGREEMENT
BIDDEFORD-York      PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L          SEPTEMBER 22, 1930    795     11           QCC
BIDDEFORD-York      CUMBERLAND CTY P & L            CMP                           DECEMBER 3, 1942      985    450            Q
BIDDEFORD-York      CMP                             MAINE, STATE OF               AUGUST 27, 1985                             ED
SACO-York           CMP                             MAINE, STATE OF DOT           APRIL 8, 1987                               ED
SACO-York           PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L          SEPTEMBER 22, 1930    795     11           QCC
SACO-York           PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L          SEPTEMBER 22, 1930    795     11           QCC
SACO-York           PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L          SEPTEMBER 22, 1930    795     11           QCC
SACO-York           PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L          SEPTEMBER 22, 1930    795     11           QCC
SACO-York           PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L          SEPTEMBER 22, 1930    795     11           QCC
SACO-York           PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L          SEPTEMBER 22, 1930    795     11           QCC

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         INTEREST      NOTES
----------------------------------------------------------------------------------------------------------------------------------
CATARACT*
---------
BIDDEFORD-York                    INTAKE STRUCTURE & DISCHARGE PIPE AGREEMENT; *EXP, DATE IN MEMO/LEASE DATED 4/22/1996
BIDDEFORD-York                    *ATTACHED AS EXHIBIT B TO INTAKE STRUCTURE & DISCHARGE PIPE AGREEMENT DATED 1/16/85;
                                  LEASE AGREEMENT FOR LAND TO BE USED FOR INTAKE STRUCTURE & DISCHARGE PIPE
BIDDEFORD-York                    WATER RELEASE AGREEMENT
BIDDEFORD-York      FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BIDDEFORD-York      FEE & EASMT   ALL ITS PLANT, PROPERTY, ... TRANSMISSION LINES, ... INCLUDING ... REAL ESTATE, RIGHTS
                                  OF WAY, DAM SITES, WATER POWER RIGHTS, FLOWAGE, RIPARIAN RIGHTS, ... OF WHATEVER KIND
                                  AND WHEREVER SITUATED
BIDDEFORD-York      FEE           LAND TAKING FOR STATE HWY #1
SACO-York           EASMT
SACO-York           FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/4, B965/P450
SACO-York           FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/4, B965/P450
SACO-York           FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/4, B965/P450
SACO-York           FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/4, B965/P450
SACO-York           FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/4, B965/P450
SACO-York           FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/4, B965/P450

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that
    will be severed pursuant to Section 2.2.

                                             Schedule 5.11(C) Page 14 of 133

------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                                      GRANTEE                    DATE                  BOOK      PAGE     DOCUMENT
------------------------------------------------------------------------------------------------------------------------------
CATARACT*
---------
SACO-York        PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L       SEPTEMBER 22, 1930     795        11       QCC
SACO-York        PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L       SEPTEMBER 22, 1930     795        11       QCC
SACO-York        PEPPERELL MANUFACTURING CO.     CUMBSEC                    SEPTEMBER 22, 1930     795        35       QCC
SACO-York        PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L       SEPTEMBER 22, 1930     795        11       QCC
SACO-York        CMP                             MAINE CLEANERS, INC.       JANUARY 1, 1988                          LICENSE
SACO-York        CMP                             SACO, CITY OF              MARCH 25, 1994                            LEASE
SACO-York        SACO ISLAND ASSOCIATES          CMP                        AUGUST 7, 1986        5481       116      LEASE
SACO-York        SACO ISLAND ASSOCIATES, ET AL   CMP                        AUGUST 7, 1986        5481        15     AGREEMENT
SACO-York        PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L       SEPTEMBER 22, 1930     795        11       QCC
SACO-York        FINANCE AUTHORITY OF MAINE &    CMP                        DECEMBER 27, 1985                         LEASE
                 ISLAND ASSOCIATES
SACO-York        MAINE GUARANTEE AUTHORITY &     CMP                        SEPTEMBER 20, 1983                        LEASE
                 NKL TANNING
SACO-York        CMP                             FALLS DEVELOPMENT ASSOC.   SEPTEMBER 12, 1984                       *IND/LEASE
SACO-York        CMP                             ISLAND TERRACE OWNER'S     NOVEMBER 20, 1995                         LEASE
                                                 ASSOCIATION
SACO-York        CMP                             SACO, CITY OF              OCTOBER 25, 1991                        AGREEMENT

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY      INTEREST       NOTES
---------------------------------------------------------------------------------------------------------------------------------
CATARACT*
---------
SACO-York        FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
SACO-York        FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
SACO-York        FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
SACO-York        FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
SACO-York        EASMT          PARKING LOT
SACO-York        EASMT          PUBLIC PARK
SACO-York                       PARKING LOT AND PARK LEASE
SACO-York                       INSTRUMENT OF CONVEYANCE, RELEASE & AGREEMENT
SACO-York         FEE           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
SACO-York                       ASSIGNMENT OF LEASE (FAME IS SUCCESS0R IN TITLE TO
                                MAINE GUARANTEE AUTHORITY)
SACO-York                       WEST CHANNEL LEASE TO CMP OF MILL #1 AND LAND
SACO-York                       RENTAL OF LAND ON WATER ST., SACO FOR PARKING LOT
SACO-York         EASMT         PICNIC/DAY USE SITE
SACO-York                       WATER RELEASE AGREEMENT

________________________________________________________________________________
*   Documents listed may include both Project                         31-Oct-97
    Real Property and Additional Assets
    Real Property that may be severed pursuant to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 15 of 133

------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY      GRANTOR                         GRANTEE                    DATE                  BOOK      PAGE     DOCUMENT
------------------------------------------------------------------------------------------------------------------------------
CATARACT*
---------
SACO-York        CMP                             SACO, CITY OF              DECEMBER 2, 1982                         LICENSE
SACO-York        CMP                             HADIARIS, LEON &           PENDING                                  * LEASE
                                                 SUSAN B.
SACO-York        MAINE GUARANTEE AUTHORITY       CMP                        SEPTEMBER 20, 1983    3167        73       IND
SACO-York        PEPPERELL MANUFACTURING CO.     CUMBERLAND CTY P & L       SEPTEMBER 22, 1930     795        11       QCC
SACO-York        CMP                             SACO, CITY OF              JULY 17, 1990                             LEASE
SACO-York        SACO ISLAND ASSOC., ET AL       CMP                        AUGUST 7, 1986                            LEASE
SACO-York        CMP                             SACO, CITY OF              OCTOBER 23, 1991                          LEASE
SACO-York        CMP                             NEW ENGLAND TELEPHONE      NOVEMBER 25, 1975     2106       877       QCC
                                                 & TELEGRAPH CO.
SACO-York        CMP                             BUNTING, WILLIAM S.        OCTOBER 10, 1973                            Q
SACO-York        CMP                             BUNTING, WILLIAM S.        JUNE 19, 1964                               Q
SACO-York        CMP                             GARLAND MFG. CO.           JANUARY 1, 1973                          * IND/LEASE
SACO-York        CUMBERLAND CTY P & L            CMP                        DECEMBER 3, 1942       985       450        Q
SACO-York        DEP                             CMP                                                                  PERMIT
SACO-York        FERC                            CMP                                                                  PERMIT
SACO-York        CMP                             TURKANIS, DANIEL           JULY 26, 1966                               Q
SACO-York        NPDES                           CMP                                                                  PERMIT
SACO-York        CMP                             SACO, CITY OF              APRIL 20, 1973                             IND
SACO-York        CMP                             MAINE, STATE OF DOT        FEBRUARY 8, 1984                            Q

------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY    INTEREST       NOTES
------------------------------------------------------------------------------------------------------------------------------
CATARACT*
---------
SACO-York                     POOR'S ISLAND, USE AS A PARK IN CONJUNCTION WITH LORD PEPPERELL APARTMENT COMPLEX
SACO-York                     FORMER HARBOR CYCLE SHOP
SACO-York      FEE & EASMT    DAMS, RIVER BED, WATER POWER, RIPARIAN & FLOWAGER IGHTS
SACO-York      FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
SACO-York                     1.8 ACRE RECREATION AREA USED FOR PICNIC AREA, WALKING PATHS, ETC
SACO-York                     AMENDMENT TO LEASE DATED 9/20/83
SACO-York      EASMT          PARKING LOT OFF FRONT STREET (UNDER T/L SECT 192) FOR BOAT RAMP
SACO-York      EASMT          RIGHT TO CONSTRUCT MANHOLE & TO LAY ... & MAINTAINABLES ON FACTORY ISLAND
SACO-York      FEE
SACO-York      FEE
SACO-York                     * OPTION TO PURCHASE; RENTAL OF LAND ON SOUTHWESTERLY SIDE OF WATER STREET
SACO-York      FEE & EASMT    ALL ITS PLANT, PROPERTY,...TRANSMISSION LINES,..NCLUDING... REAL ESTATE, RIGHTS OF WAY, DAM SITES,
                              WATER POWER RIGHTS, FLOWAGE, RIPARIAN RIGHTS,...OF WHATEVER KIND AND WHEREVER SITUATED
SACO-York                     DEP WASTE DISCHARGE #W000584-57-B-R
SACO-York                     FERC LICENSE #2528
SACO-York      FEE
SACO-York                     NPDES #ME0001228; APPL. FILED NOVEMBER 27, 1989
SACO-York      EASMT
SACO-York      EASMT          GUARDRAILS ON U.S. ROUTE 1

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets
    Real Property that may be severed pursuant to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 16 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY  GRANTOR  GRANTEE               DATE               BOOK   PAGE   DOCUMENT  INTEREST  NOTES
------------------------------------------------------------------------------------------------------------------------------------
CATARACT*
---------
SACO-York    CMP      NIKE, INC.            DECEMBER 2, 1982                    Q      FEE
SACO-York    CMP      MAINE, STATE OF       JUNE 24, 1987                       Q      FEE       TAKING FOR STATE HWY #8
SACO-York    CMP      MAINE, STATE OF DOT   MARCH 24, 1988                     ED      EASMT
SACO-York    DEP      CMP                                                    PERMIT              DEP 401 CERTIFICATION #L-016084-B-Z

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets
     Real Property that may be severed pursuant to Section 7.4(f) and Excluded Assets that will be severed pursuant to
     Section 2.2.
                                             Schedule 5.11(C) Page 17 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY            GRANTOR                                               GRANTEE                     DATE
------------------------------------------------------------------------------------------------------------------------------------
FORT HALIFAX*
-------------
The dam for this hydro project is located in the Town of Winslow on the Sebasticook River. Flowage rights are located on the
Sebasticook River and Mile Brook in the towns of Winslow and Benton.
                       KENNEBEC HYDRO DEVELOPERS GROUP & STATE OF MAIN                                   DECEMBER 16, 1986
BENTON-Piscataquis     LANCASTER, FRED A. & SUSAN                            CMP                         NOVEMBER 20, 1913
BENTON-Piscataquis     REED, MERRITT S. & LUCY                               CMP                         APRIL 10, 1915
BENTON-Piscataquis     GLUECK, HAROLD                                        CMP                         APRIL 23, 1991
WINSLOW-Kennebec       REYNOLDS GEORGE W.                                    FORT HALIFAX POWER CO.      MAY 31, 1904
WINSLOW-Kennebec       HODGES, ALTON A.                                      FORT HALIFAX POWER CO.      MAY 15, 1908
WINSLOW-Kennebec       BROWN, DAVID & WELLS, ROSE                            CMP                         OCTOBER 4, 1916
WINSLOW-Kennebec       BROWN, HENRY R.                                       FORT HALIFAX POWER CO.      DECEMBER 23, 1907
WINSLOW-Kennebec       REYNOLDS GEORGE W.                                    FORT HALIFAX POWER CO.      MAY 31, 1904
WINSLOW-Kennebec       DRUMMOND, SCOTT H.                                    FORT HALIFAX POWER CO.      SEPTEMBER 18,1909
WINSLOW-Kennebec       MERROW, AMBROSE                                       FORT HALIFAX POWER CO.      SEPTEMBER 18,1909
WINSLOW-Kennebec       FLYE, CLARISSA A.                                     FORT HALIFAX POWER CO.      SEPTEMBER 18,1909
WINSLOW-Kennebec       CMP                                                   FERC                        DECEMBER 9, 1993
WINSLOW-Kennebec       REYNOLDS GEORGE W.                                    FORT HALIFAX POWER CO.      JULY ?, 1907
WINSLOW-Kennebec       CHAMBERLAIN, EMILY J.                                 FORT HALIFAX POWER CO.      SEPTEMBER 18,1909
WINSLOW-Kennebec       REYNOLDS GEORGE W.                                    FORT HALIFAX POWER CO.      MAY 31, 1904


------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              BOOK      PAGE       DOCUMENT          INTEREST       NOTES
------------------------------------------------------------------------------------------------------------------------------------
FORT HALIFAX*
-------------
                                              AGREEMENT                        AGREEMENT REGARDING FISH RESTORATION AND  PASSAGE
BENTON-Piscataquis        738      107            W             FEE
BENTON-Piscataquis        546      245            Q             EASMT
BENTON-Piscataquis       3906      179            W             FEE            BOAT LAUNCH SITE
WINSLOW-Kennebec          457      595            W             FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF
                                                                               3/16/10, B503/P3
WINSLOW-Kennebec          738       99            W             FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF
                                                                               3/16/10, B503/P3
WINSLOW-Kennebec          737      331            W             FEE            (1/4 INTEREST EACH)
WINSLOW-Kennebec          738       94            W             FEE            (1/4 Interest) CMP ACQUIRED FROM HALIFAX POWER BY
                                                                               DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec          457      595            W             FEE            CMP ACQUIRED FROM FORT HAILFAX POWER BY DEED OF
                                                                               3/16/10, B503/P3
WINSLOW-Kennebec                               MILL ACT         EASMT          WRIT #122; CMP ACQUIRED FROM FORT HALIFAX POWER BY
                                                                               DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec                               MILL ACT         EASMT          WRIT #121; CMP ACQUIRED FROM FORT HALIFAX POWER BY
                                                                               DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec                               MILL ACT         EASMT          WRIT #177; CMP ACQUIRED FROM FORT HALIFAX POWER BY
                                                                               DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec                              AGREEMENT                        MANAGEMENT OF HISTORICAL AND ARCHAEOLOGICAL SITES
WINSLOW-Kennebec          484      329            W             FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF
                                                                               3/16/10, B503/P3
WINSLOW-Kennebec                               MILL ACT         EASMT          WRIT #120; CMP ACQUIRED FROM FORT HALIFAX POWER BY
                                                                               DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec          457      595            W             FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF
                                                                               3/16/10, B503/P3

________________________________________________________________________________
* Documents listed may include both Project                            31-Oct-97
  Real Property and Additional Assets Real
  Property that any be severed pursuant to
  Section 7.4(f) and Excluded Assets that
  will be severed pursuant to Section 2.2.
                                                 Schedule 5.11(C) Page 18 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY            GRANTOR                      GRANTEE                   DATE                   BOOK     PAGE    DOCUMENT
------------------------------------------------------------------------------------------------------------------------------------
FORT HALIFAX*
-------------
WINSLOW-Kennebec       CMP                          WINSLOW TOWN OF           NOVEMBER 8, 1977       2061     343        IND
WINSLOW-Kennebec       ABBOTT, C. W.                FORT HALIFAX POWER CO.    SEPTEMBER 18, 1909                      MILL ACT
WINSLOW-Kennebec       PAINE, GEORGE S. & LUCY C.   FORT HALIFAX POWER CO.    JULY 8, 1907            481     447         W
WINSLOW-Kennebec       STUART, FRANK W.             FORT HALIFAX POWER CO.    JULY 8, 1907            484     331         W
WINSLOW-Kennebec       HEYWOOD ROSCOE Z.            FORT HALIFAX POWER CO.    AUGUST 19, 1907         484     327         W
WINSLOW-Kennebec       GLIDDEN, WILLIAM             FORT HALIFAX POWER CO.    AUGUST 5, 1909          738      97         W
WINSLOW-Kennebec       JONES, RONELLO O.            FORT HALIFAX POWER CO.    DECEMBER 2, 1907        738     102         W
WINSLOW-Kennebec       SKILLIN, CARO T.             FORT HALIFAX POWER CO.    AUGUST 3, 1904          461     160         W
WINSLOW-Kennebec       SKILLIN, CARO T.             FORT HALIFAX POWER CO.    AUGUST 22, 1904         459     319        GD
WINSLOW-Kennebec       BOWDEN, LESLIE C.            FORT HALIFAX POWER CO.    SEPTEMBER 1?, 1909                      MILL ACT
WINSLOW-Kennebec       WINSLOW, TOWN OF             CMP                       MARCH 12, 1910          503       9         W
WINSLOW-Kennebec       WOLF, AGUSTA                 CMP                       AUGUST 24, 191?         571     355         W
WINSLOW-Kennebec       WINSLOW, TOWN OF             CMP                       NOVEMBER 4, 1977       2082     331         Q
WINSLOW-Kennebec       WOOD, MARIA F.               FORT HALIFAX POWER CO.    SEPTEMBER 1?, 1909                      MILL ACT
WINSLOW-Kennebec       WOLF, CARL                   CMP                       SEPTEMBER 30, 1909      571     356         W
WINSLOW-Kennebec       GERALD, AMOS F., ET AL       FORT HALIFAX POWER CO.    JULY 8, 1907            478     226         Q
WINSLOW-Kennebec       SECO, CHARLES                FORT HALIFAX POWER CO.    MARCH 12, 190?          738     103         W
WINSLOW-Kennebec       HORNE, EMILY J.              FORT HALIFAX POWER CO.    FEBRUARY 4, 1909        738     101         W

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY          INTEREST       NOTES
------------------------------------------------------------------------------------------------------------------------------------
FORT HALIFAX*
-------------
WINSLOW-Kennebec     EASMT          PERPETUAL R/W FOR SEWER PIPELINE
WINSLOW-Kennebec     EASMT          WRIT #119; CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec     FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec     FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec     FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec     FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec     FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec     FEE            (1/2 INTEREST); CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec     FEE            (1/2 INTEREST); CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec     EASMT          WRIT #117; CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec     FEE
WINSLOW-Kennebec     FEE
WINSLOW-Kennebec     EASMT          20' R/W INCLUDING 7' ALONG SEBASTICOOK RIVER FOR SEWER PIPELINE
WINSLOW-Kennebec     EASMT          WRIT #116; CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec     FEE
WINSLOW-Kennebec     EASMT          CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec     FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec     FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3

________________________________________________________________________________
* Documents listed may include both Project                            31-Oct-97
  Real Property and Additional Assets Real
  Property that any be severed pursuant to
  Section 7.4(f) and Excluded Assets that
  will be severed pursuant to Section 2.2.

                                            Schedule 5.11(C) Page 18 of 133

----------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                       GRANTEE                       DATE                     BOOK      PAGE
----------------------------------------------------------------------------------------------------------------------------
FORT HALIFAX*
-------------
WINSLOW-Kennebec         DAY, DANIEL C.                FORT HALIFAX POWER CO.        JULY 6, 1908              737       330
WINSLOW-Kennebec         FULLER, SUSAN F.              CMP                           APRIL 22, 1915            738       108
WINSLOW-Kennebec         SMILEY, FRANK A., ET AL       CMP                           MARCH 1, 1911             738       109
WINSLOW-Kennebec         LANCASTER, FRED A. & SUSAN    CMP                           NOVEMBER 20, 1913         738       107
WINSLOW-Kennebec         BOWDEN, LEMUEL, ET AL         CMP                           MARCH 19, 1910            738       105
WINSLOW-Kennebec         JACKINS, WILLIAM B.           FORT HALIFAX POWER CO.        SEPTEMBER 18, 1909
WINSLOW-Kennebec         CROSBY, EDWARD S.             FORT HALIFAX POWER CO.        DECEMBER 2, 1907          738        95
WINSLOW-Kennebec         CROSBY, EDWARD S.             FORT HALIFAX POWER CO.        JUNE 3, 1905              484       325
WINSLOW-Kennebec         THOMAS, CHARLES H.            FORT HALIFAX POWER CO.        MARCH 31, 1908            738       104
WINSLOW-Kennebec         HODGES, STEPHEN               FORT HALIFAX POWER CO.        FEBRUARY 25, 1908         738       100
WINSLOW-Kennebec         HANSEN, OLE W.                FORT HALIFAX POWER CO.        JANUARY 6, 1908           738        98
WINSLOW-Kennebec         CAIN, CHARLES S.              CMP                           SEPTEMBER 26, 1910        738       106
WINSLOW-Kennebec         CMP                           PERNICE, CHARLES & JEANNE     DECEMBER 19, 1986
WINSLOW-Kennebec         FORTIER, FRED J.              CMP                           APRIL 14, 1913            529       473
WINSLOW-Kennebec         GETCHELL, COLBY               FORT HALIFAX POWER CO.        JULY 12, 1905             484       330
WINSLOW-Kennebec         GARLAND, FRANK S.             FORT HALIFAX POWER CO.        NOVEMBER 22, 1907         738        96
WINSLOW-Kennebec         LAUGHTON, ANNIE B.            FORT HALIFAX POWER CO.        AUGUST 31, 1907           484       326

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
FORT HALIFAX*
-------------
WINSLOW-Kennebec             W          FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec             W          FEE
WINSLOW-Kennebec             W          FEE
WINSLOW-Kennebec             W          FEE
WINSLOW-Kennebec             W          FEE
WINSLOW-Kennebec         MILL ACT       EASMT          WRIT #118;  CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec             W          FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec             W          FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec             W          FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec             W          FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec             W          FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec             W          FEE
WINSLOW-Kennebec             W          FEE            ACCESS AREA TO PROJECT
WINSLOW-Kennebec             Q          FEE
WINSLOW-Kennebec             W          FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec             W          FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec             W          FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 20 of 133

----------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                       GRANTEE                       DATE                     BOOK      PAGE
----------------------------------------------------------------------------------------------------------------------------
FORT HALIFAX*
-------------
WINSLOW-Kennebec         OSGOOD, ELIZABETH P.          CMP                           JANUARY 1, 1985          2899       95
WINSLOW-Kennebec         GETCHELL, ARTHUR A.           CMP                           OCTOBER 20, 1914          737      332
WINSLOW-Kennebec         LAUGHTON, ANNIE B., ET AL     FORT HALIFAX POWER CO.        AUGUST 31, 1907           484      326
WINSLOW-Kennebec         REYNOLDS, FOREST E.           FORT HALIFAX POWER CO.        DECEMBER 24, 1908         732      169
WINSLOW-Kennebec         ROBINSON, EMMA F.             CMP                           MAY 4, 1912               732      168
WINSLOW-Kennebec         GARLAND, FRANK S.             FORT HALIFAX POWER CO.        NOVEMBER 22, 1907         738       96
WINSLOW-Kennebec         SKILLIN, CARO T.              FORT HALIFAX POWER CO.        AUGUST 3, 1904            461      160
WINSLOW-Kennebec         WINSLOW, TOWN OF              CMP                           MARCH 12, 1910            503        9
WINSLOW-Kennebec         RARED COMPANY, INC.           CMP                           FEBRUARY 29, 1996        5099      295
WINSLOW-Kennebec         FERC                          CMP
WINSLOW-Kennebec         NPDES                         CMP
WINSLOW-Kennebec         DEP                           CMP
WINSLOW-Kennebec         FORT HALIFAX POWER COMPANY    CMP                           MARCH 16. 1910            503        3
WINSLOW-Kennebec         CMP                           RARED COMPANY, INC.           FEBRUARY 29, 1996        5099      297
WINSLOW-Kennebec         PERNICE, CHARLES & JEANNE     CMP                           DECEMBER 19, 1986        3847      112
WINSLOW-Kennebec         CMP                           WINSLOW, TOWN OF              NOVEMBER 7, 1977         2061      343

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
---------------------------------------------------------------------------------------------------------------------------------
FORT HALIFAX*
-------------
WINSLOW-Kennebec            W           FEE            ACCESS AREA TO PROJECT
WINSLOW-Kennebec            W           EASMT
WINSLOW-Kennebec            W           FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec            Q           FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec            Q           FEE            (1/4 INTEREST)
WINSLOW-Kennebec            W           FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec            W           FEE            CMP ACQUIRED FROM FORT HALIFAX POWER BY DEED OF 3/16/10, B503/P3
WINSLOW-Kennebec            W           FEE
WINSLOW-Kennebec           QCC          EASMT          ACCESS AREA TO PROJECT
WINSLOW-Kennebec          PERMIT                       FERC LICENSE #2552; APP. FILED NOVEMBER 21, 1991
WINSLOW-Kennebec          PERMIT                       NPDES APPL. FILED MARCH 18, 1992
WINSLOW-Kennebec          PERMIT                       DEP 401 CERTIFICATION #L-17551-C-N; EXPIRES WHEN NEW FERC LICENSE EXPIRES
WINSLOW-Kennebec            W           FEE & EASMT    LANDS, REAL ESTATE, WATER POWER & POWER RIGHTS & PRIVILEGES SITUATE IN
                                                       WINSLOW & BENTON WHICH WERE CONVEYED TO FT. HALIFAX POWER CO, BY LEWISTON,
                                                       AUGUSTA & WTVL STREET RAILWAY, 3/16/1910 AND DESCRIBED IN A MORTGAGE FROM
                                                       FT. HALIFAX POWER CO. TO THE TRUST CO. OF AMERICA, DATED 3/16/1910,
                                                       RECORDED 503/49
WINSLOW-Kennebec           QCC          FEE            ACCESS AREA TO PROJECT
WINSLOW-Kennebec            W           FEE            ACCESS AREA TO PROJECT
WINSLOW-Kennebec           IND          EASMT          SEWER EASEMENT

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 21 of 133

----------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR        GRANTEE                  DATE                     BOOK      PAGE
----------------------------------------------------------------------------------------------------------------------------
FORT HALIFAX*
-------------
WINSLOW-Kennebec         CMP            WINSLOW, TOWN OF         JANUARY 16, 1976

----------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
----------------------------------------------------------------------------------------------------------------------------
FORT HALIFAX*
-------------
WINSLOW-Kennebec         AGREEMENT      EASMT          SEWER EASEMENT

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 22 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY        GRANTOR            GRANTEE             DATE              BOOK      PAGE
-----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
This project has two dams located on the Androscoggin River.  The first dam is Gulf Island dam that can be reached off the
Switzerland Road in Lewiston.  The Deer Rips Dam can be reached by the North River Road in Auburn.  Flowage rights are located along the Androscoggin River in the towns of Livermore, Leeds, Turner, Greene, Auburn, and Lewiston.
AUBURN-            DILL, GEORGE W.    ANDROSCOGGIN        SEPTEMBER         260       434
Androscoggin                          ELECTRIC CO.        15, 1915
AUBURN-            ROLLINS,           CENTSEC             OCTOBER 22,       349       267
Androscoggin       ORISON F.                              1924
AUBURN-            GOULD, UNA N.      CENTSEC             JUNE 11, 1925     352       259
Androscoggin
AUBURN-            UNION WATER        LIBBY & DINGLEY     APRIL 3, 1902     191       638
Androscoggin       POWER CO.
AUBURN-            DILL, GEORGE W.    ANDROSCOGGIN        MAY 26, 1921      305       595
Androscoggin                          ELECTRIC CO.
AUBURN-            IRISH, CALVIN E.   CENTSEC             SEPTEMBER 4,      355       455
Androscoggin                                              1925
AUBURN-            NILES, ARTHUR W.   CENTSEC             AUGUST 5, 1925    352       532
Androscoggin
AUBURN-            ANDREWS,           ANDROSCOGGIN        DECEMBER 28,      257       461
Androscoggin       CHARLES, ET AL     ELECTRIC CO.        1914
AUBURN-            WILSON,            ANDROSCOGGIN        AUGUST 2, 1915    260       352
Androscoggin       CHARLES C.         ELECTRIC CO.
ELECTRIC CO.
AUBURN-            GROSS,             AMERICAN LIGHT &    SEPTEMBER         192       259
Androscoggin       EDWARD W.          POWER CO.           30, 1901
AUBURN-            KENNEDY, ANNIE     CENTSEC             FEBRUARY 7,       381       147
Androscoggin                                              1928
AUBURN-            DUPERE, SOPHIE     CMP                 APRIL 20, 1927    369       307
Androscoggin
AUBURN-            DUNHAM, HILDA L.   CENTSEC             MARCH 28, 1925    349       424
Androscoggin
AUBURN-            WATERMAN,          CENTSEC             MAY 28, 1925      352       188
Androscoggin       NETTIE E., ET AL
AUBURN-            JONES, JULIA R.    CENTSEC             MAY 28, 1925      352       186
Androscoggin

--------------------------------------------------------------------------------------------------
TOWN/COUNTY          DOCUMENT         INTEREST       NOTES
--------------------------------------------------------------------------------------------------
GULF ISLAND *
-------------
AUBURN-                 W             EASMT          CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY
Androscoggin                                         DEED OF 7/31/35, B450/P417
AUBURN-                 W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin                                         B389/P603 OR 6/14/26, B364/527
AUBURN-                 W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin                                         B389/P603 OR 6/14/26, B364/527
AUBURN-                IND            FEE            CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY
Androscoggin                                         DEED OF 7/31/35, B450/P417; INCLUDES STATION SITE,
                                                     DAM SITE & FLOWAGE - APPROX 9 PARCELS LOCATED
                                                     IN AUBURN & LEWISTON
AUBURN-                 W             FEE            CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY
Androscoggin                                         DEED OF 7/31/35, B450/P417
AUBURN-                 W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin                                         B389/P603 OR 6/14/26, B364/527
AUBURN-                 W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF
Androscoggin                                         3/6/29, B389/P603 OR 6/14/26, B364/527
AUBURN-                 W             EASMT          CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY
Androscoggin                                         DEED OF 7/31/35, B450/P417
AUBURN-                 Q             EASMT          CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY
Androscoggin                                         DEED OF 7/31/35, B450/P417
AUBURN-                 W             FEE
Androscoggin
AUBURN-                 W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin                                         B389/P603 OR 6/14/26, B364/527
AUBURN-                 W             FEE
Androscoggin
AUBURN-                 W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin                                         B389/P603 OR 6/14/26, B364/527
AUBURN-                 W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin                                         B389/P603 OR 6/14/26, B364/527
AUBURN-                 W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin                                         B389/P603 OR 6/14/26, B364/527

________________________________________________________________________________
* Documents listed may include both                                    31-Oct-97
  Project Real Property and Additional
  Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded
  Assets that will be severed pursuant to
  Section 2.2.
                                              Schedule 5.11 (C) Page 23 of 133

--------------------------------------------------------------------------------------------
TOWN/COUNTY        GRANTOR            GRANTEE             DATE              BOOK      PAGE
--------------------------------------------------------------------------------------------
GULF ISLAND*
------------
AUBURN-            UNION WATER        CMP                 DECEMBER 30,      344       618
Androscoggin       POWER CO.                              1924
AUBURN-            MOORE, FRANK       CENTSEC             MAY 15, 1925      352       122
Androscoggin       B.
AUBURN-            CMP                AUBURN, CITY OF     MAY 1, 1951
Androscoggin
AUBURN-            CMP                BLACKMORE,          MARCH 1, 1963
Androscoggin                          BENJAMIN E. &
                                      ALETHA L.
AUBURN-            CONANT, HENRY      CENTSEC             MAY 20, 1925      352       135
Androscoggin       F.
AUBURN-            FOGG, NORMAN       CENTSEC             APRIL 30, 1925    352        22
Androscoggin       L., ET AL
AUBURN-            DUPERE,            CMP                 MAY 18, 1951      654       247
Androscoggin       LOUISE R.
AUBURN-            FOGG, MERTON       CENTSEC             MARCH 26, 1926    361       288
Androscoggin       A., ET AL
AUBURN-            WATERMAN, IRA      CENTSEC             JUNE 11, 1925     352       299
Androscoggin       H.
AUBURN-            LITCHFIELD,        CENTSEC             JUNE 29, 1926     358       137
Androscoggin       CHARLES A., ET
                   AL
AUBURN-            WATERMAN,          CENTSEC             AUGUST 31,        361        27
Androscoggin       CHARLES E., ET                         1925
                   AL
AUBURN-            UNION WATER        CMP                 DECEMBER 30,      344       618
Androscoggin       POWER CO.                              1924
AUBURN-            KNAPP, FRED E.     CENTSEC             MAY 7, 1925       352        74
Androscoggin
AUBURN-            CONANT,            CENTSEC             JUNE 23, 1925     352       347
Androscoggin       FREDERICK L.,
                   ET AL
AUBURN-            UNION WATER        LIBBY & DINGLEY     APRIL 3, 1902     191       638
Androscoggin       POWER CO.

--------------------------------------------------------------------------------------------------
TOWN/COUNTY          DOCUMENT         INTEREST       NOTES
--------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
AUBURN-              IND              FEE            ABOUT 27 PARCELS FOR FLOWAGE RIGHTS -
Androscoggin                                         INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER,
                                                     GREENE & LEEDS
AUBURN-               W               FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin                                         B389/P603 OR 6/14/26, B364/527
AUBURN-            IND/LEASE                         AUBURN FIRE DEPT, DRILL GROUNDS
Androscoggin
AUBURN-            IND/LEASE                         AGRICULTURAL LOT FOR PRIVATE USE
Androscoggin
AUBURN-               W               FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin                                         B389/P603 OR 6/14/26, B364/527
AUBURN-               W               FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin                                         B389/P603 OR 6/14/26, B364/527
AUBURN-               W               FEE
Androscoggin
AUBURN-               W               FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin                                         B389/P603 OR 6/14/26, B364/527
AUBURN-               Q               FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin                                         B389/P603 OR 6/14/26, B364/527
AUBURN-               T               FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin                                         B389/P603 OR 6/14/26, B364/527
AUBURN-               W               FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
                                                     B389/P603 OR 6/14/26, B364/527
Androscoggin
AUBURN-              IND              FEE            ABOUT 27 PARCELS FOR FLOWAGE RIGHTS -
Androscoggin                                         INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER,
                                                     GREENE & LEEDS
AUBURN-               W               FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin                                         B389/P603 OR 6/14/26, B364/527
AUBURN-               W               FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin                                         B389/P603 OR 6/14/26, B364/527
AUBURN-              IND              FEE            CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY DEED OF 7/31/35,
Androscoggin                                         B450/P417; INCLUDES STATION SITE,
                                                     DAM SITE & FLOWAGE - APPROX 9 PARCELS LOCATED
                                                     IN AUBURN & LEWISTON

_______________________________________________________________________________
* Documents listed may include both                                   31-Oct-97
  Project Real Property and Additional
  Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded
  Assets that will be severed pursuant to
  Section 2.2.

                                           Schedule 5.11 (C) Page 24 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR             GRANTEE             DATE                BOOK     PAGE     DOCUMENT            INTEREST
-----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
AUBURN-             CENTSEC             CMP                 MARCH 6, 1929       389      603            W             FEE
Androscoggin
AUBURN-             COBURN, JOHN,       W.S. LIBBEY &       SEPTEMBER           162      505            Q             FEE
Androscoggin        JR.                 HENRY M. DINGLEY    25, 1895
AUBURN-             UNION WATER         LIBBY & DINGLEY     APRIL 3, 1902       191      638           IND            FEE
Androscoggin        POWER CO.
AUBURN-             UNION WATER         LIBBY & DINGLEY     APRIL 3, 1902       191      638           IND            FEE
Androscoggin        POWER CO.
AUBURN-             LIBBY &             ANDROSCOGGIN        OCTOBER 26,         257      250            Q             FEE
Androscoggin        DINGLEY CO.         ELECTRIC CO.        1914
AUBURN-             PETTENGILL,         CENTSEC             JUNE 1, 1925        352      192            W             FEE
Androscoggin        LAWRENCE C.
AUBURN-             KNAPP, FANNIE       CENTSEC             JUNE 30, 1925       335      496            Q             FEE
Androscoggin        E., ET AL
AUBURN-             CENTSEC             CMP                 JUNE 14, 1926       364      527            W             FEE
Androscoggin
AUBURN-             ATWOOD,             CENTSEC             APRIL 19, 1925      335      432            Q             FEE
Androscoggin        TASCUS
AUBURN-             GURNEY,             CENTSEC             APRIL 30, 1925      352        9            W             FEE
Androscoggin        BLANCHE M.
AUBURN-             ANDROSCOGGIN        CMP                 JULY 31, 1935       450      417           QCC            FEE
Androscoggin        ELECTRIC
AUBURN-             CMP                 IRISH, CALVIN E.    NOVEMBER 15,                                Q             FEE
Androscoggin                                                1961
GREENE-             UNION WATER         CMP                 DECEMBER 30,        344      618           IND            FEE &
Androscoggin        POWER CO.                               1924                                                      EASMT
GREENE-             UNION WATER         CMP                 DECEMBER 30,        344      618           IND            FEE &
Androscoggin        POWER CO.                               1924                                                      EASMT
GREEN-              GONDYCK,            CENTSEC             DECEMBER 9,         354      486            W             FEE
Androscoggin        JOSEPH, ET AL                           1925

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         NOTES
---------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
AUBURN-
Androscoggin
AUBURN-
Androscoggin
AUBURN-             CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY
Androscoggin        DEED OF 7/31/35, B450/P417; INCLUDES STATION SITE,
                    DAM SITE & FLOWAGE - APPROX 9 PARCELS LOCATED
                    IN AUBURN & LEWISTON
AUBURN-             CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY
Androscoggin        DEED OF 7/31/35, B450/P417; INCLUDES STATION SITE,
                    DAM SITE & FLOWAGE - APPROX 9 PARCELS LOCATED
                    IN AUBURN & LEWISTON
AUBURN-             BRADBURY SHORE; CMP ACQUIRED FROM
Androscoggin        ANDROSCOGGIN ELECTRIC BY DEED OF 7/31/35,
                    B450/P417
AUBURN-             CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin        B389/P603 or 6/14/28, B364/527
AUBURN-             RELEASE OF INTEREST IN CEMETERY
Androscoggin
AUBURN-             CORRECTIVE DEED TO BK 364, PG 160; INCLUDES
Androscoggin        PARCELS, RIPARIAN & FLOWAGE RIGHTS; ALSO GULF
                    ISLAND & SHEEP ISLAND
AUBURN-
Androscoggin
AUBURN-             CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin        B389/P603 or 6/14/28, B364/527
AUBURN-             CORPORATE EXPANSION DEED
Androscoggin
AUBURN-             FLOWAGE RIGHTS RETAINED
Androscoggin
GREENE-             ABOUT 27 PARCELS FOR FLOWAGE RIGHTS -
Androscoggin        INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER.
                    GREENE & LEEDS
GREENE-             ABOUT 27 PARCELS FOR FLOWAGE RIGHTS -
Androscoggin        INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER.
                    GREENE & LEEDS
GREENE-             CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin        B389/P603 or 6/14/28, B364/527

_______________________________________________________________________________
*    Documents listed may include both                                31-Oct-97
     Project Real Property and Additional
     Assets Real Property that may be
     severed pursuant to Section 7.4(f)
     and Excluded Assets that will be
     severed pursuant to Section 2.2.

                                            Schedule 5.11(C) Page 25 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR             GRANTEE     DATE                BOOK         PAGE     DOCUMENT     INTEREST
-----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------

GREENE-             CENTSEC             CMP         JUNE 14, 1926        364         527       W           FEE
Androscoggin
GREENE-             UNION WATER         CMP         DECEMBER 30,         344         618     IND           FEE &
Androscoggin        POWER CO.                       1924                                                   EASMT
GREENE-             UNION WATER         CMP         DECEMBER 30,         344         618     IND           FEE &
Androscoggin        POWER CO.                       1924                                                   EASMT
GREENE-             UNION WATER         CMP         DECEMBER 30,         344         618     IND           FEE &
Androscoggin        POWER CO.                       1924                                                   EASMT
GREENE-             UNION WATER         CMP         DECEMBER 30,         344         618     IND           FEE &
Androscoggin        POWER CO.                       1924                                                   EASMT
GREENE-             UNION WATER         CMP         DECEMBER 30,         344         618     IND           FEE &
Androscoggin        POWER CO.                       1924                                                   EASMT
GREENE-             UNION WATER         CMP         DECEMBER 30,         344         618     IND           FEE &
Androscoggin        POWER CO.                       1924                                                   EASMT
GREENE-             UNION WATER         CMP         DECEMBER 30,         344         618     IND           FEE &
Androscoggin        POWER CO.                       1924                                                   EASMT
GREENE-             UNION WATER         CMP         DECEMBER 30,         344         618     IND           FEE &
Androscoggin        POWER CO.                       1924                                                   EASMT
GREENE-             UNION WATER         CMP         DECEMBER 30,         344         618     IND           FEE &
Androscoggin        POWER CO.                       1924                                                   EASMT
GREENE-             ROSE, ERNEST        CENTSEC     OCTOBER 15,          365         422      W            FEE
Androscoggin        A                               1926
GREENE-             UNION WATER         CMP         DECEMBER 30,         344         618     IND           FEE &
Androscoggin        POWER CO.                       1924                                                   EASMT
GREENE-             RAM ISLAND          CMP         JUNE 1, 1937         474         301      Q            FEE
Androscoggin        POWER
                    COMPANY

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         NOTES
-----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
GREENE-             CORRECTIVE DEED TO BK 364, PG 160; INCLUDES
Androscoggin        PARCELS, RIPARIAN & FLOWAGE RIGHTS; ALSO GULF
                    ISLAND & SHEEP ISLAND
GREENE-             ABOUT 27 PARCELS FOR FLOWAGE RIGHTS -
Androscoggin        INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER,
                    GREENE & LEEDS
GREENE-             ABOUT 27 PARCELS FOR FLOWAGE RIGHTS -
Androscoggin        INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER,
                    GREENE & LEEDS
GREENE-             ABOUT 27 PARCELS FOR FLOWAGE RIGHTS -
Androscoggin        INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER,
                    GREENE & LEEDS
GREENE-             ABOUT 27 PARCELS FOR FLOWAGE RIGHTS -
Androscoggin        INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER,
                    GREENE & LEEDS
GREENE-             ABOUT 27 PARCELS FOR FLOWAGE RIGHTS -
Androscoggin        INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER,
                    GREENE & LEEDS
GREENE-             ABOUT 27 PARCELS FOR FLOWAGE RIGHTS -
Androscoggin        INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER,
                    GREENE & LEEDS
GREENE-             ABOUT 27 PARCELS FOR FLOWAGE RIGHTS -
Androscoggin        INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER,
                    GREENE & LEEDS
GREENE-             ABOUT 27 PARCELS FOR FLOWAGE RIGHTS -
Androscoggin        INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER,
                    GREENE & LEEDS
GREENE-             ABOUT 27 PARCELS FOR FLOWAGE RIGHTS -
Androscoggin        INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER,
                    GREENE & LEEDS
GREENE-             CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin        B389/P603 OR 6/14/28, B364/527
GREENE-             ABOUT 27 PARCELS FOR FLOWAGE RIGHTS -
Androscoggin        INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER,
                    GREENE & LEEDS
GREENE-             APPROX 47 PARCELS LOCATED IN TURNER,
Androscoggin        LIVERMORE, LEEDS & GREENE

_______________________________________________________________________________
*    Documents listed may include both                                31-Oct-97
     Project Real Property and Additional
     Assets Real Property that may be
     severed pursuant to Section 7.4(f)
     and Excluded Assets that will be
     severed pursuant to Section 2.2.

                                           Schedule 5.11(C) Page 26 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY             GRANTOR                      GRANTEE                                DATE                  BOOK      PAGE
------------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
GREENE-Androscoggin     LIBBY, ALBERT V.             CENTSEC                                DECEMBER 5, 1925       354      473
GREENE-Androscoggin     CMP                          GULF ISLAND POND OXYGENATION PROJECT   OCTOBER 11, 1991
GREENE-Androscoggin     RAM ISLAND POWER COMPANY     CMP                                    JUNE 1, 1937           474      304
GREENE-Androscoggin     CMP                          BATES COLLEGE                          NOVEMBER 6, 1987
GREENE-Androscoggin     LIBBY, ALBERT V.             CENTSEC                                DECEMBER 5, 1925       284      322
GREENE-Androscoggin     BUCKLEY, GUY G.              CENTSEC                                JANUARY 12, 1928       381      143
GREENE-Androscoggin     LAMONTAGNE, EDWARD           CENTSEC                                AUGUST 11, 1925        352      540
GREENE-Androscoggin     UNION WATER POWER CO.        CMP                                    DECEMBER 30, 1924      344      618
GREENE-Androscoggin     ROSE, FANNIE M.              CENTSEC                                JULY 29, 1925          352      498
GREENE-Androscoggin     JORDAN, HERBERT L.           CENTSEC                                DECEMBER 2, 1925       354      472
GREENE-Androscoggin     GILBERT, C. I., ET AL        CMP                                    OCTOBER 23, 1929       834      183
GREENE-Androscoggin     GILBERT, CECIL A., ET AL     CMP                                    JANUARY 22, 1938       488      140
GREENE-Androscoggin     GREENLEAF, GEORGE F.         CENTSEC                                JULY 22, 1925          352      429
GREENE-Androscoggin     SYLVESTER, STEPHEN R.        CENTSEC                                JULY 22, 1925          352      430
GREENE-Androscoggin     MOWER, EDWARD A.             CENTSEC                                AUGUST 18, 1925        352      568
GREENE-Androscoggin     CYR, FRED, ET AL             CENTSEC                                OCTOBER 29, 1925       354      295

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                     DOCUMENT         INTEREST       NOTES
------------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
GREENE-Androscoggin                W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                                B364/527
GREENE-Androscoggin             IND/LEASE                       30' ROW FOR PIPELINE & DIFFUSER
GREENE-Androscoggin                Q             EASMT          RELEASES COVENANT OF MAINE PULP & PAPER CO RE DAM CREST ELEVATION
                                                                ON ANDROS. RIVER
GREENE-Androscoggin             LICENSE                         ACCESS TO ANDROSCOGGIN RIVER & TEMPORARY DOCKING
GREENE-Androscoggin                GD            FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                                B364/527; GUARDIAN FOR JULIA A. LIBBY
GREENE-Androscoggin                W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                                B364/527
GREENE-Androscoggin                W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                                B364/527
GREENE-Androscoggin               IND            FEE & EASMT    ABOUT 27 PARCELS FOR FLOWAGE RIGHTS - INCLUDES PARCELS IN AUBURN,
                                                                LEWISTON, TURNER, GREENE & LEEDS
GREENE-Androscoggin                W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                                B364/527
GREENE-Androscoggin                W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                                B364/527
GREENE-Androscoggin                W             EASMT          RECORDED RECEIPT
GREENE-Androscoggin                W             EASMT          RECORDED RECEIPT
GREENE-Androscoggin                W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                                B364/527
GREENE-Androscoggin                W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                                B364/527
GREENE-Androscoggin                W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                                B364/527
GREENE-Androscoggin                W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                                B364/527

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                            Schedule 5.11(C) Page 27 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY             GRANTOR                      GRANTEE                                DATE                  BOOK      PAGE
------------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
GREENE-Androscoggin     GIRARDIN, ADELINA            CENTSEC                                DECEMBER 27, 1924      352      265
GREENE-Androscoggin     RACKLEY, BENJAMIN P.         CENTSEC                                AUGUST 21, 1925        350      668
GREENE-Androscoggin     FOGG, DENNISON A.            CENTSEC                                AUGUST 6, 1925         352      520
GREENE-Androscoggin     FIELD, ANNIE M.              CENTSEC                                AUGUST 14, 1925        352      559
GREENE-Androscoggin     GORMAN, ELMER A.             CENTSEC                                JULY 24, 1925          352      456
GREENE-Androscoggin     FOSS, JENNIE A.              CENTSEC                                AUGUST 12, 1925        354       39
GREENE-Androscoggin     ROSE, WALTER E.              CENTSEC                                SEPTEMBER 4, 1925      354       50
GREENE-Androscoggin     DRAPEAU, MARY                CENTSEC                                AUGUST 11, 1926        365      168
GREENE-Androscoggin     FOGG, LUCRETIA W., ET AL     CENTSEC                                AUGUST 14, 1926        358      198
GREENE-Androscoggin     CMP                          PERKINS, JOHN R.                       OCTOBER 31, 1962
GREENE-Androscoggin     CMP                          WALKER, CHARLES                        MARCH 9, 1943
GREENE-Androscoggin     CENTSEC                      DRAPEAU, MARY                          NOVEMBER 30, 1925      475      385
GREENE-Androscoggin     UNION WATER POWER CO.        LONG, KENNETH E., ET AL                FEBRUARY 12, 1985     1809       48
GREENE-Androscoggin     CMP                          BLAIS, RICHARD                         FEBRUARY 19, 1985
GREENE-Androscoggin     CMP                          ROSE, FANNIE M.                        OCTOBER 31, 1944
GREENE-Androscoggin     CMP                          MICHAUD, EMILE & SMITH, KENNETH        SEPTEMBER 11, 1950
GREENE-Androscoggin     CMP                          BURNHAM, JACK & FLORA                  OCTOBER 31, 1944

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                    DOCUMENT         INTEREST       NOTES
------------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
GREENE-Androscoggin               W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                               B364/527
GREENE-Androscoggin               W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                               B364/527
GREENE-Androscoggin               W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                               B364/527
GREENE-Androscoggin               W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                               B364/527
GREENE-Androscoggin               W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                               B364/527
GREENE-Androscoggin               W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                               B364/527
GREENE-Androscoggin               W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                               B364/527
GREENE-Androscoggin               W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                               B364/527
GREENE-Androscoggin               Q             EASMT          CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                               B364/527
GREENE-Androscoggin               Q             FEE            FLOWAGE RIGHTS RETAINED
GREENE-Androscoggin               Q             FEE            FLOWAGE RIGHTS RETAINED
GREENE-Androscoggin               W             FEE
GREENE-Androscoggin            RELEASE                         CONVEYED TO MAINE PULP & PAPER CO, 12/17/1898, 178/507; UWP CO. IS
                                                               SUCCESSOR TO MAINE PUBLP & PAPER
GREENE-Androscoggin               Q             FEE            SALE OF TWO ROD WIDE R.O.W.
GREENE-Androscoggin               Q             FEE            FLOWAGE RIGHTS RETAINED
GREENE-Androscoggin               Q             FEE            FLOWAGE RIGHTS RETAINED
GREENE-Androscoggin               Q             FEE            FLOWAGE RIGHTS RETAINED

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 28 of 133

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                       GRANTEE                  DATE                     BOOK      PAGE
----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
-----------
GREENE-Androscoggin      CMP                           ADDISON, ANNA S.         NOVEMBER 15, 1961
LEEDS-Androscoggin       PULSIFER, MAIDEE P.           CMP                      NOVEMBER 13, 1940         512       578
LEEDS-Androscoggin       PRATT, ANNIE E.               CENTSEC                  DECEMBER 18, 1925         354       519
LEEDS-Androscoggin       ROSE, LEROY P.                CENTSEC                  JANUARY 12, 1928          381        64
LEEDS-Androscoggin       CLARK, NETTIE M.              CENTSEC                  JANUARY 18, 1928          381        65
LEEDS-Androscoggin       CLARK, NETTIE M.              CENTSEC                  JANUARY 18, 1928          381        65
LEEDS-Androscoggin       GAGNE, HENRY                  CMP                      DECEMBER 15, 1937         483       431
LEEDS-Androscoggin       SAFFORD, VICTOR L.            CENTSEC                  OCTOBER 25, 1930          408       213
LEEDS-Androscoggin       SAFFORD, VICTOR L.            CMP                      NOVEMBER 23, 1929         397       375
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY      CMP                      JUNE 1, 1937              474       301
LEEDS-Androscoggin       ROSE, ETTA P.                 CENTSEC                  DECEMBER 19, 1925         354       518
LEEDS-Androscoggin       THOMAS, ALTON L.              CENTSEC                  OCTOBER 28, 1930          407       411
LEEDS-Androscoggin       THOMAS, ALTON L.              CENTSEC                  OCTOBER 28, 1930          407       411
LEEDS-Androscoggin       THOMAS, ALTON L.              CENTSEC                  OCTOBER 28, 1930          407       411
LEEDS-Androscoggin       BUCKLEY, GUY G.               CENTSEC                  JANUARY 12, 1928          381       144
LEEDS-Androscoggin       DEANE, ALICE M., ET AL        CMP                      OCTOBER 25, 1940          512       522
LEEDS-Androscoggin       DEANE, ALICE M., ET AL        CMP                      OCTOBER 25, 1940          512       522
LEEDS-Androscoggin       BUTLER, WALDO L.              CENTSEC                  JANUARY 18, 1927          381        68

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
GREENE-Androscoggin         Q           FEE            PORTION OF PARCELS 19, 21 & 23; FLOWAGE RIGHTS RETAINED
LEEDS-Androscoggin          W           EASMT
LEEDS-Androscoggin          W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin          W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin          W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin          W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin          W           FEE
LEEDS-Androscoggin          W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin          W           EASMT
LEEDS-Androscoggin          Q           FEE & EASMT    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin          W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin          W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin          W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin          W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin          W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin          W           EASMT
LEEDS-Androscoggin          W           EASMT
LEEDS-Androscoggin          W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                            Schedule 5.11(C) Page 29 of 133

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                       GRANTEE                  DATE                     BOOK      PAGE
----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LEEDS-Androscoggin       DEANE, ALICE M., ET AL        CMP                      OCTOBER 25, 1940          512       522
LEEDS-Androscoggin       BUCKLEY, GUY G.               CENTSEC                  JANUARY 17, 1928          381       143
LEEDS-Androscoggin       MCNEAR, CLARA R.              CMP                      JANUARY 1, 1938           483       506
LEEDS-Androscoggin       MORRIS, FOREST L.             CENTSEC                  DECEMBER 4, 1925          354       471
LEEDS-Androscoggin       HOWARD, W. E., ET AL          CENTSEC                  JANUARY 27, 1926          361        43
LEEDS-Androscoggin       LANE, ISSACHAR                CENTSEC                  DECEMBER 4, 1925          354       470
LEEDS-Androscoggin       HERRICK, FRANK H.             CENTSEC                  DECEMBER 4, 1925          354       469
LEEDS-Androscoggin       LINCOLN, HERBERT W., ET AL    CENTSEC                  JANUARY 25, 1928          377       517
LEEDS-Androscoggin       HERBERT W. LINCOLN, ET AL     CENTSEC                  JANUARY 25, 1928          377       517
LEEDS-Androscoggin       THOMAS, ALTON L.              CENTSEC                  OCTOBER 28, 1930          407       411
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY      CMP                      JUNE 1, 1937              474       301
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY      CMP                      JUNE 1, 1937              474       301
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY      CMP                      JUNE 1, 1937              474       301
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY      CMP                      JUNE 1, 1937              474       301
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY      CMP                      JUNE 1, 1937              474       301

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LEEDS-Androscoggin         W            EASMT
LEEDS-Androscoggin         W            FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin         W            FEE
LEEDS-Androscoggin         W            FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin         W            FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin         W            FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin         W            FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin         W            FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin         W            FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin         W            FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin         Q            FEE & EASMT    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin         Q            FEE & EASMT    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin         Q            FEE & EASMT    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin         Q            FEE & EASMT    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin         Q            FEE & EASMT    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                              Schedule 5.11(C) Page 30 of 133

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                      GRANTEE        DATE               BOOK      PAGE     DOCUMENT    INTEREST
---------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LEEDS-Androscoggin       CENTSEC                      CMP            JUNE 14, 1926       346       527        W        FEE
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY     CMP            JUNE 1, 1937        474       301        Q        FEE & EASMT
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY     CMP            JUNE 1, 1937        474       301        Q        FEE & EASMT
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY     CMP            JUNE 1, 1937        474       301        Q        FEE & EASMT
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY     CMP            JUNE 1, 1937        474       301        Q        FEE & EASMT
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY     CMP            JUNE 1, 1937        474       301        Q        FEE & EASMT
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY     CMP            JUNE 1, 1937        474       301        Q        FEE & EASMT
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY     CMP            JUNE 1, 1937        474       301        Q        FEE & EASMT
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY     CMP            JUNE 1, 1937        474       301        Q        FEE & EASMT
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY     CENTSEC        JANUARY 25, 1928    377       517        W        FEE
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY     CENTSEC        DECEMBER 2, 1925    354       472        W        FEE
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY     CMP            NOVEMBER 9, 1929    397       376        W        EASMT
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY     CMP            OCTOBER 4, 1937     475       600        W        FEE
LEEDS-Androscoggin       RAM ISLAND POWER COMPANY     CMP            NOVEMBER 2, 1929    395       395        W        EASMT

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              NOTES
---------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LEEDS-Androscoggin       CORRECTIVE DEED TO BK 364, PG 160 INCLUDES PARCELS,
                         RIPARIAN & FLOWAGE RIGHTS; ALSO GULF ISLAND & SHEEP ISLAND
LEEDS-Androscoggin       APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin       APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin       APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin       APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin       APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin       APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin       APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin       APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin       CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin       CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEEDS-Androscoggin       1/2 INTEREST
LEEDS-Androscoggin       1/2 INTEREST
LEEDS-Androscoggin

________________________________________________________________________________
* Documents listed may include both                                    31-Oct-97
  Project Real Property and Additional
  Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded
  Assets that will be severed pursuant to
  Section 2.2.

                                              Schedule 5.11(C)Page 31 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           GRANTOR                       GRANTEE             DATE                BOOK      PAGE    DOCUMENT  INTEREST
-----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LEEDS-Androscoggin    GILMORE,WINFIELD S.           CMP                 OCTOBER 8, 1937      464         1        W     FEE
LEEDS-Androscoggin    HEWINS, FLORA G.              CMP                 DECEMBER 30, 1938    492       627        W     EASMT
LEEDS-Androscoggin    UNION WATER POWER CO.         CMP                 DECEMBER 31, 1924    344       618        Q     FEE
LEEDS-Androscoggin    RAM ISLAND POWER COMPANY      CMP                 JUNE 1, 1937         474       301        Q     FEE & EASMT
LEEDS-Androscoggin    RAM ISLAND POWER COMPANY      CMP                 JUNE 1, 1937         474       404        Q     FEE & EASMT

LEEDS-Androscoggin    PRATT, ANNIE                  CMP                 DECEMBER 9, 1937     483       301        W     FEE
LEEDS-Androscoggin    RAM ISLAND POWER COMPANY      CMP                 JUNE 1, 1937         474       404        Q     FEE & EASMT

LEEDS-Androscoggin    CENTSEC                       CMP                 JULY 31, 1935        450       384        Q     FEE
LEEDS-Androscoggin    CENTSEC                       CMP                 MARCH 6, 1929        389       603        W     FEE
LEEDS-Androscoggin    RAM ISLAND POWER COMPANY      CMP                 JUNE 1, 1937         474       301        Q     FEE & EASMT

LEEDS-Androscoggin    CMP                           MITCHELL,           JUNE 10, 1957                             Q     FEE
                                                    SHERMAN &
                                                    MORRIS, ROGER
LEEDS-Androscoggin    CMP                           MERRILL, CLIFTON L  MARCH 13, 1961                            Q     FEE
LEEDS-Androscoggin    CMP                           PRESTON             OCTOBER 1, 1963                           Q     FEE
                                                    HOWARD & MARY
LEEDS-Androscoggin    CMP                           MORRIS, ROGER       JULY 18, 1968                            QQC    FEE
LEEDS-Androscoggin    CMP                           ADDISON, ROBERT     JULY 1, 1958                              Q     FEE
                                                    & ANNA
LEEDS-Androscoggin    CMP                           ALDEN, MARTIN &     JUNE 12, 1947                             Q     FEE
                                                    RUTH

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              NOTES
---------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LEEDS-Androscoggin
LEEDS-Androscoggin
LEEDS-Androscoggin       ABOUT 27 PARCELS FOR FLOWAGE RIGHTS - INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER, GREEN & LEEDS
LEEDS-Androscoggin       APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin       APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin
LEEDS-Androscoggin       APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin       INCLUDES JENNINGS ISLAND
LEEDS-Androscoggin
LEEDS-Androscoggin       APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LEEDS-Androscoggin       FLOWAGE RIGHTS RETAINED


LEEDS-Androscoggin       FLOWAGE RIGHTS RETAINED
LEEDS-Androscoggin       FLOWAGE RIGHTS RETAINED

LEEDS-Androscoggin       FLOWAGE RIGHTS WERE NOT RETAINED
LEEDS-Androscoggin       FLOWAGE RIGHTS RETAINED

LEEDS-Androscoggin       FLOWAGE RIGHTS RETAINED

________________________________________________________________________________
* Documents listed may include both                                    31-Oct-97
  Project Real Property and Additional
  Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded
  Assets that will be severed pursuant to
  Section 2.2.
                                                Schedule 5.11(C) Page 32 of 133

--------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                       GRANTEE                            DATE                     BOOK     PAGE
--------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LEEDS-Androscoggin       CMP                           DEANE, PHILLIPS                    SEPTEMBER 29, 1936
LEEDS-Androscoggin       CMP                           MORRIS, ROGER                      JULY 18, 1968
LEEDS-Androscoggin       CMP                           J. G. DEERING & SON                JANUARY 24, 1957
LEEDS-Androscoggin       CMP                           ISAACSON, ELI A.                   MARCH 15, 1955
LEEDS-Androscoggin       CMP                           SACO VALLEY TIMBER CO.             FEBRUARY 15, 1961
LEEDS-Androscoggin       CMP                           KAHERL, MARY BROWN                 NOVEMBER 21, 1960
LEEDS-Androscoggin       CMP                           KAHERL, GEORGE W.                  AUGUST 2, 1945
LEEDS-Androscoggin       CMP                           SMITH, RAYMOND & ALLEN, CHARLES    MAY 10, 1938
LEWISTON-Androscoggin    AUSTIN, ORRIN                 LIBBY & DINGLEY                    OCTOBER 14, 1895          166       12
LEWISTON-Androscoggin    LIBBEY, ALLA A., ET AL        ANDROSCOGGIN ELECTRIC CO.          MARCH 29, 1929            294      389
LEWISTON-Androscoggin    COBURN, JOHN, JR.             LIBBY & DINGLEY                    SEPTEMBER 28, 1895        154      548
LEWISTON-Androscoggin    COBURN, JOHN, JR.             LIBBY & DINGLEY                    NOVEMBER 4, 1895          166        4
LEWISTON-Androscoggin    NEHRHOOD, SARAH, ET AL        LIBBY & DINGLEY                    OCTOBER 14, 1895          166       29
LEWISTON-Androscoggin    UNION WATER POWER CO.         LIBBY & DINGLEY                    APRIL 3, 1902             191      638

--------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
--------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LEEDS-Androscoggin          Q           FEE            FLOWAGE RIGHTS RETAINED
LEEDS-Androscoggin          Q           FEE            PORTION OF PROPERTY.
LEEDS-Androscoggin          Q           FEE            FLOWAGE RIGHTS RETAINED
LEEDS-Androscoggin          Q           FEE            FLOWAGE RIGHTS RETAINED
LEEDS-Androscoggin          Q           FEE            FLOWAGE RIGHTS RETAINED
LEEDS-Androscoggin          Q           FEE            FLOWAGE RIGHTS RETAINED
LEEDS-Androscoggin          Q           FEE            FLOWAGE RIGHTS RETAINED
LEEDS-Androscoggin          Q           FEE            FLOWAGE RIGHTS RETAINED
LEWISTON-Androscoggin       Q           FEE            CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY DEED OF 7/31/35, B450/P417;
                                                       INCLUDES STATION SITE, DAM SITE & FLOWAGE - APPROX 9 PARCELS LOCATED IN
                                                       AUBURN & LEWISTON
LEWISTON-Androscoggin       T           FEE            CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY DEED OF 7/31/35, B450/P417;
                                                       INCLUDES STATION SITE, DAM SITE & FLOWAGE - APPROX 9 PARCELS LOCATED IN
                                                       AUBURN & LEWISTON
LEWISTON-Androscoggin       Q           FEE            CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY DEED OF 7/31/35, B450/P417;
                                                       INCLUDES STATION SITE, DAM SITE & FLOWAGE - APPROX 9 PARCELS LOCATED IN
                                                       AUBURN & LEWISTON
LEWISTON-Androscoggin       Q           FEE            CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY DEED OF 7/31/35, B450/P417;
                                                       INCLUDES STATION SITE, DAM SITE & FLOWAGE - APPROX 9 PARCELS LOCATED IN
                                                       AUBURN & LEWISTON
LEWISTON-Androscoggin       Q           FEE            CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY DEED OF 7/31/35, B450/P417;
                                                       INCLUDES STATION SITE, DAM SITE & FLOWAGE - APPROX 9 PARCELS LOCATED IN
                                                       AUBURN & LEWISTON
LEWISTON-Androscoggin      IND          FEE            INCLUDES STATION SITE, DAM SITE & FLOWAGE - APPROX 9 PARCELS LOCATED IN
                                                       AUBURN & LEWISTON

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 33 of 133

-------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                                 GRANTEE                       DATE                BOOK   PAGE
-------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LEWISTON-Androscoggin    UNION WATER POWER CO.                   LIBBY & DINGLEY               APRIL 3, 1902        191    638
LEWISTON-Androscoggin    THERRIEN, HILLAIRE                      CENTSEC                       OCTOBER 22, 1927     375    416
LEWISTON-Androscoggin    CENTSEC                                 CMP                           MARCH 6, 1929        389    603
LEWISTON-Androscoggin    PROVOST, MARIE JOSEPHINE                CENTSEC                       MAY 21, 1928         379    300
LEWISTON-Androscoggin    PROVOST, SIMONE, ET AL                  CMP                           NOVEMBER 14, 1929    409      2
LEWISTON-Androscoggin    CENTSEC                                 CMP                           JUNE 14, 1926        364    527
LEWISTON-Androscoggin    WISEMAN, ANNE T.                        CMP                           AUGUST 17, 1960      834     37
LEWISTON-Androscoggin    MORROW, ANNIE, ET AL                    LIBBY & DINGLEY               OCTOBER 14, 1895     167    138
LEWISTON-Androscoggin    TAYLOR, AUGUSTA M.                      CMP                           MARCH 4, 1927        369    101
LEWISTON-Androscoggin    LEWISTON & AUBURN ELECTRIC LIGHT CO.    ANDROSCOGGIN ELECTRIC CO.     OCTOBER 26, 1914     257    246
LEWISTON-Androscoggin    UNION WATER POWER CO.                   CMP                           DECEMBER 30, 1924    344    618
LEWISTON-Androscoggin    FOGG, ALMON W.                          CENTSEC                       OCTOBER 14, 1926     365    390
LEWISTON-Androscoggin    LITCHFIELD, CHARLES A., ET AL           CENTSEC                       JUNE 29, 1926        358    137
LEWISTON-Androscoggin    PATRY, JOSEPH T.                        CENTSEC                       JULY 30, 1926        284    344
LEWISTON-Androscoggin    UNION WATER POWER CO.                   LIBBY & DINGLEY               APRIL 3, 1902        191    638

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LEWISTON-Androscoggin    IND            FEE            INCLUDES STATION SITE, DAM SITE & FLOWAGE - APPROX 9 PARCELS LOCATED IN
                                                       AUBURN & LEWISTON
LEWISTON-Androscoggin     W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEWISTON-Androscoggin     W             FEE            CORPORATE EXPANSION DEED
LEWISTON-Androscoggin     W             FEE            1/3 PART; CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                       B364/527
LEWISTON-Androscoggin     Q             FEE            1/3 PART; CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                       B364/527
LEWISTON-Androscoggin     W             FEE            CORRECTIVE DEED TO BK 364, PG 160; INCLUDES PARCELS, RIPARIAN & FLOWAGE
                                                       RGHTS; ALSO GULF ISLAND & SHEEP ISLAND
LEWISTON-Androscoggin     Q             FEE            1/3 PART
LEWISTON-Androscoggin     Q             FEE            CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY DEED OF 7/31/35, B450/P417;
                                                       INCLUDES STATION SITE, DAM SITE & FLOWAGE - APPROX 9 PARCELS LOCATED IN
                                                       AUBURN & LEWISTON
LEWISTON-Androscoggin     W             EASMT
LEWISTON-Androscoggin     W             FEE            DEER RIPS STATION, INCLUDING R/W'S & FLOWAGE
LEWISTON-Androscoggin    IND            FEE            ABOUT 27 PARCELS FOR FLOWAGE RIGHTS - INCLUDES PARCELS IN AUBURN, LEWISTON,
                                                       TURNER, GREENE & LEEDS
LEWISTON-Androscoggin     W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEWISTON-Androscoggin     Q             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEWISTON-Androscoggin     GD            FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
LEWISTON-Androscoggin    IND            FEE            INCLUDES STATION SITE, DAM SITE & FLOWAGE - APPROX 9 PARCELS LOCATED IN
                                                       AUBURN & LEWISTON

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 34 of 133

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR              GRANTEE              DATE              BOOK     PAGE     DOCUMENT         INTEREST
----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LEWISTON-           PATRY, LAUREA        CENTSEC              JULY 30, 1926     365      116         W             FEE
Androscoggin
LEWISTON-           UNION WATER          LIBBY & DINGLEY      APRIL 3, 1902     191      638        IND            FEE
Androscoggin        POWER CO.
LEWISTON-           JACKSON,             CENTSEC              JULY 31, 1925     361      287         W             FEE
Androscoggin        CHARLES E.
LEWISTON-           CONANT, FRANK        LIBBY & DINGLEY      OCTOBER 16,       166       30         Q             FEE
Androscoggin        A.                                        1895
LEWISTON-           GASTONGUAY,          CENTSEC              MAY 3, 1926       361      351         W             FEE
Androscoggin        STANISLAS
LEWISTON-           LIBBY &              ANDROSCOGGIN         OCTOBER 26,       257      250         Q             FEE
Androscoggin        DINGLEY CO.          ELECTRIC CO.         1914
LEWISTON-           GASTONGUAY,          CENTSEC              JANUARY 30,       349      285         W             FEE
Androscoggin        STANISLAS                                 1925
LEWISTON-           UNION WATER          LIBBY & DINGLEY      APRIL 3, 1902     191      638        IND            FEE
Androscoggin        POWER CO.
LEWISTON-           GASTONGUAY,          CENTSEC              JULY 24, 1925     352      467         W             FEE
Androscoggin        STANISLAS
LEWISTON-           PENLEY, EVA A.       CMP                  OCTOBER 7,        375      518         W             FEE
Androscoggin                                                  1927
LEWISTON-           CMP                  ST. ONGE, DANIEL     DECEMBER 25,                           Q             FEE
Androscoggin                             & VIVIAN             1985
LEWISTON-           CMP                  BELLAVANCE,          AUGUST 23,                             Q             FEE
Androscoggin                             OSCAR J.             1963
LEWISTON-           CMP/UWP              NORTHERN             JULY 24, 1989                       AGREEMENT
Androscoggin                             UTILITIES
LEWISTON-           CMP                  LAMONTAGNE,          AUGUST 16, 1963                        Q             FEE
Androscoggin                             JOSEPH
LEWISTON-           J. W. WILBUR         CMP                  JUNE 16, 1944     556       58         Q             FEE
Androscoggin        CO., INC.
LEWISTON/AUBURN-    CMP, ET AL                                JANUARY 9,                          AGREEMENT
Androscoggin                                                  1991

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         NOTES
----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LEWISTON-           CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin        B389/P603 OR 6/14/26, B364/527
LEWISTON-           INCLUDES STATION SITE, DAM SITE & FLOWAGE-
Androscoggin        APPROX 9 PARCELS LOCATED IN AUBURN & LEWISTON
LEWISTON-           CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin        B389/P603 OR 6/14/26, B364/527
LEWISTON-           CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY
Androscoggin        DEED OF 7/31/35, B450/P417; INCLUDES STATION SITE,
                    DAM SITE & FLOWAGE - APPROX 9 PARCELS LOCATED
                    IN AUBURN & LEWISTON
LEWISTON-           50' ROADWAY
Androscoggin
LEWISTON-           CMP ACQUIRED FROM ANDROSCOGGIN ELECTRIC BY
Androscoggin        DEED OF 7/31/35, B450/P417; INCLUDES STATION SITE,
                    DAM SITE & FLOWAGE - APPROX 9 PARCELS LOCATED
                    IN AUBURN & LEWISTON
LEWISTON-           CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin        B389/P603 OR 6/14/26, B384/527
LEWISTON-           INCLUDES STATION SITE, DAM SITE & FLOWAGE-APPROX
Androscoggin        9 PARCELS LOCATED IN AUBURN & LEWISTON
LEWISTON-           CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29,
Androscoggin        B389/P603 OR 6/14/26, B346/527
LEWISTON-           LOTS 237 & 266 IN SWITZERLAND TERRACE
Androscoggin        SUBDIVISION
LEWISTON-           WE DID NOT RETAIN FLOWAGE RIGHTS ON THIS
Androscoggin        PARCEL BUT DID SO ON ADJOINING PARCELS
LEWISTON-           FLOWAGE RIGHTS RETAINED
Androscoggin
LEWISTON-           20' WIDE EASEMENT FOR GAS UTILITIES
Androscoggin
LEWISTON-           FLOWAGE RIGHTS RETAINED
Androscoggin
LEWISTON-           PORTION OF SWITZERLAND TERRACE SUBDIVISION
Androscoggin
LEWISTON/AUBURN-    POND OXYGENZTION PROJECT AGREEMENT OF
Androscoggin        GENERAL PARTNERSHIP

_______________________________________________________________________________
*    Documents listed may include both                                31-Oct-97
     Project Real Property and Additional
     Assets Real Property that may be
     severed pursuant to section 7.4(f)
     and Excluded Assets that will be
     severed pursuant to Section 2.2.
                                              Schedule 5.11(C) Page 35 of 133

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR        GRANTEE   DATE              BOOK       PAGE     DOCUMENT         INTEREST
----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LEWISTON/AUBURN-    CMP            FERC      DECEMBER 9,                             AGREEMENT
N-Androscoggin                               1993
LEWISTON/AUBURN-    FERC           CMP                                                PERMIT
N-Androscoggin
LEWISTON/AUBURN-    DEP            CMP                                                PERMIT
N-Androscoggin
LEWISTON/AUBURN-    NPDES          CMP                                                PERMIT
N-Androscoggin
LIVERMORE-          RAM ISLAND     CMP       JUNE 1, 1937        474      301           Q           EASMT
Androscoggin        POWER
                    COMPANY
LIVERMORE-          RAM ISLAND     CMP       JUNE 1, 1937        474      301           Q           EASMT
Androscoggin        POWER
                    COMPANY
LIVERMORE-          RAM ISLAND     CMP       JUNE 1, 1937        474      301           Q           EASMT
Androscoggin        POWER
                    COMPANY
LIVERMORE-          RAM ISLAND     CMP       JUNE 1, 1937        474      301           Q           EASMT
Androscoggin        POWER
                    COMPANY
LIVERMORE-          RAM ISLAND     CMP       JUNE 1, 1937        474      301           Q           EASMT
Androscoggin        POWER
                    COMPANY
LIVERMORE-          RAM ISLAND     CMP       JUNE 1, 1937        474      301           Q           EASMT
Androscoggin        POWER
                    COMPANY
LIVERMORE-          RAM ISLAND     CMP       JUNE 1, 1937        474      301           Q           EASMT
Androscoggin        POWER
                    COMPANY
LIVERMORE-          RAM ISLAND     CMP       JUNE 1, 1937        474      301           Q           EASMT
Androscoggin        POWER
                    COMPANY
LIVERMORE-          RAM ISLAND     CMP       JUNE 1, 1937        474      301           Q           EASMT
Androscoggin        POWER
                    COMPANY
LIVERMORE-          RAM ISLAND     CMP       JUNE 1, 1937        474      301           Q           EASMT
Androscoggin        POWER
                    COMPANY

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         NOTES
----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LEWISTON/AUBURN-    MANAGEMENT OF HISTORICAL AND
N-Androscoggin      ARCHEOLOGICAL SITES
LEWISTON/AUBURN-    FERC LICENSE #2283; DEER RIPS; APPL. FILED
N-Androscoggin      DECEMBER 10, 1991
LEWISTON/AUBURN-    PENDING DEP 401 CERTIFICATION; DEER RIPS; APPL.
N-Androscoggin      FILED NOVEMBER 14, 1996; INCLUDES GULF ISLAND,
                    DEER RIPS & ANDRO #3
LEWISTON/AUBURN-    NPDES APPL, FILED JANUARY 31, 1992
N-Androscoggin
LIVERMORE-          APPROX 47 PARCELS LOCATED IN TURNER,
Androscoggin        LIVERMORE, LEEDS & GREENE
LIVERMORE-          APPROX 47 PARCELS LOCATED IN TURNER,
Androscoggin        LIVERMORE, LEEDS & GREENE
LIVERMORE-          APPROX 47 PARCELS LOCATED IN TURNER,
Androscoggin        LIVERMORE, LEEDS & GREENE
LIVERMORE-          APPROX 47 PARCELS LOCATED IN TURNER,
Androscoggin        LIVERMORE, LEEDS & GREENE
LIVERMORE-          APPROX 47 PARCELS LOCATED IN TURNER,
Androscoggin        LIVERMORE, LEEDS & GREENE
LIVERMORE-          APPROX 47 PARCELS LOCATED IN TURNER,
Androscoggin        LIVERMORE, LEEDS & GREENE
LIVERMORE-          APPROX 47 PARCELS LOCATED IN TURNER,
Androscoggin        LIVERMORE, LEEDS & GREENE
LIVERMORE-          APPROX 47 PARCELS LOCATED IN TURNER,
Androscoggin        LIVERMORE, LEEDS & GREENE
LIVERMORE-          APPROX 47 PARCELS LOCATED IN TURNER,
Androscoggin        LIVERMORE, LEEDS & GREENE
LIVERMORE-          APPROX 47 PARCELS LOCATED IN TURNER,
Androscoggin        LIVERMORE, LEEDS & GREENE

_______________________________________________________________________________
*    Documents listed may include both                                31-Oct-97
     Project Real Property and Additional
     Assets Real Property that may be
     severed pursuant to section 7.4(f)
     and Excluded Assets that will be
     severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 36 of 133

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY               GRANTOR                    GRANTEE     DATE                   BOOK     PAGE     DOCUMENT   INTEREST
----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LIVERMORE-Androscoggin    RAM ISLAND POWER COMPANY   CMP         JUNE 1, 1937           474      301         Q         EASMT
LIVERMORE-Androscoggin    RAM ISLAND POWER COMPANY   CMP         JUNE 1, 1937           474      301         Q         EASMT
LIVERMORE-Androscoggin    RAM ISLAND POWER COMPANY   CMP         JUNE 1, 1937           474      301         Q         EASMT
TURNER-Androscoggin       CONANT, JOSEPH H.          CENTSEC     JUNE 11, 1925          352      258         W         FEE
TURNER-Androscoggin       RAM ISLAND POWER COMPANY   CMP         JUNE 1, 1937           474      301         Q         FEE & EASMT
TURNER-Androscoggin       BUCKNAM, CHESTER S.        CENTSEC     APRIL 15, 1925         349      516         W         FEE
TURNER-Androscoggin       UNION WATER POWER CO.      CMP         DECEMBER 30, 1924      344      618        IND        FEE
TURNER-Androscoggin       BEAN, GEORGE H.            CENTSEC     JANUARY 16, 1925       349      239         W         FEE
TURNER-Androscoggin       TURNER, TOWN OF            CENTSEC     JANUARY 17, 1925       335      340         Q         FEE
TURNER-Androscoggin       WALKER, WALLACE            CENTSEC     JANUARY 16, 1925       349      242         W         FEE
TURNER-Androscoggin       CONANT, ALONZO             CENTSEC     MAY 7, 1925            352       35         W         FEE
TURNER-Androscoggin       WALKER, LELIA G.           CENTSEC     MAY 11, 1925           352      121         W         FEE
TURNER-Androscoggin       ALLEN, CHARLES A.          CENTSEC     JUNE 20, 1925          335      492         Q         FEE
TURNER-Androscoggin       MOWER, W. MELVILLE         CENTSEC     JULY 29, 1925          361      296         W         FEE
TURNER-Androscoggin       MOWER, OTIS H.             CENTSEC     MAY 7, 1925            352       52         W         FEE
TURNER-Androscoggin       TURNER, TOWN OF            CENTSEC     APRIL 15, 1925         335      414         Q         FEE

-----------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY               NOTES
-----------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
LIVERMORE-Androscoggin    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LIVERMORE-Androscoggin    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
LIVERMORE-Androscoggin    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
TURNER-Androscoggin       CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin       APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
TURNER-Androscoggin       CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin       ABOUT 27 PARCELS FOR FLOWAGE RIGHTS - INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER, GREENE & LEEDS
TURNER-Androscoggin       CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin       CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin       CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin       CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin       CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin       CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin       CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin       CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin       CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527

________________________________________________________________________________
*  Documents listed may include both                                   31-Oct-97
   Project Real Property and Additional
   Assets Real Property that may be
   severed pursuant to Section 7.4(f) and
   Excluded Assets that will be severed
   pursuant to Section 2.2.

                                                 Schedule 5.11(C) Page 37 of 133

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY             GRANTOR                   GRANTEE      DATE                     BOOK       PAGE     DOCUMENT    INTEREST
----------------------------------------------------------------------------------------------------------------------------------
GULF/ISLAND*
------------
TURNER-Androscoggin     BURBANK, ALICE M.         CENTSEC      FEBRUARY 16, 1925        349        328        W         FEE
TURNER-Androscoggin     COTE, ANDREW              CENTSEC      JULY 7, 1925             352        378        W         FEE
TURNER-Androscoggin     TURNER, TOWN OF           CENTSEC      JULY 17, 1925            335        498        Q         FEE
TURNER-Androscoggin     WOOD, LEON R., ET AL      CENTSEC      JULY 14, 1925            352        402        W         FEE
TURNER-Androscoggin     TURNER, TOWN OF           CENTSEC      AUGUST 19, 1925          352        579        W         FEE
TURNER-Androscoggin     TURNER, TOWN OF           CENTSEC      MAY 19, 1925             335        449        Q         FEE
TURNER-Androscoggin     JORDAN, ERNEST E.         CENTSEC      MAY 28, 1925             352        206        W         FEE
TURNER-Androscoggin     LOWE, HARRY C., ET AL     CMP          OCTOBER 4, 1937          475        600        W         FEE
TURNER-Androscoggin     RANGER, LENA M.           CENTSEC      APRIL 10, 1925           349        504        W         FEE
TURNER-Androscoggin     JORDON, WILLIAM H.        CENTSEC      JANUARY 28, 1926         361        309        W         FEE
TURNER-Androscoggin     PRINDLE, EVA M.           CENTSEC      JUNE 16, 1925            352        266        W         FEE
TURNER-Androscoggin     LOWE, O. H.               CENTSEC      JUNE 18, 1925            352        300        W         FEE
TURNER-Androscoggin     HASKELL, MAY E.           CENTSEC      APRIL 28, 1925           352         10        W         FEE
TURNER-Androscoggin     CENTSEC                   CMP          JUNE 14, 1926            364        527        W         FEE
TURNER-Androscoggin     GOULD, WILLIAM H.         CENTSEC      MARCH 21, 1925           349        417        W         FEE
TURNER-Androscoggin     CENTSEC                   CMP          JULY 31, 1935            450        384        Q         FEE
TURNER-Androscoggin     PURKIS, WALTER H.         CENTSEC      FEBRUARY 5, 1926         284        332        GD        FEE
TURNER-Androscoggin     ADDITON, E. E.            CENTSEC      MAY 12, 1925             352        119        W         FEE

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY             NOTES
----------------------------------------------------------------------------------------------------------------------------------
GULF/ISLAND*
------------
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CORRECTIVE DEED TO BK 364, PG 160; INCLUDES PARCELS, RIPARIAN & FLOWAGE RGHTS;
                        ALSO GULF ISLAND & SHEEP ISLAND
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     INCLUDES JENNINGS ISLAND
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527

________________________________________________________________________________
*  Documents listed may include both                                   31-Oct-97
   Project Real Property and Additional
   Assets Real Property that may be
   severed pursuant to Section 7.4(f) and
   Excluded Assets that will be severed
   pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 38 of 133

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY            GRANTOR                       GRANTEE     DATE                   BOOK     PAGE    DOCUMENT     INTEREST
---------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
TURNER-Androscoggin    RIDLON, ELLA E.               CENTSEC     JUNE 5, 1925           352      213         W        FEE
TURNER-Androscoggin    GRAFFAM, GEORGE E., ET AL     CENTSEC     MAY 13, 1925           352      120         W        FEE
TURNER-Androscoggin    PURKIS, WALTER H., ET AL      CENTSEC     MAY 23, 1925           352      160         W        FEE
TURNER-Androscoggin    THURSTON, NELLIE G., ET AL    CENTSEC     MAY 4, 1925            352       34         W        FEE
TURNER-Androscoggin    THURSTON, NELLIE G., ET AL    CENTSEC     MAY 4, 1925            352       34         W        FEE
TURNER-Androscoggin    GOULD, WILLIAM H.             CENTSEC     MARCH 21, 1925         349      417         W        FEE
TURNER-Androscoggin    UNION WATER POWER CO.         CMP         DECEMBER 30, 1924      344      618        IND       FEE
TURNER-Androscoggin    RAM ISLAND POWER COMPANY      CMP         JUNE 1, 1937           474      301         Q        FEE & EASMT
TURNER-Androscoggin    RAM ISLAND POWER COMPANY      CMP         JUNE 1, 1937           474      301         Q        FEE & EASMT
TURNER-Androscoggin    RAM ISLAND POWER COMPANY      CMP         JUNE 1, 1937           474      301         Q        FEE & EASMT
TURNER-Androscoggin    RAM ISLAND POWER COMPANY      CMP         JUNE 1, 1937           474      301         Q        FEE & EASMT
TURNER-Androscoggin    RAM ISLAND POWER COMPANY      CMP         JUNE 1, 1937           474      301         Q        FEE & EASMT
TURNER-Androscoggin    UNION WATER POWER CO.         CMP         DECEMBER 30, 1924      344      618        IND       FEE
TURNER-Androscoggin    RAM ISLAND POWER COMPANY      CMP         JUNE 1, 1937           474      301         Q        FEE & EASMT

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY             NOTES
-----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     ABOUT 27 PARCELS FOR FLOWAGE RIGHTS - INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER,
                        GREENE & LEEDS
TURNER-Androscoggin     APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
TURNER-Androscoggin     APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
TURNER-Androscoggin     APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
TURNER-Androscoggin     APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
TURNER-Androscoggin     APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
TURNER-Androscoggin     ABOUT 27 PARCELS FOR FLOWAGE RIGHTS - INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER,
                        GREENE & LEEDS
TURNER-Androscoggin     APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE

________________________________________________________________________________
*  Documents listed may include both                                   31-Oct-97
   Project Real Property and Additional
   Asssets Real Property that may be
   severed pursuant to Section 7.4(f) and
   Excluded Assets that will be severed
   pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 39 of 133

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY             GRANTOR                        GRANTEE      DATE                     BOOK     PAGE    DOCUMENT    INTEREST
----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
TURNER-Androscoggin     UNION WATER POWER CO.          CMP          DECEMBER 30, 1924        344      618       IND        FEE
TURNER-Androscoggin     GILMORE, WILLIAM L., ET AL     CENTSEC      JANUARY 19, 1928         377      506        W         FEE
TURNER-Androscoggin     UNION WATER POWER CO.          CMP          DECEMBER 30, 1924        344      618       IND        FEE
TURNER-Androscoggin     UNION WATER POWER CO.          CMP          DECEMBER 30, 1924        344      618       IND        FEE
TURNER-Androscoggin     UNION WATER POWER CO.          CMP          DECEMBER 30, 1924        344      618       IND        FEE
TURNER-Androscoggin     UNION WATER POWER CO.          CMP          DECEMBER 30, 1924        344      618       IND        FEE
TURNER-Androscoggin     UNION WATER POWER CO.          CMP          DECEMBER 30, 1924        344      618       IND        FEE
TURNER-Androscoggin     CENTSEC                        CMP          MARCH 6, 1929            389      603        W         FEE
TURNER-Androscoggin     CENTSEC                        CMP          OCTOBER 30, 1929         397      311        W         FEE
TURNER-Androscoggin     UNION WATER POWER CO.          CMP          DECEMBER 30, 1924        344      618       IND        FEE
TURNER-Androscoggin     VARNEY, GEORGE W.              CMP          NOVEMBER 5, 1937         484       69        W         FEE
TURNER-Androscoggin     LOWE, ANNIE M., ET AL          CMP          NOVEMBER 9, 1929         397      376        W         EASMT
TURNER-Androscoggin     ANDREWS, ELBRIDGE W.           CENTSEC      FEBRUARY 15, 1928        377      603        W         FEE
TURNER-Androscoggin     HILL, ADA M.                   CENTSEC      DECEMER 15, 1927         375      576        W         FEE
TURNER-Androscoggin     HILL, ADA M.                   CMP          DECEMBER 14, 1937        483      430        W         FEE

---------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY             NOTES
---------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
TURNER-Androscoggin     ABOUT 27 PARCELS FOR FLOWAGE RIGHTS - INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER, GREENE & LEEDS
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     ABOUT 27 PARCELS FOR FLOWAGE RIGHTS - INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER, GREENE & LEEDS
TURNER-Androscoggin     ABOUT 27 PARCELS FOR FLOWAGE RIGHTS - INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER, GREENE & LEEDS
TURNER-Androscoggin     ABOUT 27 PARCELS FOR FLOWAGE RIGHTS - INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER, GREENE & LEEDS
TURNER-Androscoggin     ABOUT 27 PARCELS FOR FLOWAGE RIGHTS - INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER, GREENE & LEEDS
TURNER-Androscoggin     ABOUT 27 PARCELS FOR FLOWAGE RIGHTS - INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER, GREENE & LEEDS
TURNER-Androscoggin     CORPORATE EXPANTION DEED
TURNER-Androscoggin     CORRECTIVE DEED FOR BK 389, PG 603, LAND IN TURNER ONLY
TURNER-Androscoggin     ABOUT 27 PARCELS FOR FLOWAGE RIGHTS - INCLUDES PARCELS IN AUBURN, LEWISTON, TURNER, GREENE & LEEDS
TURNER-Androscoggin
TURNER-Androscoggin
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin     CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527
TURNER-Androscoggin

________________________________________________________________________________
*  Documents listed may include both                                   31-Oct-97
   Project Real Property and Additional
   Asssets Real Property that may be
   severed pursuant to Section 7.4(f) and
   Excluded Assets that will be severed
   pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 40 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                         GRANTEE                 DATE                  BOOK      PAGE
-----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
TURNER-Androscoggin      MERRILL, ADDIE M.               CENTSEC                 FEBRUARY 17, 1928      381      146
TURNER-Androscoggin      MERRILL, ADDIE M.               CENTSEC                 FEBRUARY 17, 1928      284      412
TURNER-Androscoggin      DAY, CHARLES A.                 CENTSEC                 JUNE 5, 1925           352      212
TURNER-Androscoggin      VARNEY, GEORGE W.               CMP                     NOVEMBER 5, 1937       484       69
TURNER-Androscoggin      LOWE, HARRY C., ET AL           CMP                     OCTOBER 4, 1937        475      600
TURNER-Androscoggin      GRANT, JOSEPH L., ET AL         CENTSEC                 JANUARY 26, 1928       381       78
TURNER-Androscoggin      PRATT, CLARA E.                 CMP                     OCTOBER 8, 1937        483      196
TURNER-Androscoggin      PRATT, CLARA E.                 CMP                     OCTOBER 8, 1937        483      196
TURNER-Androscoggin      GRANT, JOSEPH L.                CMP                     NOVEMBER 2, 1937       483      249
TURNER-Androscoggin      JENNINGS, THOMAS L., ET AL      CENTSEC                 FEBRUARY 2, 1929       391      115
TURNER-Androscoggin      STEWARD, FRANCES, ET AL         CENTSEC                 NOVEMBER 2, 1929       409       92
TURNER-Androscoggin      DEANE, ALICE M., ET AL          CMP                     OCTOER 25, 1940        512      522
TURNER-Androscoggin      HOWARD, WILLIAM E., ET AL       CENTSEC                 JANUARY 31, 1928       381       92
TURNER-Androscoggin      ALDEN, ELMER L., ET AL          CENTSEC                 JANUARY 31, 1928       377      531
TURNER-Androscoggin      THOMAS, ALTON L.                CENTSEC                 OCTOBER 28, 1930       407      411
TURNER-Androscoggin      GILMORE, WILLIAM L., ET AL      CENTSEC                 JANUARY 19, 1928       377      506
TURNER-Androscoggin      JORDAN, ARTHUR C.               CENTSEC                 AUGUST 12, 1925        352      560

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT         INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
TURNER-Androscoggin         W             FEE            14/15 PART; CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR
                                                         6/14/26, B364/527
TURNER-Androscoggin         GD            FEE            1/15 PART; CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR
                                                         6/14/26, B364/527
TURNER-Androscoggin         W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin         W             FEE
TURNER-Androscoggin         W             FEE
TURNER-Androscoggin         W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin         W             FEE
TURNER-Androscoggin         W             FEE
TURNER-Androscoggin         W             FEE
TURNER-Androscoggin         W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin         Q             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin         W             EASMT
TURNER-Androscoggin         W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin         W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin         W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin         W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin         W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 41 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                         GRANTEE                 DATE                  BOOK      PAGE
-----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
TURNER-Androscoggin      THOMAS, WILLIAM H.              CENTSEC                 JULY 14, 1927          369      558
TURNER-Androscoggin      ALDEN, EUGENE F.                CENTSEC                 MAY 28, 1925           352      187
TURNER-Androscoggin      TURNER, TOWN OF                 CENTSEC                 AUGUST 19, 1925        352      579
TURNER-Androscoggin      GILMORE, WINFIELD S.            CMP                     OCTOBER 8, 1937        484        1
TURNER-Androscoggin      LOWE, ANNIE M., ET AL           CMP                     NOVEMBER 9, 1929       397      376
TURNER-Androscoggin      ALDEN, ELMER L., ET AL          CENTSEC                 JANUARY 31, 1928       377      531
TURNER-Androscoggin      LOWE, ANNIE M., ET AL           CMP                     NOVEMBER 9, 1929       397      376
TURNER-Androscoggin      CARVER, ROSSA C., ET AL         CENTSEC                 JANUARY 31, 1928       381       90
TURNER-Androscoggin      ALDEN, ELMER L.                 CENTSEC                 JANUARY 31, 1928       381       91
TURNER-Androscoggin      BRYANT, CHARLES A.              CENTSEC                 JANUARY 14, 1928       381       69
TURNER-Androscoggin      POLAND, BENJAMIN E.             CENTSEC                 JANUARY 7, 1928        381      145
TURNER-Androscoggin      PRATT, CLARA E.                 CMP                     OCTOBER 8, 1937        483      196
TURNER-Androscoggin      LOWE, HARRY C., ET AL           CMP                     OCTOBER 4, 1937        475      600
TURNER-Androscoggin      GILBERT, AMMI C.                CENTSEC                 MAY 23, 1925           352      159
TURNER-Androscoggin      GILMORE, WINFIELD S.            CMP                     NOVEMBER 2, 1929       397      395
TURNER-Androscoggin      REED, EVA J., ET AL             CENTSEC                 NOVEMBER 4, 1929       409        3
TURNER-Androscoggin      ROWE, ABBIE A.                  CMP                     NOVEMBER 30, 1937      483      375
TURNER-Androscoggin      CMP                             GROCO, INC.             APRIL 15, 1986

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT         INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
TURNER-Androscoggin        W              FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin        W              FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin        W              FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin        W              FEE
TURNER-Androscoggin        W              EASMT
TURNER-Androscoggin        W              FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 RD 6/14/26,
                                                         B364/527
TURNER-Androscoggin        W              EASMT
TURNER-Androscoggin        W              FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin        W              FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin        W              FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin        W              FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin        W              FEE
TURNER-Androscoggin        W              FEE
TURNER-Androscoggin        W              FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin        W              EASMT
TURNER-Androscoggin        Q              FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26,
                                                         B364/527
TURNER-Androscoggin        W              FEE
TURNER-Androscoggin        Q              FEE            FLOWAGE RIGHTS RETAINED

--------------------------------------------------------------------------------
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 42 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                 GRANTOR                       GRANTEE                              DATE                  BOOK      PAGE
------------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
TURNER-Androscoggin         RANSOM, ARTHUR A.             CMP                                  NOVEMBER 29, 1937       483     357
TURNER-Androscoggin         CMP                           SMITH, RAYMOND & ALLEN, CHARLES      MAY 11, 1937
TURNER-Androscoggin         CMP                           GREENE, ALDEN                        NOVEMBER 7, 1941
TURNER-Androscoggin         CMP                           MAINE, STATE OF                      JUNE 28, 1963
TURNER-Androscoggin         CMP                           CHADBOURNE, PHILIP H.                JULY 10, 1958
TURNER-Androscoggin         CMP                           GRANT, J. L. & A. C.                 JUNE 12, 1947
TURNER-Androscoggin         CMP                           MOODY, WILLIAM ET.AL.                MAY 8, 1985            1841     156
TURNER-Androscoggin         CMP                           LEAVITT, RAYMOND                     MAY 2, 1941
TURNER-Androscoggin         CMP                           GRANT, A. C.                         MAY 28, 1954
TURNER-Androscoggin         CMP                           DIAMOND MATCH CO.                    JULY 2, 1955
TURNER-Androscoggin         CMP                           MOODY, ELSIE W. P.                   MARCH 27, 1958
TURNER-Androscoggin         SWANTON, ERANK H.             CENTSEC                              MAY 31, 1932            416     390
TURNER-Androscoggin         RAM ISLAND POWER COMPANY      CMP                                  JUNE 1, 1937            474     301
TURNER-Androscoggin         HUTCHINSON, MERLE R.          CMP                                  NOVEMBER 12, 1937       483     312
TURNER-Androscoggin         CMP                           MAXWELL, HAROLD                      MAY 11, 1937
TURNER-Androscoggin         CMP                           SMITH, E. P.                         DECEMBER 30, 1935
TURNER-Androscoggin         RAM ISLAND POWER COMPANY      CMP                                  JUNE 1, 1937            474     301

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                  DOCUMENT     INTEREST       NOTES
----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
TURNER-Androscoggin             W         FEE
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED; RESERVED 3-ROD R/W FOR CMP
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED
TURNER-Androscoggin             Q         EASMT          RELEASE OF FLOWAGE RIGHTS ABOVE 270 CONTOUR AND RELEASE OF OTHER RIGHTS &
                                                         EASEMENTS RESERVED IN DEED TO E. W. P. MOODY, 526/547
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED ON PARCEL #1
TURNER-Androscoggin             W         FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 3/6/29, B389/P603 OR 6/14/26, B364/527

TURNER-Androscoggin             Q         FEE & EASMT    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE
TURNER-Androscoggin             W         FEE
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED
TURNER-Androscoggin             Q         FEE & EASMT    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS & GREENE

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 43 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                 GRANTOR                       GRANTEE                              DATE                  BOOK      PAGE
------------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
TURNER-Androscoggin         CMP                           HAMMOND, REGINALD & MITCHELL, A.R.   MAY 6, 1941
TURNER-Androscoggin         RAM ISLAND POWER COMPANY      CMP                                  JUNE 1, 1937            474     301
TURNER-Androscoggin         RAM ISLAND POWER COMPANY      CMP                                  JUNE 1, 1937            474     301
TURNER-Androscoggin         RAM ISLAND POWER COMPANY      CMP                                  JUNE 1, 1937            474     301
TURNER-Androscoggin         RAM ISLAND POWER COMPANY      CMP                                  JUNE 1, 1937            474     301
TURNER-Androscoggin         RAM ISLAND POWER COMPANY      CMP                                  JUNE 1, 1937            474     301
TURNER-Androscoggin         CMP                           WILLARD, RAYMOND                     MAY 12, 1936
TURNER-Androscoggin         CMP                           VARNEY, SHERMAN & GEORGE             JULY 18, 1958
TURNER-Androscoggin         CMP                           HAMMOND, REGINALD                    AUGUST 9, 1951
TURNER-Androscoggin         CMP                           VARNEY, GEORGE W.                    MARCH 24, 1947
TURNER-Androscoggin         CMP                           MAIR, JOHN & LULU                    NOVEMBER 21, 1947
TURNER-Androscoggin         CMP                           LOVEWELL, RAYMOND S.                 SEPTEMBER 8, 1947
TURNER-Androscoggin         CMP                           HAMMOND, REGINALD & MITCHELL, A.R.   MAY 6, 1941
TURNER-Androscoggin         RAM ISLAND POWER COMPANY      CMP                                  JUNE 1, 1937            474     301
TURNER-Androscoggin         CMP                           HUTCHINSON, MERLE                    MAY 10, 1938

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                  DOCUMENT     INTEREST       NOTES
----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED
TURNER-Androscoggin             Q         FEE & EASMT    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS &
                                                         GREENE
TURNER-Androscoggin             Q         FEE & EASMT    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS &
                                                         GREENE
TURNER-Androscoggin             Q         FEE & EASMT    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS &
                                                         GREENE
TURNER-Androscoggin             Q         FEE & EASMT    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS &
                                                         GREENE
TURNER-Androscoggin             Q         FEE & EASMT    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS &
                                                         GREENE
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED
TURNER-Androscoggin             Q         FEE            RESERVED PREMISES WHICH LIES BELOW 270' CONTOUR; ALL RIPARIAN
                                                         & OVERFLOW RIGHTS RETAINED
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED
TURNER-Androscoggin             Q         FEE            FLOWAGE, RIPARIAN & OVERFLOW RIGHTS RETAINED; EXCEPTED 3-ROD
                                                         R/W
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED
TURNER-Androscoggin             Q         FEE            FLOWAGE, RIPARIAN & OVERFLOW RIGHTS RETAINED; EXCEPTED 3-ROD
                                                         R/W
TURNER-Androscoggin             Q         FEE & EASMT    APPROX 47 PARCELS LOCATED IN TURNER, LIVERMORE, LEEDS &
                                                         GREENE
TURNER-Androscoggin             Q         FEE            FLOWAGE RIGHTS RETAINED

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 44 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                 GRANTOR                       GRANTEE                              DATE                  BOOK      PAGE
------------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
TURNER-Androscoggin         CMP                           MOODY, ELSIE W. P.                   FEBRUARY 20, 1942       526     547
TURNER-Androscoggin         GILLIS, INA E.                CMP                                  NOVEMBER 12, 1937       483     310

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                  DOCUMENT     INTEREST       NOTES
----------------------------------------------------------------------------------------------------------------------------------
GULF ISLAND*
------------
TURNER-Androscoggin           QCC         FEE            EXCEPTING & RESERVING ... ALL FLOWAGE & RIPARIAN RIGHTS OF EVERY KIND AND
                                                         NATURE WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE FOREGOING;
                                                         EXCEPTING 150-WIDE STRIP FOR TRANSMISSION & DISTRIBUTION LINES, ETC.;
                                                         EXCEPTING RIGHT TO ENTER UPON SAID STRIP FOR CUTTING ...;
TURNER-Androscoggin            W          FEE

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 45 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR          GRANTEE                DATE                  BOOK         PAGE
------------------------------------------------------------------------------------------------------------------------------------
HIRAM*
------
The dam for this project is located on the Saco River in the towns of Hiram and Baldwin.  Flowage rights are contained within the banks of the river in the towns of Hiram, Baldwin, Brownfield, and Denmark.
BALWIN                   BOWDITCH         CUMBERLAND CTY         JANUARY 27,            959         367
Cumberland               CHARLES P., ET   P & L                  1916
                         AL
BALWIN                   MOULTON          CUMBERLAND CTY         MAY 18, 1916           969         434
Cumberland               FRANCES E        P & L
BALWIN                   CMP              MAINE, STATE OF        MARCH 6, 1959
Cumberland
BALWIN                   CMP              SIMONDS, JAMES         MARCH 10, 1959
Cumberland                                G
BROWNFIELD-              CMP              SACO BOUND             JULY 7, 1989
Oxford
HIRAM-Oxford             GOULD            CUMBERLAND CTY         OCTOBER 11,            112         405
                         MELVILLE         P & L                  1920
HIRAM-Oxford             CMP              HIRAM, TOWN OF         JULY 1, 1972
HIRAM-Oxford             PIKE, JOHN B.    CUMBERLAND CTY         JUNE 1, 1918           110         490
                                          P & L
HIRAM-Oxford             SANBORN          CUMBERLAND CTY         OCTOBER 30,            108         493
                         NELSON T.        P & L                  1916
HIRAM-Oxford             SARGENT          CUMBERLAND CTY         NOVEMBER 1,            123         527
                         JAMES J.         P & L                  1928
HIRAM-Oxford             BURBANK          CUMBERLAND CTY         SEPTEMBER              131         254
                         HENRY N.         P & L                  18, 1916
HIRAM-Oxford             CLEMONS          CUMBERLAND CTY         FEBRUARY 17,           112         212
                         IMOGENE &        P & L                  1920
                         SAMUEL
HIRAM-Oxford             BURNELL          CUMBERLAND CTY         JUNE 17, 1918          110         498
                         NELLIE M.        P & L
HIRAM-Oxford             FLETCHER         CUMBERLAND CTY         SEPTEMBER 22, 1924     117          62
                         LLEWELLYN H.     P & L
HIRAM-Oxford             CLEMONS, JOHN    CUMBERLAND CTY         MARCH 25, 1918         110         447
                         W., ET AL        P & L
HIRAM-Oxford             DURGIN,          CUMBERLAND CTY         NOVEMBER 21,           110         413
                         HOWARD           P & L                  1917

---------------------------------------------------------------------------------------------------------
TOWN/COUNTY           DOCUMENT        INTEREST        NOTES
---------------------------------------------------------------------------------------------------------
HIRAM*
------
BALWIN-                   T           FEE &           DAM SITE & FLOWAGE
Cumberland                            RIGHTS
BALWIN-                   W           FEE             CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42
Cumberland                                            B444/P268
BALWIN-                   Q           FEE             WIDENING OF STATE HWY #123
Cumberland
BALWIN-                   Q           FEE             PORTION OF PREMISES
Cumberland
BROWNFIELD-           IND/LEASE                       LAND LEASE FOR COMMERCIAL CAMPING AREA
Oxford
HIRAM-Oxford              W          EASTMT           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
                                                      B444/P268
HIRAM-Oxford          IND/LEASE                       PUBLIC LANDING AND PICNIC AREA
HIRAM-Oxford              W          EASTMT           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
                                                      B444/P268
HIRAM-Oxford              W          EASTMT           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
                                                      B444/P268
HIRAM-Oxford              W          EASTMT           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
                                                      B444/P268
HIRAM-Oxford              W          EASTMT           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
                                                      B444/P268
HIRAM-Oxford              W          EASTMT           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
                                                      B444/P268
HIRAM-Oxford              W          EASTMT           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
                                                      B444/P268
HIRAM-Oxford              W          EASTMT           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
                                                      B444/P268
HIRAM-Oxford              W          EASTMT           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
                                                      B444/P268
HIRAM-Oxford              W          EASTMT           CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
                                                      B444/P268

_______________________________________________________________________________
*  Documents listed may include both Project
   Real Property and Additional Assets Real                          31-Oct-97
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to section 2.2

                                               Schedule 5.11(C) Page 47 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR          GRANTEE                DATE                  BOOK         PAGE
------------------------------------------------------------------------------------------------------------------------------------
HIRAM*
------
HIRAM-Oxford             BOWDITCH         CUMBERLAND CTY         JANUARY 27,            104         529
                         CHARLES P., ET   P & L                  1916
                         AL
HIRAM-Oxford             WESTON,          CUMBERLAND CTY         NOVEMBER 21,           106         237
                         GEORGE W.&       P & L                  1917
                         HARMON
                         THOMAS
HIRAM-Oxford             CUMBERLAND       CMP                    DECEMBER 3,            444         268
                         CTY P & L                               1942
HIRAM-Oxford             CMP              SIMONDS, JAMES         JUNE 24, 1965
                                          G
HIRAM-Oxford             CMP              DIVERSIFIED            JANUARY 27,            252         770
                                          RESOURCES CORP         1982
HIRAM/BALDWIN-           DEP              CMP
Oxford/Cumberland
HIRAM/BALDWIN-           FERC             CMP
Oxford/Cumberland
HIRAM/BALDWIN-           DEP              CMP
Oxford/Cumberland
HIRAM/BALDWIN-           NPDES            CMP
Oxford/Cumberland

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT         INTEREST       NOTES
------------------------------------------------------------------------------------------------------------------------------------
HIRAM*
------
HIRAM-Oxford              T               FEE            DAM SITE AND FLOWAGE; CMP ACQUIRED FROM
                                                         CCP&L BY DEED OF 12/3/42, B444/P268
HIRAM-Oxford              Q               EASTMT         CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
                                                         B444/P268
HIRAM-Oxford              Q               FEE
HIRAM-Oxford              Q               FEE            PORTION OF PREMISES
HIRAM-Oxford             IND              FEE            60' RIGHT OF WAY
HIRAM/BALDWIN-           PERMIT                          DEP WASTE DISCHARGE #W000582-57-B-R
Oxford/Cumberland
HIRAM/BALDWIN-           PERMIT                          FERC LICENSE #2530
Oxford/Cumberland
HIRAM/BALDWIN-           PERMIT                          DEP 401 CERTIFICATION #02/49-7780-05010
Oxford/Cumberland
HIRAM/BALDWIN-           PERMIT                          NPDES #ME0001147; APPL. FILED JUNE 16 1989
Oxford/Cumberland

_______________________________________________________________________________
*  Documents listed may include both Project
   Real Property and Additional Assets Real                           31-Oct-97
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2

                                               Schedule 5.11(C) Page 47 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   GRANTOR                            GRANTEE                       DATE                BOOK      PAGE
-----------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
The dam for this project is located in Indian Stream township. Flowage rights are within the townships of Chase Stream, Indian
Stream, Big Squaw, East Moxie, Misery Gore, Moxie Gore, Rockwood Strip, Sapling, Square Town, and Taunion & Raynham.
BIG SQUAW-Piscataquis         S. D. WARREN                       CMP                           MARCH 1, 1994       932        41
BIG SQUAW-Piscataquis         SKYLARK, INC., ET.AL.              CMP                           MARCH 1, 1994       932        37
BIG SQUAW-Piscataquis         CMP                                WITHAM, WAYNE                 JANUARY 1, 1997
BIG SQUAW-Piscataquis         HOLLINGSWORTH & WHITNEY CO.        CMP                           OCTOBER 11, 1954    309       203
CHASE STREAM-Somerset         CMP                                FORBES, JOSEPH G.             JUNE 1, 1994
CHASE STREAM-Somerset         CMP                                PRINCE, HARTWELL              JUNE 1, 1994
CHASE STREAM-Somerset         CMP                                BOLDUC, GERARD P.             JUNE 1, 1994
CHASE STREAM-Somerset         CMP                                GOULET, SUSAN U.              JUNE 1, 1994
CHASE STREAM-Somerset         CMP                                UNDERWOOD, CHARLES, JR.       JUNE 1, 1994
CHASE STREAM-Somerset         CMP                                KERR, JOHN D.                 JUNE 1, 1994
CHASE STREAM-Somerset         CMP                                LOMBARDI, RALPH M.            JUNE 1, 1994
CHASE STREAM-Somerset         CMP                                CHAMBERS, CARL A.             JUNE 1, 1994
CHASE STREAM-Somerset         CMP                                HILLMAN, DAVID L.             JUNE 1, 1994
CHASE STREAM-Somerset         CMP                                CARNEY, WILLIAM L.            JUNE 1, 1994
CHASE STREAM-Somerset         CMP                                HILLMAN, BRUCE T.             JUNE 1, 1994
CHASE STREAM-Somerset         CMP                                HILLMAN, LAWRENCE R.          JUNE 1, 1994
CHASE STREAM-Somerset         CMP                                MOSHER, FRANKLYN R.           JUNE 1, 1994

---------------------------------------------------------------------------------
TOWN/COUNTY                   DOCUMENT       INTEREST       NOTES
---------------------------------------------------------------------------------
INDIAN POND*
------------
BIG SQUAW-Piscataquis           Q            FEE
BIG SQUAW-Piscataquis           Q            FEE
BIG SQUAW-Piscataquis         LEASE                         SKYLARK CAMP LOT
BIG SQUAW-Piscataquis           Q            FEE
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 19
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 18
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 17
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 15
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 21
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 16
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 21
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 22
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 22A
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 23
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 24
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 25
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 14

________________________________________________________________________________
*   Documents listed may include both Project                         31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant
    to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 48 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   GRANTOR                            GRANTEE                  DATE                    BOOK       PAGE
-----------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
CHASE STREAM-Somerset         WM. PHILBRICK, ET AL               CMP                      DECEMBER 21, 1953        557       122
CHASE STREAM-Somerset         CMP                                HARVEY, JOHN             JUNE 1, 1994
CHASE STREAM-Somerset         WM. PHILBRICK, ET AL               CMP                      DECEMBER 21, 1953        557       122
CHASE STREAM-Somerset         CMP                                MERTENS, HENRY W.        JANUARY 29, 1974
CHASE STREAM-Somerset         CMP                                STATE OF MAINE           JANUARY 6, 1966         1404       102
CHASE STREAM-Somerset         TRUSTEES OF KENNEBEC CO.           CMP                      JULY 31, 1935            434        89
CHASE STREAM-Somerset         CMP                                TOURTELOTTE, PAUL        JUNE 1, 1994
CHASE STREAM-Somerset         CMP                                SMALL, DOUGLAS E.        JUNE 1, 1994
CHASE STREAM-Somerset         MAINE CENTRAL RAILROAD COMPANY     CMP                      JULY 28, 1937            440       435
CHASE STREAM-Somerset         MAINE, STATE OF                    CMP                      JANUARY 6, 1966         1404        93
CHASE STREAM-Somerset         CMP                                BALLARD, LANCE D.        SEPTEMBER 1, 1996
CHASE STREAM-Somerset         MAINE, STATE OF                    CMP                      DECEMBER 31, 1952        549       210
CHASE STREAM-Somerset         WM. PHILBRICK, ET AL               CMP                      DECEMBER 21, 1953        557       122
CHASE STREAM-Somerset         WM. PHILBRICK, ET AL               CMP                      DECEMBER 21, 1953        557       122
CHASE STREAM-Somerset         WM. PHILBRICK, ET AL               CMP                      DECEMBER 21, 1953        557       122
CHASE STREAM-Somerset         WM. PHILBRICK, ET AL               CMP                      DECEMBER 21, 1953        557       122

-------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   DOCUMENT       INTEREST       NOTES
-------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
CHASE STREAM-Somerset           Q            FEE
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 26
CHASE STREAM-Somerset           Q            FEE
CHASE STREAM-Somerset          QCC           FEE            EASEMENT RETAINED TO CROSS; RIGHT TO USE THE
                                                            SHORE; FLOWAGE RIGHTS; GRANTEE AGREES NOT
                                                            TO SUBDIVIDE THE PROPERTY INTO CAMP LOTS FOR
                                                            SALE/LEASE W/O PRIOR WRITTEN CONSENT.
CHASE STREAM-Somerset           Q            FEE            RELEASE OF INTEREST INTO THE PUBLIC LOTS,
                                                            INCLUDING TIMBER & GRASS RIGHTS
CHASE STREAM-Somerset           Q            FEE
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 11
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 12
CHASE STREAM-Somerset          QCC           FEE
CHASE STREAM-Somerset           Q            FEE            PROPERTY & FLOWAGE RIGHTS
CHASE STREAM-Somerset         LEASE                         CAMPSITE # 10
CHASE STREAM-Somerset          IND                          LEASE RIGHT TO OVERFLOW AND FLOOD TO ELEVATION 960,
                                                            LEASE IS ASSIGNABLE UNTIL SAID TOWNSHIP OR TRACT
                                                            SHALL BECOME INCORPORATED.
CHASE STREAM-Somerset           Q            FEE
CHASE STREAM-Somerset           Q            FEE
CHASE STREAM-Somerset           Q            FEE
CHASE STREAM-Somerset           Q            FEE

________________________________________________________________________________
*   Documents listed may include both Project                         31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant
    to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 49 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                            GRANTEE                DATE                   BOOK     PAGE   DOCUMENT
------------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
CHASE STREAM-Somerset    WM. PHILBRICK, ET AL               CMP                    DECEMBER 21, 1953      557      122       Q
CHASE STREAM-Somerset    CMP                                ANDREWS, HUGH          JUNE 1, 1994                            LEASE
CHASE STREAM-Somerset    PARK, EDWARD C.                    CMP                    MAY 18, 1951           536      138      QCC
CHASE STREAM-Somerset    D. W. PHILBRICK, ET AL             CMP                    DECEMBER 21, 1953      557      125       Q
CHASE STREAM-Somerset    BESSEMER SECURITIES CORP           CMP                    MAY 15, 1951           536      131      QCC
CHASE STREAM-Somerset    REALTY OPERATORS CORP              CMP                    MAY 14, 1951           536      135      QCC
CHASE STREAM-Somerset    CMP                                THOMPSON, SHIRLEY C.   SEPTEMBER 1, 1996                       LEASE
CHASE STREAM-Somerset    HARRIMAN, GORDON D.                CMP                    MAY 16, 1951           536      141      QCC
CHASE STREAM-Somerset    MAINE CENTRAL RAILROAD COMPANY     CMP                    JULY 28, 1937          440      435      QCC
CHASE STREAM-Somerset    CMP                                MERTENS, HENRY W.      JANUARY 29, 1974                         QCC
EAST MOXIE-Somerset      GREAT NORTHERN PAPER CO., ET AL    CMP                    MAY 15, 1951           536      404      IND
INDIAN STREAM-Somerset   J.M. HUBER CORP.                   CMP                    AUGUST 31, 1993       1932      248       Q
INDIAN STREAM-Somerset   TRUSTEES OF KENNEBEC CO.           CMP                    JULY 31, 1935          434       89       Q
INDIAN STREAM-Somerset   J.M. HUBER CORP.                   CMP                    JUNE 4, 1951           536      283       W
INDIAN STREAM-Somerset   BESSEMER SECURITIES CORP.          CMP                    MAY 15, 1951           536      131       Q


------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                  INTEREST       NOTES
------------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
CHASE STREAM-Somerset        FEE
CHASE STREAM-Somerset                       CAMPSITE #13
CHASE STREAM-Somerset        FEE
CHASE STREAM-Somerset        EASMT          RIGHT TO CUT AND REMOVE GRASS AND TIMBER TO CONTOUR ELEVATION 960
CHASE STREAM-Somerset        FEE
CHASE STREAM-Somerset        FEE
CHASE STREAM-Somerset                       CAMPSITE #20
CHASE STREAM-Somerset        FEE
CHASE STREAM-Somerset        FEE
CHASE STREAM-Somerset        FEE            FLOWAGE RIGHTS RETAINED
EAST MOXIE-Somerset          EASMT          EASEMENT FOR ACCESS ROAD (HARRIS
                                            STATION ROAD) FROM MOXIE TO INDIAN
                                            POND
INDIAN STREAM-Somerset       FEE            RELEASING RIGHTS TO TIMBER.
                                            CONVEYING CROSSING RIGHTS.
INDIAN STREAM-Somerset       FEE
INDIAN STREAM-Somerset       FEE
INDIAN STREAM-Somerset       FEE

________________________________________________________________________________
*  Documents listed may include both                                   31-Oct-97
   Project Real Property and Additional
   Assets Real Property that may be
   severed pursuant to Section 7.4(f) and
   Excluded Assets that will be severed
   pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 50 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY               GRANTOR                           GRANTEE      DATE                       BOOK       PAGE      DOCUMENT
----------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
INDIAN STREAM-Somerset    TRUSTEES OF KENNEBEC CO.          CMP          JULY 31, 1935              434         89            Q
INDIAN STREAM-Somerset    TRUSTEES OF KENNEBEC CO.          CMP          JULY 31, 1935              434         89            Q
INDIAN STREAM-Somerset    HARRIMAN, GORDON D.               CMP          MAY 16, 1951               536        141            Q
INDIAN STREAM-Somerset    PARK, EDWARD C                    CMP          MAY 18, 1951               536        138            Q
INDIAN STREAM-Somerset    MAINE, STATE OF                   CMP          DECEMBER 31, 1952          549        213           IND
INDIAN STREAM-Somerset    HOLLINGSWORTH & WHITNEY CO.       CMP          OCTOBER 11, 1954           561        468            Q
INDIAN STREAM-Somerset    PARK, EDWARD C.                   CMP          MAY 18, 1951               536        138            Q
INDIAN STREAM-Somerset    BESSEMER SECURITIES CORP.         CMP          MAY 15, 1951               536        131            Q
INDIAN STREAM-Somerset    PARK, EDWARD C                    CMP          MAY 18, 1951               536        138            Q
INDIAN STREAM-Somerset    HARRIMAN, GORDON D.               CMP          MAY 16, 1951               536        141            Q
INDIAN STREAM-Somerset    BESSEMER SECURITIES CORP.         CMP          MAY 15, 1951               536        131            Q
INDIAN STREAM-Somerset    PARK, EDWARD C.                   CMP          MAY 18, 1951               536        138            Q
INDIAN STREAM-Somerset    TRUSTEES OF KENNEBEC CO.          CMP          JULY 11,1935               434         89            Q
INDIAN STREAM-Somerset    REALTY OPERATORS CORP             CMP          MAY 14, 1951               536        135            Q
INDIAN STREAM-Somerset    REALTY OPERATORS CORP             CMP          MAY 14, 1951               536        135            Q
INDIAN STREAM-Somerset    REALTY OPERATORS CORP             CMP          MAY 14, 1951               536        135            Q

------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                  DOCUMENT       NOTES
------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
INDIAN STREAM-Somerset       FEE
INDIAN STREAM-Somerset       FEE
INDIAN STREAM-Somerset       FEE
INDIAN STREAM-Somerset       FEE            591/6960 INTEREST
INDIAN STREAM-Somerset       LEASE          PORTION OF PUBLIC LOT LYING BELOW 960 CONTOUR ELEVATION
INDIAN STREAM-Somerset       FEE
INDIAN STREAM-Somerset       FEE
INDIAN STREAM-Somerset       FEE
INDIAN STREAM-Somerset       FEE
INDIAN STREAM-Somerset       FEE            591/6950 INTEREST
INDIAN STREAM-Somerset       FEE            591/6950 INTEREST
INDIAN STREAM-Somerset       FEE            591/6950 INTEREST
INDIAN STREAM-Somerset       FEE            5177/6950 INTEREST
INDIAN STREAM-Somerset       FEE
INDIAN STREAM-Somerset       FEE
INDIAN STREAM-Somerset       FEE

________________________________________________________________________________
*  Documents listed may include both                                   31-Oct-97
   Project Real Property and Additional
   Assets Real Property that may be
   severed pursuant to Section 7.4(f) and
   Excluded Assets that will be severed
   pursuant to Section 2.2.


                                                Schedule 5.11(C) Page 51 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   GRANTOR                                 GRANTEE                       DATE                BOOK   PAGE
------------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
INDIAN STREAM-Somerset        REALTY OPERATORS CORP                   CMP                           MAY 14, 1951        536    135
INDIAN STREAM-Somerset        BESSEMER SECURITIES CORP.               CMP                           MAY 15, 1951        536    131
INDIAN STREAM-Somerset        CMP                                     ROGERS, JON                   JUNE 1, 1994
INDIAN STREAM-Somerset        HARRIMAN, GORDON D.                     CMP                           MAY 16, 1951        536    141
INDIAN STREAM-Somerset        HARRIMAN, GORDON D.                     CMP                           MAY 18, 1951        536    141
INDIAN STREAM-Somerset        CMP                                     MAINE, STATE OF               JANUARY 8, 1988    1404    102
INDIAN STREAM-Somerset        HUMPHREYS & CLARK TIMBERLAND CO.        CMP                           APRIL 5, 1952       542    195
INDIAN STREAM-Somerset        J.M. HUBER CORP.                        CMP                           MAY 15, 1951        536    404
INDIAN STREAM-Somerset        J.M. HUBER CORP.                        CMP                           JUNE 4, 1951        536    283
INDIAN STREAM-Somerset        J.M. HUBER CORP.                        CMP                           MAY 24, 1954        556    383
INDIAN STREAM-Somerset        TRUSTEES OF KENNEBEC CO.                CMP                           JULY 31, 1935       434     89
INDIAN STREAM-Somerset        CMP                                     ORFF, LINCOLN                 JUNE 1, 1994
INDIAN STREAM-Somerset        PARK, EDWARD C.                         CMP                           MAY 16, 1951        536    138
INDIAN STREAM-Somerset        HARRIMAN, GORDON D.                     CMP                           MAY 18, 1951        536    141
INDIAN STREAM-Somerset        CMP                                     HARRIS, ADRIAN B.             OCTOBER 19, 1995
INDIAN STREAM-Somerset        BESSEMER SECURITIES CORP.               CMP                           MAY 15, 1951        536    131

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   DOCUMENT            INTEREST            NOTES
------------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
INDIAN STREAM-Somerset           Q                FEE                 592/6950 INTEREST
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset         LEASE                                  CAMPSITE #2
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset          IND               EASMT               EASEMENT FOR ACCESS ROAD (HARRIS STATION* ROAD) FROM MOXIE
                                                                      TO INDIAN POND
INDIAN STREAM-Somerset           W                FEE
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset         LEASE                                  CAMPSITE #5
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset         LEASE                                  CAMPSITE #6
INDIAN STREAM-Somerset           Q                FEE

________________________________________________________________________________
*    Documents listed may be include both Project                      31-Oct-97
     Real property and additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2

                                                Schedule 5.11(C) Page 52 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   GRANTOR                                 GRANTEE                       DATE                BOOK   PAGE
------------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
INDIAN STREAM-Somerset        CMP                                     COUTURIER, LEON J.            AUGUST 26, 1994
INDIAN STREAM-Somerset        CMP                                     BATES, RICHARD C.             JUNE 1, 1994
INDIAN STREAM-Somerset        J.M. HUBER CORP.                        CMP                           OCTOBER 29, 1952     549    47
INDIAN STREAM-Somerset        J.M. HUBER CORP.                        CMP                           OCTOBER 10, 1951     539    99
INDIAN STREAM-Somerset        J.M. HUBER CORP.                        CMP                           MAY 24, 1954         558   383
INDIAN STREAM-Somerset        PARK, EDWARD C                          CMP                           MAY 18, 1951         536   138
INDIAN STREAM-Somerset        HARRIMAN, GORDON D.                     CMP                           MAY 16, 1951         536   141
INDIAN STREAM-Somerset        CMP                                     SAWYER, EVELYN                JUNE 1, 1994
INDIAN STREAM-Somerset        MAINE, STATE OF                         CMP                           JANUARY 8, 1988     1404    93
INDIAN STREAM-Somerset        J.M. HUBER CORP.                        CMP                           FEBRUARY 26, 1994   1987   186
INDIAN STREAM-Somerset        CMP                                     SAYWARD, DENNIS A.            JUNE 1, 1994
INDIAN STREAM-Somerset        CMP                                     LANEY, RICHARD L.             JUNE 1, 1990
INDIAN STREAM-Somerset        REALTY OPERATORS CORP                   CMP                           MAY 14, 1951         536   135
INDIAN STREAM-Somerset        CMP                                     KENNEBEC SCENIC SNO-RIDER     DECEMBER 12, 1994
INDIAN STREAM-Somerset        CMP                                     LEAVITT, WALTER H.            JUNE 1, 1994
INDIAN STREAM-Somerset        J.M. HUBER CORP.                        CMP                           MAY 24, 1954         558   383
INDIAN STREAM-Somerset        REALTY OPERATORS CORP                   CMP                           MAY 14, 1951         536   135

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   DOCUMENT            INTEREST            NOTES
------------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
INDIAN STREAM-Somerset         LEASE                                  CAMPSITE #9
INDIAN STREAM-Somerset         LEASE                                  CAMPSITE #7
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset         LEASE                                  CAMPSITE #6
INDIAN STREAM-Somerset           Q                FEE                 PROPERTY & FLOWAGE RIGHTS
INDIAN STREAM-Somerset          IND               EASMT               TIMBER RIGHTS FOR 2 YEARS: 50 R.O.W. IN COMMON WITH CMP
INDIAN STREAM-Somerset         LEASE                                  CAMPSITE #4
INDIAN STREAM-Somerset         LEASE                                  CAMPSITE #3
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset        LICENSE             EASMT               SNOWMOBILE TRIAL LICENSE NO. 00007
INDIAN STREAM-Somerset         LEASE                                  CAMPSITE #1
INDIAN STREAM-Somerset           Q                FEE
INDIAN STREAM-Somerset           Q                FEE

________________________________________________________________________________
*    Documents listed may be include both Project                      31-Oct-97
     Real property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 53 of 133

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY               GRANTOR                         GRANTEE                        DATE                    BOOK        PAGE
---------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
INDIAN STREAM-Somerset    BESSEMER SECURITIES CORP.       CMP                            MAY 15, 1951             536        131
INDIAN STREAM-Somerset    TRUSTEES OF KENNEBEC CO.        CMP                            JULY 31, 1935            434         89
INDIAN STREAM-Somerset    CMP                             OSGOOD, SCOTT                  JUNE 1, 1994
MISERY GORE-Somerset      S. D. WARREN                    CMP                            MARCH 1, 1994
MISERY GORE-Somerset      CMP                             S. D. WARREN                   MARCH 1, 1994           1983         54
MISERY GORE-Somerset      S. D. WARREN                    CMP                            MARCH 1, 1994           1983         54
MOXIE GORE-Somerset       T-M CORPORATION                 CMP                            NOVEMBER 1, 1989        1573        250
MOXIE GORE-Somerset       MAINE, STATE OF                 CMP                            DECEMBER 22, 1953        557        297
MOXIE GORE-Somerset       CMP                             KENNEBEC SCENIC SNO-RIDERS     DECEMBER 12, 1994
MOXIE GORE-Somerset       T-M CORPORATION                 CMP                            JULY 21, 1993           1921        327
MOXIE GORE-Somerset       T-M CORPORATION                 CMP                            NOVEMBER 6, 1989        1573        248
MOXIE GORE-Somerset       S. D WARREN CO.                 CMP                            MAY 15, 1951             536        404
MOXIE GORE-Somerset       T-M CORPORATION                 CMP                            MARCH 22, 1989          1506        288
ROCKWOOD STRIP-Somerset   CMP                             T-M CORPORATION                JUNE 20, 1990
SAPLING-Somerset          HOLLINGSWORTH & WHITNEY CO.     CMP                            OCTOBER 11, 1954         561        468

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                 DOCUMENT          INTEREST    NOTES
------------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
INDIAN STREAM-Somerset          Q             FEE
INDIAN STREAM-Somerset          Q             FEE
INDIAN STREAM-Somerset        LEASE           EASMT      OPERATOR'S HOUSE NO. 2 AT HARRIS STATION DAM--*VACATED ON MARCH 31, 1995
MISERY GORE-Somerset        AGREEMENT                    PERMISSION TO DEVELOP, MAINTAIN, PERMIT PUBLIC USE OF 10 PROMITIVE CAMPING
                                                         SITES
MISERY GORE-Somerset           IND            EASMT      R/W TO USE OLD RAILROAD BED ROAD THROUGH TAUNTON & RAYNHAM, MISERY GORE &
                                                         SAPLING TO INDIAN POND; ALSO FALLS WITHIN MOOSEHEAD PROJECT
MISERY GORE-Somerset           IND            FEE        ROAD IS FOR ACCESS TO 10A ON INDIAN POND AND ALSO FALLS WITHIN MOOSEHEAD
                                                         PROJECT; EASEMENT GRANTED TO S.D.WARREN TO USE ROAD
MOXIE GORE-Somerset             Q             EASMT      SCENIC EASEMENT
MOXIE GORE-Somerset            IND            EASMT      ACCESS ROAD AND TELEPHONE LINE
MOXIE GORE-Somerset          LICENSE          EASMT      SNOWMOBILE TRAIL LICENSE NO. 00007
MOXIE GORE-Somerset             W             FEE        45.6A PURCHASED TO FACILITATE CARRY BROOK PARKING LOT & EMERGENCY
                                                         HELICOPTER LANDING PAD
MOXIE GORE-Somerset            QCC            EASMT      ACCESS OVER/ALONG CARRY BROOK ROAD AND OTHER ROADS ON T-M PROPERTY
MOXIE GORE-Somerset            IND            EASMT      EASEMENT FOR ACCESS ROAD ( HARRIS STATION ROAD) FROM MOXIE TO INDIAN POND
MOXIE GORE-Somerset             Q             FEE        PURPOSE OF CONVEYANCE WAS TO BETTER DEFINE BOUNDARY LINE RATHER THAN USING
                                                         820' CONTOUR
ROCKWOOD STRIP-Somerset     AGREEMENT                    TRANSPORTATION AGREEMENT
SAPLING-Somerset               QCC            FEE

________________________________________________________________________________
*  Documents listed may include both                                   31-Oct-97
   Project Real Property and Additional
   assets Real Property that may be
   severed pursuant to Section 7.4(f) and
   Excluded Assets that will be severed
   pursuant to Section 2.2

                                                Schedule 5.11(C) Page 54 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           GRANTOR                         GRANTEE                                  DATE                 BOOK      PAGE
------------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
SAPLING-Somerset      S. D. WARREN                     CMP                                     MARCH 1, 1994        1983       54
SAPLING-Somerset      HOLLINGSWORTH & WHITNEY CO.      CMP                                     OCTOBER 11, 1954      561      468
SAPLING-Somerset      CMP                              S. D. WARREN                            MARCH 1, 1994        1983       54
SAPLING-Somerset      CMP                              MAINE DEPARTMENT OF CONSERVATION        JANUARY 12, 1989
SAPLING-Somerset      CMP                              MAINE, STATE OF                         JANUARY 8, 1988      1404      102
SAPLING-Somerset      S. D. WARREN                     CMP                                     MARCH 1, 1994
SAPLING-Somerset      MAINE CENTRAL RAILROAD COMPANY   CMP                                     JULY 28,1937          404      435
SAPLING-Somerset      MAINE CENTRAL RAILROAD COMPANY   CMP                                     JULY 28, 1937         404      435
SAPLING-Somerset      MAINE, STATE OF                  CMP                                     JANUARY 8, 1988      1404       93
SAPLING-Somerset      HOLLINGSWORTH & WHITNEY CO       CMP                                     DECEMBER 15, 1952     549      248
SAPLING-Somerset      HOLLINGSWORTH & WHITNEY CO.      CMP                                     OCTOBER 11, 1954      561      468
SAPLING-Somerset      MARR, EVELYN E., ET AL           CMP                                     JULY 6, 1953          553      416
SAPLING-Somerset      S. D. WARREN                     CMP                                     MARCH 1, 1994        1983       57
SAPLING-Somerset      HOLLINGSWORTH & WHITNEY CO       CMP                                     DECEMBER 15, 1952     549      248
SAPLING-Somerset      CMP                              SOMERSET COUNTY COMMISSIONERS OFFICE    JANUARY 12, 1989

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY          DOCUMENT       INTEREST     NOTES
-----------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
SAPLING-Somerset        IND         FEE          ROAD IS FOR ACCESS TO 10A ON INDIAN POND AND ALSO FALLS WITHIN MOOSEHEAD PROJECT;
                                                 EASEMENT GRANTED TO S.D. WARREN TO USE ROAD
SAPLING-Somerset        QCC         FEE
SAPLING-Somerset        IND         EASMT        R/W TO USE OLD RAILROAD BED ROAD THROUGH TAUNTON & RAYNHAM, MISERY GORE & SAPLING
                                                 TO INDIAN POND; ALSO FALLS WITHIN MOOSEHEAD PROJECT
SAPLING-Somerset      PERMIT                     SNOWMOBILE TRAIL
SAPLING-Somerset        Q           FEE
SAPLING-Somerset     AGREEMENT                   PERMISSION TO DEVELOP, MAINTAIN, PERMIT PUBLIC USE OF 10 PRIMITIVE CAMPING SITES
SAPLING-Somerset        Q           FEE
SAPLING-Somerset       QCC          FEE
SAPLING-Somerset        Q           FEE          PROPERTY & FLOWAGE RIGHTS
SAPLING-Somerset       QCC          FEE
SAPLING-Somerset       QCC          FEE
SAPLING-Somerset        W           FEE
SAPLING-Somerset        Q           FEE
SAPLING-Somerset       QCC          FEE
SAPLING-Somerset      PERMIT                     PERMIT SHALL TERMINATE UPON SALE OF LAND; 500 FT SNOWMOBILE TRAIL ALONG WEST SIDE
                                                 OF EAST OUTLET APPROX 2 MILES

________________________________________________________________________________
*  Documents listed may include both                                   31-Oct-97
   Project Real Property and Additional
   assets Real Property that may be
   severed pursuant to Section 7.4(f) and
   Excluded Assets that will be severed
   pursuant to Section 2.2

                                                Schedule 5.11(C) Page 55 of 133

-------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                           GRANTEE                        DATE                  BOOK      PAGE
-------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
SAPLING-Somerset         MAINE, STATE OF                   CMP                            DECEMBER 31, 1952      549      215
SAPLING-Somerset         MARR, EVELYN E., ET AL            CMP                            JULY 6, 1953           553      416
SAPLING-Somerset         CMP                               STRENG, RICHARD G.             JUNE 1, 1994
SQUARETOWN-Somerset      HARRIMAN, GORDON D.               CMP                            MAY 16, 1951           536      141
SQUARETOWN-Somerset      J.M. HUBER CORP.                  CMP                            OCTOBER 10, 1951       539       99
SQUARETOWN-Somerset      TRUSTEES OF KENNEBEC CO.          CMP                            JULY 31, 1935          434       89
SQUARETOWN-Somerset      REALTY OPERATORS CORP.            CMP                            MAY 14, 1951           536      135
SQUARETOWN-Somerset      J.M. HUBER CORP.                  CMP                            AUGUST 31, 1993       1932      248
SQUARETOWN-Somerset      BESSEMER SECURITIES CORP.         CMP                            MAY 15, 1951           536      131
SQUARETOWN-Somerset      TRUSTEES OF KENNEBEC CO.          CMP                            JULY 31, 1935          434       89
SQUARETOWN-Somerset      REALTY OPERATORS CORP.            CMP                            MAY 14, 1951           536      135
SQUARETOWN-Somerset      PARK, EDWARD C.                   CMP                            MAY 18, 1951           536      138
SQUARETOWN-Somerset      HARRIMAN, GORDON D.               CMP                            MAY 16, 1951           536      141
SQUARETOWN-Somerset      J.M. HUBER CORP.                  CMP                            OCTOBER 10, 1951       539       99
SQUARETOWN-Somerset      CMP                               KENNEBEC SCENIC SNO-RIDERS     DECEMBER 12, 1994
SQUARETOWN-Somerset      REALTY OPERATORS CORP.            CMP                            MAY 14, 1951           536      135

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT            INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
SAPLING-Somerset          IND                LEASE          RIGHT TO OVERFLOW AND FLOOD TO CONTOUR ELEVATION 960;
                                                            THAT PORTION OF PUBLIC LOT LYING BELOW 960 COUNTOUR ELEVATION.
SAPLING-Somerset           W                 FEE
SAPLING-Somerset         LEASE                              CAMPSITE #28
SQUARETOWN-Somerset        Q                 FEE
SQUARETOWN-Somerset        Q                 FEE
SQUARETOWN-Somerset        Q                 FEE
SQUARETOWN-Somerset        Q                 FEE
SQUARETOWN-Somerset       QCC                FEE            RELEASING RIGHTS TO TIMBER CONVEYING CROSSDING RIGHTS.
SQUARETOWN-Somerset        Q                 FEE
SQUARETOWN-Somerset        Q                 FEE
SQUARETOWN-Somerset        Q                 FEE
SQUARETOWN-Somerset        Q                 FEE
SQUARETOWN-Somerset        Q                 FEE
SQUARETOWN-Somerset        Q                 FEE
SQUARETOWN-Somerset      ICENSE              EASMT          SNOWMOBILE TRAIL LICENSE NO. 00007
SQUARETOWN-Somerset        Q                 FEE

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 56 of 133

-------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                           GRANTEE                        DATE                  BOOK      PAGE
-------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
SQUARETOWN-Somerset      HARRIMAN, GORDON D.               CMP                            MAY 16, 1951           536      141
SQUARETOWN-Somerset      PARK, EDWARD C                    CMP                            MAY 18, 1951           536      138
SQUARETOWN-Somerset      BESSEMER SECURITIES CORP.         CMP                            MAY 15, 1951           536      131
SQUARETOWN-Somerset      TRUSTEES OF KENNEBEC CO.          CMP                            JULY 31, 1935          434       89
SQUARETOWN-Somerset      J. M. HUBER CORP.                 CMP                            OCTOBER 10, 1951       539       99
SQUARETOWN-Somerset      REALTY OPERATORS CORP.            CMP                            MAY 14, 1951           536      135
SQUARETOWN-Somerset      HARRIMAN, GORDON D.               CMP                            MAY 16, 1951           536      141
SQUARETOWN-Somerset      BESSEMER SECURITIES CORP.         CMP                            MAY 15, 1951           536      131
SQUARETOWN-Somerset      J. M. HUBER CORP.                 CMP                            OCTOBER 10, 1951       539       99
SQUARETOWN-Somerset      PARK, EDWARD C.                   CMP                            MAY 18, 1951           536      138
SQUARETOWN-Somerset      HUMPHREYS & CLARK TIMBERLAND CO.  CMP                            APRIL 5, 1952          542      195
SQUARETOWN-Somerset      J.M. HUBER CORP.                  CMP                            MAY 15, 1951           536      404
SQUARETOWN-Somerset      BESSEMER SECURITIES CORP.         CMP                            MAY 15, 1951           536      131
SQUARETOWN-Somerset      TRUSTEES OF KENNEBEC CO.          CMP                            JULY 31, 1935          434       89
SQUARETOWN-Somerset      PARK, EDWARD C.                   CMP                            MAY 18, 1951           536      138
T1-R6-Somerset           FERC                              CMP
T1-R6-Somerset           DEP                               CMP

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                     DOCUMENT       INTEREST        NOTES
-----------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
SAPLING-Somerset                   Q             FEE
SAPLING-Somerset                   Q             FEE
SAPLING-Somerset                   Q             FEE
SQUARETOWN-Somerset                Q             FEE
SQUARETOWN-Somerset                Q             FEE
SQUARETOWN-Somerset                Q             FEE
SQUARETOWN-Somerset                Q             FEE
SQUARETOWN-Somerset                Q             FEE
SQUARETOWN-Somerset                Q             FEE
SQUARETOWN-Somerset                Q             FEE
SQUARETOWN-Somerset                Q             EASMT
SQUARETOWN-Somerset               IND            EASMT         EASEMENT FOR ACCESS ROAD (HARRIS STATION ROAD) FROM MOXIE TO
                                                               INDIAN POND
SQUARETOWN-Somerset                Q             FEE
SQUARETOWN-Somerset                Q             FEE
SQUARETOWN-Somerset                Q             FEE
T1-R6-Somerset                  PERMIT                         FERC LICENSE #2142; APPL. FILED DECEMBER 31, 1999
T1-R6-Somerset                  PERMIT                         DEP WASTE DISCHARGE #W000572-57-B-R

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 57 of 133

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   GRANTOR             GRANTEE          DATE              BOOK      PAGE      DOCUMENT       INTEREST
---------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
T1-R6-Somerset                NPDES               CMP                                                     PERMIT
TAUNTON & RAYNHAM-Somerset    S. D. WARREN        CMP              MARCH 1, 1994                         AGREEMENT
TAUNTON & RAYNHAM-Somerset    CMP                 S. D. WARREN     MARCH 1, 1994     1983       54          IND         EASMT
TAUNTON & RAYNHAM-Somerset    S. D. WARREN        CMP              MARCH 1, 1994     1983       54          IND         FEE

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                         NOTES
----------------------------------------------------------------------------------------------------------------------------------
INDIAN POND*
------------
T1-R6-Somerset                      NPDES #ME0001236; APPL. FILED APRIL 24,
                                    1990
TAUNTON & RAYNHAM-Somerset          PERMISSION TO DEVELOP, MAINTAIN, PERMIT
                                    PUBLIC USE OF 10 PROMITIVE CAMPING SITES
TAUNTON & RAYNHAM-Somerset          R/W TO USE OLD RAILROAD BED ROAD THROUGH
                                    TAUNTON & RAYNHAM, MISERY GORE & SAPLING TO
                                    INDIAN POND; ALSO FALLS WITHIN MOOSEHEAD
                                    PROJECT
TAUNTON & RAYNHAM-Somerset          ROAD IS FOR ACCESS TO 10A ON INDIAN POND AND
                                    ALSO FALLS WITHIN MOOSEHEAD PROJECT;
                                    EASEMENT GRANTED TO S.D. WARREN TO USE ROAD

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant
     to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 58 of 133

-----------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR             GRANTEE           DATE                  BOOK      PAGE    DOCUMENT     INTEREST
-----------------------------------------------------------------------------------------------------------------------
KEZAR FALLS*
------------
The Upper site dam is located in the town of Porter, and the power house is located in the town of
Parsonsfield. The Lower Site is located in the town of Parsonsfield. Flowage rights are contained within the banks of the Ossipee River in both Porter and Parsonsfield.
PARSONSFIELD-York   SMITH, LAWRENCE     CMP               SEPTEMBER 12, 1995    7554       29     QCC          FEE &
                    & VERONICA                                                                                 EASMT
PARSONSFIELD-York   SMITH, LAWRENCE     CMP               SEPTEMBER 12, 1995    7554       32     QCC          FEE
                    E., ET AL
PARSONSFIELD-York   SMITH, LAWRENCE     CMP               SEPTEMBER 9, 1995     7554       37     QCC          EASMT
                    E., IV & MELANIE
                    SMITH
PARSONSFIELD-York   CMP                 SMITH, LAWRENCE   SEPTEMBER 12, 1995                      LEASE
                                        E., ET AL
PARSONSFIELD-York   CMP                 SMITH, LAWRENCE   SEPTEMBER 12, 1995    7571      207  *MEMO OF LEASE
                                        E., ET AL
PARSONSFIELD-York   CMP                 KEZAR FALLS       JUNE 9, 1971                            QCC          EASMT
                                        WATER CO.
PORTER-Oxford       SMITH, LAWRENCE     CMP               SEPTEMBER 12, 1995     357      178      W           FEE
                    & VERONICA
PORTER-Oxford       SMITH, LAWRENCE     CMP               SEPTEMBER 12, 1995     357      176     QCC          FEE
                    E., ET AL
PORTER/             DEP                 CMP                                                      PERMIT
PARSONSFIELD-
Oxford/York
PORTER/             FERC                CMP                                                      PERMIT
PARSONSFIELD-
Oxford/York

-----------------------------------------------------------------------
TOWN/COUNTY              NOTES
-----------------------------------------------------------------------
KEZAR FALLS*
------------
PARSONSFIELD-York        DAM, POWERHOUSE, TURBINE EQUIPMENT, LAND &
                         RIPARIAN RIGHTS
PARSONSFIELD-York        EXCEPTING EASMT TO KEZAR FALLS WATER CO.
                         9/24/59, 1437/211; SUBJECT TO EASMT TO KEZAR
                         FALLS WATER CO. 6/9/71
PARSONSFIELD-York        RIGHTS & EASMTS OVER, ACROSS AND/OR UNDER
                         LAND KNOWN AS THE "ISLAND"
PARSONSFIELD-York        LEASE OF GARAGE OR BARN AND ADJACENT LAND

PARSONSFIELD-York        "NO RENEWALS, EXTENSIONS OR OPTIONS TO
                         PURCHASE OR TRANSFER TITLE
PARSONSFIELD-York        PERPETUAL EASMT FOR PASSAGE, INGRESS &
                         EGRESS UPON ROADWAY LEADING FROM GARNER
                         AVE TO PUMP HOUSES
PORTER-Oxford            DAM, POWERHOUSE, TURBINE EQUIPMENT, LAND &
                         RIPARIAN RIGHTS
PORTER-Oxford            EXCEPTING EASMT TO KEZAR FALLS WATER CO.
                         9/24/59, 1437/211; SUBJECT TO EASMT TO KEZAR
                         FALLS WATER CO. 6/9/71
PORTER/                  DEP 401 CERTIFICATION #L-11192-B-A
PARSONSFIELD-
Oxford/York
PORTER/                  FERC LICENSE #9340
PARSONSFIELD-
Oxford/York

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 59 of 133

----------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR             GRANTEE           DATE                  BOOK      PAGE    DOCUMENT     INTEREST
----------------------------------------------------------------------------------------------------------------------------
LEDGEMERE*
----------
This project is located on the Little Ossippee River in the towns of Limerick and Waterboro. Flowage rights are contained within the banks of the Little Ossippee River.
LIMERICK/WATERBORO-      SMITH, LAWRENCE     CMP               SEPTEMBER 12, 1995    7554       34       QCC        FEE
York                     E., ET AL
LIMERICK/WATERBORO-      DEP                 CMP                                                        PERMIT
York
LIMERICK/WATERBORO-      FERC                CMP                                                        PERMIT
York

---------------------------------------------------------------------
TOWN/COUNTY              NOTES
---------------------------------------------------------------------
LEDGEMERE*
----------
LIMERICK/WATERBORO-      LAND, TOGETHER WITH RIGHTS, PRIVILEGES, REAL
York                     ESTATE, ROW, WATER POWER RIGHTS & FLOWAGE
                         RIGHTS PERTAINING TO DAM AT LEDGEMERE
LIMERICK/WATERBORO-      DEP 401 CERTIFICATION #L-010699-A-N
York
LIMERICK/WATERBORO-      FERC EXEMPTION #8788; NO EXPIRATION DATE.
York                     NOTIFICATION OF TRANSFER TO BE FILED BY NEW
                         OWNER.

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 60 of 133

--------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR               GRANTEE                  DATE                   BOOK      PAGE
--------------------------------------------------------------------------------------------------------------------------------
LEWISTON FALLS*
---------------
This project is located on the Androscoggin River in the cities of Aubum and Lewision. The project consist of a canal system in
Lewiston, the dam in Lewiston, and flowage rights in the cities of Aubum and Lewiston, CMP and UWP are co-licensees for this project. Union Water Power owns the dams and canal system, CMP owns the power generating facilities.
AUBURN-Androscoggin      ROSE, WALTER E.       UNION WATER POWER CO.    SEPTEMBER 15, 1906     217        644
AUBURN-Androscoggin      FRANKLIN CO.          UNION WATER POWER CO.    DECEMBER 5, 1878        95        411
AUBURN-Androscoggin      FRANKLIN CO.          UNION WATER POWER CO.    DECEMBER 5, 1878        95        411
AUBURN-Androscoggin      FRANKLIN CO.          UNION WATER POWER CO.    DECEMBER 5, 1878        95        411
AUBURN-Androscoggin      FRANKLIN CO.          UNION WATER POWER CO.    DECEMBER 5, 1878        95        411
AUBURN-Androscoggin      FRANKLIN CO.          UNION WATER POWER CO.    DECEMBER 5, 1878        95        411
AUBURN-Androscoggin      WILSON, CHARLES C.    UNION WATER POWER CO.    MAY 8, 1908            224         43
AUBURN-Androscoggin      ROSE, WALTER E.       UNION WATER POWER CO.    SEPTEMBER 15, 1906     217        644
AUBURN-Androscoggin      ROSE, WALTER E.       UNION WATER POWER CO.    SEPTEMBER 15, 1906     217        644
AUBURN-Androscoggin      ROSE, WALTER E.       UNION WATER POWER CO.    SEPTEMBER 15, 1906     217        644
AUBURN-Androscoggin      FRANKLIN CO.          UNION WATER POWER CO.    DECEMBER 5, 1878        95        411
AUBURN-Androscoggin      ROSE, WALTER E.       UNION WATER POWER CO.    SEPTEMBER 15, 1906     217        644
AUBURN-Androscoggin      ROSE, WALTER E.       UNION WATER POWER CO.    SEPTEMBER 15, 1906     217        644
AUBURN-Androscoggin      ROSE, WALTER E.       UNION WATER POWER CO.    SEPTEMBER 15, 1906     217        644
AUBURN-Androscoggin      ROSE, WALTER E.       UNION WATER POWER CO.    SEPTEMBER 15, 1906     217        644
AUBURN-Androscoggin      ROSE, WALTER E.       UNION WATER POWER CO.    SEPTEMBER 15, 1906     217        644
AUBURN-Androscoggin      FRANKLIN CO.          UNION WATER POWER CO.    DECEMBER 5, 1878        95        411

-------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
-------------------------------------------------------------------------------
LEWISTON FALLS*
---------------
AUBURN-Androscoggin         Q           FEE
AUBURN-Androscoggin         Q           FEE
AUBURN-Androscoggin         Q           FEE
AUBURN-Androscoggin         Q           FEE
AUBURN-Androscoggin         Q           FEE
AUBURN-Androscoggin         Q           FEE
AUBURN-Androscoggin         W           EASMT
AUBURN-Androscoggin         Q           FEE
AUBURN-Androscoggin         Q           FEE
AUBURN-Androscoggin         Q           FEE
AUBURN-Androscoggin         Q           FEE
AUBURN-Androscoggin         Q           FEE
AUBURN-Androscoggin         Q           FEE
AUBURN-Androscoggin         Q           FEE
AUBURN-Androscoggin         Q           FEE
AUBURN-Androscoggin         Q           FEE
AUBURN-Androscoggin         Q           FEE

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 61 of 133

------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                  GRANTEE                       DATE                     BOOK      PAGE
------------------------------------------------------------------------------------------------------------------------
LEWISTON FALLS*
---------------
AUBURN-Androscoggin      FRANKLIN CO.             UNION WATER POWER CO.         DECEMBER 5, 1878           95       411
AUBURN-Androscoggin      FRANKLIN CO.             UNION WATER POWER CO.         MARCH 21, 1902            191       647
AUBURN-Androscoggin      UNION WATER POWER CO.    AUBURN WATER DISTRICT         FEBRUARY 24, 1927         369       544
AUBURN-Androscoggin      CMP                      COUILLARD, EMILE              FEBRUARY 28, 1944
AUBURN-Androscoggin      CMP, ET AL               NORTHERN UTILITIES, INC.      JULY 24, 1989            2494       231
AUBURN-Androscoggin      UNION WATER POWER CO.    LIBBEY & DINGLEY              APRIL 3, 1902             191       638
DURHAM-Androscoggin      BELL FARMS INC.          CMP                           OCTOBER 3, 1989          2494       277
LEWISTON-Androscoggin    CMP                      LEWISTON, CITY OF             APRIL 10, 1991           2670        17
LEWISTON-Androscoggin    UNION WATER POWER CO.    ST. MARY'S PARISH             APRIL 23, 1946
LEWISTON-Androscoggin    UNION WATER POWER CO.    QUESSEY, SANDRA               NOVEMBER 2, 1989
LEWISTON-Androscoggin    W.S. LIBBEY CO.          CMP                           AUGUST 1, 1990           2588       186
LEWISTON-Androscoggin    UNION WATER POWER CO.    LEPAGE BAKERY                 NOVEMBER 25, 1986
LEWISTON-Androscoggin    UNION WATER POWER CO.    FINANCIAL CENTER ASSOC.       OCTOBER 1, 1980
LEWISTON-Androscoggin    UNION WATER POWER CO.    GATEWAY ASSOCIATES            JUNE 1, 1979
LEWISTON-Androscoggin    UNION WATER POWER CO.    MARDEN'S                      NOVEMBER 25, 1986
LEWISTON-Androscoggin    UNION WATER POWER CO.    CUMBSEC & LEWISTON, CITY OF   JUNE 30, 1993            3078       216
LEWISTON-Androscoggin    ROSE, WALTER E.          UNION WATER POWER CO.         MARCH 28, 1908            223        55
LEWISTON-Androscoggin    FRANKLIN CO.             UNION WATER POWER CO.         SEPTEMBER 23, 1943        544       354

------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
------------------------------------------------------------------------------------------------------------------------------
LEWISTON FALLS*
---------------
AUBURN-Androscoggin          Q          FEE
AUBURN-Androscoggin          Q          EASMT
AUBURN-Androscoggin          Q          FEE            FLOWAGE
AUBURN-Androscoggin          Q          FEE            FLOWAGE
AUBURN-Androscoggin      AGREEMENT                     GAS TRANSMISSION LINE
AUBURN-Androscoggin        IND          FEE
DURHAM-Androscoggin          W          FEE            BOAT LAUCH, OUTSIDE PROJECT BOUNDARY BUT PART OF FERC LICENSING
LEWISTON-Androscoggin        Q          FEE            UPPER ANDROSCOGGIN HYDRO FACILITY
LEWISTON-Androscoggin      LEASE                       CROSS CANAL #2 - LAND AT LINCOLN ST. FOR PLAYGROUND & FOOT PATH
LEWISTON-Androscoggin      LEASE                       CROSS CANAL #2 - LAND LEASE ON LINCOLN ST.
LEWISTON-Androscoggin       IND         R&E            (COLUMBIA MILL LOT) CONVEYS 3 ITEMS OF REAL ESTATE, FIXTURES & PERSONAL
                                                       PROPERTY
LEWISTON-Androscoggin      LEASE                       UPPER CANAL - PERMISSION FOR STORM CULVERTS
LEWISTON-Androscoggin    IND/LEASE                     MAIN CANAL - LEASE FOR PARKING ON CANAL STREET
LEWISTON-Androscoggin      LEASE                       MAIN CANAL - LEASE FOR PARKING ON CANAL STREET
LEWISTON-Androscoggin      LEASE                       UPPER CANAL - LAND LEASE FOR 4 STORM CULVERTS
LEWISTON-Androscoggin       IND         EASMT          PERPETUAL EASEMENTS FOR 3 BRIDGES
LEWISTON-Androscoggin        Q          FEE
LEWISTON-Androscoggin        Q          FEE            RELEASE OF ANY INTEREST

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 62 of 133

-------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                  GRANTEE                  DATE                BOOK           PAGE
-------------------------------------------------------------------------------------------------------------------
LEWISTON FALLS*
---------------
LEWISTON-                UNION WATER              MARDEN'S                 MAY 1, 1983
Androscoggin             POWER CO.
LEWISTON-                UNION WATER              DORLER                   OCTOBER 5,
Androscoggin             POWER CO.                COMMUNICATIONS           1977
LEWISTON-                W.S. LIBBEY CO.          UNION WATER              AUGUST 1, 1990      2588           183
Androscoggin                                      POWER CO.
LEWISTON-                COE, THOMAS              UNION WATER              JULY 15, 1908        224           145
Androscoggin             UPMAN                    POWER CO.
LEWISTON-                UNION WATER              TECHKNOWLEDGE,           FEBRUARY 1,
Androscoggin             POWER CO.                INC.                     1995
LEWISTON-                UNION WATER              LEWISTON MILL            AUGUST 1, 1994
Androscoggin             POWER CO.                REDEVELOPMENT
                                                  CORP.
LEWISTON-                UNION WATER              GRIMMEL'S                DECEMBER 4,
Androscoggin             POWER CO.                SERVICE STATION          1989
LEWISTON-                UNION WATER              CONSOLIDATED             FEBRUARY 24,
Androscoggin             POWER CO.                HYDRO                    1987
LEWISTON-                UNION WATER              SYNERGICS, INC.          MARCH 26, 1987
Androscoggin             POWER CO.
LEWISTON-                UNION WATER              L.L. BEAN                FEBRUARY 5,
Androscoggin             POWER CO.                                         1988
LEWISTON-                UNION WATER              L.S. INVESTMENT,         JULY 13, 1986
Androscoggin             POWER CO.                INC.
LEWISTON-                UNION WATER              LINCOLN CANAL            MAY 6, 1966
Androscoggin             POWER CO.                CORP.
LEWISTON-                CMP                      CONTINENTAL              JULY 1, 1982
Androscoggin                                      CORPORATION
LEWISTON-                UNION WATER              CMP                      DECEMBER 7,
Androscoggin             POWER CO.                                         1993
LEWISTON-                WILSON,                  UNION WATER              MAY 8, 1908          224            43
Androscoggin             CHARLES C.               POWER CO.
LEWISTON-                FRANKLIN CO.             UNION WATER              DECEMBER 5,           95           411
Androscoggin                                      POWER CO.                1878
LEWISTON-                BATES                    UNION WATER              OCTOBER 26,          205           300
Androscoggin             MANUFACTURING G          POWER CO.                1904
                         CO.

--------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY               DOCUMENT                 INTEREST            NOTES
--------------------------------------------------------------------------------------------------------------------------------
LEWISTON FALL*
--------------
LEWISTON-                 LEASE                                        MAIN CANAL - USE OF BRIDGE & LAND AT
Androscoggin                                                           SOUTHWEST END OF BRIDGE
LEWISTON-                 LEASE                                        ISLAND AVE. PARKING & BUILDING SPACE ON 1ST
Androscoggin                                                           FLOOR
LEWISTON-                  IND                     EASMT               ALL WATER RIGHTS, AND ALL OTHER APPURTENANT
Androscoggin                                                           RIGHTS & INTEREST IN THE STATE OF MAINE
LEWISTON-                   Q                      EASMT
Androscoggin              IND/LEASE                                    2 ISLAND AVE., 2ND FLOOR OFFICE SPACE FOR NO
LEWISTON-                                                              MORE THAN 2 EMPLOYEES
Androscoggin              LEASE                                        LEASE FOR SIGN ON UWP LAND
LEWISTON-                 * LEASE                                      AGREEMENT TO USE LAND FOR STORAGE PURPOSES
Androscoggin              AGREEMENT                                    LITTLE ANDROSCOGGIN GAUGING STATION
LEWISTON-
Androscoggin              AGREEMENT                                    LITTLE ANDROSCOGGIN GAUGING STATION
LEWISTON-
Androscoggin              LEASE                                        CROSS CANAL #1 - PERMISSION FOR EMERGENCY
LEWISTON-                                                              EGRESS
Androscoggin              LEASE                                        CROSS CANAL #2 - PERMISSION TO USE LAND ON
LEWISTON-                                                              LINCOLN ST.
Androscoggin              LEASE                                        CROSS CANAL #1 - PERMISSION TO USE 3" WIDE STRIP
LEWISTON-                                                              OF LAND
Androscoggin              IND/LEASE                                    RENT OF SPACE IN CONTINENTAL MILL GENERATOR
LEWISTON-                                                              BUILDING
Androscoggin              LICENSE                                      ISLAND AVE. AGREEMENT FOR 4 PARKING SPACES
LEWISTON-
Androscoggin                 W                       EASMT
LEWISTON-
Androscoggin                 Q                       FEE
LEWISTON-
Androscoggin                 Q                       FEE
LEWISTON-
Androscoggin
LEWISTON-
Androscoggin

________________________________________________________________________________
*     Documents listed may include                                    31-Oct-97
      both Project Real Property and
      Additional Assets Real Property
      that may be severed pursuant to
      Section 7.4(f) and Excluded assets
      that will be severed pursuant to
      Section 2.2.

                                                Schedule 5.11(C) Page 63 of 133

----------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                 GRANTOR                  GRANTEE                  DATE                BOOK           PAGE
----------------------------------------------------------------------------------------------------------------------
LEWISTON FALLS*
---------------
LEWISTON-                W.S. LIBBEY CO.          UNION WATER              NOVEMBER 27,          592          254
Androscoggin                                      POWER CO.                1946
LEWISTON-                WILSON,                  UNION WATER              MAY 8, 1908           224           43
Androscoggin             CHARLES C.               POWER CO.
LEWISTON-                WILSON,                  UNION WATER              MAY 8, 1908           224           43
Androscoggin             CHARLES C.               POWER CO.
LEWISTON-                WILSON,                  UNION WATER              MAY 8, 1908           224           43
Androscoggin             CHARLES C.               POWER CO.
LEWISTON-                COE, THOMAS              UNION WATER              JULY 15, 1908         224          145
Androscoggin             UPMAN                    POWER CO.
LEWISTON-                WILSON,                  UNION WATER              MAY 8, 1908           224           43
Androscoggin             CHARLES C.               POWER CO.
LEWISTON-                FRANKLIN CO.             UNION WATER              DECEMBER 5,            95          411
Androscoggin                                      POWER CO.                1978
LEWISTON-                WILSON,                  UNION WATER              MAY 8, 1908           224           43
Androscoggin             CHARLES C.               POWER CO.
LEWISTON-                WILSON,                  UNION WATER              MAY 8, 1908           224           43
Androscoggin             CHARLES C.               POWER CO.
LEWISTON-                WILSON,                  UNION WATER              MAY 8, 1908           224           43
Androscoggin             CHARLES C.               POWER CO.
LEWISTON-                WILSON,                  UNION WATER              MAY 8, 1908           224           43
Androscoggin             CHARLES C.               POWER CO.
LEWISTON-                COE, THOMAS              UNION WATER              JULY 15, 1908         224          145
Androscoggin             UPMAN                    POWER CO.
LEWISTON-                COE, THOMAS              UNION WATER              JULY 15, 1908         224          145
Androscoggin             UPMAN                    POWER CO.
LEWISTON-                WILSON,                  UNION WATER              MAY 8, 1908           224           43
Androscoggin             CHARLES C.               POWER CO.
LEWISTON-                FRANKLIN CO.             UNION WATER              DECEMBER 5,            95          411
Androscoggin                                      POWER CO.                1978
LEWISTON-                CMP, ET AL               LEWISTON, CITY OF        MARCH 30, 1987       2073          253
Androscoggin
LEWISTON-                CMP, ET AL               LEWISTON, CITY OF        APRIL 14, 1988       2073          236
Androscoggin
LEWISTON-                CMP, ET AL               LEWISTON, CITY OF        DECEMBER 5, 1984
Androscoggin

------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT                 INTEREST            NOTES
------------------------------------------------------------------------------------------------------------------------------
LEWISTON FALL*
--------------
LEWISTON-                IND                      FEE
Androscoggin
LEWISTON-                 W                       EASMT
Androscoggin
LEWISTON-                 W                       EASMT
Androscoggin
LEWISTON-                 W                       EASMT
Androscoggin
LEWISTON-                 Q                       EASMT
Androscoggin
LEWISTON-                 W                       EASMT
Androscoggin
LEWISTON-                 Q                       FEE
Androscoggin
LEWISTON-                 W                       EASMT
Androscoggin
LEWISTON-                 W                       EASMT
Androscoggin
LEWISTON-                 W                       EASMT
Androscoggin
LEWISTON-                 W                       EASMT
Androscoggin
LEWISTON-                 Q                       EASMT
Androscoggin
LEWISTON-                 Q                       EASMT
Androscoggin
LEWISTON-                 W                       EASMT
Androscoggin
LEWISTON-                 Q                       FEE
Androscoggin
LEWISTON-                AGREEMENT                                    2ND AMENDMENT TO PROJECT AGREEMENT OF 12/5/84
Androscoggin
LEWISTON-                AGREEMENT                                    AMENDMENT TO PROJECT AGREEMENT OF 12/5/84
Androscoggin
LEWISTON-                AGREEMENT                                    PROJECT AGREEMENT
Androscoggin

________________________________________________________________________________
*    Documents listed may include                                      31-OCT-97
     both Project Real Property and
     Additional Assets Real Property
     that may be severed pursuant to
     Section 7.4(f) and Excluded Assets
     that will be severed pursuant to
     Section 2.2.

                                               Schedule 5.11(C) Page 64 OF 133

---------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR             GRANTEE        DATE                BOOK      PAGE      DOCUMENT       INTEREST
---------------------------------------------------------------------------------------------------------------------------
LEWISTON FALLS*
---------------
LEWISTON-Androscoggin    LEWISTON, CITY OF   CMP            MARCH 30, 1987      2073      268          Q           FEE
LEWISTON-Androscoggin    LEWISTON, CITY OF   CMP            MARCH 30, 1987      2073      274          Q           FEE
LEWISTON-Androscoggin    CENTSEC             CMP            MARCH 30, 1987      2073      279          Q           EASMT
LEWISTON-Androscoggin    FRANKLIN CO.        UNION WATER    DECEMBER 5, 1878      95      411          Q           FEE
                                             POWER CO.
LEWISTON-Androscoggin    FRANKLIN CO.        UNION WATER    DECEMBER 5, 1878      95      411          Q           FEE
                                             POWER CO.
LEWISTON-Androscoggin    FRANKLIN CO.        UNION WATER    DECEMBER 5, 1878      95      411          Q           FEE
                                             POWER CO.
LEWISTON-Androscoggin    FRANKLIN CO.        UNION WATER    DECEMBER 5, 1878      95      411          Q           FEE
                                             POWER CO.
LEWISTON-Androscoggin    FRANKLIN CO.        UNION WATER    DECEMBER 5, 1878      95      411          Q           FEE
                                             POWER CO.
LEWISTON-Androscoggin    PINGREE,            UNION WATER    JULY 15, 1908        223      147          Q           EASMT
                         DAVID, ET AL        POWER CO.
LEWISTON-Androscoggin    FRANKLIN CO.        UNION WATER    DECEMBER 5, 1878      95      411          Q           FEE
                                             POWER CO.
LEWISTON-Androscoggin    FRANKLIN CO.        UNION WATER    DECEMBER 5, 1878      95      411          Q           FEE
                                             POWER CO.
LEWISTON-Androscoggin    FRANKLIN CO.        UNION WATER    DECEMBER 5, 1878      95      411          Q           FEE
                                             POWER CO.
LEWISTON-Androscoggin    WILSON, CHARLES C.  UNION WATER    MAY 8, 1908          224       43          W           EASMT
                                             POWER CO.
LEWISTON-Androscoggin    FRANKLIN CO.        UNION WATER    DECEMBER 5, 1878      95      411          Q           FEE
                                             POWER CO.
LEWISTON-Androscoggin    ROSE, WALTER E.     UNION WATER    SEPTEMBER 15, 1906   217      644          Q           FEE
                                             POWER CO.
LEWISTON-Androscoggin    WILSON CHARLES C.   UNION WATER    MAY 8, 1908          224       43          W           EASMT
                                             POWER CO.
LEWISTON-Androscoggin    COE, THOMAS UPMAN   UNION WATER    JULY 15, 1906        224      145          Q           EASMT
                                             POWER CO.
LEWISTON-Androscoggin    ROSE, WALTER E.     UNION WATER    SEPTEMBER 15, 1906   217      644          Q           FEE

---------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   NOTES
---------------------------------------------------------------------------------------------------------------------------
LEWISTON FALLS*
---------------
LEWISTON-Androscoggin
LEWISTON-Androscoggin
LEWISTON-Androscoggin
LEWISTON-Androscoggin

LEWISTON-Androscoggin

LEWISTON-Androscoggin

LEWISTON-Androscoggin

LEWISTON-Androscoggin

LEWISTON-Androscoggin

LEWISTON-Androscoggin

LEWISTON-Androscoggin

LEWISTON-Androscoggin

LEWISTON-Androscoggin

LEWISTON-Androscoggin

LEWISTON-Androscoggin

LEWISTON-Androscoggin

LEWISTON-Androscoggin

LEWISTON-Androscoggin

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 65 of 133

---------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR             GRANTEE        DATE                BOOK      PAGE      DOCUMENT       INTEREST
---------------------------------------------------------------------------------------------------------------------------
LEWISTON FALLS*
---------------
Lewiston-Androscoggin    ROSE, WALTER E.     UNION WATER    SEPTEMBER 15, 1906   217      644          Q           FEE
                                             POWER CO.
Lewiston-Androscoggin    ROSE, WALTER E.     UNION WATER    SEPTEMBER 15, 1906   217      644          Q           FEE
                                             POWER CO.
Lewiston-Androscoggin    WOOD, EDWARD L.     UNION WATER    JUNE 12, 1899        854      363          Q           FEE
                                             POWER CO.
Lewiston-Androscoggin    ROSE, WALTER E.     UNION WATER    SEPTEMBER 15, 1906   217      644          Q           FEE
                                             POWER CO.
Lewiston-Androscoggin    ROSE, WALTER E.     UNION WATER    SEPTEMBER 15, 1906   217      644          Q           FEE
                                             POWER CO.
Lewiston-Androscoggin    ROSE, WALTER E.     UNION WATER    SEPTEMBER 15, 1906   217      644          Q           FEE
                                             POWER CO.
Lewiston-Androscoggin    COE, THOMAS UPMAN   UNION WATER    JULY 15, 1908        224      145          Q           EASMT
                                             POWER CO.
Lewiston-Androscoggin    COE, THOMAS UPMAN   UNION WATER    JULY 15, 1908        224      145          Q           EASMT
                                             POWER CO.
Lewiston-Androscoggin    COE, THOMAS UPMAN   UNION WATER    JULY 15, 1908        224      145          Q           EASMT
                                             POWER CO.
Lewiston-Androscoggin    COE, THOMAS UPMAN   UNION WATER    JULY 15, 1908        224      145          Q           EASMT
                                             POWER CO.
Lewiston-Androscoggin    COE, THOMAS UPMAN   UNION WATER    JULY 15, 1908        224      145          Q           EASMT
                                             POWER CO.
Lewiston-Androscoggin    COE, THOMAS UPMAN   UNION WATER    JULY 15, 1908        224      145          Q           EASMT
                                             POWER CO.
Lewiston-Androscoggin    ROSE, WALTER E      UNION WATER    SEPTEMBER 15, 1906   217      644          Q           FEE
                                             POWER CO.
Lewiston-Androscoggin    COE, THOMAS UPMAN   UNION WATER    JULY 15, 1908        224      145          Q           EASMT
                                             POWER CO.
Lewiston-Androscoggin    COE, THOMAS UPMAN   UNION WATER    JULY 15, 1908        224      145          Q           EASMT
                                             POWER CO.
Lewiston-Androscoggin    CMP                 UNION WATER    FEBRUARY 1,          891      164         IND          EASMT
                                             POWER CO.
Lewiston-Androscoggin    PEPPERELL           CMP            SEPTEMBER 23, 1946   592      325          Q           FEE
                         MANUFACTURIN & CO.

--------------------------------------------------------------------------------
TOWN/COUNTY              NOTES
--------------------------------------------------------------------------------
LEWISTON FALLS*
---------------
Lewiston-Androscoggin

Lewiston-Androscoggin

Lewiston-Androscoggin

Lewiston-Androscoggin

Lewiston-Androscoggin

Lewiston-Androscoggin

Lewiston-Androscoggin

Lewiston-Androscoggin

Lewiston-Androscoggin

Lewiston-Androscoggin

Lewiston-Androscoggin

Lewiston-Androscoggin

Lewiston-Androscoggin

Lewiston-Androscoggin

Lewiston-Androscoggin

Lewiston-Androscoggin    USE OF 10-FT STRIP ALONG SOUTHERLY SIDE OF
                         CROSS CANAL 3; USE OF 10-FT STRIP ALONG
                         WESTERLY SIDE OF LOWER CANAL
Lewiston-Androscoggin

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                                Schedule 5.11(c) Page 66 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY      GRANTOR         GRANTEE            DATE             BOOK       PAGE      DOCUMENT       INTEREST
------------------------------------------------------------------------------------------------------------------------------------
LEWISTON FALLS*
---------------
LEWISTON-        FRANKLIN CO.    CMP                OCTOBER 31,       342        207         Q           FEE
ANDROSCOGGIN                                        1947
LEWISTON-        CMP, ET AL      NORTHERN           JULY 24, 1989    2492        231      AGREEMENT
ANDROSCOGGIN                     UTILITIES, INC.
LEWISTON-        THE             CMP                FEBRUARY 1,       888        112         Q           FEE/EASMT
ANDROSCOGGIN     CONTINENTAL                        1963
                 CORP.
LEWISTON-        CMP             LEWISTON, CITY OF  MAY 25, 1972                             Q           EASMT
ANDROSCOGGIN
LEWISTON-        UNION WATER     LEWISTON, CITY OF  MAY 13, 1972     1054        280         Q           EASMT
ANDROSCOGGIN     POWER CO.
LEWISTON-        UNION WATER     LIBBEY & DINGLEY   APRIL 3, 1902     191        636        IND          FEE
ANDROSCOGGIN     POWER CO.
LEWISTON-        UNION WATER     LEWISTON, CITY OF  APRIL 10, 1991   2670         24         Q           EASMT
ANDROSCOGGIN     POWER CO.
LEWISTON-        UNION WATER     LEWISTON, CITY OF  APRIL 10, 1991   2670         34        IND
ANDROSCOGGIN     POWER CO.
LEWISTON-        UNION WATER     LEWISTON, CITY OF  AUGUST 1, 1990   2594        145         Q           EASMT
ANDROSCOGGIN     POWER CO.
LEWISTON-        UNION WATER     LEWISTON, CITY OF  NOVEMBER 2,      1607        151         Q           EASMT
ANDROSCOGGIN     POWER CO.                          1982
LEWISTON-        UNION WATER     F. R. LEPAGE       OCTOBER 29,      1237        346        IND          EASMT
ANDROSCOGGIN     POWER CO.       BAKERY             1976
LEWISTON-        LEWISTON        LEWISTON, CITY OF  AUGUST 20,       1092        349         Q           EASMT
ANDROSCOGGIN     CRUSHED SONE                       1973
                 CO., INC.,
                 ET AL
LEWISTON-        CUMBSEC         MAINE, STATE OF    JUNE 28, 1974                            Q           FEE/EASMT
ANDROSCOGGIN                     D.O.T.
LEWISTON-        UNION WATER     LEWISTON, CITY OF  MAY 13, 1972     1054        288         Q           EASMT
ANDROSCOGGIN     POWER CO.
LEWISTON-        UNION WATER     LEWISTON, CITY OF  MAY 13, 1972     1054        288         Q           EASMT
ANDROSCOGGIN     POWER CO.
LEWISTON-        UNION WATER     MAINE, STATE OF    MAY 21, 1974     1119        101         Q           EASMT
ANDROSCOGGIN     POWER CO.
LEWISTON-        UNION WATER     MAINE, STATE OF    MARCH 16, 1979   1393        168         Q           EASMT
ANDROSCOGGIN     POWER CO.

---------------------------------------------------------------
TOWN/COUNTY         NOTES
---------------------------------------------------------------
LEWISTON FALLS*
---------------
LEWISTON-
ANDROSCOGGIN
LEWISTON-           GAS TRANSMISSION LINE
ANDROSCOGGIN
LEWISTON-           EASMT FOR TAKING, DRAWING AND WATER USE
ANDROSCOGGIN

LEWISTON-           SEWER PIPE LINE
ANDROSCOGGIN
LEWISTON-           SEWER LINE
ANDROSCOGGIN
LEWISTON-
ANDROSCOGGIN
LEWISTON-           RIGHTS TO WATER FLOWAGE THROUGH MAIN CANAL.
ANDROSCOGGIN        150 CFS. & SURPLUS FLOWAGE MAX OF 555 CFS.
LEWISTON-           ANNUALLY BEGINNING JAN. 1, 2000 PAYMENT
ANDROSCOGGIN        ARRANGEMENT TO GRANTOR
LEWISTON-
ANDROSCOGGIN
LEWISTON-           CONSTRUCT & MAINTAIN ELECTRICAL CONDUITS &
ANDROSCOGGIN        WIRES
LEWISTON-           PARKING LOT & SLUICES
ANDROSCOGGIN
LEWISTON-           SEWER LINE
ANDROSCOGGIN
LEWISTON-           LOCUST STREET CANAL BRIDGE
ANDROSCOGGIN
LEWISTON-           SEWER LINE
ANDROSCOGGIN
LEWISTON-           SEWER LINE
ANDROSCOGGIN
LEWISTON-           R/W EASMT
ANDROSCOGGIN
LEWISTON-           GUARDRAIL & FENCE
ANDROSCOGGIN

________________________________________________________________________________
* Documents listed may include both                                    31-Oct-97
  Project Real Property and Additional
  Assets Real Property that may be
  severed pursuant to Section 7.4(f) and
  Excluded Assets that will be severed
  pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 67 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY      GRANTOR           GRANTEE            DATE             BOOK       PAGE      DOCUMENT       INTEREST
------------------------------------------------------------------------------------------------------------------------------------
LEWISTON FALLS*
---------------
LEWISTON-        UNION WATER       LEWISTON, CITY OF  MAY 13, 1972     1054        282         Q           EASMT
ANDROSCOGGIN     POWER CO.
LEWISTON-        UNION WATER       MAINE, STATE OF    JANUARY 15,      2046        194        ED           EASMT
ANDROSCOGGIN     POWER CO.                            1987
LEWISTON-        UNION WATER       LEWISTON, CITY OF  JULY 7, 1992     3009          7        IND          EASMT
ANDROSCOGGIN     POWER CO.
LEWISTON-        CENT SEC          CMP                DECEMBER 30,     2041        140        IND          FEE
ANDROSCOGGIN                                          1986
LEWISTON-        CMP, ET AL        LEWISTON, CITY OF  OCTOBER 2,       2746        296      AGREEMENT
ANDROSCOGGIN                                          1991
LEWISTON-        W. S. LIBBEY CO.  CMP                AUGUST 1, 1990   2588        192        IND          EASMT
ANDROSCOGGIN     POWER CO.
LEWISTON-        UNION WATER       LEWISTON CITY OF   FEBRUARY 11,     1092        345         Q           EASMT
ANDROSCOGGIN     POWER CO.                            1974
LEWISTON-        UNION WATER       LEWISTON, CITY OF  SEPTEMBER         321         38         Q           EASMT
ANDROSCOGGIN     POWER CO.                            20, 1922
LEWISTON-        UNION WATER       MAINE, STATE OF    MAY 21, 1974     1119         99         Q           EASMT
ANDROSCOGGIN     POWER CO.
LEWISTON-        UNION WATER       MAINE, STATE OF    FEBRUARY 28,     2529        330        ED           EASMT
ANDROSCOGGIN     POWER CO.                            1990
LEWISTON-        UNION WATER       MAINE, STATE OF    FEBRUARY 2,      3552         80         Q           EASMT
ANDROSCOGGIN     POWER CO.                            1996
LEWISTON-        UNION WATER       MAINE, STATE OF    FEBRUARY 2,      3552         84         Q           EASMT
ANDROSCOGGIN     POWER CO.                            1996
LEWISTON-        UNION WATER       LEWISTON, CITY OF  MAY 13, 1972     1054        284         Q           EASMT
ANDROSCOGGIN     POWER CO.
LEWISTON-        UNION WATER       LEWISTON, CITY OF  MARCH 13, 1944    548        347         Q           FEE
ANDROSCOGGIN     POWER CO.
LEWISTON-        UNION WATER       MAINE, STATE OF    MARCH 20, 1974   1096        192        ED           EASMT
ANDROSCOGGIN     POWER CO.
LEWISTON-        UNION WATER       LEWISTON, CITY OF  NOVEMBER 28,      758        272        IND          EASMT
ANDROSCOGGIN     POWER CO.                            1956
LEWISTON-        CMP               UNION WATER        FEBRUARY 1,       691        164        IND
ANDROSCOGGIN                       POWER CO.          1963
LEWISTON-        UNION WATER       LEWISTON, CITY OF  APRIL 10, 1991   2870         30         Q           EASMT
ANDROSCOGGIN     POWER CO.

---------------------------------------------------------------
TOWN/COUNTY         NOTES
---------------------------------------------------------------
LEWISTON FALLS*
---------------
LEWISTON-           SEWER LINE
ANDROSCOGGIN
LEWISTON-           HWY CONSTRUCTION & MAINTENANCE EASMT
ANDROSCOGGIN
LEWISTON-           STORM DRAINS
ANDROSCOGGIN
LEWISTON-
ANDROSCOGGIN
LEWISTON-           CREDIT AGREEMENT
ANDROSCOGGIN
LEWISTON-           (LINCOLN MILL LOT) SELLS HYDRO GENERATION
ANDROSCOGGIN        EQUIP. & LINCENSE TO USE FACILITY, WATERWAY & 25-
                    FT-WIDE ACCESS STRIP
LEWISTON-           SEWER LINE
ANDROSCOGGIN
LEWISTON-           OCCUPANCY OF LANDS FOR HIGHWAY BRIDGE
ANDROSCOGGIN
LEWISTON-           SLOPE EASMT
ANDROSCOGGIN
LEWISTON-
ANDROSCOGGIN
LEWISTON-           HWY EASMT
ANDROSCOGGIN
LEWISTON-           HWY EASMT
ANDROSCOGGIN
LEWISTON-           SEWER LINE
ANDROSCOGGIN
LEWISTON-           50/1/ R/W
ANDROSCOGGIN
LEWISTON-
ANDROSCOGGIN
LEWISTON-           SEWER
ANDROSCOGGIN
LEWISTON-
ANDROSCOGGIN
LEWISTON-
ANDROSCOGGIN

________________________________________________________________________________
* Documents listed may include both                                    31-Oct-97
  Project Real Property and Additional
  Assets Real Property that may be
  severed pursuant to Section 7.4(f) and
  Excluded Assets that will be severed
  pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 68 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   GRANTOR                      GRANTEE                     DATE                     BOOK     PAGE
-----------------------------------------------------------------------------------------------------------------------------------
LEWISTON FALLS*
---------------
LEWISTON-Androscoggin         FRANKLIN CO.                 UNION WATER POWER CO.       MARCH 21, 1902           191       647
LEWISTON-Androscoggin         UNION WATER POWER CO.        MAINE TURNPIKE AUTHORITY    APRIL 23, 1954           698       231
LEWISTON/AUBURN-Androscoggin  UNION WATER POWER CO.        NORTHERN UTILITIES, INC.    JUNE 12,  1968          1001       188
LEWISTON/AUBURN-Androscoggin  DEP                          CMP/UWP
LEWISTON/AUBURN-Androscoggin  FERC                         CMP/UWP
LEWISTON/AUBURN-Androscoggin  NPDES                        CMP
LEWISTON/AUBURN-Androscoggin  NPDES                        CMP
LEWISTON/AUBURN-Androscoggin  DEP                          CMP/UWP
LEWISTON/AUBURN-Androscoggin  NPDES                        CMP
LEWISTON/AUBURN-Androscoggin  NPDES                        CMP
LEWISTON/AUBURN-Androscoggin  NPDES                        CMP
LEWISTON/AUBURN-Androscoggin  NPDES                        CMP/UWP

----------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                        DOCUMENT       INTEREST       NOTES
----------------------------------------------------------------------------------------------------------------------------
LEWISTON FALLS*
---------------
LEWISTON-Androscoggin               Q            EASMT
LEWISTON-Androscoggin               ED
LEWISTON-AUBURN-Androscoggin        Q            EASMT           40FT STRIP FOR GAS PIPELINE
LEWISTON/AUBURN-Androscoggin       PERMIT                        DEP WASTE DISCHARGE #WOO7658-57-B-R
LEWISTON/AUBURN-Androscoggin       PERMIT                        FERC LICENSE #2302
LEWISTON/AUBURN-Androscoggin       PERMIT                        NPDES APPL. FILED JANUARY 10, 1992; LEWISTON
                                                                 CANAL/HILL MILL
LEWISTON/AUBURN-Androscoggin       PERMIT                        NPDES PERMIT; APPL. FILED JUNE 25, 1991; ANDRO
                                                                 LOWER
LEWISTON/AUBURN-Androscoggin       PERMIT                        DEP 401 CERTIFICATION #L-009206-35-A-N
LEWISTON/AUBURN-Androscoggin       PERMIT                        NPDES; BATES LOWER; APPL. FILED SEPTEMBER 16, 1991
LEWISTON/AUBURN-Androscoggin       PERMIT                        NPDES; BATES UPPER; APPL. FILED OCTOBER 18, 1991
LEWISTON/AUBURN-Androscoggin       PERMIT                        NPDES APPL. FILED OCTOBER 18, 1991; LEWISTON
                                                                 CANAL/CONTINENTAL MILL
LEWISTON/AUBURN-Androscoggin       PERMIT                        NPDES #ME0023621; APPL. FILED OCTOBER 25, 1989

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that
    will be severed pursuant to Section 2.2.

                                                 Schedule 5.11(C) Page 69 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY               GRANTOR         GRANTEE     DATE     BOOK     PAGE     DOCUMENT        INTEREST
-----------------------------------------------------------------------------------------------------------------------------------
MESSALONSKEE*
-------------
See also Oakland, Rice Rips, and Union Gas                                       PERMIT
OAKLAND-Kennedec          DEP             CMP                                    PERMIT
WATERVILLE-Kennedec       FERC            CMP

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY               NOTES
------------------------------------------------------------------------------------------------------------------------------------
MESSALONSKEE*
-------------
OAKLAND-Kennedec          DEP 401 CERTIFICATION #L-17585-D-N; WILL EXPIRE WHEN NEW FERC LICENSE EXPIRES
WATERVILLE-Kennedec       FERC LICENSE #2556, #2557, #2559

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that
    will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 70 of 133

---------------------------------------------------------------------------------------------
TOWN/COUNTY     GRANTOR         GRANTEE           DATE           BOOK     PAGE DOCUMENT
---------------------------------------------------------------------------------------------
MILSTAR/LOCKWOOD*
-----------------
This hydro project is located in the towns of Waterville and Winslow. Flowage rights are contained within the banks of the Kennebec River. CMP owns 50% of this project though its wholly-owned subsidiary Kennebec Hydro Resources (KHR).
                KENNEBEC                          DECEMBER 16,                 AGREEMENT
                HYDRO                             1986
                DEVELOPERS
                GROUP & STATE
                OF MAIN
WATERVILLE-     CMP, MERIMIL &                    APRIL 17, 1987               AGREEMENT
Kennebec        WARNACO
WATERVILLE-     CENTSEC         CMP               DECEMBER 15,                 IND/LEASE
Kennebec                                          1959
WATERVILLE-     CMP             C.F HATHAWAY      OCTOBER 1,                   IND/LEASE
Kennebec                        COMPANY           1973
WATERVILLE-     CMP             C.F. HATHAWAY     APRIL 21, 1987               IND/LEASE
Kennebec                        DIV OF WARNACO
                                INC.
WATERVILLE-     CMP             C.F. HATHAWAY     NOVEMBER 30,                 IND/LEASE
KENNEBEC                        DIV OF WARNACO,   1981
                                INC
WATERVILLE-     MERIMIL         KENNEBEC HYDRO    APRIL 4, 1996                AGREEMENT
Kennebec                        RESOURCES, INC
WATERVILLE-     MORRISSETTE,    CMP               FEBRUARY 28,   827     174   AGREEMENT
Kennebec        MARIE EVA                         1946
WATERVILLE/WIN  FERC            MERIMIL                                        PERMIT
SLOW-Kennebec
WATERVILLE/WIN  DEP             MERIMIL                                        PERMIT
SLOW-Kennebec
WATERVILLE/WIN  NPDES           MERIMIL                                        PERMIT
SLOW- Kennebec
WATERVILLE/WIN  DEP             MERIMIL                                        PERMIT
SLOW-Kennebec
WINSLOW-        CMP             SCOTT PAPER CO.   JANUARY 11, 1962             LEASE
Kennebec

---------------------------------------------------------------------------
TOWN/COUNTY       INTEREST  NOTES
---------------------------------------------------------------------------
MILSTAR/LOCKWOOD*
-----------------
                            AGREEMENT REGARDING FISH RESTORATION AND
                            PASSAGE
WATERVILLE-       EASMT     LEASE OF 85-FT PARCEL AT 8 WATER ST.
Kennebec                    TERMINATES WITH SALE OF LANDS
WATERVILLE-                 LAND, BUILDINGS & MILL #3
Kennebec
WATERVILLE-                 PARKING LOT: REPLACES LEASE OF 11/1/68
Kennebec
WATERVILLE-                 RECTANGULAR PARKING LOT
Kennebec
WATERVILLE-                 MERIMIL LIMITED PARTNERSHIP AGREEMENT
Kennebec                    ESTABLISHES CMP'S OWNERSHIP THROUGH ITS
                            SUBSIDIARY
WATERVILLE-       EASMT     LICENSE TO REPAIR, REPLACE, RESPACE, OPERATE
Kennebec                    AND PATROL CMP'S POLES, WIRES & FIXTURES AS
                            LOCATED ACROSS MORRISSETTE'S PROPERTY IN 1946
WATERVILLE/WIN              FERC LICENSE #2574
SLOW-Kennebec
WATERVILLE/WIN              DEP WASTE DISCHARGE #W006703-53-A-N; APPL.
SLOW-Kennebec               FILED JUNE 19, 1990
WATERVILLE/WIN              NPDES #ME00235-40; APPL. FILED NOVEMBER 4, 1988
SLOW- Kennebec
WATERVILLE/WIN              DEP 401 CERTIFICATION #L-010121-A-N
SLOW-Kennebec
WINSLOW-                    LEASE TO CONSTRUCTION BOOM ACROSS KENNEBEC
Kennebec                    RIVER

________________________________________________________________________________
*  Documents listed may include both Project                           31-OCT-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 71 of 133

--------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY               GRANTOR                    GRANTEE              DATE                 BOOK     PAGE
--------------------------------------------------------------------------------------------------------------------------------
NORTH GORHAM*
-------------
This hydro project is located on the Presumscot River in the towns of Windham, Gotham and Standish. Flowage rights are contained within the river unless otherwise noted.
GORHAM-                   UNITED INDURATED           SEBAGO POWER CO.     NOVEMBER 29, 1897     659     277
Cumberland                FIBRE CO. OF
                          NEW JERSEY
GORHAM-                   CMP                        GORHAM, TOWN OF      OCTOBER 11, 1991
Cumberland
GORHAM-                   NORTH GORHAM               SEBAGO POWER CO.     APRIL 5, 1901         703      39
Cumberland                SUNDAY SCHOOL ASSOC
GORHAM-                   SMITH, CALEB E., ET AL     SEBAGO POWER Co.     JUNE 27, 1900         699     467
Cumberland
GORHAM-                   INDURATED FIBRE CO.        SEBAGO POWER CO.     FEBRUARY 12, 1896     659     274
Cumberland
GORHAM-                   MAYBERRY HENRY             SEBAGO POWER CO.     FEBRUARY 14, 1896     660     125
Cumberland
GORHAM-                   MANCHESTER HENRY W.        SEBAGO POWER CO.     FEBRUARY 15, 1896     660     134
Cumberland
GORHAM-                   PARKER, LIZZIE F., ET AL   SEBAGO POWER CO.     FEBRUARY 11, 1896     660     138
Cumberland
GORHAM-                   CMP                        GORHAM, TOWN         MARCH 20, 1973
Cumberland                                           OF & MAINE,
                                                     STATE OF
GORHAM-                   PRINCE, ANNIE L., ET AL    SEBAGO POWER CO.     DECEMBER 28, 1897     659     242
Cumberland
GORHAM-                   FOREST HALL ASSOCIATION    SEBAGO POWER CO.     NOVEMBER 22, 1900     699     468
Cumberland
GORHAM-                   MOSES, ALONZO J.           SEBAGO POWER CO.     FEBRUARY 14, 1898     660     132
Cumberland
GORHAM-                   KEYES, MARTIN ALONSO L.    SEBAGO POWER CO.     FEBRUARY 16, 1898     660     136
Cumberland
GORHAM-                   CMP                        S.D. WARREN          JULY 29, 1965
Cumberland
GORHAM-                   CMP                        MARSH, FOREST J.     APRIL 13, 1965
Cumberland

--------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY          DOCUMENT      INTEREST        NOTES
--------------------------------------------------------------------------------------------------------------------------------
NORTH GORHAM*
-------------
GORHAM-                 W             FEE          DAM SITE & TAILRACE; CMP ACQUIRED FROM
Cumberland                                         CCP&L BY DEED OF 12/3/42, B1699/P476
GORHAM-               LEASE                        PUBLIC RECREATION AREA
Cumberland
GORHAM-                 W             FEE          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
Cumberland                                         B1699/P476
GORHAM-                 W             FEE          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
Cumberland                                         B1699/P476
GORHAM-                 W             FEE          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
Cumberland                                         B1699/P476
GORHAM-                 W             FEE          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
Cumberland                                         B1699/P476
GORHAM-                 W            EASMT         CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
Cumberland                                         B1699/P476
GORHAM-                 W             FEE          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
Cumberland                                         B1699/P476
GORHAM-                 Q            EASMT         HIGHWAY RELOCATION STATE AID HIGHWAY 15
Cumberland
GORHAM-                 W             FEE          CMP ACQUIRED FORM CCP&L BY DEED OF 12/3/42,
Cumberland                                         B1699/P476
GORHAM-                 Q             FEE          CMP ACQUIRED FORM CCP&L BY DEED OF 12/3/42,
Cumberland                                         B1699/P476
GORHAM-                 W             FEE          CMP ACQUIRED FORM CCP&L BY DEED OF 12/3/42,
Cumberland                                         B1699/P476
GORHAM-                 W            EASMT         CMP ACQUIRED FORM CCP&L BY DEED OF 12/3/42,
Cumberland                                         B1699/P476
GORHAM-                 Q             FEE          FLOWAGE RIGHTS RETAINED
Cumberland
GORHAM-                 Q             FEE          FLOWAGE RIGHTS RETAINED
Cumberland

________________________________________________________________________________
* Documents listed may include both Project                            31-OCT-97
  Real Property and Additional Assets Real
  Property that may be severed pursuant to
  Section 7.4(f) and Excluded Assets that
  will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 72 of 133

------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR        GRANTEE                  DATE                BOOK           PA
------------------------------------------------------------------------------------------------------
NORTH GORHAM*
-------------
GORHAM-             CMP            SCOTT PAPER CO.          OCTOBER 18,
Cumberland                                                  1974
GORHAM-             CMP            GORHAM, TOWN OF          MARCH 20, 1973
Cumberland
GORHAM-             CMP            MARSH, FOREST J.         APRIL 9, 1959
Cumberland
GORHAM/WINDHA       CMP            FERC                     DECEMBER 9,
M-Cumberland                                                1993
GORHAM/WINDHA       CUMBERLAND     CMP                      DECEMBER 3,         1699           476
M-Cumberland        CTY P&L                                 1942
GORHAM/WINDHA       FERC           CMP
M-Cumberland
GORHAM/WINDHA       CUMBERLAND     OLD COLONY               JUNE 1, 1926        1244             1
M-Cumberland        CTY P & L      TRUST CO.
GORHAM/WINDHA       NPDES          CMP
M-Cumberland
GORHAM/WINDHA       DEP            CMP
M-Cumberland
WINDHAM-            PRINCE, ANNIE  SEBAGO POWER             DECEMBER 28,         659           242
Cumberland          L., ET AL      CO.                      1897
WINDHAM-            LORD, ANN W.   SEBAGO POWER             AUGUST 2, 1900       698           187
Cumberland                         CO.
WINDHAM-            SMALL, HENRY   SEBAGO POWER             FEBRUARY 14,         660           135
Cumberland          M.             CO.                      1898
WINDHAM-            UNITED         SEBAGO POWER             NOVEMBER 29,         659           277
Cumberland          INDURATED      CO.                      1897
                    FIBRE CO, OF
                    NEW JERSEY
WINDHAM-            ROLLINS,       SEBAGO POWER             FEBRUARY 14,         660           131
Cumberland          CHARLES F.     CO.                      1898
WINDHAM-            BROWNE, IRA    SEBAGO POWER             FEBRUARY 14,         660           129
Cumberland                         CO.                      1898

-------------------------------------------------------------------------------------------------------
TOWN/COUNTY        DOCUMENT        INTEREST            NOTES
-------------------------------------------------------------------------------------------------------
NORTH GORHAM*
-------------
GORHAM-            * IND                               * GRANTS RIGHTS OF FIRST REFUSAL FOR SALE OF
Cumberland                                             NORTH GORHAM HYDRO TO SCOTT PAPER CO. (S.D.
                                                       WARREN DIV.): SCOTT GRANTS CMP RIGHTS OF 1ST
                                                       REFUSAL ON PROPERTIES AT GAMBO FALLS, LITTLE
                                                       FALLS & MALLISON FALLS
GORHAM-                Q           EASMT               HIGHWAY RELOCATION & BRIDGE CONSTRUCTION
Cumberland                                             OVER PRESUMPSCOT RIVER
GORHAM-                Q           FEE                 FLOWAGE RIGHTS RETAINED
Cumberland
GORHAM/WINDHA      AGREEMENT                           MANAGEMENT OF HISTORICAL AND ARCHAEOLOGICAL
M-Cumberland                                           SITES
GORHAM/WINDHA           Q          FEE &               REFER TO IND BETWEEN CUMB CTY PWR & LT CO &
M-Cumberland                       EASMT               OLD COLONY TRUST CO., 6/1/1926, 1244/1 AND TO
                                                       DEED FROM PORTLAND ELECTRIC CO TO CUMB CTY
                                                       PWR & LT CO, 7/24/1921, 899/118
GORHAM/WINDHA        PERMIT                            FERC LICENSE #2519
M-Cumberland
GORHAM/WINDHA          IND         FEE &               CONVEYS PROPERTIES IN GORHAM, WINDHAM &
M-Cumberland                       EASMT               NORTH GORHAM
GORHAM/WINDHA        PERMIT                            NPDES APPL, FILED DECEMBER 31, 1991
M-Cumberland
GORHAM/WINDHA        PERMIT                            DEP 401 CERTIFICATION #L-17475-A-N
M-Cumberland
WINDHAM-                W          FEE                 CMP ACQUIRED FROM CCP&L BY DEED OF 12/31/42,
Cumberland                                             B1699/P476
WINDHAM-                Q          EASMT               CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
Cumberland                                             B1699/P476
WINDHAM-                W          FEE                 CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
Cumberland                                             B1699/P476
WINDHAM-                W          FEE                 DAM SITE & TAILRACE; CMP ACQUIRED FROM CCP&L
Cumberland                                             BY DEED OF 12/3/42, B1699/P476
WINDHAM-                W          EASMT               CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
Cumberland                                             B1699/P478
WINDHAM-                W          EASMT               CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42,
Cumberland                                             B1699/P476

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4 (f) and Excluded Assets that will be severed pursuant to Section 2.2

                                                Schedule 5.11(C) Page 73 of 133

-----------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR        GRANTEE                  DATE                BOOK           PA
-----------------------------------------------------------------------------------------------------
NORTH GORHAM*
-------------
WINDHAM-            CMP            WINDHAM, TOWN            MARCH 20, 1973
CUmberland                         OF & MAINE,
                                   STATE OF
WINDHAM-            CMP            SCOTT PAPER CO.          OCTOBER 18,
Cumberland                                                  1974
WINDHAM-                           WINDHAM, TOWN            MARCH 20, 1973
Cumberland                         OF
WINDHAM-            S.D. WARREN    CMP                      FEBRUARY, 12        12600          30
                    CO.                                     1996
WINDHAM-            CMP            ROLFE, CHARLES           AUGUST 8, 1957
Cumberland                         L., ET AL

-------------------------------------------------------------------------------------------------------
TOWN/COUNTY        DOCUMENT        INTEREST            NOTES
-------------------------------------------------------------------------------------------------------
NORTH GORHAM*
-------------
WINDHAM-             Q               EASMT             HIGHWAY RELOCATION & BRIDGE CONSTRUCTION
CUmberland                                             STATE AID HIGHWAY NO. 8
WINDHAM-            IND                                GRANTS RIGHT OF FIRST REFUSAL FOR SALE OF
Cumberland                                             NORTH GORHAM HYDRO TO SCOTT PAPER CO. (S.D.
                                                       WARREN DIV.
WINDHAM-             Q               EASMT             HIGHWAY RELOCATION & BRIDGE CONSTRUCTION
Cumberland                                             OVER PRESUMPSCOT RIVER
WINDHAM-             Q               FEE               GREAT FALLS BOAT LAUNCH SITE
Cumberland
WINDHAM-             Q               EASMT             RIGHT TO PASS & REPASS BETWEEN RIVER RD, &
Cumberland                                             PRESUMPSCOT RIVER

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real and Additional Assets Real Property that may be severed pursuant to Section
     7.4(f) and excluded Assets that will
     be severed pursuant to Section 2.2.

                                                 Schedule 5 11(C) Page 74 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           GRANTOR                           GRANTEE                     DATE                     BOOK     PAGE
-----------------------------------------------------------------------------------------------------------------------------------
OAKLAND*
--------
The dam for this hydro project is located in the town of Oakland on the Messalonskee Steam with flowage rights located in the towns of Oakland, Sidney and Belgrade

OAKLAND-Kennebec      CMP                               BARTON, ELAINE              NOVEMBER 21, 1978
OAKLAND-Kennebec      DUNN EDGE TOOL CO.                CMP                         MARCH 16, 1910           503        10
OAKLAND-Kennebec      CMP                               MAINE, STATE OF,            PENDING
                                                        DEPARTMENT OF CONSERVATION
OAKLAND-Kennebec      CMP                               CASCADE GRANGE #92          JULY 1, 1965
OAKLAND-Kennebec      VICKERY, CHARLES E.               CENTSEC                     JULY 25, 1922            603       238
OAKLAND-Kennebec      SPAULDING, WILLIAM S.             CMP                         SEPTEMBER 7, 1911        511       515
OAKLAND-Kennebec      CENTSEC                           CMP                         JUNE 30, 1930            671       538
OAKLAND-Kennebec      CMP                               FERC                        DECEMBER 9, 1993
OAKLAND-Kennebec      CMP                               CASCADE WOOLEN MILL         OCTOBER 6, 1960
OAKLAND-Kennebec      AMERICAN AXE AND TOOL CO.         UNION GAS AND ELECTRIC CO.  OCTOBER 11, 1900         437         6
OAKLAND-Kennebec      NPDES                             CMP
OAKLAND-Kennebec      CMP                               MAINE, STATE OF             NOVEMBER 22, 1996
OAKLAND-Kennebec      CMP                               COOK, CHARLES & ALFRED      JANUARY 24, 1972
OAKLAND-Kennebec      WATERVILLE, FAIRFIELD & OAKLAND   CMP
                      RAILWAY                           CMP                         OCTOBER 11, 1937         737       243
OAKLAND-Kennebec      CMP                               NEW ENGLAND WASTE PROCESS
                                                        CO.                         MAY 10, 1934

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                DOCUMENT         INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
OAKLAND*
--------
OAKLAND-Kennebec           IND/LEASE                       M-1 SNOW POND - RENTAL OF BOAT YARD
OAKLAND-Kennebec              Q             FEE
OAKLAND-Kennebec             IND            EASMT          PROPOSED PARKING LOT & FOOT PATH
OAKLAND-Kennebec           IND/LEASE                       PARKING LOT, WSTLY SIDE BELGRADE RD.
OAKLAND-Kennebec              W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 7/31/35, B713/P164
OAKLAND-Kennebec              W             FEE
OAKLAND-Kennebec              W             FEE            FLOWAGE
OAKLAND-Kennebec           AGREEMENT                       MANAGEMENT OF HISTORICAL AND ARCHAEOLOGICAL SITES (MESSALONSKI INCLUDES
                                                           UNION GAS PROJECT & OAKLAND PROJECT)
OAKLAND-Kennebec             IND            EASMT          RENT OF LAND AND PARKING LOT
OAKLAND-Kennebec              Q             FEE            CMP ACQUIRED FROM UNION GAS & ELECTRIC BY DEED OF 11/29/11, B523/P140
OAKLAND-Kennebec            PERMIT                         NPDES #ME0001183; M-2; APPL. FILED MARCH 22, 1990
OAKLAND-Kennebec              Q             EASMT          EASEMENT FOR HIGHWAY PURPOSES, AT SOUTH BRIDGE IN OAKLAND ON RTE 23
OAKLAND-Kennebec             QCC            FEE            FLOWAGE RIGHTS RETAINED
OAKLAND-Kennebec             QCC            FEE            FLOWAGE
OAKLAND-Kennebec              W             FEE & EASMT    UNABLE TO LOCATE ON PROJECT MAPS

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that
    will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 75 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           GRANTOR                           GRANTEE                     DATE                     BOOK     PAGE
-----------------------------------------------------------------------------------------------------------------------------------
OAKLAND*
--------
OAKLAND-Kennebec      DEP                                CMP
OAKLAND-Kennebec      UNION GAS & ELECTRIC CO.           CMP                        NOVEMBER 29, 1911        523       140
OAKLAND-Kennebec      MAINE DOT                          CMP                        AUGUST 31, 1992

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                DOCUMENT         INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
OAKLAND*
--------
OAKLAND-Kennebec           PERMIT                          DEP WASTE DISCHARGE #W000585-57-H-R; M-2; APPL. FILED MARCH 20, 1990
OAKLAND-Kennebec             W               FEE           CONVEYS ALL ITS REAL ESTATE, FLOWAGE RIGHTS, DAMS, CANALS, HYDRO-ELECTRIC

                                                           POWER STATIONS, SUB-STATIONS... (ECT.) OF WHATEVER KIND OR WHEREVER
                                                           SITUATE...
OAKLAND-Kennebec           LICENSE                         PERMISSION TO CASTE DAM WESTERLY BRIDGE ABUTMENT

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that
    will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 76 of 133

----------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                       GRANTEE                                 DATE                BOOK     PAGE
----------------------------------------------------------------------------------------------------------------------------
RICE RIPS*
----------
This hydro project is located on the Massalonskee Stream in the town of Oakland. The dam is located just above the Maine
Central Railroad bridge with flowage rights located on Messalonskee Stream.
OAKLAND-Kennebec    BAKER, LIZZIE M.              OAKLAND ELECTRIC CO.                    MARCH 15, 1901      440       27
OAKLAND-Kennebec    HOLT, MARINDA L., ET AL       HARVEY D. EATON & WALTER S. WYMAN       JULY 1, 1901        437      433
OAKLAND-Kennebec    ALLEN, EDWARD P.              CMP                                     MAY 1, 1920         572      568
OAKLAND-Kennebec    HOLT, MARINDA L., ET AL       HARVEY D. EATON & WALTER S. WYMAN       JULY 1, 1901        437      433
OAKLAND-Kennebec    MAINE CENTRAL RAILROAD CO.    CMP                                     APRIL 1, 1918       570       42
OAKLAND-Kennebec    EASTERN INVESTMENT CO.        CMP                                     MAY 18, 1944        809      319
OAKLAND-Kennebec    HOLT, MARINDA L., ET AL       HARVEY D. EATON & WALTER S. WYMAN       JULY 1, 1901        437      433
OAKLAND-Kennebec    HOLT, MARINDA L., ET AL       HARVEY D. EATON & WALTER S. WYMAN       JULY 1, 1901        437      433
OAKLAND-Kennebec    HOLT, MARINDA L., ET AL       HARVEY D. EATON & WALTER S. WYMAN       JULY 1, 1901        437      433
OAKLAND-Kennebec    EASTERN INVESTMENT CO.        CMP                                     MAY 18, 1944        809      319
OAKLAND-Kennebec    HOLT, MARINDA L., ET AL       HARVEY D. EATON & WALTER S. WYMAN       JULY 1, 1901        437      433
OAKLAND-Kennebec    HOLT, MARINDA L., ET AL       HARVEY D. EATON & WALTER S. WYMAN       JULY 1, 1901        437      433
OAKLAND-Kennebec    OAKLAND ELECTRIC CO.          HARVEY D. EATON & WALTER S. WYMAN       JULY 1, 1901        435      445
OAKLAND-Kennebec    HOLT, MARINDA L., ET AL       HARVEY D. EATON & WALTER S. WYMAN       JULY 1, 1901        437      433

----------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
----------------------------------------------------------------------------------------------------------------------------
RICE RIPS*
----------
OAKLAND-Kennebec            W           FEE            1/2 INTEREST;  CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05,
                                                       B462/P501
OAKLAND-Kennebec            Q           FEE            1/2 INTEREST;  CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05,
                                                       B462/P501
OAKLAND-Kennebec            W           FEE
OAKLAND-Kennebec            Q           EASMT          CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05, B462/P501
OAKLAND-Kennebec         AGREEMENT      EASMT          RIGHTS FOR PENSTOCK.
OAKLAND-Kennebec            Q           FEE
OAKLAND-Kennebec            Q           FEE            CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05, B462/P501
OAKLAND-Kennebec            Q           FEE            CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05, B462/P501
OAKLAND-Kennebec            Q           FEE            CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05, B462/P501
OAKLAND-Kennebec            Q           EASMT
OAKLAND-Kennebec            Q           FEE            CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05, B462/P501
OAKLAND-Kennebec            Q           FEE            CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05, B462/P501
OAKLAND-Kennebec            Q           FEE            1/2 INTEREST;  CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05,
                                                       B462/P501

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                                 Schedule 5.11(C) Page 77 of 133

----------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                       GRANTEE                                 DATE                BOOK     PAGE
----------------------------------------------------------------------------------------------------------------------------
RICE RIPS*
----------
OAKLAND-Kennebec    AYER, WILLIAM M., ET AL       CMP                                     MARCH 18, 1919       603      375
OAKLAND-Kennebec    HOLT, MARINDA L., ET AL       HARVEY D. EATON & WALTER S. WYMAN       JULY 1, 1901         437      433
OAKLAND-Kennebec    HOLT, MARINDA L., ET AL       HARVEY D. EATON & WALTER S. WYMAN       JULY 1, 1901         437      433
OAKLAND-Kennebec    FULLER, ALBERT & GEORGE R.    CMP                                     JANUARY 28, 1918     566      341
OAKLAND-Kennebec    HOLT, MARINDA L., ET AL       HARVEY D. EATON & WALTER S. WYMAN       JULY 1, 1901         437      433
OAKLAND-Kennebec    CORNFORTH, CHARLES E.         CMP                                     DECEMBER 2, 1919     580      281
OAKLAND-Kennebec    DEARBORN, THEODORE P.         OAKLAND ELECTRIC CO.                    MARCH 11, 1901       440       28
OAKLAND-Kennebec    HOLT, MARINDA L., ET AL       HARVEY D. EATON & WALTER S. WYMAN       JULY 1, 1901         437      433
OAKLAND-Kennebec    WHEELER, PERCIVAL L.          HARVEY D. EATON & WALTER S. WYMAN       MAY 1, 1901          440      385
OAKLAND-Kennebec    OAKLAND ELECTRIC CO.          HARVEY D. EATON & WALTER S. WYMAN       JUNE 1, 1901         435      445
OAKLAND-Kennebec    DEARBORN, THEODORE P.         HARVEY D. EATON & WALTER S. WYMAN       MAY 17,1901          440      387
OAKLAND-Kennebec    ROWE, MINER E., ET AL         HARVEY D. EATON & WALTER S. WYMAN       MAY 15, 1901         440      469
OAKLAND-Kennebec    ROWE, MINER E., ET AL         HARVEY D. EATON & WALTER S. WYMAN       MAY 1, 1901          440      386
OAKLAND-Kennebec    ROWE, LEONARD                 HARVEY D. EATON & WALTER S. WYMAN       MAY 20, 1901         440      388

----------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
----------------------------------------------------------------------------------------------------------------------------
RICE RIPS*
----------
OAKLAND-Kennebec            W           FEE
OAKLAND-Kennebec            Q           FEE            CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05, B462/P501
OAKLAND-Kennebec            Q           FEE            CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05, B462/P501
OAKLAND-Kennebec            W           EASMT
OAKLAND-Kennebec            Q           FEE            1/2 INTEREST; CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05,
                                                       B462/P501
OAKLAND-Kennebec            W           FEE
OAKLAND-Kennebec            W           FEE            1/2 INTEREST; CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05,
                                                       B462/P501
OAKLAND-Kennebec            Q           EASMT          CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05, B462/P501
OAKLAND-Kennebec            W           EASMT          CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05, B462/P501
OAKLAND-Kennebec            Q           FEE            1/2 INTEREST; CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05,
                                                       B462/P501
OAKLAND-Kennebec            W           FEE            CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05, B462/P501
OAKLAND-Kennebec            W           FEE            SURGE POND;  CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05,
                                                       B462/P501
OAKLAND-Kennebec            W           FEE            POWERHOUSE, SURGE POND & TAILRACE;  CMP ACQUIRED FROM OAKLAND ELECTRIC BY
                                                       DEED OF 7/3/05, B462/P501
OAKLAND-Kennebec            W           FEE            DAM SITE & FLOWAGE;  CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05,
                                                       B462/P501

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                ,                               Schedule 5.11(C) Page 78 of 133

----------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                       GRANTEE                                 DATE                BOOK     PAGE
----------------------------------------------------------------------------------------------------------------------------
RICE RIPS*
----------
OAKLAND-Kennebec    VICKERY, CHARLES E.           CENTSEC                                 JULY 25, 1922        603      238
OAKLAND-Kennebec    HOLT, MARINDA L., ET AL       HARVEY D. EATON & WALTER S. WYMAN       JULY 1, 1901         437      433
OAKLAND-Kennebec    HOLT, MARINDA L., ET AL       HARVEY D. EATON & WALTER S. WYMAN       JULY 1, 1901         437      433
OAKLAND-Kennebec    CMP                           MAINE, STATE OF                         DECEMBER 11, 1961
OAKLAND-Kennebec    NPDES                         CMP
OAKLAND-Kennebec    DEP                           CMP
OAKLAND-Kennebec    OAKLAND ELECTRIC CO.          MESSALONSKEE                            JUNE 3, 1905         462      501
OAKLAND-Kennebec    CMP                           SEAVEY, MICHAEL D., ET AL               FEBRUARY 29, 1984   2664      318

--------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
--------------------------------------------------------------------------------------------------------------------------------
RICE RIPS*
----------
OAKLAND-Kennebec            W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 7/31/35, B713/P164
OAKLAND-Kennebec            Q           FEE            1/2 INTEREST; CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05,
                                                       B462/P501
OAKLAND-Kennebec            Q           FEE            CMP ACQUIRED FROM OAKLAND ELECTRIC BY DEED OF 7/3/05, B462/P501
OAKLAND-Kennebec            Q           FEE            BRIDGE EXPANSION ON RICE ROAD OVER MESSALONSKEE STREAM
OAKLAND-Kennebec          PERMIT                       NPDES #ME0001252;M-3;APPL.FILED APRIL 23, 1990
OAKLAND-Kennebec          PERMIT                       DEP WASTE DISCHARGE #W000577-57-B-R;M-3
OAKLAND-Kennebec            W           FEE & EASMT    NOTE: MESSALONSKEE CHANGED ITS NAME TO CMP IN 1910
OAKLAND-Kennebec            Q           FEE            SALE OF .016 ACRE PARCEL - SEAVEYS MISTAKENLY BUILT A PORTION OF THEIR
                                                       HOUSE ON LICENSED LAND.

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.


                                               Schedule 5.11(C) Page 79 of 133

-------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY          GRANTOR         GRANTEE    DATE           BOOK  PAGE   DOCUMENT      INTEREST    NOTES
--------------------------------------------------------------------------------------------------------------------------
SHAWMUT*
--------
The dam for this project is located in the towns of Fairfield and Benion. Flowage rights are within the banks of the Kennecbec
River in the towns, Benton, Clinton, and Skowhegan.
                     KENNEBEC                   DECEMBER 16,                AGREEMENT                 AGREEMENT REGARDING FISH
                     HYDRO                      1986                                                  RESTORATION AND PASSAGE
                     DEVELOPERS
                     GROUP & STATE
                     OF MAIN
BENTON-Piscataquis   SHAWMUT         CMP        SEPTEMBER 5,    621   170       W         FEE
                     MANUFACTURING              1924
                     CO.
BENTON-Piscataquis   KENNEBEC        CMP        FEBRUARY 12,   4070   302       W         EASMT       BOAT LAUNCH SITE
                     RIVER RD                   1992
                     REALTY TRUST
CLINTON-Kennebec     SHAWMUT         CMP        JULY 31, 1935   713   184       Q         EASMT
                     MANUFACTURING
                     CO.
CLINTON-Kennebec     SHAWMUT         CMP        JULY 31, 1935   713   184       Q         EASMT
                     MANUFACTURING
                     CO.
CLINTON-Kennebec     SHAWMUT         CMP        JULY 31, 1935   713   184       Q         EASMT
                     MANUFACTURING
                     CO.
CLINTON-Kennebec     SHAWMUT         CMP        SEPTEMBER 5,    621   170       W         EASMT
                     MANUFACTURING              1924
                     CO.
CLINTON-Kennebec     CHASE,          CMP        JULY 13, 1928   660    75       W         EASMT
                     MERTON L.
CLINTON-Kennebec     HALL, FLORICE   CMP        MAY 16, 1928    654   314       W         EASMT
CLINTON-Kennebec     SHAWMUT         CMP        JULY 31, 1935   713   184       Q         EASMT
                     MANUFACTURING
                     CO.
CLINTON-Kennebec     FLOOD, WILLIAM  CMP        MAY 16, 1927    642   103       W         EASMT
CLINTON-Kennebec     BOYDEN, LYLE    CMP        AUGUST 4, 1928  660   150       W         EASMT
CLINTON-Kennebec     ABBOTT, MARY    CMP        JULY 24, 1928  660    102       W         EASMT
                     E.

________________________________________________________________________________
* Documents listed may include both                                    31-Oct-97
  Project Real Property and Additional
  Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded
  Assets that will be severed pursuant to
  Section 2.2.

                                                Schedule 5.11(C) Page 80 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY        GRANTOR        GRANTEE     DATE            BOOK  PAGE   DOCUMENT    INTEREST    NOTES
-----------------------------------------------------------------------------------------------------------------------------------
SHAWMUT*
--------
CLINTON-           KELLY          CMP         JULY 17, 1928    660   76       W        EASMT
Kennebec           HAWLEY M.
CLINTON-           STATE TRUST    CMP         MAY 17, 1912     524  157       W        FEE
Kennebec           CO.
CLINTON-           HOLT, JULIA    CMP         JULY 24, 1928    660  105       W        EASMT
Kennebec
CLINTON-           DREW WILLIAM   CMP         SEPTEMBER        649  220       W        EASMT
Kennebec           WINTER                     14, 1927
CLINTON-           WEBB, ALBERT   CMP         DECEMBER 24,     688  350       W        EASMT
Kennebec           E.                         1932
CLINTON-           MANSON         CMP         SEPTEMBER        642  486       W        EASMT
Kennebec           HENRY K.                   15, 1927
CLINTON-           FLOOD, WILLIAM CMP         MAY 16, 1927     642  103       W        EASMT
Kennebec           S.
CLINTON-           TARDIFF, MACK  CMP         SEPTEMBER 9,     642  517       W        EASMT
Kennebec                                      1927
CLINTON-           LOVELL,        CMP         NOVEMBER 13,     660  385       W        EASMT
Kennebec           CHARLES J.                 1928
CLINTON-           GOODWILL       CMP         MAY 31, 1928     657    1       W        EASMT
Kennebec           HOME ASSOC.
CLINTON-           BROADWAY,      CMP         AUGUST 15,       660   157      W        EASMT
Kennebec           WILLIAM G.                 1928
CLINTON-           SHAWMUT        CMP         JULY 31, 1935    713   184      Q        EASMT
Kennebec           MANUFACTURING
                   CO.
CLINTON-           CRUMMETT,      CMP         JULY 25, 1927    642   402      W        EASMT
Kennebec           CHARLES
CLINTON-           SHAWMUT        CMP         JULY 31, 1935    713   184      Q        EASMT
Kennebec           MANUFACTURING
                   CO.
CLINTON-           FLOOD, WILLIAM CMP         MAY 16, 1927     642   103      W        EASMT
Kennebec           S.
CLINTON-           GERALD         CMP         AUGUST 12,       648    31      W        EASMT
Kennebec           BERTHA                     1927
CLINTON-           GIFFORD        CMP         DECEMBER 27,     642   562      W        EASMT
Kennebec           MARSHALL H.                1927

________________________________________________________________________________
*  Documents listed may include both Project Real                     31-Oct-97
   Property and Additional Assets Real Property that may be severed pursuant to Section
   7.4(f) and Excluded Assets that will be
   severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 81 of 133

-------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                            GRANTEE                  DATE                     BOOK      PAGE
-------------------------------------------------------------------------------------------------------------------------------
SHAWMUT*
--------
CLINTON-Kennebec         CRUMMETT, CHARLES H., ET AL        CMP                      FEBRUARY 9, 1928         645       483
CLINTON-Kennebec         FLOOD, WILLIAM S.                  CMP                      MAY 16, 1927             642       103
CLINTON-kennebec         PRATT, ERNEST                      CMP                      JULY 12, 1929            664       566
CLINTON-Kennebec         CROCKER, ERNEST E.                 CMP                      OCTOBER 2, 1926          664       405
CLINTON-Kennebec         LEWIS, POOLER                      CMP                      DECEMBER 1, 1930         674       368
CLINTON-Kennebec         FLEWELLING, BYRON                  CMP                      NOVEMBER 6, 1930         674       312
CLINTON-Kennebec         CMP                                MAINE, STATE OF          JULY 3, 1966
CLINTON-Kennebec         CMP                                HINCKLEY GRANGE #539     JULY 1, 1964
FAIRFIELD-Somerset       CMP                                KEYES FIBRE CO.          DECEMBER 15, 1947
FAIRFIELD-Somerset       GOODWILL HOME ASSOC.               CMP                      MAY 31, 1928             397       518
FAIRFIELD-Somerset       WALKER, JOHN                       CMP                      JANUARY 5, 1929          398       393
FAIRFIELD-Somerset       HINCKLEY, WALTER P.                CMP                      MAY 31, 1928             396       328
FAIRFIELD-Somerset       BARRETT, RUSSELL                   CMP                      JUNE 9, 1927             394       123
FAIRFIELD-Somerset       SHAWMUT MANUFACTURING CO,          CMP                      JULY 31, 1935            434        72
FAIRFIELD-Somerset       HINCKLEY, G.W.                     CMP                      JUNE 27, 1928            395       499
FAIRFIELD-Somerset       CMP                                KEYES FIBRE CO.          SEPTEMBER 29, 1961
FAIRFIELD-Somerset       HICKS, EDWARD B.                   CMP                      JANUARY 11, 1929         398       394

-------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
-------------------------------------------------------------------------------------------------------------------------------
SHAWMUT*
--------
CLINTON-Kennebec            Q           EASMT
CLINTON-Kennebec            W           EASMT
CLINTON-kennebec            W           EASMT
CLINTON-Kennebec            W           EASMT
CLINTON-Kennebec            W           EASMT
CLINTON-Kennebec            W           EASMT
CLINTON-Kennebec           QCC          FEE            STATE HGWY 23 RELOCATION
CLINTON-Kennebec         IND/LEASE      LEASE          PUBLIC PICNIC AREA
FAIRFIELD-Somerset       IND/LEASE                     WATER INTAKE NOT TO EXCEED 4,000,000 DAILY
FAIRFIELD-Somerset          W           EASMT
FAIRFIELD-Somerset          W           EASMT
FAIRFIELD-Somerset          Q           EASMT
FAIRFIELD-Somerset          W           EASMT
FAIRFIELD-Somerset          Q           FEE
FAIRFIELD-Somerset          W           EASMT
FAIRFIELD-Somerset       IND/LEASE                     PARCEL IN SHAWMUT VILLAGE
FAIRFIELD-Somerset          W           EASMT

________________________________________________________________________________
*   Documents listed may include both                                 31-Oct-97
    Project Real Property and Additional
    Assets Real Property that may be
    severed pursuant to Section 7.4(f) and
    Excluded Assets that will be severed
    pursuant to Section 2.2.

                                                Schedule 5.11(c) Page 82 of 133

-------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                            GRANTEE                  DATE                     BOOK       PAGE
-------------------------------------------------------------------------------------------------------------------------------
SHAWMUT*
--------
FAIRFIELD-Somerset       GOODWILL HOME ASSOC.               CMP                      MAY 31, 1928              397       518
FAIRFIELD-Somerset       SARGENT, ALFRED                    CMP                      JUNE 9, 1927              394       124
FAIRFIELD-Somerset       SHAWMUT MANUFACTURING CO.          CMP                      JULY 31, 1935             434        72
FAIRFIELD-Somerset       SHAWMUT MANUFACTURING CO.          CMP                      JULY 31, 1935             434        72
FAIRFIELD-Somerset       DESMOND HERBERT J.                 CMP                      JUNE 6, 1927              394        60
FAIRFIELD-Somerset       DESMOND HERBERT J.                 CMP                      JUNE 6, 1927              394        60
FAIRFIELD-Somerset       LOWE, A. WILSON                    CMP                      JUNE 6, 1927              394        60
FAIRFIELD-Somerset       MITCHELL, MOLLY                    CMP                      JUNE 14, 1927             394       131
FAIRFIELD-Somerset       LASHUS, CHARLES A.                 CMP                      JUNE 25, 1928             395       513
FAIRFIELD-Somerset       WINTLE, BRIDGET                    CMP                      OCTOBER 24, 1927          397        97
FAIRFIELD-Somerset       KEYES FIBRE CO.                    CMP                      MAY 9, 1994              4715       264
FAIRFIELD-Somerset       MILLER, CARRIE M.                  CMP                      OCTOBER 10, 1928          398       175
FAIRFIELD-Somerset       WINTLE, BRIDGET                    CMP                      OCTOBER 24, 1927          394       450
FAIRFIELD-Somerset       SHAWMUT MANUFACTURING CO.          CMP                      SEPTEMBER 5, 1924         378       120
FAIRFIELD-Somerset       SHAWMUT MANUFACTURING CO.          CMP                      JULY 31, 1935             434        72

--------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
--------------------------------------------------------------------------------------------------------------------------------
SHAWMUT*
--------
FAIRFIELD-Somerset           W          EASMT
FAIRFIELD-Somerset           W          EASMT
FAIRFIELD-Somerset           Q          FEE
FAIRFIELD-Somerset           Q          EASMT
FAIRFIELD-Somerset           W          EASMT
FAIRFIELD-Somerset           W          EASMT
FAIRFIELD-Somerset           W          EASMT
FAIRFIELD-Somerset           W          EASMT
FAIRFIELD-Somerset           W          EASMT
FAIRFIELD-Somerset          GD          EASMT          2/27 INTEREST
FAIRFIELD-Somerset         IND          EASMT          CANOE PORTAGE. "THIS EASEMENT SHALL AUTOMATICALLY
                                                       TERMINATE WHEN GRANTEE, OR ITS SUCCESSORS, AFFILIATES
                                                       OR ASSIGNS CEASE TO HOLD A LICENSE FOR THE SAID SHAWMUT
                                                       DAM FROM THE FERC..."
FAIRFIELD-Somerset           W          EASMT
FAIRFIELD-Somerset           W          EASMT          25/27 INTEREST
FAIRFIELD-Somerset           W          EASMT
FAIRFIELD-Somerset           Q          EASMT

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant
   to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 83 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                            GRANTEE                  DATE                        BOOK       PAGE
-----------------------------------------------------------------------------------------------------------------------------------
SHAWMUT*
--------
FAIRFIELD-Somerset       SHAWMUT MANUFACTURING CO,          CMP                      JULY 31, 1935               434         72
FAIRFIELD-Somerset       SHAWMUT MANUFACTURING CO,          CMP                      JULY 31, 1935               434         72
FAIRFIELD-Somerset       SHAWMUT MANUFACTURING CO,          CMP                      JULY 31, 1935               434         72
FAIRFIELD-Somerset       BARNES, LYMAN                      CMP                      AUGUST 21, 1928             398         89
FAIRFIELD-Somerset       SHAWMUT MANUFACTURING CO.          CMP                      SEPTEMBER 5, 1924           378        120
FAIRFIELD-Somerset       MAINE CENTRAL RAILROAD CO.         CMP                      DECEMBER 22, 1961           463         63
FAIRFIELD-Somerset       GOODWILL HOME ASSOC.               CMP                      MAY 31, 1928                397        518
FAIRFIELD-Somerset       TOBEY, RAY                         CMP                      AUGUST 31, 1927             394        308
FAIRFIELD-Somerset       HENDERSON, JOSEPH W.               CMP                      MAY 22, 1930                406        387
FAIRFIELD-Somerset       WARD, J.M.                         CMP                      DECEMBER 6, 1929            406         61
FAIRFIELD-Somerset       CMP                                KEYES FIBRE CO.          MAY 9, 1994
FAIRFIELD-Somerset       GOODWILL HOME ASSOC.               CMP                      MAY 31, 1928                397        519
FAIRFIELD-Somerset       CMP                                CAVERLY, FRANK           MAY 22, 1995
FAIRFIELD-Somerset       CMP                                FAIRFIELD, TOWN OF       APRIL 10, 1992
FAIRFIELD-Somerset       CMP                                FAIRFIELD, TOWN OF       JUNE 28, 1976

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT            INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
SHAWMUT*
--------
FAIRFIELD-Somerset           Q               FEE
FAIRFIELD-Somerset           Q               EASMT
FAIRFIELD-Somerset           Q               FEE
FAIRFIELD-Somerset           W               EASMT
FAIRFIELD-Somerset           W               EASMT
FAIRFIELD-Somerset          IND              EASMT
FAIRFIELD-Somerset           W               EASMT
FAIRFIELD-Somerset           W               EASMT
FAIRFIELD-Somerset           W               EASMT
FAIRFIELD-Somerset           W               EASMT
FAIRFIELD-Somerset         *IND
FAIRFIELD-Somerset          QCC              EASMT
FAIRFIELD-Somerset         LEASE             EASMT          AGRICULTURAL LEASE (CORBETT CONVEYANCE)
FAIRFIELD-Somerset         LEASE             EASMT          BOAT LAUNCH FACILITY
FAIRFIELD-Somerset          IND                             EASEMENT FOR SEWER LINE FROM KENNEBEC ST. TO KEYES FIBRE

________________________________________________________________________________
*   Documents listed may include both                                 31-Oct-97
    Project Real Property and Additional
    Assets Real Property that may be
    severed pursuant to Section 7.5(f) and
    Excluded Assets that will be severed
    pursuant to Section 2.2


                                                Schedule 5.11(C) Page 84 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                       GRANTEE                                      DATE               BOOK    PAGE
-----------------------------------------------------------------------------------------------------------------------------------
SHAWMUT*
--------
FAIRFIELD-Somerset       CMP                           SCOTT PAPER                                  JANUARY 20, 1976     861    121
FAIRFIELD-Somerset       GOODWILL HOME ASSOC.          CMP                                          MAY 31, 1928         397    518
FAIRFIELD-Somerset       SHAWMUT MANUFACTURING CO.     CMP                                          SEPTEMBER 5, 1924    378    120
FAIRFIELD-Somerset       CORBETT, ROBERT F.            CMP                                          DECEMBER 14, 1990   1665     99
FAIRFIELD-Somerset       CAYFORD, GEORGE M.            CMP                                          JANUARY 5, 1929      398    392
FAIRFIELD-Somerset       CRAUSE, CLIFFORD J.           CMP                                          JUNE 7, 1927         394     81
FAIRFIELD-Somerset       NPDES                         CMP
FAIRFIELD-Somerset       CMP                           MAINE, STATE OF                              NOVEMBER 4, 1986
FAIRFIELD-Somerset       CMP                           MAINE HISTORICAL PRESERVATION COMMISSION     FEBRUARY 23, 1994
FAIRFIELD-Somerset       CMP                           KEYES FIBRE CO                               DECEMBER 15, 1947
FAIRFIELD-Somerset       FERC                          CMP
FAIRFIELD-Somerset       DEP                           CMP
FAIRFIELD-Somerset       DEP                           CMP
FAIRFIELD-Somerset       CMP                           KEYES FIBRE CO                               APRIL 14, 1951
FAIRFIELD-Somerset       CMP                           KEYES FIBRE CO                               JULY 18, 1975

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY            DOCUMENT              INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
SHAWMUT*
--------
FAIRFIELD-Somerset     LICENSE               EASMT          WATER OUTFLOW AT SKOWHEGAN TOWN LINE; *TERM: AS LONG AS SCOTT OPERATES
                                                            PULP MILL ADJACENT TO PREMISES HEREIN LICENSED OR UNTIL ABANDONMENT OF
                                                            CMP'S SHAWMUT PROJECT OR ITS MODIFICATION.
FAIRFIELD-Somerset        W                  EASMT
FAIRFIELD-Somerset        W                  EASMT
FAIRFIELD-Somerset        W                   FEE
FAIRFIELD-Somerset        W                  EASMT
FAIRFIELD-Somerset        W                  EASMT
FAIRFIELD-Somerset     PERMIT                               NPDES #ME0001201; APPL. FILED MARCH 21, 1990
FAIRFIELD-Somerset        ED                 FEE & EASMT    DOT LAND TAKING AND SLOPE EASMT FOR HIGHWAY RECONSTRUCTION
FAIRFIELD-Somerset     CONSERVATION          EASMT          CONSERVATION EASEMENT FOR ARCHAEOLOGICAL FEATURES
FAIRFIELD-Somerset        IND                FEE/EASMT      PORTION OF PREMISES(2PARCELS), 100 FT. STRIP, PIPE LINE, EASMT
                                                            PULPWOOD LOGS, RESERVED WATER RIGHTS.
FAIRFIELD-Somerset     PERMIT                               FERC LICENSE #2322
FAIRFIELD-Somerset     PERMIT                               DEP WASTE DISCHARGE #W000580-53-B-R
FAIRFIELD-Somerset     PERMIT                               DEP 401 CERTIFICATION #08-7046-25120
FAIRFIELD-Somerset        IND                FEE/EASMT      PORTION OF PREMISES NOT INCLUDING HOUSE, EASMT FOR PULPWOOD LOGS,
                                                            RESERVED WATER RIGHTS
FAIRFIELD-Somerset        IND                EASMT          10" CAST IRON PIPE & PUMPING STATION

________________________________________________________________________________
*   Documents listed may include both Project Real                     31-Oct-97
    Property and Additional Assets Real Property that may be severed pursuant to Section
    7.5(f) and Excluded Assets that will be
    severed pursuant to Section 2.2.

                                                 Schedule 5.11(C) Page 84 of 133

----------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                       GRANTEE             DATE                          BOOK     PAGE
----------------------------------------------------------------------------------------------------------------------
SHAWMUT*
--------
SKOWHEGAN-Somerset       CORSON, WALTER                CMP                 AUGUST 23, 1928               398       137
SKOWHEGAN-Somerset       WESTON, RALPH                 CMP                 DECEMBER 24, 1929             406        83
SKOWHEGAN-Somerset       WILSON, ROY E.                CMP                 OCTOBER 8, 1930               407       366
SKOWHEGAN-Somerset       LORD, MARGARET                CMP                 JULY 3, 1930                  406       525
SKOWHEGAN-Somerset       ORDWAY, WALTER P.             CMP                 JULY 19, 1929                 405        71
SKOWHEGAN-Somerset       HERRIN, JOSEPH L.             CMP                 AUGUST 23, 1928               398        96
SKOWHEGAN-Somerset       REED, HENRY J.                CMP                 APRIL 26, 1930                406       323
SKOWHEGAN-Somerset       MOODY, EUNICE                 CMP                 AUGUST 4, 1928                395       597
SKOWHEGAN-Somerset       PARKER, R. FRANCIS            CMP                 JULY 16, 1929                 404       294
SKOWHEGAN-Somerset       PARKER, R. FRANCIS            CMP                 JUNE 5, 1931                  410       118
SKOWHEGAN-Somerset       SHAWMUT MANUFACTURING C       CMP                 SEPTEMBER 5, 1924             378       120
SKOWHEGAN-Somerset       SHAWMUT MANUFACTURING C       CMP                 SEPTEMBER 5, 1924             378       120
SKOWHEGAN-Somerset       MOORE, SYLVESTER              CMP                 NOVEMBER 21, 1930             407       360
SKOWHEGAN-Somerset       WHITE, EARL                   CMP                 MARCH 25, 1930                406       306
SKOWHEGAN-Somerset       WARREN, P. LEROY              CMP                 AUGUST 7, 1929                406        38
SKOWHEGAN-Somerset       GORDON, WILMOT O.             CMP                 FEBRUARY 10, 1930             406       154
SKOWHEGAN-Somerset       CMP                           SCOTT PAPER         MAY 27, 1976
SKOWHEGAN-Somerset       CLOUTIER, TREFFLE M.          CMP                 NOVEMBER 1, 1930              407       291
SKOWHEGAN-Somerset       SMITH, ALTA E.                CMP                 FEBRUARY 20, 1930             406       166

----------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
----------------------------------------------------------------------------------------------------------------------
SHAWMUT*
--------
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset       LICENSE                       SUPPLEMENT TO LICENSE AGREEMENT DATED 1/20/76
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed Pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                                 Schedule 5.11(C) Page 86 of 133

----------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                       GRANTEE             DATE                          BOOK     PAGE
----------------------------------------------------------------------------------------------------------------------
SHAWMUT*
-------
SKOWHEGAN-Somerset       LORD, MARGARET                CMP                 JULY 3, 1930                  406      525
SKOWHEGAN-Somerset       SPRAGUE, HAROLD A.            CMP                 JANUARY 5, 1929               398      403
SKOWHEGAN-Somerset       BUZZELL, RALPH                CMP                 SEPTEMBER 17, 1927            394      352
SKOWHEGAN-Somerset       DAVIS, ROBERT                 CMP                 NOVEMBER 30, 1929             407      258
SKOWHEGAN-Somerset       MERRILL, MAURICE P.           CMP                 OCTOBER 20, 1927              396      172
SKOWHEGAN-Somerset       SHAWMUT MANUFACTURING C       CMP                 SEPTEMBER 5, 1924             378      120
SKOWHEGAN-Somerset       CMP                           SCOTT PAPER         JANUARY 20, 1976              861      121
SKOWHEGAN-Somerset       BRITTON, BERTHA               CMP                 AUGUST 7, 1929                406       18
SKOWHEGAN-Somerset       BOYNTON, HENRY F.             CMP                 AUGUST 4, 1928                398       18
SKOWHEGAN-Somerset       FRIEND, FRANCIS               CMP                 AUGUST 7, 1929                404      450
SKOWHEGAN-Somerset       TIBBALS, HARRY B.             CMP                 FEBRUARY 7, 1930              406      185
SKOWHEGAN-Somerset       SANFORD, L.L.                 CMP                 MAY 1, 1930                   406      294
SKOWHEGAN-Somerset       BUZZELL, VIRA, ET AL          CMP                 OCTOBER 7, 1927               394      442
SKOWHEGAN-Somerset       SHAWMUT MANUFACTURING C       CMP                 JULY 31, 1935                 434       72
SKOWHEGAN-Somerset       MERRILL, MAURICE P.           CMP                 OCTOBER 20, 1927              394      443
SKOWHEGAN-Somerset       ELLIS, HARRY & RAY            CMP                 JULY 17, 1928                 395      571

--------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
--------------------------------------------------------------------------------------------------------------------------------
SHAWMUT*
-------
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          Q           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset       LICENSE                       AGREEMENT FOR WATER INTAKE/OUTFLOW; *TERM: AS LONG AS SCOTT OPERATES PULP
                                                       MILL ADJACENT TO PREMISES HEREIN LICENSED OR UNTIL ABANDONMENT OF CMP'S
                                                       SHAWMUT PROJECT OR ITS MODIFICATION.
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          Q           FEE
SKOWHEGAN-Somerset          W           EASMT
SKOWHEGAN-Somerset          W           EASMT

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed Pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                                 Schedule 5.11(C) Page 86 of 133

------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           GRANTOR                          GRANTEE                       DATE                       BOOK     PAGE
------------------------------------------------------------------------------------------------------------------------------
SHAWMUT*
--------
SKOWHEGAN-Somerset    SHAWMUT MANUFACTURING CO.        CMP                           SEPTEMBER 5, 1924           378      120
SKOWHEGAN-Somerset    SHAWMUT MANUFACTURING CO.        CMP                           SEPTEMBER 5, 1924           378      120
SKOWHEGAN-Somerset    CMP                              DUNLOPE, BURTON D.            JUNE 16, 1930              1178      318
SKOWHEGAN-Somerset    GILES, GUY                       CMP                           JULY 11, 1928               395      525
SKOWHEGAN-Somerset    KEAST, JOSEPH J., ET AL          CMP                           JULY 20, 1928               395      570
SKOWHEGAN-Somerset    CMP                              SKOWHEGAN, TOWN OF            JULY 14, 1967
SKOWHEGAN-Somerset    SMITH, WALTER F.                 CMP                           AUGUST 23, 1928             398       88
SKOWHEGAN-Somerset    BOYDEN, LYLE                     CMP                           AUGUST 4, 1928              398       26
SKOWHEGAN-Somerset    FAULKNER, ELMON S.               CMP                           JULY 12, 1929               404      333
SKOWHEGAN-Somerset    WENTWORTH, LENA E.               CENTSEC                       JANUARY 20, 1920            363      134
SKOWHEGAN-Somerset    SHAWMUT MANUFACTURING CO,        CMP                           JULY 31, 1935               434       72
SKOWHEGAN-Somerset    DUNLOPE, BURTON D.               CMP                           JUNE 16, 1930               406      490
SKOWHEGAN-Somerset    MCLAUGHLIN, CHARLES H.           CMP                           AUGUST 26, 1929             404      562
SKOWHEGAN-Somerset    WINTLE, BRIDGETT                 CMP                           OCTOBER 24, 1927            394      450
SKOWHEGAN-Somerset    WINTLE, BRIDGETT                 CMP                           OCTOBER 24, 1927            397       97
SKOWHEGAN-Somerset    STATE TRUST CO.                  CMP                           MAY 17, 1912                308      409

------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                  DOCUMENT          INTEREST       NOTES
------------------------------------------------------------------------------------------------------------------------------
SHAWMUT*
--------
SKOWHEGAN-Somerset               W             EASMT
SKOWHEGAN-Somerset               W             EASMT
SKOWHEGAN-Somerset               Q             FEE            TWO ISLANDS KNOWN AS THE CARRIE E. ADAMS ISLANDS A/K/A GREAT
                                                              ISLANDS
SKOWHEGAN-Somerset               W             EASMT
SKOWHEGAN-Somerset               W             EASMT
SKOWHEGAN-Somerset           IND/LEASE                        RENTAL OF NORTHERLY SIDE OF NORTH CHANNEL
SKOWHEGAN-Somerset               W             EASMT
SKOWHEGAN-Somerset               W             EASMT
SKOWHEGAN-Somerset               W             EASMT
SKOWHEGAN-Somerset               W             FEE            1/2 INTEREST
SKOWHEGAN-Somerset               Q             EASMT
SKOWHEGAN-Somerset               W             EASMT
SKOWHEGAN-Somerset               W             EASMT
SKOWHEGAN-Somerset               W             EASMT          25/27 INTEREST
SKOWHEGAN-Somerset               GD            EASMT          2/27 INTEREST
SKOWHEGAN-Somerset               W             FEE            TRUSTEE DEED - CANAAN POWER COMPANY, PROPERTY IN CLINTON,
                                                              CANAAN, HARTLAND & SKOWHEGAN (5 LOTS IN SKOWHEGAN - ONE
                                                              LOT BORDERS CARRABASSET STREAM)

________________________________________________________________________________
 *   Documents listed may include both                                 31-Oct-97
     Project Real Property and Additional
     Assets Real Property that may be
     severed pursuant to Section 7.4(f) and
     Excluded Assets that will be severed
     pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 88 of 133

------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           GRANTOR                          GRANTEE                       DATE                       BOOK     PAGE
------------------------------------------------------------------------------------------------------------------------------
SHAWMUT*
--------
SKOWHEGAN-Somerset    SKOWHEGAN, TOWN OF               CMP                           JUNE 21, 1928               396      338
SKOWHEGAN-Somerset    PARKER, EUGENE                   CMP                           AUGUST 4, 1928              398       12
SKOWHEGAN-Somerset    JACKSON, JOSEPH A.               CMP                           JULY 12, 1928               395      526
SKOWHEGAN-Somerset    SHAWMUT MANUFACTURING CO.        CMP                           SEPTEMBER 5, 1924           378      120
SKOWHEGAN-Somerset    PAGE, BLIN W.                    CMP                           NOVEMBER 15, 1935           434      362
SKOWHEGAN-Somerset    CHASE, MERTON L.                 CMP                           JULY 13, 1928               395      539
SKOWHEGAN-Somerset    SHAWMUT MANUFACTURING CO.        CMP                           SEPTEMBER 5, 1924           378      120
SKOWHEGAN-Somerset    LOWELL, IDA L.                   CMP                           AUGUST 1, 1930              406      584

-----------------------------------------------------------------------------
TOWN/COUNTY                  DOCUMENT         INTEREST       NOTES
-----------------------------------------------------------------------------
SKOWHEGAN-Somerset              Q             EASMT
SKOWHEGAN-Somerset              W             EASMT
SKOWHEGAN-Somerset              W             EASMT
SKOWHEGAN-Somerset              W             EASMT
SKOWHEGAN-Somerset              Q             FEE            1/2 INTEREST
SKOWHEGAN-Somerset              W             EASMT
SKOWHEGAN-Somerset              W             EASMT
SKOWHEGAN-Somerset              W             EASMT

________________________________________________________________________________
*    Documents listed may include both Project Real Property and       31-Oct-97
     Additional Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 89 of 133

------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                            GRANTEE                       DATE                       BOOK     PAGE
------------------------------------------------------------------------------------------------------------------------------
SKELTON*
--------
The dam for this hydro project is located on the Saco River in the towns of Buxton and Dayton. Flowage rights are within the
Banks of the Saco River and Cook's Brook in the towns of Buxton, Dayton, and Hollis.
                    CUMBERLAND CTY P & L               CMP                           DECEMBER 3, 1942            985      450
BUXTON-York         HARMON, C. WALLACE                 CMP                           JANUARY 29, 1948           1113      247
BUXTON-York         BOWDITCH, CHARLES P., ET AL        CLARK POWER CO.               APRIL 12, 1917              807       80
BUXTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
BUXTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
BUXTON-York         CLARK, JOHN A., ET AL              CMP                           APRIL 1, 1952              1218       30
BUXTON-York         HARMON, C. WALLACE                 CMP                           APRIL 7, 1947              1085      272
BUXTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
BUXTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
BUXTON-York         BOWDITCH, CHARLES P., ET AL        CLARK POWER CO.               APRIL 12, 1917              807       80
BUXTON-York         HARMON, C. WALLACE                 CLARK POWER CO.               OCTOBER 1, 1919             671      399
BUXTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
BUXTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         DOCUMENT        INTEREST       NOTES
------------------------------------------------------------------------------------------------------------------------------------
SKELTON*
--------
                       Q            FEE & EASMT    ALL PLANT, PROPERTY, DISTRIBUTION SYSTEMS, TRANSMISSION
                                                   LINES, ... REAL ESTATE, RIGHTS OF WAY, DAM SITES,
                                                   WATER POWER RIGHTS, FLOWAGE AND RIPARIAN RIGHTS ... OF
                                                   WHATEVER KIND AND WHEREVER SITUATED ...
BUXTON-York            W            FEE
BUXTON-York            T            FEE
BUXTON-York            Q            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            Q            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York           QCC           FEE
BUXTON-York            W            FEE
BUXTON-York            Q            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            Q            EASMT          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            T            FEE
BUXTON-York            W            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            Q            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            Q            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450

________________________________________________________________________________
*   Documents listed may include both Project                          31-0ct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that
    will be severed pursuant to Section 2.2.


                                                Schedule 5.11(C) Page 90 of 133

------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                            GRANTEE                       DATE                       BOOK     PAGE
------------------------------------------------------------------------------------------------------------------------------
SKELTON*
--------
BUXTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
BUXTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
BUXTON-York         HARMON, C. WALLACE                 CLARK POWER CO.               MAY 29, 1930                800      420
BUXTON-York         DENNETT, JENNIE E., ET AL          CMP                           JUNE 22, 1948              1115      399
BUXTON-York         ANDERSON, ROBERT B., ET.AL.        CMP                           JULY 29, 1996              7949      350
BUXTON-York         BOWDITCH, CHARLES P., ET AL        CLARK POWER CO.               APRIL 12, 1917              807       80
BUXTON-York         MCNIERNEY, BEVERLY H.              CMP                           JUNE 21, 1948              1114      407
BUXTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
BUXTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
BUXTON-York         MCNIERNEY, BEVERLY H.              CMP                           NOVEMBER 8, 1948           1130      381
BUXTON-York         MCNIERNEY, BEVERLY H.              CMP                           JUNE 21, 1948              1114      407
BUXTON-York         SAVAGE, WILLIAM H.                 CMP                           JUNE 25, 1948              1114      406
BUXTON-York         SAVAGE, WILLIAM H.                 CMP                           NOVEMBER 19, 1948          1130      435
BUXTON-York         HARMON, C. WALLACE                 CLARK POWER CO.               OCTOBER 1, 1919             671      399
BUXTON-York         CMP                                MAINE, STATE OF               DECEMBER 2, 1977
BUXTON-York         CMP                                BUXTON, TOWN OF               AUGUST 4, 1948

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         DOCUMENT        INTEREST       NOTES
------------------------------------------------------------------------------------------------------------------------------------
SKELTON*
--------
BUXTON-York            Q            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            Q            EASMT          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York           QCC           FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            W            EASMT          TRANSMISSION R/W; PERPETUAL EASEMENT
BUXTON-York            Q            FEE            LAND EXCHANGE OF EVEN DATE WITH ANDERSONS
BUXTON-York            T            FEE
BUXTON-York            W            EASMT
BUXTON-York            Q            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            W            EASMT
BUXTON-York            W            EASMT          PERPETUAL EASEMENT
BUXTON-York            W            EASMT          PERPETUAL EASEMENT
BUXTON-York            W            EASMT
BUXTON-York            W            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            ED           FEE            TAKING OF LAND FOR HIGHWAY PURPOSES
BUXTON-York            Q            FEE            CONVEYED FOR BRIDGE CONSTRUCTION

________________________________________________________________________________
*   Documents listed may include both Real                             31-0ct-97
    Property and Additional Assets Real
    Property that may be severed pursuant to (f)
    Section 7.4(f) and Excluded Assets that
    will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 91 of 133

------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                            GRANTEE                       DATE                       BOOK     PAGE
------------------------------------------------------------------------------------------------------------------------------
SKELTON*
--------
BUXTON/DAYTON-York  CMP                                FERC                          DECEMBER 9, 1993
BUXTON/DAYTON-York  NPDES                              CMP
BUXTON/DAYTON-York  FERC                               CMP
BUXTON/DAYTON-York  DEP                                CMP
BUXTON/DAYTON-York  DEP                                CMP
DAYTON-York         CMP                                FRAPPIER, ROMEO H., ET AL     SEPTEMBER 1, 1973
DAYTON-York         CMP                                ANDERSON, ROBERT B.           JULY 29, 1996              7949      348
DAYTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
DAYTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
DAYTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
DAYTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
DAYTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
DAYTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
DAYTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
DAYTON-York         GRANTHAM, E. ALFRED                CMP                           FEBRUARY 1947              1089      185

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           DOCUMENT        INTEREST     NOTES
------------------------------------------------------------------------------------------------------------------------------------
SKELTON*
--------
BUXTON/DAYTON-York    AGREEMENT                    MANAGEMENT OF HISTORICAL AND ARCHAEOLOGICAL SITES
BUXTON/DAYTON-York     PERMIT                      NPDES #ME0001180; APPL. FILED JANUARY 19, 1990
BUXTON/DAYTON-York     PERMIT                      FERC LICENSE #2527; APPL. FILED DECEMBER 9, 1991
BUXTON/DAYTON-York     PERMIT                      DEP WASTE DISCHARGE #W000578-57-A-R; APPL. FILED
                                                   JANUARY 19, 1990
BUXTON/DAYTON-York     PERMIT                      DEP 401 CERTIFICATION #L-17483-33-F-N; WILL EXPIRE
                                                   WHEN NEW FERC LICENSE EXPIRES
DAYTON-York           AGREEMENT       EASMT        RIGHT TO FOREVER TAKE AND USE WATER FROM THE SPRING
                                                   ON THE FORMER ELIZABETH F. KIMBALL PROPERTY
DAYTON-York              QCC          FEE          6.3 ACRES
DAYTON-York               Q           FEE          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
DAYTON-York               Q           FEE          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
DAYTON-York               Q           FEE          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
DAYTON-York               Q           FEE          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
DAYTON-York               Q           FEE          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
DAYTON-York               Q           FEE          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
DAYTON-York               Q           FEE          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
DAYTON-York               W           FEE

________________________________________________________________________________
*   Documents listed may include both Real                             31-0ct-97
    Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that
    will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 92 of 133

------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                            GRANTEE                       DATE                       BOOK     PAGE
------------------------------------------------------------------------------------------------------------------------------
SKELTON*
--------
DAYTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
DAYTON-York         COLE, W. PHILLIP, ET AL            CMP                           JANUARY 17, 1947           1088      477
DAYTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
DAYTON-York         ANDERSON, BURTON F.                CMP                           JULY 9, 1947               1087      154
DAYTON-York         ANDERSON, BURTON F.                CMP                           JUNE 12 , 1947             1090      511
DAYTON-York         SMITH, RUFUS A.                    CLARK POWER CO.               JUNE 4, 1917                651      237
DAYTON-York         SMITH, RUFUS A.                    CLARK POWER CO.               AUGUST 22, 1919             794      468
DAYTON-York         KIMBALL, ELIZABETH E.              CLARK POWER CO.               JUNE 6, 1917                651      238
DAYTON-York         FRAPPIER, ROMEO H., ET AL          CMP                           FEBRUARY 4, 1947           1088      588
DAYTON-York         DENNETT, FRANK J.                  CLARK POWER CO.               JULY 17, 1912               611      150
DAYTON-York         RAMSDELL, EMILY G.                 CMP                           OCTOBER 13, 1965           1683      197
DAYTON-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
HOLLIS-York         DENNETT, FRANK J.                  CLARK POWER CO.               JULY 17, 1912               611      150
HOLLIS-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
HOLLIS-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11
HOLLIS-York         PEPPERELL MANUFACTURING CO.        CUMBERLAND CTY P & L          SEPTEMBER 22, 1930          795       11

------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         DOCUMENT        INTEREST       NOTES
------------------------------------------------------------------------------------------------------------------------------
SKELTON*
--------
DAYTON-York            Q            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
DAYTON-York            W            FEE
DAYTON-York            Q            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
DAYTON-York            W            FEE
DAYTON-York            W            FEE
DAYTON-York            W            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
DAYTON-York            W            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
DAYTON-York            W            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
DAYTON-York            W            FEE
DAYTON-York            W            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
DAYTON-York            W            FEE            FLOWAGE LAND ALONG COOK'S BROOK
DAYTON-York            Q            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York            W            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York            Q            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York            Q            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450

________________________________________________________________________________
*   Documents listed may include both Real                             31-0ct-97
    Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that
    will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 93 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           GRANTOR                           GRANTEE                     DATE                     BOOK     PAGE
-----------------------------------------------------------------------------------------------------------------------------------
SKELTON*
--------
HOLLIS-York           PEPPERELL MANUFACTURING CO.       CUMBERLAND CTY P & L        SEPTEMBER 22, 1930        795       11
HOLLIS-York           PEPPERELL MANUFACTURING CO.       CUMBERLAND CTY P & L        SEPTEMBER 22, 1930        795       11
HOLLIS-York           PEPPERELL MANUFACTURING CO.       CUMBERLAND CTY P & L        SEPTEMBER 22, 1930        795       11
HOLLIS-York           PEPPERELL MANUFACTURING CO.       CUMBERLAND CTY P & L        SEPTEMBER 22, 1930        795       11
HOLLIS-York           PEPPERELL MANUFACTURING CO.       CUMBERLAND CTY P & L        SEPTEMBER 22, 1930        795       11
HOLLIS-York           PEPPERELL MANUFACTURING CO.       CUMBERLAND CTY P & L        SEPTEMBER 22, 1930        795       11
HOLLIS-York           PEPPERELL MANUFACTURING CO.       CUMBERLAND CTY P & L        SEPTEMBER 22, 1930        795       11
HOLLIS-York           WATERHOUSE, ARTHUR L.             CMP                         JULY 9, 1947             1100      337
HOLLIS-York           PEPPERELL MANUFACTURING CO.       CUMBERLAND CTY P & L        SEPTEMBER 22, 1930        795       11
HOLLIS-York           RAMSDELL, EMILY G.                CMP                         OCTOBER 13, 1965         1683      197
HOLLIS-York           DEERING, FLORENCE C.              CLARK POWER CO.             AUGUST 13, 1912           614      198
HOLLIS-York           PEPPERELL MANUFACTURING CO.       CUMBERLAND CTY P & L        SEPTEMBER 22, 1930        795       11
HOLLIS-York           PEPPERELL MANUFACTURING CO.       CUMBERLAND CTY P & L        SEPTEMBER 22, 1930        795       11
HOLLIS-York           PEPPERELL MANUFACTURING CO.       CUMBERLAND CTY P & L        SEPTEMBER 22, 1930        795       11

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                DOCUMENT         INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
SKELTON*
--------
HOLLIS-York                   Q             EASMT          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   Q             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   Q             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   Q             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   Q             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   Q             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   Q             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   Q             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            FLOWAGE LAND ALONG COOK'S BROOK
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   Q             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   Q             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   Q             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450

________________________________________________________________________________
*    Documents listed may include both                                 31-Oct-97
     Project Real Property and Additional
     Assets Real Property that may be
     severed pursuant to Section 7.4(f) and
     Excluded Assets that will be severed
     pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 94 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           GRANTOR      GRANTEE                                 DATE                     BOOK     PAGE
-----------------------------------------------------------------------------------------------------------------------------------
SKELTON*
--------
HOLLIS-York           CMP          HOLLIS, TOWN OF                         AUGUST 4, 1948
HOLLIS-York           CMP          WILLIAM. ELISE BRECKER                  DECEMBER 28, 1954
HOLLIS-York           CMP          NICHOLS, LAWSON A., ET AL               MAY 1, 1962
HOLLIS-York           CMP          MAINE, STATE OF                         MARCH 20, 1973
HOLLIS-York           CMP          PLUMMER, THEODORE A., ET AL             JANUARY 14, 1963
HOLLIS-York           CMP          TURNER, RALPH W., ET AL                 MAY 25, 1951

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           DOCUMENT     INTEREST            NOTES
-----------------------------------------------------------------------------------------------------------------------------------
SKELTON*
--------
HOLLIS-York            Q           FEE                 CONVEYED FOR BRIDGE CONSTRUCTION
HOLLIS-York            Q           FEE & EASMT         PARCEL & RIGHT OF ACCESS TO SACO RIVER
HOLLIS-York            Q           EASMT               RIGHTS & EASMT ON THE SOUTHEASTERLY SIDE OF DENNETT RD TO PASS & REPASS
                                                       ALONG ROUTES TO ENABLE ACCESS TO SKELTON POND
HOLLIS-York            Q           FEE                 STATE OF MAINE TAKING FOR HIGHWAY PURPOSES AT SALMON FALLS IN HOLLIS
HOLLIS-York            QCC         ESMT                2 PARCELS ARE OUTSIDE PROJECT BOUNDS; EASEMENT CROSSES PROJECT BOUNDS
HOLLIS-York            Q           FEE & EASMT         PARCEL & RIGHT OF ACCESS TO SACO RIVER

________________________________________________________________________________
*    Documents listed may include both                                 31-Oct-97
     Project Real Property and Additional
     Assets Real Property that may be
     severed pursuant to Section 7.4(f) and
     Excluded Assets that will be severed
     pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 95 of 133

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           GRANTOR                          GRANTEE                               DATE                 BOOK      PAGE
---------------------------------------------------------------------------------------------------------------------------------
UNION GAS*
----------
Flowage rights and the dam for this project are located on the Messalonskee Stream in the city of Waterville.
WATERVILLE-Kennebec   SCRIBNER, SARAH J.               UNION GAS & ELECTRIC CO.              JANUARY 16, 1899      426       278
WATERVILLE-Kennebec   REDMAN, WINFIELD S.              CMP                                   FEBRUARY 8, 1939      749       259
WATERVILLE-Kennebec   MATHEWS, EDGAR C.                CMP                                   NOVEMBER 4, 1924      620       493
WATERVILLE-Kennebec   WEBBER, FRANK B., ET AL          UNION GAS & ELECTRIC CO.              APRIL 14, 1898        424        93
WATERVILLE-Kennebec   EATON, HARVEY D., ET AL          UNION GAS & ELECTRIC CO.              APRIL 16, 1898        424        89
WATERVILLE-Kennebec   PLAISTED, AARON, ET AL           UNION GAS & ELECTRIC CO.              APRIL 13, 1898        424        92
WATERVILLE-Kennebec   MATHEWS, EDGAR C., ET AL         CMP                                   NOVEMBER 4, 1924      620       492
WATERVILLE-Kennebec   POOLER, FRED                     UNION GAS & ELECTRIC CO.              APRIL 16, 1898        423       488
WATERVILLE-Kennebec   MEADER, NATHANIEL                UNION GAS & ELECTRIC CO.              APRIL 15, 1898        423       487
WATERVILLE-Kennebec   NPDES                            CMP
WATERVILLE-Kennebec   CMP                              MAINE, STATE OF DOT                   MARCH 1, 1995
WATERVILLE-Kennebec   WATERVILLE, CITY OF              CMP                                   JULY 6, 1989
WATERVILLE-Kennebec   UNION GAS & ELECTRIC COMPANY     CMP                                   NOVEMBER 29, 1911     523       140
WATERVILLE-Kennebec   DEP                              CMP

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY               DOCUMENT            INTEREST       NOTES
------------------------------------------------------------------------------------------------------------------------------------
UNION GAS*
----------
WATERVILLE-Kennebec      FORECLOSURE          FEE            CMP ACQUIRED FROM UNION GAS & ELEC. BY DEED OF 11/29/11, B523/P140
WATERVILLE-Kennebec           W               EASMT
WATERVILLE-Kennebec           W               EASMT
WATERVILLE-Kennebec          QCC              FEE            CMP ACQUIRED FROM UNION GAS & ELEC. BY DEED OF 11/29/11, B523/P140
WATERVILLE-Kennebec           Q               FEE            CMP ACQUIRED FROM UNION GAS & ELEC. BY DEED OF 11/29/11, B523/P140
WATERVILLE-Kennebec          QCC              FEE            CMP ACQUIRED FROM UNION GAS & ELEC. BY DEED OF 11/29/11, B523/P140
WATERVILLE-Kennebec           W               EASMT
WATERVILLE-Kennebec           W               FEE            CMP ACQUIRED FROM UNION GAS & ELEC. BY DEED OF 11/29/11, B523/P140
WATERVILLE-Kennebec           W               FEE            1/2 INTEREST; CMP ACQUIRED FROM UNION GAS & ELEC. BY DEED OF
                                                             11/29/11, B523/P140
WATERVILLE-Kennebec         PERMIT                           NPDES #ME0022021; M-5; APPL. FILED MARCH 20, 1990
WATERVILLE-Kennebec           ED              FEE            DOT TAKING FOR HIGHWAY PROJECT
WATERVILLE-Kennebec         LEASE             EASMT          BOAT LAUNCH SITE
WATERVILLE-Kennebec           W               FEE & EASMT    ALL ITS REAL ESTATE, WATER POWER, FLOWAGE RIGHTS, DAMS, CANALS,
                                                             HYDRO-ELECTRIC POWER STATION, ETC
WATERVILLE-Kennebec         PERMIT                           DEP WASTE DISCHARGE #W000768-57-B-R; M-5

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant
    to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) page 96 of 133

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           GRANTOR                          GRANTEE                               DATE                 BOOK      PAGE
---------------------------------------------------------------------------------------------------------------------------------
WEST BUXTON*
------------
This hydro project is located on the Saco River in the towns of Hollis, Standish and Buxton. It is situated between the hydro projects of Bonny Eagle to the north and the Bar Mills project to the south.
BUXTON-York           WELLS, FREDERICK R.              PORTLAND ELECTRIC CO.                 AUGUST 5, 1907        562       353
BUXTON-York           BERRY, MARY E.                   PORTLAND ELECTRIC CO.                 SEPTEMBER 10, 1907    563       199
BUXTON-York           EATON, JAMES E.                  PORTLAND ELECTRIC CO.                 MAY 7, 1907           561       420
BUXTON-York           HARGRAVES, FRANK H.              PORTLAND ELECTRIC CO.                 JULY 20, 1906         542       450
BUXTON-York           CMP                              GRAY, DAVID D. & JEANNE M.            FEBRUARY 23, 1993
BUXTON-York           SAWYER, MELINDA E.               PORTLAND ELECTRIC CO.                 MAY 8, 1907           561       514
BUXTON-York           DAVIS, HOWARD M.                 PORTLAND ELECTRIC CO.                 JULY 20, 1906         542       442
BUXTON-York           DAVIS, HOWARD M.                 PORTLAND ELECTRIC CO.                 OCTOBER 29, 1908      570       534
BUXTON-York           DAVIS, HOWARD M.                 PORTLAND ELECTRIC CO.                 SEPTEMBER 7, 1906     556       110
BUXTON-York           HALEY, ABBIE J.                  PORTLAND ELECTRIC CO.                 JULY 20, 1906         554         8
BUXTON-York           USHER, MARGARET N.               PORTLAND ELECTRIC CO.                 NOVEMBER 18, 1907     569       100
BUXTON-York           HALEY, ABBIE J.                  PORTLAND ELECTRIC CO.                 SEPTEMBER 10, 1907    562       535
BUXTON-York           MACE, LAFAYETTE                  PORTLAND ELECTRIC CO.                 DECEMBER 23, 1907     574        26
BUXTON-York           BUXTON & HOLLIS SAVINGS BANK     PORTLAND ELECTRIC CO.                 SEPTEMBER 13, 1907    560       319
BUXTON-York           BERRYMAN, JOHN                   PORTLAND ELECTRIC CO.                 JULY 20, 1906         542       444
BUXTON-York           HOBSON, FLORENCE I.              PORTLAND ELECTRIC CO.                 JUNE 15, 1908         574       439

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           DOCUMENT            INTEREST       NOTES
---------------------------------------------------------------------------------------------------------------------------------
WEST BUXTON*
------------
BUXTON-York              W                FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York              W                FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York              W                FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York              W                FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York           *LICENSE                           *UPON WRITTEN REQUEST OF LICENSEE, LICENSOR AGREES TO
                                                         ENDEAVOR TO OBTAIN AUTHORIZATION TO SELL LICENSEE
                                                         PERMANENT RIGHTS & EASEMENT; FOOTPATH AND RIGHT TO
                                                         CONSTRUCT A DOCK
BUXTON-York              W                FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York              W                FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York              W                FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York              W                FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York              W                FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York              W                FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York              W                FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York              W                FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York              Q                FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York              W                FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York              W                EASMT          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450

________________________________________________________________________________
*   Documents listed may include both                                  31-Oct-97
    Project Real Property and Additional
    Assets Real property that may be
    severed pursuant to Section 7.4(f) and
    Excluded Assets that will be severed
    pursuant to Section 2.2.

                                                Schedule 5.11(C) page 97 of 133

--------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                            GRANTEE                       DATE                       BOOK     PAGE
--------------------------------------------------------------------------------------------------------------------------------
WEST BUXTON*
------------
BUXTON-York         WARREN, JOSEPH F., ET AL           PORTLAND ELECTRIC CO.         SEPTEMBER 10, 1907          562      537
BUXTON-York         WARREN, JOSEPH F., ET AL           PORTLAND ELECTRIC CO.         SEPTEMBER 10, 1907          562      538
BUXTON-York         WARREN, JOSEPH F., ET AL           PORTLAND ELECTRIC CO.         SEPTEMBER 10, 1907          562      538
BUXTON-York         HUFF, BENJAMIN F., ET AL           PORTLAND ELECTRIC CO.         MAY 13, 1907                560      194
BUXTON-York         OLDREAD, BENJAMIN                  PORTLAND ELECTRIC CO.         SEPTEMBER 14, 1907          563      198
BUXTON-York         OLDREAD, BENJAMIN                  PORTLAND ELECTRIC CO.         SEPTEMBER 14, 1907          563      197
BUXTON-York         SAWYER, WILLIAM P.                 PORTLAND ELECTRIC CO.         SEPTEMBER 10, 1907          562      534
BUXTON-York         SMITH, HARRY E.                    PORTLAND ELECTRIC CO.         APRIL 25, 1907              564      331
BUXTON-York         SMITH, MARTHA L.                   CUMBERLAND CTY P & L          APRIL 2, 1926               757       95
BUXTON-York         HUNTOON, HANNAH J.                 PORTLAND ELECTRIC CO.         MAY 28, 1907                562       59
BUXTON-York         CUMBERLAND CTY P & L               CMP                           DECEMBER 3, 1942            985      450
BUXTON-York         CMP                                GRAY, DONALD W., ET AL        MAY 27, 1985
BUXTON-York         CMP                                GRAY, DONALD W., ET AL        DECEMBER 15, 1982          3044      116
BUXTON-York         CMP                                YORK MUTUAL 1NS, CO. OF       APRIL 13, 1976
                                                       MAINE, ET AL
BUXTON/HOLLIS-York  DEP                                CMP
BUXTON/HOLLIS-York  DEP                                CMP
BUXTON/HOLLIS-York  FERC                               CMP

--------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         DOCUMENT        INTEREST       NOTES
--------------------------------------------------------------------------------------------------------------------------------
WEST BUXTON*
------------
BUXTON-York            W           EASMT          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            W           FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            W           EASMT          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York           QCC          FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            W           EASMT          CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            W           FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            W           FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            W           FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            W           FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            W           FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
BUXTON-York            Q           FEE & EASMT    SEE ALSO IND, BETWEEN CUMB CTY PWR & LT CO. AND OLD
                                                  COLONY TRUST CO. 6/1/28, CUMB CTY REG/DEEDS 1244/1
BUXTON-York           IND          EASMT          RELEASES PART OF A RESERVATION MADE IN DEED TO SAME
                                                  GRANTEE DATED DECEMBER 15, 1982, BOOK 3044, PAGE 116
BUXTON-York            Q           FEE            TO ACCOMMODATE PORTION OF HOME LOCATED WITHIN CMP'S
                                                  LICENSED PROJECT BOUNDARY
BUXTON-York           IND          EASMT          TO CONSTRUCT & MAINTAIN A SEND FILTER & CHLORINATOR
                                                  TANK
BUXTON/HOLLIS-York  PERMIT                        DEP 401 CERTIFICATION NL-013212-A-N
BUXTON/HOLLIS-York  PERMIT                        DEP WASTE DISCHARGE #W000576-53-B-R
BUXTON/HOLLIS-York  PERMIT                        FERC LICENSE #2531

_______________________________________________________________________________
* Documents listed may include both Project                           31-Oct-97
  Real Property and Additional Assets Real
  Property that may be severed pursuant
  to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 98 of 133

--------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                            GRANTEE                       DATE                       BOOK     PAGE
--------------------------------------------------------------------------------------------------------------------------------
WEST BUXTON*
------------
BUXTON/HOLLIS-York  NPDES                              CMP
HOLLIS-York         SHOREY, HATTIE G.                  PORTLAND ELECTRIC CO.         MAY 13, 1907                561      449
HOLLIS-York         HOBSON, ALVIN & SARAH G.           PORTLAND ELECTRIC CO.         MAY 7, 1907                 561      423
HOLLIS-York         LIBBY, ARTHUR                      PORTLAND ELECTRIC CO.         AUGUST 12, 1907             565      119
HOLLIS-York         MADDOX, EDWIN W.                   PORTLAND ELECTRIC CO.         MAY 7, 1907                 561      422
HOLLIS-York         PLUMMER, PERCY W.                  CUMBERLAND CTY P & L          NOVEMBER 2, 1936            891      106
HOLLIS-York         RAND, ERNEST B.                    CUMBERLAND CTY P & L          SEPTEMBER 19, 1936          876      428
HOLLIS-York         RANDALL, CHARLES E.                PORTLAND ELECTRIC CO.         MAY 7, 1907                 561      421
HOLLIS-York         HOBSON, EDWIN A.                   PORTLAND ELECTRIC CO.         MAY 8, 1907                 564      423
HOLLIS-York         SAWYER, THOMAS C.                  PORTLAND ELECTRIC CO.         JULY 20, 1906               554        7
HOLLIS-York         HARMON, R. A. & HIGGINS, M. A.
HOLLIS-York         TARBOX, MARY A.                    PORTLAND ELECTRIC CO.         MAY 7, 1907                 561      424
HOLLIS-York         WHITEHOUSE, EDWARD R.              CUMBERLAND CTY P & L          DECEMBER 23, 1936           891      221
HOLLIS-York         PLUMMER, PERCY W.                  CUMBERLAND CTY P & L          SEPTEMBER 28, 1936          876      484
HOLLIS-York         NEAL, CHARLES S.                   CUMBERLAND CTY P & L          SEPTEMBER 25, 1936          876      427
HOLLIS-York         HARGRAVES, FRANK H.                PORTLAND ELECTRIC CO.         JULY 20, 1906               542      448
HOLLIS-York         ALGER, CYRUS E.                    CUMBERLAND CTY P & L          MAY 19, 1936                875      483
HOLLIS-York         ALGER, CYRUS E.                    CUMBERLAND CTY P & L          MAY 19, 1936                875      483

--------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         DOCUMENT              INTEREST       NOTES
--------------------------------------------------------------------------------------------------------------------------------
WEST BUXTON*
------------
BUXTON/HOLLIS-York        PERMIT                         NPDES #ME00021491; APPL. FILED APRIL 23, 1990
HOLLIS-York                 W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                 W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York         ASSIGNMT/MORTGAGE                    CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                 W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                 W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                 W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                 W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                 W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                 W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York              MILL ACT
HOLLIS-York                 W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                 W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                 W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                 W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                 W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                 W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                 W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450

________________________________________________________________________________
*   Documents listed may include both                                  31-Oct-97
    Property and Additional Assets Rest
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that
    will be severed pursuant to Section 2.2.

                                                Schedule 5.11(C) Page 99 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           GRANTOR                           GRANTEE                     DATE                     BOOK     PAGE
-----------------------------------------------------------------------------------------------------------------------------------
WEST BUXTON*
------------
HOLLIS-York           ROGERS, ANNA M.                   CUMBERLAND CTY P & L        OCTOBER 14, 1936         876      485
HOLLIS-York           INGALLS, ADA L.                   CUMBERLAND CTY P & L        JULY 6, 1936             876        8
HOLLIS-York           BAKER, ARVILLA B.                 CUMBERLAND CTY P & L        OCTOBER 20, 1936         876      513
HOLLIS-York           BURNHAM, HATTIE M.                CUMBERLAND CTY P & L        MAY 19, 1936             875      484
HOLLIS-York           DAVIS, HOWARD M.                  PORTLAND ELECTRIC CO.       MAY 7, 1907              561      419
HOLLIS-York           HOBSON, EDWIN A.                  PORTLAND ELECTRIC CO.       MAY 8, 1907              564      423
HOLLIS-York           DUDLEY, DAISY L.                  CUMBERLAND CTY P & L        MAY 25, 1936             873      373
HOLLIS-York           TYLER, ETHEL GRAHAM               CUMBERLAND CTY P & L        JUNE 4, 1936             873      344
HOLLIS-York           EATON, ISAAC T.                   PORTLAND ELECTRIC CO.       AUGUST 16, 1907          563      200
HOLLIS-York           EATON, ISAAC T.                   PORTLAND ELECTRIC CO.       AUGUST 16, 1907          563      200
HOLLIS-York           HARGREAVES, NELLIE M.             PORTLAND ELECTRIC CO.       JULY 20, 1906            542      446
HOLLIS-York           HARGREAVES, NELLIE M.             PORTLAND ELECTRIC CO.       JULY 20, 1906            542      446
HOLLIS-York           HILL, PERLEY B.                   CUMBERLAND CTY P & L        SEPTEMBER 26, 1936       876      425
HOLLIS-York           HOBSON, EDWIN A.                  CUMBERLAND CTY P & L        APRIL 14, 1936           875      481
HOLLIS-York           HOBSON, ALICE S.                  CUMBERLAND CTY P & L        APRIL 22, 1936           875      482
HOLLIS-York           HOBSON, ALVIN                     PORTLAND ELECTRIC CO.       MAY 7, 1907              561      425
HOLLIS-York           HARMON, JOSEPH G.                 PORTLAND ELECTRIC CO.       MAY 7, 1907              561      502
HOLLIS-York           HARGRAVES, FRANK H.               PORTLAND ELECTRIC CO.       JULY 20, 1906            542      448

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                DOCUMENT         INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
WEST BUXTON*
------------
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                  QCC            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                  QCC            FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
HOLLIS-York                   W             FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450

________________________________________________________________________________
*   Documents listed may include both                                 31-Oct-97
    Project Real Property and Additional
    Assets Real Property that may be
    severed pursuant to Section 7.4(f) and
    Excluded Assets that will be severed
    pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 100 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           GRANTOR                           GRANTEE                     DATE                     BOOK     PAGE
-----------------------------------------------------------------------------------------------------------------------------------
WEST BUXTON*
------------
HOLLIS-York           CMP                               STEINDL, ANDREW             JANUARY 24,              7734     174
                                                        G., ET AL                   1996
HOLLIS-York           CUMBERLAND                        CMP                         DECEMBER 3,               985     450
                      CTY P & L                                                     1942
STANDISH-Cumberland   HALEY, ABBIE J.                   PORTLAND ELECTRIC CO.       JULY 20, 1906             789     357
STANDISH-Cumberland   CUMBERLAND                        CMP                         DECEMBER 3,              1699     478
                      CTY P & L                                                     1942

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                DOCUMENT            INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
WEST BUXTON*
------------
HOLLIS-York                  QCC               FEE            SALE OF 20 FT. STRIP TO ACCOMMODATE SEPTIC SYSTEM AND PORTION OF
                                                              GARAGE
HOLLIS-York                   Q                FEE &          SEE ALSO IND BETWEEN CUMB CTY PWR & LT CO. AND OLD COLONY TRUST CO.
                                               EASMT          6/1/26, CUMB CTY REG/DEEDS 1244/1
STANDISH-Cumberland           W                FEE            CMP ACQUIRED FROM CCP&L BY DEED OF 12/3/42, B985/P450
STANDISH-Cumberland           Q                FEE &          SEE ALSO IND BETWEEN CUMB CTY PWR & LT CO. AND OLD COLONY TRUST CO,
                                               EASMT          8/1/26, CUMB CTY REG/DEEDS 1244/1

________________________________________________________________________________
*   Documents listed may include both                                 31-Oct-97
    Project Real Property and Additional
    Assets Real Property that may be
    severed pursuant to Section 7.4(f) and
    Excluded Assets that will be severed
    pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 101 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   GRANTOR                                      GRANTEE        DATE                     BOOK      PAGE
-----------------------------------------------------------------------------------------------------------------------------------
WESTON*
-------
The dams for this project are located on the Kennebec River in the town of Skowhegan. Flowage rights are located in the towns of Skowhegan, Norridgewock.
                              KENNEBEC HYDRO DEVELOPERS                                   DECEMBER 16, 1986
                              GROUP & STATE OF MAIN
MADISON-Somerset
NORRIDGEWOCK-Somerset         ROWE, WINFIELD S., ET AL                     CMP            APRIL 12, 1926           389       130
NORRIDGEWOCK-Somerset         TOBEY, MYRTIE S.                             CMP            DECEMBER 3, 1923         376       242
NORRIDGEWOCK-Somerset         FEDERAL LAND BANK OF SPRINGFIELD, ET AL      CMP            JANUARY 17, 1924         376       243
NORRIDGEWOCK-Somerset         LOMBARD, ARTHUR P.                           CMP            NOVEMBER 12, 1926        391       154
NORRIDGEWOCK-Somerset         BUZZELL, CLARENCE E.                         CMP            APRIL 14, 1937           431       477
NORRIDGEWOCK-Somerset         FRIEDRICH, WILLIAM WALTER                    CMP            NOVEMBER 12, 1926        391       156
NORRIDGEWOCK-Somerset         STEWARD, JOHN H., ET AL                      CMP            FEBRUARY 5, 1923         372        68
NORRIDGEWOCK-Somerset         WHITE, LIZZIE SMITH                          CMP            SEPTEMBER 6, 1924        376       577
NORRIDGEWOCK-Somerset         HILL, FRED R.                                CMP            JULY 3, 1922             367       320
NORRIDGEWOCK-Somerset         BUZZELL, AMOS                                CMP            MARCH 27, 1937           431       480
NORRIDGEWOCK-Somerset         HUSSEY, GEORGE A.                            CMP            SEPTEMBER 5, 1922        371       211
NORRIDGEWOCK-Somerset         KYES, DELLA T., ET AL                        CMP            SEPTEMBER 28, 1990       1651      205
NORRIDGEWOCK-Somerset         NORRIDGEWOCK, TOWN OF                        CMP            APRIL 27, 1937           431       479

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   DOCUMENT       INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
WESTON*
-------
                              AGREEMENT                     AGREEMENT REGARDING FISH RESTORATION AND PASSAGE
MADISON-Somerset              MILL ACT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             Q          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset            GD          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset            QCC         EASMT
NORRIDGEWOCK-Somerset             W          FEE
NORRIDGEWOCK-Somerset             Q          EASMT

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that
    will be severed pursuant to Section 2.2.

                                               Scheduled 5.11(C) Page 102 of 133

------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   GRANTOR                                 GRANTEE        DATE                    BOOK       PAGE
------------------------------------------------------------------------------------------------------------------------------
WESTON*
-------
NORRIDGEWOCK-Somerset         BROWN, DEBRA-ANNE, ET AL                CMP            DECEMBER 4, 1990        1662       261
NORRIDGEWOCK-Somerset
NORRIDGEWOCK-Somerset         MOORE, FRANK                            CMP            SEPTEMBER 5, 1932
NORRIDGEWOCK-Somerset         FULLER, CHARLES H., ET AL               CMP            FEBRUARY 20, 1922        368       497
NORRIDGEWOCK-Somerset         WATSON, WESLEY L.                       CMP            APRIL 15, 1925           378       435
NORRIDGEWOCK-Somerset         NORRIDGEWOCK, TOWN OF                   CMP            APRIL 27, 1937           431       482
NORRIDGEWOCK-Somerset         MITCHELL, ROY F.                        CMP            APRIL 28, 1922           369       160
NORRIDGEWOCK-Somerset         FOLSOM-JONES, CHARLES                   CMP            JULY 29, 1926            389       300
NORRIDGEWOCK-Somerset         KEITH, JAMES L.                         CMP            APRIL 10, 1926           389       106
NORRIDGEWOCK-Somerset         LEWIS, CHARLES A., ET AL                CMP            APRIL 1, 1937            436       236
NORRIDGEWOCK-Somerset         LANCASTER, LIZZIE M., ET AL             CMP            JULY 1, 1936             437       117
NORRIDGEWOCK-Somerset         LOUNSBURY, HARRY L.                     CMP            FEBRUARY 18, 1937        439        56
NORRIDGEWOCK-Somerset         ST. PETER, LOUISE M., ET AL             CMP            MAY 29, 1936             437        75
NORRIDGEWOCK-Somerset         HIGHT, EDWARD L., ET AL                 CMP            MARCH 6, 1937            431       452
NORRIDGEWOCK-Somerset         MCNEIL, DANIEL B.                       CMP            MARCH 13, 1922           369        18
NORRIDGEWOCK-Somerset         HORNE, FRED L.                          CMP            OCTOBER 7, 1924          378       162
NORRIDGEWOCK-Somerset         CLARK, EDWARD H.                        CMP            APRIL 8, 1936            434       509

-------------------------------------------------------------------------------------
TOWN/COUNTY                   DOCUMENT       INTEREST       NOTES
-------------------------------------------------------------------------------------
WESTON*
-------
NORRIDGEWOCK-Somerset            IND         FEE
NORRIDGEWOCK-Somerset         MILL ACT
NORRIDGEWOCK-Somerset         MILL ACT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             Q          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             Q          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             W          EASMT
NORRIDGEWOCK-Somerset             T          FEE

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that
    will be severed pursuant to Section 2.2.

                                               Scheduled 5.11(C) Page 103 of 133

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                                    GRANTEE                    DATE                   BOOK   PAGE
----------------------------------------------------------------------------------------------------------------------------------
WESTON*
-------
NORRIDGEWOCK-Somerset    SYLVAIN, OLIVER                            CMP                        JANUARY 4, 1924        377     89
NORRIDGEWOCK-Somerset    DICKINSON, MILES K.                        CMP                        APRIL 25, 1922         369    139
NORRIDGEWOCK-Somerset    HILTON, LILLIAN W.                         CMP                        MAY 26, 1922           369    317
NORRIDGEWOCK-Somerset    BUZZELL, CLARENCE E.                       CMP                        APRIL 14, 1937         431    477
NORRIDGEWOCK-Somerset    BURNHAM, & MORRILL CO.                     CMP                        JANUARY 31, 1923       372     16
NORRIDGEWOCK-Somerset    EMMONS, CHARLES H.                         CMP                        MAY 26, 1922           369    316
NORRIDGEWOCK-Somerset    FEDERAL LAND BANK OF SPRINGFIELD, ET AL    CMP                        APRIL 27, 1936         434    577
NORRIDGEWOCK-Somerset    FULLER, ESTHER W.                          CMP                        DECEMBER 24, 1923      377     54
NORRIDGEWOCK-Somerset    CMP                                        NORRIDGEWOCK, TOWN OF      MARCH 16, 1994
NORRIDGEWOCK-Somerset    BOMBAZEE POWER CO.                         CMP                        JULY 31, 1935          434     77
NORRIDGEWOCK-Somerset    DICKINSON, MILES K.                        CMP                        AUGUST 27, 1924        376    579
NORRIDGEWOCK-Somerset    WENTWORTH, HELEN C., ET AL                 CMP                        JANUARY 24, 1924       379    232
NORRIDGEWOCK-Somerset    PIKE, CHARLES F.                           CMP                        APRIL 15, 1922         369    108
NORRIDGEWOCK-Somerset    CLEVELAND, JOHN S., ET AL                  CMP                        MARCH 13, 1922         369     17
NORRIDGEWOCK-Somerset    CLARK, FRED                                CMP                        FEBRUARY 18, 1937      439     55
NORRIDGEWOCK-Somerset    DUNHAM, KATHARINE W.                       CMP                        FEBRUARY 12, 1924      377    245
NORRIDGEWOCK-Somerset    IRELAND, IDA M.                            CMP                        SEPTEMBER 15, 1936     437    295

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              DOCUMENT       INTEREST       NOTES
----------------------------------------------------------------------------------------------------------------------------------
WESTON*
-------
NORRIDGEWOCK-Somerset      W            EASMT
NORRIDGEWOCK-Somerset      W            EASMT
NORRIDGEWOCK-Somerset      W            EASMT          2/3 INTEREST
NORRIDGEWOCK-Somerset      W            EASMT
NORRIDGEWOCK-Somerset      W            EASMT
NORRIDGEWOCK-Somerset      W            EASMT
NORRIDGEWOCK-Somerset      Q            FEE
NORRIDGEWOCK-Somerset      W            EASMT
NORRIDGEWOCK-Somerset    LEASE                         OOSOOLA PARK PUBLIC PARKING LOT
NORRIDGEWOCK-Somerset      Q            FEE
NORRIDGEWOCK-Somerset      W            EASMT          1/2 INTEREST
NORRIDGEWOCK-Somerset      W            EASMT
NORRIDGEWOCK-Somerset      W            EASMT
NORRIDGEWOCK-Somerset      W            EASMT
NORRIDGEWOCK-Somerset      W            EASMT
NORRIDGEWOCK-Somerset      W            EASMT
NORRIDGEWOCK-Somerset      W            EASMT

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant
    to Section 7.4(f) and Excluded Assets will be severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 104 of 133

-------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   GRANTOR                            GRANTEE             DATE                     BOOK      PAGE
-------------------------------------------------------------------------------------------------------------------------------
WESTON*
-------
NORRIDGEWOCK-Somerset         VANCE, M. W.                       CMP                 MAY 26, 1922             369       381
NORRIDGEWOCK-Somerset         BOLLIER, SAMUEL                    CMP                 DECEMBER 24, 1923        377        53
NORRIDGEWOCK-Somerset         BRACKETT, WILLIAM                  CENTSEC             NOVEMBER 17, 1919        351       335
NORRIDGEWOCK-Somerset         NORRIDGEWOCK, TOWN OF              CMP                 SEPTEMBER 30, 1940       454       249
NORRIDGEWOCK-Somerset         CLARK, EDWARD H.                   CMP                 APRIL 8, 1936            434       509
NORRIDGEWOCK-Somerset         NORRIDGEWOCK, TOWN OF              CMP                 SEPTEMBER 30, 1940       454       249
NORRIDGEWOCK-Somerset         CLARK, MAY O.                      CMP                 JULY 28, 1923            374        96
NORRIDGEWOCK-Somerset         EVERETT, WILFRED G.                CMP                 SEPTEMBER 15, 1925       376       578
NORRIDGEWOCK-Somerset         BUTLER, ELIZABETH W.               CMP                 MAY 8, 1926              389       157
NORRIDGEWOCK-Somerset         CROMMETT, SAMUEL A.                CMP                 MAY 26, 1922             367       259
NORRIDGEWOCK-Somerset         CROMMETT, SAMUEL A.                CMP                 MAY 26, 1922             367       259
NORRIDGEWOCK-Somerset         TUPPER, W. CLAYTON                 CMP                 JANUARY 5, 1924          377        90
NORRIDGEWOCK-Somerset         BERRY, EARLE S.                    CMP                 FEBRUARY 20, 1922        388       498
NORRIDGEWOCK-Somerset         GILLIN, JOHN A.                    CMP                 NOVEMBER 21, 1933        416       363
NORRIDGEWOCK-Somerset         BOMBAZEE POWER CO.                 CMP                 JULY 31, 1935            434        77
NORRIDGEWOCK-Somerset         GILLIN, JAMES P.                   CMP                 FEBRUARY 27, 1937        439        79
NORRIDGEWOCK-Somerset         NASH, ETHEL                        CMP                 MAY 27, 1922             369       354
NORRIDGEWOCK-Somerset         GILLIN, JOHN A.                    CMP                 FEBRUARY 27, 1937        439        78

-------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   DOCUMENT       INTEREST       NOTES
-------------------------------------------------------------------------------------------------------------------------------
WESTON*
-------
NORRIDGEWOCK-Somerset            W           EASMT
NORRIDGEWOCK-Somerset            W           EASMT
NORRIDGEWOCK-Somerset            W           EASMT
NORRIDGEWOCK-Somerset            Q           EASMT
NORRIDGEWOCK-Somerset            T           FEE
NORRIDGEWOCK-Somerset            Q           EASMT
NORRIDGEWOCK-Somerset            W           EASMT
NORRIDGEWOCK-Somerset            W           EASMT
NORRIDGEWOCK-Somerset            W           EASMT
NORRIDGEWOCK-Somerset            W           EASMT
NORRIDGEWOCK-Somerset            W           EASMT
NORRIDGEWOCK-Somerset            W           EASMT
NORRIDGEWOCK-Somerset            W           EASMT
NORRIDGEWOCK-Somerset            W           EASMT
NORRIDGEWOCK-Somerset            Q           FEE
NORRIDGEWOCK-Somerset            W           EASMT
NORRIDGEWOCK-Somerset            W           EASMT          1/3 INTEREST
NORRIDGEWOCK-Somerset            W           EASMT

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant
   to Section 7.4(f) and Excluded Assets will be severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 105 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   GRANTOR                       GRANTEE                          DATE                     BOOK   PAGE
-----------------------------------------------------------------------------------------------------------------------------------
WESTON*
-------
NORRIDGEWOCK-Somerset         ALBEE, HERBERT C.             CMP                              MARCH 13, 1922           369     20
NORRIDGEWOCK-Somerset         NORRIDGEWOCK, TOWN OF         CMP                              APRIL 27, 1937           431    479
NORRIDGEWOCK-Somerset         EMMONS, GUY H.                CMP                              MAY 26, 1922             369    315
NORRIDGEWOCK-Somerset         DICKINSON, WILFORD E.         CMP                              FEBRUARY 20, 1922        368    496
SKOWHEGAN-Somerset            SAVAGE, MARK W.               CMP                              FEBRUARY 12, 1923
SKOWHEGAN-Somerset            PATTEN, CHARLES E.            CMP                              NOVEMBER 12, 1926        391    153
SKOWHEGAN-Somerset            CLOUGH, MORRIS L.             CMP                              DECEMBER 24, 1923        377     52
SKOWHEGAN-Somerset            SAVAGE, MARK W.               CMP                              DECEMBER 17, 1921        367     66
SKOWHEGAN-Somerset            CMP                           FERC                             DECEMBER 9, 1993
SKOWHEGAN-Somerset            CMP                           SKOWHEGAN HOSPITALITY ASSOC.     APRIL 21, 1966
SKOWHEGAN-Somerset            STEWARD, FRANK R., ESTATE     CMP                              JUNE 20, 1922            397    511
SKOWHEGAN-Somerset            LANCASTER, JOHN H., ET AL     CMP                              JUNE 5, 1922             369    431
SKOWHEGAN-Somerset            PATTEN, CHARLES E.            CMP                              NOVEMBER 13, 1926        391    155
SKOWHEGAN-Somerset            ELLIOTT, ALTA F.              CMP                              MARCH 1, 1926            387     24
SKOWHEGAN-Somerset            MILBURN CO.                   CMP                              MARCH 17, 1917           340    212
SKOWHEGAN-Somerset            SKOWHEGAN ELECTRIC CO.        CMP                              DECEMBER 23, 1913        324    122
SKOWHEGAN-Somerset            DANFORTH, EDWARD F., ET AL    CMP                              JUNE 5, 1922             369    355

-----------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   DOCUMENT            INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------
WESTON*
-------
NORRIDGEWOCK-Somerset             W               EASMT
NORRIDGEWOCK-Somerset             Q               EASMT
NORRIDGEWOCK-Somerset             W               EASMT
NORRIDGEWOCK-Somerset             W               EASMT
SKOWHEGAN-Somerset            MILL ACT
SKOWHEGAN-Somerset                W               EASMT          1/3 INTEREST
SKOWHEGAN-Somerset                W               EASMT
SKOWHEGAN-Somerset               ED               FEE            TAKEN BY EMINENT DOMAIN
SKOWHEGAN-Somerset            AGREEMENT                          MANAGEMENT OF HISTORICAL AND ARCHAEOLOGICAL SITES
SKOWHEGAN-Somerset            AGREEMENT                          LEASE FOR ARNOLD TRAIL MARKER
SKOWHEGAN-Somerset                W               EASMT
SKOWHEGAN-Somerset                W               EASMT
SKOWHEGAN-Somerset               GD               EASMT          2/3 INTEREST
SKOWHEGAN-Somerset                W               EASMT
SKOWHEGAN-Somerset                Q               FEE
SKOWHEGAN-Somerset                W               FEE
SKOWHEGAN-Somerset                W               EASMT

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant
    to Section 7.4(f) and Excluded Assets
    that will be severed pursuant to
    Section 2.2.

                                               Schedule 5.11(C) Page 106 of 133

--------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   GRANTOR                                 GRANTEE        DATE                     BOOK      PAGE
--------------------------------------------------------------------------------------------------------------------------------
WESTON*
-------
SKOWHEGAN-Somerset            SKOWHEGAN ELECTRIC CO.                  CMP            DECEMBER 23, 1913        324       122
SKOWHEGAN-Somerset            SKOWHEGAN ELECTRIC CO.                  CMP            DECEMBER 23, 1913        324       122
SKOWHEGAN-Somerset            PAGE, BLIN W.                           CMP            SEPTEMBER 10, 1920       358       470
SKOWHEGAN-Somerset            SKOWHEGAN PULP CO.                      CMP            DECEMBER 27, 1916        339       158
SKOWHEGAN-Somerset            MOOSEHEAD PAPER CO.                     CENTSEC        DECEMBER 24, 1928        401       221
SKOWHEGAN-Somerset            SMITH, GEORGE OTIS                      CMP            SEPTEMBER 8, 1937        469       298
SKOWHEGAN-Somerset            TUSCAN, FRED F.                         CMP            DECEMBER 1, 1936         437       555
SKOWHEGAN-Somerset            SAVAGE, MARK W.                         CMP            DECEMBER 17, 1921        367        66
SKOWHEGAN-Somerset            MCCLELLAN, JOHN & YOUNG, CHARLES        CMP            SEPTEMBER 10, 1920       376       197
SKOWHEGAN-Somerset            MOOSEHEAD PAPER CO.                     CENTSEC        DECEMBER 24, 1928        401       221
SKOWHEGAN-Somerset            CURTIS, E. B., ET AL                    CMP            JULY 26, 1922            391       558
SKOWHEGAN-Somerset            WATSON, CARROLL G.                      CMP            JUNE 10, 1922            369       382
SKOWHEGAN-Somerset            SYLVAIN, OLIVER                         CMP            JANUARY 4, 1924          377        89
SKOWHEGAN-Somerset            FOGLER, HATTIE B., ET AL                CMP            DECEMBER 20, 1922        373       320
SKOWHEGAN-Somerset            WESTON, GERTRUDE                        CMP            NOVEMBER 8, 1924         385       163
SKOWHEGAN-Somerset
SKOWHEGAN-Somerset            CHASE, MERTON L.                        CMP            APRIL 17, 1939           447       317
SKOWHEGAN-Somerset            DUNLOP, SIMPSON C.                      CMP            FEBRUARY 26, 1923        373       193

-----------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   DOCUMENT            INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------
WESTON*
-------
SKOWHEGAN-Somerset                 W              FEE
SKOWHEGAN-Somerset                 W              FEE
SKOWHEGAN-Somerset                 Q              FEE
SKOWHEGAN-Somerset                 Q              FEE
SKOWHEGAN-Somerset            FORECLOSURE         FEE            TAKEN BY FORECLOSURE BY CENTRAL SECURITIES CORP.
SKOWHEGAN-Somerset                 T              EASMT
SKOWHEGAN-Somerset                 Q              EASMT
SKOWHEGAN-Somerset                ED              FEE            TAKEN BY EMINENT DOMAIN
SKOWHEGAN-Somerset                 Q              FEE
SKOWHEGAN-Somerset            FORECLOSURE         FEE            TAKEN BY FORECLOSURE BY CENTRAL SECURITIES CORP.
SKOWHEGAN-Somerset                 W              EASMT
SKOWHEGAN-Somerset                 W              EASMT
SKOWHEGAN-Somerset                 W              EASMT
SKOWHEGAN-Somerset                 Q              EASMT
SKOWHEGAN-Somerset                 Q              EASMT
SKOWHEGAN-Somerset            MILL ACT
SKOWHEGAN-Somerset                 W              EASMT
SKOWHEGAN-Somerset                 W              EASMT

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant
    to Section 7.4(f) and Excluded Assets
    that will be severed pursuant to
    Section 2.2.

                                               Schedule 5.11(C) Page 107 of 133

-----------------------------------------------------------------------------------------------------------
TOWN/COUNTY       GRANTOR             GRANTEE               DATE               BOOK       PAGE     DOCUMENT
-----------------------------------------------------------------------------------------------------------
WESTON*
-------
SKOWHEGAN-         MICHAUD,              CMP                FEBRUARY 12,                           MILL ACT
Somerset           JOSEPH A. B.                             1923
SKOWHEGAN-         THOMPSON,             CMP                JANUARY 5,         371        541         W
Somerset           FRANK & ABEL E.                          1923
SKOWHEGAN-         HACKETT,            CENTSEC              OCTOBER 13,        351        256         W
Somerset           ANNIE P.                                 1919
SKOWHEGAN-         STEWARD,              CMP                OCTOBER 26,        318         28         W
Somerset           FRANK R.                                 1912
SKOWHEGAN-         WESTON,               CMP                AUGUST 1, 1911     311          7         W
Somerset           LEVI W.
SKOWHEGAN-         ELLIOT, ALTA F.       CMP                MARCH 1, 1926      387         24         W
SKOWHEGAN-         SKOWHEGAN,            CMP                SEPTEMBER 5,       825        651         Q
Somerset           TOWN OF                                  1972
SKOWHEGAN-         SKOWHEGAN             CMP                AUGUST 12,         303        568         W
Somerset           ELECTRIC LIGHT                           1911
                   CO.
SKOWHEGAN-         LANG, ALFRED H.       CMP                NOVEMBER 12,       367         21         Q
Somerset                                                     1921
SKOWHEGAN-         NPDES                 CMP                                                        PERMIT
Somerset
SKOWHEGAN-         FERC                  CMP                                                        PERMIT
Somerset
SKOWHEGAN-         DEP                   CMP                                                        PERMIT
Somerset
SKOWHEGAN-         DEP                   CMP                                                        PERMIT
Somerset
SKOWHEGAN-         CMP                   SAVAGE, MARK W.    DECEMBER,          367        545         W
Somerset                                                    1922
SKOWHEGAN-         SAVAGE, MARK          CMP                DECEMBER 17,       367         68         ED
Somerset           W.                                       1921
SKOWHEGAN-         CMP                   SAVAGE, MARK W.    DECEMBER,          367        545         W
Somerset                                                    1922

-----------------------------------------------------------------------------------------------------------
TOWN/COUNTY     INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------
WESTON*
-------
SKOWHEGAN-                     RIGHTS ACQUIRED THROUGH "MILL ACT"
Somerset
SKOWHEGAN-      EASMT
Somerset
SKOWHEGAN-      FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 5/31/21, B365/P366
Somerset
SKOWHEGAN-      EASMT
Somerset
SKOWHEGAN-      FEE
Somerset
SKOWHEGAN-      EASMT
Somerset
SKOWHEGAN-      EASMT
Somerset
SKOWHEGAN-      EASMT
Somerset
SKOWHEGAN-      FEE
Somerset
SKOWHEGAN-                     NPDES #ME0001210; APPL. FILED APRIL 19, 1990
Somerset
SKOWHEGAN-                     FERC LICENSE #2325APPL. FILED NOVEMBER 19, 1991
Somerset
SKOWHEGAN-                     DEP WAST DISCHARGE #W000583-57-A-R; APPL.
Somerset                       FILED APRIL 19, 1990
SKOWHEGAN-                     DEP 401 CERTIFICATION #L-17472-A-N; WILL EXPIRE
Somerset                       WHEN NEW FERC LICENSE EXPIRES
SKOWHEGAN-      EASMT          PORTION OF ALDER ST TAKEN BY CMP IN
Somerset                       CONDEMNATION PROCEEDINGS, RECORDED IN BK
                               367, PG 66
SKOWHEGAN-      FEE            TAKEN BY EMINENT DOMAIN
Somerset
SKOWHEGAN-      EASMT          RIGHT TO USE PORTION OF ALDER ST TAKEN BY CMP
Somerset                       IN CONDEMNATION PROCEEDINGS RECORDED IN BK
                               367, PG 66

________________________________________________________________________________
*   Documents listed may include both                                  31-Oct-97
    Project Real Property and Additional
    Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded
    Assets that will be severed pursuant to
    Section 2.2.

                                                Schedule 5.11(C) Page 108 of 133

-----------------------------------------------------------------------------------------------------------
TOWN/COUNTY       GRANTOR          GRANTEE              DATE                BOOK    PAGE     DOCUMENT
-----------------------------------------------------------------------------------------------------------
WESTON*
-------
SKOWHEGAN-        SOLON            CMP                  SEPTEMBER           2246     319         W
Somerset          MANUFACTURING                         30, 1996
SKOWHEGAN-        CMP              SKOWHEGAN,           MARCH 23, 1971                           Q
Somerset                           TOWN OF
SKOWHEGAN-        CMP              SKOWHEGAN,           MAY 25, 1972                             Q
Somerset                           TOWN OF
SKOWHEGAN-        CMP              MAINE, STATE OF      JUNE 9, 1977         878     966        QCC
Somerset
SKOWHEGAN-        CMP              MAINE, STATE OF      MARCH 20, 1985                          IND
Somerset
SKOWHEGAN-        CMP              BUTLER, ERNEST       JUNE 29, 1935        429     496         Q
Somerset                           C.
SKOWHEGAN-                         SKOWHEGAN            AUGUST 8, 1972                        IND/LEASE
Somerset                           CONSERVATION
                                   COMMISSION
STARKS-Somerset                                                                               MILL ACT

-----------------------------------------------------------------------------------------------------------
TOWN/COUNTY     INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------
WESTON*
-------
SKOWHEGAN-      FEE           ADDITIONAL LANDS PURCHASED TO EXPAND S/S LOT
Somerset                      LOCATED ON WESTON ST.
SKOWHEGAN-      EASMT         SEWER EASEMENT LOCATED ON ISLAND AVE & MILL ST
Somerset
SKOWHEGAN-      EASMT         SEWER EASEMENT LOCATED ON ISLAND AVE & MILL ST
Somerset
SKOWHEGAN-      EASMT         EASMT FOR REBUILDING THE TWO HIGHWAY
Somerset                      BRIDGES CONNECTING THE ISLAND WHERE WESTON
                              STATION IS LOCATED
SKOWHEGAN-      EASMT         EASEMENT ON ISLAND AVE FOR UNDERGROUND
Somerset                      ELECTRICAL EQUIP FOR WEIGH-IN-MOTION SCALE
SKOWHEGAN-      FEE           "PILING GROUND LOT"
Somerset
SKOWHEGAN-                    FOR PICNIC AREA & PARKING OFF MILL ST, APPEARS
Somerset                      TO BE PORTIONS OF PARCELS 4, 6-1 & 6-2
STARKS-Somerset

________________________________________________________________________________
*   Documents listed may include both                                  31-Oct 97
    Project Real Property and Additional
    Assets Real Property that may be
    severed pursuant to Section 7.4(f)
    and Excluded Assets that will be
    severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 109 of 133

-----------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY        GRANTOR                            GRANTEE                  DATE                     BOOK      PAGE
-----------------------------------------------------------------------------------------------------------------------
WILLIAMS*
---------
The dam for this hydro project is located on the Kennebac River in the towns of Embden and Solon. Flowage rights are contained within the banks of the river in the towns of Embden, Solon, Brigham, and Concord.
ANSON-Somerset      CMP                                MAINE, STATE OF,         NOVEMBER  9, 1995
                                                       DEPARTMENT OF
                                                       CONSERVATION
ANSON-Somerset      CMP                                ANSON-NORTH              NOVEMBER  9, 1995
                                                       ANSON SNOWMOBILE
                                                       CLUB
BINGHAM-Somerset    MAINE CENTRAL RAILROAD CO.         CMP                      JANUARY 10, 1938          445      206
BINGHAM-Somerset    MCDONOUGH, CORA                    CMP                      OCTOBER 30, 1940          454      250
BINGHAM-Somerset    S.D. WARREN CO.                    CMP                      AUGUST 9,1962             658      148
BINGHAM-Somerset    HENDERSON, ROSS E.                 CMP                      DECEMBER 17, 1942         461      280
BINGHAM-Somerset    SYSTEM PROPERTIES, INC.            CMP                      JUNE 1, 1937              431      492
BINGHAM-Somerset    MAINE CENTRAL RAILROAD CO.         CMP                      OCTOBER 2,1961            652      110
BINGHAM-Somerset    CMP                                SCOTT PAPER COMPANY      JUNE 29, 1983
BINGHAM-Somerset    AMERICAN REALTY CO.                CMP                      JUNE 1, 1937              431      493
BINGHAM-Somerset    SYSTEM PROPERTIES, INC.            CMP                      JUNE 1, 1937              431      492
BINGHAM-Somerset    CMP                                BINGHAM, TOWN OF         JULY 7, 1997
BINGHAM-Somerset    SYSTEM PROPERTIES, INC.            CMP                      JUNE 1, 1937              431      492
BINGHAM-Somerset    SYSTEM PROPERTIES, INC.            CMP                      JUNE 1, 1937              431      492

-----------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         DOCUMENT           INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------
WILLIAMS*
---------
ANSON-Somerset       LICENSE                           SNOWMOBILE TRAIL


ANSON-Somerset       *LICENSE                          SNOWMOBILE TRAIL FROM PROJECT DAM TO MARTIN BROOK


BINGHAM-Somerset        IND             EASMT          FLOWAGE
BINGHAM-Somerset         Q              FEE
BINGHAM-Somerset        IND             EASMT
BINGHAM-Somerset         Q              FEE
BINGHAM-Somerset         Q              FEE
BINGHAM-Somerset        IND             EASMT          FLOWAGE WITHIN BANKS OF RIVER
BINGHAM-Somerset       PERMIT                          PERMISSION TO USE 66' WIDE STRIP OF LAND
BINGHAM-Somerset         Q              FEE            RELEASE OF ALL RGHTS RESERVED BY UMBAGOG IN "SOLON DEED" BY VIRTUE OF
                                                       MERGER W/ UMBAGOG PAPER CO.
BINGHAM-Somerset         Q              FEE
BINGHAM-Somerset       LEASE            EASMT          RECREATIONAL TRAIL
BINGHAM-Somerset         Q              FEE
BINGHAM-Somerset         Q              FEE

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 110 of 133

--------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                            GRANTEE        DATE                     BOOK     PAGE
--------------------------------------------------------------------------------------------------------------
WILLIAMS*
---------
BINGHAM-Somerset    SYSTEM PROPERTIES, INC.            CMP            JUNE 1, 1937              431      492
BINGHAM-Somerset    SYSTEM PROPERTIES, INC.            CMP            JUNE 1, 1937              431      492
BINGHAM-Somerset    SYSTEM PROPERTIES, INC.            CMP            JUNE 1, 1937              431      492
BINGHAM-Somerset    WING, HAROLD F.                    CMP            JULY 16, 1940             471      334
BINGHAM-Somerset    SYSTEM PROPERTIES, INC.            CMP            JUNE 1, 1937              431      492
BINGHAM-Somerset    SYSTEM PROPERTIES, INC.            CMP            JUNE 1, 1937              431      492
BINGHAM-Somerset    SYSTEM PROPERTIES, INC.            CMP            JUNE 1, 1937              431      492
BINGHAM-Somerset    WING, HAROLD F.                    CMP            NOVEMBER 25, 1940         471      335
BINGHAM-Somerset    S.D. WARREN CO.                    CMP            JANUARY 26, 1939          443      519
BINGHAM-Somerset    SYSTEM PROPERTIES, INC.            CMP            JUNE 1, 1937              431      492
BINGHAM-Somerset    SYSTEM PROPERTIES, INC.            CMP            JUNE 1, 1937              431      492
BINGHAM-Somerset    SYSTEM PROPERTIES, INC.            CMP            JUNE 1, 1937              431      492
BINGHAM-Somerset    HERRON, GUY A. & MARY E.           CMP            OCTOBER 12, 1959          615      370
BINGHAM-Somerset    SYSTEM PROPERTIES, INC.            CMP            JUNE 1, 1937              431      492

-----------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         DOCUMENT       INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------
WILLIAMS*
---------
BINGHAM-Somerset       Q           FEE
BINGHAM-Somerset       Q           FEE
BINGHAM-Somerset       Q           FEE
BINGHAM-Somerset       W           FEE
BINGHAM-Somerset       Q           FEE
BINGHAM-Somerset       Q           FEE
BINGHAM-Somerset       Q           FEE
BINGHAM-Somerset       W           FEE
BINGHAM-Somerset       Q           EASMT
BINGHAM-Somerset       Q           FEE
BINGHAM-Somerset       Q           FEE
BINGHAM-Somerset       Q           EASMT
BINGHAM-Somerset       W           FEE
BINGHAM-Somerset       Q           FEE

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 111 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR              GRANTEE                  DATE                BOOK      PAGE      DOCUMENT        INTEREST
------------------------------------------------------------------------------------------------------------------------------------
WILLIAMS*
---------
BINGHAM-Somerset    CMP                  ADAMS J. LEWIS           JUNE 1, 1962                                Q
BINGHAM-Somerset    MAINE CENTRAL        CMP                      JANUARY 10, 1938     445       206      AGREEMENT       EASMT
                    RAILROAD COMPANY
BINGHAM-Somerset    CMP                  BINGHAM WATER DISTRICT   SEPTEMBER 10, 1965                          Q           EASMT
CONCORD-Somerset    BINGHAM LAND CO.     CMP                      JUNE 20, 1962        652       314          Q           EASMT
CONCORD-Somerset    COLLINS, RAYMOND     CMP                      APRIL 30, 1962       649       252          W           FEE
CONCORD-Somerset    AMERICAN             CMP                      JUNE 1, 1937         431       493          Q           FEE
                    REALTY CO.
CONCORD-Somerset    SYSTEM PROPERTIES,   CMP                      JUNE 1, 1937         431       492          Q           EASMT
                    INC.
CONCORD-Somerset    SYSTEM PROPERTIES,   CMP                      JUNE 1, 1937         431       492          Q           EASMT
                    INC.
CONCORD-Somerset    WING, HAROLD F.      CMP                      JULY 16, 1940        471       334          W           FEE
CONCORD-Somerset
CONCORD-Somerset
CONCORD-Somerset    SYSTEM PROPERTIES,   CMP                      JUNE 1, 1937         431       492          Q           EASMT
                    INC.
CONCORD-Somerset    SYSTEM PROPERTIES,   CMP                      JUNE 1, 1937         431       492          Q           EASMT
                    INC.
CONCORD-Somerset    SYSTEM PROPERTIES,   CMP                      JUNE 1, 1937         431       492          Q           EASMT
                    INC.
EMBDEN-Somerset     SYSTEM PROPERTIES,   CMP                      JUNE 1, 1937         431       492          Q           EASMT
                    INC.

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              NOTES
------------------------------------------------------------------------------------------------------------------------------------
WILLIAMS*
---------
BINGHAM-Somerset         FLOWAGE RIGHTS RETAINED
BINGHAM-Somerset         AGREEMENT REGARDING THE REBUILDING OF THE DAM
BINGHAM-Somerset         PERPETUAL EASEMETN FOR 10" WATER PIPES ALONG A 12'
                         WIDE STRIP OF LAND
CONCORD-Somerset
CONCORD-Somerset
CONCORD-Somerset         RELEASE OF ALL RIGHTS RESERVED BY UMBAGOG IN "SOLON
                         DEED" BY VIRTUE OF MERGER W/ UMBAGOG PAPER CO.
CONCORD-Somerset
CONCORD-Somerset
CONCORD-Somerset
CONCORD-Somerset         *NEGOTIATIONS ARE UNDER WAY FOR ACQUISITION OF
                         ADDITIONAL RIGHTS ON THIS PARCEL FLOWAGE WITHIN
CONCORD-Somerset         BANKS OF RIVER
CONCORD-Somerset
CONCORD-Somerset
CONCORD-Somerset
CONCORD-Somerset
EMBDEN-Somerset

________________________________________________________________________________
*  Documents listed may include both Project Real Property            31-Oct-97
   and Additional Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2

                                               Schedule 5.11(C) Page 112 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY        GRANTOR                 GRANTEE                DATE                BOOK      PAGE      DOCUMENT        INTEREST
------------------------------------------------------------------------------------------------------------------------------------
WILLIAMS*
---------
EMBDEN-Somerset    JONES, FLORA B.         CMP                    JULY 13, 1939        447       510          W           FEE
EMBDEN-Somerset    BLAISDELL, ELMER M.     CMP                    AUGUST 30, 1938      445       506          Q           EASMT
EMBDEN-Somerset    BLAISDELL, ELMER M.     CMP                    JULY 20, 1939        448       163          T           FEE
EMBDEN-Somerset    SYSTEM PROPERTIES,      CMP                    JUNE 1, 1937         431       492          Q           FEE
                   INC.
EMBDEN-Somerset    HOOPER, STIRLEY         CMP                    DECEMBER 1, 1938     442       416          Q           FEE
EMBDEN-Somerset    SYSTEM PROPERTIES,      CMP                    JUNE 1, 1937         431       492          Q           FEE
                   INC.
EMBDEN-Somerset    SYSTEM PROPERTIES,      CMP                    JUNE 1, 1937         431       492          Q           FEE
                   INC.
EMBDEN-Somerset    MAINE CENTRAL           CMP                    JUNE 23, 1986       1275       162          Q           FEE
                   RAILROAD
EMBDEN-Somerset    SYSTEM PROPERTIES,      CMP                    JUNE 1, 1937         431       492          Q           FEE
                   INC.
EMBDEN-Somerset    MAINE CENTRAL           CMP                    MAY 3, 1940          457       313          Q           FEE
                   RAILROAD
EMBDEN-Somerset    MAINE CENTRAL           CMP                    JUNE 20, 1939        448       161          Q           FEE
                   RAILROAD
EMBDEN-Somerset    CMP                     BINGHAM, TOWN OF       JULY 7, 1997                              LEASE         EASMT
EMBDEN-Somerset    SYSTEM PROPERTIES,      CMP                    JUNE 1, 1937         431       492          Q           EASMT
                   INC.
EMBDEN-Somerset    SYSTEM PROPERTIES,      CMP                    JUNE 1, 1937         431       492          Q           EASMT
                   INC.
EMBDEN-Somerset    CMP                     ATLANTIC SALMON OF     NOVEMBER 26, 1996                         LEASE
                                           MAINE
EMBDEN-Somerset    JONES, FLORA B.         CMP                    JULY 8, 1938         443       288          Q           EASMT

----------------------------------------------------------------------------
TOWN/COUNTY              NOTES
----------------------------------------------------------------------------
WILLIAMS*
---------
EMBDEN-Somerset
EMBDEN-Somerset
EMBDEN-Somerset
EMBDEN-Somerset
EMBDEN-Somerset
EMBDEN-Somerset
EMBDEN-Somerset
EMBDEN-Somerset          FORMER RAILROAD BED LANDS
EMBDEN-Somerset
EMBDEN-Somerset
EMBDEN-Somerset
EMBDEN-Somerset          RECREATIONAL TRAIL
EMBDEN-Somerset
EMBDEN-Somerset
EMBDEN-Somerset          FISH HATCHERY FACILITY
EMBDEN-Somerset

________________________________________________________________________________
* Documents listed may include both Project Real Property              31-Oct-97
  and Additional Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2

                                                Schedule 5 11(C)Page 113 of 133

---------------------------------------------------------------------------------------------------------------
TOWN/COUNTY     GRANTOR         GRANTEE           DATE             BOOK    PAGE       DOCUMENT       INTEREST
---------------------------------------------------------------------------------------------------------------
WILLIAMS*
---------
EMBDEN-SOMERSET SYSTEM          CMP               JUNE 1, 1937      431     492           Q          FEE
                PROPERTIES,
                INC.
EMBDEN-SOMERSET ADAMS, FLORA    CMP               FEBRUARY 10,      445     210           W          EASMT
                E.                                1938
EMBDEN-SOMERSET WARD, FRED C.   CMP               FEBRUARY 2,       443     518           Q          EASMT
                & LEPHA M.                        1939
EMBDEN-SOMERSET CMP             MAINE, STATE OF,  NOVEMBER 9,                          LICENSE
                                DEPARTMENT OF     1995
                                CONSERVATION
EMBDEN-SOMERSET ADAMS, J. LEWIS CMP               MAY 25, 1962      651     149           W          EASTMT
EMBDEN-SOMERSET CMP             ANSON-NORTH       NOVEMBER 9,                          LICENSE
                                ANSON             1995
                                SNOWMOBILE
                                CLUB
EMBDEN-SOMERSET SYSTEM          CMP               JUNE 1, 1937      431     492           Q          FEE
                PROPERTIES,
                INC.
EMBDEN-SOMERSET AMERICAN        CMP               JUNE 1, 1937      431     493           Q          FEE
                REALTY CO.
EMBDEN-SOMERSET SYSTEM          CMP               JUNE 1, 1937      431     492           Q          FEE
                PROPERTIES,
                INC.
EMBDEN-SOMERSET MAINE CENTRAL   CMP               MAY 20, 1983     1091     145           Q          FEE
                RAILROAD
EMBDEN-SOMERSET WARD, FRED C.   CMP               AUGUST 31,        448     219           W          FEE
                & LEPHA M.                        1939
EMBDEN-SOMERSET CMP             LANCASTER,        JANUARY 17,                             Q          FEE
                                WILLIAM & THELMA  1961
EMBDEN-SOMERSET CMP             BERRY, MONT A.    AUGUST 27,                              Q          FEE
                                                  1962
SOLON-SOMERSET  SYSTEM          CMP               JUNE 1, 1937      431     492           Q          FEE
                PROPERTIES,
                INC.
SOLON-SOMERSET  SYSTEM
                PROPERTIES,
                INC.

-----------------------------------------------------------------------
TOWN/COUNTY     NOTES
-----------------------------------------------------------------------
WILLIAMS*
---------
EMBDEN-SOMERSET
EMBDEN-SOMERSET
EMBDEN-SOMERSET
EMBDEN-SOMERSET SNOWMOBILE TRAIL
EMBDEN-SOMERSET
EMBDEN-SOMERSET SNOWMOBILE TRAIL
EMBDEN-SOMERSET
EMBDEN-SOMERSET RELEASE OF ALL RIGHTS RESERVED BY UMBAGOG IN
                "SOLON DEED" BY VIRTUE OF MERGER W/UMBAGOG
                PAPER CO.
EMBDEN-SOMERSET
EMBDEN-SOMERSET FORMER RAILROAD BED LANDS
EMBDEN-SOMERSET
EMBDEN-SOMERSET FLOWAGE RIGHTS RETAINED
EMBDEN-SOMERSET FLOWAGE RIGHTS RETAINED
SOLON-SOMERSET
SOLON-SOMERSET

________________________________________________________________________________
* Documents listed may include both                                    31-Oct-97
  Project Real Property and Additional
  Assets Real Property that may be
  severed pursuant to Section 7.4(f) and
  Excluded Assets that will be severed
  pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 114 of 133

----------------------------------------------------------------------------------------------------------------
TOWN/COUNTY     GRANTOR          GRANTEE          DATE            BOOK     PAGE      DOCUMENT       INTEREST
----------------------------------------------------------------------------------------------------------------
WILLIAMS*
---------
SOLON-SOMERSET  SYSTEM           CMP              JUNE 1, 1937     431      492         Q           FEE
                PROPERTIES,
                INC.
SOLON-SOMERSET  CMP              BINGHAM, TOWN    JULY 7, 1997                        LEASE         EASTMT
                                 OF
SOLON-SOMERSET  JELLETT, KURT,   CMP              DECEMBER 16,    1499       24         W           FEE
                ET AL                             1988
SOLON-SOMERSET  SYSTEM           CMP              JUNE 1, 1937     431      492         Q           EASTMT
                PROPERTIES,
                INC.
SOLON-SOMERSET  SYSTEM           CMP              JUNE 1, 1937     431      492         Q           FEE
                PROPERTIES,
                INC.
SOLON-SOMERSET  SYSTEM           CMP              JUNE 1, 1937     431      492         Q           FEE
                PROPERTIES,
                INC.
SOLON-SOMERSET  MAINE CENTRAL    CMP              MAY 20, 1983    1091      145         Q           FEE
                RAILROAD
SOLON-SOMERSET  SYSTEM           CMP
                PROPERTIES,                       JUNE 1, 1937     431      492         Q           FEE
                INC.
SOLON-SOMERSET  MAINE CENTRAL    CMP              OCTOBER 2,       652      110        IND          EASMT
                RAILROAD                          1961
SOLON-SOMERSET  CURTIS, HATTIE   CMP              FEBRUARY 10,     458      326         Q           EASMT
                                                  1940
SOLON-SOMERSET  FRENCH, EMMA     CMP              JULY 6, 1938     443      287         Q           EASMT
                M.
SOLON-SOMERSET  AMERICAN         CMP              JUNE 1, 1937     431      493         Q           FEE
                REALTY CO.
SOLON-SOMERSET  SYSTEM           CMP              JUNE 1, 1937     431      492         Q           FEE
                PROPERTIES,
                INC.
SOLON-SOMERSET  LEEMAN, DAISY    CMP              JUNE 29, 1939    448      129         Q           EASMT
                B., ET AL
SOLON-SOMERSET  ADAMS, J. LEWIS  CMP              MAY 25, 1952     651      149         W           EASMT
SOLON-SOMERSET  ADAMS, FLORA     CMP              FEBRUARY 10,     445      210         W           EASMT
                E.                                1938

----------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         NOTES
----------------------------------------------------------------------------------------------------------------
WILLIAMS*
---------
SOLON-SOMERSET
SOLON-SOMERSET      RECREATIONAL TRAIL
SOLON-SOMERSET
SOLON-SOMERSET
SOLON-SOMERSET
SOLON-SOMERSET
SOLON-SOMERSET      FORMER RAILROAD BED LANDS
SOLON-SOMERSET
SOLON-SOMERSET      FLOWAGE WITHIN BANKS OF RIVER
SOLON-SOMERSET
SOLON-SOMERSET
SOLON-SOMERSET      RELEASE OF ALL RIGHTS RESERVED BY UMBAGOG IN
                    "SOLON DEED" BY VIRTUE OF MERGER W/ UMBAGOG
                    PAPER CO.
SOLON-SOMERSET
SOLON-SOMERSET
SOLON-SOMERSET
SOLON-SOMERSET

________________________________________________________________________________
* Documents listed may include both                                    31-Oct-97
  Project Real Property and Additional
  Assets Real Property that may be
  severed pursuant to Section 7.4(f) and
  Excluded Assets that will be severed
  pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 115 of 133

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR             GRANTEE           DATE                BOOK      PAGE     DOCUMENT        INTEREST
---------------------------------------------------------------------------------------------------------------------------------
WILLIAMS*
---------
SOLON-Somerset      LONGLEY,            CMP               OCTOBER 18          439       504         w            FEE
                    CARRIE B.                             1937
SOLON-Somerset      BUTLER,             CMP               OCTOBER 18,         439       503     EXECUTOR'S       FEE
                    ERNEST C.           CMP               1937                                     DEED
SOLON-Somerset      CROSS, RUBY C.      CMP               JULY 6, 1938        443       290         Q            EASMT
SOLON-Somerset      CROSS, MARTHA       CMP               JULY 6, 1938        443       289         Q            EASMT
SOLON-Somerset      ADAMS, NETTIE       CMP               AUGUST 30,          445       508         Q            EASMT
                    M.                                    1938
SOLON-Somerset      PACKARD,            CMP               FEBRUARY 11,        443        22         Q            EASMT
                    BURTON M.                             1938
SOLON-Somerset      NPDES               CMP                                                       PERMIT
SOLON-Somerset      FERC                CMP                                                       PERMIT
SOLON-Somerset      DEP                 CMP                                                       PERMIT
SOLON-Somerset      DEP                 CMP                                                       PERMIT
SOLON-Somerset      CMP                 ADAMS, J. LEWIS   JUNE 1, 1962                              Q            FEE
STARKS-Somerset     CMP                 ANSON-NORTH       NOVEMBER 9,                             LICENSE
                                        ANSON             1995
                                        SNOWMOBILE
                                        CLUB
STARKS-Somerset     CMP                 MAINE, STATE OF,  NOVEMBER 9,                             LICENSE
                                        DEPARTMENT OF     1995
                                        CONSERVATION

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                   NOTES
---------------------------------------------------------------------------------------------------------------------------------
WILLIAMS*
---------
SOLON-Somerset
SOLON-Somerset                1/2 INTEREST
SOLON-Somerset
SOLON-Somerset
SOLON-Somerset                TAILRACE
SOLON-Somerset
SOLON-Somerset                NPDES #ME0001198; APPL. FILED APRIL 25, 1990
SOLON-Somerset                FERC LICENSE #2335
SOLON-Somerset                DEP WASTE DISCHARGE #W000574-57-B-R
SOLON-Somerset                DEP 401 CERTIFICATION #L-011141-08-C-N
SOLON-Somerset                FLOWAGE RIGHTS RETAINED
STARKS-Somerset               SNOWMOBILE TRAIL
STARKS-Somerset               SNOWMOBILE TRAIL

________________________________________________________________________________
*    Documents listed may include both                                31-Oct-97
     Project Real Property and Additional
     Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded
     Assets that will be severed pursuant to
     Section 2.2.

                                               Schedule 5.11(C) Page 116 of 133

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR             GRANTEE           DATE                BOOK     PAGE     DOCUMENT        INTEREST
---------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
The dam for this hydro project is located in the towns of Pleasant Ridge and Moscow. Flowage rights are on Wyman Lake in the towns of Caratunk, Pleasant Ridge, Moscow, Concord, Bingham and in the township of Carrying Place.
                    CENTSEC                      CMP                         NOVEMBER 26, 1929    405       273       W       FEE&
                                                                                                                              EASMT
                    CENTSEC                      CMP                         JUNE 12, 1929        401       574       W       FEE&
BINGHAM-Somerset    CMP                          INTERNATIONAL AQUA FOODS    NOVEMBER 23, 1994                      LEASE     EASMT
INGHAM-Somerset     CMP                          BINGHAM AQUACULTURE         FEBRUARY 18, 1994                      LEASE
BINGHAM-Somerset    KEIF, JESSIE WASHBURN        CENTSEC                     DECEMBER 12, 1928    400        65       T       FEE
BINGHAM-Somerset    CMP                          UNITED TIMBER CORP.         JANUARY 31, 1980                       LEASE
BINGHAM-Somerset    UNITED SHANK & FINDINGS CO.  CENTSEC                     MARCH 16, 1929       401       391       W       FEE
BINGHAM-Somerset    CMP                          UNITED TIMBER CORP.         JANUARY 31, 1980                       LEASE     FEE
BINGHAM-Somerset    ROBINSON, WALTER E.          CENTSEC                     OCTOBER 15, 1928     401        81       W
BINGHAM-Somerset    CMP                          KEY BANK OF MAINE           AUGUST 11, 1993                        LEASE
BINGHAM-Somerset    CMP                          MARICULTURE                 SEPTEMBER 1, 1988                      LEASE
BINGHAM-Somerset    MURRAY, NELLIE M., ET AL     CENTSEC                     OCTOBER 15, 1928     398       199       W       FEE
BINGHAM-Somerset    DURGIN, WILLIAM W.           CENTSEC                     OCTOBER 18, 1928     398       198       W       FEE
BINGHAM-Somerset    CMP                          ALLEN QUIMBY                DECEMBER 31, 1959    616       377    IND/LEASE
BINGHAM-Somerset    CMP                          KEY BANK OF MAINE           JUNE 23, 1992                          LEASE
BINGHAM-Somerset    CMP                          KEY BANK OF MAINE           AUGUST 11, 1993                        LEASE

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              NOTES
----------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
                         CORRECTIVE DEED TO BK 401, PG 574
                         REAL ESTATE, FLOWAGE, RIPARIAN RIGHTS, ETC IN
                         CARATUNK, CARRYING PLACE, MOSCOW & PLEASANT
                         RIDGE
BINGHAM-Somerset         CONSENT TO ASSIGNMENT OF LEASE BY BINGHAM AQUACULTURE, LTD.
                         AMENDMENT TO AMENDMENT OF GROUND LEASE DATED AUGUST 11, 1993
BINGHAM-Somerset
BINGHAM-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
BINGHAM-Somerset         ASSIGNMENT OF LEASE
BINGHAM-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
BINGHAM-Somerset         ASSIGNMENT OF LEASE DATED 12/31/59
BINGHAM-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
BINGHAM-Somerset         AMENDMENT TO GROUND LEASE DATED 6/23/92
BINGHAM-Somerset         DISCHARGE & INTAKE LEASE W/ MARICULTURE
                         UTILIZED IN CONJUNCTION WITH THE LESSEE'S
                         ATLANTIC SALMON HATCHERY (WHO DEFAULTED TO
                         KEY BANK OF MAINE)
BINGHAM-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
BINGHAM-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
BINGHAM-Somerset         LAND LEASE, PIPES & PUMP TO CARRY WATER FROM RIVER TO MILL
BINGHAM-Somerset         GROUND LEASE AMENDMENT TO GROUND LEASE DATED 6/23/92

_______________________________________________________________________________
*    Documents listed may include both                                31-Oct-97
     Project Real Property and Additional
     Assets Real Property that may be severed pursuant to Section 7.4(f) and Excluded
     Assets that will be severed pursuant to
     Section 2.2.


                                               Schedule 5.11(C) Page 117 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY        GRANTOR                     GRANTEE                         DATE              BOOK  PAGE   DOCUMENT     INTEREST
------------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
BINGHAM-Somerset   CMP                         K-D WOOD PRODUCTS, INC.         JANUARY 1, 1993                LICENSE      EASMT
BINGHAM-Somerset   CMP                         GENERAL MANUFACTURING CO.       OCTOBER 26, 1945                  Q         FEE
BINGHAM-Somerset   CMP                         ROLLINS, MERRILL & PAULINE      NOVEMBER 19, 1963                 Q         FEE
BINGHAM-Somerset   CMP                         ROLLINS, MERRILL & PAULINE      JANUARY 17, 1962                  Q         FEE
BINGHAM-Somerset   CMP                         HAGGAN, WILFRED                 JANUARY 12, 1940                  Q         FEE
BINGHAM-Somerset   KEY BANK OF MAINE           BINGHAM AQUACULTURE, LTD. & CMP AUGUST 11, 1993                AGREEMENT
BINGHAM-Somerset   CMP                         ALLEN QUIMBY VENEER CO.         DECEMBER 31, 1959                 Q         FEE
BINGHAM-Somerset   CMP                         KENNEBEC LOG DRIVING COMPANY    JULY 18, 1967                     Q         FEE
CARATUNK-Somerset  BEAN, MATILDA               CMP                             FEBRUARY 19, 1935               MILLACT
CARATUNK-Somerset  AUGUSTA TRUST CO.           CMP                             JANUARY 4, 1930   405   365       Q         FEE
CARATUNK-Somerset  KENNEBEC LOG DRIVING CO.    CMP                             FEBRUARY 6, 1931  423   538       W         FEE
CARATUNK-Somerset  AUGUSTA TRUST CO.           CMP                             JANUARY 4, 1930   405   365       Q         FEE
CARATUNK-Somerset  BUNKER, EDNA PAGE           CMP                             OCTOBER 13, 1934  428   557       W         FEE
CARATUNK-Somerset  GREAT NORTHERN PAPER CO.    CMP                             JANUARY 31, 1930  408   508       Q         FEE
CARATUNK-Somerset  HUNNEWELL, ALANSON G.       CENTSEC                         JANUARY 12, 1931  408   465       W         FEE
CARATUNK-Somerset  UNITED SHANK & FINDINGS CO. CENTSEC                         MARCH 16, 1929    401   391       W         FEE

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
BINGHAM-Somerset  TEMPORARILY STORE PALLATIZED WOOD PRODUCTS & MATERIALS IN LIMITED LOCATION
BINGHAM-Somerset  FLOWAGE RIGHTS RETAINED
BINGHAM-Somerset  FLOWAGE RIGHTS RETAINED
BINGHAM-Somerset  FLOWAGE RIGHTS RETAINED
BINGHAM-Somerset  FLOWAGE RIGHTS RETAINED
BINGHAM-Somerset  ASSIGNMENT BY KEY BANK TO BINGHAM AQUACULTURE, LTD. ITS RIGHTS IN LEASE DATED
                  6/23/92
BINGHAM-Somerset  SALE OF LAND, BUILDING, MACHINERY & EQUIPMENT; RIGHT TO USE SPUR TRACK; EASEMENT
                  FOR WATER PIPELINE; EASEMENT FOR HOT POND; FLOWAGE RIGHTS RETAINED
BINGHAM-Somerset  FLOWAGE RIGHTS RETAINED
CARATUNK-Somerset COURT RULING CANNOT BE FOUND
CARATUNK-Somerset
CARATUNK-Somerset COPY OF DEED ONLY, ORIGINAL WAS DESTROYED
CARATUNK-Somerset
CARATUNK-Somerset
CARATUNK-Somerset 1/3 INTEREST
CARATUNK-Somerset CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
CARATUNK-Somerset CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574

_______________________________________________________________________________
* Documents listed may include both Project                           31-Oct-97
  Real Property and Additional Assets Real
  Property that may be severed pursuant to
  Section 7.4(f) and Excluded Assets that
  will be severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 118 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY      GRANTOR           GRANTEE         DATE          BOOK    PAGE    DOCUMENT   INTEREST   NOTES
------------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
CARATUNK-        GOODWIN,          CENTSEC         FEBRUARY 15,   411     73        Q        FEE       CMP ACQUIRED FROM CENTSEC BY
Somerset         MATIE E.                          1930                                                DEED OF 6/12/29, B401/P574
CARATUNK-        CLARK, EDWARD     CMP             APRIL 8, 1936  434    509        T        FEE
Somerset         H.
CARATUNK-        HUNNEWELL,        CENTSEC         JANUARY 12,    408    465        W        FEE       CMP ACQUIRED FROM CENTSEC BY
Somerset         ALANSON G.                        1931                                                DEED OF 6/12/29, B401/P574
CARATUNK-        AUGUSTA           CMP             JANUARY 4,     405    365        Q        FEE
Somerset         TRUST CO.                         1930
CARATUNK-        KENNEBEC          CMP             AUGUST 5,      391    111       IND       FEE
Somerset         LAND CO., ET AL                   1926
CARATUNK-        ROBINSON LAND     CMP             JULY 31, 1923  378    231        W        FEE       NUMEROUS PARCELS LOCATED IN
Somerset         CO.                                                                                   VARIOUS - INCLUDES SAVAGE
                                                                                                       PARCEL IN CARATUNK (BK 351,
                                                                                                       PG 391)
CARATUNK-        CMP               SMITH, ROBERT   JANUARY 3,                      QCC       FEE
Somerset                           & MILDRED       1975
CARATUNK-        CMP               PARKER,         JUNE 1, 1994                   LEASE                CAMP LOT #2, SPRUCES
Somerset                           THEODORE                                                            SUBDIVISION
CARATUNK-        CMP               MAINE, STATE    JUNE 12, 1967                AGREEMENT              8 SCENIC VISTAS ALONG ROUTE
Somerset                           OF, HIGHWAY                                                         201
                                   COMMISSION
CARATUNK-        CMP               MAINE, STATE    JUNE 3, 1964                 IND/LEASE              PICNIC AREA & SCENIC TURNOUT
Somerset                           OF, HIGHWAY
                                   COMMISSION
CARATUNK-        NEWBERT,          CMP             APRIL 29,      431    483        T        FEE
Somerset         ELMER E.                          1937
CARATUNK-        AUGUSTA           CMP             JANUARY 4,     405    365        Q        FEE
Somerset         TRUST CO.                         1930
CARATUNK-        GREAT             CMP             JANUARY 31,    408    508        Q        FEE       1/3 INTEREST
Somerset         NORTHERN                          1930
                 PAPER CO.
CARATUNK-        CMP               JOSEPH,         JUNE 1, 1994                  LEASE                 CAMP LOT
Somerset                           WILLIAM
CARATUNK-        CARATUNK,         CMP             FEBRUARY 5,   1663    121       IND       FEE
Somerset         TOWN OF                           1991
CARATUNK-        HUNNEWELL,        CMP             JUNE 25, 1941  460    181        W        FEE
Somerset         ALANSON G.

________________________________________________________________________________
*  Documents listed may include both Project                          31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4 (f) and Excluded Assets that will be severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 119 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY           GRANTOR                           GRANTEE                     DATE                     BOOK       PAGE
-----------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
CARATUNK-Somerset     MARTIN, CARROLL R.                CENTSEC                     JULY 15, 1930               407       92
CARATUNK-Somerset     SPAULDING, C. ELDREDE, ET AL      CMP                         AUGUST 15, 1957             591       46
CARATUNK-Somerset     AYER, WILLIAM M.                  CMP                         JANUARY 6, 1916             332      427
CARATUNK-Somerset     CMP                               CARATUNK, TOWN OF           JUNE 10, 1991
CARATUNK-Somerset     KENNEBEC LOG DRIVING CO.          CMP                         FEBRUARY 6, 1931            423      538
CARATUNK-Somerset     GREAT NORTHERN PAPER CO.          CMP                         JANUARY 31, 1930            408      508
CARATUNK-Somerset     SAVAGE, ERNEST L.                 ROBINSON LAND CO.           JANUARY 6, 1913             318      142
CARATUNK-Somerset     AYER, WILLIAM M.                  CMP                         JANUARY 6, 1916             332      427
CARATUNK-Somerset     HUTCHINS, WILLIAM D., ET AL       CMP                         MAY 14, 1937                442       91
CARATUNK-Somerset     SAVAGE, ERNEST L.                 ROBINSON LAND CO.           JANUARY 6, 1913             318      142
CARATUNK-Somerset     SAVAGE, ANNIE L.                  ROBINSON LAND CO.           JANUARY 2, 1912             329      320
CARATUNK-Somerset     CLARK, MAUD S.                    CENTSEC                     SEPTEMBER 3, 1930           407      187
CARATUNK-Somerset     YORK, WALTER E.                   CMP                         NOVEMBER 1, 1938            445      525
CARATUNK-Somerset     SPAULDING, ABBY M.                CENTSEC                     JUNE 24, 1930               411      112
CARATUNK-Somerset     KENNEBEC LAND CO., ET AL          CMP                         AUGUST 5, 1926              391      111
CARATUNK-Somerset     AUGUSTA TRUST CO.                 CMP                         APRIL 8, 1937               431      457

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                DOCUMENT         INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
CARATUNK-Somerset             W             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
CARATUNK-Somerset             W             FEE
CARATUNK-Somerset             W             FEE            1/3 INTEREST
CARATUNK-Somerset           LEASE                          PICNIC AREA & BOAT LAUNCH FACILITY
CARATUNK-Somerset             W             FEE
CARATUNK-Somerset             Q             FEE
CARATUNK-Somerset             W             FEE            CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED OF 7/31/23, B376/P231; 1/3
CARATUNK-Somerset             W             FEE            INTEREST; CORRECT LANGUAGE INTO CMP
                                                           1/3 INTEREST
CARATUNK-Somerset             Q             FEE            1/2 INTEREST
CARATUNK-Somerset             W             FEE            CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED OF 7/31/23, B376/P231; 1/3
CARATUNK-Somerset             W             FEE            INTEREST; CORRECT LANGUAGE INTO CMP
                                                           CMP ACQUIRED FROM FROM ROBINSON LAND CO. BY DEED OF 7/31/23, B376/P231;
CARATUNK-Somerset             W             FEE            CORRECT LANGUAGE INTO CMP
                                                           CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
CARATUNK-Somerset             Q             FEE
CARATUNK-Somerset             Q             FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
CARATUNK-Somerset            IND            FEE
CARATUNK-Somerset             Q             FEE            1/2 INTEREST

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that
    will be severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 120 of 133

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              GRANTOR                           GRANTEE                     DATE                     BOOK     PAGE
-----------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
CARATUNK-Somerset        TAYLOR, EARL R. & NORRIS B.       CENTSEC                     NOVEMBER 22, 1929         406       82
CARATUNK-Somerset        CMP                               NADEAU, PAUL                JUNE 1, 1994
CARATUNK-Somerset        CMP                               F. E. WOOD & SONS, INC.     JUNE 17, 1996
CARATUNK-Somerset        CMP                               CARATUNK FIRE DEPARTMENT    APRIL 12, 1988
CARATUNK-Somerset        SPAULDING, ELDRED, ET AL          CENTSEC                     SEPTEMBER 2, 1930         407      188
CARATUNK-Somerset        CMP                               YORK, WALTER                OCTOBER 31, 1938
CARATUNK-Somerset        STATE PLANNING OFFICE             CMP                         JUNE 19, 1980
CARATUNK-Somerset        CMP                               POLSTEIN, MATTHEW           AUGUST 16, 1995
CARATUNK-Somerset        CMP                               UNITED STATES OF AMERICA    FEBRUARY 18, 1987
CARATUNK-Somerset        CMP                               STERLING, LEONA             AUGUST 10, 1959           615       76
CARATUNK-Somerset        POLSTEIN, MATTHEW                 CMP                         AUGUST 16, 1995
CARATUNK-Somerset        CMP                               MAINE, STATE OF             JULY 9, 1963
CARATUNK-Somerset        CMP                               VEILLIEUX, LOUIS P.         APRIL 10, 1958
CARATUNK-Somerset        CMP                               UNITED STATES OF AMERICA    SEPTEMBER 12, 1994
CARRYING PLACE-Somerset  AUGUSTA TRUST CO.                 CMP                         DECEMBER 7, 1929          405      299
CARRYING PLACE-Somerset  KENNEBEC LAND CO., ET AL          CMP                         AUGUST 5, 1926            391      111
CARRYING PLACE-Somerset  AUGUSTA TRUST CO.                 CMP                         DECEMBER 7, 1929          405      299
CARRYING PLACE-Somerset  KENNEBEC LAND CO., ET AL          CMP                         AUGUST 5, 1926            391      111

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                DOCUMENT         INTEREST       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
CARATUNK-Somerset              W            FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
CARATUNK-Somerset            LEASE                         CAMP LOT #1, SPRUCES SUBDIVISION
CARATUNK-Somerset          AGREEMENT                       PERMISSION TO USE & MAINTAIN ROADWAY
CARATUNK-Somerset          AGREEMENT                       PERMISSION TO IMPROVE & MAINTAIN TOTE ROAD
CARATUNK-Somerset              W            FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
CARATUNK-Somerset              Q            FEE            FLOWAGE RIGHTS RETAINED
CARATUNK-Somerset         REGISTRATION                     CRITICAL AREA REGISTRATION OF CARATUNK ESKER SEGMENT
CARATUNK-Somerset             IND           EASMT          RIGHT TO CONSTRUCT & MAINTAIN ROADWAY 50' IN WIDTH
CARATUNK-Somerset              W            EASMT          FLOWAGE RIGHTS RETAINED; NATIONAL PARK TRACT 109-21; APPALACHAIN TRAIL
CARATUNK-Somerset              W            FEE            FLOWAGE RIGHTS RETAINED
CARATUNK-Somerset              Q            EASMT          RIGHT TO CONSTRUCT & MAINTAIN ROADWAY 50' IN WIDTH
CARATUNK-Somerset              Q            FEE            HIGHWAY IMPROVEMENTS; DOT PARCELS 2-6 & 2-8 ARE WITHIN PROJECT BOUNDARY
CARATUNK-Somerset              Q            FEE            FLOWAGE RIGHTS RETAINED
CARATUNK-Somerset              W            FEE            WATER RIGHTS, RIVER BANKS & BEDS RETAINED; NATIONAL PARK TRACT 109-32;
                                                           APPALACHAIN TRAIL
CARRYING PLACE-Somerset        Q            FEE
CARRYING PLACE-Somerset       IND           FEE
CARRYING PLACE-Somerset        Q            FEE
CARRYING PLACE-Somerset       IND           FEE

________________________________________________________________________________
*   Documents listed may include both Project                          31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant to
    Section 7.4(f) and Excluded Assets that
    will be severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 121 of 133

----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY     GRANTOR            GRANTEE   DATE             BOOK     PAGE    DOCUMENT  INTEREST
----------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
CARRYING        AUGUSTA            CMP       DECEMBER 7,       405      299       Q      FEE
PLACE-Somerset  TRUST CO.                    1929
CARRYING        KENNEBEC           CMP       AUGUST 5, 1926    391      111      IND     FEE
PLACE-Somerset  LAND CO., ET AL
CARRYING        UNITED STATES      CMP       JULY 16, 1996    2229       60       Q      EASMT
PLACE-Somerset  OF AMERICA
CARRYING        KENNEBEC           CMP       AUGUST 5, 1926    391      111      IND     FEE
PLACE-Somerset  LAND CO., ET AL
CARRYING        KENNEBEC           CMP       AUGUST 5, 1926    391      111      IND     FEE
PLACE-Somerset  LAND CO., ET AL
CARRYING        KENNEBEC           CMP       AUGUST 5, 1926    391      111      IND     FEE
PLACE-Somerset  LAND CO., ET AL
CARRYING        AUGUSTA            CMP       DECEMBER 7,       405      299       Q      FEE
PLACE-Somerset  TRUST CO.                    1929
CARRYING        WITHAM, MARY       CMP       JANUARY 27,       439        8     MILLACT
PLACE-Somerset  B.                           1937
CARRYING        STERLING           CMP       AUGUST 10,        615       76      IND     FEE
PLACE-Somerset  LEONA E.                     1959
CARRYING        WITHAM, LEON L.    CENTSEC   AUGUST 25,        398       65       W      FEE
PLACE-Somerset                               1928
CARRYING        CLARK, ETHEL H.    CENTSEC   JUNE 12, 1929     405      101       GD     FEE
PLACE-Somerset
CARRYING        CLARK, ETHEL H.    CENTSEC   JUNE 26, 1929     411        2       Q      FEE
PLACE-Somerset
CARRYING        WENTWORTH,         CENTSEC   JANUARY 16,       396      556       Q      FEE
PLACE-Somerset  HELEN C., ET AL              1929
CARRYING        CLARK,             CENTSEC   DECEMBER 8,       411        1       Q      FEE
PLACE-Somerset  CHARLES H., ET               1928
                AL
CARRYING        AYER, WILLIAM      CMP       JANUARY 6,        332      427       W      FEE
PLACE-Somerset  H.                           1916
CARRYING        SAVAGE,            ROBINSON  JANUARY 6,        318      142       W      FEE
PLACE-Somerset  ERNEST L.          LAND CO.  1913
CARRYING        GREAT NORTHERN     CMP       JANUARY 31,       408      508       Q      FEE
PLACE-Somerset  PAPER CO.                    1930

-----------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY       NOTES
-----------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
CARRYING
PLACE-Somerset
CARRYING
PLACE-Somerset
CARRYING          50" WIDE R.O.W. OVER
PLACE-Somerset    APPALACHIAN TRAIL ALONG TRACT
                  109-33.
CARRYING
PLACE-Somerset
CARRYING
PLACE-Somerset
CARRYING
PLACE-Somerset
CARRYING
PLACE-Somerset
CARRYING
PLACE-Somerset
CARRYING
PLACE-Somerset
CARRYING          CMP ACQUIRED FROM CENTSEC BY
PLACE-Somerset    DEED OF 6/12/29, B401/P574
CARRYING          1/18 INTEREST; CMP ACQUIRED
PLACE-Somerset    FROM CENTSEC BY DEED OF 6/12/29
CARRYING          1/36 INTEREST; CMP ACQUIRED
PLACE-Somerset    FROM CENTSEC BY DEED OF
                  6/12/29, B401/P574
CARRYING          3/12 INTEREST; CMP ACQUIRED
PLACE-Somerset    FROM CENTSEC BY DEED OF
                  6/12/29, B401/P574
CARRYING          2/3 INTEREST: CMP ACQUIRED FROM
PLACE-Somerset    CENTSEC BY DEED OF 6/12/29,
                  B401/P574
CARRYING          1/3 INTEREST
PLACE-Somerset
CARRYING          1/3 INTEREST; CMP ACQUIRED FROM
PLACE-Somerset    ROBINSON LAND CO, BY DEED OF
CARRYING          7/31/23, B376/P231;
PLACE-Somerset    1/3 INTEREST

________________________________________________________________________________
*  Documents listed may include both Project                          31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant
   to Section 7.41(f) and Excluded Assets
   that will be severed pursuant to
   Section 2.2.

                                               Schedule 5.11(C) Page 122 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY     GRANTOR         GRANTEE   DATE               BOOK  PAGE  DOCUMENT  INTEREST   NOTES
------------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
CARRYING        CLARK, OSCAR,   CMP       NOVEMBER 6, 1936   435   389      W      FEE
PLACE-Somerset  ET AL
CARRYING        BINGHAM LAND                                             MILL ACT             COURT RULING CANNOT BE LOCATED
PLACE-Somerset  CO.
CARRYING        AUGUSTA TRUST   CMP       DECEMBER 7, 1929   405   299      Q      FEE
PLACE-Somerset  CO.
CARRYING        WITHAM, MARY    CMP       OCTOBER 3, 1936    435   320      W      FEE
PLACE-Somerset  B.
CARRYING        AUGUSTA TRUST   CMP       DECEMBER 7, 1929   405   299      Q      FEE
PLACE-Somerset  CO.
CARRYING        WITHAM, MARY    CMP       JANUARY 27, 1937   439     8      W      FEE
PLACE-Somerset  B.
CARRYING        WITHAM, MARY    CMP       SEPTEMBER 14,      437   289      W      FEE
PLACE-Somerset  B.                        1936
CARRYING        WITHAM, MARY    CMP       OCTOBER 3, 1938    435   320      W      FEE
PLACE-Somerset  B.
CARRYING        KENNEBEC LAND   CMP       AUGUST 5, 1926     391   111     IND     FEE
PLACE-Somerset  CO., ET AL
CARRYING        AUGUSTA TRUST   CMP       DECEMBER 7, 1929   405   299      Q      FEE
PLACE-Somerset  CO.
CARRYING        SPAULDING,      ROBINSON  JULY 22, 1915      332    14      W      FEE        CMP ACQUIRED FROM ROBINSON LAND CO BY
PLACE-Somerset  JOSEPH H.       LAND CO.                                                      DEED OF 7/31/23, B376/P231
CARRYING        WITHAM,         CENTSEC   MARCH 23, 1931     407   521      W      FEE        CMP ACQUIRED FROM CENTSEC BY DEED OF
PLACE-Somerset  CLAUDE L.                                                                     6/12/29, B401/P574
CARRYING        KENNEBEC LAND   CMP       AUGUST 5, 1926     391   111     IND     FEE
PLACE-Somerset  CO., ET AL
CARRYING        SPAULDING,      ROBINSON  JULY 22, 1915      332    14      W      FEE        CMP ACQUIRED FROM ROBINSON LAND CO. BY
PLACE-Somerset  JOSEPH H.       LAND CO.                                                      DEED OF 7/31/23, B376/P231
CARRYING        AUGUSTA TRUST   CMP       DECEMBER 7, 1929   405   299      Q      FEE
PLACE-Somerset  CO.
CARRYING        KENNEBEC LAND   CMP       AUGUST 5, 1926     391   111     IND     FEE
PLACE-Somerset  CO., ET AL
CARRYING        SPAULDING,      ROBINSON  JULY 22, 1915      332    14      W      FEE        CMP ACQUIRED FROM ROBINSON LAND CO. BY
PLACE-Somerset  JOSEPH H.       LAND CO.                                                      DEED OF 7/31/23, B376/P231
CARRYING        WITHAM, MARY    CMP       SEPTEMBER 14,      437   289      W      FEE
PLACE-Somerset  B.                        1936

________________________________________________________________________________
* Documents listed may include both Project                            31-Oct-97
  Real Property and Additional Assets Real
  Property that may be severed pursuant to
  Section 7.4(f) and Excluded Assets that
  will be severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 123 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                GRANTOR                    GRANTEE                        DATE                 BOOK     PAGE    DOCUMENT
------------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
CARRYING PLACE-Somerset    CMP                        UNITED STATES OF AMERICA       SEPTEMBER 12, 1994                       W
CARRYING PLACE-Somerset    CMP                        UNITED STATES OF AMERICA       SEPTEMBER 12, 1994                       W
CARRYING PLACE-Somerset    CMP                        UNITED STATES OF AMERICA       SEPTEMBER 12, 1994                       W
CARRYING PLACE-Somerset    CMP                        UNITED STATES OF AMERICA       FEBRUARY 18, 1987                        W
CARRYING PLACE-Somerset    CMP                        UNITED STATES OF AMERICA       FEBRUARY 18, 1987                        W
CARRYING PLACE-Somerset    CMP                        ROY, EDWARD & SMITH, ROBERT    JANUARY 3, 1975                          Q
CONCORD-Somerset           FOSS, WILLIAM A., ET AL    CENTSEC                        JANUARY 2, 1929      398      377        W
CONCORD-Somerset           FOSS, WILLIAM A., ET AL    CENTSEC                        JANUARY 9, 1929      398      385        W
CONCORD-Somerset           BEANE, FRED E., ET AL      CENTSEC                        JANUARY 10, 1929     398      386        W
CONCORD-Somerset           FOSS, WILLIAM A., ET AL    CENTSEC                        JANUARY 9, 1929      398      385        W
CONCORD-Somerset           BOYINGTON, FLOYD R.        CENTSEC                        JANUARY 18, 1929     398      421        W
CONCORD-Somerset           CMP                        S. D. WARREN CO.               NOVEMBER 26, 1951    492      392        Q
MOSCOW-Somerset            HILL, ORRIN J.             CENTSEC                        MAY 21, 1929         404      195        W
MOSCOW-Somerset            CMP                        SANDRA CHADBOURNE              MAY, 1985                               LEASE
MOSCOW-Somerset            MOSCOW, TOWN OF            CENTSEC                        APRIL 2, 1929        401      436        W
MOSCOW-Somerset            MOORE, FRED L.             ROBINSON LAND CO.              JUNE 2, 1910         301      431        W
MOSCOW-Somerset            LOVEJOY, JULIA G.          ROBINSON LAND CO.              MAY 5, 1921          365      178        W

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY                INTEREST   NOTES
------------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
CARRYING PLACE-Somerset    EASMT      FLOWAGE RIGHTS RETAINED; NATIONAL PARK TRACT 109-34 & 109-35; APPALACHAIN TRAIL
CARRYING PLACE-Somerset    FEE        WATER RIGHTS, RIVER BANKS & BEDS RETAINED; NATIONAL PARK TRACT 109-36; APPALACHAIN TRAIL
CARRYING PLACE-Somerset    FEE        WATER RIGHTS, RIVER BANKS & BEDS RETAINED; NATIONAL PARK TRACT 109-26; APPALACHAIN TRAIL
CARRYING PLACE-Somerset    FEE        WATER RIGHTS, RIVER BANKS & BEDS RETAINED; NATIONAL PARK TRACT 109-05; APPALACHAIN TRAIL
CARRYING PLACE-Somerset    EASMT      FLOWAGE RIGHTS RETAINED; NATIONAL PARK TRACT 109-03; APPALACHAIN TRAIL
CARRYING PLACE-Somerset    EASMT      RIGHT TO PASS FROM WEST SHORE OF KENNEBEC RIVER TO STERLING-PIERCE POND CAMPS & EASTERLY SHORE
                                      OF PIERCE POND; PORTION OF OUTCONVEYANCE IS IN BOWTOWN PROJECT
CONCORD-Somerset           FEE        CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
CONCORD-Somerset           FEE        CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
CONCORD-Somerset           FEE        CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
CONCORD-Somerset           FEE        CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
CONCORD-Somerset           FEE        CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
CONCORD-Somerset           FEE        FLOWAGE RIGHTS RETAINED
MOSCOW-Somerset            FEE        1/2 INTEREST; CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset                       RENTAL OF HILTON LOT
MOSCOW-Somerset            FEE        CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset            FEE        CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED OF 7/31/23, B376/P231
MOSCOW-Somerset            FEE        ACQUIRED FROM ROBINSON LAND CO. BY DEED OF 7/31/23, B376/P231

________________________________________________________________________________
*  Documents listed may include both                                   31-Oct-97
   Project Real Property and Additional
   Assets Real Property that may be
   severed pursuant to Section 7.4(f) and
   Excluded Assets that will be severed
   pursuant to Section 2.2.

                                               Schedule 5.11(c) Page 124 of 133

--------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                     GRANTEE                   DATE                     BOOK       PAGE     DOCUMENT
-------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
MOSCOW-Somerset     LEONARD, HERBERT            CENTSEC                   OCTOBER 20, 1925         383        297         W
MOSCOW-Somerset     HUNNEWELL, SCOTT F.         CENTSEC                   AUGUST 24, 1922          372        208         W
MOSCOW-Somerset     HUNNEWELL, FRANK S.         ROBINSON LAND CO.         FEBRUARY 28, 1910        301         12         W
MOSCOW-Somerset     HUNNEWELL, DANA E.          CMP                       JULY 3, 1948             500        304         W
MOSCOW-Somerset     TEMPLE, GUY, ET AL          CENTSEC                   JUNE 21, 1928            395        475         W
MOSCOW-Somerset     BROWN, ROYDEN V.            CMP                       MARCH 19, 1939           407        502         W
MOSCOW-Somerset     HILTON, MABEL E.            CENTSEC                   OCTOBER 30, 1928         398        222         W
MOSCOW-Somerset     HILL, WILLIE F., ET AL      CENTSEC                   JANUARY 19, 1923         372        202         W
MOSCOW-Somerset     HILL, WILLIE F.             CENTSEC                   AUGUST 8, 1918           395        589         W
MOSCOW-Somerset     HUNNEWELL, FRANK S.         ROBINSON LAND CO.         FEBRUARY 28, 1910        301         11         W
MOSCOW-Somerset     HILL, ELON C.               CMP                       MAY 31, 1929             404        196         W
MOSCOW-Somerset     CMP                         COOL, JOHN B.             JULY 1, 1994                                  LEASE
MOSCOW-Somerset     SAVAGE, MARITA H.           CENTSEC                   JUNE 20, 1929            404        221         W
MOSCOW-Somerset     BEANE, LULA                 CMP                       NOVEMBER 4, 1921         368        217         W
MOSCOW-Somerset     BEANE, FRED E., ET AL       ROBINSON LAND COMPANY     DECEMBER 3, 1919         355        110         W
MOSCOW-Somerset     CATES, SIMON H.             CENTSEC                   OCTOBER 17, 1928         398        185         W
MOSCOW-Somerset     TAYLOR, EARL R., ET AL      CENTSEC                   MAY 1, 1931              413        166        IND
MOSCOW-Somerset     HAM, CHARLES F., ET AL      CENTSEC                   MARCH 15, 1927           390        414         W

---------------------------------------------------------------------------------------------------
TOWN/COUNTY         INTEREST     NOTES
---------------------------------------------------------------------------------------------------
WYMAN*
------
MOSCOW-Somerset     FEE          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset     FEE          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset     FEE          CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED OF 7/31/23, B376/P231
MOSCOW-Somerset     FEE
MOSCOW-Somerset     FEE          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset     FEE          1/2 INTEREST
MOSCOW-Somerset     FEE          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset     FEE          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset     FEE          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset     FEE          CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED OF 7/31/23, B376/P231
MOSCOW-Somerset     FEE
MOSCOW-Somerset     EASMT        FORMER SUPERINTENDENT'S HOUSE AS RESIDENCE
MOSCOW-Somerset     FEE          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset     FEE
MOSCOW-Somerset     FEE          CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED OF 7/31/23, B376/P231
MOSCOW-Somerset     FEE          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset     FEE          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset     FEE          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574

________________________________________________________________________________
*  Documents listed may include both                                   31-Oct-97
   Project Real Property and Additional
   Assets Real Property that may be
   severed pursuant to Section 7.4(f) and
   Excluded Assets that will be severed
   pursuant to Section 2.2.

                                               Schedule 5.11(c) Page 125 of 133

---------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY       GRANTOR               GRANTEE            DATE            BOOK      PAGE     DOCUMENT    INTEREST
---------------------------------------------------------------------------------------------------------------------
WYMAN*
------
MOSCOW-Somerset   REYNOLDS,             CENTSEC           AUGUST 21,        398       40        W         FEE
                  MILTON R., ET AL                        1928
MOSCOW-Somerset   HILL,LEO              CENTSEC           OCTOBER 30,       378      172        W         FEE
                                                          1924
MOSCOW-Somerset   SPAULDING,            ROBINSON LAND     FEBRUARY 16,      355      359        W         FEE
                  THALES                CO.               1920
MOSCOW-Somerset   WACOME,               CENTSEC           AUGUST 22,        387      383        W         FEE
                  BLANCHE B                               1925
MOSCOW-Somerset   VAUGHAN,              CENTSEC           OCTOBER 12,       394      431        W         FEE
                  ELIAS A.                                1927
MOSCOW-Somerset   CMP                   FRANCES           MARCH 1, 1985                     INO/LEASE
                                        WARRELL
MOSCOW-Somerset   TEMPLE, FRED E,       ROBINSON LAND     SEPTEMBER         298      150        W         FEE
                                        CO.               30, 1909
MOSCOW-Somerset   COLLINS, ARTIE B,     CENTSEC           OCTOBER 16,       401       83        W         FEE
                                                          1928
MOSCOW-Somerset   CATES, FRED C.        CENTSEC           SEPTEMBER         372      209        W         FEE
                                                          11, 1922
MOSCOW-Somerset   HILL, CHARLES M.      CENTSEC           FEBRUARY 4,       378      340       INO        FEE
                                                          1925
MOSCOW-Somerset   HUNNEWELL,            ROBINSON LAND     FEBRUARY 28,      301       10        W         FEE
                  CARRIE M.             CO.               1910
MOSCOW-Somerset   HILL, LEO W.          CENTSEC           JULY 2, 1928      395      508        W         FEE
MOSCOW-Somerset   DUNTON,               CENTSEC           JULY 21, 1928     395      476        W         FEE
                  MARGARET A.
MOSCOW-Somerset   ROBINSON,             CENTSEC           OCTOBER 15,       401       81        W         FEE
                  WALTER E.                               1928
MOSCOW-Somerset   GORDON, EVA,          CENTSEC           JUNE 21, 1928     397      500        W         FEE
                  ET AL
MOSCOW-Somerset   HILTON, EBBIE         CENTSEC           JUNE 21, 1928     395      478        W         FEE
MOSCOW-Somerset   EMERY,                CENTSEC           NOVEMBER 24,      378      222        W         FEE
                  WALLACE                                 1924

--------------------------------------------------------------------------
TOWN/COUNTY             NOTES
--------------------------------------------------------------------------
WYMAN*
------
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                        B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                        B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED
                        OF 7/31/23, B376/P231
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                        B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                        B401/P574
MOSCOW-Somerset         LAND LEASE FOR PARKING PURPOSES
MOSCOW-Somerset         CMP AQUIRED FROM ROBINSON LAND CO. BY DEED
                        OF 7/31/23, B376/P231
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                        B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                        B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                        B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED
                        OF 7/31/23, B376/P231
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                        B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                        B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                        B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                        B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                        B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                        B401/P574

_______________________________________________________________________________
* Documents listed may include both Project                           31-OCT-97
  Real Property and Additional Assets Real
  Property that may be severed pursuant to
  Section 7.4(i) and Excluded Assets that will be severed pursuant to Section 2.2.

                                               Schedule 5.11(c) Page 126 of 133

----------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY        GRANTOR           GRANTEE             DATE          BOOK    PAGE   DOCUMENT   INTEREST
----------------------------------------------------------------------------------------------------------------------
WYMAN*
------
MOSCOW-Somerset    BASSETT,          CENTSEC            NOVEMBER 13,    411    110      Q          FEE
                   LYMAN W.                             1929
MOSCOW-Somerset    CATES, FRED C.    CENTSEC            SEPTEMBER 11,   372    209      W          FEE
                                                        1922
MOSCOW-Somerset    LANE, HENRY J.,   CENTSEC            AUGUST 17,      405    306      W          FEE
                   ET AL                                1929
MOSCOW-Somerset    HUNNEWELL, E.J.   ROBINSON LAND      OCTOBER 30,     294    546      W          FEE
                                     CO.                1909
MOSCOW-Somerset    ROBINSON,         CENTSEC            OCTOBER 27,     401    118      W          FEE
                   WALTER E.                            1926
MOSCOW-Somerset    CMP               MAINE, STATE OF,   JUNE 12, 1967                 AGREEMENT
                                     HIGHWAY
                                     COMMISSION
MOSCOW-Somerset    KENNEBEG LOG      CMP                FEBRUARY 6,     423    538      W          FEE
                   DRIVING CO.                          1931
MOSCOW-Somerset    ANDREWS,          CENTSEC            NOVEMBER 17,    372    201      W          FEE
                   CLARENCE M.                          1922
MOSCOW-Somerset    ANDREWS,          CENTSEC            NOVEMBER 17,    372    201      W          FEE
                   CLARENCE M.                          1922
MOSCOW-Somerset    ANDREWS,          CENTSEC            NOVEMBER 17,    372    200      W          FEE
                   LAURA E.                             1922
MOSCOW-Somerset    BASSETT,          CENTSEC            NOVEMBER 13,    411    110      Q          FEE
                   LYMAN W.                             1929
MOSCOW-Somerset    EMERY,            CENTSEC            NOVEMBER 24,    378    222      W          FEE
                   WALLACE                              1924
MOSCOW-Somerset    CMP               SCHILLING,         JUNE 1, 1994                  LEASE
                                     GERALD D.
MOSCOW-Somerset    UNITED SHANK      CENTSEC            MARCH 16, 1929  401    391      W          FEE
                   & FINDINGS CO
MOSCOW-Somerset    HUNNEWELL, F.     ROBINSON LAND      NOVEMBER 28,    304    477      W          FEE
                   S.                CO.                1910
MOSCOW-Somerset    GREAT             CMP                JANUARY 31,     408    506      Q          FEE
                   NORTHERN                             1930
                   PAPER CO.

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY          NOTES
------------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
MOSCOW-Somerset      CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                     B401/P574; RELEASES INTEREST TO PARCELS
                     CONVEYED BY LAURA E. ANDREWS RECORDED IN BK
                     372, PG 200 AND IN BK 404, PG 194
MOSCOW-Somerset      CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                     B401/P574
MOSCOW-Somerset      CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                     B401/P574
MOSCOW-Somerset      CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED
                     OF 7/31/23, B376/P231
MOSCOW-Somerset      CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                     B401/P574
MOSCOW-Somerset      13 SCENIC VISTAS ALONG ROUTE 201
MOSCOW-Somerset      COPY OF DEED ONLY - ORIGINAL WAS DESTROYED
MOSCOW-Somerset      CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                     B401/P574
MOSCOW-Somerset      CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                     B401/P574
MOSCOW-Somerset      CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                     B401/P574
MOSCOW-Somerset      CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                     B401/P574; RELEASES INTEREST TO PARCELS
                     CONVEYED BY LAURA E. ANDREWS RECORDED IN BK
                     372, PG 200 AND IN BK 404, PG 194
MOSCOW-Somerset      CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                     B401/P574
MOSCOW-Somerset      CAMPSITE #5
MOSCOW-Somerset      CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
                     B401/P574
MOSCOW-Somerset      CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED
                     OF 7/31/23,B376/P231
MOSCOW-Somerset      1/3 INTEREST

________________________________________________________________________________
* Documents listed may include both Project                           31-OCT-97
  Real Property and Additional Assets Real
  Property that may be severed pursuant to
  Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.

                                               Schedule 5.11(c) Page 127 of 133

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR                       GRANTEE                                 DATE                     BOOK      PAGE
---------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
MOSCOW-Somerset     SAVAGE, ERNEST L.             ROBINSON LAND CO.                       JANUARY 6, 1913           318      142
MOSCOW-Somerset     AYER, WILLIAM M.              CMP                                     JANUARY 6, 1916           332      427
MOSCOW-Somerset     CMP                           MOSCOW, TOWN OF                         SEPTEMBER 20, 1960
MOSCOW-Somerset     CMP                           PIERCE, STERLING                        NOVEMBER 1, 1962
MOSCOW-Somerset     CMP                           MAINE, STATE OF, HIGHWAY COMMISSION     AUGUST 15, 1968
MOSCOW-Somerset     HILL, CHARLES M.              CENTSEC                                 SEPTEMBER 21, 1922        372      203
MOSCOW-Somerset     CMP                           BEAUDOIN, HENRY A.                      JUNE 1, 1994
MOSCOW-Somerset     KELLY, JOHN H.                CENTSEC                                 SEPTEMBER 26, 1922        372      206
MOSCOW-Somerset     CMP                           DAVIS, THEODORE R., JR.                 JUNE 1, 1994
MOSCOW-Somerset     CMP                           BROCHU, JAMES L.                        JUNE 1, 1994
MOSCOW-Somerset     CMP                           MELCHER, JANET W.                       JUNE 1, 1994
MOSCOW-Somerset     HUNNEWELL, E. J.              ROBINSON LAND CO.                       OCTOBER 30, 1909          294      546
MOSCOW-Somerset     SAVAGE, MARITA H.             CENTSEC                                 FEBRUARY 10, 1925         380      140
MOSCOW-Somerset     HUNNEWELL, DANA E.            CENTSEC                                 OCTOBER 9, 1925           383      270
MOSCOW-Somerset     HUNNEWELL, ETHEL R.           CENTSEC                                 OCTOBER 9, 1925           384      270
MOSCOW-Somerset     UNITED SHANK & FINDINGS CO.   CENTSEC                                 AUGUST 28, 1931           413      400
MOSCOW-Somerset     COLLINS, WEYMOUTH J.          CENTSEC                                 DECEMBER 17, 1927         397      201
MOSCOW-Somerset     CMP                           READ, PAUL K.                           JUNE 1, 1990

---------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY        DOCUMENT       INTEREST       NOTES
---------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
MOSCOW-Somerset        W           FEE            1/3 INTEREST; CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED OF 7/31/23, B376/P231
MOSCOW-Somerset        W           FEE            1/3 INTEREST
MOSCOW-Somerset     IND/LEASE                     PUBLIC LANDING & PICNIC AREA
MOSCOW-Somerset     IND/LEASE                     TRANSFERRED FROM V. I. PIERCE; KNOWN AS LAURA E. ANDREWS LOT
MOSCOW-Somerset     IND/LEASE                     ERECTING BLDGS & STORING EQUIPMENT
MOSCOW-Somerset        W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset      LEASE                        CAMP LOT #6, CARNEY COVE
MOSCOW-Somerset        W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset      LEASE                        CAMPSITE #1, WHITCOMB BROOK COVE
MOSCOW-Somerset      LEASE                        CAMPSITE #3 (P/O DAN HILTON LOT)
MOSCOW-Somerset      LEASE                        CAMP LOT
MOSCOW-Somerset        W           FEE            CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED OF 7/31/23, B376/P231
MOSCOW-Somerset        W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset        W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset        GD          FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset        W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset        W           FEE            CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29, B401/P574
MOSCOW-Somerset      LEASE                        CAMP LOT #2

________________________________________________________________________________
*    Documents listed may include both Project                         31-Oct-97
     Real Property and Additional Assets Real
     Property that may be severed pursuant to
     Section 7.4(f) and Excluded Assets that
     will be severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 128 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY             GRANTOR               GRANTEE                DATE              BOOK         PA       DOCUMENT     INTEREST
------------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
MOSCOW-Somerset         ANDREWS,              CENTSEC                NOVEMBER 17,         373        205         W           FEE
                        LAURA E.                                     1922
MOSCOW-Somerset         ROBINSON,             CENTSEC                OCTOBER 27,          401        118         W           FEE
                        WALTER E.                                    1926
MOSCOW-Somerset         ANDREWS,              CENTSEC                JUNE 12, 1929        404        194         W           FEE
                        LAURA E.
MOSCOW-Somerset         HUNNEWELL, E.         ROBINSON LAND          OCTOBER 30,          294        546         W           FEE
                        J.                    CO.                    1909
MOSCOW-Somerset         ROLLINS, LEE C.,      CENTSEC                JUNE 21, 1928        395        474         W           FEE
                        ET AL
MOSCOW-Somerset         TAYLOR, EARL          CENTSEC                JANUARY 19,          372        205         W           FEE
                        R, ET AL                                     1923
MOSCOW-Somerset         KENNEBEC LOG.         CMP                    FEBRUARY 6,          423        538         W           FEE
                        DRIVING CO.                                  1931
MOSCOW-Somerset         WACOME,               CENTSEC                SEPTEMBER            372        207         W           FEE
                        BLANCHE B., ET                               26, 1922
                        AL
MOSCOW-Somerset         ANDREWS,              CENTSEC                NOVEMBER 17,         372        200         W           FEE
                        LAURA E.                                     1922
MOSCOW-Somerset         BASSETT,              CENTSEC                NOVEMBER 13,         411        110         Q           FEE
                        LYMAN W.                                     1929
MOSCOW-Somerset         HUNNEWELL,            CENTSEC                OCTOBER 10,          398        172         W           FEE
                        FRANK S.                                     1928
MOSCOW-Somerset         HILTON, DANIEL        CENTSEC                JUNE 26, 1928        395        496         W           FEE
MOSCOW-Somerset         CMP                   MAINE, STATE OF,       MAY 21, 1987                               ED           FEE
                                              DOT
MOSCOW-Somerset         CMP                   MAINE, STATE OF,       JUNE 6, 1996        2214         21        ED           FEE
                                              DOT
MOSCOW-Somerset         CMP                   CENTSEC                JUNE 29, 1935                               Q           FEE

MOSCOW-Somerset         CROMBIE,              CENTSEC                APRIL 8, 1930        407         28         W           FEE
                        REUBEN H.
MOSCOW-Somerset         CMP                   S. D. WARREN CO.       NOVEMBER 26,         492        392         Q           FEE
                                                                     1951
------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY             NOTES
------------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
MOSCOW-Somerset         CEMETERY LOT; CMP ACQUIRED FROM CENTS EG BY DEED OF
                        6/12/29. B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29. B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29. B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED OF 7/31/23,
                        B376/P231
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29. B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29. B401/P574
MOSCOW-Somerset         COPY OF DEED ONLY-ORIGINAL WAS DESTROYED
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29. B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29. B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29 B401/P574;
                        RELEASES INTEREST  TO PARCELS CONVEYED BY LAURA E.
                        ANDREWS RECORDED IN BK 372, PG 200 AND IN BK 404, PG 194
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29. B401/P574
MOSCOW-Somerset         CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29. B401/P574
MOSCOW-Somerset         DOT TAKING FOR HIGHWAY RECONSTRUCTION
MOSCOW Somerset         HIGHWAY DEPARTMENT TAKING FOR ROUTE #201
MOSCOW-Somerset         T.L. SECT. 66
MOSCOW-Somerset         FLOWAGE RIGHTS RETAINED; ALL OR PORTIONS OF LOTS
                        7,8,9&10

_______________________________________________________________________________
*   Documents listed may both Project                                 31-Oct-97
    Real Property and Additional Assets Real
    Property that may be severed pursuant
    to Section 7.4(f) and Excluded Assets that will be severed pursuant to Section 2.2.


                                               Schedule 5.11(c) Page 129 of 133

---------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR        GRANTEE             DATE                     BOOK      PAGE      DOCUMENT       INTEREST
---------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
MOSCOW-Somerset     CMP            BAKER MOUNTAIN      NOVEMBER 13, 1968                               Q           EASMT
                                   SKI TOW CLUB
MOSCOW-Somerset     CENTSEC        HILL, ORRIN J.      JUNE 29, 1935                                   Q           FEE
MOSCOW-Somerset     CENTSEC        MOSCOW, TOWN OF     APRIL 2, 1929            406       404          W           FEE
MOSCOW-Somerset     CMP            BROWN, NAOMI        AUGUST 31, 1933                                 Q           FEE
MOSCOW-Somerset     CMP            GILES, THOMAS       FEBRUARY 9, 1961                                Q           FEE
MOSCOW-Somerset     MAINE, STATE   CMP                 MARCH 16, 1992          1764       159       RELEASE        FEE
                    OF, DOT
MOSCOW-Somerset     CMP            SCHRAM, RAYMOND,    NOVEMBER 4, 1996                                Q           FEE
                                   ET. AL
MOSCOW-Somerset     CMP            MAINE, STATE OF,    JANUARY 15, 1992        1753       290         ED           FEE
                                   DOT
MOSCOW/PLEASANT     CMP            FERC                DECEMBER 9, 1993                            AGREEMENT
RIDGE-Somerset
MOSCOW/PLEASANT     DEP            CMP                                                              PERMIT
RIDGE-Somerset
MOSCOW/PLEASANT     DEP            CMP                                                              PERMIT
RIDGE-Somerset
MOSCOW/PLEASANT     FERC           CMP                                                              PERMIT
RIDGE-Somerset
MOSCOW/PLEASANT     NPDES          CMP                                                              PERMIT
RIDGE-Somerset
PLEASANT RIDGE-     SAVAGE,        ROBINSON LAND       JANUARY 6, 1913          318       142          W           FEE
Somerset            ERNEST L.      CO.
PLEASANT RIDGE-     AYER, WILLIAM  CMP                 JANUARY 6, 1916          332       427          W           FEE
Somerset

---------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              NOTES
---------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
MOSCOW-Somerset          RELEASES INT IN 325 FT EASMT RESERVED BY CMP IN
                         ITS IND WITH S.D. WARREN IN SOM. REG. DEED S BK
                         492, PG 392
MOSCOW-Somerset          FLOWAGE RIGHTS RETAINED
MOSCOW-Somerset          PORTION OF PARCEL 5 CONVEYED BY W.F. HILL,
                         SOM. CTY. REG. DEEDS, BK 395, PG 589
MOSCOW-Somerset          FLOWAGE RIGHTS RETAINED
MOSCOW-Somerset
MOSCOW-Somerset          DEED RELEASE PORTION OF HIGHWAY TAKING FROM
                         JANUARY 15, 1992
MOSCOW-Somerset

MOSCOW-Somerset          HIGHWAY DEPARTMENT TAKING FOR ROUTE #201

MOSCOW/PLEASANT          MANAGEMENT OF HISTORICAL AND
RIDGE-Somerset           ARCHAEOLOGICAL SITES
MOSCOW/PLEASANT          DEP 401 CERTIFICATION #L-17333-D-N; WILL EXPIRE
RIDGE-Somerset           WHEN NEW FERC LICENSE EXPIRES
MOSCOW/PLEASANT          DEP WASTE DISCHARGE #W000573-57-B-R
RIDGE-Somerset
MOSCOW/PLEASANT          FERC LICENSE #2329; APPL, FILED DECEMBER 6, 1991
RIDGE-Somerset
MOSCOW/PLEASANT          NPDES #ME0001155; APPL. FILED APRIL 24, 1990
RIDGE-Somerset
PLEASANT RIDGE-          1/3 INTEREST; CMP ACQUIRED FROM ROBINSON LAND
Somerset                 CO. BY DEED OF 7/31/23, B376/P231
PLEASANT RIDGE-          1/3 INTEREST
Somerset

________________________________________________________________________________
*  Documents listed may include both                                 31-Oct-97
   Project Real Property and Additional
   Assets Real Property that may be
   severed pursuant to Section 7.4(f) and
   Excluded Assets that will be  severed
   pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 130 of 133

-----------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY         GRANTOR          GRANTEE             DATE                     BOOK      PAGE      DOCUMENT       INTEREST
-----------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
PLEASANT RIDGE-     GREAT            CMP                 JANUARY 31, 1930         408       508          Q           FEE
Somerset            NORTHERN
                    PAPER CO.
PLEASANT RIDGE-     ROBINSON,        ROBINSON LAND CO.   SEPTEMBER 2, 1919        354       309          W           FEE
Somerset            HARLIE, C.
PLEASANT RIDGE-     BEANE, FRED E.   CENTSEC             JUNE 21, 1928            395       477          W           FEE
Somerset
PLEASANT RIDGE-     CMP              ROBBINS, WILLIAM S. JUNE 1, 1994                                  LEASE
Somerset
PLEASANT RIDGE-     CMP              BELANGER, ROGER     JUNE 1, 1994                                  LEASE
Somerset
PLEASANT RIDGE-     ROBINSON,        ROBINSON LAND CO.   SEPTEMBER 30, 1909       298       156          W           FEE
Somerset            HADASSAH S.
PLEASANT RIDGE-     CMP              BELANGER,           JUNE 1, 1994                                  LEASE
Somerset                             BERNARD E. &
                                     MARIE A.
PLEASANT RIDGE-     HILTON, DANIEL   CENTSEC             JUNE 26, 1928            395       496          W           FEE
Somerset
PLEASANT RIDGE-     BEANE, FRED E.,  ROBINSON LAND CO.   DECEMBER 3, 1919         355       111          W           FEE
Somerset            ET AL
PLEASANT RIDGE-     ROLLINS, LEE     CENTSEC             JUNE 21, 1928            395       474          W           FEE
Somerset            C., ET AL
PLEASANT RIDGE-     CMP              PREBLE, CHARLES     OCTOBER 1, 1994                               LEASE
Somerset
PLEASANT RIDGE-     BEANE, FRED E.   ROBINSON LAND CO.   APRIL 30, 1919           352       317          W           FEE
Somerset
PLEASANT RIDGE-     BEANE, FRED E.,  ROBINSON LAND CO.   APRIL 30, 1919           352       318          W           FEE
Somerset            ET AL
PLEASANT RIDGE-     BEANE, FRED E.,  CENTSEC             JANUARY 1, 1926          383       499          W           FEE
Somerset            ET AL
PLEASANT RIDGE-     BEANE, FRED E.   CENTSEC             SEPTEMBER 26, 1922       373       204          W           FEE
Somerset
PLEASANT RIDGE-     BEANE, FRED E.   CENTSEC             DECEMBER 7, 1928         401       184          W           FEE
Somerset            ET AL
PLEASANT RIDGE-     CMP              ROBBINS, NEAL A.    JUNE 1, 1994                                  LEASE
Somerset

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY              NOTES
------------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
PLEASANT RIDGE-
Somerset

PLEASANT RIDGE-          CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED
Somerset                 OF 7/31/23, B376/P231
PLEASANT RIDGE-          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29
Somerset                 B/4D1/P574
PLEASANT RIDGE-          CAMPSITE #7
Somerset
PLEASANT RIDGE-          CAMPSITE #8
Somerset
PLEASANT RIDGE-          CMP ACQUIRED FROM ROBINSON LAND CO BY DEED
Somerset                 OF 7/31/23, B376/P231
PLEASANT RIDGE-          CAMPSITE
Somerset
PLEASANT RIDGE-          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29
Somerset                 B401/P574
PLEASANT RIDGE-          CMP ACQUIRED FROM ROBINSON LAND CO BY DEED
Somerset                 OF 7/31/23, B376/P231
PLEASANT RIDGE-          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
Somerset                 B401/P574
PLEASANT RIDGE-          CAMPSITE #1
Somerset
PLEASANT RIDGE-          CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED
Somerset                 OF 7/31/23, B376/P231
PLEASANT RIDGE-          CMP ACQUIRED FROM ROBINSON LAND CO. BY DEED
Somerset                 OF 7/31/23, B376/P231
PLEASANT RIDGE-          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
Somerset                 B401/P574
PLEASANT RIDGE-          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
Somerset                 B401/P574
PLEASANT RIDGE-          CMP ACQUIRED FROM CENTSEC BY DEED OF 6/12/29,
Somerset                 B401/P574
PLEASANT RIDGE-          CAMP LOT #9, WYMAN LAKE
Somerset

________________________________________________________________________________
*  Documents listed may include both Project                           31-Oct-97
   Real Property and Additional Assets Real that may be severed pursuant to Section
   7.4(f) and Excluded Assets that will be
   severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 131 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY      GRANTOR           GRANTEE         DATE          BOOK    PAGE   DOCUMENT   INTEREST   NOTES
------------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
PLEASANT RIDGE - BEANE, FRED E.    CENTSEC         SEPTEMBER     373     204       W         FEE      CMP ACQUIRED FROM CENTSEC BY
Somerset                                           26, 1922                                           DEED OF 6/12/29, B401/P574
PLEASANT RIDGE - ROBINSON,         ROBINSON LAND   SEPTEMBER 2,  354     309       W         FEE      CMP ACQUIRED FROM ROBINSON
Somerset         HARLIE C.,        CO.             1919                                               LAND CO. BY DEED OF 7/31/23,
                                                                                                      B376/P231
PLEASANT RIDGE - BEANE, FRED E.,   CENTSEC         DECEMBER 7,   401     184       W         FEE      CMP ACQUIRED FROM CENTSEC BY
Somerset         ET AL                             1928                                               DEED OF 6/12/29, B401/P574
PLEASANT RIDGE-  BEANE, FRED E.,   ROBINSON LAND   APRIL 30,     352     318       W         FEE      CMP ACQUIRED FROM ROBINSON
Somerset         ET AL             CO.             1919                                               LAND CO. BY DEED OF 7/31/23,
                                                                                                      B376/P231
PLEASANT RIDGE-  BEAN, DANVILLE    ROBINSON LAND   JUNE 2, 1919  352     505       W         FEE      CMP ACQUIRED FROM ROBINSON
Somerset         BERT              CO.                                                                LAND CO. BY DEED OF 7/31/23,
                                                                                                      B376/P231
PLEASANT RIDGE-  DESILVIA,         ROBINSON LAND   MARCH 21,     352     139       W         FEE      CMP ACQUIRED FROM ROBINSON
Somerset         FRANK A.          CO.             1919                                               LAND CO. BY DEED OF 7/31/23,
                                                                                                      B376/P231
PLEASANT RIDGE-  HUNNEWELL,        CENTSEC         NOVEMBER 20,  384     354       W         FEE      CMP ACQUIRED FROM CENTSEC BY
Somerset         FLOYD E., ET AL                   1925                                               DEED OF 6/12/29, B401/P574
PLEASANT RIDGE-  PLEASANT          CENTSEC         JULY, 5 1928  395     507       W         FEE      CMP ACQUIRED FROM CENTSEC BY
Somerset         RIDGE                                                                                DEED OF 6/12/29, B401/P574
                 PLANTATION,
                 TOWN OF
PLEASANT RIDGE-  ROLLINS, EVA N.   CENTSEC         NOVEMBER 15,  380      18       W         FEE      CMP ACQUIRED FROM CENTSEC BY
Somerset                                           1924                                               DEED OF 6/12/29, B401/P574
PLEASANT RIDGE-  WILLIAMS, ROSE    ROBINSON LAND   JANUARY 11,   346      50       W         FEE      CMP ACQUIRED FROM ROBINSON
Somerset         L., ET AL         CO.             1918                                               LAND CO. BY DEED OF 7/31/23,
                                                                                                      B376/P231
PLEASANT RIDGE-  BEAN, FRED E.,    CENTSEC         JANUARY 1,    383     499       W         FEE      CMP ACQUIRED FROM CENTSEC BY
Somerset         ET AL                             1926                                               DEED OF 6/12/29, B401/P574
PLEASANT RIDGE-  HOWES, ROBIE      CENTSEC         JUNE 19,      378     536       T         FEE      CMP ACQUIRED FROM CENTSEC BY
Somerset         B.                                1925                                               DEED OF 6/12/29, B401/P574
PLEASANT RIDGE - BEANE, FRED E.    CENTSEC         DECEMBER 7,   401     184       W         FEE      CMP ACQUIRED FROM CENTSEC BY
Somerset         ET AL                             1928                                               DEED OF 6/12/29, B401/P574
PLEASANT RIDGE-  HILTON, DANIEL    CENTSEC         JUNE 26,      395     496       W         FEE      CMP ACQUIRED FROM CENTSEC BY
Somerset                                           1928                                               DEED OF 6/12/29, B401/P574
PLEASANT RIDGE-  BEANE, FRED E.,   CENTSEC         DECEMBER 7,   401     184       W         FEE      CMP ACQUIRED FROM CENTSEC BY
Somerset         ET AL                             1928                                               DEED OF 6/12/29, B401/P574
PLEASANT RIDGE-  BEANE, FRED E,    ROBINSON LAND   APRIL 30,     352     317       W         FEE      CMP ACQUIRED FROM ROBINSON
Somerset                           CO.             1919                                               LAND CO. BY DEED OF 7/31/23,
                                                                                                      B376/P231
PLEASANT RIDGE-  BEANE, FRED E.,   CENTSEC         DECEMBER 7,   401     184       W         FEE      CMP ACQUIRED FROM CENTSEC BY
Somerset         ET AL                             1928                                               DEED OF 6/12/29, B401/P574

________________________________________________________________________________
* Documents listed may include both Project                            31-Oct-97
  Real Property and Additional Assets Real
  Property that may be severed pursuant to
  Section 7.4(f) and Excluded Assets that
  will be severed pursuant to Section 2.2.

                                               Schedule 5.11(C) Page 132 of 133

------------------------------------------------------------------------------------------------------------------------------------
TOWN/COUNTY      GRANTOR           GRANTEE         DATE          BOOK    PAGE      DOCUMENT    INTEREST
------------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
PLEASANT RIDGE-  BEANE, FRED E.,   ROBINSON LAND    DECEMBER 3,    355     111       W          FEE
Somerset         ET AL             CO.              1919
PLEASANT RIDGE-  AUGUSTA           CMP               MAY 26, 1936   437      81       Q         FEE
Somerset         TRUST CO.
PLEASANT RIDGE-  HUMPHREYS,        CMP               MAY 2, 1936    437      79       Q         FEE
Somerset         CLIFTON S., ET
                 AL
PLEASANT RIDGE-  HUMPHREYS,        CMP               DECEMBER 21,   437      76       Q         FEE
Somerset         MILDRED J.                          1935
PLEASANT RIDGE-  MCLEAN,           CMP               JANUARY 18,    437      78       Q         FEE
Somerset         ERNEST L., ET AL                    1936
PLEASANT RIDGE-  BRAY,             CENTSEC           JUNE 5, 1925   385     286       T         FEE
Somerset         LAFAYETTE S.
PLEASANT RIDGE-  BEANE, FRED E.,   ROBINSON LAND     DECEMBER 3,    350     215       Q         FEE
Somerset         ET AL             CO.               1919
PLEASANT RIDGE-  BEANE, FRED E.,   CENTSEC           DECEMBER 7,    401     184       W         FEE
Somerset         ET AL                               1928
PLEASANT RIDGE-  CMP               KENNEBEC LOG      JUNE 29, 1935                    Q         FEE
Somerset                           DRIVING CO.
PLEASANT RIDGE-  CMP               S. D. WARREN CO.  NOVEMBER 26,   492     392       Q         FEE
Somerset                                             1951

-----------------------------------------------------------------------------------------------------------------------------------
T0WN/COUNTY        NOTES
-----------------------------------------------------------------------------------------------------------------------------------
WYMAN*
------
PLEASANT RIDGE-    CMP ACQUIRED FROM ROBINSON
Somerset           LAND CO. BY DEED OF 7/31/23,
                   B376/P231
PLEASANT RIDGE-    15/48 INTEREST
Somerset
PLEASANT RIDGE-    11/48 INTEREST
Somerset
PLEASANT RIDGE-    11/48 INTEREST
Somerset
PLEASANT RIDGE-    11/48 INTEREST
Somerset
PLEASANT RIDGE-    CMP ACQUIRED FROM CENTSEC BY
Somerset           DEED OF 6/12/29, B401/P574
PLEASANT RIDGE-    CMP ACQUIRED FROM ROBINSON
Somerset           LAND CO. BY DEED OF 7/31/23,
                   B376/P231
PLEASANT RIDGE-    CMP ACQUIRED FROM CENTSEC BY
Somerset           DEED OF 6/12/29, B401/P574
PLEASANT RIDGE-    FLOWAGE RIGHTS RETAINED
Somerset
PLEASANT RIDGE-    FLOWAGE RIGHTS RETAINED;
Somerset           PORTION OF LOTS 1,3,4,5,6,
                   6A,8,11,13,14,15,17,17C,
                   18,19,22,23,24,25,26

_______________________________________________________________________________
*  Documents listed may include both Project                         31-Oct-97
   Real Property and Additional Assets Real
   Property that may be severed pursuant to
   Section 7.4(f) and Excluded Assets that
   will be severed pursuant to Section 2.2.

                                              Schedule 5.11(C) Page 133 of 133

                   SCHEDULE 5.12 - CONDEMNATION PROCEEDINGS



                                      None

                      SCHEDULE 5.13 - SELLERS' AGREEMENTS

Fossil
------

William F. Wyman Unit No. 4 Agreement for Joint Ownership, Construction and Operation among CMP and the joint owners of said unit, dated November 1, 1974, as amended

William F. Wyman Unit No. 4 Transmission Agreement among CMP and the joint owners, dated November 1, 1974

Unit Exchange Agreement with Northeast Utilities regarding 150 MW at William F. Wyman Unit No. 4

Hydro
-----

Androscoggin River Headwater Benefits Agreement dated June 1, 1983

Kennebec River Headwater Benefits Agreement dated July 19, 1988

Other
-----

The IBEW Agreement

Obligations under leases, as lessee or as lessor, as the case may be, under leases transferred to Buyer as part of the Purchased Assets

Lewiston Falls Project Agreement dated December 5, 1984 (including amendments)

Obligations in connection with Gulf Island Oxygenation Project (Agreement of General Partnership dated January 9, 1991 and Operating Agreement dated January 9, 1991)

Agreement between State of Maine and Kennebec Hydro Developers' Group (KHDG) dated January 22, 1987, and Kennebec Hydro Developers Group Agreement dated December 16, 1986

Saco River Fish Passage Agreement (May 1994)

Saco River Fish Passage Agreement, Annex 1:  Assessment Process Criteria (April
1995)

Instream Flow Agreement

Programmatic Agreement among FERC, the Advisory Council on Historic Preservation et al for Ten Hydroelectric or Storage Projects in Maine (September 1993)

Amended and Restated Agreement of Limited Partnership dated April 4, 1986 and Project Operating Agreement between the Merimil Limited Partnership and CMP dated February 1, 1984

Water Release Agreement (October 23, 1991) among CMP, the City of Biddeford and the City of Saco

                      SCHEDULE 5.14 - MATERIAL LITIGATION



                                      None

                             SCHEDULE 5.17 - TAXES

The Internal Revenue Service has completed the examination of the Seller's consolidated federal income tax returns for the tax years 1992 through 1994. The Seller has received a notice of deficiency relating to proposed disallowances for the tax years 1992 through 1994. The two major disallowances relate to the timing of deductions. The Seller is in the process of filing a petition for redetermination of the deficiencies and has granted a power of attorney to Bradley M. Seltzer at Deloitte & Touche LLP and to George R. Abramowitz at LeBoeuf, Lamb, Greene & MacRae LLP with respect to the Seller's 1992 through 1994 federal tax returns. See also SEC Reports, which are incorporated herein by reference.

The federal tax years 1995 through 1996 are open for assessment by the Internal Revenue Service.

The Seller's income tax returns for Maine, New Hampshire and Connecticut are open for federal adjustments for the tax years 1992 through 1994. The Seller's state income tax returns for Maine, New Hampshire and Connecticut are open for state audits for the tax years 1994 through 1996.

The State of Maine Bureau of Taxation has completed an audit of the Seller's
sales and use tax for the year 1992.   The assessed deficiency plus interest has
been paid and a request for reconsideration has been filed. The Seller's sales and use tax for the years 1993 through 1995 are currently under examination.

The State of Maine Sales and Use tax years 1996 through 1997 are open for assessment by the State of Maine Bureau of Taxation.

Property taxes involving W.F. Wyman Station are under appeal for the 1995 and 1996 tax years. In Maine, property taxes must be paid in order to appeal. CMP is in full compliance.

      SCHEDULE 7.1 - CAPITAL EXPENDITURES REQUIRING ADJUSTMENT AT CLOSING


FOSSIL
------
None


HYDRO
-----
Generation Management System - $1.1 million. Includes AFUDC, general expense, and overheads.


BIOMASS
-------
None

                           SCHEDULE 7.10 - EMPLOYEES

Departmental Categories of Employees
------------------------------------

     --  Generation Department (Hydro, Fossil)

     --   Technical Services (Engineering)

     --  Environmental and Licensing

     --  Operations Support Department

Subsidiary Employees
--------------------

     --  AVEC

     --  CMP International Consultants E-PRO Division

                                                                       EXHIBIT A
                                                                       ---------
                                                     TO ASSET PURCHASE AGREEMENT
                                                     ---------------------------



                                    FORM OF

                                  BILL OF SALE

          THIS BILL OF SALE, dated as of _______________, by and among Central Maine Power Company, a Maine corporation, The Union Water-Power Company, a Maine corporation, Cumberland Securities Corporation, a Maine corporation, and Central Securities Corporation, a Maine corporation (together, the "Sellers"), and __________, a __________ corporation (the "Buyer").


                              W I T N E S S E T H
                              -------------------

          WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of January __, 1998 (as amended, supplemented or otherwise modified from time to time, the "Asset Purchase Agreement"), by and among the Sellers and the Buyer, the Sellers have agreed to sell, assign, convey, transfer and deliver all of their right, title and interest in the Purchased Assets (as defined in the Asset Purchase Agreement) to the Buyer and the Buyer has agreed to purchase and acquire such Purchased Assets from the Sellers, all as more fully described in the Asset Purchase Agreement; and

          WHEREAS, pursuant to the Asset Purchase Agreement, the Sellers and the Buyer have agreed to enter into this Bill of Sale pursuant to which that part of the Purchased Assets which constitutes personal property will be conveyed to the Buyer.

          NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1.    Defined Terms.  Capitalized terms which are used but not
                -------------
defined in this Bill of Sale shall have the meaning ascribed to such terms in the Asset Purchase Agreement.

          2.    Assignment.  Except as set forth in Section 3 below and subject
                ----------
to the terms and conditions of the Asset Purchase Agreement, the Sellers do hereby sell, assign, convey, transfer and deliver to the Buyer all of the Sellers' right, title and interest in and to all of the Purchased Assets which constitute personal property as further described in Appendix I attached hereto and made a part hereof.

          3.    Excluded Assets Not Assigned.  Notwithstanding anything herein
                ----------------------------
to the contrary, the Excluded Assets are specifically excluded from the Purchased Assets and shall be retained by the Sellers at and following the Closing Date.

          4.    Appointment.  The Sellers hereby constitute and appoint the
                -----------
Buyer, and its successors and assigns, as the Sellers' true and lawful attorney, with full power of substitution, in the Sellers' name and stead, by, on behalf of and for the benefit of the Buyer, and its successors and assigns, to demand and receive any and all of the Purchased Assets transferred hereunder and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute, at the expense and for the benefit of the Buyer, and its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Buyer, and its successors or assigns, may deem proper for the collection or reduction to possession of any of the Purchased Assets transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby sold, assigned, conveyed, transferred and delivered, and to do all acts and things in relation to the Purchased Assets transferred hereunder which the Buyer, and its successors or assigns, shall deem desirable.

          5.    No Third Party Beneficiaries.  Nothing in this instrument,
                ----------------------------
express or implied, is intended or shall be construed to confer upon, or give to, any person other than the Buyer any remedy or claim under or by reason of this instrument or any agreements, terms, covenants or conditions hereof, and all the agreements, terms, covenants and conditions in this instrument contained shall be for the sole and exclusive benefit of the Buyer and its successors and permitted assigns.

          6.    Binding Effect; Assignment.  This Bill of Sale and all of the
                --------------------------
provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          7.    Governing Law.  This Bill of Sale shall be governed by and
                -------------
construed in accordance with the laws of the State of Maine (regardless of the laws that might otherwise govern under applicable Maine principles of conflict of laws).

          8.    Construction.  This Bill of Sale is delivered pursuant to
                ------------
and is subject to the Asset Purchase Agreement. In the event of any conflict between the terms of the Asset Purchase Agreement and the terms of this Bill of Sale, including those terms set forth in paragraph 6 hereof, the terms of the Asset Purchase Agreement shall prevail.

          IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                              CENTRAL MAINE POWER COMPANY


                              By
                                -----------------------------------
                                Name:
                                Title:


                              THE UNION WATER-POWER COMPANY


                              By
                                -----------------------------------
                                Name:
                                Title:

                              CUMBERLAND SECURITIES CORPORATION


                              By
                                -----------------------------------
                                Name:
                                Title:


                              CENTRAL SECURITIES CORPORATION


                              By
                                -----------------------------------
                                Name:
                                Title:


                              [THE BUYER]


                              By
                                -----------------------------------
                                Name:
                                Title:

================================================================================

                   CONTINUING SITE/INTERCONNECTION AGREEMENT

                                 BY AND BETWEEN

                          CENTRAL MAINE POWER COMPANY

                                      AND

                         NATIONAL ENERGY HOLDINGS, INC.




                                January 6, 1998


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

                               TABLE OF CONTENTS


                                  ARTICLE 1.0
                                  DEFINITIONS

1.0     Definitions.................................................. 2

                                  ARTICLE 2.0
                                     TERM

2.0     Term......................................................... 9


                                  ARTICLE 3.0
                  CONTINUING OBLIGATIONS AND RESPONSIBILITIES


3.0     Continuing Obligations and Responsibilities................. 10

3.1     Interconnection Service and T&D Service..................... 10

3.2     Access Easements, Conveyances, Licenses, and
        Restrictions................................................ 11

3.3     Facility and Equipment Maintenance.......................... 13

3.4     New Construction or Modifications........................... 14

3.5     Inspections................................................. 15

3.6     Information Reporting Obligations........................... 17

3.7     Local Services.............................................. 19

3.8     Seller Provided Local Services.............................. 20

3.9     Buyer Provided Local Services............................... 22

3.10    Communications Services..................................... 23

3.11    Spare Parts................................................. 23

3.12    Emergency Procedures........................................ 24

3.13    Service Interruptions....................................... 24

3.14    Non-Dispatchability Notification............................ 25

3.15    Scheduled Maintenance Notification and  Coordination........ 25

3.16    Safety...................................................... 26

3.17    Environmental Compliance and Procedures..................... 27

                                  ARTICLE 4.0
                                  OPERATIONS

4.0    Operations.....................................................  28

4.1    General........................................................  28

4.2    Buyer's Operating Obligations..................................  28

4.3    Seller's Operating Obligations.................................  30

4.4    Auditing of Accounts and Records...............................  31


                                  ARTICLE 5.0
            COST RESPONSIBILITIES, T&D RATES AND BILLING PROCEDURES

5.0    Cost Responsibilities, T&D Rates and Billing Procedures........  31

5.1    Buyer's Interconnection Cost Responsibilities and T&D
       Rates..........................................................  31

5.2    Cost Responsibilities for Local Services.......................  33

5.3    Billing Procedures.............................................  33

5.4    Payment Not a Waiver...........................................  33

5.5    Interest on Unpaid Balances....................................  34

5.6    Default........................................................  34


                                  ARTICLE 6.0
                                 DOCUMENTATION

6.0    Documentation..................................................  34

6.1    General........................................................  34

6.2    Drawings.......................................................  35

6.3    Maintenance or Operations Documentation........................  37


                                  ARTICLE 7.0
                                CONFIDENTIALITY

7.0    Confidentiality................................................  37

7.1    Confidentiality of Seller......................................  37

7.2    Confidentiality of Buyer.......................................  38

7.3    Confidentiality of Audits......................................  38

7.4    Remedies.......................................................  39

                                  ARTICLE 8.0
                                    DEFAULT


8.0    Default......................................................... 39

8.1    General......................................................... 39

8.2    Failure to Pay; Interest........................................ 41

8.3    Performance of Obligations of a Defaulting Party................ 41

8.4    Collection Expenses............................................. 42

8.5    Rights Cumulative............................................... 42


                                  ARTICLE 9.0
                 DAMAGE TO EQUIPMENT, FACILITIES AND PROPERTY

9.0    Damage to Equipment, Facilities and Property.................... 42

9.1    Buyer's Responsibility.......................................... 42

9.2    Seller's Responsibility......................................... 42

9.3    Disputes........................................................ 43

9.4    Limitation of Liability......................................... 43

9.5    Insurance....................................................... 43


                                 ARTICLE 10.0
                                INDEMNIFICATION

10.0    Indemnification................................................ 43

10.1    Buyer's Indemnification........................................ 43

10.2    Seller's Indemnification....................................... 44

10.3    Limitation on Seller's Responsibility.......................... 45

10.4    Indemnification Procedures..................................... 46

10.5    Survival; No Limitation........................................ 46


                                 ARTICLE 11.0
                                   INSURANCE

11.0    Insurance...................................................... 46

11.1    General........................................................ 46

11.2    Certificates of Insurance; Claims Made Coverage................ 47

11.3    Notice of Cancellation, Etc.................................... 47


11.4    Additional Insureds...........................................  47

11.5    Failure to Comply.............................................  47

11.6    Waiver of Subrogation.........................................  47


                                 ARTICLE 12.0
                                 FORCE MAJEURE

12.0    Force Majeure.................................................  47

12.1    General.......................................................  47

12.2    Content of Term...............................................  48

12.3    Procedures....................................................  48


                                 ARTICLE 13.0
                                   DISPUTES

13.0     Disputes.....................................................  48

13.1     Actions Prior to Arbitration.................................  48

13.2     Applicability of Arbitration.................................  49

13.3     Selection of Arbitrator; Arbitration Process.................  49

13.4     Time Schedule................................................  50

13.5     Procedure....................................................  50

13.6     Remedies.....................................................  50

13.7     Confidentiality..............................................  51

13.8     FERC Jurisdiction Over Certain Disputes......................  51

13.9     Preliminary Injunctive Relief................................  52

13.10    Location of Arbitration......................................  52

13.11    Costs........................................................  52


                                 ARTICLE 14.0
                                REPRESENTATIONS

14.0    Representations...............................................  52

14.1    Representations of Seller.....................................  52

14.2    Representations of Buyer......................................  53

14.3    Representations of Both Parties...............................  54


                                 ARTICLE 15.0
                    ASSIGNMENT/CHANGE IN CORPORATE IDENTITY

15.0    Assignment/Change in Corporate Identity........................ 54

15.1    General........................................................ 54

15.2    Assignment by Buyer............................................ 55

15.3    Assignment by Seller........................................... 55

15.4    Termination of Corporate Existence, Etc........................ 55


                                 ARTICLE 16.0
                                SUBCONTRACTORS

16.0    Subcontractors................................................. 56

16.1    Use of Subcontractors Permitted................................ 56

16.2    Party to Remain Responsible.................................... 56

16.3    Liability For Conduct of Subcontractors........................ 56

16.4    No Third Party Beneficiary..................................... 56

16.5    No Limitation by Insurance..................................... 56


                                 ARTICLE 17.0
                                LABOR RELATIONS

17.0  Labor Relations.................................................. 57



                                 ARTICLE 18.0
                         INDEPENDENT CONTRACTOR STATUS

18.0  Independent Contractor Status.................................... 57



                                 ARTICLE 19.0
                            LIMITATION OF LIABILITY

19.0    Limitation of Liability........................................ 57

19.1    Consequential Damages.......................................... 57

19.2    Exclusive Remedies............................................. 58


                                 ARTICLE 20.0
                                    NOTICES

20.0    Notices.......................................................  58

20.1  ................................................................  58

20.2  ................................................................  58


                                 ARTICLE 21.0
                                   HEADINGS

21.0    Headings......................................................  59

22.0    Waiver........................................................  59


                                 ARTICLE 23.0
                                 COUNTERPARTS

23.0    Counterparts..................................................  60


                                 ARTICLE 24.0
                                 GOVERNING LAW


24.0    Governing Law.................................................  60

24.1  ................................................................  60

24.2  ................................................................  60


                                 ARTICLE 25.0
                         EQUAL EMPLOYMENT OPPORTUNITY

25.0    Equal Employment Opportunity..................................  60


                                 ARTICLE 26.0
                                 SEVERABILITY

26.0    Severability..................................................  61


                                 ARTICLE 27.0
                                  AMENDMENTS

27.0    Amendments....................................................  61

27.1  ................................................................  61

27.2  ................................................................  61



27.3  ................................................................  61


                                 ARTICLE 28.0
                               ENTIRE AGREEMENT

28.0  Entire Agreement................................................  61

                                   SCHEDULES
                                  Description


A   Interconnection Facilities and Associated Equipment Description

B   Technical Interconnection Requirements for Generators

C   Substation Operations & Maintenance Services

D   Revenue Metering

E   Generation Communications System Services

F   Transmission Constraints on Generation

G   STN Agreement

H   Switching and Tagging Procedures Manual

I   Safety Instructions

J   Voltage Regulation

K   Service Restoration Plan

L   Interconnection Facilities Charges

M   Insurance Requirements

N   Separation Principles

                   CONTINUING SITE/INTERCONNECTION AGREEMENT


       This Continuing Site/Interconnection Agreement dated as of January 6, 1998 by and between Central Maine Power Company ("Seller"), a Maine corporation with a principal place of business located at 83 Edison Drive, Augusta, Maine 04336, and National Energy Holdings, Inc. ("Buyer"), a Delaware corporation with a principal place of business located at Juno Beach, Florida.

                                WITNESSETH THAT:

       WHEREAS, Seller, certain Affiliates of Seller, and Buyer have entered into an Asset Purchase Agreement ("APA") dated January 6, 1998 for the sale of certain of Seller's and Seller's Affiliates' generating assets; and

       WHEREAS, Seller intends to continue to operate its transmission and distribution business from its present locations; and

       WHEREAS, in the APA, Seller agreed to transfer to Buyer certain Purchased Assets, including certain designated real and personal properties, contracts, and licenses pertaining to Seller's and Seller's Affiliates' generating assets and to retain certain designated real and personal properties, contracts and licenses; and

       WHEREAS, Buyer needs certain Interconnection Services from Seller for its Purchased Assets, as provided in this Agreement; and

       WHEREAS, Buyer also wishes to obtain from Seller, and Seller wishes to provide to Buyer certain T&D Services over Seller's T&D System from Buyer's generation units, as provided in this Agreement; and

       WHEREAS, Seller needs access to parts of the Buyer's Purchased Assets, and Buyer needs access to parts of the Seller's retained assets; and

       WHEREAS, the Parties have agreed in the APA to execute this mutually acceptable Continuing Site/Interconnection Agreement in order to provide certain Interconnection Service and certain T&D Service to Buyer and to define the continuing responsibilities and obligations of the Parties with respect to the use of the other Party's property, assets and facilities,

       NOW THEREFORE, in order to carry out the transactions contemplated by the Separation Document, the APA and this Agreement, and in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                  ARTICLE 1.0
                                  DEFINITIONS
                                  -----------

            1.0   Definitions.  Wherever used in this Agreement with initial
                  -----------
  capitalization, the following terms shall have the meanings specified or referred to in this Article 1.0. Any term not defined herein has the meaning set forth in the APA.

            1.1 "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

            1.2 "Agreement" shall mean this Continuing Site/Interconnection Agreement dated as of January 6, 1998 between Seller and Buyer including all Schedules attached hereto and any amendments thereto.

            1.3 "Asset Purchase Agreement" or "APA" shall mean the Asset Purchase Agreement dated as of January 6, 1998 between Seller, certain of its Affiliates, and Buyer.

            1.4   "Buyer" shall mean National Energy Holdings, Inc.

            1.5 "Closing(s)" shall mean the closing of the transactions contemplated by the APA.

            1.6 "Closing Date" shall mean the date and time at which the Closing(s) actually occurs.

            1.6-A "Dispatch Point of Demarcation" shall mean the Buyer's visible disconnect switch, where available, as specified in the one-line diagrams in Schedule A as "(D.P.)," which is under the control of the Maine
              ----------
  Satellite or the System Operator.

            1.7 "Easements" shall mean with respect to the Fossil Assets and the Hydroelectric Assets, the easements to be granted or reserved, as the case may be, as contemplated by Schedules 2.2(d) and 5.11 to the APA and the
                             -------------------------
  Separation Document.
  -------------------

            1.8 "Environmental Laws" shall mean all Federal, state, and local laws (including common laws), regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to protection, preservation or restoration of human health, the environment, or natural resources, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use treatment, storage, Release, transport or handling of Hazardous Substances.

            1.9 "Excluded Assets" shall mean those transmission, distribution, substation, and communication facilities and related support equipment described or referred to in Schedule 2.2(d) of the APA or the Separation
                              --------------                    ----------
  Document.
  --------

            1.11  "FERC" shall mean the Federal Energy Regulatory Commission.

            1.12 "Fossil Assets" shall mean, subject to the Easements and Excluded Assets, all of the right, title, and interest in, to and under the real and personal property, owned by Seller and transferred to Buyer through the APA and constituting Units 1-3 of Wyman Station, Mason Station, and Seller's interest in Unit 4 of Wyman Station, or used principally for generation purposes in connection with Units 1-3 of Wyman Station, Mason Station and Seller's interest in Unit 4 of Wyman Station, as set forth more fully in the APA.

            1.13 "Good Utility Practice" shall mean any of the applicable practices, methods and acts

                  (a) required of the Party to whom Good Utility Practice is being applied under regulations of the National Electric Safety Code, NEPOOL, NPCC, NERC, the System Operator, the Maine Satellite, or the successor of any of them, whether or not the Party whose conduct is at issue is a member thereof;

                  (b) required by the policies and standards of the Party
            experiencing an emergency relating to emergency operations at such Party's facilities; or

                  (c) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period;

  which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost to the Party being expected to apply Good Utility Practice, consistent with law, regulation, good business practices, generation, transmission, and distribution reliability, safety, and expedition. Good Utility Practice is intended to include practices, methods, or acts generally accepted in the region, and is not intended to be limited to optimum practices, methods, or acts to the exclusion of all others. Good Utility Practice does not include intentional disregard of contractual commitments, even if those commitments are uneconomic under current market conditions.

            1.14 "Hazardous Substances" shall mean (a) any petro-chemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials" "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "contaminants", or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

            1.15 "Hydroelectric Assets" shall mean, subject to the Easements and Section 2.2 of the APA, all of the right, title and interest in, to and under the real and personal property, owned by Seller and transferred to Buyer through the APA and constituting the thirty hydroelectric generating stations and Seller's interest in the entity owning the Lockwood hydroelectric generating station (but excluding the associated storage dams and reservoirs) listed on Schedule 1.1(a)(33) of the APA as part of the Hydroelectric Assets
            ------------------
  (collectively the "Hydroelectric Stations") or used principally for generation purposes in connection with such dams and reservoirs and which are located within the applicable FERC project license boundary, as more fully set forth in the APA.

            1.16 "Index Rate" shall mean the Wall Street Journal Prime Rate. The "Wall Street Journal Prime Rate" is defined as the "Prime Rate" for domestic banks, as published in The Wall Street Journal (Northeast edition),
                                  -----------------------
  in the "Money Rates" section. If more than one such rate is published on any given day, the highest published rate shall be used to determine the Index Rate. If The Wall Street Journal ceases to publish a "Prime Rate," the Party
            -----------------------
  to whom obligations subject to the Index Rate are owed may choose a substitute source for the Prime Rate or may choose a substitute index. If the Party to whom obligations subject to the Index Rate are owed chooses a substitute index, it may also choose a substitute margin so that the new index and margin result in an interest rate substantially similar to the Interest Rate in effect at the time the Prime Rate ceases to be published in The Wall Street
                                                              ---------------
  Journal.
  -------

            1.17 "Interconnection Facilities" shall mean facilities or portions of facilities owned by Seller, and jointly used by Seller and Buyer, that are identified as Interconnection Facilities and Associated Equipment in Schedule
                                                                       --------
  A, as amended from time to time.
  -

            1.18 "Interconnection Facilities Charge" shall have the meaning set forth in Schedule L.
           ----------

            1.18-A "Interconnection Service" shall mean the services provided by Seller to interconnect Buyer's Purchased Assets with Seller's T&D System. Subject to Section 2.3, Interconnection Service shall not mean T&D Service or ancillary services which are available under the NEPOOL Tariff or Seller's Open Access Transmission Tariff, in each case as amended from time to time.

            1.19 "Joint Tag List" shall mean the personnel approved by Buyer and Seller who meet the requirements to switch, tag, and ground electrical equipment set forth in Seller's "Switching, Tagging and Grounding Manual" and Seller's "Safety Instructions" referred to in Section 1.43.

            1.20 "Leased Equipment" shall mean hardware or software leased by Seller from various third-party suppliers which is not directly transferable or assignable to Buyer.

            1.20-A. "Maine Satellite" shall mean the Maine Energy Control Center, or its successor, which operates as an agent of or satellite to the System Operator, accountable for orchestrating all switching, voltage control and restoration of all System Operator critical facilities and inter-satellite tie lines, and the supervision and coordination of control of generation, transmission and distribution facilities, within its jurisdictional boundaries in Maine.

            1.21 "Maintain" shall mean construct, reconstruct, install, inspect, test, repair, replace, operate, patrol, maintain, use, modernize, expand, upgrade, or other similar activities.

            1.22  "NEPOOL" shall mean New England Power Pool or its successor.

            1.23 "NEPOOL Agreement" shall mean the New England Power Pool Agreement dated as of September 1, 1971, as amended, including the Restated New England Power Pool Agreement filed with FERC on December 31, 1996, and as it may be amended or restated from time to time.

            1.24 "NEPOOL Tariff" shall mean the NEPOOL's Open Access Transmission Tariff as filed with FERC on December 31, 1996 and as it may be amended from time to time.

            1.25  "NERC" shall mean North American Electric Reliability Council.

            1.26 "NPCC" shall mean Northeast Power Coordinating Council, a regional reliability governing body.

            1.27 "Parties" shall mean Central Maine Power Company (Seller) and National Energy Holdings, Inc. (Buyer).

            1.28 "Point of Interconnection" shall describe the equipment used to interconnect Buyer's facilities to Seller's T&D System, as specified in

  Schedule A to this Agreement.
  ----------

            1.29 "Point of Receipt" shall mean the point on Seller's T&D System where capacity and energy generated by Buyer will be received by Seller, as specified on Schedule A, for delivery to points of delivery as defined in
               ----------
  Seller's Open Access Transmission Tariff.

            1.30 "Pool Transmission Facilities" or "PTF" shall mean the transmission facilities of Seller and other transmission owners in New England as defined by the NEPOOL Agreement.

            1.31 "Primary" shall mean bulk power equipment such as transformers, circuit breakers, rigid or strain bus and other equipment operating at 2,400 volts or above.

            1.32 "Purchased Assets" shall mean the Fossil Assets and Hydroelectric Assets.

            1.33 "Qualified Personnel" shall mean individuals trained for their positions by Buyer and/or Seller pursuant to Good Utility Practice.

            1.34 "Release" shall mean release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump, or allow to escape into or through the environment.

            1.35 "Revenue Meters" shall mean all Kwh, Kvah, Kvarh and demand meters, pulse isolation relays, pulse conversion relays, associated totalizing and Remote Access Pulse Recorder (RAPR) equipment required to measure the transfer of energy between the Parties.

            1.36 "Right of Way Access" shall mean use of gates, roadways, paths or other means of access to gain entry to the transmission or distribution system corridors to the other Party's property or facilities.

            1.37 "Routine Inspection and Maintenance" shall mean any inspection and/or work required pursuant to Good Utility Practice on either Party's property or facilities to ensure reliable operations and transmission and distribution system integrity.

            1.38 "Secondary Systems" shall mean control or power circuits that operate below 600 volts, ac or dc, including but not limited to any hardware, control or protective devices, cables, conductor, electric raceways, secondary equipment panels, transducers, batteries, chargers, and voltage and current transformers where signals or energy may be used by Buyer, Seller, and/or it's Affiliates.

            1.39  "Seller" shall mean Central Maine Power Company.

            1.39-A. "Seller's Open Access Transmission Tariff" shall mean the Open Access Transmission Tariff on file with FERC, as amended from time to time.

            1.40  "Separation Document" shall mean the Separation Document to be
                                                       -------------------
  agreed upon by the Parties as provided below, including any documents or exhibits referred to or incorporated by reference in the Separation Document
                                                           -------------------
  and any documents or exhibits otherwise indicated in any
  such document as remaining with the Seller or any of its Affiliates after the Closing, which describes the Purchased Assets and Excluded Assets and defines and identifies the ownership and dispatch points of demarcation of said Assets. The Separation Document shall (A) consist of one-line drawings, elementary diagrams, three-line diagrams, relay and control panel front view and wiring diagrams, and other physical drawings showing equipment layout and site plans (in each case, where available), (B) be consistent with Schedule A
                                                                     ----------
  hereto, and Schedules 1.1(a)(27), 1.1(a)(33), 2.2(d) and Schedule 5.11 to the APA, as amended or supplemented, (C) be prepared pursuant to the Separation Principles attached hereto as Schedule N, and (D) be mutually agreed upon as
                                ----------
  provided in Section 3.5.3.1 hereof.

            1.41 "Spill Prevention Control and Countermeasure Plan (SPCC)" shall mean a plan to be implemented for onshore facilities that includes physical structures and other measures to respond to and to prevent spills of oil or hazardous substances from reaching navigable waters.

            1.42 "Stormwater Management Systems" shall mean physical structures and other measures used to collect, store, treat, or dispose of water as a result of rain, snow, or other precipitation, including snow melt runoff, surface runoff and drainage.

            1.43 "Stormwater Pollution Prevention Plan (SWPPP)" shall mean a plan to be implemented to control and monitor stormwater discharges associated with industrial or construction activities.

            1.44 "Switching, Tagging, and Grounding Rules" shall have the meaning set forth in Seller's Switching and Tagging Procedures Manual and Seller's "Safety Instructions" or relevant successor provisions as in effect from time to time. A copy of the existing Switching and Tagging Procedures Manual is attached hereto as Schedule H and incorporated by reference as if
                               ----------
  fully set forth herein; and a copy of the existing "Safety Instructions" is attached hereto as Schedule I and incorporated by reference as if fully set
                     ----------
  forth herein.

            1.45 "System Operator" shall mean the central dispatching agency responsible for Seller's control area operations, or its successor.

            1.46 "T&D System" shall mean the PTF and non-PTF facilities owned, controlled or operated by Seller.

            1.47 "T&D Service" means the services provided to Buyer by Seller on Seller's T&D System. T&D Service over non-PTF is offered under Seller's Open Access Transmission Tariff and any applicable State of Maine tariff, as amended from time to time. T&D Service over PTF is offered under the NEPOOL Tariff.

                                  ARTICLE 2.0
                                      TERM
                                      ----

            2.0   Term.
                  ----

            2.1 This Agreement shall become effective as of the Closing Date, and shall continue in full force and effect for thirty years. Upon notice by either Party at the end of the 29/th/ year of a desire to extend this Agreement, the Parties shall negotiate in good faith to extend or renegotiate this Agreement.

            2.2 The Parties shall meet on an annual basis to discuss the continuing needs of the Parties.

            2.3 For Interconnection Service, T&D Service and Voltage and Reactive Control requirements set forth in Section 4.2.2, if:

                    (i) FERC, any State or State regulatory commission, the
                  System Operator, NEPOOL or Maine Satellite implements a change in any law, regulation, rule or practice, or

                    (ii) Seller, upon approval of FERC, implements a change in any law, regulation, rule or practice, which change affects or is reasonably expected to affect Seller's provision of Interconnection Service to Buyer or Voltage and Reactive Control Requirements set forth in Section 4.2.2, the Parties shall negotiate in good faith to determine the amendments, if any, to this Agreement necessary to conform the terms of Interconnection Service or Voltage and Reactive Control Requirements to such change, and Seller shall file such amendments with FERC; provided that if the Parties are unable to reach agreement as to what, if any, amendments are necessary and Seller unilaterally files an amendment with FERC, Buyer shall have the right to oppose such filing and participate fully in any proceeding established by FERC to address such amendment.

            2.4 Any changes to any provision of this Agreement, including those affecting Interconnection Service and T&D Service, shall be made in accordance with Article 27 herein.

            2.5 The applicable provisions of this Agreement shall continue in effect after cancellation or termination hereof to the extent necessary to provide for final billings, billing adjustments and payments pertaining to liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.

                                  ARTICLE 3.0
                  CONTINUING OBLIGATIONS AND RESPONSIBILITIES
                  -------------------------------------------

            3.0  Continuing Obligations and Responsibilities.
                  -------------------------------------------

            3.1  Interconnection Service and T&D Service.
                  ---------------------------------------

                 3.1.1 Seller shall provide Buyer with Interconnection Service and T&D Service over the Interconnection Facilities and the T&D System as Buyer determines that it requires under the terms and conditions specified in this Agreement (including Schedule L) and Seller's Open Access Transmission
                            ----------
  Tariff, as provided in Section 5.1.1.

                 3.1.1.1 Buyer agrees that certain operational limits may apply to the Purchased Assets as set forth more fully in Schedule F "Transmission
                                                     ----------
  Constraints on Generation," a copy of which is attached hereto and incorporated by reference as is fully set forth herein. Buyer further agrees that the constraints, which are based upon assumed operating conditions, may change from time to time, due to changes in the T&D System which may be beyond Seller's control.

                 3.1.1.2 Each of the Purchased Assets for which Buyer is requesting Interconnection Service and/or T&D Service shall require a separate description of the associated Interconnection Facilities as part of Schedule
                                                                      --------
  A, a copy of which is attached hereto and incorporated by reference herein as
  -
  if fully set forth herein. Interconnection Service shall not include the interconnection to the T&D System or the PTF of any other generating unit of the Buyer, wherever located.

            3.1.2 Seller shall provide Interconnection Service and/or T&D Service at the Points of Interconnection specified in Schedule A. Seller
                                                        ----------
  agrees to permit Buyer to interconnect the Purchased Assets as long as Buyer continues to operate such facilities pursuant to Good Utility Practice. Buyer shall at all times operate the Purchased Assets consistent with Schedule B,
                                                                  ----------
  Seller's "Technical Interconnection Requirements for Generation," as amended by Seller from time to time on a non-discriminatory basis, unless any such requirement is otherwise waived by Seller.

            3.1.3 Buyer shall be responsible for making arrangements and payments under the applicable tariffs for transmission, distribution and ancillary services associated with the delivery of capacity and/or energy from Buyer's Purchased Assets. Buyer shall also be responsible for making arrangements and payments for capacity, energy, transmission, distribution and ancillary services associated with the acquisition and/or delivery of capacity and/or energy to the Buyer's facilities for the Buyer's station service requirements.

            3.1.4 In the event Seller determines that Buyer's existing interconnection for the Purchased Assets or any modification to such Purchased Assets requires an addition to or modification of the Interconnection Facilities Charge, Seller shall notify Buyer of the necessity of the addition or modification and its suggested impact on the Interconnection Facilities Charge. Seller and Buyer shall negotiate in good faith any change in such Charge, which change shall reflect only actual documented costs, consistent with Schedule L.
       ----------

            3.1.5 In the event Seller no longer requires or utilizes any of the Interconnection Facilities, Buyer may, at its option, elect to purchase said facilities from Seller at their fair market value, determined by agreement of the Parties or, if they are unable to agree, pursuant to Article 13.

            3.2   Access Easements, Conveyances, Licenses, and Restrictions.
                  ---------------------------------------------------------

            3.2.1  General.  The dispatch and ownership points of demarcation
                   -------
  and certain operation procedures and practices for the Interconnection Facilities and T&D System are set forth in Schedule A and the Separation
                                             ----------         ----------
  Document. The Parties hereby agree to provide each other access to facilities,
  --------
  properties, equipment, and records as may be necessary and convenient to enable each other to Maintain their respective facilities, equipment, and property in a manner consistent with Good Utility Practice. Such access shall be provided in a manner so as not to unreasonably interfere with the ongoing business operations, rights, and obligations of the other Party.

            3.2.2 Without limiting the generality of Section 3.2.1, Seller shall have access to all of its substation, telecommunication, transmission, or distribution systems, equipment and Secondary Systems and facilities located on Buyer's property, and Buyer shall have access to all of its equipment and property located on any Sellers' property, through the Easements.

            3.2.3 Said Easements granted to Seller by Buyer and by Buyer to Seller are intended to be of a permanent nature and shall not be revoked by the grantor, nor shall the grantor take any action that would impede, restrict, diminish, or terminate the rights of access or use granted by such Easements. Notwithstanding the foregoing (a) should the grantee, or its successors or assigns, decide to permanently abandon the use of any Easement or portion thereof, the grantee shall send the grantor written notice of such intent, and the grantee shall cause a release of said Easement or any portion thereof to be recorded in the appropriate Registry of Deeds; and (b) either Party may request the other to relocate any or all of the Easement locations within a generating station or upon a generating station site, whereupon the Parties shall negotiate in good faith an appropriate relocation, provided, however, that the Party requesting the relocation shall pay all reasonable costs and expenses associated with the relocation and the grantor shall execute or obtain, in a form reasonably satisfactory to the grantee and suitable for recording, all instruments necessary to establish the new easement location. Both Parties agree to use commercially reasonable efforts to establish a mutually agreeable location if requested.

            3.2.4 Buyer shall grant Seller and Seller shall grant Buyer additional conveyances, easements, or licenses as are necessary for ownership, possession, maintenance, operation, or repair of its equipment and facilities as long as said conveyances, easements or licenses do not have a material adverse impact upon grantor's operations and are consistent with the purpose of this Agreement. The grantee of such easement shall use all reasonable measures to exercise its rights thereunder in a manner which does not interfere with grantor's operations.

            3.2.5 Both Parties shall provide keys, access codes, or other access methods necessary to enter each other's facilities. Access shall only be granted to Qualified Personnel and access shall be exercised to minimize interference with the grantor's operations.

            3.2.6 Both Parties agree not to temporarily restrict a Party's right hereunder to access the other Party's property, facilities, or equipment without prior written notification, except in an emergency situation (in which case the restricted access shall last no longer than three (3) calendar days, unless an alternate means of access is provided).

            3.2.7 Neither Party shall make changes to the site topography or accesses, including but not limited to grading or drainage, that could reasonably be expected to affect the other Party's facilities or common use drainage or pollution controls systems without the prior written consent of the other Party, such consent not to be unreasonably withheld.

             3.3  Facility and Equipment Maintenance.
                  ----------------------------------

            3.3.1 Each Party shall maintain the roadways, property, equipment, and facilities and access to said facilities that it owns, unless otherwise provided in the Separation Document.
                  -------------------

            3.3.2 Unless otherwise specified herein, or unless the Parties mutually agree to a different arrangement, neither Party shall be responsible for the maintenance of the other Party's equipment or Secondary Systems, as defined by the Separation Document, regardless of the location of the
                 -------------------
  equipment or Secondary Systems.

            3.3.3 In addition to the requirements set forth elsewhere in this Agreement, each Party shall Maintain its equipment and facilities and perform its maintenance obligations that could reasonably be expected to affect the operations of the other Party in a safe and efficient manner and pursuant to Good Utility Practice.

                  3.3.4  Equipment Maintenance and Testing Obligations.
                         ---------------------------------------------

            3.3.4.1 Buyer shall maintain all of its equipment and facilities connected to Seller's T&D System and Seller shall maintain all of its equipment and facilities connected to Buyer's generation facilities in a safe and efficient manner and in accordance with Good Utility Practice, applicable regulations and requirements of Maine Satellite, NEPOOL, the System Operator, NPCC, or NERC, or their duly authorized successors.

            3.3.4.2 Buyer shall furnish Seller with preliminary generator annual maintenance Schedules and a five year projected maintenance Schedule in June of each year for the following calendar year. Upon a reasonable request by Seller, Buyer shall test, calibrate, verify or validate the telemetering, data acquisition, protective relay, control equipment or systems or other equipment or software pursuant to Good Utility Practice, which currently requires such action on an annual basis, consistent with Buyer's obligation to maintain its equipment and facilities, or for the purpose of trouble shooting problems on interconnected facilities. Buyer shall be responsible for all costs to test, calibrate, verify or validate Buyer's equipment or software.

            3.3.4.3  Pursuant to the foregoing Section 3.3.4.1 and subject to
  Section 3.6.1, Buyer shall supply Seller, at no cost to Seller, with copies of inspection reports, installation and maintenance documents, test and calibration records, verifications and validations of the telemetering, data acquisition, protective relay, or other equipment or software connected to Seller's T&D System.

             3.4  New Construction or Modifications.
                  ---------------------------------

            3.4.1 Seller may construct or modify its T&D System pursuant to Good Utility Practice and Buyer may install, construct or modify generation facilities interconnected to Seller's T&D System pursuant to Good Utility Practice.

            3.4.2 Notwithstanding the foregoing, no modifications to or new construction of facilities, or access thereto, including but not limited to rights of way, fences, and gates, shall be made by either Party which might reasonably be expected to affect the other Party with respect to obligations and responsibilities under this Agreement, without prior written notification as set forth in Section 3.4.4, and without providing the other Party with sufficient information regarding the work prior to commencement to enable such Party to evaluate the impact of the proposed work on its operations. All such modifications to or new construction of facilities shall be carried out in a manner, using commercially reasonable efforts, with consideration given to minimizing adverse effects upon the other Party's operations.

            3.4.3 For new generation installations or modifications that would reasonably be expected to impact Seller's T&D System both Parties agree to comply with Good Utility Practice and, as to the portion of the Party's facilities being modified, with the Seller's "Technical Interconnection Requirements for Generation," as they may be modified from time to time. A copy of Seller's existing Technical Interconnection Requirements for Generation is set forth in Schedule B and incorporated by reference as if
                             ----------
  fully set forth herein.

            3.4.4 For all construction work, major modifications, or circuit changes involving new or existing facilities, equipment, systems or circuits that could reasonably be expected to affect the operation of either Party, the Party desiring to perform said work shall provide the other Party with drawings, plans, specifications, and other necessary documentation for review at least 30 days prior to the beginning of construction.

             3.5  Inspections.
                  -----------

            3.5.1  General.  Each Party shall, at its own expense, have the
                   -------
  right, but not the obligation, to inspect or observe the maintenance activities, equipment tests, installation, construction, or other modifications to the other Party's equipment, systems, or facilities which might reasonably be expected to affect the observing Party's operations. The Party desiring to inspect or observe shall notify the other Party in accordance with the notification procedures set forth in Section 3.15.

            3.5.1.1 If the Party inspecting the equipment, systems, or facilities observes any deficiencies or defects, which might reasonably be expected to adversely impact the operations of the observing Party, the observing Party shall notify the Party owning the equipment or systems and said owner shall make any corrections necessitated by Good Utility Practice. Notwithstanding the foregoing, the inspecting Party shall have no liability whatsoever for any failure to give such notice, it being agreed that such owning Party shall be fully responsible and liable for all such activities, tests, installation, construction or modification.

            3.5.2  Transmission and Telecommunications Structural Facilities.
                   ---------------------------------------------------------

            3.5.2.1 Ownership of joint use transmission and telecommunication structural facilities essential to both generation operations and T&D System reliability will be delineated in the Separation Document. The owner shall
                                        -------------------
  maintain said facilities pursuant to Good Utility Practice. An initial inspection of said facilities shall be conducted during the initial inspection process described in Section 3.5.3.

            3.5.2.2 The Party who owns the facilities shall provide a copy of any written reports to the other Party summarizing inspections and describing any loose hardware, foundation problems, guy, shield or ground wire deficiencies, corrosion or observed defects. The Party owning the equipment shall be responsible for correcting any noted deficiency, corrosion, or observed defects within six months, unless Good Utility Practice requires earlier correction.

            3.5.2.3 In the case of telecommunication structures owned by Buyer upon which Seller has equipment installed, Seller shall have the right to inspect said structures annually and provide Buyer with a report documenting any deficiencies. Buyer shall then make any corrections necessitated by Good Utility Practice.

            3.5.2.4 In the case of telecommunication structures owned by Seller upon which Buyer has equipment installed, Buyer shall have the right to inspect said structures annually and provide Seller with a report documenting any deficiencies. Seller shall then make any corrections necessitated by Good Utility Practice.

            3.5.3  Initial Inspection; Development of Separation Document.
                   ------------------------------------------------------
  Notwithstanding Section 2.1, Buyer shall, without derogation of and in addition to any rights it may have under the APA, be entitled prior to the Closing Date to inspect, in accordance with this Section 3.5.3, all Purchased Assets, and Excluded Assets adjacent to any ownership or dispatch points of demarcation, as shown in Schedule A or the Separation Document, to verify
                           ----------        -------------------
  and/or determine the accuracy of the data, drawings, and records contained in

  Schedule A or the Separation Document and to ascertain the Primary dispatch
  ----------        -------------------
  and ownership points of demarcation and the Secondary System ownership points of demarcation. Buyer shall also be entitled to inspect all points of termination of control cable owned by Seller in any of the generating plants included in the Purchased Assets. The Parties shall cooperate to schedule Buyer's inspections at each generating station included in the Purchased Assets (commencing two months after the execution of this Agreement) so that any interference with the operation of each generating station is minimized, to the extent reasonably feasible, and so that Buyer may complete, to the extent reasonably practicable, the inspections of (i) all generating stations/equipment included in the Purchased Assets within four (4) months after the execution of this Agreement, and (ii) all real estate, including any surveys that Buyer may, at its expense, elect to conduct, within six (6) months after the execution of this Agreement. Seller shall provide Buyer with access to the generating stations at the times scheduled for the inspection. Buyer shall provide qualified engineering, operations, and maintenance personnel to conduct the inspections and Seller shall provide qualified engineering, operations, and maintenance personnel to escort Buyer's personnel and to assist Buyer's personnel in conducting the inspections.

            3.5.3.1 During the six (6) months following the execution of this Agreement, Buyer and Seller shall cooperate in the development of the

  Separation Document, which shall conform to the terms set forth in the
  -------------------
  definition of said term contained in Section 1.40. Seller shall be responsible for developing the initial draft of the Separation Document, which
                                                      -------------------
  Seller shall submit to Buyer for comment by March 1, 1998.  If the Separation
                                                                     ----------
  Document has not been agreed upon by Seller and Buyer within said six (6)
  --------
  month period, those aspects of the Separation Document which remain in dispute
                                     -------------------
  shall be resolved as provided in Article 13.

            3.5.3.2 Each Party shall bear its own costs of participating in the inspections referred to in Section 3.5.3 and in the development of the

  Separation Document.
  -------------------

             3.6  Information Reporting Obligations.
                  ---------------------------------

            3.6.1 Notwithstanding anything to the contrary in this Agreement, any obligation set forth in this Agreement for Buyer to provide information, reports, or data to Seller shall be subject to the following limitations: (a) such information, reports, or data shall be subject to Section 7.l; (b) Buyer shall be required to provide such information, reports or data only to the extent Seller reasonably requires such information to operate, Maintain, or plan the T&D System or the regional network pursuant to

  Good Utility Practice; (c) Seller shall request information, reports, and data from Buyer on a non-discriminatory basis with respect to generators interconnected to the T&D System, as necessary, in Seller's judgment, for the purposes set forth in clause (d), below; (d) Seller shall use any information provided by Buyer pursuant to this Agreement only for the purposes of operating, maintaining and planning the T&D System or the regional network pursuant to Good Utility Practice; and (e) if and to the extent that any of the functions for which Seller requires certain information, reports, or data is no longer performed by Seller, which function has been adequately assumed by the System Operator, Buyer's provision of such information, reports, or data to the System Operator shall satisfy its corresponding obligation under this Agreement. If Buyer believes that any information, report, or data requested by Seller is excluded under any of the foregoing limitations, it shall nevertheless provide the information, report or data pending resolution of the dispute under Article 13 if such information, report or data, in Seller's judgment: (i) constitutes information gathered through the means described in Section 3.6.4 or otherwise comprises real time generating information; (ii) is required as a result of, or to enable Seller, in a timely fashion, to respond to or prevent, any emergency condition; (iii) is required to enable Seller in a timely fashion to Maintain the safety, reliability, stability, and integrity of the T&D System, or to avoid endangering life or property; or (iv) is otherwise required by Seller (before a dispute between the Parties regarding the appropriateness of Seller's request can be resolved) in order for Seller to operate, Maintain or plan the T&D System, pursuant to Good Utility Practice. The Parties agree to cooperate in good faith to expedite the resolution of any disputes arising under this Section 3.6.1.

            3.6.2  Subject to Section 3.6.1, in order to maintain
  Interconnection Service or T&D Service, Buyer shall promptly provide Seller with all information in Buyer's possession which could reasonably be expected to impact Seller's T&D System and which is reasonably requested by NPCC, NERC, NEPOOL, the Maine Satellite, or the System Operator.

            3.6.3 Subject to Section 3.6.1, Buyer shall supply accurate, complete, and reliable information in response to data requests necessary for operations, maintenance, regulatory requirements and analysis of the T&D System. Such information may include metered values for MW, Mvar, voltage, current, amp, frequency, breaker status indication, or any other information reasonably required by

  Seller for reliable operation of the T&D System pursuant to Good Utility Practice.

            3.6.4 Subject to Section 3.6.1, information pertaining to generation, transmission and distribution operating parameters shall be gathered by Buyer for electronic transmittal to Seller using one or more of the following: supervisory control and data acquisition (SCADA), remote terminal unit (RTU) equipment, and remote access pulse recorders (RAPR) or other analog or digital telemetering equipment. File formats, communication protocols, frequency and timing of data transfers must be acceptable to the Seller. Any cost to modify Seller's systems to accept the electronic transmittals shall be at the expense of Buyer.

            3.6.5 Seller at its cost shall provide information to Buyer concerning the status and/or condition of the T&D System and parts thereof in accordance with the requirements of FERC Orders 888 and 888-A and 889 and 889-A and any successor thereto, including in particular any requirements pertaining to the provision of information affecting the availability of transmission services over an Open Access Same-Time Information System maintained by Seller or the System Operator on Seller's behalf.

             3.7  Local Services.
                  --------------

            3.7.1  General.  The Parties agree that, due to the integration of
                   -------
  certain control schemes, revenue metering applications, and communication networks, it is cost effective to provide each other with the services set forth in Sections 3.8 and 3.9 below at the prices referenced therein.

            3.7.1.1 The Parties shall use commercially reasonable efforts to ensure that services provided by one Party to the other Party pursuant to Sections 3.8 and 3.9 shall be available at all times and in the manner and at the prices specified herein. Notwithstanding the foregoing, either Party may change the services, provided that there is no cost to the receiving Party and the quality, reliability and integrity of the replacement services is equivalent to the existing services.

            3.7.1.2 Neither party shall terminate any services set forth in Sections 3.8 and 3.9 below that it agrees to provide to the other Party, without the other Party's written consent or without, in the case of the services set forth in Sections 3.8.6, 3.9.4, 3.9.5, and

  3.9.6, at least one (1) month's prior written notification, and, with respect to all other services set forth in Sections 3.8 and 3.9, at least twelve (12) months' prior written notification; provided, however, if either Party no longer needs or desires a particular service provided under Sections 3.8 or
  3.9 said Party shall notify the other Party and the providing Party shall terminate said services as soon thereafter as practicable.

            3.7.2  Temporary Suspension of Section 3.8 and 3.9 Services.  The
                   ----------------------------------------------------
  Party providing the services set forth in Sections 3.8 and 3.9 below shall notify and obtain approval from the affected Party of any scheduled temporary suspension of services at least 5 working days in advance of such suspension. Such notification shall include an estimated time duration for a return to normal conditions.

            3.7.2.1 In the event of any unscheduled or forced suspension of the services set forth in Sections 3.8 and 3.9 below, the providing Party shall promptly notify the other Party first verbally and then in writing. The providing Party shall use all reasonable efforts to minimize the duration of said suspension.

            3.7.2.2 The Parties agree to use commercially reasonable efforts to complete any repairs, modifications or corrections that are necessary to restore suspended services pursuant to Sections 3.8 and 3.9 below to the other Party as soon as reasonably practicable.

             3.8  Seller Provided Local Services.
                  ------------------------------

            3.8.1  Substation Service AC and DC Power. Seller shall provide
                   ----------------------------------
  Buyer at no charge, with ac and dc substation service power in the quantities, at the levels, and in the substation locations where such power is provided from substation facilities immediately prior to Closing as set forth in the

  Separation Document.
  -------------------

            3.8.2  Building Services.  At no cost to Buyer, Seller shall own,
                   -----------------
  repair, maintain, and provide Buyer with heating, ventilation, air conditioning, lighting, and other building services, at the levels in existence for winter and summer conditions immediately prior to Closing, for Buyer's storage spaces, offices, and control houses within Seller's facilities. If Buyer desires a higher level of service, Buyer and Seller shall mutually agree upon the upgrade and price for said upgrade. Buyer shall pay Seller for the upgrade.

            3.8.3  Revenue Metering.  Seller shall own, maintain, and repair all
                   ----------------
  Revenue Meters, conduct meter accuracy and tolerance tests, and prepare all calibration reports required for equipment that measures energy transfers between Buyer and Seller. Said reports shall be in accordance with NEPOOL CRS-13, as amended from time to time, and any applicable State regulatory requirements, as amended from time to time. Buyer may request that Seller provide to Buyer the opportunity to review and comment upon said reports prior to issuance. Seller shall maintain all Revenue Meters at Seller's expense.
  All Revenue Meters shall be sealed, and the seals shall be broken only by Seller, upon occasions when the meters are to be inspected, tested or adjusted.

            3.8.4.1 The Parties agree that if the metering equipment and the Point of Receipt are not at the same location, electrically, the measured quantities shall be compensated, as set forth in Schedule D, to record
                                                   ----------
  delivery of electricity in a manner that accounts for energy losses occurring between the metering point and the Point of Receipt both when the generating unit is delivering energy to Seller and when Seller is delivering station service power to Buyer.

            3.8.4.2 If at any time, any metering equipment is found to be inaccurate by a margin of greater than that allowed under the applicable NEPOOL criteria, rules and standards, Seller shall cause such metering equipment to be made accurate or replaced. Meter readings for the period of inaccuracy shall be adjusted so far as the same can be reasonably ascertained; provided, however, no adjustment shall be made prior to the point of time halfway between the time of the last successful test and the time the inaccuracy is corrected, except by agreement of the Parties. Each Party shall comply with any reasonable request of the other concerning the sealing of meters, the presence of a representative of the other Party when the seals are broken and tests are made, and other matters affecting the accuracy of the measurement of electricity delivered from each Purchased Asset. If either Party believes that there has been a meter inaccuracy, failure or stoppage, it shall promptly notify the other.

            3.8.5  Line Operation Information.  Both Parties shall require
                   --------------------------
  remote access to site specific line operation information at Seller's facilities. Seller shall make such information available to Buyer at no cost in accordance with FERC Order 889 and 889-A and any successor orders thereto.

            3.8.6  Generation Communication Systems Services.  Seller may
                   -----------------------------------------
  provide telecommunications maintenance services to Buyer, at an agreed upon cost as provided in Section 5.2, for those services set forth in Schedule E, a
                                                                   ----------
  copy of which is attached hereto and incorporated by reference as if fully set forth herein.

             3.9  Buyer Provided Local Services.
                  -----------------------------

            3.9.1  Substation Service AC and DC Power. Buyer shall provide
                   ----------------------------------
  Seller, at no charge, with ac and dc substation service power in the quantities, at the levels, and in the substation locations where such power is provided from generation facilities sold to Buyer immediately prior to Closing as set forth in the Separation Document.
                      -------------------

            3.9.2  Building Services.  At no cost to Seller, Buyer shall own,
                   -----------------
  repair, maintain and provide Seller with heating, ventilation, air conditioning, lighting, and other building services at the levels in existence for winter and summer conditions immediately prior to Closing, for relay, control and communications room, offices, control houses or other related transmission areas or spaces within Buyer's facilities. If Seller desires a higher level of service, Seller and Buyer shall mutually agree upon the upgrade and price of said upgrade. Seller shall pay Buyer for the upgrade.

            3.9.3  Remote Terminal Units.  All data collected by Buyer-owned
                   ---------------------
  remote terminal units (RTU's) at each of Buyer's facilities, as defined in the

  Separation Document, shall be made available to Seller at no cost to Seller.
  -------------------

            3.9.3.1 All equipment used for RTU's and other data collection or transmission shall be approved by Seller, whose approval shall not be unreasonably withheld.

            3.9.4  Line Operation Information.  Both Parties shall require
                   --------------------------
  remote access to site specific line operations information at Buyer's facilities. Buyer shall make such information available to Seller at no cost, as permitted in accordance with FERC Order 889 and 889-A and any successor orders thereto.

            3.9.5  Meter Reader Services.  Buyer may provide Seller, at an
                   ---------------------
  agreed upon cost as provided in Section 5.2, with meter reading services at locations set forth in Schedule D hereto which require a manual read.
                         ----------

            3.9.6  Substation Operations and Maintenance Services.  At Seller's
                   ----------------------------------------------
  request, Buyer shall provide Qualified Personnel to provide substation operations and maintenance services to Seller as described in Schedule C, at
                                                                ----------
  an agreed upon cost as provided in Section 5.2.

            3.9.7 To the extent that a load serving entity has customers that are served from those of Seller's distribution facilities that are interconnected to certain Hydroelectric Assets and such load serving entity could not provide service to its customers in the event of an outage of certain of Seller's transmission facilities, Buyer agrees to negotiate in good faith with such load serving entity the rates and terms under which Buyer will make wholesale sales to enable such load serving entity to provide service to its customers.

             3.10 Communications Services.
                  -----------------------

            3.10.1 If Buyer desires to utilize Seller's communication equipment for necessary microwave fiber optics, or similar communications services, Buyer will become a participant in the Shared Telecommunications Network
  (STN), and will abide by the terms and conditions of the STN Agreement dated June 1, 1990 a copy of which is attached hereto as Schedule G and incorporated
                                                     ----------
  by reference as if fully set forth herein. At its option, Buyer may make other arrangements for communications services.

            3.10.2 To the extent permitted by law, Seller shall assign to Buyer all necessary licenses for two-way radio equipment, antennas, and other associated hardware used locally at Buyer's generation facilities, and not used by Seller or in conjunction with Seller, immediately prior to the Closing.

            3.10.3 Seller shall, after providing notice to Buyer in accordance with Sections 3.15.2 and 3.16 below, at its own expense, have the right to modify, add or upgrade communication equipment including but not limited to antennae, wave guides and cables on Buyer's structures as required for transmission or distribution system operations, provided that said upgrades have no long term adverse impact upon Buyer's operations and shall not require Buyer to incur any costs, unless compensated.

             3.11 Spare Parts.
                  -----------

            3.11.1 Where practicable and available, each Party shall provide the other Party with spare parts in the event of emergencies or equipment failures. The Parties shall mutually agree upon payment for or replacement of said spare parts.

             3.12   Emergency Procedures.
                    --------------------

            3.12.1 Seller shall provide Buyer with prompt verbal notification of T&D System emergencies which may reasonably be expected to affect Buyer's operation of its facilities, and Buyer shall provide Seller with prompt verbal notification of generation equipment emergencies which may reasonably be expected to affect Seller's operations. Said verbal notification shall be followed within 24 hours with written notification. The written notification shall describe the extent of damage or deficiency, anticipated length of outage and the corrective action.

            3.12.2 If a Party determines in its good faith judgment that an emergency endangers or could endanger life or property, the Party recognizing the problem shall take such action as may be reasonable and necessary to prevent, avoid, or mitigate injury, danger, or loss. If, however, the emergency involves transmission or distribution electrical equipment, Buyer shall notify Seller's dispatch personnel prior to performing any switching operations.

            3.12.3 Each of Buyer and Seller may, consistent with Good Utility Practice, have the System Operator take whatever actions or inactions it deems necessary during emergency operating conditions, without liability to the other Party for such actions or inactions, to: (i) preserve public safety;
  (ii) preserve the integrity of the T&D System or Buyer's equipment or property, (iii) limit or prevent damage, or (iv) expedite restoration of service.

             3.13 Service Interruptions.
                  ---------------------

            3.13.1 If at any time, in the reasonable exercise of (i) the System Operator's, (ii) the Maine Satellite's or, (iii) with respect to portions of the T&D System subject to Seller's dispatch, the Seller's judgment, operation of Buyer's equipment might reasonably be expected to have an adverse impact on the quality of service or interfere with the safe and reliable operation of the T&D System, Seller may discontinue Interconnection Service and/or T&D Service until the condition has been corrected. Unless the System Operator, the Maine Satellite or Seller perceives that an emergency exists or the risk of one is imminent, Seller shall give Buyer reasonable notice of its intention to discontinue Interconnection Service and/or T&D Service and, where practical, allow suitable time for Buyer to remove the interfering condition. Seller's judgment with regard to the interruption of service under this paragraph shall be made pursuant to Good Utility Practice. In the case of such interruption, Seller shall immediately confer with Buyer regarding the conditions causing such interruption and its recommendation concerning timely correction thereof. In the event Interconnection Service and/or T&D Service is interrupted under this Section due to Buyer's failure to operate and maintain the Purchased Assets pursuant to Good Utility Practice, Buyer shall compensate Seller for all costs reasonably incurred by Seller attributable to the interruption and restoration of Interconnection Service and/or T&D Service.

             3.14 Non-Dispatchability Notification.
                  --------------------------------

            3.14.1 If a Buyer's generation unit is not dispatchable by NEPOOL or the System Operator, Buyer shall notify Seller, to the extent feasible, at least 48 hours in advance of its intent to take the unit temporarily off-line and it shall provide Seller with a Schedule of when generation will be resumed.

            3.14.2 In circumstances such as forced outages, Buyer shall notify Seller of its generating unit's temporary interruption of generation as soon as practicable; and it shall provide Seller, as soon as practicable, with a Schedule of when generation will be resumed.

            3.15  Scheduled Maintenance Notification and Coordination.
                  ---------------------------------------------------

            3.15.1  T&D System Maintenance.  Seller shall consult with Buyer
                    ----------------------
  regarding timing of scheduled maintenance of the transmission facilities which might reasonably be expected to affect Buyer's generating units. Seller shall, to the extent practicable, Schedule any testing, shutdown, or withdrawal of said facilities to coincide with Buyer's scheduled outages. To facilitate such consultation and to the extent the information is not available from the Maine Satellite in a timely manner, in June of each year, or on another date mutually acceptable to the Parties, Buyer shall furnish Seller with non-binding preliminary generator maintenance Schedules covering the upcoming year. Buyer shall furnish Seller with non-binding updates to such Schedules to reflect significant changes.

       If Buyer desires Seller to perform maintenance during a time period other than a scheduled outage, Seller shall use commercially reasonable efforts to meet Buyer's request as long as it might not reasonably be expected to have an adverse economic impact upon Seller or Seller's other transmission customers. If Buyer's request has, or is estimated in Seller's reasonable opinion to have, an adverse economic impact upon Seller, and Buyer is willing to reimburse Seller for the costs incurred by Seller, Seller shall make commercially reasonable efforts to comply with Buyer's request.

       In the event Seller is unable to Schedule the outage of its facilities to coincide with Buyer's schedule, Seller shall use commercially reasonable efforts to notify Buyer, in advance, of reasons for the outage, the time scheduled for it to take place, and its expected duration. Seller shall use due diligence to restore the facilities to service as quickly as possible.

            3.15.2  Local Routine Inspection and Maintenance.  Seller shall
                    ----------------------------------------
  provide advance notice to Buyer's watch engineer (or equivalent) by telephone before Seller's personnel enter Buyer's facilities for routine measurements, inspections, and meter reads. Buyer shall provide advance notice by telephone to Seller's dispatch personnel (or equivalent) before Buyer's personnel enter Seller's facilities for routine measurements, inspections and meter reads.

       For all other non-disruptive work that does not require equipment outages, the Party desiring to perform Routine Inspection and Maintenance on equipment in the other Party's facilities, shall provide said Party with at least 16 hours' prior written notice.

       For work that will require equipment outages or that is reasonably expected to impact system security the Party desiring to perform the Routine Inspection and Maintenance shall provide said Party with at least 72 hours' prior written notification and such work shall be scheduled to minimize adverse effects upon the other Party.

             3.16   Safety.
                    ------

            3.16.1  General.  Subject to Article 9, the Parties agree to be
                    -------
  solely responsible for and assume all liability for the safety and supervision of their own employees, agents, representatives, and subcontractors.

            3.16.1.1 The Parties agree that all work performed by either Party which could reasonably be expected to affect the operations of the other Party shall be performed in accordance with all applicable laws, rules, and regulations pertaining to the safety of persons or property, including without limitation, compliance with the safety regulations and standards adopted under the Occupational Safety and Health Act of 1970 as amended from time to time, the National Electric Safety Code as amended from time to time and Good Utility Practice.

            3.16.2  Switching, Tagging and Grounding. Each Party shall comply
                    --------------------------------
  with Seller's Switching, Tagging and Grounding Rules, in existence on the Closing Date and as they may be modified from time to time, at all utility Primary and Secondary system equipment interconnections or demarcation points. Seller will notify Buyer of any changes in its Switching, Tagging and Grounding Rules.

            3.16.2.1 Each Party, in accordance with Seller's Switching, Tagging and Grounding Rules, shall be responsible for training, testing, and certifying operators for inclusion on a Joint Tag List. Every three months, each Party shall provide the other Party with an updated list of employees qualified for inclusion on the Joint Tag List. Buyer shall be responsible for all switching, tagging and grounding on Buyer's side of the demarcation point, as set forth in the Separation Document; and Seller shall be responsible for
                      -------------------
  all switching, tagging and grounding at the demarcation point and on Seller's side of the demarcation point.

             3.17 Environmental Compliance and Procedures.
                  ---------------------------------------

            3.17.1 The Parties shall comply with all applicable Environmental Laws, including but not limited to, the Resource Conservation and Recovery Act.

            3.17.2 The Parties shall comply with all local notification and response procedures required for all applicable environmental and safety matters.

            3.17.3 Each Party shall notify the other first verbally and then in writing, of any hazardous material releases, asbestos, or lead abatement or any type of remediation activities within 24 hours of occurrence if within the reasonable judgment of the Party said activities could reasonably be expected to have a material adverse impact upon the operations of the other Party.

            3.17.4 Neither Party shall knowingly take any actions which might reasonably be expected to have a material adverse environmental impact upon the operations of the other Party without prior written notification and agreement between the Parties.

            3.17.5 Neither Party shall require the other to modify any substation SPCC physical structures including containment systems, unless required by law, and neither Party shall require the other Party to modify its Stormwater Management Systems unless required by law.

            3.17.6 Seller and Buyer agree to coordinate with each other concerning any site regulatory required plans, including but not limited to SPCC and SWPPP required by Maine regulatory agencies.

                                  ARTICLE 4.0
                                   OPERATIONS
                                   ----------

            4.0   Operations.
                  ----------

            4.1   General.  The Parties agree to operate all equipment that
                  -------
  could reasonably be expected to have a material impact on the operations of the other Party in a safe and efficient manner and in accordance with all applicable Federal, state, and local laws, and the rules, regulations, and codes of governmental agencies, and Good Utility Practice.

             4.2  Buyer's Operating Obligations.
                  -----------------------------

            4.2.1  General.  Seller shall request permission from the System
                   -------
  Operator or the Maine Satellite prior to opening and/or closing circuit breakers in accordance with applicable switching and operations procedures and at the designated Dispatch Points of Demarcation identified in Schedule A and
                                                                 ----------
  as they may be updated in the Separation Document.
                                -------------------

            4.2.1.1 Buyer shall carry out all switching orders from Seller's dispatch personnel, the System Operator, or Maine Satellite in a timely manner.

            4.2.1.2 Buyer shall keep Seller advised of its generating units' capabilities of participation in system restoration and/or if it has black start capability.

            4.2.1.3 The electrical supply to the Point of Interconnection shall be in the form of three-phase 60 HERTZ alternating current at a voltage class determined by mutual agreement of the Parties.

            4.2.1.4 Buyer's equipment shall conform with industry standards for harmonic distortion and voltage fluctuation.

            4.2.2  Voltage or Reactive Control Requirements.  Unless otherwise
                   ----------------------------------------
  agreed to by the Parties, Buyer shall operate its existing interconnected generation facilities with automatic voltage regulators. The voltage regulators will control voltage at the Points of Interconnection consistent with the range of voltage set forth in Schedule J as may be amended by Seller,
                                         ----------
  the System Operator or the Maine Satellite from time to time, a current copy of which is attached hereto and incorporated by reference as if fully set forth herein. Compensation to Buyer, if any, for providing such reactive power and voltage support shall be in accordance with applicable provisions of Seller's Open Access Transmission Tariff and/or the NEPOOL Tariff, as amended from time to time.

            4.2.2.1 Buyer acknowledges that the System Operator or Maine Satellite may direct Buyer to deactivate the automatic voltage regulator and to supply reactive power pursuant to a Schedule provided by the System Operator or the Maine Satellite.

            4.2.2.2 If Buyer fails to operate a generating facility included in the Purchased Assets in accordance with Schedule J and to the extent the
                                          ----------
  generating facility is operating, Seller may, in its reasonable discretion, provide written notice to Buyer of Seller's intent to remedy that situation. If Buyer does not commence appropriate action within seven (7) days of notice, Seller may then take necessary action at Buyer's expense, to remedy Buyer's default, including the installation of capacitor banks or other reactive compensation equipment necessary to ensure the proper voltage or reactive supply at the generating facility. Seller shall, to the extent feasible, minimize the impact of such action on Buyer's generation operations, including, at a minimum, by installing any such equipment outside any building housing a generating unit. Nothing in this Section 4.2.2.2 shall obligate Buyer to operate any Purchased Asset beyond the available design capability of such Purchased Asset.

            4.2.2.3 Buyer shall notify the Maine Satellite or the System Operator, to the extent required by the Maine Satellite or the System Operator, if a generating unit(s) reaches a VAR limit, if there is any deviation from the assigned voltage schedule, or if any automatic voltage regulator is removed from or restored to service.

            4.2.2.4 In addition to voltage regulation, Buyer shall adhere to the Maine Satellite's and the System Operator's system restoration plan and black start criteria, as amended from time to time. A copy of the plan in existence immediately prior to Closing is attached hereto as Schedule K and
                                                               ----------
  incorporated by reference as if fully set forth herein.

            4.2.3  Default.  If Buyer's equipment fails to perform consistent
                   -------
  with the terms and conditions of Article 4 and such failure reasonably can be expected to have a material adverse impact on Seller's T & D System, then Buyer will be deemed to be in default and Interconnection Service and T&D Service may be suspended by Seller immediately and such Interconnection Service and T&D Service may be terminated permanently upon authorization from FERC.

            4.2.4 Buyer acknowledges that the Maine Satellite and the System Operator may have the right to require reduced or increased generation from the Purchased Assets in accord with the NEPOOL Tariff and applicable rules of NEPOOL and the System Operator.

             4.3  Seller's Operating Obligations.
                  ------------------------------

            4.3.1  General.  All operations, including start-up, shutdown and
                   -------
  determination of hourly generation, will be coordinated by the Maine Satellite and/or the System Operator.

            4.3.2 Seller, the Maine Satellite and/or the System Operator shall, as provided in the NEPOOL Agreement, the NEPOOL Tariff, Seller's Open Access Transmission Tariff, any applicable State of Maine tariff, or any rule or practice of NEPOOL, the Maine Satellite or the System Operator, have the right to require reduced or increased generation in accord with Good Utility Practice, at times when T&D System conditions present transmission restrictions or otherwise adversely affect Seller's other customers. Seller will use commercially reasonable efforts to resolve the problems to allow Buyer to return to the operating level prior to the notice to reduce generation.

            4.3.3 Seller reserves the right, in accord with Good Utility Practice, to specify generator requirements that impact the T&D System, such as excitation, droop and automatic generation control, as modified from time to time on a non-discriminatory basis. Buyer agrees to comply with such specifications at Buyer's expense.

            4.4   Auditing of Accounts and Records.  Within two (2) years
                  --------------------------------
  following a calendar year, during normal business hours, Buyer and Seller shall have the right to audit each other's accounts and records pertaining to transactions under this Agreement at the offices where such accounts and records are maintained; provided that appropriate notice shall have been given prior to any audit and provided that the audit shall be limited to those portions of such accounts and records that relate to services provided to the other under this Agreement for said calendar year. The Party being audited will be entitled to review the audit report and any supporting materials, which shall be subject to the provisions of Article 7.

                                  ARTICLE 5.0
            COST RESPONSIBILITIES, T&D RATES AND BILLING PROCEDURES
            -------------------------------------------------------

            5.0   Cost Responsibilities, T&D Rates and Billing Procedures.
                  -------------------------------------------------------

            5.1   Buyer's Interconnection Cost Responsibilities and T&D Rates.
                  -----------------------------------------------------------

            5.1.1 (a) Buyer shall be responsible for all costs relative to Buyer's allocated share of the Interconnection Facilities as provided in

  Schedule L, a copy of which is attached hereto and incorporated by reference
  ----------
  as if fully set forth herein.  Seller shall annually update the
  Interconnection Facilities Charge, applying the formula set forth in Attachment 1 to Schedule L, on or about June 1, based upon actual historical
                  -----------
  data for the preceding calendar year.

                  (b) Seller shall provide T&D Service on the terms described below:

                      (i) As used in this Section "Network Resource" and
                  "Network Transmission Customer" have the meanings set forth in the Seller's Open Access Transmission Tariff.

                      (ii) All transmission of energy from any of the Purchased
                  Assets that interconnect to Seller's T&D System through facilities that are not PTF, to the extent that such Purchased Assets are not designated as a Network Resource by a Network Transmission Customer that is directly connected to Seller's T&D System, will be subject to charges for T&D Services under Seller's Open Access Transmission Tariff. Actual charges will be based upon the amount of transmission (and, if applicable, distribution) service reserved by Buyer. Buyer must conform to the guidelines outlined in Seller's Open Access Transmission Tariff in order to receive T&D Service, and must conform to the NEPOOL Tariff in order to receive T&D Service over PTF. This provision shall be construed in a manner consistent with Seller's Open Access Transmission Tariff.

                      (iii) If the Purchased Assets connect to Seller's T&D
                  System through PTF facilities, Buyer shall conform to the NEPOOL Tariff and shall not be charged for T&D Service by Seller.

                      (iv) To the extent that the Buyer's generation from a
                  Purchased Asset is designated as a Network Resource by one or more Network Transmission Customers who are directly connected to Seller's T&D System, then (to that extent) Buyer will not be charged a rate for T&D Service (such expenses being assessed by Seller to the Network Transmission Customers).

                      (v) In the event of any conflict between (x) the
                  provisions of Seller's Open Access Transmission Tariff and/or the NEPOOL Tariff, on the one hand, and (y) the provisions of this Agreement and the Schedules attached hereto (as the Agreement and Schedules may be amended from time to time), on the other hand, the provisions of the Seller's Open Access Transmission Tariff and/or the NEPOOL Tariff will control.

            5.1.2 Notwithstanding any other provision of this Agreement, Buyer also agrees to be responsible for payment of all applicable ancillary service charges and other administrative charges under Seller's Open Access Transmission Tariff and/or the NEPOOL Tariff.

            5.1.3 Buyer and Seller shall share equally the monetary cost for telephone lines that transmit information on the status of generation and transmission to the Maine Satellite.

             5.2  Cost Responsibilities for Local Services.
                  ----------------------------------------

            5.2.1 Each Party shall be responsible for the costs for services provided to the other Party in Section 3.8 and 3.9 as set forth in said Sections.

            5.2.2 For services which have identified prices/rates Schedules set forth herein, said payment shall be in accord with said Schedules as in effect from time to time. For services which require reimbursement but do not have identified price/rate schedules, the Parties shall agree upon the price/rate to be paid prior to performing or providing said services.

             5.3  Billing Procedures.
                  ------------------

            5.3.1  General.  Within a reasonable time after the first day of
                   -------
  each month, each Party shall prepare an invoice for those reimbursable services (other than T&D Services) provided to the other Party under this Agreement during the preceding month.

            5.3.2 Each invoice shall delineate the month in which the services were provided, shall fully describe the services rendered and shall be itemized to reflect the services performed or provided.

            5.3.3 The invoice shall be paid within thirty (30) days of issuance. All payments shall be made in immediately available funds payable to the other Party, or by wire transfer to a bank named by the invoicing Party.

            5.3.4 Disputed amounts shall be placed in an interest bearing escrow account, subject to resolution.

            5.4   Payment Not a Waiver.  Payment of invoices by either Party
                  --------------------
  shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement;

  nor shall it constitute a waiver of any claims arising hereunder.

            5.5   Interest on Unpaid Balances.  The rate of interest on any
                  ---------------------------
  unpaid amounts (including amounts placed in escrow) shall be equal to the Index Rate in effect from time to time, plus two percent (2%) per annum. Interest on delinquent amounts shall be calculated from the due date of the bill to the date of payment. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by the other Party.

            5.6   Default.  In the event either Party fails to make payment to
                  -------
  the other Party on or before the due date as described above, and such failure of payment is not corrected within thirty (30) calendar days after the Party notifies the Party in default to cure such failure, a default by said Party shall be deemed to exist. If Buyer defaults upon an Interconnection Facilities Charge payment, Seller may initiate a proceeding with FERC, as set forth below, to terminate such service but shall not terminate service until FERC authorizes any such request. If the Parties default on any other payment, the provisions of Article 13.0 shall apply.

            5.6.1 In the event of a billing dispute between Seller and Buyer, Seller and Buyer will continue to provide services as long as the other Party
  (i) continues to make all payments not in dispute, and (ii) pays into an escrow account the portion of the invoice in dispute, pending resolution of such dispute. If Buyer fails to meet these two requirements for continuation of Interconnection Service, then Seller may provide notice to Buyer of its intention to suspend such service in sixty (60) days, in accordance with FERC's policy.

                                  ARTICLE 6.0
                                 DOCUMENTATION
                                 -------------

             6.0  Documentation.
                  -------------

             6.1  General.
                  -------

            6.1.1 The Parties shall provide each other with appropriate documentation, consistent with Good Utility Practice, in the form of written test records, operation and maintenance procedures, drawings, material lists, or descriptions, whenever a Party makes an alteration, change, or modification to its property, equipment, or facilities that could reasonably be expected to affect the other Party, or whenever such documentation is necessary for maximizing operational efficiencies or promoting safety or environmental compliance.

            6.1.2 Except to the extent set forth in Article 7 below, all documentation furnished to or obtained by the Parties pursuant to this Agreement shall be confidential and shall be treated as "Proprietary Information," as set forth in Article 7 below.

            6.1.3 Prior to performing any modifications to equipment or portions of facilities that are jointly used, operated, or maintained as set forth in the Separation Document, the Party desiring to implement the change
               -------------------
  shall submit the proposed changes, in accordance with Sections 3.15 and 3.4.4, to the other Party for review. The Party initiating the change shall allow the other Party 30 days to review the proposed changes.

            6.1.4 Upon completion of any modifications to equipment or facilities that shall be jointly used, operated, or maintained, but no later than 90 days thereafter, the Party initiating the modifications shall issue "as built" drawings to the other Party.

            6.1.5 Each Party shall be responsible for its own equipment, inspections, maintenance, construction, and modifications, and the other Party's review of, or comments on any document provided by the initiating Party, shall not relieve the initiating Party of its responsibility for the correctness and adequacy of the work to be performed.

             6.2  Drawings.
                  --------

            6.2.1  Description.  Seller shall identify, number, and provide
                   -----------
  Buyer with a duplicate set of the most current drawings designated "Common" that represent equipment or facilities that shall be jointly used, operated, or maintained. Said drawings shall consist, at a minimum of, of one or more of the following:

                 System One-Lines -     Single page format
                                        drawings used for
                                        dispatch and
                                        operation purposes


               One-Line Drawings -      Prints used in conceptual design which
                                        provide detail on facility and system
                                        interconnections.

               Elementary Diagrams -    Printings which provide a higher level
                                        of detail than one-line drawings and
                                        identify on a single line basis current
                                        and voltage transformer locations,
                                        protection relay types, and meter and
                                        control connections.

               Three-Line Diagrams-     Prints which provide the highest level
                                        of detail for the facilities in a three
                                        line format with specific current and
                                        voltage transformer connections, relay
                                        and meter terminations.

               Schematic Drawings -     Prints which provide information on
                      Or                apparatus controls, switch developments,
                  Elementaries          etc.

               Relay and Control        Prints which describe physical panel
               Panel Front View and     layout, relay, terminal block and
               Wiring Diagrams -        device locations, writing and other
                                        construction details



               Other Physical           Prints which include information on
               Drawings -               foundations, equipment layouts,
                                        grounding, panel construction, site
                                        plans, etc.

               6.2.2 Each Party shall be responsible for drawing updates and corrections to their respective drawings and all shall provide copies to the other Party as soon as practicable thereafter.

               6.2.3 Except as otherwise noted on the document or drawing, Seller makes no representations as to the accuracy, detail, or completeness of the documents or drawings provided to Buyer at or before the Closing; and Buyer shall release Seller from any liability arising as a result of Buyer's use of such documentation or drawings.

            6.3   Maintenance or Operations Documentation. Seller shall provide
                  ---------------------------------------
  Buyer with technical maintenance or operations documentation, if available, for protection, communications and primary electrical equipment.

                                  ARTICLE 7.0
                                CONFIDENTIALITY
                                ---------------

             7.0  Confidentiality.
                  ---------------

             7.1  Confidentiality of Seller.
                  -------------------------

       Seller shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by Buyer in connection with this Agreement. Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by Seller, (ii) available to Seller on a non-confidential basis prior to disclosure to Seller by Buyer, or
  (iii) available to Seller on a non-confidential basis from a source other than Buyer provided that such source is not known, and by reasonable effort could not be known, by Seller to be bound by a confidentiality agreement with Buyer or otherwise prohibited from transmitting the information to Seller by a contractual, legal or fiduciary obligation, Seller shall not release or disclose such information to any other person, except to its employees, contractors and agents on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 7.1 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. Seller shall promptly notify Buyer if it receives notice or otherwise concludes that the production of any information subject to this Section 7.1 is being sought under any provision of law. Seller may utilize information subject to this Section 7.1 in any arbitration proceeding under Article 13, subject to a confidentiality agreement with the arbitrator(s) and other participants.

             7.2  Confidentiality of Buyer.
                  ------------------------

            Buyer shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by Seller in connection with this Agreement. Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by Buyer, (ii) available to Buyer on a non-confidential basis prior to disclosure to Buyer by Seller, or (iii) available to Buyer on a non-confidential basis from a source other than Seller, provided that such source is not known, and by reasonable effort could not be known, by Buyer to be bound by a confidentiality Agreement with Seller or otherwise prohibited from transmitting the information to Buyer by a contractual, legal or fiduciary obligation, Buyer shall not release or disclose such information to any other person, except its employees, contractors and agents on a need-to-know basis, in connection with this Agreement, who has not first been advised of the confidentiality provision of this Section 7.2 and has agreed to comply in writing with such provisions. Buyer shall promptly notify Seller if it receives notice or otherwise concludes that the production of any information subject to this Section 7.1 is being sought under any provision of law. Buyer may utilize information subject to this Section 7.1 in any arbitration proceeding under Article 13, subject to a confidentiality agreement with the arbitrator(s) and other participants.

             7.3  Confidentiality of Audits.
                  -------------------------

            The independent auditor performing any audit, as referred to in
  Section 4.4, shall be subject to a confidentiality agreement between the auditor and the Party being audited. Such information shall be treated as confidential except to the extent that its disclosure is required by regulatory or judicial order, for reliability purposes pursuant to Good Utility Practice, pursuant to the FERC's rules and regulations as set forth in 18 C.F.R. Part 37, as amended from time to time, or as required by the System Operator pursuant to NEPOOL information sharing policies. Except as provided herein, neither Party will disclose the audit information to any third party, without the other Party's prior written consent. Audit information in the hands of the Party not being audited shall be subject to all provisions of Section 7.1 or 7.2, as applicable.

             7.4  Remedies.
                  --------

            The Parties agree that monetary damages by themselves would be inadequate to compensate a Party for the other Party's breach of its obligations under Section 7.1 or 7.2, as applicable. Each Party accordingly agrees, subject to Section 19.1, that the other Party shall be entitled to equitable relief, by way of injunction or otherwise if the first Party breaches or threatens to breach its obligations under Section 7.1 or 7.2, as applicable.

                                  ARTICLE 8.0
                                    DEFAULT
                                    -------

            8.0   Default.
                  -------

            8.1   General.  Seller shall be entitled to operate and/or purchase
                  -------
  at fair market value from Buyer such DC power systems, components of protection and metering circuits, SCADA equipment, secondary circuit components, communication equipment, and building facilities, software, documentation, and structural components associated with the foregoing, that are necessary for Seller to operate and/or maintain its transmission and distribution business if:

                 (a) Buyer shall commence any case under federal bankruptcy laws or other proceeding under any similar law of any jurisdiction for the relief of debtors or shall petition or apply for the appointment of a trustee or other custodian, liquidator, or receiver for Buyer or for any substantial part of the Purchased Assets;

                 (b) a decree or order for relief shall be entered in respect of Buyer in an involuntary case under federal bankruptcy laws or in any other proceeding under any similar law of any jurisdiction for the relief of debtors or a decree or order shall be entered appointing a trustee or other custodian, liquidator, or receiver for Buyer or for any substantial part of the Purchased Assets;

                 (c) Buyer shall cease its operations without having an assignee, successor, or transferee in place; or

                 (d) Buyer or Buyer's assignee, successor, or transferee shall fail to perform, keep or observe any term, provision, condition, covenant or agreement set forth in this Agreement, which failure adversely affects Seller's T&D System, the Interconnection Facilities and/or the regional network.

  In the event that Section 8.1(d) is applicable, Seller shall give Buyer or Buyer's assignee, successor or transferee written notice, pursuant to Article 20, of its intent to implement its rights under this Section 8.1, which notice shall specify the actual or alleged failure of Buyer to comply with such obligations or duties. Seller shall then be entitled to implement this
  Section 8.1 only if Buyer or Buyer's assignee, successor or transferee fails:

                 (a) to notify Seller within fifteen (15) Business Days after receipt of Seller's notice by Buyer or Buyer's assignee, successor or transferee of the steps it will take to remedy such failure, and

                  (b)  to remedy such failure within

                       (i) ten (10) days after the delivery of Buyer's notification to Seller, or

                       (ii) such longer period as is necessary to remedy the
                  failure if (x) the failure cannot be reasonably remedied within ten (10) days, (y) Buyer or Buyer's assignee, successor or transferee commences action to remedy such failure within ten (10) days and takes, or permits Seller to take, interim measures to minimize the adverse impacts of the failure on the T&D System or the Interconnection Facilities, and (z) the failure does not, in the Seller's judgment exercised pursuant to Good Utility Practice, endanger life or property or impair or create a significant risk to the safety, reliability, stability, or integrity of the T&D System or the

                  Interconnection Facilities (in which case Seller may implement its rights under Section 8.1 as necessary in its judgment to avert such condition).

     If Buyer and Seller shall be unable to agree upon the fair market value of any such property for purposes of this Section, the matter shall be resolved pursuant to Article 13, and Seller shall be entitled to operate such property pending such resolution.

            8.2     Failure to Pay; Interest.  In addition to, and not in
                    ------------------------
  limitation of, Sections 5.6 and 8.1 (but subject to Section 5.6 regarding terminations of service), in the event either Party (a "Defaulting Party") fails to make a payment to the other Party on or before the date when due (including, without limitation, any payment under Section 8.3), and such failure is not corrected within thirty (30) calendar days after the other Party notifies the Defaulting Party to cure such failure, the other Party shall be entitled payment of all sums due by the Defaulting Party, together with interest on all said amounts, until paid, at a rate of interest that is two percent (2%) greater than the Index Rate.

            8.3     Performance of Obligations of a Defaulting Party.  If either
                    ------------------------------------------------
  Party (a "Defaulting Party") fails to carry out its obligations under this Agreement and such failure could reasonably be expected to have an adverse effect on Seller's T&D System, the Interconnection Facilities, Buyer's facilities or the regional network, the other Party, following ten (10) days' prior written notice to the Defaulting Party (except in cases of emergencies in which case only such notice as shall be reasonably practicable in the circumstances) may, but shall not be obligated to, perform the obligations of the Defaulting Party hereunder (including, without limitation, maintenance obligations), in which case the Defaulting Party shall, upon presentation of an invoice therefor, reimburse the other Party for all costs and expenses incurred by it in performing said obligations of the Defaulting Party hereunder (including, without limitation, costs associated with its employees and the costs of appraisers, engineers, environmental consultants and other experts retained by said Party in connection with performance of obligations of the Defaulting Party), together with interest on all said amounts, until paid, at a rate of interest that is two percent (2%) greater than the Index Rate.

            8.4  Collection Expenses. The Defaulting Party shall pay the other
                 -------------------
  Party's actual costs of collection and attempted collection, including, without limitation: (a) those expenses incurred or paid to collect or attempt to collect obligations due said other Party under or pursuant to this Agreement, (b) expenses of dealing with any person or entity in any bankruptcy proceeding, (c) all out-of-pocket expenses incurred by said other Party for said other Party's attorney and paralegal fees, disbursements, and costs, all at such rates and with respect to such services as said other Party in its sole discretion may elect to pay (as such rates may vary from time to time during the course of the performance of such services) including the costs of attorneys who are employees of said other Party, and (d) the costs of appraisers, engineers, environmental consultants and other experts that may be retained by said other Party in connection with such collection efforts.

            8.5     Rights Cumulative.  The rights and remedies of both Parties
                    -----------------
  in this Article 8 and elsewhere set forth in this Agreement are cumulative and non-exclusive.

                                  ARTICLE 9.0
                  DAMAGE TO EQUIPMENT, FACILITIES AND PROPERTY
                  --------------------------------------------

             9.0    Damage to Equipment, Facilities and Property.
                    --------------------------------------------

             9.1    Buyer's Responsibility.
                    ----------------------

            Except to the extent of Seller's reckless or willful conduct, and subject to Section 10.3, Buyer shall be responsible for all physical damage to or destruction of property, equipment and/or facilities owned by Buyer and/or its affiliates, regardless of who brings the claim and regardless of who caused the damage and Buyer shall not seek recovery or reimbursement from Seller for such damage.

             9.2    Seller's Responsibility.
                    -----------------------

            Except to the extent of Buyer's reckless or willful conduct, Seller shall be responsible for all physical damage to or destruction of property, equipment and/or facilities owned by Seller and/or its affiliates, regardless of who brings the claim and regardless of who caused the damage and Seller shall not seek recovery or reimbursement from Buyer for such damage.

             9.3  Disputes.
                  --------

            Any claims by either Party against the other under this subsection are subject to the dispute resolution process described in Article 13.

             9.4    Limitation of Liability.
                    -----------------------

            In no event shall either Party be liable for any consequential or indirect damages, including for lost profits or revenues, to the other Party (or anyone claiming through it) which such Party suffered as a result of physical damage to its property, equipment and/or facilities.

             9.5    Insurance.
                    ---------

            The obligations under this Article 9.0 shall not be limited in any way by any limitation on either Party's insurance, and each Party waives any subrogation which any of its insurers may have against the other Party.

                                  ARTICLE 10.0
                                INDEMNIFICATION
                                ---------------

             10.0   Indemnification.
                    ---------------

             10.1   Buyer's Indemnification.
                    -----------------------

            10.1.1 Buyer shall indemnify, hold harmless and defend Seller, its parent and affiliates, their officers, directors, employees, agents and assigns, from any and all claims and/or liability for injuries, including death, to any person or for damage to property other than property, equipment and/or facilities belonging to either Buyer or Seller, including, without limitation, any claims by employees of Buyer, Seller or one of their affiliates or subcontractors (including all attorneys' fees and costs), caused in whole or in part by any act or omission of Buyer (and/or one of its affiliates or subcontractors), when so caused without any fault on Seller's part.

            10.1.2 Buyer shall indemnify, hold harmless and defend Seller, its parent and affiliates, their officers, directors, employees, agents and assigns for Buyer's proportionate share of any and all claims and/or liability for injuries, including death, to any person or for damage to property other than property, equipment and/or facilities belonging to either Buyer or Seller, including, without limitation, any claims by employees of Buyer, Seller or one of their affiliates or subcontractors (including all expenses, legal or otherwise), caused in whole or in part by any act or omission of both Buyer (and/or one of its affiliates or subcontractors) and Seller (and/or one of its affiliates or subcontractors). For the purposes of this provision, "Buyer's proportionate share" includes the percentage of fault attributed to Buyer and/or its affiliates or subcontractors.

            10.1.3 In the event and to the extent that a claim is made by an employee of Buyer against Seller and/or its parent, affiliates, officers, directors, employees, agents and/or assigns, Buyer shall indemnify Seller and/or its parent, affiliates, officers, directors, employees, agents and/or assigns as set forth in Sections 10.1.2 and 10.1.3 above to the same extent as if the claim was made by a non-employee of Buyer. Accordingly, in order to render the parties' intent and this indemnity agreement fully enforceable, Buyer hereby expressly and without reservation waives any defense or immunity it may have under any applicable workers' compensation laws or any other statute or judicial decision, including, without limitation, Diamond International Corp. v. Sullivan & Merritt, Inc., 493 A.2d 1043 (Me. 1985), disallowing or limiting such indemnification and consents to a cause of action for indemnity.

            10.1.4 As part of its indemnification obligations as set forth above, Buyer agrees to indemnify Seller for all attorneys' fees and costs, Seller incurs in establishing its right to indemnity.

             10.2   Seller's Indemnification.
                    ------------------------

            10.2.1 Seller shall indemnify, hold harmless and defend Buyer, its parent and affiliates, their officers, directors, employees, agents and assigns from any and all claims and/or liability for injuries, including death, to any person or for damage to property other than property, equipment and/or facilities belonging to either Buyer or Seller, including, without limitation, any claims by employees of Buyer, Seller or one of their affiliates or subcontractors (including all attorneys' fees and costs), caused in whole or in part by any act or omission of Seller (and/or one of its affiliates or subcontractors), when so caused without any fault on Buyer's part.

            10.2.2 Seller shall indemnify, hold harmless and defend Buyer, its parent and affiliates, their officers, directors, employees, agents and assigns for

  Seller's proportionate share of any and all claims and/or liability for injuries, including death, to any person or for damage to property other than property, equipment and/or facilities belonging to either Buyer or Seller, including, without limitation, any claims by employees of Buyer, Seller or one of their affiliates or subcontractors (including all attorneys' fees and costs), caused in whole or in part by any act or omission of both Buyer (and/or one of its affiliates or subcontractors) and Seller (and/or one of its affiliates or subcontractors). For the purposes of this provision, "Seller's proportionate share" includes the percentage of fault attributed to Seller and/or its Affiliates or subcontractors.

            10.2.3 In the event and to the extent that a claim is made by an employee of Seller against Buyer and/or its parent, affiliates, officers, directors, employees, agents and/or assigns, Seller shall indemnify Buyer and/or its parent, affiliates, officers, directors, employees, agents and/or assigns as set forth in Sections 10.2.1 and 10.2.2 above to the same extent as if the claim was made by a non-employee of Seller. Accordingly, in order to render the parties' intent and this indemnity agreement fully enforceable, Seller hereby expressly and without reservation waives any defense or immunity it may have under any applicable workers' compensation laws or any other statute or judicial decision, including, without limitation, Diamond International Corp. v. Sullivan & Merritt, Inc., 493 A.2d 1043 (Me. 1985), disallowing or limiting such indemnification and consents to a cause of action for indemnity.

            10.2.4 As part of its indemnification obligations as set forth above, Seller agrees to indemnify Buyer for all attorneys' fees and costs, Buyer incurs in establishing its right to indemnity.

             10.3   Limitation on Seller's Responsibility.
                    -------------------------------------

            Buyer acknowledges that Seller's sale of the Purchased Assets was on an "as is" basis (except as expressly provided in the APA), and the parties agree and acknowledge that any claims arising out of or caused by Seller's ownership, use or maintenance of the Purchased Assets during the period of Seller's ownership, regardless of who brings the claims shall be governed solely by the APA.

             10.4  Indemnification Procedures.
                   --------------------------

            If either Party intends to seek indemnification under this Article
  10.0 from the other Party with respect to any claim or action, the Party seeking indemnification shall give the other Party notice of such claim within thirty (30) days of the commencement of, or actual knowledge of, such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been or may be sustained by said Party. To the extent that the other Party is actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. The Party being indemnified may, if in its reasonable judgment its interests are adverse to the interests of the indemnifying Party, elect to assume at its own expense and by its own counsel the defense of the claim, in which case the indemnifying Party shall cooperate in good faith and at its own expense with the Party being indemnified in such defense. Neither Party may settle or compromise any claim without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld.

            10.5    Survival; No Limitation.  The indemnification obligations of
                    -----------------------
  each Party under this Article 10.0 shall continue in full force and effect regardless of whether this Agreement has expired or been terminated or canceled and shall not be limited in any way by any limitation on insurance, on the amount or types of damages, or by any compensation or benefits payable by the Parties under any applicable workers' compensation acts, disability benefit acts or other employee acts.

                                  ARTICLE 11.0
                                   INSURANCE
                                   ---------

            11.0    Insurance.
                    ---------

            11.1    General.  The Parties agree to maintain at their own cost
                    -------
  and expense, fire, liability, workers' compensation, and other forms of insurance relating to their property and facilities in the manner and amounts set forth in Schedule M, as both Parties may from time to time, agree to
               ----------
  amend, a current copy of which is attached hereto and incorporated by reference as if fully set forth herein.

            11.2  Certificates of Insurance; Claims Made Coverage.  The Parties
                  -----------------------------------------------
  agree to furnish each other with certificates of insurance evidencing the insurance coverage set forth in Schedule M and additional insured status. The
                                  ----------
  Parties agree to notify and send copies to the other of any policies maintained hereunder written on a "claims made" basis. The Parties may require the other to maintain tail coverage for six years on all policies written on a "claims made" basis.

            11.3    Notice of Cancellation, Etc.  Every contract of insurance
                    ----------------------------
  providing the coverages required in Schedule M shall contain the following or
                                      ----------
  equivalent clause: "No reduction, cancellation or expiration of the policy shall be effective until ninety (90) days from the date written notice thereof is actually received by said Party." Upon receipt of any notice of reduction, cancellation or expiration, the Party shall immediately notify the other Party in accordance with Article 20.

            11.4    Additional Insureds.  Each Party and its Affiliates shall be
                    -------------------
  named as additional insureds on the general liability insurance policies set forth in Schedule M under this Agreement; and each Party shall waive its
           ----------
  rights of recovery against the other for any loss or damage covered by such policy.

            11.5    Failure to Comply.  Failure of either Party to comply with
                    -----------------
  the foregoing insurance requirements, or the complete or partial failure of an insurance carrier to fully protect and indemnify the other Party or their Affiliates or the inadequacy of the insurance, shall not in any way lessen or affect the obligations or liabilities of each Party to the other.

            11.6    Waiver of Subrogation.  The Parties on behalf of themselves,
                    ---------------------
  their parents, and affiliates, each waive any right of subrogation under their respective insurance policies for any liability each has agreed to assume under this Agreement. Evidence of this requirement shall be noted on all certificates of insurance.

                                  ARTICLE 12.0
                                 FORCE MAJEURE
                                 -------------

            12.0    Force Majeure.
                    -------------

            12.1    General.  Notwithstanding anything in this Agreement to the
                    -------
  contrary, Buyer and Seller shall not be liable in damages or be otherwise or responsible to the other for a failure to carry out any of its obligations under this Agreement if and only to the extent that they are unable to so perform or are prevented from performing by an event of force majeure. Such exclusion from liability shall extend for the period of time necessitated by such event of force majeure.

            12.2    Content of Term.  The term "force majeure" as used herein,
                    ---------------
  means those causes beyond the reasonable control of the Party affected, which through the exercise of Good Utility Practice and reasonable care that Party could not have avoided, including without limitation the following: any act of God, labor disturbance, act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, order, regulation or restriction imposed by governmental military or lawfully established civilian authorities, or any other cause of a similar nature beyond a Party's reasonable control.

            12.3    Procedures.  If a Party shall rely on the occurrence of an
                    ----------
  event or condition described above, as a basis for being excused from performance of its obligations under this Agreement, then the Party relying on the event or condition shall: (i) provide prompt written notice of such force majeure event to the other Party giving an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (ii) exercise all reasonable efforts to continue to perform its obligations under this Agreement, (iii) expeditiously take commercially reasonable action to correct or cure the event or condition excusing performance; provided that settlement of strikes or other labor disputes will be completely within the sole discretion of the Party affected by such strike or labor dispute; (iv) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (v) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance. All performance obligations hereunder, shall be extended by a period equal to the term of the resultant delay.

                                  ARTICLE 13.0
                                    DISPUTES
                                    --------

            13.0    Disputes.
                    --------

            13.1    Actions Prior to Arbitration.  Except for disagreements
                    ----------------------------
  pertaining to Interconnection Facilities Charges and T&D Service payments pursuant to Section 5.6 above and as provided in Sections 13.2.1 and 13.8, any disagreement between the Parties as to their rights and obligations arising out of or relating to this Agreement shall first be addressed by the Parties. In the event that representatives of Buyer and Seller are unable in good faith, to satisfactorily resolve their disagreement, they shall refer the matter to their respective senior management. Operational representatives of each Party shall meet and confer in person at least once before referring the matter to senior management.

            13.2    Applicability of Arbitration.  Except as provided in Section
                    ----------------------------
  13.2.1 or 13.8 below, if after using their reasonable efforts to try to resolve the dispute (which shall include at least one face to face meeting attended by representatives of senior management of both Parties), senior management has not resolved the dispute in 30 days, independent arbitration proceedings, as set forth below, shall be utilized to resolve the dispute.

            13.2.1 Notwithstanding Section 13.2 above, disagreements between the Parties as to their rights and obligations arising out of Article 10 shall not be considered "Arbitrable Claims."

            13.3    Selection of Arbitrator; Arbitration Process.  Any
                    --------------------------------------------
  arbitration initiated under this Agreement shall be conducted before a single neutral arbitrator appointed by the Parties. For purposes of this Agreement an arbitrator shall not be considered "neutral" if the arbitrator has previously served as an arbitrator for a dispute involving the Parties or is a present or former lawyer, employee or consultant of a Party or any of its affiliates. The arbitrator shall be knowledgeable in matters that are the subject of the dispute, and shall not have any current or past substantial business or financial relationships with any Party to the arbitration. Any arbitration under this Agreement shall be initiated by written request of a Party. Copies of any such request shall be served on the other Party, and shall specify the issue or issues in dispute and summarize the Party's claim with respect thereto. Within ten business days after receipt of such a request, authorized representatives of the Parties shall confer and attempt to agree upon appointment of a single neutral arbitrator. If such agreement is not accomplished within 15 business days after receipt of such a request, any Party may request the American Arbitration Association ("AAA") to administer the arbitration and to appoint an arbitrator in accordance with its Commercial Arbitration Rules, which rules shall govern the conduct of the arbitration in the absence of contrary agreement by all

  Parties. An arbitrator appointed by the AAA shall be a neutral arbitrator, shall be knowledgeable in the matters that are the subject of the dispute, and shall not have any current or past substantial business or financial relationship with either Party, all as more fully set forth above. Within 5 business days of the appointment of an arbitrator, either Party may object to the appointment on the grounds that the arbitrator selected does not meet the foregoing criteria, by filing a written notice of objection with the AAA, whereupon the AAA shall appoint a different arbitrator. The arbitrator shall within thirty days of the conclusion of the hearing, unless such time is extended by agreement of all Parties, notify the Parties in writing of his decision, stating his reasons for such decision and separately listing his findings of fact and conclusions of law.

            13.4    Time Schedule.  Unless otherwise agreed, the arbitrator
                    -------------
  shall render a decision within ninety (90) days of appointment and shall notify the Parties in writing of such decision and the reasons therefor.

            13.5    Procedure.  The arbitrator shall be authorized only to
                    ---------
  interpret and apply the provisions of this Agreement or any related agreements entered into under this Agreement and shall have no power to modify or change any of the above in any manner. The decision of the arbitrator shall be final and binding upon the Parties, and judgment on the award may be entered in any court having jurisdiction. The decision of the arbitrator may be challenged solely on the grounds that the conduct of the arbitrator, or the decision itself, violated the standards set forth in the Federal Arbitration Act and/or any applicable Maine law, or for review of errors of law. The final decision of the arbitrator must also be filed with FERC if it affects jurisdictional rates, terms and conditions of service or facilities.

             13.6   Remedies.
                    --------

            13.6.1 The arbitrator shall not award punitive damages or multiple damages or any other damages not measured by the prevailing Party's actual damages.

            13.6.2 Any award of damages by the arbitrator shall be determined, limited and controlled by the limitation of damages provisions in this Agreement.

            13.6.3 The arbitrator may, in its discretion, award pre-award and post-award interest on any damages award; provided, however, that the rate of pre-award or post-award interest shall not exceed a rate equal to the Index Rate plus two percent (2%) per annum. Except as provided in Article 8, the arbitrator shall not award costs, including attorneys' fees, expenses and the costs of the arbitration.

            13.7    Confidentiality.  The existence, contents, or results of any
                    ---------------
  arbitration hereunder may not be disclosed without the prior written consent of both Parties; provided, however, either Party may make disclosures as may be necessary to fulfill regulatory obligations to any regulatory bodies having jurisdiction, and may inform their lenders, affiliates, auditors, and insurers, as necessary, under pledge of confidentiality and can consult with experts as required in connection with the arbitration under pledge of confidentiality. If any Party seeks preliminary injunctive relief from any court to preserve the status quo or avoid irreparable harm pending mediation or arbitration, the Parties agree to use commercially reasonable efforts to keep the court proceedings confidential, to the maximum extent permitted by law.

             13.8   FERC Jurisdiction Over Certain Disputes.
                    ---------------------------------------

            13.8.1 Nothing in this Agreement shall preclude, or be construed to preclude, any Party from filing a petition or complaint with FERC with respect to any arbitrable claim over which FERC has jurisdiction. In such case, the other Party may request FERC to reject or to waive jurisdiction. If FERC rejects or waives jurisdiction, with respect to all or a portion of the claim, the portion of the claim not so accepted by FERC shall be resolved through arbitration, as provided in this Agreement. To the extent that FERC asserts or accepts jurisdiction over the claim, the decision, finding of fact, or order of FERC shall be final and binding, subject to judicial review under the Federal Power Act, and any arbitration proceedings that may have commenced prior to the assertion or acceptance of jurisdiction by FERC shall be stayed, pending the outcome of the FERC proceedings.

            13.8.2 The arbitration panels shall have no authority to modify, and shall be conclusively bound by, any decision, finding of fact, or order of FERC. However, to the extent that a decision, finding of fact, or order of FERC does not provide a final or complete remedy to the Party seeking relief, such Party may proceed to arbitration under this Article 13.0 to secure such remedy, subject to the FERC decision, finding, or order.

            13.9    Preliminary Injunctive Relief.  Nothing in this Article 13.0
                    -----------------------------
  shall preclude, or be construed to preclude, the resort by either Party to a court of competent jurisdiction solely for the purposes of securing a temporary or preliminary injunction to preserve the status quo or avoid irreparable harm pending arbitration pursuant to this Article 13.0.

            13.10   Location of Arbitration.  Any arbitration hereunder
                    -----------------------
  shall be conducted in Portland, Maine unless otherwise agreed to by both Parties.

            13.11   Costs.  Except as provided in Section 8.4, each Party
                    -----
  shall be responsible for its own costs, including attorneys' fees, incurred during the arbitration process and for one half of the cost of the arbitrator.

                                  ARTICLE 14.0
                                REPRESENTATIONS
                                ---------------

            14.0    Representations.
                    ---------------

            14.1    Representations of Seller.  Seller represents and
                    -------------------------
  warrants to Buyer as follows:

            14.1.1  Organization.  Seller is a corporation duly
                    ------------
  organized, validly existing and in good standing under the laws of the State of Maine and Seller has the requisite corporate power and authority to carry on its business as now being conducted;

            14.1.2  Authority Relative to this Agreement.  Seller has
                    ------------------------------------
  the requisite corporate power and authority to execute and deliver this Agreement and to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by the Board of Directors of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding Agreement of Seller enforceable against it in accordance with its terms;

            14.1.3  Regulatory Approval.  Seller has obtained all
                    -------------------
  approvals of, and given all notices to, any public authority that are required for Seller to execute, deliver and perform its obligations under this Agreement;

            14.1.4  Compliance With Law and Agreements. Seller represents and
                    ----------------------------------
  warrants that: (x) it is not in violation of any applicable law, statute, order, rule, or regulation promulgated or judgment entered by any federal, state, or local governmental authority, which individually or in the aggregate would adversely affect Seller's entering into or performance of its obligations under this Agreement; and (y) its entering into and performance of its obligations under this Agreement will not give rise to any default under any agreement to which it is a party; and

            14.1.5 Seller represents and warrants that it will comply with all applicable laws, rules, regulations, codes, and standards of all federal, state, and local governmental agencies having jurisdiction over Seller or the transactions under this Agreement and with which failure to comply could reasonably be expected to have a material adverse effect on Buyer.

            14.2    Representations of Buyer.  Buyer represents and
                    ------------------------
  warrants to Seller as follows:

            14.2.1  Organization.  Buyer is a corporation duly
                    ------------
  organized, validly existing and in good standing under the laws of Delaware, and Buyer has the requisite corporate power and authority to carry on its business as now being conducted;

            14.2.2  Authority Relative to this Agreement.  Buyer has the
                    ------------------------------------
  requisite corporate power and authority to execute and deliver this Agreement and to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding Agreement of Buyer enforceable against it in accordance with its terms;

            14.2.3  Regulatory Approval.  Buyer has obtained all
                    -------------------
  approvals of, and given all notices to, any public authority that are required for Buyer to execute, deliver and perform its obligations under this Agreement;

            14.2.4  Compliance With Law and Agreements. Buyer represents
                    ----------------------------------
  and warrants that: (x) it is not in violation of any applicable law, statute, order, rule, or regulation promulgated or judgment entered by any federal, state, or local governmental authority, which, individually or in the aggregate, would adversely affect Buyer's entering into or performance of its obligations under this Agreement; and (y) its entering into and performance of its obligations under this Agreement will not give rise to any default under any agreement to which it is a party; and

            14.2.5 Buyer represents and warrants that it will comply with all applicable laws, rules, regulations, codes, and standards of all federal, state, and local governmental agencies having jurisdiction over Buyer or the transactions under this Agreement and with which failure to comply could reasonably be expected to have a material adverse effect on Seller.

            14.3      Representations of Both Parties.  The representations
                      -------------------------------
  in Sections 14.1.5 and 14.2.5 shall continue in full force and effect for the term of this Agreement.

                                  ARTICLE 15.0
                    ASSIGNMENT/CHANGE IN CORPORATE IDENTITY
                    ---------------------------------------

            15.0      Assignment/Change in Corporate Identity.
                      ---------------------------------------

            15.1      General.  This Agreement and all of the provisions
                      -------
  hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto, including by operation of law, (A) without the prior written consent of the other Party, said consent not to be unreasonably withheld, or (B) as permitted by Section 15.2 or 15.3. Any assignment of this Agreement in violation of the foregoing shall be, at the option of the non-assigning Party, void. Notwithstanding the foregoing, Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purposes of financing or refinancing the Purchased Assets, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances of dispositions in lieu thereof; provided, however, that no such assignment or disposition shall relieve or in any way discharge Buyer or such assignee from the performance of its duties and obligations under this Agreement. Seller agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder for purposes of the financing or refinancing of the Purchased Assets, so long as Seller's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

            15.2     Assignment by Buyer.  An assignment by Buyer, or by any
                     -------------------
  Affiliate of Buyer, of its rights and obligations under this Agreement to an Affiliate of Buyer that owns or becomes the owner of any Purchased Asset may be made without the consent of Seller, in which case Buyer shall (unless Seller otherwise consents, which consent shall not be unreasonably withheld) remain jointly and severally responsible with such transferee Affiliate for the performance of all such obligations. No other or subsequent assignment or transfer of rights or obligations under this Agreement by Buyer shall release Buyer from full liability and financial responsibility for the performance thereof after any such transfer or assignment unless and until the transferee or assignee shall agree in writing to assume the obligations and duties of Buyer under this Agreement and Seller has consented in writing to such release, said consent not to be unreasonably withheld.

            15.3     Assignment by Seller.  An assignment by Seller of its
                     --------------------
  rights and obligations under this Agreement to an Affiliate of Seller that owns all or substantially all of the T&D System may be made without the consent of Buyer, whereupon Seller shall be relieved of all liability hereunder and said Affiliate shall be substituted for Seller hereunder.
  Except as set forth in the preceding sentence no assignment or transfer of rights or obligations under this Agreement by Seller shall release Seller from full liability and financial responsibility for the performance after any such transfer or assignment unless and until the transferee or assignee shall agree in writing to assume the obligations and duties of Seller under this Agreement and Buyer has consented in writing to such release, said consent not to be unreasonably withheld.

            15.4     Termination of Corporate Existence, Etc. If either
                     ----------------------------------------
  Party terminates its existence as a corporate entity, by merger, acquisition, sale, consolidation, or otherwise, or if all or substantially all of such Party's assets are transferred to another person or business entity, without complying with Section 15.1 above, the other Party shall have the right enforceable in a court of competent jurisdiction, to enjoin the first Party's successor from using the property in any manner that interferes with, impedes, or restricts such other Party's ability to carry out its ongoing business operations, rights and obligations.

  Where applicable, Seller shall have the right as set forth in Section 8.1 to operate that equipment set forth in Section 8.1 which is necessary for Seller to maintain its transmission and distribution businesses.

                                  ARTICLE 16.0
                                 SUBCONTRACTORS
                                 --------------

            16.0    Subcontractors.
                    --------------

            16.1    Use of Subcontractors Permitted.  Nothing in this
                    -------------------------------
  Agreement shall prevent the Parties from utilizing the services of subcontractors as they deem appropriate, provided, however, the Parties agree that, where applicable, all said subcontractors shall comply with the terms and conditions of this Agreement.

            16.2    Party to Remain Responsible.  The creation of any
                    ---------------------------
  subcontract relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Each Party shall be fully responsible to the other Party for the acts and/or omissions of any subcontractor it hires as if no subcontract had been made. Any obligation imposed by this Agreement upon the Parties, where applicable, shall be equally binding upon and shall be construed as having application to any subcontractor.

            16.3    Liability For Conduct of Subcontractors. The Parties
                    ---------------------------------------
  shall each be liable for, indemnify, and hold harmless the other Party, their affiliates and their officers, directors, employees, agents, servants, and assigns from and against any and all claims, demands, or actions, from the other Party's subcontractors; and shall pay all costs, expenses and legal fees associated therewith and all judgments, decrees and awards rendered therein.

            16.4    No Third Party Beneficiary.  No subcontractor is
                    --------------------------
  intended to be or shall be deemed a third-party beneficiary of this Agreement.

            16.5    No Limitation by Insurance.  The obligations under this
                    --------------------------
  Article 16.0 shall not be limited in any way by any limitation on subcontractor's insurance.

                                 ARTICLE 17.0
                                LABOR RELATIONS
                                ---------------

            17.0    Labor Relations.
                    ---------------

            The Parties agree promptly to notify the other Party, verbally and then in writing, of any labor dispute or anticipated labor dispute which may reasonably be expected to affect the operations of the other Party.

                                  ARTICLE 18.0
                         INDEPENDENT CONTRACTOR STATUS
                         -----------------------------

             18.0   Independent Contractor Status.
                    -----------------------------

            Nothing in this Agreement shall be construed as creating any relationship between Seller and Buyer other than that of Independent Contractors.

                                  ARTICLE 19.0
                            LIMITATION OF LIABILITY
                            -----------------------

             19.0   Limitation of Liability.
                    -----------------------

             19.1   Consequential Damages.
                    ---------------------

            Notwithstanding any other provision of this Agreement, except for indemnity obligations set forth in Section 8.4, Articles 9 and 10, and in Sections 16.2 and 16.3 above, neither Seller nor Buyer, nor their respective officers, directors, agents, employees, parent or affiliates, successors or assigns or their respective officers, directors, agents or employees, successors or assigns, shall be liable to the other Party or its parent, subsidiaries, affiliates officers, directors, agents, employees, successors or assigns, for claims, suits, actions or causes of action for incidental, punitive, special, indirect, multiple or consequential damages (including attorneys' fees and other litigation costs, or claims for lost profits) connected with or resulting from performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including without limitation any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law, or any other theory of recovery. The provisions of this Section 19.1 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

             19.2   Exclusive Remedies.
                    ------------------

            The remedies set forth in this Agreement are the exclusive remedies for the liabilities of each Party arising out of or in connection with this Agreement.

                                  ARTICLE 20.0
                                    NOTICES
                                    -------

            20.0    Notices.
                    -------

            20.1 At or prior to the Closing Date, each Party shall indicate to the other Party, by notice, the appropriate person during each eight-hour work shift to contact in the event of an emergency, a scheduled or forced interruption or reduction in services. The notice last received by a Party shall be effective until modified in writing by the other Party.

            20.2 All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and will be deemed to have been duly given if so given) by hand delivery, cable, telecopy (confirmed in writing) or telex, or by mail (registered or certified, postage prepaid) to the respective Parties as follows:

            If to the Sellers, to:

            Central Maine Power Company
            83 Edison Drive
            Augusta, Maine  04336
            Attention:  Gerald C. Poulin

            with a copy to:

            Pierce Atwood
            One Monument Square
            Portland, ME  04101
            Attention:  John W. Gulliver, Esq.

            LeBoeuf Lamb Greene & MacRae, LLP
            125 West 55th Street
            New York, NY  10019-5389
            Attention:  Susan A. Marshall, Esq.

            If to the Buyer to:

            National Energy Holdings, Inc.
            c/o FPL Group Capital
            700 Universe Boulevard
            Juno Beach, FL  32408
            Attention:  General Counsel

            with a copy to:

            Orrick, Herrington & Sutcliffe
            666 Fifth Avenue
            New York, NY  10103
            Attention:  Paul B. Abramson, Esq.

  or such other address as is furnished in writing by such Party; and any such notice or communication shall be deemed to have been given as of the date so mailed.

                                  ARTICLE 21.0
                                    HEADINGS
                                    --------

             21.0   Headings.
                    --------

            The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not affect the meaning or interpretation of this Agreement.

                                 ARTICLE 22.0
                                     WAIVER
                                     ------

             22.0   Waiver.
                    ------

            Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE 23.0
                                  COUNTERPARTS
                                  ------------

             23.0    Counterparts.
                     ------------

            This Agreement may be executed in two or more counterparts, all of which will be considered one and the same Agreement and each of which will be deemed an original.

                                  ARTICLE 24.0
                                 GOVERNING LAW
                                 -------------

            24.0     Governing Law.
                     -------------

            24.1 This Agreement and all rights, obligations, and performances of the Parties hereunder, are subject to all applicable Federal and state laws, and to all duly promulgated orders and other duly authorized action of governmental authority having jurisdiction.

            24.2 When not in conflict with or pre-empted by Federal law, this Agreement will be governed by and construed in accordance with the laws of the State of Maine, without giving effect to the conflict of law principles thereof. Except for those matters covered in this Agreement and jurisdictional to FERC or which must first go to arbitration pursuant to
  Article 13.0 herein, any action arising out of or concerning this Agreement must be brought in the courts of the State of Maine. Both Parties hereby consent to the jurisdiction of the State of Maine for the purpose of hearing and determining any action not pre-empted by Federal law; and to the jurisdiction of FERC for those matters governed by FERC rules and regulations or by the Federal Power Act.

                                  ARTICLE 25.0
                          EQUAL EMPLOYMENT OPPORTUNITY
                          ----------------------------

             25.0    Equal Employment Opportunity.
                     ----------------------------

            The Parties agree to comply with all applicable federal, state, and other applicable anti-discrimination laws, the standards and regulations issued thereunder, and the amendments thereto.

                                  ARTICLE 26.0
                                  SEVERABILITY
                                  ------------

            26.0    Severability.
                    ------------

            In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the Parties shall, to the extent possible, negotiate an equitable adjustment to the provisions of this Agreement, with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions hereof shall not be affected thereby.

                                  ARTICLE 27.0
                                   AMENDMENTS
                                   ----------

            27.0    Amendments.
                    ----------

            27.1    Seller may unilaterally make application to FERC under
  Section 205 of the Federal Power Act and pursuant to the FERC's rules and regulations promulgated thereunder for a change in any rates, terms and conditions, charges, classification of service, rule or regulation for any services Seller provides under this Agreement over which FERC has jurisdiction.

            27.2 Buyer may exercise its rights under Section 206 of the Federal Power Act and pursuant to FERC's rules and regulations promulgated thereunder with respect to any rate, term, condition, charge, classification of service, rule or regulation for any services provided under this Agreement over which FERC has jurisdiction.

            27.3 In addition to the terms set forth in Sections 27.1 and 27.2, this Agreement may be amended, modified, or supplemented by written agreement of both Seller and Buyer.

                                  ARTICLE 28.0
                                ENTIRE AGREEMENT
                                ----------------

            28.0   Entire Agreement.
                   ----------------

            This Agreement and the Separation Document constitute the entire
                                   -------------------
  understanding between the Parties, and supersede any and all previous understandings, oral or written, which pertain to the subject matter contained herein or therein. If there is any conflict in said documents, the Separation Document shall control over this Agreement.
                 -------------------

      IN WITNESS WHEREOF the Parties have executed and delivered this Agreement as of the date and year first above written.

                                                     CENTRAL MAINE POWER COMPANY


                                                  By:___________________________
                                                             Its

                                                  NATIONAL ENERGY HOLDINGS, INC.

                                                  By:___________________________
                                                             Its

STATE OF MAINE
KENNEBEC, SS.                                                    January 6, 1998


      Then personally appeared the above-named ____________, _____________ of the above-named corporation, and acknowledged this instrument to be his/her free act and deed in said capacity, and the free act and deed of said corporation.

                                               Before me,


                                               _____________________________
                                               Notary Public/Maine Attorney
                                               Print Name:

STATE OF MAINE
KENNEBEC, SS.                                                    January 6, 1998


      Then personally appeared the above-named ____________, _____________ of the above-named corporation, and acknowledged this instrument to be his/her free act and deed in said capacity, and the free act and deed of said corporation.

                                               Before me,


                                               _____________________________
                                               Notary Public/Maine Attorney
                                               Print Name:

                                                                  EXHIBIT 99.(A)

                             Index for Schedule A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

         UNIT LOCATION                UNIT PAGE #    DIAGRAM PAGE #
-------------------------------     --------------- ----------------
Androscoggin #3                            1               1
  System Diagram #216A
Androscoggin Lower                         2               2
  System Diagram #224A
Bates Upper                                3               3
  System Diagram #226
Bates Lower/Continental                    4               4
  System Diagram #228
Bar Mills Hydro                            5               5
  System Diagram #362
Bonny Eagle                                6               6
  System Diagram #314A
Brunswick Hydro                            7               7
  System Diagram #170
Cataract Hydro/Factory Island              8               8
  System Diagram #356
Deer Rips Hydro                            9               9
  System Diagram #216
Fort Halifax                              10              10
  System Diagram #22
Lockwood Hydro                            11              11
  System Diagram #23
Gulf Island                               12              12
  System Diagram #202
Harris Hydro                              13              13
  System Diagram #86
Hill Mill                                 14              14
  System Diagram #227, 22
Hiram                                     15              15
  System Diagram #318
Kezar Falls                               16              16
  System Diagram #319

                                  Index Page 1

                             Index for Schedule A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

         UNIT LOCATION                UNIT PAGE #    DIAGRAM PAGE #
-------------------------------     --------------- ----------------
Ledgemere                                 17              17
  System Diagram #315
Mason Station                             18
  System Diagram #150,                            18, 19, 20
150A, 150B
Monty Hydro                               19          21, 22
  System Diagram #222, 220
NKL Hydro                                 20              23
  System Diagram #355
North Gorham Hydro                        21              24
  System Diagram #308
Oakland Hydro (M2)                        22              25
  System Diagram #30
Rice Rips Hydro (M3)                      23              26
  System Diagram #32
Shawmut Hydro                             24          27, 28
  System Diagram #30, 34
Skelton                                   25              29
  System Diagram #360
Union Gas (MS)                            26              30
  System Diagram #24
West Buxton Hydro                         27              31
  System Diagram #364
Weston Hydro                              28              32
  System Diagram #36
Williams Hydro                            29              33
  System Diagram #80
W.F. Wyman Station                        30
  System Diagram #230,                            34, 35, 36
230A, 230B
Wyman Hydro                               31              37
  System Diagram #82

                                  Index Page 2

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.    Customer:  (Buyer)

      UNIT LOCATION:

      Androscoggin #3, Substation #401, CMP System Diagram #216A:

      NET CAPACITY:

      1 unit                    3.6 MW Summer           3.6 MW Winter

      POINT OF INTERCONNECTION:

      Interconnection of Buyer's 34.5KV single pole disconnects (between KT1H and 34.5KV Bus) to CMP's 34.5KV Bus No. 1

      Interconnection of Buyer's I2KV facilities to CMP's 12KV single pole disconnects 412D4-1a (alternate)

      POINT(S) OF RECEIPT:

      CMP Non-PTF 34.5KV Bus at Deer Rips 34.5KV Switchyard

II.   INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

      No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III.  ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

      None

IV.   SPECIAL CONDITIONS:

      1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


I.   BUYER:    (BUYER)


     UNIT LOCATION:

     Androscoggin Lower, Substation #402, CMP System Diagram #224A:

     NET CAPACITY:

     1 unit                     0 KW Summer             0 KW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 12KV line fused disconnect to CMP's 12KV circuit 424D6

     POINT(S) OF RECEIPT:

     CMP Non-PTF 12KV circuit 424D6

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local distribution.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Bates Upper, Substation #465, CMP System Diagram #226:

     NET CAPACITY:

     3 units                    3 MW Summer             3 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's generator breaker KG1 to CMP's 600 volt Bus.

     Interconnection of Buyer's generator breakers KG2 and KG3 600 volt leads to CMP's 600 volt bus

     POINT(S) OF RECEIPT:

     Unit No. 1 to CMP's Non-PTF 600V Bus No. 1.

     Unit No. 2 and No. 3 to CMP's Non-PTF 600V Bus.

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local distribution.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Bates Lower/Continental, Substation #464, CMP System Diagram #228:

     NET CAPACITY:

     5 units                    1 MW Summer             1 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer 600 volt single pole disconnect (T1L) to CMP's 600 volt low voltage leads from transformer Bank No. 1

     POINT(S) OF RECEIPT:

     CMP Non-PTF 12KV/600V transformer No. 1 low side bushings

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local distribution.


III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Bar Mills Hydro, Substation #601, CMP System Diagram #362:

     NET CAPACITY:
     2 units                    4 MW Summer                     4 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer 34.5KV air break switch (T1H) to CMP's 34.5KV line section 172 lateral tap

     POINT(S) OF RECEIPT:

     CMP Non-PTF 34.5KV line section 172

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Bonny Eagle, Substation #610, CMP System Diagram #314A:

     NET CAPACITY:

     6 units                    10.2 MW Summer               10.2 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's single pole disconnect switch on high side breaker KT1H, to CMP's 34.5KV Bus No. 7

     Interconnection of Buyer's Bus tie single pole disconnect switch BS5/6 to CMP's 34.5 Bus No. 6

     POINT(S) OF RECEIPT:

     CMP Non-PTF 34.5 Bus No. 6 and 34.5KV Bus No. 7

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Brunswick Hydro, Substation #273, CMP System Diagram #170:

     NET CAPACITY:

     3 units                    20.2 MW Summer                  20.2 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's circuit switch KT1H to CMP's 34.5 Bus No. 1

     POINT(S) OF RECEIPT:

     CMP Non-PTF 34.5KV Bus at Brunswick Hydro Switchyard

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Cataract Hydro, Substation #615, CMP System Diagram #356

     Factory Island, Substation #621, CMP System Diagram #356:

     NET CAPACITY:

     1 unit                     8.9 MW Summer                   8.9 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's single pole disconnect switch on KT1H to CMP's 34.5KV Bus located in 34.5KV switchyard

     POINT(S) OF RECEIPT:

     CMP Non-PTF 34.5KV Bus at Factory Island 34.5KV Switchyard

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Deer Rips Hydro, Substation #412, CMP System Diagram #216:

     NET CAPACITY:

     7 units                    7 MW Summer                     7 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 34.5KV single pole disconnects (between KT1H and 34.5KV Bus) to CMP's 34.5KV Bus No. 1

     POINT(S) OF RECEIPT:

     CMP Non-PTF 34.5KV Bus at Deer Rips 34.5KV Switchyard

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Fort Halifax, Substation #819, CMP System Diagram #22:

     NET CAPACITY:

     2 units                    1.8 MW Summer                   1.8 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 34.5KV air breaker switch T1H to CMP's 34.5KV Bus No. 4 located in Fort Halifax 34.5KV Switchyard

     POINT(S) OF RECEIPT:

     CMP Non-PTF 34.5KV Bus at Fort Halifax 34.5KV Switchyard

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Lockwood Hydro, Substation #830, CMP System Diagram #23

     NET CAPACITY:

     7 units                    4 MW Summer                     4 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's unit No. 7, 12KV gang operated disconnect switch (856DX1-12 located on pole 10.3) to CMP's 12KV West Waterville circuit 865DX1

     Interconnection of Buyer's Units 1-6 and circuit 830K1 to Buyer's circuits 819K8 and 819K9 and 4KV Bus No. 2 at Fort Halifax

     POINT(S) OF RECEIPT:

     Unit 7 - CMP Non-PTF 12KV West Waterville distribution circuit 865DX1

     Units 1-6 - CMP Non-PTF 34.5KV Bus at Fort Halifax 34.5KV switchyard

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     Unit 7 - no interconnection facilities are currently identified between ownership point of demarcation and CMP local distribution.

     Units 1-6 - no interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Gulf Island, Substation #417, CMP System Diagram #202:

     NET CAPACITY:

     3 units                    23 MW Summer                    23 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's single pole disconnect switch on KBS1/2 and gang operated disconnect switch T5/BS1 to CMP's 34.5KV Bus No. 1 located in 34.5KV switchyard

     POINT(S) OF RECEIPT:

     CMP Non-PTF 34.5KV Bus at Gulf Island 34.5KV Switchyard

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:  (Buyer)

     UNIT LOCATION:
     Harris Hydro, Substation #823, CMP System Diagram #86.

     NET CAPACITY:

     Unit 1                     17.0 MW Summer                  17.0 MW Winter
     Unit 2                     35.0 MW Summer                  35.5 MW Winter
     Unit 3                     34.0 MW Summer                  34.5 MW Winter
     Unit 4                      1.5 MW Summer                   1.5 MW Winter

A)   POINT OF INTERCONNECTION:
     Interconnection of Buyer's (2)115KV air break switches (T2H, T3H) to CMP's II5KV Bus located in switchyard

     Interconnection of Buyer's outdoor 13.8KV pothead cable termination point to CMP's gang operated load break switch T1L and single pole disconnect switch 05

     POINT(S) OF RECEIPT:
     Unit 1, 4 - CMP Non-PTF 13KV generator leads to the junction of T1L and 05 at Harris Hydro Switchyard. Unit 2, Unit 3 - CMP Non-PTF 115KV Bus at Harris Hydro Switchyard

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     Units 1, 4 - Transformer No. 1 and associated investment between ownership point of demarcation and CMP Non-PTF 115KV Bus at Harris Hydro.

     All Units- 115KV Bus, 115KV Sections 222 and 82, and K82-1 and Wyman Hydro Substation and associated investment between ownership point of demarcation and CMP PTF 115KV Bus at Wyman Hydro Substation.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

 1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

 2. Due to the integrated nature of this location, Interconnection Facilities are jointly supported and an allocated portion of the cost of these facilities will be supported by the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


I.   BUYER:  (Buyer)

     UNIT LOCATION:

     Hill Mill, Substation #404, CMP System Diagram #227, 22:

     NET CAPACITY:

     6 units                    2 MW Summer                     2 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 600 volt breaker KT1L to CMP's No. 1 Transformer (12KV/600V, 2.5MVA) 600 volt connections located in unit switchgear

     POINT(S) OF RECEIPT:

     CMP Non-PTF 600V cable at Hill Mill Switchgear

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local distribution.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Hiram Substation #419, CMP System Diagram #318:

     NET CAPACITY:

     2 units                    11.6 MW Summer                  11.6 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 34.5KV circuit switch KT1/2H to CMP's 34.5KV Bus No. 1 located in switchyard

     POINT(S) OF RECEIPT:

     CMP's Non-PTF 34.5KV Bus at Hiram Hydro

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Kezar Falls, CMP System Diagram #319:

     NET CAPACITY:

     3 units                    1 MW Summer                     1 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 12KV gang operated disconnect switch T1H to CMP's 12KV lateral tap from circuit 419D1

     Interconnection of Buyer's 12KV gang operated disconnect switch T1H/T2H to CMP's 12KV lateral tap from circuit 419D1

     POINT(S) OF RECEIPT:

     CMP Non-PTF 12KV distribution circuit 419D1

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local distribution.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Ledgemere, CMP System Diagram #315:

     NET CAPACITY:

     1 unit                     0.5 MW Summer                   0.5 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 12KV gang operated disconnect switch T1H to CMP's fused disconnects on 12KV distribution circuit 632D1

     POINT(S) OF RECEIPT:

     CMP Non-PTF 12KV distribution circuit 632D1

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local distribution.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:  (Buyer)

     UNIT LOCATION:

     Mason Station, Substation #235, CMP System Diagram #150,150A,150B:

     NET CAPACITY:

     Unit 3                     33 MW Summer                    33 MW Winter
     Unit 4                     33 MW Summer                    33 MW Winter
     Unit 5                     33 MW Summer                    33 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's (2) 34.5KV air break switches T2H and T1H to CMP's 34.5KV Bus No. 3 located in switchyard

     Interconnection of Buyer's (4) 115KV gang operated disconnects to CMP's 115KV Bus No. 1 and Bus No. 2

     POINT(S) OF RECEIPT:

     CMP PTF 115KV Bus at Mason Station

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Monty Hydro, CMP System Diagram #222, 220:

     NET CAPACITY:

     2 units                    28 MW Summer                    28 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 34.5KV single pole disconnect switch on K144-1 to CMP's 34.5KV Bus No. 8 located at CMP's Lewiston indoor 34.5KV substation adjacent to Monty Hydro

     POINT(S) OF RECEIPT:

     CMP Non-PTF 34.5KV Bus at Lewiston Substation

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     NKL Hydro, Substation #679, CMP System Diagram #355:

     NET CAPACITY:

     2 units                    1 MW Summer                     1 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 12KV fused disconnects to CMP's 12KV circuit tap 621D2

     POINT(S) OF RECEIPT:

     CMP Non-PTF 12KV Distribution circuit 621D2

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local distribution.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     North Gorham Hydro, Substation #637, CMP System Diagram #308

     NET CAPACITY:

     2 units                    1.5 MW Summer                   1.5 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 34.5KV gang operated disconnect switch (T1H) to CMP's 34.5KV Bus located in the switchyard

     POINT(S) OF RECEIPT:

     CMP Non-PTF 34.5KV Bus at North Gorham

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Oakland Hydro M-2, Substation # 839, CMP System Diagram #30:

     NET CAPACITY:

     1 unit                     2.8 MW Summer                   2.8 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 34.5KV air break switch T2H to CMP's 34.5KV Bus No. 1 located in 34.5KV/12KV switchyard

     POINT(S) OF RECEIPT:

     CMP Non-PTF 34.5KV Bus at Oakland Station (M-2)

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Rice Rips Hydro M3, Substation #852, CMP System Diagram #32:

     NET CAPACITY:

     1 unit                     1.7 MW Summer                   1.7 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 4KV gang operated disconnect switch 847/873D2 at pole 503.6 to CMP's 4KV distribution circuit 873D2

     POINT(S) OF RECEIPT:

     CMP Non-PTF 4KV distribution circuit 873D2 at Rice Rips

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local distribution.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

     I.  BUYER:  (BUYER)

     UNIT LOCATION:

     Shawmut Hydro M3, Substation # 847, CMP System Diagram #30, 34, 34A:

     NET CAPACITY:

     8 units                    9.5 MW Summer                   9.5 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's (2) 34.5 air break switches T2H and T1H to CMP's 34.5KV Bus No. 3 at Shawmut 34.5KV switchyard

     Interconnection of Buyer's 34.5KV gang operated interrupter switch T4H to CMP's 34.5KV Bus No. 3 located in 34.5KV switchyard

     POINT(S) OF RECEIPT:

     CMP Non-PTF 34.5KV Bus at Shawmut 34KV

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Skelton, Substation #662, CMP System Diagram #360:

     NET CAPACITY:

     2 units                    20 MW Summer                    20 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 34.5KV air break switch 158-1 to CMP's 34.5KV line section 158 located in Skelton Hydro Switchyard

     POINT(S) OF RECEIPT:

     CMP Non-PTF 34.5KV line at Skelton Hydro

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Union Gas MS, Substation #859, CMP System Diagram #24:

     NET CAPACITY:

     1 unit                     1.6 MW Summer                   1.6 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 12KV single pole disconnect switch T1H to CMP's 12KV South Waterville lateral tap from distribution circuit 855DXI located at Union Gas (M-5)

     POINT(S) OF RECEIPT:

     CMP Non-PTF 12KV South Waterville distribution circuit

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local distribution.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     West Buxton Hydro, Substation #672, CMP System Diagram #364:

     NET CAPACITY:

     6 units                    7.3 MW Summer                   7.3 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's (2) 34.5KV gang operated interrupter switches T2H and T4H to CMP's 34.5KV Bus No. 1 and Bus No. 2 respectively, located in West Buxton Hydro switchyard

     POINT(S) OF RECEIPT:

     CMP Non-PTF 34.5KV Bus in West Buxton Hydro

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Weston Hydro, Substation #866, CMP System Diagram #36:

     NET CAPACITY:

     4 units                     13.2 MW Summer                  13.2 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 34.5KV single pole disconnect switch on KT1H to CMP's 34.5KV Bus No. 5 located in 34.5KV switchyard

     POINT(S) OF RECEIPT:

     CMP Non-PTF 34.5KV Bus at Weston Hydro

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP local network service and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:    (Buyer)

     UNIT LOCATION:

     Williams Hydro, Substation #867, CMP System Diagram #80:

     NET CAPACITY:

     2 units                    14.9 MW Summer                  14.9 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 115KV air break switch 63A-1 to CMP's 115KV Line
     Section 63

     POINT(S) OF RECEIPT:

     Unit 1 - CMP Non-PTF 7KV Bus No. 3 at Williams Substation

     Unit 2 - CMP Non-PTF 115KV Bus No. 1 at Williams Substation

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     63A-1, Lateral Tap 63A, K63A-2, 115KV Bus No. 1, T1H, No. 1 Bank, KT1L, 7KV Bus No. 3 and associated investment between ownership point of demarcation and CMP PTF

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

     2. Due to the integrated nature of this location, Interconnection Facilities are jointly supported and an allocated portion of the cost of these facilities will be supported by the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:  (BUYER)

     UNIT LOCATION:

     W.F Wyman Station, Substation #218, CMP System Diagram #230, 230A, 230B:

     NET CAPACITY:

     Unit 1                     53.5 MW Summer                  53.5 MW Winter
     Unit 2                     53.5 MW Summer                  53.5 MW Winter
     Unit 3                      116 MW Summer                   119 MW Winter
     Unit 4                    614.5 MW Summer                   620 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's (4)11 5KV gang operated disconnect switches T12H-E, 03, 02, 01 to CMP's 115KV Bus located in 115KV/34.5KV switchyard

     Interconnection of Buyer's 34.5KV single pole disconnect switch on K10 to CMP's 34.5KV Bus No. 2 located in 115KV/34.5KV switchyard

     Interconnection of Buyer's 345KV gang operated disconnect switch G4/386-EI to CMP's 345KV line section 386

     POINT(S) OF RECEIPT:

     CMP PTF 115KV Bus at William F. Wyman Station

     CMP PTF 345KV line section 386 at William F. Wyman Station

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     Line Section 386 and associated investment between ownership point of demarcation and CMP South Gorham 345KV/115KV substation (see W.F. Wyman #4 transmission agreement)

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

     2. Due to the integrated nature of this location, Interconnection Facilities are jointly supported and an allocated portion of the cost of these facilities will be supported by the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------

I.   BUYER:  (Buyer)

     UNIT LOCATION:

     Wyman Hydro, Substation #872, CMP System Diagram #82:

     NET CAPACITY:

     Unit 1                     26.7 MW Summer                  27.5 MW Winter
     Unit 2                     27.7 MW Summer                  27.5 MW Winter
     Unit 3                     25.7 MW Summer                  25.7 MW Winter

     POINT OF INTERCONNECTION:

     Interconnection of Buyer's 115KV gang operated disconnect switch BS 1/2 to CMP's l15KV Bus No. 2 located in 115KV switchyard

     POINT(S) OF RECEIPT:

     CMP PTF 115KV Bus at Wyman Hydro 115KV

II.  INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT:

     No interconnection facilities are currently identified between ownership point of demarcation and CMP PTF.

III. ADDITIONAL FACILITIES AND/OR ASSOCIATED EQUIPMENT:

     None

IV.  SPECIAL CONDITIONS:

     1. In the event CMP adds equipment to this location in the future in accordance with good utility practice, and such investment is not deemed PTF, it may be directly assignable to the Buyer.

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------



                      [Figure of Androscoggin No. 3 Hydro]


                                   Figure 1

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------



                      [Figure of Androscoggin Mill Lower]


                                   Figure 2

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                  Figure of Andro Mill Upper/Bates Mill Lower]



                                   Figure 3

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                 [Figure of Continental Mill/Bates Mill Lower]



                                   Figure 4

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                          [Figure of Bar Mills Hydro]



                                   Figure 5

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                            [Figure of Bonny Eagle]


                                   Figure 6

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                          [Figure of Brunswick Hydro]



                                   Figure 7

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                   [Figure of Cataract Hydro/Factory Island]



                                   Figure 8

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                             [Figure of Deer Rips]



                                   Figure 9

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                     [Figure of Fort Halifax - Vassalboro]



                                   Figure 10

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                           [Figure of Lockwood Hydro]



                                   Figure 11

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                         [Figure of Gulf Island Hydro]



                                   Figure 12

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                            [Figure of Harris Hydro]



                                   Figure 13

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                             [Figure of Hill Mill]



                                   Figure 14

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                            [Figure of Hiram Hydro]



                                   Figure 15

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                         [Figure of Kezar Falls Hydro]



                                   Figure 16

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                              [Figure of Limerick]



                                   Figure 17

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                             [Figure of Mason 34KV]




                                   Figure 18

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                             [Figure of Mason 345]




                                   Figure 19

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                           [Figure of Mason (Indoor)]




                                   Figure 20

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                            [Figure of Monty Hydro]



                                   Figure 21

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                           [Figure of Lewiston 34KV]



                                   Figure 22

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                             [Figure of NKL Hydro]



                                   Figure 23

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                            [Figure of North Gorham]



                                   Figure 24

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                          [Figure of Oakland Station]



                                   Figure 25

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                          [Figure of Rice Rips 115KV]




                                   Figure 26

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                           [Figure of Keyes Shawmut]




                                   Figure 27

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                           [Figure of Shawmut Hydro]



                                   Figure 28

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                           [Figure of Skelton Hydro]



                                   Figure 29

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                          [Figure of South Waterville]



                                   Figure 30

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                         [Figure of West Buxton Hydro]




                                   Figure 31

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------



                            [Figure of Weston Hydro]



                                   Figure 32

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                           [Figure of Williams Hydro]



                                   Figure 33

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                 [Figure of William F. Wyman Station (outside)]




                                   Figure 34

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                 [Figure of William F. Wyman Station (inside)]



                                   Figure 35

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                      [Figure of W.F. Wyman Station No. 4]



                                   Figure 36

                                  SCHEDULE A

        INTERCONNECTION FACILITIES AND ASSOCIATED EQUIPMENT DESCRIPTION
        ---------------------------------------------------------------


                         [Figure of Wyman Hydro 115KV]




                                   Figure 37

                                                                  EXHIBIT 99.(B)



                                   D R A F T                          Schedule B


                    TECHNICAL INTERCONNECTION REQUIREMENTS

                                      FOR

                                  GENERATION

                                   D R A F T

                               TABLE OF CONTENTS

I.         General Information....................................................................................3
           -------------------
           A.    Policy Statement.................................................................................3
           B.    Generation Classification........................................................................3
                 1.   Single Phase Generators.....................................................................3
                 2.   Three Phase Generation up to 100 KW.........................................................4
                 3.   Three Phase Generation larger than 100 KW
                      up to 1000 KW...............................................................................4
                 4.   Three Phase Generation larger than 1000 KW..................................................4
                 5.   Three Phase Generation 5 MW or Larger.......................................................5
                 6.   Three Phase Generation 25 MW or Larger......................................................5
                 7.   Emergency Generators and Momentary Paralleling of...........................................5
           C.    Responsibility...................................................................................5
           D.    Interconnection Costs............................................................................6
           E.    Operation and Maintenance Charges................................................................6
           F.    Electrical Service...............................................................................6
           G.    Interconnection Approval.........................................................................6
           H.    Grandfathering...................................................................................7

II.        General Requirements...................................................................................8
           --------------------
           A.    Codes and Standards..............................................................................8
           B.    Capacitors.......................................................................................8
           C.    Phase Unbalances.................................................................................8
           D.    Reactive Capability..............................................................................8
           E.    Transformer Interface............................................................................9
           F.    D.C. Generators..................................................................................9
           G.    Synchronizing Breakers...........................................................................9
           H.    Changes..........................................................................................9
                 1.   Changes to the CMP System..................................................................10
                 2.   Changes to the Intertie Protection System..................................................10
                 3.   Changes to Transformers....................................................................10
                 4.   Changes to the CMP Protection System.......................................................10
                 5.   Unauthorized Changes.......................................................................10
           I.    CMP Disclaimer..................................................................................11
           J.    Switching Equipment and Station Ground..........................................................11
                 1.   Tie Disconnect and Grounding Switch........................................................11
                 2.   High-Side Interrupting Device..............................................................11
                 3.   Station Ground.............................................................................11
           K.    Protection System Requirements..................................................................12
           L.    Location of Intertie Protection Equipment.......................................................12
           M.    Approval Process and Required Information.......................................................12
           N.    Routine Maintenance.............................................................................13

III.       System Protection.....................................................................................16
           -----------------
           A.    CMP Engineering Review of Proposed
                 Generation Facility.............................................................................16
           B.    Transformer Connections.........................................................................16


                                   D R A F T

                                                                                                               Page
           C.    Protection System General Descriptions..........................................................16
                 1.   Intertie Protection System.................................................................17
                 2.   Generation Facility Protection System......................................................17
                 3.   Bulk Power System (BPS)....................................................................18
           D.    Quality of Protection System Equipment..........................................................18
                 1.   Equipment Quality..........................................................................18
                 2.   Primary Wiring.............................................................................19
                 3.   Secondary Wiring...........................................................................19
           E.    Primary Disconnecting Device....................................................................19
           F.    Trip Source (Battery)...........................................................................20
           G.    Backfeeding.....................................................................................20
           H.    Automatic Reclosing of Utility Lines............................................................21
           I.    Transfer Trip...................................................................................21
           J.    CMP's Underfrequency Load Shedding (UFLS) Program...............................................21
           K.    Generator Facility Acceptance...................................................................22
           L.    Synchronizing to the CMP System.................................................................23
           M.    Classification of Installations.................................................................24
                 1.   Type I Installations - (Figure III-l.*)....................................................26
                 2.   Type II Installations - (Figure III-2.*)...................................................27
                 3.   Type III Installations - (Figure III-3.*)..................................................28
                 4.   Type IV Installations - (Figure III-4.*)...................................................30
                 5.   Type V Installations.......................................................................32
           N.    Protection System Device Numbers and Functions..................................................32
           O.    Exceptions......................................................................................33

IV.        Metering..............................................................................................35
           --------
           A.    In and Out Metering.............................................................................35
           B.    Net Energy Billing..............................................................................35
                 1.   Detented Meters............................................................................35
                 2.   Demand Register............................................................................35
                 3.   "IN" KVAR..................................................................................36
           C.    "OUT" Metering (Other than Net Energy Billing)..................................................36
                 1.   All Installations..........................................................................36
                 2.   Installations with Special Contract
                      Requirements...............................................................................36
                 3.   Installations Larger Than 5 MW.............................................................36
           D.    "IN" Metering (Other than Net Energy Billing)...................................................37
                 1.   All Installations..........................................................................37
                 2.   Installations with Load up to 400 KW.......................................................37
                 3.   Installations with Load Greater Than 400 KW................................................37
           E.    Reading Meters..................................................................................37
           F.    Metering One-Line Diagrams......................................................................38
           G.    Metering Enclosure Diagrams.....................................................................38
           H.    CMP Approval....................................................................................38
           I.    Metering Costs..................................................................................38
           J.    Calibration.....................................................................................39

V.         Supervisory Control and Data Acquisition (SCADA)......................................................40
           -----------------------------------------------
           A.    RTU Requirements................................................................................40
           B.    Normal SCADA Requirements.......................................................................40

                 1.   Analog Data (for each generating unit).....................................................40
                 2.   Digital Data (for each generating unit)....................................................40
                 3.   OPEN/CLOSED Status of Each Generator Circuit
                      Breaker....................................................................................40
           C.    Additional SCADA Requirements...................................................................41
                 1.   Analog Data................................................................................41
                 2.   Digital Data...............................................................................41
                 3.   Other Data.................................................................................41

           D.    Communication Channel Requirements..............................................................41

VI.        Power Quality.........................................................................................42
           -------------
           A.    Voltage.........................................................................................42
           B.    Flicker.........................................................................................42
           C.    Harmonic Content................................................................................42

VII.       Safety................................................................................................44
           ------
           A.    Switching and Tagging...........................................................................44
           B.    Code Requirements...............................................................................44
           C.    CMP Responsibility..............................................................................44
           D.    Generator Responsibility........................................................................45
                 1.   Switch Operation...........................................................................45
                 2.   Working on De-energized Equipment..........................................................45
                 3.   Switch Access..............................................................................45
           E.    Deenergized Circuits............................................................................45

VIII.      Operations and Maintenance............................................................................46
           --------------------------
           A.    Generator Interfacing...........................................................................46
                 1.   Trouble Calls..............................................................................46
                 2.   Metering...................................................................................46
                 3.   Normal Business............................................................................46
           B.    Site Inspection.................................................................................46
                 1.   Initial Inspection.........................................................................46
                 2.   Annual Inspection..........................................................................47
                 3.   Biennial Test and Inspection...............................................................47
           C.    Site Access.....................................................................................47
                 1.   Routine Access.............................................................................47
                 2.   Emergency Access...........................................................................47
           D.    Operational Requirements........................................................................48
                 1.   Voltage Control............................................................................49
                 2.   Reactive Power.............................................................................49
                 3.   System Performance Reporting...............................................................49
           E.    Maintenance.....................................................................................50
                 1.   Intertie Protection System (excluding the TIE
                      Breaker)...................................................................................51
                 2.   Intertie Circuit Breakers/Reclosers and
                      Transformers...............................................................................52
                 3.   Station Battery and Charging System........................................................52
           F.    NERC Planning Standards.........................................................................54

IX.        References............................................................................................59
           ----------

                                   D R A F T

REVISION HISTORY

This is the revision history for "Technical Interconnection Requirements for Generation." This document replaces Revision B of CMP's "Technical Interconnection Requirements for Non-Utility Generation" dated December 30, 1994, as well as all earlier versions of the CMP's Technical Interconnection Requirements.

Document Revision                   Date             Reason for Revision
-----------------                   ----             -------------------

A (Original)                                         Supersedes Rev. B above.





--------------------------                          ----------------------------
Scott A. Ludwig, P.E.                                      Ronald E. Grant, P.E.
Electrical Engineer                                   System Protection Engineer
Purchased Power                                                System Protection

                                   D R A F T

                          CENTRAL MAINE POWER COMPANY
                  TECHNICAL INTERCONNECTION REQUIREMENTS FOR

                                  GENERATION

I. PURPOSE - The purpose of this document is to establish the Technical interconnection Requirements for Generation to operate in parallel with Central Maine Power Company's (CMP's) electrical system. This document reflects, in part, CMP's view of Prudent Electrical Practices with respect to the installation of generation and interconnection equipment. These requirements are implemented to establish a basis for maintaining power quality and a safe environment for the general public as well as power consumers, maintenance personnel, and equipment and to facilitate the exchange of information, especially in the preliminary stage of a Generator's site development. This document is a guide and as such, is not intended to be used as the sole basis for the specific design of the Generator's protection system and interconnection with CMP's system. Final design approval will be subject to Central Maine Power Company
         (CMP) review on a case-by-case basis. This document describes the general protection requirements for parallel operation and includes typical one-line diagrams.

II. GENERATOR - In the interest of simplicity, the term "Generator" is used throughout this document to refer to the owner/operator of generation connected to CMP's electrical system.

III. USE - This document is intended for general use by present Generators, prospective Generators and CMP personnel.

                                   D R A F T

I.       GENERAL INFORMATION

         The following general information is supplied to help each Generator establish and maintain an acceptable interconnection with Central Maine Power Company (CMP). Dependability, security, and safety are of the utmost importance to CMP. Careful study of each proposed new installation and the identification of appropriate protective devices is required before a Generator's design is completed.

         A.       POLICY STATEMENT

         It is the policy of CMP to permit Generators to operate generating equipment in parallel with CMP's electric system whenever this can be done without adverse effects to the general public or to CMP's customers, maintenance personnel, or equipment. Certain protective devices (relays, circuit breakers, etc.), approved by competent authority, must be incorporated at any location where a Generator desires to operate generation in parallel with the CMP electrical system. The purpose of these protective devices is to remove the Generator's facility promptly from the CMP electrical system whenever a fault occurs which effects that section of the CMP electrical system. Protective Systems are installed to protect the general public as well as CMP maintenance personnel and equipment from damage or hazards caused by operational problems with the Generator's equipment or CMP's system.

         B.       GENERATION CLASSIFICATION

         The following criteria provides general information about CMP's classification of generation.

                  1.       SINGLE PHASE GENERATORS

                  Single-phase generation equipment up to 25 KW is allowed to operate in parallel with CMP's electrical system. Such equipment may be installed where appropriate power lines exist without an extensive engineering review. However, the Generator must install the appropriate protection as specified in this document and must obtain written authorization from CMP before commencing parallel operation.

                  Single phase generators which derive their excitation directly from the CMP electrical system normally do not pose a backfeed problem when the CMP electrical system is not energized. However, each installation will be

                                   D R A F T

                  carefully reviewed and documented by qualified CMP personnel to insure that no internal source of excitation exists and that the installation complies with all CMP safety and operational procedures.

                  2.       THREE PHASE GENERATION UP TO 100 KW

                  All generators larger than 25 KW, to be connected in parallel with the CMP electrical system, must be three-phase generation connected to three-phase circuits. Systems up to 100 KW may be installed where appropriate without an extensive engineering review by CMP. The Generator must, however, install the appropriate protection system as specified in this document and must obtain written authorization from CMP before commencing parallel operation.

                  3.       THREE PHASE GENERATION LARGER THAN 100 KW UP TO
                           1000 KW

                  Generators within this range will require review and approval by CMP. CMP will review the CMP electrical system parameters in relation to the proposed point of interconnection to determine any necessary changes to the CMP system required to accept this generation. CMP will also verify that the Generator's design meets this interconnection requirement before the Generator will be allowed to be operated in parallel with the CMP electrical system. A functional test of the Generator's system will be conducted by CMP. Upon successful completion of the functional testing CMP will provide the Generator written authorization to operate their generation in parallel with the CMP electrical system.

                  4.       THREE PHASE GENERATION LARGER THAN 1000 KW

                  CMP will review the CMP electrical system parameters in relation to the proposed point of interconnection to determine any necessary changes to the CMP system required to accept this generation. The review will also identify any Generator interconnection requirements which differ from the standard requirements covered in this document

                  Facilities in this category will require all of the CMP approvals indicated in this document in II. M. Approval
                                                          ---------------
                  Process and Required Information and III. K. Facility
                  --------------------------------     ----------------
                  Acceptance before CMP will provide the Generator with
                  ----------
                  written authorization to operate generation in parallel with CMP's electrical system.

                                   D R A F T

                  5.       THREE PHASE GENERATION 5 MW OR LARGER

                  All facilities that have a generating capacity of 5 MW or greater must meet the review and approval criteria described in (4) above and must be equipped with telemetering (as described in section V.), and a telephone dedicated to voice communications for dispatching purposes.

                  Facilities that are connected to the Bulk Power System (BPS) must comply with the 150 New England criteria, rules, and standards as well as Northeast Power Coordinating Council
                  (NPCC) criteria, guides, and standards. In Maine, the BPS is comprised of all 345 KV transmission lines and certain 115 KV transmission lines which can directly impact the reliability of the 345 KV system.

                  6.       THREE PHASE GENERATION 25 MW OR LARGER

                  All facilities that have a generation capacity of 25 MW or greater must meet the criteria described above (4 & 5) and may be required to be equipped with Automatic Generation Control
                  (AGC) which will place the generation under the direct control of CMP's Dispatch Center personnel and equipment

                  7.       EMERGENCY GENERATORS AND MOMENTARY PARALLELING OF

                  Emergency generators are not intended to operate in parallel with CMP's system. Emergency generation cannot be operated in parallel with or connected to the CMP electrical system. For additional information on emergency generators see CMP's "Contractor's Handbook for Electrical Service and Meter Installations."

                  Facilities may utilize momentary paralleling, paralleling for
                  0.5 Sec. or less, of emergency generators providing they design in automatic controls to monitor and control the switching process. These facilities do NOT require an intertie protection system to monitor for faults on the CMP electrical system. The automatic switching system will require CMP review and approval.

         C.       RESPONSIBILITY

         CMP will not assume any responsibility or liability for protection of the Generator's electrical system resulting from parallel generation. All Generators are fully responsible for developing and implementing a complete

                                   D R A F T

         design that will provide the protection they deem necessary for their equipment.

         D.       INTERCONNECTION COSTS

         The Generator will bear that portion of the interconnection costs resulting from any additional equipment required by CMP to allow for parallel operation with the CMP electrical system. This will include the costs of transmission or distribution circuit upgrades and changes to the CMP protection system that are necessary for CMP to accept the output of the facility's generation.

         Any work required by CMP will necessitate payment of the estimated cost before CMP will commence that work. Final billing will be based on actual equipment and labor costs as well as overhead charges.

         E.       OPERATION AND MAINTENANCE CHARGES

         In addition to paying for necessary changes to the CMP electrical system, the Generator must pay a monthly operation and maintenance (O&M) charge. This charge is based upon the installation costs of any dedicated CMP equipment and additional cost of equipment requiring increased capacity supporting the generation facility. O&M is at a rate approved by the Maine Public Utilities Commission (MPUC). The O&M payment will be determined by CMP and will be billed on a periodic bases. The O&M charge will vary if either the equipment or the O&M rate is modified.

         F.       ELECTRICAL SERVICE

         Parallel service offered under the conditions outlined herein is subject to the electric service contract terms and provisions under which electrical energy is sold to all customers. Charges established on the retail billing meters will be billed in accordance with the rate schedule for the applicable class of service for that customer.

         G.       INTERCONNECTION APPROVAL

         The interconnection equipment between the Generator's facility and the point of connection to the CMP electrical system must be inspected and accepted by a qualified CMP representative before the interconnection can be established and parallel operation is allowed to commence.
         Section II.L, "Approval Process and Required Information", specifies how to initiate this process.

                                   D R A F T

         H.       GRANDFATHERING

         Generators already connected to CMP's system are not exempt from the requirements of this document. CMP's Technical Interconnection Requirements are periodically revised to reflect changes in standard electrical practice and CMP electrical system changes. Each generator's facility will be subject to review as a result of analyzing local CMP electrical system problems as well as during both the initial inspection and the ongoing biennial test and inspection. CMP may require reasonable modifications as a result of these reviews and inspections.

                                   D R A F T

II.      GENERAL REQUIREMENTS

         In addition to specific requirements stated within this interconnection document, Generators shall also comply with the following General
         Requirements:

         A.       CODES AND STANDARDS

         The Generator's installation shall meet all requirements of prudent electrical practices, methods, and standards that are commonly used in engineering as well as plant operations and maintenance to provide for a safe and dependable installation.

         In practice this means the equipment and installation shall conform to the latest revision of the National Electrical Safety Code (NESC), the National Electrical Code (NEC), and all other applicable Federal, State, and Local Government codes. The operation and maintenance of the installation shall also conform to all applicable American National Standards Institute (ANSI), Institute of Electrical and Electronics Engineers (IEEE), National Electrical Manufacturers Association (NEMA), Occupational Safety and Health Administration (OSHA), Environmental Protection Agency (EPA), International Electrical Committee (IEC), Maine Department of Environmental Protection(MDEP), North American Reliability Council (NERC), Federal Energy Regulatory Commission
         (FERC), New England Coordinating Council (NPCC), and ISO New England codes and standards.

         B.       CAPACITORS

         Excitation or power factor correction capacitors may not be installed on generators without the written consent of CMP.

         C.       PHASE UNBALANCES

         There may be single-phase fuses or automatic line switching devices installed between the CMP power source and the generator which may fail and cause phase unbalances. It is the sole responsibility of the Generator to protect their own equipment from any such unbalances that may result from failure of these or other CMP devices.

         D.       REACTIVE CAPABILITY

         All synchronous generators shall be rated to operate continuously at any power factor (pf) between 90 percent lagging and 95 percent leading and at any voltage level within +10 percent of rated voltage. The Generator's

                                   D R A F T

         step-up transformer will have a ratio such that the Generator's system will support this voltage range. This will allow the Generator to provide any required VAR support to the CMP electrical system. The actual pf requirements for each generator will be specific to its location on the CMP system and will be determined by CMP on an ongoing bases. Generators may be required to operate their generator(s) in either PF or voltage control as directed by CMP so as to assist CMP in maintaining proper voltage and minimizing system losses. Where there is a problem area, Generators must respond to CMP dispatcher requests to increase or decrease MWs and MVARs so that CMP system operating limits are not violated.

         E.       TRANSFORMER INTERFACE

         In general, the Generator's facility shall interface with the CMP system through a transformer or bank of transformers of an adequate KVA rating and proper voltage rating for conversion from the facility's generator voltage to CMP distribution or transmission voltage. The ratio of this transformer will allow the Generator to comply with paragraph D. above.

         F.       D.C. GENERATORS

         Direct current generators may be connected to the CMP system through a synchronous inverter. The inverter installation will be designed such that a utility system interruption will result in the removal of the inverter from the CMP system.

         G.       SYNCHRONIZING BREAKERS

         A circuit breaker is normally required between each generation unit and the unit step-up transformer. This breaker provides a means to disconnect the generator from the CMP system under fault conditions as well as providing a device to synchronize across. Under certain conditions, it may be more economical to design this device into the high voltage side of the unit step-up transformer. If this is the case, the low voltage side will still need to be equipped with a disconnect device.

         H.       CHANGES

         Changes to the interconnection, including protective relaying and metering, as well as changes to special operating conditions caused by the Generator's equipment could affect the safety, reliability, and performance of the CMP system. Therefore, all such changes must be brought to

                                   D R A F T

         the attention of CMP. No changes shall be undertaken until CMP has approved them. The Generator will be responsible for all costs associated with approved changes. These changes include but are not limited to the following:

                  1.       CHANGES TO THE CMP SYSTEM

                  CMP may find it necessary to perform changes on the CMP line serving the interconnection. Such changes could, in turn, affect the Generator's facility, resulting in required changes there also. Should this work necessitate any upgrade to the interconnection, the Generator must change the facility, interconnection equipment, or protective devices as may be required by CMP.

                  2.       CHANGES TO THE INTERTIE PROTECTION SYSTEM

                  No modifications will be performed on the relays or their specified set points or other associated equipment by the Generator or the Generator's representative without written approval from CMP. Unauthorized changes may result in facility disconnection.

                  3.       CHANGES TO TRANSFORMERS

                  No changes to the Generator's transformer step-up ratio is allowed without written approval from CMP. Unauthorized changes may result in facility disconnection.

                  4.       CHANGES TO THE CMP PROTECTION SYSTEM

                  If any changes are required to the CMP Protection System due to the facility's interconnection, those changes will be performed by CMP at the Generator's expense.

                  5.       UNAUTHORIZED CHANGES

                  Changes to the interconnection equipment without the required CMP permission can impact safety, reliability, and/or the performance of the CMP system. If this situation is found to exist, then CMP will open the interconnection until CMP considers the facility to be back in compliance.

                                   D R A F T

         I.       CMP DISCLAIMER

         CMP's review of the Generator's facility, equipment, interconnection equipment, protective devices, and metering does not confirm or endorse the design. CMP's review is not a warranty of safety, durability or reliability of the facility or any of the equipment. CMP shall not, by reason of such review or failure to review, be responsible for strength, safety, details of design, adequacy or capacity of the Generator's facility, equipment, interconnection equipment, or intertie protection system.

         J.       SWITCHING EQUIPMENT AND STATION GROUND

         Each installation must be provided with the following switching equipment and station ground:

                  1.       TIE DISCONNECT AND GROUNDING SWITCH

                  The generator will provide a manual, three-phase, gang-operated, visible, lockable, interrupter switch at the point of connection to the CMP system. This Tie Disconnect and grounding switch will be operated by CMP personnel only as described in Section VII of this document. Facilities with generation capacity of 100 KW or less may have this requirement waived as long as the requirement J.2 below is met.

                  CMP will require continuous access to this switching equipment to provide isolation from the CM system for maintenance and/or emergency situations as specified in the Safety section of this document.

                  2.       HIGH-SIDE INTERRUPTING DEVICE

                  The high-side of the facility's service transformer must be connected to the CMP system via a high-side breaker, recloser, or fuse. The interrupting device must be capable of interrupting both the facility's full generation capacity and the maximum fault current possible at this location.

                  3.       STATION GROUND

                  The facility's station ground must be designed and installed in accordance with CMP substation standards and the NESC.

                                   D R A F T

         K.       PROTECTION SYSTEM REQUIREMENTS

         Each Generator must design, install, maintain, and operate an appropriate Protection System. The Generator must obtain CMP approval of specific relays and intertie equipment before parallel operation can begin. Section III of this document covers the CMP requirements of the Protection System in greater detail.

         L.       LOCATION OF INTERTIE PROTECTION EQUIPMENT

         Generation sites provide hostile environments for electrical equipment. For example, hydro sites may be subject to flooding and steam plants have fly ash, a corrosive material, which can penetrate into electro-mechanical devices. This criteria must be considered in the facilities overall design. Intertie Protective Equipment must be located in a non-hostile, easily maintained, and readily accessible yet secure location such as a control house.

         M.       APPROVAL PROCESS AND REQUIRED INFORMATION

         To facilitate the CMP approval process for proposed generation facilities larger that 1000 KW, this approval should be started easily in the design stages of the Generator's proposed installation. To initiate the approval process, the Generator must submit the following information on the proposed facility:

                  1. Complete, accurate, and applicable data to enable the proper modeling of the Generator's unit in load flow, transient stability, and fault studies. This will include line, transformer, and machine data as well as parameters for exciter systems, governor systems, and power system stabilizers.

                  2. Design data and specifications which assure that the facility will have adequate reactive capability to meet pre-determined voltage requirements at the interconnection point.

                  3. All information regarding design and implementation of any Special Protection System associated with its facilities.

                  4. Unit availability data including both unit design data and known performance data from other facilities utilizing similar equipment.

                                   D R A F T

         Appendix A of this section provides Electrical Equipment Data Sheets that the Generator must complete and forward to CMP.

         Upon receipt of the required information, CMP will review in detail the Intertie Protection System requirements. Any additional requirements not specified in this document will be determined. The Generator will be contacted wand made aware of any necessary changes and the reasons for those changes. The Generator will be required to submit to CMP final design documents reflecting any changes required by CMP. These documents will be reviewed and approved by CMP.

         N.       ROUTINE MAINTENANCE

         As a minimum requirement, each Generator's facility is expected to adopt an Operations and Maintenance program consistent with the Operations and Maintenance section of this document.

                                   D R A F T

                APPENDIX II:  ELECTRICAL EQUIPMENT DATA SHEETS

                         GENERATOR STEP-UP TRANSFORMER
                         -----------------------------
                           (Required for all sites)

Transformer MVA Rating                  _______________________________________
Transformer Voltage Rating              _______________________________________
Available Taps                          _______________________________________
Connection of Windings                  _______________________________________


     (i.e., Wye-Wye, Wye-Delta, etc.)

Transformer Leakage Impedances for Positive      ________ p.u. on ________ tap
and Zero Sequence on the transformer base
between each pair of windings and for each       ________ p.u. on ________ tap
available tap.              etc., as needed

                                                 ________ p.u. on ________ tap
                                                 ________ p.u. on ________ tap
                                                 ________ p.u. on ________ tap
                                                 ________ p.u. on ________ tap

Type of Grounding*                      _______________________________________
Neutral Impedance (Reactance/Resistance)*_______________________________________


                        INTERTIE PROTECTION SYSTEM DATA
                           (Required for all sites)


Provide one line, three line, and DC elementary diagrams of the electrical design showing the following information:

1.   Generator step-up Transformer (GSU) - Ratio, Rating & Winding
     Configuration.
2.   Voltage Transformers (VTs) - Ratios, Ratings & Winding Configurations.
3.   Current transformers (CTs) - Ratios & Ratings.
4.   Protective Relays - Model and Style Numbers.
5.   Switching Devices - Manufacturer's Electrical Specification.
6.   Trip and Close Circuits.
7.   Synchronizing Devices - Generator Specifications.

                            EXCITATION SYSTEM DATA
                         Required for sites > 1000 KW

Manufacturer                            _______________________________________
Expected In-Service Data                _______________________________________
Type of Excitation System**  IEEE Type 1 _____ 2 _____ 3 _____ 4 _____ DC _____
                                                                       AC _____
                                                                       ST _____
Voltage Response                        _______________________________________
Manufacturer Exciter Type               _______________________________________
Manufacturer Regulator Type             _______________________________________
Saturation Curve No. on Open Circuit    _______________________________________
Saturation Curve No. for Rated Armature Current _______________________________


*    Develop in conjunction with CMP.
** Please supply gains, time constants and limits applicable to the model. IEEE Paper F 80-258-4, "IEEE Committee Report on Excitation System Models for Power System Stability Studies" provides model descriptions and block diagrams.

                                   D R A F T

                                GENERATOR DATA
                         Required for sites > 1000 KW

                                                                                    Preliminary____   Final____
Manufacturer                                                                 __________________________________
Generator Nameplate Number                                                   __________________________________
Expected In-Service Data                                                     __________________________________
Rated MVA at Rate H2 psig                                                    __________________________________
Rated KV                                                                     __________________________________
Rated P.F.  (+)                                                              __________________________________
Max.  Turbine KW Capability                                                  __________________________________
     (Utilizing over pressure, etc.)
Field Amperes for Rated Conditions                                           __________________________________
Field Amperes for Rated Generator                                            __________________________________
     Volts & Amps.  @ 0.p.f.  Overexcited
Field Resistance                                                             _____________ Ohms @ ___________0C
Generator Grounding Type/Specification                                       __________________________________

                                                                                           In Per Unit on Rated
                                                                                             Machine MVA and KW
                                                                                             ------------------
Direct Axis Unsaturated Synchronous Reactance                                          X4______________________
Quadrature Axis Unsaturated Synchronous Reactance                                      X4______________________
Direct Axis Transient Reactance at Rated Current                                       X(cent)_________________
Direct Axis Transient Reactance at Rated Voltage                                       X(cent)_________________
Quadrature Axis Subtransient Reactance at Rated Current                                X2______________________
     (where applicable)
Direct Axis Subtransient Reactance at Rated Current                                    X2______________________
Quadrature Axis Subtransient Reactance at Rated Current                                X2______________________
Direct Axis Subtransient Reactance at Rated Voltage                                      ______________________
Quadrature Axis Subtransient Reactance at Rated Voltage                                  ______________________
Negative Sequence Reactance                                                            X2______________________
Zero Sequence Reactance                                                                X0______________________
Stator Leakage Reactance at Rated Voltage                                              X1______________________
Stator Leakage Reactance at Rated Current                                              X1______________________
Potier Reactance                                                                       X1______________________
Positive Sequence Resistance                                                           R1__________ @ ______ 0C
Zero Sequence Resistance                                                               R0__________ @ ______ 0C
Negative Sequence Resistance                                                           R2__________ @ ______ 0C
Direct Axis Transient Open-Circuit Time Constant                                        T_______sec. @ _____ OC
Direct Axis Subtransient Open-Circuit Time Constant                                     T_______sec. @ _____ 0C
Quadrature Axis Transient Open-Circuit Time Constant                                    T_______sec. @ _____ 0C
     (where applicable)
Short-Circuit Time Constant of Armature Winding                                         T_______sec. @ _____ 0C
Generator, Turbine and Exciter Inertia                                                WR2_______________ Lb. FL2
Rated Speed                                                                              __________________ R.P.M.
Inertia Constant on Machine Base                                                       H4_____________ Mw Sec./MVA
Saturation Curve No. on Open-Circuit                                                     ______________________
Saturation Curve No. for Rated Stator Current of 0 pf lagging                            ______________________
"V" Curve No. (Capacity Curve)                                                           ______________________

The above resistances, reactances and time constants are defined in ASA Standards-Definitions of Electrical Terms (Group 10-Rotating Machinery, Section
31).

                                   D R A F T

III.       SYSTEM PROTECTION

           CMP provides necessary protection for its facilities and equipment. Requirements for additional protection due to parallel operation of generation facilities will vary depending on the size of the installation and the nature of CMP's local system to which the Generator's facility will be interconnected.

           The following protection requirements will guide the Generator in planning and designing generation facilities for parallel operation with CMP.

           A.     CMP ENGINEERING REVIEW OF PROPOSED GENERATION FACILITY

           CMP will only approve those portions of the drawings and other design documents which apply to the Intertie Protection System. CMP will determine what, if any, changes may be required to the CMP Protection System due to the connection of the Generator's facility. This includes an analysis of fault duty and normal ratings of system breakers, reclosers, and other system equipment. As a result of the review process the Generator must be prepared to fund any required changes to the CMP system brought about by the addition of the Generator's generation and to fund and implement required changes to the Intertie protection System.

           B.     TRANSFORMER CONNECTIONS

           The step-up transformer high voltage winding must be connected in a wye configuration. The Generator will coordinate with CMP to select a transformer connection and grounding arrangement For Distribution connected generation, CMP and the Generator will perform calculations together to ensure the CMP system remains "effectively grounded" during a worst case fault condition with the generation on-line. These calculations will consider the Generator's transformer configuration and impedance such that X0/X1 less than 3 and R0/X1 less than 1 and that the voltage rise in the enfolded phases does not exceed 125% of the nominal system line-to-ground voltage on the affected circuit(s).

           C.     PROTECTION SYSTEM GENERAL DESCRIPTIONS

           Each Generation facility must have an intertie protection system as defined in this chapter and approved by CMP as well as a generation equipment protection system to protect the generation facility's equipment. CMP provides

                                   D R A F T

           its own Protection System on lines serving the Generator's facility. In order that the CMP Protection System and the Intertie Protection System operate together to provide the necessary level of protection for the CMP power system, the Intertie Protection System associated relay settings will be specified by CMP. In addition, CMP will determine if any changes will be required to the existing CMP Protection System or power system equipment, due to the connection with the Generator's facility. These Protection Systems are required to provide a safe interconnection under both normal and abnormal conditions. The purpose of these systems is to ensure that the CMP system and the generation system operate together reliably while protecting load customers connected to the system.

                  1.       INTERTIE PROTECTION SYSTEM

                  The Intertie Protection System will be designed to detect a power system fault or abnormal condition. Detection of such a fault will not take into consideration protection for the Generator's electrical system or equipment. Its primary concern is to provide protection for CMP's system and other customers.

                  Requirements for the Intertie Protection System are specified in this document. The Intertie Protection

                  System will:

                  o detect certain faults on the CMP electric system and disconnect the Generator's facility from the

                           CMP system;

                  o minimize the possibility of the Generator's facility being a safety hazard to the general public and CMP personnel;

                  o operate to limit the severity and extent of system disturbances and damage to CMP system equipment;

                  o monitor certain normal operating parameters on the Generator's facility intertie and act to interrupt that intertie if those monitored parameters do not remain within certain limits;

                  o        communicate with CMP equipment as required; and

                  o        monitor for loss of the CMP utility supply (feed).

                                   D R A F T

                  2.       GENERATION FACILITY PROTECTION SYSTEM

                  CMP's intertie protection system requirements are designed to protect the CMP system and are not designed to protect the Generator's equipment. The Generator must provide all additional protective relaying needed to protect their own equipment. CMP will provide system data to the Generator to allow the Generator to coordinate their protective systems settings with the CMP system. The Generator's protection system will:

                  o detect faults on the Generator's equipment and disconnect from the CMP system;

                  o maintain the existing level of reliability of the electric supply to CMP customers

                  o prevent energizing of a de-energized CMP circuit except when doing so at the direct request of a CMP system dispatcher; and

                  o be coordinated with the CMP protection system and the intertie protection system.

                  3.       BULK POWER SYSTEM (BPS)

                  Any Generator with generation interconnect to the BPS will be required to meet Northeast Power Coordinating Council (NPCC) guidelines for protection requirements. These guidelines require redundant protection systems for such equipment as station batteries, breaker trip coils, station service AC supply, and breaker failure systems. CMP will verify these requirements are incorporated into BPS interconnected facilities.

           D.     QUALITY OF PROTECTION SYSTEM EQUIPMENT

           Protection system components must perform under extreme environmental and electrical transient conditions. Therefore, equipment ratings must meet or exceed ANSI and IEEE Standards, i.e., all protective relays must meet or exceed ANSI/IEEE Standard C37.90. In addition, protection systems must include additional design, maintenance, and testing features as follows:

                  1.       EQUIPMENT QUALITY

                  The Intertie Protection System equipment, including auxiliary equipment and instrument transformers, must be of a quality comparable to that used in CMP's own protection systems.

                                   D R A F T

                  2.       PRIMARY WIRING

                  All primary or high voltage wiring of CTs, VTs, breakers, etc., shall be in accordance with all applicable sections of the National Electrical Safety Code, State Codes, Local Codes, CMP standards and all standards of prudent electrical practice.

                  3.       SECONDARY WIRING

                  All secondary wiring and interconnections on the Intertie Protection System and its associated equipment shall meet all requirements of applicable National, State, and Local Electrical Codes and all standards of prudent electrical practice.

                  All intertie relay trip outputs must be hard-wired directly to the tie breaker or interposing lockout device. No intertie relay trip may be wired through, or derived from, any interposing device, such as a programmable logic controller
                  (PLC) or a plant process computer.

                  Screws, studs, nuts, and terminals used for electrical connections shall be nickel plated brass/copper alloy. The wire used will be no smaller than #14 AWG stranded copper, except wire used for grounding of CT and VT circuits will be no smaller than #12 AWG. All wire insulation will be cross-linked polyethylene or equivalent high quality insulation (type "SIS" or equivalent). Polyvinyl chloride insulation is not permitted. The minimum rating for insulation is 600 volts. Wire terminations must utilize solderless,
                                ------------------------------------------
                  "Crimp-Style" ring lug terminals. "Spade" or "Fork" type lug
                  ------------------------------------------------------------
                  terminals are not permitted.
                  ----------------------------
           E.     PRIMARY DISCONNECTING DEVICE

           The Generator's facility must be connected to the CMP System through a primary disconnecting device. This device must be capable of interrupting the maximum fault current available at this device. If this device is a breaker it must be capable of opening after loss of either the facilities generation, or the CMP System, or both. In addition, this breaker must have the ability to be electrically tripped (opened) by the Intertie Protection System. If this device is a fuse it must be sized considering the KVA rating of the facility and will be sized well below the maximum available fault current at the facility.

                                   D R A F T

           F.     TRIP SOURCE (BATTERY)

           The source of tripping and/or control power must be a storage battery and battery charger, designed and suitable for the intended use. (Small induction generators may be exempt from this requirement based upon the design of the protection systems involved.) This trip source will be an ungrounded system equipped with a ground detection system.

           The battery must have sufficient capacity to permit operation of the station in accordance with appropriate IEEE Standards or for a minimum of eight (8) hours, in the event of a loss of the battery charger or AC supply. The battery charger must be capable of supplying the station load plus charging the battery and shall be equipped with a DC over/undervoltage relay for monitoring of the battery voltage and battery charger AC supply.

           All DC power peripheral devices must be fused separately from the protection system including the breaker trip coil(s). This requirement will prevent the failure of any other device from jeopardizing the security of the protection systems. Use of AC voltage, or use of the generator exciter as a source of DC power, is not an acceptable alternative to the battery and charger system. The battery and breaker trip coil must be a nominal 48 volts DC, minimum. The breaker trip coils and relay circuits must be monitored for loss of DC.

           G.     BACKFEEDING

           Backfeeding or Islanding is defined as freelance operation of the Generator's facility supplying an isolated portion of the utility system, for example the CMP breaker could open, interrupting the utility source to the Generator's facility in conjunction with continued operation of the Generator's facility in parallel with the other CMP customers. Backfeeding can create hazards to personnel, other customers, and the general public, and may cause equipment damage.

           Because of the hazards involved, backfeeding must be avoided under all situations. In situations where the Generator's facility is not immediately disconnected from CMP's system after the CMP source breaker opens, additional relaying and/or communications equipment will be required the Generator's expense to avoid this backfeeding condition (see Section I., "Transfer Trip" below).

                                   D R A F T

           H.     AUTOMATIC RECLOSING OF UTILITY LINES

           CMP utilizes automatic reclosing on power lines to enhance the reliability of service to its customers. Should a CMP recloser open due to a detected fault condition, that recloser will automatically reclose. Should a Generator's facility backfeed a portion of the CMP system during the automatic cycling of the CMP recloser, the Generator's equipment as well as other CMP customers' equipment could be damaged when the recloser closes back in. If a Generator's facility is susceptible to automatic reclosing of utility lines then transfer trip equipment must be installed for protection of those other CMP customers and the Generator's own equipment

           Additional fault interrupting devices may exist between the CMP substation breaker and the Generator's facility. Generators shall be responsible for protecting their equipment from automatic or manual reclosing of these CMP devices.

           I.     TRANSFER TRIP

           CMP may require and the Generator may request that CMP install transfer trip equipment as additional protection against the Generator's facility backfeeding a CMP circuit This equipment shall provide separation of the Generator's facility from the CMP system in the event of system disturbances detected by CMP equipment remote from the Generator's facility. The Generator will be responsible for all costs associated with the installation, operations and maintenance of such equipment, including the installation and ongoing costs associated with any required communications channels.

           The Generator may be required to provide local breaker failure protection which may include direct transfer tripping to CMP's line terminal(s) in order to detect and clear faults within the Generator's facility that cannot be detected by CMP's back-up protection.

           J.     CMP'S UNDERFREQUENCY LOAD SHEDDING (UFLS) PROGRAM

           Frequency relays have been installed all CMP interconnected generation facilities and their settings are specified within a program designed to match load to generation during a situation such as the loss of a major tie line or the loss of a large generating source. This program is designed to return the system frequency to acceptable limits following such a major system disturbance.

                                   D R A F T

           CMP must review and report annually to ISO New England and Northeast Power Coordinating Council (NPCC) on this program. Frequency relaying installed as part of the Intertie Protection System and the Generator's Protection System will be set according to criteria which will allow the CMP service territory to meet their area goals. Each Generator is responsible to review the setting criteria to insure that the CMP specified settings will not unduly stress their generating equipment. In instances where these settings cannot be implemented in accordance with this criteria or generator controls or auxiliary equipment prevent generator operation at these frequencies, the Generator must notify CMP. Generating equipment which cannot support this program will not be allowed to operate in parallel with CMP's electrical system.

           Generators who have other frequency or speed control devices not required by CMP must coordinate the setpoints of these devices with the settings specified by CMP. The Generator will be responsible to test any of these additional devices maintaining this test information on file. Such information will be provided to CMP upon request.

           K.     GENERATOR FACILITY ACCEPTANCE

           Before parallel operation with the CMP System can begin, the completed installation must be inspected by CMP to verify System Protection requirements are met, operability of Intertie Protection equipment is verified, and that all appropriate testing has been completed. To expedite this process, the Generator will assign an engineer or electrician who is currently registered or licensed in the state of Maine. This person will coordinate the start-up testing and operation of all equipment and act as the liaison between all Generator representatives and CMP until the Generator has met the technical requirements of the interconnection.

           Two weeks prior to the initial functional test, the Generator shall supply as-built protection drawings to CMP. These drawings must provide sufficient information for CMP to analyze all functional test requirements specified below.

           One week or more before the initial functional testing, The Generator shall supply a testing schedule that allows CMP to witness the testing of selected intertie protection devices and control circuits and to receive a copy of all test data. Testing shall consist of:

                                   D R A F T

           o      CT and CT circuit polarity, ratio, insulation,
                  excitation, continuity and burden tests.
           o      VT and VT circuit polarity, ratio, insulation and
                  continuity tests.
           o      Relay pick-up and time delay tests.
           o      Functional breaker trip test from protective relays.
           o Relay in-service tests to check for proper phase rotation and magnitudes of applied currents and voltages.
           o      Breaker closing interlock tests.
           o      Paralleling and de-paralleling operation.
           o Other relay commissioning tests typically performed for the relay types involved.

           Upon receipt of required information, evaluation of test results, and completion of the installation, CMP will observe a functional test and commissioning of the entire Intertie Protection System. This will include a calibration check of the intertie protective relays and as many trips of the intertie breaker and the generator breaker as CMP considers necessary to verify the correct operation of the Intertie Protection System and the breaker trip circuits. Phase rotation and synchronizing will also be verified.

           To facilitate this testing, test points must be accessible to permit injection of test voltages or currents to verify the calibration and operation of the components making up the Intertie Protection System. One means of providing these test points is incorporating ABB FT type or GE PK type test blocks into the facility design. These test points shall also interrupt the protection system trip outputs. CMP must review and approve the testability of the Intertie Protection System as part of the initial design review.

           After the final commissioning, the Generator must provide CMP with one set of accurate drawings and maintain one set on-site. Any subsequent changes to the facility impacting the Intertie Protection System must be approved by CMP before being incorporated. After incorporation, changes must be documented and incorporated into the prints within ninety (90) days. A set of updated prints will be provided to CMP within this time-frame.

           L.     SYNCHRONIZING TO THE CMP SYSTEM

           All components of the intertie protection system and the Generator's protection system and synchronizing circuits must be energized and must function correctly before the

                                   D R A F T

           Generator will be allowed to begin parallel operation with CMP's electrical system.

           The Generator is solely responsible for properly synchronizing their generator(s) to CMs electrical system. No more than a 3% instantaneous variation in voltage (flicker) is allowed when connecting or disconnecting any generator or station load to CMP's electrical system. The circuit breakers associated with the generating units must be equipped with facilities to automatically or manually synchronize the generating unit with CMP's electrical system. All synchronizing must be performed with the aid of either a synchronizing relay or a synchroscope. A sync check relay is recommended to prevent catastrophic errors during the synchronizing process. Units larger than l MVA must be equipped with automatic synchronizing.

NOTE: The Generator must notify the CMP dispatcher prior to connecting or disconnecting any generation or station load on CMP's system when such action is a planned operation.

           CMP requires a detailed procedure from the Generator for the initial synchronization. The Generator's actual synchronizing procedure will require approval from CMP. A sample procedure is included as Appendix A at the end of this section. Upon complete implementation of the Generator's procedure and assuming that all technical requirements have been met, the Generator will be allowed to connect to the CMP electrical system and begin parallel operation.

NOTE: CMP's Dispatch Center must be notified at least 24 hours prior to synchronizing to CMP's system by calling

           1-800-750-2976 or 7-800-750-6934.

           THE INITIAL SYNCHRONIZATION SHALL BE WITNESSED BY CMP.

           M.     CLASSIFICATION OF INSTALLATIONS

           The following general classifications indicate the major operating characteristics and protection requirements for five typical installations.

           The degree of protection required for each installation is dependent on the size and type of the generator(s), type of circuit, location within the CMP electrical system, fault current contribution, transformer connection, and investment in substation equipment. Larger transformers and circuit breakers needed to serve the Generator's facility will require more sensitive and faster protection schemes.

                                   D R A F T

           The classifications listed in this section indicate the important characteristics of connecting to a distribution line or transmission line. In general, a distribution line has only one connection with the rest of the CMP electrical system. A transmission line generally has two (or more) connections with the rest of the CMP electrical system, and is typically of higher voltage. The following voltages are typical phase to phase transmission voltages within the CMP electrical system; 115 KV or 345 KV. CMP also has a subtransmission system which operates at 34.5 KV.

           The following classifications give a general overview of the types of parallel connections approved for service on the CMP electrical system. All classifications and/or variations must be reviewed and approved by CMP prior to final acceptance and commissioning.

                                                       Transformer
Type              Rating                               Connection                  Utility Line
----              ------                               ----------                  ------------
I                 I-phase less than or equal to 25 KW  Single-phase                Distribution
II                3-phase less than or equal to 100 KW Wye-Delta                   Distribution
III               3-phase greater than 100 KW          Wye-Delta                   Distribution
IV                Any size 3-phase                     Wye-Delta                   Transmission
V                 Any size 3-phase                     Wye-Delta                   Subtransmission

                                   D R A F T

                  1.       TYPE I INSTALLATIONS - (FIGURE III-L.*)

           These are small single-phase induction generators or static power converters connected to a distribution circuit, usually 12 KV(7200 V phase to neutral). These units are usually protected by a molded case circuit breaker and utilize a separate contactor for controlling the generator connection. They require one overfrequency relay, one underfrequency relay, one overvoltage relay, and one undervoltage relay to control the contactor. Utility voltage must be reestablished and stable before the Generator is allowed to reconnect. The following are typical characteristics of the type I installation:

                  Designed by a manufacturer as a complete system planned for connection to a 240 V, 2-pole molded case breaker.

                  Contactor is sized in accordance with the manufacturer's specifications. In the absence of a manufacturer's specification this contactor will be sized no greater than 2.0 times the available current at the rated output (KVA) of the generator/static power converter.

                  Operation of the fused disconnect will be under control of the local CMP line department

                  While some power may flow onto the CMP system from this type installation, the primary purpose of this type installation is to supply power to the home or small business to which it is connected.

                                   D R A F T

                    [Figure of Type I Typical Installation]


                                 Figure III-1

                                   D R A F T

                  2.       TYPE II INSTALLATIONS - (FIGURE III-2.*)

           These are three-phase generators (induction or synchronous) or static power converters with a maximum generation of 100 kW.

                  This installation provides for power flow from the Generator's facility to the CMP electrical system, however the primary reason for the generation may be to supply the Generator's own load.

                  This installation requires a primary circuit breaker, circuit switcher, recloser, or contactor designated as component "52G" in Figure III-2.

                  The high-side fuse will be sized by CMP based on the generator output and the available fault current at the generator's location.

                  Operation of the "tie" disconnect and of the high side fuses will be under the control of the local CMP line department.

                  The Generator's control scheme for breaker "52M" must be designed to allow for its closing only if the feed from CMP is energized, and breaker "552G" is open. If breaker "52M" is open and breaker "52G" is closed, the Generator may synchronize across breaker "52M". If the feed from CMP is not energized, then the Generator's control scheme must prevent closing of breaker "52M".

                  VTs providing sensing input to Intertie Protective Relays must be continuously rated for line-to-line voltage.

                                   D R A F T

                   [Figure of Type II Typical Installation]



                                 Figure III-2

                                   D R A F T

                  3.       TYPE III INSTALLATIONS - (FIGURE III-3.*)

           These are three-phase generators (induction & synchronous) or static power converters with generation greater than 100 KW. Typically a distribution circuit can accept up to 1 MW of generation with the intertie configuration shown in Figure III-3. Every proposed installation will be looked at to determine the ability of the CMP system to accept the generation at the proposed location. CMP will study any facility greater than 1 MW and may study smaller facilities in this category to determine if additional or different intertie protection is required. An example of additional protection is the need for a transfer trip system. An example of a different requirement is the need to have the transformer high side provide a ground source which would change the ground fault relaying to current type relaying.

           This installation provides for power flow from the Generator's facility to the CMP electrical system as a normal operating mode. However, the primary reason for the generation may be to serve the Generator's own load.

                  This installation requires a primary circuit breaker, circuit switcher, recloser, or fuse designated as component "52L" in Figure III-3, which is capable of interrupting the maximum available fault current at this location.

                  Operation of the "TIE" disconnect will be under the control of the local CMP line department

                  The Generator's control scheme for breaker "52M" must be designed to allow for the closing of breaker "52M" only if the feed from CMP is energized. If the feed from CMP is not energized, then the Generator's control scheme must prevent closing of breaker "52L" and "52M."

                  CMP may require a transfer trip system, at the Generator's expense, to allow automatic separation of the generator from CMP's electrical system in the event of system disturbances detected by CMP equipment remote from the generating site.

                  The transfer trip scheme, if required, would trip the Generator's intertie breaker if the CMP breaker feeding the distribution line trips on a detected fault. This will prevent the Generator's facility from backfeeding on CMP's system.

                                   D R A F T

                  Transfer trip systems WILL BE required on circuits when the total generation exceeds the minimum distribution line circuit load and/or when generation is greater than 5 MW.

                  VTs providing sensing input to Intertie Protective Relays must be continuously rated for line-to-line voltage.

                                   D R A F T

                   [Figure of Type III Typical Installation]

                                 Figure III-3

                                   D R A F T

                  4.       TYPE IV INSTALLATIONS - (FIGURE III-4.*)

           This installation covers a generator that is interconnected to the transmission system. While this transmission system is made up of a 115 KV system and a 345 KV system, the majority of generation facilities will be interconnected at the 115 KV level.

           This installation provides for power now from the Generator's facility to the CMP electrical system as a normal operating mode. However, the primary reason for the generation may be to serve the Generator's own load.

                  This installation requires a primary circuit breaker or circuit switcher designated as component "52L" in Figure III-4, which is capable of interrupting the maximum available fault current at this location.

                  The CMP Dispatch Center directly controls the operation of all switching devices on CMP's transmission system. On this type facility, the Generator's switches affected are the tie disconnect switch, the station grounding switch, and "52L."

                  The Generator's control scheme must be designed to allow for the closing of breaker "52G" only if the feed from CMP is energized, or breaker "52L" is open. If breaker "52L" is open and breaker "52G" is closed, the Generator may synchronize across breaker "52L." If the feed from CMP is not energized, then the Generator's control scheme must prevent closing of breakers "52G" and "52L." Blackstart facilities will require an override to this control which will be utilized only under the direct authorization of CMP's dispatch center.

                  This installation requires pilot channel relaying and/or transfer trip for high speed fault clearing capability.

                  VTs providing sensing input to Intertie Protective Relays must be continuously rated for line-to-line voltage.

                  CMP may require the Generator to provide two independent, redundant relaying systems in accordance with ISO New England and NPCC criteria for the protection of the bulk power system if the interconnection is to the bulk power system or if it is determined that delayed clearing of faults within the

                                   D R A F T

                  Generator's facility could adversely affects the bulk power system.

* Figure III-5 provides a legend of symbols used in the Installations Diagrams, Figures III-I through III-4.

                                   D R A F T

                   [Figure of Type IV Typical Installation]



                                 Figure III-4

                                   D R A F T

                         [Figure of Schematic Symbols]



                                 Figure III-5

                                   D R A F T

                  5.       TYPE V INSTALLATIONS

           This installation is interconnection to CMP's subtransmission system (34.5 KV). The interconnection requirements for this type facility could be like either a type II or type IV facility or could lie somewhere in between the requirements for a type III and a type IV facility. Actual requirements will be determined by CMP depending on the characteristic of the generation facility and of CMP's subtransmission system in the area of the generation facility.

           N.     PROTECTION SYSTEM DEVICE NUMBERS AND FUNCTIONS

Device          Description
------          -----------
21P             Primary Line Relaying
                This relay is required to interface with remote terminal
                relaying and requires some type of transfer tripping or pilot communications scheme.

27              Undervoltage Relay
                Used to detect an out of tolerance voltage condition and is usually set at 90% of nominal system voltage.

29              Test Facility
                This is used to isolate components and relays from their respective source(s) and load(s) to facilitate maintenance and testing.

50/51           Phase Overcurrent Relays
                These relays are used to detect transformer faults and initiate tripping of the intertie breaker without causing loss of service to other CMP customers. The time overcurrent element will be set to coordinate with CMP's line relaying. The instantaneous element will typically be set at 125% of low-side fault to provide high-speed clearing of transformer internal faults.

50/51G          Ground Overcurrent Relay
                The time overcurrent instantaneous elements are used to detect transformer faults.

50/51N          Natural Ground Overcurrent Relay
                Used to detect feeder unbalance and coordinate with other protective devices on the circuit.

51V             Voltage Controlled Overcurrent Relay
                Used to detect feeder faults and to trip the Generator's generation when coordination with other protective devices on the circuit is required.

                The overcurrent element is typically set considering the generator's damage curve. The voltage element will typically operate 80% of normal system voltage to obtain the clearing required yet maintain the generation during a sag in system voltage.

52              AC Circuit Breaker
                a device used to close and interrupt an AC power circuit under normal conditions and to interrupt the AC circuit under fault or emergency conditions.

                                   D R A F T

Device          Description
------          -----------

58              Time and Instantaneous Overvoltage Relay
                The time overvoltage element is used to detect an out of tolerance voltage condition. It's time element will be set 10%
                above the normal system voltage on distribution circuits and 15% above the normal system voltage on transmission circuits.

                The instantaneous element is used to detect _______________ or extreme overvoltages possible during fault conditions. It will be set 20%-30% above the normal system voltage.

59G/T           Time Delay Ground Overvoltage Relay
                This relay is used to detect ground faults during a backfeeding condition when the feeder side of the Generator's Generator step-up transformer is undergrounded. This relay requires three voltage transformers connected grounded-wye on the high-side and broken-delta on the low side. The 59G/T relay is connected across the broken delta to measure the zero sequence voltage
                (Vo) on the feeder. The overvoltage relay must be able to withstand 3 times the rated single phase VT secondary voltage, and is usually set for approximately 15% of the single VT secondary voltage.

59G/1           Instantaneous Ground Overvoltage Relay
                The relay is used for the same purpose and connected in the same manner as the 59G/T relay. It is normally set at 110% of the rated single phase VT secondary voltage and provides protection for extreme overvoltage conditions. This relay must also be able to withstand 3 times the rated single phase VT secondary voltage.

81/O            Over and Underfrequency Relays
81/U            Set to prevent backfeeding of the Generator's generation with other
                CMP customers.  These relays are usually set 0.5 Hertz to 1.0 (HZ)
                above and below 60 HZ.  The time settings are relatively fast, normally 0.5 seconds or less at 2 Hz above or below the setpoint.
                Generators whose generation is required to support CMP's Loan Shedding program will have an underfrequency setting of 57.4 HZ or 56 HZ and a trip time of 0.35 seconds tested at 2 Hz below the setpoint.  These facilities will have an overfrequency setpoint of 60.5 Hz to 61 Hz and a trip time of less than 1.0 Sec. tested 2.0 Hz above the setpoint.
                One relay of each function is required.

87              Transformer Differential Relay
                This relay is used to detect internal transformer faults and is required on larger installations to coordinate with transmission line relaying.

           O.     EXCEPTIONS

           While the majority of installations have been discussed, this document cannot cover every possible contingency or variation in equipment to be encountered at the various Generator installations. Questions on the protective relaying to be used at any installation not covered by this document shall be addressed to CMP.

                                   D R A F T

        APPENDIX III:  SAMPLE SYNCHRONIZING PROCEDURE FOR COMMISSIONING

PURPOSES:                  To verify proper rotation and phase relationships of primary and secondary circuits of Generator's generator and CMP System prior to connection.

DISCUSSION:                Both the incoming and running VTs will be energized from a common source.
                           Rotation and phase angle checks will be taken on both
                           VTs and the synchronizing circuits will be verified
                           for correct operation.

PRECAUTIONS:               To prevent personnel injury and motoring the generator, the links between the generator and the main bus shall be removed prior to performing any switching.

                           This safety of the plant will be the Generator's responsibility.

PREREQUISITES:        o     Verify that all relay and control testing has been completed and the unit step-up transformer and all other pertinent equipment is ready for energization.

                      o     Verify that 86 devices have been reset.
                      o     Verify generator and transformer relays are operable.
                      o     Verify transformer auxiliaries are ready to be energized and operable.
                      o     Signature ____________________________________

PROCEDURE:            a.   Energize main step-up transformer from CMP System.
                      b.   Read and record rotation on running VTs.
                      c.   Read and record bus voltage on running VTs for all 3-phases.
                           Phase A __________________
                           Phase B __________________
                           Phase C __________________         By: ___________________
                      d.   Close generator breaker to energize incoming VTs.
                      e.   Observe synchroscope is at 12 o'clock position.  If not at 12 o'clock position, STOP and inform CMP.
                           By: ______________________
                      f.   Read and record rotation on incoming VTs. Should be
                           the same as running VTs. If not, STOP and inform CMP.
                           By: ______________________
                      g.   Read and record bus voltage on incoming VTs for all 3-phases.
                           Phase A __________________
                           Phase B __________________
                           Phase C __________________         By: ___________________
                      h.   Should be the same as running VTs.  If not, STOP and inform CMP.
                           By: ______________________
                      i.   Return system to normal.
                      j.   Reinstall generator links.
                      k.   Rack generator breaker into test position.
                      l.   Bring unit up to rated speed and voltage.
                      m.   Using a strip chart recorder, record voltage and speed matching capability.
                      n.   Allow auto synchronizing equipment to close generator breaker in test position. Record phase angle difference between
                           generator bus and CMP System at time of closing.
                           Mismatch must be less than 1% between the incoming
                           and running voltmeter. The phase difference must be
                           zero. (This information required to be on file with
                           CMP.)
                      O.   Open the generator breaker.
                           NOTE:  If provisions have been made for manual synchronizing, the operator must demonstrate his ability as follows:
                      p.   Select sync selector to "Manual".
                      q.   Adjust unit speed allowing at least 6 seconds per
                           revolution on the synchroscope (generator faster than
                           CMP electric system).
                      r.   Adjust voltage to less than 1% voltage mismatch.
                      s.   At 6 seconds per revolution, the operator would
                           initiate the close pulse approximately 5 degrees
                           prior to the 12 o'clock position.
                      t.   Record phase angle difference between generator bus
                           and CMP System at time of closing.
                      u.   Rack generator breaker into normal operating position and repeat synchronizing procedures n. through t.
                           By: __________________ (This information required to be on file with CMP.)

FINAL
CONDITIONS:           o    Synchronizing procedure has been completed.

                                                                                         Date/Time: _______________

                                                                                          Operator: _______________

                                   D R A F T

IV.        METERING

           Any location where a Generator's facility is connected in parallel with the CMP system will be metered to measure energy flow in two directions. Even if the Generator's facility has a separate station service or self-excited generator, two-way metering will be required for the generator intertie. The metering requirements contained herein assume directional metering at the point of interconnection.

           A.     IN AND OUT METERING

           Metering of energy flowing from the CMP system into a customer is known as "IN" Metering and metering of energy flowing out from a Generator's facility to the CMP system is known as "OUT" Metering. Due to State of Maine tax on energy use. CMP is required to have both
           ---------------------------------------------------------------------
           a detented "IN" meter and a detented "OUT" meter on all generation
           ------------------------------------------------------------------
           facilities.
           -----------

           B.     NET ENERGY BILLING

           When the generation is 100 KW or less and the Generator elects Net Energy Billing, CMP will provide, install, own, maintain, and test at its expense the metering equipment required to measure energy flowing both "IN" and "OUT".

           The Generator will provide the meter mounting device or the necessary metering enclosures and metering conduit for the "IN" meter per CMP Standard Requirements. For Net Energy Billing generation facilities only (with single-phase, 200 Amp, self-contained metering), CMP will provide the meter mounting device for the "OUT" meter. This may consist of a separate enclosure or a special adapter (adapts a standard socket base to a two socket arrangement).

           The following guidelines are to be used to determine the Net Energy Billing metering requirements:

                  1.       DETENTED METERS

                  All installations will require two standard KWH (or Time-of-Use) meters with detents.

                  2.       DEMAND REGISTER

                  All General Service (non-residential) installations above the Small General Service (SGS) retail rate will

                                   D R A F T

                  require the addition of a demand register to measure "IN" KW demand.

                  3.       "IN" KVAR

                  Three phase installations will require the addition of "IN" KVAR metering.

           C.     "OUT" METERING (OTHER THAN NET ENERGY BILLING)

           CMP will own, maintain, and test all metering equipment required to measure and record energy flowing "OUT" from the Generator's facility to the CMP system. "OUT" metering equipment required for rendering a bill to CMP will be installed at the expense of the Generator (see paragraph I, "Metering Costs").

           The Generator must provide the necessary metering conduits and enclosures in accordance with CMP Standard Requirements. The enclosures should be of sufficient size to accommodate the time-of-use metering. The Generator must also provide a telephone service to any required pulse billing recorder. All metering equipment and installations will be approved, inspected, tested, and maintained in keeping with standard CMP policy.

           The following guidelines should be used to determine the "OUT" metering requirements for specific installations:

                  1.       ALL INSTALLATIONS

                  All installations, regardless of size, must include a standard KWH meter with detent.

                  2.       INSTALLATIONS WITH SPECIAL CONTRACT REQUIREMENTS

                  All installations with special contract requirements (On-peak/Off peak, demand limits) must also include a billing pulse recorder (remotely interrogated via the telephone line).

                  3.       INSTALLATIONS LARGER THAN 5 MW

                  All installations with generation above 5 MW must also include a back up pulse recorder, a WATT/VAR transducer, a voltage transducer, and the necessary equipment for telemetering MW, MVAR, KV, and MWH to CMP dispatching. (Refer to SCADA section of this document for additional information.)

                                   D R A F T

           D.     "IN" METERING (OTHER THAN NET ENERGY BILLING)

           CMP will provide, install, own, maintain, and test at its expense, all metering equipment required to measure energy flowing "IN" to the Generator's facility.

           The CMP-owned metering devices will normally be located in or on the Generator's structures with access provided for CMP personnel. Other arrangements are possible by mutual agreement

           The Generator must provide the necessary metering conduits and enclosures in accordance with CMP Standard Requirements.

           All metering equipment will be inspected, tested, and maintained in keeping with the standard CMP policy.

           Unless CMP agrees otherwise, the following guidelines must be used to determine the "IN" metering requirements for specific installations:

                  1.       ALL INSTALLATIONS

                  All installations, regardless of size, must include a standard KWH meter with detent

                  2.       INSTALLATIONS WITH LOAD UP TO 400 KW

                  All installations (other than residential) with load up to 400 KW must also include a KW demand register and a KVARH/KVARD meter.

                  3.       INSTALLATIONS WITH LOAD GREATER THAN 400 KW

                  All installations with load above 400 KW must also include time-of-use meters (to measure both KWH/KVD and KVARH/KVARD) and a pulse recorder.

NOTE: All generation facilities on an interruptible rate will require a pulse recorder which can be remotely interrogated via the telephone line.

           E.     READING METERS

           All meters, both "IN" and "OUT", will be read monthly by CMP as part of the routine operations. The "IN" meter readings will be processed in the conventional method.

           Except in the case of Net Energy Billing, the "OUT" meter readings will be provided to the Generator in letter form

                                   D R A F T

           by the CMP Service Center or Cogeneration Department on a monthly basis. The Generator will, in turn, render a bill for energy to CMP Co., 83 Edison Drive, Augusta, Maine, 04336, Attention: Purchased Power Administration.

           F.     METERING ONE-LINE DIAGRAMS

           Diagrams of seven typical metering schemes are included as Figures IV-1 through IV-7 at the end of this section.

           G.     METERING ENCLOSURE DIAGRAMS

           Diagrams of several typical meter enclosure schemes are included as Figures IV-8 through IV-10 as typical reference material.

           H.     CMP APPROVAL

           CMP approval must be obtained for the design and specifications of any metering equipment, such as in the case of switchgear installations furnished by the Generator. Factory certification of tests is required for all instrument transformers.

           I.     METERING COSTS

           The Generator must pay in advance CMP's estimated equipment and installation cost, including any engineering and computer programming costs, for the "OUT" metering equipment which is required for rendering a bill to CMP. With the exception of Net Energy Billing, this charge will include the cost of instrument transformers (VTs and CTs) if their primary purpose is the measurement of energy sold to CMP. In the case of existing installations, this charge may also include the cost of any modifications of "IN" metering required to accommodate the Generator. Final billing will be adjusted to actual costs upon completion of the work. CMP may charge replacement cost if the equipment installed is not new.

           In addition to the one-time charge for metering equipment, a monthly operation and maintenance (O&M) charge shall be assessed on the installed value of the metering equipment required to provide the "OUT" metering. This charge will vary if either the equipment or the O&M rate is modified. (The O&M rates are defined in Section 13 of CMP's Terms and Conditions as filed with the PUC.) There is also a monthly charge for processing pulse data required for rendering a bill to CMP.

           All metering equipment installed shall be owned by CMP.

                                   D R A F T

           J.     CALIBRATION

           CMP may test the metering equipment periodically. Tests are made in accordance with CMP's meter testing program and are typically scheduled annually.

                                   D R A F T

               [Figure of One Line Diagram Customer Generation]

                                  Figure IV-1

                                   D R A F T

               [Figure of One Line Diagram Customer Generation]


                                  Figure IV-2

                                   D R A F T

               [Figure of One Line Diagram Customer Generation]

                                  Figure IV-3

                                   D R A F T

               [Figure of One Line Diagram Customer Generation]

                                  Figure IV-4

                                   D R A F T

               [Figure of One Line Diagram Customer Generation]

                                  Figure IV-5

                                   D R A F T

               [Figure of One Line Diagram Customer Generation]

                                  Figure IV-6

                                   D R A F T

               [Figure of One Line Diagram Customer Generation]

                                  Figure IV-7

                                   D R A F T

       [Figure of Underground Outdoor Overall Meter Enclosure Mounting]

                                  Figure IV-8

                                   D R A F T

                    [Figure of Underground Outdoor Overall
                     Meter Enclosure (with Telemetering)]

                           Figure IV-9, Page 1 of 2

                                   D R A F T

                    [Figure of Underground Outdoor Overall
                     Meter Enclosure (with Telemetering)]

                           Figure IV-9, Page 2 of 2

                                   D R A F T

          [Figure of Two Outdoor Overall Meter Enclsoure (With VT's)]

                                 Figure IV-10

                                   D R A F T

V.         SUPERVISORY CONTROL AND DATA ACQUISITION (SCADA)

           CMP employs a Supervisory Control and Data Acquisition (SCADA) system to control and monitor the status of its power system. This SCADA system provides real time status of the power system and its components by gathering information at each installation via a Remote Terminal Unit (RTU) or equivalent device interconnected to a Master Control Computer.

           Generation facilities with 5 MW or more of net generation must have an RTU or similar equipment, as approved by CMP, to provide the necessary information for monitoring the stability and integrity of CMP's electrical system.

           The following requirements must be complied with to ensure that CMP's dispatch center can monitor the integrity of the CMP system.

           A.     RTU REQUIREMENTS

           The Generator's RTU must be compatible with CMP's Master Control Computer which employs the Leeds and Northrop Conical protocol to communicate with its RTUs. RTU design and procurement must be reviewed with CMP to ensure compatibility between the Generator's RTU and CMP's Master Control Computer.

           B.     NORMAL SCADA REQUIREMENTS

           Generators that are required to install an RTU shall provide for the following telemetry.

                  1.       ANALOG DATA (FOR EACH GENERATING UNIT)

                           a.       Unit Net Real Power Output (Megawatts)

                           b.       Unit Net Reactive Power Output (Megavars)

                           c.       Unit Output Voltage (Kilovolts)

                  2.       DIGITAL DATA (FOR EACH GENERATING UNIT)

                           a.       Unit Net Hourly Energy Output
                                    (Megawatthours)

                           b. Net Hourly Energy input (Megawatthours) (where required)

                  3.       OPEN/CLOSED STATUS OF EACH GENERATOR CIRCUIT
                           BREAKER

                                   D R A F T

           C.     ADDITIONAL SCADA REQUIREMENTS

           CMP, at its discretion, may require the following data quantities, measured at the point of interconnection with CMP's transmission or distribution system, in addition to or in lieu of the quantities listed in (l) and (2) above:

                  1.       ANALOG DATA

                           a.       Net Real Power flow (Megawatts)

                           b.       Net Reactive Power flow (Megavars)

                           c.       System voltage (Kilovolts)

                  2.       DIGITAL DATA

                           a.       Net Hourly Energy Output (Megawatthours)

                           b.       Net Hourly Energy Input (Megawatthours)

                  3.       OTHER DATA

                           a. OPEN/CLOSED status of each Circuit Breaker (if any) between the Generator Breakers referenced in B.3. above and the point of interconnection with the CMP Power System.

                           b. Miscellaneous trouble alarms (if any) associated with protective relay equipment considered vital to the protection of the CMP transmission network (Examples include "Loss of Transfer Trip Guard Tone", "Power Line Carrier Checkback Failure", and "Loss of Protective Relay DC").

           D.     COMMUNICATION CHANNEL REQUIREMENTS

           The Generator is responsible for establishing and maintaining a dedicated communications channel with the CMP dispatch center. This channel will provide the link over which the SCADA information is communicated. This channel will normally be a leased telephone circuit; however, other means may be available to the Generator upon approval by CMP.

                                   D R A F T

VI.        POWER QUALITY

           The Maine Public Utilities Commission has established certain criteria for CMP to meet in order for all power consumers to be served in a manner consistent with expected power quality standards. The following criteria are established to ensure that generation facilities within CMP's service area provide the power quality expected by power consumers and other generators.

           A.     VOLTAGE

           The voltage from synchronous generators must be controlled so that CMP can maintain the distribution voltage within +5% of nominal. Voltage limits for generation facilities connected to the CMP electrical system will be determined by CMP. Any facility with synchronous generators may be required to provide voltage support to the CMP system by operating their generator anywhere within the generator's capability curve as directed by CMP dispatch center.

           B.     FLICKER

           Any sudden change in real or reactive power from the Generator's equipment is reflected as sudden voltage changes that can cause problems to equipment and also cause lights to flicker. The voltage change or flicker depends on the frequency of the change and the location of the measured values. Flicker limitations will be determined at the nearest interconnected power consumer to the Generator's facility and will be based on the flicker chart of % voltage fluctuation versus fluctuations per time period, as given in IEEE Standard 519: "IEEE Recommended Practice and Requirements for Harmonic Control in Electric Power Systems."

           C.     HARMONIC CONTENT

           The harmonic content of the voltage and current waveforms on the CMP system must be restricted to levels which will not cause any interference or equipment operating problems for CMP or its customers.

           Minimum requirements for limitations of harmonic content on the CMP system shall comply with IEEE standard 519.

           Harmonic problems will also be addressed on a complaint basis. CMP will disconnect from its system any generator causing harmonic interference until the condition has been corrected. If CMP determines that the Generator's

                                   D R A F T

           facility is the cause of the problem, then that generation must be removed from the CMP system until the condition is resolved. In addition, all costs associated with research and corrective action, including settlements paid to other customers, will be at the Generator's expense.

                                   D R A F T

VII.       SAFETY

           The interconnection of multiple generation facilities (controlled by many independent companies) on CMP's electrical system introduces additional safety concerns and the need for good communications between CMP and all Generators. This also necessitates that additional steps be added to CMP's work procedures for all feelers known to interconnect generation facilities.

           A.     SWITCHING AND TAGGING

           Strict adherence to established Switching, Tagging and Grounding procedures must be maintained for the safety and protection of all personnel. CMP will perform all switching operations of the Tie Disconnect switch at the Generator's site in accordance with CMP's "Switching and Tagging Procedures" manual. CMP will lock this switch in the appropriate switch position (open or closed) based upon CMP's system requirements and the Generator's request The Generator will be able to Lock and Tag this switch in the open position only. This provision is made to allow the Generator to comply with Occupational Safety and Health (OSHA) requirements for Lock-Out/Tag-Out. When the Generator requests this switch closed, all locks and tags added by the Generator or Generator's representatives must be properly cleared before CMP will clear the CMP lock, operate the switch, and lock it in the closed position.

           B.     CODE REQUIREMENTS

           All Generators are subject to the National Electrical Safety Code
           (NESC), as well as the National Electrical Code (NEC). CMP tasks all of its engineers with oversight of NESC and NEC requirements on all CMP systems and interconnected facilities.

           C.     CMP RESPONSIBILITY

           When CMP is required to work on a generator's premises, an inspection of the work area will be made by CMP representatives. If CMP believes that hazardous working conditions exist, the Generator will be required to correct the unsafe condition before CMP will commence work.

                                   D R A F T

           D.     GENERATOR RESPONSIBILITY

           The Generator is responsible for establishing a program to comply with all required safety regulations for protection of personnel.

                  1.       SWITCH OPERATION

                  Should opening of the Tie Disconnect be required, the Generator with generation equal to or greater than 5 MVA should contact the CMP Dispatch Center at 1-800-750-2976 or 1-800-750-6934. Generators less than 5 MVA should call the CMP trouble number at 1-800-696- 1000. This call must be placed two (2) workdays before the switching needs to be done. CMP will respond to an emergency call for operation of this switch on a priority basis.

                  2.       WORKING ON DE-ENERGIZED EQUIPMENT

                  It is the Generator's responsibility to ensure that the equipment served by the switch CMP has opened is actually deenergized. This equipment must be checked for voltage, using appropriate techniques, and grounded before any work begins.

                  3.       SWITCH ACCESS

                  The Generator must provide CMP unrestricted, continuous access to the Tie Disconnect switch. If this switch is located inside a Generator's facility, such as a substation, then that facility must be dual locked by the Generator and CMP in a manner such that opening either lock will enable access to that facility.

           E.     DEENERGIZED CIRCUITS

           The Generator shall not energize a deenergized CMP circuit unless the generation facility is black start capable. This black start capability must be verified by CMP and the generation facility must be acting under the direct authorization of a CMP dispatcher for a generator to energize a deenergized circuit.

                                   D R A F T

VIII.         OPERATIONS AND MAINTENANCE

              CMP's customers are affected by the Generator's operation and maintenance practices. Practices that promote a highly reliable source of power will enhance the quality of service to all of CMP's customers.

              A.    GENERATOR INTERFACING

              There are many events that will necessitate communications between CMP and the Generator.

                    1.     TROUBLE CALLS

                    Each Generator may call the CMP trouble number for inquiries about CMP power outages and other day-to-day problems, 1-800-696-1000. Requests for CMP to open/close the Generator's Tie Disconnect switch should be made to CMP as indicated in the Safety section, Section VII., of this document.

                    2.     METERING

                    The metering package at the Generator's facility will be on a regular calibration schedule which is coordinated by the CMP Meter Department. This department will attempt to contact the Generator prior to actually calibrating these meters. The Generator can observe this procedure if desired.

                    3.     NORMAL BUSINESS

                    TBD

              B.    SITE INSPECTION

              The following site inspections will be coordinated between the Generator and CMP.

                    1.     INITIAL INSPECTION

                    The initial inspection includes the Generator's facility acceptance testing which must be conducted before the Generator will be allowed to generate in parallel with the CMP system. The facility testing is described in Section III.J. of this document. This inspection will also involve a discussion and observation of standard operation and safety procedures.

                                   D R A F T

                    2.     ANNUAL INSPECTION

                    This inspection is optional from CMP's perspective. If conducted, it will be concerned with operation and maintenance procedures, documentation, and adherence to all applicable codes and standards.

                    3.     BIENNIAL TEST AND INSPECTION

                    This visit will occur every two years after the initial inspection. All items of concern for the annual inspection will be verified and a test of the intertie system will be performed per Section VIII.E.1. This test will include input verification testing, overall operability, and calibration of protective relays. Input verification testing will include verification of VT and CT circuits, transformer ratios, and DC availability. The examination of overall operability will entail verification of trip circuits including a trip test of each breaker tripped by the intertie relaying. Calibration of relays will verify the setpoints and confirm the ability of the protective devices to respond within CMP specified parameters.

                    Protective Intertie Relay calibration testing must be performed by a qualified contractor and observed by CMP, or at the Generator's option, may be performed by CMP. Verification of setpoints will be in accordance with CMP specifications.

              C.    SITE ACCESS

              CMP will require site access for the following reasons:

                    1.     ROUTINE ACCESS

                    CMP will require access to the Generator's facilities to perform the inspections and tests detailed in this document as well as for other business needs. Normally, this type of access will be coordinated and scheduled by phone so as to enable each party to conduct the necessary business with minimum impacts to the other party.

                    2.     EMERGENCY ACCESS

                    CMP will require unrestricted access to the Tie Disconnect switch per Section VII.D.3. of this document. In an emergency situation, it may be necessary for the Generator's generation to be

                                   D R A F T

                    disconnected from the CMP system. Should an emergency exist, CMP will utilize the following procedure to disconnect the Generator's facility from the CMP system.

                           a. If the Generator's site is manned and time permits, CMP will request the plant operator to reduce generation then trip the generator(s) off-line in accordance with standard operating procedures. CMP will then open the Generator's Tie Disconnect switch using CMP's switching procedures.

                           b.       If the Generator's site is not manned or
                                                               ---
                                    time does not permit, CMP will open the Tie
                                              ---
                                    Disconnect switch using CMP's switching
                                    procedures. Should the Generator discover that the site has been disconnected from the CMP system, the Generator may call the CMP trouble call number (1-800-696-1000) for information.

                    THE TIE DISCONNECT SWITCH MUST BE AVAILABLE FOR OPERATION BY CMP PERSONNEL AT ALL TIMES.

              D.    OPERATIONAL REQUIREMENTS

              CMP transmission and distribution facilities are designed to provide safe, reliable service to all customers. Generators operating in parallel width the CMP System must not operate in a manner which results in unacceptable Service to other CMP customers. Generators whose generation equipment results in unacceptable service to CMP customers or whose equipment adversely effects the CMP System must immediately correct any problems by performing modifications to equipment as necessary to prevent the recurrence of those problems. If necessary, CMP will require the Generator to discontinue parallel operation until the problems have been corrected.

              During maintenance, testing, or repair of CMP facilities, CMP may request the Generator to discontinue parallel operations. Such maintenance may require that CMP open the tie disconnect switch.

              The following operating requirements are necessary to ensure reliable service and that the operation of generation equipment does not cause any adverse effects on the CMP System.

                                   D R A F T

                    1.     VOLTAGE CONTROL

                    The Generator must automatically adjust generation to maintain adequate voltage regulation under a variety of operating conditions. CMP's distribution voltage to all customers must be maintained within +5% of nominal voltage at all times. The Generator must employ an automatic method of disconnecting generation equipment from the CMP system if the CMP system voltage cannot be maintained within this tolerance.

                    2.     REACTIVE POWER

                    To prevent the degradation of system voltage to CMP's customers as a result of interconnection with a Generator's facility, Generators with synchronous generators shall generate such reactive power as may be reasonably necessary to maintain voltage levels and reactive area support.

                    3.     SYSTEM PERFORMANCE REPORTING

                    For CMP to adequately assess the performance of its system, ensure compliance with regulatory requirements, and provide conformance reporting to NPCC and ISO New England, Generators will be required to submit the following operational information:

                           a.       Continuously (Units Larger than 5 MW):
                                    Accurate and reliable metering and
                                    information regarding status and the output
                                    (MW, MVAR, KV, MWH, and alarms) of the
                                    Generator's facility as specified in Section
                                    V. of this document.

                           b. When Available: Information about whether the facility has capability for participation in system restoration or has black start capability.

                           c. Each Year or as Required: Maintenance schedules for the generator, step-up transformer, tie breaker, and protection system.

                           d. Biennially: Setpoint verification on all underfrequency/overfrequency relays or underspeed/overspeed devices which are not part of the Intertie Protection Equipment.

                                   D R A F T

                           NOTE: All such devices must be approved by CMP in accordance with Section III.J. of this document.

                           e.       After Outages or Relay Operations:
                                    Information about any outage or intertie relay operation involving their facility as per CMP instructions for Relay Operation Target Report within two (2) working days. (See sample report, Figure VIII-1 and instructions on ______________ Appendix A of this section.) These forms are available through CMP's Purchased Power Administration Department.

              E.    MAINTENANCE

              The Generator will have full responsibility for the routine maintenance and testing of the interconnection equipment. Maintenance and testing shall include the Intertie Protection System, the Generator's Protection System, the Unit Step-up Transformer, the Intertie Circuit Breaker, and the Station Battery and Charging System. CMP will monitor maintenance on the Intertie Protection System, the Intertie Circuit Breaker, and the Station Battery and Charging System.

              CMP is primarily interested in the performance of the total facility to ensure that the facility operates with no adverse impact to CMP customers and causes no damage to CMP equipment. Therefore the Generator is also expected to maintain the generator and all of its support systems.

              As a minimum, Generators must perform all periodic maintenance and testing according to the recommended manufacturer's maintenance and test guidelines and as specified in this section and as specified in reference documentation of controlling authorities.

              Maintenance records are required to be maintained and must be made available to CMP during the annual inspections and biennial test and inspections. Specific equipment test data must be made available to CMP upon request to provide evidence that the equipment will operate as intended. Failure of the Generator to provide proper testing and maintenance will result in the Generator being notified and requested to take prompt corrective action within ten (10) days. Should the Generator then fail to provide the proper testing and maintenance, CMP may require that parallel operation

                                   D R A F T

              cease until appropriate corrective action is taken and CMP approval is obtained.

              If the interconnection equipment is not properly maintained, fails to perform its intended function, or has been modified from that approved by CMP, then CMP will give notice to correct the area of noncompliance or will open the interconnection. The time allowed for the Generator to comply, while remaining on line, will depend upon CMP's assessment of the safety, reliability, and performance issues relating to the noncompliance. The Generator shall bear the cost of any necessary testing that may be requested by CMP. CMP may require testing as a result of a malfunction of a protection system component, or the like.

              CMP may inspect any of the intertie equipment, including the protection systems, whenever such an inspection is deemed necessary by CMP. This inspection may include tripping of the intertie circuit breaker(s).

              All outage schedules and maintenance work will be coordinated through CMP.

              The Generator must implement a maintenance program consistent with acceptable industry practice so as to achieve a highly reliable interconnection. During site visits, CMP representatives will be interested in checking maintenance records and performing testing as follows:

                    1.     INTERTIE PROTECTION SYSTEM (EXCLUDING THE TIE
BREAKER)

                    The Generator must perform a relay calibration test every two (2)years using equipment of known accuracy. This biennial test shall include calibration and operational tests of individual relays and functional tests of the subsystems and the total system. Calibration checks will include verification of setpoints and voltage and current measurements. Operational and functional tests will include as many trips of the tie and/or generator breakers as necessary and a synchronizing test, and any other test as may be required by CMP. Transfer trip equipment will be tested where applicable. During the biennial operational test, up-to-date design drawings must be made available to CMP personnel to allow for safe, reliable testing of the facility.

                                   D R A F T

                    2.     INTERTIE CIRCUIT BREAKERS/RECLOSERS AND
                           TRANSFORMERS

                    The Generator will perform maintenance on these devices at a maximum interval not to exceed twenty-four (24) months. The Generator must provide to CMP the identity and qualifications of the personnel who perform this maintenance and any associated testing. This maintenance must be coordinated with the CMP Dispatch Center to obtain the proper zones of clearance.

                    3.     STATION BATTERY AND CHARGING SYSTEM

                    Batteries associated with the Intertie Protection System must have a high degree of reliability. To ensure that the Intertie Protection System performs its intended function, the Generator must implement a battery preventative maintenance (PM) program to include periodic battery inspections and testing as approved by CMP. The reports from these battery inspections and tests shall be maintained by the Generator and made available for review by CMP personnel during the periodic tests and inspections of the facility and at other times as requested by CMP.

                    A normal float charge will be maintained on the battery and a high-rate (equalizing) charge will be performed periodically as recommended by the manufacturer or applicable IEEE standards. The battery must be cleaned and each cell must be appropriately and conspicuously marked with a cell number for reference. Where applicable, cell fluid levels must be maintained with appropriate replacement fluid, in accordance with manufacturers recommendations.

                    An initial capacity test must be performed on any new battery, prior to placing the battery into service. Results of this initial test must be made available to CMP upon request.

                           a. Battery Inspections: The PM program will include monthly battery inspections to measure and record, as a minimum, overall battery voltage and the following parameters on a pilot cell, voltage, specific gravity (where applicable), and temperature. Quarterly these readings will be taken and recorded on each battery cell. Also on a

                                   D R A F T

                                    quarterly bases an indication of battery condition (cleanliness, presence of corrosion, condition of battery leads and connections) will be recorded with notes of any corrective maintenance required and performed. A sample form for recording this information is included as Figure VIII-2 in Appendix A of this section.

                                    A high-rate charge will be performed as
                                    required, or battery cells replaced, if the cells aren't within the manufacturer's or applicable IEEE standard recommendations, or if a trend of reduced cell voltage is detected. Where inspection data is incomplete or indicates battery deterioration or improper maintenance, CMP will require the completion of a battery capacity test or replacement of the battery.

                                    During the biennial test and inspection, the Generator may be required to perform a battery inspection in the presence of CMP's representative. The results of this inspection will be reviewed by CMP for compliance with this station battery PM requirement.

                           b. Battery Testing: The Generator must perform a battery capacity (load-discharge) test on the station battery that provides tripping power for the CMP required Intertie Protection System. This load discharge test must prove that the station battery retains at least 80% of its rated capacity. If the capacity falls below 80%, the battery must be replaced. This test shall be done prior to battery commissioning and at least every five years during the battery's operational life. The battery testing will be done under the latest applicable IEEE Standards and in accordance with manufacturer's specifications.

                                    Load testing, as approved by CMP on a
                                    case-by-case basis, may be used as an
                                    alternative to capacity testing. To obtain approval for the load testing program the Generator will supply CMP with a proposed battery test program certified by a professional engineer. The professional

                                   D R A F T

                                    engineer must certify that the battery test program will yield test results that reliably indicates the battery's capacity to meet the needs of the generation facility.

              F.    NERC PLANNING STANDARDS

              As part of the facility interconnection requirements, the Generator is required to meet National Electric Reliability Council (NERC) Planning Standards. This standard requires physical testing to be performed to verify that actual equipment performance matches design data. Parameters to be verified include generator gross and net capability, gross and net reactive power capability, voltage regulator controls, speed/load governor controls, and excitation systems. These standards include requirements for the following testing and information (the detailed requirements for these tests will be approved by CMP):

              o The Generator shall annually verify the gross and net summer and winter capability of each unit.

              o Every five(5) years, the Generator shall perform a test to verify the gross and net reactive capability, both leading and lagging, of their units.

              o Every five(5) years, the Generator shall test voltage regulator controls and limit functions, speed/load governor controls, and excitation systems to verify equipment performance against design specifications.

              The Generator shall analyze generation protective system misoperations for root cause and corrective action.

              Some units are required by CMP to have "black-start" capability. If CMP determines that the Generator requires black start capability, then every five (5) years the Generator is required by analysis or test to successfully verify their station's back start capability.

                                   D R A F T

       APPENDIX VIII-A:  INSTRUCTIONS FOR RELAY OPERATION TARGET REPORT

                         (CMP Form #3062 - Rev. 2/93)

The following instructions are a guide to using this relay operation target form. An example of a properly filled out form is including as Figure VIII-1. This form was filled out for a problem on CMP's line; an automobile struck a pole causing an outage. The accident was seen at the generation site as a ground fault problem and the instantaneous ground fault relay, CIDABC01, tripped the high side breaker 521, causing the site to go off-line until the problem was
                  ---
corrected. Note that in this example, the enunciator called the site operator at home so the time of the trip is known.

This is the same form that is used to report operations of CMP protective relays. The following instructions for completing the form should answer the majority of Generator questions. Any additional questions can be addressed to CMP by contacting the CMP System Protection group at 626-9620 or Purchased Power Administration group at 623-3521.

This form will be completed and forwarded, within 48 hours of a relay target operation, to the System Protection Group (NAOA), Central Maine Power Company, Edison Drive, Augusta, ME 04336.

Station:  The name of the facility where the relay is located.
-------

Date:  The date the form is filled out. This is also the date the target is
----
reset.

Inspector/Operator:  The person reporting the target drop.
------------------

Phone:  The extension, or phone, where the inspector/operator can be reached.
-----

Section/equipment:  Not applicable to Generators.
-----------------

Breaker Number:  The number, per the facility one-line diagram, assigned to
--------------
the breaker, such as; 52G, KG1, etc.

Time and Date tripped: The time when the device tripped. If unknown, and the
---------------------
station has SCADA capability, call the system dispatcher for the date of operation. If the station is not manned or tied to SCADA, write the date of the last station check under System disturbance details.
This will indicate a time frame within which the event occurred.

Relay I.D.  number:  This is the CMP identification number affixed to the
------------------
relay. The first three digits of this I.D. should be CID. Report all relays including a trip flag.

Target letter: This indicates which element of the relay operated to trip the
-------------
breaker.

              T or I: This indicates either a time delayed or instantaneous
              ------
              relay operation, which is usually displayed by a red flag.

              LED:  This target letter is displayed by an LED next to a label
              ---
              indicating the target.

              Phase Target:  This indicates which phases were faulted during
              ------------
              the event.  Typically displayed by a red flag.

              Alpha-numeric:  This target display uses ANSI designations to
              -------------
              indicate the type of fault that occurred. For example; 21Z1, 51N, ABC, AG etc.

              Refer to the manufacturer's instruction book for instructions on retrieving target information from specific relays.

Recloser:  In this space check off the choice that applies.
--------

              Auto:  Indicates that the generator breaker automatically
              ----
              resynchronized.

              SCADA:  Indicates reclosing was performed by the system
              -----
              dispatcher.

              Local:  Indicates local reclosing by the station operator.
              -----

Odometer reading: The previous odometer reading should be available in the
----------------
station logbook.

Time closed: The time the generation is brought back in parallel with CMP. If
-----------
the date for re-energization is different than the trip date, add it in the column also.

System disturbance details:  In addition to the list on the form, indicate
--------------------------
any information that may be relevant to the situation. For example: "wood crews were working in the area". Record information received from CMP in this section also.

                                   D R A F T

Weather conditions on date of event: Circle or list the condition. If the
-----------------------------------
weather condition was extreme, indicate this in the line labeled "Other".

Supervisor's signature: Signature of the person completing the report or
----------------------
facility supervisor/manager in accordance with standard facility operating procedures.

                                   D R A F T

CENTRAL MAINE POWER                                    FAX        (207) 626-9608
--------------------------------------------------------------------------------
System Protection Department                                      (207) 626-9600
Substations Operations N.A.S.C.
53 Anthony Avenue
Augusta, Maine 04330

SITE:_________________________________________  DATE:___________________________

SUPERVISOR/OPERATOR: ______________________________  PHONE:_____________________


                    OPERATION REPORT FOR PROTECTIVE RELAYS

            TRIPPED                 RELAY ID          TARGET          TIME
--------------------------------
    DATE               TIME          NUMBER                          CLOSED
-----------        -------------  ------------     ------------    ----------

-----------        -------------  ------------     ------------    ----------

-----------        -------------  ------------     ------------    ----------

-----------        -------------  ------------     ------------    ----------

-----------        -------------  ------------     ------------    ----------

COMMENTS:

        -----------------------------------------------------------

        -----------------------------------------------------------

        -----------------------------------------------------------

        -----------------------------------------------------------

        -----------------------------------------------------------

--------------------------------------------------------------------------------

WEATHER CONDITIONS ON DATE OF EVENT - (Circle if known):

        fair    wind      rain       sleet        snow       thunder, lightning

        other ______________________________________________________________

--------------------------------------------------------------------------------
SPECIAL INSTRUCTIONS:

o Fill out and FAX to CMP at the number listed above, or fold as indicated attached first-class postage and drop in the mail.

--------------------------------------------------------------------------------

                                   D R A F T

       APPENDIX VIII-B:  SAMPLE STATION BATTERY MONTHLY INSPECTION FORM


Location__________ Make______ Date

No. of Cells____  Type____  Yr Mfd____  Voltage

Batt Temp__(degree)F  Normal Charging Current___  Temp CORR.

Readings:         o Corrected
                  o Not Corrected

--------------------------------------------------------------------------------
                           INDIVIDUAL CELL READINGS
--------------------------------------------------------------------------------

  #    VOLTAGE  SPECIFIC    FL    #     VOLTAGE      SPECIFIC      FL    #      VOLTAGE     SPECIFIC     FL
                 GRAVITY                              GRAVITY                                GRAVITY

 1                              21                                     41
 2                              22                                     42
 3                              23                                     43
 4                              24                                     44
 5                              25                                     45
 6                              26                                     46
 7                              27                                     47
 8                              28                                     48
 9                              29                                     49
10                              30                                     50
11                              31                                     51
12                              32                                     52
13                              33                                     53
14                              34                                     54
15                              35                                     55
16                              36                                     56
17                              37                                     57
18                              38                                     58
19                              39                                     59
20                              40                                     60

REMARKS:

* Fluid Level: A check indicates fluid was added to a specific cell due to a low fluid level.

         Taken by: _____________________

                                   D R A F T

IX.      REFERENCES

         The references listed below will provide the Generator with a ready list of relevant technical standards and documents pertaining to the design, operation, and maintenance of a Generator's facility to be operated in parallel with an electric utility.

         ANSI/IEEE Std. 100-1984, IEEE Standard Dictionary of
         Electrical and Electronic Terms.*

         ANSI/IEEE Std. 450-1987, IEEE Recommended Practice for
         Maintenance, Testing, and Replacement of Large Lead Storage Batteries for Generating Stations and Substations.

         ANSI/IEEE Std. 484-1987, IEEE Recommended Practice for
         Installation Design and Installation of Large Lead Storage Batteries for Generating Stations and Substations.*

         ANSI/IEEE Std. 485-1983, IEEE Recommended Practice for
         Sizing Large Lead Storage Batteries for Generating Stations and Substations.*

         ANSI/IEEE Std. 519-1992, IEEE Recommended Practices and
         Requirements for Harmonic Control in Electrical Power
         Systems.*

         ANSI/IEEE Std. 929-1988, IEEE Recommended Practice in
         Utility Interface of Residential and Intermediate
         Photovoltaic (PV) Systems.*

         ANSI/IEEE Std. 1001-1988, IEEE Guide for Interfacing
         Dispersed Storage and Generation Facilities with Electric Utility Systems.*

         ANSI/IEEE Std. 1035-1989, Test Procedures for Utility
         Interconnected Static Power Converters.*

         ANSI/IEEE C2-1993, National Electrical Safety Code.*

         ANSI/IEEE C37.90-1978, Standard Relays and Relay Systems Associated with Electric Power Apparatus.

         ANSI/IEEE C-37.95-1989, Guide for Protective Relaying of
         Utility-Consumer Interconnections.*

         ANSI/NFPA 70HB-1993, National Electrical Code Handbook.

         IEEE 88 THO224-6-PWR, Intertie Protection of Consumer-Owned Sources of Generation.*

                                   D R A F T

         IEEE Paper F 80 258-4, IEEE Committee Report on Excitation System Models for Power System Stability Studies.*

         MPUC Chapter 32 - Service Standards for Electric Utilities.

         MPUC Chapter 36 - Cogeneration and Small Power Production.

         North American Electric Reliability Counsel (NERC) Planning Guide; see WWW.NERC.COM

         Northeast Power Coordinating Counsel (NPCC) Criteria on Bulk Power Systems; 29 CFR Part 1910, Control of Hazardous Energy Source, Occupational Safety and Health Administration.

         Bulk Power System Criteria as specified by:

                  1. ISO New England Criteria, Rules and Standards; see WWW.ISO-NE.COM

                  2. New England Power Coordinating Counsel (NPCC) Criteria; see WWW.NPCC.com

                  3. Maine Bulk Power System; call CMP system dispatch @ 1-800-750-6934

*        IEEE information can be obtained from:

The Institute of Electrical and Electronic Engineers (IEEE), Inc.
345 East 47th Street

New York, NY  10017

                                                                  EXHIBIT 99.(C)

                                   SCHEDULE C

                             SUBSTATIONS OPERATIONS
                                      AND
                              MAINTENANCE SERVICE
--------------------------------------------------------------------------------

Substation operations and maintenance services may be provided by the Seller or the Buyer at agreed upon terms and conditions. The following substation operations and maintenance services may be provided by the Buyer to the Seller, per Attachment 1.

                T&D Services That Could Be Provided By The Buyer
                ------------------------------------------------

Category

A.   Routine Tasks
     -------------

     Include the Following:

     1. Switching and Tagging under the direction of System Operations.

     2. Visual and Operational inspections. These routine inspections of T&D equipment and facilities shall be done in accordance with the CMP Maintenance Guide.

     3. Provide documentation of actions taken.

B.   Emergency Tasks
     ---------------

     Include the Following:

     1. Provide first response services i.e. respond to alarms, investigate problems and notify Sellers System Operators.

     2. Make the area safe by isolating failed equipment and switching to restore substation operations.

     3. Provide mutual load shedding under the direction of System Operations.

     4. Provide documentation of actions taken

C.   Other Tasks
     -----------

     Include the Following:

     1. Ground keeping including snow removal.

                                  Attachment 1
                                  ------------

           LOCATIONS             B\\1\\  A,B\\2\\  B\\3\\  B\\4\\
-----------------------------------------------------------------
Androscoggin #3                    NO       NO       NO      NO
-----------------------------------------------------------------
Androscoggin Lower                 NO       NO       NO      NO
-----------------------------------------------------------------
Bar Mills Hydro                   YES      YES       NO     YES
-----------------------------------------------------------------
Bates Lower/Continental            NO       NO       NO      NO
-----------------------------------------------------------------
Bates Upper                       YES      YES       NO     YES
-----------------------------------------------------------------
Bonny Eagle                       YES      YES       NO     YES
-----------------------------------------------------------------
Brunswick Hydro                   YES      YES       NO     YES
-----------------------------------------------------------------
Cape                              YES      YES       NO     YES
-----------------------------------------------------------------
Cataract Hydro/Factory Island     YES      YES       NO     YES
-----------------------------------------------------------------
Deer Rips Hydro                   YES      YES       NO     YES
-----------------------------------------------------------------
Fort Halifax                      YES      YES       NO     YES
-----------------------------------------------------------------
Lockwood Hydro                     NO       NO       NO      NO
-----------------------------------------------------------------
Gulf Island                       YES      YES       NO     YES
-----------------------------------------------------------------
Harris Hydro                      YES      YES       NO     YES
-----------------------------------------------------------------
Hill Mill                         YES      YES       NO     YES
-----------------------------------------------------------------
Hiram                             YES      YES       NO     YES
-----------------------------------------------------------------
Kezar Falls                        NO       NO       NO      NO
-----------------------------------------------------------------
Ledgemere                          NO       NO       NO      NO
-----------------------------------------------------------------
Mason Station                     YES      YES       NO     YES
-----------------------------------------------------------------
Monty Hydro                        NO       NO       NO      NO
-----------------------------------------------------------------
North Gorham Hydro                YES      YES       NO     YES
-----------------------------------------------------------------
Oakland Hydro (M2)                YES      YES       NO     YES
-----------------------------------------------------------------
Rice Rips Hydro (M3)               NO       NO       NO      NO
-----------------------------------------------------------------
Shawmut Hydro                     YES      YES       NO     YES
-----------------------------------------------------------------
Skelton                           YES      YES       NO     YES
-----------------------------------------------------------------
Union Gas (M5)                     NO       NO       NO      NO
-----------------------------------------------------------------
W.F. Wyman Station                YES      YES       NO     YES
-----------------------------------------------------------------
West Buxton Hydro                 YES      YES       NO     YES
-----------------------------------------------------------------
Weston Hydro                      YES      YES       NO     YES
-----------------------------------------------------------------
Williams Hydro                    YES      YES      YES     YES
-----------------------------------------------------------------
Wyman Hydro                       YES      YES       NO     YES
-----------------------------------------------------------------

                                                                  EXHIBIT 99.(D)

                                   SCHEDULE D

                               REVENUE METERING:
--------------------------------------------------------------------------------


Central Maine Power Company will retain ownership of all metering necessary to measure and record the energy flow to and from the generating plants. This shall include:*

          1.   Watt-hours meters (Generator and station service or Net.).
          2.   Pulse recorders and associated pulse devices
          3.   Test switches or test blocks
          4.   All interconnection wiring

The metering points are listed in the "Central Maine Power Company Generation Metering" list dated 10/23/97.



*Note: If the metering point is at, or on CMP Co. side of, the interconnection point, or if the metering point is on the Buyer Co. side of the interconnection point and the metering instrument transformers (CT's & VT's) are dedicated solely to revenue metering; then CMP Co. will also retain ownership of the metering instrument transformers (Cts and Vts) and associated wiring.

                                   SCHEDULE D
                          CENTRAL MAINE POWER COMPANY
                          GENERATING STATION METERING

December 23, 1997

       LOCATION NAME             QUANTITY       MFR.                   MFR                %LOSS        METER
                                 MEASURED       TYPE                  SER. #          ADJUSTMENT TO      KV
                                                                                         POINT OF
                                                                                          RECEIPT
-----------------------------------------------------------------------------------------------------------------
           HYDRO
-----------------------------------------------------------------------------------------------------------------
ANDRO 3 - DEER RIPS          KWH, ANDRO 3      DSW-63               30-871-017             .51           13.2
                             GEN
-------------------------------------------------------------------------------------------------------------
ANDRO LOWER                  KWH, S/S TR       VW63-A               70-550-430               -              -
-------------------------------------------------------------------------------------------------------------
ANDRO LOWER                  KWH, S/S SC       MS-2S-E              30-883-803               -              -
-------------------------------------------------------------------------------------------------------------
ANDRO LOWER                  KWH, GEN.         D4A-2                70-282-209             2.0             .6
-------------------------------------------------------------------------------------------------------------
BAR MILLS                    KWH, GEN 1        D2B-2F               81-787-462             .78            2.4
-------------------------------------------------------------------------------------------------------------
BAR MILLS                    KWH, GEN 2        D2B-2F               80-995-068             .78            2.4
-------------------------------------------------------------------------------------------------------------
BAR MILLS                    KWH, STA.SER.                          76-495-733               -              -
-------------------------------------------------------------------------------------------------------------
BAR MILLS                    KWH, STA.SER.                          85-950-172               -              -
-------------------------------------------------------------------------------------------------------------
BATES MILL LOWER             KWH, GEN                                                      2.0             .6
-------------------------------------------------------------------------------------------------------------
BATES MILL UPPER             KWH, BNK.1 out                         64-615-494               -              -
-------------------------------------------------------------------------------------------------------------
BATES MILL UPPER             KWH, BNK.2 in                          78-802-024               -              -
-------------------------------------------------------------------------------------------------------------
BATES MILL UPPER             KWH, BNK.2, out                        50-837-285               -              -
-------------------------------------------------------------------------------------------------------------
BATES MILL UPPER             KWH, GEN.1                             64-574-788               -              -
-------------------------------------------------------------------------------------------------------------
BATES MILL UPPER             KWH, GEN.3                             64-765-235               -              -
-------------------------------------------------------------------------------------------------------------
BATES MILL UPPER             KWH, MOTOR & SS                        82-666-552               -              -
-------------------------------------------------------------------------------------------------------------
BATES MILL UPPER             KWH, BNK.1 in                          70-550-429               -              -
-------------------------------------------------------------------------------------------------------------
BATES MILL UPPER             KWH, GEN.2                             55-277-290               -              -
-------------------------------------------------------------------------------------------------------------
BONNY EAGLE                  KWH, KT1L (GEN    QUANTUM              80-017-725               -              -
                             1,2)
-------------------------------------------------------------------------------------------------------------
BONNY EAGLE                  KWH, KT2L (GEN    QUANTUM              80-017-786               -              -
                             3,4)
-------------------------------------------------------------------------------------------------------------
BONNY EAGLE                  KWH, KT3L (GEN    QUANTUM              80-054-070               -              -
                             3,4)
-------------------------------------------------------------------------------------------------------------
BONNY EAGLE                  KWH, ST.SER.      IM70                 91-843-027               -              -
-------------------------------------------------------------------------------------------------------------
BONNY EAGLE                  KWH, ST.SER.      VM62                 86-318-985               -              -
-------------------------------------------------------------------------------------------------------------
BRUNSWICK HYDRO              KWH, GEN 2        DSW-63               30-975-281               -              -
-------------------------------------------------------------------------------------------------------------
BRUNSWICK HYDRO              KWH, GEN 3        DSW-63               30-975-282               -              -
-------------------------------------------------------------------------------------------------------------
BRUNSWICK HYDRO              V2H               ISVW-70              69-529-681               -              -
-------------------------------------------------------------------------------------------------------------
BRUNSWICK HYDRO              KWH, GEN 1        D4B-8F               68-099-650               -              -
-------------------------------------------------------------------------------------------------------------
BRUNSWICK HYDRO              KVARH, GEN 1      D4B-8F               68-099-648               -              -
-------------------------------------------------------------------------------------------------------------
BRUNSWICK HYDRO              KWH, ST.SER.      DSW-63               30-964-074               -              -
-------------------------------------------------------------------------------------------------------------
CATARACT (EAST)              KWH, GEN.         DSW-63               30-816-990               -              -
-------------------------------------------------------------------------------------------------------------
CATARACT (EAST)              KWH, STA.SER.                          37-203-034               -              -
-------------------------------------------------------------------------------------------------------------
CATARACT WEST (NKL)          KWH, GEN 1&2                                                  2.0             .6
-------------------------------------------------------------------------------------------------------------
CATARACT WEST (NKL)          KWH, STA                                                        -              -
-------------------------------------------------------------------------------------------------------------
CONTINENTAL MILL             KWH, GEN. 1-6     V-3A                 33-195-519             2.0             .6
-------------------------------------------------------------------------------------------------------------
CONTINENTAL MILL             KWH, S/S TR       D4B-2F               64-190-834               -              -
-------------------------------------------------------------------------------------------------------------

                                   SCHEDULE D
                          CENTRAL MAINE POWER COMPANY
                          GENERATING STATION METERING

       LOCATION NAME             QUANTITY       MFR.                   MFR                %LOSS        METER
                                 MEASURED       TYPE                  SER. #          ADJUSTMENT TO      KV
                                                                                         POINT OF
                                                                                          RECEIPT
-------------------------------------------------------------------------------------------------------------
CONTINENTAL MILL             KWH, S/S SC       MS-2SE               33-095-035               -              -
-------------------------------------------------------------------------------------------------------------
DEER RIPS                    KWH, GEN 1-7      DSW-63               30-871-019             .51           13.2
-------------------------------------------------------------------------------------------------------------
DEER RIPS                    KWH, STA.SER.     IMW-70-S/1           77-806-246               -              -
-------------------------------------------------------------------------------------------------------------
DEER RIPS                    KWH, STA.SER.     V-63-A               82-741-048               -              -
-------------------------------------------------------------------------------------------------------------
FORT HALIFAX                 KWH, GEN. 1       DSW-64               30-979-502            1.23              4
-------------------------------------------------------------------------------------------------------------
FORT HALIFAX                 KWH, GEN 2        DSW-64               31-002-715            1.23              4
-------------------------------------------------------------------------------------------------------------
FORT HALIFAX                 KWH, STA.SER.     DSW-64               30-937-809               -              -
-------------------------------------------------------------------------------------------------------------
GULF ISLAND                  KWH, GEN 1        DSW-63               30-871-182             1.0             12
-------------------------------------------------------------------------------------------------------------
GULF ISLAND                  KWH, GEN 2        DSW-63               30-871-208             1.0             12
-------------------------------------------------------------------------------------------------------------
GULF ISLAND                  KWH, GEN 3        DSW-63               30-884-378             .45           13.2
-------------------------------------------------------------------------------------------------------------
GULF ISLAND                  KWH, SS/240V      DSW-63               30-871-211               -              -
-------------------------------------------------------------------------------------------------------------
GULF ISLAND                  KWH, SS/120V      DSW-63               30-871-207               -              -
-------------------------------------------------------------------------------------------------------------
GULF ISLAND                  KWH, T4           DSW-63               30-885-706               -              -
-------------------------------------------------------------------------------------------------------------
GULF ISLAND                  KQH, T4           DSW-63               30-885-707               -              -
-------------------------------------------------------------------------------------------------------------
GULF ISLAND                  V2H, T4           ISVW-70              57-225-179               -              -
-------------------------------------------------------------------------------------------------------------
HARRIS                       KWH, JKMN CIR     DSW-63               30-878-552               -              -
-------------------------------------------------------------------------------------------------------------
HARRIS                       KQH, JKMN CIR     DSW-63               30-878-551               -              -
-------------------------------------------------------------------------------------------------------------
HARRIS                       V2H, JKMN, CIR    ISVW-70              57-225-160               -              -
-------------------------------------------------------------------------------------------------------------
HARRIS                       KWH, GEN 1        DSW-63               30-871-260             1.0           13.2
-------------------------------------------------------------------------------------------------------------
HARRIS                       KWH, GEN 2        ES-3                 90-054-158             1.0           13.2
-------------------------------------------------------------------------------------------------------------
HARRIS                       KWH, GEN 3        ES-3                 90-054-155             2.6           13.2
-------------------------------------------------------------------------------------------------------------
HARRIS                       KWH, GEN 2        DSW64                30-878-700               -              -
                             MOTOR
-------------------------------------------------------------------------------------------------------------
HARRIS                       KWH, GEN 3        DSW64                30-878-701               -              -
                             MOTOR
-------------------------------------------------------------------------------------------------------------
HARRIS                       KWH, GEN 4        DS-63                31-011-487             1.0            2.4
-------------------------------------------------------------------------------------------------------------
HARRIS                       KWH, HEADWORKS    DSW-63               30-870-550               -              -
-------------------------------------------------------------------------------------------------------------
HARRIS                       KWH, STA.SER.     DSW-63               30-859-275               -              -
-------------------------------------------------------------------------------------------------------------
HILL MILL                    KWH, IN           V-3A                 25-210-132               -              -
-------------------------------------------------------------------------------------------------------------
HILL MILL                    KWH, OUT          V-3A                 25-282-794             2.0             .6
-------------------------------------------------------------------------------------------------------------
HILL MILL                    KWH, STA.SER.                          70-185-823               -              -
-------------------------------------------------------------------------------------------------------------
HIRAM                        KWH, GEN 1        D4B-2F               71-540-415             1.0            2.4
-------------------------------------------------------------------------------------------------------------
HIRAM                        KWH, GEN 2        D4B-2F(M)            71-428-183             .54             12
-------------------------------------------------------------------------------------------------------------
HIRAM                        KWH, ST.SER.      D4B-2F               71-383-669               -              -
-------------------------------------------------------------------------------------------------------------
KEZAR LOWER & MIDDLE         KWH, GEN(NET)                          95-924-106              NO             12
-------------------------------------------------------------------------------------------------------------
KEZAR LOWER & MIDDLE         KWH, (IN)                              70-588-482               -              -
-------------------------------------------------------------------------------------------------------------
KEZAR UPPER                  KWH, GEN(NET)                          77-387-562              NO             12
-------------------------------------------------------------------------------------------------------------
KEZAR UPPER                  KWH, (IN)                              90-176-921               -              -
-------------------------------------------------------------------------------------------------------------
LEDGEMERE                    KWH, GEN(NET)                          76-702-695              NO             12
-------------------------------------------------------------------------------------------------------------
LEDGEMERE                    KWH, (IN)                              67-581-955               -              -
-------------------------------------------------------------------------------------------------------------

                                   SCHEDULE D
                          CENTRAL MAINE POWER COMPANY
                          GENERATING STATION METERING

       LOCATION NAME             QUANTITY       MFR.                   MFR                %LOSS        METER
                                 MEASURED       TYPE                  SER. #          ADJUSTMENT TO      KV
                                                                                         POINT OF
                                                                                          RECEIPT
-------------------------------------------------------------------------------------------------------------
LOCKWOOD/MERIMILL GEN.1-6    KWH OUT           QUANTUM              80-047-089            1.23              4
LOCKWOOD/MERIMILL GEN.1-6    KWH IN            QUANTUM              80-047-089               -
-------------------------------------------------------------------------------------------------------------
LOCKWOOD/MERIMILL GEN.1-6    KVARH IN          QUANTUM              80-047-089               -
-------------------------------------------------------------------------------------------------------------
LOCKWOOD/MERIMILL GEN.7      KWH IN            DSM-63               31-015-279               -              -
-------------------------------------------------------------------------------------------------------------
LOCKWOOD/MERIMILL GEN.7      KVARH IN          DSM-63               31-015-278               -              -
-------------------------------------------------------------------------------------------------------------
LOCKWOOD/MERIMILL GEN.7      KWH OUT           DS-63                30-925-782              NO             12
-------------------------------------------------------------------------------------------------------------
LOCKWOOD/MERIMILL GEN.7      KWH, STA.SER.     D4B-3F               77-686-278               -
-------------------------------------------------------------------------------------------------------------
M2, OAKLAND                  KWH, GEN.         DSW-64               30-919-652             1.0              4
-------------------------------------------------------------------------------------------------------------
M2, OAKLAND                  KWH, STA.SER.     DSMW-64              30-996-345               -              -
-------------------------------------------------------------------------------------------------------------
M3, RICE RIPS                KWH, GEN.         VW64A                55-250-551             1.0              4
-------------------------------------------------------------------------------------------------------------
M3, RICE RIPS                KWH, STA.SER.     VW64A                70-138-038               -              -
-------------------------------------------------------------------------------------------------------------
M5, UNION GAS                KWH, GEN.         D4B-3F               65-594-149             1.0              4
-------------------------------------------------------------------------------------------------------------
M5, UNION GAS                KWH, STA.SER.     D4B-3F               83-288-601               -              -
-------------------------------------------------------------------------------------------------------------
MONTY HYDRO                  KWH, GEN 1        QUANTUM              80-017-782              .4             12
-------------------------------------------------------------------------------------------------------------
MONTY HYDRO                  KWH, GEN 2        QUANTUM              80-017-791              .4             12
-------------------------------------------------------------------------------------------------------------
MONTY HYDRO                  KWH, ST. SER.     DSW-63               31-029-472               -              -
-------------------------------------------------------------------------------------------------------------
NORTH GORHAM                 KWH, GEN 1                             30-870-551             .51           13.2
-------------------------------------------------------------------------------------------------------------
NORTH GORHAM                 KWH, GEN 2                             30-871-103             .51           13.2
-------------------------------------------------------------------------------------------------------------
NORTH GORHAM                 KWH, STA.SER.     V2A                  33-250-837               -              -
-------------------------------------------------------------------------------------------------------------
SHAWMUT HYDRO                KWH, GEN 1-6      QUANTUM              84-129-531             1.0            2.4
-------------------------------------------------------------------------------------------------------------
SHAWMUT HYDRO                KWH, ST.SER.      VM63A                55-005-581               -              -
-------------------------------------------------------------------------------------------------------------
SHAWMUT HYDRO                KWH, GEN 7        QUANTUM              97-157-943             1.0              4
-------------------------------------------------------------------------------------------------------------
SHAWMUT HYDRO                KWH, GEN 8        QUANTUM              84-129-533             1.0              4
-------------------------------------------------------------------------------------------------------------
SHAWMUT HYDRO                KWH, ST.SER.      DSW-63               31-011-216               -              -
-------------------------------------------------------------------------------------------------------------
SKELTON                      KWH, GEN 1        DSW-63               30-977-508             1.0            7.2
-------------------------------------------------------------------------------------------------------------
SKELTON                      KWH. GEN 2        DSW-63               30-977-509             1.0            7.2
-------------------------------------------------------------------------------------------------------------
SKELTON                      KWH, ST.SER.      DSW-64               30-871-369               -              -
-------------------------------------------------------------------------------------------------------------
W. BUXTON                    KT2L GEN 1-5      QUANTUM              80-047-095              .6            2.4
-------------------------------------------------------------------------------------------------------------
W. BUXTON                    GEN #6            QUANTUM              84-134-406             1.0             12
-------------------------------------------------------------------------------------------------------------
W. BUXTON                    KWH, STA.SER.                          76-390-196               -              -
-------------------------------------------------------------------------------------------------------------
W. BUXTON                    KWH, STA.SER.                          79-114-576               -              -
-------------------------------------------------------------------------------------------------------------
WESTON                       KWH, GEN 4        DSW-63               30-870-463             .93            7.2
-------------------------------------------------------------------------------------------------------------
WESTON                       KWH, ST.SER.      V63A                 55-005-581G              -              -
-------------------------------------------------------------------------------------------------------------
WESTON                       KWH, GEN 1        DSW-63               30-870-460             .93            7.2
-------------------------------------------------------------------------------------------------------------
WESTON                       KWH. GEN 2        DSW-63               30-870-461             .93            7.2
-------------------------------------------------------------------------------------------------------------
WESTON                       KWH, GEN 3        DSW-63               30-870-462             .93            7.2
-------------------------------------------------------------------------------------------------------------
WILLIAMS                     KWH, GEN 1        DSW-63               30-871-018             0.0            7.2
-------------------------------------------------------------------------------------------------------------
WILLIAMS                     KWH, GEN 2        DSW-63               31-011-486             .95            7.2
-------------------------------------------------------------------------------------------------------------
WILLIAMS                     KWH, STA.SER.     DSW-66               31-043-215               -              -
-------------------------------------------------------------------------------------------------------------
WILLIAMS                     KWH, Headworks    AID                  31-138-550               -              -
-------------------------------------------------------------------------------------------------------------
WILLIAMS                     KWH, Storage      VM-64-S               No Ser. #               -              -
                             Bld.
-------------------------------------------------------------------------------------------------------------

                                   SCHEDULE D
                          CENTRAL MAINE POWER COMPANY
                          GENERATING STATION METERING

       LOCATION NAME             QUANTITY       MFR.                   MFR                %LOSS        METER
                                 MEASURED       TYPE                  SER. #          ADJUSTMENT TO      KV
                                                                                         POINT OF
                                                                                          RECEIPT
-------------------------------------------------------------------------------------------------------------
WYMAN HYDRO                  KWH, GEN 1        DSW-63               30-870-574             .85           13.2
-------------------------------------------------------------------------------------------------------------
WYMAN HYDRO                  KWH, GEN 2        DSW-63               30-870-575             .85           13.2
-------------------------------------------------------------------------------------------------------------
WYMAN HYDRO                  KWH, GEN 3        DSW-63               30-870-576             .85           13.2
-------------------------------------------------------------------------------------------------------------
WYMAN HYDRO                  KWH, STA.SER.     DSW-63               31-011-488               -              -
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

FOSSIL
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

MASON                        KWH, TRANS, 1&2   DSW-63               30-878-707               -              -
-------------------------------------------------------------------------------------------------------------
MASON                        KQH, TRANS, 1&2   DSW-63               30-878-706               -              -
-------------------------------------------------------------------------------------------------------------
MASON                        V2H, 13.8 KV      ISVW-70              57-225-146               -              -
                             BUS
-------------------------------------------------------------------------------------------------------------
MASON                        V2H,115KV BUS     ISVW-70              57-225-294               -              -
-------------------------------------------------------------------------------------------------------------
MASON                        KWH, GEN 1        DS-63                30-871-379             .69           13.8
-------------------------------------------------------------------------------------------------------------
MASON                        KWH, GEN 2        DS-63                30-871-378             .69           13.8
-------------------------------------------------------------------------------------------------------------
MASON                        KWH #1 STA.       DS-63                30-871-376               -              -
                             SERV
-------------------------------------------------------------------------------------------------------------
MASON                        KWH #2 STA.       DS-63                30-871-377               -              -
                             SERV
-------------------------------------------------------------------------------------------------------------
MASON                        KWH #3 STA.       D2B-2F               56-083-612               -              -
                             SERV
-------------------------------------------------------------------------------------------------------------
MASON                        KWH, GEN 3        DS-43                30-486-581             .69             12
-------------------------------------------------------------------------------------------------------------
MASON                        KWH, GEN 4        DS-43                30-486-580             .69             12
-------------------------------------------------------------------------------------------------------------
MASON                        KWH #4 STA.       D2B-2F               56-083-613               -              -
                             SERV
-------------------------------------------------------------------------------------------------------------
MASON                        KWH #5 STA.       D2B-2F               56-083-729               -              -
                             SERV
-------------------------------------------------------------------------------------------------------------
MASON                        KWH #5 STA.       D2B-2F               56-185-307               -              -
                             SERV
-------------------------------------------------------------------------------------------------------------
MASON                        KWH, GEN 5        DS-43                30-759-917             .69             12
-------------------------------------------------------------------------------------------------------------
MASON                        KWH, STA. SERV    D2B-2F               56-083-727               -              -
                             3&4
-------------------------------------------------------------------------------------------------------------
MASON                        KWH, TRANS #10    DSW-65               30-922-859               -              -
-------------------------------------------------------------------------------------------------------------
MASON                        KWH, TRANS #10    DSW-65               30-922-860               -              -
-------------------------------------------------------------------------------------------------------------
MASON                        KWH, IN 378       DS-64                30-871-430               -              -
-------------------------------------------------------------------------------------------------------------
MASON                        KVARH, IN 378     DS-64                30-871-432               -              -
-------------------------------------------------------------------------------------------------------------
MASON                        KWH, OUT 378      DS-64                30-871-431               -              -
-------------------------------------------------------------------------------------------------------------
MASON                        KVARH, OUT 378    DS-64                30-871-487               -              -
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN                   KWH, GEN 1        ES-3                 90-065-250             .65           13.8
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN                   KWH, GEN 2        ES-3                 90-065-251             .64           13.8
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN                   KWH, GEN 3        DS-63                30-816-992             .53           13.8
-------------------------------------------------------------------------------------------------------------

                                   SCHEDULE D
                          CENTRAL MAINE POWER COMPANY
                          GENERATING STATION METERING

       LOCATION NAME             QUANTITY       MFR.                   MFR                %LOSS        METER
                                 MEASURED       TYPE                  SER. #          ADJUSTMENT TO      KV
                                                                                         POINT OF
                                                                                          RECEIPT
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN                   KWH, ST.SER.      DS-43                30-770-885               -              -
                             GEN1
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN                   KWH, ST.SER.      DS-43                30-770-886               -              -
                             GEN2
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN                   KWH, ST.SER.      DS-63                30-816-991               -              -
                             GEN3
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN                   KWH, ST.SER.      DS-43                30-770-887               -              -
                             GEN 1&2
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN                   KWH, COM SS,      DSW-63               30-871-209               -              -
                             GEN3
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN #4                KWH, T4           D4B-2F               63-081-566               -              -
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN #4                KVARH, T4         D4B-2F               63-081-567               -              -
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN #4                KWH, GEN 4        D4B-2F               63-081-571             .33           20.9
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN #4                KWH, T4A          D4B-2F               57-690-033               -              -
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN #4                KVARH, T4A        D4B-2F               63-081-573               -              -
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN #4                KWH, T4B          D4B-2F               67-382-269               -              -
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN #4                KVARH, T4B        D4B-2F               63-081-574               -              -
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN #4                KWH, T12          D4B-2F               71-465-512               -              -
-------------------------------------------------------------------------------------------------------------
W.F. WYMAN #4                KVARH, T12        D4B-2F               63-081-572               -              -
-------------------------------------------------------------------------------------------------------------

                                                                  EXHIBIT 99.(E)

                   GENERATION COMMUNICATION SYSTEM SERVICES

                                   Schedule E

     The following Telecommunication and Computing systems service may be provided by the Seller to the Buyer at previously agreed upon terms and conditions. (The hourly rates set forth below are those in effect as of December 1997, and are subject to change.)

1.0 GENERAL REQUIREMENTS - The Seller and Buyer shall meet general requirements outlined in section 3 of this document for the following telecommunications equipment: PBX, LAN/WAN, multiplemixor, alarm equipment, fiber optic equipment, microwave, two way radio, SCADA, Telemetering and all associated communications equipment to the systems just listed.

2.0  TELECOMMUNICATIONS AND COMPUTING SYSTEMS SERVICES

     2.1 TELEPHONE SYSTEMS - The telephone systems covered by this section consist of Private Branch Exchange (PBX) switches, microwave links, fiber optic links, associated hardware and all inter site transport services.

          2.1.1 All PBX equipment will be the property of the Buyer. Upon sale of the facility all connections to Seller's network will be severed. All remaining Telephone Company connections will be transferred to the Buyer.

          2.1.2 Services can be provided on a "Time and Materials" basis at a rate of $74 per hour for maintenance services and $85 per hour for engineering services. The following services can be provided by the Seller to the Buyer:

                         .System administration/maintenance
                         .Voice Mail system administration
                         .Coordinate with local users and provide administration
                          for all system changes including adds, moves, changes, reconfiguration and software upgrades.
                         .PBX network infrastructure
                         .Engineering Services

          In case of new non-maintenance related work, Seller shall provide Buyer with a cost estimate for approval prior to initiating the modification.

          Repair personnel shall cooperate with all Telephone Company personnel and others as necessary to minimize disruptions.

          2.1.3 Harris Station Communications System - Harris station presently gets its' voice communications from the Seller's microwave network since no telephone carriers are in the local area. The microwave link between Harris and Sugarloaf Mountain supplies all required voice communications for the Station, the campground and the houses at Harris Dam. Circuits are fed to Harris from a link between Moscow and Sugarloaf then transferred to the Sugarloaf/Harris link. The microwave link between Harris and Sugarloaf is part of the Harris generation infrastructure. Included with the equipment is the space lease for said microwave equipment. Seller can provide maintenance 7 days 24 hours per week for a fee covered in section 2.0.5.2 if required by the Buyer.

          2.1.4 Gulf Island Communications System - Gulf Island presently gets its' telephone service from the Seller's Lewiston 134 Maine Street facility. The link provides all voice communications to the Buyer's facility. The spread spectrum radio link will become the property of the Buyer. Space in Seller's Lewiston facility can be leased to Buyer to allow for Telephone Company connections. All existing Seller inter network connections will be severed.

     2.2 LOCALWIDE AREA NETWORKS - The LAN/WAN system consists of routers, hubs, bridges, cabling and inter site transport services.

          2.2.1 All LAN/WAN equipment will be the property of the Buyer. Upon sale of the facility all inter site transport services to the Seller's network will be severed. All Telephone Company connections will be transferred to the Buyer.

          2.2.2 Services can be provided on a "Time and Materials" basis at a rate of $74 per hour for maintenance services and $85 per hour for engineering services. The following services can be provided by the Seller to the Buyer:

                         .System Administration
                         .System maintenance
                         .Engineering Services

     2.3 TELEMETERING SYSTEMS - Telemetering systems consist of audio tone receiving equipment located at the Central Maine Power Company dispatch office on Edison Drive in Augusta Maine, transmitting equipment at Buyer locations and any circuit used to carry that tone to Edison Drive.

          2.3.1 The Buyer will be financially responsible for any circuits that connect to and are transported on the Seller's network and for the Telephone Company network to transport required information. Receiving and transmitting equipment will be the responsibility of the Buyer. Receiving equipment and communication protocols will be specified by the Seller.

          2.3.2 Services can be provided on a "Time and Materials" basis at a rate of $58 per hour for maintenance services and $7l per hour for engineering services. The following services can be provided by the Seller to the Buyer:

                         .Transmit and Receive equipment maintenance
                         .Telephone circuit maintenance
                         .Interface between Buyer and telephone company .Engineering Services

     2.4 SCADA SYSTEMS - Supervisory Control and Data Acquisition (SCADA) systems consist of all remote terminal equipment down to the substation interface cabinet including the remote terminal unit, modem, interface relays, intra site wiring and inter site transport services.

          2.4.1 All existing SCADA systems presently in use solely by the Seller for Seller's system operations will remain the property of the Seller. All existing SCADA systems used solely for the Buyer's system will become the property of the Buyer.

          2.4.2 Services can be provided on a "Time and Materials" basis at a rate of $58 per hour for maintenance services and $7l per hour for engineering services. The following services can be provided by the Seller to the Buyer:

                         .Transmit and Receive equipment maintenance
                         .Telephone circuit maintenance
                         .Interface between Buyer and telephone company .Engineering Services

     2.5 MICROWAVE SYSTEM - Microwave system consist of but are not limited to radio equipment, multiplexors, antennas, radomemss, wavemsguidemss, remote alarm units, batteries, battery charging systems, passive repeaters, leased facilities and any other associated equipment.

          2.5.1 All microwave equipment will be the property of the Seller with the exception of: the Harris Station to Sugarloaf microwave link and Gulf Island to 134 Main Street Lewiston spread spectrum link. Upon sale of the facility all network connections to the Seller's network will be severed except for those providing required transmission and distribution information.

          2.5.2 Services can be provided on a "Time and Materials" basis at a rate of $58 per hour for maintenance services and $71 per hour for engineering services. The following services can be provided by the Seller to the Buyer:

                         .System maintenance
                         .System administration
                         .Engineering Services

          2.5.3  Harris Microwave - Seems section 2.0.1.3

          2.5.4  Gulf Island - Seems section 2.0.1.4

     2.6 FIBER OPTICS SYSTEMS - Fiber optic systems consist of fiber optic cables, multiplemsxors, fiber modems, LAN and WAN equipment, battery and power systems and cabinets.

          2.6.1 All fiber optic equipment and infrastructure will remain the property of the Seller with the following exceptions: The fiber optic equipment and infrastructure between Gulf Island and Western Hydro Headquarters and all multimode fiber cable and equipment on site at W.F. Wyman. Upon sale of facility all network connections to the Seller's network will be severed.

          2.6.2 Services can be provided on a "Time and Materials" basis at a rate of $58 per hour for maintenance services and $7l per hour for engineering services. The following services can be \ provided by the Seller to the Buyer:

                         .System maintenance
                         .Telephony circuit maintenance
                         .Engineering Services

     2.7 COMPUTING HARDWARE - Computing hardware is equipment used to process, print or fax information. This includes personal computers, terminal, printers and fax machines.

          2.7.1 All computing hardware will be the property of the Buyer. Upon sale of the facility all connections to the Seller's network will be severed. All Telephone Company connections will be transferred to the Buyer.

          2.7.2 Services can be provided on a "Time and Materials" basis at a rate of $55 per hour for maintenance services. The following services can be provided by the Seller to the Buyer:

                         .Personal Computer specifications and maintenance .Printer specification and maintenance
                         .Fax machine specification and maintenance
                         .Terminal specification and maintenance

     2.8 TWO WAY RADIO SYSTEMS - The two way radio system consists of base station/repemsater facilities, remote controllers, batteries and battery charging systems, mobile radios in vehicles and portable radios.

          2.8.1 All radio system used to support Seller's transmission and distribution operations will remain the property of the Seller. The systems and Federal Communications Commission (FCC) licenses used exclusively at W.F. Wyman and Aroostook Valley Electric (AVEC) for on site communications will become the property of the Buyer.

          2.8.2 Services can be provided on a "Time and Materials" basis at a rate of $56 per hour for maintenance services and $69 per hour for engineering services. The following services can be provided by the Seller to the Buyer:

                         .System maintenance
                         .System administration
                         .Engineering Services (including FCC licensing)

          2.8.3 All radio systems and FCC licenses that are presently in joint use will become the sole property of the Seller. During such time that the Buyer requires use of the Seller's radio network for on site operations the Buyer will pay $675 per month per repemsater site used on the Seller's network. Any existing mobile radios at the Buyer's facility will be leased at a rate of $20 per month. Any existing hand held portable radios at the Buyer's facility will be leased at a rate of $40 per month. All maintenance will be at stated rates covered in section 2.0.8.2. Any new equipment will be the responsibility of the Buyer. Minimum rate per month will be $675 per Buyer facility for the use of the Seller's radio system.

3.0  PERSONNEL SKILL LEVELS

     3.1 PBX, LAN/WAN, MULTIPLEXOR, FIBER OPTICS, PRINTERS, TERMINALS, PERSONAL COMPUTERS, SCADA, TELEMETERING and associated communications and computing equipment. Seller's staff technicians shall be factory trained covering all major existing equipment manufacturers now in service used in Hydro facilities. This includes but not limited to Temslco Systems, Northern Telemscom, Panasonic, Penril, IBM, Cabletron, Cisco, NEC, AT+T, Telect, Okidata, Hewlett Packard, Tucon, Harris, L+N, Valmemst, DAQ, Iniven, Texas Instrument, Genicom, Positron, Temsllabs, Versa-Link, Quindar and Toshiba.

4.0 RESOURCES PROVIDED BY SELLER - The Seller shall supply all required personnel, test equipment, vehicles and services apparatus to complete the work.

5.0 RESOURCES PROVIDED BY BUYER - The Buyer shall supply all required personnel, test equipment, vehicles and service apparatus for all facilities equipment including heating, air conditioning, lighting and power supplying the physical locations of above listed equipment. The same will be supplied for all facilities equipment in areas containing Seller's communications equipment.

6.0  MAINTENANCE

     6.1 ROUTINE - Seller shall provide maintenance upon Buyer's request for all equipment at the Buyer's facilities, whether owned or leased by buyer, in accordance with good utility practices. Deficiencies shall be corrected promptly at Buyer's expense. All equipment items, including but not limited to: electronic transmission equipment (radio, fiber optic and leased line transmission equipment, multiplex, SCADA, telemetering and alarm equipment) batteries, battery chargers, antennas, transmission lines, radio base stations, mobile and portable radios and PBX equipment. Any and all emergency power and associated equipment will be provided and maintained by the Buyer.

     6.2 EMERGENCY - Seller shall provide maintenance upon Buyer's request on a 24 hour, 7 day per week basis with a call list of names and telephone numbers for on call personnel. Upon receipt of a telephone request from Buyer, Seller shall provide emergency maintenance for the equipment in the time period previously negotiated between Seller and Buyer.

     6.3 RESPONSE"REPAIR TIME - The Seller shall respond to Buyer for a repair callout in a time frame negotiated in advance. If spare parts are available repairs will begin immediately. If no spares are available arrangements for repair of equipment will begin immediately.

     6.4 TECHNICIAN PRIORITY - Seller emergency maintenance will always take priority over Buyer emergency maintenance. Routine maintenance will be scheduled. Non routine, non emergency maintenance will be responded to on a previously negotiated time frame.

7.0 CHANGES - Upon written request from the Buyer, the Seller shall add, delete and/or reconfigure any system or equipment included in the scope of work. Seller shall provide a written costs estimate to the Buyer for approval prior to beginning any modifications. All changes shall be completed at the Buyer's expense.

8.0 OUTAGES - Any equipment or system outages for maintenance or repair work shall be under the direction of and a authorized by the Buyer.

9.0 SNOW PLOWING - All driveways are to be kept plowed of snow to permit two wheel drive motor vehicle access.

10.0 VEGETATION REMOVAL - Buyer shall, in accordance with good utility practices, maintain the sites and ensure vegetation is properly managed or removed to allow access to all required facilities by Seller.

11.0 WORK SCOPE - The work scope unless specified differently shall be for all generating facilities purchased by the Buyer from the Seller.

                                                                  EXHIBIT 99.(F)

              Schedule F - Transmission Constraints on Generation

FOSSIL GENERATION
---------------------

MASON

     Net Capability
     --------------

     . Unit 3                   33 MW Summer            33 MW Winter
     . Unit 4                   33 MW Summer            33 MW Winter
     . Unit 5                   33 MW Summer            33 MW Winter

     All three units capable of automatic generation control

     Transmission Configuration
     --------------------------

     These units generate into a 115 kV substation that has four 115 kV line sections and one 345/115 kV bulk power transformer.

Transmission Restrictions
---------------------------

     None

W. F. WYMAN

     Net Capability
     --------------

     . Unit l                   53.5  MW Summer         53.5  MW Winter
     . Unit 2                   53.5  MW Summer         53.5  MW Winter
     . Unit 3                    116  MW Summer          119  MW Winter
     . Unit 4                  614.5  MW Summer          620  MW Winter

     All four units capable of automatic generation control

     Transmission Configuration
     --------------------------

     W.F. Wyman Station is divided into two transmission substations which are not directly tied together. Units 1, 2, and 3 generate into the 115 kV substation that has two 115 kV transmission line sections, 164 and 165, that deliver power to the transmission grid. Unit 4 generates directly into a 345 kV transmission line that is a radial extension of the bulk power transmission grid from nearby Buxton 345 kV Substation.

              Schedule F - Transmission Constraints on Generation


     Transmission Restrictions
     -------------------------

     The generation of the 115 kV units may be restricted under line out conditions. With one 115 kV line out of service, the output of Units 1, 2, and 3 must not exceed the thermal long term emergency limits of the remaining line which is 193 MVA in the summer and 207 MVA in the winter.

     The generation of Unit 4 is restricted when Section 386 is out of service since removing this line isolates the unit from the system. Section 386 is a three terminal line with a 345/115 kV bulk power transformer at South Gorham Substation between Yarmouth and Buxton. Although there is no operating history on this, Unit 4 is capable of delivering power to the transmission grid up to the 479 MVA rating of the transformer with only the Buxton end of 386 out of service.

     W.F. Wyman Unit 4 generation is also impacted by two special protection systems (SPS). The standard relay protection system for Section 386 at Buxton will transfer trip the W.F. Wyman 4 generator to prevent leaving the generator on just the South Gorham bulk power transformer. Another SPS, known as the 326 Line SPS, is designed to reduce flow on the Northern New England interfaces by tripping generation in Northern New England and/or New Brunswick. In all cases, this SPS initiates generation rejection with W.F. Wyman Unit 4 potentially being armed.

HYDRO GENERATION
----------------

BAR MILLS

     Net Capability
     --------------

     .2 units                   4.00  MW Summer         4.00  MW Winter

     Transmission Configuration
     --------------------------

     Bar Mills generation feeds into a 34 kV substation with two 34 kV subtransmission lines to deliver power to the grid.

     Transmission Restrictions
     -------------------------

     None.

              Schedule F - Transmission Constraints on Generation

BONNY EAGLE

     Net Capability
     --------------

     . 6 units                 10.20 MW Summer         10.20 MW Winter

     Transmission Configuration
     --------------------------

     Bonny Eagle generation feeds into a 34 kV substation with five 34 kV subtransmission lines to deliver power to the grid.

     Transmission Restrictions
     -------------------------

     None

BRUNSWICK

     Net Capability
     --------------

     . 3 units                 20.20 MW Summer         20.20 MW Winter

     Transmission Configuration
     --------------------------

     Brunswick generation is fed into a 34 kV subtransmission line Section 30 that is interconnected with a 34 kV substation with five 34 kV subtransmission lines and two 115/34 transformers.

     Transmission Restrictions
     -------------------------

     Brunswick generation is restricted when Section 30 is out of service since removing this line will separate Brunswick from the grid.

CATARACT/NKL

     Net Capability
     --------------

     . 3 units                  8.90  MW Summer         8.90 MW Winter

     Transmission Configuration
     --------------------------

     Cataract generation is fed into the 34 kV substation at Factory Island that has two 34 kV subtransmission lines to deliver power to the grid.

              Schedule F - Transmission Constraints on Generation


     Transmission Restrictions
     -------------------------

     None

FORT HALIFAX

     Net Capability
     --------------

     . 2 units                  1.80 MW Summer          1.80 MW Winter

     Transmission Configuration
     --------------------------

     Fort Halifax generation feeds into a 34 kV substation with two 34 kV subtransmission lines to deliver power to the grid.

     Transmission Restrictions
     -------------------------

     None

GULF ISLAND, DEER RIPS, ANDROSCOGGIN #3

     Net Capability
     --------------

     . 11 units                32.97  MW Summer        32.97 MW Winter

     Transmission Configuration
     --------------------------

     This generation is fed into the 34 kV subtransmission system from two different locations to deliver power to the grid. Gulfisland generation is fed into a 34 kV substation with six 34 kV subtransmission line sections. Deer Rips and Andro 3 generation is fed into a 34 kV substation with four 34 kV subtransmission line sections.

     Gulf Island has the capability for black Start during emergency restoration procedures of the central Maine transmission system.

     Transmission Restrictions
     -------------------------

     None for either location.

              Schedule F - Transmission Constraints on Generation

HARRIS

     Net Capability
     --------------

     . 4 Units                 87.50 MW Summer         88.45 MW Winter

     Units 1-3 capable of automatic generation control

     Transmission Configuration
     --------------------------

     Harris generation feeds into the 115 kV transmission system by one path through two transmission line sections in series, Sections 222 and 82, that interconnect with the 115 kV transmission grid at Wyman Hydro Substation.

     Harris Hydro also has the capability for black start during emergency restoration procedures of the northern Maine transmission system.

     Transmission Restrictions
     -------------------------

     Harris generation is restricted when either Section 82 or 222 is out of service since removing either line separates Harris from the grid. During these periods, Harris normally supplies the local distribution load to prevent customer power outages.

     Additional restrictions are possible under line out conditions at Wyman Hydro. Harris, Wyman, Williams, and other non-utility generation all utilize the transmission lines originating at Wyman Hydro for delivering power to the grid. This area generation may be restricted or curtailed due to line conductor overloads and/or voltage instability when either Section 63, 83, or 66 is removed from service.

HIRAM

     Net Capability
     --------------

     . 2 units                 11.60 MW Summer         11.60 MW Winter

     Transmission Configuration
     --------------------------

     Hiram Hydro generation feeds into a 34 kV substation with two 34 kV subtransmission lines to deliver power to the grid.

              Schedule F - Transmission Constraints on Generation


     Transmission Restrictions
     -------------------------

     None

KEZAR FALLS

     Net Capability
     --------------

     . 3 units                  0.56  MW Summer         1.00 MW Winter

     Transmission Configuration
     --------------------------

     Kezar Falls generation feeds into a distribution line that originates at a 34 kV substation with two 34 kV subtransmission lines to deliver power to the grid.

     Transmission Restrictions
     -------------------------

     Kezar Falls generation is restricted when the distribution line, Circuit 419D1, is out of service. This unit is not allowed to supply the local distribution load when the distribution line is out of service.

LEDGEMERE

     Net Capability
     --------------

     . 1 unit                   0.00 MW Summer          0.30 MW Winter

     Transmission Configuration
     --------------------------

     Ledgemere generation feeds into a distribution line that originates at a 34 kV substation with one 34 kV subtransmission line to deliver power to the grid.

     Transmission Restrictions
     -------------------------

     Ledgemere generation is restricted when either the 34 kV line Section 95 or the distribution line, Circuit 632D1, is out of service. This unit is not allowed to supply the local distribution load when the distribution line is out of service.

              Schedule F - Transmission Constraints on Generation


LEWISTON CANAL

     Net Capability
     --------------

     . 16 units                 0.00 MW Summer          6.94 MW Winter

     Transmission Configuration
     --------------------------

     This generation is fed into local distribution lines that are connected to various substations.

     Transmission Restrictions
     -------------------------

     Restriction on this generation are basically determined by the distribution lines in the area.

LOCKWOOD

     Net Capability
     --------------

     . 7 units                  7.50 MW Summer          7.50 MW Winter

     Transmission Configuration
     --------------------------

     Lockwood generation feeds into two separate distribution lines to deliver power to the grid. Units 1-6 feeds into a distribution line that originates from the Fort Halifax 34 kV substation that has two 34 kV subtransmission lines and other hydro generation. Unit 7 feeds into a distribution line that originates from West Waterville 34 kV substation that has two 34 kV subtransmission lines.

     Transmission Restrictions
     -------------------------

     Lockwood generation is restricted when either of the distribution lines, Circuit 830K1 or 865D1, is out of service. These units are not allowed to supply the local distribution load when the distribution line is out of service.

MONTY

     Net Capability
     --------------

     . 2 units                 22.83 MW Summer         28.00 MW Winter

              Schedule F - Transmission Constraints on Generation


     Transmission Configuration
     --------------------------

     Monty generation is fed into a 34 kV subtransmission line Section 144 that is interconnected with a 34 kV substation with two 34 kV subtransmission lines to deliver power to the grid.

     Transmission Restrictions
     -------------------------

     Monty generation is restricted when Section 144 is out of service since removing this line will separate Monty from the grid.

NORTH GORHAM

     Net Capability
     --------------

     . 2 units                  1.56 MW Summer          1.53 MW Winter

     Transmission Configuration
     --------------------------

     North Gorham generation feeds into a 34 kV substation with three 34 kV subtransmission lines to deliver power to the grid.

     Transmission Restrictions
     -------------------------

     None

OAKLAND (M#2)

     Net Capability
     --------------

     . 1 unit                   2.75 MW Summer          2.75 MW Winter

     Transmission Configuration
     --------------------------

     M#2 generation feeds into a 34 kV substation with two 34 kV subtransmission lines to deliver power to the grid.

     Transmission Restrictions
     -------------------------

     None

              Schedule F - Transmission Constraints on Generation


RICE RIPS (M#3)

     Net Capability
     --------------

     . 1 unit                   1.65 MW Summer          1.65 MW Winter

     Transmission Configuration
     --------------------------

     M#3 generation feeds into a distribution line that originates at a 34 kV substation with three 34 kV subtransmission lines and one 115/34 power transformer to deliver power to the grid.

     Transmission Restrictions
     -------------------------

     M#3 generation is restricted when the distribution line, Circuit 873D2, is out of service. This unit is not allowed to supply local distribution load when the distribution line is out of service.

SHAWMUT

     Net Capability
     --------------

     . 8 units                  9.50 MW Summer          9.50 MW Winter

     Transmission Configuration
     --------------------------

     Shawmut generation feeds into a 34 kV substation with three 34 kV subtransmission lines to deliver power to the grid.

     Transmission Restrictions
     -------------------------

     None

SKELTON

     Net Capability
     --------------

     . 2 units                    20 MW Summer            20 MW Winter

     Transmission Configuration
     --------------------------

     Skelton generation is fed into a 34 kV subtransmission line Section 158 that is interconnected with a 34 kV substation with four 34 kV subtransmission lines and two 115/34 power transformers to deliver power to the grid.

              Schedule F - Transmission Constraints on Generation


     Transmission Restrictions
     -------------------------

     Skelton generation is restricted when Section 158 is out of service since removing this line will separate Skelton from the grid.

UNION GAS (M#5)

     Net Capability
     --------------

     . 1 unit                   1.52 MW Summer          1.55 MW Winter

     Transmission Configuration
     --------------------------

     M#5 generation feeds into a distribution line that originates at a 34 kV substation with two 34 kV subtransmission lines to deliver power to the grid.

     Transmission Restrictions
     -------------------------

     M#5 generation is restricted when the distribution line, Circuit 855D1, is out of service. This unit is not allowed to supply local distribution load when the distribution line is out of service.

WEST BUXTON

     Net Capability
     --------------

     . 6 units                  7.30  MW Summer         7.30  MW Winter

     Transmission Configuration
     --------------------------

     West Buxton generation feeds into a 34 kV substation with two 34 kV subtransmission lines to deliver power to the grid.

     Transmission Restrictions
     -------------------------

     None

              Schedule F - Transmission Constraints on Generation


WESTON

     Net Capability
     --------------

     . 4 Units                 13.20 MW Summer         13.20 MW Winter

     Transmission Configuration
     --------------------------

     Weston generation feeds into a 34 kV substation with three 34 kV subtransmission lines to deliver power to the grid.

     Transmission Restrictions
     -------------------------

     None

WILLIAMS

     Net Capability
     --------------

     . 2 Units                 14.90 MW Summer         14.90 MW Winter

     Transmission Configuration
     --------------------------

     Williams Hydro generation is feed into a radial line, Section 63A, that taps Section 63 that is connected to Wyman Hydro Substation and Livermore Falls Substation.

     Williams Hydro also has the capability for black start during emergency restoration procedures of the northern Maine transmission system.

     Transmission Restrictions
     -------------------------

     Williams generation is restricted when Section 63A is out of service since removing the line separates Williams from the grid. During these periods, Williams normally supplies the local distribution load to prevent customer power outages.

     Additional restrictions are possible under line out conditions at Wyman Hydro. Harris, Wyman, Williams, and other non-utility generation all utilize the transmission lines originating at Wyman Hydro for delivering power to the grid. This area generation may be restricted or curtailed due to line conductor overloads and/or voltage instability when either Section 63, 83, or 66 is removed from service.

              Schedule F - Transmission Constraints on Generation


WYMAN HYDRO

     Net Capability
     --------------

     . 3 Units                 80.00 MW Summer         80.95 MW Winter

     Units 1-3 capable of automatic generation control

     Transmission Configuration
     --------------------------

     Wyman Hydro generates into a 115 kV substation with three 115 kV lines that deliver power to the transmission grid and one 115 kV line that transmits power from Harris.

     Wyman Hydro also has the capability for black start during emergency restoration procedures of the northern Maine transmission system.

     Transmission Restrictions
     -------------------------

     Restrictions are possible under line out conditions at Wyman Hydro. Harris, Wyman, Williams, and other non-utility generation all utilize the transmission lines originating at Wyman Hydro for delivering power to the grid. This area generation may be restricted or curtailed due to line conductor overloads and/or voltage instability when either Section 63, 83, or 66 is removed from service.

                                                                  EXHIBIT 99.(G)

                                 STN AGREEMENT

                                   SCHEDULE G



                               TELECOMMUNICATIONS

                                    SHARING

                                   AGREEMENT



                            DATED AS OF JUNE 1, 1990

                               TABLE OF CONTENTS
                               -----------------

                                                                        Page
                                                                        ----

Introduction............................................................   1

Recitals................................................................   1

Sec. 1.         Definitions.............................................   2

Sec. 2.         The Committees..........................................   6

Sec. 3.         Operators' Responsibilities.............................  12

Sec. 4.         Limitation of Participants' Use of Shared
                Telecommunications Network..............................  14

Sec. 5.         Determination of Operating and Administrative
                Costs of Operators......................................  14

Sec. 6.         Responsibilities of and Payments to the
                Fiscal Agent............................................  17

Sec. 7.         Term of Agreement.......................................  22

Sec. 8.         New Participants and New Participant
                Associations............................................  22

Sec. 9.         Arbitration.............................................  23

Sec. 10.        Counterparts............................................  26

Sec. 11.        Construction............................................  26

TELECOMMUNICATIONS SHARING AGREEMENT
------------------------------------



     THIS AGREEMENT dated as of June 1, 1990 is entered into by those utilities subscribing hereto and those utilities which are participating in one or more Participant Associations (hereinafter defined) subscribing hereto; all of said utilities (but no Participant Association) being parties to this Agreement, and replaces a similar Agreement that expired on May 31, 1990.

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, each of the parties hereto is eligible to be licensed by the Federal Communications Commission ("FCC") to operate radio stations in the Power Radio Service under Code of Federal Regulations, Title 47, Section 90.61 and 90.63, and in the Private Operational-Fixed Microwave Service pursuant to code of Federal Regulations, Title 47, Section 94.5; and,

     WHEREAS, certain of the parties hereto are licensed or will be licensed, by the FCC to operate one or more radio (microwave) stations forming an interconnected telecommunications system, the use of which is to be shared by them and by the other parties hereto on a non-profit basis, pursuant to the Code of Federal Regulations, Title 47, Section 94.17(a); and,

     WHEREAS, the parties desire to define the methods and procedures for sharing equitably all costs of said interconnected telecommunications system "Shared Telecommunications Network"; and,

     WHEREAS, the parties hereto desire also to define all their other rights and obligations relating to the construction, maintenance and use of the Shared Telecommunications Network (STN);

     NOW THEREFORE, in consideration of the mutual agreements herein set forth the parties hereto agree as follows:

      Sec. 1. Definitions.  The terms used herein shall have the following
              -----------
meanings:

          (a) "Administrative Costs" are those costs reasonably incurred by a Participant by reason of the assignment of one or more of its employees or other agents to serve as a member of the Telecommunications Committee, or to perform any other service properly allocable to the Shared Telecommunications Network as a whole; all expenses reasonably incurred by the Management Committee and by the Telecommunications Committee in the performance of their duties under this Agreement; and all personnel costs and other expenses reasonably incurred by the Fiscal Agent in the performance of its duties under this Agreement. The term does not include any costs incurred solely by reason of the assignment of an employee or other agent to the Management Committee, which costs are not to be charged to the Shared Telecommunications Network.

          (b) "Channel" is one full duplex, 0 to 4 kHz bandwidth path suitable for the transmission of audio controlled electric waves or a digital data port up to 64 KBits/second through one or more Links in the STN.

          (c) "CONVEX" is a Participant Association as hereinafter defined.

          (d) "Fiscal Agent" shall mean the New England Power Service Company, a Massachusetts corporation, or its successor, acting as agent for all Operators and other Participants in collecting all net sums due from the Participants (directly and through Participant Associations), making all net payments due to the Operators, and in performing all other services required of it under this Agreement.

          (e) A "Link" is a segment of the Shared Telecommunications Network formed by two adjacent stations completing a Telecommunications Path between said stations. When indicated by the context in which it is used, the term "Link" may also mean the property and equipment dedicated to the generation of such a Telecommunications Path.

          (f) A "Loop" consists of several Links in the Shared Telecommunications Network, capable of forming a closed telecommunications path. A Loop is designed to form a closed path operating with one "open" Link which will automatically close on failure of any other Link, thereby re-establishing the otherwise interrupted Telecommunications Path. More than one Loop can be established in the Shared Telecommunications Network.

          (g) "Loop Closing Equipment" is all that property and equipment required to establish a Link or Links that were solely established and so designated by the Management Committee to close a Loop and all property and equipment (located there and elsewhere in a Loop) which is necessary to effect the closing of the normally "open" Link in a Loop on failure of any other Link in the Loop.

          (h) "Loop Control Equipment" is all Loop Closing Equipment other than that required to establish the Link or Links as designated by the Management Committee.

          (i) "Management Committee" shall mean the committee so named whose composition, powers, and duties are set forth in Sec. 2 of this Agreement.

          (j) "Miscellaneous Telecommunications Equipment and Property" means all towers, buildings, site improvements, ac power sources, emergency generators, batteries, baseband bridges, service channels and alarms, and all other real and personal property which is a part of or necessary to the Shared Telecommunications Network, excepting Loop Closing Equipment, Multiplex Equipment, and Transmission Equipment, which terms are herein defined. Certain Miscellaneous Telecommunications Equipment and Property will serve more than one Link and will, therefore, be apportioned to each Link so served. In some installations, certain items of property and equipment necessary to the Shared Telecommunications Network (such as real property and improvements thereon) may not be dedicated entirely to the Shared Telecommunications Network and will, therefore, be apportioned in part only to Miscellaneous Equipment and Property, in conformity with guidelines to be established by the management Committee.

          (k) "Multiplex Equipment" is defined as the electronic equipment required to derive one or more Channels from a Telecommunications Path or to impress information on the modulated/coded input and/or extract information from the demodulated/decoded output of transmission equipment.

          (l) "NEPEX" is a Participant Association as hereinafter defined.

          (m) An "Operator" is a Participant as defined elsewhere in this Agreement who operates one or more telecommunications stations necessary to, and integrated with the Shared Telecommunications Network.

          (n) "Operating Costs" are all those costs reasonably incurred by the respective Operators in financing, owning, maintaining, and operating property and equipment dedicated to the Shared Telecommunications Network, other than Administrative Costs as hereinabove defined. Operating Costs include direct operation and maintenance expenses, associated administrative and general expenses, return on invested capital, depreciation and obsolescence, and Federal, State and Local taxes.

          (o) A "Participant" is a party to this Agreement eligible to hold a valid FCC license in the Power Radio Service and entitled to use the Shared Telecommunications Network directly (i.e. in an individual capacity) and/or indirectly (i.e. as one participating in a Participant Association) by virtue of its participation in this Agreement. All Operators are Participants but not all Participants are Operators.

          (p) A "Participant Association" is a regional association of Participants whose purpose is to conduct jointly, on a nonprofit cost-sharing basis, certain operations such as coordinating the production and dispatch of electric energy and the dispatch and control of the interconnected electric transmission system.

          (q) "REMVEC" is a Participant Association as hereinabove defined.

          (r) The "Shared Telecommunications Network" (sometimes referred to as the "STN") is that system described on the map annexed hereto and designated Exhibit "A", as the same may be amended from time to time by mutual agreement of the parties hereto.

          (s) "Spur" means any portion of the Shared Telecommunications Network which is not part of a Loop.

          (t) "Telecommunications Committee" shall mean the committee so named whose composition, powers, and duties are set forth in, or pursuant to, Sec. 2 of this Agreement.

          (u) "Telecommunications Path" is a broadband telecommunications channel capable of being modulated by suitable Multiplex Equipment to derive one or more Channels or with telecommunications transmission equipment on each end.

          (v) "Transmission Equipment" is that electronic and related equipment the function of which is to generate and receive microwave/lightwave signals to establish a Telecommunications Path or Paths as defined hereinabove including, without limitation, transmitters and receivers, wave guides, antennas, and reflectors.

      Sec. 2. The Committees
              --------------
     (a)  The Management Committee

          (i) Membership.  The parties agree that the following companies as
              ----------
Operators shall designate two persons, one to serve as a regular member, the other as an alternate. These regular members shall constitute the membership of the Management Committee.

          The Connecticut Light and Power Company (CL&P) *
          Western Massachusetts Electric Company (WMECO) *
          New England Power Service Company (NEPSCO)
          Vermont Electric Power Company, Inc. (VELCO)
          Public Service Company of New Hampshire (PSNH)
          Central Maine Power Company (CMPCO)
          Maine Electric Power Company, Inc. (MEPCO)

          *CL&P and WMECO (operating companies of Northeast Utilities who are for purposes of this Agreement treated as a single utility system) shall collectively designate one person to so serve as a regular member and one person to serve as an alternate.

          Each regular member (or alternate) shall have the number of votes as determined in Paragraph (ii) Voting Rights. Each regular member (and alternate) shall serve until replaced.

          (ii) Voting Rights.  From and after June 1, 1990, each member of
               -------------
the Management Committee shall have that number of votes on any item of business before the Management Committee which shall be determined by allowing one (1) vote for each $700,000 and portion thereof, of gross investment in the STN by the Operator (or Operators) which he represents (determined as of the first day of the calendar year in which such item shall be voted upon) subject, however, to a maximum of three (3) votes for each such member.

          (iii)   Meetings.  The Management Committee shall hold regular
                  --------
meetings as it shall determine, but in any event, not less frequently than semiannually. At any such meeting (hereinafter referred to as a regular meeting) any matter within the jurisdiction of the Management Committee may be raised and acted upon. However, to the extent practicable, it shall be the duty of every member of the Management Committee to inform other members (through the Chairman) in advance, of any unusual matter to be raised at any meeting.

          Special meetings of the Management Committee may be called by the Chairman or by any three (3) members to be held at a convenient time and place (not outside of the New England states) not less than five (5) business days after notice of such meeting shall have been given to all members. Only such items of business as shall be described in such notice shall be raised and acted upon at any such special meeting.

          The presence of at least two-thirds (2/3) of the members of the Management Committee holding at least two-thirds (2/3) of the total voting rights thereof shall be necessary to constitute a quorum. Action by vote of a majority of the voting rights present on any item of business properly brought before a meeting at which a quorum is present shall be the action of the Management Committee.

          (iv)    Committee Officers.  The Management Committee shall elect from
                  ------------------
among their number a Chairman and a Secretary and may also elect one or more Vice-Chairmen and Assistant Secretaries. The Chairman, or in his absence a Vice-Chairman, shall preside at all meetings of the Committee. The Secretary or any Assistant Secretary shall keep full and complete minutes of all Committee meetings and record all resolutions otherwise adopted by the Committee, copies of which shall be made available to all Participants within ten (10) business days after the adjournment of each meeting, or after the unanimous adoption of any such resolution, as the case may be.

          (v)    Alternate Members.  At any meeting of the Management Committee
                 -----------------
which is attended by any alternate member in place of an absent member, that alternate shall have the same power and authority to act as such absent member would have if present. Any Operator (or Operators) may designate as its alternate member a person who is the designated member or alternate member of another Operator (or Operators). When such person is present at a meeting of the Management Committee in two capacities (e.g. as a member representing one Operator and as an alternate member representing another Operator) his presence (as for the purpose of establishing a quorum) and acts shall be given full effect in both of said capacities.

          (vi)    Committee Action Without Meeting. Notwithstanding any
                  --------------------------------
provision herein to the contrary, the Management Committee may from time to time take effective action on any item of business under its jurisdiction by adopting one or more resolutions without holding a meeting thereon, by unanimous action of the Committee evidenced by their signatures, or the signatures of their alternates, appended to one or more copies of such resolution or resolutions.

          (vii)   Other Committee Rules.  The Management Committee may from time
                  ---------------------
to time adopt additional rules governing the conduct of their affairs provided that no such rule shall be inconsistent with any provision of this Agreement or with any regulation of any governmental agency having jurisdiction.

          (viii)  Scope of Powers and Duties.  The Management Committee shall
                  --------------------------
assume responsibility for the assignment of Channels and for interpreting, implementing and administering this Agreement and the joint operation and use of the STN in a manner which will maximize the economies and efficiencies which are the objectives of this Agreement for the benefit of all Participants; provided always, that the construction, maintenance, control and utilization of the STN shall be conducted on a nonprofit cost-sharing basis so that each Participant shall pay that fair and equitable share of the entire cost of the STN which is, insofar as practicable, proportionate to its share of the utilization of the STN.

          The Management Committee shall appoint not less than five (5) nor more than seven (7) members to the Telecommunications Committee, each of which appointees shall be employed by a party hereto or by a company affiliated with a party hereto. In making such appointments, the Management Committee shall give due consideration to appropriate representation of the Participant Associations and Operators.

          The Management Committee shall delegate to the Telecommunications Committee such responsibilities, powers and duties as it shall deem appropriate and shall establish rules governing the conduct of the affairs of the Telecommunications Committee. Any party to this Agreement aggrieved by any action taken by the Telecommunications Committee shall have the right to have such action reviewed by the Management Committee.

          The Management Committee may from tie to time recommend to the Participants that additions to and changes in the telecommunications facilities shall be made and incorporated into the STN. Each Operator shall have the right to determine finally whether and to what extent any such additions to and changes in its facilities shall be made but shall consider the recommendations made to it by the Management Committee and shall follow such recommendations unless it determines in good faith that the recommended action would be detrimental to its best interests.

          (ix) The Management Committee may designate such additional working committees as it may deem necessary or desirable in connection with the discharge of its duties under this Agreement and may authorize such reasonable expenditures as may be necessary in connection with the function of such additional committees and in connection with its own functions; all of which expenditures shall be treated as Administrative Costs and reimbursed by the Fiscal Agent.

     (b) The Telecommunications Committee

          (i)     Membership.  The membership of the Telecommunications
                  ----------
Committee shall be determined in accordance with section (viii) of part (a) of this Section 2.

          (ii)    Meetings.  The Telecommunications Committee shall meet at such
                  --------
times and places as shall be directed by the Management Committee and shall conduct its affairs in accordance with rules established by the Management Committee.

          (iii)   Scope of Powers and Duties.  The Telecommunications Committee
                  --------------------------
shall have all those responsibilities, powers and duties delegated to it by the Management Committee, subject, however, to the right of every party to this Agreement to have any decision or other action made or taken by the Telecommunications Committee reviewed by the Management Committee.

     (c) Nothing contained in this Agreement shall be so construed as to modify the responsibilities of any Operator with respect to the control, maintenance and operation of those facilities for which it holds a valid FCC license.

      Sec. 3. Operators' Responsibilities.
              ---------------------------

     Each Operator shall be responsible for the financing, acquisition, construction, maintenance and operation of all property and equipment dedicated to the STN under its control, which property and equipment may be further identified by reference to licenses another authorizations issued to the Operator by the FCC.

     Consistent with all applicable regulations of the FCC and with such rules as shall be promulgated by the Management Committee (which shall not be inconsistent with any such regulation) each Operator shall construct, maintain and operate those facilities under its control which are integral to the STN in such a manner as to maintain the integrity and reliability of the entire STN. Any Operator desiring to make any change in any facility which is a part of the STN under its control and which could affect the efficiency, reliability, availability or Operating Cost of the STN shall, as soon as practicable, request approval thereof from the Management Committee. The Management Committee shall approve every such proposed change if it shall determine that such change will not adversely affect the efficiency, reliability or availability of the STN; provided that any increase in the Operating Cost of the STN occasioned by such change shall be reimbursable under the terms of this Agreement only to the extent that the Management Committee shall determine that such change will result in a desirable improvement to the STN.

     Each Operator may use and agrees to permit other Participants and Participant Associations to use that portion of the STN which it operates, to the extent that such use shall be necessary or desirable in the conduct of its own operations and such other Participants' and Participant Associations' operations, subject to the provisions of Sec. 4 hereof.

     Every Operator shall have full and exclusive responsibility of the control, maintenance and operation of those facilities with respect to which it is licensed by the FCC, and nothing herein contained shall be interpreted as limiting or otherwise interfering with any Operator's duties and responsibilities under the rules and regulations of the FCC.

     The Operators agree to make available to the Management Committee all such accounts, records and other documents as may be reasonably required by it and the Telecommunications Committee in the discharge of their duties under this Agreement.

     Each Operator agrees faithfully to perform each and every obligation under this Agreement and under every applicable rule and regulation of the FCC and other governmental agencies having jurisdiction thereof to the end that the facilities which are integral to the STN owned and operated by said Operator may continue to function throughout the term of this Agreement thereby preserving the integrity and reliability of the STN.

      Sec. 4. Limitation of Participants' Use of Shared Telecommunications
              ------------------------------------------------------------
              Network.
              -------

     Whenever a Participant desires to increase its use of the STN, either directly or as one participating in a Participant Association, approval of such increased use shall first be obtained from the Management Committee. The Management Committee shall approve all requests by Participants to increase their use of the STN in the order in which applications for increased use are received by it and, if necessary, shall recommend the enlargement of the facilities to accommodate such increased use; provided, however, that any such approval may be conditioned upon an agreement by the applicant to discontinue such use on reasonable notice, if within the term of this Agreement the Management Committee shall determine that a reallocation of such increased use (whether an additional Channel assignment or other), rather than the construction of additional facilities to accommodate the increased use, is in the best interest of all the Participants.

      Sec. 5. Determination of Operating and Administrative Costs of Operators.
              ----------------------------------------------------------------

     A. The Management Committee shall from time to time prepare and distribute to the Operators definitive rules to be applied by them in determining their respective Operating Costs.

Such rules shall be consistent with the following general principles.

          (a) Insofar as it shall be practicable to do so each Operator shall have the duty to determine the Operating Costs of that part of the STN owned and controlled by it.

          (b) Each Operator shall prepare a schedule of its Operating Costs in the form prescribed by the Management Committee, which shall be forwarded to the Fiscal Agent on or before the 10th business day of each calendar month. Said schedule shall set forth in detail an estimate of all of the Operator's monthly Operating Costs for the second preceding calendar month properly allocated to the Links to which they re applicable (insofar as such Operating Costs relate to Transmission Equipment and Miscellaneous Telecommunications Equipment and Property) and to the Operator's Loop Closing Equipment and Multiplex Equipment.

          (c) (i)    An Operator owning or controlling any property or equipment which is used in part only for or as an adjunct to the STN shall allocate only a fair and equitable share of the costs of owning and operating said property and equipment to one or more of the appropriate categories of Operating Costs for the use of property or equipment or for services where such use or services are so incidental or negligible that no significant additional economic burden is thereby placed upon the Operator.

              (ii) An Operator owning or controlling any property that is allocated to the STN and leasing a portion of the facility to other parties not associated with the Operator shall have the income derived credited to the Operator's Operating Costs.

          (d) The definitive rules for determining Operating Costs, the schedules of Operating Costs submitted monthly to the Fiscal Agent by the Operators are given in Appendix B attached.

          (e) The Management Committee shall from time to time review each Operator's Operating Costs, and the data and methods employed in the determination thereof, and shall, by direction to the Fiscal Agent, effect such adjustments thereto as may be necessary to present accurately each Operator's Operating Costs. All Operators and the Management Committee shall employ uniform methods and procedures in determining each Operator's Operating Costs consistent with the provision of this Agreement, provided, however, that the Management Committee may modify any such method or procedure (with respect to one or more Operators) if it shall determine that such modification is required to present accurately any Operator's Operating Costs.

          (f) Consistent with the provisions of paragraph (e) above the Operating Costs which are attributable to taxes such as Federal income taxes and may be adjusted automatically from time to time shall be so adjusted to reflect changes therein.

     B. The Management Committee shall prepare and distribute to all Operators and to those other Participants incurring Administrative Costs and to the Fiscal Agent definitive rules to be applied by them in determining their respective Administrative Costs, which rules shall be consistent with the principle that all such Administrative Costs shall be fully reimbursed. Each Operator and other Participant incurring Administrative Costs shall file with the Fiscal Agent, on or before the tenth business day of each calendar month, a statement thereof setting forth the Administrative Costs incurred by it during the second calendar month preceding the filing of such statement.

      Sec. 6. Responsibilities of and Payments to the Fiscal Agent.
              ----------------------------------------------------

     On or before the 15th business day of each calendar month the Fiscal Agent shall, in accordance with the directors of the Management Committee, allocate all Operating Costs and Administrative Costs (including all costs reasonably incurred by it in the performance of its duties hereunder) to and among all Participants and Participant Associations and adjust the accounts of each of them (including those Participants who are Operators, in their capacities as Operators), render statements to them, and thereafter receive and make payment of any net balance which may be due from or to each Participant and Participant Association with respect to the operation and use of the STN during the calendar month two months preceding. The Management Committee shall from time to time prepare for the Fiscal Agent definitive rules to be used by it in the performance of such functions, which rules shall be consistent with the following general principles.

          (a) The Operating Costs of each Link in the STN, other than the Link or Links assigned to Loop Closing Equipment, being all those Operating Costs allocable to the Transmission Equipment and Miscellaneous Telecommunications Equipment and Property dedicated to each such Link shall first be determined.

          (b) The Operating Costs of each link in the STN (other than the Link or Links assigned to Loop Closing Equipment) shall be allocated (in accordance with paragraph (c) following) to and among all assignees of the Channels flowing in that Link during 15 or more days of the calender month during which such Operating Costs were incurred. For the purpose of ascertaining the number (and identity) of the Channels flowing in each Link of a Loop the Fiscal Agent shall assume (i) that each Channel flows over that route within that Loop which would result in the least charge for that Channel if it were the only Channel flowing in that Loop, (ii) that the Link or Links assigned to Loop Closing Equipment were available to the assignee(s) of the Channel without cost, and (iii) that the total Operating Costs of each Link in a Loop are those listed in the latest STN audit report made by the Fiscal Agent and whenever significant capital expenditures shall be made with respect to one or more Links within a Loop (other than the Link or Links designated as Loop Closing Equipment).

          (c) Each Participant and Participant Association to which there shall be assigned one or more Channels flowing in any Link within the STN during 15 or more days of a calendar month shall bear a pro-rata share of the total Operating Costs of that Link for that month. Such pro-rata share shall be determined by applying to such Operating Casts that fraction, the numerator of which shall be the sum of the Channels (and fractions thereof in those cases where one or more Channels are shared with other Participants or Participant Associations) assigned to the Participant or Participant Association and the denominator of which shall be the total number of Channels flowing within the

Link during 15 or more days of the calendar month. Each Participant and Participant Association shall be billed by the Fiscal Agent for a portion of the Operating Costs of all Links carrying one or more Channels assigned to it during 15 or more days of the calendar month as determined by the formula set forth in the preceding sentence.

          (d) Each Participant and Participant Association to which there shall be assigned one or more Channels flowing in a Loop during 15 or more days of a calendar month shall bear a pro-rata share of the Operating Costs properly allocable to the Loop Closing Equipment or that loop for that month, to be determined by applying to such Operating Costs that fraction, the numerator of which shall be the number of Channels (and fractions thereof, where a Channel is shared with one or more other Participants or Participant Associations) flowing in a Loop assigned to that Participant or Participant Association and the denominator of which shall be the total number of Channels flowing in that Loop, during 15 or more days of that month.

          (e) Each Participant and Participant Association to which there shall be assigned one or more Channels flowing in the STN during 15 or more days of a calendar month shall bear a pro-rata share of the Operating Costs of the Multiplex Equipment to be determined by applying to the Operating Costs of each unit of Multiplex Equipment that fraction, the numerator of which shall be the number of Channels assigned to such Participant or Participant Association (in whole or in part) and derived by that unit of Multiplex Equipment, and the denominator of which shall be the total number of Channels derived by such unit of Multiplex

Equipment. Similar computations shall be made with respect to each unit of Multiplex Equipment in the STN for each Participant and Participant Association assigned one or more Channels (or a fraction thereof) during 15 or more days of that month and each Participant and Participant Association's share of the Operating Costs of the Multiplex Equipment shall be the sum of the results of all such computations.

          (f) Each Participant and Participant Association to which there shall be assigned one or more Channels flowing in the STN during 15 or more days of the calendar month shall bear a pro-rata share of the Administrative Costs, for the month, to be determined by applying thereto that fraction, the numerator of which shall be such Participant or Participant Association's entire share (as herein determined) of the Operating Costs of (i) all the Links (ii) all Loop Closing Equipment and (iii) all Multiplex Equipment in the STN and the denominator of which shall be the total of such Operating Costs, for that calendar month.

          (g) Each Participant agrees to pay to the Fiscal Agent within 10 days after receipt of each direct billing from the Fiscal Agent, its fair and equitable share of the Operating Costs and Administrative Costs of the STN determined in accordance with this Agreement. Each Participant further agrees to then pay (directly or through one or more Participant Associations) to the Fiscal Agent its fair and equitable share of the Operating Costs and Administrative Costs of the STN allocated to each Participant Association of which it is a member; said fair and equitable share to be determined in accordance with the terms of those agreements governing the sharing of all costs of such Participant Associations.

          (h) Neither the Fiscal Agent nor its subsidiaries or related entities, nor any of the directors, officers, agents, or employees thereof, shall be liable to any party or other person for any action taken or omitted to be taken by it under or in connection with this Agreement in the absence of the Fiscal Agent's own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Fiscal Agent:

              (i) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement (except receipt of items required to be delivered to the Fiscal Agent pursuant to this Agreement) or to inspect the property (including the books and records) of the parties;

              (ii) shall in the absence of gross negligence or willful misconduct, incur no liability under or in respect to this Agreement by acting, without gross negligence or willful misconduct, upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, telecopy or similar writing) believed by it to be genuine or to be signed or sent by the proper parties or party; and

              (iii) shall not be required to take any action pursuant to this Agreement which it believes, in good faith, may involve it in personal liability or violation of law or may be contrary to the terms of this Agreement.

          (i) The Fiscal Agent may resign at any time by giving 60 days prior written notice thereof to the parties, and may be removed at any time by action of the Management Committee. Upon any such resignation or removal, the Management Committee shall have the right to appoint a successor Fiscal Agent.

          (j) Each party will, independently and without reliance upon the Fiscal Agent, make its own credit decisions in taking action under this Agreement. The Fiscal Agent shall have no duty of collecting any sums due under this Agreement (other than making a formal written request to those parties owing sums due and reporting any delinquency to the Management Committee). The Fiscal Agent shall have no duty to file suit for the collection of outstanding sums due and unpaid, and shall have no personal liability for any sums owed by parties (other than sums due in its capacity as a Participant).

      Sec. 7. Term of Agreement.
              -----------------

     This agreement shall be effective as of the 1st day of June, 1990, and shall continue for a period of ten (10) years to terminate on the 31st day of May, 2000, unless an earlier termination date shall be fixed by vote of members of the Management Committee holding at least two-thirds (2/3) of the total voting rights thereof.

      Sec. 8. New Participants and New Participant Associations.
              -------------------------------------------------

     The parties hereto recognize that from time to time it may be necessary or desirable to include additional Participants n their individual capacities, or as new utilities participating in Participant Associations, as parties to this Agreement, or that it may be necessary or desirable to form one or more new Participant Associations comprised of Participants which are parties to this Agreement. The parties hereto agree that every new utility participating in a Participant Association whose members are or are to become parties to this agreement must become a party to this Agreement as of the date on which such membership shall commence. The parties hereto further agree that additional Participants (in their individual capacities, or as members of a Participant Association, hereafter applying for permission to subscribe to this Agreement) may be added if approved by the Management Committee, and by the FCC where such approval is required.

      Sec. 9. Arbitration.
              -----------
          (a) In the event any Participant is aggrieved by any action of the Management Committee and such action:

              (1) requires such Participant to make a payment or to take any other action pursuant to this Agreement; or

              (2) fails to accord it any right to which it is entitled under the provisions of this Agreement or imposes on it a burden to which it is not subject under the provisions of this Agreement; or

              (3) results in the termination of the Participant's status as Participant or imposes any other penalty on the Participant; the Participant shall be entitled to require that the matter be submitted for arbitration in accordance with the provisions of this section.

          (b) If a Participant desires to require submission to arbitration of any matter in accordance with this section it shall give to the Secretary of the Management Committee, a signed and written notice requesting arbitration specifying with particularity the matter to be submitted to arbitration. At the same time the Participant shall mail a copy of the notice to each member of the Management Committee and each Participant as defined in this Agreement. Any other Participant which desires to participate in the arbitration proceeding shall give to the Secretary of the Management Committee a signed and written notice within ten (10) days after the notice of submission to arbitration is given to the Secretary. The arbitrator shall be appointed by agreement of the Management Committee, the Participant submitting the matter for arbitration, and any other Participants which give such notice of their desire to participate in the proceeding; provided that if agreement is not reached on the arbitrator within thirty (30) days after the notice of submission to arbitration is given to the Secretary, the Management Committee or any of such Participant may apply to the American Arbitration Association for appointment of the arbitrator. The arbitrator shall be a disinterested person who is qualified in the area of the matter in dispute. The arbitrator shall conduct the proceeding in accordance with and subject to the rules of the American Arbitration Association and shall render his decision with respect to the matter in controversy as promptly as practicable. The arbitrator shall be authorized only to interpret and apply the provisions of this Agreement and shall have no power to modify or change this Agreement in any manner. The decision of the arbitrator shall be final and binding on all Participants. Each of the Participants acting in its private party capacity in any arbitration proceeding shall bear its own expenses, and, in addition, the Management Committee's expenses and the fees and expenses of the arbitrator and any other expenses of the proceeding shall constitute an expense to be borne, pro-rata, by each Participant in accordance with its capital investment in the STN on the date of the arbitration under the formula in section 6(c) hereof. If the Participant initiating the arbitration loses the arbitration, the Participant shall bear all costs of the arbitration.

          (c) The Management Committee may at any time within thirty (30) days following the delivery to the Secretary of the notice of the submission of the matter to arbitration elect to review the matter on its own motion, and may thereafter take any action it deems appropriate on the matter. In such event, the arbitration proceeding shall be suspended until the Management Committee has completed its review, but shall thereafter proceed in accordance with this section, unless the Management Committee modifies the action in question to the satisfaction of the Participant submitting the matter to arbitration.

          (d) The submission of a matter to arbitration in accordance with this section shall suspend the action to which the proceeding relates until the proceeding is concluded, unless the Management Committee determines that the suspension will imperil the stability or reliability of the STN.

          (e) The Management Committee or its designee shall be a party in all arbitration proceedings under this section.

          (f) Except for the matter specified in this section, no other action shall be subject to arbitration

      Sec. 10.  Counterparts.
                ------------

     This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument and as if all the parties to all of the Counterparts had signed the same instrument.

      Sec. 11.  Construction.
                ------------

     The underlined captions set forth in this Agreement at the beginning of the various paragraphs hereof are for convenience of reference only and shall not be deemed to be part of this Agreement or considered in construing it.

     This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers or other agents on the dates hereinafter set opposite their names.


        Date of execution               THE CONNECTICUT LIGHT AND POWER COMPANY

                                        By
        -----------------                  ------------------------------------
                                           Its

                                        WESTERN MASSACHUSETTS ELECTRIC COMPANY

                                        By
        -----------------                  ------------------------------------
                                           Its

                                        NEW ENGLAND POWER SERVICE COMPANY

                                        By
        -----------------                  ------------------------------------
                                           Its

                                        VERMONT ELECTRIC POWER COMPANY, INC.

                                        By
        -----------------                  ------------------------------------
                                           Its

                                        PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

                                        By
        -----------------                  ------------------------------------
                                           Its

                                        CENTRAL MAINE POWER COMPANY

                                        By
        -----------------                  ------------------------------------
                                           Its

                                        MAINE ELECTRIC POWER COMPANY, INC.

                                        By
        -----------------                  ------------------------------------
                                           Its

                                        NORTHEAST UTILITIES SERVICE COMPANY, in
                                        its capacity as the agent charged with
                                        the operation of the Connecticut Valley
                                        Power Exchange ("CONVEX") satellite
                                        dispatch center participated in the
                                        CHICOPEE ELECTRIC LIGHT DEPARTMENT, THE
                                        CONNECTICUT LIGHT AND POWER COMPANY,
                                        CONNECTICUT MUNICIPAL ELECTRIC ENERGY
                                        COOPERATIVE, HOLYOKE GAS AND ELECTRIC
                                        DEPARTMENT, HOLYOKE WATER POWER COMPANY,
                                        SOUTH HADLEY ELECTRIC LIGHT DEPARTMENT,
                                        THE UNITED ILLUMINATING COMPANY, WESTERN
                                        MASSACHUSETTS ELECTRIC COMPANY,
                                        WESTFIELD GAS AND ELECTRIC DEPARTMENT,
                                        and such other utility systems as may
                                        from time to time become participants
                                        int the CONVEX satellite dispatch
                                        center.

Date of execution

                                        By
        -----------------                  ------------------------------------
                                           Its

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers or other agents on the dates hereinafter set opposite their names.


        Date of Execution               THE CONNECTICUT LIGHT AND POWER COMPANY

                                        By
        -----------------                  ------------------------------------
                                           Its

                                        WESTERN MASSACHUSETTS ELECTRIC COMPANY

                                        By
        -----------------                  ------------------------------------
                                           Its

                                        NEW ENGLAND POWER SERVICE COMPANY

                                        By
        -----------------                  ------------------------------------
                                           Its

                                        VERMONT ELECTRIC POWER COMPANY, INC.

                                        By
        -----------------                  ------------------------------------
                                           Its

                                        PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

                                        By
        -----------------                  ------------------------------------
                                           Its

                                        CENTRAL MAINE POWER COMPANY

                                        By
        -----------------                  ------------------------------------
                                           Its

                                        MAINE ELECTRIC POWER COMPANY, INC.

                                        By
        -----------------                  ------------------------------------
                                           Its

        ALLIED POWER & LIGHT COMPANY, ASHBURNHAM MUNICIPAL LIGHT PLANT, BANGOR HYDRO-ELECTRIC COMPANY, BLACKSTONE VALLEY ELECTRIC COMPANY, BOSTON EDISON COMPANY, BOYLSTON MUNICIPAL LIGHT DEPARTMENT, BRAINTREE ELECTRIC LIGHT DEPARTMENT, BURLINGTON ELECTRIC LIGHT DEPARTMENT, CAMBRIDGE ELECTRIC LIGHT COMPANY, CANAL ELECTRIC COMPANY, CENTRAL MAINE POWER COMPANY, CENTRAL VERMONT PUBLIC SERVICE CORPORATION, CHICOPEE MUNICIPAL LIGHTING PLANT, CITIZENS UTILITIES COMPANY, COMMONWEALTH ELECTRIC COMPANY, CONCORD ELECTRIC COMPANY, CONCORD MUNICIPAL LIGHT PLANT, THE CONNECTICUT LIGHT AND POWER COMPANY, CONNECTICUT MUNICIPAL ELECTRIC ENERGY COOPERATIVE, DANVERS ELECTRIC DEPARTMENT, EASTERN EDISON COMPANY, EASTERN UTILITIES ASSOCIATES, VILLAGE OF ENOSBURG FALLS WATER & LIGHT DEPARTMENT, EUA POWER CORPORATION, EXETER & HAMPTON ELECTRIC COMPANY, FITCHBURG GAS AND ELECTRIC LIGHT COMPANY, FRANKLIN ELECTRIC LIGHT COMPANY, GEORGETOWN MUNICIPAL LIGHT DEPARTMENT, GRANITE STATE ELECTRIC COMPANY, GREEN MOUNTAIN POWER CORPORATION, GROTON ELECTRIC LIGHT DEPARTMENT, VILLAGE OF HARWICK ELECTRIC DEPARTMENT, HINGHAM MUNICIPAL LIGHTING PLANT, HOLDEN MUNICIPAL LIGHT DEPARTMENT, HOLYOKE GAS & ELECTRIC DEPARTMENT, HOLYOKE POWER AND ELECTRIC COMPANY, HOLYOKE WATER POWER COMPANY, HUDSON LIGHT AND POWER DEPARTMENT, HULL MUNICIPAL LIGHTING PLANT, VILLAGE OF HYDE PARK, INC., IPSWICH MUNICIPAL ELECTRIC DEPARTMENT, VILLAGE OF JOHNSON ELECTRIC LIGHT DEPARTMENT, LITTLETON ELECTRIC LIGHT & WATER DEPARTMENT, VILLAGE OF LUDLOW ELECTRIC LIGHT DEPARTMENT, VILLAGE OF LYNDONVILLE ELECTRIC DEPARTMENT, MANSFIELD MUNICIPAL ELECTRIC DEPARTMENT, MARBLEHEAD MUNICIPAL LIGHT DEPARTMENT, MASSACHUSETTS ELECTRIC COMPANY, MASSACHUSETTS MUNICIPAL WHOLESALE ELECTRIC COMPANY, MERRIMAC MUNICIPAL LIGHT DEPARTMENT, MIDDLEBOROUGH GAS & ELECTRIC COMPANY, MIDDLETON MUNICIPAL ELECTRIC DEPARTMENT, MONTAUP ELECTRIC COMPANY, VILLAGE OF MORRISVILLE WATER & LIGHT DEPARTMENT, THE NARRAGANSETT ELECTRIC COMPANY, NEW ENGLAND POWER COMPANY, NEW HAMPSHIRE ELECTRIC COOPERATIVE, INC., NEWPORT ELECTRIC CORPORATION, NORTH ATTLEBOROUGH ELECTRIC DEPARTMENT, NORTHEAST UTILITIES, VILLAGE OF NORTHFIELD ELECTRIC DEPARTMENT, VILLAGE OF ORLEANS ELECTRIC DEPARTMENT, PASCOAG FIRE DISTRICT, PAXTON MUNICIPAL LIGHT DEPARTMENT, PEABODY MUNICIPAL LIGHT PLANT, PRINCETON MUNICIPAL LIGHT DEPARTMENT, PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE, READING MUNICIPAL LIGHT & POWER COMPANY, ROWLEY MUNICIPAL LIGHT DEPARTMENT, SHREWSBURY MUNICIPAL LIGHT PLANT, SOUTH HADLEY ELECTRIC LIGHT DEPARTMENT, STERLING MUNICIPAL ELECTRIC LIGHT DEPARTMENT, VILLAGE OF STOWE WATER AND LIGHT DEPARTMENT, VILLAGE OF SWANTON, TAUNTON MUNICIPAL LIGHTING PLANT, TEMPLETON MUNICIPAL LIGHTING PLANT, THE

        UNITED ILLUMINATING COMPANY, UNITIL POWER CORP., VERMONT ELECTRIC CO-OP, INC., VERMONT ELECTRIC GENERATION AND TRANSMISSION COOPERATIVE, INC., VERMONT ELECTRIC GENERATION AND TRANSMISSION COOPERATIVE, INC., VERMONT ELECTRIC POWER COMPANY, INC., VERMONT MARBLE COMPANY, VERMONT PUBLIC POWER SUPPLY AUTHORITY, WAKEFIELD MUNICIPAL LIGHT DEPARTMENT, WASHINGTON ELECTRIC COOPERATIVE, INC., WEST BOYLSTON MUNICIPAL LIGHTING PLANT, WESTERN MASSACHUSETTS ELECTRIC, WESTFIELD GAS AND ELECTRIC LIGHT DEPARTMENT, and such other utility systems as may from time to time become participants in the New England Power Pool (NEPOOL) under the terms of the New England Power Pool Agreement effective October 1, 1978, and as may be amended from time to time.

        Date of execution

                                        By
        -----------------                  ------------------------------------
                                           Its

        BOSTON EDISON COMPANY; EASTERN UTILITIES ASSOCIATES; NEW ENGLAND POWER COMPANY; GRANITE STATE ELECTRIC COMPANY; MASSACHUSETTS ELECTRIC COMPANY and THE NARRAGANSETT ELECTRIC COMPANY, subsidiaries of New England Electric System; FITCHBURG GAS AND ELECTRIC LIGHT COMPANY; COMMONWEALTH ENERGY COMPANY; VERMONT ELECTRIC POWER COMPANY, INC. for itself and as agent for the Vermont electric utilities who have joined with it as a single participant under the terms of NEPOOL Agreement; NEWPORT ELECTRIC CORPORATION; ASHBURNHAM MUNICIPAL LIGHT DEPARTMENT; TEMPLETON MUNICIPAL LIGHTING PLAINT; TOWN OF BOYLSTON MUNICIPAL LIGHT DEPARTMENT; TOWN OF DANVERS ELECTRIC DEPARTMENT; TOWN OF BRAINTREE ELECTRIC LIGHT DEPARTMENT; TOWN OF GEORGETOWN MUNICIPAL LIGHT DEPARTMENT; TOWN OF GROTON ELECTRIC LIGHT DEPARTMENT; HINGHAM MUNICIPAL LIGHTING PLANT; HOLDEN MUNICIPAL LIGHT DEPARTMENT; HUDSON LIGHT & POWER DEPARTMENT; TOWN OF HULL MUNICIPAL LIGHTING PLANT; TOWN OF IPSWICH MUNICIPAL ELECTRIC DEPARTMENT; LITTLETON ELECTRIC LIGHT DEPARTMENT; TOWN OF MANSFIELD MUNICIPAL ELECTRIC DEPARTMENT; MIDDLEBOROUGH MUNICIPAL GAS AND ELECTRIC DEPARTMENT; TOWN OF MIDDLETON MUNICIPAL LIGHT DEPARTMENT; TOWN OF NORTH ATTLEBOROUGH ELECTRIC DEPARTMENT; PASCOAG FIRE DISTRICT; PAXTON MUNICIPAL LIGHT DEPARTMENT; PEABODY MUNICIPAL LIGHT PLANT; PRINCETON MUNICIPAL LIGHT DEPARTMENT; ROWLEY MUNICIPAL LIGHT PLANT; SHREWSBURY'S ELECTRIC LIGHT PLANT; STERLING MUNICIPAL ELECTRIC LIGHT PLANT; TAUNTON MUNICIPAL LIGHTING PLANT; TOWN OF WAKEFIELD MUNICIPAL LIGHT DEPARTMENT; WEST BOYLSTON MUNICIPAL LIGHT DEPARTMENT; and such other utilities as may from time to time participate in the Rhode Island - Eastern Massachusetts - Vermont Energy Control (REMVEC) satellite dispatch center.


        Date of execution

                                        By
        -----------------                  ------------------------------------

                                           ------------------------------------

                                           ------------------------------------

                                           ------------------------------------

            [Figure of New England Shared Telecommunication Network]

                                   APPENDIX B
                                   ----------

                  BASIS FOR MONTHLY BILLING OF OPERATING COSTS
                    OF THE SHARED TELECOMMUNICATIONS NETWORK
                 UNDER THE TELECOMMUNICATIONS SHARING AGREEMENT
                 ----------------------------------------------

I.   General
     -------

     A.  Introduction
         ------------

          The following rules are proposed pursuant to Section 5(d) of the Telecommunications Sharing Agreement, for use by the Participants in calculating the costs of individual Participants as the basis for monthly billing of the Shared Telecommunications Network (STN), under the terms of that Agreement, as defined in Section l.(o), thereof.
          The objective of the rules is to provide a fair, equitable and uniform application to all the Participants, with due recognition of variations in accounting and financial policies and practices and different regulatory requirements. All operation and maintenance and gross and net investment costs shall be determined in accordance with the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission for Class A and Class B Public Utilities and Licensees.

     B.   Determination of Operating Costs
          --------------------------------

          For STN facilities owned, a company can determine the appropriate Operating Costs for the applicable month, by totaling the annual costs for all STN facilities computed for cost of capital, income taxes, provision for normalized investment tax credit, municipal taxes, any other taxes, and depreciation as determined according to the provisions of Paragraphs C, D, E, F, G, and H respectively, of Section III below, and dividing that total by twelve to convert it to an amount for the month. To that resulting monthly figure should be added the operation and maintenance expense for the month, determined in accordance with Paragraph I of Section III below, to arrive at total Operating Costs for the Participant for that month. These costs can then be expressed as a percentage of total gross investment in STN facilities.

     C.   Audit and Review
          ----------------

          All determinations of costs, both estimates used for billing and those specified as actual by the owning company, shall be subject to review and audit in accordance with a procedure approved by the Management Committee upon recommendation by the Financial Officers of the Participants. No such cost determinations shall be subject to challenge by other Participants later than twenty-four months after the date of billing by NEPSCO which reflects such cost determinations, or later than three months following the distribution of the audit report, if any, whichever event first occurs. Corrections in estimates or errors used in previous monthly cost determinations shall be reflected currently, and prospectively as necessary, starting with the next monthly cost determination after the amount of the correction is determined. Retroactive corrections shall be limited to those which would result in a cumulative change of at least 1% in the annual STN costs for the owning company for the most recent year and which relate to costs within a period of the most recent twenty-four months.

     D.   Common Equity Component of Cost of Capital
          ------------------------------------------

          Since the cost of common equity is not fixed by the contractual terms of the issues, as in the case of long-term debt (interest-bearing debt with an original maturity of more than one year) and preferred stock, it is not subject to precise determination. It is generally agreed that the cost of common equity of a particular company is based on the amount which investors expect will be earned on the common equity and one measure frequently used is the actual earnings realized by comparable companies and the electric utility industry over a reasonable historical period. However, in recent years, because of the lag in obtaining essential rate relief to help compensate for inflationary increases in costs, particularly the increase in costs of new long-term debt and preferred stock issued at record high costs levels with the resultant decline in coverages of fixed charges, the rate of earnings on common equity of most New England electric utilities has been depressed in relation to what these companies earned in the past and is lower than the rate required under current financial conditions.

          In order to recognize the different capital structures, financial policies, and patterns of earnings being experienced among the Participant companies, it vas felt that a cost of common equity should be developed which would take all of these factors into consideration by (l) considering the historical rate of earnings but avoiding the tendency to perpetuate any abnormal temporary earnings experience; (2) recognizing the effect of new issues of long-term debt and preferred stock at costs substantially higher than the average embedded costs and the need for a higher rate of return to restore and maintain earnings coverages of fixed charges and quality ratings on long-term debt; and (3) reflecting the difference in financial risk associated with different capital structures (i.e., the lower of the common equity ratio, the greater the amount of long-term debt and preferred stock with prior claim on earnings and the greater risk to the common shareholder which, in turn, should entitle him to a higher return) by providing different unweighted return rates on common equity, varying inversely with the comon equity ratios. It was deemed inequitable to use an approach which would treat all companies as though they had a single earnings pattern, capital structure, and financial policy. However, a uniform application for all Participants was desired. After consideration of a number of alternative solutions to the problem, it was concluded that each Participant's return on common equity, to be used in arriving at its common equity component should recognize the variations in risk which result from variations in the proportion of common equity to total permanent capitalization (the sum of long-term debt, preferred stock and common equity). It was concluded that, for the purpose of computing STN carrying charges, the return on common equity should be determined from a straight line relationship of common equity ratios to return on common equity base on two fixed points which currently represent a reasonable approximation of minimal returns at those common equity ratios. By using the equation of a straight line through two fixed points, each Participant, based on its own particular common equity ratio will be able to determine its return on common equity.

          The fixed points are 13.00% return at 35.00% common equity and 8.00% return at 100.00% common equity. The 35.00% common equity ratio is typical of the common equity ratio of the investor-owned New England electric utilities and the 100.00% common equity ratio represents the point at which return on common equity becomes the total return for a company. The corresponding 13.00% and 8.00% returns currently represent minimal returns for this purpose at the two specific common equity ratios. The two fixed points are subject to review, as actual experience necessitates, by the Financial Officers of participants, and to change on the basis of such review and with approval of the Management Committee.

          The general equation for each Participant to use in determining his return on common equity is derived from the algebraic equation of a straight line passing through two given points on a grid. This equation reduces to the general form Y = MX + B. In the determination of the return on common equity, Y equals the percent return on common equity and X equals the percent on common equity to total permanent capitalization. The factors M (the slope of the line) and B (the Y intercept) vill vary if the agreed fixed points of 100.00% common equity at 8.00% return and 35.00% common equity at 13.00% return change in the future. For the presently agreed fixed points, M = - 1/13 and B = 204/13.

II.  CHANGES IN INVESTMENT
     ---------------------

          The STN investment in each company shall be updated annually at year end for all additions, retirements and adjustments not previously taken into account. During each year major STN additions shall be reflected in investments as of the end of the month during which such additions are placed in service. Major retirements shall be reflected in investment as of the end of the month during which such facilities are deactivated. Minor additions, retirements cr adjustments amounting to under $10,000 for a single project need not be reflected, except annually.

III  COST BASIS OF STN FACILITIES
     ----------------------------

     A.   Gross Investment
          ----------------

          Gross investment shall be the original cost of the facilities, including the cost of test equipment and spare parts used exclusively for the STN.

     B.   Net Investment
          --------------

          Net investment shall be gross investment less accumulated depreciation. The net investment for each month's cost calculation shall be as of the first of the month. Accumulated depreciation shall be actual book accruals through May 31, 1970, and on a 6.67% annual depreciation rate thereafter. For all STN facilities, accumulated depreciation shall reflect retirements and net salvage realized. Base for book depreciation shall be gross depreciable plant investment per books.

     C.   Cost of Capital
          ---------------

          Cost of capital for all STN facilities at the applicable time shall be calculated as the aggregate of the cost of capital for each year's additions computed by multiplying the net investment for all facilities installed in each year times the sum of the common equity, long-term debt and preferred stock components with respect to such facilities, determined as follows:

          1.   Common Equity Component
               -----------------------

               The common equity component (rounded to the nearest hundredth) shall be the product of the common equity ratio at December 31 of the year prior to which the facilities were placed in service (rounded to the nearest tenth) times the appropriate return on common equity from the algebraic equation Y = MX + B. For this equation Y equals the percent return on common equity and, until the presently agreed fixed points of 100.0% common equity at 8.00% return and 35.0% common equity at 13.00% return change, M = -1/13 and B = 204/13. X equals the actual dollar weighted average common equity as a percent of the dollar weighted average total permanent capitalization at

               December 31 of the year prior to which the facilities were placed in service.

          2.   Long-Term Debt Component
               ------------------------

               Long-term debt component consisting of actual dollar weighted average interest cost to maturity of long-term debt issued during the twelve month period ending December 31st of the year in which the STN facility was placed in service (or, if there has been no long-term debt issued during such twelve months, the dollar weighted average interest cost for short-term debt outstanding during the same twelve months until such long-term debt is issued) times the ratio of dollar weighted average outstanding long-term debt to the dollar weighted average total permanent capitalization at December 31 of the year prior to which the facilities were placed in service.

          3.   Preferred Stock Component
               -------------------------

               Preferred stock component consisting of actual dollar weighted average cost of preferred stock issued during the twelve month period ending December 31st of the year in which the STN facility was placed in service (or, if there has been no preferred stock issued during such twelve months, the dollar weighted cost of long-term debt issued or, if none, of short-term debt outstanding during the same twelve months until the issue of long-term debt, as the applicable debt interest cost to be reflected until such preferred stock is issued) times the ratio of the dollar weighted average preferred stock outstanding to the dollar weighted average total permanent capitalization at December 31 of the year prior to which the facilities here placed in service. Any interest cost included in lieu of preferred stock cost shall not be treated as an interest deduction calculating income tax.

          4.   Provisions for Refinancing
               --------------------------
               Long-term debt and preferred stock capital costs shall be revised at the time of any refinancing the cost of which will change the cost of capital for any STN facility.

     D.   Income Taxes
          ------------

          Income taxes shall be computed in a manner consistent with the concept of multiplying the cost of equity capital (the sum of preferred stock and common equity) times T/(l-T) where T is the current combined Federal and State tax rates in effect but recognizing, as appropriate, variations in state taxing formulas.

     E.   Investment Tax Credits
          ----------------------

          Any investment tax credit on STN facilities placed in service after June 1, 1970, shall be reflected ratably over the depreciable life of the facility in determining the annual carrying charges. This provision for normalized investment tax credit shall be calculated by dividing the quotient of the investment tax credit divided by the estimated service life by one minus the effective income tax rate.

     F.   Municipal Taxes
          ---------------

          Municipal taxes shall be those specifically identified with STN or estimates as close to that as feasible. The procedures for determining the amounts of such estimates shall be specified by the owning company, subject to review and approval by the Financial Officers on the basis of standards approved by the Management Committee and shall not be changed without further such review and approval.

     G.   Other Taxes
          -----------

          Any present or future taxes which are incurred as a result of construction or operation of the facilities and not accounted for elsewhere shall be included.

     H.   Depreciation
          ------------

          Annual book depreciation expense shall be based on a 15-year life which yields a 6.67% annual rate to be applied to gross depreciable plant commencing in the month a facility is placed in service.

     I.   Operation and Maintenance Expense
          ---------------------------------

          Operation and maintenance expense shall be actual cost to the extent available, or best estimate thereof, plus overheads consisting of payroll-related taxes, employee pensions and benefits, directly related outside services, injuries and damages and property insurance. Procedures used in determining any estimates and appropriate overheads shall be specified by the owning company, subject to review and approval by the Financial Officers on the basis of standards approved by the Management Committee, and shall not be changed without further such review and approval.

                                                                  EXHIBIT 99.(H)

                                                                      POLICY XVI
                                   SCHEDULE H

                                    FOREWARD

                     SWITCHING & TAGGING PROCEDURES MANUAL
                     -------------------------------------


     The Switching and Tagging Procedures herein contained have been assembled to serve as a guide to experienced employees who may wish to refresh themselves or reassure themselves in the performance of switching operations and to instruct new or inexperienced employees when developing operating and maintenance skills.

     These procedures are intended to provide detailed information pertaining to the operation of the Company's electrical system. The standard procedures to switch and tag various apparatus and lines are described for both normal maintenance and emergencies for the portions of the Central Maine Power Company electrical system under the direct supervision of the System Operations Department (System and Area Dispatchers) as well as those portions of the system not under direct supervision of the System Operations Department.

     The safety of the public and Company personnel is paramount in all phases of the Company's operations; therefore, strict adherence to these procedures is mandatory.

     These procedures appear as Policy XVI in the Company's Safety Instruction Manual to emphasize need for the utmost precision and attention to detail when engaged in switching operations.

     Should conflict arise over interpretation of the language or intent of these procedures, the matter should be immediately brought to the attention of the Supervisor of System Dispatch or the Supervisor of Area Dispatch as appropriate, who will confer with the Chairman of the General Safety Committee to clarify the issue at hand.

                                   I N D E X

INDEX                                                        PAGE
                                                             ----
APPENDICES
1.      GENERAL INSTRUCTIONS.................................   1
        1.1  Communication...................................   1
        1.2  Tag Disposal....................................   1
        1.3  Tag Removal - Special Case......................   2

2.      SYSTEM UNDER THE DIRECT SUPERVISION OF THE SYSTEM
        OPERATIONS DEPARTMENT (SYSTEM OR AREA DISPATCHERS)...   3

        2.1  Jurisdiction....................................   3
        2.2  Jurisdiction Exception..........................   4
        2.3  Request for Interruption........................   4
        2.4  Information Required............................   4
        2.5  De-Energizing...................................   5
        2.6  Reporting Completion of Work....................   5
        2.7  Re-Energizing...................................   6
        2.8  Zone of Clearance...............................   6
        2.9  Ground Switch Tagging Exception.................   6
        2.10 Red Hold Tag Rule...............................   6
        2.11 Blanket Order Red Hold Tag Rule Exception.......   6
        2.12 Blanket Orders..................................   6
        2.13 Clearance on a De-Energized Zone................   7
        2.14 Generating Stations.............................   7
        2.15 Transfer of Holds and Clearances................   7
        2.16 Tagging of the EMS Computer.....................   8
        2.17 Dispatcher's Record.............................   8
        2.18 Remote Supervisory Control......................   9
        2.19 Dispatcher's Shift Change.......................   9
        2.20 System Interconnection..........................   9

3.      SYSTEM NOT UNDER DIRECT SUPERVISION OF THE SYSTEM
        OPERATIONS DEPARTMENT (SYSTEM OR AREA DISPATCHERS)...  10

        3.1  Responsibility..................................  10
        3.2  Emergency Calls.................................  10
        3.3  Notification....................................  10
        3.4  Tagging Distribution Circuits...................  10
        3.5  Tags Not Transferable...........................  10
        3.6  Double Tagging - "D" Hold Tag...................  11

4.      PERSONNEL WORKING ON OR IN CLOSE PROXIMITY OF
        LIVE AERIAL OR UNDERGROUND CIRCUITS..................  12

        4.1  Responsibility..................................  12
        4.2  Lines Under Dispatcher Jurisdiction.............  12
        4.3  Do Not Reclose Protection on Lines Under
             Dispatcher Jurisdiction.........................  12

        4.4  Lines Not Under Dispatcher's Jurisdiction.......  13
        4.5  Notification of Tagging.........................  13
        4.6  Removal of Tags.................................  13
        4.7  Transfer of "Do Not Reclose" Protection.........  14
        4.8  Verbal Communication............................  14
        4.9  Changing Shifts.................................  14

5.      GENERAL INSTRUCTIONS COVERING THE USE OF THE "DO NOT
        OPERATE" TAG.........................................  15

        5.1  Do Not Operate Tag Rule.........................  15
        5.2  Tag Removal - Special Cases.....................  15
        5.3  Double Tagging..................................  15
        5.4  Tag Disposal....................................  15
        5.5  Unmanned Generating/Substations.................  15
        5.6  Manned and Remote Controlled
             Generating/Substations..........................  16
        5.7  Changing Shifts.................................  16

6.      DETAILED INSTRUCTIONS COVERING APPLICATION OF "RED
        HOLD TAGS" WHEN USED ON THAT PORTION OF THE SYSTEM
        UNDER DIRECT SUPERVISION OF SYSTEM OPERATIONS
        DEPARTMENT...........................................  17

7.      DETAILED INSTRUCTIONS COVERING APPLICATION OF "D"
        HOLD TAGS WHEN TAGGING AND HOLDING A CIRCUIT OR
        APPARATUS FOR YOURSELF...............................  19

8.      DETAILED INSTRUCTIONS COVERING APPLICATION OF "D"
        HOLD TAGS WHEN TAGGING FOR OTHERS....................  20

9.      DETAILED INSTRUCTIONS COVERING USE OF "DO NOT
        RECLOSE" TAG.........................................  21

10.     DETAILED INSTRUCTIONS COVERING THE USE OF THE "DO
        NOT OPERATE" TAG.....................................  23

                                   APPENDICES
                                   ----------


                                                                      PAGE
                                                                      ----


I.A.   Application Time Tables........................................  24

I.B.   List of NEPEX Appendix A Facilities............................  25


II.A.  Red Hold Tag Sample............................................

II.B.  Do Not Reclose Tag Sample......................................

II.C.  "D" Hold Tag Sample............................................

II.D.  Do Not Operate Tag Sample......................................


III.A. Switch Letter Definitions......................................  26

III.B. Definitions of Hold, Clearance and DNR Protection..............  27


IV.A.  Clearance on A Breaker.........................................  28

IV.B.  Hold on A Breaker..............................................  29

IV.C.  Clearance on A Line Section....................................  30

IV.D.  Clearance on A Generator and A Hold on The Generator
       Breaker........................................................  32

IV.E.  Clearance on A Generator and Generator Breaker.................  33

IV.F.  Do Not Reclose Protection......................................  34

 1.  GENERAL INSTRUCTIONS

 1.1 COMMUNICATION
     -------------

     Good communication is a vital ingredient in successful switching and tagging operations. All verbal communications pertaining to switching between System Operations Department Dispatchers or other designated persons and field personnel must be repeated back to avoid misunderstanding.

     Safety and system reliability are very much dependent on a continuous communication link between the Dispatchers or other persons in charge of the work and the field personnel with holds or clearances or protection on system apparatus or lines. In the event of electrical contact accidents, customer outages or other system disturbances, it is imperative that the Dispatcher or other person in charge of the work has good communications with the field personnel involved. In order to ensure that good communications exists and is maintained, the following procedure should be followed:

     1. The person taking clearance will pick up his/her clearance at the job location. This will establish the quality of the communication link.

     2. If the person with a clearance has to change locations for any reason, he/she shall contact the Dispatcher to again test the quality of communications at the new location.

     3. It shall be the responsibility of field personnel to utilize whatever means necessary to make certain that a quality communication link is established and maintained between the job site and Dispatcher or other person in charge of the work.

     Since radio and telephone conversations are often recorded by the Company and/or monitored by the F.C.C., it is essential that proper identity is established and appropriate language and procedures employed.

 1.2 TAG DISPOSAL
     ------------

     Once a tag has been removed in conformance with the procedures contained herein, the person removing the tag shall forward the completed tag as follows:

          "RED HOLD TAG" - To the System or Area Dispatcher issuing the switching and tagging order.

          "D" HOLD TAG - To the Regional Service Center of the Region in which the switching and tagging occurred.

          "DO NOT RECLOSE TAG" - To the issuing authority. (Dispatcher or Regional Service Center).

     The tags will be kept on file in the receiving office (Dispatcher or Region) for a period of one year from the date of removal.

 1.3 TAG REMOVAL - SPECIAL CASE
     --------------------------

     Under certain circumstances, such as a sickness, accidents, or inadvertent acts, the person for whom a switch or apparatus was tagged with a Red Hold Tag, a "D" Hold Tag, or a Do Not Reclose Tag, may not be available at the time when the tag should be removed. Should this occur, the authority which issued the tag should contact a responsible Supervisor who is knowledgeable of the work operation. This Supervisor may, after careful review of the circumstances, assume the responsibility of ordering the tag removed.

     This provision is not intended to condone the act of abandoning a tagged device but provides a means of restoring the apparatus to service should circumstances demand it.

 2.  SYSTEM UNDER THE DIRECT SUPERVISION OF THE SYSTEM OPERATIONS
     DEPARTMENT (System or Area Dispatchers)

 2.1 JURISDICTION
     ------------

     That portion of the electric system which is under direct jurisdiction of the System Operations Department, to which these instructions are intended to apply, is defined as follows:

          .All generating stations.

          .All substations and related equipment connected to the transmission system, as well as, certain substations which are connected to distribution circuits but which are designated to be under the System Operations Department's control.

          .All transmission lines as follows:

          -  All 345 KV lines
          -  All 115 KV lines
          -  All 69 KV lines
          -  All 34.5 KV, except 4-wire, grounded neutral lines
          -  All 22 KV lines
          - Certain 11 KV lines which have been assigned transmission section numbers.
          - Certain specific distribution switches which connect generating equipment to the electric system or which connect distribution feeders to transmission sections and substations.

     All switching operations are under the jurisdiction of the appropriate System or Area Dispatcher on duty. Transmission, generating station, and substation switches under the Dispatcher's control shall not be operated, either opened or closed, without first obtaining an order from the appropriate Dispatcher.

     The System Switching Dispatcher is responsible for the 345 and 115 KV
         ------
     transmission system and all voltage control at these voltage levels system wide.

     The System Loading Dispatcher is responsible for all generation monitoring
         ------
     and control system wide.

     The duties for the two System Dispatchers also include monitoring and
                            ------
     control of all co-generation and the generation and transmission system for Bangor Hydro, as well as, all coordination between CMP and the New England Power Exchange (NEPEX).

     The Area Dispatchers are responsible for CMP's 34 KV and lower
         ----
     subtransmission system and all voltage control at these voltage levels system wide, as well as, any distribution circuits and devices on EMS computer control; under the direction of the appropriate Regional Service Center personnel.

     The Northern Area Switching Dispatcher monitors and controls the
                  ----
     subtransmission system for the Northern and Eastern portion of CMP's service territory, approximately North and East of Lewiston.

     The Southern Area Switching Dispatcher monitors and controls the
                  ----
     subtransmission System for the Southern and Western portion of CMP's service territory, approximately South and West of Lewiston.

 2.2 JURISDICTION EXCEPTION
     ----------------------

     Where a hazard to human life or property damage of serious consequences is experienced, switches may be operated to remove the hazard. In all cases, such operation shall be reported immediately to the appropriate Dispatcher on duty.

 2.3 REQUEST FOR INTERRUPTION
     ------------------------

     When repair work of a routine or similar nature is to be performed, a request for an application for the apparatus or line in question must be made to the System Operations Department. The request will be recorded on Form #3679 and processed in accordance with the established Application Time Tables. (Refer to Appendix I.A).

     In the event of denial of an application, System Operations will discuss and/or recommend other time periods or other system conditions under which the application could be favorably considered.

 2.4 INFORMATION REQUIRED
     --------------------

     Information required from the party requesting apparatus or line out-of-service shall include the following:

     1. The name of the person who will be taking the hold or clearance on the apparatus or line.

     2.   A definition of the boundaries of the de-energized zone of clearance.

     3.   The date and time of the start and completion of the job.

     4.   The apparatus desired and its location.

     5.   The emergency restoration time of the apparatus.

     6. Any possible back-feed generation from known sources which are permanently connected to the Central Main Power Company system.

     Unknown sources of possible generation back-feed, originating at residences, farms or industrial sites, at customer voltage level shall be considered isolated from the de-energized work zone by the use of loop type portable grounds installed both side of the work area, in accordance with accepted safety practices.

 2.5 DE-ENERGIZING
     -------------

     All verbal communications pertaining to switching and tagging between the Dispatchers and field personnel must be repeated back to avoid misunderstanding. Where two or more switches are involved in a switching order, the switches must be operated in the same sequence in which the order was issued.

     The Dispatcher shall prepare a de-energized work zone by ordering switches opened and ordering "Red Hold Tags" installed. When an order has been executed, each person receiving an order must report back to the Dispatcher, stating exactly what was done. Only after receiving confirmation that all switches are actually opened, controls placed in the non-automatic position, and all properly tagged, will the Dispatcher inform the party requesting the apparatus or line that the desired zone is de-energized and that the tagged switches will be held for that person until such time as that person reports completion of work and all clear of holds.

     Before any work is started, tests shall be conducted to insure the equipment or line is de-energized. Grounding devices must be installed on both sides of the work area.

 2.6 REPORTING COMPLETION OF WORK
     ----------------------------

     Upon completion of field work, the person for whom a de-energized work zone is being held shall report to the Dispatcher that:

     1.   Work is completed.

     2.   All workers are clear of the apparatus or line.

     3.   All temporary grounds have been removed.

 2.7  RE-ENERGIZING
      -------------

      Only after all parties for whom a de-energized work zone has been held have reported completion of work, clear of holds, and grounds removed, shall the Dispatcher order that tags be removed, switches closed and/or returned to the normal operating mode, and the work zone energized.

 2.8  ZONE OF CLEARANCE
      -----------------

      "Red Hold Tags" shall be installed on control points and/or operating mechanisms of opened switches which are to be held at the boundary of a de-energized zone except as stated below.

 2.9  GROUND SWITCH TAGGING EXCEPTION
      -------------------------------

      Where a ground switch is permanently installed and where the ground switch has been closed, the Dispatcher will order a "Red Hold Tag" be installed on the closed ground switch.

 2.10 RED HOLD TAG RULE
      -----------------

      UNDER NO CIRCUMSTANCES SHALL SWITCHES BEARING A "RED HOLD TAG" BE OPERATED
            --
      UNTIL AFTER THE TAG IS ORDERED TO BE REMOVED BY THE DISPATCHER EXCEPT AS STATED IN THE NEXT SECTION.

      Violation of the above "Red Hold Tag" rule can result in the most serious of consequences to human life and property.

 2.11 BLANKET ORDER RED HOLD TAG RULE EXCEPTION
      -----------------------------------------

      When the Dispatcher has issued a "Blanket Order", the "Red Hold Tag" rule still applies, however, the person with the Blanket Order has the authority to remove "the Red Hold tag or tags" by his/her own order and then proceed with the operation of only those switches under his/her authority.

 2.12 BLANKET ORDERS
      --------------

      In circumstances where communication is poor or non-existent, or for the purpose of minimizing duration of interruption of customer service, the Dispatcher may issue a "Blanket Order". Under this "Blanket Order", authority over a particular switch or switches shall be delegated to a field worker, who shall:

      1.   Open said switch or switches.

      2.   Place automatic controls in the non-automatic position.

      3.   Tag switch or switches by his/her own order.

      4.   Perform necessary work.

      5.   Remove tag or tags by his/her order.

      6.   Close or return switches and controls to normal.

      7. Report completion of the Blanket Order to Dispatcher as soon as possible, and surrender his/her delegated authority over these switches.

      While a Blanket Order is in progress, the Dispatcher shall not have authority to countermand any switch operation or tag which is a part of the Blanket Order.

 2.13 CLEARANCE ON A DE-ENERGIZED ZONE
      --------------------------------

      The Dispatchers shall hold a de-energized work zone and shall grant clearance to the person, by name, who is actually in charge of the field work to be performed. Upon completion of work, the clearance on the de-energized work zone shall be released back to the Dispatcher by the same person to whom it was granted.

      In a generation station which is manned on a rotating shift basis, the holding of a de-energized zone including a generator may be issued to the responsible Supervisor (e.g. W. F. Wyman, Shift Supervisor).

 2.14 GENERATING STATIONS
      -------------------

      At a generating station, no work shall be performed on electrical or mechanical rotating equipment unless the generator is properly isolated from the Company's electric system and open switches are tagged according to Dispatcher's orders.

 2.15 TRANSFER OF HOLDS AND CLEARANCES
      --------------------------------

      Tags ordered in place on equipment and held for an individual who has been granted a clearance by the Dispatcher shall not be transferred in the field from one worker to another. All requests concerning the holds and clearances on de-energized work zones shall be communicated to the Dispatcher by the responsible party in charge of work. In the event it becomes necessary for the person who asked that "Red Hold" tags be attached to circuits to leave the work before it is completed, he/she must inform the Dispatcher having jurisdiction of his/her desire, giving the name of the person charged with the completion of the work. The Dispatcher involved will then accept the "clear" report from this person and ask the person to be charged with completion of the work to stand by until all tags for the switches involved have been updated to reflect his/her name.

 2.16 TAGGING OF THE EMS COMPUTER
      ---------------------------

      Whenever a control tag is placed on a device in the Energy Management System (EMS) computer, the current date, time, device name, device number and device location are assigned to the tag by the computer. The appropriate Dispatcher will then indicate for each tag installed in the EMS computer, the tag type (Red Hold, Do Not Reclose, or Do Not Operate), a duration class associated with the job (daily, short-term, long-term), a job number for the work to be accomplished, the name of the person the device will be held for, the date due back and any applicable comments.

      When a switch, circuit or apparatus is being held for one person by either a Red Hold Tag, Do Not Reclose Tag or a Do Not Operate tag and one or more other parties working independently desire to have the same held, another tag will be installed by the Dispatcher on the EMS computer control or indication point for the device requested and the original tag holder immediately notified of the second tag.

      When either party causes their tag to be removed, the other should be so notified.

      The only tag installed in the field on the actual device requested will be the one tag originally ordered installed by and for the Dispatcher.

 2.17 DISPATCHER'S RECORD
      -------------------

      The Dispatcher shall keep a complete log of the following including dates, times and names of all parties involved:

      1.   Switching Orders issued.

      2.   Confirmation of completed switching orders.

      3. Issuance of a clearance on a de-energized work zone for a specific individual.

      4. The release of clearance on a de-energized work zone by a specific individual.

      5.   Hold on a device for a specific individual.

      6.   Release of a hold on a device by the individual.

      7. All events or requests having a direct or indirect effect on System Operations.

 2.18 REMOTE SUPERVISORY CONTROL
      --------------------------

      Where a remote Supervisory Control and Data Acquisition (SCADA) system is installed to control specific switches, tagging or disabling of the supervisory equipment shall not be construed to meet the requirements of
                                  ---
      these instructions. Neither shall the tagging or disabling of protective relays be construed to meet the requirements. A tag must be attached to the switch itself after disabling the operating mechanism as directed.

 2.19 DISPATCHER'S SHIFT CHANGE
      -------------------------

      When Dispatchers change shifts, it shall be the responsibility of both parties to review the record of Dispatcher orders and all tags in effect at the time of the shift change. The retiring Dispatcher shall assure himself/herself, before leaving, that the on-coming Dispatcher is completely familiar with all uncompleted switching orders.

 2.20 SYSTEM INTERCONNECTION
      ----------------------

      Where an application involves a line or apparatus connecting Central Maine Power Company to an adjacent electric system, the System Dispatcher shall act as intermediary in coordinating the work with the system operator of the adjacent power company, and in obtaining the necessary switching and tagging order to be performed by the neighboring System Operator.

 3.  SYSTEM NOT UNDER DIRECT SUPERVISION OF THE SYSTEM OPERATIONS
     DEPARTMENT (SYSTEM OR AREA DISPATCHERS).

 3.1 RESPONSIBILITY
     --------------

     A Duty Supervisor shall be designated to be in charge of distribution lines. Appropriate Station Operators and Communication Centers shall be informed as to who the Duty Supervisor is.

 3.2 EMERGENCY CALLS
     ---------------

     Calls from police or fire department personnel to have an area de-energized must be acted on at once. Emergency calls from other outside sources involving danger to life or property are to be acted upon according to the seriousness of the emergency, and in accordance with General Instruction #104.2 of the CMP Safety Instructions.

 3.3 NOTIFICATION
     ------------

     When Distribution circuits have been de-energized according to the preceding paragraph, the person causing a circuit to be de-energized is then to immediately notify the designated Duty Supervisor and report to the Supervisor what has been done and for what reason. Distribution lines that have been de-energized shall be energized again only on direct orders from the designated Duty Supervisor. In cases of emergency where switches have been opened, a "D" Hold Tag shall be installed on the device or apparatus opened for the Duty Supervisor and he/she so notified at once.

 3.4 TAGGING DISTRIBUTION CIRCUITS
     -----------------------------

     "D" Hold Tags properly filled out must be placed at all points where circuits have been opened and de-energized and in no circumstances shall these tags be removed or circuits re-energized until so ordered by the person holding the circuit. For detailed instructions regarding the use and application of "D" Hold Tags, see Sections 7 and 8 of this manual, on pages 20 and 21, respectively.

 3.5 TAGS NOT TRANSFERABLE
     ---------------------

     "D" Hold Tags are not transferable. In the event that the person in charge of the work has to leave before the work is completed, that person will cause his "D" Hold Tag to be removed, and the person designated to complete the work will cause a "D" Hold Tag to be installed.

 3.6 DOUBLE TAGGING - "D" HOLD TAG
     -----------------------------

     When a switch, circuit or apparatus is being held for one person by a "D" Hold Tag and a second party working independently desires to have the same held, a second tag should be placed on the apparatus and the original tag holder immediately notified of the second tag.

     When either party causes their tag to be removed, the other should be so notified.

 4. PERSONNEL WORKING ON OR IN CLOSE PROXIMITY OF LIVE AERIAL OR UNDERGROUND CIRCUITS

 4.1 RESPONSIBILITY
     --------------

     One person shall be designated as in charge of any crew about to work on or in close proximity to energized aerial or underground circuits.

 4.2 LINES UNDER DISPATCHER JURISDICTION
     -----------------------------------

     When work is to be done on or near energized aerial or underground circuits under the supervision of the System Operations Department, it will be the duty of the person in charge to call the Dispatcher and inform him/her of the location of the proposed work, the nature of the work, and the number of the nearest radio or telephone. The person in charge of the work shall then stand by for further instructions.

 4.3 DO NOT RECLOSE PROTECTION ON LINES UNDER DISPATCHER JURISDICTION
     ----------------------------------------------------------------

     No worker shall be permitted to work near any energized circuits until all switches electrically actuated and capable of re-energizing the circuit shall have been placed in the Do Not Reclose position and tagged with a "Do Not Reclose" tag. In addition, where applicable, "Red Hold Tags" will be installed on the reclosing relay cutoff switch (79-CO) after placing it in the OFF position.

     The Dispatcher or designated person shall grant Do Not Reclose protection to the person, by name, who is actually in charge of the field work. Upon completion of the work, the Do Not Reclose protection shall be released back to the Dispatcher or designated person by the same person to whom it was granted.

     "Do Not Reclose" tags are not required on customer owned generator tie switches since those switches have no automatic reclosing capability.

     When work is to be accomplished on circuits containing manned generation, the Station Operator shall be advised that line work is taking place. (See Field Operating Procedure 513).

     For detailed instructions regarding the application of "Do Not Reclose" tags, see Section 9 of this manual, pages 22 and 23.

 4.4 LINES NOT UNDER DISPATCHER'S JURISDICTION
     -----------------------------------------

     When work is to be done on or near live aerial or underground circuits not under the supervision of the Dispatcher, the person in charge of the work shall place controls on non-automatic and attach "Do Not Reclose" tags to all appropriate switches.

     In the case of manned stations, the person in charge of the work shall call the proper station or substation operators, stating the location of the proposed work, the nature of the work, and the number of the nearest radio or telephone. He/she shall then cause the station or substation operators to place controls on non-automatic and attach "Do Note Reclose" tags to all appropriate switches. He/she shall stand by while these tags are being attached.

     When work is to be done on or near energized aerial circuits not under the supervision of the System Operations Department, but which are under Dispatcher control through a remote Supervisory Control and Data Acquisition (SCADA) system, it will be the duty of the person in charge to call the Dispatcher and inform him/her of the station or substation name(s), the circuit/device number(s) involved, and the number of the nearest radio or telephone. The person in charge shall then cause the Dispatcher to attach "Do Not Reclose" tags to all appropriate SCADA control points.

 4.5 NOTIFICATION OF TAGGING
     -----------------------

     When the "Do Not Reclose" tags have been attached to all appropriate circuits, switches or apparatus, the dispatcher, station or substation operators involved shall notify the person in charge of the work, repeating back to that person the switches or controlling apparatus which have been tagged.

 4.6 REMOVAL OF TAGS
     ---------------

     When work has been completed and workers are clear, the person in charge of the work shall, if the circuits worked on or near are under the jurisdiction of the Dispatchers, report clear to the Dispatcher, who in turn will cause the "Do Not Reclose" tags involved to be removed and switches/devices returned to their normal operating state.

     If the above circuits were not under the jurisdiction of the Dispatcher, then the person in charge of the work shall remove the "Do Not Reclose" tags involved and return the switches/devices to their normal operating state.

     In the case of manned stations, or stations not under the supervision of the System Operations Department, but under Dispatcher control through a remote SCADA system, the person in charge of the work shall report clear to the proper dispatcher, station or substation operators and cause them to remove the "Do Not Reclose" tags involved and return the switches/devices to their normal operating state.

 4.7 TRANSFER OF "DO NOT RECLOSE" PROTECTION
     ---------------------------------------

     In every case the person asking to have "Do Not Reclose" tags attached to circuit switches, and the one reporting clear, shall be one and the same person. "Do Not Reclose" tags shall not be transferred from one worker to another in the field. In the event it becomes necessary for the person who asked that "Do Not Reclose" tags be attached to circuits to leave the work before it is completed, he/she must inform the Dispatcher, Station or Substation Operator having jurisdiction of his/her desire, giving the name of the person charged with the completion of the work. The Dispatcher, Station or Substation Operator involved will then accept the "clear" report from this person and ask the person to be charged with completion of the work to stand by until all tags for the switches involved have been updated to reflect his/her name.

 4.8 VERBAL COMMUNICATION
     --------------------

     All verbal conversation between the person in charge of the work on the one hand, and Dispatchers, Station or Substation Operators on the other hand, shall be repeated back to avoid any misunderstanding.

 4.9 CHANGING SHIFTS
     ---------------

     Dispatchers, Station or Substation Operators changing shifts must both go over the order record and "Do Not Reclose" tags together so that the oncoming Dispatcher, Station or Substation Operator will be familiar with the existing situation.

 5.  GENERAL INSTRUCTIONS COVERING THE USE OF THE "DO NOT OPERATE" TAG.

 5.1 DO NOT OPERATE TAG RULE
     -----------------------

     UNDER NO CIRCUMSTANCES SHALL ANY BREAKER, SWITCH, VALVE, GATE OR APPARATUS BEARING A "DO NOT OPERATE TAG" BE OPERATED UNTIL AFTER THE TAG IS REMOVED BY THE PERSON FOR WHOM THE EQUIPMENT WAS TAGGED.

     Violation of the Do Not Operate Tag rule can result in the most serious of consequences to human life and property.

 5.2 TAG REMOVAL - SPECIAL CASES
     ---------------------------

     Under certain circumstances, such as sickness, accident or inadvertent acts, the person for whom a switch, valve, gate or apparatus was tagged with a Do Not Operate Tag may not be available at the time when the tag should be removed. Should this occur, a responsible supervisor who is knowledgeable of the work operations may, after care-ful review of circumstances, assume the responsibility of ordering the tag removed.

 5.3 DOUBLE TAGGING
     --------------

     When a switch, valve, gate or apparatus is being held for one person by a Do Not Operate Tag and a second party working independently desires to have the same held, a second tag should be placed on the apparatus and the original tag holder immediately notified of the second tag.

     When either party causes their tag to be removed, the other should be so notified.

 5.4 TAG DISPOSAL
     ------------

     Once a tag has been removed in conformance with the procedures contained herein, the person for whom the equipment was tagged shall return the tag to his/her Department Supervisor.

 5.5 UNMANNED GENERATING/SUBSTATIONS
     -------------------------------

     The tagging of electrical or mechanical equipment shall be the responsibility of the maintenance personnel involved, to insure worker safety. The same holds true for tag removal. All tag intallation and tag removal shall be entered in the Station Log Book.

 5.6 MANNED AND REMOTE CONTROLLED GENERATING/SUBSTATIONS
     ---------------------------------------------------

     When electric or mechanical equipment are tagged by the maintenance personnel, he/she shall notify the person in charge of the job of the tagging, in turn the person in charge shall notify the operator and/or the appropriate Dispatcher. The same holds true for tag removal. The operator shall record in the Station Log Book all tag installations and removals.

 5.7 CHANGING SHIFTS
     ---------------

     Dispatchers, Stations or Substation Operators changing shifts must both go over the order record and "Do Not Operate" tags together so that the oncoming Dispatcher, Station or Substation Operator will be familiar with the existing situation.

  6. DETAILED INSTRUCTIONS COVERING APPLICATION OF "RED HOLD TAGS" WHEN USED ON THAT PORTION OF THE SYSTEM UNDER DIRECT SUPERVISION OF SYSTEM OPERATIONS DEPARTMENT.

     UNDER NO CIRCUMSTANCES SHALL SWITCHES BEARING A "RED HOLD TAG" BE OPERATED
           --
     UNTIL AFTER THE TAG IS ORDERED TO BE REMOVED BY THE DISPATCHER OR OTHER ISSUING AUTHORITY.

     These instructions refer to the "Red Hold Tag", Form #3340-A.

     STATION - On the front of the tag, in the space provided, enter the name of the station or substation involved as shown on the Central Maine Power Company System Diagrams.

     SWITCH NUMBER - Enter in the space provided the number of the switch to be tagged as shown on the Central Maine Power Company System Disgrams.

     SECTION NUMBER - Enter in the space provided the number of the section containing the switch to be tagged as shown on the Central Maine Power Company System Diagrams. Enter the identification of equipment if the tag is being used to hold equipment out for repairs.

     TAGGED BY - Enter in the space provided the name of the person attaching the tag to the apparatus.

     TAGGED FOR - Enter in the space provided the one name that applies from the following:

     (A) The name of the person who will clear from the circuit or apparatus when work is completed.

     (B) If the switch is ordered tagged for "Dispatcher", then the work "Dispatcher" will be entered in the space provided.

     (C) If a switch is ordered tagged by a person acting under a "Blanket Order" to do his/her own switching, then the name of the person in charge of the work shall be entered in the space provided.

     ORDER OF - Except as noted in the following paragraph, enter in the space provided the name of the Dispatcher issuing the order with the appropriate identification (System or Area).

     In cases where a person is doing switching under a "Blanket Order", the person in charge of the work shall place or cause to be placed his/her own name in the space provided.

     DATE - Enter in the space provided the month, day and year the tag was attached to a given switch.

     TIME - Enter in the space provided the time of day or night the tag was attached to a given switch and indicate AM or PM.

     TAG REMOVED BY - Enter in the space provided the name of the person actually removing the "Red Hold Tag" from a given switch.

     DATE - Enter in the space provided the month, day and year the tag was removed from a given switch.

     TIME - Enter in the space provided the time of day or night the tag was removed from a given switch and indicate AM or PM.

     ORDER OF - Except as noted in the following paragraph, enter in the space provided the name of the Dispatcher with appropriate identification (System or Area) from whom the order to remove the tag was received.

     In cases where a person is doing switching under a "Blanket Order", the person in charge of the work shall place or cause to be placed his/her own name in the space provided.

     POSITION OF SWITCH - Enter in the space provided the position in which the switch was left after the "Red Hold Tag" was removed, that is, whether the switch is open or closed.

     NATURE OF WORK - Enter in the space provided a brief summary of the nature and location of work performed.

     DATE RECEIVED - Enter in the space provided the month, day and year the tag was received at the issuing authority's office.

     CHECKED BY - Enter in the space provided the name of the Dispatcher or other issuing authority actually checking the data contained on the "Red Hold Tag" against the notations in his/her log in connection with this switching operation.

  7. DETAILED INSTRUCTIONS COVERING APPLICATION OF "D" HOLD TAGS WHEN TAGGING AND HOLDING A CIRCUIT OR APPARATUS FOR YOURSELF.
                                            --------

     UNDER NO CIRCUMSTANCES SHALL SWITCHES BEARING A "D HOLD TAG" BE OPERATED
           --
     UNTIL AFTER THE TAG IS REMOVED BY THE PERSON WHO IS HOLDING THE CIRCUIT OR APPARATUS.

     These instructions refer to the "D Hold Tag", Form #3340-B.

     When using the "D" Hold Tag to hold a circuit or apparatus for yourself, the following shall apply:

     CIRCUIT/SWITCH NUMBER - Omit this portion when tagging for yourself.

     TAGGED BY - Omit this portion when tagging for yourself.

     TAGGED FOR - Enter in the space provided the name of the person who will hold the circuit or apparatus.

     DATE - Enter in the space provided the month, day and year the tag was attached to the circuit or apparatus.

     TIME - Omit this portion when tagging for yourself.

     RADIO NUMBER - Enter in the space provided the radio number of the vehicle of the person holding the circuit or apparatus.

     TAG REMOVED BY - Omit this portion when tagging for yourself.

     DATE - Omit this portion when tagging for yourself.

     TIME - Omit this portion when tagging for yourself.

     ORDER OF - Omit this portion when tagging for yourself.

     "NOTE" - This "D" Hold Tag may be re-used on other circuits or apparatus,

     during the date on the tag only, providing the circuit or apparatus is
     -------------------------------
     being held for yourself. A new "D" Hold Tag shall be made for each new calendar date.

 8. DETAILED INSTRUCTIONS COVERING APPLICATION OF "D" HOLD TAGS WHEN TAGGING FOR OTHERS.
         ------

     UNDER NO CIRCUMSTANCES SHALL SWITCHES BEARING A "D HOLD TAG" BE OPERATED
           --
     UNTIL AFTER THE TAG IS ORDERED TO BE REMOVED BY THE PERSON WHO IS HOLDING THE CIRCUIT OR APPARATUS.

     These instructions refer to the "D Hold Tag", Form #3340-B.

     When using the "D" Hold Tag to hold a circuit or apparatus that has been opened by orders of others, the following shall apply:

     CIRCUIT/SWITCH NUMBER - Enter in the space provided the number of the circuit and/or switch that has been opened.

     TAGGED BY - Enter in the space provided the name of the person attaching the tag to the circuit or apparatus.

     TAGGED FOR - Enter in the space provided the name of the person who will hold the circuit or apparatus.

     DATE - Enter in the space provided the month, day and year the tag is attached to the circuit or apparatus.

     TIME - Enter in the space provided the time of day or night the tag was attached to the circuit or apparatus and indicate AM or PM.

     RADIO NUMBER - Omit this portion when tagging by orders of others.

     TAG REMOVED BY - Enter in the space provided the name of the person removing the tag from the circuit or apparatus.

     DATE - Enter in the space provided the month, day and year the tag was removed from the circuit or apparatus.

     TIME - Enter in the space provided the time of day or night the tag was removed from the circuit or apparatus and indicate AM or PM.

     ORDER OF - Enter in the space provided the name of the person from whom the order was received to remove the tag from the circuit or apparatus.

     "NOTE" - This "D" Hold tag shall not be re-used on other circuits or apparatus when tagging by orders of others.

 9.  DETAILED INSTRUCTIONS COVERING USE OF "DO NOT RECLOSE" TAG.

     These instructions refer to the "Do Not Reclose" tag, Form #3335.

     STATION - On the front of the tag, in the space provided, enter the name of the station or substation involved as shown on the Central Maine Power Company System Diagrams.

     SWITCH NUMBER - Enter in the space provided the number of the switch to be tagged as shown on the Central Maine Power Company System Diagrams or circuit maps.

     TAGGED BY - Enter in the space provided the name of the person actually attaching the tag to a given switch.

     TAGGED FOR - Enter in the space provided the one name that applies from the following:

     (A) The name of the person who will clear from the circuit or apparatus when work is completed.

     (B) If the switch is ordered tagged for "Dispatcher", then the work "Dispatcher" will be entered in the space provided.

     ORDER OF - Except as noted in the following paragraph, enter in the space provided the name of the Dispatcher or other issuing authority from whom the order to install the tag was received.

     In cases such as circuits not under the Dispatcher's supervision, the person in charge of the work shall always order the tag on and, therefore, the same name will appear in the spaces provided for "Tagged For" and "Order Of".

     DATE - Enter in the space provided the day, month, and year the tag was attached to a given switch.

     TIME - Enter in the space provided the time of day or night the tag was attached to a given switch and indicate AM or PM.

     TAG REMOVED BY - Enter in the space provided the name of the person actually removing the tag from a given switch.

     ORDER OF - Except as noted in the following paragraph, enter in the space provided the name of the Dispatcher or other issuing authority from whom the order to remove the tag as received.

     In cases such as circuits not under the supervision of the Dispatcher, the person in charge of the work shall always order the tag removed and, therefore, the same name will appear in the spaces provided "Tagged For" and "Order Of".

     DATE - Enter in the space provided the day, month and year the tag was removed from a given switch.

     TIME - Enter in the space provided the time of day or night the tag was removed from a given switch and indicate AM or PM.

     CREW AT - Enter in the space provided the exact location of where the crew is at work.

     TELEPHONE/RADIO NUMBER - Enter in the space provided the number of the telephone nearest the point where crew is at work or their radio number. This number is to be obtained from the person asking for switches to be tagged.

     DATE RECEIVED - Enter in the space provided the month, day and year the tag was received at the issuing authority's office.

     CHECKED BY - Enter in the space provided the name of the Dispatcher or other issuing authority actually checking the data contained on the "Do Not Reclose Tag" against the notations in his/her log in connection with this switching operation.

 10. DETAILED INSTRUCTIONS COVERING THE USE OF THE "DO NOT OPERATE" TAG

     UNDER NO CIRCUMSTANCES SHALL ANY BREAKER, SWITCH, VALVE, GATE OR APPARATUS
           --
     BEARING A "DO NOT OPERATE TAG" BE OPERATED UNTIL AFTER THE TAG IS REMOVED BY THE PERSON FOR WHOM THE EQUIPMENT WAS TAGGED.

     These instructions refer to the "Do Not Operate Tag", Form #3346.

     STATION - On the front of the tag, in the space provided, enter the name of the station or substation involved as shown on the Central Maine Power Company System Diagrams.

     EQUIPMENT/DEVICE - Enter in the space provided the equipment or device to be tagged.

     TAGGED BY - Enter in the space provided the name of the person attaching the tag. NOTE: In most cases, this will be the same person for whom the apparatus will be tagged for.

     OPEN/CLOSED - Check appropriate position in which the switch, valve, gate or apparatus will be tagged.

     AT - Enter in the space provided the time of day or night the tag was attached to a given piece of equipment and indicate AM or PM.

     ON - Enter in the space provided the month, day and year the tag was attached to a given piece of equipment.

     TAGGED FOR - Enter in the space provided the name of the person who is holding the given piece of equipment. NOTE: In most cases, this will be the same person who has installed the tag.

     REASON - Enter in the space provided a brief, but precise reason why the tag has been installed.

     REMOVED BY - Enter in the space provided the name of the person actually removing the tag.

     AT - Enter in the space provided the time of day or night the tag was removed from a given piece of equipment and indicate AM or PM.

     ON - Enter in the space provided the month, day and year the tag was removed from a given piece of equipment.

                                                                   APPENDIX I.A.


                              APPLICATION CRITERIA

                           NEPEX CRITICAL FACILITIES
                           -------------------------

   All 345 KV and 115 KV Facilities Except As Listed in Appendix I.B. of the
                     Switching & Tagging Procedures Manual



   MAINTENANCE            APPLICATION          SYSTEM OPERATIONS
   WORK BEGINS             DEADLINE          DECISION NOTIFICATION
---------------------------------------------------------------------

   Day of Week          Time     Day            Time       Day
   -----------          ----     ---            ----       ---

Friday                  1200  Wednesday         1400     Thursday
Saturday, Sunday        1200  Wednesday         1400     Thursday
Monday                  1200  Thursday          1400     Friday
Tuesday                 1200  Friday            1400     Monday
Wednesday               1200  Monday            1400     Tuesday
Thursday                1200  Tuesday           1400     Wednesday



                          NEPEX APPENDIX A FACILITIES
                          ---------------------------

                       SHORT TERM GENERATOR APPLICATIONS
                       ---------------------------------

                115 KV RADIAL AND ALL 34 KV AND BELOW FACILITIES
                ------------------------------------------------

   MAINTENANCE            APPLICATION          SYSTEM OPERATIONS
   WORK BEGINS             DEADLINE          DECISION NOTIFICATION
---------------------------------------------------------------------

   Day of Week          Time     Day            Time       Day
   -----------          ----     ---            ----       ---

Friday                  1200  Thursday          1400     Thursday
Saturday, Sunday        1200  Thursday          1400     Thursday
Monday                  1200  Friday            1400     Friday
Tuesday                 1200  Monday            1400     Monday
Wednesday               1200  Tuesday           1400     Tuesday
Thursday                1200  Wednesday         1400     Wednesday


                  NOTE: NO APPLICATIONS WILL BE TAKEN BETWEEN
                        --
                        1200 ON FRIDAY AND 0700 MONDAY.

                                                                   APPENDIX I.B.

                                     NEPEX
                             APPENDIX A FACILITIES
                        NEPEX OPERATING PROCEDURES NO. 3

NEPEX delegates 115 KV facilities.

1. All 115 KV breakers and disconnect switches that do not interrupt a transmission path.

2. All 115 KV relays, reclosing, and associated equipment, excluding special protection systems, and 115 KV relays on inter-satellite facilities.

3.   All 115 KV radial lines as listed below:

                          MAINE SATELLITE RADIAL LINES
                          ----------------------------

                         BANGOR HYDRO ELECTRIC COMPANY

        64            Graham - Chester
        66            Graham - Rebel Hell - Harrington - Washington
        67            Rebel Hill - Ellsworth
       247            Orrington - IMC Chemical
       248            Orrington - Graham
       249            Orrington - Graham

                          CENTRAL MAINE POWER COMPANY

        61A           Hotel Road
        63A           Williams
        63B           Madison Paper
        66A           Gorbell
        67A           Rice Rips 115 S/S
        69A           Bath
        81A           Topsham
        83B           Lakewood
        83C           Scott Hinkley
        85            Detroit - Dexter - Guilford
        86A           Belfast
        86B           Meadow Road
        89A           Jay
       163A           Pratt & Whitney
       167A           Prides Corner
       200A           AEI Livermore
 206 & 206A           Highland - Park St. - Dragon Cement
       214            Kimball Road - Harrison - Saco Valley
       215            Wyman Hydro - Bigelow
       215A           Stratton Energy
       218            Boise Cascade
       250B           Branch Brook
       250C           Biddeford Industrial Park

                                                                   APPENDIX II.A


                           [Figure of Solid Red Tag]

                                                                   APPENDIX II.B


                          [Figure of Solid Yellow Tag]

                                                                   APPENDIX II.C


                          [Figure of Solid White Tag]

                                                                   APPENDIX II.D


                          [Figure of Solid White Tag]

                                                                 APPENDIX III.A.


                           SWITCH LETTER DEFINITIONS
                           -------------------------

     The following designations are being provided to help clarify the description and jurisdiction of switches or switching devices where these letters appear on switch numbering escutcheon plates or switch number holders:

     A - When used in conjunction with a bypass switch indicates bypass switch is under control of System Operations.

     B - When used in conjunction with a bypass switch indicates bypass switch is under control of local Line Department.

     BS - Bus device under control of System Operations.

     C -  Capacitive Reactance.

     D -  Circuit or device under control of local Line Department.

     E -  Indicates breaker disconnect switch under control of System
          Operations.

     F - Fuse, fused disconnect, or fused cutout under control of System Operations.

     G - Indicates ground switches or generator switches under control of System Operations.

     H -  Indicates transformer high side switch.

     K -  Circuit or device under control of System Operations.

     L -  Indicates transformer low side switch.

     MS - Mobile Unit Switch.

     N -  Primary network circuit or device under control of System Operations.

     O -  Indicates switch under control of System Operations.

     R -  Inductive Reactance.

     T -  Transformer switch under control of System Operations.

     VT - Voltage Transformer Switch.

                                                                 APPENDIX III.B.


                                      HOLD

     A HOLD is given on a Red Hold Tagged device that is in the open position and cannot be operated to the closed position. A device that is held can still
                                                                          -----
be energized on one side.  For example, one side of a breaker bypass switch can
------------------------
still be energized when it is tagged with a Red Hold Tag.

     NOTE:     The only switch that is tagged with a Red Hold Tag in the closed
                   ----                                           -------------
     position is a ground switch.
     --------      -------------
                                   CLEARANCE

     Clearance is given on a completely de-energized line, section of line or
                             -----------------------
device. This equipment is physically isolated from the CMP electrical system and all dispatcher controlled devices connecting it to the CMP electrical system are open and hold tags installed.

                                 DNR PROTECTION

     Do Not Reclose Protection is given prior to work commencing on or in close proximity of energized line sections or equipment. All electrically operated
             ---------
devices will be put in the Do Not Reclose position and tags installed so that the operation of such devices is restricted to the opening function and the closing function blocked.

                                                                  APPENDIX IV.A.

                             CLEARANCE OF A BREAKER
                             ----------------------
     For CLEARANCE on a circuit breaker for maintenance where operation of the
         ---------
breaker is required for testing, the following procedure will apply:

          .The breaker will be opened and if applicable, the SCADA control points tagged.

          .The breaker will be put on local control and the breaker control points tagged by and for the person in charge with "Do Not Operate Tags".

          .Where applicable, the reclosing relay cutoff switch (79-CO) will be placed to the OFF position and a Red Hold Tag installed.

          .The breaker will be checked open, and the breaker disconnects will be opened and Red Hold Tags installed.

     The Dispatcher will hold the disconnects on both sides of the breaker for the person in charge of the breaker maintenance. The Dispatcher will give clearance to the person in charge to work on the breaker, protect him/herself on the breaker and its control points, and call when work is completed.
"Protecting him/herself on the breaker and control points" will be done by the person in charge by installing Do Not Operate Tags on the breaker control
                               -------------------
points.

                                                                  APPENDIX IV.B.

                               HOLD ON A BREAKER
                               -----------------
     For a HOLD on a circuit breaker for maintenance where operation of the
           ----
breaker is not desired, the following procedure will apply:
           ---
          .The breaker will be opened and if applicable, the SCADA control points tagged.

          .The breaker will be put on local control.

          .The breaker control points will be tagged by with Red Hold Tags.

          .Where applicable, the reclosing relay cutoff switch (79-CO) will be placed to the OFF position and a Red Hold Tag installed.

          .The breaker will be checked open, and the breaker disconnects will be opened and Red Hold Tags installed.

     The Dispatcher will hold the breaker control points and the disconnects on both sides of the breaker for the person in charge. The person in charge will then be told to protect him/herself and call when work is completed.

                                                                  APPENDIX IV.C.
                                                                          1 OF 2


                          CLEARANCE ON A LINE SECTION
                          ---------------------------

     For CLEARANCE on a line section or a segment of a line section, a zone of
         ---------
clearance will be provided by physically isolating the section from the CMP electrical system. All Dispatcher controlled switches and devices used in providing the de-energized work zone will be opened and Red Hold Tags installed. The following procedure will be followed as applicable:

          .The breaker will be opened and if applicable, the SCADA control points tagged.

          .The breaker will be put on local control.

          .The breaker control points will be tagged with Red Hold Tags.

          .Where applicable, the reclosing relay cutoff switch (79-CO) will be placed to the OFF position and a Red Hold Tag installed.

          .The breaker will be checked open, and the breaker disconnects will be opened and Red Hold Tags installed.

          .The breaker bypass switches will be checked open and Red Hold Tags installed.

          .Line switches will be opened, locked and Red Hold Tags installed.

          .When provided, permanently installed ground switches will be closed, locked and Red Hold Tags installed.

     The Dispatcher will hold the applicable breaker disconnect switches, bypass switches, line switches and any permanently installed ground switches for the person in charge of the line work.

                                                          APPENDIX IV.C. (CON'D)
                                                                          2 OF 2


     The Dispatcher will give clearance to the person in charge of the line work
                              ---------
and advise the person with clearance to protect him/herself and call when work is completed. NOTE: Line breakers are not included in the zone of protection for line section clearance.

                                                                  APPENDIX IV.D.

          CLEARANCE ON A GENERATOR AND A HOLD ON THE GENERATOR BREAKER
          ------------------------------------------------------------

     For CLEARANCE on a generator and a HOLD on the generator breaker where operation of the breaker is not desired, the following procedure will apply:
                            ---
          .The generator breaker will be checked open and all control points
                                                          ---
           tagged.

          .Where applicable put generator on local control.

          .Open generator breaker disconnects and tag with Red Hold Tags.

          .Where applicable, rack the generator breaker to the inoperative position and tag the racking mechanism with a Red Hold Tag.

     The Dispatcher will hold the generator breaker and its disconnects or racking mechanism for the person in charge of the maintenance. In addition, the Dispatcher will give the person in charge clearance to work on the generator. The Dispatcher will advise the person with clearance to protect him/herself on the generator control points and call when work is completed. "Protecting him/herself on the generator control points" will be done by the person with clearance installing Do Not Operate Tags on the generator control points that
                     -------------------                                 ----
are not already tagged with Red Hold Tags.
-----------------------------------------

                                                                  APPENDIX IV.E.

                 CLEARANCE ON A GENERATOR AND GENERATOR BREAKER
                 ----------------------------------------------

     For CLEARANCE on a generator and generator breaker where operation of the breaker is required for testing, the following procedure will apply:

          .The generator breaker will be checked open and where applicable SCADA control points tagged.

          .Where applicable, put generator on local control.

          .Open generator breaker disconnects and tag with Red Hold Tags.

          .Where applicable, rack the generator breaker to the inoperative position and tag the racking mechanism with a Red Hold Tag.

     The Dispatcher will hold the generator breaker disconnects or racking mechanism for the person in charge of the maintenance. Dispatcher will give clearance to the person in charge to work on the generator and generator breaker. The Dispatcher will advise the person with clearance to protect him/herself on the generator breaker and its control points and call when work is completed. "Protecting him/herself on the generator and breaker control points" will be done by the person with clearance installing Do Not Operate Tags
                                                             -------------------
on the generator control points.

                                                                  APPENDIX IV.F.



                           DO NOT RECLOSE PROTECTION
                           -------------------------

     For Do Not Reclose Protection, the following procedure will apply:

          .The reclosing relay cutoff switch (79-CO) will be placed in the OFF position and a Red Hold Tag installed.

          .The breaker control handle will be tagged with a Yellow Do Not
           Reclose Tag.

          .All control points (SCADA) will be tagged "Do Not Reclose".

NOTE: Normally open line switches (non-automatic) are not required to be checked open or tagged when establishing a Do Not Reclose work zone.

NOTE: Normally open circuit breakers will be checked open and all control points tagged with Red Hold Tags when establishing a Do Not Reclose work zone.

NOTE:     Whenever a circuit breaker in a breaker-and-a-half scheme is taken
                                          ------------------
          out-of-service for breaker maintenance, the reclosing relay cutoff switch (79-CO) will be placed in the OFF position and a Red Hold Tag installed.

NOTE: "Do Not Reclose" Tags are not required on customer owned generation since the tie switches have no automatic reclosing capability.

                                                                  EXHIBIT 99.(I)

                                   SCHEDULE I
                              SAFETY INSTRUCTIONS

                                    CONTENTS

                                      INSTRUCTION  SECTION      PAGE
                                      -----------  -------      ----
A
-
Accident, Procedure in Case of                180  General        32
Accident Reports                              103  General         2
Aerial Basket Equipment, General             1126  General        34
Aerial Basket Travel Procedure               1129  General        35
Aerial Lift and Derrick Trucks,               222  Trans. &       14
  Grounding of                                     Dist.
Approaching Unfamiliar Apparatus              141  General        18
Asbestos/Lead Handling and Removal            110  General         5
Automotive Equipment, Operator               1145  General        38
  Responsibility
Automotive, Inspection &                     1146  General        38
 Maintenance

B
-
Barricades                                    701  Fossil          1
Barriers                                      740  Fossil          5
Barriers & Barricades                         502  Hydro           1
Barriers & Barricades                         604  Substations     3
Basket, Before Raising the                   1131  General        35
Battery Room                                  157  General        22

C
-
Cables, De-Energizing &                       309  Underground
  Identifying
  in Manholes
Cable Work Definitions                        301  Underground
Capacitors                                    217  Trans. &       11
                                                   Dist.
Capacitors                                    545  Hydro           6
Capacitors                                    611  Substations     7
Capacitors                                    746  Fossil          7
Care & Foresight                              142  General        19
Chain Saws                                    167  General        28
Chance Taking                                 107  General         5
Chemical Cleaning of Boilers                  751  Fossil          9
Chlorine Systems                              703  Fossil          2
Circuits, Grounded Neutral                    213  Trans. &       10
                                                   Dist.

                                      INSTRUCTION  SECTION      PAGE
                                      -----------  -------      ----
Circuits, Street Lighting                     214  Trans. &       10
                                                   Dist.
Climbing Equipment, Inspection of             147  General        20
Clothing, Footwear & Metal                    124  General        12
  Articles
Clothing, Footwear & Metal                    209  Trans. &        8
  Articles                                         Dist.
Clothing, Footwear & Metal                    402  Meter
  Articles
Clothing, Footwear & Metal                    542  Hydro           4
  Articles
Clothing, Footwear & Metal                    602  Substations     1
  Articles
Clothing, Footwear & Metal                    742  Fossil          5
  Articles
Communication Facilities                      169  General        29
Compensators, Starting                        549  Hydro           8
Compressed Air, Use of                        160  General        25
Compressed Gas Cylinders,                     608  Substations     5
  Transportation of
Confined/Enclosed Space Entry                 112  General         6
Connections, Emergency                        219  Trans. &       11
                                                   Dist.
Contractors                                   231  Trans. &       16
                                                   Dist.
Crossarms, Placing 2400V/4160V                218  Trans. &       11
  Wires on                                         Dist.
Current Transformer Secondaries               553  Hydro           9
Current Transformer Secondaries               612  Substations     7

D
-
Dams, Working On or Near                      504  Hydro           2
Dangerous Conditions, Reports of              104  General         3
Deploying Oil Boom                            723  Fossil          3
Derricks, Use of                             1133  General        37
Discharge of Fuel Cargo                       720  Fossil          3
Diving, Underwater                            115  General         6
Doble Testing                                 547  Hydro           7
Doble Testing                                 609  Substations     5
Doble Testing                                 748  Fossil          8
Dog Bite Victims, Procedure for               109  General         5

                                      INSTRUCTION  SECTION      PAGE
                                      -----------  -------      ----
E
-
Electrical Apparatus, Cleaning of             552  Hydro           9
Electrical Apparatus, Cleaning of             750  Fossil          9
Elevators                                     163  General        27
                                                   Trans.
Energized Circuits, Qualification             211  Dist.           9
  of Employees Working On or Near
Equipment & Working Place,                    140  General        17
  Inspection & Maintenance of
Equipment, Precautions While                  610  Substations     6
  Maintaining
Evidence, Retaining                           181  General        32
Exits                                         113  General         6
Extinguishers, Fire                           123  General        10
Extinguishing Equipment, Fire                 182  General        32
Eye Protection                                127  General        13

F
-
Flames, Use of Open                           405  Meter
Fossil Generating Sta, Entry Into             700  Fossil          1
Fossil Generating Sta, Min. Wrkng.            745  Fossil          6
  Clearance
Furnaces & Torches, Use of                    158  General        23
Fuses, Circuit Breakers &                     550  Hydro           8
  Commutator Brushes
Fuses, Circuit Breakers &                     749  Fossil          9
  Commutator Brushes

G
-
Gas, Industrial Bottled                       159  General        23
Gauge Glasses                                 503  Hydro           2
General Precautions                           201  Trans. &        1
                                                   Dist.
Good Housekeeping                             183  General        33
Grounding, Protective                         546  Hydro           6
Grounding, Protective                         605  Substations     4
Grounding, Protective                         747  Fossil          7
Grounding Transmission &                      220  Trans. &       11
  Distribution                                     Dist.

H
-
Hand Protection                               129  General        14
Hand Tools                                    166  General        28

                                      INSTRUCTION  SECTION      PAGE
                                      -----------  -------      ----
Handling Material                             307  Underground
Hazard Communication Program                  111  General         6
Hazardous Energy Control -                    114  General         6
  Lockout/Tagout
Hazardous Energy Control -                    233  Trans. &       17
  Lockout/Tagout                                   Dist.
Hazardous Energy Control -                    311  Underground
  Lockout/Tagout
Hazardous Energy Control -                    554  Hydro          10
  Lockout/Tagout
Hazardous Energy Control -                    613  Substations     7
  Lockout/Tagout
Hazardous Energy Control -                    743  Fossil          6
  Lockout/Tagout
Hazardous Operating Conditions               1151  General        41
Hazards, Special                              184  General        33
Head Protection                               126  General        13
Hearing Protection                            125  General        12
Hot Line Tools & Hot Line Work                230  Trans. &       14
                                                   Dist.
Hot Solder, Compound and Liquids              308  Underground
Hot Stick, Working & Clearances               232  Trans. &       17
                                                   Dist.
Housekeeping - Fire Prevention                122  General         9
Hydro Generating Stations, Entry              501  Hydro           1
  into
Hydro Generating Stations, Min.               544  Hydro           5
  Wrkg. Clearance

I
-
Inspections                                   185  General        33
Instrument Transformers                       404  Meter

L
-
Ladders                                       165  General        27
Lightning Arresters                           216  Trans. &       10
                                                   Dist.
Line Transformer in Multiple                  215  Trans. &       10
                                                   Dist.
Line Worker Working Alone                     204  Trans. &        5
                                                   Dist.
Live Line Tools & Equipment                   156  General        22

                                      INSTRUCTION  SECTION      PAGE
                                      -----------  -------      ----
M
-
Machine Shop                                  161  General        25
Machinery, Care Near Rotating                 145  General        19
Manholes, Instructions Relating to                 Underground
  Work in
Metal Tapes, Rules & Hand Lines               164  General        27
Meter Department, General                     401  Meter
  Precautions
Meter Department, Live Equipment              403  Meter
Motor Vehicle Accidents, Backing             1153  General        42
Motor Vehicle Accidents, Procedure           1154  General        42
  in Case of
Motor Vehicle, Speeding - Reckless           1147  General        39
  Driving

N
-
Non-PCB Contaminated Oil,                     117  General         9
  Handling of

O
-
Open Lights & Smoking                         721  Fossil          3
Opening & Closing Line Devices                212  Trans. &        9
  Under Load                                       Dist.
Opening & Entering Manholes                   304  Underground
Other High Potential Testing                  548  Hydro           6

P
-
PCB, Handling Fluids & Equipment              116  General         7
Parking                                      1152  General        41
Pipes, Repairs to Steam & Hot                 702  Fossil          1
  Water & Auxiliary Equipment:
  Connected to Them
Pole Holes                                    205  Trans. &        6
                                                   Dist.
Poles & Structures, Inspection of             208  Trans. &        7
  Before Climbing                                  Dist.
Poles & Structures, Temporary                 210  Trans. &        8
  Guying of                                        Dist.
Poles, Handling                               206  Trans. &        6
                                                   Dist.
Poles, Handling Near Energized                207  Trans. &        6
  Circuits                                         Dist.
Portable Tools & Lights                       306  Underground
Protective Equipment                          302  Underground

                                      INSTRUCTION  SECTION      PAGE
                                      -----------  -------      ----
Protective Equipment for                      543  Hydro           4
  Maintaining Energized Electrical
  Equipment 600 Volts and Above
Public, Protecting the                        105  General         3
Public, Protection of the                     179  General        32

R
-
Repair Work, Fuel Oil Operations              724  Fossil          3
Respiratory Protection                        126  General        13
Riders                                       1148  General        39
Rubber Gloves                                 131  General        15
Rubber Gloves                                 202  Trans. &        2
                                                   Dist.
Rubber Gloves                                 603  Substations     2
Rubber Gloves                                 541  Hydro           4
Rubber Gloves                                 741  Fossil          5
Rubber Gloving, 15KV                          203  Trans. &        3
                                                   Dist.
Rubber Protective Equipment &                 130  General        14
  Devices
Rubber Sleeves                                132  General        15

S
-
Safeguards, Insufficient                      143  General        19
Safety Belts and Harnesses                    133  General        16
Safety Instruction Manuals                    101  General         1
Safety Meetings                               102  General         2
Selection, Observation &                      176  General        31
  Instruction of Workers
Setting Up & Taking Down at the              1130  General        35
  Job Site
Snowmobile and ATV Use                        168  General        29
Solder, Compound, etc.,                       150  General        21
  Precautions in Heating
Speaking to Workers                           108  General         5
Staging & Suspended Scaffolding               170  General        29
Substations, Entry into Energized             601  Substations     1
Substation Fences                             606  Substations     4
Supervisory Responsibility                    175  General        31
Switchboard Equipment, Handling               551  Hydro           9
Switches, Disconnecting                       135  General        17
Switching                                     744  Fossil          6

                                      INSTRUCTION  SECTION      PAGE
                                      -----------  -------      ----
T
-
Tanks, Transformers, Breakers &               607  Substations     5
  Manholes
Test Equipment, High Potential                148  General        21
Tools and Materials, Handling                 149  General        21
Traffic, Operating in                        1150  General        39
Traffic, Protecting                           106  General         4
Transfer Lines, Fuel Oil                      725  Fossil          4
Transformers                                  151  General        22
Trenching & Excavating                        310  Underground

U
-
Unoccupied Premises, Working on               405  Meter
  Meters

V
-
Vessel Arrival                                722  Fossil          3

W
-
Warning Flags & Lights                       1149  General        39
Warning Signs and/or Barrier Tape             134  General        16
Water, Working Near or Over                   146  General        20
Welding & Burning                             162  General        26
Wire Stringing Operations                     221  Trans. &
                                                   Dist.
Working in Manholes                           305  Underground
Working Aloft                                1132  General        36
Working in Hydraulic                          505  Hydro           2
  Pits/Penstocks/
  Spiral Cases
Working on Energized Equipment                303  Underground
Working Position                              144  General        19


--------------------------------------------------------------------------------

Appendix "A"                  Last page Transmission & Distribution Section

--------------------------------------------------------------------------------
Accident Reporting Procedure                     I.    Policy/Procedure
Emergency Trouble Calls Procedure               II.    Policy/Procedure
-----------------------------------------------------------------------

Motor Vehicle Accident Prevention Plan          III.   Policy/Procedure
Traffic Control Procedure                       IV.    Policy/Procedure
Safety Audit Procedure                          V.     Policy/Procedure
Written Hazard Communication Policy             VI.    Policy/Procedure
Eye Protection Policy                           VII.   Policy/Procedure
Respiratory Protection Policy                   VIII.  Policy/Procedure
Fire Prevention/Protection Policy               IX.    Policy/Procedure
Confined Space Entry Policy                     X      Policy/Procedure
Asbestos Removal and Disposal Procedure         XI     Policy/Procedure
Bloodborne Pathogen Exposure Control Plan       XII    Policy/Procedure
Fiber Optics/Lightwave Trans. Sys. Procedure    XIII   Policy/Procedure
Hazardous Waste Oper. & Emerg. Response         XIV    Policy/Procedure
Lead Policy                                     XV     Policy/Procedure
Switching and Tagging Procedures Manual         XVI    Policy/Procedure

                                                                     General - 1

                                  SECTION ONE

                                    GENERAL

                                    Part 1.

                   THESE INSTRUCTIONS APPLY TO ALL EMPLOYEES

         Whenever workers are engaged in any activity, they shall IMMEDIATELY and COMPLETELY carry out any orders which they receive from the person in charge when the activity involves the application of the Safety Instructions. All
                                                  -------------------
orders given to workers shall conform to the Safety Instructions and the workers
                                             -------------------
shall carry out such orders in compliance with these instructions.

         These instructions can only be superseded or amended by an official bulletin, properly signed and posted. However, in case of emergency, a superintendent or supervisor having jurisdiction over persons in danger, may modify or suspend any of these instructions as may be considered temporarily necessary to permit proper handling of this specific emergency. In this case it shall be the responsibility of the superintendent or supervisor to see that any work carried out under such suspension of instructions be performed in a safe manner.

101.  Safety Instruction Manuals.
      --------------------------

         101.1 Possession: Each regular employee (where warranted) shall be provided with a copy of Safety Instructions to keep while in the service of the
                        -------------------
Company. Each employee shall have their Safety Instructions with them when
                                        -------------------
attending safety meetings.

         101.2 Employee Qualifications: Employees shall be trained in and familiar with the safety related work practices, safety procedures and other safety requirements that pertain to their respective job assignments. Compliance to safety related work practices shall be ongoing through supervision, inspections, revised safety instructions, and follow-up training on at least an annual basis. All training and annual inspections shall be documented.

         101.3 Interpretation: If a difference of opinion arises as to the meaning or application of these instructions or the steps necessary to carry them out, the final decision shall rest with the person in direct charge of the work. The person in charge of

                                                                     General - 2

the work has the authority to proceed, change the method of operation or cease work.

         101.4 Emergency Instructions: If a situation arises which is not covered by these instructions or which requires a modification of them, employees are required to act under the advice and direction of their supervisors, who shall at all times make safety the primary consideration. (See above).

         101.5 Contractor Rules: All independent contractors working for the Company shall comply with all Federal, State and Company safety regulations. The Company's authorized representative in charge of contractor's work may order work stopped immediately if the work is not being carried out in accordance with these instructions.

         Any contractor who knowingly or intentionally violated a State, Federal or Company safety standard shall be subject to dismissal. Likewise, any Company representative who knowingly or intentionally allows the contractor to violate these standards shall be subject to suspension or dismissal.

102.  Safety Meetings.
      ---------------

         102.1 Each employee who is assigned to a safety group is required to amend all assigned group safety meetings unless on special duty or excused.

103.  Accident Reports.
      ----------------

         103.1 All work related injuries or illnesses, no matter how minor, must be reported to the supervisor by no later than the end of the worker's tour or shift. Superintendents or supervisors shall, as soon as possible after the occurrence of an accident that causes personal injury, make out the regular Form #3937, provided for this purpose. All pertinent information shall be on the form and it shall be sent immediately to the Risk Management Department at the General Office. (See Policy 1 in Policy/Procedure Section).

         103.2 Minor injuries must be reported on Form #3937 and noted on the back of the Form No Medical Treatment/No Lost Time and sent immediately to the
                 -- ------- ------------ ---- ----
General Office. This Form will not bear any case number as long as no medical attention is required. If at a later date medical treatment is necessary, then the Risk Management Department must be notified and a case number assigned to the original Form #3937. All approved bills shall be forwarded to the Risk Management Department with the appropriate case number on them.

                                                                     General - 3

         103.3 See General Safety Instruction #1154 for procedure in case of vehicle accidents.

         103.4 Major accidents shall be reported in accordance with Policy I.

         103.5 Operational errors shall be reported in accordance with Policy I.

104.  Reports of Dangerous Conditions.
      -------------------------------

         104.1 Whenever an employee notes a condition of the Company's property or operations which might cause injury to persons or damage to property or interference with service, regardless of whether the condition is in their department or another, they shall promptly bring the matter to the attention of the proper authority, guarding the dangerous condition if necessary. Particular attention should be give to fallen wires, open holes and ditches, broken or decayed poles and radio or television antennas strung over dangerously near power lines.

         104.2 An employee receiving a telephone report of dangerous conditions should be sure to ask:

         1.       EXACT LOCATION?
         2.       IS HUMAN LIFE IN DANGER?
                           IF SO ASK PERSON CALLING TO STAY ON PHONE, AND NOTIFY THE PROPER OPERATING PERSONNEL AS OUTLINED IN POLICY II AND THE DIVISION PROCEDURE FOR IMPLEMENTING THIS POLICY.
         3.       NATURE OF TROUBLE?
         4.       NAME OF PERSON CALLING?
         5.       WHERE CALLING FROM?
                           (REQUEST PERSON CALLING TO ADVISE EVERYONE TO STAY CLEAR OF CONDUCTORS AND EQUIPMENT).

         Answers to the above should be recorded on service request and logged together with time of call and any other information of importance. (Refer to Policy II in Policy/Procedure Section)

105.  Protecting the Public.
      ---------------------

         105.1 During construction work, every precaution must be taken to protect people and property. In case of any obstruction in the street or walkways, DANGER SIGNALS, in the form of warning signs or reflective tape by day and warning lights or reflective tape by night, must be displayed. When trucks are parked along streets and highways, the flashing lights on the vehicle must be used. Keep pedestrians and vehicles away from locations where poles, wires, street lamps or other equipment are apt to fall.

                                                                     General - 4

         105.2 In all cases where trenches or holes are left open, they must be properly barricaded and at night must also be provided with a sufficient number of warning lights.

         105.3 Meter readers, testers, inspectors and others working on customers' premises, where artificial light is required, must use electric flashlights, electric lanterns or suitable extension cords. Never use matches or open-flame lights.

         105.4 Pole holes and obstructions along highways and other frequented places shall be protected by suitable guards, or danger signs, appropriately lighted at night and so located as to be visible to traffic.

         105.5 When workers are hoisting or lowering materials above places where there is frequent traffic, rope barriers with danger signs shall be so placed that traffic cannot come within the danger zone.

106.  Protecting Traffic.
      ------------------

         106.1 When stringing wires, they must not be allowed to sag in such a manner as to endanger vehicles or pedestrians below unless traffic is intercepted and protected from danger by an observer or other adequate means.

         106.2 "Utility Work Ahead" signs shall be placed on both sides of the work area along or across all traveled ways. Traffic cones will be used in conjunction with approved signs to control traffic flow and provide a safe working area for employees. The distance of signs away from the work and the placement of cones shall be governed by the nature and speed of normal traffic and contour of the road. When work is completed, all signs and devices shall be removed. (See Policy IV in Policy/Procedure Section).

         106.3 Hand lines, materials, tools or equipment must not be scattered around streets, sidewalks, highways, etc., but must be kept in a neat, orderly manner, where they will not be liable to cause accidents.

         106.4 Uncoiled hand lines shall not be left hanging on a Line Worker's belt after ascending a pole or structure and the employee is in a working position, unless hung on an approved belt hook.

                                                                     General - 5

107.  Chance Taking.
      -------------

         107.1 Scuffling, "horse play", taking chances or urging others to take them have no place in our organization, and will not be tolerated.

108.  Speaking to Workers.
      -------------------

         108.1 Care shall be exercised in speaking to anyone operating machinery, or working on or near live wires, cables, switches or other apparatus of any voltage, unless the person spoken to is aware of your presence. Do not in any way or manner startle such a worker.

109.  Procedure for Dog Bite Victims.
      ------------------------------

         109.1 It is the Company's policy that employees shall not endanger themselves if confronted with a situation where a dog is threatening their safety in the performance of their duties.

         109.2 If an employee is bitten by a dog and the skin is abraded or broken, the employee shall immediately obtain appropriate medical treatment, including a tetanus shot or booster if deemed necessary by the attending physician. The employee's supervisor shall be notified as soon as possible.

         109.3 A supervisor shall immediately attempt to contact the owner and obtain documents that the dog has received its rabies shot. In addition, the supervisor shall contact the local law enforcement agency. If no documentation of rabies shots can be obtained, the supervisor is to request that the dog be quarantined.

110. Asbestos/Lead Handling and Removal.
     ----------------------------------

         110.1 No employees shall handle asbestos material or suspected asbestos material or be in the presence of persons working with this material unless they receive training recognized as adequate by State and Federal law and follows the asbestos removal and disposal procedures. (See Policy XI in the Policy/Procedure Section).

         110.2 Work activities and construction projects that involve products, materials, or waste streams known or suspected to contain lead shall be conducted in compliance with procedures contained in Policy XV.

                                                                     General - 6

111.  Hazard Communication Program
      ----------------------------

         111.1 Employees who work with chemicals must know proper handling and storage procedures, protective clothing and equipment necessary, and labeling requirements. (See Policy VI in the Policy/Procedure Section)

112.  Confined/Enclosed Space Entry
      -----------------------------

         112.1 Employees required to enter into confined or enclosed spaces shall be instructed as to the nature of the hazard involved, the necessary precautions to be taken and in the use of protective and emergency equipment required. (See Policy X in the Policy/Procedure Section)

         112.2 All Company locations shall have available an inventory of confined spaces within and about the location. Any spaces which do not appear on the current inventory, but are suspected of being a confined space, shall be treated as one and reported to the appropriate Company Supervisor.

113.  Exits.
      -----

         113.1 Before working in areas where electrical wiring and apparatus is congested, the employee(s) shall determine a safe means of egress in case of fire.

114.  Hazardous Energy Control - Lockout/Tagout
      -----------------------------------------

         114.1 Tagging devices including their means of attachment shall be substantial enough to prevent inadvertent or accidental removal. The device shall be attachable by hand, self-locking, and non-releasable with a minimum unlocking strength of no less than 50 pounds and shall be weather and corrosive proof. (Refer to Policy XVI in the Policy/Procedure Section - Switching and Tagging Procedure Manual)

115.  Underwater Diving.
      -----------------

         115.1 All underwater diving performed by Company employees must be
                                                                    ----
coordinated with the Company's Diving Coordinator who presently works in the Environmental & Licensing Department.

         115.2 All underwater diving performed by Company employees must be
                                                                    ----
performed in accordance with the Underwater Diving Procedures Manual which is available through the Environmental & Licensing Department.

         115.3 All underwater diving performed for the Company by outside contractors must conform to the OSHA guidelines for

                                                                     General - 7

commercial diving operations found in CFR 1910 Title 29 Subpart T-Commercial Diving Operations.

116.       Handling polycholorinated biphenyl fluids & equipment
           -----------------------------------------------------
           (marked with yellow PCB labels) and PCB-contaminated
           ----------------------------------------------------
           mineral oil or oil filled equipment (between 50 to
           --------------------------------------------------
           500 ppm)
           --------

         The following precautions shall be followed:

         116.1 Personal Protective Equipment (PPE) including chemically-coated
                                                             -----------------
tyvek suit, outer (teflon) gloves, inner (nitrile) gloves, disposable rubber
----------------------------------------------------------------------------
boots, hard hat, and safety glasses or goggles shall be worn while handling PCB
----------------------------------------------
fluids or leaking PCB filled equipment.

         Donning (Putting on) PPE:
                  a.)      Put on inner gloves
                  b.)      Put on safety glasses and hard hat.
                  c.)      Put on tyvek suit.
                  d.)      Put on disposable boots and duct tape leg cuffs
                           over the tops of the boots.
                  e.)      Put on outer gloves and duct tape arms of suit
                           over gloves.

         Doffing (Removing) PPE:
                  a.)      Remove boots and tape first.
                  b.)      Remove outer gloves and tape.
                  c.)      Carefully remove suit by touching the inside of
                           the suit.
                  d.)      Remove safety glasses and hard hat.
                  e.)      Remove inner gloves.

         Disposal of Clothing:

                  a.) Remove protective clothing at the outer boundary of the work site. Do not walk in uncontaminated area wearing PPE.

                  b.) Remove protective clothing in the following sequence:
                           1.       Boots
                           2.       Outer gloves
                           3.       Suit
                           4.       Hard hat and safety glasses
                           5.       Inner Gloves
                  c.) Step out of the work site after you remove each boot.

                  d.) Uncontaminated equipment can be used again for future work. Place all contaminated PPE into

                                                                     General - 8

                           plastic bags and then into a DOT approved 55 gallon drum. Label the drum accordingly.
                  e.) Thoroughly wash your hands, arms, face, etc. after handling untested electrical equipment, fluids, or debris.

         116.2 Chemical safety glasses or goggles, a face shield, and a
               --------------------------------------------------------
protective apron shall be worn whenever a potential of exposure to splashing PCB
----------------
fluids exists.

         116.3 Electrical equipment failures in enclosed areas: Avoid breathing
               -----------------------------------------------
vapor or mist. the odor of PCB fluids and the gasses given off during a transformer or capacitor failure are very unpleasant and irritating. If these odors are detected in an enclosed area, the area shall be thoroughly ventilated before entering. If it is not practical to completely ventilate the area prior to entering, a supplied air respirator with full face piece or an SCBA respirator with full face piece shall be used and other personnel shall stand by as a rescue team in case of an accident. If the odor of PCB's is detected while wearing the respirator, leave the area immediately and proceed to a well ventilated area.

         Transformer and capacitor failures occurring outdoors seldom pose respiratory problems and as a general rule do not require the use of respirators.

         116.4 Removal of PCB's from skin: If liquid PCB's are splashed or
               --------------------------
spilled on an employee, contaminated clothing should be removed as soon as possible and the skin washed thoroughly with soap and water.

         116.5 Removal of PCB's from the eyes: Should liquid or solid PCB's
               ------------------------------
contact the eyes, the eyes shall be flushed immediately with running water for at least 15 minutes. The employee should then be examined by a physician. A petroleum based eye ointment may be applied to relieve the irritating effects of the PCB's.

         116.6 Sanitation practices: Employees exposed to PCB fluids shall wash
               --------------------
their hands and exposed skin area thoroughly before eating, drinking, smoking, or using bathroom facilities. Personnel hygiene is an effective safeguard against the ingestion of or skin exposure to PCBs.

         116.7 In the event of an oil spill the Company's Oil Spill and Cleanup Procedure shall be followed.

                                                                     General - 9

117.      Handling Non-PCB oil and oil-filled equipment (under 50 ppm
          -----------------------------------------------------------
          of PCB's)
          --------

         The following precautions shall be followed at the option of the individual:

         117.1 Personal protective clothing may be worn during the containment or clean up of a Non-PCB oil or oil-filled equipment. It is recommended that safety goggles and gloves (inner and outer) be worn during these operations.

         117.2 Inner Nitrile and outer Teflon gloves shall be worn where possible while handling oil or oil soaked materials.

         117.3 Chemically-coated tyvek suits, rubber boots, and a hard hat shall be worn where the probability exists for clothing to become oil soaked.

         117.4 Safety glasses or goggles, a face shield, and a protective apron shall be worn whenever the eyes or other parts of the body are exposed to splashing oil.

122.  Housekeeping - Fire Prevention.
      ------------------------------

         Good housekeeping is fundamental to continuity of service, essential to successful operation, and therefore is properly classed as an operating problem. Many accidents and fires are reported which could have been prevented by good housekeeping. The responsibility for good housekeeping rests in some measure with every person in the organization. It shall be maintained in yards and enclosures as well as in buildings. (See Policy V in Policy/Procedure Section). Particular attention is called to the following items:

         122.1 Accumulations of combustible materials, such as oil- soaked or paint-covered clothes, rags, or shavings create serious fire hazards and must not be tolerated.

         122.2 A sufficient number of covered metal containers (approved by Underwriters) shall be provided and all used waste, rags and other combustible materials must be deposited in these waste cans instead of in lockers or in corners. These cans must be emptied, and the contents disposed of in such a way that they will nor become a fire hazard.

         122.3 Metal lockers are recommended, and where they are provided employees shall use them at all times. No clothing shall be allowed to hang on walls, behind doors, or in the space back of switchboards. No matches should be left in clothes

                                                                    General - 10

placed in lockers. Unused clothing and rubbish must not be allowed to accumulate in lockers.

         122.4 Packing supplies, such as old boxes, etc., must be properly stored in a safe place, preferably in an isolated building.

         122.5 Weeds or other rank vegetation must not be permitted to grow up in hazardous places, in substations, pole yards, or buildings. Shavings or other combustible materials must not be allowed to accumulate around such places, especially grass growing up between the planks of insulating platforms.

         122.6 The smallest possible quantity of oil, gasoline and other flammable liquids should be kept in buildings other than separate oil houses. In all cases, gasoline and other flammable liquids shall be kept in containers approved by the Underwriters Laboratories. The use of gasoline as a cleaning solvent is prohibited. In determining which solvent to use for cleaning operations, factors such as possible health hazards, personal protective equipment required and permissible exposure limits shall be considered. (See Policy VI in Policy Procedure Section).

         122.7 The premises near fuel oil storage tanks must be kept clean and associated equipment in good repair.

         122.8 Roofs should be kept clean of refuse such as sawdust, shavings or other materials which might constitute fire or tripping hazards.

         122.9 Ice and snow shall be kept cleared from steps and walks and they shall be kept properly sanded to prevent slippery conditions. Icicles shall be kept cleared from sections of the roof that overhang places where people are likely to be passing or standing.

123.  Fire Extinguishers.
      ------------------

         123.1 A proper supply of fire-fighting equipment shall be provided and maintained to conform as closely as possible to the recommendations of the NFPA standards. Fire extinguishers shall be so placed as to be accessible in case of fire and all employees shall be familiar with the location and operation of equipment in the vicinity of their work so that fires may be promptly extinguished in their early stages.

         123.2 All extinguishers shall be marked according to their use.

                                                                    General - 11

         123.3 All employees shall be given thorough instructions in the use of fire extinguishers, protective equipment and also fire fighting and prevention procedures that apply to the employees work assignment. Employees and contractors on site shall receive periodic reviews and updates of Company policy regarding fire protection.

         123.4 In event of a fire on Company property, immediately responsibility for fighting the fire shall be assumed by person in charge or supervisor on site if one is present. If, in the judgement of person in charge or supervisor, professional fire fighters should be called to assist, the fire department shall be made aware of electrical and other hazards peculiar to the area to ensure everyone's safety.

         123.5 Water should be used only as a last resort when fighting fires where an electrical hazard exists. Due to open grating in power plants water is allowed to travel through all elevations. Electric switchgear, cables and motors constitute major hazards.

         123.6 Carbon Dioxide Extinguishers are also used safely on energized
               ----------------------------
electrical equipment. No poisonous gas is given off, but carbon dioxide is heavier than air and will not support life, so one shall not go into a confined space where it has been discharged unless the employee is equipped with a supplied air breathing device or until there has been thorough ventilation. This type of extinguisher is usually inspected by weighing. Hydrostatic testing must be conducted every 5 years.

         123.7 Halon Fire Extinguishers (1211) are similar to carbon dioxide by
               ------------------------
nature of being a "clean agent" and are intended for use on Class A, B or C fires. Strong winds may disperse the agent rapidly. Leave the area immediately if acrid odors are detected, and ventilate thoroughly before entering. Hydrostatic testing must be done every twelve years.

         123.8 Dry Chemical Extinguishers are safely used on both electrical and
               --------------------------
oil fires. The dry chemical used is nontoxic, nonconductive and noncorrosive. It should be remembered that the extinguisher's effectiveness results from a chemical action that generates carbon dioxide so that use in confined quarters can result in a lack of oxygen. This extinguisher is not recommended for deep-seated fires. Hydrostatic testing must be performed every 5 years for stainless steel shells or 12 years for stored pressure, cartridge or cylinder operated extinguishers.

         123.9 Stand Pipes and Fire Hose shall at all times be kept accessible
               -------------------------
and properly connected and ready for immediate service and they shall be tested. Sprinkler systems shall be at all

                                                                    General - 12

times properly maintained per manufacturers' instructions. (See Policy IV in Policy/Procedure Section).

124.  Clothing, Footwear and Metal Articles.
      -------------------------------------

         124.1 At all times where hazards may exist, such as working on or within reaching distance of energized equipment or lines, employees shall wear shirts or garments which extend below the elbow so that no skin is exposed at any time. Clothing such as acetate, nylon, polyester and rayon materials shall not be worn. Employees that perform work within reaching distance of energized parts shall not wear conductive articles such as key or watch chains, rings, wrist bands and necklaces, unless such articles do not increase the hazards associated with contact with energized parts.

         While climbing poles or structures, employees shall wear long sleeved garments with the sleeves rolled down and shall avoid loose or floppy clothing.

         124.2 Footwear that provides adequate foot and ankle protection shall be worn by employees while doing ground work, patrolling, climbing or working aloft or where there are mechanical hazards. Protective footwear or guards shall be worn where crushing hazards exist.

         124.3 Footwear with spark producing surfaces, or with metal cleats, nails or inserts attached to the sole or heel are not to be worn in or around flammable areas.

         124.4 Smooth or slippery soled footwear is not to be worn.

         124.5 When working on ice or packed snow surfaces, "creepers" are recommended to be work over regular footwear.

         Sneakers, canvas shoes or light weight shoes will not be permitted for construction, production, maintenance or warehouse operations.

125.  Hearing Protection.
      ------------------

         125.1 Approved hearing protection shall be worn when 8 hour time-weighted average noise levels exceed 90 DBA. Exception: Hearing protection will be required for any employee who is exposed to an 8 hour time-weighted average of 85 Db or greater, and who has not yet had a baseline audiogram or has experienced a standard threshold shift.

                                                                    General - 13

         125.2 Employees shall be warned of the hazard by clearly worded signs located at entrances to or perimeter to high noise areas exceeding 90 Db.

         125.3 Hearing protection is recommended to be worn by any employee exposed to noise which seems excessive to them. Noise levels in most open areas of operating power plants warrant consideration for the use of hearing protection.

         125.4 Approved lapel speakers can be used in conjunction with a Company two-way portable radio by employees during the performance of their duties when the noise level in or around the work area makes it difficult to hear the transmission from a portable two-way radio. Portable radios and lapel speakers shall not be taken in areas where energized hazards exist.

126.  Head Protection.
      ---------------

         126.1 Approved protective headgear shall be worn by all employees during the performance of their duties in the construction or maintenance of lines, substations, generating stations, dams, penstock, etc. and other places where they are exposed to the hazards of energized of de-energized circuits or falling objects.

         126.2 Employees of other departments shall be required to wear approved protective headgear when in the performance of their duties they are exposed to the similar hazards as those listed for the Line, Stations and Hydro Maintenance Departments.

         126.3 Care shall be taken to inspect hard hats on a periodic basis to ensure that they are in good condition, free of foreign objects, unauthorized stickers or conductive materials, so as not to reduce the dielectric integrity.

127.  Eve Protection.
      --------------

         127.1 Approved goggles or face shields shall be used when chipping, chiseling, grinding or doing any other kind of work in which the eyes are exposed to danger from flying objects or particles, splashing liquids or harmful intensities of light such as welding or furnace flames, arcs, etc. Cracked or broken lenses shall be replaced as soon as noticed. (See Policy VII in Policy/Procedure Section)

128.  Respiratory Protection.
      ----------------------

         128.1 Respiratory protection shall be provided and used in accordance with the Company's Respiratory Protection Policy (See Policy VII in Policy/Procedure Section) when work requires

                                                                    General - 14

exposure to harmful concentrations of dust, fog, fumes, mists, gases, sprays, vapors, etc.

         128.2 Employees required to wear respirators shall be trained in the proper fitting of respirators. Respirators shall not be worn when conditions prevent a good face seal. Such conditions may be beards, sideburns, a skull cap that projects under the face piece, or temple pieces on glasses, etc. Safe and effective use of respiratory protective devices requires employees be free of hairs falling within the sealing surfaces of such equipment.

         128.3 When entering an area which contains, or may contain, poisonous or noxious gases or fumes, a respirator approved for the hazard involved must be worn. In addition, a safety line must be worn when necessary to facilitate rescue in case of failure of the mask to protect the wearer.

129.  Hand Protection.
      ---------------

         129.1 Suitable gloves shall be worn at all times by those handling sharp and rough materials, cables, ropes, etc.

         129.2 Special approved hand protection shall be worn while handling chemicals, hot metals, etc.

         129.3 Approved gloves shall be worn for burner cleaning, burner removal and burner insertion.

         129.4 Approved gloves shall be worn by all employees that open, close or adjust valves that are subject to extreme temperatures.

         129.5 Approved gloves shall be worn by all employees engaged in cleaning the oil strainers, cleaning oil spills or otherwise working in fuel oil.

130.  Rubber Protective Equipment and Devices.
      ---------------------------------------

         130.1 Protective equipment and devices, provided to make the work less hazardous, shall always be used but entire reliance must not be placed on them as any protective equipment or device may become defective. Such equipment or devices shall be examined before use to make sure they are suitable and in good condition.

         130.2 Workers working on energized conductors shall cover all conductors, exposed ground wires, guys and grounded equipment, with which contact may be made while at work, with

                                                                    General - 15

rubber line hose, insulator hoods, line guards, line-du_ blankets or other approved protective devices.

         130.3 On nominal voltage of 600 volts or below, when working on* or near uninsulated electrical circuits, circuit panels, buses or other electrical equipment or whenever the possibility of contacts by the employee or the tools used by the employee exists, the employee shall either cover the exposed parts with barriers or protective equipment, use insulated tools or de- energize the exposed equipment.

*"Working on" applies to the handling, connecting or disconnecting of energized parts without the use of special tools or equipment.

131.  Rubber Gloves.
      -------------

         131.1 Rubber gloves shall be air-inflated and visually inspected in the morning and at the start of the afternoon and any other time deemed necessary.

         131.2 When work is required on or near any exposed energized circuit, the highest electrical potential between phase and ground and phase to phase shall be determined before work begins.

132.  Rubber Sleeves.
      --------------

         132.1 Rubber sleeves shall be worn by all line workers when work is to be performed by the rubber glove method on energized circuits from 400 volts to 15,000 volts (15KV class) between phases involving splicing, dead ending, connecting or disconnecting taps or jumpers and installing or removing performed tap and armor rods.

         132.2 Further use of rubber sleeves, where warranted, on work and locations not covered by the above instructions shall be the duty of the line worker and the responsibility of the supervisor.

         132.3 Rubber sleeves shall be worn by all other employees whose duties expose them to similar hazards mentioned in Instructions 145.1 and 145.2.

         132.4 Rubber sleeves shall not be considered as a substitute for other protective equipment and MUST NOT be relied on for exposure to energized conductors but shall only be considered a secondary protection against accidental contacts.

                                                                    General - 16

133.  Safety Belts and Harnesses.
      --------------------------

         133.1 No employee shall work on poles or other elevated structures unless fully qualified. Employees shall be secured in position by an approved safety belt except where the use of same constitutes a special hazard.

         133.2 Before an employee's weight is trusted to the belt, the employee shall make sure that the snaps are properly caught in the "D" rings and that the employee is secure in the belt. Care must be taken to prevent the snaps coming in contact with anything that may open the snap and thus release the safety belt. The tongue of the snap on the safety belt must face away from the body.

         133.3 Safety straps must not be placed around the pole above the top crossarm. Safety straps must not be attached to insulator pins, crossarm braces or around crossarm beyond the outside pin.

         133.4 Neither end of the belt shall be allowed to hang loose either in ascending or descending a pole or structure. Both ends of the safety belt must be fastened to the "D" ring.

         133.5 The use of an approved, small material bag attached to the belt is recommended.

         133.6 Safety Belts, Lanyards or Drop Stop Devices will be used in the absence of safety rails when sluicing or manual rack raking. They will be worn when working in a spillway personnel bucket and attached to a separate support than that of the bucket. Also, they will be utilized on all other jobs where suitable lanyard support facilities have been installed.

134. Warning Signs and/or Barrier Tape.
     ---------------------------------

         134.1 Should an employee notice a dangerous work location where there is [no] warning sign, the employee shall report the condition at once in order that signs may be placed. Danger signs shall be used where necessary but should not be used promiscuously nor left in place when the danger no longer exists.

         134.2 Employees should cultivate the habit of being cautions. Warning signs shall be heeded and persons warned when seen in dangerous situations. Care shall be used to avoid startling them, however.

         134.3 Employees not required to approach or be near dangerous places must keep away from them. The public should be

                                                                    General - 17

warned to keep away from positions of danger near where work is going on.

135.  Disconnecting Switches.
      ----------------------

         135.1 Disconnecting switches in substations must be operated with an insulated switch stick. These disconnecting switches must never be opened under load, unless provided with load break capabilities. Switch sticks provided for this purpose must be kept in a dry place and properly cared for.

140.  Inspection and Maintenance of Equipment and Working Place.
      ---------------------------------------------------------

         140.1 It should be understood that the supervisor has authority, after proper inspection, to prohibit the use of any tools, protective devices and other equipment, regardless of ownership, which are considered unsafe. This includes clothing of flammable material such as acetate, nylon, polyester and rayon.

         140.2 All broken or defective tools must be removed from service immediately and reported promptly so that they may be repaired or replaced.

         140.3 All ropes, cables, chains, hoists, blocks, slings and related rigging equipment shall be inspected each day before use and again before returned to storage. All equipment found to be unsafe will be removed from service immediately for repair or replacement.

         140.4 All slings shall be stored such that damage and/or kinking is prevented. Where practicable slings should be hung from suitable pegs.

         140.5 Crane, hoist or boom equipment operators shall accept signals only from a previously designated signal person. No response shall be made to unclear signals. All crew members engaged in rigging shall be trained in the use of proper hand signals.

         140.6 The worker in charge of a project shall thoroughly explain the details of the job and possible hazards to all crew members before work begins. The employee in charge shall conduct at least one job briefing with employees involved before they start each job. The briefing shall cover al least the following subjects: hazards associated with the job, work procedures involved, special precautions, energy source controls, and personal protective equipment requirements. An employee working above need not conduct a job briefing. However, the employer

                                                                    General - 18

shall ensure that the tasks to be performed are planned as if a briefing were required.

         140.7 When handling heavy objects, sufficient help shall be obtained and care shall be exercised to assume a proper lifting position to avoid strains and sprains.

         140.8 Before climbing poles, ladders, scaffolds, or other elevated structures, employees shall determine, to the extent practical, that the structures are capable of sustaining the additional or unbalanced stresses to which they will be subjected.

         140.9 Employees shall watch out for projecting points of nails and remove any found, if possible or turn the points down. Debris and tools shall be cleared up before considering a job finished.

         140.10 Electric extension lights shall be so constructed and maintained that the user will not be exposed to contact with current carrying parts. Lamp guards, insulated from current carrying parts, shall always be used. These points are of special importance when using lights in boilers, water wheels on or near other grounded objects. In the case of portable or vehicle mounted generators, the non current carrying metal parts shall be bonded to the generator frame or bonded to the vehicle frame.

         140.11 All portable powered hand tools shall be equipped with three-wire cord having the ground wire permanently connected to the tool frame and means for grounding the other end; or be of the double insulated type and permanently labeled as "Double Insulated."

         140.12 The use of matches or open flame lights for illumination is forbidden. Only approved flashlights or extension lights shall be used.

         140.13 Spilled oil or other material, which might cause falls, must be promptly cleaned up and sand or other absorptive material applied if needed.

141.  Approaching Unfamiliar Apparatus.
      --------------------------------

         141.1 When an employee, regardless of the department, enters a manned or remote controlled power station or yard to perform work the employee shall immediately make presence known to the person in charge of the facility.

                                                                    General - 19

         If the location is not manned, an employee shall notify the supervisor responsible for the facility when work is to be performed.

         141.2 Employees, whose duties bring them in the neighborhood of apparatus or equipment with the dangers of which they are not familiar, shall proceed with their work only when accompanied by a properly qualified and authorized person whose instructions shall be strictly obeyed.

142.  Care and Foresight.
      ------------------

         142.1 Before commencing work of any kind, care shall be taken to see whether any hazard exists. If more than one employee is engaged on the same job, all must understand the procedure to be followed. Hasty action shall be avoided especially when on hazardous work. Employees shall be careful always to place THEMSELVES in a safe and secure position, and shall not rely for protection solely on the care exercised by OTHERS.

143.  Insufficient Safeguards.
      -----------------------

         143.1 In any case where an employee is called upon to do work which the employee considers dangerous and not protected with sufficient safeguards, or if in doubt as to the proper performance of the work, it shall be the employee's duty to bring the matter to the attention of their supervisor before proceeding with the work.

144.  Working Position.
      ----------------

         144.1 Employees shall avoid working on equipment or lines in any position from which a shock or slip will tend to bring the body toward exposed parts at a potential different than the employee's body. Work shall, therefore, generally be done from below, rather than from above energized lines.

         144.2 When working in elevated places or wherever a falling hazard is present, the proper protective devices, such as hard hats, safely belts and lines, platforms, guard rails, etc., shall be provided and used as required by conditions.

145.  Care Near Rotating Machinery.
      ----------------------------

         145.1 Extreme caution shall be used while working on or near rotating machinery. Loose or torn clothing or unrestrained long hair is not permitted. Pocket rags, watches, key chains or other personal jewelry which may be snagged by rotating parts shall be removed.

                                                                    General - 20

         145.2 Exposed shafts and couplings, where danger to any person exists, shall be covered by properly installed and maintained guards.

         145.3 No person shall unnecessarily touch any machine in operation or allow tools or other objects of any kind to touch the apparatus or connection.

146.  Working Near or Over Water.
      --------------------------

         146.1 Employees working over or near water, where the danger of drowning exists, shall wear a U.S. Coast Guard approved life jacket or buoyant work vest and the jacket or vest shall be zipped or securely fastened while in use.

         146.2 Prior to and after each use, the buoyant work vests or life preservers shall be inspected for defects which would alter their strength or buoyancy. Defective units shall not be used.

         146.3 Approved life preservers will be worn when cutting ice, when in a boat or scow, when raking racks, or when working on flash boards. Also, life preservers will be worn at any other time where the danger of drowning exists. Employees who are securely belted in are not required to wear life preservers.

         146.4 The worker tending a lifeline will make a minimum of two turns with the line, around a safety rail or another suitable support. The worker will pay strict attention to the moves made by the worker below and will maintain a position directly over the person being supported (or as close to this as possible). The worker will continually be adjusting the length of the line with each movement of the person below, to assure that a minimum amount of slack exists at all times. Automatic Drop Stops shall be used for lifelines where overhead attachment is available.

         146.5 Ring buoys with at least 90 feet of line shall be provided and readily available for emergency rescue operations. Distance between ring buoys shall not exceed 200 feet.

147.      Inspection of Climbing Equipment.
          --------------------------------

         147.1 Body belts, harnesses, safety straps, climbers and other equipment, including any tools owned by the employees and used on Company work, must be inspected by the employee before and after each use. The use of defective tools and equipment is prohibited.

         147.2 Climber gaffs must be at least one and one-eighth inches long (inner surface), and kept sharp. The climbers must fit properly and the straps and pads must be in good condition.

                                                                    General - 21

         147.3 Climbers must not be worn on work for which they are not required nor while workers are traveling to and from work. They shall not be worn while upon the roofs of buildings, when erecting or removing poles or for climbing shade trees.

148.     High Potential Test Equipment.
         -----------------------------

         148.1 D.C. High Pot test equipment, such as the Kenetron, Hipotronics equipment, impulse test sets, powered meggers, secondary fault locating equipment and other high voltage D.C. test equipment, shall be protected by barricades or other suitable means while in operation to provide adequate protection for workers or other persons in the immediate area. Any other areas where there is electrical exposure as a result of the testing shall also be protected by suitable means. This would include cable ends, busses, equipment terminals, and other exposed energized equipment. Rubber gloves shall be worn while connecting or disconnecting equipment.

         148.2 When high pot test equipment is used from the test vehicle for field testing the chassis shall be grounded to eliminate the possibility of potential differences.

149.      Handling Tools and Materials.
          ----------------------------

         149.1 Employee's belt tools shall be kept at minimum and so secured that they will not fall out of the belt.

         149.2 Tools and materials shall not be thrown up to workers on elevated structures or poles, and shall not be thrown to the ground by the workers. They shall be raised or lowered by means of hand lines or in material bags. This includes all rubber protective equipment. Tools or materials shall not be laid on crossarms but shall be kept in the material bags or tied to hand lines.

         149.3 When tools or materials are being raised or lowered, workers shall stand clear at all times and they shall avoid coming directly under any load until it is properly placed and secured.

         149.4 Broken insulators or other sharp-edged materials shall not be left in vacant lots, along the right of way or in any location where the hazard of cut feet could be caused for persons or animals.

150.     Precautions in Heating Solder, Compound, etc.
         --------------------------------------------

         150.1 Scraps and particles of cold solder shall never be placed in hot solder pots until the chill and dampness has been

                                                                    General - 22

removed from them; soldering irons and ladies shall not be placed in a pot of hot solder until they are warm and dry. Every precaution shall be taken to deep solder and compound dry.

         150.2 Inflammable material that requires heating shall be heated only in the special containers provided by the Company for this purpose.

         150.3 Every possible means shall be used to protect the public from contact with hot solder, compound, etc., either heating in containers or spattering during application.

151.      Transformers.
          ------------

         151.1 To disconnect the transformer from the primaries, the following
                                                      ---------
sequence of moves is absolutely essential to the safety of the worker.

         Wear rubber gloves and use a hot line stick.

         To disconnect:    First, remove the phase wire.
                           -----
                           Second, remove the neutral.
                           ------

         To connect:       First, connect the neutral.
                           -----
                           Second, connect the phase wire.
                           ------

         The neutral is your protection. Leave it on as long as you can when disconnecting and put it on the first thing when connecting.

156.      Live Line Tools and Equipment.
          -----------------------------

         156.1 All live line tools must be wiped clean and inspected for defects before use each day. Each live line tool shall be inspected annually and tested using the Hot Stick Tester. The tests shall be documented. Blocks, ropes, and other equipment must be kept in good condition and thoroughly inspected for any defects before using. Defective tools shall be tagged and removed from service.

157.      Battery Room.
          ------------

         157.1 Smoking in any battery room is STRICTLY PROHIBITED.

         157.2 No person shall cause or use open flames, braze, burn, or weld in such a room or area except when given specific permission to do so by the supervisor in charge. The room or area shall be thoroughly ventilated prior to and during work.

                                                                    General - 23

         157.3 Rubber apron or equivalent, rubber gloves, safety glasses and face shield shall be worn when taking battery readings and performing related maintenance, such as adding water, etc.

         157.4 Rubber apron or equivalent, rubber boots, rubber gloves, chemical goggles and face shield shall be worn during battery change-out operations.

158.      Use of Furnaces and Torches.
          ---------------------------

         158.1 Furnaces and blow torches must be kept clean and in proper working condition and proper fuel used for which furnace is designed.

         158.2 Reservoirs of furnaces and blow torches must not be opened while the devices are in operation.

         158.3 Compound kettle and solder pot must be removed or properly held while furnace is being pumped.

         158.4 Compound kettles shall never rest on top of solder pots while heating. If the furnace is not equipped with a hood on which to place the compound kettle, the solder pot shall be removed to provide a place to heat the kettle.

         158.5 Lighted furnaces or blow torches shall not be left unattended.

         158.6 Blow torches or furnaces shall not be used in the premises of a garage or other location where flammable vapors may be present. A soldering iron or solder pot and ladle should be used in such places.

         158.7 Never attempt to light a blow torch where there is a danger of igniting rubbish or other material.

         158.8 The flame of a blow torch will conduct electricity and therefore shall not be brought too close to energized conductors of high voltage.

         158.9 Before storing furnace or torch, release the pressure and leave it released.

159.      Industrial Bottled Gas.
          ----------------------

         Cylinders shall always be considered as being full and handled with care. Accidents have resulted when containers under partial pressure were thought to be empty.

                                                                    General - 24

         159.1 Handling, transportation and storage.

         All employees involved in handling and/or using industrial bottled gas shall be instructed in its proper handling, moving, storage, installation and use.

         159.2 All gas cylinders shall be secured while in storage, in transport and while in use. Valve protective cap shall always be in place except while using gas. Gas cylinders shall be stored and used in a vertical position.

         159.3 Use every precaution to prevent tipping or dropping gas cylinders. If top is broken off, a cylinder could become a dangerous projectile. Where it is not practical to use a hand truck or other vehicle, compressed gas cylinders containing nitrogen, breathing air and other non-flammable gasses may be dragged or rolled across snow, ice, grass, dirt, gravel or crushed rocks for short distances as long as the valve protective cap is in place and the cylinders are not permitted to strike other surfaces violently.

         159.4 Employees shall not accept delivery of, or use any gas bottle or cylinder that is damaged or not properly identified.

         159.5 Storage rooms for flammable gases shall be fire resistant, dry, and well ventilated to prevent the accumulation of explosive concentrations of gas. No source of ignition or open flame shall be permitted. Smoking shall be
     ------------------------------------------------------  ----------------
prohibited.
----------

         159.6 Empty cylinders shall be stored in an area designated for only empty cylinders or shall otherwise be identified as empty. Close the valves and replace the valve protection cap, if the cylinder is designed to accept a cap.

         159.7 Acetylene cylinders shall always be used in a vertical position and never regulated above 15 PSI (line gage) into hoses or pipelines.

         159.8 Oxygen shall be used only with equipment that has been cleaned for oxygen service. Never use oil, grease or solvents on oxygen equipment or handle same with oily hands or gloves.

         159.9 Fuel gas cylinders in which leaks occur shall be taken out of use immediately and handled as follows:

         Close the valve and take the cylinder outdoors well away from any source of ignition. Properly tag the cylinder and notify supervision. A regulator attached to the valve may be used temporarily to stop a leak through the valve seat.

                                                                    General - 25

         If the leak occurs at the fuse plug or other safety device, take the cylinder outdoors well away from any source of ignition, open the valve slightly, and permit the gas to escape slowly. Tag the cylinder plainly. Post warnings against approaching with lighted cigarettes or other sources of ignition. Promptly notify supervision, who will in turn make arrangements for returning the cylinder to the supplier.

160.      Compressed Air, Use of.
          ----------------------

         160.1 Compressed air used for cleaning purposes shall not exceed 30 PSI when the nozzle end is obstructed or dead ended where blowback can occur, and then only with effective chip guarding and personal protective equipment.

         160.2 Employees using compressed air for cleaning purposes shall use proper eye, hand and, when necessary respirator protection.

161.      Machine Shop.
          ------------

         161.1 Machine Shop Area shall be kept free from waste and excess material, which could create safety hazards. All unnecessary personnel are to stay clear of the work area.

         161.2 Safety equipment such as goggles, face shields and gloves shall be utilized for personnel protection in the machine shop. Any person (including visitors) having occasion to enter the machine shop shall be required to wear eye protection.

         161.3 All electric tools shall be equipped with three wire cord having a ground wire permanently connected to the tool frame and means from grounding the other end; or be of the double insulated type permanently labeled as "Double Insulated".

         161.4 All portable tools not already equipped with a switch that returns to the off position when the switch is released must be equipped with a manufactured positive "on-off" control and/or momentary contact "on-off" switch. Under no circumstances shall a portable power tool be altered or modified without expressed written approval of the manufacturer, nor shall protective guards or other safety devices be removed or bypassed.

         161.5 Where practicable all machine shop bench work is to be securely fastened to prevent inadvertent movement while being worked on. Adequate lighting shall be supplied to illuminate the work.

         161.6 Hot material is to be clearly identified so that it will not accidentally be picked up while cooling off in the shop.

                                                                    General - 26

162.      Welding and Burning.
          -------------------

         162.1 All combustible materials shall be removed from the welding or burning area. Adequately cover any combustible material that cannot be removed.

         162.2 When working overhead, adequate protection must be provided for other workers, and machinery below to prevent hot slag and material from falling on them.

         162.3 The welder must take care not to expose other employees to welding flashes. Welding screens shall be utilized if other employees are working in the area and are exposed to welding flashes unless special precautions are taken.

         162.4 The welder and any observers must be protected from the effects of arc welding rays and from hot slag. Protection shall include goggles with appropriate lenses, high cut leather boots, helmet, leather apron, and gauntlet leather gloves. Polyester or synthetic materials shall not be worn because they could melt or burn.

         162.5 To reduce the danger of electrical shock, arc welding electrodes shall be removed from the electrode holder when not in use. Care shall be taken to keep walking surfaces clear of electrodes, electrode stubs, or other material that could cause a slip, trip, and/or fall accident.

         162.6 When welding or burning is confined to poorly ventilated places, forced ventilation must be provided to ensure a breathable atmosphere and to eliminate the buildup of dangerous fumes and gas concentrations. (See Policy X in Policy/Procedure Section).

         162.7 Never lubricate oxygen or acetylene equipment or fittings used in gas welding. Care shall be taken so that they do not become contaminated with oil or grease. Hoses and equipment must be examined for cracks, leaks, and loose connection before use.

         162.8 Employees shall inspect the general area where welding or burning is to take place prior to the start of the job to ensure that there are no hazardous materials present. Fire fighting equipment shall be in a stand-by condition at the site of the welding or burning job. A final check for fire shall be made 1/2 hour after the completion of a job.

                                                                    General - 27

163.      Elevators.
          ---------

         163.1 Maximum capacity ratings of elevator must not be exceeded. When transporting heavy objects with elevator, establish weight of the object to be moved.

         163.2 Boards, piping, ladders, etc. shall not protrude through elevator escape hatch. These objects may snag control cables, catch the side of the elevator shaft or cause injury.

         163.3 Only qualified repairers may perform maintenance or emergency repair work on elevators and associated equipment. Prior to conducting repairs, station tagging procedure is to be followed. When work is to be performed on cab of elevator or in pit, a helper shall be appointed to stand by and tend repairers.

         163.4 If anyone is trapped in elevator between floors or if doors will not open, no attempt should be made to get out of elevator alone. Help can be summoned with the use of elevator alarming devices or installed telephone.

         163.5 Elevator doorways and doorway tracks are to be kept clean at all times.

164.      Metal Tapes, Rules and Hand Lines.
          ---------------------------------

         164.1 Employees shall not use metal tapes or measuring tapes having metal strands woven into them, metal-bound rules, wire- bound hose, hand lines or rope with wire strands when working on or near energized equipment or lines.

165.      Ladders.
          -------

         165.1 Only approved wood or fiberglass ladders will be used around electrical equipment. Defective ladders shall be so tagged and removed from service.

         165.2 Ladders must be equipped with approved safety feet, but; regardless of this, when used on cement, tile or iron floors or other smooth or slippery surfaces, they shall be held by another employee or firmly lashed. (This does not necessarily apply to stepladders.) Where practicable, the top of the ladder shall be lashed to prevent side slip.

         165.3 Care shall be taken that stepladders are fully opened out with braces in place before stepping on them. Tools and other materials shall not be left on the steps of ladders as they might fall on any one moving the ladder.

                                                                    General - 28

         165.4 Employees should not carry anything on a ladder which will interfere with sufficient use of the hands for holding on to the ladder and they should grasp the sides rather than the rungs of the ladder. Employees shall not slide down ladders and shall always face the ladder when ascending or descending.

         165.5 The foot of a ladder should not be placed less than one-quarter of its length nor more than one-third of its length from the wall or vertical surface against which the top is leaned unless lashed or otherwise secured. When on ladders employees shall avoid leaning or reaching too far to the side.

         165.6 Ladders painted with nontransparent paint or reinforced longitudinally with metal shall not be used. They should be coated with oil, shellac or insulating varnish which does not conceal defects which may develop.

166.  Hand Tools.
      ----------

         166.1 All hydraulic tools which are used on or near energized lines or equipment shall be equipped with nonconducting hoses having adequate strength for the normal operating pressures.

         166.2 All pneumatic tools which are used on or near energized lines or equipment shall be equipped with hoses having adequate strength for the normal operating pressures, and have an accumulator on the compressor to collect moisture.

         166.3 All hydraulic tools shall have all pressures within the hoses released before connections are broken.

167.  Chains Saws.
      -----------

         167.1 Extreme caution must be used when operating any type of chain saw. Before operating a gasoline powered chain saw, the operator shall assure that all handles and guards are in place and tight, that all controls function properly, and that the muffler is operative.

         167.2 Employees operating chain saws must wear approved eye protection.

         167.3 When operating a gasoline powered chain saw on the ground, leg protection is required. The gasoline powered saw shall be started on the ground or where otherwise firmly supported and when all other employees are clear of the saw.

         167.4 When operating gasoline powered chain saws for more than a few minutes at a time, hearing protection is required.

                                                                    General - 29

         167.5 Gasoline powered chain saws must be equipped with a chain brake and the brake must be operating properly.

         167.6 When working out of aerial lift units, hydraulic chains saws will be used under normal everyday type situations.

         In unusual situations and with local supervisory approval, it is permissible to use an approved gasoline powered saw out of an aerial lift unit.

168. Snowmobile and All Terrain Vehicle (ATV) Use.
     --------------------------------------------

         168.1 All State of Maine laws and regulations pertaining to the operation of snowmobiles and ATVs must be observed when employees are operating this equipment on Company business.

         168.2 Extreme care must be exercised while operating snowmobiles and ATVs. Special attention is called to cables, rocks, stumps, logs, etc.

         168.3 Operators must have their machines under control at all times. Speeding and reckless driving will not be tolerated.

         168.4 While operating or riding snowmobiles and ATVs, employees must wear a snowmobile/ATV helmet and eye or face protection.

         168.5 Only 4 wheel all terrain and tracked modified vehicles will be allowed to be used for Company operations.

169.  Communication Facilities
      ------------------------

         169.1 To protect eyes from being injured by lasers and/or microwave radiation, employees shall not look into an open waveguide or antennas or fiber optic cable. (See Policy III in Policy & Procedure Section)

170.  Staging and Suspended Scaffolding
      ---------------------------------

         170.1 All employees who install, dismantle or use staging and manually or power operated scaffolding shall be properly instructed and fully qualified in the use of this equipment.

         170.2 Before installing any scaffold, it must be assured that roof or supporting structure is capable of safely supporting combined load of workers, material and the scaffold itself.

         170.3 Employee in charge of work involving the use of staging or scaffolding shall first determine that equipment is capable of safely supporting such loads as may be imposed upon

                                                                    General - 30

it, and then regularly inspect erected staging and scaffolding while work is in progress to assure equipment is maintained, kept clean of hazardous material and used in a safe and proper manner.

         170.4 Employees shall assure that platforms, midrails, toprails and toeboards are properly installed and secured on staging over ten (10) feet in height. Planks, when used shall extend over their end supports not less than 6" or more than 18". All work platforms must be fully decked when over ten (10') feet in height.

         170.5 A scaffold shall be secured to the building or structure at intervals not to exceed 30 feet horizontally and 25 feet vertically. All hanging platforms shall be properly tied and secured to prevent swaying.

         170.6 Never install scaffolds or staging in the vicinity of exposed electrical circuits until it is assured that such exposed circuits cannot affect any part of the scaffold or staging assembly unless properly covered or barricaded.

         170.7 Approved safety belts and life ropes are recommended while constructing or erecting staging, or working from scaffolding.

                                                                    General - 31

                                    PART 2

                       GENERAL RULES FOR ALL SUPERVISORS

         Definition: Supervisor, as here used, shall mean the person directly in charge of the employees, regardless of customary title.

         It shall be the duty of department heads or supervisors to have all trucks and plants equipped with sufficient first aid material, protective devices and other necessary safety equipment.

         It shall be the duty of the supervisor in charge to provide the number of workers sufficient to do any particular job safely.

175.  Supervisory Responsibility.
      --------------------------

         175.1 If more than one person is engaged in work at any one location, one of them shall be designated as locally in charge of the work. When, for any reason, two or more crews are combined in work at any one location, one person shall be designated by the proper authority to act as supervisor of the combined crew.

         175.2 The responsibility for an accident will be placed on the supervisor unless investigation shows it to be due to conditions or circumstances beyond the Supervisor's control. The Supervisor is required to STUDY, OBSERVE and ENFORCE all department rules and instructions as well as general rules.

176. Selection, Observation and Instruction of Workers.
     -------------------------------------------------

         176.1 The supervisor shall ensure that the employees are qualified physically, mentally and by training to perform safely the work assigned to them.

         176.2 The supervisor shall ensure that employees are trained in and familiar with the safety related work practices, safety procedures, and other safety requirements in this manual that pertain to their respective job assignments. Employees shall also be trained in and familiar with any other safety practices, including applicable emergency procedures (such as pole top and manhole rescue, etc.) that are related to their work and are necessary for their safety. All training shall be documented.

         176.3 The supervisor shall ensure that employees working on or with energized lines and equipment at 50 volts or more are trained in CPR/first aid with the first 3 months of hire to

                                                                    General - 32

ensure 4 minute response and maintain certification. The supervisor shall instruct all employees to report accidents and obtain first aid treatment for injuries immediately. (See Policy XII in Policy/Procedure Section)

         176.4 The supervisor shall, on an annual basis, inspect and document the knowledge of safety rules and practices of their employees.

179.  Protection of the Public.
      ------------------------

         179.1 The supervisor shall take all possible measures to protect the public from danger in connection with the work. Danger signs and barriers shall be so placed that they will effectively warn persons away from dangerous places. Supervisors shall use all proper means to prevent unauthorized persons from approaching dangerously close to work being done.

180. Procedure in Case of Accident.
     -----------------------------

         180.1 The supervisor shall render prompt medical attention and call an ambulance, if necessary, at any accident situation.

         180.2 The supervisor shall promptly report all injuries involving employees, members of the public, or property damage, in accordance with Policy I.

         180.3 The supervisor shall obtain the names and addresses of all witnesses of the accident for the accident report.

         180.4 In case of minor injuries that do not require the attention of a physician, Form 3937 First Report of Injury must be filled out and sent to the Risk Management Department. (See

Policy I in the Policy/Procedure Section)

181.  Retaining Evidence.
      ------------------

         181.1 Any significant article or portion of Company equipment, apparatus or property that is involved in a serious accident should be carefully preserved, marked for identification and kept until an investigation has been made. The supervisor shall call these articles to the attention of other employees to aid in future identification if needed.

182.  Fire Extinguishing Equipment.
      ----------------------------

         182.1 Each supervisor shall see that fire extinguishing equipment is kept properly maintained and accessible for instant use and shall instruct the workers in its use.

                                                                    General - 33

183.  Good Housekeeping.
      -----------------

         183.1 The supervisor shall ensure that good housekeeping conditions are maintained in and around the work area.

184.  Special Hazards.
      ---------------

         184.1 The supervisor shall ensure that employee training is conducted and documented if new technology, new types of equipment, or changes in procedures necessitating the use of safety related work practices are different from those which employees normally use.

185.  Inspections.
      -----------

         185.1 The Supervisor shall see to it that all tools and devices used are proper and safe for the purposes. The Supervisor is authorized and required to inspect regularly all tools, protective devices, equipment and apparatus owned by the Company or by employees and may forbid the use of any found defective until properly repaired. This includes unsafe clothing.

         185.2 The supervisor will ensure that all hot line tools are removed from service annually, inspected and tested using the Hot Stick Tester.

                                                                    General - 34

                                    PART 3

             INSTRUCTIONS FOR OPERATION OF AERIAL BASKET EQUIPMENT

1128.  General.
       -------

         1128.1 All existing Company rules governing the requirements of use of protective equipment while working on poles and structures shall also apply to work for aerial baskets. Neither truck, boom, nor aerial basket shall be depended upon for insulation.

         1128.2 Inspection of the boom, basket and liner, and a warmup period and test before use of all controls is required. The operator shall suspend operations if at any time the controls do not respond properly and notify his supervisor. If possible, the basket should be returned to a secure travel position. Do not move truck if basket cannot be returned to travel position.

         1128.3 An approved body belt and shock absorbing lanyard (maximum 6') and attachment shall be required for any work from an aerial basket.

         1128.4 Only those persons who are thoroughly familiar with aerial basket units and their operation shall be allowed to operate such equipment.

         1128.5 All personnel shall stay clear of pressurized oil or air which is or may be escaping from a ruptured line or fitting. No attempt shall be made by an employee to stop or slow such a leak by using his hands, feet, or other parts of his body. The pump, compressor or engine shall be stopped as soon as a leak is detected or suspected.

         1128.6 Employees shall shut off the tool circuit power supply when tools are not in use.

         1128.7 The established load limits of the boom or baskets shall be strictly observed.

         1128.8 The insulated portion of aerial equipment shall not be altered in any manner which might affect its insulating value.

         1128.9 Climbers shall not be worn while performing work from aerial equipment.

                                                                    General - 35

1129.  Travel Procedure.
       ----------------

         1129.1 Drivers of aerial basket trucks shall be constantly alert to the extension of equipment overhead, to the front and to the rear of the truck shall maintain necessary clearance. Moving the truck into the opposing traffic stream is hazardous and shall be avoided wherever possible by the planning of the order of the work.

         1129.2 Riding in the basket in right-of-ways, or over rough terrain, or while truck is traveling between work locations shall not be permitted. Persons may ride in the basket for short moves at the work location if the basket is returned to the [cradled] position for each move. Extreme caution shall be exercised by the driver in such cases.

1130. Setting Up and Taking Down At The Job Site.
      ------------------------------------------

         1130.1 Careful consideration shall be given to the location of overhead conductors and the surrounding conditions before the truck is moved into the work position. Every attempt shall be made to place the truck so that all work areas at that location may be reached by the boom without additional movements of the truck.

         1130.2 Available footing for the truck wheels and/or outriggers shall be examined carefully and extra precaution taken if there is snow, ice, mud, soft ground, or other unusual conditions.

         1130.3 Before lowering the stabilizers, outriggers or hydraulic jacks, the operator shall be certain there is no one in a position where he will be injured.

         1130.4 When lowering the bottom to the cradled position, employees shall stand clear of the path of the basket and the boom.

1131.  Before Raising the Basket.
       -------------------------

         1131.1 The operator at each work location shall check all operations required to place the basket in the operating position, in using the basket, and restoring it to the traveling position.

         1131.2 The operator shall check to be sure that the outriggers or stabilizers are in the down position, all parking brakes or devices set, and the rear wheels of the truck chocked.

                                                                    General - 36

         1131.3 When the boom must be maneuvered over a street, sidewalk, or highway, necessary precautions shall be taken to avoid accidents with traffic or pedestrians. A flag person shall be used when necessary.

         1131.4 Entering the basket must be done from the normal stored position or with the basket resting close to the ground or firm surface. The employee shall not enter or leave the basket by walking the boom. Transferring from the basket to a pole or structure, or from a pole or structure to the basket shall not be permitted.

         1131.5 When occupied, the aerial basket shall not be operated from any controls other than those in or in the basket. The operator shall note the location of all obstructions, so that the basket or boom will not contact such obstructions when [it] is raised, lowered or rotated. The operator should always face in the direction in which he is moving.

1132.  Working Aloft.
       -------------

         1132.1 All basket operators must stand firmly in the basket. No devices for additional reach or height shall be permitted.

         1132.2 Extreme caution shall be exercised on work at locations where trailing lines and handlines may create hazards.

         1132.3 Baskets should be located under or to the side of conductors or equipment being worked. Raising the basket directly above energized conductors or equipment should be kept to a minimum.

         1132.4 The employee shall not belt in to an adjacent pole, structure or equipment while performing work from the basket.

         1132.5 The operator shall not extend the basket beyond the protected work area.

         1132.6 Energized conductors and equipment shall be covered with protective devices in the same manner as if the work were to be done from the supporting structure.

         1132.7 Equipment or materials shall not be passed between a pole or structure in aerial equipment while an employee working from the basket is within reaching distance of energized conductors or equipment that are not covered with insulating protective devices.

                                                                    General - 37

1133.  Use of Derricks.
       ---------------

         1133.1 Derricks are used to facilitate the operation of placing, removing and moving poles.

         1133.2 In addition to this pole work, the use of derricks may be found advantageous for such other work as temporarily guying poles, loading poles on trailers, lowering or raising cable reels and removing large tree limbs.

         1133.3 Derricks will be found useful for other work where a point of suspension several feet above the ground is required to lift objects of a weight that is within the capacity of the derricks and the trucks with which they are used.

         1133.4 The operator of a derrick may not leave his or her position at the controls while a load is suspended, unless it can be demonstrated that no employee (including the operator) would be endangered.

                                                                    General - 38

                                    Part 4

              INSTRUCTIONS FOR OPERATORS OF AUTOMOTIVE EQUIPMENT

1145.  Responsibility of Operator.
       --------------------------

         1145.1 Employees will be held responsible for accidents to Company owned automotive equipment while under their care and to privately-owned equipment while being used on Company business. They are expected not only to observe all State of Maine motor vehicle laws but, in addition, to use all possible foresight and care to avoid accidents due to the negligence or mistakes of other users of the highway. (See Policy III in Policy/Procedure Section)

         1145.2 No employee shall operate a motor vehicle which the employee is not familiar with until adequate instruction has been received.

         1145.3 Company vehicles and other vehicles being used on Company business in which safety belts are available and in working condition, shall not be driven until the driver and each passenger has fastened his or her safety belt and shall remain properly restrained at all times while the vehicle is in motion. Defective safety belts shall be reported in writing immediately and the garage shall expedite repairs.

1146.  Inspection and Maintenance.
       --------------------------

         1146.1 All equipment provided for Company vehicles shall be periodically inspected and parts lost or rendered useless shall be replaced at once.

         1146.2 Brakes and steering gear shall be tested by the driver immediately upon taking charge of the vehicle. Truck brakes shall be again tested after truck has been loaded. If brakes are found not be working properly, they shall be repaired at once. If any defects develop while the vehicle is in a driver's custody, the driver shall make out and turn in to the person responsible for its maintenance, a complete report of such defects.

         1146.3 Headlights and tail lights shall be inspected before any night driving is done. If found defective, they shall be repaired before the vehicle is operated. No motor vehicle shall be operated at night unless equipped with properly-working headlights, tail lights, and other lights or reflectors required by law.

                                                                    General - 39

1147.  Speeding - Reckless Driving.
       ---------------------------

         1147.1 All traffic and motor vehicle laws of the localities where operating shall be strictly observed. "Speeding" and "reckless driving" will be defined by existing conditions and will not be tolerated. Drivers shall have their vehicles under control at all times.

1148.  Riders.
       ------

         1148.1 Drivers shall not permit unauthorized persons to drive or operate the vehicle which has been assigned to them. The Company may become liable for injury to passengers in Company vehicles and the practice of carrying other than employees is to be discouraged. The judgment of the driver must determine who shall ride and the driver shall be held accountable. Hitchhikers should not be given rides under any circumstances.

         1148.2 Drivers shall not permit anyone to ride on the running boards or fenders or any other part of a motor vehicle except on the seats or inside the body walls. Riders shall not allow their legs to hang over sides or ends of truck body. Employees shall not be permitted to ride on trailers.

         1148.3 Trucks shall not be operated with tail gates or compartment doors hanging or dangling. Tail gates must be fastened up securely except when load extends over tail gates.

1149.  Warning Flags and Lights.
       ------------------------

         1149.1 On any material that projects more than four feet beyond the rear of the vehicle body, a red flag must always be hung by day and an approved light or approved reflector or electric light by night. This also applies to poles being hauled. All special reflectors and warning devices required by law shall be provided and maintained in operating condition.

         1149.2 Trucks and trailers stopped on the highways shall be properly protected by red flags, warning signs and traffic cones by day and by warning signs, approved lights, reflectors or flares by night.

1150.  Operating in Traffic.
       --------------------

         1150.1 Drivers of Company-owned vehicles must always practice the courtesy of the road toward drivers of other vehicles and pedestrians.

         1150.2 When turning or stopping the driver shall use every means possible to assure clearance from other traffic. The

                                                                    General - 40

driver shall clearly signal intention to the drivers of other vehicles that may be near, using approved methods or signaling devices with which the vehicle is equipped and placing the vehicle in the proper position or lane. In addition, the driver shall assure that there is adequate clearance.

         1150.3 Drivers shall be on the alert to observe and to be guided by signals given by other users of the highway. The operator shall concede the right of way to another driver signaling a desire to pass. Slow moving vehicles shall keep to the right of the highway as far as possible to allow faster moving vehicles to pass. When hauling trailers on the open highway or when trucks are proceeding slowly, the driver only shall signal other vehicles going in the same direction to pass when the view is obstructed.

         1150.4 When approaching road intersections drivers shall reduce speed and be prepared to stop. Normally, traffic approaching from the right has the right of way. Regardless of this, in all cases, Company drivers shall be prepared to yield the right of way to others.

         1150.5 Drivers shall always be on the alert for pedestrians crossing the street either at cross walks or between intersections or walking along the highway.

         1150.6 Drivers must slow down when passing schools and other places where children assemble and must keep a sharp lookout for children, being ready for an instant stop if necessary. Special caution must be exercised to avoid bicycle riders, joggers, etc.

         1150.7 A positive stop must be made at "Stop" signs and at blind entrances of buildings, alleys or enclosures before entering or leaving. After the stop, drivers shall proceed with caution.
                        --------------------

         1150.8 Drivers of all types of Company vehicles, or vehicles being used on Company business, when approaching at railroad crossing, whether protected by gates, watchmen or warning signals or not, shall positively assure themselves before crossing that there are no trains approaching. Unless a clear view can be obtained in both directions, vehicles shall be brought to such control that a complete stop can be made instantly before proceeding across.

         1150.9 When fire, police or ambulance vehicles are responding to an emergency and are approaching from any direction, Company vehicles shall pull as far to the right as possible and stop as close to the curb as possible and stay there until such emergency vehicles have passed.

                                                                    General - 41

         1150.10 Attempts must not be made to pass over vehicles on curves, grades or street intersections where the view is obstructed or clear space is insufficient.

         1150.11 Vehicles proceeding in the same direction as other vehicles must be kept at a sufficient distance behind such other vehicles to allow for a sudden stop under the conditions that exist at the time. Greater distance must be allowed under slippery conditions.

1151.  Hazardous Operating Conditions.
       ------------------------------

         1151.1 When proceeding down hill, vehicles must not be shifted into neutral. The speed should be reduced and the clutch kept engaged to utilize the braking effect of the motor. In making stops, the same procedure should be followed until the speed has been reduced. Brakes should be applied gradually and sometimes intermittently to overcome the tendency to skid under slippery conditions.

         1151.2 Vehicles shall be provided with tire chains or other approved anti-skidding devices which shall be used whenever conditions require. These shall be properly maintained and it shall be the responsibility of the driver to see that chains are put on when deemed necessary.

         1151.3 At all times when blinded by glaring headlights, operator must slow down and look to the right side of the road. The operator shall keep vehicle in such control to be able to stop within range of operators vision.

1152.  Parking.
       -------

         1152.1 All laws and ordinances regarding parking shall be strictly observed.

         1152.2 Vehicles shall always be so parked that others may pass with ease and safety. If possible, always park off the pavement.

         1152.3 Vehicles should not be parked on bridges or culverts, on blind curves, near the brow of hills or at narrow places in the road if this can be avoided.

         1152.4 When stopped on a grade, whether facing up or downgrade, drivers shall have their wheels at an angle against the curb, where possible, in addition to making sure that the brakes are properly applied and the vehicle is in park, low or reverse gear. Wheels shall be blocked if necessary.

                                                                    General - 42

         1152.5 The engine must not be left running unnecessarily when the vehicle is left unattended.

1153.  Backing Company Vehicles
       ------------------------

         1153.1 The responsibility for avoiding backing accidents belongs to the driver. The driver must use extreme caution. The driver is responsible to ask another employee, if available, to assist in guiding the vehicle being backed, when necessary. This person shall guide the driver from a position where both the driver, and the rear of the vehicle can be observed.

         1153.2 Backing of vehicles shall be avoided whenever possible; however, if not possible, backing should be done upon arrival at locations rather than when leaving.

         Whenever possible, avoid backing a vehicle into an intersection or a heavily traveled road. Drive ahead to a safe place for turning.

         1153.3 The driver shall walk around the vehicle to check clearance and possible obstructions before backing. Back immediately after observing, look and continue to look out the rear window or use mirrors. Back slowly and judge backing clearances accurately.

1154. Procedure in Case of Motor Vehicle Accidents.
      --------------------------------------------

         1154.1 All Company vehicle accidents causing damage to property or injury to persons, however, slight, shall be reported at the scene on Form #4536 provided by the Company for this purpose. This shall include cases in which Company property is damaged as well as those in which the public is involved.

         1154.2 Drivers of Company vehicles, if involved in accidents, shall always [stop] and give to the proper party their name and address and the name and address of the Company. They shall also secure names and addresses of all others involved in the accident as well as the names and addresses of all available witnesses. All should avoid discussion or arguments or the giving of statements to any but authorized persons.

         1154.3 The driver shall make a report on Form #4500 of all the details of the accident as soon as possible to his supervisor or department head.

                                                 Transmission & Distribution - 1

                                  SECTION TWO

                         TRANSMISSION AND DISTRIBUTION

201.  General Precautions.
      -------------------

         201.1 All wires must be treated as "live" unless they have been tested with an approved testing device and properly grounded, whether disconnected from the source of supply or not. While working on a phase, at no time shall another phase be touched.

         201.2 Do not work upon wires unless their voltages are known. Do not lean over or crowd through unprotected wires. Workers should not place themselves in a position where they are likely to fall on live wires in the event of an accident.

         201.3 Energized switches, fuses, or taps of more than 600 volts potential must be worked with approved switch sticks and rubber gloves.

         201.4 Never startle or distract a person doing work upon live parts carrying electrical current of any voltage.

         201.5 Workers must not trust their weight to span wires, guy wires, pins or braces. (This does not apply to work involving the use of hook ladders, bos'n chairs, carriage, etc. providing the conductors worked are properly secured and lines between ladder and conductor are not the prime support).

         201.6 Ground wires shall be examined to see that the connections are not corroded and that the grounds are effective and in no circumstances shall grounds be removed while the transformer is in service.

         201.7 The weatherproofing or covering on a wire must not be trusted for protection from electric shock.

         201.8 When working on live equipment or lines, even though rubber gloves are being used, line workers shall avoid, as far as possible, touching ground wires, guy wires, span wires, secondaries, metal pipes, street lighting circuits, signal lines or equipment, transformer cases, hangers and other hardware. Signal lines and telephone lines are included because of the possibility that they will constitute a ground.

         201.9 Broken primary neutral conductors will not normally be repaired while the circuit is energized, unless the person in charge of the work determines that the work can be accomplished safely.

                                                 Transmission & Distribution - 2

         When repairing broken neutral conductors whether primary or secondary, they shall be treated as energized conductors.

202.  Rubber Gloves.
      -------------

         202.1 Rubber gloves shall be air-inflated and visually inspected in the morning and at the start of the afternoon and any other time deemed necessary.

         202.2 Rubber gloves with leather protectors shall be worn at all times while an employee is ascending or descending any structure or ladder to access or while working on any energized conductor, service or any street light wire dead or alive, and when opening, closing, or working on any energized padmount transformer.

         202.3 Authorized employees working with hot line tools on voltages up to and including 38KV shall wear rubber gloves and leather protectors. Rubber gloves shall not be worn while doing hot line tool work on 115KV or higher voltages.

         202.4 Rubber gloves with leather protectors shall be worn at all times by persons in the basket when an aerial basket truck is being operated in such a location that energized equipment or conductors could be reached by extending, raising, lowering, or rotating the basket in any direction.

         Employees occupying the basket may only remove their rubber gloves when they are in such a position that they can either step from the basket onto the truck or from the basket onto the ground.

         202.5 When it is necessary to make up terminators on energized structures while working out of a bucket truck, workers may remove rubber gloves and leather protectors for that portion of the job of installing the terminator on the conductor.

         All energized equipment on the structure must be properly covered with approved protective equipment prior to removing rubber gloves. In addition the conductor must be measured and then lowered to a position on the structure where the employee cannot reach any energized primary conductors. The bucket truck engine must be shut off before rubber gloves are removed.

         202.6 When it is necessary to make up paper and lead joints on energized structures, workers may remove rubber gloves and leather protectors after they have reached their work position. Rubber gloves may be removed for only that portion of the job of applying tape and lead. When using a bucket truck, engine must be shut off before removing rubber gloves.

                                                 Transmission & Distribution - 3

         All energized equipment on the structure must be properly covered with approved protective equipment prior to removing rubber gloves. In addition, the cable shall be properly identified on both ends, tested with appropriate equipment and grounded.

         202.7 When it is necessary to change taps in transformers, it is permissible to remove rubber gloves and protectors, after all exposed energized wires are properly covered with approved rubber protective equipment and the transformer completely disconnected from both the primary and secondary circuits. The primary leads of the transformer must be removed from the cutout boxes. When using a bucket truck, engine must be shut off before removing rubber gloves. Appropriate non-porous disposable gloves must be worn when putting hand into transformer oil to change taps.

         202.8 Rubber gloves with leather protectors and hard hats shall be worn when operating DISCONNECTING AND AIRBREAK SWITCHES, 600 VOLTS OR GREATER. This applies to both hot lines stick and gang-operated disconnects located indoors or outdoors.

         202.9 When running wire to poles or structures carrying any energized wires, workers tending reels or handling wire shall wear rubber gloves with leather protectors with an experienced person always assigned to this work. A handline must always be attached to the pulling end of the wire and rubber worn by the worker.

         202.10 In changing street lamps approved eye protection shall be worn, employee shall use rubber gloves with leather protectors unless an approved lamp-changing device is used, shall work from underneath, if practicable, and shall keep the body as far away from the lamp and fixture as possible. They shall protect themselves by parking the vehicle in the direction of traffic, if possible, near the lamp so that their work is done in front of the vehicle.

203.  15KV Rubber Gloving.
      -------------------

         203.1 For nominal phase-to-phase voltages above 5KV, up to and including the 15KV class, work with rubber gloves and sleeves shall be permitted from an approved aerial basket truck or approved insulated platform.

         The preferred method for glove work on energized 15KV class circuits shall be from an approved aerial basket truck. However, glove work may be performed from an approved insulated platform. Where necessary, work may be performed with the use of both an aerial basket truck and insulated platform. Where necessary, a combination of hot stick, aerial basket and/or platform

                                                 Transmission & Distribution - 4

operations may also be employed. Conventional hot line tools may be used in conjunction with this procedure providing hot line tool instructions are followed.

         203.2 No work or installation of rubber protective equipment shall be permitted on energized 15KV conductors from a pole position (lineman spurred into pole or standing on pole steps or other permanent pole attachments). While preparing to perform rubber glove work from the platform, approved line guards shall first be placed on the energized primary conductors above the platform position with an insulated stick from the pole position. After protective equipment has been installed, the line worker shall secure the platform to the pole at a suitable working height and shall then mount the platform and cover other energized primary conductors and devices which are within reaching distance of his working position. Secondary conductors, common neutral conductors, and any other grounded devices below the primary conductors shall also be covered as the line worker ascends the pole.

         203.3 Employees working on energized 15KV equipment from an approved insulated pole-mounted platform shall keep their feet on the platform at all times. The safety strap shall be attached to the platform attachment and not to the pole or other hardware.

         203.4 When working on energized 15KV circuits, with rubber gloves, all conductors or equipment within reaching distance shall be covered with approved protective equipment except those portions which are actually being worked on. When work is performed on an energized primary conductor all other conductors, neutrals, grounds and potential grounds, including the crossarms and any portion of the pole within reaching distance shall be covered with approved protective equipment so that these cannot be touched with any part of the body.

         203.5 When an energized primary conductor is placed on the crossarm or against the pole, it shall first be covered with a line hose or line guard when working on energized 15KV circuits with rubber gloves; and in addition, the crossarm or pole shall be covered with a plastic arm or pole guard or a rubber blanket.

         203.6 When work is being performed on energized 15KV conductors by workers in aerial basket and/or by workers working from an approved insulated platform on the same pole or structure, the work shall be confined to only one phase of a circuit at a time.

         203.7 Work on 15KV class circuits shall be permitted from an approved aerial basket or approved insulated platform by first class and second class line workers who have been trained and qualified. A second class line worker shall be accompanied on

                                                 Transmission & Distribution - 5

the structure by a higher rated fully qualified line worker for a period of not less than three (3) months or for a longer period of time until fully qualified. A trained and qualified second class line worker will always be accompanied by a higher rated fully qualified line worker in the work area while performing 15KV gloving. When a first class line worker is performing the 15KV gloving method alone, at least one other qualified line worker of Third Class rating or higher shall be in the work area. In the work area means on the ground having visual and verbal contact.

         203.8 15KV gloving work will not be performed when weather conditions are such that the principle of insulate and isolate cannot be maintained. Rubber gloving work should not be done while it is damp, foggy or raining unless emergency conditions require it and it can be done safely.

         203.9 On 15KV class circuits, installing and removing rubber protective equipment will be restricted to only those first class and second class line workers who have been trained and qualified in 15KV gloving with at least a third class line worker who is totally familiar with the truck operation in the work area. In the case of the second class Line Worker, a first class Line Worker must be present.

         Exception. Line workers first class who are working alone and are trained in 15KV gloving may install and remove, for their own protection, rubber
                                                ------------------------
protective equipment.

         203.10 15KV gloving will not normally be performed after dark. If circumstances indicate gloving to be the best method to completed a job after dark, adequate lighting shall be made available as needed to perform the work safely.

204.  Line Worker Working Alone.
      -------------------------

         204.1 A line worker alone shall not attempt to put back an energized street light or primary wire which is down on the ground, but shall guard it and request help.

         204.2 A line worker alone finding an energized primary or street light wire on the ground and being unable to get assistance without leaving the scene, may cut the wire on adjacent poles and then summon help.

         204.3 A line worker or qualified trouble shooter may, while working alone, perform routine switching of circuits, live line tool work (if the employee is positioned so that he she is neither within reach of nor otherwise exposed to contact with energized parts) and emergency repairs to safeguard the public.

                                                 Transmission & Distribution - 6

         204.4 It is the Company's policy that an employee, working alone, shall request assistance if, in their judgment, the trouble is beyond their ability to repair safely and adequately alone.

205.  Pole Holes.
      ----------

         Pole holes shall never be left unguarded. When it is necessary to keep holes open overnight, the opening shall be protected by an adequate covering, reflectors or an approved light, or both.

         205.1 Care shall be taken always to dispose properly of excess earth or stones after setting poles.

         205.2 Holes backfiled following pole erection, replacement or removal shall be checked for settling and the surface maintained not less than level with the adjacent ground.

206.  Handling Poles.
      --------------

         206.1 When loading, unloading or handling poles, make sure ropes, tackle and chains are in good condition and of adequate size and strength.

         206.2 Don't stand under poles or in front of them when they are being loaded on or off trailers, carts or trucks. Remember that poles are not straight and roll in large circles. Keep clear of the ends.

         206.3 When piking poles, do not pike from your belt or should or lock fingers or both hand together. (If a pole fell sideways, a worker would not be able to get away from it.)

         206.4 When poles are being set, a worker should stand at butt with two cantdogs to prevent pole from rolling off pikes.

         206.5 All pole butts and anchor rods shall be removed from the ground or cut off below ground-level. Pole butts must be properly disposed of and the hole properly filled.

207.  Handling Poles Near Energized Circuits.
      --------------------------------------

         207.1 Rubber gloves with leather protectors shall be worn at all times by all employees while handling poles when they might come in contact with energized wires.

         207.2 While handling poles near energized primary lines where adequate clearance is not available, pole setting guards must be used in addition to rubber gloves. The automatic feature

                                                 Transmission & Distribution - 7

of the recloser/circuit breaker may be put on "Do Not Reclose" and tagged if the person in charge deems necessary.

         207.3 Pole grounds shall not be installed prior to the setting of the pole, if placement is within 10 feet of energized conductors.

         207.4 Cover shall be installed on energized primary conductors when setting distribution poles between phases on 34.5 kv circuits.

208. Climbing and Inspection of Poles and Structures.
     -----------------------------------------------

         208.1 Before climbing poles, ladders or elevated structures, workers must first check the following conditions: position and condition of ladder, soundness of the pole or structure, depth and condition of setting, undue strains that may exist or that will be produced by the proposed work, and the condition of all fixtures and attachments.

         Whenever any of the above conditions are found unsafe or cannot be properly determined, the instructions for #209, "Temporary Guying of Poles and Structures" must be followed.
            ----------------

         208.2 All supervisors, or workers in charge of work, must insist on their line workers using temporary supports for protection when removing wires from old poles or working on poles where the earth has been partially removed, jacked up by frost, burned, broken or otherwise damaged.

         208.3 Strains on any poles or structures shall not be changed by adding or removing conductors, transformers, guy wires or other attachment until the person in charge of the work is assured that the pole or structure will stand and the altered strains.

         208.4 Unqualified employees must use fall arrest equipment, work positioning equipment, or travel restricting equipment when working at elevated locations more than 4 feet above the ground on poles, towers, or similar structures.

         The use of fall protection equipment is not required to be used by a qualified employee climbing or changing location on poles, towers, or
          ---------
similar structures unless conditions dictate the use of it. Examples of these conditions are ice, high winds, the design of the structure (unable to hold on with hands), etc.

         208.5 Safety straps must not be placed around the pole above the top crossarm. Safety straps must not be attached to insulator pins, crossarm braces or around crossarm beyond the outside pin.

                                                 Transmission & Distribution - 8

         208.6 Neither end of the belt shall be allowed to hang loose either in ascending or descending a pole or structure. Both ends of the safety belt must be fastened to the "D" ring. The use of an approved, small material has attached to the ______.

209.  Clothing, Footwear and Metal Articles.
      -------------------------------------

         209.1 At all times where hazards may exist, such as working on or within reaching distance of energized equipment or lines, employees shall wear shirts or garments which extend below the elbow so that no skin is exposed at any time. Clothing such as acetate, nylon, polyester and rayon materials shall not be worn. Employees that perform work within reaching distance of energized parts shall not wear conductive articles such as key or watch chains, rings, wrists bands and necklaces, unless such articles do not increase the hazards associated with contact with energized parts.

                While climbing poles or structures, employees shall wear long sleeved garments with the sleeves rolled down and shall avoid loose or floppy clothing.

210. Temporary Guying of Poles and Structures.
     ----------------------------------------

         210.1 Poles and structures that are found unsuitable or unsafe for climbing must not be climbed until necessary temporary supports are installed for the safety of the workers.

         210.2 Poles and structures may be secured by the following: lashing the pole or structure to a truck derrick, lashing to a new and sound pole or structure, or by the use of temporary guys. (Rope smaller than one-half inch may not be used for this purpose, and where heavy strains are present larger ropes must be used).

         210.3 To install temporary guys, workers must first brace poles with pike poles and then install temporary guys. Pikes that cannot be properly grounded must be attended. Whenever the butt condition of the pole presents an additional hazard, it must be reinforced in addition to the temporary guying to secure the pole. Pike poles must be removed after the pole is properly guyed and
                 ---------------------------------------------------------------
before other work starts.
------------------------

         210.4 Any unsafe pole or any pole of questionable safety must be reported to the supervisor and replaced as soon as the supervisor deems necessary.

                                                 Transmission & Distribution - 9


211.      Qualification of Employees Working On or Near Energized Circuits.
          ----------------------------------------------------------------
         211.1 No line Helper or Apprentice line worker shall be allowed to do work on any structure in a position that will expose the employee to voltage in excess of 750 volts between phases except an Apprentice line worker may, for the purpose of learning, work on voltages from 750 to 5000 volts between phases, provided he is accompanied on the structure by a line worker 2/C or higher.

         211.2 All line workers above the rating of Apprentice line worker may work on voltages up to 5000 volts between phases, provided, in the case of the third class line worker, his work is done under supervision.

         211.3 Operations on simple structures such as opening and closing cutouts, changing taps in transformers, installing and removing hot lines clamps, etc., and installing and removing rubber protective equipment are not to be considered as actually working on energized circuits.

         211.4 Working on energized circuits as applied in Par. 211.2 is to be interpreted as actually contacting energized circuits by hand and doing such operations as tying and untying wires, pulling up slack, splicing, making up deadends, making taps, etc.

212.  Opening and Closing Any Line Device Under Load
      ----------------------------------------------

         212.1 A regulation Hot Line Stick shall be used when opening and closing all line devices. The use of telescopic sticks shall be prohibited to remove or install cutout doors or close cutouts from the ground or truck bed.

         212.2 When connecting or disconnecting hot line clamps on circuits to be energized or de-energized, a regulation hot line stick shall be used.

         212.3 Before removing or installing primary taps using the 15KV gloving method, all taps shall first be jumpered out.

         NOTE: In the case where primary taps are to be installed using bolted connectors, and the line is to be energized, a hot line jumper must first be installed using an appropriate regulation hot line stick.

                                                Transmission & Distribution - 10

213.  Grounded Neutral Circuits.
      -------------------------

         The dangers of working 4160 Y, 12470 Y, 34.5 Y and all single-phase grounded neutral lines will be greatly reduced if work is done in the following sequence:

         213.1 In connecting equipment, energizing a circuit and all other energizing jobs, the neutral must be connected first and then phase wire or
                     -------------------------------
wires.

         213.2 In disconnecting equipment, de-energizing a circuit and all other deenergizing the Phase wire must be disconnected first and then the neutral.
                 -------------------------------

         213.3 In other words, to protect yourself, the neutral must be the first wire connected and the last one disconnected. In this way, you are receiving the protection the neutral affords for the longest possible time.

214.  Street Lighting Circuits.
      ------------------------

         214.1 Workers shall never handle series incandescent lighting apparatus or circuits without rubber gloves, whether disconnected from source of supply or not. These circuits shall be considered as energized primaries at all times. Workers shall exercise care and never come in contact with such circuits during their daily work on other lines even through street lighting circuits are normally dead; they might be crossed with a primary on another part of the system.

215.  Line Transformer in Multiple.
      ----------------------------

         215.1 When working on line transformers that are connected in multiple, (as well as all other transformers) the secondary leads as well as the primary leads must be disconnected. This will prevent any feed-back that might occur.

         215.2 Three-inch white discs with red "M" must always be nailed on the crossarm between the pole and the cutout on the right hand side of the pole facing the cutout and near secondary. This means all installations now in service as well as all new installations. These discs may be obtained from the Safety Department.

216.  Lighting Arresters.
      ------------------

         216.1 When connecting lightning arresters, always connect the ground terminal first and when disconnecting the arrester, disconnect ground terminal last.

                                                Transmission & Distribution - 11

217.  Capacitors.
      ----------

         To discharge capacitors that have been disconnected from a line:

         217.1 Remember that even if all cutouts are pulled and clear of the line, it still contains a "charge" of electricity of a voltage equal to or greater than that of the line. Wait 5 minutes (or manufacturer's recommendation) and then discharge it by touching a grounded wire attached to a regulation hot line stick across the terminals of each unit or each group of multiple connected
           --------------------
units. Approved eye protection must be worn.

         217.2 This cross-up method of discharge will be instantaneous. It may give off a little spark or it may produce a real flash. Nobody knows. Keep away from it.

         217.3 When primary cutouts are pulled on a line on which capacitors are
                                                                  ----------
installed, the same precaution shall be taken for handling any part of that line as would be taken before working directly on capacitors which had been disconnected for that purpose.

218. Placing 2400V/4160V Wires on Crossarms.
     --------------------------------------

         218.1 When it is necessary to lay wires of the above voltage on crossarms they must be protected by line hose and if double arm construction, the line hose must cover the wire on both crossarms.

219.  Emergency Connections.
      ---------------------

         219.1 In case of an emergency, when it is necessary to install a jumper or by-pass on a cutout, the cutout door must be removed.

         219.2 All such temporary connections must be reported to the supervisor as soon as conveniently possible and confirmed in writing through a Service Request, Form #1205.

220.      Protective Grounding of Transmission and Distribution Lines and
          ---------------------------------------------------------------
          Apparatus.
          ---------

         220.1 No system component will be considered de-energized until appropriately tested.

         All phases of the circuit worked on shall be grounded. The grounding services used shall first be connected to ground before any connection whatever is made to the conductor. When removing

                                                Transmission & Distribution - 12

the grounding devices they shall be disconnected from the conductors before the ground connection is removed.

         When working on transmission line H frame or other multiple pole structures with standard 34.5KV, 115KV, or 345KV phase spacing, a protective loop ground at the job site may be limited to only those conductors adjacent to the pole from which the work is being performed.

         This method of job site grounding may only be used in conjunction with complete three phase grounding of the circuit on both sides of the work site, either at the job site or other appropriate locations which may include a line grounding switch.

         When the conductor is being opened or closed as in splicing or tapping, loss grounds shall be applied on both sides of the opening at the job site.

         220.2 Workers should stand well below the parts to be grounded in order to keep the body away from any arc that may occur when ground device is applied. All conductors shall be treated as alive until they have been tested and properly grounded.

         220.3 Approved grounds, utilizing the loop ground method (where required), shall be placed between work locations and all known sources of energy and as close as practical to the work area. When equipment or lines are de-energized for workers, a visual opening shall be obtained at the disconnecting location if possible. The line or equipment shall then be tested for voltage and grounded on both sides of the location where the work is to be done regardless of whether there is more than one source of supply.

         220.4 On all overhead lines (wood poles) that are not equipped with a neutral or aerial static wire, single point grounding is required. This will assist in providing an equal potential work area.

         Three phase grounding shall be installed so that all phases of the circuit are electrically interconnected to an existing anchor rod or installed ground rod. If work is to be done at this location a grounding cluster bar must be installed.

         Single point grounding requires a grounding cluster bar installed at the work location below the line workers' feet. The cluster bar shall be connected to at least one phase wire (the one being worked on) within two sections of the three phase grounding.

                                                Transmission & Distribution - 13

         All poles to be worked on must have a grounding cluster bar (see Appendix "A").

         Note: Whenever the conductor(s) is broken, complete loop grounding on both sides of the work area must be accomplished with the use of a cluster bar.

         220.5 When tree contractors are utilized to assist in restoration efforts the following shall apply.

         When working out of buckets, grounds are not required as long as the line is treated as energized and proper clearances are maintained.

         220.6 When switching or grounding enclosed vaults and metal clad switchgear, approved head and face protection and switch jacket shall be worn.

         When working in "Right of Ways" and the work is done from the ground, a CMP employee will make sure the line is open. The Line Worker will test, tag and ground the line at the take off. The ground crew (tree contractor) can then work to the first break in the line and then contact CMP before continuing work.

221.  Wire Stringing Operations.
      -------------------------

         221.1 Prior to stringing operations a briefing shall be held setting forth the plan of operation and specifying the type of equipment to be used, grounding devices and procedures to be followed, crossover methods to be employed, and the clearance authorization required.

         221.2 Where there is a possibility of the conductor accidentally contacting an energized circuit or receiving a dangerous induced voltage buildup the conductor being installed or removed shall be grounded or provisions made to insulate or isolate the employee from the hazard.

         221.3 If the existing line is de-energized, proper clearance authorization shall be secured and the line tested and grounded on both sides of the crossover or, the line being strung or removed shall be considered and worked as energized.

         221.4 When crossing over energized conductors, rope nets or guard structures shall be installed unless provision is made to isolate or insulate the worker or the energized conductor. Where practical, put the recloser/breaker on "Do Not Reclose" and tagged. In addition, the line being strung shall be grounded on either side of the crossover or considered and worked as energized.

                                                Transmission & Distribution - 14

         221.5 Conductors being strung in or removed shall be kept under positive control by the use of adequate tension reels, guard structures, tielines, or other means to prevent accidental contact with energized circuits.

         221.6 When running wire to poles or structures carrying any energized wires, workers tending reels on the tension trailer and rope trailer or handling wire shall wear rubber gloves with leather protectors with an experienced person always assigned to this work. A handline must always be attached to the pulling end of the wire and rubber gloves worn by the workers. Tension trailers and rope trailers must be grounded when running on energized poles and shall be grounded to the system neutral if available.

222. Grounding of Aerial Lift and Derrick Trucks.
     -------------------------------------------

         222.1 Aerial lift and derrick trucks which are not electrically tested for the work being performed shall be effectively grounded to the system neutral or effectively barricaded and considered as energized equipment whenever the unit is being operated in areas where the derrick or materials being handled could contact lines or apparatus energized at 600 volts or over.

         222.2 Rubber gloves shall be worn by all employees involved in the work while the derrick is in operation -- in addition to wearing rubber gloves, the employees operating the aerial lift controls shall stand on the operator's platform.

230.  Hot Line Tools and Hot Line Work.
      --------------------------------

         The following rule are intended to govern those operations associated with Hot Line Work which involve personnel assigned to such work. They do not supersede or invalidate any other existing operating instructions, but are designed to supplement them. All safety and other operating rules must be observed at all times.

         230.1 Before working on high voltage distribution circuits, the supervisor shall lay out preliminary plans to follow in doing the actual job and shall discuss these plans with the crew.

         All orders and instructions between supervisor, line workers and other Crew Members must be repeated back to avoid any misunderstanding when such orders and instructions are in direct relation to changing or moving the position of energized circuits and equipment by blocks, ropes or Hot Line Tools.

                                                Transmission & Distribution - 15

         If you do not throughly understand your instructions, do not hesitate to ask for more information before proceeding with the work.

         230.2 Haste or short cuts inconsistent with Safety must not be permitted.

         230.3 Special attention must be given to the condition of poles and fixtures being worked on and also the adjacent poles and fixtures. Make through test of poles. If at all in doubt use four rope guys or other suitable support before starting work.

         The spans on each side of the pole on which Hot Line Work is to be done must be checked for safe clearance of trees, buildings, etc., before untying and changing the position of any conductors.

         230.4 Choose a safe position from which to work. Do not change that position without first sizing up new position for possible hazards.

         230.5 When two or more line workers are working on structure or pole they must keep clear of each other and work on only one conductor at a time. Maintain a safe distance from all deenergized conductors and equipment at all times.

         230.6 Unnecessary conversation or distraction of attention of workers performing Hot Line Work must not be permitted.

         230.7 Common ground and neutral conductors carried horizontally on the side of the pole, below live conductors, must be removed from the pole or covered with rubber protective devices before work on line conductors is begun. They shall be worked and handled as though they were live conductors.

         230.8 All other low voltage conductors, telephone circuits and other wires, when within reaching distance, must be removed from the pole or properly covered with rubber protective devices.

         230.9 All live line tools must be wiped clean and inspected for defects before use each day. Each live line tool shall be inspected annually and tested using the Hot Stick Tester. The tests shall be documented. Blocks, ropes, and other equipment must be kept in good condition and thoroughly inspected for any defects before using. Defective tools shall be tagged and removed from service.

         When transporting Hotline Tools to and from a job, they should be stored in the proper tool bags or trailers.

                                                Transmission & Distribution - 16

         While Hot Line Tools are in actual use on a job, they should be spread out on a waterproof tarpaulin or tool racks to protect them from dirt and moisture.

         230.10 Hot Line Tools should not be used while it is damp, foggy or raining unless emergency conditions require the use of such tools and such tools can be safely used.

         230.11 When conductors are being untied from the insulator, keep tie wires cut short so they cannot contact insulator pins, crossarms or top of pole.

         230.12 Care must be exercised to select only those tools which have the proper voltage rating, mechanical strength and length for the job. When in doubt as to the strength of a piece of Hot Line equipment, two pieces shall be used.

         When work is to be done on a pole or structure carrying an angle in the line, caution must be used in selecting tools having adequate strength to take care of additional strain.

         230.13 Lines and blocks that are used to tie off conductors and ladders shall not be tied off to trucks, tractors or other movable equipment unless they have been made inoperative or they shall be tied off to double bull points, poles, trees etc. that have adequate holding strength. Do not use rope on conductors unless insulated from the conductors with link sticks.

         230.14 Special ladders and platforms shall meet the following requirements: Secured to prevent accidental dislodging; Loaded in accordance with their design; Used only in designed applications; Capable of supporting without failure at least 2.5 times maximum intended load.

231.  Contractors
      -----------

         231.1 Transmission and Distribution line contractors working for the Company will be issued Company Safety Instructions and will be required to work in accordance with them.

         231.2 Tree contractors working for the Company will be required to work in accordance with the latest American National Standard Institute (ANSI) safety requirements for tree care operations involving pruning, trimming, repairing, maintaining and removing trees and cutting brush.

                                                Transmission & Distribution - 17

232.      Transmission and Distribution Working and Hot Stick Clearances.
          --------------------------------------------------------------

                  The following is a list of working clearances that shall be maintained when practical:

                              2KV - 2 feet
                             12KV - 3 feet
                            34.5KV - 4 feet
                             115KV - 5 feet
                             345KV - 9 feet

Listed below are OSHA's - AC Live-Line Work Minimum Approach Distances:

                                                   Phase to ground                         Phase to ground
          Nominal voltage in                           exposure                                exposure
          kilovolts phase to                           (ft-in)                                 (ft-in)
               phase                                  DISTANCE                                DISTANCE
        0.05 TO 1.0                                  (fn 4)                                   (fn 4)
        --------------------------------------------------------------------------------------------------
        1.1 to 15.0                                  2-1                                      2-2
        --------------------------------------------------------------------------------------------------
        15.1 to 36.0                                 2-4                                      2-7
        --------------------------------------------------------------------------------------------------
        36.1 to 46.0                                 2-7                                      2-10
        --------------------------------------------------------------------------------------------------
        46.1 to 72.5                                 3-0                                      3-6
        --------------------------------------------------------------------------------------------------
        72.6 to 121                                  3-2                                      4-3
        --------------------------------------------------------------------------------------------------
        138 5o 145                                   3-7                                      4-11
        --------------------------------------------------------------------------------------------------
        161 to 169                                   4-0                                      5-8
        --------------------------------------------------------------------------------------------------
        230 to 242                                   5-3                                      7-6
        --------------------------------------------------------------------------------------------------
        345 to 362                                   8-5*                                     12-6*
        --------------------------------------------------------------------------------------------------
        500 to 550                                   11-3                                     18-1
        --------------------------------------------------------------------------------------------------
        765 to 800                                   14-11                                    26-0

* OSHA allows the minimum approach distance from energized parts to be reduced to the distances calculated and provided by engineering transient overvoltage study.

233. Hazardous Energy Control - Lockout/Tagout.
     -----------------------------------------

         233.1 The energy control program to ensure that employees are protected from the unexpected release of energy that could cause harm, shall be governed by the System Operations

                                                Transmission & Distribution - 18

Department's Switching and Tagging Procedures Manual.  (Refer to
Policy XVI in the Policy/Procedure Section)

                                 APPENDIX "A"

                                LOOP GROUNDING

                                    graphic

                                    GRAPHIC

                                   continued

                                                                 Substations - 1

                                  SECTION SIX

                                  SUBSTATIONS

601.  Entry into Energized Substations.
      --------------------------------

         601.1 Instruction 141, Section 1 (General) shall apply to all Company employees entering energized substations.

         601.2 Non-Company personnel shall not be allowed in an energized substation unless accompanied by a qualified Company employee authorized by the appropriate Company Supervisor.

         601.3 All non-Company personnel, while in an energized substation, shall be required to comply with all Company Safety Instructions, and it shall be the authorized employee to insure compliance.

602.  Clothing, Footwear and Metal Articles.
      -------------------------------------

         602.1 At all times where hazards may exist, such as working on or within reaching distance of energized equipment or lines, employees shall wear shirts or garments which extend below the elbow so that no skin is exposed at any time. Clothing such as acetate, nylon, polyester and rayon materials shall not be worn. Employees that perform work within reaching distance of energized parts shall not wear conductive articles such as key or watch chains, rings, wrists bands and necklaces, unless such articles do not increase the hazards associated with contact with energized parts.

         602.2 Work in substations shall be performed to maintain maximum working and hot stick clearances. In no case shall work be performed closer than the following minimum working and hot stick clearances unless a physical barrier has been put in place and rubber gloves are worn to prevent accidental contact with energized equipment or the barrier. Work shall not be performed from a position which could allow the employee to fall onto any energized conductor or exposed live part.

         Rubber gloves shall be worn on voltages from 300V to 2.1KV. Rubber gloves and the proper length hot stick shall be used above 2.1KV.

                                                                 Substations - 2

                Minimum Working and System Hot Stick Clearance
                ----------------------------------------------

                Voltage                           Company Personnel                         **Contractors
               ---------                          -----------------                         -------------
         2.1KV TO 15KV                                  2'-0"                                    10'
         34.5KV                                         2'-4"                                    10'
         115.0KV                                        3'-2"                                   12'-6"
         345.0KV                                        *8'-6"                                   20'

*For 345KV and higher voltages, the minimum working distance may be reduced to the shortest distance between the energized part and a grounded surface.

**Any reduction to any of the above clearances, in order to allow any equipment in to do a specific job, must be authorized by the appropriate Company Supervisor and must be closely and continually monitored by an authorized Company employee assigned by the appropriate Company Supervisor.

         602.3  Hot Sticks
                ----------

                      System Voltage            Minimum Length Hot Stick
                      --------------            ------------------------

                         4 KV                        4' or longer

                        15 KV                        6' or longer

                      34.5 KV                        8' or longer

                       115 KV                        8' or longer

                       345 KV                        12' or longer

603.  Protective Equipment:         Rubber Gloves, Safety Glasses,
      --------------------
                                    Faceshield, Hard Hats and Switching
                                    Jackets.

         603.1 Rubber gloves shall be properly fitted and used with leather protectors.

         603.2 Rubber gloves shall be worn at all times while an employee is ascending, working on, and descending any structure carrying any energized conductor up to and including 38KV. Rubber gloves may be removed after barricades have been conspicuously placed to warn the worker from coming closer than the safe working distance of any energized conductor or exposed life part.

                                                                 Substations - 3

         603.3 When it is necessary to work on control equipment on or near energized structures, workers may remove rubber gloves, if necessary to perform
                                                        ------------
the work, after they have reached their work position and are at a safe working clearance from any energized conductor or exposed live part. While rubber gloves are removed, work must be confined within a grounded cabinet or enclosure.

         603.4 Rubber gloves shall be worn at all times by persons in the basket when an aerial basket truck is parked and used in such locations that energized equipment or conductors could be reached by extending, raising, lowering, or rotating the basket in any direction.

         Rubber gloves may be removed after barricades have been conspicuously placed to warn the worker from coming closer than a safe working distance of the energized conductor or exposed live part.

         603.5 Rubber gloves shall be worn by all employees in the work area while derricks or aerial baskets are in operation where it is possible to contact any energized conductor or equipment. Rubber gloves may be removed after barricades have been conspicuously placed to isolate the work area.

         603.6 Rubber gloves shall be worn by employees while doing ground resistance tests near any energized line or substation.

         603.7 Rubber gloves, safety glasses and hand hats shall be worn during all switching and grounding procedures over 600 volts phase to phase.

         603.8 Approved switching jackets, heard hat with approved faceshield and rubber gloves shall be worn during all switching and grounding procedures indoors, on metal clad switchgear, and while racking a breaker in or out of energized switchgear.

         603.9 Rubber gloves, hard hat with approved faceshield and safety glasses shall be worn while testing strain insulators on energized lines and while neutral testing regulators.

604.  Barriers and Barricades.
      -----------------------

         604.1 The term "barrier' when used in these instructions, means a physical obstruction such as sheets of insulating material which is intended to prevent contact with energized liens or equipment.

         604.2 The term "barricade" when used in these instructions, means a visual obstruction such as tapes, flags, nets, screens, or cones intended to warn and limit access to a hazardous area.

                                                                 Substations - 4

         604.3 Sufficient access and working space shall be provided and maintained about electrical equipment to permit ready and safe operation and maintenance of such equipment. (Reference ANSI C2-1987)

605.  Protective Grounding.
      --------------------

         605.1 Approved grounds shall be placed between the work location and all sources of electrical energy. When supplemental portable grounding is used, it shall be of sufficient size to carry the maximum available fault current.

         605.2 Prior to connecting grounds, tests shall be made for potential, using approved test equipment. All conductors and equipment shall be considered to be energized until grounds have been connected.

         605.3 The connection to the substation ground mat shall be the first connection made and the last connection removed.

         605.4 Grounds shall be installed and removed using an appropriate length hot stick, rubber gloves, hard hat and safety glasses.

         If grounds cannot be installed with a hot stick due to obstructions or clearances, grounds can be installed or removed without a hot stick after each conductor or terminal has been probed with an approved ground lead.

         605.5 Unnecessary slack and conductor loops should be avoided when installing temporary grounds, to minimize violent conductor movement caused by magnetic forces in case of a heavy fault.

         605.6 Grounds may be temporarily removed from substation equipment for high voltage testing and other testing as required.

         605.7 Derricks and aerial baskets shall be grounded to the substation ground mat whenever the unit is being operated in areas where it is possible to contact any energized conductors or equipment.

606.  Substation Fences.
      -----------------

         606.1 When a substation fence must be expanded or removed for construction purposes, a temporary fence affording similar protection, shall be provided when the site is unattended. Adequate ground interconnection shall be maintained between temporary fence and permanent fence.

                                                                 Substations - 5

         606.2 All gates to substations shall be locked, except when personnel are present in the substation. All fences, including gates, shall be maintained to prevent unauthorized entry.

607.  Tanks, Transformers, Breakers and Manholes.
      ------------------------------------------

         607.1 When work is to be performed inside a transformer or any unvented tank, pit, or enclosure, no entry shall be permitted unless the atmosphere is found to be safe by testing for oxygen deficiency and the presence of explosive gases or fumes. Where unsafe conditions are detected by testing, the work area shall be ventilated by forced ventilation and retested before entering.

         607.2 No employee shall work in an enclosed area such as a tank, transformer, breaker and manhole that has top entry only without another employee available in the immediate vicinity to effect a rescue if necessary. Where deemed necessary, a harness and lifeline shall be used. The person tending a lifeline must pay strict attention to the person in the enclosed area.

         607.3 In removing a manhole cover, a hook or pulling device shall be used to drag the cover from its seat. Special care shall be taken by employees to watch the position of their hands and feet during this operation.

         607.4 Portable electric lights used in moist locations and tanks shall be operated at a maximum of 12 volts.

         607.5 Any tank which could be pressurized shall be tested for pressure and vented before removing covers.

608.  Transportation of Compressed Gas Cylinders.
      ------------------------------------------

         608.1 Cylinders of compressed gas used for gas welding and cutting shall be transported in a secure upright position with valve protection caps in place unless installed in a special welding vehicle.

         608.2 Nitrogen, breathing air, and other nonflammable gases may be transported in either a secure upright or secure horizontal position with valve protection caps in place.

609.  Doble Testing.
      -------------

         609.1 A.C. High Pot test equipment, similar to the Doble 10 KV insulation testing equipment, shall be used in accordance with the following procedure.

         609.2 The person assigned to handle the hook will be required to have control of the second safety button.

                                                                 Substations - 6

         609.3 At no time shall the test set be energized unless all personnel are 2 or more feet from the hook or any exposed part or conductor that will become energized by the test set. See Safety Instruction 602 (Minimum Working Clearances).

         609.4 Whenever possible, the hook shall be hung free on the equipment being tested and personnel shall get back a safe distance (2 feet or more) before the test set is energized.

         609.5 When Doble testing insulators that are off the ground and the person with the hook is not able to operate the safety button, a third person may be assigned to operate the safety button provided he is directly adjacent to the person holding the hook.

         609.6 Any remote unattended area where there are any electrical hazards as a result of testing (underground cable, buss duct, and so on) shall be protected by barricades or other suitable means while testing is in progress to provide adequate protection to workers or other persons in the area.

         609.7 Anyone receiving an electrical contact from Doble test potential or high voltage D.C. test potential must be taken for medical attention.

610.  Precautions While Maintaining Equipment.
      ---------------------------------------

         610.1 Breakers, load tap changers, etc., with mechanical stored energy such as compressed springs, compressed air or pressurized hydraulic systems must have the stored energy released or isolated before work is done on the moving parts of the mechanism. Also, breaker mechanisms shall be pinned to prevent movement where there is provision to do so.

         610.2 Electrical operating potential supply must be opened or removed to prevent unexpected operation of the mechanism while work is being performed.

         610.3 Automatic reclosing shall be in the "Off" position while performing circuit breaker maintenance.

         610.4 Guards shall be provided around all live parts operating at more than 150 volts to ground without an insulating covering, unless the location of the live parts gives sufficient horizontal or vertical or a combination of these clearances to minimize the possibility of accidental employee contact. (Reference ANSI C2-1987)

                                                                 Substations - 7

611.  Capacitors.
      ----------

         611.1 After deenergizing a capacitor or bus with a capacitor attached, wait at least 5 minutes for the internal resistors to drain off any charge on the capacitor before grounding the capacitor or bus. NOTE: Any individual unit with a blown fuse shall be grounded separately.

         611.2 When testing for potential and grounding, an appropriate length hot stick, rubber gloves, hard hat and face shield must be used.

612.  Current Transformer Secondaries.
      -------------------------------

         612.1 The secondary of a current transformer may not be opened while the transformer is energized. If the primary of the C.T. cannot be deenergized before work is performed on an instrument, relay or other section of a current transformer secondary circuit, the secondary circuit shall be bridged to avoid an open circuit condition.

613.  Hazardous Energy Control (Lockout/Tagout.
      ----------------------------------------

         613.1 The energy control program to ensure that employees are protected from the unexpected release of energy that could cause harm, shall be governed by local procedures, developed and maintained at generating facilities in accordance with 29 CFR 1910.269 or 1910.147. Such procedures shall apply to all energy sources except those specifically covered by the System Operation's Switching and Tagging Procedures. (Refer to Policy XVI in the Policy/Procedure Section.

                                                                       Hydro - 1

                                 SECTION FIVE

                                     HYDRO

                                    PART 1

                               GENERAL OPERATION

501.  Entry into Generating Stations.
      ------------------------------

         501.1 Non-Company personnel shall not have access to areas of a hydro station unless authorized by an appropriate Company Supervisor.

         501.2 All Non-Company personnel, while in a hydro generating station, shall be required to comply with all Company Safety Instructions.

         501.3 Instruction 141, Section 1 (General), Approaching Unfamiliar
                                                                 ----------
Apparatus, shall apply to all Company employees entering hydro stations.
---------

502.  Barrier and Barricades.
      ----------------------

         502.1 The term "barrier", when used in these instructions, means a physical obstruction which is intended to prevent contact with energized lines or equipment. A sheet of insulating material is an example of a barrier.

         502.2 Any person working on one or more sections of a switchboard or in any compartment of an open bus structure where the voltage exceeds 300 volts to ground shall put physical barriers in place before work begins to prevent accidental contact with live parts.

         502.3 The term "barricade", when used in these instructions, means a physical obstruction intended to warn and limit access to a hazardous area. Temporary railings, tapes, flags, nets, screens and cones are examples of a barricade.

         502.4 Any person working in areas normally covered by manhole covers, grating or removable floor plates, where the covering has been removed, shall conspicuously barricade the areas before beginning the work.

         502.5 Any area beneath overhead loads shall be barricaded and/or continuous safety supervision shall be provided to minimize personal exposure.

                                                                       Hydro - 2

503.  Gauge Glasses.
      -------------

         503.1 When working on high pressure gauge glasses, proper precautions shall be taken when re-pressurizing the new glass.

         503.2 When pressurizing new glasses, all guards will be in place, face shields shall be worn, and other persons should be clear of the area when possible.

504. Working on or Near Dams.
     -----------------------

         504.1 Prior to installing or removing boards, raising or lowering top gates or hinge gates, or otherwise engaging in work in the immediate headwaters or tailwaters of a dam, the station operator shall be notified by the person in charge before work begins and again when work has been completed.

         504.2 No log sluice or gate shall be operated for water control nor shall any abrupt change in generation be made by the station operator without first notifying person in charge of work and receiving assurance that all persons are clear of any hazard resulting from such action.

         504.3 When persons are working in boats above dams while trash and/or logs are being sluiced, the boats shall be securely tied or restrained to prevent them from going through open gates.

         504.4 All boats, barges, scows or floats used for operation or maintenance of Company dams shall be painted with a line of contrasting color on all sides to indicate the safe maximum loading limit of workers and equipment which shall not be exceeded.

         504.5 Person working on or near dams, in boats or in or near any situation where the danger of drowning exists shall follow instructions 146, Working Over or Near Water, and 113.6, Safety Belts and Harnesses, Section 1
--------------------------             --------------------------
(General).


505.  Working in Hydraulic Turbine Wheel Pits. Penstocks or
      -----------------------------------------------------
Spiral Cases.
------------

         NOTE: While performing work in hydraulic turbine wheel pits the Station's tagging procedures shall be followed.

         505.1 Persons working in hydraulic turbine wheel pits or overhauling hydraulic turbine/generators shall make the headgates and/or butterfly valve electrically and/or mechanically inoperable and tag it.

                                                                       Hydro - 3

         505.2 To make the headgate and/or butterfly valve mechanically inoperable it may require removal or locking the chains, inserting safety pins or tagging the mechanical operating mechanism. Pad or filler gates shall also be checked, closed, secured accordingly and tagged. Wheel pits shall be drained in all cases where persons are on or inside of the rotor.

         505.3 To prevent unit rotation, governor and electrical equipment shall be secured according to individual Station operating procedures.

         505.4 Precautions for ventilation shall be taken when working in wheel pits (See Policy X in Policy/Procedure Section)

         505.5 No electrically operated tools or stringer of lights shall be used in wheel pits unless of low voltage type or fed by a ground fault interrupter protective device.

         505.6 Portable electric lights (hand held) used in wheel pits shall be operated at a maximum of 12 volts. Individuals entering wheel pits should be provided with a flashlight in case the power supply is interrupted to portable lighting.

                                                                       Hydro - 4

                                    PART 2

                               ELECTRICAL SAFETY

541.  Rubber Gloves.
      -------------

         541.1 Person wearing rubber gloves for electrical protection shall air-inflate and visually inspect rubber gloves prior to use.

         541.2 Rubber gloves shall be properly fitted and used with leather protectors.

542.  Clothing, Footwear and Metal Articles.
      -------------------------------------

         542.1 At all times where hazards may exist, such as working on or within reaching distance of energized equipment or lines, employees shall wear shirts or garments which extend below the elbow so that no skin is exposed at any time. Clothing such as acetate, nylon, polyester and rayon materials shall not be worn. Employees that perform work within reaching distance or energized parts shall not wear conductive articles such as key of watch chains, rings, wrist bands and necklaces, unless such articles do not increase the hazards associated with contact with energized parts.

         542.2 All conduction and equipment which normally operate below 600 volts shall be considered energized until determined to be de-energized by tests.

         542.3 The term "working on", when used in this instruction (542) applies to the handling, connecting or disconnecting of energized parts without the use of special tools or equipment.

         542.4 When working on equipment energized above 300 volts rubber gloves with leather protectors, safety glasses, hard hat with face shield and a switching jacket shall be worn.

         542.5 Rubber gloves, face shield and switching jacket are not required when testing with insulated test leads or operating insulated test switches and equipment operating below 600 volts.

543.      Protective Equipment for Energized Electrical Equipment Operating at
          --------------------------------------------------------------------
          600 Volts and Above.
          -------------------

         543.1 When it is necessary to work on control equipment on or near energized structures, person may remove rubber gloves, to perform the work, after they have reached their work position and are at a safe working clearance from any energized conductor or exposed live part. While rubber gloves are removed, work must be confined within a grounded cabinet or enclosure.

                                                                       Hydro - 5

         543.2 Rubber gloves shall be worn at all times by persons in the basket when an aerial basket tuck is parked and used in such a location that energized equipment or conductors could be reached by extending, raising, lowering, or rotating the basket in any direction.

         Rubber gloves may ve removed after barricades have been conspicuously placed to warn any person from coming closer than a safe working distance of the energized conductor or exposed live part.

         543.3 Rubber glove shall be worn by all persons in the work area while derricks or aerial baskets are in operation where it is possible to contact any energizing conductor or equipment. Rubber gloves may be removed after barricades have been conspicuously placed to isolate the work area.

         543.4 Rubber gloves shall be worn by any person doing ground resistance tests near any energized line or substation.

         543.5 Rubber gloves, safety glasses, and hard hat with approved face shield must be worn during hot stick switching and grounding procedures and when operating and energized breaker with a control switch or handle mounted on or adjacent to the breaker.

         543.6 Rubber gloves, safety glasses, and hard hat with approved face shield and approved switching jacket must be worn during all switching and grounding procedures indoors, on metal clad switchgear and while racking a breaker in or out of energized switchgear.

         543.7 Rubber gloves, safety glasses and hard hat must be worn during all other switching not specifically covered in 543.5 and 543.6.

544.  Minimum Working and Hot Stick Clearance
      ---------------------------------------

         544.1 Work in hydro generating stations shall be performed to maintain maximum working and hot stick clearances. In no case shall work be performed closer than the following minimum working and hot stick clearances unless a physical barrier has been put in place and rubber gloves are worn to prevent accidental contact with energized equipment or the barrier. Work shall not be performed from a position which could allow the employee to fall onto any energized conductor or exposed live part.

                                                                       Hydro - 6

                    Minimum Working and Hot Stick Clearance
                    ---------------------------------------

System Voltage                Company Personnel                **Contractors
--------------                -----------------                -------------
2.1 KV - 15 KV                      2'-0"                            10'
34.5 KV                             2'-4"                            10'

         ** Any reduction to the above clearances, in order to allow any equipment in to do a specific job, must be authorized by the Area Supervisor and must be closely and continually monitored by an authorized Company employee assigned by the Area Supervisor.

         544.2 Hot sticks shall be selected based on system voltages.

System Voltage                                       Minimum Length Hot Stick
--------------                                       ------------------------
        4 KV                                                  4' or longer
        15 KV                                                 6' or longer
        34.5 KV                                               8' or longer

         544.3 Guards shall be provided around all live parts operating at more than 150 volts to ground without an insulating covering, unless the location of the live parts gives sufficient horizontal or vertical or a combination of these clearances to minimize the possibility of accidental employee contact. (Reference ANSI C2-1987)

545.  Capacitors.
      ----------

         545.1 After de-energizing a capacitor or generator leads with a capacitor attached, wait at least 5 minutes for the internal resistors to drain off any charge on the capacitor before grounding the capacitor or generator.

         545.2 When testing for potential and grounding, appropriate length hot stick, rubber gloves, safety glasses, hard hat with face shield and an approved switching jacket must be used.

546.  Protective Grounding.
      --------------------

         NOTE: The following safety instructions apply to grounding electrical equipment within or about CMP Hydro Generating

         Stations.

         546.1 All conductors and equipment which normally operate at or above 600 volts shall be treated as energized until grounds

                                                                       Hydro - 7

have been connected. Working clearances shall be maintained while testing for potential voltage and while installing and removing grounds.

         546.2 Approved ground shall be place between the work location and all sources of electrical energy. When supplemental portable grounding is used, it shall be of sufficient size to carry the maximum available fault current.

         546.3 Approved rubber gloves, safety glasses, hard hat with face shield and approved switching jacket shall be worn while testing for potential voltage and while installing and removing grounds.

         546.4 Prior to connecting grounds, tests shall be made for potential, using approved test equipment.

         546.5 The connection to the station ground system shall be the first connection made and the last connection removed.

         546.6 Portable grounds must be installed and removed using an appropriate length hot stick.

         If after testing for potential the grounds cannot be installed or removed with a hot stick due to obstructions or clearance, grounds can be installed or removed by hand after each conductor or terminal has been probed with an approved ground lead using appropriate length hot stick while wearing all required personal protective equipment.

         546.7 Unnecessary ground slack and conductor loops should be avoided when installing temporary grounds to minimize violent conductor movement caused by magnetic forces in case of a heavy fault.

         546.8 Grounds may be temporarily removed from station equipment for high voltage testing and other testing as required.

         546.9 Derrick and aerial baskets shall be grounded to the ground system whenever the unit is being operated in areas where it is possible to contact any energized conductors or equipment.

547.  Doble Testing.
      -------------

         547.1 The person assigned to handle the hook will be required to have control of the second safety button.

         547.2 When Doble testing, if the person with the hook cannot be seen by set operator, a third person shall be assigned to

                                                                       Hydro - 8

operate the safety button provided he is directly adjacent to the person holding the hook.

         547.3 At no time shall the test set be energized unless all personnel are two or more feet from the hook or any exposed part of the stator or conductor that will become energized by the test set. See Safety Instruction 544, Minimum Working and Hot Stick Clearance.

         547.4 Whenever possible, the hook shall be hung free on the equipment being tested and personnel shall get back a safe distance (2 feet or more) before the test set is energized.

         547.5 Any remote unattended areas where electrical hazards exist as a result of testing (such as generators or generator leads) shall be protected by barricades or other suitable means while testing is in progress to provide adequate protection to all persons in the area.

         547.6 Anyone receiving an electrical contact from Doble Test potential or high voltage D.C. test potential must be taken for medical attention.

548.  Other High Potential Testing
      ----------------------------

         548.1 See Instruction 149 Section (General), High Potential
                                                      --------------
Test Equipment.
--------------

549.  Starting Compensators.
      ---------------------

         549.1 All starting compensators, where possible flashover hazards exist, shall be operated so the position of the operator will not be directly in front of the compensator.

550.  Fuses, Circuit Breakers and Commutator Brushes.
      ----------------------------------------------

         550.1 When working in the vicinity of live commutator brushes, use every precaution to prevent arcing. Extreme caution shall be used while working on slip rings, brush rigging or commutators of machines while in motion. Only persons who have received special instructions shall perform such work. Before exciter or generator field brushes are changed while the generator is in service, the exciter or generator shall be checked to determine whether a ground condition exists. The brushes may not be changed while the generator is energized if the ground condition exists.

         550.2 Where practical, control fuses shall be changed only when both sides of the fuse receptacle are de-energized to eliminate the possibility of arcing.

                                                                       Hydro - 9

         550.3 Where practical, control fuses shall be handled with fuse pullers insulated for the voltage rating of the fuse.

         550.4 Blown control fuses shall be replaced with fuses of the proper voltage, amperage rating and characteristics to ensure protection of personnel and equipment. Appropriate fuse sizing shall be checked before replacing fuses.

551.  Handling Switchboard Equipment.
      ------------------------------

         551.1 All unguarded metal parts of devices on switchboards shall be handled as if operating at the highest voltage to which any portion of the equipment on the same switchboard panel, or adjacent panels, may be subjected unless the parts are known, by test or actual first-hand information, to be free form such voltage.

         551.2 In passing near any switchboard or machine in operation, no person shall touch it unnecessarily or allow tools or other objects of any kind to touch the apparatus or connections.

         551.3 Sufficient access and working space shall be provided and maintained about electrical equipment to permit ready and safe operation and maintenance of such equipment. (Reference ANSI C2-1987)

552.  Cleaning of Electrical Apparatus.
      --------------------------------

         552.1 Only rags free from metal shall be used near energized parts.

         552.2 When air equipment is used around energized parts the equipment must be equipped with approved nozzles of nonconducting material and moisture separators, where required.

         552.3 If solvents are sprayed on live electrical equipment, the solvent shall be non-conductive and non-flammable.

553.  Current Transformer Secondaries.
      -------------------------------

         553.1 The secondary of a current transformer may not be opened while the transformer is energized. If the primary of the C.T. cannot be deenergized before work is performed on an instrument, relay or other section of a current transformer secondary circuit, the circuit shall be bridged to avoid an open circuit condition.

                                                                      Hydro - 10

554.  Hazardous Energy Control (Lockout/Tagout).
      -----------------------------------------

         554.1 The energy control program to ensure that employees are protected from the unexpected release of energy that could cause harm, shall be governed by local procedures, developed and maintained at generating facilities in accordance with 29 CFR 1910.269 or 1910.147. Such procedures shall apply to all energy sources except those specifically covered by the System Operation's Switching and Tagging Procedures.(Refer to Policy XVI in the Policy/Procedure Section)

                                                                      Fossil - 1

                                 SECTION SEVEN

                                    FOSSIL

                                    PART 1

                              GENERAL OPERATIONS

700.  Entry into Fossil Generating Stations.
      -------------------------------------

         700.1 Non-Company personnel shall not have access to fossil station areas unless authorized by an appropriate Company Supervisor.

         700.2 All Non-Company personnel, while in a fossil generating station, shall be required to comply with all Company Safety Instructions.

         700.3 Instruction 120, Section 1 (General), Approaching Unfamiliar
                                                     ----------------------
Apparatus, shall apply to all Company employees entering fossil stations.
---------

701.  Barricades.
      ----------

         701.1 The term "barricade", when used in these instructions, means a physical obstruction intended to warn and limit access to a hazardous area. Tapes, flags, nets, screens and cones are examples of a barricade.

         701.2 Any person working in areas normally covered by manhole covers, grating, or removable floor plates, where the covering has been removed, shall conspicuously barricade the areas before beginning the work.

         701.3 Any area beneath overhead loads shall be barricaded and/or continuous safety supervision shall be provided to minimize personal exposure.

         701.4 Sufficient access and working space shall be provided and maintained about electrical equipment to permit ready and safe operation and maintenance of such equipment. (Reference ANSI C2-1987)

702.      Repairs to Steam and Hot Water Pipes and Auxiliary Equipment Connected
          ----------------------------------------------------------------------
          to Them.
          -------

          702.1 Whenever a section of steam or hot water piping or any auxiliary equipment connected to it is to be shut off for repair, all necessary valves shall be closed and properly tagged according to the Station's tagging procedure.

                                                                      Fossil - 2

          702.2 All valves which, if operated while equipment is being repaired, could affect the safety of persons or equipment shall be tagged.

          702.3 The person in charge of the work will then take clearance, perform the work, and release clearances according to the Station's operating procedures. All persons shall be accounted for before returning equipment to service.

          702.4 Repair of pipes, fittings, valves or other apparatus under pressure shall be prohibited.

703.  Chlorine Systems.
      ----------------

          703.1 Only designated employees may enter restricted areas containing chlorine systems. These areas shall be posted to warn of entry, health hazards and fire and explosion. Emergency repair kits shall be available near the area and the system must be purged with dry air prior to any repair work so that no improper mixture of chlorine occurs.

                                                                      Fossil - 3

                                    PART 2

                    FUEL OIL TRANSFER OPERATION AND STORAGE

720.  Discharge of Fuel Cargo.
      -----------------------

          720.1 During discharge of fuel cargo, electric or gas welding or open flame is not permitted beyond the main gate leading to the dock, along the transfer line to the tank farm, within the tank farm area, or within the oil tunnels.

          720.2 Before any hotwork in these areas is allowed to begin at any other time the United States Coast Guard (U.S.C.G.) shall be notified.

          720.3 All requirements of the Sation's U.S.C.G. Welding and Hot-Work Permit and any applicable local (Station) permits shall be met.

721.  Smoking and Open Lights.
      -----------------------

          721.1 Smoking o the use of open lights or torches are strictly prohibited in the vicinity of the dock or vessel.

722.  Vessel Arrival.
      --------------

          722.1 All personnel tending lines for vessel arrival shall wear a U.S.C.G. approved personal flotation device.

723.  Deploying Oil Boom.
      ------------------

          723.1 U.S.C. G. survival suits shall be worn from November 1 to April 30 while deploying, maintaining, or repairing oil boom. From May 1 to October 31 approved personal flotation devices or survival suits shall be worn while deploying, maintaining, or repairing oil boom.

724.  Repair Work.
      -----------

          724.1 While working on the dock float or near the edge of the dock, a U.S.C.G. approved personal flotation device shall be worn.

          724.2 All boats used for the operation or maintenance of the oil boom or for float repair shall be painted with a line of contrasting color on all sides to indicate the safe maximum loading limit which shall not be exceeded.

          724.3 Persons working in the boom boat or in or near any situation where danger of drowning exists shall follow instructions 146, Working Over or
                                                               ---------------
Near Water and 133.6, Safety
---------             ------

                                                                      Fossil - 4

Belts and Harness, Section (General). Lanyards, Safety Belt or Drop Stop Devices
-----------------
will be used in the absence of safety rails and on all other jobs where suitable lanyard support facilities have been installed.

725.  Transfer Lines.
      --------------

          725.1 During transfer of oil no material will be allowed to pass over any oil transfer line.

                                                                      Fossil - 5

                                    PART 3

                               ELECTRICAL SAFETY

740.  Barriers.
      --------

          740.1 Sufficient access and working space shall be provided and maintained about electrical equipment to permit ready and safe operation and maintenance of such equipment. (Reference ANSI C2-1987)

          740.2 The term "barrier", when used in these instructions, means a physical obstruction which is intended to prevent contact with energized lines or equipment. A sheet of insulating material is an example of a barrier.

          740.3 Any person working on one or more sections of a switchboard or in any compartment of a bus structure where the voltage exceeds 150 volts to ground shall put physical barriers in place before work begins to prevent accidental contact with live parts.

741.  Rubber Gloves.
      -------------

         741.1 Persons wearing rubber gloves for electrical protection shall air-inflate and visually inspect rubber gloves prior to use.

742.  Clothing, Footwear and Metal Articles.
      -------------------------------------

          742.1 At all times where hazards may exist, such as working on or within reaching distance of energized equipment or lines, employees shall wear shirts or garments which extend below the elbow so that no skin is exposed at any time. Clothing such as acetate, nylon, polyester and rayon materials shall not be worn. Employees that perform work within reaching distance of energized parts shall not wear conductive articles such as key or watch chains, rings, wrist bands and necklaces, unless such articles do not increase the hazards associated with contact with energized parts.

          742.2 All conductors and equipment which normally operate below 600 volts shall be considered energized until determined to be de-energized by tests.

          742.3 The term "working on", when used in this instruction (742) applies to the handling, connecting, or disconnecting of energized parts without the use of special tools or equipment.

          742.4 When working on equipment energized above 150 volts, phase to ground or above 300 volts, phase, to phase, rubber

                                                                      Fossil - 6

gloves with leather protectors, safety glasses, hard hat with face shield and a switching jacket shall be worn.

          742.5 Rubber gloves, face shield and switching jacket are not required when testing with insulated test leads of operating insulated test switches and equipment operating below 600 volts.

743.  Hazardous Energy Control (Lock/Tagout).
      --------------------------------------

          743.1 The energy control program to ensure that employees are protected from the unexpected release of energy that could cause harm, shall be governed by local procedures, developed and maintained at generating facilities in accordance with 29 CFR 1910.259 or 1910.147. Such procedures shall apply to all energy sources except those specifically covered by the System Operations's Switching and Tagging Procedures. (Refer to Policy XVI in the Policy/Procedure Section)

744.  Switching.
      ---------

          NOTE: The following safe instructions (744.1 and 744.2) for switching operations apply to switching within or about CMP Fossil Stations. All switching performed with CMP Substations shall follow Safety Instruction 603 (Protective Equipment).

          744.1 The term "switching", when used in these instructions, means locally opening or closing a breaker, racking a breaker in or out of service, or opening or closing disconnects.

          744.2 When switching electrical equipment energized at above 600 volts rubber gloves, safety glasses, hard hat with face shield and approved switching jacket shall be worn.

745.  Minimum Working and Hot Stick Clearance.
      ---------------------------------------

          745.1 Work in fossil generating stations shall be performed to maintained maximum working and hot stick clearances. In no case shall work be performed closer than the following minimum working and hot stick clearance unless a physical barrier has been put in place and rubber gloves are worn to prevent accidental contact with energized equipment or the barrier. Work shall not be performed from a position which could allow the employee to fall onto any energized conductor or exposed live part.

                    Minimum Working and Hot Stick Clearance
                    ---------------------------------------

System Voltage                Company Personnel               **Contractors
--------------                -----------------               -------------
2.1 KV - 15 KV                     2'- 0"                          10'

                                                                      Fossil - 7

** Any reduction to the above clearance, in order to allow any equipment in to do a specific job, must be authorized by a supervisor and must be closely and continually monitored by a Company employee assigned by that supervisor.

         745.2 Hot sticks shall be selected based on system voltages.

              System Voltage                   Minimum Length Hot Stick
              --------------                   ------------------------

                  4 KV                               4' or longer
                 15 KV                               6' or longer

                  Guards shall be provided around all live parts operating at more than 150 volts to ground without an insulating covering, unless the location of the live parts gives sufficient horizontal or vertical or a combination of these clearances to minimize the possibility of accidental employee contact.
(Reference ANSI C2 - 1987)

746.  Capacitors.
      ----------

          746.1 After de-energizing a capacitor or generator leads with a capacitor attached, wait at least 5 minutes for the internal resistors to drain off any charge on the capacitor before grounding the capacitor or generator.

747.  Protective Grounding.
      --------------------

          NOTE: The following safety instructions apply to grounding electrical equipment within or about CMP Fossil
                  Generating Stations.

          747.1 All conductors and equipment which normally operate at or above 600 volts shall be treated as energized until tested and grounds have been connected. Working clearances shall be maintained while testing for potential voltage and while installing and removing grounds.

          747.2 Grounds used shall be of sufficient size to carry the maximum anticipated fault current and must be a minimum of No. 2 AWG copper.

          747.3 Approved rubber gloves, safety glasses, hard hat with face shield and approved switching jacket shall be worn while testing for potential voltage and while installing and removing grounds.

                                                                      Fossil - 8

          747.4 Prior to connecting grounds, de-energized conductors and equipment shall be tested for potential voltage.

          747.5 The connection to the station ground system shall be the first connection made and the last connection removed.

          747.6 Portable grounds must be installed and removed using and appropriate length hot stick.

         If after testing for potential the grounds cannot be installed or removed with a hot stick due to obstructions or clearances, grounds can be installed or removed by hand after each conductor or terminal has been probed with an approved ground lead using appropriate length hot stick while wearing all required personal protective equipment.

          747.7 Unnecessary ground slack and conductor loops should be avoided when installing temporary grounds to minimize violent conductor movement caused by magnetic forces in case of a heavy fault.

748.  Doble Testing.
      -------------

          748.1 The person assigned to handle the hook will be required to have control of the second safety button.

          748.2 At no time shall the test set be energized unless all personnel are two or more feet from the hook or any exposed part of the stator or conductor that will become energized by the test set. See Safety Instruction 744 (Minimum Working Clearance).

          748.3 Whenever possible, the hook shall be hung free on the equipment being tested and personnel shall get back a safe distance (2 feet or more) before the test set is energized.

          748.4 Any remote unattended areas where electrical hazards exist as a result of testing (such as generators or generator leads) shall be protected by barricades or other suitable means while testing is in progress to provide adequate protection to all persons in the area.

          748.5 Anyone receiving an electrical contact from Doble Test potential or high voltage D.C. test potential must be taken for medical attention.

          748.6 Instruction 148, Section 1 (General), High Potential Testing, shall apply for other high potential testing.

                                                                      Fossil - 9

749.  Fuses, Circuit Breakers and Commutator Brushes.
      ----------------------------------------------

          749.1 When working in the vicinity of live commutator brushes, use every precaution to prevent arcing. Extreme caution shall be used while working on slip rings, brush rigging or commutators of machines while in motion. Only persons who have received special instructions shall perform such work. Before excitor or generator brushes are changed while the generator is in service, the excitor or generator shall be checked to determine whether a ground condition exists. The brushes may not be changed if a ground condition exists.

         749.2 Where practical, control fuses will be changed only when both sides of the fuse receptacle are de-energized to eliminate the possibility of arcing.

         749.3 Control fuses will be handled with fuse pullers insulated for the voltage rating of the fuse.

         749.4 Blown control fuses shall be replaced with fuses of the proper voltage amperage rating and characteristics to ensure protection of personnel and equipment. Appropriate fuse sizing shall be checked before replacing fuses.

750.  Cleaning of Electrical Apparatus.
      --------------------------------

          750.1 Only wipers free from metal shall be used near energized parts.

          750.2 When air equipment, either pressure or vacuum, is used around energized parts, it must be equipped with approved nozzles of non-conducting material and moisture separators.

          750.3 No solvents shall be sprayed on live electrical equipment above 120 volts. If solvents are sprayed on live electrical equipment at or below 120 volts, the solvent shall be non-conductive and non-flammable.

751.  Chemical Cleaning of Boilers.
      ----------------------------

          751.1 Areas where chemical cleaning is in progress shall be restricted to access.

          751.2 If flammable liquids, gases, vapors, or combustible materials are used or may be produced, the areas must be posted against improper entry, smoking, welding and other ignition sources.

                                                                  EXHIBIT 99.(J)

                        SCHEDULE J - VOLTAGE REGULATION



FOSSIL GENERATION
-----------------



   STATION                         SCHEDULE        MINIMUM        MAXIMUM
                  UNIT #             (KV)           (KV)           (KV)
---------------------------------------------------------------------------
    Mason
                 Unit 3-5       Note 1
---------------------------------------------------------------------------
W.F. Wyman
                  Unit 1              120            113            121
                  Unit 2              120            113            121
                  Unit 3              120            113            121
                  Unit 4              355            349            362
---------------------------------------------------------------------------



Note 1:  Mason Station voltage regulation is managed by the 345/115 kV
-------
autotransformers. The generators produce VARs to support the system and regulate voltage only as a backup.

                                                 SCHEDULE J - VOLTAGE REGULATION


HYDRO GENERATION
----------------



STATION                        SCHEDULE   MINIMUM   MAXIMUM
                     UNIT #      (KV)       (KV)      (KV)
-----------------------------------------------------------
Bar Mills              All         35.5      34.5      36.0
-----------------------------------------------------------
Bonny Eagle            All         35.5      34.5      36.0
-----------------------------------------------------------
Brunswick              All         35.5      34.5      36.0
-----------------------------------------------------------
Cataract/NKL           All         35.5      34.5      36.0
-----------------------------------------------------------
Fort Halifax           All        Note 2
-----------------------------------------------------------
Gulf Island,
 Deer Rips,            All         35.5      34.5      36.0
 Androscoggin #3
-----------------------------------------------------------
Harris              Units 1-3       120       113       121
                     Unit 4       Note 2
-----------------------------------------------------------
Hiram                  All         35.5      34.5      36.0
-----------------------------------------------------------
Kezar Falls            All        Note 2
-----------------------------------------------------------
Ledgemere                         Note 2
-----------------------------------------------------------
Lewiston Canal         All        Note 2
-----------------------------------------------------------
Lockwood             Unit 7       Note 2
-----------------------------------------------------------
Monty                  All         35.5      34.5      36.0
-----------------------------------------------------------
North Gorham           All         35.5      34.5      36.0
-----------------------------------------------------------
Oakland (M#2)                     Note 2
-----------------------------------------------------------
Rice Rips (M#3)                   Note 2
-----------------------------------------------------------
Shawmut                All         35.5      34.5      36.0
-----------------------------------------------------------
Skelton                All         35.5      34.5      36.0
-----------------------------------------------------------

                                                 SCHEDULE J - VOLTAGE REGULATION

STATION                        SCHEDULE   MINIMUM   MAXIMUM
                     UNIT #      (KV)       (KV)      (KV)
-----------------------------------------------------------
Union Gas (M#5)                   Note 2
-----------------------------------------------------------
West Buxton            All         35.5      34.5      36.0
-----------------------------------------------------------
Weston                 All         35.5      34.5      36.0
-----------------------------------------------------------
Williams             Unit 1       Note 2
-----------------------------------------------------------
Wyman Hydro            All          120       113       121
-----------------------------------------------------------



Note 2:  Generation is connected on or near the primary distribution system of
------
Central Maine Power Company customers and can have a significant impact on customer voltages. Generation must be operated not to impact customer voltages as specified by Maine Public Utility Commission Rules and Regulations.

                                                                  EXHIBIT 99.(K)

                                                                      Schedule K

                                   SCHEDULE K


                   ISO NEW ENGLAND OPERATING PROCEDURE NO. 6
                   -----------------------------------------

                               SYSTEM RESTORATION
                               ------------------


APPROVED:      By the NEPOOL Operations Committee on September 27, 1979

REVISED:       By the NEPOOL Operations Committee:
                    February 28, 1991
                    April 19, 1994
               By the MOC/TOC:
                    September 26, 1997

REFERENCE:     (1)  NERC Policy 5 - Emergency Operations

               (2) NPCC Emergency Operation Criteria

               (3) ISO New England OPERATING PROCEDURES Nos. 4, 7, 8, 12

               (4) ISO New England Criteria, Rules, Standards No. 19 -
                   Transmission Operations

SATELLITE INSTRUCTION NUMBER:

               CONVEX:        Operating Instruction No. 6 -Restoration

               MAINE:         Operating Procedure No. 6 -Restoration

               NEW HAMPSHIRE: Operating Procedure No. 6 -Restoration

               REMVEC:        Operating Procedure No. 6 -Restoration

I.   INTRODUCTION

     This procedure addresses restoration of the bulk power system (115 KV and above) after a partial or complete system blackout has occurred. Expeditious restoration of the bulk power system depends on independent actions and interactions by the ISO New England Participants, Satellites and ISO New England. Depending on the expanse of the blackout (local area or widespread) numerous Participant and Satellite restoration procedures, and this procedure, could have to be implemented simultaneously.

     During system restoration, a high priority must be given to the restoration of off-site AC power sources to nuclear generators. Also, technical aspects of system restoration (i.e. unit startups, load pickups, switching surges, voltages, frequency, synchronization of islands, etc.) will be crucial. Recognizing these concerns, this procedure and all Satellite and Participant restoration procedures have been developed in a coordinated fashion. This document:

     1) outlines the responsibilities of the Satellites and ISO New England (including independent actions and interactions between these organizations) and,

     2) provides technical guidelines for the restoration of transmission and generation facilities.

     Responsibilities are outlined in the body of this procedure. Satellites are grouped according to the relationship established between them and ISO New England under the Strategic Pool Operations Review Team. Specifically, the CONVEX and New Hampshire Satellites' relationships to ISO New England are the same, therefore, their responsibilities during system restoration are the same. The Maine and REMVEC Satellites have unique relationships with ISO New England and thus their own set of responsibilities. Furthermore, because of its structure, the REMVEC Satellite weighs heavily on the restoration plans of the numerous utilities within REMVEC. Details on the interactions of REMVEC and its companies can be found in the REMVEC restoration procedure.

     Technical guidelines for restoration are provided in Appendix A.

II.  RESPONSIBILITIES

     A)   Maine Satellite

          1. Determine the extent of the blackout within the Maine Satellite and inform ISO New England as soon as possible of existing generation and transmission capabilities. (ISO New England will determine the extent of the blackout within New England and adjacent power systems and inform the Satellites.)

          2. Implement the Maine Satellite restoration procedure (including necessary coordination with ISO New England and adjacent Satellites).

          3. Assign a restoration coordinator to perform the following duties:

               a. Establish communications with restoration coordinators at ISO
                  New England and adjacent Satellites to provide a flow of information which promotes coordinated system restoration.

               b. Monitor, advise and help coordinate with ISO New England and adjacent Satellites, the following:

                    i.   Energizations of 345 KV circuits,

                   ii.   Energizations of inter-Satellite and inter-Pool ties,

                  iii. Unit startups, load pickups, generation reserves and load shedding within interconnected systems after an inter-Satellite or Inter-Pool tie has been established.

               c. Maintain a record of the Maine Satellite blackout and
                  restoration.

               d. Provide updates on the status of the Maine Satellite.

          4. Monitor transmission and generation facilities and, as practical, take action to promote system reliability.

          5. Should communications with ISO New England fail, 345 KV circuits and inter-Satellite and inter-Pool ties may be energized if prudent to total system restoration and communications between the affected parties exist.

     B)   CONVEX and New Hampshire Satellites

          1. Determine the extent of the blackout within the CONVEX and New Hampshire Satellites and inform ISO New England as soon as possible of existing generation and transmission capabilities. (ISO New England will determine the extent of the blackout within New England and adjacent power systems and inform the Satellites.)

          2. Implement the CONVEX and New Hampshire Satellite restoration procedures (including necessary coordination with ISO New England and adjacent Satellites).

          3. If the blackout is severe and unit dispatch must be temporarily returned to the Satellite(s), assign a loader to direct the startup and loading of units. The loader must:

             a. follow the technical guidelines which relate to unit startups, synchronizations and loadings and,

             b. closely coordinate unit operations with switching operations.

             If unit loading by a Satellite is warranted, the Satellite can request that an ISO New England operator be sent to the Satellite to assist with unit loading. Once the Satellite is sufficiently restored and interconnected, unit dispatch will be resumed by ISO New England.

          4. Assign CONVEX and New Hampshire Satellite restoration coordinators to perform the following duties:

             a. Establish communications with restoration coordinators at ISO
                New England and adjacent Satellites to provide a flow of information which promotes coordinated system restoration.

             b. Monitor, advise and help coordinate with ISO New England and adjacent Satellites, the following:

                  i.    Energizations of 345 KV circuits,

                 ii.    Energizations of inter-Satellite and inter-Pool ties,

                iii Unit startups, load pickups, generation reserves and load shedding within interconnected systems after an inter-Satellite or inter-Pool tie has been established.

             c. Maintain records of the Satellite blackouts and restorations.

             d. Provide updates on Satellite status.

          5. Monitor transmission and generation facilities and, as practical, take action to promote system reliability.

          6. Should communications with ISO New England fail, 345 KV circuits and inter-Satellite and inter-Pool ties may be energized if prudent to total system restoration and communications between the affected parties exist.

     C)   REMVEC Satellite

          1. Determine the extent of the blackout within the REMVEC Satellite and inform ISO New England as soon as possible of existing generation and transmission capabilities. (ISO New England will determine the extent of the blackout within New England and adjacent power systems and inform the Satellites.)

          2. Implement the REMVEC Satellite restoration procedure (including necessary coordination with the REMVEC companies, ISO New England and adjacent Satellites).

          3. If the blackout is severe and unit dispatch must be temporarily returned to the REMVEC Satellite and its Companies, the REMVEC Participant Companies will assign a loader in their own Dispatch Control Room to oversee and coordinate the start-up and loading of units within their respective areas. The loader must ensure that;

             a. the technical guidelines which relate to unit startups, synchronization's and loading are followed and,

             b. unit operations are closely coordinated with switching
                operations.

             If unit loading by REMVEC and its companies is warranted, REMVEC can request that a ISO New England operator be sent to REMVEC to assist with unit loading. If the REMVEC companies are blackstarting their service territories, REMVEC's responsibility will be to oversee and keep track of the developing islands. As REMVEC companies interconnect, REMVEC will become responsible for coordinating unit loading to enhance overall Satellite restoration. Once the REMVEC Satellite is sufficiently restored and interconnected, unit dispatch will be resumed by ISO New England.

          4. Assign a REMVEC Satellite restoration coordinator to perform the following duties:

             a. Establish communications with restoration coordinators in the
                REMVEC companies, ISO New England and adjacent Satellites to provide a flow of information which promotes coordinated system restoration.

             b. Monitor, advise and help coordinate with ISO New England and adjacent Satellites, the following;

                  i.    Energizations of 345 KV circuits,

                 ii.    Energizations of inter-Satellite and inter-Pool ties,

                iii Unit startups, load pickups, generation reserves and load shedding within interconnected systems after an inter-Satellite or inter-Pool tie has been established.

             c. Maintain a record of the REMVEC Satellite blackout and
                restoration.

             d. Provide updates on the status of the REMVEC Satellite.

          5. Monitor transmission and generation facilities and, as practical, take action to promote system reliability.

          6. Should communications with ISO New England fail, 345 KV circuits and inter-Satellite and inter-Pool ties may be energized if prudent to total system restoration and communications between the affected parties exist.

     D)   ISO New England Responsibilities

          1. Determine the extent of the blackout throughout New England and adjacent power systems and inform all Satellites of existing generation and transmission capabilities.

          2. Implement this ISO New England restoration procedure (including necessary coordination with the Satellites and adjacent power systems).

          3. If the blackout is severe and unit dispatch must be temporarily returned to the Satellites, be prepared to send operators to the Satellites to assist with the loading function if the Satellites request such assistance. Loaders must ensure that;

             a. the technical guidelines which relate to unit startups, synchronizations and loadings are followed and,

             b. unit operations are closely coordinated with switching
                operations.

             Once the Satellites are sufficiently restored and interconnected, unit dispatch will be resumed by ISO New England.

          4. Assign a restoration coordinator to perform the following duties:

             a. Establish communications with restoration coordinators in the
                Satellites and adjacent power systems and a flow of information that promotes coordinated system restoration.

             b. Monitor, advise and help coordinate with the Satellites and adjacent power systems, the following;

                  i.    Energizations of 345 KV circuits,

                 ii.    Energizations of inter-Satellite and inter-Pool ties,

                iii Unit startups, load pickups, generation reserves and load shedding within interconnected systems after an inter-Satellite or inter-Pool tie has been established.

             c. Maintain a record of the New England blackout and restoration.

             d. Provide updates on the status of the New England system to the
                Satellites and adjacent power systems.

          5. Authorize the closing of inter-Satellite and inter-Pool transmission lines.

          6. Once inter-Satellite or inter-Pool tie lines are energized, oversee and coordinate load pickups within the interconnected parties.

          7. Select priority for start-up power supply to generating stations when the choice is to supply a station in one Satellite or a station in another Satellite from the same source.

          8. Direct load shedding, if necessary, to enable continued reliable restoration of interconnected parties or the closing of inter-Satellite or inter-Pool ties.

          9. Monitor bulk power system transmission and generation facilities and, as practical, take action to promote system reliability.

                         SYSTEM RESTORATION GUIDELINES


The following lists guidelines regarding the technical aspects of system restoration. Recognizing the numerous scenarios of possible system blackouts (the expanse of the blackout and resources available for restoration), knowledge of these guidelines is important. They represent a general-purpose tool for system restoration. A more specific set of guidelines for restoration of the 345 KV system in the event of a complete blackout is presented in the flow chart
                                --------
in Appendix B. This flow chart and the various Satellite restoration procedures reflect the general guidelines. Where appropriate, the Satellite and ISO New England procedures have been coordinated.

A)   RESTORATION OF OFF-SITE AC POWER TO NUCLEAR GENERATORS

     The most critical power requirement after a blackout is the assurance of reliable shutdowns of nuclear generators. The NRC requires these units to have reliable on-site power sources for shutdown operations. The expeditious restoration of alternative off-site AC power sources to nuclear units is imperative to promote the continued reliability of shutdown operations. Beyond this, the station service demands to return some nuclear generators on-line cannot be met until off-site AC power is provided.

     Between the Satellite and ISO New England restoration procedures, at least two options for restoring off-site AC power to nuclear generators have been provided.

B)   OPENING CIRCUIT BREAKERS AND SWITCHES

     Satellite and company restoration procedures contain detailed instructions regarding the opening of circuit breakers and switches. In most cases, in-place substation procedures provide specific switching instructions to be followed in the event of a substation blackout. Some substations have equipment which automatically switches into a desired post-blackout configuration.

     In general, capacitors and customer loads will be opened and disconnected from the 345/230/115 KV transmission system. Similarly, circuit breakers or switches on the 345/230/115 KV transmission system will be opened. On the 345 and 230 KV, step-down transformers will be opened on the high side to avoid the simultaneous energization of a 345 or 230 KV circuit along with a step-down transformer. Step-down transformers off of the 115 KV system will be opened on either the high or low side.


                                  Appendix A
                                    1 of 7

     Operators should have station and distribution capacitors opened in locations where customer load can effectively absorb charging from transmission lines. This will help prevent high voltage conditions on the transmission system and excessive under excitation on generators. Along these lines, operators should anticipate the use of any available reactors to help absorb charging and prevent high voltage.

C)   REVIEWING LOAD TAP CHANGER (LTC) POSITIONS

     During system collapse, LTCs on autotransformers could move toward/to extreme tap positions. For example, if a gradual voltage collapse occurs (over several minutes), LTCs could move to full boost positions in an attempt to maintain subtransmission or distribution voltage. Upon collapse, the LTCs would remain in these positions and subsequent reenergization of the autotransformers could result in excessively high voltages on the low side systems which could result in equipment or load damage. Consequently, LTC positions should be checked prior to energization of autotransformers. If LTC positions are substantially off nominal, taps should be moved to nominal positions before energizing autotransformers.

D)   GENERATOR START UPS AND MW LOADINGS

     During system restoration, generator MW loadings will be primarily dictated by minimum MW loading requirements to ensure unit stability and the need to provide station service power to units without black start capability. Operators at generating stations should, in concert with Satellite operators, endeavor to start as many units as possible. More units mean stronger sources in terms of synchronized inertia and control of frequency and voltage. Stronger sources will also afford more circuit energizations, unit start-ups, spinning reserve, and load pickups (including larger block sizes of load pickups).

     Once initial units have been brought on line and synchronized, they should pick up some/all the minimum load requirements for other units just prior to their startup/synchronization. Once these units start and synchronize, their minimum load requirements should be transferred to them by adjusting unit loadings in the synchronized subsystem. This method of providing minimum load requirements to units is generally preferable to doing load pickups after a unit has been synchronized.

E)   SPINNING RESERVES

     Initially, when few units are on-line, operators will not have many options regarding spinning reserves. As restoration progresses and more units are phased in,


                                  Appendix A
                                    2 of 7
     operators should establish and maintain enough spinning reserve to cover loss of the unit generating the most MW. Eventually, spinning MW reserves should be adequate to cover loss of the largest generating unit and have additional reserve for continuing unit start-up demands.

F)   LOAD PICKUPS

     1.   LOAD BLOCK SIZES

          In general pick up loads in block sizes that do not exceed 5% of total synchronized generating capability. One exception to this would involve initial phases of restoration where a large unit with slow governor response is synchronized to a small unit with fast governor response. To avoid overloading the smaller unit after load pick up, block sizes should be restricted to 5% of the smaller unit's MVA capability until (an) additional unit(s) is/are synchronized.

     2. FREQUENCY INCREASE PRIOR TO LOAD PICK UP, AUTOMATIC UNDERFREQUENCY LOAD SHEDDING

          Large frequency excursions are to be expected during system restoration. To allay these excursions and prevent compounding them by the triggering of Automatic Underfrequency Load Shedding (AULS) and other subsequent cascading problems, operators should employ the following methods.

          During initial stages of system restoration (electrical island sizes are roughly 500 MW or less) the block sizes of load pickups are most likely to be at/near the general limit of 5% of synchronized generation capability and large frequency excursions are most probable. Operators can compensate for the frequency dips by first increasing frequency to as high as 60.3 hertz prior to load pickup. Operators may achieve another layer of reliability by initially avoiding, if possible, the restoration of feeders with AULS. (Initially avoiding AULS is preferred but may not be possible based on substation design). If AULS feeders must be picked up, operators should initially opt, if possible, to restore those set at 58.8 hertz.

          As island sizes grow to several hundred MW and the ratio of load block sizes to synchronized generation decreases, smaller increases in frequency prior to load pickup will become appropriate. Also, load pickups should now restore the 15% provision of load with AULS at 58.8 hertz.


                                  Appendix A
                                    3 of 7

          Finally, as island/system sizes reach a thousand(s) of MW, load block sizes should become a small percent of synchronized generation and increasing/maintaining frequency after rather than prior to load pickups should be sufficient. Full AULS capability (10% at 59.3 hertz and 15% at 58.8 hertz) should be restored and maintained. This will provide backup protection for generation contingencies in these larger size islands/systems.

          Ultimately, there's nothing like experience. During restoration, operators should observe analog/instantaneous recordings of frequency response to actual load pickups (if available) and tailor their frequency increases and load block sizes to prevent excessive frequency excursions.

     3.   COLD LOAD PICKUP

          During system restoration, operators will be restoring feeder loads that have been deenergized for unusually long periods of time (commonly referred to as "cold load"). The longer the deenergization period, the greater the loss of typical on/off cycling and other types of diversity in the load. Upon reenergization of the load, simultaneous full demands of all the various load components can be encountered. Consequently, operators should anticipate cold load pickups that are 1.5 - 3 times greater than normal feeder loads.
          Also, the longer the deenergization period, the longer it will take for the cold load magnitude to decay to a more typical value. After performing several load pickups, operators should get a better feel of cold versus typical feeder loads.

G)   SALIENT ELECTRICAL CONCERNS DURING SYSTEM RESTORATION

     Reliable frequency and voltage performance (both transient and steady state) and reliable circuit energizations are major concerns during system restoration, especially during initial stages. The following general guidelines address these concerns.

     1.   TRANSMISSION LINE CHARGING

          Anticipate the introduction of shunt MVAR charging from line energizations and ensure that adequate reactive control exists prior to line energizations. The following are typical charging values:
          .88 MVAR/mile for 345 KV, .28 MVAR/mile for 230 KV, and .07 MVAR/mile for 115 KV. These figures show charging to be a critical concern on the 345 KV, a significant factor on the 230 KV but much less of a concern on the 115 KV. A


                                  Appendix A
                                    4 of 7
          list of 345 KV circuits and their charging levels, and a list of shunt devices within New England are provided in Appendices C-E.

     2.   VOLTAGE SCHEDULES AT GENERATORS

          Generating stations should work to maintain voltage schedules below normal levels during system restoration. This will help combat shunt MVAR charging from lightly loaded transmission lines and consequential high voltage and excessive switching surges. Lower voltage schedules will reduce transmission line MVAR charging (which is a function of voltage squared) and promote leading operation of generators and thus the absorption of transmission line MVAR charging. As island/system sizes increase and significant real power MW flows start to occur on transmission circuits, normal voltage schedules at generating stations may become preferable. In any case, decisions on voltage schedules should be based on actual system voltage levels and leading reactive power limits on generators. (If a unit is at/near its leading reactive power limit, other options for absorbing reactive power or reducing the amount of reactive power that has to be absorbed should be exercised to restore leading reactive reserve on generators.)

     3.   CIRCUIT ENERGIZATIONS

          Perform circuit energizations in a deliberate manner, checking the status of all associated facilities before and after energization. Synchronism, reactive conditions, and switching surges should be considered. In general, excessive switching surges are not anticipated for energizations on the 115 or 230 KV.

          In the early stages of system restoration, 345 KV line or 345/115 KV transformer energizations should be done with a source that is electrically close to the energization, and has a total capability of 100 MVA or more (could be one or more synchronized units). Even then, only one to three 345 KV facilities could be energized reliably depending on line length or transformer characteristics. As restoration progresses and the total capability of synchronized sources builds up to several hundred MVA spread out over the 345 KV system, the possibility of excessive switching surges decreases substantially.

          The simultaneous energization of a 345 KV transmission line and a 345 KV step-down transformer should be avoided. In cases where this is not possible (no


                                  Appendix A
                                    5 of 7
          breaker between the line and transformer), the energization of these circuits should be done with a strong nearby source or in later stages of system restoration when sources are strong.

          In general, a reactor connected to the tertiaries of 345 KV step-down transformers should be closed-in prior to energization of the transformers. This will help prevent excessively high switching and steady state voltages. Prior to switching, operators should confirm that the reactor will be beneficial, and be able to be supported after switching. In cases where multiple reactors are available, operators should decided how many reactors can/should be energized along with the 345 KV transformer.

          If upon energization, a circuit immediately trips out due to relay protection, operators should try to have the lightning arrestors at the terminals of the circuit visually inspected for damage before making another attempt to energize the circuit. If inspection is not possible/timely, parties should be aware of and accept an increased risk for equipment damage during subsequent attempts to energize the circuit and other nearby circuits. The transmission equipment of most concern would be autotransformers.

     4.  SYNCHRONIZATIONS

          Generating stations are the preferred locations for synchronizing units, islands or systems together. These stations have synchronizing equipment which is needed for regular unit phasing. Also, station operators are well versed in synchronizing techniques. In the restoration procedures, some synchronizations are planned at transmission (vs. generating) stations. For these cases, the necessary synchronizing equipment, operator knowledge and communication links to predefined generating stations (to match frequency) have been considered.

H)   INTER-SATELLITE TIES

     The synchronization/energization of inter-Satellite ties should occur during fairly early stages of system restoration. This would minimize problems associated with having to synchronize many small islands or trying to match frequencies of two large islands. It would also promote the most effective use of available resources to restore the system in the least amount of time. Appendix F lists the inter-Satellite ties.


                                  Appendix A
                                    6 of 7

I)   INTER-POOL TIES

     The same reasons for early establishment of inter-Satellite ties apply to inter-Pool ties. However, the lack of direct control over switching operations in other pools and their overall status/reliability should be considered before establishing ties. Also, reliable operation of HVDC converters requires that strong AC systems exist. For this reason, operators should not attempt to energize HVDC ties during early phases of system restoration. Appendix G lists the inter-Pool ties.

J)   USE OF NON-UTILITY GENERATORS (NUGS)

     Satellites will decide when to phase in available NUGs. The synchronization of NUGs connected to the 345 KV must be coordinated with ISO New England.


                                  Appendix A
                                    7 of 7

                                   APPENDIX B

                     RESTORATION SEQUENCE FOR ESTABLISHING
                            A 345 KV BACKBONE AFTER
                    TOTAL SYSTEM BLACKOUT WITHIN NEW ENGLAND


            (Available separately from Central Maine Power Company)

                   CHARGING OF 345 KV CIRCUITS IN NEW ENGLAND
                      (ALL MVAR VALUES AT NOMINAL VOLTAGE)


Circuit                  Terminals                   Charging
   #                                                  (MVAR)
-------  ------------------------------------------  --------

    301  Ludlow - Carpenter Hill                        20.8
    302  Carpenter Hill - Millbury No. 3                13.1
    303  Brayton Point - West Medway                    30.7
    307  Deerfield - Newington                          21.5
    310  Millstone - Manchester                         41.8
    312  Berkshire - Northfield Mountain                31.6
    314  Millbury No. 3 - Sandy Pond                    31.3
    315  Brayton Point - West Farnum                    33.6
    316  Holbrook - West Walpole                        13.4
    319  Woburn - Lexington                              7.5
    320  Connecticut Yankee - Haddam Neck                0.2
    321  Long Mountain - Plumtree                       15.6
    322  Canal - Carver                                 13.4
    323  Millbury No. 3 - West Medway                   13.4
    325  West Medway - West Walpole                      6.8
    326  Sandy Pond - Scobie Pond                       25.5
    328  West Farnum - Sherman Road                      7.7
    329  Frost Bridge - Southington                      8.6
    331  Carver - West Walpole                          22.3
    332  West Farnum - Kent County                      17.7
    333  Ocean State - Sherman Road                       .1
    334  Ludlow - Stony Brook                            4.4


                                  Appendix C
                                    1 of 4

Circuit                  Terminals                   Charging
   #                                                  (MVAR)
-------  ------------------------------------------  --------
    335  Auburn Street - Holbrook                        6.6
    336  Sherman Road - N.E.A. Tap - West Medway        19.2
    337  Tewksbury - Sandy Pond                         13.9
    338  Tewksbury - Woborn                             11.5
    339  Tewksbury - Golden Hills                       15.8
    340  Vermont Yankee - Coolidge                      42.7
    342  Canal - Pilgrim - Auburn Street                53.9
    343  Millbury No. 3 - Sandy Pond                    31.8
    344  Bridgewater - West Medway                      25.3
   346X  North Cambridge - Woburn                      120.4
   346Y  North Cambridge - Woburn                      120.4
    347  Card - Sherman Road                            38.9
    348  Millstone - Southington                        46.1
   349X  Mystic - Golden Hills                         120.0
   349Y  Mystic - Golden Hills                         120.0
    352  Long Mountain - Frost Bridge                   13.9
    353  Manchester - Scovill Rock                      14.2
    354  Ludlow - Northfield Mountain                   25.2
    355  Bridgewater - Pilgrim                          21.7
    357  Millbury No. 3 - West Medway                   13.5
    358  Mystic - North Cambridge                       91.4
    362  Haddam Neck - Southington                      21.3
    363  Seabrook - Scobie Pond                         26.6
    364  Haddam Neck - Montville                        19.5


                                  Appendix C
                                    2 of 4

Circuit                  Terminals                   Charging
   #                                                  (MVAR)
-------  ------------------------------------------  --------
    368  Manchester - Card                              13.6
    369  Seabrook - Timber Swamp Road - Newington       15.2
    371  Millstone - Montville                          10.9
    372  Mystic - Kingston Street                       87.5
    373  Scobie Pond - Deerfield                        15.5
    374  Buxton - Surowiec                              21.9
    375  Buxton - Maine Yankee                          46.3
    376  Haddam Neck - Scovill Rock                      4.4
    377  Surowiec - Maine Yankee                        24.3
    378  Mason - Maine Yankee                            2.9
    379  Vermont Yankee - Amherst - Scobie Pond         56.6
    381  Northfield Mountain - Vermont Yankee           16.7
    383  Millstone - Card                               24.9
    384  Middletown - Scovill Rock                       2.4
    385  Deerfield - Buxton                             40.6
    386  Buxton - South Gorham - Yarmouth               25.3
    387  East Shore - Scovill Rock                      26.7
    388  Maxcys - Orrington                             44.9
    389  West Medway - West Walpole                      8.8
    391  Buxton - Scobie Pond                           56.1
    392  Maine Yankee - Maxcys                          21.1
    393  Alps - Berkshire                               25.8
    394  Seabrook - Tewksbury                           35.7
    395  Manchester - Ludlow - North Bloomfield         34.1


                                  Appendix C
                                    3 of 4

Circuit                  Terminals                   Charging
   #                                                  (MVAR)
-------  ------------------------------------------  --------
    396  Orrington - Keswick, N.B.                     121.4
    398  Pleasant Valley - Long Mountain                15.3


                                  Appendix C
                                    4 of 4

                                                                      Appendix D

                       NEW ENGLAND TRANSMISSION REACTORS
                      (ALL MVAR VALUES AT NOMINAL VOLTAGE)


STATION                  NUMBER            SIZE            TOTAL
-------                  ------            ----            -----
                                          (MVAR)           (MVAR)

Orrington                  2                 40               80
Surowiec                   2                 40               80
Scobie                     2                 40               80
Woburn                     1                 80               80
Mystic                     1                 80               80
North Cambridge            2                 54*             108
Comerford                 12               19.8            237.6
Sandy Pond                 3                160              480

The Chester SVC has a nominal leading capability of 125 MVAR.

* The high impedance of the tertiary windings to which these reactors are connected, significantly depresses the tertiary voltage thereby reducing the reactors MVAR capability substantially below their nameplate rating of 54 MVAR.

                                                                      Appendix E

                      NEW ENGLAND TRANSMISSION CAPACITORS
                        (ALL VALUES AT NOMINAL VOLTAGE)

Station              Size   Station                         Size
                     MVAR                                   MVAR
CONVEX                      REMVEC
N. Bloomfield #1      50.4  E. Fairfax, VT                   24.8
N. Bloomfield #2      50.4  Sandbar, VT                      24.8
N. Bloomfield #3      50.4  Essex, VT                        49.5
Manchester #1         50.0  Williston, VT                    24.8
Manchester #2         50.0  Middlebury, VT                   22.9
Manchester #3         50.0  N.Rutland, VT                    24.8
Berlin #1             39.8  Berlin, VT                       24.8
Berlin #2             39.8  Barre, VT                        10.8
Berlin #3             39.8
Frost Bridge #1       50.4  Millbury                         63.0
Frost Bridge #2       50.4  Pratts Jct.                      63.0
Frost Bridge #3       50.4  Tewskbury #1                     63.0
Plumtree #1           39.9  Tewskbury #2                     63.0
Plumtree #2           39.9  Kent County                      63.0
East Shore #1         42.0  Manchester St.                   63.0
East Shore #2         42.0  Barnstable                       39.0
North Haven           42.0  K-Street-1                       53.6
Sacket                42.0  K-Street-2                       53.6
Norwalk #1            39.7  Mystic                           53.6
Norwalk #2            39.7  Lexington                        53.6
Glenbrook #1          37.8  Baker Street #1                  53.6
Glenbrook #2          37.8  Baker Street #2                  53.6
Glenbrook #3          37.8  Needham                          53.6
Glenbrook #4          37.8  Framingham/Leland                53.6
Glenbrook #5          37.8
Darien                37.8  Comerford #8                     31.5
Waterside             37.8  Comerford #9                     63.0
Agawam #1             50.4  Sandy Pond #2                   178.0
Agawam #2             50.4  Sandy Pond #2                    85.0
Montville #1          50.4  Sandy Pond #2                   175.0
Montville #2          50.4  Sandy Pond #2                   186.0
Southington #1        50.0  Sandy Pond #2                    93.0
Southington #2        50.0
Southington #3        50.0
       TOTAL        1515.2  TOTAL                          1864.5



New Hampshire         Size  Maine                            Size
                      MVAR                                   MVAR
Beebe                 20.0  Orrington #1                     67.0
Merrimack #1          37.5  Orrington #2                     67.0
Merrimack #2          37.5  Orrington #3                     67.0
                            Maine Yankee                     30.0
       TOTAL          95.0         **TOTAL                   231.0
                            **  Chester SVC has a
                            nominal lagging capability of
                            425 MVAR

                                                                      Appendix F

                              INTER-SATELLITE TIES


  REMVEC - PSNH

      A253         Merrimack 230/115KV                 Autotransformer
      I135N        Monadnock Tap - Monadnock           115KV
      N186         Keene - Westport - Vernon           115KV
      Q195         Moore - Whitefield                  115KV
      Y151         Hudson - Pelham - Dracut Jct.       115KV
      K174         North Rd. - Ascutney                115KV
     K 29/60       Littleton - St. Johnsbury           115KV
      D204         Littleton Tap - Littleton           230KV
       379         Vt. Yankee - Amherst - Scobie       345KV
       326         Scobie - Sandy Pond                 345KV
       394         Seabrook - Tewksbury                345KV

  PSNH - MAINE

       197         Three Rivers - Quaker Hill          115KV
       250         Three Rivers - Maquire - Louden     115KV
       385         Deerfield - Buxton                  345KV
       391         Scobie - Buxton                     345KV

 CONVEX - REMVEC

      Y177         Montague - MA. Yankee               115KV
      B128         Harriman - Montague - Millbury      115KV
      F132         Doreen - Partridge - Adams          115KV
      X176         Ludlow - Palmer                     115KV
      1870         Mystic - Wood River                 115KV
       381         Northfield Mt. - Vt. Yankee         345KV
     302/301       Millbury - Carpenter Hill - Ludlow  345KV
       347         Card - Sherman Rd.                  345KV

                                                                      Appendix G

                                INTER-POOL TIES

   New York - New England

            PV20               Plattsburgh - So. Hero - Sandbar  115KV
             K7                Whitehall - Blissville            115KV
             K6                Hoosick - Bennington              115KV
            E205W              Rotterdam - Bear Swamp            230KV
             393               Alps - Berkshire                  345KV
             398               Pleasant Valley - Long Mountain   345KV
            1385               Norwalk Harbor - Northport        138KV

 New Brunswick - New England

             396               Keswick - Chester - Orrington     345KV

 Hydro Quebec - New England

 Highgate back-to-back HVDC

        Phase II HVDC

                                                                      Appendix H

                        Phone Number of Control Centers

Control Center                          PBX            Direct Line

REMVEC             Control Room  508 389-2492/2493  508 389-8393/8394

ME Satellite       Loader        207 626-9841       207 622-1464
                   Security      207 626-9864       207 623-3826

NH Satellite       Loader        603 634-3572       603 625-4560
                   Security      603 634-3576/3577  603 625-4624

CONVEX             Control Room  860 665-6690/6696  860 666-8630/8533

NYPP               Senior        518 356-6211/6121
                   Generation    518 356-6213/6214
                   Interchange   518 356-6215/6216

NBP                Loader        506 458-4630
                   Transmission  506 458-4636

HQ                 Production    514 289-4991
                   Exchange      514 289-4992
                   System        514 289-4990

PJM                Control Room  610 666-8806/8808

ISO New England    Shift         413 535-4384
                   Supervisor
                   Senior        413 535-4301       413 536-7386
                   Loader        413 535-4303       413 536-7437
                   Security      413 535-4302       413 536-7503

                        NEPEX OPERATING PROCEDURE NO. 7
                        -------------------------------

                             ACTION IN AN EMERGENCY
                             ----------------------

APPROVED:       By the NEPOOL Interim Operations Committee to be
                effective December 12, 1969

REVISED:        April 22, 1971
                July 21, 1972
                May 27, 1976
                August 24, 1978
                July 1, 1994
                April 24, 1997  Effective with SPORT Implementation
                May 30, 1997
                Sept. 15, 1997  This revision incorporates the April 24,
                                1997 and May 30, 1997 versions and is
                                effective with the implementation of
                                SPORT.

REFERENCE:              1.  NPCC Emergency Operation Criteria A3

                        2.  NERC Guide III - Emergency Operations

                        3.  NEPOOL CRS No.19 - Transmission Operations

                        4.  NEPEX Operating Procedure No. 6 - System Restoration

SATELLITE INSTRUCTION NO.

   CONVEX:                  Operating Instruction No. 7

   MAINE:                   MAINE Operating Procedure No. 7

   NEW HAMPSHIRE:           PSNH Operating Procedure No. 7

   REMVEC:                  REMVEC Operating Procedure No. 7
                            - Action During An Emergency

[MISSING PAGE 2]

     Satellite.

   B) The transmission and/or generating facilities under the operating jurisdiction of a single Satellite.

   C) The risk of damage to equipment under the operating jurisdiction of a single Satellite when accompanied by a loss of communications with ISO New England.

                                   PROCEDURE
                                   ---------

I.    PREPARATION FOR IMPLEMENTATION
      ------------------------------

      Normally, the potential need for emergency actions prescribed by this procedure should be determined well in advance of the time the actions must be implemented. This procedure may be implemented either before, during, or after action taken under NEPEX Operating Procedure No. 4 - Action During A Capacity Deficiency depending on the circumstances of the emergency.

      When system conditions indicate that implementation of this procedure may be required, ISO New England and the Satellites will establish and, if appropriate, maintain continuous communication in preparation for a ISO New England directive to implement the procedure. Prompt action may provide time to be more selective in the application of this procedure.

      If any Satellite and ISO New England are unable to establish prompt communication, the Satellite will proceed to implement the procedure independently.

      When time and circumstances allow, ISO New England and the Satellites shall discuss the emergency conditions and reach consensus on the actions to be taken and the timing of those actions.

      When operating circumstances do not allow time for consensus decisions, ISO New England and/or the Satellite will initiate the necessary actions prescribed by this procedure with the understanding that actions resulting in the higher level of reliability will be taken.

II.  PROCEDURES FOR LOW FREQUENCY CONDITIONS
     ---------------------------------------

      In an emergency characterized by a frequency drop, identification of the deficient Area or Areas is vital to expedite corrective action. The ISO New England Control Room Staff shall establish communications with other interconnected Areas to determine, if possible, the cause of the frequency decline and the action required to restore frequency to 60.00 Hz.

   A)     When the cause of the declining frequency is outside of New England:

     [_]  Confirm existing interchange schedules with adjacent NPCC Areas.

     [_] Regulate the New England ties to maintain the frequency-biased interchange schedules.

     [_] Increase the amount of synchronized reserve to be able to adjust the interchange schedule further, if needed.

     [_] The ISO New England Control Room Staff shall make known to external Areas the amount of emergency capacity NEPOOL can make available.

   B) When the cause of the declining frequency is due to a deficiency in New England:

     [_]  Confirm existing interchange schedules with adjacent NPCC Areas.

     [_] The ISO New England Control Room Staff shall request assistance from external Areas up to the emergency transfer limit of the interconnection tie lines.

          When the frequency reaches 59.90 Hz:

     [_] Disconnect any pumped storage units operating in the pumping mode. They will be automatically disconnected at 59.65 Hz.

     [_]  Order all fast-start nonsynchronized units into service.

          When the frequency reaches 59.80 Hz:

     [_]  Automatic Generation Control (AGC) will be tripped automatically.

     [_] Direct all thermal generation to Reserve Claimed Capability at maximum response rates.

          When the frequency reaches 59.30 Hz:

     [_] Underfrequency relays will provide 10% load relief. By the time the frequency reaches 59.00 Hz, confirm that this relief was provided (Appendix A, Emergency Condition A).

          When the frequency reaches 58.80 Hz:

     [_] Underfrequency relays will provide an additional 15% load relief. By the time frequency reaches 58.50 Hz, confirm that this relief was provided. (Appendix A, Emergency Condition B)

     If the load shedding by automatic underfrequency relays does not stabilize the frequency and it continues to decline below 58.50 Hz

     [_] Order manual load shedding in accord with Appendix B to the extent necessary to restore frequency to 60.00 Hz.

     [_] 50% of New England's load, including the 25% that is shed automatically, can be shed manually. Details of the manual load shedding procedure and statements to be used by operators are included in Appendix C.

     [_] All stations shall take the necessary action, including separating units from the system, to preserve generation and minimize damage and service interruptions.

III  PROCEDURES FOR A TRANSMISSION EMERGENCY
     ---------------------------------------

     Operation of the transmission system under emergency conditions shall be governed by the NEPEX Criteria, Rules, and Standard No. 19 - Transmission Operation (CRS 19). Emergency Actions, including the switching of transmission elements, implementing voltage reductions, and the shedding of firm load, can be taken by ISO New England and the Satellites to maintain reliability.

     Pool Operators and Satellites operators are responsible to keep appropriate Supervisors at ISO New England and the Satellites advised as to conditions that might necessitate management review of the need to implement Emergency Actions on a pre-contingency basis.

IV.  PROCEDURES FOR UNACCEPTABLE VOLTAGE CONDITIONS
     ----------------------------------------------

     NEPEX Operating Procedure No. 12 - Voltage and Reactive Control (OP 12) and various voltage guides define criteria and establish guides for action to be taken to insure that desirable levels of voltage are maintained on the transmission system. The Satellite Control Center shall make every effort to correct unacceptable voltage and shall coordinate actions with ISO New England.

     When unacceptable voltage conditions occur and corrective actions described in NEPEX OP 12 and/or the voltage guides are not effective, the ISO New England Control Room Staff and/or the Satellite operators should take Emergency Actions, as defined in CRS 19, to correct the situation.



     Pool oprators and Satellites operators are responsible to keep appropriate Supervisors at ISO New England and the Satellites advised as to conditions that might necessitate management review of the need to implement Emergency actions on a pre-contingency basis.

V. RESTORATION OF LOAD
   -------------------

     ISO New England will direct the restoration of any load shed under this procedure when system conditions permit.

                                                                      APPENDIX A



                       AUTOMATIC - LOAD SHEDDING SCHEDULE
                 BASED ON A NEPEX PEAK LOAD OF 21,400 MEGAWATTS

                             EMERGENCY  PERCENT LOAD   APPROX. MW OF
    SYSTEM       PEAK LOAD*  CONDITION   TO BE SHED   LOAD TO BE SHED
--------------   ----------  ---------  ------------  ---------------

NEPEX             21,400 MW      A           10             2,140
                                 B           15             3,210

CONVEX             7,050 MW      A           10               705
                                 B           15             1,058

MAINE              1,500 MW      A           10               150
                                 B           15               225

NEW HAMPSHIRE      1,300 MW      A           10               130
                                 B           15               195

REMVEC            11,550 MW      A           10             1,155
                                 B           15             1,732

Note: Each Satellite and-Participant is expected to establish automatic load shedding procedures based on peak-load percentages which will result in approximately the figures shown for each Satellite. It is understood that figures can vary from Participant to Participant.

        *  Values rounded to the nearest 50 MW.

                                                                      APPENDIX B
                         MANUAL LOAD SHEDDING SCHEDULE
                 BASED ON A NEPEX PEAK LOAD OF 21,400 MEGAWATTS
             STEP NO. AND APPROXIMATE MEGAWATTS OF LOAD TO BE SHED

                                            NEW
            NEPEX     CONVEX    MAINE    HAMPSHIRE   REMVEC      NEPEX
 STEP #   21,400 MW  7,050 MW  1,500 MW  1,300 MW   11,500 MW  21,400 MW  STEP #
--------  ---------  --------  --------  ---------  ---------  ---------  ------
1               214        70        15         13        116     214        1
2               428       140        30         26        232     428        2
3               642       210        45         39        348     642        3
4               856       280        60         52        464     856        4
5             1,070       350        75         65        580   1,070        5
6             1,284       420        90         78        696   1,284        6
7             1,498       490       105         91        812   1,498        7
8             1,712       560       120        104        928   1,712        8
9             1,926       630       135        117      1,044   1,926        9
10            2,140       700       150        130      1,160   2,140       10
15            3,210     1,050       225        195      1,740   3,210       15
20            4,280     1,400       300        260      2,320   4,280       20
25            5,350     1,750       375        325      2,900   5,350       25
30            6,420     2,100       450        390      3,480   6,420       30
35            7,490     2,450       525        455      4,060   7,490       35
40            8,560     2,800       600        520      4,640   8,560       40
45            9,630     3,150       675        585      5,220   9,630       45
50           10,700     3,500       750        650      5,800  10,700       50

Note: Each Participant is expected to develop a manual load shedding plan which will result in shedding 50% of load on peak. The step numbers shown in this table correspond to an equivalent percent and assume all Satellites peak coincidentally with NEPEX, which may or may not be true. Insofar as Satellite and Participant loads conform to the NEPEX load, an "X" percent load change in NEPEX will result in the same percent change for the Satellite or Participant. Clearly, all loads do not conform to the NEPEX loads. Therefore, the table is approximate only.

                                                                      APPENDIX C
                       INSTRUCTIONS FOR IMPLEMENTATION OF
                              MANUAL LOAD SHEDDING


The following are to be observed by the NEPEX Pool Coordinators during the manual shedding of load. These instructions are to be used in conjunction with Appendix A which specifies the step number of the load shedding procedure.

I.   WHEN SHEDDING LOAD NEPEX WIDE:

     A)   Communication With Satellites
          -----------------------------

          All satellites will be on the line prior to the time the Pool Coordinator issues instructions.

     B)   Quantity of Load
          ----------------

          The Pool Coordinator will direct the quantity of load to be shed or restored by specifying a step number.

          Step Number = Total MW Load to be Shed or Restored x 100
                        ------------------------------------------
                                 Instantaneous NEPEX Load

     C)   Instruction Messages
          --------------------

          Issue concise verbal instructions and await Satellite acknowledgment which should be received from all Satellites alphabetically. Typically messages for the Pool Coordinators and System Operators are:

          Implementation:
          --------------

          a.    NEPEX TO ALL:           Implement OP 7 - Manually shed load
                                        from step ____ through step ____.

          b.    NEPEX TO ALL:           Implement OP 7 - Manually restore
                                        load from step ____ through
                                        step ____ .

          Acknowledgment:
          --------------

          a.    ____, OP 7 -            Manually shed load from step ____
                                        through step ____ .

          b.    ____, OP 7 -            Manually restore load from step ____
                                        through step ____ .


     D) Examples:  Typical Implementation and Acknowledgment Messages
        -------------------------------------------------------------

          1.    a. NEPEX Load - 21,400 MW
                   ----------

                b. NEED - Shed 500 MW uniformly throughout New England.
                   ----

                c. Messages:
                   --------

                   Implementation:  50,000 / 21,400 = 2.3
                   --------------

                   NOTE: To achieve 500 MW within Appendix B load shedding schedule, the fractional step result must be rounded down or up to the next step value.

                   NEPEX TO ALL:        Implement OP 7 - Manually shed load
                   ------------
                                        from step 1 through step 3.

                   Acknowledgment:
                   --------------

                   CONVEX:      OP 7 -          Manually shed load from step 1
                   ------
                                                through step 3

                   MAINE:       OP 7 -          Manually shed load from step 1
                   -----
                                                through step 3

                   N.H.:        OP 7 -          Manually shed load from step 1
                   ----
                                                through step 3

                   REMVEC:      OP 7 -          Manually shed load from step 1
                   ------
                                                through step 3

          2.    a. NEPEX Load = 20,900 MW

                b. NEED: -      Restore 500 MW of load that had been
                   ----
                                previously shed uniformly throughout New
                                England.

                c. Messages:
                   --------
                   Implementation:              50,000 / 20,900 = 2.4
                   --------------

                   NOTE: To achieve 500 MW within Appendix B load shedding schedule, the fractional step result must be rounded down or up to the next step value.

                   NEPEX TO ALL:        Implement OP 7 - Manually restore load
                   ------------
                                        from step 3 through step 1

                   Acknowledgment:
                   --------------

                   CONVEX:      OP 7 -          Manually restore load from step
                   ------
                                                3 through     step 1

                   (Other Satellites respond in alphabetical order)

II.  WHEN SHEDDING LOAD IN INDIVIDUAL SATELLITE(S)

     A)   Communication With Satellite(s)
          -------------------------------

          The affected Satellite(s) will be contacted individually and instructions will be issued by the Pool Coordinator. The unaffected Satellites will then be contacted individually and informed of the situation.

     B)   Quantity of Load
          ----------------

          The Pool Coordinator will direct the quantity of load to be shed or restored by specifying a step number.

          Step Number = Total MW Load to be Shed or Restored x 100
                        ------------------------------------------
                        Instantaneous Load of Applicable Satellite(s)

          NOTE: Applicable Satellites are those within the area in which load shedding will be effective in alleviating a problem.

     C)   Instruction Messages
          --------------------

          Issue concise verbal instructions and await Satellite acknowledgment. Typical message for the Pool Coordinators and Systems Operators are:

          Implementation:
          --------------
          a.    NEPEX TO __:    Implement OP 7 - Manually shed load from
                                step ____ through step ____ .

          b.    NEPEX TO __:    Implement OP 7 - Manually restore load
                                from step ____ through step ____ .

          Acknowledgment:
          --------------
          a.    ____, OP 7 -    Manually shed load from step ____ through
                                step ____ .

          b.    ____, OP 7 -    Manually restore load from step ____ through
                                step ____ .

     D)   Examples:  Typical Implementation and Acknowledgment Messages
          -------------------------------------------------------------
          1.    a.      NEPEX Load - 21,400 MW
                        ----------
                        Convex - 7,050 MW
                        ------
                b.      NEED - Shed 200 MW of load in CONVEX.
                        ----
                c.      Messages
                        --------
                        Implementation:  20,000 / 7,050 = 3
                        --------------
                        NOTE: To achieve 200 MW within Appendix B load shedding schedule, the fractional step result must be rounded down or up to the next step value.

                        NEPEX TO CONVEX:        Implement OP 7 - Manually shed
                        ---------------
                                                load from step 1 through step 3

                        Acknowledgment:
                        --------------
                        CONVEX:  OP 7 -         Manually shed load from step 1
                        ------
                                                through step 3

     E)   Notification Messages
          ---------------------

          Unaffected Satellites will be notified by the Pool Coordinator after specific Satellites have been instructed to implement OP 7. A typical notification and message for Pool Coordinators and System Operators is:

          Implementation:
          --------------

               NEPEX to (Unaffected Satellites)
               --------------------------------

               This is a notification that OP 7 is being implemented in CONVEX.
                                                                        ------
               CONVEX has been instructed to manually shed/restore load from step _____ through step _____.

               Acknowledgment:
               --------------

               (Unaffected Satellites), OP 7 notification.
               -----------------------

               CONVEX to manually shed/restore load from step _____ through step
               ------
               _____.

III  WHEN SHEDDING LOAD IN A SPECIFIC AREA WITHIN A SATELLITE

     A)   Communication With Satellites
          -----------------------------

          The affected Satellite will be contacted individually and instructions will be issued by the Pool Coordinator. The unaffected Satellites will then be contacted individually and informed of the situation.

     B)   Quantity and Location of Load
          -----------------------------

          The Pool Coordinator will direct the quantity and location of load to be shed or restored by specifying a step number and the specific area affected.

          Step Number = Total MW Load to be Shed or Restored x 100
                        ------------------------------------------
                        Instantaneous Load of Applicable Area

          Note: Applicable area is that predefined area in which post contingency load shedding is the only method remaining to maintain first contingency coverage.

     C)   Instruction Messages
          --------------------
          Issue concise verbal instructions and await Satellite acknowledgment. Typical messages for the Pool Coordinators and System Operators are:


          Implementation:
          ---------------

          a.    NEPEX TO __:    Implement OP 7.  Manually shed load from
                                step ____ through step ____ in the area.

          b.    NEPEX TO __:    Implement OP 7.  Manually restore load
                                from step ____ through step ____ in the ____
                                area.
          Acknowledgment:
          --------------

          a.    ____, OP 7 -    Manually shed load from step ____ through
                                step ____ in the ____ area.

          b.    ____, OP 7 -    Manually restore load from step ____ through
                                step ____ in the ____ area.

     D)   Examples:  Typical Implementation and Acknowledgment Messages
          -------------------------------------------------------------


          1.    a.      NEPEX Load - 21,400 MW
                        ----------
                        Convex - 7,050 MW
                        ------
                        SOUTHWEST CONNECTICUT LOAD - 3,525 MW
                        --------------------------
               b.       NEED - Shed 200 MW of load in Southwest Connecticut.
                        ----
               c.       Messages
                        --------
                        Implementation:  20,000 / 3,525 = 6
                        --------------

               NOTE: To achieve 200 MW within Appendix B load shedding schedule, the fractional step result must be rounded down or up to the next step value.

               NEPEX TO CONVEX:         Implement OP 7 - Manually shed load from
               ---------------
                                        step 1 through step 6 in the Southwest
                                        Connecticut Area

               Acknowledgment:
               --------------
               CONVEX:  OP 7 -          Manually shed load from step 1 through
               ------
                                        step 6 in the Southwest Connecticut Area
     E)   Notification Messages
          ---------------------

          Unaffected Satellites will be notified individually by the Pool Coordinator after a specific Satellite has been instructed to implement OP 7 in a particular area. A typical notification message for Pool Coordinators and System Operators is:

          Implementation:
          --------------

          NEPEX to (Unaffected Satellites)
          --------------------------------

          This is a notification that OP 7 is being implemented in the Southwest Connecticut Area of CONVEX. CONVEX has been instructed to manually shed/restore load from step _____ through step _____ in the Southwest Connecticut Area.

          Acknowledgment:
          --------------

          (Unaffected Satellites) OP 7 notification.
           ----------------------

          CONVEX to manually shed/restore load from step _____ through step _____ in the Southwest Connecticut Area.

                        NEPEX OPERATING PROCEDURE NO. 6
                        -------------------------------

                               SYSTEM RESTORATION
                               ------------------

APPROVED:   By the NEPOOL Operations Committee on September 27, 1979

REVISED:    By the NEPOOL Operations Committee:
               February 28, 1991
               April 19, 1994

REFERENCE:  (1)   NERC Operating Guide No. 3 - Load Shedding, System Restoration

            (2) NPCC Procedure In A Major Emergency

            (3) NEPEX OPERATING PROCEDURES Nos. 4, 7, 8, 12

            (4) NEPEX Criteria, Rules, Standards No. 19 - Transmission
                Operations

SATELLITE INSTRUCTION NUMBER:

            CONVEX:             Operating Instruction No. 6 - Restoration

            MAINE:              Operating Procedure No. 6 - Restoration

            NEW HAMPSHIRE:      Operating Procedure No. 6 - Restoration

            REMVEC:             Operating Procedure No. 6 - Restoration

I.   INTRODUCTION

     This procedure addresses restoration of the bulk power system (115 KV and above) after a partial or complete system blackout has occurred. Expeditious restoration of the bulk power system depends on independent actions and interactions by the Satellites and NEPEX. Depending on the expanse of the blackout (local area or widespread) numerous Satellite restoration procedures and this procedure could have to be implemented simultaneously. During system restoration, a high priority must be given to the restoration of off-site AC power sources to nuclear generators. Also, technical aspects of system performance/operations (i.e. unit startups, load pickups, switching surges, voltages, frequency, synchronization of islands and reliability) will be crucial. Recognizing these concerns, this procedure and all Satellite restoration procedures have been developed in a coordinated fashion. This document;

     1) outlines the responsibilities of the Satellites and NEPEX (including independent actions and interactions between these centers of operations) and

     2) provides technical guidelines for the restoration of transmission and generation facilities.

     Satellite and NEPEX responsibilities are outlined in the body of this procedure. Technical guidelines for restoration are provided in Appendix A.

II.  RESPONSIBILITIES

     A)   Satellite Responsibilities

          1. Determine the extent of the blackout within its boundaries and inform NEPEX as soon as possible of existing generation and transmission capabilities. (NEPEX will determine the extent of the blackout within New England and adjacent power system and inform the Satellites.)

          2. Implement Satellite restoration procedure (including necessary coordination with NEPEX and adjacent Satellites).

          3. Assign a restoration coordinator to perform the following duties:

             a. Establish communications with restoration coordinators in
                NEPEX and adjacent Satellites to provide a flow of information which promotes coordinated system restoration.

             b. Monitor, advise and help coordinate with NEPEX and adjacent
                Satellites, the following;

                  i.    Energizations of 345 KV circuits,

                 ii.    Energizations of inter-Satellite and inter-Pool ties,

                iii Unit startups, load pickups, generation reserves and load shedding within interconnected systems after an inter-Satellite or inter-Pool tie has been established.

             c. Maintain a record of the Satellite blackout and restoration.

             d. Provide updates on Satellite status.

          4. Monitor transmission and generation facilities and, as practical, take action to promote system reliability.

          5. Should communications with NEPEX fail, 345 KV circuits and inter-Satellite and inter-Pool ties may be energized if prudent to total system restoration and communications between the affected parties exist.


     B)   NEPEX Responsibilities

          1. Determine the extent of the blackout throughout New England and adjacent power systems and inform all Satellites of existing generation and transmission capabilities.

          2. Implement this NEPEX restoration procedure (including necessary coordination with the Satellites and adjacent power systems).

          3. Assign a restoration coordinator to perform the following duties:

             a. Establish communications with restoration coordinators in the
                Satellites and adjacent power systems and a flow of information that promotes coordinated system restoration.

             b. Monitor, advise and help coordinate with the Satellites and adjacent power systems, the following;

                  i. Energizations of 345 KV circuits,

                 ii. Energizations of inter-Satellite and inter-Pool ties,

                iii Unit startups, load pickups, generation reserves and load shedding within interconnected systems after an inter-Satellite or inter-Pool tie has been established.

             c. Maintain a record of the Satellite blackout and restoration.

             d. Provide updates on Satellite status of the New England system to the Satellites and adjacent power systems.

          4. Authorize the closing of inter-Satellite and inter-Pool transmission lines.

          5. Once inter-Satellite or inter-Pool tie lines are energized, oversee and coordinate load pickups within the interconnected parties.

          6. Select priority for start-up power supply to generating stations when the choice is to supply a station in one

             Satellite or a station in another Satellite from the same source.

          7. Direct load shedding, if necessary, to enable continued reliable restoration of interconnected parties or the closing of inter-Satellite or inter-Pool ties.

          8. Monitor bulk power system transmission and generation facilities and, as practical, take action to promote system reliability.

                         SYSTEM RESTORATION GUIDELINES

The following lists guidelines regarding the technical aspects of system restoration. Recognizing the numerous scenarios of possible system blackouts (the expanse of the blackout and resources available for restoration) knowledge of these guidelines is important. They represent a general-purpose tool for system restoration. A more specific set of guidelines for restoration of the 345 KV system in the event of a complete blackout is presented in the flow chart
                                --------
in Appendix B. This flow chart and the various Satellite restoration procedures reflect the general guidelines. Where appropriate, the Satellite and NEPEX procedures have been coordinated.

A) RESTORATION OF OFF-SITE AC POWER TO NUCLEAR GENERATORS

   The most critical power requirement after a blackout is the assurance of reliable shutdowns of a nuclear generators. The NRC requires these units to have reliable on-site power sources for shutdown operations. The expeditious restoration of alternative off-site AC power sources to nuclear units is imperative to promote the continued reliability of shutdown operations. Beyond this, the station service demands to return some nuclear generators on-line cannot be met until off-site AC power is provided.

   Between the Satellite and NEPEX restoration procedures, at least two options for restoring off-site AC power to nuclear generators have been provided.

B) OPENING CIRCUIT BREAKERS AND SWITCHES

   Satellite and company restoration procedures contain detailed instructions regarding the opening of circuit breakers and switches. In most cases, in-place substation procedures provide specific switching instructions to be followed in the event of a substation blackout. Some substations have equipment which automatically switches into a desired post-blackout configuration.

   In general, capacitors and customer loads will be opened and disconnected from the 345/230/115 KV transmission system. Similarly, circuit breakers or switches on the 345/230/115 KV transmissions system will be opened. On the 345 and 230 KV, stepdown transformers will be opened on the high side to avoid the simultaneous energization of a 345 or 230 KV circuit along with a stepdown transformer. Stepdown transformers off of the 115 KV system will be opened on either the high or low side.

   Operators should have station and distribution capacitors opened in locations where customer load can effectively absorb charging from transmission lines. This will help prevent high voltage conditions on the transmission system and excessive


                                  Appendix A
                                    1 of 6
   under excitation on generators. Along these lines, operators should anticipate the use of any available __________________.

C) REVIEWING LOAD TAP CHANGER (LTC) POSITIONS

   During system collapse, LTCs on autotransformers could move toward/to extreme tap positions. For example, if a gradual voltage collapse occurs (over several minutes), LTCs could move to full boost positions in an attempt to maintain subtransmission or distribution voltage. Upon collapse the LTCs would remain in these positions and subsequent re-energization of the autotransformers could result in excessively high voltages on the low side systems which could result in equipment or load damage. Consequently, LTC positions should be checked prior to energization of autotransformers. If LTC positions are substantially off nominal, taps should be moved to nominal positions before energizing autotransformers.

D) GENERATOR START UPS AND MW LOADINGS

   During system restoration, generator MW loadings will be primarily dictated by minimum MW loading requirements to ensure unit stability and the need to provide station service power to units without black start capability. Operators at generating stations should, in concert with Satellite operators, endeavor to start as many units as possible. More units mean stronger sources in terms of synchronized inertia and control of frequency and voltage. Stronger sources will also afford more circuit energizations, unit start-ups, spinning reserve, and load pickups (including larger block sizes of load pickups).

   Once initial units have been brought on line and synchronized, they should pickup some/all the minimum load requirements for other units just prior to their startup/synchronization. Once these units start and synchronize, their minimum load requirements should be transferred to them by adjusting unit loadings in the synchronizing subsystem. This method of providing minimum load requirements to units is generally preferable to doing load pickups after a unit has been synchronized.

E) SPINNING RESERVES

   Initially, when few units are on-line, operators will not have many options regarding spinning reserves. As restoration progresses and more units are phased in, operators should establish and maintain enough spinning reserve to cover loss of the unit generating the most MW. Eventually, spinning MW reserves should be adequate to cover loss of the largest generating unit and have additional reserve for continuing unit start-up demands.


                                  Appendix A
                                    2 of 6

F) LOAD PICKUPS

   1.  LOAD BLOCK SIZES

       In general pick up loads in block sizes that do not exceed 5% of total synchronized generating capability. One exception to this would involve initial phases of restoration where a large unit with slow governor response is synchronized to a small unit with fast governor response. To avoid overloading the smaller unit after load pickup, block sizes should be restricted to 5% of the smaller unit's MVA capability until (an) additional unit(s) is/are synchronized.

   2. FREQUENCY INCREASE PRIOR TO LOAD PICK UP, AUTOMATIC UNDERFREQUENCY LOAD SHEDDING

       Large frequency excursions are to be expected during system restoration. To allay these excursions and prevent compounding them by the triggering of Automatic Underfrequency Load Shedding (AULS) and other subsequent cascading problems, operators should employ the following methods.

       During initial stages of system restoration (electrical island sizes are roughly 500 MW or less) the block sizes of load pickups are most likely to be at/near the general limit of 5% of synchronized generation capability and large frequency excursions are most probable. Operators can compensate for the frequency dips by first increasing frequency to as high as 60.3 hertz prior to load pickup. Operators may achieve another layer of reliability by initially avoiding, if possible, the restoration of feeders with AULS. (Initially avoiding AULS is preferred but may not be possible based on substation design). If AULS feeders must be picked up, operators should initially opt, if possible, to restore those set at
       58.8 hertz.

       As island sizes grow to several hundred MW and the ratio of load block sizes to synchronized generation decreases, smaller increases in frequency prior to load pickup will become appropriate. Also, load pickups should now restore the 15% provision of load with AULs at 58.8 hertz.

       Finally, as island/system sizes reach a thousand(s) of MW, load block sizes should become a small percent of synchronized generation and increasing/maintaining frequency after rather than prior to load pickups should be sufficient. Full AULS capability (10% at 59.3 hertz and 15% at 58.8 hertz) should be restored and maintained. This will provide backup protection for generation contingencies in these larger size islands/systems.


                                  Appendix A
                                    3 of 6

       Ultimately, there's nothing like experience. During restoration, operators should observe analog/instantaneous recordings of frequency response to actual load pickups (if available) and tailor their frequency increases and load block sizes to prevent excessive frequency excursions.

   3.  COLD LOAD PICKUP

       During system restoration, operators will be restoring feeder loads that have been deenergized for unusually long periods of time (commonly referred to as "cold load"). The longer the deenergization period, the greater the loss of typical on/off cycling and other types of diversity in the load. Upon reenergization of the load, simultaneous full demands of all the various load components can be encountered. Consequently, operators should anticipate cold load pickups that are 1.5 - 3 times greater than normal feeder loads. Also, the longer the deenergization period, the longer it will take for the cold load magnitude to decay to a more typical value. After performing several load pickups, operators should get a better feel of cold versus typical feeder loads.

G) SALIENT ELECTRICAL CONCERNS DURING SYSTEM RESTORATION

   Reliable frequency and voltage performance (both transient and steady state) and reliable circuit energizations are major concerns during system restoration, especially during initial stages. The following general guidelines address these concerns.

   1.  TRANSMISSION LINE CHARGING

       Anticipate the introduction of shunt MVAR charging from line energizations and ensure that adequate reactive control exists prior to line energizations. The following are typical charging values: .88 MVAR/mile for 345 KV, .28 MVAR/mile for 230 KV, and .07 MVAR/mile for 115 KV. These figures show charging to be a critical concern on the 345 KV, a significant factor on the 230 KV circuits and their charging levels, and a list of shunt devices within New England are provided in Appendices C-E.

   2.  VOLTAGE SCHEDULES AT GENERATORS

       Generating stations should work to maintain voltage schedules below normal levels during system restoration. This will help combat shunt MVAR charging from lightly loaded transmission lines and consequential high voltage and excessive switching surges. Lower voltage schedules will reduce transmission line MVAR charging (which is a function of voltage squared) and promote leading operation of generators and thus the absorption of transmission line MVAR


                                  Appendix A
                                    4 of 6
       charging ____________________________________________________________
       occur on transmission circuits, normal voltage schedules at generating stations may become preferable. In any case, decisions on voltage schedules should be based on actual system voltage levels and leading reactive power limits on generators. (If a unit is at/near its leading reactive power limit, other options for absorbing reactive power that has to be absorbed should be exercised to restore leading reactive reserve on generators.)

   3.  CIRCUIT ENERGIZATIONS

       Perform circuit energizations in a deliberate manner, checking the status of all associated facilities before and after energization. Synchronism, reactive conditions, and switching surges should be considered. In general, excessive switching surges are not anticipated for energizations on the 115 or 230 KV.

       In the early stages of system restoration, 345 KV line or 345/115 KV transformer energizations should be done with a source that is electrically close to the energization, and has a total capability of 100 MVA or more (could be one or more synchronized units). Even then, only one to three 345 KV facilities could be energized reliably depending on line length or transformers characteristics. As restoration progresses and the total capability of synchronized sources builds up to several hundred MVA spread out over the 345 KV system, the possibility of excessive switching surges decreases substantially.

       The simultaneous energization of a 345 KV transmission line and a 345
       KV stepdown transformer should be avoided. In cases where this is not possible (no breaker between the line and transformer), the energization of these circuits should be done with a strong nearby source or in later stages of system restoration when sources are strong.

       In general, a reactor connected to the tertiaries of 345 KV stepdown transformers should be closed-in prior to energization of the transformers. This will help prevent excessively high switching and steady state voltages. Prior to switching, operators should confirm that the reactor will be beneficial, and be able to be supported after switching. In cases where multiple reactors are available, operators should decide how many reactors can/should be energized along with the 345 KV transformer.

   4.  SYNCHRONIZATIONS

       Generating stations are the preferred locations for synchronizing units, islands or systems together. These stations have synchronizing equipment which is needed for


                                  Appendix A
                                    5 of 6
       regular unit phasing. Also, station operators are well versed in synchronizing techniques. In the restoration procedures, some synchronizations are planned at transmission (vs. generating) stations. For then cases, the necessary synchronizing equipment, operator knowledge and communication links to predefined generating stations (to match frequency) have been considered.

H) INTER-SATELLITE TIES

   The synchronization/energization of inter-Satellite ties should occur during fairly early stages of system restoration. This would minimize problems associated with having to synchronize many small islands or trying to match frequencies of two large islands. It would also promote the most effective use of available resources to restore the system in the least amount of time. Appendix F lists the inter-Satellite ties.

I) INTER-POOL TIES

   The same reasons for early establishment of inter-Satellite ties apply to inter-Pool ties. However, the lack of direct control over switching operations in other pools and their overall status/reliability should be considered before establishing ties. Also, reliable operation of HVDC converters requires that strong AC systems exist. For this reason, operators should not attempt to energize HVDC ties during early phases of system restoration. Appendix G lists the inter-Pool ties.

J) USE OF NON-UTILITY GENERATORS (NUGS)

   Satellites will decide when to phase in available NUGs. The synchronization of NUGs connected to the 345 KV must be coordinated with NEPEX.


                                  Appendix A
                                    6 of 6

                                                                      Appendix D


                       NEW ENGLAND TRANSMISSION REACTORS
                      (ALL MVAR VALUES AT NOMINAL VOLTAGE)

     STATION         NUMBER               SIZE                TOTAL
   -----------     ----------           --------            ---------
                                         (MVAR)              (MVAR)


Orrington               2                  40                   80
Surowiec                2                  40                   80
Scobie                  2                  40                   80
Woburn                  2                  51  (42)**          102
North Cambridge         4*                 51  (45.5,37)**     204
Comerford              12                  19.8                237.6
Sandy Pond              3                 160                  480

* All 4 reactors at North Cambridge may not be available due to limitations on the loading of the 345/115 KV transformer tertiary winding.

   The Chester SVC has a nominal leading capability of 125 MVAR.

** The high impedance of the tertiary windings which these reactors are connected to, significantly depresses the tertiary voltage thereby reducing the reactors MVAR substantially below their nameplate rating of 51 MVAR.

                                                                      Appendix E

                      NEW ENGLAND TRANSMISSION CAPACITORS
                        (ALL VALUES AT NOMINAL VOLTAGE)

     Station         Size        Station        Size
   -----------      ------     -----------     ------
                                               (MVAR)
CONVEX              (MVAR)       REMVEC
N. Bloomfield #1     39.6    E. Fairfax, Vt.     24.8
N. Bloomfield #2     39.6    Sandbar, Vt.        24.8
Manchester #1        39.8    Essex, Vt.          49.5
Manchester #2        39.8    Williston, Vt.      24.8
Manchester #3        39.8    Middlebury, Vt.     22.9
Berlin #1            39.8    N. Rutland, Vt.     24.8
Berlin #2            39.8    Berlin, Vt.         24.8
Berlin #3            39.8    Barre, Vt.          10.8
                                                  5.4
Frost Bridge #1      40.0    Millbury            63.0
Frost Bridge #2      40.0    Pratts Jct.         63.0
Plumtree #1          39.9    Tewskbury #1        63.0
Plumtree #2          39.9    Tewksbury #2        63.0
East Shore #1        42.0    Kent County         63.0
East Shore #2        42.0    Manchester St.      63.0
North Haven          42.0    Barnstable          39.0
Sacket               42.0    K-Street-1          53.6
Norwalk #1           39.7    K-Street-2          53.6
Norwalk #2           39.7    Mystic              53.6
Glenbrook #1         37.8    Lexington           53.6
Glenbrook #2         37.8    Baker Street #1     53.6
Glenbrook #3         37.8    Baker Street #2     53.6
Glenbrook #4         37.8    Needham             53.6
     Total:         888.4    Framingham/Leland   53.6

NEW HAMPSHIRE                          number
                                       ------
Beebe                20.0    Comerford    8      31.5
Merrimack #1         37.5    Comerford    9      63
Merrimack #2         37.5    Sandy Pond   2     178
     Total:          95.0    Sandy Pond   2      85
MAINE                        Sandy Pond   2     175
Orrington #1         67.0    Sandy Pond   2     186
Orrington #2         67.0    Sandy Pond   2      93
Orrington #3         67.0               Total  3,316.
                                                  4
Maine Yankee         30.0
     Total:         231.0

The Chester SVC has a nominal lagging capability of 425 MVAR.

                             MAINE OPERATING NO. 6

                               SYSTEM RESTORATION

                               TABLE OF CONTENTS

                                                      PAGES
                                                      -----

A)     Introduction                                   1 - 4
B)     Generation Concerns                            5 & 7
C)     Voltage Concerns                               8 & 9
D)     Establish Wyman/Harris Generation              10 - 12
E)     Western Route to Maine Yankee                  13 - 20
F)     Central Route to Maine Yankee                  21 - 25
G)     Southern Route to W. F. Wyman                  26 - 35
H)     Tying Northern and Southern Loops              36
I)     Connecting to Neighboring Systems              37
J)     Connecting to New Hampshire                    38 - 40
K)     Connecting Bangor Hydro                        41 - 44
L)     Connecting Bangor with New Brunswick           45 - 48
M)     345 KV System Restoration Tying with N.E.      49 - 57
N)     115 KV System, Field Personnel List            Appendix I
O)     345 KV System, Field Personnel List            Appendix II
P)     Control Room Personnel Flow Chart and
       Assignments                                    Appendix III

Q)     System Restoration Diagrams                    Appendix IV)
       Locations of Lighting Arresters                Appendix V
S)     Telephone List                                 Appendix VI

February, 1993
Revised: 9/20/93
         7/25/94
         1/17/96
         5/20/97

[FIGURE OF MAINE OPERATING PROCEDURE #6 SYSTEM RESTORATION]

                        MAINE OPERATING PROCEDURE NO. 6

A)   INTRODUCTION

     The first step that must be taken after a system disturbance is to determine the extent of the outage, and then if possible at that time, determine the cause. This will allow problem areas to be avoided until repairs can be made. If the outage involves a portion of the system or the entire system there shouldn't be any hesitation to implement this procedure. NEPEX, Bangor Hydro, Maine Yankee and other manned stations should be notified of the conditions and the intent to implement Maine Operating Procedure No. 6, then all personnel on the Restoration Term and all Duty Supervisors should be notified to get field personnel to the proper substations.

     The purpose of this procedure is to provide a guide or a starting place in the event of a total or partial system collapse (blackout). As the system is ever changing, a rigid procedure would be impossible to create or follow, therefore, the Restoration Coordinator must be able to tailor this procedure to meet the needs of the system at the time of use.

     The first objective is to provide an off-site station service supply to Maine Yankee to improve the reliability of a safe shutdown. The plant has two backup diesel generators with a total capability of approximately 5 MW. This generation will provide the emergency power needed to safely shut the plant down, but a top priority is to establish off site power. To accomplish this, two routes forming a loop from Wyman/Harris Hydro (total capability of 167 MW) to Maine Yankee have been mapped out, one through the western part of the system and the other through the central. Because of voltage concerns, the loop should be completed at Maine Yankee since it is nearly the same distance back to Wyman Hydro on either route. This sloop will be referred to as the Northern Loop. At the same time the Northern Loop is being established, a Southern Loop will also be established by starting at Skelton Hydro, total capability of 20 MW; energizing to Louden, South Gorham, Spring Street and Moshers, and then to Yarmouth to provide start-up power. Energizing into Cape 115 Substation will allow the Caps Gas turbines to be phased on for additional 38 MW. This loop could be modified to be an alternate source of power to Maine Yankee should the Northern Loop fail.

     Due to the breaker configuration at Surowiec, Section 166 to Spring Street will be energized from the Northern Loop. Synchronization of the Northern and Southern Loops should be done at Spring Street as soon as possible.

     The entire Maine restoration effort is under the direction of the Maine Restoration Coordinator (See Appendix III) working closely with Restoration Coordinators from Bangor, NEPEX, New Brunswick and other Satellites. Other personnel under the direction of the Maine Restoration Coordinator are: the Communications and Technical Service Coordinator, Information Coordinator, Generation and River Control Coordinator, System Dispatch Switching Coordinator (responsible for the Northern Loop and Southern Loop). Assignments for the above coordinator positions, along with alternates, are shown in Appendix III.

     SCADA control of substations will be considered a bonus. Staffing of all crucial substations (See lists, Attachments I and II) is essential to the success of the plan. This staffing must take place as soon as possible, depending on the length of time since station service was lost, station batteries, breaker air pressure, SF6 gas heaters, etc. may make substations non-operational until crews are able to connect temporary power. Consideration must be given to river conditions, such as, crews for waste gate control (auxiliary power), arrangements for additional water from storage, etc.

     The procedure outlines energizing the 345 KV system from New Brunswick to Orrington, but no further south due to switching surge problems. When Yarmouth #4 is ready to generate, energize Section 386 to South Gorham, tie into the 115 KV System to satisfy minimum load requirements, and then energize to Buxton 345. Yarmouth #4 should be able to energize one or two additional 345 KV lines. Synchronization to New England on the 345 KV system should be done at Buxton 345 or Deerfield Substation. All Buxton 345 breakers are equipped with sync check relays set for a 40 degree phase angle.

     This procedure is set up as a worksheet with detailed switching orders, a place to enter the time of completion of each order, and a place to note if the switch was opened manually or automatically. This information will aid in analyzing the operation of switches at a later time. The first time a substation is noted in the procedure, there is a reminder to perform a station check and also turn off all reclosers. Turning reclosers off ahead of time will reduce the chances of a switch closing when not desired and also prevents auto reclosing for a disturbance when the system is weak, as in the early stage of restoration. The format is to work with one section at a time, by going down the section clearing it to the next substation where that bus is then stripped, then energizing the line and then the bus.

     When the loops are established and station service is being supplied to Maine Yankee and W. F. Wyman with a strong system and a surplus of generation, ties with PSNH and Bangor should be established in coordination with NEPEX and the corresponding company restoration coordinator. NEPEX may direct surplus generation from one Satellite to another. This should be done before any additional customer load is picked up. This is part of the team effort by PEPEX Satellites to pickup New England as a whole.

B)   GENERATION CONCERNS

     During system restoration, generator MW loading will be primarily dictated by minimum load requirements to insure unit stability. This will be accomplished by picking up station service and some customer load. Phase as many units as possible on line. More units on line means stronger sources in terms of synchronized inertia and control of frequency and voltage. Once initial units have been phased on-line and minimum load requirements met, they should pickup some or all the minimum load requirements of units about to be phased on-line. This will allow load to be transferred as soon as the units are phased. This method of providing minimum load requirements is generally preferred to doing load pickups after a unit has been phased on-line.

     Initially when few units are on-line, there will be limited options. As restoration progresses and more units are phased on, spinning reserve should be maintained to cover the loss of the unit generating the most megawatts. Eventually, spinning reserve should be adequate to allow pickup of customer loads while still maintaining coverage for the loss of the largest generating unit and additional reserve for continued unit start-up demands.

     Load pickup should be in block sizes that do not exceed 5% of total synchronized generating capability. One exception to this would involve initial phases of restoration where a large unit with slow governor response is synchronized to a small unit after load pickup. Block sizes should be restricted to 5% of the smaller unit's capability until additional units are synchronized.

     When picking up customer load, the possible effects of the load being disconnected for a long period of time must be considered. The term "cold load" is often used and can be two or more times the normal load on a circuit depending on the length of time the load has been disconnected, weather conditions, time of day, etc. This load drops off to normal load levels usually within a few minutes. Anticipate this extra load and allow enough generation to cover it.

     Frequency excursions resulting from load pickups can be reduced by increasing system frequency prior to picking up load. During the early stages of restoration when load block sizes are near 5% of synchronized generation, a frequency increases of up to .4 HZ may be exercised. As the size of the system grows and the ratio between load pickup and generation gets well below 5%, a smaller increase will be necessary, to a point in the latter stages where no increase in frequency will be necessary.

     When possible, without delaying the restoration effort, distribution feeders with under-frequency relaying should be avoided during the early stages of restoration due to the expected frequency excursions when a block of load is picked up. When the system has grown to a few hundred megawatts and experience has been gained with frequency excursions, under-frequency relaying should be restored to satisfy the 15% at 58.8 HZ level, and then in the latter stages of restoration, the 10% at 59.3 HZ level.

     Harris Hydro has a unique feature for under-frequency response. By selecting the motoring mode in either Unit 2 or 3 (capability 35 MW each) and backing the unit down to zero output, the under-frequency relays will be armed. If the frequency drops to 59.5, the relays will cause the generator to load. Within 10 seconds the generator will load to a desired gate opening set by the gate limit control without any operator intervention. Only one unit may be put in this mode to avoid having to much generation armed causing an over-frequency situation.

     Co-generation plants offer a large amount of generation along strategic points of the restoration loops. Consideration should be given to their use. Many have quick turnaround times after a trip and fast ramp rates, which would make them desirable as base load units to allow greater control range and spinning reserve on our large hydro units.

C)   VOLTAGE CONCERNS

     During system collapse, it is possible for transformer load tap changers
(LTC) to go to full boost in an effort to maintain normal voltage levels, therefore, LTC positions must be checked and brought back to normal operating ranges before transformers are energized to prevent damage to equipment. In some cases, due to the lack of station service, LTC's may have to be cranked manually.

     Due to the great distance between substations, consideration must be given to line charging and the effects on voltage levels. The following are typical charging values:
               345 KV    =    .88 MVAR per mile
               115 KV    =    .07 MVAR per mile

     It is obvious that this is a greater concern at the 345 KV level than the 115 KV level, but should always be noted. The restoration procedure notes charging values of each line as it is energized. During the early stages of restoration, prior to any significant MW flow on the transmission system, generators should maintain a lower than normal voltage schedule to help reduce the efforts of line charging on system voltage. Aside from generator voltage regulation, reactors and pickup of additional load will keep voltage levels down if high voltage is a problem, and many substations have 34 KV capacitors banks if low voltage is a problem. In either case, and in the final stages of restoration when energizing a bus not described in the restoration procedure, be sure the bus is completely stripped and transformer LTC'S are near normal operating ranges and all reclosers are turned off before energizing.

     When energizing a line or piece of equipment, if possible, energize with lightning arresters in service, to provide extreme voltage protection. If a line or piece of equipment trips during the Restoration Procedure, it should be thoroughly inspected before attempting to re-energize.

     Reactors at Surowiec and Orrington should be used when energizing the transformers at those stations to help absorb excessively high switching and steady state voltages. There are two 40 MVAR reactors at both Surowiec and Orrington. Depending on voltage levels, prior to closing the transformer, high side switches, one or both reactor switches should be closed.

D)  ESTABLISH WYMAN/HARRIS GENERATION
1.  WYMAN HYDRO

                Station check O.K., all reclosers OFF  [ ]

    OPEN    K-82-1  _____:_____  [   ] MANU  [   ] AUTO
    OPEN    K-66-1  _____:_____  [   ] MANU  [   ] AUTO
    OPEN    K83-5   _____:_____  [   ] MANU  [   ] AUTO
    OPEN    K63-1   _____:_____  [   ] MANU  [   ] AUTO
    OPEN    K215-1  _____:_____  [   ] MANU  [   ] AUTO
    OPEN    KBT     _____:_____  [   ] MANU  [   ] AUTO
    OPEN    872D1   _____:_____  [   ] MANU  [   ] AUTO

2.  MOSCOW

    Contact Moscow AFB at 672-4445 to check on status of the site. If okay, notify them of a system wide blackout and ask that when power is restored to please keep usage to a minimum with as few surges as possible, as they will be restored in the very early stages of system restoration.

A. If SCADA control of Moscow is available, proceed to Step #3 of the Restoration Plan.

B. If SCADA control of Moscow is not available, instruct hydro/stations personnel to go to Moscow as soon as possible for manual switching. Instruct the Harris Operator to Open Switch TIL and pickup local load with #1 generator and proceed to Step #6 of the Restoration Plan, deleting portions dealing with Harris Hydro and Section 82.

3.      MOSCOW
        Sector #1 - Station check O.K., all reclosers OFF [  ]

        OPEN    TR1   _____:_____  [   ] MANU  [   ] AUTO
        OPEN    TR2   _____:_____  [   ] MANU  [   ] AUTO
        OPEN    KT1H  _____:_____  [   ] MANU  [   ] AUTO

        Sector #3 - Station Check O.K., all reclosers OFF [   ]

        OPEN     K82-2   _____:_____  [   ] MANU  [   ] AUTO
        OPEN    K222-1   _____:_____  [   ] MANU  [   ] AUTO
        OPEN    KSCR3-1  _____:_____  [   ] MANU  [   ] AUTO
        OPEN    TR3      _____:_____  [   ] MANU  [   ] AUTO
        OPEN    KT3H     _____:_____  [   ] MANU  [   ] AUTO

4.      HARRIS HYDRO

        Station check O.K., all reclosers  OFF  [        ]

        OPEN   823D2   _____:_____   [   ] MANU   [   ] AUTO
        Start #2 Generator
        CLOSE  823D2   _____:_____
        Note:  Section 222 now energized to Moscow Sector #3.
               Section 222  24.3 Miles = 1.7 MVAR

5.      MOSCOW

        Sector #3
        CLOSE      K222-1       _____:_____
        T3 LTC to Neutral
        CLOSE       KT3H        _____:_____
        CLOSE       TR3         _____:_____
        CLOSE     KSCR3-1       _____:_____
        Sector #1
        T1  LTC to Neutral
        CLOSE  KT1H            _____:_____
        CLOSE  TR1             _____:_____

       CLOSE  TR2             _____:_____
       Sector #3
       CLOSE  K82-2           _____:_____
       Note:  Section 82 now energized to Wyman Hydro.
       Section 82 5.76 Miles =  .4 MVAR

6.     WYMAN HYDRO
       CLOSE  K82-1           _____:_____    BUS ENERGIZED
       CLOSE  KBT             _____:_____    GEN BUS ENERGIZED
       CLOSE  872D1           _____:_____
       PHASE #1 Gen On-line   _____:_____    MIN. LOAD 5 MW
       PHASE #2 Gen On-line   _____:_____    MOTOR = .6MW
       PHASE #3 Gen On-line   _____:_____    MOTOR = .6MW

7.     HARRIS HYDRO
       PHASE #3 Gen On-line   _____:_____    MOTOR = 1.8MW
       PHASE #1 Gen On-line   _____:_____    MIN. LOAD 3 MW
       PHASE #4 Gen On-line   _____:_____    MIN. LOAD 1.5 MW

E)     WESTERN ROUTE TO MAINE YANKEE

1.     LIVERMORE FALLS
       Station check O.K., all reclosers OFF [   ]
       OPEN   K200-4          _____:_____    [   ] MANU  [   ] AUTO
       OPEN   K63-2           _____:_____    [   ] MANU  [   ] AUTO
       OPEN   K89-1           _____:_____    [   ] MANU  [   ] AUTO
       OPEN   428D1           _____:_____    [   ] MANU  [   ] AUTO
       OPEN   428D2           _____:_____    [   ] MANU  [   ] AUTO
       OPEN   428D3           _____:_____    [   ] MANU  [   ] AUTO
       OPEN   428K4           _____:_____    [   ] MANU  [   ] AUTO
       OPEN   T1L             _____:_____    [   ] MANU  [   ] AUTO
       OPEN   T1H             _____:_____    [   ] MANU  [   ] AUTO
       OPEN   T2H             _____:_____    [   ] MANU  [   ] AUTO

2.     STURTEVANT
       Station check O.K., all reclosers OFF [   ]
       OPEN   858D1           _____:_____    [   ] MANU  [   ] AUTO
       OPEN   858D3           _____:_____    [   ] MANU  [   ] AUTO
       OPEN   858D4           _____:_____    [   ] MANU  [   ] AUTO
       OPEN   T1H             _____:_____    [   ] MANU  [   ] AUTO
       OPEN   T2L             _____:_____    [   ] MANU  [   ] AUTO
       OPEN   T2H             _____:_____    [   ] MANU  [   ] AUTO

3.     MADISON PAPER
       Station check O.K.  [   ]
       OPEN   63B-2           _____:_____

4.     WILLIAMS HYDRO
       Station check O.K., all reclosers OFF [   ]
       OPEN   L63A-2          _____:_____    [   ] MANU  [   ] AUTO
       OPEN   KT1L            _____:_____    [   ] MANU  [   ] AUTO

       OPEN   867D1           _____:_____    [   ] MANU  [   ] AUTO
       OPEN   T3/4H           _____:_____    [   ] MANU  [   ] AUTO

5.     WYMAN HYDRO
       CLOSE  K63-1           _____:_____
       Note:  Section 63 energized to Livermore Falls.
       Section 63 47.16 Miles = 3.3 MVAR

6.     WILLIAMS HYDRO
       CLOSE  K63A-2          _____:_____
       CLOSE  KT1L            _____:_____  STATION SERVICE
       PHASE #1 Gen On-line   _____:_____  MIN LOAD 1 MW
       PHASE #2 Gen On-line   _____:_____  MIN LOAD 1 MW
       CLOSE  T3/4H           _____:_____
       Close  867D1           _____:_____

7.     MADISON PAPER
       Consider picking up a small amount of load, emergency
       load, waste gates, etc., also possible generation, if
       desired.
       CLOSE  63B-2           _____:_____

8.     STURTEVANT
       Consider picking up a small amount of load, system
       stability voltage suppression, etc.
       T2 LTC To Neutral      _____:_____
       CLOSE  T2H             _____:_____
       CLOSE  T2L             _____:_____
       CLOSE  858D3           _____:_____
       CLOSE  858D4           _____:_____

           It is not recommended to try to pickup T1 unless Line
       Department has cleared 858D1, to allow each outlying
       substation to be energized separately when this is
       complete.
       T1 LTC To Neutral      _____:_____
       CLOSE  T1H             _____:_____
       CLOSE  858D1           _____:_____

9.     LIVERMORE FALLS
       CLOSE  K63-2           _____:_____
       T1 LTC To Neutral      _____:_____
       CLOSE  T1H             _____:_____
       CLOSE  T1L             _____:_____
       T2 LTC To Neutral      _____:_____
       CLOSE  T2H             _____:_____
            Consider picking up a small amount of load for
       stability and voltage suppression.
       CLOSE  428D1           _____:_____
       CLOSE  428D2           _____:_____
       CLOSE  428D3           _____:_____
            It is not recommended at this time to CLOSE 428K4, due to possible heavy mill demand. Contact Chisholm at
       897-3431, Ext. 25.
       If desired,
       CLOSE  428K4           _____:_____

10.    ALTERNATE ENERGY
            Station check O.K.  [  ]
       CLOSE  200A-1          _____:_____

11.    GULF ISLAND
       Station check O.K., all reclosers OFF [  ]

       OPEN   K200-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K212-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K201-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K64-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K61-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT4L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT4H            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K50-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K46-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K45-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K72-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K76-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K41-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KBS1/2          _____:_____    [  ] MANU   [  ] AUTO

12.    LIVERMORE FALLS
       CLOSE  K200-4          _____:_____
       Note: Section 200 energized to Gulf Island.
             Section 200 24.32 Miles = 1.7 MVAR

13.    GULF ISLAND
       CLOSE  K200-1          _____:_____    BUS ENERGIZED
       T4 LTC To Neutral      _____:_____
       CLOSE  KT4H            _____:_____
       CLOSE  KT4L            _____:_____    34 KV BUS ENERGIZED
       CLOSE  KBS1/2          _____:_____    STATION SERVICE
       PHASE #1 Gen On-line   _____:_____    MIN. LOAD 2 MV
       PHASE #2 Gen On-line   _____:_____    MIN. LOAD 2 MV
       PHASE #3 Gen On-line   _____:_____    MIN. LOAD 2 MV
            Consider picking up load/generation at Deer Rips and Monty Hydro via Section 45 & 46.

14.    SUROWIEC
            Station check O.K., all reclosers OFF [  ]
       OPEN   K69-4           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K166/69         _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K166-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K208-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K167-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K64/167         _____:_____    [  ] MANU   [  ] AUTO
       OPEN   k64-2           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K81-3           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K62/81          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K62-2           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1H            _____:_____    [  ] MANU   [  ] AUTO
       Check  OPEN  KR1       _____:_____
       Check  OPEN  KR2       _____:_____

15.    GULF ISLAND
       CLOSE  K64-1           _____:_____
       Note:  Section 64 energized to Surowiec
              Section 64 17.56 Miles + 1.2  MVAR

16.    SUROWIEC
       CLOSE  K64-2           _____:_____    #1 BUS ENERGIZED
            Consider closing KT1L to pickup station service and
       use of reactors.  If desired,
       CLOSE  KT1L            _____:_____

17.    SPRING STREET
            Station check O.K., all reclosers OFF [  ]
       OPEN   K166-2          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   166-2E  DISC    _____:_____

            Disconnects are open to prevent tying Northern Loop with the Southern Loop until desired.

18.    TOPSHAM 115
            Station check O.K., all reclosers OFF [  ]
       Turn 83CO to OFF position _____:_____
       Check  OPEN 69/81A     _____:_____
       OPEN   KT3L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT3H            _____:_____    [  ] MANU   [  ] AUTO
       Check  CLOSED 691      _____:_____
       Check  CLOSED 696      _____:_____

19.    BATH 115
            Station check O.K., all reclosers OFF [  ]
       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1H            _____:_____    [  ] MANU   [  ] AUTO

20.    MAINE YANKEE
       Note: Delete this Step if Maine Yankee bus is energized via the Central route
       Station check O.K., all reclosers OFF [  ]
       OPEN   K69-7           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KBT             _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K207-1          _____:_____    [  ] MANU   [  ] AUTO
       Check  OPEN KR1        _____:_____    CONTROL ON MANUAL
       OPEN   LOW SIDE X14    _____:_____    [  ] MANU   [  ] AUTO
       OPEN   LOW SIDE X16    _____:_____    [  ] MANU   [  ] AUTO
       Note: Switches T14H and T16H are operate dead line only, leave closed.

21.    SUROWIEC
       CLOSE  K166-1          _____:_____

       Note:    Section 166 energized to Spring Street.
                Section 166  24.18 Miles = 1.7 MVAR

       CLOSE  K166/69         _____:_____

       Note:    Section 69 energized to Maine Yankee.
                Section 69 33.62 Miles = 2.4 MVAR

22.    MAINE YANKEE

       A.  If Maine Yankee 115 KV bus is energized via the
       Central route, make the tie with K69-7.  Caution should be used when compelling the loop to check for voltage
       difference between bus and Section 69.  Make necessary
       adjustments.
       CLOSE  K69-7           _____:_____    TIE COMPLETE

            Work with Maine Yankee to pickup station service as generation and system conditions allow.

       B.  If Maine Yankee 115 KV bus is not energized via the
       Central route:
       CLOSE  K69-7           _____:_____    BUS & T14 ENERGIZED
       CLOSE  KBT             _____:_____    T16 ENERGIZED

            Work with Maine Yankee to pickup station service as generation and system conditions allow. Estimated demand once station service is available is 10 MW and may increase to as much as 15 MW after eight hours and up to 30 MW when attempting to put unit on-line.

F)     CENTRAL ROUTE TO MAINE YANKEE

1.     WINSLOW
            Station check O.K., all reclosers OFF [  ]
       OPEN   K83-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K84-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1H            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT2L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT2H            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT3L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT3H            _____:_____    [  ] MANU   [  ] AUTO

2.     SCOTT HINKLEY
            Station check O.K. [  ]
       OPEN   K83C-2          _____:_____    [  ] MANU   [  ] AUTO

3.     LAKEWOOD 115
            Station check O.K., all reclosers OFF [  ]
       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1H            _____:_____    [  ] MANU   [  ] AUTO

4.     WYMAN HYDRO
       CLOSE  K83-5           _____:_____
       Note:   Section 83 energized to Winslow.
               Section 83 42.13 Miles = 2.9 MVAR

5.     WINSLOW
       CLOSE  K83-1           _____:_____    BUS ENERGIZED
            Consider closing transformers to energize 34 KV bus to pickup some load and also gain use of the capacitor 9.0
       MVAR.

6.     MAXCY'S
            Station check O.K., all reclosers OFF [  ]
       OPEN   KT3L-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT3L-2          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   T3H             _____:_____
       OPEN   K88-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K68-2           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K84-2           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K60-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K67-4           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K80-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   T1H             _____:_____

7.     WINSLOW
       CLOSE  K84-1           _____:_____
       Note:     Section 84 energized to Maxcy's.
                 Section 84 25.69 Miles = 1.8 MVAR

8.     MAXCY'S
       CLOSE  K84-2           _____:_____    #2 BUS ENERGIZED

9.     MASON
            Station check O.K., all reclosers OFF [  ]
       OPEN   KT9L-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT9L-2          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K207-2          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K68-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K81-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K204-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT10L           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT10H           _____:_____    [  ] MANU   [  ] AUTO

       OPEN   K21             _____:_____    [  ] MANU   [  ] AUTO
       CHECK  OPEN K3         _____:_____
       CHECK  OPEN K4         _____:_____
       CHECK  OPEN K5         _____:_____

10.    MAXCY'S
       CLOSE  K68-2           _____:_____
       Note:  Section 68 energized to Mason.
              Section 68  23.19 miles = 1.6 MVAR

11.    MASON
       CLOSE/*/ K68-1         _____:_____    #1 BUS ENERGIZED
       /*/ Note:  Should be closed by man on site, due to the lack of voltage or synch check relays when closed via
                  SCADA.

12.    MAINE YANKEE
       Note: Delete this Step if Maine Yankee bus is energized via the Western route.
            Station check O.K., all Reclosers OFF [  ]
       OPEN   K69-7           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KBT             _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K207-1          _____:_____    [  ] MANU   [  ] AUTO
       CHECK  OPEN KR1        _____:_____    CONTROL OR MANUAL
       OPEN   LOW SIDE X14    _____:_____    [  ] MANU   [  ] AUTO
       OPEN   LOW SIDE X16    _____:_____    [  ] MANU   [  ] AUTO
       Note: Switches T14H & T16H are operated dead line only, leave closed.

13.    MASON
       CLOSE/*/  K207-2       _____:_____
       /*/ Note:        Should be closed by man on-site due to the lack
                        of voltage or synch check relays when closed via
                        SCADA.
       Note:            Section 207 energized to Maine Yankee.
                        Section 207  6.64 Miles = .5 MVAR

14.    MAINE YANKEE

       A. If Maine Yankee 115 KV bus is energized via the Western route, make tie with K207-1. Caution should be used when completing the loop to check for voltage difference between the bus and Section 207. Make necessary adjustments.
       CLOSE  K207-1          _____:_____    TIE COMPLETE

            Work with Maine Yankee to pick up station service as generation and system conditions allow.

       B.  If Maine Yankee 115 KV bus is not energized via the
       Western Loop:
       CLOSE  K207-1          _____:_____    BUS & T16 ENERGIZED
       CLOSE  KBT             _____:_____    T14 ENERGIZED

            Work with Maine Yankee to pick up station service as generation and system conditions allow. Estimated demand once station is available is 10 MW and as much as 15 MW after eight hours, and 30 MW when attempting to put unit back on-line.

G)     SOUTHERN ROUTE TO W.F. WYMAN
1.     LOUDEN
            Station check O.K., all reclosers OFF [  ]
       OPEN   K250-1          _____:_____    [  ] MANU   [  ] AUTO
       LOUDEN (CONT'D)
       OPEN   K163-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K219-3          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K220-3          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1H            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT2L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT2H            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   T2H             _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K158-2          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K159-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K172-4          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K174-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K175-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KC1             _____:_____    [  ] MANU   [  ] AUTO
       OPEN   633D1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   T3H             _____:_____    [  ] MANU   [  ] AUTO

2.     SKELTON HYDRO
            Station check O.K.  [  ]
       START  #1 Generator    _____:_____
       CLOSE  KG1             _____:_____
       Note:  Section 158 energized to Louden.

3.     LOUDEN
       CLOSE  K158-2          _____:_____    34 KV BUS ENERGIZED
       CLOSE  T3H             _____:_____    T3 ENERGIZED
       CLOSE  633D1           _____:_____    PICK UP 10 MW TO MEET
                                             MIN. LOAD REQUIRED BY
                                             BOTH SKELTON GENS.

4.     SKELTON
       PHASE  #2 Gen On-line  _____:_____    MIN. LOAD 5 MW.
                                             BALANCE LOAD BETWEEN
                                             #1 AND #2 GENS.

5.     SOUTH GORHAM
            Station check O.K., all reclosers OFF [  ]
       OPEN   K219-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K162/219        _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K162-3          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K220-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K169/220        _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K169-3          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1L            _____:_____
       OPEN   T1H             _____:_____
       OPEN   223-1           _____:_____

6.     LOUDEN
       T1H LTC To Neutral
       CLOSE  Kt1h            _____:_____
       CLOSE  Kt1l            _____:_____    T1 & 115 KV BUS
                                             ENERGIZED
       CLOSE  K219-3          _____:_____
       Note:     Section 219 energized to South Gorham.
                 Section 219  9.25 Miles = .64 MVAR
       CLOSE  K220-3          _____:_____
       Note:     Section 220 energized to South Gorham
                 Section 220  9.25 Miles = .64 MVAR

7.     PRATT & WHITNEY
            Station check O.K., [  ]
       OPEN   T1H             _____:_____
       OPEN   KT2H            _____:_____    [  ] MANU   [  ] AUTO

       OPEN   KT3H            _____:_____    [  ] MANU   [  ] AUTO

8.     QUAKER HILL
            Station check O.K., all reclosers OFF [  ]
       OPEN   K140-4          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K197-2          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1H            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT2L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT2H            _____:_____    [  ] MANU   [  ] AUTO

9.     WEST BUXTON 115
            Station check O.K., all reclosers OFF [  ]
       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1H            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   224-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   223-2           _____:_____    [  ] MANU   [  ] AUTO

10.    WATERBORO
            Station check O.K., [  ]
       OPEN   T1L             _____:_____
       OPEN   T1H             _____:_____

11.    SANFORD 115
            Station check O.K., all reclosers OFF [  ]
       OPEN   K225-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K140-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1H            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT2L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT2H            _____:_____    [  ] MANU   [  ] AUTO

12.    SOUTH GORHAM
       CLOSE  223-1           _____:_____    Sect. 223 & So.
              K219-1          _____:_____    Gorham Bus 2
              K220-1          _____:_____    energized.

13.    SPRING STREET
       OPEN   K160-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K169-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K164-2          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K166-2          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1H            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   T3L-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   T3H             _____:_____
       OPEN   T4L             _____:_____
       OPEN   KT4H            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   668D4           _____:_____

14.    WEST BUXTON 115
       CLOSE           223-2  _____:_____    Sections 223, 224 &
                                             225 energized to
                                             Sanford 115.
       CLOSE           224-1  _____:_____
       Put Auto Scheme on Manual

15.    SOUTH GORHAM
       CLOSE  K169/220        _____:_____
       Note:  Section 169 energized to Spring Street.
       Section 169 3.93 Miles = .27 MVAR

16.    SPRING STREET
       CLOSE  K169-1          _____:_____    115 KV ENERGIZED
       T4 LTC to Neutral      _____:_____
       CLOSE  KT4H            _____:_____    T4 ENERGIZED

       CLOSE  T4L             _____:_____
       To pick up additional load for stability:
       CLOSE  668D4           _____:_____

17.    ELM STREET
            Station check O.K., all reclosers OFF [  ]
       OPEN   164-5           _____:_____

18.    W.F. WYMAN
            Station check O.K., all reclosers OFF [  ]
       OPEN   K164-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K165-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT12H           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT11L           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   T11H            _____:_____
       OPEN   K10             _____:_____    [  ] MANU   [  ] AUTO
       OPEN   T13H            _____:_____
       OPEN   K198-1          _____:_____    [  ] MANU   [  ] AUTO
       CHECK  OPEN KG1        _____:_____
       CHECK  OPEN KG2        _____:_____
       CHECK  OPEN KG3        _____:_____
       CHECK  CLOSED K30      _____:_____
       CHECK  CLOSED K31      _____:_____

19.    SPRING STREET
       CLOSE  K164-2          _____:_____
       Note:    Section 164 energized to W.F. Wyman.
                Section 164  23.25 Miles = 1.6 MVAR

20.    W.F. WYMAN
       CLOSE  K164-1          _____:_____    115 KV BUS ENERGIZED

       T11 LTC To Neutral     _____:_____
       CLOSE  T11H            _____:_____
       CLOSE  KT11L           _____:_____    34 KV BUS ENERGIZED
            When W.F. Wyman is ready to receive station service power and internal breakers are open:
       CLOSE  K10             _____:_____
       CLOSE  KT12H           _____:_____
            Work with W.F. Wyman to pick up station service as generation and system conditions allow. Estimated station service demands for Units 1, 2, or 3 is 5 MW. If the unit is hot, a phase-on time of 2 to 3 hours after establishing station service is expected, and 8 to 10 hours for a cold unit. Unit 4 station service demands may be as much as 10 MW with a phase-on time of 2 to 3 hours after establishing station service if the unit is hot, and up to 20 hours if the unit is cold.

21.    MOSHERS
            Station check O.K., all reclosers OFF [  ]
       OPEN   K161-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K162-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K165-2          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K167-2          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1L            _____:_____
       OPEN   KBS2/3          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   T2L             _____:_____    [  ] MANU   [  ] AUTO
       OPEN   T2H             _____:_____    [  ] MANU   [  ] AUTO

22.    SOUTH GORHAM
       CLOSE  K162/219        _____:_____
       Note:    Section 162 energized to Moshers.
                Section 162  3.38 Miles = .23 MVAR
       CLOSE  K162-3          _____:_____
       CL0SE  K169-3          _____:_____

23.    MOSHERS
       CLOSE  K162-1          _____:_____    115 KV BUS ENERGIZED
       CLOSE  K162-2          _____:_____
       Note:    Section 165 energized to W.F. Wyman.
                Section 165 19.9 Miles = 1.39 MVAR

24.    W.F. WYMAN
       Caution should be used when completing the Loop to
       check for voltage difference between the bus and Section
       165.
       CLOSE  K165-1          _____:_____
            The Loop from Skelton Hydro to W.F. Wyman is now complete. An additional 40 MW of generation can be obtained at Cape Gas Turbines.

25.    PLEASANT HILL
            Station check O.K., all reclosers OFF [  ]
       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1H            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   T2L             _____:_____
       OPEN   KT2H            _____:_____    [  ] MANU   [  ] AUTO

26.    HINKLEY POND
            Station check O.K., all reclosers OFF [  ]
       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO

       OPEN   KT1H            _____:_____    [  ] MANU   [  ] AUTO

27.    CAPE 115
            Station check O.K., all reclosers OFF [  ]
       OPEN   K160-6          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K275-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT2/3H          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT4H            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT2L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   T2H             _____:_____

28.    SPRING STREET
       CLOSE  K160-1          _____:_____
       Note:    Section 160 energized to Cape 115
                Section 160  9.47 Miles =  .66 MVAR

29.    CAPE 115
       CLOSE  K160-6          _____:_____    115 KV BUS ENERGIZED
       CLOSE  KT2/3H          _____:_____
       PHASE #4 Gas Turbine   _____:_____    MIN. LOAD 5 MW
       CLOSE  KT4H            _____:_____
       PHASE #5 Gas Turbine   _____:_____    MIN. LOAD 5 MW

H)     TYING NORTHERN AND SOUTHERN LOOPS
            When Loops to Maine Yankee and W.F. Wyman are
       complete, Section 166 at Spring Street (Southern Loop)
       will be energized from Surowiec (Northern Loop).
       Disconnects 166-2E will be opened and tagged.  When ready
       to tie the loops together:
       CHECK  OPEN K166-2
       REMOVE TAG, CLOSE DISC 166-2E                   _____:_____

            Due to the limited generating capability in the Southern Loop, most of the adjustments will have to be made in the Northern Loop to bring the two systems together. With man on-site at Spring Street using sync scope and matching voltage as close as possible.
       CLOSE  K166-2          _____:_____    LOOPS TIED TOGETHER

I)     CONNECTING TO NEIGHBORING SYSTEMS

            The synchronization/energizing of inter-satellite ties should occur during fairly early stages of system restoration. This would minimize problems associated with having to synchronize many small islands or trying to match frequencies of two large islands. The NEPEX Restoration Coordinator may direct generation to, or from neighboring satellites for station service power. This will promote the most effective use of available resources to restore the entire system in the least amount of time. This may be done before additional customer load is picked up.

J)     CONNECTING TO NEW HAMPSHIRE

1.     BIDDEFORD INDUSTRIAL PARK
       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1H            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   T2L             _____:_____
       OPEN   KT2H            _____:_____    [  ] MANU   [  ] AUTO

2.     THREE RIVERS
       PSNH reports Three Rivers bus is clear, ready to energize.
       Section 250                           _____:_____

3.     LOUDEN
       CLOSE  K250-1          _____:_____
       Note:    Section 250 energized to Three Rivers.
                Section 250  30.88 Miles = 2.16 MVAR
            Work with PSNH to synchronize, match voltage, and tie PSNH and Maine systems at Three Rivers. Use Schiller and/or Yarmouth generation to do this. Once tie is made, proceed to the next step to strengthen the tie by closing Sections 197.

4.     PRATT & WHITNEY
            Station check O.K. [  ]
       OPEN   T1H             _____:_____
       OPEN   KT2H            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT3H            _____:_____    [  ] MANU   [  ] AUTO

5.     QUAKER HILL
            Station check O.K., all reclosers OFF [  ]
       OPEN   K140-4          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K197-2          _____:_____    [  ] MANU   [  ] AUTO

       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1H            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT2L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT2H            _____:_____    [  ] MANU   [  ] AUTO

6.     WEST BURTON 115
            Station check O.K., [  ]
       CLOSE           223-2  _____:_____    Sect. 223 energized
                                             from Surowiec to W.
                                             Buxton.
       CLOSE           224-1  _____:_____

7.     SANFORD 115
            Station check O.K., [  ]
       CLOSE  K225-1          _____:_____    Sanford 115 bus
                                             energized.
       CLOSE  K140-1          _____:_____    Sect. 140 energized
                                             to Quaker Hill.

8.     QUAKER HILL
       CLOSE  K140-4          _____:_____
       Notify PSNH - ready to energize Section 197 to Three
       Rivers.
       CLOSE  K197-2          _____:_____
       Note:    Section 197 energized to Three Rivers.
                Section 197  9.38 Miles =  .7 MVAR

9. Work with PSNH to match voltage between Section 197 and the Three Rivers bus using Schiller/Yarmouth generation.

10.    THREE RIVERS
       CLOSE  K197            _____:_____

K)     CONNECTING TO BANGOR HYDRO

            Bangor Hydro has black start capability with hydro and diesel generators, but has limited capability and will be able to support a few small islands within their system.
       It is expected that Bangor will be tied with New Brunswick prior to the 115 KV tie from Bucksport. If this is the case, the reverse power relays on Section 65 and 205 should be in service to protect for the loss of a large generator in New Brunswick. If Bangor is not energized from New Brunswick, the reverse power relays should be disabled to prevent an undesirable separation from Bangor. For the purpose of this procedure, it will be assumed that Bangor is tied to New Brunswick and line switches 65-3 and 205-3 are open. The tying of the two systems will take place at Orrington with a man on-site using a sync scope.

1.     GORBELL
            Station check O.K., [  ]
       OPEN   66A-1           _____:_____

2.     HARTLAND
            Station check O.K., [  ]
       OPEN   824D1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   T1H             _____:_____
       OPEN   824D2           _____:_____    [  ] MANU   [  ] AUTO

3.     DETROIT
            Station check O.K., all reclosers OFF [  ]
       OPEN   K66-4           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K67-1           _____:_____    [  ] MANU   [  ] AUTO

       OPEN   K85-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K203-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT1H            _____:_____    [  ] MANU   [  ] AUTO

4.     WYMAN HYDRO
       CLOSE  K66-1           _____:_____

       Note:    Section 66 energized to Detroit.
                Section 66  33.42 Miles = 2.33 MVAR

5.     DETROIT
       CLOSE  K66-4           _____:_____    BUS ENERGIZED

6.     BUCKSPORT
            Station check O.K., all reclosers OFF [  ]
       OPEN   K65-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K86-1           _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K203-2          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K205-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KBS1/2          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KB1/1A          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KB2/2A          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   T3L             _____:_____
       OPEN   T3H-1           _____:_____
       CHECK OPEN T3H-2                      _____:_____

7.     DETROIT
       CLOSE  K203-1          _____:_____
       Note:    Section 203 energized to Bucksport.
                Section 203, 34.09 Miles = 2.38 MVAR

8.     BUCKSPORT
       CLOSE  K203-2          _____:_____    #2 BUS ENERGIZED

9.     ORRINGTON
            Station check O.K., all reclosers OFF [  ]
       OPEN   K205-2          _____:_____
       OPEN   K205/249        _____:_____
       CLOSE/*/  205-3        _____:_____      /*/ONLY IF 205-3 WAS
                                               OPENED WHEN
                                               ENERGIZING FROM NEW
                                               BRUNSWICK

10.    BUCKSPORT
       CLOSE  K205-1          _____:_____
       Note:    Section 205 energized to Orrington
                Section 205  12.05 Miles = .84 MVAR
            Reverse power relay CMPFG002, trips K205-1 at 25 MW flow to Orrington, (instantaneous trip). If Bangor is tied with New Brunswick, leave relays in service to protect for a run back on the tie. Example: Loss of Point LePreau. If Bangor is not tied with New Brunswick, disable relays to avoid trips due to flows into Orrington.

11.    ORRINGTON
            Match voltages and with man o-site using sync. scope.
       CLOSE  K205-2          _____:_____    TIE COMPLETE
       CLOSE  K205/249        _____:_____
       Strengthen the tie with Bangor by energizing Section 65.
       OPEN   K65-2           _____:_____
       OPEN   K65/248         _____:_____

       CLOSE/*/ 65-3          _____:_____    /*/ONLY IF 65-3 WAS
                                             OPENED WHEN
                                             ENERGIZING FROM NEW
                                             BRUNSWICK.

12.    BUCKSPORT
       CLOSE  K65-1           _____:_____
       Section 65 12.44 Miles = .9 MVAR

13.    ORRINGTON
       CLOSE  K65-2           _____:_____
       CLOSE  K65/248         _____:_____
            If Bangor Hydro Electric is tied with New Brunswick and reverse power relays are in service, flow now increased to 50 MW North Sections 205 & 65 (instantaneous trip).

L)     CONNECT BANGOR HYDRO WITH NEW BRUNSWICK

            If available, New Brunswick can energize Section 396 to Orrington and tie with Bangor Hydro. It is not recommended to try to energize any further South due to stability problems. Due to the length of Section 396, it is expected that there will be high voltage problems at Orrington when the line is energized from New Brunswick. For this reason, Switches K396-1, KT1H, and both reactors at Orrington should be closed prior to energizing Section
       396. Once Section 396 is energized, the Chester SVC will be energized and the reactors at Orrington will be opened as voltage levels and capability of the SVC allow. For the purpose of this procedure, it is assumed that Bangor is an island and that the 115 KV ties with Central Maine Power have not been established.

1.     ORRINGTON
            Station check O.K., all reclosers OFF [  ]
       CLOSE  K396-1          _____:_____
       -----
       OPEN   KBS3/4          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K396/388        _____:_____    [  ] MANU   [  ] AUTO
       OPEN   388-3           _____:_____
       OPEN   KT1L            _____:_____    [  ] MANU   [  ] AUTO
       CLOSE  KT1H            _____:_____
       -----
       OPEN   KT2L            _____:_____    [  ] MANU   [  ] AUTO
       OPEN   KT2H            _____:_____    [  ] MANU   [  ] AUTO
       CLOSE  KR1             _____:_____
       -----
       CLOSE  KR2             _____:_____
       -----
       T1 LTC To Neutral      _____:_____
       T2 LTC To Neutral      _____:_____
       OPEN   K248-1          _____:_____    [  ] MANU   [  ] AUTO

       OPEN   K249-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K65/248         _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K205/249        _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K247-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   65-2            _____:_____
       OPEN   65-3/*/         _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K205-2          _____:_____
       OPEN   205-3/*/        _____:_____
       OPEN   KC1             _____:_____
       OPEN   KC2             _____:_____
       OPEN   KC3             _____:_____

       /*/Note: These switches are opened to allow ring bus to be completed without energizing Section 65 and 205.

2.     CHESTER SVC
            Station check O.K. [  ]
       OPEN   KT1H            _____:_____    [  ] MANU   [  ] AUTO

3. After getting permission from NEPEX and when New Brusnwick is ready to energize Section 396 and Transformer #1 at Orrington, set up a conference call with New Brunswick and Bangor Hydro.
       Give permission to energize Section 396   _____:______
       Note:    Section 396 energized to Orrington.
                Section 396  150 Miles = 132 MVAR

4.     CHESTER SVC
       As soon as Section 396 is alive,
       CLOSE  KT1H            _____:_____
       with SVC in V-Ref, assign a setpoint of 346 KV.

5.     ORRINGTON
            As voltage conditions and capability of the Chester
       SVC allow OPEN Switches KR1 and KR2.
       CLOSE  KT1L            _____:_____    #1 BUS ENERGIZED
       When Bangor is ready:
       CLOSE  K248-1          _____:_____    BANGOR SYSTEM
                                             ENERGIZED
       CLOSE  K249-1          _____:_____
            Allow Bangor to work directly with New Brunswick to
       set up necessary load transfers.
       CLOSE  K65/248         _____:_____
       CLOSE  K205/249        _____:_____
       CLOSE  K65-2           _____:_____
       CLOSE  K205-2          _____:_____    RING BUS COMPLETE
            Strengthen the tie with New Brunswick by energizing T2.
       CLOSE  KT2H            _____:_____
       CLOSE  KBS3/4          _____:_____    #4 BUS & T2 ENERGIZED
       CLOSE  K396/388        _____:_____
            Match voltage between T2 low side and 115 KV bus
       CLOSE  KT2L            _____:_____

M)     TYING WITH SOUTHERN NEW ENGLAND
1.     BUXTON 345
       Station check O.K., all reclosers OFF [  ]
       OPEN   K374-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K385/374        _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K385-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K391/386        _____:_____    [  ] MANU   [  ] AUTO
       OPEN   K391-1          _____:_____    [  ] MANU   [  ] AUTO
       OPEN   375-2           _____:_____
       OPEN   391-2           _____:_____

       Note: Due to the parallel path and long length of Sections 391 & 375 (391 = 67.7 Miles, 375 = 56.2
                Miles), they will not be energized until system conditions allow proper voltage control.

2.     SOUTH GORHAM
            Station check O.K. [  ]
       CHECK  OPEN  KT1L      _____:_____
       CHECK  OPEN  T1H       _____:_____

3.     W.F. WYMAN
            Station check O.K. [  ]
       When Unit #4 is ready to come on-line:
       CLOSE  KG4/386         _____:_____
       Note: Section 386 is now energized from W.F. Wyman to Buxton
                345 - Section 386  30.31 Miles = 26.67 MVAR

4.     SOUTH GORHAM
       T1 LTC To Neutral      _____:_____
       CLOSE  T1H             _____:_____    T1 HIGH SIDE
                                             ENERGIZED
            With man on-site using sync scope, phase Yarmout #4 to the 115 KV system, when in phase,
       CLOSE  KT1L            _____:_____

5.     W.F. WYMAN
       Load #4 unit to minimum load (60 MW)
       #4 unit has the following MVAR capability:

       Load Level               MVAR Lagging            MVAR Leading
       ----------               ------------            ------------
60 MW                           485 MVAR                260 MVAR
300 MW                          435 MVAR                272 MVAR
450 MW                          360 MVAR                254 MVAR
600 MW                          242 MVAR                209 MVAR


6. NEPEX may be ready at this point to tie the rest of New England with Yarmouth #4 generation. If so, proceed with the plan. If not, go to Step
       (8) to energize Section 374 and the Surowiec transformer and tie in with the 115 KV system, then wait until NEPEX is ready to tie MAINE 345 KV system with the rest of New England before proceeding any further. It is not recommended to energize any more of the 345 KV system until tied with the rest of New England.

7.     BUXTON 345
            NEPEX has the option of energizing Section 385 from Buxton (Option A) or from Deerfield (Option B).
       Option A
       CLOSE     K391/386       _____:______
       CLOSE     K391-1         _____:______
            When NEPEX/PSNH are ready to tie MAINE 345 KV with
       the rest of New England and Switches 785 and 851 are open
       at Deerfield,
       CLOSE       K385-1       _____:______
           Note:   Section 385 energized from Buxton to Deerfield.
                   Section 385  49.15 Miles = 43.25 MVAR
                   PSNH will direct phasing at Deerfield.
       Option B
       CLOSE     K391/386       _____:______
       CLOSE     K391-1         _____:______  BUS #2 ENERGIZED

            When NEPEX/PSNH are ready to tie MAINE 345 KV with the rest of New England, PSNH will energize Section 385 from Deerfield. With a man on-site using sync scope and making necessary voltage at frequency adjustments with Yarmouth #4 and PSNH.

8.     SUROWIEC
            Station check O.K., all reclosers OFF [  ]
       OPEN      K374-4         _____:______  [  ] MANU   [  ] AUTO
       OPEN      K374/377       _____:______  [  ] MANU   [  ] AUTO
       OPEN      K377-1         _____:______  [  ] MANU   [  ] AUTO
       OPEN      KT1L           _____:______  [  ] MANU   [  ] AUTO
       OPEN      KT1H           _____:______  [  ] MANU   [  ] AUTO
       CHECK OPEN KR1           _____:______
       CHECK OPEN KR1           _____:______

9.     BUXTON 345
            Notify NEPEX - ready to energize Section 374.
       CLOSE/*/  K385/374       _____:______
       /*/Note: Close only if tied with New England. If not, skip this and just CLOSE K374-1.
       CLOSE       K374-1       _____:______
       Note:            Section 374 now energized to Surowiec.
                        Section 374  26.5 Miles =  23.3 MVAR.

10.    SUROWIEC
            Notify NEPEX - ready to energize Surowiec
       transformer.
       T1 TLC To Neutral
       CLOSE   KT1H              _____:______
       CLOSE/*/  KR1 and/or KR2  _____:______

            /*/To suppress voltage/switching surge when transformer
       is energized:
       CLOSE     K374-4         _____:______   BUS #3 ENERGIZED AND
                                               T1 HIGH SIDE ENERGIZED

            Match voltage between 115 KV bus and the low side of
       T1.
       CLOSE     KT1L           _____:______   TIE MADE

11.    MAINE YANKEE
            Station check O.K., all reclosers OFF [  ]
       OPEN      KG1            _____:______  [  ] MANU   [  ] AUTO
       OPEN      KG1/375        _____:______  [  ] MANU   [  ] AUTO
       OPEN      K392-1         _____:______  [  ] MANU   [  ] AUTO
       OPEN      K378/392       _____:______  [  ] MANU   [  ] AUTO
       OPEN      K378-1         _____:______  [  ] MANU   [  ] AUTO
       OPEN      T1H            _____:______
       OPEN/*/          375-1   _____:______
       /*/To prevent energizing Section 375 when ring bus is closed.

12.    MASON
            Station check O.K., all reclosers OFF [  ]
       OPEN      KT9L-1         _____:______  [  ] MANU   [  ] AUTO
       OPEN      KT9L-2         _____:______  [  ] MANU   [  ] AUTO
       T9 LTC To Neutral

13.    SUROWIEC
            Notify NEPEX - ready to energize Section 377.
       CLOSE     K377-1         _____:______
       Note:    Section 377 now energized to Maine Yankee
                Section 377 29.78 Miles =  26.2 MVAR
       CLOSE     K374/377       _____:______  RING BUS COMPLETE

14.    MAINE YANKEE
            Notify NEPEX--ready to energize Section 378 and Mason
       transformer.
       CLOSE     K378-1         ____:______
       Note:    Section 378 now energized to Mason
                Section 378 3.47 Miles = 3 MVAR
                Mason T9 high side energized.

15.    MASON
                 Match volate between 115 KV bus and T9.
       CLOSE     KT9L-1         ____:______
       CLOSE     KT9L-2         ____:______

16.    MIAMI YANKEE
       CLOSE     KG1            ____:______
       CLOSE     KG1/375        ____:______   #2 BUS ENERGIZED

17.    MAXCY'S
            Station check OK; all reclosers OFF [   ]
       OPEN      K392-3         ____:______   [   ] MANU  [   ] AUTO
       OPEN      K388-1         ____:______   [   ] MANU  [   ] AUTO
       MAXCY'S (CONT'D)
       OPEN      K388/392       ____:______   [   ] MANU  [   ] AUTO
       OPEN      KT3L-1         ____:______   [   ] MANU  [   ] AUTO
       OPEN      KT3L-2         ____:______   [   ] MANU  [   ] AUTO

18.    MAINE YANKEE
       CLOSE     K392-1         ____:______
                 Notify NEPEX--ready to energize Section 392.
                 Note:  Section 392 now energized to Maxcy's
                        Section 392  25.88 = 3 MVAR
       CLOSE     K378/392       ____:______   RING BUS COMPLETE

19.    MAXCY'S
            Notify NEPEX--ready to energize Maxcy's
            transformer.
       T3 LTC to Neutral        ____:______
       CLOSE     K392-3         ____:______   T3 ENERGIZED
       Match voltage between 115 KV bus and T3
       CLOSE     KT3L-1         ____:______
       CLOSE     KT3L-2         ____:______

20.    ORRINGTON
            The following assumes that Bangor and New Brunswick are tied together via Section 396 and that Bangor and CMP are tied together via Sections 65 and 205. It also assumes that all buses (345___ and 115 KV) and both transformers are energized, and Switch 388-___ at
       Orrington is open. If this is not the case, these steps will have to be modified to meet the situation.
            There are auto sync relays on the following switches at Orrington: KBS3/4 and K396/388, but only if closing is initiated via SCADA.
       OPEN      KT2L           ____:______   LOAD REMOVED FROM T2
       OPEN      KBS3/4         ____:______
       OPEN      K396/388       ____:______   T2 DE-ENERGIZED
       OPEN      KR1            ____:______
       OPEN      KR2            ____:______
       OPEN      TR1-1*         ____:______
                 43/T1-T2 to    ____:______
                 T2 Position
       CLOSE     TR2-2*         ____:______

       *NOTE:  These steps are to prepare the reactors for use
               when energizing Section 388 from Maxcy's to allow voltage control on Section 388. Chester SVC will provide control for Section 396.
       CLOSE     388-3          ____:______
       CLOSE     KR1 and/or     ____:______   To suppress voltage
                 KR2                          surge when Section 388
                                              and T2 are energized.
21.    MAXCY'S
            Notify NEPEX--ready to energize Section 388 and T2 at
       Orrington.
       CLOSE     K388-1         ____:______
       Note:    Section 388 now energized to Orrington
                Section 388 3.  54.89 Miles = 48.3 MVAR
                Orrington T2 high side energized.
       CLOSE     K388/392       ____:______   RING BUS COMPLETE

22.    ORRINGTON
            Match voltage between Bus #3 (New Brunswick) and Bus
       #4 (New England). The two systems should be in phase as they are tied together on the 115 KV system. As a precaution, use auto sync or KBS3/4.

       CLOSE     KBS3/4         ____:______   TIE COMPLETE
       CLOSE     K396/388       ____:______   RING BUS COMPLETE
       Match voltage between 115 KV bus and T2.
       CLOSE     KT2L           ____:______

                                                                      APPENDIX I

                        MAINE OPERATING PROCEDURE NO.  6
                               SYSTEM RESTORATION


N)  115 KV SYSTEM, FIELD PERSONNEL LIST

    NORTHERN SUBSTATIONS                                 SOUTHERN SUBSTATIONS

  F = Fairfield  A = Augusta                          P = Portland  B = Biddeford

1.  Moscow = F                                    1.  Cape 115 = P
    ----------                                        ------------
2.  Wyman Hydrow = F                              2.  Pleasant Hill = P
    ----------------
3.  William Hydro = F                             3.  Spring Street = P
    -----------------                                 -----------------
4.  Madison Paper = F*                            4.  Elm street = P*
5.  Sturtevant = F*                               5.  Moshers = P
                                                      -----------
6.  Lakewood 115 = F*                             6.  South Gorham = P
                                                      ----------------
7.  Scott Hinkley = F*                            7.  Louden = B
                                                      ----------
8.  Winslow = F                                   8.  Hinkley Pond = P*
    -----------
9.  Maxcy's = A
    -----------

    (SECONDARY)                                       (SECONDARY)

1.  Gorbell = F*                                  1.  Biddeford Ind. = B*
2.  Hartland = F*                                 2.  West Buxton 115 = P*
3.  Detroit = F*                                  3.  Pratt & Whitney = B*
4.  Bucksport = F*                                4.  Quaker Hill = B
5.  Maxcy's = A                                   5.  Waterboro = P
                                                  6.  Sanford 115 = P

    WESTERN SUBSTATIONS                               W. F. WYMAN

L = Lewiston                                      1.  Operators, Cape GT's
                                                      --------------------

1.  Topsham 115 = L*                                  SOUTHERN HYDRO
2.  Bath 115 = L*
3.  Maine Yankee = A                              1.  Operator, Skelton Hydro
    ----------------                                  -----------------------
4.  Mason = A
    ---------
5.  Livermore Falls = L                               NORTHERN HYDRO
    -------------------
6.  Gulf Island = L
    ---------------
7.  Surowiec = L                                  1.  Operator, Williams Hydro
    ------------                                      ------------------------
8.  W. F. Wyman = P                               2.  Temp. Operator, Moscow
    ---------------
9.  Alternate Energy = L*



Underline     --  Indicates Top Priority Staffing

Asterisk (*)  --  Indicates substations that require switching only, No Constant
  Staffing

                                                                     APPENDIX II



                        MAINE OPERATING PROCEDURE NO.  6
                               SYSTEM RESTORATION


0)   345 KV SYSTEM, FIELD PERSONNEL LIST

     Northern Substations
     --------------------

     F = Fairfield  A = Augusta

     1.  Maxcy's = A


     Western Substations
     -------------------

     L = Lewiston     P = Portland     A = Augusta

     1.  Surowiec = L
     2.  W. F. Wyman = P
     3.  Maine Yankee = A


     Southern Substations
     --------------------

     P = Portland   B = Biddeford

     1.  Buxton 345 = P

     Bangor Hydro
     ------------

     1.  Orrington
     2.  Chester SVC


     345 KV SUBSTATIONS DO NOT NEED TO BE STAFFED UNTIL LATER IN THE RESTORATION PROCEDURE.


                                                                          1 of 1

                        [ORGANIZATIONAL CHART GOES HERE]
                                 APPENDIX III

                                                                    APPENDIX III

                           OPERATING PROCEDURE NO. 6
                               SYSTEM RESTORATION
                          CONTROL ROOM PERSONNEL LIST
                     COORDINATOR POSITIONS WITH ALTERNATES

1.   RESTORATION COORDINATOR
     Primary        Art Higgins
                    -----------
     Alternate      Dave Drapeau
                    ------------
     Alternate      Spare Dispatcher or Off-Duty Dispatcher
                    ---------------------------------------

2.   SYSTEM DISPATCH SWITCHING COORDINATOR
     Primary        Dave Drapeau
                    ------------
     Alternate      Spare Dispatcher
                    ----------------
     Alternate      Spare Dispatcher or Off-Duty Dispatcher
                    ---------------------------------------

3.   AREA DISPATCH SWITCHING COORDINATOR
     Primary        Doug Cross
                    ----------
     Alternate      Spare Dispatcher or Off-Duty Dispatcher
                    ---------------------------------------
     Alternate      Spare Dispatcher or Off-Duty Dispatcher
                    ---------------------------------------

4.   GENERATION & RIVER CONTROL COORDINATOR
     Primary        Ken Caron
                    ---------
     Alternate      Spare Dispatcher or Off-Duty Dispatcher
                    ---------------------------------------
     Alternate      Spare Dispatcher or Off-Duty Dispatcher
                    ---------------------------------------

5.   INFORMATION COORDINATOR
     Primary        John Hinkley
                    ------------
     Alternate      Ken Caron
                    ---------
     Alternate      Spare Dispatcher or Off-Duty Dispatcher
                    ---------------------------------------

6.   COMMUNICATION OR TECHNICAL SERVICE COORDINATOR
     Primary        Ricky Conant
                    ------------
     Alternate      Stan Koski
                    ----------
     Alternate      System Operations Engineering Person
                    ------------------------------------

                                                                    APPENDIX III


[Page missing]

                                                                    APPENDIX III

                           OPERATING PROCEDURE NO. 6
                               SYSTEM RESTORATION
                          CONTROL ROOM PERSONNEL LIST
                     COORDINATOR POSITIONS WITH ALTERNATES

                                                              Ext.
                                                              ----
1.   RESTORATION COORDINATOR
     Training Room -- Training Console                        3859

2.   SYSTEM DISPATCH SWITCHING COORDINATOR
     System Control Room -- Switching Console                 3851

3.   AREA DISPATCH SWITCHING COORDINATOR
     Area Control Room -- Area Support Console                3857

4.   GENERATION & RIVER CONTROL COORDINATOR
     System Control Room -- Load Console                      3852

5.   INFORMATION COORDINATOR
     System Supervisor's Office                               2404

6.   COMMUNICATION OR TECHNICAL SERVICE COORDINATOR
     System Control Room -- System Support Console            3853

7.   NORTHERN SYSTEM SWITCHING DISPATCHER
     System Control Room -- Switching Console                 2411

8.   SOUTHERN SYSTEM SWITCHING DISPATCHER
     System Control Room -- Switching Support Console         2412

9.   NORTHERN AREA SWITCHING DISPATCHER
     Area Control Room -- Northern Console                    3494

10.  SOUTHERN AREA SWITCHING DISPATCHER
     Area Control Room -- Southern Console                    3492

11.  LOAD DISPATCHER
     System Control Room -- Load Console                      2415

     Numbers Listed above are extensions of 1-207-623-3521
     -----------------------------------------------------

     Numbers to be answered by anyone available:

     System Control Room               1-800-750-2976
                                       1-207-622-1464
                                       1-207-623-3826

     Area Control Room                 1-800-750-6934
                                       1-800-870-9893
                                       1-207-622-6140

                                                                      APPENDIX V


                         MAINE OPERATING PROCEDURE NO.
                               SYSTEM RESTORATION

                              LIGHTNING ARRESTERS


     Substations that do not have lightning arresters on equipment associated with the Restoration Procedure and locations of possible alternate lightning arresters:

1.    BUXTON 345        NONE

2.    DETROIT           ONLY on Section 85 and 115/34 KV XFMR

3.    LOUDEN            NONE on Section 158, but YES on 34 KV bus, XFMRs and
                        Section 220

4.    MAINE YANKEE      ONLY on Sections 375 and 378

5.    MAXCY'S           ONLY on 345/115 KV and 115/34 KV XFMRs

6.    ORRINGTON         ONLY on 345/115 KV and XFMRs

7.    SOUTH GORHAM      ONLY on 345/115 KV XFMR

8.    SUROWIEC          ONLY on 345/115 KV XFMR

9.    WATERBORO         ONLY on 115/34 KV XFMR

10.   WEST BUXTON 115   ONLY on 115/34 KV XFMR

                                                                     APPENDIX VI


                        MAINE OPERATING PROCEDURE NO. 6
                               SYSTEM RESTORATION

                                 TELEPHONE LIST

NEPEX (Senior)             #3-025  1-413-535-4301
NEPEX (Security)           #3-023  1-413-535-4302
NEPEX (Loader)             #3-024  1-413-535-4303
CONVEX                             1-800-296-0053
REMVEC                     #3-181  1-800-423-6029
PSNH                       #3-041  1-603-625-4624
NEW BRUNSWICK              #3-017  1-506-458-4630
BANGOR HYDRO               #3-042  1-207-942-4609
HARRIS HYDRO               #3-053  1-207-672-4848
WYMAN HYDRO                #3-054  1-207-672-4812
MOSCOW S/S                 #3-097  1-207-672-4167
WILLIAMS HYDRO             #3-055  1-207-643-2470
MADISON PAPER              #3-083  1-207-696-3307
STURTEVANT S/S             #3-082  1-207-778-3864
LIVERMORE FALLS S/S        #3-078  1-207-897-3454
ALTERNATE ENERGY           #3-184  1-207-897-6592
GULF ISLAND                        1-207-753-3474
SUROWIEC                   #3-064  1-207-688-4886
TOPSHAM S/S                #3-076  1-207-725-8043
BATH S/S                   #3-077  1-207-443-4148
MAINE YANKEE               #3-050  1-207-882-6321
MASON S/S                  #3-052  1-207-882-6212
MAXCY'S S/S                #3-063  1-207-549-7101
WINSLOW S/S                #3-087  1-207-872-7651
SCOTT (Hinckley)                   1-207-453-9301
LAKEWOOD                   #3-089  1-207-474-5529
SKELTON HYDRO              #3-465  1-207-929-8071
WESTON HYDRO (RCC)         #3-056  1-207-474-3959


                                                                          1 of 2

GULF ISLAND                #3-060  1-207-753-3472
BONNY EAGLE (RCC)          #3-410  1-207-642-2208
LOUDEN S/S                         1-207-284-7961
SOUTH GORHAM S/S           #3-065  1-207-839-2331
SPRING STREET S/S          #3-466  1-207-774-3609
ELM STREET S/S             #3-427  1-207-846-3708
YARMOUTH STEAM             #3-051  1-207-846-9055
MOSHERS S/S                #3-449  1-207-854-2641
BIDDEFORD IND. PARK S/S    #3-403  1-207-284-1515
THREE RIVERS S/S           #3-470  1-207-748-0900
WEST BUXTON 115 S/S        #3-475  1-207-727-4002
WATERBORO S/S
SANFORD 115 S/S            #3-462  1-207-324-0756
PRATT & WHITNEY            #3-455  1-207-676-9511
QUAKER HILL S/S            #3-457  1-207-676-5561
DETROIT S/S                #3-091  1-207-487-5130
BUCKSPORT S/S              #3-094  1-207-469-3821
ORRINGTON S/S              #3-062  1-207-825-4976
BUXTON 345 S/S             #3-066  1-207-727-5330
SCOBIE S/S                         1-603-634-2320
DEERFIELD                          1-603-463-8314
PLEASANT HILL S/S          #3-456  1-207-883-5249
HINCKLEY POND S/S          #3-438  1-207-767-0754
CAPE S/S                   #3-415  1-207-799-5777
CAPE JETS                  #3-422  1-207-799-5777

                                                                          2 of 2

                                                                 EXHIBIT 99.(L)

                                                                      Schedule L

                       Interconnection Facilities Charge

The annual Interconnection Facilities Charge shall reimburse the Seller with an appropriate allocation of property taxes, depreciation, cost of capital and operations and maintenance expense for plant investments in Interconnection Facilities (as defined in the Continuing Site/Interconnection Agreement) which are used by both the Buyer and the Seller in the delivery and/or sale of generation. Said Interconnection Facilities currently in use by the Seller are identified in Attachment l.

The annual Interconnection Facilities Charge shall also compensate the Seller for all reasonable costs and fees related to the operation of the Interconnection Facilities, including taxes, costs and fees of all permits, licenses, franchises or regulatory or other approvals necessary for construction and operation of the Interconnection Facilities.

The annual Interconnection Facilities Charge will be determined based upon the calculation shown below. The calculation will be updated annually, on or about June 1st of each year, based upon historical data from the preceding calendar year.

The total investment in the Interconnection Facilities will be the year-end book value from the Seller's plant accounting records. The total investment will be allocated between Buyer and Seller based upon the estimated usage of the Interconnection Facilities, as set forth in Attachment l.

Property taxes will be allocated based on the total of the Seller's investment in the Interconnection Facilities divided by the total of the Seller's investment in the site where the Interconnection Facilities are located, as recorded in the Seller's FERC Form l.

Depreciation expense will be based on the Seller's gross investment in the Interconnection Facilities multiplied by the Seller's transmission plant depreciation rate as recorded in the Seller's FERC Form l.

Cost of capital expense will be based on the Seller's year-end pre-tax cost of capital, as determined by the Maine Public Utilities Commission, multiplied by the Seller's year-end net book investment in the Interconnection Facilities.

Operation and maintenance expense will be based upon the total of the Seller's transmission and distribution substation operations and maintenance expense, as defined in Seller's accounting records, divided by the Seller's transmission and distribution substation investment, as defined in the Seller's plant accounting records, and multiplied by the Seller's investment in the Interconnection Facilities.

The sum of the property taxes, depreciation, cost of capital and operations and maintenance expenses will be multiplied by the allocator based upon the estimated usage of the Interconnection Facilities.

As referenced in ARTICLE 1 DEFINITIONS 1. 1(71) the Buyer will be obligated to comply with the William F. Wyman Unit No. 4 Transmission Agreement, dated as of November 1, 1974. These obligations include paying transmission support for
Section 164/167 and Section 386.

Attachment 2 of Schedule L illustrates the transmission support for Section 164/167 for the period July 1, 1997 thorough June 30, 1998 and the transmission support for Section 386 for the period November l, 1996 through October 31, 1997.

Section 386 is currently under review for updating the transmission support calculation for the period November 1, 1997 through October 31, 1998. The transmission support calculation for Section 386 for this time period will be available for billing in mid-December.

Supporting documentation for these calculations is attached.

                                                                                   Schedule L
                                                                                  Attachment 1

                                                                           Central Maine Power Company
                                                                          Generation Support Facilities
                                                                        Estimation/Allocation of Charges

                                                                                                                          Cost
            Interconnection                  Total                 Net           Allocation  Property    Depreciation      of
               Facilities                  Investment              Book            Factor     Taxes                      Capital
                                           37,474.65             12,021.87           50%     1,250.96        914.38      1,502.73

Harris          Transformer No. 1
                (incl in original
                analysis; alloc
                factor changed)            71,618.72                    --           72%       931.04      1,933.71            --

                Section 222
                (excluding land)          596,946.40                45,247           92%     8,056.43     16,117.55      8,503.27

                Section 82
                (excluding land)          132,668.31              7,786.62           80%     1,776.30      3,582.04      1,469.63

                115KV Bus                   2,316.26                    --           92%        30.11         62.54            --

                Wyman Hydro K82-1         103,987.34             62,658.81           80%     1,351.84      2,807.66      7,832.35

                             Total

Williams        #1 Transformer             62,049.46             23,842.11           61%     2,129.44      1,514.01      2,980.26

                Section 63A                59,438.38             48,664.17           61%     2,039.84      1,450.30      6,083.02





                                                        Total          Total
                                                      Expenses      Support Chg
            Interconnection               O&M           To Be       *Allocation
               Facilities              Allocation     Allocated        Factor

                                        1,628.65      5,296.73        2,648.36

Harris          Transformer No. 1
                (incl in original
                analysis; alloc
                factor changed)         4,360.15      7,224.90        5,201.93

                Section 222
                (excluding land)       36,342.10     69,019.35       63,497.80

                Section 82
                (excluding land)        8,076.85     14,904.83       11,923.86

                115KV Bus                 141.01        233.66          214.97

                Wyman Hydro K82-1       6,330.75     18,322.59       14,658.01
                                                                     ---------
                             Total                                   95,496.63


Williams        #1 Transformer          2,696.67      9,320.38        5,685.43

                Section 63A             2,583.19     12,156.35        7,415.37

                Assumptions:    12.5% cost of capital
                                2.44% applied (weighted ave accts 361&2/352&3
                                4.346% total S/S O&M to Total S/S Investment

                                  Schedule L
                                 Attachment 2

                        W F Unit 4 Transmission Support
                            For Calendar Year 1997

                                  For the Period            Annual Amount               Ownership         Total Support Chg
                                                                                           %
Section 164/167 Support         July 97 to June 98             187,708.88                59.1547%             $111,038.62
Section 386 Support             Nov 96 to Oct 97             1,232,064.40                59.1547%             $728,824.00
                                                                                                              -----------
                                                                                                              $839,862.62
                                                                                                              ===========

                                                                  EXHIBIT 99.(M)

                                   Schedule M

                             Insurance Requirements


     Buyer and Seller shall maintain the following types of insurance at their own costs and expense, in amounts not less than those set forth below. The Seller reserves the right to self-insure up to a to be determined self-insurance limit.

General Liability, including
automobile liability:               $25,000,000

Employer's Liability:               $25,000,000

Worker's Compensation:              Statutory Limits

  The Parties agree to negotiate in good faith to adjust the minimum policy limits for these coverages every five years to take account of changes in inflation.

                                                                  EXHIBIT 99.(N)

                                  Schedule N



                             SEPARATION PRINCIPLES

                             SEPARATION PRINCIPLES



     Over the years, Seller has built an integrated generation, transmission and distribution system designed to serve the electric energy requirements of its retail and wholesale customers in an efficient and reliable manner. In order to achieve maximum economic efficiency and reliability, there are many instances in which communications, metering, control, operations and other equipment have been integrated to serve a combination of generation, transmission and distribution functions. In addition, there are many instances in which equipment or facilities used for one function are physically located within structures that are primarily used for another function.

     Complete physical separation of generation facilities from transmission and distribution facilities would be prohibitively expensive and of little or no value to Seller or Buyer. Instead, Seller and Buyer intend, through the Continuing Site/Interconnection Agreement and related documents, to establish a regime that will allow the continued operation of generation, transmission and distribution facilities in an efficient manner regardless of ownership.

     The Continuing Site/Interconnection Agreement generally defines the operational procedures, access rights, maintenance duties and other rights and obligations of Seller and Buyer. Schedule A of the Continuing Site/Interconnection Agreement describes the Points of Receipt on Seller's T&D System and provides additional information regarding each generation site. The Separation Document will, pursuant to these Separation Principles, provide the detailed system descriptions necessary to facilitate the separation of ownership between assets that will be retained by Seller and those that will be transferred to Buyer, as well as the continued coordinated use, where necessary, of certain generation, transmission and distribution facilities without the need for physical separation. The Separation Document may also further identify conditions, operations procedures and practices, maintenance and other issues that are site specific and therefore are not identified in the Continuing Site/Interconnection Agreement. The Separation Document will be prepared in accordance with Section 3.5.3 of the Continuing Site/Interconnection Agreement, and may result in the need to amend or modify Schedules A and/or D thereto or Schedules 1.1(a)(27), 1.1(a)(33), 2.2(d) and/or Schedule 5.11 to the Asset Purchase Agreement to reflect inadvertent or erroneous references or omissions. In the absence of agreement of the Parties, unresolved disputes will be resolved as provided in Article 13 [Disputes].

     In the event of a conflict between the Continuing Site/Interconnection Agreement and the Separation Document, the Separation Document will control.

     The Separation Document: (a) will consist, among other things, of one-line drawings, elementary diagrams, three-line diagrams, relay and control panel front view and wiring diagrams, and other physical drawings showing equipment layout and site plans (in each case, where available); (b) will be consistent with Schedule A and/or D of the Continuing Site/Interconnection Agreement and Schedules 1.1(a)(27), 1.1(a)(33), 2.2(d) and 5.11 to the APA, as amended or supplemented; and (c) will be developed in accordance with the Separation Principles, including the following:

1. RECORDS: The drawings and property records contained in the Separation Document will identify ownership and dispatch points of demarcation.

2.   JOINT OWNERSHIP:  Joint ownership will be avoided.

3. VISIBLE DISCONNECT: The Buyer will own the visible disconnect whenever possible. The visible disconnect will be lockable, capable of tagging, and under the control of the Maine Satellite or the System Operator.

4. COMMUNICATIONS: The Seller will retain ownership of the existing microwave and 800 MHZ radio communications systems, except where used solely for generation purposes. Seller will retain ownership of fiber optic installations.

5. PROTECTION SYSTEMS: Protection systems, including fault interrupting devices, will be owned by the Party whose equipment is protected by the system or device.

6.   SCADA:  Shared SCADA systems will be owned by Seller.

7. BATTERIES: Battery systems will be owned by the Buyer, except at the following locations:

          Mason
          Factory Island

     Battery systems used for microwave and radio will be owned by the Seller.

8. STATION SERVICE: Buyer will own those station service transformers that serve generation loads.

9. ACCESS: Buyer will own access roads, gates and fences that are used exclusively by Buyer or jointly by Seller and Buyer. Seller will own those that are used exclusively by Seller.


                                 *     *     *

     The Parties acknowledge that there may be specific instances in which the Separation Document will vary from the foregoing principles, either by mutual
-------------------
agreement or pursuant to Article 13.0 [Disputes] of the Continuing Site/Interconnection Agreement.

                                                                       Exhibit C
                                                                       ---------
                                                     TO ASSET PURCHASE AGREEMENT
                                                     ---------------------------



                                FIRPTA AFFIDAVIT


          Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding tax is not required upon the disposition of U.S. real property interest by [name of Seller] (the "Company"), the undersigned hereby certifies the following on behalf of the
Company:

          1. The Company is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations);

          2. The Company's U.S. employer identification number is _______________; and

          3.  The Company's office address is: ______________
____________________________.

          The Company understands that this certification may be disclosed to the Internal Revenue Service by a transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

          Under penalties of perjury I declare that I have examined this certificate and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.



                              By
                                -----------------------------------
                                Name:
                                Title:

                                                                       EXHIBIT D
                                                                       ---------
                                                     TO ASSET PURCHASE AGREEMENT
                                                     ---------------------------



                                    FORM OF

                            INSTRUMENT OF ASSUMPTION


          Instrument of Assumption made, executed and delivered on this day of __________, by _______________, a __________ corporation (the "Buyer"), in favor of Central Maine Power Company, a Maine corporation, The Union Water-Power Company, a Maine corporation, Cumberland Securities Corporation, a Maine corporation, and Central Securities Corporation, a Maine corporation (together, the "Sellers").


                              W I T N E S S E T H:
                              -------------------

          WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of January __, 1998 (as amended, supplemented or otherwise modified from time to time, the "Asset Purchase Agreement"), by and among the Sellers and the Buyer, the Sellers are concurrently herewith selling, assigning, conveying, transferring and delivering to the Buyer the Purchased Assets (as defined in the Asset Purchase Agreement); and

          WHEREAS, in partial consideration therefor, the Asset Purchase Agreement requires that the Buyer assume and agree to pay, perform or discharge or cause to be paid, performed or discharged certain liabilities and obligations of the Sellers;

          NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Buyer agrees as follows:

          1. Capitalized terms which are used in this Instrument of Assumption but are not defined in this Instrument of Assumption shall have the meaning ascribed to such terms in the Asset Purchase Agreement.

          2. The Buyer hereby assumes and agrees to pay, perform or discharge in accordance with their terms, to the extent not heretofore paid, performed or discharged and subject to the limitations contained in this Instrument of Assumption, the Assumed Liabilities as further described in Appendix I attached hereto and made a part hereof.

          3. It is understood and agreed that nothing in this Instrument of Assumption or in Section 2.3 of the Asset Purchase

Agreement shall constitute a waiver or release of any claims arising out of the contractual relationships between the Sellers and the Buyer.

          4. The assumption by the Buyer of the Assumed Liabilities shall not be construed to defeat, impair or limit in any way the rights, claims or remedies of the Buyer under the Asset Purchase Agreement.

          5. Other than as specifically set forth in this Instrument of Assumption or in Section 2.3 of the Asset Purchase Agreement, the Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of the Sellers, direct or indirect, known or unknown, absolute or contingent, other than the Assumed Liabilities, including, without limitation, any liabilities or obligation in respect of any Excluded Assets.

          6. This Instrument of Assumption shall be enforceable against the successors and assigns of the Buyer and shall inure to the benefit of the successors and assigns of the Sellers.

          7. This Instrument of Assumption shall be governed by and construed in accordance with the laws of the State of Maine (regardless of the laws that might otherwise govern under applicable Maine principles of conflicts of laws).

          8. This Instrument of Assumption is delivered pursuant to and is subject to the Asset Purchase Agreement. In the event of any conflict between the terms of the Asset Purchase Agreement and the terms of this Instrument of Assumption, the terms of the Asset Purchase Agreement shall prevail.

          IN WITNESS WHEREOF, this Instrument of Assumption has been duly executed and delivered by the duly authorized officers of the Buyer as of the date first above written.

                              [THE BUYER]

[Corporate Seal]
                              By
                                -----------------------------------
                                Name:
                                Title:

Attest:

---------------------------
Name:
Title:
                                                                      APPENDIX I
                                                                      ----------
                                                     TO INSTRUMENT OF ASSUMPTION
                                                     ---------------------------

                      Liabilities and Obligations Assumed
                      -----------------------------------

     To the maximum extent permitted by law, all of the liabilities and obligations of the Sellers, direct or indirect, known or unknown, absolute or contingent, which arise on or after the Closing Date and principally relate to the Purchased Assets or which arose prior to the Closing Date and are described below, other than Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof. Without limitation of the foregoing, the following liabilities and obligations shall be included in the Assumed Liabilities:

          [insert paragraphs (i) through (viii) of Section 2.3(a) of the Asset Purchase Agreement]

                                                                    EXHIBIT 99.2
                       TRANSITIONAL POWER SALES AGREEMENT

                                 BY AND BETWEEN

                          CENTRAL MAINE POWER COMPANY

                                      AND

                         NATIONAL ENERGY HOLDINGS, INC.



                                JANUARY 6, 1998



                                HYDRO UNIT SALE

                       TRANSITIONAL POWER SALES AGREEMENT


          This Transitional Power Sales Agreement ("Agreement"), dated as of January 6, 1998, is by and between Central Maine Power Company ("CMP"), a Maine corporation, and National Energy Holdings, Inc. ("Seller"), a Delaware corporation.

          WHEREAS, CMP desires to purchase, and Seller desires to sell, all Installed Capability, Operable Capability, Operating Reserves, Automatic Generation Control and Energy from the Hydro Units upon the terms and conditions hereinafter set forth in this Agreement; and

          WHEREAS, this Agreement is one of several agreements by which CMP will obtain the electric energy, capacity and related services necessary to allow CMP to continue to satisfy its obligations as a supplier of wholesale and retail electric service following the sale of its generating assets pursuant to the Asset Purchase Agreement and related agreements in accordance with the provisions of 35-A M.R.S.A. (S)(S) 3202, 3204 and 3205; and

          WHEREAS, this Agreement is also intended to assist CMP in obtaining the necessary entitlements to electric energy, capacity and related services so that it will continue to satisfy its responsibilities under the NEPOOL Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                 ARTICLE I.
                                  DEFINITIONS
                                  -----------
                    1.1  Definitions.
                         -----------
                    As used in this Agreement, the following terms have the meanings set forth herein.
(1) "Asset Purchase Agreement" means the Asset Purchase Agreement dated as of January 6, 1998 by and among CMP, Seller and the other parties named therein.
(2)  "Closing Date" has the meaning set forth in the Asset Purchase Agreement.
(3)  "CMP" means Central Maine Power Company.
(4) "Continuing Site Agreement" means the Continuing Site/Interconnection Agreement, dated as of January 6, 1998, between CMP and Seller.
(5)  "FERC" means the Federal Energy Regulatory Commission.
(6A) "Fossil System Agreement" means the Transitional Power Sales Agreement (System Sale) between the parties hereto (in respect of certain fossil assets) dated the date hereof.
(6) "Good Utility Practice" means any of the applicable practices, methods and acts: (a) required of the party to whom Good Utility Practice is being applied under the regulations of the National Electric Safety Code, NEPOOL, Northeast Power Coordinating Council, North American Electric Reliability Council, the System Operator, the Maine Satellite, or the successor of any of them, whether or not the party whose conduct is at issue is a member thereof; (b) required by the policies and standards of the party being expected to apply Good Utility Practice relating to emergency operations at such party's facilities; or (c) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period; which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost to the party being expected to apply Good Utility Practice, consistent with law, regulation, good business practices, generation, transmission, and distribution reliability, safety, and expedition. Good Utility Practice is intended to include practices, methods, or acts generally accepted in the region, and is not intended to be limited to optimum practices, methods, or acts to the exclusion of all others.
(7) "Hydro Units" means the hydro-electric generating facilities and related assets, owned (directly or indirectly) by Seller or one or more of its Affiliates and specified in Section 1.1(a)(1) and Schedules 1.1(a)(33), 1.1(a)(1), and 5.11 of the Asset Purchase Agreement, but excluding,
                                                              ---------
     however, any asset or facility that is not conveyed to Seller (or an
     -------
     Affiliate of Seller) pursuant to section 7.4, 7.11 or 8.4 of the Asset Purchase Agreement, unless and until such asset or facility is later conveyed to Seller (or its Affiliate) during the term hereof. In the event that the Asset Purchase Agreement is amended to include sale to Seller of 100% ownership of the Lockwood hydroelectric generating facility and such facility is not encumbered by any obligation to sell output from the facility, then such facility shall be included as a Hydro Unit under this Agreement.
(8) "Maine Satellite" means the Maine Energy Control Center, or its successor, which operates as an agent of or satellite to the System Operator accountable for orchestrating all switching, voltage control and restoration of all System Operator critical facilities and inter-satellite tie lines, and the supervision and coordination of control of generation, transmission and distribution facilities, within its jurisdictional boundaries in Maine.
(9)  "MPUC" means the Maine Public Utilities Commission.
(10) "NEPOOL" means the New England Power Pool.
(11) "NEPOOL Agreement" means the New England Power Pool Agreement dated as of September 1, 1971, as amended and as may be amended or restated from time to time, including the Restated New England Power Pool Agreement filed with the FERC on December 31, 1996 ("Restated NEPOOL Agreement").
(12) "NEPOOL Rules" means the Criteria, Rules and Standards ("CRS"), Operating Procedures and Market Rules established by NEPOOL, the System Operator or the Maine Satellite, and any similar rules, policies, practices or procedures that are in effect or may be established from time to time by NEPOOL, the System Operator or the Maine Satellite.

(13) "NEPOOL Tariff" means the Open Access Transmission Tariff filed by NEPOOL at FERC on December 31, 1996, as amended and as may be amended from time to time.
(14) "Seller" means National Energy Holdings, Inc.
(15) "Services" means Installed Capability, Operable Capability, Operating Reserves, Automatic Generation Control, and Energy from the Hydro Units, together with any other related Services hereinafter identified in the NEPOOL Rules that are available from the Hydro Units without increased cost to or other material adverse effect on Seller or decreased revenue to Seller under this Agreement. For example, CMP may be able to claim "Black Start Capability" under proposed revisions to the NEPOOL Rules by virtue of its entitlement to the output of the Hydro Units, without changing the operation of the Hydro Units or the revenues payable to Seller, in which case "Black Start Capability" would constitute a Service under this Agreement.
(16) "System Operator" means the central dispatching agency provided for in the NEPOOL Agreement and responsible for operation of the NEPOOL control area and the administration of the NEPOOL Tariff, or any successor thereto. At present, the System Operator is ISO New England Inc.
(17) "WSJ Prime Interest Rate" shall mean the "Prime Rate" for domestic banks as published in The Wall Street Journal (Northeast Edition) in the "Money
                                           -----------------
     Rates" section. If more than one such rate is published on any given day, the highest published rate shall be used to determine the WSJ

     Prime Interest Rate. If The Wall Street Journal ceases to publish a "Prime Rate," the parties shall select a comparable substitute index.

          1.2  Terms Incorporated by Reference.
               -------------------------------

          This Agreement includes certain capitalized terms that are not defined in Section 1.1. Such capitalized terms shall have the meanings specified in the Asset Purchase Agreement or the NEPOOL Agreement, which meanings are incorporated herein by reference and made a part hereof. In the event of any inconsistency between a definition contained herein and a definition contained in either the NEPOOL Agreement or the Asset Purchase Agreement, the definition in this Agreement shall control for purposes of this Agreement.

                                  ARTICLE II.
                                      TERM
                                      ----
          2.1  Term.
               ----

          This Agreement shall become effective as of the date of execution by both parties and shall continue in effect until March 1, 2000, unless earlier terminated as provided in subsections 12.1 and 12.2 of this Agreement; provided,
                                                                       --------
however, that the applicable provisions of this Agreement shall continue in
-------
effect after termination to the extent necessary to provide for final billing and payment, and the provisions of Sections 16.8 and 17.7 and Article XIII shall survive such termination.

          2.2  Conditions Precedent to Rights and Obligations of the Parties.
               ------------------------------------------------------------

          Except for the obligation to conduct certain negotiations contemplated by the first paragraph of Section 4.3 and by Section 5.8 and the obligation to protect certain confidential information contemplated by Section 17.7, all of which take effect upon execution hereof, the rights and obligations of each party under this Agreement shall commence and have effect on and after the Closing Date under the Asset Purchase Agreement has occurred and the transactions required to occur on that date have been consummated in accordance with the terms of the Asset Purchase Agreement.

          If the Asset Purchase Agreement shall terminate without the occurrence of the Closing Date (for example, on account of regulatory disapproval), then this Agreement shall be of no further force or effect, except that Section 17.7 shall remain in effect.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

                     3.1  Representations and Warranties of CMP.
                          -------------------------------------

                    CMP represents and warrants to Seller as follows:

          The representations and warranties of CMP contained in subsection 14.1 of the Continuing Site Agreement are incorporated herein by reference as if set forth in full herein, provided, that any reference therein to "Seller"
                               --------
     shall mean and refer to "CMP" as used herein.

      3.2      Representations and Warranties of Seller.
               ----------------------------------------

     Seller represents and warrants to the CMP as follows:

          3.2.1     Incorporation by Reference.  The representations and
                    --------------------------
warranties of Seller contained in subsection 14.2 of the Continuing Site Agreement are incorporated herein by reference as if set forth herein in full,

provided that any reference therein to "Buyer" shall mean and refer to "Seller"
--------
as used herein.

          3.2.2     Ownership or Control of Hydro Units.  Seller represents and
                    -----------------------------------
warrants that on the Closing Date it will own, directly or indirectly, all of the interests in the Hydro Units conveyed to it pursuant to the Asset Purchase Agreement and, except as provided in Article XIV, will continue to own or control the Hydro Units during the term of this Agreement.

                                  ARTICLE IV.

              CMP'S ENTITLEMENT TO THE OUTPUT OF THE HYDRO UNITS
              --------------------------------------------------

     4.1 General Nature and Duration of CMP's Entitlement.
         ------------------------------------------------

     Commencing on the Closing Date, CMP shall purchase and Seller shall sell, for the prices set forth herein, all of the Services provided by the Hydro Units.
     CMP will also purchase such additional amounts of Services as may become available from the Hydro Units as a result of operating and other efficiencies, but shall not be required to purchase the increased output resulting from any material modifications to any Hydro Unit. Seller shall not sell or deliver to any third party any Installed Capability, Operable Capability, Operating Reserves, Automatic Generation Control

Energy or other Services from any of the Hydro Units except pursuant to Section 5.9.

     Service under this Agreement shall commence on the Closing Date and shall continue until 00:00:01 hours Eastern Standard Time, March 1, 2000, unless terminated earlier pursuant to subsections 12.1 and 12.2 of this Agreement.

      4.2 Operations.
          ----------

     Seller shall use commercially reasonable efforts, consistent with Good Utility Practice, to operate the Hydro Units as instructed by CMP. Seller shall also use commercially reasonable efforts, consistent with Good Utility Practice, to exercise existing headwater benefits or similar agreements which are specifically associated with the operation of the generating facilities providing the Services, as they may be amended during the term of this Agreement, as instructed by CMP, and to exercise Seller's rights in the Flagstaff storage facility by causing Seller's representative on the engineering committee having responsibility for flow releases to follow CMP's requests regarding flow releases. Seller shall coordinate scheduled maintenance, capability demonstration audits and other unit tests that Seller conducts with CMP.

     Seller shall also use commercially reasonable efforts, consistent with Good Utility Practice, to repair, replace and return to service any damaged equipment, including generating units, as soon as practicable. In evaluating its obligations to use commercially reasonable efforts regarding repair or replacement of equipment that is necessary for the provision of

Services other than Installed Capability or Energy and Operable Capability, Seller shall include the market value of those Services in its cost/benefit analysis, even though Seller receives no separate consideration from CMP for those Services. Seller shall conduct repair or replacement efforts regarding such equipment in the same manner it would if it were receiving directly payment of the market value of those Services.

     The parties agree to operate their respective equipment and facilities and to otherwise conduct operations under this Agreement in accordance with Good Utility Practice.

     4.3 NEPOOL Requirements.
         -------------------

     If a NEPOOL Rule is eliminated, amended or materially changed after the execution of this Agreement, or if the Restated NEPOOL Agreement is not accepted by the FERC by the Closing Date or is not implemented by the System Operator by the Closing Date, so that a right or obligation of a party under this Agreement is materially altered, the parties agree to negotiate in good faith in an attempt to amend this Agreement. The intent of the parties is that any such amendment will reflect, as closely as possible, the intent and substance of this Agreement. If the parties are unable to agree on an amendment, the parties agree to submit the matter to arbitration under the terms of Article XVI of this Agreement.

     In particular, and not by way of limitation, in the event that the market provisions of the Restated NEPOOL Agreement relating to energy, capacity and related services (Part Three -

Market Provisions) are not approved, the parties intend that the following principles will apply:

     (a) CMP will purchase and Seller will sell the output of the Hydro Units at the rates set forth in Section 9.1; and
     (b) The Hydro Units will be dispatched pursuant to the existing NEPOOL Agreement.

     4.4  CMP's Right to Schedule the Hydro Units.
          ---------------------------------------

     CMP shall retain the right to schedule, dispatch and bid the Services from Hydro Units in accordance with the Restated NEPOOL Agreement. CMP's actions shall be reasonably designed to maximize the total market value of the Services subject to Good Utility Practice, limits on riparian rights, minimum flow restrictions and other operating or contractual limits on the operation of the Hydro Units, and subject to the right of CMP to select the timing and type of value to be obtained from the Services from Hydro Units (for example, maximizing on-peak generation and accepting reductions of energy output resulting from Automatic Generation Control). The parties intend that CMP will have the right to request operation of the Hydro Units in a manner that CMP believes results in CMP receiving substantially the same amounts of Services as if CMP had retained its ownership, operation or entitlement to the output of the Hydro Units.

     CMP shall designate the Hydro Units as Network Resources under CMP's Open Access Tariff (as defined in the Continuing Site Agreement).

      4.5      Efficiency of Water Usage.
               -------------------------

     CMP will operate the Hydro Units in a manner reasonably designed to optimize the value of available water and to avoid unnecessary spillage of water. To this end, the Seller shall make the hardware and software constituting the Real Time Hydro Operations Model (the "River Model") available to CMP without charge, and CMP will utilize the River Model in and solely in operating the Hydro Units that are currently included in the River Model. The River Model and all results of computations therewith and all input thereto shall be Confidential Information subject to the provisions of Section 17.7. Seller shall designate a representative or representatives to serve as liaison with CMP regarding operation of and output from the River Model. CMP shall permit Seller's liaison to comment upon the efficiency of water usage from Seller's perspective. Seller agrees to provide hydrological data readily available to it and of the type previously collected by CMP at the Hydro Units for use in operation of the River Model. In the event that Seller's liaison believes CMP's operation of the Hydro Units does not meet the standard set forth in the first sentence of this Section 4.5, the consultation provisions (and, if necessary, the arbitration provisions) of Article XVI shall apply. Seller shall have no liability to CMP for the views expressed by Seller's liaison regarding use of the River Model, nor for errors in hydrological data reported in good faith by Seller.

      4.6      Water Use in the Year 2000.
               --------------------------

     During the last two months of the term of this Agreement, CMP shall use water at the Hydro Units in substantially the same manner that it has historically operated the units in the Winter months and without regard to the termination of its output rights as of March 1, 2000.

                                   ARTICLE V.
                            SCHEDULING AND DISPATCH
                            -----------------------

      5.1 Scheduling and Dispatch.
          -----------------------

     The provisions of this Article V are specifically predicated upon the implementation of the Restated NEPOOL Agreement. To the extent that the Restated NEPOOL Agreement is rejected or amended, or otherwise ineffective as of the date deliveries are anticipated to commence under this Agreement, the parties will modify this Agreement as necessary in accordance with Section 4.3. Under the terms of the Restated NEPOOL Agreement and NEPOOL Market Rules, CMP will utilize its entitlement to the output of the Hydro Units through a combination of fixed pre-scheduled volumes and bid-based NEPOOL interchange transactions from the Hydro Units. The parties anticipate that, at least initially, pre-scheduling of Operating Reserves and Automatic Generation Control will be prohibited by NEPOOL Market Rules and, therefore, that these products and services will be bid into, and subsequently received from, the NEPOOL spot markets. Accordingly, Seller will generally receive operating instructions from two sources, prescheduling from CMP and dispatch orders directly from the System Operator and the Maine Satellite, and to the extent any such instructions conflict, Seller shall follow those of System Operator.

      5.2 Pre-Scheduling.
          --------------

     Seller will provide CMP with preliminary estimates of available quantities of Energy and Operable Capability from each of the Hydro Units on a monthly basis. Upon receipt of preliminary estimates from Seller, CMP will provide Seller with preliminary schedules of CMP's desired monthly quantities from each of the Hydro Units. Seller shall update the preliminary estimates of availability on a weekly basis. CMP will provide Seller with final delivery schedules no later than the day preceding the day of scheduled delivery. To the extent that the Hydro Units are capable of providing Energy in amounts greater than CMP's scheduled volumes, CMP will also submit bid prices to the System Operator and the Maine Satellite for such additional Energy from the Hydro Units.

     The System Operator will dispatch the Hydro Units based on the amounts of pre-scheduled Energy and bid Energy, and Seller's sole dispatch responsibility is to follow the instructions of the System Operator and the Maine Satellite. The purpose of prescheduling notice from CMP is to enable Seller to prepare to accommodate such dispatch instruction from the System Operator. If compliance with a dispatch instruction from the System Operator or the Maine Satellite will result in Seller's inability to fulfill CMP's desired delivery schedule, Seller will promptly notify CMP of any resulting deviations.

      5.3      Schedule Submissions.
               --------------------

     Unless CMP and Seller agree otherwise, CMP is responsible for submission of all delivery schedules and notifications required by the System Operator and the Maine Satellite to implement CMP's scheduled deliveries of Energy and such other products and services that are scheduled pursuant to the NEPOOL Agreement.
These submissions include, but are not limited to, NEPOOL contract forms and OASIS transmission service requests, confirmations and schedules. CMP will promptly provide Seller with copies of all scheduling documents and notifications submitted by CMP to the System Operator and the Maine Satellite to implement deliveries under this Agreement.

      5.4 Determination of Operating Reserve and AGC Availability.
          -------------------------------------------------------

     To facilitate the bidding of Operating Reserves and Automatic Generation Control, Seller will, on a daily basis, provide CMP with detailed information describing the capability of the Hydro Units to provide Operating Reserves and Automatic Generation Control on the following day.

      5.5 Notification of Unit Characteristics.
          ------------------------------------

     Seller will provide CMP with information describing the operating characteristics of each of the Hydro Units, including information required for NEPOOL Form NX-12C, and any changes in such information that may occur from time to time, provided that Seller shall have no liability whatsoever in respect of any such information provided by CMP in connection with the sale of the Hydro Units to Seller unless Seller has actual knowledge of errors in such data. This information includes, but is not limited to, minimum operating levels, maximum operating levels, minimum run times, minimum shut-down times and start-up times.

      5.6 Submission of Bid Prices.
          ------------------------

     CMP will be responsible for submission of bid prices to the System Operator and the Maine Satellite for Installed Capability, Operable Capability, Operating Reserves and Automatic Generation Control. CMP will comply with all applicable requirements established by the System Operator and the Maine Satellite with respect to the form, method and timing of such submissions. CMP will promptly provide Seller with copies of all bid documents submitted by CMP to the System Operator and the Maine Satellite.

      5.7 Delivery Reductions or Curtailments.
          -----------------------------------

     Seller will promptly notify CMP of any scheduled or anticipated events that may reasonably be expected to affect scheduled deliveries under this Agreement, or affect the ability of the Hydro Units to provide Services including, but not limited to, transmission system constraints known to Seller and generation availability reductions. Seller will notify CMP as soon as possible, but no later than thirty minutes, after any unscheduled or unanticipated event that results in either a reduction or curtailment of scheduled deliveries under this Agreement, or a degradation of the ability of any of the Hydro Units to provide Services. Seller will also provide to CMP Seller's good faith estimate of the duration of any reduction, curtailment or degradation affecting the Hydro Units.

      5.8 Reporting Procedures.
          --------------------

     The delivery of products and services under this Agreement will require appropriate reporting procedures and other necessary or convenient communications procedures and daily operating procedures for scheduling, dispatch and settlement, including the form and timing of communications provided for in this Article V. Exhibit 5.8 contains a draft of such procedures, based on NEPOOL rules as they exist on the date hereof. Procedures that are expected to require revision when NEPOOL rules change are set forth in italics in said Exhibit. The parties agree to work together in good faith to revise
Exhibit 5.8 as soon as possible after the final requirements under the Restated NEPOOL Agreement become known. Each Party shall appoint, by written notice to the other Party, one representative to act for it in matters pertaining to such detailed operating and reporting procedures. Such representative may be replaced by similar written notice. Each party may rely upon agreements and decisions of the representatives of the other party regarding operating and reporting procedures, absent written notice to the Contrary.

      5.9 Seller's Rights to Certain Energy.
          ---------------------------------

     After the market provisions of the Restated NEPOOL Agreement (Part three - Market Provisions) are accepted by the FERC and implemented by the System Operator, CMP will notify Seller when amounts of Energy and Operable Capability which it has purchased or will purchase from Seller are available for repurchase by Seller from the Hydro Units. Seller will, in turn, notify CMP whether it desires to purchase any amounts of available Energy.

The rates payable to CMP for any Energy and Operable Capability purchased by Seller shall be equal to the rates for Energy and Operable Capability set forth in Section 9.1 or such other rates as the parties may agree at such time. The parties agree to enter into any separate agreements consistent herewith that may be necessary for Seller to make such purchases hereunder in accordance with the NEPOOL Agreement. The method and timing of communications regarding the purchase of Energy and Operable Capability made available to Seller shall be in accordance with the provisions set forth in Exhibit 5.9. In the event that material modifications to a Hydro Unit produce additional Services that CMP is not required to purchase under the first sentence of the second paragraph of
Section 4.1 (hereinafter "Additional Services"), Seller may sell such Additional Services in any manner it chooses in its sole discretion; provided, however,
                                                          --------  -------
that this provision shall only apply to Additional Services that are segregable in accordance with the NEPOOL Agreement and that may be sold by Seller to a third party without any adverse effect upon CMP's rights to claim credit for Services received under this Agreement under the NEPOOL Rules.

      5.10     NEPOOL Membership.
               -----------------

     Seller shall become a Participant in the NEPOOL Agreement prior to the Closing Date.

                                   ARTICLE VI.
                                    DELIVERY
                                    --------
      6.1 Delivery.
          --------

     All electricity shall be delivered by Seller to CMP in the form of three-phase, sixty-hertz alternating current to the points of interconnection on CMP's transmission and distribution system designated from time to time as the metering point for NEPOOL Agreement market settlement purposes ("Delivery Points"). The initial Delivery Points are the Points of Interconnection set forth in the Continuing Site Agreement. If a Delivery Point is redesignated pursuant to the NEPOOL Agreement and as a result the Seller experiences greater transmission losses, then the Energy and Operable Capability rate set forth in
Section 9.1 shall be increased by an amount sufficient to make Seller whole for the lost revenue associated with such increased transmission losses. Title to all products sold hereunder shall pass to CMP at the Delivery Points. It shall be the responsibility of Seller to make any necessary arrangements for delivery
of Services to the Delivery Points.   The Delivery Point shall be the reference
point for scheduling and billing amounts of all products and services delivered by Seller to CMP pursuant to this Agreement.

                                  ARTICLE VII.
                              TRANSMISSION LOSSES
                              -------------------

      7.1 Transmission Losses.
          -------------------

     Seller will be responsible for transmission line and transformation losses on its side of the Delivery Point, and CMP will be responsible for such losses on its side of the Delivery Point.

                                 ARTICLE VIII.
                                    METERING
                                    --------
      8.1 Metering.
          --------

     The Energy provided to CMP from the Hydro Units shall be metered. The ownership, maintenance, repair and testing of meters shall be in accordance with the applicable provisions of the Continuing Site Agreement, including, but not limited to, Sections 3.8.3, 3.8.4.1 and 3.8.4.2 of that Agreement.

                                  ARTICLE IX.
                                     RATES
                                     -----
      9.1 Rates.
          -----

     During the term of this Agreement, CMP shall pay for all Services from each of the Hydro Units received by CMP at the Delivery Points in accordance with the rates set forth below:

                                             1998   1999   2000
                                            -----  -----  -----
---------------------------------------------------------------
Energy and Operable Capability              31.76  34.31  35.92
 rate ($/MWH):
---------------------------------------------------------------
Installed Capability rate   ($/kW/Year):    34.75  40.60  46.45
---------------------------------------------------------------

      The rates for Automatic Generation Control, Operating Reserves and any other Services not specified above shall be deemed to be included in the rates stated in this Section 9.1. Neither party shall seek to change the foregoing rates through exercise of its rights under Section 205 or 206 of the Federal Power Act or otherwise.

Notwithstanding the foregoing provisions of Section 9.1, CMP shall also pay the following additional charges:
 (a) a charge for Operating Reserves for each hour that a generating unit uses water or electric energy in order to operate a turbine in a manner that qualifies for an Operating Reserves credit under the NEPOOL Agreement but is not generating energy. The Operating Reserves charge shall be equal to the applicable rate per hour set forth in Exhibit 9.1. The Operating Reserves charge shall not apply to any hour when water flow used to create Operating Reserves also is used to meet minimum downstream flow requirements established under the Hydro Unit's FERC licenses or other governmental requirements; and
 (b) if CMP receives a payment from NEPOOL on account of operation of the Hydro Units to produce reactive capability or voltage support, CMP shall pay an equal charge (hereinafter, a "VAR Charge") to Seller for such products, promptly after receipt of such payment.

                                   ARTICLE X.
                              BILLING AND PAYMENT
                              -------------------

      10.1 Billing.
           -------

     The standard billing period shall be the calendar month. After the receipt by Seller of the NEPOOL settlement statement, Seller shall deliver to CMP a billing statement specifying all amounts due from CMP under this Agreement and the amount of any services provided. The monthly bill shall consist of: an Energy and Operable Capability charge, an Installed Capability charge, any Operating Reserves Charges and any VAR Charges. The Energy and Operable Capacity charge shall be equal to the product of the Energy and Operable Capability rate specified in Section 9.1 and the number of kilowatt hours delivered to the Delivery Point for the preceding month. The Installed Capability charge shall be equal to the product of 1/12/th/ of the annual Installed Capability rate specified in Section 9.1 and the aggregate Installed Capability for the Hydro Units made available to CMP and reported by the Seller to the System Operator as available to CMP during the preceding month that qualified as Installed Capability under NEPOOL Rules (without regard to the actual quantity of Installed Capability that CMP was required to maintain) credited by the System Operator for such Units for the preceding month. Any Operating Reserves charge, or VAR charge shall be calculated as provided in
Section 9.1. The billing statement shall be substantially in the form set forth in Exhibit 10.1. CMP shall make payment of the amount due Seller by wire transfer in immediately available funds within fifteen (15) days after receipt by CMP of Seller's statement. Interest on unpaid amounts shall accrue at the rate of three and one-half percent (3.5%) per annum above the WSJ Prime Interest Rate, from the date due until the date upon which payment is made.

      10.2 Billing Errors.
           --------------

     The parties recognize that a NEPOOL settlement statement or the billing statement prepared by Seller may contain errors from time to time. The party discovering any such error will promptly notify NEPOOL, if appropriate, and the other party, of the error. If the error resulted in underpayment by CMP, Seller shall adjust its next monthly billing statement to reflect the amount of the underpayment provided, that if no further monthly billing statements are due under the Agreement, then CMP shall promptly pay to Seller the amount of all underpayments remaining unpaid. If the error resulted in an overpayment by CMP, Seller shall credit CMP the amount of such overpayment when it submits its next monthly billing statement; provided that if no further monthly billing statements are
                   --------
due under this Agreement, then Seller shall promptly refund to CMP the amount of any overpayment. If an error is not discovered and brought to the attention of the other party within six (6) months after the issuance of a NEPOOL settlement statement or Seller's billing statement (whichever is later), then such error will not be corrected by adjusting a subsequent billing statement or making refunds as provided herein.

      10.3 Disputes.
           --------

     In the event that CMP disputes a portion of a billed amount, CMP shall inform Seller in writing of the detailed reason for such dispute (providing any supporting documentation) and shall pay the uncontested amount. Interest shall accrue on the unpaid portion of the bill pursuant to the terms of Section 10.1 while the dispute is pending. In the event that CMP fails to pay amounts due hereunder and Seller successfully seeks to recover such amounts in arbitration or in a judicial action and obtains an arbitration award or judgment for such amounts, then CMP shall pay Seller's reasonable attorneys fees and court costs.

                                  ARTICLE XI.

                                 FORCE MAJEURE
                                 -------------

          11.1  Definition of Force Majeure.
                ---------------------------

          The term "Force Majeure" shall mean earthquake, storm, lightning, drought, flood, backwater caused by flood, fire, explosion, act of the public enemy, epidemic, accident, failure of facilities, equipment or fuel supply, acts of God, war, riot, civil disturbance, strike, labor disturbance, labor or material shortage, national emergency, restraint by court order or other public authority or governmental agency, or other unforeseeable causes beyond the reasonable control of the party affected which causes such party could not have avoided by exercise of reasonable care and the observance of Good Utility Practice. In no event shall unavailability of funds, market conditions or economic conditions be deemed to be Force Majeure.

          11.2   Effect of Force Majeure.
                 -----------------------

          If either party is unable, in whole or in part, to perform any of its obligations by reason of Force Majeure, then the obligations of such party, insofar as such obligations are affected by such Force Majeure, shall be suspended for the period of time necessary to overcome the effects of such Force Majeure using commercially reasonable efforts; provided, however, that
                                               --------  -------
regardless of the suspension of either party's obligations by reason of Force Majeure, this Agreement shall in any event terminate as of 12:01 a.m., March 1, 2000.
          The party invoking Force Majeure shall provide the other party with prompt notice thereof. When an event of Force Majeure ceases, the party relying thereon shall give prompt notice thereof to the other party. Notices given by telephone shall be confirmed in writing as soon as reasonably possible.
          Nothing contained herein shall be construed to require a party to settle any strike, lockout, work stoppage or other industrial disturbance or dispute in which it may be involved or to take an appeal from any judicial, regulatory or administrative action.

                                  ARTICLE XII.
                            DEFAULT AND TERMINATION
                            -----------------------

          12.1  Default by CMP.
                --------------

          If CMP fails in any material respect to comply with, or perform any obligation under this Agreement consistent with Good Utility Practice (except due to causes excused by Force Majeure or attributable to Seller's wrongful act or wrongful failure to act) or fails to make any payment to Seller when due under this Agreement; and after receipt of written notice from Seller such failure continues for a period of twenty (20) days; then Seller shall have the right to terminate this Agreement.

 12.2  Default by Seller.
       -----------------

          If Seller fails in any material respect to comply with or perform any obligation under this Agreement consistent with Good Utility Practice (except due to causes excused by Force Majeure or attributable to CMP's wrongful act or wrongful failure to act); and after receipt of written notice from CMP such failure continues for a period of twenty (20) days; then CMP shall have the right to terminate this Agreement.

          12.3  Right to Additional Remedies.
                ----------------------------

          Nothing in Article XII shall be construed to limit the right of either party to seek any remedies for damages, subject to the limitations of Article XIII, even if cure of an alleged breach is made. The provisions of Article XII provide the exclusive process through which one party may terminate this Agreement on account of the other party's breach.

          12.4  Cotermination.
                -------------

          Notwithstanding anything else contained in this Agreement, unless the parties hereto otherwise agree in writing, if CMP terminates the Fossil System Agreement pursuant to Section 12.2 thereof, this Agreement shall automatically simultaneously terminate as to any Services to be delivered after the effective date of the termination of the Fossil System Agreement.

                                 ARTICLE XIII.

                         LIABILITY AND INDEMNIFICATION
                         -----------------------------
          13.1  Limitation on Consequential, Incidental and Indirect Damages.
                ------------------------------------------------------------

          Neither party nor its officers, directors, agents, employees, parent or affiliates, successors or assigns, or their respective officers, directors, agents, employees, successors or assigns, shall be liable to the other party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors or assigns, for claims, suits, actions or causes of action for incidental, indirect, special, punitive, multiple or consequential damages (including attorney's fees or litigation costs relating to such damages) connected with or resulting from performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including without limitation any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law, or any other theory of recovery. The provisions of this Section 13.1 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

          13.2  Recovery of Direct Damages.
                --------------------------

          For purposes of avoiding any disputes about the difference between direct damages and consequential damages, the parties agree as follows. Subject to the duty to mitigate damages as provided under the common law of damages recovery, each party shall be entitled to recover its actual, direct damages incurred as a result of the other party's breach of this Agreement, or incurred as a result of any other wrongful act in connection with or related to this Agreement. Furthermore, to the extent that:
(a) Seller breaches its obligation to provide Services to CMP required under the terms of this Agreement; and
(b) subject to the duty to mitigate, CMP purchases (as a result of Seller's failure) any Services, including without limitation, Installed Capability, Operable Capability, Operating Reserves, Automatic Generation Control or Energy from a third party, including without limitation, the NEPOOL spot markets, at a price that is higher than what CMP would have paid under the terms of this Agreement;

CMP may recover the difference between the price it paid to such third party and the price it would have paid for such Services had Seller performed.

 13.3     Indemnification.
          ---------------

     Each party expressly agrees to indemnify, hold harmless and defend the other party, its officers, directors, employees, agents, successors, assigns and any affiliates and their officers, directors, employees and agents against all claims, liability, costs or expense (including, without limitation, attorneys fees) for loss, damage or injury to third persons or the property of a third party in any manner directly or indirectly arising out of an act or omission of such indemnifying party, its officers, directors, employees, agents or affiliates in performance of its obligations under this Agreement. This obligation on the part of the parties shall apply in all cases and in all events except as the same results from the actual or claimed negligence of the indemnified party, or its officers, directors, employees or agents.

                                  ARTICLE XIV.

                                   ASSIGNMENT
                                   ----------
      14.1     Assignment.
               ----------

     This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto, including by operation of law, (A) without the prior written consent of the other Party, said consent not to be unreasonably withheld, or (B) as permitted by Section 14.2 or 14.3. Any assignment of this Agreement in violation of the foregoing shall be, at the option of the non-assigning Party, void. Notwithstanding the foregoing, Seller or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purposes of financing or refinancing the Purchased Assets (as defined in the APA), including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances of dispositions in lieu thereof; provided, however, that no such assignment or disposition shall relieve or in any way discharge Seller or such assignee from the performance of its duties and obligations under this Agreement. Buyer agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder for purposes of the financing or refinancing of the Purchased Assets, so long as Buyer's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

      14.2     Assignment by Seller.
               --------------------

     An assignment by Seller, or by any Affiliate of Seller, of its rights and obligations under this Agreement to an Affiliate of Seller that owns or becomes the owner of any Purchased Asset may be made without the consent of Buyer, in which case Seller shall (unless Buyer otherwise consents, which consent shall not be unreasonably withheld) remain jointly and severally responsible with such transferee Affiliate for the performance of all such obligations. No other or subsequent assignment or transfer of rights or obligations under this Agreement by Seller shall release Seller from full liability and financial responsibility for the performance thereof after any such transfer or assignment unless and until the transferee or assignee shall agree in writing to assume the obligations and duties of Seller under this Agreement and Buyer has consented in writing to such release, said consent not to be unreasonably withheld.

      14.3     Assignment by Buyer.
               -------------------

     An assignment by Buyer of its rights and obligations under this Agreement to an Affiliate of Buyer that owns all or substantially all of the T&D System may be made without the consent of Seller, whereupon Buyer shall be relieved of all liability hereunder and said Affiliate shall be substituted for Buyer hereunder. Except as set forth in the preceding sentence no assignment or transfer of rights or obligations under this Agreement by Buyer or the aforesaid Affiliate shall release Buyer, such Affiliate or any such assignee or transferee from full joint and several liability and financial responsibility for the performance after any such transfer or assignment unless and until the transferee or assignee shall agree in writing to assume the obligations and duties of Buyer under this Agreement and Seller has consented in writing to such release, said consent not to be unreasonably withheld.

      14.4     Termination of Corporate Existence, Etc.
               ----------------------------------------

     If either Party terminates its existence as a corporate entity, by merger, acquisition, sale, consolidation, or otherwise, or if all or substantially all of such Party's assets are transferred to another person or business entity, without complying with Section 14.1 above, the other Party shall have the right enforceable in a court of competent jurisdiction, to enjoin the first Party's successor from using the property in any manner that interferes with, impedes, or restricts such other Party's ability to carry out its ongoing business operations, rights and obligations.

                                  ARTICLE XV.
                                    NOTICES
                                    -------
      15.1     Notices.
               -------

     Except as provided in Section 5.9, all notices and other communications
               --------
hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address
                                   --------
shall be effective only upon receipt thereof):

     If to CMP, to:
          Central Maine Power Company
          83 Edison Drive
          Augusta, Maine 04336
          Attention:  Managing Director,
                      Energy Trading and Marketing

     With a copy to:

          Pierce Atwood
     One Monument Square
          Portland, ME  04101
          Attention:  John W. Gulliver, Esq.

          LeBoeuf Lamb Greene & MacRae, LLP
          125 West 55/th/ Street
          New York, NY  10019-5389
          Attention:  Susan A. Marshall, Esq.

     If to the Seller, to:

          National Energy Holdings, Inc.
          c/o FPL Group Capital
          700 Universe Boulevard
          Juno Beach, FL  32408
          Attention:  General Counsel

     With a copy to:

          Orrick, Herrington & Sutcliffe
          666 Fifth Avenue
          New York, NY  10103
          Attention:  Paul B. Abramson, Esq.

                                  ARTICLE XVI.
                                  ARBITRATION
                                  -----------

      16.1     Actions Prior to Arbitration.
               ----------------------------

     Any disagreement between the parties as to their rights and obligations arising out of or relating to this Agreement shall first be addressed by the parties. In the event that representatives of the parties are unable in good faith, to satisfactorily resolve their disagreement, they shall refer the matter to their respective senior management. Operational representatives of each party shall meet and confer in person at least once before referring the matter to senior management.

     16.2     Applicability of Arbitration.
          ----------------------------

(a) Except as provided below in subsections (b) and (c), if after using their reasonable efforts to try to resolve a dispute (which shall include at least one face to face meeting attended by representatives of senior management of both parties), senior management has not resolved the dispute in thirty (30) days, independent arbitration proceedings, as set forth below, shall be utilized to resolve the dispute.
(b) Notwithstanding subsection 16.2(a) above, disagreements between the parties as to their rights and obligations arising out of Section 13.3 in the context of a lawsuit brought by a third party shall not be arbitrable claims.
(c) Nothing in this Agreement shall preclude, or be construed to preclude, any party from filing a petition or complaint with the FERC with respect to any arbitrable claim over which the FERC has jurisdiction. In such case, the other party may request the FERC to reject or to waive jurisdiction. If the FERC rejects or waives jurisdiction, with respect to all or a portion of the claim, the portion of the claim not so accepted by the FERC shall be resolved through arbitration, as provided in this Agreement. To the extent that the FERC asserts or accepts jurisdiction over the claim, the decision, finding of fact, or order of the FERC shall be final and binding, subject to judicial review under the

     Federal Power Act, and any arbitration proceedings that may have commenced prior to the assertion or acceptance of jurisdiction by the FERC shall be stayed, pending the outcome of the FERC proceedings. The arbitrator shall have no authority to modify, and shall be conclusively bound by, any decision, finding of fact, or order of the FERC. However, to the extent that a decision, finding of fact, or order of the FERC does not provide a final or complete remedy to the party seeking relief, such party may proceed to arbitration under this Article XVI to secure such remedy, subject to the FERC decision, finding, or order.

     16.3     Selection of Arbitrator; Arbitration Process.
          --------------------------------------------

     Any arbitration initiated under this Agreement shall be conducted before a single neutral arbitrator appointed by the parties. For purposes of this Agreement an arbitrator shall not be considered "neutral" if the arbitrator has previously served as an arbitrator for a dispute involving the parties or is a present or former lawyer, employee or consultant of a party or any of its affiliates. The arbitrator shall be knowledgeable in matters that are the subject of the dispute, and shall not have any current or past substantial business or financial relationships with any party to the arbitration. Any arbitration under this Agreement shall be initiated by written request of a party. Copies of any such request shall be served on the other party, and shall specify the issue or issues in dispute and summarize the party's claim with respect thereto. Within ten business days after receipt of such a request, authorized representatives of the parties shall confer and attempt to agree upon appointment of a single neutral arbitrator. If such agreement is not accomplished within 15 business days after receipt of such a request, any party may request the American Arbitration Association ("AAA") to administer the arbitration and to appoint an arbitrator in accordance with its Commercial Arbitration Rules, which rules shall govern the conduct of the arbitration in the absence of contrary agreement by all parties. An arbitrator appointed by the AAA shall be a neutral arbitrator, shall be knowledgeable in the matters that are the subject of the dispute, and shall not have any current or past substantial business or financial relationship with either party, all as more fully set forth above. Within 5 business days of the appointment of an arbitrator, either party may object to the appointment on the ground that the arbitrator selected does not meet the foregoing criteria, by filing a written notice of objection with the AAA, where upon the AAA shall appoint a different Arbitrator. The arbitrator shall within thirty days of the conclusion of the hearing, unless such time is extended by agreement of all parties, notify the parties in writing of his decision, stating his reasons for such decision and separately listing his findings of fact and conclusions of law.

     16.4     Time Schedule.
          -------------

     Unless otherwise agreed, the arbitrator shall render a decision within ninety (90) days of appointment and shall notify the parties in writing of such decision and the reasons therefor.

      16.5     Procedure.
               ---------

     The arbitrator shall be authorized only to interpret and apply the provisions of this Agreement or any related agreements entered into under this Agreement and shall have no power to modify or change any of the above in any manner. The decision of the arbitrator shall be final and binding upon the parties, and judgment on the award may be entered in any court having jurisdiction. The decision of the arbitrator may be challenged solely on the grounds that the conduct of the arbitrator, or the decision itself, violated the standards set forth in the Federal Arbitration Act and/or any applicable Maine law, or for review of errors of law. The final decision of the arbitrator must also be filed with the FERC if it affects jurisdictional rates, terms and conditions of service or facilities.

      16.6     Remedies.
               --------

     The arbitrator shall not award punitive damages or multiple damages or any other damages not measured by the prevailing party's actual damages. Any award of damages by the arbitrator shall be determined, limited and controlled by the limitation of damages provisions in this Agreement. The arbitrator may, in its discretion, award pre-award and post-award interest on any damages award; provided, however, that the rate of pre-award or post-award interest shall not exceed a rate equal to the WSJ Prime Interest Rate plus two percent (2%) per annum. Except as otherwise provided in this Agreement, the arbitrator shall not award costs, including attorneys' fees, expenses and the costs of the arbitration.

      16.7     Confidentiality.
               ---------------

     The existence, contents, or results of any arbitration hereunder may not be disclosed without the prior written consent of both parties; provided, however, either party may make disclosures as may be necessary to fulfill regulatory obligations to any regulatory bodies having jurisdiction, and may inform their lenders, affiliates, auditors, and insurers, as necessary, under pledge of confidentiality and can consult with experts as required in connection with the arbitration under pledge of confidentiality. If any party seeks preliminary injunctive relief from any court to preserve the status quo or avoid irreparable harm pending mediation or arbitration, the parties agree to use commercially reasonable efforts to keep the court proceedings confidential, to the maximum extent permitted by law.

      16.8     Preliminary Injunctive Relief.
               -----------------------------

     Nothing in this Article XVI shall preclude, or be construed to preclude, the resort by either party to a court of competent jurisdiction solely for the purposes of securing a temporary or preliminary injunction to preserve the status quo or avoid irreparable harm pending arbitration pursuant to this
Article XVI.

      16.9     Location of Arbitration.
               -----------------------
     Any arbitration hereunder shall be conducted in Portland, Maine unless otherwise agreed to by both parties.

      16.10 Costs.
            -----

     Except as provided in Section 10.3, each party shall be responsible for its own costs, including attorneys' fees, incurred during the arbitration process and for one half of the cost of the arbitrator.

                                 ARTICLE XVII.

                            MISCELLANEOUS PROVISIONS
                            ------------------------

      17.1     Amendment and Modification.
               --------------------------

     Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of CMP and Seller.

      17.2     Waiver of Compliance.
               --------------------

     Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      17.3     Governing Law.
               -------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of Maine (regardless of the laws that might otherwise govern under applicable Maine principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Any and all disputes arising out of or in connection with this Agreement shall be arbitrated in Maine under Section 16.10, or if such dispute is not arbitrable, shall be adjudicated in the federal or state courts located in the State of Maine, to whose jurisdiction the parties hereby irrevocably submit for such purposes.

      17.4     Counterparts.
               ------------

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      17.5     Interpretation.
               --------------

     The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Neither party shall be deemed to have been the drafter of this Agreement, which is the product of detailed, arms' length negotiations between the parties and their respective counsel.

      17.6     Entire Agreement.
               ----------------

     This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes any and all prior oral or written expressions, understandings or agreements between or among the parties with respect thereto.

      17.7     Confidentiality.
               ---------------

     The administration of this Agreement may require the exchange of Confidential Information, including, without limitation, productions costs, load requirements, and NEPOOL system obligations. As used herein, the term "Confidential Information" means any information given by one party to the other, except: (a) information known generally to the public, (b) information derived by the receiving party from sources other than the disclosing party and not as a result of a breach of this Agreement, (c) information required to be disclosed by any law, rule, regulation or lawful order, but only to the extent disclosure is so required, and (d) information already known by the receiving party prior to disclosure hereunder. Each party agrees to protect Confidential Information received from the other party, not to disclose the same (except to its employees, agents, attorneys and accountants having a business need for the same), and to cause those to whom it discloses Confidential Information to conform to the requirements of this
Section 17.7 for a period of two years after receipt thereof. In the event that information must be disclosed under subsection 17.7(c), the disclosing party shall promptly notify the other and shall seek to have the disclosed information sealed or held confidential by the court, regulator, governmental entity or other recipient.

     IN WITNESS WHEREOF, CMP and Seller have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                         CENTRAL MAINE POWER COMPANY


                         By:_______________________________
                            Name:
                            Title:



                         NATIONAL ENERGY HOLDINGS, INC.


                         By:________________________________
                            Name:
                            Title:

                                  EXHIBIT 5.8

                                     DRAFT
                              Reporting Procedures



TIMING OF COMMUNICATIONS

1.  PRE-SCHEDULING

Pursuant to Article V, Section 5.2, Seller will provide CMP with preliminary estimates of Operable Capability and Energy from each of the Hydro Units (or aggregated by station as the Seller and CMP mutually agree) on a monthly basis. Such estimates will be received by CMP no later than fifteenth day of the month preceding the month in which the estimates apply (or the preceding Business Day if such day is a not a business day).

Weekly updates to these preliminary estimates will be provided by the Seller to CMP no later than 9:00 a.m. on Friday for the weekly period commencing on 00:01 a.m. of the subsequent Saturday and terminating on the following Friday at 12:00 p.m. (or the preceding Business Day if such day is not a business day).

CMP will provide to the Seller CMP's final delivery schedules no later than one
(1) hour prior to deadline established by the System Operator for submission of binding generation bid prices and energy self-schedules. At the present time, this deadline is expected to be 12:00 p.m. of the day preceding the effective date of the submitted bid price or schedule. In the event that CMP makes Energy and Operable Capability available to the Seller pursuant to Article V., Section 5.10, CMP will provide final delivery schedules no later than two (2) hours prior to the deadline established by the System Operator for submission of binding generation bid prices and energy self-schedules.

2.  DETERMINATION OF OPERATING RESERVE AND AGC AVAILABILITY

Pursuant to Article V, Section 5.4, Seller will provide CMP with detailed information describing the capability of the Hydro Units to provide Operating Reserves and AGC. This information will include identification of which units will be available to provide these services and volume of each service the available unit is capable of providing. Such information will be provided by the Seller to CMP no later than 10:00 a.m. of the last working day preceding the day the information is to be effective.

3.  NOTIFICATION OF UNIT CHARACTERISTICS

Pursuant to Article V, Section 5.5, Seller will provide CMP with information describing the operating characteristics of the Hydro Units. It shall be the Seller's responsibility to submit required operating characteristics information to the System Operator and the Maine Satellite. Any proposed changes to current operating characteristics will be communicated to CMP no later than the time such information is communicated by the Seller to the System Operator and the Maine Satellite.

4.  SUBMISSION OF BID PRICES

Pursuant to Article V, Section 5.6, CMP will provide Seller with copies of all bidding documents, excluding bid prices, relating to the Hydro Units submitted by CMP to the System Operator and the Maine Satellite. Such copies will be provided no later than one (1) hour following submission of the original documents.

5.  DISPATCHING AND OPERATIONS

Pursuant to Article V, Section 5.7, Seller will promptly provide CMP with information describing the cause and expected duration of any required deviations from CMP's schedule of deliveries. Seller will make good faith efforts to provide such notification no later than thirty (30) minutes following the time at which the Seller becomes aware of the required deviation.

6.  SELLER'S RIGHTS TO CERTAIN ENERGY

Pursuant to Article V, Section 5.10, CMP will provide Seller with notification when amounts of CMP's scheduled Energy and Operable Capability are available to the Seller. CMP will provide such information, on both a preliminary and final basis, coincident with the communications described in Section 1. above. Seller will provide CMP with confirmation of Seller's intent to re-purchase all or any portion of such available Energy and Operable Capability no later than one (1) hour following CMP's notification to Seller of available quantities. If Seller elects to re-purchase available Energy and Operable Capability, CMP will submit all required notifications to the System Operator and the Maine Satellite to facilitate the Seller's re-purchase.

7.  NEPOOL SETTLEMENT REPORTING

To the extent that operating data communicated from the Hydro Units to the System Operator through the Maine Satellite is of insufficient quality for NEPOOL settlement purposes, the Seller will provide all supplemental billing quality data required by the System Operator for settlement. Seller will conform to all requirements established by the System Operator with respect to the form and timing of billing quality data submission. Coincident with the provision of such information to the System Operator, Seller will also provide duplicate data to CMP.

8.  COMMUNICATIONS BETWEEN SELLER AND THE SYSTEM OPERATOR

Communications between Seller and the System Operator will either be direct between personnel identified by the Seller and System Operator, or such communications will be coordinated by the Maine Satellite. The selection of direct communications versus Maine Satellite coordination will be at the Seller's discretion, subject to the implementation of appropriate and necessary telecommunication equipment and protocols.

Mode of Communications

Until such time that CMP and the Seller mutually agree to implement alternative communication modes, all communications between CMP and the Seller described in this Exhibit 5.9 will be by common telephone equipment. Unless CMP and the Seller mutually agree otherwise, all electronic communications, including but not limited to facsimile and electronic mail transmissions, will be confirmed with a corresponding telephonic voice communication. Voice communications between the Parties for purposes of this Exhibit 5.9 will be made to the personnel and corresponding numbers identified below:

                                         Telephone       Facsimile
                                         ---------       ---------
CMP:
Business Hours           Energy Trading  (207)621-7850  (207)621-7865
Non-business hours       Maine Satellite      (207)

Business Hours:          7:00 a.m. - 4:00 p.m. on all non-holiday weekdays.

SELLER:
Business Hours
Non-Business hours

Business Hours:

                                  EXHIBIT 9.1

                            Operating Reserve Charge
                            ------------------------


          Pursuant to Article IX, Section 9.1, Seller will charge CMP for electrical use and water use by the Hydro Units to create Operating Reserves under no-load conditions (i.e., "spinning" the units). The charge for water shall apply only when such water is not used to satisfy minimum downstream flow requirements. The rates for such electrical use and water use are unit specific and are based on calculations of estimated no-load flows and motoring load requirements for the Hydro Units that are capable of providing no-load Spinning Reserve service. The derived water usage rates reflect a conversion of the unit specific no-load flow to equivalent lost megawatt-hours of Energy assuming that the no-load flow had alternatively been utilized by the unit at its optimally efficient operating level. Seller and CMP agree to revise the rates set forth below if operating experience or performance testing indicates that the assumptions underlying their derivation are inaccurate.

          The monthly Operating Reserve Charge is equal to the sum of the hourly Operating Reserve charges for each Hydro Unit that provided Spinning Reserves during the subject month. The unit specific hourly Operating Reserve Charge is defined as:

HORC\\i\\ = (Q x ECF\\i\\ x Energy Rate) + (P x ML\\i\\ x SIC)

where:              HORC\\i\\                  =        The hourly Operating Reserve Charge for Unit\\i\\

                    Q                          =        The percentage portion of the hour that Unit\\i\\ is using water as described in Article IX, Section 9.1

                    ECF\\i\\                   =        The Energy Conversion Factor for Unit\\i\\ as set forth
                                                        in the table below

                    Energy Rate                =        The Energy and Operable Capability rate applicable to Energy deliveries in the hour as set forth in Article IX, Section 9.1

                    P                          =        The percentage portion of the hour that Unit\\i\\ is using electrical energy to motor the unit.

                    ML\\i\\                    =        The Motoring Load for Unit\\i\\ as set forth in the table below.

               SIC  =    Seller's incremental cost of supplying the electrical
     energy used to motor Unit\\i\\ during the hour. Incremental cost for purchased station service is at the retail rate. Incremental cost for energy provided directly from the Hydro Units is at the Energy and Operable Capability Rate in Section 9.1.



         TABLE OF ENERGY CONVERSION FACTORS AND MOTORING LOAD
----------------------------------------------------------------------
                                        PEAK                  MOTORING
   STATION     UNIT  NO LOAD FLOW    EFFICIENCY       ECF      LOAD
                                    COEFFICIENT

----------------------------------------------------------------------
                         CFS           KW/CFS       MWH/HOUR  KWH/HOUR
----------------------------------------------------------------------
Harris            1           111             11.6       1.3     700.0
----------------------------------------------------------------------
Harris            2           356             11.5       4.1     700.0
----------------------------------------------------------------------
Harris            3           358             11.6       4.2     700.0
----------------------------------------------------------------------
Wyman             1           273             10.3       2.8     760.0
----------------------------------------------------------------------
Wyman             2           273              9.9       2.7     760.0
----------------------------------------------------------------------
Wyman             3           271             10.8       2.9     760.0
----------------------------------------------------------------------
Gulf Island       1           303              4.1       1.2     200.0
----------------------------------------------------------------------
Gulf Island       2           302              4.1       1.2     200.0
----------------------------------------------------------------------
Gulf Island       3           302              4.1       1.2     200.0
----------------------------------------------------------------------
Skelton           1           200              5.7       1.1    n/a*
----------------------------------------------------------------------
Skelton           2           200              5.8       1.2    n/a*
----------------------------------------------------------------------
Bonny Eagle       1           125              2.6       0.3    n/a*
----------------------------------------------------------------------
Bonny Eagle       2           125              2.6       0.3    n/a*
----------------------------------------------------------------------
Bonny Eagle       3           125              2.6       0.3    n/a*
----------------------------------------------------------------------

*Not applicable at this time.

                                 EXHIBIT 10.1

                           Form of Billing Statement

              Summary of Charges for the month of: ______________


                    Energy and Operable Capability Charges
                    --------------------------------------

            Station    Delivered MWh  Rate ($/MWh)  Amount ($)
            ---------  -------------  ------------  ----------

                         Installed Capability Charges
                         ----------------------------

            Station    Delivered MW  Rate ($/MW-Month)  Amount ($)
            ---------  ------------  -----------------  ----------

                           Operating Reserve Charges
                           -------------------------

            Station    Unit  Hours  Energy MWh  Rate ($/MWh)  Amount ($)
            ---------  ----  -----  ----------  ------------  ----------

                                  VAR Charge
                                  ----------

            Station    Applicable to the month of:________  Amount ($)
            ---------                                       ----------


TOTAL CHARGES:                            $____________
-------------

                       TRANSITIONAL POWER SALES AGREEMENT
                                 BY AND BETWEEN
                          CENTRAL MAINE POWER COMPANY

                                      AND

                         NATIONAL ENERGY HOLDINGS, INC.



                                JANUARY 6, 1998




                             SYSTEM SALE OF ENERGY,
                         CAPACITY AND RELATED SERVICES
                         -----------------------------



                                     FOSSIL
                                     ------

                      TRANSITIONAL POWER SALES AGREEMENT
                      ----------------------------------
                                   (SYSTEM)


          This Transitional Power Sales Agreement ("Agreement"), dated as of January 6, 1998, is by and between Central Maine Power Company ("CMP"), a Maine corporation, and National Energy Holdings, Inc. ("Seller"), a Delaware corporation.

          WHEREAS, this Agreement is one of several agreements by which CMP will obtain the electric energy, capacity and related services necessary to allow CMP to continue to satisfy its obligations as a supplier of wholesale and retail electric service following the sale of its generating assets pursuant to the Asset Purchase Agreement and related agreements in accordance with the provisions of 35-A M.R.S.A. (S)(S) 3202, 3204 and 3205; and

          WHEREAS, this Agreement is also intended to assist CMP in obtaining the necessary entitlements to electric energy, capacity and related services so that it will continue to satisfy its responsibilities under the NEPOOL Agreement; and

          WHEREAS, CMP desires to purchase, and Seller desires to sell, Installed Capability, Operable Capability, Operating Reserves, Automatic Generation Control and Energy upon the terms and conditions hereinafter set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

 1.1 Definitions.
     -----------

     As used in this Agreement, the following terms have the meanings set forth herein.

(1) "Asset Purchase Agreement" or "APA" means the Asset Purchase Agreement dated as of January 6, 1998 by and among CMP, Seller and the other parties named therein.

(2)  "Closing Date" has the meaning set forth in the Asset Purchase Agreement.

(3)  "CMP" means Central Maine Power Company.

(4) "Continuing Site Agreement" means the Continuing Site/Interconnection Agreement, dated as of January 6, 1998, between CMP and Seller.

(5)  "FERC" means the Federal Energy Regulatory Commission.

(6) "Fossil Units" refers to W.F. Wyman Station Units #1, 2, 3 and 4, and Mason Station, all to the extent purchased from CMP, but excluding any Omitted Unit (as defined in Section 4.5).

(7) "Good Utility Practice" means any of the applicable practices, methods and acts: (a) required of the party to whom Good Utility Practice is being applied under the regulations of the National Electric Safety Code, NEPOOL, Northeast Power Coordinating Council, North American Electric Reliability Council, the System Operator, Maine Satellite, or the successor of any of them, whether or not the party whose conduct is at issue is a member thereof; (b) required by the policies and standards of a party being expected to apply Good Utility Practice relating to emergency operations at such party's facilities; or (c) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period; which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost to the party expected to apply Good Utility Practice, consistent with law, regulation, good business practices, generation, transmission, and distribution reliability, safety and expedition. Good Utility Practice is intended to include practices, methods, or acts generally accepted in the region, and is not intended to be limited to optimum practices, method or acts to the exclusion of all others.

(8) "Hydro Power Sale Agreement" means that certain Transitional Power Sale Agreement of even date herewith between Seller and CMP relating to sale of the output of certain hydro units.

(9) "Maine Satellite" means the Maine Energy Control Center, or its successor, which operates as an agent of or satellite to the System Operator accountable for orchestrating all switching, voltage control and restoration of all System Operator critical facilities and inter-satellite tie lines, and the supervision and coordination of control of generation, transmission and distribution facilities, within its jurisdictional boundaries in Maine.

(10) "MPUC" means the Maine Public Utilities Commission.

(11) "NEPOOL" means the New England Power Pool.

(12) "NEPOOL Agreement" means the New England Power Pool Agreement dated as of September 1, 1971, as amended and as may be amended or restated from time to time, including the

     Restated New England Power Pool Agreement filed with the FERC on December 31, 1996 ("Restated NEPOOL Agreement") .

(13) "NEPOOL Rules" means the Criteria, Rules and Standards ("CRS") , Operating Procedures and Market Rules established by NEPOOL, the System Operator or Maine Satellite, and any similar rules, policies, practices or procedures that are in effect or may be established from time to time by NEPOOL, the System Operator or Maine Satellite.

(14) "NEPOOL Tariff" means the Open Access Transmission Tariff filed by NEPOOL at the FERC on December 31, 1996, as amended and as may be amended from time to time.

(15) "PTF System" means the facilities that are designated as Pool Transmission Facilities under the NEPOOL Agreement.

(16) "Required Minimum Purchase" means the minimum Energy and Operable Capability CMP must schedule and purchase, and Seller must deliver if scheduled, under Section 4.4.

(17) "Seller" means National Energy Holdings, Inc.

(18) "System Operator" means the central dispatching agency provided for in the NEPOOL Agreement and responsible for operation of the NEPOOL control area and the administration of the NEPOOL Tariff, or any successor thereto. At present, the System Operator is ISO New England, Inc.

(19) "WSJ Prime Interest Rate" shall mean the "Prime Rate" for domestic banks as published in The Wall Street Journal in the "Money Rates" section. If more than one such rate is published on any given day, the highest published rate shall be used to determine the WSJ Prime Interest Rate. If The Wall Street Journal ceases to publish a "Prime Rate," the parties shall select a comparable substitute Index.

 1.2 Terms Incorporated by Reference.
     -------------------------------

  This Agreement includes certain capitalized terms that are not defined in
Section 1.1. Such capitalized terms shall have the meanings specified in the Asset Purchase Agreement or the NEPOOL Agreement, which meanings are incorporated herein by reference and made a part hereof. In the event of any inconsistency between a definition contained herein and a definition contained in either the Asset Purchase Agreement or the NEPOOL Agreement, the definition in this Agreement shall control for purposes of this Agreement.

                                  ARTICLE II

                                     TERM
                                     ----

2.1  Term.
     ----

  This Agreement shall become effective as of the date of execution by both parties and shall continue in effect until March 1, 2000, unless earlier terminated as provided in Sections 12.1 and 12.2 of this Agreement; provided,
                                                                    --------
however, that the applicable provisions of this Agreement shall continue in
-------
effect after termination to the extent necessary to provide for final billing and payment, and the provisions of Sections 16.8, 17.7 and Article XIII shall survive such termination.

2.2  Conditions Precedent to Rights and Obligations of the Parties.
     -------------------------------------------------------------

  Except for the obligations to conduct certain negotiations contemplated by the first paragraph of Section 4.3 and by Section 5.6 and the obligations to protect certain confidential information contemplated by Section 17.7, all of which shall take effect upon execution hereof, the rights and obligations of each party under this Agreement shall commence and have effect on and after the Closing Date under the Asset Purchase Agreement has occurred and the transactions required to occur on that date have been consummated in accordance with the terms of the Asset Purchase Agreement. If the Asset Purchase Agreement shall terminate without the occurrence of the Closing Date (for example, on account of regulatory disapproval), then this Agreement shall be of no further force or effect, except that section 17.7 shall remain in effect.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

3.1  Representations and Warranties of CMP.
     -------------------------------------

  The representations and warranties of CMP contained in Subsection 14.1 of the Continuing Site Agreement are incorporated herein by referenced as if set forth in full herein, provided, that any reference therein to "Seller" shall mean and
                --------
refer to "CMP" as used herein.

     3.2  Representations and Warranties of Seller.
          ----------------------------------------

 Seller represents and warrants to CMP as follows:

     3.2.1     Ownership or Control of Fossil Units.  Seller represents and
               ------------------------------------
     warrants that on the Closing Date it will own, directly or indirectly, all of the interests in the Fossil Units conveyed to it pursuant to the Asset Purchase Agreement and, except as provided in
       Article XIV, will continue to own or control the Fossil Units during the term of this Agreement.

3.2.2  Incorporation by Reference.  The representations and warranties
       --------------------------
       of Seller contained in Subsection 14.2 of the Continuing Site Agreement are incorporated herein by reference as if set forth in full herein, provided, that any reference to "Buyer" therein shall mean and refer to
       --------
       "Seller" herein.

                                   ARTICLE IV

                      SERVICES PROVIDED TO CMP BY SELLER
                      ----------------------------------

 4.1 General Nature and Duration of Services Provided.
     ------------------------------------------------

  Commencing on the Closing Date, Seller shall sell and CMP shall purchase, the Installed Capability, Operable Capability, Energy, Operating Reserves, and Automatic Generation Control set forth in this Agreement for the prices set forth herein. Seller will provide service under this Agreement in the form of a System Contract, as opposed to service from a specified generating unit or units. Accordingly, service under this Agreement is not dependent on the availability of a particular generating unit or units or a particular purchased power entitlement. In the event that NEPOOL or the System Operator determines not to treat this agreement as a System Contract and such determination results in increased costs or reduced benefits or other material adverse effect upon Seller, the parties agree to negotiate in good faith an amendment to restore the substantive intent of this Agreement.

  Service under this Agreement shall commence on the Closing Date under the Asset Purchase Agreement and shall continue until 00:00:01 hours E.S.T., March 1, 2000, unless terminated earlier pursuant to Sections 12.1 or 12.2 of this Agreement.

 4.2 Operations.
     ----------

  The parties agree to operate their respective equipment and facilities and to otherwise conduct operations under this Agreement in a commercially reasonable manner and in accordance with Good Utility Practice.

 4.3 NEPOOL Requirements.
     -------------------

  If a NEPOOL Rule is eliminated, amended or materially changed after the execution of this Agreement, or the Restated NEPOOL Agreement is not accepted by the FERC by the Closing Date or is not implemented by the System Operator by the Closing Date, so that a right or obligation of a party under this Agreement is materially altered, the parties agree to negotiate in good faith in an attempt to amend this Agreement. The intent of the parties is that any such amendment will reflect, as closely as possible, the intent and substance of this Agreement. If the parties are unable to agree on an amendment, the parties agree to submit the matter to arbitration under the terms of Article XV of this Agreement.

  Consistent with the foregoing, if the market provisions of the Restated NEPOOL Agreement (Part Three-Market Provisions) are not approved, the parties agree to negotiate in good faith to restructure this Agreement into several Unit Contracts (one for each Fossil Unit), with Energy pricing based on actual unit characteristics and replacement fuel prices pursuant to the NEPOOL Agreement, and the Installed Capability rate increased from the rate set forth in Section
9.1 in an amount sufficient to provide Seller with recovery of the net revenues for Energy and Operable Capability it would have received under this Agreement if those provisions had been adopted, such increase to be computed as the product of (a) the Required Minimum Purchase, and (b) the difference between
(i) the Energy and Operable Capability Rates in Section 9.1, less (ii) the cost of producing such Energy based on actual unit characteristics and replacement fuel prices submitted to the System Operator.

 4.4  Specific Services to be Provided by Seller.
      ------------------------------------------

  Seller will provide CMP and CMP will purchase each of these services in the following amounts and Delivery Periods:

                                            Delivery Period 1  Delivery Period 2  Delivery Period 3
                                            -----------------  -----------------  -----------------
                                            Oct. 1 to Dec. 31      Calendar       Jan. 1 to Feb. 29
                                                  1998               1999               2000
---------------------------------------------------------------------------------------------------
Installed Capability Required Purchase
 -- Winter/1/ (MW)                                        694                694                694
 -- Summer/2/ (MW)                                        687                687                687
---------------------------------------------------------------------------------------------------
Energy and Operable Capability (GWH)                 344.5/3/           1,140/3/                190
 Required Minimum Purchase
---------------------------------------------------------------------------------------------------

/1/    Winter hours are 00:00:01 hours October 1 to 24:00:00 hours May 31.

/2/    Summer hours are 00:00:01 hours June 1 to 24:00:00 hours September 30.

/3/ Energy and Operable Capability purchase quantities assume closing on October 1, 1998. If the Closing Date occurs after that date, the Required Minimum Purchase shall be prorated on a daily basis.


Operating Reserves
-- 10 Minute Non Spinning Reserve (MW)              0                  0                  0
---------------------------------------------------------------------------------------------------
-- 10 Minute Spinning Reserve (MW)                  A                  A                  A
---------------------------------------------------------------------------------------------------
-- 30 Minute Operating Reserve (MW)                 B                  B                  B
---------------------------------------------------------------------------------------------------
Automatic Generation Control MW @ MW/min            C                  C                  C
---------------------------------------------------------------------------------------------------
Operable Capability                                 D                  D                  D
---------------------------------------------------------------------------------------------------

A = 60% of CMP's hourly Ten Minute Spinning Reserve obligations under the NEPOOL Agreement, but not more than 91 MW.

B = 100% of CMP's hourly 30 Minute Operating Reserve obligations under the NEPOOL Agreement, but not more than 274 MW.

C = 60% of CMP's hourly Automatic Generation Control obligations under the NEPOOL Agreement, but not more than 273 MW @ 4.6. MW/min.

D = Seller shall provide Operable Capability equal to Energy delivered in all hours when Energy is delivered.

 4.5        Adjustments for Omitted Units
            -----------------------------

  In the event that any Fossil Unit is not conveyed to Seller (or to an Affiliate of Seller) on the first Closing Date as a result of the operation of section 7.4, 7.11 or 8.4 of the Asset Purchase Agreement (such unconveyed unit being an "Omitted Unit"), then the quantities of services that Seller is required to deliver and CMP to purchase shall be adjusted as provided in this section. If the Omitted Unit is subsequently conveyed to Seller (or an Affiliate of Seller) during the term of this Agreement, then the adjustment described in this Section shall terminate. If there is an Omitted Unit, then the quantities of Services set forth in Section 4.4 shall be reduced, for all purposes of this Agreement, by the amounts associated with the Omitted Unit as set forth in Exhibit 4.5 attached hereto. Such reduction shall apply, without limitation, to Section 5.2, to reduce the values for Installed Capability and reserved capability for ancillary services used in scheduling deliveries of Energy and Operable Capability.

                                   ARTICLE V

                            SCHEDULING AND DISPATCH
                            -----------------------

 5.1 Pre-Scheduling.
     --------------

  The provisions of this Article V are specifically predicated upon the implementation of the Restated NEPOOL Agreement. To the extent that the Restated NEPOOL Agreement is rejected or amended, or otherwise ineffective as of the date deliveries are anticipated to commence under this Agreement, the parties will modify this Agreement as necessary in accordance with Section 4.3.

  CMP will provide Seller with preliminary estimates of required quantities of Energy and Operable Capability on a monthly basis. Notification of required quantities must be received by Seller during the month prior to the delivery month. CMP will provide Seller with final delivery schedules no later than the time provided in Exhibit 5.6. For purposes of scheduling Operating Reserve and Automatic Generation Control, CMP will, upon receipt of the information from the System Operator, report to Seller in accordance with Exhibit 5.6 its expected peak system obligations under the NEPOOL Agreement, as a percentage of total NEPOOL system requirements. CMP need not report under the preceding sentence for so long as the System Operator continues to provide the information in question to all NEPOOL Participants.

 5.2 Scheduling Limitations.
     ----------------------

  In scheduling Required Minimum Purchase deliveries, deferred scheduled deliveries pursuant to Section 5.7 and supplemental purchases under Section 5.9, the aggregate amount scheduled will be limited by the provisions of this Section
5.2. Energy and Operable Capability deliveries scheduled by CMP in any hour may not exceed an amount equal to the difference between a) 100% of the Installed Capability that Seller is required to provide under Section 4.4 during the hour in question, and b) capacity reserved for provision of ancillary services, defined as A+B+(C x 50%) where such values are defined in Section 4.4. The minimum scheduled delivery level shall be zero (0) MWH/hour. Changes in scheduled Energy and Operable Capability delivery levels from hour to hour shall not exceed 200 MW per hour. CMP will also observe Good Utility Practice when scheduling deliveries and will not require changes in delivery rates that are inconsistent with the operating parameters of the Fossil Units as defined by the applicable NX-12A forms.

 5.3 Schedule Submissions.
     --------------------

  Unless CMP agrees otherwise, Seller is responsible for submission of all contracts, delivery schedules and notifications required by the System Operator and the Maine Satellite to implement CMP's scheduled deliveries of Energy and Operable Capability and such other products and services that are scheduled pursuant to the NEPOOL Agreement. Seller will comply, as to the form, method and timing of such submissions, with all applicable rules, regulations and requirements of all governmental agencies and of NERC, NEPOOL, the System Operator, Maine Satellite or any other entity with authority over such matters. Seller will promptly provide CMP with copies of all contracts and scheduling documents submitted by Seller to the System Operator and the Maine Satellite to implement deliveries under this Agreement.

 5.4 Delivery Reductions or Curtailments.
     -----------------------------------

  Seller will promptly notify CMP of any scheduled or anticipated events which may reasonably be expected to affect scheduled deliveries under this Agreement, including, but not limited to, transmission system constraints known to Seller and generation availability reductions. Seller will notify CMP as soon as possible, but no later than thirty minutes, after any unscheduled or unanticipated event that results in either a reduction or curtailment of scheduled deliveries under this Agreement. Seller will also provide to CMP Seller's good faith estimate of the duration of any reduction or curtailment.

 5.5 Delivery Failure.
     ----------------

  In the event Seller fails to deliver any Energy and Operable Capability as scheduled under Section 5.1, CMP's Required Minimum Purchase under this Agreement shall be reduced by the amount of such non-delivery. If the System operator determines that the Installed Capability associated with this Agreement during any month is less than the Installed Capability required under Section 4.4, CMP shall only pay for the amount determined by the System Operator for such month. In any event, unless such nondelivery is excused under Article XI, section 13.2(b) shall apply to any replacement costs incurred by CMP on account of such nondelivery.

 5.6 Reporting Procedures.
     --------------------

  The delivery of products and services under this Agreement will require appropriate reporting procedures and other necessary or convenient communications procedures and daily operating procedures for scheduling and settlement, including the form and timing of communications provided for in this
Article V. Exhibit 5.6 contains a draft of such procedures, based on NEPOOL rules as they exist on the date hereof. Procedures that are expected to require revision when NEPOOL rules change are set forth in italics in said Exhibit. The parties agree to work together in good faith to revise Exhibit 5.6 as soon as possible after the final requirements under the Restated NEPOOL Agreement become known. Each party shall appoint, by written notice to the other party, one representative to act for it in matters pertaining to such detailed operating and reporting procedures. Such representatives may be replaced by similar written notice. Each party may rely upon agreements and decisions of the representatives of the other party regarding detailed operating and reporting procedure, absent written notice to the contrary.

 5.7 Rescheduling Energy and Operable Capability Deficiencies.
     --------------------------------------------------------

  In the event that CMP fails to schedule the delivery of Energy and Operable Capability equal to or greater than the Required Minimum Purchase set forth in
Section 4.4 during either of the calendar years 1998 and 1999 (but not with
                                                                   ---
respect to the year 2000) (each, a "Calendar Delivery Period") then the provisions of this Section 5.7 shall apply. CMP shall have the right to defer scheduling of delivery of up to ten percent (10%) of the Required Minimum Purchase from any Calendar Delivery Period for up to thirty (30) days after the end of such Calendar Delivery Period. CMP shall pay for such deferred Energy and Operable Capability deliveries at the price that would have applied during the original Calendar Delivery Period. If CMP fails to schedule more than ninety percent (90%) of the Required Minimum Purchase during any Calendar Delivery Period, then CMP shall pay for the underscheduled amount in excess of the ten percent (10%) deficiency at the Energy and Operable Capability Rate for the Calendar Delivery Period when such Energy and Operable Capability should have been scheduled, such payment to be made within thirty (30) days after the end of the Calendar Delivery Period in question. If, after March 1, 2000, CMP has failed to schedule any amount of the Required Minimum Purchase, CMP will pay
                       ---
for all MWH not so scheduled at the Energy and Operable Capability Rate that would have applied if the Energy and Operable Capability had been scheduled as set forth in Section 4.4.

  5.8  Predetermined Condition.  In the event that the total Operable Capability
       -----------------------
of the Fossil Units is less than one percent (1%) of the units' aggregate Installed Capability during any hour, then any Energy and Operable Capability delivery scheduled during such hour shall not be made. The Energy and Operable Capability scheduled for delivery shall be deducted from the Required Minimum Purchase. If CMP incurs replacement costs of the type described in Section 13.2(b) , CMP shall be entitled to recover the amount by which the price it paid for such replacement exceeds the incremental price it would have paid had Seller performed. To the extent that the Seller and CMP can anticipate curtailment of scheduled deliveries due to the occurrence of such predetermined conditions, CMP will provide Seller with the opportunity to supply replacement Energy and Operable Capability at a price mutually agreed to by Seller and CMP.

 5.9 Supplemental Energy and Operable Capability Deliveries.
     ------------------------------------------------------

  In any Delivery Period in which CMP has received the Required Minimum Purchase, CMP may schedule Supplemental Energy and Operable Capability purchases in excess of the Required Minimum Purchase; provided, however, that hourly
                                            --------  -------
schedules must comply with Section 5.2 and provided, further, that it is a
                                       --- --------  -------
condition of CMP's right to purchase and of Seller's obligation to sell scheduled Supplemental Energy that the Fossil Units be available to produce such Supplemental Energy in the quantity scheduled. The price for Supplemental Energy and Operable Capability in excess of the Required Minimum Purchase shall be at a rate mutually acceptable to CMP and the Seller, provided, however, that such rate will not exceed 115% of the Energy and Operable Capability Rate set forth in Section 9.1.

                                   ARTICLE VI

                                    DELIVERY
                                    --------

 6.1 Delivery.
     --------

  All electricity shall be delivered by Seller to CMP in the form of three-phase, sixty-hertz alternating current to the points of interconnection on the PTF System that Seller may designate from time to time ("Delivery Points"). Seller shall notify CMP of the Delivery Point or Delivery Points prior to delivery. Title shall pass to CMP at the Delivery Points. It shall be the responsibility of Seller to make any necessary arrangements for delivery of electric capacity and/or energy to the Delivery Points. The Delivery Point shall be the reference point for scheduling and billing amounts of all products and services delivered by Seller to CMP pursuant to this Agreement.

                                  ARTICLE VII

                              TRANSMISSION LOSSES
                              -------------------
 7.1 Transmission Losses.
     -------------------

  Seller will be responsible for transmission line and transformation losses on its side of the Delivery Point, and CMP will be responsible for such losses on its side of the Delivery Point.

                                 ARTICLE VIII

                                   METERING
                                   --------

 8.1 Metering.
     --------

  The Energy and Operable Capability provided to CMP under this Agreement shall be metered in accordance with NEPOOL requirements. To the extent that Energy and Operable Capability is delivered from Fossil Units previously owned by CMP, the ownership, maintenance, repair and testing of meters shall be in accordance with the applicable provisions of the Continuing Site Agreement, including, but not limited to, Sections 3.8.3, 3.8.4.1 and 3.8.4.2 of that agreement.

                                   ARTICLE IX

                                     RATES
                                     -----
 9.1 Rates.
     -----

  During the term of this Agreement, CMP shall pay for all electric energy, capacity and related services received by CMP at the Delivery Points in accordance with the rates set forth below:

                                   1998         1999           2000

Energy and Operable Capability    51.98         52.09          41.94
   Rate ($/MWH)

Installed Capability Rate         34.75         40.60          46.45
   ($/KW/year)


  The rates for Automatic Generation Control and Operating Reserves, shall be deemed to be included in the rates for Energy and Operable Capability and Installed Capability stated in this Section 9.1. Neither party shall seek to change the foregoing rates through exercise of its rights under Section 205 or 206 of the Federal Power Act or otherwise.

                                   ARTICLE X

                              BILLING AND PAYMENT
                              -------------------

 10.1   Billing.
        -------

  The standard billing period shall be the calendar month. After the receipt by Seller of the NEPOOL settlement statement, Seller shall deliver to CMP a billing statement specifying all amounts due from CMP under this Agreement and the amount of any services provided. The monthly bill shall consist of two components, an Energy and Operable Capability charge and an Installed Capability charge. The Energy and Operable Capability charge shall be equal to the product of the Energy and Operable Capability rate specified in Section 9.1 and the number of kilowatt hours delivered to the Delivery Point for the preceding month, until the Required Minimum Purchase has been satisfied for the Delivery Period in question. Thereafter, the Supplemental Energy and Operable Capability rate defined in Section 5.9 shall apply for all MWH until the end of the Delivery Period. The capacity charge shall be equal to the product of one-twelfth of the annual Installed Capability Rate specified in Section 9.1 and the aggregate Installed Capability credited by the System Operator to CMP for the preceding month on account of Installed Capability provided by Seller to CMP under this Agreement. The billing statement shall be substantially in the form set forth in Exhibit 10.1. CMP shall make payment of the amount due Seller by wire transfer in immediately available funds within fifteen (15) days after receipt by CMP of Seller's statement. Interest on unpaid amounts shall accrue at the rate of three and one-half percent (3.5%) per annum above the WSJ Prime Interest Rate, from the date due until the date upon which payment is made.

 10.2  Billing Errors.
       --------------

  The parties recognize that a NEPOOL settlement statement or the billing statement prepared by Seller may contain errors from time to time. The party discovering any such error will promptly notify NEPOOL, if appropriate, and the other party, of the error. If the error resulted in underpayment by CMP, Seller shall adjust its next monthly billing statement to reflect the amount of the underpayment provided, that if no further monthly billing statements are due under the Agreement, then CMP shall promptly pay to Seller the amount of all underpayments remaining unpaid. If the error resulted in an overpayment by CMP, Seller shall credit CMP the amount of such overpayment when it submits its next monthly billing statement; provided that if no further monthly billing
                           --------
statements are due under this Agreement, then Seller shall promptly refund to CMP the amount of any overpayment. If an error is not discovered and brought to the attention of the other party within six (6) months after the issuance of a NEPOOL settlement statement or Seller's billing statement, then such error will not be corrected by adjusting a subsequent billing statement or making refunds as provided herein.

 10.3  Disputes.
       --------

  In the event that CMP disputes a portion of a billed amount, CMP shall inform Seller in writing of the detailed reason for such dispute (providing any supporting documentation) and shall pay the uncontested amount. Interest shall accrue on the unpaid portion of the bill pursuant to the terms of Section 10.1 while the dispute is pending. In the event that CMP fails to pay amounts due hereunder and Seller successfully seeks to recover such amounts and obtains an arbitration award or judicial judgment for such amount, then CMP shall pay Seller's reasonable attorneys fees and court costs.

                                   ARTICLE XI

                                 FORCE MAJEURE
                                 -------------

 11.1  Definition of Force Majeure.
       ---------------------------

  The term "Force Majeure" shall mean earthquake, storm, lightning, flood, drought, backwater caused by flood, fire, explosion, act of the public enemy, epidemic, accident, failure of facilities, equipment or fuel supply, acts of God, war, riot, civil disturbance, strike, labor disturbance, labor or material shortage, national emergency, restraint by court order or other public authority or governmental agency, or other unforeseeable causes beyond the reasonable control of the party affected which causes such party could not have avoided by exercise of reasonable care and the observance of Good Utility Practice. In no event shall unavailability of funds, market conditions or economic conditions be deemed to be Force Majeure.

 11.2  Effect of Force Majeure.
       -----------------------

  If either party is unable, in whole or in part, to perform any of its obligations by reason of Force Majeure, then the obligations of such party, insofar as such obligations are affected by such Force Majeure, shall be suspended for the period of time necessary to overcome the effects of such Force Majeure using commercially reasonable efforts; provided, however, that
                                               --------  -------
regardless of the suspension of either party's obligations by reason of Force Majeure, this Agreement shall in any event terminate as of 12:01 a.m., March 1, 2000.

  In the event that Seller is unable to deliver scheduled Energy and Operable Capability due to force majeure, the undelivered amount shall be deducted from the Required Minimum Purchase.

  The party invoking Force Majeure shall provide the other party with prompt notice thereof. When an event of Force Majeure ceases, the party relying thereon shall give prompt notice thereof to the other party. Notices given by telephone shall be confirmed in writing as soon as reasonably possible.

  Nothing contained herein shall be construed to require a party to settle any strike, lockout, work stoppage or other industrial disturbance or dispute in which it may be involved or to take an appeal from any judicial, regulatory or administrative action.

                                  ARTICLE XII

                            DEFAULT AND TERMINATION
                            -----------------------

 12.1  Default by CMP.
       --------------

  If CMP fails in any material respect to comply with or perform any obligation under this Agreement consistent with Good Utility Practice (except due to causes excused by Force Majeure or attributable to Seller's wrongful act or wrongful failure to act) or fails to make any payment to Seller when due under this Agreement; and after receipt of written notice from Seller such failure continues for a period of twenty (20) days; then Seller shall have the right to terminate this Agreement.

 12.2  Default by Seller.
       -----------------

  If Seller fails in any material respect to comply with or perform any obligation under this Agreement consistent with Good Utility Practice (except due to causes excused by Force Majeure or attributable to CMP's wrongful act or wrongful failure to act); and after receipt of written notice from CMP such failure continues for a period of twenty (20) days; then CMP shall have the right to terminate this Agreement provided, however, that CMP shall
                                  --------  -------
simultaneously terminate the Hydro Power Sale Agreement.

 12.3  Right to Additional Remedies.
       ----------------------------

  Nothing in Article XII shall be construed to limit the right of either party to seek any remedies for damages, subject to the limitations of Article XIII, even if cure of an alleged breach is made. The provisions of Article XII provide the exclusive process through which one party may terminate this Agreement on account of the other party's breach.

                                  ARTICLE XIII

                         LIABILITY AND INDEMNIFICATION
                         -----------------------------

 13.1 Limitation on Consequential, Incidental and Indirect Damages.
      ------------------------------------------------------------

  Neither party nor its officers, directors, agents, employees, parent or affiliates, successors or assigns, or their respective officers, directors, agents, employees, successors or assigns, shall be liable to the other party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors or assigns, for claims, suits, actions or causes of action for incidental, indirect, special, punitive, multiple or consequential damages (including attorney's fees or litigation costs relating to such damages) connected with or resulting from performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including without limitation, any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation) , breach of warranty, strict liability, statute, operation of law, or any other theory of recovery. The provisions of this Section 13.1 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

 13.2  Recovery of Direct Damages.
            --------------------------

  For purposes of avoiding any disputes about the difference between direct damages and consequential damages, the parties agree as follows. Subject to the duty to mitigate damages as provided under the common law of damages recovery, each party shall be entitled to recover its actual, direct damages incurred as a result of the other party's breach of this Agreement, or incurred as a result of any other wrongful act in connection with or related to this Agreement. Furthermore, to the extent that Seller:

 (a) breaches it obligation to provide service to CMP under the terms of this Agreement; and

 (b) subject to the duty to mitigate, CMP purchases (as a result of Seller's failure) Installed Capability, Operable Capability, Operating Reserves, Automatic Generation Control or Energy and Operable Capability from a third party, including without limitation, the NEPOOL spot markets, at a price that is higher than what CMP would have paid under the terms of this Agreement;

CMP may recover the difference between the price it paid to such third party and the price it would have paid had Seller performed.

 13.3  Indemnification.
       ---------------

  Each party expressly agrees to indemnify, hold harmless and defend the other party, its officers, directors, employees, agents, successors, assigns and any affiliates and their officers, directors, employees and agents against all claims, liability, costs or expense (including, without limitation, reasonable attorneys fees) for loss, damage or injury to third persons or the property of third persons in any manner directly or indirectly arising out of any act or omission of such indemnifying party, its officers, directors, employees, agents or affiliates in performance of its obligations under this Agreement. This obligation on the part of the parties shall apply in all cases and in all events except as the same results from the actual or claimed negligence of the indemnified party, or its officers, directors, employees or agents.

                                  ARTICLE XIV

                                   ASSIGNMENT
                                   ----------

  14.1 Assignment.  This Agreement and all of the provisions hereof shall
       ----------
be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto, including by operation of law, (A) without the prior written consent of the other party, said consent not to be unreasonably withheld, or (B) as permitted by Section 14.2 or 14.3. Any assignment of this Agreement in violation of the foregoing shall be, at the option of the non-assigning party, void. Notwithstanding the foregoing, Seller or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purposes of financing or refinancing the Purchased Assets (as defined in the APA), including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances of dispositions in lieu thereof; provided, however, that no such assignment or disposition shall relieve or in any way discharge Seller or such assignee from the performance of its duties and obligations under this Agreement. Buyer agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder for purposes of the financing or refinancing of the Purchased Assets, so long as Buyer's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

  14.2 Assignment by Seller.  An assignment by Seller, or by any Affiliate
       --------------------
of Seller, of its rights and obligations under this Agreement to an Affiliate of Seller that owns or becomes the owner of any Purchased Asset may be made without the consent of Buyer, in which case Seller shall (unless Buyer otherwise consents, which consent shall not be unreasonably withheld) remain jointly and severally responsible with such transferee Affiliate for the performance of all such obligations. No other or subsequent assignment or transfer of rights or obligations under this Agreement by Seller shall release Seller from full liability and financial responsibility for the performance thereof after any such transfer or assignment unless and until the transferee or assignee shall agree in writing to assume the obligations and duties of Seller under this Agreement and Buyer has consented in writing to such release, said consent not to be unreasonably withheld.

  14.3  Assignment by Buyer.  An assignment by Buyer of its rights and
        -------------------
obligations under this Agreement to an Affiliate of Buyer that owns all or substantially all of the T&D System may be made without the consent of Seller, whereupon Buyer shall be relieved of all liability hereunder and said Affiliate shall be substituted for Buyer hereunder. Except as set forth in the preceding sentence no assignment or transfer of rights or obligations under this Agreement by Buyer or the aforesaid Affiliate shall release Buyer, such Affiliate or any such assignees and transferees from full joint and several liability and financial responsibility for the performance after any such transfer or assignment unless and until the transferees or assignees shall agree in writing to assume the obligations and duties of Buyer under this Agreement and Seller has consented in writing to such release, said consent not to be unreasonably withheld.

  14.4  Termination of Corporate Existence, Etc.  If either party terminates
        ----------------------------------------
its existence as a corporate entity, by merger, acquisition, sale, consolidation, or otherwise, or if all or substantially all of such party's assets are transferred to another person or business entity, without complying with Section 14.1 above, the other party shall have the right enforceable in a court of competent jurisdiction, to enjoin the first party's successor from using the property in any manner that interferes with, impedes, or restricts such other party's ability to carry out its ongoing business operations, rights and obligations.

                                   ARTICLE XV

                                    NOTICES
                                    -------

 15.1  Notices.
       -------

  Except as provided in Exhibit 5.6, all notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested) , postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address
                                   --------
shall be effective only upon receipt thereof) :

 If to CMP, to:

 Central Maine Power Company
 83 Edison Drive
 Augusta, Maine 04336
 Attention: Managing Director, Energy Trading and Marketing with a copy to:

 Pierce Atwood
 One Monument Square
 Portland, ME  04101
 Attention:  John W. Gulliver, Esq.

 LeBoeuf Lamb Greene & MacRae, LLP
 125 West 55th Street
 New York, NY  10019-5389
 Attention:  Susan A. Marshall, Esq.

 If to the Buyer, to:

 National Energy Holdings, Inc.
 c/o FPL Group Capital
 700 Universe Boulevard
 Juno Beach, FL  32408
 Attention:  General Counsel

 With a copy to:

 Orrick, Herrington & Sutcliffe
 666 Fifth Avenue
 New York, NY  10103
 Attention:  Paul B. Abramson, Esq.

                                  ARTICLE XVI

                                  ARBITRATION
                                  -----------

 16.1 Actions Prior to Arbitration.
      ----------------------------

  Any disagreement between the parties as to their rights and obligations arising out of or relating to this Agreement shall first be addressed by the parties. In the event that representatives of the parties are unable in good faith, to satisfactorily resolve their disagreement, they shall refer the matter to their respective senior management. Operational representatives of each party shall meet and confer in person at least once before referring the matter to senior management.

 16.2 Applicability of Arbitration.
      ----------------------------

  (a) Except as provided below in subsections (b) and (c) , if after using their reasonable efforts to try to resolve a dispute (which shall include at least one face to face meeting attended by representatives of senior management of both parties), senior management has not resolved the dispute in thirty (30) days, independent arbitration proceedings, as set forth below, shall be utilized to resolve the dispute.

  (b) Notwithstanding Subsection 16.2(a) above, disagreements between the parties as to their rights and obligations arising out of Section 13.3 in the context of a lawsuit brought by a third party shall not be arbitrable.

  (c) Nothing in this Agreement shall preclude, or be construed to preclude, any party from filing a petition or complaint with the FERC with respect to any arbitrable claim over which the FERC has jurisdiction. In such case, the other party may request the FERC to reject or to waive jurisdiction. If the FERC rejects or waives jurisdiction, with respect to all or a portion of the claim, the portion of the claim not so accepted by the FERC shall be resolved through arbitration, as provided in this Agreement. To the extent that the FERC asserts or accepts jurisdiction over the claim, the decision, finding of fact, or order of the FERC shall be final and binding, subject to judicial review under the Federal Power Act, and any arbitration proceedings that may have commenced prior to the assertion or acceptance of jurisdiction by the FERC shall be stayed, pending the outcome of the FERC proceedings. The arbitrator shall have no authority to modify, and shall be conclusively bound by, any decision, finding of fact, or order of the FERC. However, to the extent that a decision, finding of fact, or order of the FERC does not provide a final or complete remedy to the party seeking relief, such party may proceed to arbitration under this Article XVI to secure such remedy, subject to the FERC decision, finding or order.

 16.3  Selection of Arbitrator; Arbitration Process.
       --------------------------------------------

  Any arbitration initiated under this Agreement shall be conducted before a single neutral arbitrator appointed by the parties. For purposes of this Agreement an arbitrator shall not be considered "neutral" if the arbitrator has previously served as an arbitrator for a dispute involving the parties or is a present or former lawyer, employee or consultant of a party or any of its affiliates. The arbitrator shall be knowledgeable in matters that are the subject of the dispute, and shall not have any current or past substantial business or financial relationships with any party to the arbitration. Any arbitration under this Agreement shall be initiated by written request of a party. Copies of any such request shall be served on the other party, and shall specify the issue or issues in dispute and summarize the party's claim with respect thereto. Within ten business days after receipt of such a request, authorized representatives of the parties shall confer and attempt to agree upon appointment of a single neutral arbitrator. If such agreement is not accomplished within 15 business days after receipt of such a request, any party may request the American Arbitration Association ("AAA") to administer the arbitration and to appoint an arbitrator in accordance with its Commercial Arbitration Rules, which rules shall govern the conduct of the arbitration in the absence of contrary agreement by all parties. An arbitrator appointed by the AAA shall be a neutral arbitrator, shall be knowledgeable in the matters that are the subject of the dispute, and shall not have any current or past substantial business or financial relationship with either party, all as more fully set forth above. Within 5 business days of the appointment of an arbitrator, either party may object to the appointment on the grounds that the arbitrator selected does not meet the foregoing criteria, by filing a written notice of objection with the AAA, whereupon the AAA shall appoint a different arbitrator. The arbitrator shall within thirty days of the conclusion of the hearing, unless such time is extended by agreement of all parties, notify the parties in writing of his decision, stating his reasons for such decision and separately listing his findings of fact and conclusions of law.

 16.4  Time Schedule.
       -------------

  Unless otherwise agreed, the arbitrator shall render a decision within ninety
(90) days of appointment and shall notify the parties in writing of such decision and the reasons therefor.

 16.5  Procedure.
       ---------

  The arbitrator shall be authorized only to interpret and apply the provisions of this Agreement or any related agreements entered into under this Agreement and shall have no power to modify or change any of the above in any manner. The decision of the arbitrator shall be final and binding upon the parties, and judgment on the award may be entered in any court having jurisdiction. The decision of the arbitrator may be challenged solely on the grounds that the conduct of the arbitrator, or the decision itself, violated the standards set forth in the Federal Arbitration Act and/or any applicable Maine law, or for review of errors of law. The final decision of the arbitrator must also be filed with the FERC if it affects jurisdictional rates, terms and conditions of service or facilities.

 16.6  Remedies.
       --------

  The arbitrator shall not award punitive damages or multiple damages or any other damages not measured by the prevailing party's actual damages. Any award of damages by the arbitrator shall be determined, limited and controlled by the limitation of damages provisions in this Agreement. The arbitrator may, in its discretion, award pre-award and post-award interest on any damages award; provided, however, that the rate of pre-award or post-award interest shall not
--------  -------
exceed a rate equal to the WSJ Prime Interest Rate plus two percent (2%) per annum. Except as otherwise provided in this Agreement, the arbitrator shall not award costs, including attorneys' fees, expenses and the costs of the arbitration.

 16.7  Confidentiality.
       ---------------

  The existence, contents, or results of any arbitration hereunder may not be disclosed without the prior written consent of both parties; provided, however,
                                                             --------  -------
either party may make disclosures as may be necessary to fulfill regulatory obligations to any regulatory bodies having jurisdiction, and may inform their lenders, affiliates, auditors, and insurers, as necessary, under pledge of confidentiality and can consult with experts as required in connection with the arbitration under pledge of confidentiality. If any party seeks preliminary injunctive relief from any court to preserve the status quo or avoid irreparable harm pending mediation or arbitration, the parties agree to use commercially reasonable efforts to keep the court proceedings confidential, to the maximum extent permitted by law.

 16.8  Preliminary Injunctive Relief.
       -----------------------------

  Nothing in this Article XVI shall preclude, or be construed to preclude, the resort by either party to a court of competent jurisdiction solely for the purposes of securing a temporary or preliminary injunction to preserve the status quo or avoid irreparable harm pending arbitration pursuant to this
Article XVI.

 16.9  Location of Arbitration.
       -----------------------

  Any arbitration hereunder shall be conducted in Portland, Maine unless otherwise agreed to by both parties.

 16.10 Costs.
       -----

  Except as provided in Section 10.3, each party shall be responsible for its own costs, including attorneys' fees, incurred during the arbitration process and for one half of the cost of the arbitrator.

                                  ARTICLE XVII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

 17.1  Amendment and Modification.
       --------------------------

  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of CMP and Seller.

 17.2  Waiver of Compliance.
       --------------------

  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

  17.3  Governing Law.  This Agreement shall be governed by and construed in
        -------------
accordance with the laws of the State of Maine (regardless of the laws that might otherwise govern under applicable Maine principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Any and all disputes arising out of or in connection with this Agreement arbitrated in Maine under Section 16.10, or if such dispute is not arbitrable shall be adjudicated in the federal or state courts located in the State of Maine, to whose jurisdiction the parties hereby irrevocably submit for such purposes.

  17.4  Counterparts.  This Agreement may be executed in two or more
        ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  17.5  Interpretation.  The article and section headings contained in this
        --------------
Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Neither party shall be deemed to have been the drafter of this Agreement, which is the product of detailed, arm's length negotiations between the parties and their respective counsel.

  17.6  Entire Agreement.  This Agreement constitutes the entire agreement
        ----------------
and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior oral or written expressions, understandings or agreements between or among the parties with respect thereto.

  17.7  Confidentiality.  The administration of this agreement may require
        ---------------
the exchange of Confidential Information, including, without limitation, productions costs, load requirements, and NEPOOL system obligations. As used herein, the term "Confidential Information" means any information given by one party to the other, except: (a) information known generally to the public, (b) information derived by the receiving party from sources other than the disclosing party and not as a result of a breach of this Agreement, (c) information required to be disclosed by any law, rule, regulation or lawful order, but only to the extent disclosure is so required, and (d) information already known by the receiving party prior to disclosure hereunder. Each party agrees to protect Confidential Information received from the other party, not to disclose the same (except to its employees, agents, attorneys and accountants having a business need for the same), and to cause those to whom it discloses Confidential Information to conform to the requirements of this Section 17.7 for a period of two (2) years after receipt thereof. In the event that information must be disclosed under subsection 17.7(c), the disclosing party shall promptly notify the other and shall seek to have the disclosed information sealed or held confidential by the court, regulator, governmental entity or other recipient.

  IN WITNESS WHEREOF, CMP and Seller have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.



                                             CENTRAL MAINE POWER COMPANY



                                             By:
                                                -------------------------------
                                                Name:
                                                Title:

                                             NATIONAL ENERGY HOLDINGS, INC.



                                             By:
                                                --------------------------------
                                                Name:
                                                Title:

                                  EXHIBIT 4.5
                         Adjustments for Omitted Units


                                                      Energy & operable
                            Installed                Capability Required
                            Capability                 minimum Purchase
--------------------------------------------------------------------------------
Fossil Unit                  Winter   Summer   Period 1   Period 2   Period 3
                              (MW)     (MW)     (GWh)      (GWh)      (GWh)
--------------------------------------------------------------------------------
Mason Unit 1                      0        0        0           0        0
--------------------------------------------------------------------------------
Mason Unit 2                      0        0        0           0        0
--------------------------------------------------------------------------------
Mason Unit 3                     33       33        0           0        0
--------------------------------------------------------------------------------
Mason Unit 4                     34       33        0           0        0
--------------------------------------------------------------------------------
Mason Unit 5                     34       33        0           0        0
--------------------------------------------------------------------------------
W.F. Wyman Unit 1                54       54      8.0        30.0      1.0
--------------------------------------------------------------------------------
W.F. Wyman Unit 2                54       54     40.0        50.0      1.0
--------------------------------------------------------------------------------
W.F. Wyman Unit 3               119      116    170.0       560.0     75.0
--------------------------------------------------------------------------------
W.F. Wyman Unit 4               366      364    126.5       500.0    113.0
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Total                           694      687    344.5     1,140.0    190.0
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                        10-MINUTE             10-MINUTE               30-MINUTE                   AUTOMATIC GEN. CONTROL
                       NON-SPINNING            SPINNING               OPERATING           Operating     Response
                         RESERVE               RESERVE                 RESERVE             Range         Range
                    -------------------------------------------------------------------------------------------------------
Fossil Unit          (MW)   (% Req.)        (MW)   (% Req.)         (MW)   (% Req.)         (MW)       (MW/Min.)   (% Req.)
-----------         -------------------------------------------------------------------------------------------------------
                    -------------------------------------------------------------------------------------------------------
Mason Unit 1            0        0%            0        0%             0        0%             0               0        0%
                    -------------------------------------------------------------------------------------------------------
Mason Unit 2            0        0%            0        0%             0        0%             0               0        0%
                    -------------------------------------------------------------------------------------------------------
Mason Unit 3            0        0%            8        0%            24        0%             0               0        0%
                    -------------------------------------------------------------------------------------------------------
Mason Unit 4            0        0%            8        0%            24        0%             0               0        0%
                    -------------------------------------------------------------------------------------------------------
Mason Unit 5            0        0%            8        0%            24        0%             0               0        0%
                    -------------------------------------------------------------------------------------------------------
W.F. Wyman Unit 1       0        0%           11       10%            33       15%            23             0.7       10%
                    -------------------------------------------------------------------------------------------------------
W.F. Wyman Unit 2       0        0%           11       10%            33       15%            23             0.7       10%
                    -------------------------------------------------------------------------------------------------------
W.F. Wyman Unit 3       0        0%           21       15%            63       30%            50             1.5       15%
                    -------------------------------------------------------------------------------------------------------
W.F. Wyman Unit 4       0        0%           24       25%            73       40%           177             1.7       25%
                    -------------------------------------------------------------------------------------------------------
                    -------------------------------------------------------------------------------------------------------
Total                   0        0%           91       60%           274      100%           273             4.6       60%
                    -------------------------------------------------------------------------------------------------------

Notes relating to Operating Reserves and AGC:
--------------------------------------------
"MW" refers to the individual Fossil Unit's contribution to the maximum product or service quantities specified in Section 4.4.
"% Req." refers to the percentage of CMP's obligation for the applicable product or service under the NEPOOL Agreement.

                                  EXHIBIT 5.6
                                     DRAFT
                             REPORTING PROCEDURES

TIMING OF COMMUNICATIONS

1.  PRE-SCHEDULING

Pursuant to Article V, Section 5.1, CMP will provide Seller with preliminary estimates of required Energy and Operable Capability on a monthly basis. Such estimates will be received by Seller no later than the TWENTY-FIFTH DAY OF THE MONTH preceding the month in which the estimates apply (or the preceding business day if the 25th is a holiday or weekend).

CMP will provide to the Seller CMP's final delivery schedules, including schedules of Required Minimum Purchase quantities, rescheduled quantities pursuant to Section 5.7 and Supplemental deliveries pursuant to Section 5.9, no later than one (1) hour prior to the deadline established by the System Operator for submission of binding generation bid prices and energy self-schedules. AT THE PRESENT TIME, THIS DEADLINE IS EXPECTED TO BE 12:00 P.M. OF THE DAY PRECEDING THE EFFECTIVE DATE OF THE SUBMITTED BID PRICE OR SCHEDULE.

2.  COMMUNICATIONS RELATING TO OPERATING RESERVE AND AGC

Pursuant to Article V, Section 5.1, CMP will report to Seller CMP's expected peak percentage obligation with respect to Operating Reserves and AGC. To the extent that CMP is obligated to report such information, it will be provided by CMP to the Seller NO LATER THAN ONE (1) WORKING DAY FOLLOWING CMP'S RECEIPT OF THE INFORMATION FROM THE SYSTEM OPERATOR.

3.  SUBMISSION OF CONTRACTS AND SCHEDULES

Pursuant to Article V, Section 5.3, Seller will be responsible for submission of all contracts and schedules necessary to implement deliveries under this Agreement. Seller will also provide CMP with copies of all such transmittals submitted by Seller to the System Operator and the Maine Satellite. Such copies will be provided NO LATER THAN ONE (1) HOUR FOLLOWING SUBMISSION OF THE ORIGINAL DOCUMENTS.

4.  DELIVERY REDUCTIONS OR CURTAILMENTS

Pursuant to Article V, Section 5.4, Seller will promptly provide CMP with information describing the cause and expected duration of any required deviations from CMP's schedule of deliveries. Seller will make good faith efforts to provide such notification NO LATER THAN THIRTY (30) MINUTES FOLLOWING THE TIME AT WHICH THE SELLER BECOMES AWARE OF THE REQUIRED DEVIATION.

5.  SUPPLEMENTAL ENERGY AND OPERABLE CAPABILITY PRICING

Pursuant to Article V, Section 5.9, Seller may provide CMP discounted prices for quantities of Supplemental Energy and Operable Capability. To the extent that Seller elects to offer such discounted prices, Seller will report to CMP the discount price NO LATER THAN TWO (2) HOURS PRIOR TO THE DEADLINE ESTABLISHED BY THE SYSTEM OPERATOR FOR ADVANCED SCHEDULING OF SUCH ENERGY AND OPERABLE CAPABILITY TRANSACTIONS.

6.  POST TRANSACTION CONFIRMATIONS

Seller will provide CMP with confirmation of actual hourly deliveries of CMP's scheduled Energy and Operable Capability on a daily basis. Reported confirmations will be received by CMP NO LATER THAN TWO (2) WORKING DAYS FOLLOWING THE DAY OF DELIVERY.

7.  RESOLUTION OF DISPUTED DELIVERIES

In the event that Seller's post-transaction confirmation documents do not agree with settlement documents received form the System Operator, CMP will promptly notify Seller of such discrepancy. It shall be Seller's obligation to promptly resolve the discrepancy with the System Operator and report the results of such resolution to CMP.

MODE OF COMMUNICATIONS

Until such time that CMP and the Seller mutually agree to implement alternative communication modes, all communications between CMP and the Seller described in this Exhibit 5.6 will be by common telephone equipment. Unless CMP and the Seller mutually agree otherwise, all electronic communications, including but not limited to facsimile and electronic mail transmissions, will be confirmed with a corresponding telephonic voice communication. Voice communications between the Parties for purposes of this Exhibit 5.6 will be made to the personnel and corresponding numbers identified below:

                                           Telephone           Facsimile
                                        ---------------     --------------
CMP:
---
Business Hours        Energy Trading    (207) 621-7850      (207) 621-7865
Non-business hours    Maine Satellite   (207)

Business Hours:       7:00 a.m.-4:00 p.m. on all non-holiday weekdays.

SELLER:
------
Business Hours
Non-business hours

Business Hours:

                                  EXHIBIT 10.1

                           Form of Billing Statement


                SUMMARY OF CHARGES FOR THE MONTH OF: ___________

ENERGY AND OPERABLE CAPABILITY CHARGES
--------------------------------------

                               DELIVERED        RATE
                                  MWH         ($/MWH)      AMOUNT ($)
    Required Minimum
    Purchases
    Deferred Scheduled
    Deliveries
    Supplemental Purchases
                SUBTOTAL   ________                           $__________


INSTALLED CAPABILITY CHARGES
----------------------------

                               DELIVERED        RATE
                                   MW       ($/MW-MONTH)   AMOUNT ($)

Installed Capability
    TOTAL CHARGES                                             $_________

                                                                    EXHIBIT G TO
                                                        ASSET PURCHASE AGREEMENT

                                PARENT GUARANTY

1. Reference is made to the Asset Purchase Agreement, dated as of January 6, 1998 (the "Purchase Agreement"), by and among Central Maine Power Company, The Union Water-Power Company, Cumberland Securities Corporation and Central Securities Corporation (the "Sellers") and National Energy Holdings, Inc., a Delaware corporation (the "Buyer").

2. By executing this Parent Guaranty (the "Guaranty"), for good and valuable consideration received, FPL Group Inc., a Florida corporation (the "Guarantor"), in addition to its other obligations undertaken hereunder, hereby irrevocably and unconditionally guarantees the Buyer's due and punctual performance under the Purchase Agreement. The guaranty under this
     Section 2 shall be an absolute, unconditional, present and continuing guaranty of payment and performance (not merely of collection or collectibility), which shall remain in full force and effect until each and all of the obligations guaranteed under this Section 2 shall have been fully and satisfactorily discharged in accordance with the terms and provisions of the Purchase Agreement and the Ancillary Agreements (as hereinafter defined), including the obligations to: (i) pay the amounts required to be paid by the Buyer pursuant to Articles II, III and IX of the Purchase Agreement and (ii) perform, observe and comply with all other obligations, covenants, and undertakings and representations and warranties of the Buyer contained in the Purchase Agreement and the Transitional Power Sales Agreements (as defined in the Purchase Agreement)(the "Ancillary Agreements") (such payments and other obligations referred to in clauses
     (i) and (ii), collectively, the "Obligations"), and in the event that the Buyer shall fail to perform such Obligations at the times and in the manner provided in the Purchase Agreement and the Ancillary Agreements, following
     (i) the occurrence of a Triggering Event (as defined below) or (ii) the exercise, in good faith, by the Sellers of reasonably diligent efforts to enforce the payment and performance by the Buyer of the Obligations, the Guarantor, within thirty (30) days of receipt of written notice from the Sellers of the Buyer's failure to perform, shall duly perform or cause to be performed the same, to the extent such Obligations would not have been excused were the Guarantor the direct obligor thereof.

     As used herein, the term "Triggering Event" shall mean any or all of the following events or circumstances: (a) execution of a judgment against the Buyer by the Sellers that has been returned unsatisfied; (b) insolvency of the Buyer or the existence of an insolvency proceeding against the Buyer; or (c) the Buyer cannot be served by the Seller with legal process.

3. The Buyer agrees that upon any consolidation or merger, or any conveyance or transfer of all or substantially all of the properties and assets of the Buyer (any such consolidation, merger, conveyance or transfer, a "Fundamental Transaction") the successor Person (as such term is defined in the Purchase Agreement) formed by such consolidation into or with which the Buyer is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and shall discharge and perform every obligation and duty and may exercise every right and power of the Buyer with respect to the Obligations and the Buyer's obligations under this
     Section 4 with the same effect as if such successor Person had been named as the Buyer in the Purchase Agreement.

4. Except as provided above, the liability of the Guarantor under this Guaranty shall be absolute, unconditional and irrevocable, irrespective of:

     (a) any lack of validity or enforceability of the Purchase Agreement, the Ancillary Agreements or any other agreement or instrument relating thereto;

     (b) any change in time, manner or place of payment of, or in any other terms of, all or any of the Obligations or any other amendment or waiver of, or any consent to departure from, the Purchase Agreement or the Ancillary Agreements;

     (c)  any change in ownership of the Guarantor or the Buyer;

     (d) any bankruptcy, insolvency or reorganization of, or other similar proceedings involving the Guarantor or the Buyer; or

     (e) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Buyer in respect of the Obligations or a legal or equitable discharge of the Buyer in respect thereof.

     This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Sellers upon the insolvency, bankruptcy or reorganization of the Buyer or otherwise, all as though such payment had not been made.

5. The Guarantor hereby irrevocably, unconditionally and expressly waives, to the fullest extent permitted by applicable law and in each case except as otherwise provided in Section 2 above, promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this guaranty and any requirement that the Sellers protect, secure or perfect any security interest or exhaust any right or first proceed against the Buyer or any other person or entity.

6. This Guaranty constitutes a primary obligation of the Guarantor and is a continuing guaranty and shall (a) be binding upon the Guarantor and its successors and assigns and (b) inure to the benefit of and be enforceable by the Sellers and their respective successors and assigns.

7. The Guarantor hereby represents and warrants that it has full corporate power and authority to execute and deliver this Guaranty and to perform its obligations hereunder, and that the execution of this Guaranty by the Guarantor and the performance by the Guarantor of its obligations hereunder will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws (or other similar governing documents) of the Guarantor, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Guarantor is a party, or by which its assets are bound, except for such defaults as to which requisite waivers or consents have been obtained.

8. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address
                               --------
     shall be effective only upon receipt thereof):

     (a)  If to the Sellers, to:

          Central Maine Power Company
          83 Edison Drive
          Augusta, Maine 04336
          Attention:  Gerald C. Poulin

     (b)  If to the Guarantor, to:

          FPL Group, Inc.
          700 Universe Blvd.
          Juno Beach, Florida 33408
          Attention:  General Counsel

9. This Guaranty shall be governed by and construed in accordance with the laws of the State of Maine (regardless of the laws that might otherwise govern under applicable Maine principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.


                                    FPL Group, Inc.


                                    By:______________________

                                         President and CEO

     Solely for the purpose of agreeing to observe and be bound by the provisions of Section 3 of this Guaranty, the Buyer has executed this Guaranty on the date set forth above, it being understood that the Guarantor shall have no liability of any kind thereunder.

                                    National Energy Holdings, Inc.


                              By:____________________

                                    President